Form 10-K, Exhibit 13
period 1993-12-31
NATIONSBANK CORP
filed 1994-03-30
CIK 70858

Management's Discussion and Analysis


1993 Compared To 1992
Overview

      NationsBank Corporation (NationsBank or the Corporation), headquartered in Charlotte, North Carolina, had total assets of $158 billion at the end of 1993, making it the third largest banking company in the nation.

      1993 was a year of continued growth for the Corporation as it responded to significant opportunities to expand and diversify.

      During the first quarter of 1993, the Corporation acquired substantially all of the assets and assumed certain of the liabilities of Chrysler First Inc., the non-automotive finance subsidiary of Chrysler Financial Corporation. Finance receivables of approximately $3.7 billion, including $1.5 billion managed for third parties, were acquired. NationsCredit, the consumer finance unit formed as a result of the purchase, originates and services consumer loans and finances inventory purchases for manufacturers of consumer products.

      The Corporation's joint venture with Dean Witter, Discover & Co. to market investment products and services in selected NationsBank banking centers commenced operations as NationsSecurities, A Dean Witter/NationsBank Company (NationsSecurities) during the second quarter of 1993. By the end of the year,

======================================================================================================================
1        Five-Year Summary of Selected Financial Data
         (Dollars in Millions Except Per-Share Information)
                                                                  1993        1992        1991        1990        1989
                                                              --------------------------------------------------------
Income statement
 Income from earning assets.................................  $  8,207    $  7,780    $  9,398    $ 10,278    $  9,666
 Interest expense...........................................     3,570       3,682       5,599       6,670       6,279
 Net interest income (taxable-equivalent)...................     4,723       4,190       3,940       3,771       3,604
 Net interest income........................................     4,637       4,098       3,799       3,608       3,387
 Provision for credit losses................................       430         715       1,582       1,025         414
 Gains on sales of securities...............................        84         249         454          67         139
 Noninterest income.........................................     2,101       1,913       1,742       1,605       1,414
 Other real estate owned expense............................        78         183         127          65          16
 Restructuring expense......................................        30           -         330          91           -
 Noninterest expense........................................     4,293       3,966       3,847       3,473       3,223
 Income tax expense (benefit)...............................       690         251         (93)         31         217
 Effect of change in method of accounting for
  income taxes..............................................       200           -           -           -           -
 FDIC's interest in earnings of NationsBank of Texas........         -           -           -           -        (116)
 Net income.................................................     1,501       1,145         202         595         954
Per common share
 Earnings before effect of change in method of
  accounting for income taxes...............................      5.00        4.60         .76        2.61        4.48
 Earnings...................................................      5.78        4.60         .76        2.61        4.48
 Cash dividends paid........................................      1.64        1.51        1.48        1.42        1.10
 Shareholders' equity (year end)............................     36.39       30.80       27.03       27.30       26.41
 Market price of common
  stock (close at year end).................................        49      51 3/8      40 5/8      22 7/8      46 1/4
Balance sheet (year end)
 Total loans, leases and factored accounts
  receivable, net of unearned income........................    92,007      72,714      69,108      70,891      66,360
 Total assets, excluding Special Asset Division.............   157,686     118,059     110,319     112,791     110,246
 Total deposits.............................................    91,113      82,727      88,075      89,065      85,380
 Capital leases and long-term debt..........................     8,352       3,066       2,876       2,766       2,517
 Total shareholders' equity.................................     9,979       7,814       6,518       6,283       6,003
Performance ratios
 Return on average assets (1)...............................      1.12%       1.00%        .17%        .52%       1.06%
 Return on average common shareholders' equity..............     17.33       15.83        2.70        9.56       18.85
Market price per share of common stock
 High for the period........................................  $     58    $ 53 3/8    $ 42 3/4    $ 47 1/4    $     55
 Low for the period.........................................    44 1/2      39 5/8      21 1/2      16 7/8          27

(1) Includes FDIC's interest in earnings of NationsBank of Texas in 1989; excludes assets of NationsBank of Texas Special Asset Division.

NationsSecurities had more than 600 full-service account executives in over 400 banking centers.

    In the third quarter of 1993, the Corporation acquired substantially all of the assets and certain of the liabilities of Chicago Research & Trading Group Ltd. (CRT). The options market-making and trading portion became known as NationsBanc-CRT and the primary government securities dealer portion became a part of the Corporation's Capital Markets group.

    On October 1, 1993, the Corporation completed its acquisition of MNC Financial Inc. (MNC), a bank holding company serving Maryland and the Metro-D.C. area. MNC had total assets of approximately $16.5 billion at the time of acquisition.

    Also in the fourth quarter of 1993, the Corporation acquired a substantial amount of the assets and the ongoing business of U S WEST Financial Services Inc., a corporate finance subsidiary of U S WEST Inc. Receivables of approximately $2.0 billion were acquired. The corporate finance unit formed as a result of this acquisition is known as Nations Financial Capital Corporation.

    The above acquisitions are reflected in the Corporation's financial data from their dates of acquisition. See Notes 3 and 4 to the consolidated financial statements for more information.

    The remainder of management's discussion and analysis of the consolidated results of operations and financial condition of

==============================================================================================================================
2        Customer Group Summary
         (Dollars in Millions)
                                                                                                Financial
                                                      General Bank      Institutional Group      Services          Other
                                                  -----------------------------------------------------------------------------
                                                    1993       1992       1993        1992          1993       1993       1992
                                                  -----------------------------------------------------------------------------
Net interest income (taxable-equivalent)........  $ 3,479    $ 3,235    $ 1,040     $     955     $   204    $     -    $    -
Noninterest income..............................    1,430      1,446        626           467          45          -         -
                                                  -----------------------------------------------------------------------------
Total revenue...................................    4,909      4,681      1,666         1,422         249          -         -
Provision for credit losses.....................      364        427         31           288          35          -         -
Gains on sales of securities....................        -          -          -             -           -         84       249
Other real estate owned expense.................       30         25         43           158           5          -         -
Restructuring expense...........................        -          -          -             -           -         30         -
Noninterest expense.............................    3,342      3,213        798           753         153          -         -
                                                  -----------------------------------------------------------------------------
Income before income taxes and effect
   of change in method of accounting for
   income taxes.................................    1,173      1,016        794           223          56         54       249
Income tax expense..............................      433        356        302            78          21         20       (91)
                                                  -----------------------------------------------------------------------------
Income before effect of change in method
   of accounting for income taxes...............      740        660        492           145          35         34       340
Effect of change in method of accounting
   for income taxes.............................        -          -          -             -           -        200         -
                                                  -----------------------------------------------------------------------------
Net income......................................  $   740    $   660    $   492     $     145     $    35    $   234    $  340
                                                  =============================================================================

Net interest yield..............................     4.76%      4.55%      3.17%(2)      3.21%       7.80%

Efficiency ratio................................       68%        69%        48%           53%         62%
Return on equity................................       16         15         16(1)          5(1)       13

Average (3)
   Total loans and leases,
      net of unearned income....................  $50,055    $43,814    $26,855       $24,743      $2,622
   Total deposits...............................   71,967     71,912      8,721         6,865           -
   Total assets.................................   77,976     76,317     44,599        34,165       3,102

Year end (3)
   Total loans and leases,
      net of unearned income....................   59,591     45,883     28,244        26,273       5,164
   Total deposits...............................   79,573     71,793      8,926         7,826           -

(1) Excluding the Real Estate Finance group, return on equity was 20 percent in 1993 and in 1992.
(2) Excludes CRT. Including CRT, the net interest yield was 2.66 percent.
(3) The sums of balance sheet amounts will differ from consolidated amounts due to intercompany balances and the effect of bank card securitizations.

NationsBank Corporation should be read together with the consolidated financial statements and related notes presented on pages 58 through 77.

Earnings Review
Corporate Review

    In 1993, net income of $1.5 billion represented an increase of $356 million, or 31 percent, over earnings of $1.1 billion in 1992. Earnings per common share were $5.78 and $4.60 in 1993 and 1992, respectively. During 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). A tax benefit of $200 million ($.78 per common share) from the cumulative effect of adopting this new standard is included in net income in 1993. Net income, excluding the impact of the tax benefit in 1993 and a lower effective tax rate in 1992, increased $389 million, or 43 percent, to $1.3 billion in 1993, compared to $912 million in 1992.

Customer Group Review

    From a strategic perspective, the Corporation is segregated into three major internal management units. As shown in Table 2, these units are identified as Customer Groups and are managed with a focus on numerous performance objectives including return on equity, operating efficiency and net income.

    The net income of the customer groups reflects funds transfer pricing. This transfer pricing system derives net interest income by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. Equity capital is allocated to each customer group based on an assessment of its inherent risk.

    The General Bank includes the Corporation's retail banking network known as the Banking Group; Financial Products, which provides specialized services such as bank card, residential mortgages and indirect lending on a national basis; and Trust and Private Banking. The General Bank earned $740 million in 1993 with a return on equity of 16 percent. Earnings growth of $80 million in 1993 over 1992 reflected improvement in asset quality, an improved net interest yield and the addition of MNC in the fourth quarter. Strong loan growth during 1993 and efforts to reduce deposit costs contributed to the 21-basis point improvement in the group's net interest yield compared to 1992. While the General Bank's efficiency ratio improved to 68 percent, this still relatively high ratio reflected continued spending on merger integration and model banking center projects.

    The Banking Group contributed approximately one-half of the General Bank's earnings in 1993 with a return on equity of 14 percent. Compared to year-end 1992, the Banking Group realized $2.7 billion of loan growth driven by commercial loans and residential mortgages. The Financial Products group contributed 35 percent of the General Bank's earnings with a return on equity of 22 percent in 1993. The Financial Products group's return was led by Mortgage, where strong origination activity led to a 29-percent return on equity, and Bank Card, which had a return on equity of 26 percent.

    The Institutional Group includes Corporate and Investment Banking activities, Real Estate Finance, Specialized Lending and the Capital Markets group, which includes customer-related derivatives, foreign exchange, securities trading and debt underwriting activities. Housed in this unit are NationsBanc-CRT and NationsBanc Capital Markets Inc., which during 1993 received approval to underwrite and deal in all types of corporate debt and, subject to additional regulatory review, equity securities.

    The Institutional Group earned $492 million in 1993, representing a return on equity of 16 percent. The significant increase in return on equity from 1992 resulted from strong revenue generation led by investment banking fees and an improvement in asset quality. The improvement in asset quality resulted in lower provision and other real estate owned (OREO) expense and a lower level of nonperforming assets. Driven by loan growth and fee income, the Institutional Group's efficiency ratio was 48 percent in 1993, a marked improvement from 53 percent in 1992.

    The Real Estate Finance group returned to profitability in 1993, earning $101 million, primarily due to the improvement in asset quality, with a return on equity of nine percent. This group's efficiency ratio improved substantially from 52 percent in 1992 to 36 percent in 1993. Excluding the activities of the Real Estate Finance group, the Institutional Group contributed earnings of $391 million, a return on equity of 20 percent and an efficiency ratio of 50 percent.

    Financial Services consists primarily of NationsCredit and Nations Financial Capital Corporation. These previously mentioned acquisitions formed a new customer group for the Corporation and contributed $35 million in earnings with a return on equity of 13 percent in 1993. The return on equity reflected the higher equity to asset ratio necessary to posture this unit for raising funds in the capital markets.


[PIE CHART APPEARS HERE]

===================================================================================================================================
3        12-Month Taxable-Equivalent Data
         (Dollars in Millions)
                                             1993                                1992                               1991
                                ---------------------------------------------------------------------------------------------------
                                Average                             Average                             Average
                                Balance     Income                  Balance     Income                  Balance    Income
                                 Sheet        or         Yields/     Sheet        or        Yields/     Sheet        or     Yields/
                                Amounts     Expense      Rates      Amounts     Expense     Rates       Amounts    Expense   Rates
                                ---------------------------------------------------------------------------------------------------
Earning assets
Loans and leases, net of
 unearned income (1)
 Commercial.................... $ 35,050    $  2,318       6.61%    $ 29,206    $  2,067       7.08%   $ 29,731     $2,586    8.70%
 Real estate commercial........    6,667         506       7.59        6,769         527       7.78       6,473        591    9.13
 Real estate construction......    2,894         217       7.50        3,718         266       7.17       5,085        449    8.82
                                ---------------------------------------------------------------------------------------------------
  Total commercial.............   44,611       3,041       6.82       39,693       2,860       7.20      41,289      3,626    8.78
                                ---------------------------------------------------------------------------------------------------
 Residential mortgage..........   10,904         902       8.27        8,245         769       9.33       7,713        807   10.47
 Home equity...................    2,173         155       7.14        2,109         148       7.05       1,883        179    9.53
 Bank card.....................    4,376         596      13.62        3,969         574      14.45       3,411        519   15.22
 Other consumer................   14,289       1,366       9.56       12,047       1,277      10.60      13,045      1,483   11.37
                                ---------------------------------------------------------------------------------------------------
  Total consumer...............   31,742       3,019       9.51       26,370       2,768      10.50      26,052      2,988   11.47
                                ---------------------------------------------------------------------------------------------------
 Foreign.......................      961          52       5.49          823          55       6.63         734         62    8.47
 Lease financing...............    1,670         133       7.96        1,301         107       8.25       1,292        141   10.89
                                ---------------------------------------------------------------------------------------------------
  Total loans and leases, net..   78,984       6,245       7.91       68,187       5,790       8.49      69,367      6,817    9.83
                                ---------------------------------------------------------------------------------------------------
Securities
 Taxable investment
  securities...................   24,368       1,322       5.43       21,997       1,479       6.72      23,854      2,017    8.46
 Tax-exempt investment
  securities...................      455          53      11.57          544          63      11.59       1,558        172   11.02
 Securities held for sale......    1,017          49       4.80        1,785         103       5.77           -          -       -
                                ---------------------------------------------------------------------------------------------------
  Total securities.............   25,840       1,424       5.51       24,326       1,645       6.76      25,412      2,189    8.61
                                ---------------------------------------------------------------------------------------------------
Loans held for sale............      790          53       6.73          967          70       7.22         425         37    8.74
Federal funds sold and
 securities purchased under
 agreements to resell..........    6,049         194       3.21        5,346         201       3.77       4,904        289    5.89
Time deposits placed and
 other short-term investments..    2,037          79       3.91        1,802          92       5.09       1,661        115    6.89
Trading account assets.........    5,482         298       5.43        1,592          74       4.64       1,321         92    6.99
                                ---------------------------------------------------------------------------------------------------
  Total earning assets.........  119,182       8,293       6.96      102,220       7,872       7.70     103,090      9,539    9.25
Cash and cash equivalents......    7,275                               6,512                              6,387
Factored accounts
 receivable....................    1,074                                 949                                829
Other assets, less
 allowance for credit
 losses and excluding
 Special Asset Division........    6,869                               5,366                              5,486
                                ---------------------------------------------------------------------------------------------------
Total assets, excluding
 Special Asset Division........ $134,400                            $115,047                           $115,792
                                ===================================================================================================
Interest-bearing
 liabilities
 Savings....................... $  6,774         161       2.38     $  5,646         161       2.86    $  4,732        216    4.55
 NOW and money market
  deposit accounts.............   28,641         641       2.24       28,283         798       2.82      26,854      1,331    4.96
 Consumer CDs and IRAs.........   23,248       1,052       4.52       25,750       1,439       5.59      27,222      1,909    7.01
 Negotiated CDs, public
  funds and other time
  deposits.....................    4,619         172       3.73        5,934         283       4.77      11,842        830    7.01
 Foreign time deposits.........    3,033         123       4.05        1,648          91       5.52       2,548        171    6.70
 Borrowed funds and trading
  liabilities..................   33,293       1,029       3.10       19,204         639       3.33      18,948      1,068    5.64
 Capital leases and
  long-term debt...............    5,268         392       7.44        3,036         271       8.92       2,816        250    8.88
 Special Asset Division net
  funding allocation...........        -           -          -            -           -          -      (2,845)      (176)  (6.20)
                                ---------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities.................  104,876       3,570       3.40       89,501       3,682       4.11      92,117      5,599    6.08
Noninterest-bearing sources
 Demand deposits...............   17,156                              15,411                             14,372
 Other liabilities.............    3,717                               2,849                              2,698
 FDIC interest in
  NationsBank of Texas.........        -                                   -                                  -
 Shareholders' equity..........    8,651                               7,286                              6,605
                                ---------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity........ $134,400                            $115,047                           $115,792
                                ===================================================================================================
Net interest spread............                            3.56                                3.59                           3.17
Impact of noninterest-
 bearing sources...............                             .40                                 .51                            .65
                                ---------------------------------------------------------------------------------------------------
Net interest income/
 yield on earning assets.......             $  4,723       3.96%(2)             $  4,190       4.10%                $3,940    3.82%
                                ===================================================================================================


(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2) Excluding CRT the net interest yield was 4.18 percent.

=======================================================================================================

                                             1990                                1989
- -------------------------------------------------------------------------------------------------------
                                Average                             Average
                                Balance     Income                  Balance     Income
                                 Sheet        or         Yields/     Sheet        or        Yields/
                                Amounts     Expense      Rates      Amounts     Expense     Rates
- -------------------------------------------------------------------------------------------------------
Earning assets
Loans and leases, net of
 unearned income (1)
 Commercial.................... $29,890    $ 3,122      10.44%    $ 28,060     $3,299      11.76%
 Real estate commercial........   5,931        622      10.49        5,173        573      11.08
 Real estate construction......   5,289        573      10.84        4,848        580      11.96
                               -----------------------------------------------------------------------
  Total commercial.............  41,110      4,317      10.50       38,081      4,452      11.69
                               -----------------------------------------------------------------------
 Residential mortgage..........   9,079        867       9.55        7,003        774      11.06
 Home equity...................   1,625        182      11.18        1,506        178      11.80
 Bank card.....................   3,018        476      15.78        2,513        413      16.45
 Other consumer................  11,215      1,419      12.66       11,636      1,354      11.64
                               -----------------------------------------------------------------------
  Total consumer...............  24,937      2,944      11.81       22,658      2,719      12.00
                               -----------------------------------------------------------------------
 Foreign.......................     838        112      13.28          954        109      11.38
 Lease financing...............   1,240        118       9.53        1,178        107       9.08
                               -----------------------------------------------------------------------
  Total loans and leases, net..  68,125      7,491      11.00       62,871      7,387      11.75
                               -----------------------------------------------------------------------
Securities
 Taxable investment
  securities...................  23,884      2,147       8.99       17,495      1,572       8.98
 Tax-exempt investment
  securities...................   2,100        230      10.96        2,980        331      11.11
 Securities held for sale......       -          -          -            -          -          -
                               -----------------------------------------------------------------------
  Total securities.............  25,984      2,377       9.15       20,475      1,903       9.29
                               -----------------------------------------------------------------------
Loans held for sale............     379         44      11.49          251         31      12.36
Federal funds sold and
 securities purchased under
 agreements to resell..........   2,148        175       8.16        2,314        213       9.20
Time deposits placed and
 other short-term investments..   2,810        251       8.95        3,022        294       9.72
Trading account assets.........   1,211        103       8.43          605         55       9.08
                               -----------------------------------------------------------------------
  Total earning assets......... 100,657     10,441      10.37       89,538      9,883      11.04
Cash and cash equivalents......   6,622                              6,474
Factored accounts
 receivable....................     845                                683
Other assets, less
 allowance for credit
 losses and excluding
 Special Asset Division........   5,568                              4,644
                               -----------------------------------------------------------------------
Total assets, excluding
 Special Asset Division........$113,692                           $101,339
                               =======================================================================
Interest-bearing
 liabilities
 Savings.......................$  5,003        258       5.15     $  6,203        364       5.86
 NOW and money market
  deposit accounts.............  24,536      1,477       6.02       18,695      1,159       6.20
 Consumer CDs and IRAs.........  24,713      1,962       7.94       20,446      1,735       8.48
 Negotiated CDs, public
  funds and other time
  deposits.....................  13,738      1,116       8.13       15,685      1,379       8.79
 Foreign time deposits.........   2,603        231       8.89        2,670        257       9.63
 Borrowed funds and trading
  liabilities..................  21,256      1,685       7.93       17,854      1,606       8.99
 Capital leases and
  long-term debt...............   2,669        245       9.18        2,061        203       9.84
 Special Asset Division net
  funding allocation...........  (4,057)      (304)     (7.49)      (5,164)      (424)     (8.20)
                               -----------------------------------------------------------------------
  Total interest-bearing
   liabilities.................  90,461      6,670       7.37       78,450      6,279       8.00
Noninterest-bearing sources
 Demand deposits...............  14,067                             13,976
 Other liabilities.............   2,942                              3,235
 FDIC interest in
  NationsBank of Texas.........       -                                412
 Shareholders' equity..........   6,222                              5,266
                               -----------------------------------------------------------------------
  Total liabilities and
   shareholders' equity........$113,692                           $101,339
                               =======================================================================
Net interest spread............                          3.00                               3.04
Impact of noninterest-
 bearing sources...............                           .75                                .99
                               -----------------------------------------------------------------------
Net interest income/
 yield on earning assets.......             $3,771       3.75%               $  3,604       4.03%
======================================================================================================

 ========================================================================================
                                                                      Five-Year
                                             1988                     Compound
                                 ---------------------------         Growth Rate
                                 Average                               1988/93
                                 Balance    Income             --------------------------
                                 Sheet        or     Yields/      Average     Income or
                                 Amounts    Expense   Rates       Balances     Expense
- -----------------------------------------------------------------------------------------
Earning assets
Loans and leases, net of
 unearned income (1)
 Commercial....................  $22,779    $2,325    10.21%         13%          4%
 Real estate commercial........        -         -        -
 Real estate construction......    3,835       408    10.63          (5)        (12)
                                ---------------------------------------------------------
  Total commercial.............   26,614     2,733    10.27          11           2
                                ---------------------------------------------------------
 Residential mortgage..........    4,313       449    10.41          20          15
 Home equity...................        -         -        -
 Bank card.....................    2,126       348    16.39          16          11
 Other consumer................   10,782     1,201    11.14           9           5
                                ---------------------------------------------------------
  Total consumer...............   17,221     1,998    11.60          13           9
                                ---------------------------------------------------------
 Foreign.......................      407        45    11.01          19           3
 Lease financing...............    1,083       103     9.49           9           5
                                ---------------------------------------------------------
  Total loans and leases, net..   45,325     4,879    10.76          12           5
                                ---------------------------------------------------------
Securities
 Taxable investment
  securities...................    9,721       785     8.08          20          11
 Tax-exempt investment
  securities...................    3,276       366    11.16         (33)        (32)
 Securities held for sale......        -         -        -           -           -
                                ---------------------------------------------------------
  Total securities.............   12,997     1,151     8.85          15           4
                                ---------------------------------------------------------
Loans held for sale............      261        33    12.69          25          10
Federal funds sold and
 securities purchased under
 agreements to resell..........    1,337       101     7.57          35          14
Time deposits placed and
 other short-term investments..    1,858       148     7.96           2         (12)
Trading account assets.........      291        23     7.96          80          67
                                ---------------------------------------------------------
  Total earning assets.........   62,069     6,335    10.21          14           6
Cash and cash equivalents......    4,593                             10
Factored accounts
 receivable....................      668                             10
Other assets, less
 allowance for credit
 losses and excluding
 Special Asset Division........    3,488                             15
                                ---------------------------------------------------------
Total assets, excluding
 Special Asset Division........  $70,818                             14
                                =========================================================
Interest-bearing
 liabilities
 Savings.......................  $ 5,124       286     5.58           6         (11)
 NOW and money market
  deposit accounts.............   12,912       683     5.29          17          (1)
 Consumer CDs and IRAs.........   12,355       922     7.46          13           3
 Negotiated CDs, public
  funds and other time
  deposits.....................    8,771       657     7.49         (12)        (24)
 Foreign time deposits.........    1,815       140     7.74          11          (3)
 Borrowed funds and trading
  liabilities..................   11,620       845     7.27          23           4
 Capital leases and
  long-term debt...............    1,410       135     9.56          30          24
 Special Asset Division net
  funding allocation...........        -         -        -
                                ---------------------------------------------------------
  Total interest-bearing
   liabilities.................   54,007     3,668     6.79          14          (1)
Noninterest-bearing sources
 Demand deposits...............   10,339                             11
 Other liabilities.............    2,191                             11
 FDIC interest in
  NationsBank of Texas.........        -
 Shareholders' equity..........   4,281                              15
                                ---------------------------------------------------------
  Total liabilities and
   shareholders' equity........ $70,818                              14
                                =========================================================
Net interest spread............                        3.42
Impact of noninterest-
 bearing sources...............                         .88
                                ---------------------------------------------------------
Net interest income/
 yield on earning assets.......             $2,667     4.30%                     12
=========================================================================================

    The Other category in Table 2 includes gains on the sales of securities, restructuring expense related to the MNC acquisition and income tax benefits. In 1993, the tax benefit reflected the adoption of SFAS 109. In 1992, tax benefits reflected the difference between the Corporation's income tax expense at an effective rate of 18 percent and the customer groups' income tax expense calculated at a rate which approximated the statutory rate.

Income Statement Analysis

    The year-to-year comparability of most categories of the income statement is impacted by the 1993 acquisitions previously described.

Net Interest Income

    Tables 3 and 4 present an analysis of the Corporation's taxable-equivalent net interest income for the years 1988 through 1993. Table 5 analyzes the changes in net interest income between the two most recent years.

  Taxable-equivalent net interest income increased $533 million to $4.7 billion in 1993, compared to $4.2 billion in 1992. The increase was primarily due to higher earning asset levels, particularly average loan and lease levels which together increased $10.8 billion and an increased contribution from an interest rate swap program. Taxable-equivalent net interest income in 1993 included $120 million relating to this program.

    The net interest yield declined 14 basis points to 3.96 percent in 1993, compared to 4.10 percent in 1992. Responsible for this decline was the addition of CRT which added $6.2 billion to average earning assets yet added minimally to net interest income. While CRT assets, which include the Corporation's primary government securities dealer, are earning assets, dealer trading revenues are recorded as noninterest income. Partially offsetting the effect of CRT was the addition of Financial Services, which inherently contributes a higher net interest yield as a customer group, and the improvement in net interest yield in the General Bank. Excluding the impact of CRT, the 1993 net interest yield increased to 4.18 percent, compared to 4.10 percent in 1992, reflecting the Corporation's management of its interest rate risk position which benefited from declining interest rates.

    The yield on average earning assets declined 74 basis points, to 6.96 percent from 7.70 percent, between the periods. Excluding the impact of CRT, the yield on average earning assets declined 63 basis points. While yields on both loans and securities declined, the replacement at current yields of a substantial portion of the Corporation's maturing investment securities was the largest contributor to the 63-basis point decline. The Corporation expects continued downward pressure on the yield on earning assets during 1994 due to the full-year impact of CRT and continuing maturities of assets which were added during a higher interest rate environment. The cost of interest-bearing liabilities fell 71 basis points, to 3.40 percent from 4.11 percent. A lower interest rate environment in 1993, coupled with a change in the mix among deposits, contributed to a decrease in rates paid on customer deposits.

    Average earning assets of $119.2 billion in 1993 increased $17 billion from 1992 largely due to growth in loans and leases. The $10.8-billion, or 16-percent, increase in loans and leases was centered in the General Bank where commercial and residential mortgage loans led the growth. This growth was strongest in the Carolinas

====================================================================================================
4        12-Month Taxable-Equivalent Adjustment
         (Dollars in Millions)

         The interest income earned on certain loans, leases, securities and trading account assets is not subject to federal income tax while a portion of the interest expense incurred in the acquisition of such assets is not deductible for federal income tax purposes.

         So that the income and yields on these types of assets can be meaningfully compared to those of taxable assets, an adjustment for taxable equivalency, net of the estimated effect of interest expense disallowed, is added both to interest income and income tax expense, resulting in no net effect on after-tax income. The taxable-equivalent adjustments in the periods shown below are calculated using the statutory federal income tax rates of 35 percent in 1993 and 34 percent in all other years.

                                            1993      1992      1991      1990      1989       1988
                                           ---------------------------------------------------------
Interest income -- book basis............. $8,207    $7,780    $9,398    $10,278    $9,666    $6,105
Add taxable-equivalent
 adjustment...............................     86        92       141        163       217       230
                                           ---------------------------------------------------------
Interest income --
 taxable-equivalent basis.................  8,293     7,872     9,539     10,441     9,883     6,335
Interest expense..........................  3,570     3,682     5,599      6,670     6,279     3,668
                                           ---------------------------------------------------------
Net interest income --
 taxable-equivalent basis................. $4,723    $4,190    $3,940    $ 3,771    $3,604    $2,667
                                           =========================================================

===================================================================================================================================
5        Changes in Taxable-Equivalent Net Interest Income
         (Dollars in Millions)

         This table presents an analysis of the year-to-year changes in net interest income on a fully taxable-equivalent basis for the years shown. The changes for each category of income and expense are divided between the portion of change attributable to the variance in average levels or yields/rates for that category. The amount of change that cannot be separated is allocated to each variance proportionately.

                                                    From 1992 to 1993                                    From 1991 to 1992
                                              -------------------------------------------------------------------------------------
                                              Increase (Decrease)                         Increase (Decrease)
                                               in Income/Expense                           in Income/Expense
                                               Due to Change in                             Due to Change in
                                              -------------------------------------------------------------------------------------
                                                                             Percentage                                  Percentage
                                              Average    Yields/              Increase    Average   Yields/              Increase
                                              Levels      Rates      Total   (Decrease)   Levels     Rates     Total     (Decrease)
                                              -------------------------------------------------------------------------------------
Income from earning assets
 Loans and leases, net of unearned income
  Commercial................................. $  393      $(142)     $ 251     12.1%     $ (45)   $  (474)    $  (519)    (20.1)%
  Real estate commercial.....................     (8)       (13)       (21)    (4.0)        26        (90)        (64)    (10.8)
  Real estate construction...................    (61)        12        (49)   (18.4)      (107)       (76)       (183)    (40.8)
                                                                     -----                                    -------
   Total commercial..........................    341       (160)       181      6.3       (136)      (630)       (766)    (21.1)
                                                                     -----                                    -------
  Residential mortgage.......................    227        (94)       133     17.3         53        (91)        (38)     (4.7)
  Home equity................................      5          2          7      4.7         20        (51)        (31)    (17.3)
  Bank card..................................     57        (35)        22      3.8         82        (27)         55      10.6
  Other consumer.............................    222       (133)        89      7.0       (109)       (97)       (206)    (13.9)
                                                                     -----                                    -------
   Total consumer............................    528       (277)       251      9.1         36       (256)       (220)     (7.4)
                                                                     -----                                    -------
  Foreign....................................      8        (11)        (3)    (5.5)         7        (14)         (7)    (11.3)
  Lease financing............................     29         (3)        26     24.3          1        (35)        (34)    (24.1)
                                                                     -----                                    -------
   Total loans and leases, net...............    873       (418)       455      7.9       (114)      (913)     (1,027)    (15.1)
                                                                     -----                                    -------
Securities
  Taxable investment securities..............    148       (305)      (157)   (10.6)      (148)      (390)       (538)    (26.7)
  Tax-exempt investment securities...........    (10)         -        (10)   (15.9)      (117)         8        (109)    (63.4)
  Securities held for sale...................    (39)       (15)       (54)   (52.4)       103          -         103       n/m
                                                                     -----                                    -------
   Total securities..........................     98       (319)      (221)   (13.4)       (90)      (454)       (544)    (24.9)
                                                                     -----                                    -------
Loans held for sale..........................    (12)        (5)       (17)   (24.3)        40         (7)         33      89.2
Federal funds sold and securities
 purchased under agreements to resell........     25        (32)        (7)    (3.5)        24       (112)        (88)    (30.4)
Time deposits placed and
 other short-term investments................     11        (24)       (13)   (14.1)         9        (32)        (23)    (20.0)
Trading account assets.......................    209         15        224    302.7         16        (34)        (18)    (19.6)
                                                                     -----                                    -------
   Total interest income.....................  1,227       (806)       421      5.3        (80)    (1,587)     (1,667)    (17.5)
                                                                     -----                                    -------
Interest expense
  Savings....................................     29        (29)         -        -         36        (91)        (55)    (25.5)
  NOW and money market
   deposit accounts..........................     10       (167)      (157)   (19.7)        67       (600)       (533)    (40.0)
  Consumer CDs and IRAs......................   (131)      (256)      (387)   (26.9)       (99)      (371)       (470)    (24.6)
  Negotiated CDs, public funds
   and other time deposits...................    (56)       (55)      (111)   (39.2)      (333)      (214)       (547)    (65.9)
  Foreign time deposits......................     61        (29)        32     35.2        (53)       (27)        (80)    (46.8)
  Borrowed funds and trading liabilities.....    438        (48)       390     61.0         14       (443)       (429)    (40.2)
  Capital leases and long-term debt..........    172        (51)       121     44.6         20          1          21       8.4
  Special Asset Division net
   funding allocation........................      -          -          -        -        176          -         176       n/m
                                                                     -----                                    -------
   Total interest expense....................    578       (690)      (112)    (3.0)      (155)    (1,762)     (1,917)    (34.2)
                                                                     -----                                    -------
Net interest income..........................    676       (143)     $ 533     12.7        (34)       284     $   250       6.3
                                                                     =====                                    =======

n/m - not meaningful.

and Texas. Loan volume was strong in the Institutional Group as its Syndications group led 234 deals totaling $115.9 billion during 1993, compared to 148 deals totaling $45.4 billion in 1992. However, the impact on average loans was limited as the group focused on fee revenues from the deals while syndicating a significant portion of the volume to other lenders.

    The formation of Financial Services and the fourth quarter acquisition of MNC each contributed approximately $2.0 billion to average loans in 1993. Excluding the impact of acquisitions, average loan levels increased $6.6 billion, or 10 percent, during 1993.

    Average interest-bearing liabilities increased $15.4 billion in 1993 compared to 1992. Borrowed funds and trading liabilities, which include federal funds purchased, securities sold under agreements to repurchase and short sales, increased $14.1 billion resulting, in a large part, from the financing of CRT's dealer inventory and trading activities. Long-term debt increased $2.2 billion principally due to debt acquired in the MNC acquisition and debt securities issued in connection with financing Financial Services. Interest-bearing deposits declined $946 million, primarily in consumer CDs and negotiated rate CDs, partially offset by increases in savings and foreign time deposits. The decline in interest-bearing deposits was reflective of industry trends and customers' seeking higher yielding investment alternatives.

Provision for Credit Losses

    The provision for credit losses was $430 million in 1993, compared to $715 million in the prior year. Excluding the impact of MNC, continual declines in the Corporation's nonperforming asset levels in every quarter of 1993 and 1992 and a significant decline in net charge-offs in 1993 compared to 1992 evidenced an improvement in credit quality. The improvement was centered in the Institutional Group's Real Estate Finance group where nonperforming real estate loans and related charge-offs declined significantly.

    Net charge-offs, which are addressed as part

======================================================================================================================
6        Noninterest Income
         (Dollars in Millions)
                                                           1993                     1992
                                                     ----------------------------------------------
                                                                Percent                  Percent
                                                               of Taxable-              of Taxable-
                                                               Equivalent               Equivalent        Change
                                                              Net Interest             Net Interest   ----------------
                                                     Amount       Income      Amount      Income      Amount   Percent
                                                    ------------------------------------------------------------------
Trust fees........................................  $  371         7.9%       $ 331         7.9%       $ 40      12.1%
                                                    ------------------------------------------------------------------
Service charges on deposit accounts...............     681        14.4          600        14.3          81      13.5
                                                    ------------------------------------------------------------------
Nondeposit-related service fees
  Safe deposit rent...............................      25          .5           23          .6           2       8.7
  Mortgage servicing and related fees.............      77         1.6          105         2.5         (28)    (26.7)
  Fees on factored accounts receivable............      74         1.6           69         1.6           5       7.2
  Investment banking income.......................      94         2.0           47         1.1          47     100.0
  Other service fees..............................      93         2.0           74         1.8          19      25.7
                                                    ------------------------------------------------------------------
    Total nondeposit-related service fees.........     363         7.7          318         7.6          45      14.2
                                                    ------------------------------------------------------------------
Bank card income
  Merchant discount fees..........................      30          .7           35          .8          (5)    (14.3)
  Annual bank card fees...........................      24          .5           27          .6          (3)    (11.1)
  Other bank card fees............................     144         3.0          137         3.3           7       5.1
                                                    ------------------------------------------------------------------
    Total bank card income........................     198         4.2          199         4.7          (1)      (.5)
                                                    ------------------------------------------------------------------
Other income
  Brokerage income................................      41          .9           87         2.1         (46)    (52.9)
  Trading account profits and fees................     117         2.5           46         1.1          71     154.3
  Foreign exchange income.........................      27          .6           25          .6           2       8.0
  Bankers' acceptances and letters of credit......      65         1.3           59         1.4           6      10.2
  Insurance commissions and earnings..............      39          .8           45         1.1          (6)    (13.3)
  Miscellaneous...................................     199         4.2          173         4.1          26      15.0
                                                    ------------------------------------------------------------------
    Total other income............................     488        10.3          435        10.4          53      12.2
                                                    ------------------------------------------------------------------
Asset management fees.............................       -           -           30          .7         (30)      n/m
                                                    ------------------------------------------------------------------
                                                    $2,101        44.5%      $1,913        45.6%      $ 188       9.8
                                                    ==================================================================

of the credit risk discussion beginning on page 39, declined $454 million to $412 million in 1993.

    At December 31, 1993, the allowance for credit losses was $2.2 billion, or
2.36 percent of loans, leases and factored accounts receivable, compared to $1.5 billion, or two percent, at the end of 1992. The allowance for credit losses was
193.38 percent of nonperforming loans on December 31, 1993, compared to 103.11 percent on December 31, 1992.

    Table 15 on page 42 provides an analysis of the activity in the Corporation's allowance for credit losses for each of the last five years.

Securities Gains

    Gains from the sales of securities held for sale were $84 million in 1993, compared to $249 million in 1992. The 1992 gains followed balance sheet management strategies to reposition the components and estimated average maturity of the securities portfolios at a time when the portfolios contained substantial net appreciation.

Noninterest Income

    Table 6 compares the major categories of noninterest income for 1993 and 1992.

    Noninterest income totaled $2.1 billion in 1993, an increase of $188 million, or 10 percent, from $1.9 billion in 1992. After adjusting for acquisitions, divestitures and the 1992 gain on the sale of a mortgage servicing unit, noninterest income increased $185 million, or 11 percent, in 1993. Growth in most major categories of noninterest income during 1993 was partially offset by declines in mortgage servicing and related fees, brokerage income and asset management fees, all reflecting divestitures as further discussed below.

    General Bank trust fees increased $40 million, or 12 percent, in 1993 compared to 1992, principally due to higher personal trust service and mutual fund fees. The higher personal trust service fees resulted from increased pricing and successful solicitations, while fees associated with Nations Fund, a mutual fund group, provided the increase in mutual fund fees. Discretionary trust assets under management totaled $61.2 billion on December 31, 1993, compared to $46.4 billion on December 31, 1992. Total assets under administration by the Trust group were $169.9 billion at the end of 1993, compared to $133.8 billion at year-end 1992. The acquisition of MNC added $12.8 billion to discretionary trust assets and $25.1 billion to total administered assets.

    Deposit fees, which benefited from the acquisition of MNC, also contributed significantly to the growth in noninterest income in 1993, increasing $81 million, or 14 percent, from 1992. Commercial and consumer account revenues increased 13 percent and 15 percent, respectively. The acquisition of MNC contributed $26 million to deposit fees in the more recent year.

    During 1992, the Corporation sold its residential mortgage servicing unit in Richmond, Virginia. Servicing rights to approximately $7.6 billion in residential mortgage loans and certain other assets and liabilities associated with the residential mortgage servicing business were sold. Mortgage servicing and related fees declined $28 million, or 27 percent, in 1993 compared to 1992 principally due to the sale of this servicing unit. At December 31, 1993, the General Bank was servicing a $29.1-billion mortgage portfolio, compared to approximately $25.3 billion at December 31, 1992, and $34 billion prior to the sale. The mortgage operation generated approximately $11.2 billion in loan volume in 1993 offsetting the impact of early payoffs due to refinancings.

    Higher syndication fees in the Institutional Group contributed the majority of a $47-million increase in investment banking income in 1993 compared to 1992.

    The $71-million increase in trading account profits and fees in 1993 was largely attributable to the Institutional Group, including the impact of the CRT acquisition, and other capital market activities.

    The Corporation's full-service brokerage business, which became a part of NationsSecurities in mid-1993, has been presented as a joint venture from January 1, 1993. Therefore, brokerage income in 1993, primarily consisting of revenues from the discount brokerage business and the Corporation's London stockbroking firm, was $41 million, a decline of $46 million from the $87 million recorded in the comparable period of 1992.

    Miscellaneous other income in 1992 included the $55-million gain on a mortgage servicing unit sale. Excluding the 1992 gain and 1993 acquisitions, miscellaneous other income increased $32 million primarily due to gains on the sales of residential mortgage loans and certain parent company investments in 1993.

    During the fourth quarter of 1992, the Corporation sold its asset management subsidiaries, collectively known as AMRESCO. Noninterest income in 1992 included $30 million of asset management fees.

Other Real Estate Owned Expense

    OREO expense declined $105 million to $78 million in 1993 from $183 million in 1992, consistent with the improvement in asset quality as previously discussed. The decline in 1993 was


[BAR GRAPH APPEARS HERE]
largely due to lower write-downs associated with real estate values subsequent to foreclosure in the Institutional Group's Real Estate Finance group and lower net costs associated with management of a reduced level of foreclosed properties, excluding acquisitions, compared to the previous year. While OREO expense has declined and there have been signs of an improving economy, OREO expense could increase as the workout process progresses and until there is sustained economic recovery. The large number of OREO properties acquired in the MNC acquisition may also impact such expense.

Restructuring Expense

    During 1993, the Corporation recorded $30 million of restructuring expense related to the MNC acquisition and representing the costs of employee severance and real estate dispositions.

Noninterest Expense

    The Corporation's noninterest expense, as shown in Table 7, increased $327 million, or eight percent, in 1993 compared to 1992. Most categories of noninterest expense were influenced in 1993 by the previously mentioned acquisitions. Excluding the noninterest expense of acquisitions and divestitures, noninterest expense in the current year increased approximately four percent.

    Personnel expense, which accounts for 44 percent of noninterest expense, increased $96 million to $1.9 billion in 1993. Excluding acquisitions and divestitures, personnel expense declined $3 million between the two years. Recent acquisitions added over eight thousand full-time equivalent personnel by year-end 1993; however, the total number of full-time equivalent personnel excluding acquisitions had declined over 1,600 since the end of 1992. This reduction was principally associated with transition projects, several divestitures and continued outsourcing.

    The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS
106), in 1993. The incremental expense of adopting SFAS 106 was approximately $12 million in 1993. See Notes 1 and 13 to the consolidated financial statements for further discussions on SFAS 106.

    Equipment expense increased $26 million, or nine percent, in 1993 compared to 1992. Excluding the impact of acquisitions, equipment expense increased only two percent between the two years.

    Marketing expense increased $33 million, or 31 percent, in 1993 compared to 1992. In addition to the impact of acquisitions, marketing expense increased due to implementation of a "brand image" campaign focusing on the NationsBank name and the Corporation's range of financial services and increased bank card solicitations.

    Professional fees were $168 million in 1993, a decline of $14 million, or eight percent, compared to 1992. The decline was largely the result of lower legal fees, influenced by fewer problem credits and a focused cost management program in this area.

    In addition to the impact of MNC, the Corporation's expense for FDIC insurance increased due to the FDIC's implementation of a risk-based system mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991. As a result of this industry-wide rate

==================================================================================================================
7        Noninterest Expense
         (Dollars in Millions)
                                                       1993                    1992
                                                  ---------------------------------------------
                                                             Percent                 Percent
                                                           of Taxable-             of Taxable-
                                                            Equivalent              Equivalent        Change
                                                           Net Interest            Net Interest  -----------------
                                                  Amount      Income      Amount      Income     Amount    Percent
                                                  ----------------------------------------------------------------
Personnel.......................................  $1,903       40.3%      $1,807       43.1%      $ 96       5.3%
Occupancy, net..................................     434        9.2          435       10.4         (1)      (.2)
Equipment.......................................     317        6.7          291        6.9         26       8.9
Marketing.......................................     138        2.9          105        2.5         33      31.4
Professional fees...............................     168        3.6          182        4.3        (14)     (7.7)
Amortization of intangibles.....................     110        2.3          111        2.6         (1)      (.9)
Bank card.......................................      49        1.0           41        1.0          8      19.5
Private label credit card.......................      37         .8           43        1.0         (6)    (14.0)
FDIC insurance..................................     205        4.3          189        4.5         16       8.5
General operating...............................     802       17.0          640       15.3        162      25.3
General administrative and miscellaneous........     130        2.8          122        3.0          8       6.6
                                                  ----------------------------------------------------------------
                                                  $4,293       90.9%      $3,966       94.6%      $327       8.2
                                                  ================================================================

change, the average assessment rate for the Corporation's banking subsidiaries was approximately 25.7 cents per $100 of qualifying deposits in 1993, compared to 23 cents in 1992. The average assessment rate in 1994 is expected to be approximately 25.2 cents per $100 of qualifying deposits.

    General operating expense increased $162 million, or 25 percent, to $802 million in 1993. Excluding $54 million attributable to acquisitions, the increase was the result of higher loan and collection expense and employee relocation expense, as well as higher processing fees due to outsourced services.

Income Taxes

    The Corporation's income tax expense for 1993 was $690 million, for an effective tax rate of 34.7 percent of pretax income. Tax expense for 1992 was $251 million, for an effective tax rate of 18 percent. The lower effective rate in 1992 was primarily attributable to $265 million in tax benefits resulting from utilization of financial operating loss carryforwards. As a result of adopting SFAS 109, the Corporation recorded its remaining unrecognized benefits of $200 million in 1993. As such, the 1993 effective rate more closely approximated the statutory rate.

    Note 15 to the consolidated financial statements includes a reconciliation of federal income tax expense computed using the federal statutory rates of 35 percent and 34 percent for 1993 and 1992, respectively, to actual income tax expense.

    See Notes 1 and 15 to the consolidated financial statements for more information concerning income taxes.

Balance Sheet Review

    The Corporation's integrated balance sheet management approach is intended to ensure proper management of interest rate sensitivity, liquidity, and capital position. Significant balance sheet components -- securities, loans and leases, sources of funds and capital -- are examined below.

    Table 8 presents an analysis of the major sources and uses of funds during 1993 and 1992, based on average balances. Customer-based funds increased slightly to an average of $77.9 billion in 1993 from $77.3 billion in 1992 and represented 58.0 percent of total sources of funds in 1993, compared to 67.2 percent in 1992. The Corporation's ratio of average loans and leases to customer-based funds was 101.4 percent in 1993, compared to 88.2 percent in the prior year. Market-based funds, comprised principally of wholesale negotiated rate certificates of deposit, borrowed funds and trading liabilities, increased $14.3 billion, or 58 percent, to $38.8 billion. These


===============================================================================================================
8        Sources and Uses of Funds
         (Average Dollars in Millions)
                                                                           1993                    1992
                                                                    -------------------------------------------
                                                                    Amount      Percent     Amount      Percent
                                                                    -------------------------------------------
Composition of sources
  Savings, NOW, money market deposit accounts,
    and consumer CDs and IRAs.....................................  $ 58,663      43.6%     $ 59,679      51.9%
  Noninterest-bearing funds.......................................    17,156      12.8        15,411      13.4
  Customer-based portion of negotiated CDs........................     2,098       1.6         2,202       1.9
                                                                    -------------------------------------------
    Customer-based funds..........................................    77,917      58.0        77,292      67.2
  Market-based funds..............................................    38,847      28.9        24,584      21.4
  Capital leases and long-term debt...............................     5,268       3.9         3,036       2.6
  Other liabilities...............................................     3,717       2.8         2,849       2.5
  Shareholders' equity............................................     8,651       6.4         7,286       6.3
                                                                    -------------------------------------------
    Total sources.................................................  $134,400     100.0%     $115,047     100.0%
                                                                    ===========================================
Composition of uses
  Loans and leases, net of unearned income........................  $ 78,984      58.8%     $ 68,187      59.3%
  Securities held for investment..................................    24,823      18.5        22,541      19.6
  Securities held for sale........................................     1,017        .7         1,785       1.6
  Loans held for sale.............................................       790        .6           967        .8
  Time deposits placed and other short-term
   investments....................................................     2,037       1.5         1,802       1.6
  Other earning assets............................................    11,531       8.6         6,938       6.0
                                                                    -------------------------------------------
    Total earning assets..........................................   119,182      88.7       102,220      88.9
  Factored accounts receivable....................................     1,074        .8           949        .8
  Other assets....................................................    14,144      10.5        11,878      10.3
                                                                    -------------------------------------------
    Total uses....................................................  $134,400     100.0%     $115,047     100.0%
                                                                    ===========================================

funds represented 28.9 percent of total sources of funds in 1993, compared to
21.4 percent in the same period of 1992.

    Acquisitions were the primary contributor to these changes in the composition of sources and uses of funds. The Institutional Group's acquisition of CRT, including its primary government securities dealer, carries dealer inventories financed principally through market sources. CRT contributed $6.6 billion to market-based sources of funds and $6.2 billion to other earning assets in 1993. Another major factor was the addition of Financial Services, the Corporation's nonbank customer group which operates alongside the Corporation's more traditional commercial banking operations. This customer group is supported principally by long-term debt and market-based funds, not by insured customer deposits.

    The consolidated statement of cash flows on page 60 also reflects changes in the Corporation's sources and uses of funds.

    Cash and cash equivalents decreased $122 million from December 31, 1992, to December 31, 1993, due to an increase of $10.6 billion in cash used by investing activities, nearly offset by increases of $2.1 billion in cash provided by operating activities and $8.3 billion in cash provided by financing activities. Net cash used by investing activities totaled $10.6 billion primarily as a result of purchases of securities held for investment, net loan activities, the formation of Financial Services and the acquisition of MNC.

    Net cash provided by financing activities represented increases of $4.5 billion in federal funds purchased and securities sold under agreements to repurchase and $2.0 billion in other borrowed funds, plus proceeds of $4.1 billion from the issuance of long-term debt. These increases were partially offset by a net decrease of $1.6 billion in deposits.

Earning Assets
Securities

    The securities portfolio of $29.1 billion at December 31, 1993, consisted of securities held for investment totaling $13.6 billion and securities held for sale totaling $15.5 billion.

  On December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), which specifies the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values. As more fully discussed in Notes 1 and 5 to the consolidated financial statements, the adoption of SFAS 115

====================================================================================================================================
9        Securities -- Book Values and Average Maturities
         December 31
         (Dollars in Millions, Average Maturity in Years)


                                         1993                 1992               1991               1990               1989
                                   ------------------------------------------------------------------------------------------------
                                             Average             Average             Average            Average            Average
                                   Amount    Maturity   Amount   Maturity   Amount   Maturity   Amount  Maturity   Amount  Maturity
                                   ------------------------------------------------------------------------------------------------
Securities held for investment
  U.S. Treasury securities........ $ 8,928     1.41    $18,514     1.44    $10,453     2.28    $ 6,661    4.19    $ 7,983    4.52
  Securities of other U.S.
    Government agencies
    and corporations..............   4,182     2.71      3,838     2.62      4,490     2.24     14,044    7.07     11,742    8.47
  Other taxable securities........     446    10.73        486     6.36        781     2.41      2,973    3.58      3,275    6.72
                                   ------------------------------------------------------------------------------------------------
    Total taxable.................  13,556     2.10     22,838     1.74     15,724     2.28     23,678    5.82     23,000    6.85
  Tax-exempt securities...........      28     4.97        517     9.32        551     8.40      1,852    7.54      2,278    8.12
                                   ------------------------------------------------------------------------------------------------
      Total.......................  13,584     2.11     23,355     1.91     16,275     2.45     25,530    5.95     25,278    6.97
                                   ------------------------------------------------------------------------------------------------
Securities held for sale
  U.S. Treasury securities........  14,655     1.02      1,374     3.03      5,829     4.62          -       -          -       -
  Securities of other U.S.
    Government agencies
    and corporations..............     400     3.77          -        -      2,626     5.91          -       -          -       -
  Other taxable securities........       7     7.93          -        -        358     3.13          -       -          -       -
                                   ------------------------------------------------------------------------------------------------
    Total taxable.................  15,062     1.10      1,374     3.03      8,813     5.15          -       -          -       -
  Tax-exempt securities...........     408     5.73          -        -         91     7.73          -       -          -       -
                                   ------------------------------------------------------------------------------------------------
      Total.......................  15,470     1.21      1,374     3.03      8,904     5.11          -       -          -       -
                                   ------------------------------------------------------------------------------------------------
Total securities.................. $29,054     1.63    $24,729     1.97    $25,179     3.44    $25,530    5.95    $25,278    6.97
                                   ================================================================================================

resulted in the transfer of approximately $14.6 billion of securities from the held-for-investment portfolio to the held-for-sale portfolio on December 31, 1993. The adoption of SFAS 115 did not alter the Corporation's method of accounting for trading securities included in trading account assets.

    The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The portfolio generates substantial interest income and serves as a necessary reservoir of liquidity.

    The decision to purchase securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- and off-balance sheet positions.

    Total securities increased $4.3 billion during 1993 to $29.1 billion. Table 9 presents the levels and average maturities of the components of securities held for investment and for sale at the end of each year from 1989 through 1993.

    Table 10 presents the components, maturity distribution and yields of the Corporation's

==================================================================================================================================
10       Maturity Distribution and Yields of Securities
         Taxable-Equivalent Basis
         December 31, 1993
         (Dollars in Millions)

                                                                Book Value
                      ------------------------------------------------------------------------------------------
                                             Due after 1        Due after 5
                         Due in 1 year        through 5         through 10        Due after
                           or less             years              years            10 years           Total
                      ------------------------------------------------------------------------------------------    Par     Market
                      Amount     Yield   Amount    Yield    Amount     Yield   Amount    Yield   Amount   Yield    Value    Value
                      ------------------------------------------------------------------------------------------------------------
Securities held for
 investment
 U.S. Treasury
  securities......... $ 3,612    5.39%  $ 5,242    4.09%    $   70     4.80%   $    4     8.66%  $ 8,928   4.63%  $ 8,883  $ 8,919
 Securities of
  other U.S.
  Government
  agencies and
  corporations.......     252    6.67     3,598    5.71        300     4.67        32     6.70     4,182   5.70     4,152    4,196
 Other taxable
  securities.........      20    4.54       181    4.96         48     6.39       197     5.60       446   5.37       431      459
                      ------------------------------------------------------------------------------------------------------------
   Total taxable.....   3,884    5.47     9,021    4.75        418     4.89       233     5.80    13,556   4.98    13,466   13,574

 Tax-exempt
  securities.........       1   10.86        16    9.41          8     8.83         3    10.51        28   9.42        28       30
                      ------------------------------------------------------------------------------------------------------------
   Total.............   3,885    5.47     9,037    4.76        426     4.96       236     5.87    13,584   4.99    13,494   13,604
                      ------------------------------------------------------------------------------------------------------------

Securities held
 for sale
 U.S. Treasury
  securities.........   7,965    5.39     6,689    4.20          -        -         1    12.48    14,655   4.85    14,541   14,655
 Securities of
  other U.S.
  Government
  agencies and
  corporations.......       -       -       400    5.08          -        -         -        -       400   5.08       400      400
 Other taxable
  securities.........       -       -         5    9.13          1     6.00         1     9.38         7   8.97         7        7
                      ------------------------------------------------------------------------------------------------------------
   Total taxable.....   7,965    5.39     7,094    4.26          1     6.00         2    10.47    15,062   4.85    14,948   15,062

Tax-exempt
 securities..........      35   14.45       231   11.66         60    10.53        82    11.72       408  11.74       388      408
                      ------------------------------------------------------------------------------------------------------------
   Total.............   8,000    5.43     7,325    4.47         61    10.48        84    11.69    15,470   5.03    15,336   15,470
                      ------------------------------------------------------------------------------------------------------------
Total Securities..... $11,885    5.44   $16,362    4.64     $  487     5.65    $  320     7.41   $29,054   5.02   $28,830  $29,074
                      ============================================================================================================
Percent of total.....    40.9%             56.3%               1.7%               1.1%             100.0%
Cumulative
 percent of total....    40.9              97.2               98.9              100.0

securities portfolio on December 31, 1993. The shorter maturity structure is desirable due to the current low interest rate environment and the Corporation's expectation that the improving economy will continue to fuel quality-loan demand.

    The taxable-equivalent yields on securities held at December 31, 1993, are expected to average 5.02 percent, as presented in Table 10, compared to average taxable-equivalent yields of 5.51 percent earned during 1993.

Loans and Leases

    Total loans and leases increased $19.2 billion to $91.0 billion at December 31, 1993, compared to $71.8 billion at December 31, 1992. As is evident in Table 19 on page 45, the growth was concentrated in the commercial loan category which increased $8.5 billion, or 26 percent, residential mortgages which increased $3.4 billion, or 37 percent, and consumer loans, other than bank card and home equity, which increased $4.7 billion, or 39 percent, between the two year ends. Loan growth was led by the General Bank's residential mortgage, bank card and commercial divisions, partially offset by the securitization of $1.3 billion in bank card outstandings in late 1993. Excluding 1993 acquisitions and the securitization of bank card outstandings, period-end loans and leases increased $8.1 billion, or 11 percent.

Other Earning Assets

    As presented in Table 8 on page 35, other earning assets, comprised of federal funds sold, securities purchased under agreements to resell and trading account assets, averaged $11.5 billion, or nine percent of deployed funds, in 1993, compared to $6.9 billion, or six percent, in 1992. As previously mentioned, the Institutional Group's CRT contributed $6.2 billion to other earning assets in 1993.

Sources of Funds
Deposits

    Total average customer-based funds increased $625 million to $77.9 billion in 1993, compared to $77.3 billion one year earlier, as shown in Table 8. Excluding the impact of MNC in 1993, customer-based funds declined

============================================================================================================
11       Average Deposits and Rates Paid
         (Dollars in Millions)

                                                    1993                   1992                   1991
                                            ----------------------------------------------------------------
                                            Average                Average                Average
                                            Amount       Rate      Amount       Rate      Amount       Rate
                                            ----------------------------------------------------------------
Deposits in domestic
 banking offices
  Noninterest-bearing
   deposits...............................  $17,151         -%     $15,405         -%     $14,360         -%
                                            ----------------------------------------------------------------
  Interest-bearing deposits
    Interest-bearing demand...............   28,641      2.24       28,283      2.82       26,854      4.96
    Savings...............................    6,774      2.38        5,646      2.86        4,732      4.55
    Time..................................   27,867      4.39       31,684      5.44       39,064      7.01
                                            ----------------------------------------------------------------
      Total interest-bearing
       deposits in domestic
        banking offices...................   63,282      3.20       65,613      4.09       70,650      6.06
                                            ----------------------------------------------------------------
      Total deposits in domestic
       banking offices....................  $80,433         -      $81,018         -      $85,010         -
                                            ================================================================
Deposits in foreign
 banking offices
   Noninterest-bearing
    deposits..............................  $     5         -      $     6         -      $    12         -
                                            ----------------------------------------------------------------
   Interest-bearing deposits
     Banks located in foreign
      countries...........................      546      4.09          285      7.46          392      7.57
     Other foreign time and
      savings.............................    2,487      4.03        1,363      5.11        2,156      6.55
                                            ----------------------------------------------------------------
      Total interest-bearing
       deposits in
        foreign banking offices...........    3,033      4.05        1,648      5.52        2,548      6.70
                                            ----------------------------------------------------------------
      Total deposits in foreign
       banking offices....................  $ 3,038         -      $ 1,654         -      $ 2,560         -
                                            ================================================================
Total noninterest-bearing
 deposits.................................  $17,156         -      $15,411         -      $14,372         -
Total interest-bearing
 deposits.................................   66,315      3.24       67,261      4.13       73,198      6.08
                                            ----------------------------------------------------------------
      Total deposits......................  $83,471         -      $82,672         -      $87,570         -
                                            ================================================================

$1.6 billion between the years, again reflective of industry trends as noted earlier. Table 11 provides information on the average amounts of deposits and the rates paid by deposit category for the last three years.

Short-Term Borrowings and Trading Liabilities

    Market-based funds constitute the other major instruments of liability management. The Corporation uses market-based funds to assist with changes in its interest sensitivity and as a funding source. As previously noted, market-based funds increased between the two years to an average of $38.8 billion in 1993, compared to $24.6 billion in 1992. As presented in Table 13, securities sold under agreements to repurchase increased significantly. This source of funds served primarily to fund the Institutional Group's trading inventory, including securities purchased under agreements to resell. Short sales represent liabilities utilized in trading activities. Additionally, the Institutional Group diversified its funding sources during 1993 by implementing a short-term bank note program. Outstandings at December 31, 1993, which are included in other short-term borrowings, were $2.2 billion under this program. Commercial paper, an attractive source of funding for the Corporation, increased $845 million between 1992 and 1993 as demand by money fund investors increased following an upgrade in the Corporation's debt rating.

Long-Term Debt

    During 1993, the Corporation issued approximately $4.1 billion in long-term senior and subordinated debt with rates ranging from 3.38 percent to 6.875 percent and maturity dates ranging to the year 2005. Since Financial Services is not funded by insured customer deposits, a substantial portion of this new debt was used to fund the assets of this division. The remainder of the new debt served to replace debt repurchased due to its higher cost and other general corporate purposes. Additionally, $1.6 billion was acquired in connection with the MNC transaction. See Note 9 to the consolidated financial statements for details on long-term debt.

Risk Management

    The successful management of risk is integral to the continued growth and profitability of the Corporation. The Corporation employs many tools to monitor and control the various risks to which it is exposed. The strategies for managing the key risks -- credit, interest rate and liquidity risk -- are discussed in the following sections.

Credit Risk

    Policies and Procedures -- Credit risk arises from credit extension including loans, leases, factored accounts receivable and certain securities; financial guarantees, and counterparty risk on trading and capital markets transactions. At December 31, 1993, the Corporation's credit risk was centered in its $92.0-billion portfolio of loans, leases and factored accounts receivable which represented 65 percent of total earning assets and factored accounts receivable.

    The Corporation's objective is to maintain a loan portfolio that is diverse in terms of type of loan, industry concentration, geographic distribution and borrower concentration in order to reduce the overall credit risk by minimizing the adverse impact of any single event or set of occurrences.

    The Corporation has an independent credit policy group which oversees the management of credit risk. The Credit Policy group works with lending officers and is involved with the implementation, refinement and consistent application of credit policies and procedures corporate-wide.

    Credit risk management policies and procedures include an initial risk rating of loans by the originating lending officer. This rating is

===========================================================================================
12       Maturity Distribution of Domestic Certificates of Deposit and
         Other Time Deposits in Amounts of $100 Thousand or More
         December 31, 1993
         (Dollars in Millions)

                                                         Certificates   Other Time
                                                          of Deposit     Deposits    Total
                                                         ----------------------------------
Maturing in 3 months or less...........................     $2,988         $ 35      $3,023
Maturing in over 3 through 6 months....................      1,252           15       1,267
Maturing in over 6 through 12 months...................        919           24         943
Maturing in over 12 months.............................      1,055          170       1,225
                                                         ----------------------------------
                                                            $6,214         $244      $6,458
                                                         ==================================

reviewed for appropriateness, in the case of larger loans, by higher level officers and by the Credit Policy group independent of the lending function. The Corporation's credit policies also establish specific guidelines for the approval of extensions of credit in areas of credit concentration, including review by senior line and credit policy officers of the Corporation, as well as the ongoing management of exposure and risk associated with these portfolios.

    An independent ongoing review of the loan portfolio ensures that the risk assessments for loans and overall compliance with policy are reexamined on a regular basis.

    The Corporation receives collateral to support credit extensions and commitments for which collateral is deemed necessary. The most significant categories of collateral are real and personal property, cash on deposit and marketable securities. The Corporation obtains real and personal property as security for some loans which are made on the basis of the general credit worthiness of the borrower and whose proceeds were not used for real estate-related purposes.

    Allowance for Credit Losses -- At December 31, 1993, the allowance for credit losses was $2.2 billion, versus $1.5 billion at the end of 1992. The allocation of the allowance for credit losses is presented in Table 14. Credit quality improved steadily throughout 1993 evidenced by reduced charge-offs, nonperforming assets and past due credits, as well as an increase in the allowance coverage for nonperforming loans to 193.38 percent; however, management continues to carefully monitor these trends.

    Based on the risk rating process described above, an amount is allocated within the allowance for credit losses to cover the amount of loss

========================================================================================================
13       Short-Term Borrowings and Trading Liabilities
         (Dollars in Millions)

         Federal funds purchased represent overnight borrowings and repurchase agreements represent borrowings which generally range from one day to three months in maturity. Commercial paper is issued in maturities not to exceed nine months. Short sales are trading activities. Other short-term borrowings principally consist of bank notes and U.S. Treasury note balances which are payable on demand.

                                               1993                   1992                  1991
                                        ----------------------------------------------------------------
                                        Amount       Rate      Amount      Rate      Amount       Rate
                                        ----------------------------------------------------------------
Federal funds purchased
  At December 31....................... $ 7,135      2.92%     $ 6,420      2.94%    $ 2,354       4.54%
  Average during year..................   6,479      3.03        5,634      3.37       5,051       5.70
  Maximum month-end balance
   during year.........................   7,899         -        8,644         -       5,350          -

Securities sold under
 agreements to repurchase
  At December 31.......................  21,236      3.11        9,632      3.23       5,027       4.41
  Average during year..................  17,283      3.13       10,382      3.25       9,590       5.43
  Maximum month-end balance
   during year.........................  22,733         -       13,210         -      10,607          -

Commercial paper
  At December 31.......................   2,056      3.26          784      3.29         423       5.06
  Average during year..................   1,379      3.26          534      3.78       1,075       6.28
  Maximum month-end balance
   during year.........................   2,056         -          784         -       1,305          -

Short sales (1)
  At December 31.......................   7,768      6.69          561      4.51           -          -
  Average during year..................   3,930      5.84          692      3.33           -          -
  Maximum month-end balance
   during year.........................   9,127         -        1,396         -           -          -

Other short-term borrowings
  At December 31.......................   6,053      3.08        4,560      3.18       2,042       4.57
  Average during year..................   4,222       .42        1,962      3.49       3,232       5.96
  Maximum month-end balance
   during year.........................   8,187         -        4,781         -       6,273          -

Total borrowed funds and
 trading liabilities
  At December 31.......................  44,248      3.72       21,957      3.17       9,846       4.50
  Average during year..................  33,293      3.10       19,204      3.33      18,948       5.64
  Maximum month-end balance
   during year.........................  44,766         -       23,975         -      23,114          -

(1) Included in other short-term borrowings in 1991.

estimated to be inherent in particular risk categories of loans. The amount allocated is based upon the Corporation's loss experience within risk categories of loans over a period of years and is adjusted for existing economic conditions as well as performance trends within specific areas such as real estate. In addition to the allocation by risk category, the Corporation reviews significant individual credits and concentrations of credit and makes additional allocations to the allowance when deemed necessary. The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Management believes its allowance for credit losses is adequate to cover inherent credit losses at December 31, 1993.

    Net charge-offs for 1993 were $412 million, or .51 percent of average loans, leases and factored accounts receivable, versus $866 million, or 1.25 percent, in 1992 as shown in Table 15. The decline was primarily concentrated in the commercial, real estate commercial and real estate construction portfolios. Commercial net charge-offs declined $143 million, while real estate commercial and real estate construction net charge-offs declined $203 million and $101 million, respectively. Partially offset by 1993 acquisitions, net charge-offs declined in 1993 primarily due to increased recoveries and the general improvement in financial condition of borrowers and to the impact in 1992 of bulk sales of loans. Because there were no large bulk sales in 1993, there were no related charge-offs in the current year.

    Nonperforming Assets -- At December 31, 1993, nonperforming assets, presented in Table 16, were $1.8 billion, or 1.92 percent of net loans, leases, factored accounts receivable and other real estate owned, compared to $2.0 billion, or 2.72 percent, at the end of 1992. Excluding the impact of acquisitions, nonperforming assets totaled $1.1 billion at December 31, 1993, a decline of $848 million from the previous year end.

    Nonperforming loans were $1.1 billion at the end of the current year, compared to $1.4 billion the prior year. The decline was centered in commercial nonperforming loans which declined $176 million, or 27 percent, and in real estate commercial and construction nonperforming loans which declined $154 million, or 25 percent. These declines were partially offset by a $57-million increase in other consumer nonperforming loans principally due to acquisitions. The reduction in nonperforming loans primarily reflected payments and the improved financial condition of borrowers, partially offset by acquisitions.

    Other real estate owned, which represents real estate acquired through foreclosure and in-substance foreclosures increased $74 million, or 13 percent, to $661 million at the end of 1993 from $587 million at the end of 1992. Excluding acquisitions, other real estate owned declined $189 million between the two year ends.

    The Corporation continues efforts to expedite disposition, collection and renegotiation of nonperforming and other lower quality assets. As a part of this process, the Corporation routinely evaluates all reasonable alternatives including the sale of assets individually or in groups. The final

==================================================================================================================================
14       Allocation of the Allowance for Credit Losses
         December 31
         (Dollars in Millions)

                                             1993               1992               1991               1990             1989
                                       -------------------------------------------------------------------------------------------
                                       Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent  Amount   Percent
                                       -------------------------------------------------------------------------------------------
Commercial...........................  $  403     18.6%   $  303     20.9%   $  524     32.6%   $  498    37.7%     $231    26.3%
Real estate commercial...............     230     10.6       220     15.1       282     17.6       123     9.3        54     6.1
Real estate construction.............     123      5.7       141      9.7       252     15.7       239    18.1        85     9.7
                                       -------------------------------------------------------------------------------------------
  Total commercial...................     756     34.9       664     45.7     1,058     65.9       860    65.1       370    42.1
                                       -------------------------------------------------------------------------------------------
Residential mortgage.................      24      1.1        21      1.4        50      3.1        64     4.9        49     5.6
Home equity..........................      23      1.1        18      1.2        26      1.6        23     1.7        21     2.4
Bank card............................      92      4.2       125      8.6       104      6.5        78     5.9        76     8.7
Other consumer.......................     201      9.3       117      8.1       135      8.4       168    12.7       160    18.2
                                       -------------------------------------------------------------------------------------------
  Total consumer.....................     340     15.7       281     19.3       315     19.6       333    25.2       306    34.9
                                       -------------------------------------------------------------------------------------------
Foreign..............................      13       .6        17      1.2         6       .4         5      .4        42     4.8
Lease financing......................      13       .6        12       .8        12       .7        20     1.5         9     1.0
Factored accounts receivable.........      19       .9        18      1.2        17      1.1        11      .8        11     1.3
Unallocated..........................   1,028     47.3       462     31.8       197     12.3        93     7.0       140    15.9
                                       -------------------------------------------------------------------------------------------
                                       $2,169    100.0%   $1,454    100.0%   $1,605    100.0%   $1,322   100.0%     $878   100.0%
                                       ===========================================================================================

=============================================================================================================
15       Allowance For Credit Losses
         (Dollars in Millions)

                                                       1993        1992        1991        1990        1989
                                                     --------------------------------------------------------
Balance on January 1...............................  $ 1,454     $ 1,605     $ 1,322     $   878     $   760
                                                     --------------------------------------------------------
Loans, leases and factored accounts receivable
 charged off
  Commercial.......................................     (107)       (245)       (436)       (206)       (143)
  Real estate commercial...........................      (84)       (279)       (316)       (101)        (18)
  Real estate construction.........................      (17)       (114)       (276)        (58)        (21)
                                                     --------------------------------------------------------
    Total commercial...............................     (208)       (638)     (1,028)       (365)       (182)
                                                     --------------------------------------------------------
  Residential mortgage.............................      (10)        (18)        (33)        (15)        (21)
  Home equity......................................       (3)         (4)         (4)         (2)         (1)
  Bank card........................................     (184)       (172)       (138)        (91)       (115)
  Other consumer...................................     (169)       (162)       (181)       (160)       (108)
                                                     --------------------------------------------------------
    Total consumer.................................     (366)       (356)       (356)       (268)       (245)
                                                     --------------------------------------------------------
  Foreign..........................................        -          (7)         (3)        (28)         (3)
  Lease financing..................................       (5)         (8)         (7)         (9)         (2)
  Factored accounts receivable.....................      (30)        (17)        (23)        (29)        (10)
                                                     --------------------------------------------------------
    Total loans, leases and
     factored accounts
     receivable charged off........................     (609)     (1,026)     (1,417)       (699)       (442)
                                                     --------------------------------------------------------
NationsBank of Texas
 charge-offs reimbursed by
 the FDIC..........................................        -           -           -          13          55
                                                     --------------------------------------------------------
Recoveries of loans, leases and factored accounts
 receivable previously charged off
  Commercial.......................................       67          62          36          27          30
  Real estate commercial...........................       21          13           5           3           4
  Real estate construction.........................       12           8           3           -           1
                                                     --------------------------------------------------------
    Total commercial...............................      100          83          44          30          35
                                                     --------------------------------------------------------
  Residential mortgage.............................        3           4           3           2           2
  Home equity......................................        1           1           1           -           -
  Bank card........................................       19          13          19          12          11
  Other consumer...................................       64          47          36          30          28
                                                     --------------------------------------------------------
    Total consumer.................................       87          65          59          44          41
                                                     --------------------------------------------------------
  Foreign..........................................        1           1           1           2           1
  Lease financing..................................        2           2           2           1           -
  Factored accounts receivable.....................        7           9           3           2           2
                                                     --------------------------------------------------------

    Total recoveries of loans, leases and
     factored accounts receivable previously
     charged off...................................      197         160         109          79          79
                                                     --------------------------------------------------------
    Net charge-offs................................     (412)       (866)     (1,308)       (607)       (308)
                                                     --------------------------------------------------------
Provision for credit losses........................      430         715       1,582       1,025         414
Allowance applicable to
 loans of purchased companies......................      697           -           9          26          12
                                                     --------------------------------------------------------
Balance on December 31.............................  $ 2,169     $ 1,454     $ 1,605     $ 1,322     $   878
                                                     ========================================================
Loans, leases and factored
 accounts receivable,
 net of unearned income,
 outstanding on December 31........................  $92,007     $72,714     $69,108     $70,891     $66,360
Allowance for credit losses
 as a percentage of
 loans, leases and factored
 accounts receivable,
 net of unearned income,
 outstanding on December 31........................     2.36%       2.00%       2.32%       1.86%       1.32%
Daily average loans, leases
 and factored accounts
 receivable,
 net of unearned income,
 outstanding during the year.......................  $80,058     $69,136     $70,196     $68,970     $63,554
Net charge-offs as a
 percentage of daily average
 loans, leases and factored accounts
 receivable, net of unearned income,
 outstanding during the year.......................      .51%       1.25%       1.86%        .88%        .48%
Ratio of the allowance for
 credit losses on December 31 to
 net charge-offs...................................     5.27        1.68        1.23        2.18        2.85
Allowance for credit losses
 as a percentage
 of nonperforming loans............................   193.38%     103.11%      81.82%     100.46%     151.67%

decision to proceed with any alternative is evaluated in the context of the overall credit-risk profile of the Corporation.

    The amount of loans past due 90 days or more that were not classified as nonperforming loans totaled $167 million on December 31, 1993, compared to $215 million on December 31, 1992.

Concentrations of Credit Risk

    As previously discussed, the Corporation strives to maintain a diverse credit portfolio to minimize the adverse impact of any single event or set of occurrences. Summarized below are areas of credit risk with exposures in excess of 20 percent of shareholders' equity and a discussion of foreign outstandings.

    Real Estate -- Total nonresidential real estate loans were $11.5 billion, or 12 percent of total loans, leases and factored accounts receivable, at December 31, 1993. Tables 17 and 18 summarize the geographic and property type distribution of this $11.5-billion exposure. Of these loans, $460 million were nonperforming at year end. During 1993, the Corporation recorded real estate net charge-offs of $68 million, or 17 percent of total net charge-offs for the year. In

==========================================================================================================
16       Nonperforming Assets
         December 31
         (Dollars in Millions)

                                                     1993         1992        1991        1990        1989
                                                    ------------------------------------------------------
Nonperforming loans
  Commercial.....................................   $  474       $  650      $  831      $  537      $ 312
  Real estate commercial.........................      318          404         535         374        131
  Real estate construction.......................      142          210         480         349         74
  Residential mortgage...........................       77           88         114          56         62
  Home equity (1)................................        7            5           -           -          -
  Other consumer (1).............................       86           29           -           -          -
  Lease financing (1)............................       10           15           -           -          -
  Foreign........................................        8            9           1           -          -
                                                    ------------------------------------------------------
    Total nonperforming loans....................    1,122        1,410       1,961       1,316        579
Other real estate owned..........................      661          587         843         335        137
                                                    ------------------------------------------------------
    Total nonperforming assets...................   $1,783       $1,997      $2,804      $1,651      $ 716
                                                    ======================================================
Nonperforming assets as a percentage of
  Total assets, excluding Special
   Asset Division................................     1.13%        1.69%       2.54%       1.46%       .65%
  Loans, leases and factored accounts
   receivable, net of unearned income, and
   other real estate owned.......................     1.92         2.72        4.01        2.32       1.08
Loans past due 90 days or more and
 not classified as nonperforming
  Domestic.......................................   $  167       $  215      $  223      $  404      $ 213
  Foreign........................................        -            -           -           2          1
                                                    ------------------------------------------------------
    Total loans past due 90 days or
     more and not classified as nonperforming....   $  167       $  215      $  223      $  406      $ 214
                                                    ======================================================

The loss of income associated with nonperforming loans at December 31 and the cost of carrying other real estate owned were:

                                                     1993         1992        1991        1990        1989
                                                    ------------------------------------------------------
Income that would have been recorded in
 accordance with original terms..................   $  80        $ 105       $ 205       $ 140        $ 66
Less income actually recorded....................     (34)         (31)        (82)        (44)        (18)
                                                    ------------------------------------------------------
Loss of income...................................   $  46        $  74       $ 123       $  96        $ 48
                                                    ======================================================
Cost of carrying other real estate owned.........   $  18        $  25       $  36       $  19        $ 15
                                                    ======================================================

On December 31, 1993, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.

(1) Included in commercial nonperforming loans in 1991 and previous years.

addition, Tables 17 and 18 also summarize the distribution of real estate commercial and construction OREO by geographic region and property type.

    Consumer -- Consumer loan outstandings totaled $35.7 billion at December 31, 1993, compared to $27.7 billion at December 31, 1992. Consumer loans represented 39 percent of total loans, leases and factored accounts receivable at the end of 1993, compared to 38 percent the previous year. Table 19 shows the components of the Corporation's consumer loan portfolio.

    At December 31, 1993, $170 million of consumer loans were nonperforming. Net charge-offs in the consumer portfolio totaled $279 million in 1993, including $165 million in bank card loans, $9 million in residential mortgage and home equity loans and $105 million in other consumer loans.

    Energy -- The Corporation has a diversified portfolio of loans to companies involved in energy-related industries totaling $3.0 billion at December 31, 1993. As of that date, $4 million were classified as nonperforming and during 1993, recoveries of previously charged-off loans totaled $6 million. Unfunded commitments to energy-related industries at the end of the year amounted to $3 billion.

    Foreign -- Foreign outstandings, which exclude contingencies and the local currency

=============================================================================================================================
17       Real Estate Commercial and Construction Loans
         and Other Real Estate Owned by Geographic Region
         December 31, 1993
         (Dollars in Millions)

                                                                         Loans                                   OREO
                                                  ---------------------------------------------------     -------------------
                                                  Outstanding     Percent    Nonperforming    Percent     Amount      Percent
                                                  ---------------------------------------------------     -------------------
Florida.........................................    $ 2,053        17.8%         $ 58          12.6%       $100        19.0%
Maryland........................................      2,048        17.8           116          25.2         126        24.0
Virginia........................................      1,445        12.6            78          17.0         181        34.4
North Carolina..................................      1,283        11.2            35           7.6          24         4.6
Georgia.........................................      1,139         9.9            19           4.1          16         3.0
Texas...........................................      1,135         9.9            11           2.4           9         1.7
South Carolina..................................        943         8.2            56          12.2          31         5.9
District of Columbia............................        422         3.7            52          11.3          14         2.7
Tennessee/Kentucky..............................        370         3.2            10           2.2          10         1.9
Other...........................................        657         5.7            25           5.4          15         2.8
                                                  ---------------------------------------------------     -------------------
                                                    $11,495       100.0%         $460         100.0%       $526       100.0%
                                                  ===================================================     ===================

Distribution based on geographic location of collateral.

=============================================================================================================================
18       Real Estate Commercial and Construction Loans
         and Other Real Estate Owned by Property Type
         December 31, 1993
         (Dollars in Millions)

                                                                         Loans                                   OREO
                                                  ---------------------------------------------------     -------------------
                                                  Outstanding     Percent    Nonperforming    Percent     Amount      Percent
                                                  ---------------------------------------------------     -------------------
Office buildings.................................    $2,378         20.7%         $ 61          13.3%     $ 73         13.9%
Shopping centers/retail..........................     1,767         15.4            43           9.3        97         18.4
Apartments.......................................     1,298         11.3            19           4.1        18          3.4
Land and land development........................     1,192         10.4           104          22.6       217         41.3
Hotels...........................................       894          7.8            71          15.4        27          5.1
Industrial/warehouse.............................       865          7.5            39           8.5        36          6.8
Residential......................................       863          7.5            26           5.6        18          3.4
Commercial-other.................................       595          5.2            32           7.0        25          4.8
Resorts/golf courses.............................       226          2.0             3            .7         2           .4
Nursing homes/retirement housing.................       189          1.6             4            .9         4           .8
Mobile home parks................................       129          1.1             1            .2         -            -
Other............................................     1,099          9.5            57          12.4         9          1.7
                                                  ---------------------------------------------------     -------------------
                                                    $11,495        100.0%         $460         100.0%     $526        100.0%
                                                  ===================================================     ===================

transactions of each country, include loans and leases, interest-bearing deposits with foreign banks, bankers' acceptances and other investments. The Corporation has no significant medium- or long-term outstandings to restructuring countries. The Corporation's foreign outstandings totaled $2.1 billion at December 31, 1993, compared to $2.6 billion at December 31, 1992.

Interest Rate Risk

    The goal of the asset and liability management process is to manage the structure of the balance sheet and off-balance sheet portfolios to maximize net interest income while maintaining acceptable levels of risk to changes in market interest rates. While achievement of this goal requires a balance between profitability, liquidity and interest rate risk, there are opportunities to enhance revenues through taking known and well-controlled risk.

    The major tools used to manage interest rate risk include adding assets and liabilities with desirable repricing characteristics, product pricing and structure strategies, off-balance sheet financial instruments, and various discretionary asset and liability portfolios. The investment securities portfolio, one of the primary discretionary asset portfolios, serves a primary role in positioning the Corporation based on the long-term interest rate outlook. Securities held for sale serve as a key tool for near-term interest rate risk management and can be utilized to take advantage of market opportunities that are short- to medium-term in nature. During 1993, the Corporation increased its usage of interest rate swaps as a tool for interest rate risk management. Interest rate swap contracts entered for asset and liability management purposes allow the Corporation to manage its interest rate risk position by exchanging net interest payments based on specified underlying notional amounts. The interest payments can be based on a fixed rate or a variable index. The term of the swaps can be fixed or, in the case of index amortizing and collateralized mortgage obligation swaps, can increase or decrease depending on interest rate changes and resulting prepayment patterns.


[BAR CHART APPEARS HERE]


===================================================================================================================================
19       Distribution of Loans, Leases and Factored Accounts Receivable
         December 31
         (Dollars in Millions)


                                               1993             1992              1991              1990              1989
                                         ----------------------------------------------------------------------------------------
                                         Amount   Percent  Amount   Percent  Amount   Percent  Amount   Percent  Amount   Percent
                                         ----------------------------------------------------------------------------------------
Domestic
  Commercial...........................  $40,808    44.3%  $32,260    44.4%   $28,701    41.5%  $30,951    43.7%  $28,870   43.5%
  Real estate commercial...............    8,239     9.0     6,324     8.7      6,756     9.8     5,847     8.2     5,264    8.0
  Real estate construction.............    3,256     3.5     3,065     4.2      4,212     6.1     5,453     7.7     4,994    7.5
                                         ----------------------------------------------------------------------------------------
    Total commercial...................   52,303    56.8    41,649    57.3     39,669    57.4    42,251    59.6    39,128   59.0
                                         ----------------------------------------------------------------------------------------
  Residential mortgage.................   12,689    13.8     9,262    12.7      7,571    11.0     8,133    11.5     7,419   11.2
  Home equity..........................    2,565     2.8     2,061     2.8      2,121     3.1     1,687     2.4     1,591    2.4
  Bank card............................    3,728     4.1     4,297     5.9      4,178     6.0     3,501     4.9     2,857    4.3
  Other consumer.......................   16,761    18.2    12,091    16.6     12,524    18.1    12,392    17.5    12,036   18.1
                                         ----------------------------------------------------------------------------------------
    Total consumer.....................   35,743    38.9    27,711    38.0     26,394    38.2    25,713    36.3    23,903   36.0
                                         ----------------------------------------------------------------------------------------
  Lease financing......................    1,729     1.9     1,301     1.8      1,229     1.8     1,236     1.7     1,218    1.8
  Factored accounts receivable.........    1,001     1.1       917     1.3        817     1.2       760     1.1       885    1.3
                                         ----------------------------------------------------------------------------------------
                                          90,776    98.7    71,578    98.4     68,109    98.6    69,960    98.7    65,134   98.1
                                         ----------------------------------------------------------------------------------------
Foreign
  Governments and
    official institutions..............       22       -         2       -         42      .1        88      .1       110     .2
  Banks and other financial
    institutions.......................      446      .5       304      .4        177      .2       197      .3       386     .6
  Commercial and industrial
    companies..........................      510      .5       634      .9        634      .9       584      .8       685    1.0
  Lease financing......................      253      .3       196      .3        146      .2        62      .1        45     .1
                                         ----------------------------------------------------------------------------------------
                                           1,231     1.3     1,136     1.6        999     1.4       931     1.3     1,226    1.9
                                         ----------------------------------------------------------------------------------------
Total loans, leases and factored
  accounts receivable, net
  of unearned income...................  $92,007   100.0%  $72,714   100.0%   $69,108   100.0%  $70,891   100.0%  $66,360  100.0%
                                         ========================================================================================

Utilizing these instruments, the Corporation can adjust its interest rate risk position without exposing itself to principal risk and funding requirements as swaps do not involve the exchange of notional amounts, just the net interest payments.

    Table 20 presents additional information on interest rate swaps utilized for the asset and liability management program.

    Management, via the corporate Finance Committee, determines the desirable magnitude of interest rate risk and, in turn, formulates corresponding strategies. Factors considered in determining the desirable position for the Corporation include the current outlook for the economy and interest rate trends, risks to the current outlook including probabilities of deviation in either direction, the world and regional economies, liquidity and capital levels, and numerous other financial and business risk factors.

    The Corporation actively uses computer simulations as its primary method of measuring interest rate risk. Simulations determine the impact on net interest income of various interest rate scenarios and balance sheet trends and strategies. These simulations incorporate the dynamics of the balance sheet as well as the interrelationships between various categories of short-term interest rates and the impact the yield-curve level has on asset and liability pricing. Net interest income sensitivity to various balance sheet trends and strategies and interest rate movements is quantified and appropriate strategies developed and implemented. The overall interest rate risk position and strategies are reviewed weekly by executive management.

    In addition to simulations, other interest rate risk measurements including duration and market value sensitivity are selectively used where they provide added value to the overall interest rate risk management process.

    Simulations indicate that as of December 31, 1993, the Corporation was positioned to benefit from stable or declining rates with exposure to a gradual increase of 100 basis points in interest rates over the next 12 months approximating a three-percent reduction in net income.

    Table 21 represents the Corporation's interest rate gap position at December 31, 1993. This is a one-day position which is continually changing and is not necessarily indicative of the Corporation's position at any other time. Additionally, this table indicates only the contractual or anticipated repricing of assets and liabilities and does not consider the many factors that accompany interest rate movements. The Corporation's negative cumulative interest rate gap position reflects its strong customer deposit-gathering franchise which provides a relatively stable core deposit base. These available funds have been deployed in longer-term interest-earning assets including certain loans and securities.

Liquidity Risk

    Liquidity is a measurement of the Corporation's ability to fulfill its cash requirements. Activities reflecting the Corporation's change in cash position from December 31, 1992,


==========================================================================
20       Asset and Liability Management Interest Rate Swaps
         (Dollars in Millions)

                                                                    1993
                                                                   -------
Notional contracts
  Beginning balance on January 1................................   $ 2,050
  Additions.....................................................    14,550
  Maturities and other..........................................    (2,692)
                                                                   -------
  Ending balance on December 31.................................   $13,908
                                                                   =======
Expected maturities at December 31, 1993
  1994..........................................................   $   834
  1995..........................................................     7,437
  1996..........................................................     4,731
  1997..........................................................       617
  After 1997....................................................       289
                                                                   -------
                                                                   $13,908
                                                                   =======

Expected maturities will differ from actual maturities since they are impacted by changes in interest rates and resultant prepayment patterns.

to December 31, 1993, are discussed in the balance sheet review beginning on page 35. Liquidity risk is managed by the Corporation through strong controls over credit and market risk and through its asset and liability management process. This process ensures the maintenance of sufficient funds to meet the needs of the Corporation, including adequate cash flows for off-balance sheet instruments.

    In 1993 and 1992, the structure of the Corporation's balance sheet was liquid. As shown in Table 8 on page 35 and previously discussed in the balance sheet review, average customer-based funds comprised 58.0 percent of total sources of funds in 1993 and 67.2 percent in 1992. The percentage of average loans and leases to customer-based funds was 101.4 percent in 1993 versus 88.2 percent in 1992. The scheduled maturities of investment securities and the liquid nature of securities held for sale represent a significant source of liquidity. As previously discussed, Tables 9 and 10 present the characteristics of the portfolios.

    The scheduled repayments and maturities of loans also represent a substantial source of liquidity for the Corporation. Table 22 shows selected loan maturity data on December 31, 1993. Approximately 44 percent of the selected loans presented had maturities of one year or less. Of the selected loans due after one year, $18.7 billion, or 62 percent, had floating or adjustable interest rates.

    Long-term debt also represents a significant source of liquidity as well as a source of funding for the Corporation's nonbank customer group Financial Services. At December 31, 1993 and 1992, total long-term debt was $8.3 billion and $3.0 billion, respectively.

    Other sources of liquidity are also available to the Corporation. Such sources include the

===============================================================================================================================
21       Interest Rate Gap Analysis
         December 31, 1993
         (Dollars in Millions)

                                                                                                           Over 12
                                                                    Interest-Sensitive                    Months and
                                                    --------------------------------------------------    Noninterest-
                                                    30-Day    3-Month    6-Month    12-Month     Total     Sensitive    Total
                                                    ---------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income........  $41,118   $  7,824   $  3,519   $  6,347   $ 58,808     $32,198   $ 91,006
  Taxable investment securities...................    1,652      2,220        267        394      4,533       9,023     13,556
  Tax-exempt investment securities................        -          -          -          -          -          28         28
  Securities held for sale........................       16          9      2,707      5,252      7,984       7,486     15,470
  Loans held for sale.............................    1,697          -          -          -      1,697           -      1,697
  Time deposits placed and other
   short-term investments.........................      878        387        209          3      1,477           2      1,479
  Other earning assets............................   17,654          -          -          -     17,654           -     17,654
                                                    ---------------------------------------------------------------------------
    Total.........................................   63,015     10,440      6,702     11,996     92,153      48,737   $140,890
                                                    ---------------------------------------------------------------------------
Interest-bearing liabilities
  Savings.........................................        -          -          -          -          -       8,784   $  8,784
  NOW and money market deposit accounts...........   23,293          -          -          -     23,293       7,588     30,881
  Consumer CDs and IRAs...........................    3,213      3,846      4,703      4,359     16,121       7,151     23,272
  Negotiated CDs, public funds and
  other time deposits.............................    1,029        814        633        415      2,891         532      3,423
  Foreign time deposits...........................    2,473        909        395        257      4,034           -      4,034
  Borrowed funds and trading liabilities..........   38,842      1,148      1,800      2,450     44,240           8     44,248
  Capital leases and long-term debt...............    1,089        686          7         86      1,868       6,484      8,352
                                                    ---------------------------------------------------------------------------
    Total.........................................   69,939      7,403      7,538      7,567     92,447      30,547    122,994
Noninterest-bearing, net..........................        -          -          -          -          -      17,896     17,896
                                                    ---------------------------------------------------------------------------
    Total.........................................   69,939      7,403      7,538      7,567     92,447      48,443   $140,890
                                                    ---------------------------------------------------------------------------
Interest rate gap.................................   (6,924)     3,037       (836)     4,429        (294)       294
Effect of asset and liability management
  interest rate swaps, futures and
  other off-balance sheet items...................   (2,308)    (7,244)    (5,449)      (318)   (15,319)     15,319
                                                    ---------------------------------------------------------------
Adjusted interest rate gap........................  $(9,232)  $ (4,207)  $ (6,285)  $  4,111   $(15,613)    $15,613
                                                    ===============================================================
Cumulative adjusted interest rate gap.............  $(9,232)  $(13,439)  $(19,724)  $(15,613)
                                                    =========================================

securitization and sale of selected loan portfolios. During 1993, the Corporation sold approximately $1.3 billion in bank card loans through a secur-itization structure. This transaction brought the total amount of securitized loans to $2.6 billion at December 31, 1993.

    The Corporation was and continues to be positioned to fund the increased loan demand as economic conditions continue to improve.

    The ability of the Corporation to obtain funds from its subsidiaries is discussed in Note 12 to the consolidated financial statements.

Capital

    Shareholders' equity on December 31, 1993, was $9.98 billion, compared to $7.8 billion on December 31, 1992.

    The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC have issued risk-based capital guidelines for U.S. banking organizations. These guidelines provide a uniform capital framework that is sensitive to differences in risk profiles among banking companies.

    The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated and other qualifying term debt, preferred stock not qualifying for Tier 1 and the allowance for credit losses up to 1.25 percent of risk-weighted assets.

    At December 31, 1993, the Corporation's Tier 1 ratio was 7.41 percent, compared to 7.54 percent at December 31, 1992. The total risk-based capital ratio was 11.73 percent, compared to 11.52 percent in 1992. Both of these measures compare favorably with the regulatory minimums of four percent for Tier 1 and eight percent for total risk-based capital. The Tier 1 leverage ratio standard states a minimum ratio of three percent, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the three-percent minimum. The Corporation's leverage ratio was 6.0 percent at December 31, 1993, compared to 6.16 percent at December 31, 1992.

Off-Balance Sheet Instruments

    The subsidiary banks of the Corporation are party to off-balance sheet financial instruments in the normal course of business to meet the financing needs of their customers, to manage their own interest rate and currency risks, and as part of their trading activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, and interest rate and foreign currency products. Note 11 to the consolidated financial statements summarizes certain contingent and off-balance sheet exposures. Additional information is provided below.


=================================================================================================
22       Selected Loan Maturity Data
         December 31, 1993
         (Dollars in Millions)

         This table presents the maturity distribution and interest sensitivity of selected loan categories (excluding residential mortgage, home equity, bank card, other consumer loans, lease financing and factored accounts receivable). Maturities are presented on a contractual basis.

                                                               Due after
                                                  Due in 1      1 year
                                                   year         through     Due after
                                                  or less       5 years      5 years       Total
                                                  -----------------------------------------------
Commercial......................................  $18,460       $15,504      $ 6,844      $40,808
Real estate commercial..........................    2,067         4,820        1,352        8,239
Real estate construction........................    1,866         1,261          129        3,256
Foreign.........................................      800           120           58          978
                                                  -----------------------------------------------
  Total selected loans, net of unearned
   income.......................................  $23,193       $21,705      $ 8,383      $53,281
                                                  ===============================================
Percent of total................................     43.5%         40.7%        15.8%       100.0%
Cumulative percent of total.....................     43.5          84.2        100.0

Sensitivity of loans to changes in
 interest rates -- loans due after one year
  Predetermined interest rate...............................    $ 8,054      $ 3,361      $11,415
  Floating or adjustable interest rate......................     13,651        5,022       18,673
                                                                ---------------------------------
                                                                $21,705      $ 8,383      $30,088
                                                                =================================

Derivatives -- Dealer Positions

    The Corporation offers a number of products to its customers to alter the interest rate, currency and price-risk sensitivity of their assets and liabilities. The Corporation also enters into similar transactions for its own account as part of its trading activity. Table 23 presents the notional amounts of such derivative dealer positions at December 31, 1993 and 1992.

    A futures or forward contract is an agreement to buy or sell a quantity of a financial instrument or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument or commodity at a predetermined rate or price at a time in the future. A swap contract is an agreement between two parties to exchange cash flows based on specified underlying notional amounts and indices.

    These agreements can be transacted on an organized exchange or directly between parties.

    The contract or notional amounts reflected in Table 23 indicate the total volume of transactions and significantly exceed the amount of the Corporation's market or credit risk associated with these instruments. Market risk arises due to fluctuations in interest rates and market prices that may result in changes in the value of the instrument. The Corporation manages its exposure to market risk by imposing limits on the specific and aggregate risk positions traders may take. Position limits are set by senior management and positions are monitored on a daily basis. Additionally, the Corporation manages market risk by entering into offsetting positions.

    Credit risk represents the replacement cost the Corporation could incur should counter-parties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts and any collateral underlying the contracts prove to be of no value to the Corporation. Counterparties are subject to the credit approval and credit monitoring policies and procedures of the Corporation. Certain instruments require the Corporation or the counterparty to maintain collateral for all or part of the exposure. Generally, such collateral is in the form of cash or other highly liquid instruments. Limits for exposure to any particular counterparty are established and monitored. In certain jurisdictions, counterparty risk may also be reduced through the use of master netting arrangements which allow the Corporation to settle positions with the same counterparty on a net basis.

====================================================================================
23       Derivatives -- Dealer Positions
         December 31
         (Dollars in Millions)

                                             1993                     1992
                                     -----------------------------------------------
                                                 Credit                    Credit
                                     Contract/    Risk        Contract/     Risk
                                     Notional   Amount (1)    Notional    Amount (1)
                                     -----------------------------------------------
Interest rate
  Swaps............................  $15,758       $185       $15,019       $163
  Futures..........................   32,503          -         6,927          7
  Written options..................   58,499          -         4,138          -
  Purchased options................   55,616        129         2,873         35

Foreign exchange
  Swaps............................      258          7            41          -
  Futures and forwards.............   12,516        106         4,585         89
  Written options..................    8,058          -           215          -
  Purchased options................    8,051        134            90          -

Commodity contracts
  Swaps............................    1,470         51           356          5
  Futures and forwards.............    1,661         31             9          -
  Written options..................    6,696          -            18          -
  Purchased options................    7,339        313            15          -
                                                   ----                     ----
                                                   $956                     $299
                                                   ====                     ====

(1) At December 31, 1993 and 1992, the credit risk amount represents the replacement cost the Corporation could incur should counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts.

    The credit risk amount for the instruments reflected in Table 23 is measured by the Corporation as the gross positive replacement cost at December 31, 1993 and 1992. Of the total $956-million credit risk amount reflected in Table 23, $343 million relates to exchange traded instruments. Because exchange traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk to the Corporation is minimal. As described in the previous paragraph, all of the Corporation's derivatives activities are subject to established policies and procedures to manage credit risk.

Fair Values of Financial Instruments

    Note 16 to the consolidated financial statements provides disclosures of estimated fair values of financial instruments. While the fair values provided represent estimates of the amount at which individual financial assets and liabilities might be settled, the Corporation has no current intention to liquidate a significant portion of such instruments outside the normal course of business. Therefore, no immediate recognition of a significant portion of the differences between the carrying values and the estimated fair values is expected. If, in fact, liquidation should occur, the net realizable values could be materially different from the estimated fair values.

    The excess of the fair value over carrying value of the Corporation's net loan portfolio increased from December 31, 1992, to December 31, 1993, as the result of the general decline in interest rates and an improvement in the Corporation's asset quality. The general decline in interest rates also contributed to the increased deposit value for the Corporation's time deposit liabilities.

Fourth Quarter Review

    The Corporation recorded net income of $373 million in the fourth quarter of 1993, compared to $234 million in the same period of the previous year. Results for the fourth quarter of 1993 reflected a full-quarter impact of the MNC acquisition. Table 24 on page 51 presents selected quarterly operating results for each quarter of 1993 and 1992.

    Tables 25 and 26 present an analysis of the Corporation's taxable-equivalent net interest income for the each of the last five quarters ending December 31, 1993. Taxable-equivalent net interest income was $1.3 billion in the fourth quarter of 1993, an increase of $228 million from the same period of the previous year. The increase was due principally to an increase in average earning assets. The net interest yield was 3.77 percent in the fourth quarter of 1993, compared to 4.23 percent in the same quarter of 1992. Excluding the impact of CRT, the net interest yield totaled 4.18 percent in the fourth quarter of 1993.

    Provision for credit losses was $100 million in the fourth quarter of 1993, compared to $150 million in the fourth quarter of 1992. This decline primarily reflected improved credit quality. Nonperforming assets at the end of the quarters totaled $1.8 billion and $2.0 billion in 1993 and 1992, respectively.

    Securities losses in the fourth quarter of 1992 were $8 million and there were no securities gains or losses in the same quarter of 1993.

    Noninterest income of $615 million in the fourth quarter of 1993 increased $154 million over the same period in 1992. Excluding the impact of MNC in the fourth quarter of 1993, the improvement in noninterest income was primarily due to increases of $54 million in trading account profits and fees, $15 million in investment banking income and $9 million each in trust fees and deposit account service charges.

    Other real estate owned expense totaled $22 million in the fourth quarter of 1993, compared to $27 million in the same period of 1992.

    Fourth quarter 1993 noninterest expense totaled $1.2 billion representing an increase of $155 million over the same period in 1992. Excluding acquisitions and divestitures in 1993 and 1992 and a $50-million facilities reserve in 1992, noninterest expense increased only $35 million, or four percent.

    In the fourth quarter of 1993, the Corporation recorded tax expense of $201 million for an effective tax rate of 35 percent of pretax income, compared to $51 million, or 18 percent of pretax income, recorded in the same period of 1992. The lower effective tax rate in 1992 was primarily attributable to tax benefits from the utilization of financial operating loss carryforwards which were not available in 1993 due to the adoption of SFAS 109. Note 15 to the consolidated financial statements more fully discusses the Corporation's tax position.

1992 Compared to 1991

    The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 1992 and 1991, and its financial condition as of December 31, 1992 and 1991. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 58 through 77.

Overview

    In 1992, earnings totaled $1.15 billion, or $4.60 per common share, compared to 1991 earnings of $202 million, or $.76 per common share. 1991 included the pretax impact of $330 million of restructuring expense associated with the merger costs of combining NCNB Corporation and C&S/Sovran Corporation (the Companies) to form NationsBank Corporation. After excluding restructuring charges in 1991, earnings more than doubled in 1992. Return on average common equity was 15.83 percent in 1992, up from 2.70 percent the previous year. The Corporation's results for 1992 reflected initial benefits from consolidation of the Companies, strong earnings in most areas of business and improved credit quality.

==========================================================================================================================
24       Selected Quarterly Operating Results
         (Dollars in Millions Except Per-Share Information)

                                                        1993 Quarters                        1992 Quarters
                                    --------------------------------------------------------------------------------------
                                     Fourth     Third       Second      First     Fourth      Third     Second      First
                                    --------------------------------------------------------------------------------------
Income from earning assets........  $  2,353   $  2,067    $  1,905   $  1,882   $  1,888   $  1,904   $  1,932   $  2,056
Interest expense..................     1,050        919         794        807        812        867        934      1,069
Net interest income
 (taxable-equivalent).............     1,326      1,168       1,131      1,098      1,098      1,059      1,021      1,012
Net interest income...............     1,303      1,148       1,111      1,075      1,076      1,037        998        987
Provision for credit losses.......       100        100         110        120        150        150        150        265
Securities gains (losses).........         -         50          22         12         (8)        41         12        204
Noninterest income................       615        524         481        481        461        514        467        471
Other real estate
 owned expense....................        22         11          21         24         27         45         50         61
Restructuring expense.............         -         30           -          -          -          -          -          -
Noninterest expense...............     1,222      1,054       1,019        998      1,067        977        968        954
Income before income taxes and
 effect of change in method of
 accounting for income taxes......       574        527         464        426        285        420        309        382
Income tax expense................       201        186         158        145         51         70         58         72
Income before effect of change
 in method of accounting for
 income taxes.....................       373        341         306        281        234        350        251        310
Effect of change in method of
 accounting for income taxes......         -          -           -        200          -          -          -          -
Net income........................       373        341         306        481        234        350        251        310
Earnings per common share.........      1.37       1.33        1.20       1.89        .92       1.40       1.00       1.28
Dividends per common share........       .42        .42         .40        .40        .40        .37        .37        .37

Yield on average earning assets...      6.76%      6.84%       7.09%      7.22%      7.35%      7.55%      7.89%      8.01%
Rate on average interest-
 bearing liabilities..............      3.39       3.40        3.35       3.50       3.58       3.90       4.33       4.64
Net interest spread...............      3.37       3.44        3.74       3.72       3.77       3.65       3.56       3.37
Net interest yield................      3.77       3.83        4.17       4.16       4.23       4.16       4.11       3.89

Average total assets..............  $157,790   $136,195    $122,810   $120,374   $117,359   $114,309   $111,416   $117,088
Average total deposits............    90,338     80,404      81,264     81,819     81,276     81,516     82,526     85,397
Average total
 shareholders' equity.............     9,669      8,642       8,344      7,929      7,720      7,447      7,170      6,799
Return on average assets..........       .94%       .99%       1.00%      1.62%       .79%      1.22%       .91%      1.06%
Return on average common
 shareholders' equity.............     15.34      15.60       14.65      24.56      12.00      18.97      14.21      18.59

Market price per share
 of common stock
  High for the period.............  $ 53 1/4   $53  5/8    $ 57 7/8   $     58   $ 53 3/8   $     50   $ 49 7/8   $ 48 1/8
  Low for the period..............    44 1/2     48 1/4          45     49 1/2     41 5/8     42 3/8     43 1/8     39 5/8
  Closing price...................        49     51 1/2      49 5/8     54 5/8     51 3/8     44 3/8     47 5/8     45 1/2

==================================================================================================================================
25       Quarterly Taxable-Equivalent Data
         (Dollars in Millions)

                                                                       Fourth Quarter 1993               Third Quarter 1993
                                                              --------------------------------------------------------------------
                                                              Average                              Average
                                                              Balance     Income                   Balance     Income
                                                               Sheet        or         Yields/      Sheet        or        Yields/
                                                              Amounts     Expense       Rates      Amounts     Expense      Rates
                                                              --------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial............................................... $ 39,233    $   660       6.67%     $ 34,674     $  576       6.59%
    Real estate commercial...................................    7,915        150       7.51         6,065        115       7.54
    Real estate construction.................................    3,260         64       7.77         2,663         53       7.86
                                                              --------------------------------------------------------------------
      Total commercial.......................................   50,408        874       6.87        43,402        744       6.80
                                                              --------------------------------------------------------------------
    Residential mortgage.....................................   12,663        249       7.85        11,054        226       8.17
    Home equity..............................................    2,586         47       7.24         2,004         36       7.20
    Bank card................................................    4,593        150      12.97         4,435        153      13.65
    Other consumer...........................................   16,072        378       9.33        14,237        337       9.41
                                                              --------------------------------------------------------------------
      Total consumer.........................................   35,914        824       9.12        31,730        752       9.43
                                                              --------------------------------------------------------------------
    Foreign..................................................      931         13       5.82         1,015         13       5.07
    Lease financing..........................................    1,894         35       7.41         1,656         38       8.95
                                                              --------------------------------------------------------------------
      Total loans and leases, net............................   89,147      1,746       7.78        77,803      1,547       7.90
                                                              --------------------------------------------------------------------
  Securities
    Taxable investment securities............................   26,863        341       5.05        22,732        301       5.25
    Tax-exempt investment securities.........................      410         13      12.26           435         12      10.89
    Securities held for sale.................................    2,211         26       4.69         1,308         16       4.93
                                                              --------------------------------------------------------------------
      Total securities.......................................   29,484        380       5.13        24,475        329       5.34
                                                              --------------------------------------------------------------------
    Loans held for sale......................................      961         16       6.54           905         15       6.94
    Federal funds sold and securities purchased
      under agreements to resell.............................    8,237         64       3.08         7,513         66       3.46
    Time deposits placed and other short-term investments....    2,238         20       3.71         1,888         18       3.74
    Trading account assets...................................    9,590        150       6.19         8,563        112       5.22
                                                              --------------------------------------------------------------------
      Total earning assets...................................  139,657      2,376       6.76       121,147      2,087       6.84
Cash and cash equivalents....................................    8,318                               7,008
Factored accounts receivable.................................    1,207                               1,115
Other assets, less allowance for credit losses...............    8,608                               6,925
                                                              --------------------------------------------------------------------
      Total assets........................................... $157,790                            $136,195
                                                              ====================================================================
Interest-bearing liabilities
  Savings.................................................... $  8,542         52       2.45      $  6,411         39       2.37
  NOW and money market deposit accounts......................   30,383        168       2.20        27,873        156       2.22
  Consumer CDs and IRAs......................................   23,670        245       4.11        22,369        251       4.44
  Negotiated CDs, public funds and other time deposits.......    4,139         33       3.14         4,304         38       3.58
  Foreign time deposits......................................    4,031         39       3.80         2,994         30       4.05
  Borrowed funds and trading liabilities.....................   44,188        379       3.37        38,662        310       3.19
  Capital leases and long-term debt..........................    8,233        134       6.52         4,850         95       7.81
                                                              --------------------------------------------------------------------
    Total interest-bearing liabilities.......................  123,186      1,050       3.39       107,463        919       3.40
Noninterest-bearing sources
  Demand deposits............................................   19,573                              16,453
  Other liabilities..........................................    5,362                               3,637
  Shareholders' equity.......................................    9,669                               8,642
                                                              --------------------------------------------------------------------
      Total liabilities and shareholders' equity............. $157,790                            $136,195
                                                              ====================================================================
Net interest spread..........................................                           3.37                                3.44
Impact of noninterest-bearing sources........................                            .40                                 .39
                                                              --------------------------------------------------------------------
Net interest income/yield on earning assets..................              $1,326       3.77%                  $1,168       3.83%
                                                              ====================================================================

(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.

==================================================================================================================================

                                                                       Second Quarter 1993                  First Quarter 1993
                                                              --------------------------------------------------------------------
                                                              Average                              Average
                                                              Balance     Income                   Balance     Income
                                                               Sheet        or         Yields/      Sheet        or        Yields/
                                                              Amounts     Expense       Rates      Amounts     Expense      Rates
                                                              --------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial............................................... $ 33,320    $  543        6.54%      $ 32,906    $  539       6.64%
    Real estate commercial...................................    6,278       122        7.74          6,398       119       7.57
    Real estate construction.................................    2,729        50        7.38          2,922        50       6.97
                                                              --------------------------------------------------------------------
      Total commercial.......................................   42,327       715        6.77         42,226       708       6.80
                                                              --------------------------------------------------------------------
    Residential mortgage.....................................   10,391       220        8.47          9,471       207       8.75
    Home equity..............................................    2,045        36        7.17          2,052        36       6.96
    Bank card................................................    4,309       148       13.82          4,165       145      14.05
    Other consumer...........................................   13,691       333        9.75         13,125       318       9.81
                                                              --------------------------------------------------------------------
      Total consumer.........................................   30,436       737        9.72         28,813       706       9.88
                                                              --------------------------------------------------------------------
    Foreign..................................................      972        13        5.34            926        13       5.80
    Lease financing..........................................    1,586        30        7.64          1,539        30       7.91
                                                              --------------------------------------------------------------------
      Total loans and leases, net............................   75,321     1,495        7.96         73,504     1,457       8.02
                                                              --------------------------------------------------------------------
  Securities
    Taxable investment securities............................   24,373       337        5.54         23,485       343       5.91
    Tax-exempt investment securities.........................      475        14       11.71            502        14      11.42
    Securities held for sale.................................       52         1        5.57            475         6       5.06
                                                              --------------------------------------------------------------------
      Total securities.......................................   24,900       352        5.65         24,462       363       6.00
                                                              --------------------------------------------------------------------
    Loans held for sale......................................      642        11        6.68            648        11       6.82
    Federal funds sold and securities purchased
      under agreements to resell.............................    4,559        33        2.96          3,825        31       3.24
    Time deposits placed and other short-term investments....    2,029        20        3.91          1,992        21       4.28
    Trading account assets...................................    1,430        14        4.01          2,231        22       3.92
                                                              --------------------------------------------------------------------
      Total earning assets...................................  108,881     1,925        7.09        106,662     1,905       7.22
Cash and cash equivalents....................................    6,886                                6,873
Factored accounts receivable.................................    1,035                                  934
Other assets, less allowance for credit losses...............    6,008                                5,905
                                                              --------------------------------------------------------------------
      Total assets........................................... $122,810                             $120,374
                                                              ====================================================================
Interest-bearing liabilities
  Savings.................................................... $  6,180        36        2.34       $  5,940        34       2.35
  NOW and money market deposit accounts......................   28,137       157        2.24         28,155       160       2.30
  Consumer CDs and IRAs......................................   23,214       271        4.69         23,748       285       4.87
  Negotiated CDs, public funds and other time deposits.......    4,850        46        3.80          5,199        55       4.26
  Foreign time deposits......................................    2,531        27        4.20          2,560        27       4.31
  Borrowed funds and trading liabilities.....................   26,069       173        2.66         23,975       167       2.83
  Capital leases and long-term debt..........................    4,154        84        8.10          3,790        79       8.32
                                                              --------------------------------------------------------------------
    Total interest-bearing liabilities.......................   95,135       794        3.35         93,367       807       3.50
Noninterest-bearing sources
  Demand deposits............................................   16,352                               16,217
  Other liabilities..........................................    2,979                                2,861
  Shareholders' equity.......................................    8,344                                7,929
                                                              --------------------------------------------------------------------
      Total liabilities and shareholders' equity............. $122,810                             $120,374
                                                              ====================================================================
Net interest spread..........................................                           3.74                                3.72
Impact of noninterest-bearing sources........................                            .43                                 .44
                                                              --------------------------------------------------------------------
Net interest income/yield on earning assets..................             $1,131        4.17%                  $1,098       4.16%
                                                              ====================================================================

==================================================================================================

                                                                        Fourth Quarter 1992
                                                              ------------------------------------
                                                                   Average
                                                                   Balance     Income
                                                                    Sheet        or        Yields/
                                                                   Amounts     Expense      Rates
                                                              ------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial...............................................      $ 31,204    $  529       6.75%
    Real estate commercial...................................         6,499       122       7.45
    Real estate construction.................................         3,293        60       7.25
                                                              ------------------------------------
      Total commercial.......................................        40,996       711       6.90
                                                              ------------------------------------
    Residential mortgage.....................................         8,987       204       9.09
    Home equity..............................................         2,092        35       6.77
    Bank card................................................         4,019       141      13.97
    Other consumer...........................................        12,026       303      10.00
                                                              ------------------------------------
      Total consumer.........................................        27,124       683      10.04
                                                              ------------------------------------
    Foreign..................................................           897        14       6.02
    Lease financing..........................................         1,387        27       7.73
                                                              ------------------------------------
      Total loans and leases, net............................        70,404     1,435       8.11
                                                              ------------------------------------
  Securities
    Taxable investment securities............................        23,377       358       6.10
    Tax-exempt investment securities.........................           522        15      11.26
    Securities held for sale.................................         1,051        13       5.27
                                                              ------------------------------------
      Total securities.......................................        24,950       386       6.17
                                                              ------------------------------------
    Loans held for sale......................................         1,151        22       7.39
    Federal funds sold and securities purchased
      under agreements to resell.............................         3,396        26       3.10
    Time deposits placed and other short-term investments....         1,815        22       4.65
    Trading account assets...................................         1,712        19       4.52
                                                              ------------------------------------
      Total earning assets...................................       103,428     1,910       7.35
Cash and cash equivalents....................................         7,250
Factored accounts receivable.................................         1,064
Other assets, less allowance for credit losses...............         5,617
                                                              ------------------------------------
      Total assets...........................................      $117,359
                                                              ====================================
Interest-bearing liabilities
  Savings....................................................      $  5,806        34       2.36
  NOW and money market deposit accounts......................        28,328       166       2.32
  Consumer CDs and IRAs......................................        24,013       304       5.03
  Negotiated CDs, public funds and other time deposits.......         4,633        44       3.76
  Foreign time deposits......................................         1,948        23       4.69
  Borrowed funds and trading liabilities.....................        22,342       171       3.05
  Capital leases and long-term debt..........................         3,106        70       9.00
                                                              ------------------------------------
    Total interest-bearing liabilities.......................        90,176       812       3.58
Noninterest-bearing sources
  Demand deposits............................................        16,548
  Other liabilities..........................................         2,915
  Shareholders' equity.......................................         7,720
                                                              ------------------------------------
      Total liabilities and shareholders' equity.............      $117,359
                                                              ====================================
Net interest spread..........................................                               3.77
Impact of noninterest-bearing sources........................                                .46
                                                              ------------------------------------
Net interest income/yield on earning assets..................                  $1,098       4.23%
                                                              ====================================

Net Interest Income

    Taxable-equivalent net interest income in 1992 was $4.2 billion, representing an increase of $250 million, or six percent, from the $3.9 billion reported in 1991. This increase was attributable to a higher net interest yield, reflecting wider market spreads, partially offset by the impact of slightly lower average earning assets.

    The net interest yield increased 28 basis points to 4.10 percent in 1992 from 3.82 percent in 1991. The yield on average earning assets declined 155 basis points between the years, to 7.70 percent in 1992 from 9.25 percent in 1991. The loss of income associated with nonperforming loans decreased the yield on average earning assets by approximately seven basis points in 1992, five basis points less than in 1991. A lower interest rate environment in 1992, coupled with a change in mix among deposits, served to decrease rates paid on interest-bearing liabilities to a greater extent than the decline in yields on earning assets. The cost of interest-bearing liabilities fell 197 basis points, to 4.11 per-cent in 1992 from 6.08 percent in 1991, contributing significantly to the improvement in net interest income.

Provision for Credit Losses

    The provision for credit losses was $715 million in 1992, compared to $1.6 billion in the prior year. Net charge-offs declined $442 million to $866 million in 1992. At December 31, 1992, the allowance for credit losses was $1.5 billion, or 2.00 percent of loans, leases and factored accounts receivable, compared to $1.6 billion, or 2.32 percent, at the end of 1991, and covered 103.11 percent of nonperforming loans, compared to 81.82 percent the previous year.

Securities Gains

    Gains from the sales of securities were $249 million in 1992, compared to $454 million in 1991. The 1992 gains followed balance sheet management efforts, upon combining the Companies' portfolios at merger, to conform portfolio management strategies and to reposition the components and estimated average maturity of the securities portfolios at a time when they contained substantial net appreciation. All sales in 1992 occurred in the held-for-sale portfolio.

Noninterest Income

    Noninterest income totaled $1.9 billion in 1992, an increase of $171 million, or 10 percent, from $1.7 billion in 1991. Excluding the $55-million gain on the mortgage servicing unit sale, noninterest income increased $116 mil-lion, or seven percent. Growth in most major categories of noninterest income during 1992 was partially offset by declines in mortgage servicing and related fees and asset management fees. The declines in these categories reflected the impact of sales of the mortgage servicing unit and the asset management subsidiaries in the last half of 1992.



=============================================================================================
26       Quarterly Taxable-Equivalent Adjustment
         (Dollars in Millions)

         The interest income earned on certain loans, leases, securities and trading account assets is not subject to federal income tax while a portion of the interest expense incurred in the acquisition of such assets is not deductible for federal income tax purposes.

         So that the income and yields on these types of assets can be meaningfully compared to those of taxable assets, an adjustment for taxable equivalency, net of the estimated effect of interest expense disallowed, is added both to interest income and income tax expense, resulting in no net effect on after-tax income. The taxable-equivalent adjustments in the periods shown below are calculated using the statutory federal income tax rates of 35 percent in 1993 and 34 percent in 1992.

                                                            1993                       1992
                                          ---------------------------------------------------
                                          Fourth      Third     Second     First      Fourth
                                          Quarter    Quarter    Quarter    Quarter    Quarter
                                          ---------------------------------------------------
Interest income -- book basis...........  $2,353     $2,067     $1,905     $1,882     $1,888
Add taxable-equivalent adjustment.......      23         20         20         23         22
                                          ---------------------------------------------------
Interest income --
 taxable-equivalent basis...............   2,376      2,087      1,925      1,905      1,910
Interest expense........................   1,050        919        794        807        812
                                          ---------------------------------------------------
Net interest income --
 taxable-equivalent basis...............  $1,326     $1,168     $1,131     $1,098     $1,098
                                          ===================================================

Other Real Estate Owned Expense

    A $56-million increase in expenses related to OREO in 1992 compared to 1991 was the result of write-downs associated with declines in real estate values subsequent to foreclosure, the administrative and legal costs of managing foreclosed properties and the accelerated workout of problem credits.

Restructuring Expense

    Restructuring expense of $330 million in 1991 associated with the merger of the Companies included professional fees, identity-change expenses, personnel costs, and facilities and other consolidation costs.

Noninterest Expense

    Noninterest expense of $3.97 billion in 1992 increased only three percent from $3.85 billion in 1991. Included in 1992 noninterest expense was the establishment of a $50-million reserve for identified lease buy-outs, write-offs, office consolidations and the closing or relocating of suboptimal banking centers related to the merger of the Companies.

Income Taxes

    Tax expense of $251 million in 1992 arose primarily from a higher level of pretax income as compared to 1991. Tax expense was 18 percent of pretax income, lower than at statutory rates primarily due to benefits from the utilization of financial operating loss carryforwards. The $93-million tax benefit in 1991 reflected the separate consolidated federal tax filing positions of the Companies for 1991. Separately, C&S/Sovran Corporation experienced a loss in 1991 which included a high proportion of tax-exempt income, resulting in a tax benefit. In addition, tax expense on the remainder of the Corporation's 1991 income was reduced by the utilization of financial operating loss carryforwards.

Report of Management


     The management of NationsBank Corporation is responsible for the preparation and the integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with generally accepted accounting principles and, in the judgment of management, present fairly the Corporation's financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.

     The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

     The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.

     The Corporation's independent accountants were engaged to perform an audit of the consolidated financial statements. This audit provides an objective review of management's responsibility to report operating results and financial condition. Working with the Corporation's internal auditors, they review and make tests as appropriate of the data included in the financial statements.

     The Board of Directors discharges its responsibility for the Corporation's financial statements through its Audit Committee. The Audit Committee meets periodically with the independent accountants, internal auditors and management. Both the independent accountants and internal auditors have direct access to the Audit Committee to discuss the scope and results of their work, the adequacy of internal accounting controls and the quality of financial reporting.



/s/ Hugh L. McColl Jr.                      /s/ James H. Hance Jr.


Hugh L. McColl Jr.                          James H. Hance Jr.
Chairman                                    Vice Chairman and
                                            Chief Financial Officer

Report of Independent Accountants


To the Board of Directors and
Shareholders of NationsBank Corporation


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of NationsBank Corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for income taxes, postretirement benefits other than pensions and certain investments in debt securities in 1993.



/s/ Price Waterhouse

Charlotte, North Carolina
January 14, 1994


NationsBank Corporation and Subsidiaries

Consolidated Statement of Income
- ------------------------------------------------------------------------------
(Dollars in Millions Except Per-Share Information)

                                                     Year Ended December 31
                                                    --------------------------
                                                       1993     1992     1991
                                                    --------------------------
Income from Earning Assets
 Interest and fees on loans......................   $  6,078 $  5,643 $  6,578
 Lease financing income..........................        110       94      174
 Interest and dividends on securities
  Taxable investment securities..................      1,312    1,463    2,000
  Investment securities exempt from federal
   income taxes..................................         35       43      116
  Securities held for sale.......................         49      103        -
 Interest and fees on loans held for sale........         53       70       37
 Time deposits placed and other short-term
  investments....................................         79       92      115
 Federal funds sold..............................         14       44      104
 Securities purchased under agreements to resell.        180      157      185
 Trading account assets..........................        297       71       89
                                                    --------------------------
  Total income from earning assets...............      8,207    7,780    9,398
                                                    --------------------------
Interest Expense
 Deposits........................................      2,149    2,772    4,315
 Borrowed funds and trading liabilities..........      1,029      639    1,034
Capital leases and long-term debt................        392      271      250
                                                    --------------------------
Total interest expense...........................      3,570    3,682    5,599
                                                    --------------------------
Net interest income..............................      4,637    4,098    3,799
Provision for credit losses......................        430      715    1,582
                                                    --------------------------
Net credit income................................      4,207    3,383    2,217
Gains on sales of securities.....................         84      249      454
Noninterest income...............................      2,101    1,913    1,742
Other real estate owned expense..................         78      183      127
Restructuring expense............................         30        -      330
Noninterest expense..............................      4,293    3,966    3,847
                                                    --------------------------
Income before income taxes and effect of change
 in method of accounting for income taxes........      1,991    1,396      109
Income tax expense (benefit).....................        690      251      (93)
                                                    --------------------------
Income before effect of change in method of
 accounting for income taxes.....................      1,301    1,145      202
Effect of change in method of accounting for
 income taxes....................................        200        -        -
                                                    --------------------------
Net income.......................................     $1,501   $1,145   $  202
                                                    ==========================
Net income available to common shareholders......     $1,491   $1,121   $  171
                                                    ==========================
Per-share information
Earnings per common share before effect of change
 in method of accounting for income taxes........     $ 5.00   $ 4.60   $  .76
Effect of change in method of accounting for
 income taxes....................................        .78        -        -
                                                    --------------------------
Earnings per common share........................     $ 5.78   $ 4.60   $  .76
                                                    ==========================
Fully diluted earnings per common share before
 effect of change in method of accounting for
 income taxes....................................     $ 4.95   $ 4.52   $  .75
Effect of change in method of accounting for
 income taxes....................................        .77        -        -
                                                    --------------------------
Fully diluted earnings per common share..........     $ 5.72   $ 4.52   $  .75
                                                    ==========================
Dividends per common share.......................     $ 1.64   $ 1.51   $ 1.48
                                                    ==========================
Average common shares issued (in thousands)......    257,969  243,748  226,305
                                                    ==========================

See accompanying notes to consolidated financial statements.


NationsBank Corporation and Subsidiaries

Consolidated Balance Sheet
- -------------------------------------------------------------------------------
(Dollars in Millions)

                                                                December 31
                                                            -------------------
                                                               1993       1992
                                                            -------------------
Assets
  Cash and cash equivalents..............................   $  7,649   $  7,771
  Time deposits placed and other short-term investments..      1,479      1,994
  Securities
    Held for investment, at cost (market value - $13,604
     and $23,748)........................................     13,584     23,355
    Held for sale: 1993 at market; 1992 at cost (market
     value - $1,377).....................................     15,470      1,374
                                                            -------------------
      Total securities...................................     29,054     24,729
                                                            -------------------

  Loans held for sale....................................      1,697      1,236
  Trading account assets.................................     10,610      1,518
  Federal funds sold.....................................        691        337
  Securities purchased under agreements to resell........      6,353      2,261

  Loans, net of unearned income of $553 and $308.........     89,024     70,300
  Leases, net of unearned income of $702 and $428........      1,982      1,497
  Factored accounts receivable...........................      1,001        917
                                                            -------------------
  Loans, leases and factored accounts receivable, net of
   unearned income.......................................     92,007     72,714

  Allowance for credit losses............................     (2,169)    (1,454)
  Premises, equipment and lease rights, net..............      2,259      2,200
  Customers' acceptance liability........................        708        658
  Interest receivable....................................      1,117        856
  Goodwill...............................................        812        450
  Core deposit and other intangibles.....................        555        450
  Other assets...........................................      4,864      2,339
                                                            -------------------
                                                            $157,686   $118,059
                                                            ===================
Liabilities
  Deposits
    Demand...............................................   $ 20,719   $ 17,701
    Savings..............................................      8,784      5,872
    NOW and money market deposit accounts................     30,881     29,053
    Time.................................................     26,695     28,064
    Foreign time.........................................      4,034      2,037
                                                            -------------------
      Total deposits.....................................     91,113     82,727
                                                            -------------------
  Borrowed funds and trading liabilities
    Federal funds purchased..............................      7,135      6,420
    Securities sold under agreements to repurchase.......     21,236      9,632
    Commercial paper.....................................      2,056        784
    Other short-term borrowings and trading liabilities..     13,821      5,121
                                                            -------------------
      Total borrowed funds and trading liabilities.......     44,248     21,957
                                                            -------------------
  Obligations under capital leases.......................         27         24
  Liability to factoring clients.........................        534        482
  Acceptances outstanding................................        708        658
  Accrued expenses and other liabilities.................      2,752      1,355
  Long-term debt.........................................      8,325      3,042
                                                            -------------------
      Total liabilities..................................    147,707    110,245
                                                            -------------------

Contingent liabilities and other financial commitments
 (Notes 11 and 13)

Shareholders' Equity
Preferred stock: authorized -- 45,000,000 shares
  ESOP Convertible, Series C: issued -- 2,703,440 and
   2,812,005 shares......................................        115        119
  Series CC: issued -- 752,600 shares and none...........         38          -
  Series DD: issued -- 1,107,600 shares and none.........         55          -
Common stock: authorized -- 500,000,000 shares;
  issued -- 270,904,656 and 252,990,138 shares...........      4,594      3,702
Retained earnings........................................      5,247      4,179
Other....................................................        (70)      (186)
                                                            -------------------
Total shareholders' equity...............................      9,979      7,814
                                                            -------------------
                                                            $157,686   $118,059
                                                            ===================

See accompanying notes to consolidated financial statements.


NationsBank Corporation and Subsidiaries

Consolidated Statement of Cash Flows
- ------------------------------------------------------------------------------
(Dollars in Millions)                                 Year Ended December 31
                                                 ------------------------------
                                                    1993       1992       1991
                                                 ------------------------------
Operating Activities
  Net income...................................  $  1,501   $  1,145   $    202
  Reconciliation of net income to net cash
   provided by operating activities
  Provision for credit losses..................       430        715      1,582
  Gains on sales of securities.................       (84)      (249)      (454)
  Gain on sale of mortgage servicing unit......         -        (55)         -
  Depreciation and premise improvements
   amortization................................       242        228        236
  Amortization of intangibles..................       110        111        125
  Deferred income tax expense (benefit)........       223         14        (20)
  Effect of change in method of accounting
   for income taxes............................      (200)         -          -
  Net change in trading instruments............       707       (783)       114
  Net (increase) decrease in interest
   receivable..................................       (93)        88        107
  Net increase (decrease) in interest payable..        93         81       (117)
  Net increase in loans held for sale..........      (406)      (651)      (270)
  Net increase in liability to factoring
   clients.....................................        52          5         47
  Other operating activities...................      (438)       (71)       433
                                                 ------------------------------
    Net cash provided by operating activities..     2,137        578      1,985
                                                 ------------------------------

Investing Activities
  Proceeds from maturities of securities held
   for investment..............................     9,182      5,154      2,820
  Proceeds from sales of securities held for
   investment..................................         -          -     23,225
  Purchases of securities held for investment..   (10,493)   (12,234)   (25,240)
  Proceeds from sales of securities held for
   sale........................................    18,295     27,981          -
  Purchases of securities held for sale........   (15,805)   (20,202)         -
  Net (increase) decrease in federal funds
   sold and securities purchased under
   agreements to resell........................      (410)    (1,963)       563
  Net (increase) decrease in time deposits
   placed and other short-term investments.....       816       (407)      (333)
  Net originations of loans and leases.........   (12,473)    (8,702)    (1,239)
  Net purchases of premises and equipment......       (65)      (287)      (264)
  Purchases of loans and leases................    (3,830)    (2,373)    (1,972)
  Proceeds from sales and securitizations
   of loans....................................     8,682      6,182      4,015
  Purchases of mortgage servicing rights.......       (40)        (5)       (43)
  Purchases of factored accounts receivable....    (7,343)    (6,676)    (5,961)
  Collections of factored accounts receivable..     7,229      6,559      5,881
  Proceeds from sales of other real estate
   owned.......................................       261        352        200
  (Purchases) sales of subsidiaries/units,
   net of cash.................................    (4,606)       (21)     2,573
                                                 ------------------------------
  Net cash provided (used) by investing
   activities..................................   (10,600)    (6,642)     4,225
                                                 ------------------------------

Financing Activities
  Net decrease in deposits.....................    (1,581)    (5,348)      (995)
  Net increase (decrease) in federal funds
   purchased and securities sold under
   agreements to repurchase....................     4,503      8,671     (2,424)
  Net increase (decrease) in other borrowed
   funds.......................................     1,958      2,884     (3,206)
  Proceeds from issuance of long-term debt.....     4,125        349        376
  Retirement of long-term debt.................      (405)      (128)      (254)
  Redemption/liquidation of preferred stock....         -        (10)      (125)
  Proceeds from issuance of common stock.......       197        544        502
  Cash dividends paid..........................      (433)      (395)      (399)
  Other financing activities...................       (23)        13         46
                                                 ------------------------------
  Net cash provided (used) by financing
   activities..................................     8,341      6,580     (6,479)
                                                 ------------------------------
  Net increase (decrease) in cash and cash
   equivalents.................................      (122)       516       (269)
  Cash and cash equivalents at beginning of
   year........................................     7,771      7,255      7,524
                                                 ------------------------------
  Cash and cash equivalents at end of year.....  $  7,649   $  7,771   $  7,255
                                                 ==============================

Loans transferred to other real estate owned amounted to $251, $403 and $878 in 1993, 1992 and 1991, respectively. Securities held for investment transferred to securities held for sale amounted to $16,377 and $8,904 in 1993 and 1991, respectively.

See accompanying notes to consolidated financial statements.

NationsBank Corporation and Subsidiaries

Consolidated Statement of Changes in Shareholders' Equity
- ---------------------------------------------------------------------------------------------------------------------------
(Dollars in Millions, Shares in Thousands)                                                                          Total
                                                                  Common Stock                                      Share-
                                                   Preferred   -----------------   Retained     Loan to            holders'
                                                     Stock     Shares     Amount   Earnings   ESOP Trust   Other    Equity
                                                   ------------------------------------------------------------------------
Balance on December 31, 1990...................      $500      216,071    $2,332    $3,626      $(115)    $  (60)   $6,283
Net income.....................................                                        202                             202
Cash dividends
  Common.......................................                                       (368)                           (368)
  Preferred....................................                                        (31)                            (31)
Liquidation of money market
  preferred stock..............................      (125)                                                            (125)
Issuance of common stock.......................                 11,856       428                                       428
Common stock issued under dividend
  reinvestment and employee plans..............                  3,241        73                               8        81
Common stock issued upon exercise
  of warrants..................................                     49         2                                        2
Other..........................................        (2)          29         1                    8         39        46
                                                   ------------------------------------------------------------------------
Balance on December 31, 1991...................       373      231,246     2,836     3,429       (107)       (13)    6,518
Net income.....................................                                      1,145                           1,145
Cash dividends
  Common.......................................                                       (371)                           (371)
  Preferred....................................                                        (24)                            (24)
Redemption and conversion of Series B
  preferred stock..............................      (250)       6,734       240                                       (10)
Issuance of common stock.......................                  8,050       353                                       353
Common stock issued under dividend
  reinvestment and employee plans..............                  6,569       259                             (78)      181
Common stock issued upon exercise
  of warrants..................................                    303        10                                        10
Other..........................................        (4)          88         4                    9          3        12
                                                   ------------------------------------------------------------------------
Balance on December 31, 1992...................       119      252,990     3,702     4,179        (98)       (88)    7,814
Net income.....................................                                      1,501                           1,501
Cash dividends
  Common.......................................                                       (423)                           (423)
  Preferred....................................                                        (10)                            (10)
Issued in MNC acquisition
  Series CC and DD preferred stock.............        93                                                               93
  Common stock.................................                 13,608       701                                       701
Common stock issued under dividend
  reinvestment and employee plans..............                  4,213       187                              10       197
Other..........................................        (4)          94         4                   10         96       106
                                                   ------------------------------------------------------------------------
Balance on December 31, 1993...................      $208      270,905    $4,594    $5,247      $ (88)    $   18    $9,979
                                                   ========================================================================

See accompanying notes to consolidated financial statements.

NationsBank Corporation and Subsidiaries

Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  NationsBank Corporation (the Corporation) is a multi-bank holding company organized under the laws of North Carolina in 1968 and registered under the Bank Holding Company Act of 1956, as amended. The Corporation provides financial products and services, both domestically and internationally.

  The accounting and reporting policies of NationsBank Corporation and its subsidiaries conform with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to current year classifications. A description of the significant accounting policies is presented below.

Note 1 -- Accounting Policies

Principles of Consolidation and Basis of Presentation

  The consolidated financial statements include the accounts of NationsBank Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Results of operations of companies purchased are included from the dates of acquisition. Prior year financial statements are restated to include accounts of companies acquired and accounted for as poolings of interests. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

Cash and Cash Equivalents

  Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

Securities

  The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), on December 31, 1993. Management has reviewed the securities portfolio and classified securities as either held to maturity or held for sale. In determining such classification, securities expected to be held to maturity were classified in the amortized historical cost portfolio. All other securities were classified as held for sale and carried at fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. In addition, marketable equity securities, which are included in other assets, are carried at fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. See Note 5 for further details on the impact of adopting SFAS 115.

  Prior to the adoption of SFAS 115, management determined the appropriate classification of securities at the time of purchase. If management had the intent and the Corporation had the ability at the time of purchase to hold securities until maturity or on a long-term basis, they were classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as held for sale and carried at the lower of aggregate cost or market value.

Loans Held for Sale

  Loans held for sale include mortgage and other loans and are carried at the lower of aggregate cost or market value.

Trading Accounts

  Trading instruments are stated at market value. Monthly market adjustments, fees and gains or losses on the sales of trading instruments are included in noninterest income.

Allowance for Credit Losses

  The allowance for credit losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures.

  The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance for credit losses are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance for credit losses is performed. This assessment is made in the context of historical losses, as well as existing economic conditions.

Nonperforming Loans

  Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured, granting a concession to the borrower due to financial difficulties of the borrower, are classified as nonperforming until they have demonstrated performance according to the restructured terms and the probability of collection in full. Loans which are past due 180 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.

  Interest collections on nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.

  Consumer loans, including bank card loans, that are past due 90 days or more are not generally classified as nonperforming assets. Generally, consumer loans are liquidated or charged off soon after becoming 90 days past due or 180 days past due for bank card loans. Income is generally recognized on past-due consumer and bank card loans until the loan is charged off.

Other Real Estate Owned

  Other real estate owned includes both formally foreclosed and in-substance foreclosed property and premises no longer used for business operations.

  Other real estate owned is carried at the lower of (1) the recorded amount of the loan or lease for which the foreclosed property previously served as collateral, or (2) the current fair value of the property minus estimated costs to sell. Prior to foreclosure, the recorded amount of the loan or lease is written down, if necessary, to the fair value, minus estimated costs to sell, of the real estate to be acquired by charging the allowance for credit losses.

  Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

Premises, Equipment and Lease Rights

  Premises, equipment and lease rights are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed principally using the straight-line method throughout the estimated useful lives of the assets.

Income Taxes

  During the first quarter of 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). The Corporation had previously recorded income tax expense following Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" (SFAS 96). See Note 15 for further discussion of the impact of the adoption of SFAS 109.

  There are two components of income tax provision, current and deferred.

  Current income tax provisions approximate taxes to be paid or refunded for the applicable period.

  Balance sheet amounts of deferred taxes are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur. Prior to 1993, under SFAS 96, the criteria for recognizing such benefits was more limited.

Retirement Benefits

  The Corporation has established qualified retirement plans covering all full-time, salaried employees and certain part-time employees. Pension expense under these plans is accrued each year. The costs are charged to current operations and consist of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

  In addition, the Corporation has established unfunded supplemental benefit plans providing any benefits which could not be paid from a qualified retirement plan because of Internal Revenue Code restrictions and supplemental executive retirement plans for selected officers of the Corporation. These plans are nonqualified and, therefore, in general, a participant's or beneficiary's claim to benefits is as a general creditor.

  The Corporation has established several postretirement medical benefits plans which are not funded. As a result of acquisitions accounted for under the purchase method, certain amounts are carried as other liabilities representing the actuarially determined liabilities for such benefits payable to, or for, the employees of the acquired company.

  The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS
106), during the first quarter of 1993. Retiree benefits, including health and life insurance, must be accrued under SFAS 106 compared to the Corporation's prior accounting method which expensed these benefits when paid. See Note 13 for further discussion regarding SFAS 106.

Interest, Currency and Commodity Contracts

  The Corporation uses various interest rate, foreign exchange and commodity-related contracts such as futures, swaps, caps, floors, options and forward rate agreements as part of asset and liability management or in trading activities. Revenues or expenses associated with swap contracts used in asset and liability management are accounted for on the accrual basis and recognized as an adjustment to net interest income. Gains and losses associated with futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the hedged item and recognized as a yield adjustment. Derivatives contracts entered into as trading positions are marked to market and gains and losses are recognized currently as noninterest income. The Corporation also enters into interest rate and commodity swaps as an intermediary between two counterparties. The payment differentials are recognized as fee income over the lives of the agreements.

Earnings per Common Share

  Earnings per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented.

Purchase Method of Accounting

  Net assets of companies acquired in purchase transactions are recorded at fair value at date of acquisition. Core deposit intangibles are amortized on an accelerated basis over the estimated periods benefited not exceeding 10 years. Other identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over 25 years.

Foreign Currency Translation and Transactions

  Foreign currency assets and liabilities of the foreign branches and subsidiaries are translated into U.S. dollars using month-end spot rates of exchange. Income and expense amounts are translated based on the spot rate in effect at the date on which the individual transactions are recorded.

Other

  Cash paid for interest and income taxes for the years presented was as follows (dollars in millions):

                                          1993    1992    1991
                                         ----------------------
Interest paid, before allocation
  to the Special Asset Division......    $3,477  $3,601  $5,892
                                         ======================
Income taxes paid....................    $  360  $   88  $   50
                                         ======================

Note 2 -- Parent Company Financial Information


NationsBank Corporation (Parent Company)

Condensed Consolidated Statement of Income

(Dollars in Millions)

                                                        Year Ended December 31
                                                       -----------------------
                                                         1993     1992   1991
                                                       -----------------------
Income
   Dividends from consolidated
      Subsidiary banks and bank holding companies....  $   894   $  481  $ 526
      Other subsidiaries.............................        -       40     55
   Interest from consolidated subsidiaries...........      172       85    150
   Other income......................................      533      688    235
                                                       -----------------------
                                                         1,599    1,294    966
                                                       -----------------------
Expenses
   Interest on borrowed funds........................      389      255    293
   Noninterest expense...............................      453      645    345
                                                       -----------------------
                                                           842      900    638
                                                       -----------------------
Earnings
   Income before equity in undistributed earnings
    (losses) of consolidated subsidiaries and taxes..      757      394    328
                                                       -----------------------

Equity in undistributed earnings (losses) of
 consolidated
   Subsidiary banks and bank holding companies.......      742      588   (168)
   Other subsidiaries................................       73       27    (16)
                                                       -----------------------
                                                           815      615   (184)
                                                       -----------------------
Income before income taxes and effect of change in
 method of accounting for income taxes...............    1,572    1,009    144
Income tax benefit...................................      (56)    (136)   (58)
                                                       -----------------------
Income before effect of change in method of
 accounting for income taxes.........................    1,628    1,145    202
Effect of change in method of accounting for income
 taxes...............................................     (127)       -      -
                                                       -----------------------

Net income...........................................  $ 1,501   $1,145  $ 202
                                                       =======================
Net income available to common shareholders..........  $ 1,491   $1,121  $ 171
                                                       =======================


NationsBank Corporation (Parent Company)

Condensed Consolidated Balance Sheet

(Dollars in Millions)


                                                          December 31
                                                       ----------------
                                                         1993     1992
                                                       ----------------
Assets
   Cash and cash equivalents........................   $    11  $    21
   Temporary investments............................       312      154
   Receivables from consolidated
      Subsidiary banks and bank holding companies...     1,176    2,008
      Other subsidiaries............................     6,002      780
   Investment in consolidated
      Subsidiary banks and bank holding companies...    10,696    7,945
      Other subsidiaries............................     1,249      428
   Other assets.....................................       562      598
                                                       ----------------
                                                       $20,008  $11,934
                                                       ================
Liabilities and Shareholders' Equity
   Commercial paper and other notes payable.........   $ 2,282  $   950
   Accrued expenses and other liabilities...........       870      533
   Long-term debt...................................     6,877    2,637
   Shareholders' equity.............................     9,979    7,814
                                                       ----------------
                                                       $20,008  $11,934
                                                       ================


NationsBank Corporation (Parent Company)

Condensed Consolidated Statement of Cash Flows

(Dollars in Millions)

                                                       Year Ended December 31
                                                       -----------------------
                                                         1993     1992    1991
                                                       -----------------------
Operating Activities
   Net income........................................  $ 1,501   $1,145  $ 202
   Reconciliation of net income to net cash provided
    by operating activities
      Gain on sale of mortgage servicing unit........        -      (55)     -
      Equity in undistributed (earnings) losses of
       consolidated subsidiaries.....................     (815)    (615)   184
      Effect of change in method of accounting for
       income taxes..................................      127        -      -
      Other operating activities.....................      113      (23)   154
                                                       -----------------------
         Net cash provided by operating activities...      926      452    540
                                                       -----------------------
Investing Activities
   Net (increase) decrease in temporary investments..     (134)     356   (160)
   Net (increase) decrease in receivables from
    consolidated subsidiaries........................     (231)    (895)   658
   Additional capital investment in subsidiaries.....   (1,428)    (140)  (255)
   Net purchases of subsidiaries/units, net of cash..   (4,220)     (21)     -
                                                       -----------------------
         Net cash provided (used) by investing
          activities.................................   (6,013)    (700)   243
                                                       -----------------------
Financing Activities
   Net increase (decrease) in commercial paper and
    other notes payable..............................    1,332     (124)  (951)
   Proceeds from issuance of long-term debt..........    4,125      349    376
   Retirement of long-term debt......................     (174)    (115)  (241)
   Redemption/liquidation of preferred stock.........        -      (10)  (125)
   Proceeds from issuance of common stock............      197      544    502
   Cash dividends paid...............................     (433)    (395)  (399)
   Other financing activities........................       30       12     55
                                                       -----------------------
         Net cash provided (used) by financing
          activities.................................    5,077      261   (783)
                                                       -----------------------

Net increase (decrease) in cash and cash equivalents.      (10)      13      -
Cash and cash equivalents at beginning of year.......       21        8      8
                                                       -----------------------
Cash and cash equivalents at end of year.............  $    11   $   21  $   8
                                                       =======================

Significant noncash transaction
   Additional capital investment in banking
    subsidiaries.....................................  $     -   $   25  $  50
                                                       =======================

================================================================================

Note 3 -- Acquisition of MNC Financial Inc.

  On October 1, 1993, the Corporation completed the acquisition of MNC Financial Inc. (MNC), a bank holding company headquartered in Baltimore, Maryland, with total assets of approximately $16.5 billion. Holders of 45.5 million shares of MNC common stock received approximately 13.6 million shares of the Corporation's common stock, with cash paid in lieu of fractional shares, and the holders of
45.3 million shares of MNC common stock received $15.17 cash for each share they owned, resulting in a total of approximately $1.39 billion. Each of the 753 thousand shares of MNC Series CC Preferred Stock outstanding on October 1 was converted into one share of the Corporation's Series CC Preferred Stock and each of the 1.1 million shares of MNC Series DD Preferred Stock outstanding on October 1 was converted into one share of the Corporation's Series DD Preferred Stock.

  The acquisition was accounted for as a purchase; therefore, the results of operations of MNC are included in the consolidated financial statements from the date of acquisition. The following unaudited pro forma information presents the consolidated results of operations as if the MNC acquisition had occurred on January 1 of each respective year (dollars in millions except earnings per common share):

                                              1993     1992
                                            ----------------
Interest and other income.................  $11,417  $11,425
Income before effect of change in
   method of accounting for income taxes..    1,362    1,193
Net income................................    1,562    1,193

Earnings per common share
   Income before effect of change in
      method of accounting for
      income taxes........................     5.01     4.50
   Net income.............................     5.75     4.50
   Fully diluted income before effect of
      change in method of accounting
      for income taxes....................     4.96     4.41
   Fully diluted net income...............     5.70     4.41

Note 4 -- Other Acquisition Activity

  On December 1, 1993, the Corporation established Nations Financial Capital Corporation upon completion of its acquisition of a substantial amount of the assets and the ongoing business of U S WEST Financial Services Inc., a corporate finance subsidiary of U S WEST Inc. The Corporation acquired approximately $2.0 billion in net receivables.

  On July 2, 1993, the Corporation, through a banking subsidiary, completed its acquisition of substantially all the assets and certain of the liabilities of Chicago Research & Trading Group Ltd. (CRT) and certain of its subsidiaries. Total assets at the date of purchase were approximately $12 billion and consisted primarily of trading account assets and securities purchased under agreements to resell. CRT, an options market-making and trading firm, changed its name to NationsBanc-CRT.

  On February 1, 1993, the Corporation, through a subsidiary, acquired substantially all of the assets and assumed certain of the liabilities of Chrysler First Inc., the non-automotive finance subsidiary of Chrysler Financial Corporation. Finance receivables of approximately $3.7 billion, including $1.5 billion which were securitized, were acquired. NationsCredit was formed as a result of this purchase.

  On September 20, 1993, the Corporation announced it had reached an agreement to acquire Corpus Christi National Bank (CCNB) of Corpus Christi, Texas. At December 31, 1993, CCNB had total assets of $766 million. Under terms of the agreement, the Corporation will acquire all CCNB outstanding capital stock in a tax-free exchange transaction. The Corporation will exchange 2.5 shares of its common stock for each of the CCNB shares outstanding. At December 31, 1993, CCNB had 1.1 million shares of stock outstanding. The transaction is expected to be completed in early 1994.

================================================================================

Note 5 -- Securities

  On December 31, 1993, the Corporation adopted SFAS 115 related to accounting for investments in debt and equity securities. Upon adoption, the Corporation transferred approximately $14.6 billion from securities held for investment to securities held for sale. Along with marketable equity securities which are included in other assets, the securities held for sale portfolio was marked to market value resulting in a net unrealized gain of approximately $164 million which was included in shareholders' equity at $104 million on an after-tax basis.

  The book and market values of securities held for investment on December 31 were (dollars in millions):

                                                  1993                                       1992
                                   -----------------------------------------------------------------------------
                                             Gross     Gross                            Gross     Gross
                                            Unreal-   Unreal-                          Unreal-   Unreal-
                                    Book     ized      ized      Market        Book     ized      ized    Market
                                    Value    Gains    Losses      Value        Value    Gains    Losses    Value
                                   -----------------------------------------------------------------------------
U.S. Treasury securities........   $ 8,928    $15     $    24    $ 8,919      $18,514   $324       $2    $18,836
Securities of other U.S.
   Government agencies
      and corporations..........     4,182     20           6      4,196        3,838     36        4      3,870
Other taxable securities........       446     15           2        459          486      5        1        490
                                   -----------------------------------------------------------------------------
      Total taxable securities..    13,556     50          32     13,574       22,838    365        7     23,196
Tax-exempt securities...........        28      2           -         30          517     36        1        552
                                   -----------------------------------------------------------------------------
                                   $13,584    $52         $32    $13,604     $23,355 $   401       $8    $23,748
                                   =============================================================================

  Securities held for sale on December 31 consisted of the following (dollars in millions):

                                                  1993                                       1992
                                   -----------------------------------------------------------------------------
                                             Gross     Gross                            Gross     Gross
                                            Unreal-   Unreal-                          Unreal-   Unreal-
                                    Book     ized      ized      Market        Book     ized      ized    Market
                                    Value    Gains    Losses      Value        Value    Gains    Losses    Value
                                   -----------------------------------------------------------------------------
U.S. Treasury securities........   $14,560     $100       $5     $14,655       $1,374     $3       $-     $1,377
Securities of other U.S.
   Government agencies
   and corporations.............       400        -        -         400            -      -        -          -
Other taxable securities........         7        -        -           7            -      -        -          -
                                   -----------------------------------------------------------------------------
   Total taxable securities.....    14,967      100        5      15,062        1,374      3        -      1,377
Tax-exempt securities...........       378       30        -         408            -      -        -          -
                                   -----------------------------------------------------------------------------
                                   $15,345     $130       $5     $15,470       $1,374     $3       $-     $1,377
                                   =============================================================================

  Proceeds from sales of securities held for sale were $18.3 billion and $28.0 billion in 1993 and 1992, respectively. Gross gains of $166 million and $361 million and gross losses of $82 million and $112 million were realized on these sales during 1993 and 1992, respectively.

  There were no sales of securities held for investment in 1993 and 1992. Proceeds from sales of securities held for investment amounted to $23.2 billion in 1991. Gross gains of $475 million and gross losses of $21 million were realized on these sales during 1991.

  There were no investments in obligations of states and political subdivisions that were payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of consolidated shareholders' equity on December 31, 1993 or 1992.

  Income tax expense attributable to securities transactions was $29 million, $87 million and $71 million for 1993, 1992 and 1991, respectively.

  The book and market values of pledged securities were $24.0 billion and $24.1 billion, respectively, at December 31, 1993, compared to $19.8 billion and $20.1 billion, respectively, at December 31, 1992.

  The expected maturities of securities held for investment and securities held for sale at December 31, 1993, are summarized in the tables below. Actual maturities will differ from contractual maturities since borrowers may have the right to prepay obligations with or without prepayment penalties (dollars in millions):

                                                            Net
                                                           Unreal-
                                                            ized
                                    Book      Market       Gains
Securities Held for Investment      Value      Value      (Losses)
- ------------------------------------------------------------------
Due in one year or less........   $ 3,885     $3,899          $14
Due after one year
   through five years..........     9,037      9,030           (7)
Due after five years
   through ten years...........       426        425           (1)
Due after ten years............       236        250           14
                                  -------------------------------
                                  $13,584    $13,604       $   20
                                  ===============================


                                                            Net
                                                           Unreal-
                                   Book       Market       ized
Securities Held for Sale           Cost        Value       Gains
- ------------------------------------------------------------------
Due in one year or less........   $ 7,918     $8,000          $82
Due after one year
   through five years..........     7,291      7,325           34
Due after five years
   through ten years...........        56         61            5
Due after ten years............        80         84            4
                                  -------------------------------
                                  $15,345    $15,470       $  125
                                  ===============================

================================================================================

Note 6 -- Loans, Leases and Factored Accounts Receivable

  Loans, leases and factored accounts receivable on December 31 were (dollars in millions):

                                                               1993      1992
                                                             -----------------
Loans
   Commercial..............................................  $40,940   $32,340
   Real estate commercial..................................    8,246     6,324
   Real estate construction................................    3,256     3,065
                                                             -----------------
      Total commercial.....................................   52,442    41,729
                                                             -----------------
   Residential mortgage....................................   12,801     9,286
   Home equity.............................................    2,565     2,061
   Bank card...............................................    3,728     4,297
   Other consumer..........................................   17,063    12,294
                                                             -----------------
      Total consumer.......................................   36,157    27,938
                                                             -----------------
   Foreign.................................................      978       941
   Factored accounts receivable............................    1,001       917
                                                             -----------------
      Total loans and factored accounts receivable.........   90,578    71,525
      Less unearned income.................................     (553)     (308)
                                                             -----------------
      Loans and factored accounts receivable, net of
       unearned income.....................................   90,025    71,217
                                                             -----------------
Leases
   Lease financing.........................................    2,127     1,520
   Estimated residual value................................      557       405
   Unearned income.........................................     (702)     (428)
                                                             -----------------
      Leases, net of unearned income.......................    1,982     1,497
                                                             -----------------
      Loans, leases and factored accounts receivable, net
       of unearned income..................................  $92,007   $72,714
                                                             =================

  Transactions in the allowance for credit losses were (dollars in millions):

                                                       1993     1992     1991
                                                      ------------------------
Balance on January 1................................  $1,454  $ 1,605  $ 1,322
                                                      ------------------------
Loans, leases and factored accounts receivable
 charged off........................................    (609)  (1,026)  (1,417)
Recoveries of loans, leases and factored accounts
 receivable previously charged off..................     197      160      109
                                                      ------------------------
      Net charge-offs...............................    (412)    (866)  (1,308)
Provision for credit losses.........................     430      715    1,582
Allowance applicable to loans of purchased
 companies..........................................     697        -        9
                                                      ------------------------
Balance on December 31..............................  $2,169  $ 1,454  $ 1,605
                                                      ========================

  Loans to directors and executive officers of the Corporation on December 31, 1993, were $107 million and $154 million on January 1 and December 31, 1993, respectively. An analysis of activity for 1993 with respect to such aggregate loans is as follows (dollars in millions):

        Balance           New                              Balance
        January 1        Loans         Payments          December 31
        ------------------------------------------------------------
          $107            $73             $26                $154
        ============================================================

  Loans to directors and executive officers who were solely directors and/or executive officers of the Corporation's significant subsidiaries, excluding the aggregate loan amount of any loans to members of their immediate families, amounted to $524 million at December 31, 1993.

  Extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risk of collectibility or present other unfavorable features.

  On December 31, 1993, 1992 and 1991, nonperforming loans totaled $1.1 billion, $1.4 billion and $2.0 billion, respectively.

  The net amount of interest recorded during each year on loans that were nonaccruing on December 31 was $34 million, $31 million and $82 million in 1993, 1992 and 1991, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $80 million in 1993, $105 million in 1992 and $205 million in 1991.

  Other real estate owned amounted to $661 million, $587 million and $843 million on December 31, 1993, 1992 and 1991, respectively. The cost of carrying other real estate owned amounted to $18 million, $25 million and $36 million in 1993, 1992 and 1991, respectively.

  In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), effective for fiscal years beginning after December 15, 1994. An impaired loan within the scope of SFAS 114 is to be recognized based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The impact on the Corporation's financial position and results of operations resulting from the adoption of SFAS 114 is not expected to be material.

================================================================================

Note 7 -- Premises, Equipment and Lease Rights

  Premises, equipment and lease rights on December 31 were (dollars in millions):

                                                            1993        1992
                                                          -------------------
Land and land improvements..............................  $   318     $   348
Buildings...............................................    1,408       1,346
Capitalized leased premises.............................       55          46
Leasehold improvements..................................      525         371
Furniture and equipment.................................    1,690       1,451
Construction in progress................................       63          79
                                                          -------------------
                                                            4,059       3,641
Less accumulated depreciation and amortization..........   (1,800)     (1,441)
                                                          -------------------
                                                          $ 2,259     $ 2,200
                                                          ===================

  Provisions for depreciation and amortization charged to noninterest expense were $242 million, $228 million and $236 million for 1993, 1992 and 1991, respectively.

  At December 31, 1993, the minimum future noncancelable operating lease payments for premises and equipment are $229 million, $209 million, $187 million, $152 million and $142 million for each of the succeeding years 1994 through 1998, respectively. Rental expense, excluding executory costs, charged to operating expenses during 1993, 1992 and 1991 was approximately $287 million, $272 million and $246 million, respectively.

================================================================================

Note 8 -- Deposits

  The components of interest on deposits for the years ended December 31 were (dollars in millions):

                                 1993      1992      1991
                                --------------------------
Savings and interest-bearing
   transaction accounts.......  $  802    $  959    $1,498
Consumer CDs and IRAs.........   1,052     1,439     1,848
Negotiated CDs, public
   funds and other time.......     172       283       804
Foreign time..................     123        91       165
                                --------------------------
                                $2,149    $2,772    $4,315
                                ==========================

  On December 31, 1993 and 1992, domestic certificates of deposit and other time deposits in denominations of $100 thousand or more amounted to $6.5 billion and $5.7 billion, respectively. Certificates of deposit and other time deposits of $100 thousand or more of foreign offices amounted to $3.8 billion and $1.8 billion on December 31, 1993 and 1992, respectively.

Note 9 -- Short-Term Borrowings and Long-Term Debt

  The Corporation's unused bank lines of credit amounted to $1 billion and $360 million on December 31, 1993 and 1992, respectively. In both years, these lines were supported by fees paid directly by the Corporation to unaffiliated banks.

  Federal funds purchased in the amounts of $34 million on December 31, 1993, and $38 million on December 31, 1992, were fully secured by securities held for investment.

  In May 1993, the Corporation's banking subsidiaries in North Carolina, Georgia and Texas initiated a program to offer from time to time up to $3 billion in short-term bank notes with fixed or floating rates and maturities from 30 days to one year from date of issue. As of December 31, 1993, short-term bank notes outstanding equaled $2.2 billion.

  Long-term debt on December 31 is summarized as follows (dollars in millions):

                                                                   1993    1992
                                                                  --------------
Senior debt
   Parent company
      8 percent notes, due 1993................................   $    -  $  100
      Floating rate notes, due 1994............................       50       -
      5 3/8 percent notes, due 1995............................      399       -
      11.70 percent notes, due 1995............................       75      75
      4 3/4 percent notes, due 1996............................      399       -
      8 1/2 percent notes, due 1996............................      150     150
      Floating rate medium-term notes, due 1995 through 1996...      683       -
      5 1/8 percent notes, due 1998............................      299       -
      6 5/8 percent notes, due 1998............................      399       -
      5.51 percent ESOP secured notes, due 1996 through 1999...      125     125
      4.36 to 5.70 percent medium-term notes, due 1995 through
       2000....................................................      477       -
      5 3/8 percent notes, due 2000............................      396       -
      9 1/4 percent unsecured notes, due 2006..................      124     124
      Other senior notes.......................................      190     186
                                                                  --------------
                                                                   3,766     760
                                                                  --------------
   Banking and nonbanking subsidiaries
      Floating rate municipal financing, due 1994..............      120       -
      Floating rate collateralized financing, due 1994 through
       1996....................................................      919       -
      Other senior notes.......................................      100      81
                                                                  --------------
                                                                   1,139      81
                                                                  --------------
         Total senior debt.....................................    4,905     841
                                                                  --------------
Subordinated debt
   Parent company
      Floating rate notes, due 1997............................      299     224
      9 3/8 percent notes, due 1997............................       84       -
      9 3/4 percent capital notes, due 1999....................       99      99
      10 1/2 percent notes, due 1999...........................      299     299
      9 1/8 percent notes, due 2001............................      299     299
      8 1/8 percent notes, due 2002............................      349     349
      6 1/2 percent notes, due 2003............................      600       -
      6.20 percent medium-term notes, due 2003.................       75       -
      6 7/8 percent notes, due 2005............................      398       -
      9 3/8 percent notes, due 2009............................      397     397
      10.20 percent notes, due 2015............................      200     200
      Other subordinated notes.................................       12      10
                                                                  --------------
                                                                   3,111   1,877
                                                                  --------------
   Banking and nonbanking subsidiaries
      9 1/2 percent notes, due 2004............................      301     301
      Other subordinated notes.................................        8      23
                                                                  --------------
                                                                     309     324
                                                                  --------------
         Total subordinated debt...............................    3,420   2,201
                                                                  --------------
         Total long-term debt..................................   $8,325  $3,042
                                                                  ==============

  The above table includes in 1993 approximately $4.1 billion of newly issued long-term debt and $1.6 billion of long-term debt acquired from MNC.

  The parent company senior and subordinated floating rate notes bear interest based on a factor of the London interbank offered rate (LIBOR). At December 31, 1993, the rates on the $50-million, $683-million and $299-million floating rate notes were 5.25 percent, 3.38 to 3.44 percent and 5.25 percent, respectively.

  The floating rate municipal financing consists of municipal bonds, with a book value of $133 million at December 31, 1993, which were lent by MNC subject to a repurchase. Municipal securities and other securities have been pledged as collateral for the amount borrowed. The market value of the securities pledged as collateral is maintained at or above 110 percent of the amount borrowed. The obligation bears interest based on a weekly bidding process. At December 31, 1993, the rate was 4.37 percent.

  The floating rate collateralized financing consists of $493 million in consumer loan financing and $426 million in homes financing. Consumer loan financing consists of consumer revolving credit and consumer closed-end asset-backed certificates collateralized by a pool of credit lines and loans with a book value of $539 million at December 31, 1993. Homes financing consists of home equity and second mortgage asset-backed certificates collateralized by a pool of second mortgages and home equity loans with a book value of $521 million at December 31, 1993. The components of collateralized financing bear interest at floating rates based on factors of LIBOR. At December 31, 1993, the rates on consumer financing and homes financing were 3.67 percent and 3.71 percent, respectively.

  The indenture covering $75 million of the $299-million floating rate subordinated notes, due 1997, includes provisions for the creation of a segregated fund (the note fund) for certain regulatory purposes and, although it is expected to provide a source of funds for the payment of the notes, the note fund does not constitute security for the notes. The amounts designated for the note fund on December 31, 1993 and 1992, were $50 million and $25 million, respectively.

  The indentures covering the parent company's senior long-term debt include provisions that limit funded debt, long-term lease commitments, issuance of subsidiary preferred stock, creation of liens upon the property of the Corporation and the payment of dividends. Under the most restrictive of the provisions, approximately $1.7 billion was available for payment of dividends on December 31, 1993.

  The following may be redeemed at any time at the option of the Corporation: the $50-million floating rate senior notes, due 1994, and the $299-million floating rate subordinated notes, due 1997. The floating rate municipal and collateralized financings are redeemable beginning in 1994 and 1995, respectively. The 10 1/2-percent subordinated notes, due 1999, are redeemable beginning in 1996.

  As of January 14, 1994, approximately $2.2 billion of corporate debt securities and preferred and common stock was available for issuance under a shelf registration filed August 2, 1993.

  The principal maturities for the next five years of long-term debt outstanding on December 31, 1993, were (dollars in millions):

1994..................................................................   $  704
1995..................................................................    1,290
1996..................................................................    1,294
1997..................................................................      417
1998..................................................................      885

================================================================================

Note 10 -- Shareholders' Equity

  Changes in preferred stock by series for the two years ended December 31, 1993, were as follows (dollars in millions):

                                                        Series
                                           --------------------------------
                                             B       C    CC    DD  Total
                                           --------------------------------
Balance on December 31, 1991...........    $ 250   $123   $ -    $ -  $ 373
   Conversion to common stock..........    (240)     (4)    -      -   (244)
   Redemption..........................     (10)      -     -      -    (10)
                                           --------------------------------
Balance on December 31, 1992...........       -     119     -      -    119
   Issuance............................       -       -    38     55     93
   Conversion to common stock..........       -      (4)    -      -     (4)
                                           --------------------------------
Balance on December 31, 1993...........    $  -    $115   $38    $55  $ 208
                                           ================================

  The Corporation has authorized 45 million shares of preferred stock. As of December 31, 1993, the Corporation had outstanding 2.7 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock); 753 thousand shares of Series CC Preferred Stock, and 1.1 million shares of Series DD Preferred Stock. The ESOP Preferred Stock has a stated and liquidation value of $42 1/2 per share and provides for an annual dividend of $3.30 per share which is cumulative, and is convertible into .84 shares of the Corporation's common stock at an initial conversion price of $42 1/2 per .84 shares of the Corporation's common stock. The Series CC Preferred Stock and Series DD Preferred Stock have liquidation values of $50 per share and provide for quarterly dividends at rates determined by formulas contained in the issues but may not be less than 5.5 percent or greater than 11 percent per year. During the fourth quarter of 1993, subsequent to the purchase of MNC, the Corporation paid cash dividends of $.69 per share on Series CC Preferred Stock and on Series DD Preferred Stock.

  In January 1994, the Corporation repurchased 78 thousand shares of Series CC Preferred Stock at $49 3/4 per share and 150 thousand shares of Series DD Preferred Stock at $49 per share. The Corporation intends to redeem the remaining Series CC and Series DD Preferred Stock for $51 1/2 per share and $50 per share, respectively, in 1994.

  Other shareholders' equity on December 31 was comprised of the following (dollars in millions):

                                                               1993     1992
                                                               -------------
Restricted stock award plan
   deferred compensation.....................................  $(74)    $(84)
Net unrealized gains on securities held for
   sale and marketable equity securities,
   net of tax................................................   104        -
Foreign currency adjustment and other........................   (12)      (4)
                                                               -------------
                                                                $18     $(88)
                                                               =============

Note 11 -- Commitments and Contingencies

  In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These instruments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet. See the discussion of credit risk policies and procedures and concentrations of credit risk beginning on page 39.

Credit Extension Commitments

  The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to the normal credit approval and monitoring processes and protecting against deterioration in the borrowers' ability to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures.

  Letters of credit and financial guarantees are issued to support the debt obligations of customers or to finance the shipment of goods by customers to a buyer. If a letter of credit is drawn upon, the Corporation looks to its customer for payment. Letters of credit are subject to the same credit approval and collateral policies as other extensions of credit.

  For each of these types of instruments, the Corporation's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized or are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent risk of loss or future cash requirements. The commitments shown below have been reduced by amounts collateralized by cash or participated to other financial institutions. The following summarizes commitments outstanding on December 31 (dollars in million):

                                                                 1993     1992
                                                                ----------------
Commitments to extend credit................................    $61,329  $46,786
Standby letters of credit...................................      6,265    4,949
Commercial letters of credit................................        983      942

Derivatives

  The acquisition of CRT in July 1993 resulted in an increase in the Corporation's activities in derivatives instruments. Derivative transactions are entered into by the Corporation to meet the financing needs of its customers, to manage its own interest rate and currency risks, and as part of its trading activities. See the tables on pages 46 and 49 and the discussion beginning on page 49 regarding the Corporation's derivatives activities.

Litigation

  The Corporation and its subsidiaries are defendants in or parties to a number of pending and threatened legal actions and proceedings. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcome of these proceedings, will not be material in the aggregate.

================================================================================

Note 12 -- Regulatory Requirements and Restrictions

  The banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average of those reserve balances amounted to $1.4 billion and $1.2 billion for the years ended December 31, 1993 and 1992, respectively.

  Funds for cash distributions by the Corporation to its shareholders are derived from a variety of sources, including cash and investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The subsidiary banks can initiate dividend payments in 1994, without prior regulatory approval, of $1.4 billion plus an additional amount equal to their net profits, as defined by statute, for 1994 up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the OCC is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.

  Regulations also restrict banking subsidiaries in lending funds to affiliates. At December 31, 1993, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $1.2 billion. At December 31, 1993, no material loans to the Corporation from its banking subsidiaries were outstanding.

  At December 31, 1993, as a result of the above regulatory restrictions, substantially all of the net assets of the Corporation's banking subsidiaries, in excess of the allowable amounts mentioned above, were restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

================================================================================

Note 13 -- Employee Benefit Plans

  The Corporation sponsors noncontributory trusteed pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act (ERISA).

  The following table sets forth the plans' estimated status on December 31 (dollars in millions):

                                                                  1993    1992
                                                                --------------
Actuarial present value of benefit obligation
   Accumulated benefit obligation, including vested benefits
    of $755 and $513..........................................  $ (781)  $(528)
                                                                ==============
   Projected benefit obligation for service rendered to date..  $ (917)  $(590)
Plan assets at fair value, primarily listed stocks, fixed
 income securities and real estate............................   1,046     852
                                                                --------------
Plan assets in excess of projected benefit obligation.........     129     262
Less
   Unrecognized net loss......................................     243      22
   Unrecognized net transition asset being amortized..........     (18)    (21)
   Unrecognized prior service benefit being amortized.........     (30)    (32)
   Deferred investment (gain) loss............................      (9)     62
                                                                --------------
Prepaid pension cost..........................................  $  315   $ 293
                                                                ==============

  Net periodic pension income for the years ended December 31 included the following components (dollars in millions):

                                                            1993   1992   1991
                                                           -------------------
Service cost--benefits earned during the period..........  $  31  $  28  $  28
Interest cost on projected benefit obligation............     58     51     46
Actual return on plan assets.............................   (101)   (21)  (137)
Net amortization and deferral............................      3    (69)    54
                                                           -------------------
   Net periodic pension income...........................  $  (9) $ (11) $  (9)
                                                           ===================

  For December 31, 1993, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation were 7.75 percent and 4.0 percent, respectively. The related expected long-term rate of return on plan assets was 10.0 percent. The increase in unrecognized net loss is primarily attributable to the decrease in the weighted average discount rate from 9.0 percent in 1992 to 7.75 percent in 1993.

Health and Life Benefit Plans

  In addition to providing retirement benefits, the Corporation provides health care and life insurance benefits for active and retired employees. Substantially all of the Corporation's employees, including certain employees in foreign countries, may become eligible for postretirement benefits if they reach early retirement age while employed by the Corporation and they have the required number of years of service. Under the Corporation's current plan, eligible retirees are entitled to a fixed dollar amount for each year of service. Additionally, certain current retirees are eligible for different benefits attributable to prior plans.

  The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", with respect to the accrual of postretirement health and life benefits for all eligible full-time employees and current retirees effective for the year beginning January 1, 1993. All of the Corporation's accrued postretirement liability was unfunded at year-end 1993. The "projected unit credit" actuarial method was used to determine the normal cost and actuarial liability.

  A reconciliation of the estimated status of the postretirement obligation on December 31 is as follows (dollars in millions):

                                                                         1993
                                                                        -----
Accumulated postretirement benefit obligation
 Retirees.............................................................. $(158)
 Other active plan participants........................................   (41)
                                                                        -----
                                                                         (199)
Unamortized transition obligation......................................   135
Unrecognized net loss..................................................    7
                                                                        -----
Accrued postemployment benefit liability...............................  $(57)
                                                                        =====

  Net periodic postretirement benefit cost for the year ended December 31, 1993, included the following (dollars in millions):

                                                                         1993
                                                                         ----
Service cost............................................................  $ 2
Interest cost on accumulated postretirement
   benefit obligation...................................................   15
Amortization of transition obligation over 20 years.....................    7
                                                                         ----
      Net periodic postretirement benefit cost..........................  $24
                                                                         ====

  The weighted average health care cost trend rate used in determining the accumulated postretirement benefit obligation was 5.3 percent. A one-percent change in the average health care cost trend rate would increase the accumulated postretirement benefit obligation by 8.4 percent and the net periodic benefit cost by 7.7 percent. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent in 1993.

  The cost of health care and life insurance benefits for active employees is recognized as expense as claims are paid. Prior to 1993, the cost of health care and life insurance benefits for retired employees was recognized as expense as claims were paid.

The total cost for these benefits for active and retired employees was $95 million in 1992 and in 1991.

Savings and Profit Sharing Plans

  In addition to the retirement plans, the Corporation maintains several defined contribution savings and profit sharing plans, one of which features a leveraged employee stock ownership (ESOP) provision.

  For 1993, 1992 and 1991, the Corporation contributed approximately $35 million, $34 million and $41 million, respectively, in cash or to purchase the Corporation's stock under the terms of these plans.

  Under the terms of the ESOP provision, payments to the plan for dividends on the ESOP Preferred Stock were $9 million, $9 million and $10 million for 1993, 1992 and 1991, respectively. Interest incurred to service the ESOP debt amounted to $5 million, $5 million and $7 million for 1993, 1992 and 1991, respectively.

Stock Option and Award Plans

  Under the 1992 Associates Stock Option Plan, eligible full-time and part-time employees received a one-time award of a predetermined number of stock options entitling them to purchase shares of the Corporation's common stock at the closing market price of $48 3/8 per share on July 1, 1992. The options are exercisable until June 30, 1997.

  Additional options under a former plan and restricted stock and stock options assumed in connection with various acquisitions remain outstanding. No further options or rights will be granted under such plans.

  Under the Corporation's current Restricted Stock Award Plan, key employees are awarded shares of the Corporation's common stock subject to certain vesting requirements. Generally, vesting occurs in five equal annual installments and the related deferred compensation is expensed over the same period.

  The following table summarizes activity under the option and award plans for 1993 and the status at December 31, 1993:

                                        Outstanding             Exercisable
Employee Stock Option Plans               Options                 Options
- --------------------------------------------------------------------------------
                                                 Average                 Average
                                                 Option                  Option
                                    Shares        Price       Shares      Price
                                  ----------------------------------------------
Balance on December 31, 1992.....  9,396,599      $41.65     2,027,684    $27.24
Shares due to acquisition of MNC.  1,810,823       30.84     1,810,823     30.84
Became exercisable...............          -           -     6,650,390     46.95
Less
   Exercised..................... (1,691,261)      30.78    (1,691,261)    30.78
   Expired or canceled...........   (926,165)      47.57      (534,959)    50.37
                                  ----------------------------------------------
Balance on December 31, 1993.....  8,589,996       40.88     8,262,677     41.67
                                  ==============================================

                                                 Average
                                                 Option
Restricted Stock Award Plan         Shares        Price
- ----------------------------------------------------------
Outstanding unvested grants on
 December 31, 1992...............  2,503,200        $43.02
Additional stock grants..........    364,870         48.69
Less
   Shares vested.................   (645,600)        40.79
   Shares canceled...............    (71,900)        45.19
                                   -----------------------
Outstanding unvested grants on
 December 31, 1993...............  2,150,570         44.57
                                   =======================

================================================================================

Note 14 -- Noninterest Income and Expense

  The significant components of noninterest income and expense for the years ended December 31 are presented below (dollars in millions):

                                                        1993     1992    1991
                                                       ----------------------
Noninterest Income
   Trust fees........................................  $  371  $  331    $326
   Service charges on deposit accounts...............     681     600     549
   Mortgage servicing and related fees...............      77     105     120
   Fees on factored accounts receivable..............      74      69      62
   Other nondeposit-related service fees.............     212     144     142
   Bank card income..................................     198     199     178
   Trading account profits and fees..................     117      46      60
   Other income......................................     371     389     258
   Asset management fees.............................       -      30      47
                                                       ----------------------
                                                       $2,101  $1,913  $1,742
                                                       ======================

                                                        1993    1992    1991
                                                       ----------------------
Noninterest Expense
   Personnel.........................................  $1,903  $1,807  $1,822
   Occupancy, net....................................     434     435     355
   Equipment.........................................     317     291     298
   Marketing.........................................     138     105     123
   Professional fees.................................     168     182     145
   Amortization of intangibles.......................     110     111     125
   Bank card.........................................      49      41      41
   Private label credit card.........................      37      43      74
   FDIC insurance....................................     205     189     177
   Processing........................................     190     139      90
   Telecommunications................................     122     109      85
   Postage and courier...............................     120     111     109
   General operating.................................     370     281     311
   General administrative and miscellaneous..........     130     122      92
                                                       ----------------------
                                                       $4,293  $3,966  $3,847
                                                       ======================

================================================================================

Note 15 -- Income Taxes

  The components of income tax expense (benefit) for the years ended December 31 were (dollars in millions):

                                                              1993  1992   1991
                                                             ------------------
Current portion--expense (benefit)
   Federal................................................    $429  $222   $(87)
   State..................................................      30    13     13
   Foreign................................................       8     2      1
                                                             ------------------
                                                               467   237    (73)
                                                             ------------------

Deferred portion--expense (benefit)
   Federal................................................     232    11    (34)
   State..................................................     (10)    4     14
   Foreign................................................       1    (1)     -
                                                             ------------------
                                                               223    14    (20)
                                                             ------------------
Total tax expense (benefit)...............................    $690  $251   $(93)
                                                             ==================

  The Corporation's current income tax expense (benefit) of $467 million, $237 million and $(73) million for 1993, 1992 and 1991, respectively, includes amounts computed under the regular and alternative minimum tax (AMT) systems and approximates the amounts payable or receivable for those years.

  Deferred expense (benefit) represents the change in the deferred tax asset or liability and is discussed further below.

  A reconciliation of the expected federal tax expense, based on the federal statutory rates of 35 percent for 1993 and 34 per-cent for 1992 and 1991, to the actual consolidated tax expense (benefit) for the years ended December 31 is as follows (dollars in millions):

                                                            1993   1992   1991
                                                           -------------------
Expected federal tax expense..............................  $697   $475   $ 37
Increase (decrease) in taxes resulting from
   Tax-exempt income......................................   (32)   (38)   (67)
   Net utilization of operating loss carryforwards for
    financial reporting purposes..........................     -   (265)  (146)
   State tax expense, net of federal benefit..............    20     17     22
   Nondeductible acquisition expense......................     -      -     17
   Tax rate change on beginning net deferred tax assets...    (6)     -      -
   Other..................................................    11     62     44
                                                           -------------------
      Total tax expense (benefit).........................  $690   $251   $(93)
                                                           ===================

   The operating loss carryforwards utilized for financial reporting purposes in 1992 and 1991 were primarily attributable to the excess tax bases of acquired net assets of NationsBank of Texas, N.A. (NB Texas). In connection with the establishment in 1988 of NB Texas, the Corporation obtained private letter rulings from the Internal Revenue Service to the effect that the tax bases of the assets received by NB Texas from the FDIC as receiver for the subsidiary banks of First RepublicBank Corporation (the FRB Banks) were the same as the FRB Banks' bases in those assets. As a result, to the extent that the tax bases of assets acquired by NB Texas exceeded their book value, the Corporation recognized tax losses through charge-offs or disposition of such assets in excess of amounts recorded for financial reporting purposes.

  In 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which supersedes Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" (SFAS 96). SFAS 109 allows for the recognition of deferred tax assets with respect to previously unrecognized financial operating loss and alternative minimum tax
(AMT) credit carryforwards. The cumulative benefit of adopting the new accounting principle was $200 million computed as shown in the table below. Significant components of the Corporation's deferred tax liabilities and (assets) at the beginning and end of 1993 are as follows (dollars in millions):

                                                         January 1   December 31
                                                         -----------------------
Deferred tax liabilities
   Equipment lease financing.............................  $ 303       $   464
   Depreciation..........................................     99           114
   Investment securities available for sale..............      -            57
   Intangibles...........................................     36            82
   Employee retirement benefits..........................     73            85
   Other, net............................................     49            49
                                                           -------------------
      Gross deferred tax liabilities.....................    560           851
                                                           -------------------

Deferred tax assets
   Net operating loss carryforwards......................    (45)           (4)
   Allowance for credit losses...........................   (490)         (722)
   Other real estate owned...............................    (32)          (71)
   Loan fees and expenses................................    (26)          (56)
   Restructuring expense.................................    (16)          (55)
   AMT credit carryforwards..............................   (232)          (62)
   Other, net............................................   (107)         (118)
                                                           -------------------
      Gross deferred tax assets..........................   (948)       (1,088)
   Valuation allowance...................................     42            77
                                                           -------------------
      Deferred tax assets, net of valuation allowance....   (906)       (1,011)
                                                           -------------------
Net deferred tax assets under SFAS 109...................   (346)      $  (160)
                                                                       =======
Net deferred tax assets under SFAS 96....................   (146)
                                                           -----
Cumulative benefit from adoption of SFAS 109.............  $(200)
                                                           =====

  The AMT credit carryforwards of $62 million do not have an expiration. The Corporation's $160 million net deferred tax assets include a valuation allowance of $77 million representing primarily state net operating loss carryforwards for which realization is uncertain. The net change in the valuation allowance for deferred tax assets was an increase of $35 million in 1993. This increase results from a higher level of deferred state tax assets and the state tax valuation allowance acquired in the acquisition of MNC.

  During 1993, net deferred tax assets also increased by $94 million as a result of the MNC acquisition and decreased by $60 million due to fair value adjustments to the securities held for sale portfolio under SFAS 115.

  During 1992 and 1991, deferred taxes were accounted for in accordance with SFAS 96. An analysis of deferred taxes at December 31, 1992 and 1991, is as follows (dollars in millions):

                                                                 1992    1991
                                                                 -------------
Tax effects at statutory rates of cumulative temporary
 differences at December 31 related to
   Tax net operating loss carryforwards........................  $ (45)  $(349)
   Allowance for credit losses.................................   (490)   (528)
   Equipment lease financing...................................    303     220
   Depreciation................................................     99      86
   Employee retirement benefits................................     73      95
   Restructuring expense.......................................    (16)    (80)
   Other, net..................................................    (35)     12
Tax AMT credit carryforwards...................................   (232)    (63)
                                                                 -------------
                                                                  (343)   (607)
Less: Tax effect of financial net operating losses.............     27     320
      AMT and other differences in tax rates realized..........    170     127
                                                                 -------------
Net deferred tax assets at end of year.........................   (146)   (160)
Less: Net deferred tax assets at beginning of year.............   (160)   (140)
                                                                 -------------
Deferred tax expense (benefit) recognized......................  $  14   $ (20)
                                                                 =============

Note 16 -- Fair Values of Financial Instruments

  Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of estimated fair values of financial instruments. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

  In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the combined Corporation.

Short-Term Financial Instruments

  For financial instruments not described below, generally short-term financial instruments including trading liabilities, carrying amounts approximate fair value. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.

Financial Instruments Traded in the Secondary Market with Quoted Market Prices or Dealer Quotes

  Securities held for investment, securities and loans held for sale, trading account securities, off-balance sheet instruments and long-term debt are actively traded in the secondary market and have been valued using quoted market prices. Fair values of off-balance sheet instruments have been adjusted, when appropriate, to reflect credit risk exposure. The book and fair values of financial instruments traded in the secondary market with quoted market prices or dealer quotes on December 31 were (dollars in millions):

                                                  1993              1992
                                            ----------------------------------
                                             Book     Fair     Book     Fair
                                             Value    Value    Value    Value
                                            ----------------------------------
Financial assets
   Securities held for investment.........  $13,584  $13,604  $23,355  $23,748
   Securities held for sale...............   15,470   15,470    1,374    1,377
   Loans held for sale....................    1,697    1,697    1,236    1,236
   Trading account assets.................   10,610   10,610    1,518    1,518

Financial liabilities
   Long-term debt.........................    8,325    8,774    3,042    3,280

  The carrying and fair values of off-balance sheet assets, including interest rate swaps, caps and floors, and futures and forward contracts on December 31 were (dollars in millions):

                                              Carrying          Fair
                                              Value (1)       Value (1)
                                                Asset         Positive
                                             (Liability)     (Negative)
                                             --------------------------
1993........................................    $(22)          $(22)
1992........................................      -              26

(1) Excludes accrued interest.

Loans and Commitments to Lend

  Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of fixed rate loans was estimated by discounting estimated cash flows using corporate bond rates adjusted by credit risk and servicing costs for commercial and real estate commercial and construction loans; and for consumer loans, the Corporation's origination rate for similar loans. Contractual cash flows for consumer loans were adjusted for prepayments using published industry data. For variable rate loans, book value was considered to approximate fair value. Where credit deterioration has occurred, cash flows for fixed and variable rate loans have been reduced to incorporate estimated losses and the discount rates have been adjusted. Where quoted market prices were available, primarily for residential mortgage loans, such market prices were utilized as estimates for fair values. The book and fair values of loans on December 31 were (dollars in millions):

                                                  1993              1992
                                            ----------------------------------
                                             Book     Fair     Book     Fair
                                             Value    Value    Value    Value
                                            ----------------------------------
Loans, net of unearned income
   Commercial and foreign.................  $41,786  $41,812  $33,200  $32,523
   Real estate commercial
      and construction....................   11,495   11,072    9,389    9,170
   Residential mortgage...................   12,689   12,898    9,262    9,389
   Bank card..............................    3,728    3,839    4,297    4,416
   Other consumer and home equity.........   19,326   19,413   14,152   14,330
Allowance for credit losses...............   (2,169)       -   (1,454)       -

  Additionally, on December 31, 1993 and 1992, the fair value of liabilities on binding commitments to lend approximated $111 million and $98 million, respectively.

Deposits with Stated Maturity

  Fair value was calculated by discounting contractual cash flows using market rates for instruments with similar maturities. The book and fair values of deposits with stated maturities on December 31 were (dollars in millions):

                                                  1993              1992
                                            ----------------------------------
                                             Book     Fair     Book     Fair
                                             Value    Value    Value    Value
                                            ----------------------------------
Consumer CDs..............................  $17,705  $17,824  $18,457  $18,480
Other time deposits.......................   13,024   13,164   11,644   11,724

Intangibles

  The provisions of SFAS 107 do not require the disclosure of intangible assets. While the value of such intangibles is significant, the Corporation does not routinely compute their estimated fair values. Such intangibles include core deposit, bank card and trust relationships, and mortgage servicing rights.

NationsBank Corporation and Subsidiaries

Six-Year Consolidated Statistical Summary
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                            1993      1992      1991      1990      1989      1988
                                                                        ------------------------------------------------------------

Taxable-Equivalent Yields Earned
Loans and leases, net of unearned income
   Commercial.......................................................        6.61%     7.08%     8.70%    10.44%    11.76%    10.21%
   Real estate commercial (1).......................................        7.59      7.78      9.13     10.49     11.08         -
   Real estate construction.........................................        7.50      7.17      8.82     10.84     11.96     10.63
      Total commercial..............................................        6.82      7.20      8.78     10.50     11.69     10.27
   Residential mortgage.............................................        8.27      9.33     10.47      9.55     11.06     10.41
   Home equity (2)..................................................        7.14      7.05      9.53     11.18     11.80         -
   Bank card........................................................       13.62     14.45     15.22     15.78     16.45     16.39
   Other consumer...................................................        9.56     10.60     11.37     12.66     11.64     11.14
      Total consumer................................................        9.51     10.50     11.47     11.81     12.00     11.60
   Foreign..........................................................        5.49      6.63      8.47     13.28     11.38     11.01
   Lease financing..................................................        7.96      8.25     10.89      9.53      9.08      9.49
      Total loans and leases, net...................................        7.91      8.49      9.83     11.00     11.75     10.76
Securities
   Taxable investment securities....................................        5.43      6.72      8.46      8.99      8.98      8.08
   Tax-exempt investment securities.................................       11.57     11.59     11.02     10.96     11.11     11.16
   Securities held for sale.........................................        4.80      5.77         -         -         -         -
   Total securities.................................................        5.51      6.76      8.61      9.15      9.29      8.85
Loans held for sale.................................................        6.73      7.22      8.74     11.49     12.36     12.69
Federal funds sold and securities
   purchased under agreements to resell.............................        3.21      3.77      5.89      8.16      9.20      7.57
Time deposits placed and other short-term investments...............        3.91      5.09      6.89      8.95      9.72      7.96
Trading account assets..............................................        5.43      4.64      6.99      8.43      9.08      7.96
      Total earning assets..........................................        6.96      7.70      9.25     10.37     11.04     10.21

Rates Paid
Savings.............................................................        2.38      2.86      4.55      5.15      5.86      5.58
NOW and money market deposit accounts...............................        2.24      2.82      4.96      6.02      6.20      5.29
Consumer CDs and IRAs...............................................        4.52      5.59      7.01      7.94      8.48      7.46
Negotiated CDs, public funds and other time deposits................        3.73      4.77      7.01      8.13      8.79      7.49
Foreign time deposits...............................................        4.05      5.52      6.70      8.89      9.63      7.74
Borrowed funds and trading liabilities..............................        3.10      3.33      5.64      7.93      8.99      7.27
Capital leases and long-term debt...................................        7.44      8.92      8.88      9.18      9.84      9.56
Special Asset Division net funding allocation.......................           -         -     (6.20)    (7.49)    (8.20)        -
      Total interest-bearing liabilities............................        3.40      4.11      6.08      7.37      8.00      6.79

Profit Margins
Net interest spread.................................................        3.56      3.59      3.17      3.00      3.04      3.42
Net interest yield..................................................        3.96      4.10      3.82      3.75      4.03      4.30

Year-End Data
(Dollars in millions)
Loans, leases and factored accounts
   receivable, net of unearned income...............................    $ 92,007  $ 72,714  $ 69,108  $ 70,891  $ 66,360   $48,235
Securities held for investment......................................      13,584    23,355    16,275    25,530    25,278    11,943
Securities held for sale............................................      15,470     1,374     8,904         -         -         -
Loans held for sale.................................................       1,697     1,236       585       315       357       273
Time deposits placed and other short-term investments...............       1,479     1,994     1,622     1,289     3,499     1,978
Total earning assets................................................     140,890   103,872    96,491    98,754    96,052    63,635
Total assets (3)....................................................     157,686   118,059   110,319   112,791   110,246    73,430
Demand deposits.....................................................      20,719    17,701    16,270    16,850    16,112    11,414
Domestic savings and time deposits..................................      66,360    62,989    70,445    70,091    66,790    41,165
Foreign time deposits...............................................       4,034     2,037     1,360     2,124     2,478     1,666
Total savings and time deposits.....................................      70,394    65,026    71,805    72,215    69,268    42,831
Total deposits......................................................      91,113    82,727    88,075    89,065    85,380    54,245
Borrowed funds and trading liabilities..............................      44,248    21,957     9,846    15,474    17,870    10,770
Obligations under capital leases....................................          27        24        32        36        41        42
Long-term debt......................................................       8,325     3,042     2,844     2,730     2,476     1,377
Total shareholders' equity..........................................       9,979     7,814     6,518     6,283     6,003     4,725

(1) Included in commercial in 1988.
(2) Included in other consumer in 1988.
(3) Excludes assets of NationsBank of Texas Special Asset Division.
(4) Includes FDIC's interest in earnings of NationsBank of Texas in 1989.
(5) Other real estate owned expense is included in noninterest expense in 1988.

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                            1993      1992      1991      1990      1989      1988
                                                                         -----------------------------------------------------------

Earnings Ratios
Return on average
   Total assets (3)(4)..............................................        1.12%     1.00%      .17%      .52%     1.06%      .99%
   Earning assets (3)(4)............................................        1.26      1.12       .20       .59      1.07      1.13
   Common shareholders' equity......................................       17.33     15.83      2.70      9.56     18.85     16.84
Earnings Analysis (Taxable-Equivalent)
Noninterest income as a percentage of net
   interest income..................................................       44.48     45.65     44.22     42.56     39.23     36.92
Noninterest expense as a percentage
   of net interest income (5).......................................       90.90     94.64     97.62     92.10     89.44     85.67
Efficiency ratio: noninterest expense divided by
   the sum of net interest income and
   noninterest income (5)...........................................       62.91     64.98     67.69     64.60     64.24     62.57
Overhead ratio:  noninterest expense less
   noninterest income divided by
   net interest income (5)..........................................       46.42     48.99     53.40     49.54     50.21     48.74
Net income as a percentage of net
   interest income..................................................       31.79     27.33      5.12     15.77     26.48     26.32

Asset Quality
For the year
Net charge-offs as a percentage of average
   loans, leases and factored accounts receivable...................         .51      1.25      1.86       .88       .48       .62
Net charge-offs as a percentage of the
   provision for credit losses......................................       95.76    121.15     82.70     59.24     74.38     91.68
At year end
Allowance for credit losses as a percentage of total
   loans, leases and factored accounts receivable...................        2.36      2.00      2.32      1.86      1.32      1.28
Allowance for credit losses as a percentage of
   nonperforming loans..............................................      193.38    103.11     81.82    100.46    151.67    188.00
Nonperforming assets as a percentage of net
   loans, leases, factored accounts receivable,
   and other real estate owned......................................        1.92      2.72      4.01      2.32      1.08       .99
Nonperforming assets as a percentage of
   total assets (3).................................................        1.13      1.69      2.54      1.46       .65       .65
Nonperforming assets (in millions)..................................      $1,783    $1,997    $2,804    $1,651      $716      $478

Risk-Based Capital Ratios
Tier 1..............................................................        7.41%     7.54%     6.38%     5.79%        -         -
Total...............................................................       11.73     11.52     10.30      9.58         -         -

Common shareholders' equity as a
   percentage of total assets at year end (3).......................        6.25%     6.60%     5.67%     5.23%     5.10%     5.92%
Dividend payout ratio (per common share)............................       28.38     33.07    215.36     61.54     30.66     34.55
Shareholders' equity per common share
   Average..........................................................      $33.36    $29.05    $27.97    $27.31    $24.97    $21.03
   At year end......................................................       36.39     30.80     27.03     27.30     26.41     21.88

Other Statistics
Number of full-time equivalent employees............................      57,463    50,828    57,177    58,449    57,069    42,786
Rate of increase (decrease) in average
   Total loans and leases, net of unearned
      income........................................................       15.83%   (1.70)%     1.82%     8.36%    38.71%    11.13%
   Earning assets...................................................       16.59      (.84)     2.42     12.42     44.26      8.35
   Total assets (3).................................................       16.82      (.64)     1.85     12.19     43.10      8.46
   Total deposits...................................................         .97     (5.59)     3.44      8.99     51.37      7.74
   Total shareholders' equity.......................................       18.73     10.31      6.16     18.15     23.01     13.31

Common Stock Information
Market price per share
   High for the year................................................        $ 58  $ 53 3/8  $ 42 3/4  $ 47 1/4      $ 55  $ 29 1/8
   Low for the year.................................................      44 1/2    39 5/8    21 1/2    16 7/8        27    17 1/2
   Close at the end of the year.....................................          49    51 3/8    40 5/8    22 7/8    46 1/4    27 1/4
Daily average trading volume........................................     666,591   727,578   397,054   405,087   303,599   189,043
Number of shareholders of record....................................     108,435    89,371   102,209    30,824    29,064    29,344

NATIONS BANK CORPORATION
1993 ANNUAL REPORT

Page 27     PIE CHART
=======


                                                      Institutional Financial
                                         General Bank     Group     Services
                                         ------------     -----     ---------
1993 Earnings Contribution
By Customer Group......................         58%          39%          3%


Page 33     BAR GRAPH
=======

                         1988    1989    1990    1991    1992    1993
                         ----    ----    ----    ----    ----    ----
Efficiency Ratio........ 62.57%  64.24%  64.60%  67.69%  64.98%  62.91%

Page 45     BAR CHART
=======

                          1988    1989    1990    1991    1992    1993
                          ----    ----    ----    ----    ----    ----
(Year end, dollars in
 billions)
Nonperforming assets.... $0.478  $0.716  $1.651  $2.804  $1.997  $1.783
  Nonperforming loans...  0.329   0.579   1.316   1.961   1.410   1.122
  OREO..................  0.149   0.137   0.335   0.843   0.587   0.661