Form 10-K405, Exhibit 13
NATIONSBANK CORP
filed 1995-03-30
CIK 70858

NationsBank Corporation and Subsidiaries
Financial Summary
--------------------------------------------------------------------------------
(Dollars in Millions Except Per-Share Information)

                                                                                  1994           1993        Change
                                                                               -------------------------------------
For the Year    Net income before effect of change in method
                  of accounting for income taxes..........................     $    1,690     $    1,301      29.9 %
                Net income................................................          1,690          1,501      12.6
                Earnings per common share before effect of change
                  in method of accounting for income taxes................           6.12           5.00      22.4
                Earnings per common share.................................           6.12           5.78       5.9
                Cash dividends paid on common shares......................            517            423      22.2
                Dividends per common share................................           1.88           1.64      14.6
                Return on average common shareholders' equity.............          16.10 %        15.00 %

At Year-End     Assets....................................................     $  169,604     $  157,686
                Deposits..................................................        100,470         91,113
                Loans, leases and factored accounts receivable,
                  net of unearned income..................................        103,371         92,007
                Securities................................................         25,825         29,054
                Earning assets............................................        151,722        140,890
                Total shareholders' equity................................         11,011          9,979
                  Per common share........................................          39.70          36.39
                Common shares issued (thousands)..........................        276,452        270,905
                Market price per share of common stock....................     $   45 1/8     $   49

Daily Average   Assets....................................................     $  166,319     $  134,400
for the Year    Deposits..................................................         93,757         83,471
                Loans and leases, net of unearned income..................         95,006         78,984
                Securities................................................         27,434         25,840
                Earning assets............................................        148,381        119,182
                Total shareholders' equity................................         10,484          8,651
                Common shares issued (thousands)..........................        274,656        257,969

Risk-Based      Tier 1....................................................           7.43 %         7.41 %
Capital Ratios  Total.....................................................          11.47          11.73

                                                             Financial Summary 1

Management's Discussion And Analysis


1994 Compared To 1993
Overview


      NationsBank Corporation (NationsBank or the Corporation) is a bank holding company headquartered in Charlotte, North Carolina, which provides financial products and services, both domestically and internationally. With $170 billion of total assets on December 31, 1994, NationsBank is the fourth largest banking company in the United States.

      Results for 1994 demonstrated the power and breadth of the Corporation's franchise and the diversity of its business activities. Despite the pressures of steadily rising interest rates and difficult financial markets in 1994, the Corporation's net income of $1.7 billion represented an increase of $389 million, or 30 percent, over 1993. Earnings in 1993 were $1.3 billion, excluding the impact of adopting a new income tax accounting standard. Earnings per common share were $6.12 and $5.00 for 1994 and 1993, respectively. Including the $200-million, or $.78-per-share impact of the new accounting standard, net income for 1993 was $1.5 billion, or $5.78 per common share.

--------------------------------------------------------------------------------

1              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
               (Dollars in Millions Except Per-Share Information)

                                                                          1994         1993         1992         1991        1990
----------------------------------------------------------------------------------------------------------------------------------
Income statement
    Income from earning assets......................................    $10,529       $8,327       $7,780       $9,398     $10,278
    Interest expense................................................      5,318        3,690        3,682        5,599       6,670
    Net interest income (taxable-equivalent)........................      5,305        4,723        4,190        3,940       3,771
    Net interest income.............................................      5,211        4,637        4,098        3,799       3,608
    Provision for credit losses.....................................        310          430          715        1,582       1,025
    Gains (losses) on sales of securities...........................        (13)          84          249          454          67
    Noninterest income..............................................      2,597        2,101        1,913        1,742       1,605
    Other real estate owned expense (income)........................        (12)          78          183          127          65
    Restructuring expense...........................................          -           30            -          330          91
    Other noninterest expense.......................................      4,942        4,293        3,966        3,847       3,473
    Income tax expense (benefit)....................................        865          690          251          (93)         31
    Effect of change in method of accounting for income taxes.......          -          200            -            -           -
    Net income......................................................      1,690        1,501        1,145          202         595
Per common share
    Earnings before effect of change in method of
     accounting for income taxes....................................       6.12         5.00         4.60          .76        2.61
    Earnings........................................................       6.12         5.78         4.60          .76        2.61
    Cash dividends paid.............................................       1.88         1.64         1.51         1.48        1.42
    Shareholders' equity (year-end).................................      39.70        36.39        30.80        27.03       27.30
    Market price of common stock (close at year end)................      45 1/8       49           51 3/8       40 5/8      22 7/8
Balance sheet (year-end)
    Total loans, leases and factored accounts receivable,
     net of unearned income.........................................    103,371       92,007       72,714       69,108      70,891
    Total assets....................................................    169,604      157,686      118,059      110,319     112,791
    Total deposits..................................................    100,470       91,113       82,727       88,075      89,065
    Long-term debt and obligations under capital leases.............      8,488        8,352        3,066        2,876       2,766
    Total shareholders' equity......................................     11,011        9,979        7,814        6,518       6,283
Performance ratios
    Return on average assets........................................       1.02%         .97%        1.00%         .17%        .52%
    Return on average common shareholders' equity (1)...............      16.10        15.00        15.83         2.70        9.56
Market price per share of common stock
    High for the period.............................................    $ 57 3/8     $ 58         $ 53 3/8     $ 42 3/4    $ 47 1/4
    Low for the period..............................................      43 3/8       44 1/2       39 5/8       21 1/2      16 7/8

(1) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

In 1993, return on average assets and return on average common shareholders' equity after the tax benefit from the impact of adopting the new income tax accounting standard was 1.12% and 17.33%, respectively.

                                        Management's Discussion and Analysis  25

KEY PERFORMANCE HIGHLIGHTS FOR 1994 WERE:

. Return on average common shareholders' equity increased to 16.10 percent from 15.00 percent in 1993.

. Taxable-equivalent net interest income increased $582 million, or 12 percent, compared to 1993, resulting from a 24-percent increase in average earning assets. Average loans and leases rose 20 percent in 1994. Adjusting for acquisitions, internal loan growth was 12 percent.

. Provision for credit losses decreased 28 percent to $310 million, compared to 1993, and OREO expense declined from $78 million in 1993 to a net recovery of $12 million in 1994. Nonperforming asset levels declined 36 percent and net charge-offs declined 23 percent.

. Noninterest income increased to $2.6 billion, or 24 percent, over 1993 levels. After adjusting for acquisitions, noninterest income increased 11 percent reflecting higher trading account profits, investment banking income, service charges on deposit accounts and trust fees.

. Noninterest expense increased 15 percent to $4.9 billion in 1994. Adjusting for acquisitions, expense growth was held to approximately two and one-half percent in 1994, reflecting the results of corporate-wide efforts to contain expense levels. The Corporation's efficiency ratio improved to 62.54 percent in 1994 from 62.91 percent in 1993.

HIGHLIGHTS FROM A CUSTOMER GROUP PERSPECTIVE WERE:

. The General Bank's 1994 earnings of $932 million increased $192 million, or 26 percent, from 1993. Return on average
--------------------------------------------------------------------------------

2              CUSTOMER GROUP SUMMARY
               (Dollars in Millions)

                                                      General Bank    Institutional Group    Financial Services         Other
                                              -----------------------------------------------------------------------------------
                                                1994       1993       1994        1993        1994      1993      1994      1993
---------------------------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent)....  $ 3,689    $ 3,479    $ 1,180     $ 1,040       $ 413    $  204     $  24     $   -
Noninterest income..........................    1,712      1,430        834         626          51        45         -         -
                                              -----------------------------------------------------------------------------------
  Total revenue.............................    5,401      4,909      2,014       1,666         464       249        24         -
Provision for credit losses.................      283        364        (46)         31          73        35         -         -
Gains (losses) on sales of securities.......        -          -          -           -           -         -       (13)       84
Other real estate owned expense (income)....        8         30        (27)         43           7         5         -         -
Restructuring expense.......................        -          -          -           -           -         -         -        30
Noninterest expense.........................    3,644      3,342      1,087         798         212       153         -         -
                                              -----------------------------------------------------------------------------------
Income before income taxes and effect of
  changes in method of accounting for
  income taxes..............................    1,466      1,173      1,000         794         172        56        11        54
Income tax expense..........................      534        433        369         302          69        21       (13)       20
                                              -----------------------------------------------------------------------------------
Income before effect of change in method
  of accounting for income taxes............      932        740        631         492         103        35        24        34
Effect of change in method of accounting
  for income taxes..........................        -          -          -           -           -         -         -       200
                                              -----------------------------------------------------------------------------------
Net income..................................  $   932    $   740    $   631     $   492      $  103    $   35     $  24     $ 234
                                              ===================================================================================
Net interest yield..........................     4.52%      4.76%      2.81% (1)   3.17% (1)   7.45%     7.80%
Return on equity............................       17%        16%        16%         16%         13%       13%
Efficiency ratio............................    67.46      68.08      53.95       47.90       45.64     61.62

Average (2)
  Total loans and leases,
    net of unearned income..................  $58,582    $50,055    $31,109     $26,855      $5,537    $2,622
  Total deposits............................   77,665     71,967     11,273       8,721           -         -
  Total assets..............................   86,860     77,976     66,496      44,599       6,064     3,102

Year end (2)
  Total loans and leases,
    net of unearned income..................   63,578     59,591     33,193      28,244       6,380     5,164
  Total deposits............................   79,905     79,573     13,614       8,926           -         -

(1) Institutional Group's net interest yield excludes the impact of the primary government securities dealer. Including the primary government securities dealer, the net interest yield was 1.98 percent in 1994 and 2.66 percent in 1993.

(2) The sums of balance sheet amounts will differ from consolidated amounts due to intercompany balances.

26 NationsBank Corporation Annual Report 1994

[PIE CHART APPEARS HERE

1994 EARNINGS CONTRIBUTION BY CUSTOMER GROUP

                                General      Institutional     Financial
                                 Bank            Group         Services
                                --------        -------       ----------
Percent of
  net income (excludes other)      56%             38%              6%]

      common shareholders' equity increased to 17 percent in 1994 from 16 percent in 1993.

. Earnings for the Institutional Group grew 28 percent to $631 million, compared to 1993 earnings of $492 million. Return on average common shareholders' equity was 16 percent in both 1994 and 1993.

. Financial Services earnings were $103 million in 1994 compared to $35 million in the prior year, primarily reflecting the full-year impact of the 1993 acquisition of U S WEST Financial Services Inc. Return on average common shareholders' equity was 13 percent in both 1994 and 1993 .

      The analysis of the results of operations and financial condition of the Corporation is impacted by acquisitions. As more fully discussed in Note 2 to the consolidated financial statements, the more significant acquisitions, all of which were accounted for as purchases, included:

. MNC Financial Inc. (MNC), a bank holding company headquartered in Baltimore, Maryland, with total assets of approximately $16.5 billion. Acquired October 1, 1993.

. Approximately $2.0 billion in net receivables and the ongoing business of U S WEST Financial Services Inc., now known as Greyrock Capital Group Inc. Acquired December 1, 1993.

. Primarily $12 billion of trading account assets and certain of the liabilities of Chicago Research & Trading Group Ltd. (CRT), an options market-making and trading firm and a primary government securities dealer. Acquired July 2, 1993.

. Approximately $3.7 billion of finance receivables and certain of the liabilities of Chrysler First Inc., the non-automotive finance subsidiary of Chrysler Financial Corporation, which now operates as NationsCredit. Acquired February 1, 1993.

. Several smaller banking organizations, including aggregate loans of $654 million and deposits of $5.1 billion. Several mortgage banking operations, including mortgage servicing rights of $8.6 billion.

      The remainder of management's discussion and analysis of the consolidated results of operations and financial condition of NationsBank Corporation should be read together with the consolidated financial statements and related notes presented on pages 58 through 77.

Customer Group Review

      The Corporation is segregated into three major internal management units, or Customer Groups. These units, shown in TABLE 2, are managed with a focus on numerous performance objectives including return on equity, operating efficiency and net income.

      The net income of the customer groups reflects a funds transfer pricing system which derives net interest income by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. Equity capital is allocated to each customer group based on an assessment of its inherent risk.

      The General Bank includes the Banking Group, which contains the retail banking network and is the service provider for small and medium-size companies; Financial Products, which provides specialized services such as credit cards, residential mortgages, indirect lending and brokerage on a national basis; and Trust and Private Banking.

      The General Bank earned $932 million in 1994, an increase of 26 percent over 1993. Return on equity improved to 17 percent. Groups with the largest contribution toward the higher returns included the Banking Group and Card Services, driven primarily by improvement in operating efficiency and credit quality. Net interest income in the General Bank grew six percent over 1993 reflecting the benefits of deposit cost containment efforts as well as 17-percent loan growth. Approximately two-thirds of this loan growth was internally generated while the remainder resulted from acquisitions. Internally generated loan growth was concentrated in residential mortgages and commercial loans. The increase in net interest income resulting from loan growth and deposit pricing was partially offset by a narrowing of the spread between securities and market-based funds. The General Bank's efficiency ratio continued to improve in 1994, declining 62 basis points to 67.46 percent, reflecting the benefits of operational consolidation and increases in fee income. The efficiency improvement was realized despite Model Banking development expense totaling $80 million in 1994. Model Banking is a system designed and in the process of being implemented across the Corporation's franchise to enhance retail customer sales and product delivery.

      The Banking Group contributed 58 percent of the General Bank's earnings in 1994 with a return on equity of 15 percent. In 1993, the Banking Group's return on equity was 14 percent. During 1994, average loans increased 25 percent, or $8.4 billion, with

                                         Management's Discussion and Analysis 27

--------------------------------------------------------------------------------

3              12-MONTH TAXABLE-EQUIVALENT DATA
               (Dollars in Millions)

                                                               1994                        1993                       1992
                                                     -------------------------------------------------------------------------------

                                                     AVERAGE                     Average                    Average
                                                     BALANCE  INCOME             Balance  Income            Balance  Income
                                                     SHEET      OR    YIELDS/     Sheet     or    Yields/   Sheet      or    Yields/
                                                     AMOUNTS  EXPENSE  RATES     Amounts  Expense  Rates    Amounts  Expense  Rates
------------------------------------------------------------------------------------------------------------------------------------

Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)..............................     $ 41,606 $ 3,147  7.56%     $ 35,050 $ 2,438  6.96%    $ 29,206  $ 2,067  7.08%
    Real estate commercial......................        7,780     636  8.18         6,667     506  7.59        6,769      527  7.78
    Real estate construction....................        3,155     268  8.49         2,894     217  7.50        3,718      266  7.17
                                                     ------------------------------------------------------------------------------
      Total commercial..........................       52,541   4,051  7.71        44,611   3,161  7.09       39,693    2,860  7.20
                                                     ------------------------------------------------------------------------------
    Residential mortgage........................       14,980   1,141  7.62        10,904     902  8.27        8,245      769  9.33
    Home equity.................................        2,531     202  7.99         2,173     155  7.14        2,109      148  7.05
    Credit card.................................        3,956     508 12.84         4,376     596 13.62        3,969      574 14.45
    Other consumer..............................       17,237   1,629  9.45        14,289   1,366  9.56       12,047    1,277 10.60
                                                     ------------------------------------------------------------------------------
      Total consumer............................       38,704   3,480  8.99        31,742   3,019  9.51       26,370    2,768 10.50
                                                     ------------------------------------------------------------------------------
    Foreign.....................................        1,417      86  6.10           961      52  5.49          823       55  6.63
    Lease financing.............................        2,344     176  7.50         1,670     133  7.96        1,301      107  8.25
                                                     ------------------------------------------------------------------------------
      Total loans and leases, net...............       95,006   7,793  8.20        78,984   6,365  8.06       68,187    5,790  8.49
                                                     ------------------------------------------------------------------------------
  Securities
    Held for investment.........................       15,048     761  5.06        24,823   1,375  5.54       22,541    1,542  6.84
    Available for sale (3)......................       12,386     644  5.20         1,017      49  4.80        1,785      103  5.77
                                                     ------------------------------------------------------------------------------
      Total securities..........................       27,434   1,405  5.12        25,840   1,424  5.51       24,326    1,645  6.76
                                                     ------------------------------------------------------------------------------
    Loans held for sale.........................          339      23  6.63           790      53  6.73          967       70  7.22
    Federal funds sold and securities
      purchased under agreements to resell......       13,389     547  4.09         6,049     194  3.21        5,346      201  3.77
    Time deposits placed and other
      short-term investments....................        1,762      90  5.12         2,037      79  3.91        1,802       92  5.09
    Trading account securities (4)..............       10,451     765  7.32         5,482     298  5.43        1,592       74  4.64
                                                     ------------------------------------------------------------------------------
      Total earning assets (5)..................      148,381  10,623  7.16       119,182   8,413  7.06      102,220    7,872  7.70
Cash and cash equivalents.......................        8,271                       7,275                      6,512
Factored accounts receivable....................        1,252                       1,074                        949
Other assets, less allowance for credit losses
  and excluding Special Asset Division..........        8,415                       6,869                      5,366
                                                     ------------------------------------------------------------------------------
      Total assets, excluding Special
       Asset Division............................    $166,319                    $134,400                   $115,047
                                                     ==============================================================================
Interest-bearing liabilities
  Savings.......................................       $9,116     212  2.33      $  6,774     161  2.38     $  5,646      161  2.86
  NOW and money market deposit accounts.........       29,724     696  2.34        28,641     641  2.24       28,283      798  2.82
  Consumer CDs and IRAs.........................       23,937     999  4.17        23,387   1,057  4.52       25,835    1,443  5.58
  Negotiated CDs, public funds
    and other time deposits.....................        3,319     133  4.02         4,211     167  3.97        5,663      279  4.93
  Foreign time deposits.........................        7,544     375  4.98         3,033     123  4.05        1,648       91  5.52
  Borrowed funds and trading
    account liabilities (4)(6)..................       48,323   2,353  4.87        33,293   1,149  3.45       19,204      639  3.33
  Long-term debt and obligations under
    capital leases..............................        8,033     550  6.85         5,268     392  7.44        3,036      271  8.92
  Special Asset Division net
    funding allocation..........................            -       -     -             -       -     -            -        -     -
                                                     ------------------------------------------------------------------------------
      Total interest-bearing liabilities........      129,996   5,318  4.09       104,607   3,690  3.53       89,315    3,682  4.12
Noninterest-bearing sources
  Noninterest-bearing deposits..................       20,097                      17,425                     15,597
  Other liabilities.............................        5,742                       3,717                      2,849
  FDIC interest in NationsBank of Texas.........            -                           -                          -
  Shareholders' equity..........................       10,484                       8,651                      7,286
                                                     ------------------------------------------------------------------------------
      Total liabilities and shareholders'
       equity...................................     $166,319                    $134,400                   $115,047
                                                     ==============================================================================
Net interest spread.............................                       3.07                        3.53                        3.58
Impact of noninterest-bearing sources...........                        .51                         .43                         .52
                                                     ------------------------------------------------------------------------------
Net interest income/yield on earning assets.....              $ 5,305  3.58%               $4,723  3.96%      $4,190           4.10%
                                                     ==============================================================================

(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2) Commercial loan interest income includes net interest rate swap revenues related to asset conversion swaps converting variable-rate commercial loans to fixed rate. Such amounts were $62 and $120 in 1994 and 1993, respectively.
(3) The average balance sheet amounts and yields on securities available for sale are based on the average of historical amortized cost balances.
(4) Gross unrealized gains and losses on off-balance sheet trading positions are reported in other assets and liabilities, respectively.
(5) Interest income includes taxable-equivalent adjustments of $94, $86, $92, $141, $163 and $217 for 1994, 1993, 1992, 1991, 1990 and 1989, respectively.
(6) Borrowed funds and trading account liabilities interest expense includes net interest rate swap expense related to liability conversion swaps fixing the cost of certain variable-rate liabilities, primarily market-based borrowed funds. Such amounts were $31 and $3 in 1994 and 1993, respectively.

28  NationsBank Corporation Annual Report 1994

--------------------------------------------------------------------------------

3              12-MONTH TAXABLE-EQUIVALENT DATA
               (Dollars in Millions)

                                                                    1991                          1990
                                                        -----------------------------------------------------------
                                                        Average                        Average
                                                        Balance     Income             Balance    Income
                                                         Sheet       or      Yields/    Sheet       or      Yields/
                                                        Amounts     Expense   Rates    Amounts    Expense    Rates
-------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)..............................        $ 29,731    $2,586     8.70%   $ 29,890   $ 3,122    10.44%
    Real estate commercial......................           6,473       591     9.13       5,931       622    10.49
    Real estate construction....................           5,085       449     8.82       5,289       573    10.84
                                                        -----------------------------------------------------------
      Total commercial..........................          41,289     3,626     8.78      41,110     4,317    10.50
                                                        -----------------------------------------------------------
    Residential mortgage........................           7,713       807    10.47       9,079       867     9.55
    Home equity.................................           1,883       179     9.53       1,625       182    11.18
    Credit card.................................           3,411       519    15.22       3,018       476    15.78
    Other consumer..............................          13,045     1,483    11.37      11,215     1,419    12.66
                                                        -----------------------------------------------------------
      Total consumer............................          26,052     2,988    11.47      24,937     2,944    11.81
                                                        -----------------------------------------------------------
    Foreign.....................................             734        62     8.47         838       112    13.28
    Lease financing.............................           1,292       141    10.89       1,240       118     9.53
                                                        -----------------------------------------------------------
      Total loans and leases, net...............          69,367     6,817     9.83      68,125     7,491    11.00
                                                        -----------------------------------------------------------
  Securities
    Held for investment.........................          25,412     2,189     8.61      25,984     2,377     9.15
    Available for sale (3)......................               -         -        -           -         -        -
                                                        -----------------------------------------------------------
      Total securities..........................          25,412     2,189     8.61      25,984     2,377     9.15
                                                        -----------------------------------------------------------
    Loans held for sale.........................             425        37     8.74         379        44    11.49
    Federal funds sold and securities
      purchased under agreements to resell......           4,904       289     5.89       2,148       175     8.16
    Time deposits placed and other
      short-term investments....................           1,661       115     6.89       2,810       251     8.95
    Trading account securities (4)..............           1,321        92     6.99       1,211       103     8.43
                                                        -----------------------------------------------------------
      Total earning assets (5)..................         103,090     9,539     9.25     100,657    10,441    10.37
Cash and cash equivalents.......................           6,387                          6,622
Factored accounts receivable....................             829                            845
Other assets, less allowance for credit losses
  and excluding Special Asset Division..........           5,486                          5,568
                                                        -----------------------------------------------------------
      Total assets, excluding Special
      Asset Division............................        $115,792                       $113,692
                                                        ===========================================================
Interest-bearing liabilities
  Savings.......................................        $  4,732       216     4.55    $  5,003       258     5.15
  NOW and money market deposit accounts.........          26,854     1,331     4.96      24,536     1,477     6.02
  Consumer CDs and IRAs.........................          27,261     1,912     7.01      24,713     1,962     7.94
  Negotiated CDs, public funds
    and other time deposits.....................          11,684       827     7.08      13,738     1,116     8.13
  Foreign time deposits.........................           2,548       171     6.70       2,603       231     8.89
  Borrowed funds and trading
    account liabilities (4)(6)..................          18,948     1,068     5.64      21,256     1,685     7.93
  Long-term debt and obligations under
    capital leases..............................           2,816       250     8.88       2,669       245     9.18
  Special Asset Division net
    funding allocation..........................          (2,845)     (176)   (6.20)     (4,057)     (304)   (7.49)
                                                        -----------------------------------------------------------
      Total interest-bearing liabilities........          91,998     5,599     6.09      90,461     6,670     7.37
Noninterest-bearing sources
  Noninterest-bearing deposits..................          14,491                         14,067
  Other liabilities.............................           2,698                          2,942
  FDIC interest in NationsBank of Texas.........               -                              -
  Shareholders' equity..........................           6,605                          6,222
                                                        -----------------------------------------------------------
      Total liabilities and shareholders'
       equity...................................         $115,792                      $113,692
                                                        ===========================================================
Net interest spread.............................                               3.16                           3.00
Impact of noninterest-bearing sources...........                                .66                            .75
                                                        -----------------------------------------------------------
Net interest income/yield on earning assets.....                    $3,940     3.82%               $3,771     3.75%
                                                        ===========================================================

-------------------------------------------------------------------------------
                                                                                             Five-Year
                                                                   1989                     Compounded
                                                        -------------------------           Growth Rate
                                                        Average                               1989/94
                                                        Balance   Income                -------------------
                                                          Sheet     or     Yields/      Average   Income or
                                                        Amounts   Expense   Rates       Balances   Expense
-----------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)..............................         $ 28,060  $3,299    11.76%         8%        (1)%
    Real estate commercial......................            5,173     573    11.08          9          2
    Real estate construction....................            4,848     580    11.96         (8)       (14)
                                                        --------------------------
      Total commercial..........................           38,081   4,452    11.69          7         (2)
                                                        --------------------------
    Residential mortgage........................            7,003     774    11.06         16          8
    Home equity.................................            1,506     178    11.80         11          3
    Credit card.................................            2,513     413    16.45          9          4
    Other consumer..............................           11,636   1,354    11.64          8          4
                                                        --------------------------
      Total consumer............................           22,658   2,719    12.00         11          5
                                                        --------------------------
    Foreign.....................................              954     109    11.38          8         (5)
    Lease financing.............................            1,178     107     9.08         15         10
                                                        --------------------------
      Total loans and leases, net...............           62,871   7,387    11.75          9          1
                                                        --------------------------
  Securities
    Held for investment.........................           20,475   1,903     9.29         (6)        (17)
    Available for sale (3)......................                -       -        -
                                                        --------------------------
      Total securities..........................           20,475   1,903     9.29          6          (6)
                                                        --------------------------
                                                              251      31    12.36          6          (6)
    Loans held for sale.........................
    Federal funds sold and securities                       2,314     213     9.20         42          21
      purchased under agreements to resell......
    Time deposits placed and other                          3,022     294     9.72        (10)        (21)
      short-term investments....................              605      55     9.08         77          69
    Trading account securities (4)..............        --------------------------
      Total earning assets (5)..................           89,538   9,883    11.04         11           1
Cash and cash equivalents.......................            6,474                           5
Factored accounts receivable....................              683                          13
Other assets, less allowance for credit losses
  and excluding Special Asset Division..........            4,644                          13
                                                        --------------------------
      Total assets, excluding Special
      Asset Division............................         $101,339                          10
                                                        ==========================
Interest-bearing liabilities
  Savings.......................................           $6,203     364     5.86          8         (10)
  NOW and money market deposit accounts.........           18,695   1,159     6.20         10         (10)
  Consumer CDs and IRAs.........................           20,446   1,735     8.48          3         (10)
  Negotiated CDs, public funds
    and other time deposits.....................           15,685   1,379     8.79        (27)        (37)
  Foreign time deposits.........................            2,670     257     9.63         23           8
  Borrowed funds and trading
    account liabilities (4)(6)..................           17,854   1,606     8.99         22           8
  Long-term debt and obligations under
    capital leases..............................            2,061     203     9.84         31          22
  Special Asset Division net
    funding allocation..........................           (5,164)   (424)   (8.20)
                                                        --------------------------
      Total interest-bearing liabilities........           78,450   6,279     8.00         11          (3)
Noninterest-bearing sources
  Noninterest-bearing deposits..................           13,976                           8
  Other liabilities.............................            3,235                          12
  FDIC interest in NationsBank of Texas.........              412
  Shareholders' equity..........................            5,266                          15
                                                        --------------------------
      Total liabilities and shareholders'
       equity...................................         $101,339                          10
                                                        ==========================
Net interest spread.............................                              3.04
Impact of noninterest-bearing sources...........                               .99
                                                        --------------------------
Net interest income/yield on earning assets.....                   $3,604     4.03%                   8
                                                        ==========================

                                         Management's Disussion and Analysis  29

MNC accounting for approximately 40 percent of the increase. The $4.9 billion increase in average deposits reflected the full-year impact of MNC and four in-market acquisitions in Texas, Florida and South Carolina. The Financial Products group contributed 31 percent of the General Bank's earnings with a return on equity of 28 percent. Card Services accounted for over 50 percent of Financial Products' earnings and generated a return on equity of 46 percent. In 1993, the Card Services' return on equity was 27 percent. Dealer Finance is the next largest component of Financial Products and produced a return on equity of 17 percent in 1994. The 1993 return was 15 percent.

      The Institutional Group includes Corporate and Investment Banking activities, the Real Estate Banking Group, Specialized Lending and the Capital Markets Group, which includes customer-related derivatives, foreign exchange, securities trading and securities underwriting activities. Housed in this unit are NationsBanc-CRT and NationsBanc Capital Markets, Inc., which with its Section 20/Tier II powers, underwrites and deals in various types of corporate debt and has the power to underwrite and deal in equity securities.

      The Institutional Group earned $631 million in 1994, representing a return on equity of 16 percent. Continued asset quality improvements in the Real Estate Banking Group drove the increased return on equity for the Institutional Group overall. The increase in net interest income resulting from loan growth of 16 percent over 1993 was constrained by a narrowing of the spread between securities and market-based funds. Noninterest income for the Institutional Group rose $208 million, or 33 percent, reflecting higher trading gains (due to the full-year impact of CRT) and growth in investment banking and deposit fees. Investments committed to expand capital markets activities and the full-year impact of CRT largely drove the $289 million increase in operating expense and the change in the efficiency ratio. Real Estate Banking Group asset quality improvement contributed to the negative provision for credit losses and OREO recoveries for 1994. Combined, these two categories accounted for $147 million of the Institutional Group's $206 million growth in pretax earnings over 1993.

      Financial Services consists of NationsCredit and Greyrock Capital Group. In 1994, Financial Services contributed $103 million, or six percent, of consolidated earnings reflecting their first full year of NationsBank operations as well as strong growth throughout the year. On a year-end basis, loan growth of 24 percent included strength in consumer lending and inventory financing. The 13-percent return on equity was impacted by a higher equity-to-asset ratio of 13 percent in 1994, necessary to posture this unit for raising funds in the financial markets.

      The Other category in TABLE 2 includes gains and losses on sales of securities and earnings on unallocated equity.

Results Of Operations

NET INTEREST INCOME

      TABLE 3 presents an analysis of the Corporation's taxable-equivalent net interest income and average balance sheet levels for the last six years. TABLE 4 analyzes changes in net interest income from year to year.

      Taxable-equivalent net interest income increased $582 million to $5.3 billion in 1994, compared to $4.7 billion in 1993. The increase was due to higher earning asset levels, primarily loans and leases which increased $16.0 billion, or 20 percent. Loan growth in the General Bank approximated $9.0 billion, centered in commercial, residential mortgage and other consumer loans. The Institutional Group experienced loan growth of approximately $4.0 billion, reflecting primarily an increase in commercial loans. The $3.0-billion increase in average loans in Financial Services primarily reflects the full-year impact of Greyrock Capital Group. On a consolidated basis, after adjusting for acquisitions and the securitization of credit card receivables, loan levels increased by $9.1 billion, or 12 percent. The aggregate of average federal funds sold, securities purchased under agreements to resell and trading account assets increased $12.3 billion, primarily due to the 1993 acquisition and higher trading asset levels of the Corporation's primary government securities dealer. The increase in net interest income resulting from higher loan levels and deposit cost containment efforts was partially offset by a narrowing of the spread between fixed-rate investment securities and market-based funds. As more fully discussed in the Interest Rate Risk Management section, actions taken in the second half of 1994 to reposition the balance sheet in light of rising interest rates had a slight negative impact on net interest income.


[PIE CHART APPEARS HERE

1994 CUSTOMER GROUP DISTRIBUTION OF LOANS AND REVENUES

                                       General    Institutional   Financial
                                        Bank          Group       Services
                                       -------       -------     -----------
Percent of net loans
  and leases...........................   62%          32%            6%

Percent of revenues...................    68%          26%            6%]

30  NationsBank Corporation Annual Report 1994

      The net interest yield declined 38 basis points to 3.58 percent in 1994, compared to 3.96 percent in 1993. Excluding the impact of the Corporation's primary government securities dealer, for which revenues are recorded in noninterest income, the net interest yield declined 14 basis points to 4.04 percent, compared to 4.18 percent in 1993. The decline in the yield reflected the decreased spread between fixed-rate investment securities and market-based funds, partially offset by increased net interest yields resulting from loan growth and deposit cost containment efforts.

      The yield on average earning assets increased 10 basis points to 7.16 percent in 1994 from 7.06 percent in 1993. Excluding the impact of the trading assets of the Corporation's primary government securities dealer, the yield on average earning assets increased 16 basis points to 7.33 percent in 1994, compared to 7.17 percent in 1993. The yield on total loans and leases increased 14 basis points to 8.20 percent in 1994, reflecting loan growth in a rising interest rate environment. The Corporation's prime interest rate rose from an average of 6.00 percent in 1993 to 7.14 percent in 1994.

--------------------------------------------------------------------------------
4     CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME
      (Dollars in Millions)

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

                                                               From 1993 to 1994                           From 1992 to 1993
                                                   ---------------------------------------------------------------------------------

                                                   Increase (Decrease)                         Increase (Decrease)
                                                    in Income/Expense                           in Income/Expense
                                                     Due to Change in                            Due to Change in
                                                   ---------------------------------------------------------------------------------

                                                                             Percentage                                  Percentage
                                               Average    Yields/             Increase      Average    Yields/            Increase
                                                Levels     Rates    Total    (Decrease)      Levels     Rates     Total  (Decrease)
------------------------------------------------------------------------------------------------------------------------------------

Income from earning assets
  Loans and leases, net of unearned income
    Commercial................................. $  483     $ 226   $  709       29.1%       $ 407      $ (36)    $ 371       17.9%
    Real estate commercial.....................     89        41      130       25.7           (8)       (13)      (21)      (4.0)
    Real estate construction...................     21        30       51       23.5          (61)        12       (49)     (18.4)
                                                                   ------                                        -----
      Total commercial.........................    595       295      890       28.2          349        (48)      301       10.5
                                                                   ------                                        -----
    Residential mortgage.......................    315       (76)     239       26.5          227        (94)      133       17.3
    Home equity................................     27        20       47       30.3            5          2         7        4.7
    Credit card................................    (55)      (33)     (88)     (14.8)          57        (35)       22        3.8
    Other consumer.............................    279       (16)     263       19.3          222       (133)       89        7.0
                                                                   ------                                        -----
      Total consumer...........................    633      (172)     461       15.3          528       (277)      251        9.1
                                                                   ------                                        -----
    Foreign....................................     27         7       34       65.4            8        (11)       (3)      (5.5)
    Lease financing............................     51        (8)      43       32.3           29         (3)       26       24.3
                                                                   ------                                        -----
      Total loans and leases, net..............  1,312       116    1,428       22.4          881       (306)      575        9.9
                                                                   ------                                        -----
  Securities
    Held for investment........................   (503)     (111)    (614)     (44.7)         146       (313)     (167)     (10.8)
    Available for sale.........................    591         4      595       n/m           (39)       (15)      (54)     (52.4)
                                                                   ------                                        -----
      Total securities.........................     85      (104)     (19)      (1.3)          98       (319)     (221)     (13.4)
                                                                   ------                                        -----
    Loans held for sale........................    (31)        1      (30)     (56.6)         (12)        (5)      (17)     (24.3)
    Federal funds sold and securities purchased
      under agreements to resell...............    287        66      353      182.0           25        (32)       (7)      (3.5)
    Time deposits placed and other short-term
      investments..............................    (12)       23       11       13.9           11        (24)      (13)     (14.1)
    Trading account securities.................    339       128      467      156.7          209         15       224      302.7
                                                                   ------                                        -----
      Total interest income....................  2,089       121    2,210       26.3        1,234       (693)      541        6.9
                                                                   ------                                        -----
  Interest expense
    Savings....................................     55        (4)      51       31.7           29        (29)        -          -
    NOW and money market deposit accounts......     26        29       55        8.6           10       (167)     (157)     (19.7)
    Consumer CDs and IRAs......................     24       (82)     (58)      (5.5)        (128)      (258)     (386)     (26.7)
    Negotiated CDs, public funds and other
      time deposits............................    (36)        2      (34)     (20.4)         (64)       (48)     (112)     (40.1)
    Foreign time deposits......................    219        33      252      204.9           61        (29)       32       35.2
    Borrowed funds and trading
      account liabilities......................    629       575    1,204      104.8          485         25       510       79.8
    Long-term debt and obligations under
      capital leases...........................    191       (33)     158       40.3          172        (51)      121       44.6
                                                                   ------                                        -----
        Total interest expense.................    982       646    1,628       44.1          581       (573)        8         .2
                                                                   ------                                        -----
  Net interest income..........................  1,076      (494)  $  582       12.3          676       (143)    $ 533       12.7
                                                                   ======                                        =====

n/m - not meaningful.

                                        Management's Discussion and Analysis  31

      The Corporation did not fully reinvest proceeds from the 1994 maturities and sales of certain higher yielding securities during 1994. As a result, the yield on the securities portfolio declined 39 basis points to 5.12 percent in 1994. The average yield of the remaining securities portfolio on December 31, 1994 was 5.37 percent.

      Average interest-bearing liabilities increased $25.4 billion in 1994 compared to 1993. Borrowed funds and trading liabilities increased $15.0 billion, to $48.3 billion, resulting primarily from the acquisition and funding of the Corporation's primary government securities dealer and increased trading activities. Long-term debt increased $2.8 billion due to debt acquired in the MNC acquisition and debt securities issued in connection with financing Financial Services. Interest-bearing deposits increased $7.6 billion, principally due to acquisitions. Excluding deposits acquired from MNC in 1993 and California Federal Savings Bank in 1994, average interest-bearing deposit levels remained relatively flat. Consumer CDs and money market savings accounts declined, offset by increases in foreign time deposits. The increase in foreign time deposits resulted from wholesale funding initiatives.

      The rate on average interest-bearing liabilities increased 56 basis points to 4.09 percent in 1994, from 3.53 percent in 1993. Excluding the impact of the trading liabilities of the Corporation's primary government securities dealer, the rate on average interest-bearing liabilities increased 39 basis points to
3.83 percent in 1994, compared to 3.44 percent in 1993. This rate increase resulted from the Corporation's efforts to extend liability maturities through its use of longer-term bank notes and foreign time deposits in lieu of utilizing overnight funding.

      Net interest income in 1994 was impacted by the fourth quarter 1993 securitization of credit card receivables. The Corporation periodically securitizes credit card receivables which changes the Corporation's role from that of a lender to that of a loan servicer. During 1994, the Corporation managed an average credit card portfolio of $5.4 billion, including $1.4 billion which had been securitized. For the securitized portion of the credit card portfolio, residual net interest income after paying certificate holders and after credit losses is reported as servicing fees in noninterest income.

PROVISION FOR CREDIT LOSSES

      The provision for credit losses was $310 million in 1994, compared to $430 million in the prior year. A strengthening economy, coupled with the Corporation's continued loan workout activities, resulted in an overall improvement in credit quality trends which led to lower credit costs. Excluding the fourth quarter 1993 impact of MNC, nonperforming asset levels declined every quarter of 1994 and 1993. Net charge-offs declined $96 million to $316 million in 1994.

      On December 31, 1994, the allowance for credit losses was $2.2 billion, or
2.11 percent of loans, leases and factored accounts receivable, compared to an allowance of $2.2 billion, or 2.36 percent, at the end of 1993. The allowance for credit losses was 273 percent of nonperforming loans on December 31, 1994, compared to 193 percent on December 31, 1993.

      TABLE 12 provides an analysis of the activity in the Corporation's allowance for credit losses for each of the last five years. Allowance levels, net charge-offs and nonperforming assets are discussed in the Asset Quality Review and Credit Risk Management section.


SECURITIES GAINS AND LOSSES

      Losses from the sales of securities were $13 million in 1994, as securities were sold in the last quarter of 1994 as a part of interest rate repositioning efforts. Gains in 1993 were $84 million.


NONINTEREST INCOME

      TABLE 5 compares the major categories of noninterest income for 1994 and 1993.

      Noninterest income totaled $2.6 billion in 1994, an increase of $496 million, or 24 percent, from $2.1 billion in 1993. Adjusted for acquisitions, growth in noninterest income was 11 percent in 1994.

      Trading account profits and fees, including foreign exchange income, increased $121 million, or 80 percent, in 1994 compared to 1993. This increase, resulting primarily from the acquisition of CRT, is concentrated in interest rate derivatives trading and is consistent with the expansion efforts in capital markets activities.

      An analysis of trading account profits

[GRAPH APPEARS HERE

Net Interest Income
(Dollars in Billions)

                             1990      1991      1992      1993       1994
                            ------    ------    ------    ------     ------
Net interest income.......  $3.771    $3.940    $4.190    $4.723     $5.305]

32 NationsBank Corporation Annual Report 1994 and fees by major business activity is as follows (dollars in millions):

                                                  1994    1993
--------------------------------------------------------------
Securities trading.............................   $ 82    $ 73
Interest rate contracts........................    119      21
Foreign exchange contracts                          27      27
Other..........................................     45      31
  Total trading account                           ----    ----
    profits and fees...........................   $273    $152
                                                  ====    ====

      Growth, excluding acquisitions, occurred in most major categories of noninterest income as described below:

. General Bank trust fees increased $22 million, or six percent, in 1994 compared to 1993. Increased fees were realized primarily due to growth in mutual fund investment advisory services, other trust related services and increased volume of securities lending activities. Partially offsetting these increases were fee decreases resulting from the rising interest rate environment which caused declines in the discretionary assets under management portfolio, principally in the market values of debt instruments. Discretionary assets under management and total assets under administration by the Trust Group were $57.4 billion and $163.6 billion, respectively, on December 31, 1994.

. Service charges on deposit accounts increased $33 million, or five percent, from 1993. Concentrated emphasis on fee collections was the primary contributor to this growth.

. Mortgage servicing and related fees increased $2 million, or three percent, in 1994 compared to 1993. Including acquisitions, the average portfolio of loans serviced increased 35 percent from $26.3 billion in 1993 to $35.5 billion in 1994. On December 31, 1994, the servicing portfolio totaled $39.0 billion. Mortgage loan originations through the Corporation's mortgage company decreased 38 percent during 1994 to $6.9 billion. The majority of this decrease was in retail loan volume coupled with a slight decline in correspondent wholesale volume. These declines reflected industry-wide trends of lower origination levels resulting from increases in interest rates.

. Higher syndication fees and venture capital income in the Institutional Group contributed the majority of the $44-million, or 47-percent increase in investment banking income in 1994 compared to 1993. The Capital Markets syndication group led 362 deals totaling $195.5 billion during 1994, compared to 234 deals totaling $115.9 billion in 1993.

. Credit card income increased $81 million in 1994, or 41 percent, compared to 1993.

--------------------------------------------------------------------------------
5     NONINTEREST INCOME
      (Dollars in Millions)

                                                    1994                   1993
                                            -----------------------------------------------
                                                        Percent                  Percent
                                                       of Taxable-              Of Taxable-
                                                       Equivalent               Equivalent         Change
                                                      Net Interest            Net Interest   ------------------
                                             Amount      Income      Amount      Income      Amount     Percent
---------------------------------------------------------------------------------------------------------------
Trust fees...........................       $  435         8.2%     $  371         7.9%     $   64        17.3%
                                            -------------------------------------------------------------------
Service charges on deposit accounts..          797        15.0         681        14.4         116        17.0
                                            -------------------------------------------------------------------
Nondeposit-related service fees
    Safe deposit rent................           27          .5          25          .5           2         8.0
    Mortgage servicing and related
     fees............................           86         1.6          77         1.6           9        11.7
    Fees on factored accounts
     receivable......................           74         1.4          74         1.6           -           -
    Investment banking income........          138         2.6          94         2.0          44        46.8
    Other service fees...............          111         2.1          93         2.0          18        19.4
                                            -------------------------------------------------------------------
    Total nondeposit-related service
     fees............................          436         8.2         363         7.7          73        20.1
                                            -------------------------------------------------------------------
Credit card income
    Merchant discount fees...........           27          .5          30          .6          (3)      (10.0)
    Annual credit card fees..........           21          .4          24          .5          (3)      (12.5)
    Other credit card fees...........          232         4.4         144         3.1          88        61.1
                                            -------------------------------------------------------------------
    Total credit card income.........          280         5.3         198         4.2          82        41.4
                                            -------------------------------------------------------------------
Other income
    Brokerage income.................           44          .8          41          .9           3         7.3
    Trading account profits and fees.          273         5.1         152         3.2         121        79.6
    Bankers' acceptances and letters
     of credit.......................           67         1.3          65         1.4           2         3.1
    Insurance commissions and
     earnings........................           49          .9          39          .8          10        25.6
    Miscellaneous....................          216         4.2         191         4.0          25        13.1
                                            -------------------------------------------------------------------
    Total other income...............          649        12.3         488        10.3         161        33.0
                                            -------------------------------------------------------------------
                                            $2,597        49.0%     $2,101        44.5%     $  496        23.6
                                            ===================================================================

                                        Management's Discussion and Analysis  33

      A large portion of the increase in other credit card fees is related to the securitization of certain credit card loans during the fourth quarter of 1993. While this transaction served to increase this component of noninterest income, it also served to decrease net interest income and net charge-offs for 1994 compared to 1993. The overall effect on net income from the securitization of this portfolio was approximately neutral. The remainder of the increase relates to other new credit card initiatives including an increase in co-branding card income.

OTHER REAL ESTATE OWNED EXPENSE

      OREO expense declined $90 million to a net recovery of $12 million in 1994 compared to expense of $78 million in 1993, consistent with the improvement in asset quality. Improved real estate markets resulted in lower OREO write-downs and increased gains on sales of these properties.

NONINTEREST EXPENSE

      The Corporation's noninterest expense, as shown in TABLE 6, increased $649 million, or 15 percent, in 1994 compared to 1993. Most categories of noninterest expense were significantly influenced by acquisitions.

      Adjusting for the impact of acquisitions, noninterest expense in the current year increased approximately two and one-half percent, primarily in the categories described below:

. Personnel expense increased $143 million, or eight percent, primarily due to increased incentives as well as salaries and wages. Additionally, within the Capital Markets Group, investments in personnel to expand the Corporation's capital markets and trading activities and growth in the business activities of the Institutional Bank and Financial Services resulted in increases in the number of associates in these customer groups. Also, contributing to the increase were higher pension costs and other employee benefits.

. Equipment expense increased $20 million, or seven percent, in 1994 compared to 1993. This increase is primarily due to enhancements to computer resources, including higher rental expense for upgraded mainframe equipment and increased costs relating to product delivery systems.

. Marketing expense increased $14 million, or 10 percent, in 1994 compared to 1993, due to the continuation of a "brand image" campaign that began in 1993 focusing on the NationsBank name and the Corporation's range of financial products and services. Increased credit card solicitations were also a primary factor.

. Professional fees decreased $14 million, or nine percent, compared to 1993. The decline was largely the result of focused expense management efforts in this area.

. The Corporation's FDIC insurance expense for 1994 decreased $13 million, or six percent, as a result of higher capital levels of certain of the Corporation's subsidiary banks as well as upgrades in supervisory risk

--------------------------------------------------------------------------------
6     NONINTEREST EXPENSE
      (Dollars in Millions)

                                                       1994                     1993
                                                 ---------------------------------------------
                                                            Percent                  Percent
                                                           of Taxable-              of Taxable-
                                                            Equivalent               Equivalent               Change
                                                           Net Interest             Net Interest       ---------------------
                                                 Amount       Income       Amount      Income          Amount        Percent
----------------------------------------------------------------------------------------------------------------------------
Personnel.....................................   $2,311       43.6%        $1,903       40.3%           $408          21.4%
Occupancy, net................................      487        9.2            434        9.2              53          12.2
Equipment.....................................      364        6.9            317        6.7              47          14.8
Marketing.....................................      161        3.0            138        2.9              23          16.7
Professional fees.............................      171        3.2            168        3.6               3           1.8
Amortization of intangibles...................      141        2.7            110        2.3              31          28.2
Credit card...................................       44         .8             49        1.0              (5)        (10.2)
Private label credit card.....................       27         .5             37         .8             (10)        (27.0)
FDIC insurance................................      211        4.0            205        4.3               6           2.9
Processing....................................      235        4.4            190        4.0              45          23.7
Telecommunications............................      137        2.6            122        2.6              15          12.3
Postage and courier...........................      126        2.4            120        2.6               6           5.0
Other general operating.......................      388        7.3            370        7.8              18           4.9
General administrative and miscellaneous......      139        2.6            130        2.8               9           6.9
                                                 -------------------------------------------------------------------------
                                                 $4,942      93.2%         $4,293       90.9%           $649          15.1
                                                 =========================================================================

34 NationsBank Corporation Annual Report 1994 classifications due to improved asset quality. These factors decreased assessment rates under the risk-based assessment system mandated by the Federal Deposit Insurance Corporation.

. The Corporation's combined general operating and general administrative and miscellaneous expenses decreased $9 million due to focused expense management efforts resulting in reduced expenses for postage, relocation and supplies, partially offset by increased expenses for telecommunications.

INCOME TAXES

      The Corporation's income tax expense for 1994 was $865 million, for an effective tax rate of 33.9 percent of pretax income. Tax expense for 1993 was $690 million, for an effective tax rate of 34.7 percent.

      Note 13 to the consolidated financial statements includes a reconciliation of federal income tax expense computed using the federal statutory rate of 35 percent, to the actual income tax expense reported for 1994 and 1993.

      See Notes 1 and 13 to the consolidated financial statements for additional information on income taxes.

Risk Management

      In conducting its business activities, the Corporation is exposed to interest rate, liquidity and credit risk. The successful management of risk is integral to the continued growth and profitability of the Corporation. The following sections address the Corporation's approach to managing risk. The first section presents a review of the Corporation's balance sheet and liquidity risk management practices. The Corporation's asset quality results for 1994 combined with a discussion of credit risk management policies and procedures are presented in the second section. The third section discusses the tools used to manage interest rate risk and outlines certain balance sheet repositioning efforts undertaken by the Corporation during 1994. The Corporation's capital resources and the management practices surrounding capital are discussed in the final section.

Balance Sheet Review And
Liquidity Risk Management

      Liquidity, a measure of the Corporation's ability to fulfill its cash requirements, is managed by the Corporation through its asset and liability management process. This entails measuring and managing the relative balance between asset, liability and off-balance sheet positions. This process, coupled with the Corporation's ability to raise capital and debt financing, ensures the maintenance of sufficient funds to meet the liquidity needs of the Corporation.

      TABLE 7 presents an analysis of the major

--------------------------------------------------------------------------------

7     SOURCES AND USES OF FUNDS
      (Average Dollars in Millions)

                                                                             1994                           1993
                                                                    -------------------------------------------------------
                                                                     Amount         Percent         Amount         Percent
-----------------------------------------------------------------------------------------------------------------------------------
Composition of sources
Savings, NOW, money market deposit accounts,
and consumer CDs and IRAs........................................  $ 62,777           37.7%       $ 58,802           43.8%
Noninterest-bearing funds........................................    20,097           12.1          17,425           13.0
Customer-based portion of negotiated CDs.........................     1,328             .8           1,690            1.2
                                                                   ------------------------------------------------------
Customer-based funds.............................................    84,202           50.6          77,917           58.0
Market-based funds...............................................    57,858           34.8          38,847           28.9
Long-term debt and obligations under capital leases..............     8,033            4.8           5,268            3.9
Other liabilities................................................     5,742            3.5           3,717            2.8
Shareholders' equity.............................................    10,484            6.3           8,651            6.4
                                                                   ------------------------------------------------------
Total sources....................................................  $166,319          100.0%       $134,400          100.0%
                                                                   ======================================================

Composition of uses
Loans and leases, net of unearned income.........................  $ 95,006           57.1%       $ 78,984           58.8%
Securities held for investment...................................    15,048            9.1          24,823           18.5
Securities available for sale....................................    12,386            7.4           1,017             .7
Loans held for sale..............................................       339             .2             790             .6
Time deposits placed and other short-term investments............     1,762             1.1          2,037            1.5
Other earning assets.............................................    23,840            14.3         11,531            8.6
                                                                   ------------------------------------------------------
Total earning assets.............................................   148,381            89.2        119,182           88.7
Factored accounts receivable.....................................     1,252              .8          1,074             .8
Other assets.....................................................    16,686            10.0         14,144           10.5
                                                                   ------------------------------------------------------
Total uses.......................................................  $166,319           100.0%      $134,400          100.0%
                                                                   ======================================================

                                         Management's Discussion and Analysis 35
sources and uses of funds for 1994 and 1993 based on average levels.

      The composition of sources of funds reflected a 49-percent increase in market-based funds to $57.9 billion in 1994 from $38.8 billion in the prior year. These funds represented 35 percent of total sources of funds in 1994 compared to 29 percent in 1993. Excluding the impact of trading account liabilities associated with the Corporation's primary government securities dealer, market-based funds increased 25 percent in 1994 from the prior year, primarily attributable to the extension of liability maturities through the use of bank notes and foreign time deposits. Customer-based funds increased to $84.2 billion from $77.9 billion in 1993 and represented 51 percent of total sources of funds in 1994, compared to 58 percent in 1993.

      The Corporation's primary use of funds, loans and leases, increased $16.0 billion, or 20 percent, to $95.0 billion in 1994, compared to $79.0 billion in 1993. This increase reflects both internal loan growth as well as acquisitions. Loans represent 57 percent of the Corporation's uses of funds. The Corporation's ratio of average loans and leases to customer-based funds was 113 percent in 1994, compared to 101 percent in the prior year. The change in this ratio is primarily due to loan growth of 20 percent, coupled with industry-wide disintermediation.

      Average other earning assets rose $12.3 billion, or 107 percent, to $23.8 billion in 1994 from $11.5 billion in 1993. Approximately $10.9 billion of this increase resulted from higher levels of trading account assets associated with the Corporation's primary government securities dealer.

      Cash and cash equivalents increased $1.9 billion from December 31, 1993 to December 31, 1994, due to net cash provided by operating activities of $9.1 billion, and $1.8 billion in cash provided by financing activities, offset by $9.0 billion in cash used in investing activities.

      The net increase in cash provided by operating activities of $7.0 billion from December 31, 1993 to December 31, 1994, was primarily attributable to the net change in trading instruments of $3.8 billion during 1994 as compared to $707 million during 1993. Cash used in investing activities decreased $1.6 billion in 1994 compared to 1993, as proceeds from the sales and maturities of securities available for sale exceeded the purchases of those securities. This increase in cash was offset by a decrease in the proceeds from the sales and securitizations of loans of $4.6 billion from year to year.

--------------------------------------------------------------------------------

8     DISTRIBUTION OF LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE
      December 31
      (Dollars in Millions)

                                    1994                 1993                 1992                 1991                  1990
                              ------------------------------------------------------------------------------------------------------

                              AMOUNT    PERCENT    Amount    Percent    Amount    Percent    Amount    Percent     Amount    Percent

------------------------------------------------------------------------------------------------------------------------------------

Domestic
  Commercial...............  $ 44,665    43.1%     $40,808    44.3%     $32,260    44.4%     $28,701    41.5%      $30,951     43.7%

  Real estate commercial...     7,349     7.1        8,239     9.0        6,324     8.7        6,756     9.8         5,847      8.2
  Real estate construction.     2,981     2.9        3,256     3.5        3,065     4.2        4,212     6.1         5,453      7.7
                             ------------------------------------------------------------------------------------------------------
    Total commercial.......    54,995    53.1       52,303    56.8       41,649    57.3       39,669    57.4        42,251     59.6
                             ------------------------------------------------------------------------------------------------------
  Residential mortgage.....    17,244    16.7       12,689    13.8        9,262    12.7        7,571    11.0         8,133     11.5
  Home equity..............     2,644     2.6        2,565     2.8        2,061     2.8        2,121     3.1         1,687      2.4
  Credit card..............     4,753     4.6        3,728     4.1        4,297     5.9        4,178     6.0         3,501      4.9
  Other consumer...........    17,867    17.3       16,761    18.2       12,091    16.6       12,524    18.1        12,392     17.5
                             ------------------------------------------------------------------------------------------------------
    Total consumer.........    42,508    41.2       35,743    38.9       27,711    38.0       26,394    38.2        25,713     36.3
                             ------------------------------------------------------------------------------------------------------
  Lease financing..........     2,440     2.4        1,729     1.9        1,301     1.8        1,229     1.8         1,236      1.7
  Factored accounts
   receivable..............     1,004     1.0        1,001     1.1          917     1.3          817     1.2           760      1.1
                             ------------------------------------------------------------------------------------------------------
                              100,947    97.7       90,776    98.7       71,578    98.4       68,109    98.6        69,960     98.7
                             ------------------------------------------------------------------------------------------------------
Foreign
  Governments and
   official institutions...         6       -           22       -            2       -           42      .1            88       .1
  Banks and other financial
   institutions............       795      .8          446      .5          304      .4          177      .2           197       .3
  Commercial and industrial
   companies...............     1,183     1.1          510      .5          634      .9          634      .9           584       .8
  Lease financing..........       440      .4          253      .3          196      .3          146      .2            62       .1
                             ------------------------------------------------------------------------------------------------------
                                2,424     2.3        1,231     1.3        1,136     1.6          999     1.4           931      1.3
                             ------------------------------------------------------------------------------------------------------
Total loans, leases and
 factored accounts
 receivable, net of
 unearned  income..........  $103,371   100.0%     $92,007   100.0%     $72,714   100.0%      $69,108  100.0%      $70,891    100.0%
                             ======================================================================================================

36  NationsBank Corporation Annual Report 1994

      The net cash provided by financing activities decreased $6.5 billion from December 31, 1993 to December 31, 1994. During 1994, proceeds from the issuances of long-term debt and subordinated capital notes exceeded principal payments and retirements by $181 million, as compared to net proceeds in 1993 of $3.7 billion. Also, in 1994, cash provided by the net increase in deposits, federal funds purchased and securities sold under agreements to repurchase was $1.7 billion as compared to a net increase of $2.9 billion in 1993.

SECURITIES

      The securities portfolio on December 31, 1994, consisted of securities held for investment totaling $17.8 billion and securities available for sale totaling $8.0 billion compared to $13.6 billion and $15.5 billion, respectively, on December 31, 1993.

      On December 31, 1994, the Corporation's portfolio of securities held for investment reflected unrealized net depreciation of $699 million compared to unrealized net appreciation of $20 million on December 31, 1993.

      The valuation reserve for securities available for sale and marketable equity securities reduced shareholders' equity by $136 million on December 31, 1994, reflecting $264 million of pretax depreciation on securities available for sale, offset by $48 million of pretax appreciation on marketable equity securities. The valuation amount increased shareholders' equity by $104 million on December 31, 1993. The changes in depreciation for both the securities held for investment and the securities available for sale portfolios were primarily due to the rise in interest rates. Further increases in interest rates would cause further depreciation due to the fixed-rate nature of the portfolios.

      The estimated average maturity was 2.48 years and 2.73 years for securities held for investment and securities available for sale on December 31, 1994, respectively, compared to 1.83 years and 1.44 years on December 31, 1993. The estimated average maturity of the combined securities portfolio was 2.56 years on December 31, 1994, compared to 1.63 years on December 31, 1993. The increase in the estimated average maturity was primarily attributable to 1994 maturities and sales which served to decrease the aggregate period-end securities portfolio balance 11 percent and shift the composition of the remaining portfolio to a longer maturity.

      The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- or off-balance sheet positions. The portfolio's scheduled maturities and the liquid nature of securities, in general, represent a significant source of liquidity. Approximately $8.0 billion, or 31 percent, of the securities portfolio matures in 1995. No liquidations other than scheduled maturities are currently anticipated. As such, no significant securities losses are expected to result from the unrealized depreciation in the

--------------------------------------------------------------------------------

9      SELECTED LOAN MATURITY DATA
       December 31, 1994
       (Dollars in Millions)

       This table presents the maturity distribution and interest sensitivity of selected loan categories (excluding residential mortgage, home equity, credit card, other consumer loans, lease financing and factored accounts receivable). Maturities are presented on a contractual basis.

                                                                                           Due after
                                                                               Due in 1     1 year
                                                                                 year       through    Due after
                                                                               or less     5 years      5 years      Total
----------------------------------------------------------------------------------------------------------------------------
Commercial................................................................... $18,713     $18,443       $7,509     $44,665
Real estate commercial.......................................................   1,852       4,438        1,059       7,349
Real estate construction.....................................................   1,624       1,248          109       2,981
Foreign......................................................................   1,653         247           84       1,984
                                                                              --------------------------------------------
  Total selected loans, net of unearned income............................... $23,842     $24,376       $8,761     $56,979
                                                                              ============================================
Percent of total.............................................................    41.8%       42.8%        15.4%      100.0%
Cumulative percent of total..................................................    41.8        84.6        100.0

Sensitivity of loans to changes in interest rates--loans due after one year
  Predetermined interest rate................................................             $ 6,823       $3,320     $10,143
  Floating or adjustable interest rate.......................................              17,553        5,441      22,994
                                                                                          --------------------------------
                                                                                          $24,376       $8,761     $33,137
                                                                                          ================================

                                         Management's Discussion and Analysis 37
securities portfolio on December 31, 1994. For additional information on securities see Note 3 to the consolidated financial statements.

LOANS AND LEASES

        Total loans and leases increased $11.4 billion to $102.4 billion on December 31, 1994, compared to $91.0 billion on December 31, 1993. Average loans and leases increased $16.0 billion to $95.0 billion in 1994 compared to $79.0 billion one year earlier. Approximately $9.1 billion, or 57 percent, of the increase in average loans and leases reflects internal loan growth, while the remainder of the increase is the result of acquisitions.

        Average loan growth in the commercial loan category increased $6.5 billion, or 19 percent, to $41.6 billion in 1994 from $35.1 billion in 1993. Internal loan growth, primarily in the General Bank and Institutional Bank, contributed $3.1 billion of the increase.

      Real estate commercial and construction loans averaged $10.9 billion, a $1.4 billion increase in average levels from the prior year. Excluding acquisitions, average levels decreased $595 million.

      Residential mortgage loans increased $4.1 billion, or 37 percent, to an average of $15.0 billion in 1994. The majority of this growth was due to increased origination of residential mortgages through the General Bank's vast banking center network coupled with a higher retention level of adjustable-rate mortgages generated through the Corporation's mortgage company.

      The scheduled repayments and maturities of loans also represent a substantial source of liquidity for the Corporation. TABLE 9 shows selected loan maturity data on December 31, 1994. Approximately 42 percent of the selected loans presented had maturities of one year or less.

      Other sources of liquidity, such as the securitization and sale of certain loans or portfolios, are also available to the Corporation.

OTHER EARNING ASSETS

        As presented in TABLE 3, average other earning assets, including federal funds sold, securities purchased under agreements to resell and trading account securities, increased $12.3 billion to $23.8 billion in 1994, compared to 1993. Other earning assets represented 14 percent of total uses of funds in 1994, compared to 9 percent in 1993. Increases in trading account securities primarily reflected the acquisition and higher trading asset levels of the Corporation's primary government securities dealer.

DEPOSITS

        TABLE 3 provides information on the average amounts of deposits and the rates paid by deposit category. Deposits are the Corporation's primary source of funds. Through its diverse retail banking network, the Corporation has access to customers who provide a highly stable source of funds. Average deposits increased $10.3 billion in 1994, compared to 1993, primarily due to acquisitions. TABLE 10 provides information on the maturity distribution of domestic certificates of deposit and other time deposits in amounts of $100 thousand or more for 1994. Domestic certificates of deposit and other time deposits in denominations of $100 thousand or more amounted to $6.2 billion on December 31, 1994, compared to $6.5 billion on December 31, 1993. Certificates of deposit and other time deposits of $100 thousand or more of foreign offices amounted to $12.6 billion and $3.8 billion on December 31, 1994 and 1993, respectively.

SHORT-TERM BORROWINGS

        The Corporation uses short-term borrowings as a funding source and in its management of interest rate risk. TABLE 11 presents


===============================================================================

10  MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT AND
    OTHER TIME DEPOSITS IN AMOUNTS OF $100 THOUSAND OR MORE
    December 31, 1994
    (Dollars in Millions)
                                            Certificates    Other Time
                                             of Deposit      Deposits    Total
-------------------------------------------------------------------------------
Maturing in 3 months or less.................  $2,679         $ 32       $2,711
Maturing in over 3 through 6 months..........   1,121           20        1,141
Maturing in over 6 through 12 months.........     939           35          974
Maturing in over 12 months...................   1,093          236        1,329
                                               --------------------------------
                                               $5,832         $323       $6,155
                                               ================================

[BAR GRAPH APPEARS HERE

Average Loans and Leases
(Dollars in Billions)

                                   1990      1991      1992     1993     1994
                                 -------   -------   -------   ------   ------
Average loans and leases........ $68.125   $69.367   $68.187   $78.984  $95.006]

38 NationsBank Corporation Annual Report 1994 the categories of short-term borrowings. The increase in commercial paper outstanding in 1994 and 1993 primarily reflects the use of this funding source to finance Financial Services, a nonbank subsidiary of the parent company.

        The Corporation diversified its funding sources in 1993 by implementing a short-term bank note program. In 1994, the banking subsidiaries increased the maximum available issuance under this program by $3.0 billion to $6.0 billion. Outstandings on December 31, 1994, which are included in other short-term borrowings, were $4.5 billion under this program.

TRADING ACCOUNT LIABILITIES

        Trading activities are primarily financed with funds from short sales. During 1994, average short sales approximated $10.5 billion.

LONG-TERM DEBT

        On December 31, 1994 and 1993, long-term debt was $8.5 billion and $8.3 billion, respectively. During 1994, the Corporation issued approximately $1.2 billion in long-term senior and subordinated debt. This new debt was used for general corporate purposes including replacing debt repurchased due to its higher cost and funding for the internal loan growth of Financial Services.

        As a source of term liquidity, the Corporation has a medium-term note program which provides for issuance from time to time of medium-term notes with maturities of nine months or longer. See Note 7 to the consolidated financial statements for further details on long-term debt.

OTHER

        On September 30, 1994, the Corporation renegotiated its commercial paper back-up lines establishing a single committed, $1.5 billion, three-year credit facility. No borrowings have been made under this credit facility.

        The Corporation's principal debt ratings on December 31, 1994 were as follows:

                                                      Commercial    Senior
                                                        Paper        Debt
---------------------------------------------------------------------------
Moody's Investors Service..........................      P-1          A2
Standard & Poor's Corporation......................      A-1          A
Duff and Phelps, Inc. .............................      Duff 1+      A+
Fitch Investors Service, Inc. .....................      F-1          A+
Thomson BankWatch..................................      TBW-1        A+


      In managing liquidity, the Corporation takes into account the ability of the subsidiary banks to pay dividends to the parent corporation. See Note 10 to the consolidated financial statements for further details on dividends.

===============================================================================================================================

11  SHORT-TERM BORROWINGS
    (Dollars in Millions)

    Federal funds purchased generally represent overnight borrowings and repurchase agreements represent borrowings which generally range from one day to three months in maturity. Commercial paper is issued in maturities not to exceed nine months. Other short-term borrowings principally consist of bank notes and U.S. Treasury note balances.

                                                                          1994                   1993                 1992
                                                                   ------------------------------------------------------------
                                                                     AMOUNT   RATE          AMOUNT   RATE        AMOUNT   RATE
-------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased
    On December 31..............................................   $  3,993   5.19%        $ 7,135   2.92%      $ 6,420   2.94%
    Average during year.........................................      5,397   4.07           6,479   3.03         5,634   3.37
    Maximum month-end balance during year.......................      7,264      -           7,899      -         8,644      -

Securities sold under agreements to repurchase
    On December 31..............................................     21,977   5.36          21,236   3.11         9,632   3.23
    Average during year.........................................     24,903   4.32          17,283   3.13        10,382   3.25
    Maximum month-end balance during year.......................     27,532      -          22,733      -        13,210      -

Commercial paper
    On December 31..............................................      2,519   5.22           2,056   3.26           784   3.29
    Average during year.........................................      2,482   4.46           1,379   3.26           534   3.78
    Maximum month-end balance during year.......................      2,871      -           2,056      -           784      -

Other short-term borrowings
    On December 31..............................................      5,640   7.21           5,522   3.08         4,560   3.18
    Average during year.........................................      5,015   4.25           4,006   3.45         1,962   3.49
    Maximum month-end balance during year.......................      6,634      -           8,187      -         4,781      -


                                         Management's Discussion and Analysis 39

Asset Quality Review And Credit Risk Management

        In conducting business activities, the Corporation is exposed to the possibility that borrowers or counterparties may default on their obligations to the Corporation. Credit risk arises through the extension of loans, leases, factored accounts receivable and certain securities, financial guarantees, and through counterparty risk on trading and capital markets transactions. To manage this risk, the Credit Policy group establishes policies and procedures to manage both on- and off-balance sheet risk and communicates and monitors the application of these policies and procedures throughout the Corporation.

================================================================================
12  ALLOWANCE FOR CREDIT LOSSES
    (Dollars in Millions)

                                                                                 1994       1993       1992       1991       1990
---------------------------------------------------------------------------------------------------------------------------------
Balance on January 1.......................................................    $ 2,169    $ 1,454    $ 1,605    $ 1,322   $   878
                                                                               --------------------------------------------------
Loans, leases and factored accounts receivable charged off
   Commercial..............................................................       (113)      (107)      (245)      (436)     (206)
   Real estate commercial..................................................        (32)       (84)      (279)      (316)     (101)
   Real estate construction................................................        (27)       (17)      (114)      (276)      (58)
                                                                               --------------------------------------------------
     Total commercial......................................................       (172)      (208)      (638)    (1,028)     (365)
                                                                               --------------------------------------------------
   Residential mortgage....................................................         (7)       (10)       (18)       (33)      (15)
   Home equity.............................................................         (2)        (3)        (4)        (4)       (2)
   Credit card.............................................................       (126)      (184)      (172)      (138)      (91)
   Other consumer..........................................................       (190)      (169)      (162)      (181)     (160)
                                                                               --------------------------------------------------
     Total consumer........................................................       (325)      (366)      (356)      (356)     (268)
                                                                               --------------------------------------------------
   Foreign.................................................................          -          -         (7)        (3)      (28)
   Lease financing.........................................................         (4)        (5)        (8)        (7)       (9)
   Factored accounts receivable............................................        (32)       (30)       (17)       (23)      (29)
                                                                               --------------------------------------------------
     Total loans, leases and factored accounts
       receivable charged off..............................................       (533)      (609)    (1,026)    (1,417)     (699)
                                                                               --------------------------------------------------

NationsBank of Texas charge-offs reimbursed by the FDIC....................          -          -          -          -        13
                                                                               --------------------------------------------------

Recoveries of loans, leases and factored accounts
   receivable previously charged off
   Commercial..............................................................         69         67         62         36        27
   Real estate commercial..................................................         17         21         13          5         3
   Real estate construction................................................         26         12          8          3         -
                                                                               --------------------------------------------------
     Total commercial......................................................        112        100         83         44        30
                                                                               --------------------------------------------------
   Residential mortgage....................................................          2          3          4          3         2
   Home equity.............................................................          1          1          1          1         -
   Credit card.............................................................         22         19         13         19        12
   Other consumer..........................................................         66         64         47         36        30
                                                                               --------------------------------------------------
     Total consumer........................................................         91         87         65         59        44
                                                                               --------------------------------------------------
   Foreign.................................................................          -          1          1          1         2
   Lease financing.........................................................          3          2          2          2         1
   Factored accounts receivable............................................         11          7          9          3         2
                                                                               --------------------------------------------------
     Total recoveries of loans, leases and
       factored accounts receivable previously charged off.................        217        197        160        109        79
                                                                               --------------------------------------------------
     Net charge-offs.......................................................       (316)      (412)      (866)    (1,308)     (607)
                                                                               --------------------------------------------------

Provision for credit losses................................................        310        430        715      1,582     1,025
Allowance applicable to loans of purchased companies.......................         23        697          -          9        26
                                                                               --------------------------------------------------
Balance on December 31.....................................................    $ 2,186    $ 2,169    $ 1,454    $ 1,605   $ 1,322
                                                                               ==================================================

Loans, leases and factored accounts receivable,
   net of unearned income, outstanding on December 31......................   $103,371    $92,007    $72,714    $69,108   $70,891
Allowance for credit losses as a percentage of
   loans, leases and factored accounts receivable,
   net of unearned income, outstanding on December 31......................       2.11%      2.36%      2.00%      2.32%     1.86%
Average loans, leases and factored accounts receivable,
   net of unearned income, outstanding during the year.....................    $96,258    $80,058    $69,136    $70,196   $68,970
Net charge-offs as a percentage of average loans,
   leases and factored accounts receivable,
   net of unearned income, outstanding during the year.....................        .33%       .51%      1.25%      1.86%      .88%
Ratio of the allowance for credit losses
   on December 31 to net charge-offs.......................................       6.93       5.27       1.68       1.23      2.18
Allowance for credit losses as a percentage of nonperforming loans.........     273.07%    193.38%    103.11%     81.82%   100.46%

40  NationsBank Corporation Annual Report 1994

[BAR GRAPH APPEARS HERE
Net Charge-offs As A Percentage of Average Net Loans

                               1990     1991     1992     1993     1994
                               ----     ----     ----     ----     ----
Net charge-offs as a
    percentage of
    average net loans.......   0.88%    1.86%    1.25%    0.51%    0.33%]

        Loan and Lease Portfolio -- The Corporation's credit risk is centered in its loan and lease portfolio which on December 31, 1994 totaled $102.4 billion, or 67 percent, of total earning assets. The Corporation's overall objective in managing loan portfolio risk is to minimize the adverse impact of any single event or set of occurrences. To achieve this objective, the Corporation strives to maintain a loan portfolio that is diverse in terms of loan type, industry concentration, geographic distribution and borrower concentration.

        The Credit Policy group works with lending officers and is involved with the implementation, refinement and monitoring of credit policies and procedures.

        For commercial loans, loan officers prepare proposals supporting the extension of credit. These proposals contain an analysis of the borrower and an evaluation of the ability of the borrower to repay the potential credit. The proposals are subject to varying levels of approval by senior line and credit policy management prior to extension of credit. Commercial loans receive an initial risk rating by the originating loan officer. This rating is based on the amount of credit risk inherent in the loan and is reviewed for appropriateness by senior line and credit policy management. Credits are monitored by line and credit policy personnel for deterioration in a borrower's financial condition which would impact the borrower's ability to repay the credit. Risk ratings are adjusted as necessary.

        For consumer loans, approval and funding is conducted in centralized locations. Generally, credit scoring systems are utilized to provide standards for extension of credit. Consumer portfolio credit risk is monitored primarily using statistical models to predict portfolio behavior. Additionally, product and geographic concentrations are monitored.

        An independent credit review group conducts ongoing reviews of the loan and lease portfolio, reexamining on a regular basis risk assessments for loans and leases and overall compliance with policy.

        To limit credit exposure, the Corporation obtains collateral to support credit extensions and commitments when deemed necessary. The most significant categories of collateral are real and personal property, cash on deposit and marketable securities. The Corporation obtains real property as security for some loans that are made on the basis of the general creditworthiness of the borrower and whose proceeds were not used for real estate-related purposes.

        The Corporation also manages exposure to a single borrower, industry, loan-type or other concentration through syndications of credits, participations, loan sales and securitizations. Through the Corporation's Capital Markets Group, the Corporation is a major participant in the syndications market. In a syndicated facility, each participating lender funds only their portion of the syndicated facility, therefore limiting their exposure to the borrower. The Corporation also identifies and reduces its exposure to funded borrower or industry concentrations through loan sales. Generally, these sales are without recourse to the Corporation.

================================================================================
13  ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES
    December 31
    (Dollars in Millions)

                                          1994               1993               1992               1991               1990
                                    --------------------------------------------------------------------------------------------
                                     Amount  Percent    Amount  Percent    Amount  Percent    Amount  Percent    Amount  Percent
--------------------------------------------------------------------------------------------------------------------------------
Commercial......................      $444    20.3%      $403    18.6%      $303    20.9%      $524     32.6%     $498    37.7%
Real estate commercial..........       214     9.8        230    10.6        220    15.1        282     17.6       123     9.3
Real estate construction........        83     3.8        123     5.7        141     9.7        252     15.7       239    18.1
                                    ------------------------------------------------------------------------------------------
  Total commercial..............       741    33.9        756    34.9        664    45.7      1,058     65.9       860    65.1
                                    ------------------------------------------------------------------------------------------
Residential mortgage............        34     1.6         24     1.1         21     1.4         50      3.1        64     4.9
Home equity.....................         3      .1         23     1.1         18     1.2         26      1.6        23     1.7
Credit card.....................       117     5.4         92     4.2        125     8.6        104      6.5        78     5.9
Other consumer..................       225    10.3        201     9.3        117     8.1        135      8.4       168    12.7
                                    ------------------------------------------------------------------------------------------
  Total consumer................       379    17.4        340    15.7        281    19.3        315     19.6       333    25.2
                                    ------------------------------------------------------------------------------------------
Foreign.........................        11      .5         13      .6         17     1.2          6       .4         5      .4
Lease financing.................        17      .8         13      .6         12      .8         12       .7        20     1.5
Factored accounts receivable....        23     1.0         19      .9         18     1.2         17      1.1        11      .8
Unallocated.....................     1,015    46.4      1,028    47.3        462    31.8        197     12.3        93     7.0
                                    ------------------------------------------------------------------------------------------
                                    $2,186   100.0%    $2,169   100.0%    $1,454   100.0%    $1,605    100.0%   $1,322   100.0%
                                    ==========================================================================================

                                         Management's Discussion and Analysis 41

        Allowance for Credit Losses -- The Corporation's allowance for credit losses was $2.2 billion on December 31, 1994 and 1993. Continued improvements in credit quality during 1994, as evidenced by a 36-percent decline in nonperforming asset levels and a 23-percent decline in net charge-offs, resulted in a lower provision for credit losses in 1994. The allowance coverage of nonperforming loans increased to 273 percent on December 31, 1994, up from 193 percent at the end of 1993. Although credit quality has improved steadily, management continues to carefully monitor asset quality trends and reserve levels.

        Based on the risk rating process described above, an amount is allocated within the allowance for credit losses to cover the amount of loss estimated to be inherent in particular risk categories of loans. The allocation of the allowance for credit losses is presented in TABLE 13 and reflects a refinement in methodology of allocating the allowance for credit losses. The amount allocated is based upon the Corporation's loss experience within risk categories of loans over a period of years and is adjusted for existing economic conditions as well as performance trends within specific industries.

        In addition to the allocation by risk category, the Corporation reviews significant individual credits and concentrations of credits and makes additional allocations to the allowance when deemed necessary. The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Management believes that the allowance for credit losses is appropriate given inherent credit losses on December 31, 1994.

        As presented in TABLE 12, net charge-offs for 1994 were $316 million, or .33 percent of average loans, leases and factored accounts receivable, versus $412 million, or .51 per-

================================================================================
14  NONPERFORMING ASSETS
    December 31
    (Dollars in Millions)


                                                                               1994       1993        1992       1991       1990
--------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
    Commercial.............................................................. $  362     $  474      $  650     $  831     $  537
    Real estate commercial..................................................    201        318         404        535        374
    Real estate construction................................................     66        142         210        480        349
                                                                             ---------------------------------------------------
      Total commercial......................................................    629        934       1,264      1,846      1,260
                                                                             ---------------------------------------------------
    Residential mortgage....................................................     66         77          88        114         56
    Home equity (1).........................................................     10          7           5          -          -
    Other consumer (1)......................................................     84         86          29          -          -
                                                                             ---------------------------------------------------
      Total consumer........................................................    160        170         122        114         56
                                                                             ---------------------------------------------------
    Foreign.................................................................      3          8           9          1          -
    Lease financing (1).....................................................      9         10          15          -          -
                                                                             ---------------------------------------------------
      Total nonperforming loans.............................................    801      1,122       1,410      1,961      1,316
                                                                             ---------------------------------------------------
Other real estate owned.....................................................    337        661         587        843        335
                                                                             ---------------------------------------------------
      Total nonperforming assets............................................ $1,138     $1,783      $1,997     $2,804     $1,651
                                                                             ===================================================
Nonperforming assets as a percentage of
    Total assets, excluding Special Asset Division..........................    .67%      1.13%       1.69%      2.54%      1.46%
    Loans, leases and factored accounts receivable,
      net of unearned income, and other real estate owned...................   1.10       1.92        2.72       4.01       2.32
Total loans past due 90 days or more and
    not classified as nonperforming......................................... $  146     $  167      $  215     $  223     $  406

The loss of income associated with nonperforming loans on December 31 and the cost of carrying other real estate owned were:

                                                                               1994       1993        1992       1991       1990
--------------------------------------------------------------------------------------------------------------------------------
Income that would have been recorded in accordance with
    original terms........................................................   $   96     $   80      $  105     $  205     $  140
Income actually recorded..................................................      (31)       (34)        (31)       (82)       (44)
                                                                             ---------------------------------------------------
Loss of income............................................................   $   65     $   46      $   74     $  123     $   96
                                                                             ===================================================
Cost of carrying other real estate owned..................................   $   24     $   18      $   25     $   36     $   19

On December 31, 1994, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.
(1) Included in commercial nonperforming loans in 1991 and 1990.

42  NationsBank Corporation Annual Report 1994

[BAR GRAPH APPEARS HERE
Nonperforming Assets
(Dollars in Billions)

                                        1990       1991        1992        1993       1994
                                        ----       ----        ----        ----       ----
Nonperforming assets..............     $1.651     $2.804      $1.997      $1.783     $1.138
   Nonperforming loans............      1.316      1.961       1.410       1.122      0.801
   OREO...........................      0.335      0.843       0.587       0.661      0.337]

cent, in 1993. After adjusting for the impact of acquisitions, net charge-offs declined $173 million, or 47 percent, from the prior year. Including acquisitions, the most significant declines were centered in credit card and real estate commercial loan net charge-offs which fell $61 million and $48 million, respectively. The decrease in credit card net charge-offs is attributable to lower levels of outstanding receivables due to the fourth quarter 1993 securitization of credit card receivables. Net charge-offs as a percentage of managed average credit card loans were 3.46 percent in 1994, compared to 3.78 percent in 1993. The decline in real estate commercial loan charge-offs is due to improvements in real estate markets, primarily the Mid-Atlantic, and the strengthened financial condition of borrowers. These declines were partially offset by net charge-offs of other consumer loans which increased $19 million, or 18 percent, in 1994. This increase is consistent with the 21 percent growth in average levels of the other consumer portfolio during 1994. Net charge-offs as a percentage of average other consumer loans were .72 percent in 1994 compared to .73 percent in 1993.

        Nonperforming Assets -- On December 31, 1994, nonperforming assets were $1.1 billion, or 1.10 percent of net loans, leases, factored accounts receivable and other real estate owned, compared to $1.8 billion, or 1.92 percent, at the end of 1993. As presented in TABLE 14, nonperforming loans were $801 million at the end of 1994, compared to $1.1 billion at the end of 1993. The decrease in nonperforming loan levels was centered in real estate commercial and construction nonperforming loans, which declined $193 million, or 42 percent, and in commercial nonperforming loans which declined $112 million, or 24 percent, from 1993. These declines primarily reflected payments resulting from the improved financial condition of borrowers and the results of the Corporation's continuing loan workout activities. Lease financing, other consumer and home equity nonperforming loan levels have increased slightly throughout the second half of 1994. These increases are primarily reflective of the 40-percent, 21-percent and 16-percent growth, respectively, in the average levels of these portfolios during 1994.

        Other real estate owned, which

===============================================================================
15  REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS AND
    OTHER REAL ESTATE OWNED BY GEOGRAPHIC REGION
    December 31, 1994
    (Dollars in Millions)

                                                                                   Loans                                OREO
                                                                 ---------------------------------------------     ---------------
                                                                 Outstanding  Percent   Nonperforming  Percent     Amount  Percent
----------------------------------------------------------------------------------------------------------------------------------
Maryland, District of Columbia and Virginia.................      $ 3,005      29.1%        $134        50.2%       $122    46.4%
North Carolina and South Carolina...........................        1,951      18.9           27        10.1          33    12.5
Florida.....................................................        1,899      18.4           55        20.6          87    33.1
Other states................................................        3,475      33.6           51        19.1          21     8.0
                                                                  ------------------------------------------        ------------
                                                                  $10,330     100.0%        $267       100.0%       $263   100.0%
                                                                  ==========================================        ============

Distribution based on geographic location of collateral.


================================================================================
16  REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS AND
    OTHER REAL ESTATE OWNED BY PROPERTY TYPE
    December 31, 1994
    (Dollars in Millions)

                                                                                   Loans                                OREO
                                                                 ---------------------------------------------     ---------------
                                                                 Outstanding  Percent   Nonperforming  Percent     Amount  Percent
----------------------------------------------------------------------------------------------------------------------------------
Shopping centers/retail.....................................     $ 1,990       19.3%        $ 31        11.6%       $ 37    14.1%
Office buildings............................................       1,786       17.3           40        15.0          39    14.8
Apartments..................................................       1,478       14.3           19         7.1           5     1.9
Hotels......................................................         965        9.3           17         6.4           3     1.1
Land and land development...................................         890        8.6           58        21.7         109    41.4
Residential.................................................         845        8.2           23         8.6          15     5.7
Industrial/warehouse........................................         737        7.1           19         7.1          17     6.5
Commercial-other............................................         372        3.6           10         3.7          10     3.8
Multiple use................................................         349        3.4            4         1.5           1      .4
Resorts/golf courses........................................         172        1.7           16         6.0           3     1.1
Other.......................................................         746        7.2           30        11.3          24     9.2
                                                                 ---------------------------------------------------------------
                                                                 $10,330      100.0%        $267       100.0%       $263   100.0%
                                                                 ===============================================================


                                         Management's Discussion and Analysis 43
represents real estate acquired through foreclosure and in-substance foreclosures, decreased $324 million, or 49 percent, to $337 million at the end of 1994 from $661 million at the end of 1993.

        Internal loan workout units are devoted to the management and/or collection of certain nonperforming assets as well as certain performing loans. Aggressive collection strategies and a proactive approach to managing overall credit risk has expedited the Corporation's disposition, collection and renegotiation of nonperforming and other lower-quality assets and allowed loan officers to concentrate on generating new business.

        The Corporation continues its efforts to expedite disposition, collection and renegotiation of nonperforming and other lower-quality assets. As a part of this process, the Corporation routinely evaluates all reasonable alternatives, including the sale of assets individually or in groups. The final decision to proceed with any alternative is evaluated in the context of the overall credit-risk profile of the Corporation.

        Concentrations of Credit Risk -- As previously discussed, the Corporation strives to maintain a diverse credit portfolio in an effort to minimize the adverse impact of any single event or set of occurrences. Summarized below are areas of credit risk with exposures in excess of 25 per-cent of shareholders' equity and a discussion of foreign outstandings.

        Real Estate -- Total nonresidential real estate commercial and construction loans declined to $10.3 billion, or 10 percent of total loans, leases and factored accounts receivable on December 31, 1994, from $11.5 billion, or 12 percent, at year-end 1993. TABLES 15 and 16 summarize the geographic and property-type distribution of these loans. During 1994, the Corporation recorded real estate net charge-offs of $16 million, or .15 percent of average real estate loans compared to net charge-offs of $68 million, or .71 percent in 1993. Nonperforming real estate loans totaled $267 million and $460 million on December 31, 1994 and 1993, respectively.

        Commercial -- Commercial loan outstandings totaled $44.7 billion, or 43 percent, of total loans, leases and factored accounts receivable on December 31, 1994, compared to $40.8 billion, or 44 percent, at year-end 1993. TABLE 17 presents selected commercial loans by industry. Net charge-offs of commercial loans totaled $44 million, or .11 percent of average commercial loans in 1994 versus $40 million, or .11 percent, in 1993. Nonperforming commercial loans were $362 million and $474 million on December 31, 1994 and 1993, respectively.

        Consumer -- On December 31, 1994, consumer loan outstandings totaled $42.5 billion, representing 41 percent of total loans, leases and factored accounts receivable. This compares to outstandings of $35.7 billion, or 39 percent, on December 31, 1993. TABLE 8 shows the components of the Corporation's consumer loan portfolio. Net charge-offs in the consumer portfolio were $234 million in 1994 compared to $279 million in 1993. Net charge-offs as a percentage of average loans in 1994 were 2.63 percent for credit card, .03 percent for residential mortgage, .04 percent for home equity and .72 percent for other consumer loans. This compares to net charge-off ratios of 3.77 percent, .06 percent, .09 percent and .73 percent, respectively, in 1993.

        Foreign -- Foreign outstandings, which exclude contingencies and the local currency transactions of each country, include loans and

================================================================================
17  SELECTED COMMERCIAL LOANS
    December 31, 1994
    (Dollars in Millions)

                                                                                                 Unfunded
                                                                               Outstanding      Commitments    Nonperforming
----------------------------------------------------------------------------------------------------------------------------
Health care...........................................................           $3,690           $1,947            $35
Oil and gas...........................................................            3,571            3,463              2
Leisure and sports....................................................            3,300            1,947             42
Communications........................................................            3,255            3,165              4
Food..................................................................            3,081            2,933             28
Retail................................................................            2,666            2,940             25
Textiles and apparel..................................................            2,594            1,475             26
Automotive............................................................            2,402            1,539             12
Machinery and equipment...............................................            1,978            2,197              9
Construction..........................................................            1,856            1,125             36
Electronics...........................................................            1,779            1,713              5
Forest products and paper.............................................            1,678            1,398              3
Utilities.............................................................            1,202            1,622              1
Finance companies.....................................................            1,070            4,713              -

44 NationsBank Corporation Annual Report 1994 leases, interest-bearing deposits with foreign banks, bankers' acceptances and other investments. The Corporation has no significant medium- or long-term outstandings to restructuring countries. The Corporation's foreign outstandings totaled $4.6 billion on December 31, 1994, compared to $2.1 billion on December 31, 1993.

Interest Rate Risk Management

        The Corporation's asset and liability management process is utilized to manage the Corporation's interest rate risk through structuring the balance sheet and off-balance sheet portfolios to maximize net interest income while maintaining acceptable levels of risk to changes in market interest rates. While achievement of this goal requires a balance between profitability, liquidity and interest rate risk, there are opportunities to enhance revenues through controlled risk.

        Interest rate risk is managed by the Corporation's Finance Committee which formulates strategies based on a desirable level of interest rate risk. In setting desirable levels of interest rate risk, the Finance Committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in the outlook on interest rates, world and regional economies, liquidity, business strategies and other factors.

        To effectively measure and manage interest rate risk, the Corporation uses computer simulations which determine the impact on net interest income of various interest rate scenarios, balance sheet trends and strategies. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth, loan and deposit pricing, changes in funding mix and asset and liability repricing and maturity characteristics. Simulations based on numerous assumptions are run under various interest rate scenarios to determine the impact on net interest income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by executive management.

        Additionally, duration and market value sensitivity measures are selectively utilized where they provide added value to the overall interest rate risk management process.

        In implementing strategies to manage interest rate risk, the primary tools used by the Corporation are the discretionary portfolio, which is comprised of the securities portfolio and interest rate swaps, and management of the mix, rates and maturities of the wholesale and retail funding sources of the Corporation.

        The investment securities portfolio serves a primary role in positioning the Corporation based on the long-term interest rate outlook. Securities available for sale serve as a key tool for near-term interest rate risk management and can be utilized to take advantage of market opportunities that are medium-term in nature. Interest rate swaps allow the Corporation to adjust its interest rate risk position without exposure to risk of loss of principal and funding requirements, as swaps do not involve the exchange of notional amounts, only net interest payments. The interest payments can be based on a fixed rate or a variable index.

        The Corporation uses non-leveraged generic swaps, index amortizing swaps and collateralized mortgage obligation (CMO) swaps. Generic swaps involve the exchange of fixed and variable interest rates based on the contractual underlying notional amounts. Index amortizing and CMO swaps also involve the exchange of fixed and variable interest rates, however, their notional amounts decline and their maturities vary based on certain interest rate indices in the case of index amortizing swaps, or mortgage prepayment rates in the case of CMO swaps. Such instruments are subjected to the same credit risk

================================================================================
18  ASSET AND LIABILITY MANAGEMENT INTEREST RATE SWAPS
    NOTIONAL CONTRACTS
    (Dollars in Millions)

                                                                      Index
                                                      Generic       Amortizing           CMO                Total
                                                -----------------   ----------    ---------------    -----------------
                                                Receive      Pay      Receive     Receive    Pay     Receive      Pay
                                                 Fixed      Fixed      Fixed       Fixed    Fixed     Fixed      Fixed    Total
--------------------------------------------------------------------------------------------------------------------------------
Balance on December 31, 1993...............     $6,500     $     -    $6,150      $1,076    $182     $13,726    $   182  $13,908
   Additions...............................        320       8,469     2,300       2,000       -       4,620      8,469   13,089
   Maturities..............................       (292)        (23)        -        (572)    (85)       (864)      (108)    (972)
                                                --------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1994...............     $6,528      $8,446    $8,450      $2,504    $ 97     $17,482    $ 8,543  $26,025
                                                ================================================================================

                                         Management's Discussion and Analysis 45
management policies and procedures as trading instruments as described on page
49.

        In light of the economic momentum in the U.S. economy, and the associated tightening of credit by the Federal Reserve Bank through increases in interest rates, the Corporation shifted, in the latter half of 1994, its interest rate risk position from one postured to benefit modestly from stable to declining rates to a more neutral position. The actions taken by the Corporation to shift its position included reduction of the net swap position, reduction of fixed-rate assets, and extension of maturities of fixed-rate deposits and borrowings.

        In the third quarter of 1994, in order to reduce the net swap position, the Corporation entered into two-year maturity, pay fixed, interest rate swaps with a notional amount of $8.0 billion. As a result, the Corporation's net receive fixed position on December 31, 1994 was $8.9 billion, compared to $13.5 billion on December 31, 1993. TABLE 18 summarizes the notional contracts and the activity for the

================================================================================
19  ASSET AND LIABILITY MANAGEMENT INTEREST RATE SWAPS
    December 31, 1994
    (Dollars in Millions, Average Maturity in Years)


                                                                                  Maturities
                                                      --------------------------------------------------------------
                                              Market                                                           After     Average
                                              Value     Total     1995     1996     1997     1998      1999    1999      Maturity
---------------------------------------------------------------------------------------------------------------------------------
ASSET CONVERSION SWAPS
Receive fixed generic....................     $(188)                                                                       1.14
  Notional value.........................             $ 6,528    $3,137   $ 2,705  $  575    $    3       -    $ 108
  Weighted average receive rate..........                4.52%     4.30%     4.63%   4.45%     6.58%      -     8.25%
  Weighted average pay rate..............                5.84

Receive fixed amortizing.................      (619)                                                                       2.61
  Notional value.........................             $ 8,450    $  110   $   186  $6,140    $2,014       -        -
  Weighted average receive rate..........                4.92%     5.73%     5.69%   4.85%     5.01%      -        -
  Weighted average pay rate..............                6.02

Receive fixed CMO........................      (149)                                                                       2.25
                                              -----
  Notional value.........................             $ 2,504    $  708   $   488  $  349    $  474   $ 485        -
  Weighted average receive rate..........                5.12%     5.12%     5.10%   5.11%     5.07%   5.21%       -
  Weighted average pay rate..............                6.10

Total asset conversion swaps.............     $(956)                                                                       2.01
                                              =====
  Notional value.........................             $17,482    $3,955   $ 3,379  $7,064    $2,491   $ 485    $ 108
  Weighted average receive rate..........                4.80%     4.49%     4.76%   4.83%     5.02%   5.21%    8.25%
  Weighted average pay rate..............                5.96

LIABILITY CONVERSION SWAPS
Pay fixed generic........................     $ 223                                                                        1.69
  Notional value.........................             $ 8,446    $  110   $ 8,037  $  125    $  100       -    $  74
  Weighted average pay rate..............                6.39%     6.64%     6.44%   4.52%     5.12%      -     5.37%
  Weighted average receive rate..........                5.35

Pay fixed CMO............................         7                                                                        2.08
                                              -----
  Notional value.........................             $    97    $   24   $    19  $   14    $   40       -        -
  Weighted average pay rate..............                4.44%     4.44%     4.44%   4.44%     4.44%      -        -
  Weighted average receive rate..........                6.19

Total liability conversion swaps.........     $ 230                                                                        1.69
                                              =====
  Notional value.........................             $ 8,543    $  134   $ 8,056  $  139    $  140       -    $  74
  Weighted average pay rate..............                6.37%     6.25%     6.44%   4.51%     4.93%      -     5.37%
  Weighted average receive rate..........                5.35

Total....................................     $(726)
                                              =====
  Notional value.........................             $26,025    $4,089   $11,435  $7,203    $2,631   $ 485    $ 182
  Weighted average receive rate..........               4.98%
  Weighted average pay rate..............               6.10

Floating rates represent the last repricing and will change in the future based on movements in one, three or six month LIBOR rates.

Maturities are based on interest rates implied by the forward curve on December 31, 1994, and may differ from actual maturities, depending on future interest rate movements and resultant prepayment patterns.

In addition to the above asset and liability management interest rate swaps, on December 31, 1994, the Corporation had approximately $1.2 billion notional of net receive fixed generic interest rate swaps associated primarily with the credit card securitization. On December 31, 1994, these positions had an unrealized market value of negative $115 million. The weighted average receive rate is 5.19 percent and the pay rate on December 31, 1994 was 6.94 percent.

46 NationsBank Corporation Annual Report 1994 year ended December 31, 1994 of asset and liability management interest rate swaps (ALM swaps). The interest rate swap transactions entered into during 1994 increased the gross notional amount of the Corporation's ALM swaps program on December 31, 1994, to $26.0 billion with the Corporation receiving fixed on $17.5 billion, converting variable-rate commercial loans to fixed rate and receiving variable on $8.5 billion, fixing the cost of certain variable-rate liabilities, primarily market-based borrowed funds.

        Secondly, the Corporation adjusted its interest rate risk position by reducing the level of fixed-rate securities. As securities matured in 1994, the Corporation did not fully reinvest these proceeds. Additionally, during the fourth quarter, approximately $1.5 billion of securities were sold, without reinvestment of those proceeds. These actions give the Corporation the flexibility to reinvest as deemed appropriate.

        The third action taken to adjust the interest rate risk position was extension of the maturities of market-based funds, primarily bank notes and foreign time deposits.

        In addition to these efforts, the acquisition of approximately $3.9 billion of customer-based deposits from California Federal Savings Bank in 1994 helped adjust the interest rate risk sensitivity of the Corporation's liabilities, as approximately one-half of these deposits are not rate sensitive and are longer-term.

        The above actions shifted the Corporation's interest rate position from one postured to benefit modestly from stable to declining interest rates to a more neutral position. On December 31, 1994, the impact of a gradual 100-basis point rise in interest rates over the next 12 months was estimated to have an insignificant impact on net income when compared to stable rates.

        TABLE 19 summarizes the maturities, average pay and receive rates and the market value on December 31, 1994, of the Corporation's ALM swaps. The weighted average interest receive rate was 4.98 percent and pay rate was 6.10 percent as of

================================================================================
20  INTEREST RATE GAP ANALYSIS
    December 31, 1994
    (Dollars in Millions)

                                                                                                              Over 12
                                                                   Interest-Sensitive                        Months and
                                                             ---------------------------------------------  Noninterest-
                                                             30-Day   3-Month    6-Month   12-Month   Total   Sensitive    Total
--------------------------------------------------------------------------------------------------------------------------------
Earning assets
    Loans and leases, net of
      unearned income....................................   $ 45,946  $  9,243  $  4,713  $  6,343   $66,245  $36,122   $102,367
    Securities held for investment.......................         49        88       222     4,485     4,844   12,956     17,800
    Securities available for sale........................        523     1,844       407       152     2,926    5,099      8,025
    Loans held for sale..................................        318         -         -         -       318        -        318
    Time deposits placed and other
      short-term investments.............................      1,530       572        52         3     2,157        2      2,159
    Other earning assets.................................     21,053         -         -         -    21,053        -     21,053
                                                            --------------------------------------------------------------------
        Total............................................     69,419    11,747     5,394    10,983    97,543   54,179   $151,722
                                                            --------------------------------------------------------------------
Interest-bearing liabilities
    Savings..............................................      9,037         -         -         -     9,037        -   $  9,037
    NOW and money market deposit
      accounts...........................................     21,881         -         -         -    21,881    7,871     29,752
    Consumer CDs and IRAs................................      3,212     3,785     4,992     4,881    16,870    8,070     24,940
    Negotiated CDs, public funds and
      other time deposits................................        776       725       614       345     2,460      298      2,758
    Foreign time deposits................................      5,754     1,542     3,513     1,794    12,603        -     12,603
    Borrowed funds and trading account liabilities.......     39,614     1,449     2,188     2,304    45,555        -     45,555
    Long-term debt and obligations under
      capital leases.....................................        552     1,605         2       565     2,724    5,764      8,488
                                                            --------------------------------------------------------------------
        Total............................................     80,826     9,106    11,309     9,889   111,130   22,003    133,133
Noninterest-bearing, net.................................          -         -         -         -         -   18,589     18,589
                                                            --------------------------------------------------------------------
        Total............................................     80,826     9,106    11,309     9,889   111,130   40,592   $151,722
                                                            --------------------------------------------------------------------
Interest rate gap........................................    (11,407)    2,641    (5,915)    1,094   (13,587)  13,587
Effect of asset and liability management
    interest rate swaps, futures and
    other off-balance sheet items........................     (6,289)     (198)   (2,306)    2,662    (6,131)   6,131
                                                            ---------------------------------------------------------
Adjusted interest rate gap...............................   $(17,696) $  2,443  $ (8,221) $  3,756  $(19,718) $19,718
                                                            =========================================================
Cumulative adjusted interest rate gap....................   $(17,696) $(15,253) $(23,474) $(19,718)
                                                            ======================================

                                         Management's Discussion and Analysis 47

December 31, 1994. Net interest receipts and payments have been included in interest income and expense on the underlying instruments. Deferred gains and losses relating to any terminated contracts are insignificant.

        The unrealized depreciation in the estimated value of the ALM swap portfolio should be viewed in the context of the overall balance sheet. The value of any single component of the balance sheet or off-balance sheet position should not be viewed in isolation. For example, the value of core deposits and other fixed-rate longer-term liabilities increased as interest rates rose, offsetting the decline in value of swaps and other fixed-rate assets. The overall impact of a 100-basis point parallel increase in interest rates from December 31, 1994 levels is estimated to have an insignificant impact on the market value of equity.

        Table 20 represents the Corporation's interest rate gap position on December 31, 1994. Based on contractual maturities or repricing dates, or anticipated dates where no contractual maturity or repricing date exists, interest sensitive assets and liabilities are placed in maturity categories. The Corporation's negative cumulative interest rate gap position in the near term reflects the strong customer-deposit gathering franchise which provides a relatively stable core deposit base. These available funds have been deployed in longer-term interest-earning assets including certain loans and securities. A gap analysis is limited in its usefulness as it represents a one-day position which is continually changing and not necessarily indicative of the Corporation's position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate movements.

Capital Resources And Capital Management

        Shareholders' equity on December 31, 1994, was $11.0 billion, compared to $10.0 billion on December 31, 1993.

        The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC have issued risk-based capital guidelines for U.S. banking organizations. These guidelines provide a capital framework that is sensitive to differences in risk profiles among banking companies.

        The guidelines define a two-tier capital framework. Tier 1 Capital consists of common and qualifying preferred shareholders' equity less goodwill and other adjustments. Tier 2 Capital consists of mandatory convertible, subordinated and other qualifying term debt, preferred stock not qualifying as Tier 1 Capital and the allowance for credit losses up to 1.25 percent of risk-weighted assets.

        The risk-based capital guidelines are designed to measure Tier 1 and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet assets. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after conversion to balance sheet equivalent amounts.

        On December 31, 1994, the Corporation's Tier 1 ratio was 7.43 percent, compared to 7.41 percent on December 31, 1993. The total risk-based capital ratio was 11.47 percent, compared to 11.73 percent on December 31, 1993. Both of these measures compare favorably with the regulatory minimums of four percent for Tier 1 and eight percent for total risk-based capital.

        The leverage ratio consists of Tier 1 Capital divided by total average quarterly assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is three percent, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the three-percent minimum. The Corporation's leverage ratio was
6.18 percent on December 31, 1994, compared to 6.00 percent on December 31,
1993.

        The components of Tier 1 and Total Capital and on- and off-balance sheet risk- weighted assets on December 31 were (dollars in millions):

                                                   1994           1993
-----------------------------------------------------------------------
Common shareholders'
    equity..................................     $ 10,976      $  9,859
Qualifying preferred
    stock...................................           35           120
Less: Deductions
    from Tier 1 Capital.....................       (1,500)       (1,444)
                                                 ----------------------
Tier 1 Capital..............................        9,511         8,535
                                                 ----------------------

Allowance for credit
    losses..................................        2,186         2,169
Qualifying debt.............................        3,781         3,667
Less: Deductions from
    Tier 2 Capital..........................         (797)         (865)
                                                 ----------------------
Tier 2 Capital..............................        5,170         4,971
                                                 ----------------------
    Total Capital...........................     $ 14,681      $ 13,506
                                                 ======================

Balance sheet risk-
    weighted assets.........................     $104,432      $ 95,084
Off-balance sheet risk-
    weighted assets.........................       27,252        23,237
Less: Deductions from
    risk-weighted assets....................       (3,691)       (3,208)
                                                 ----------------------
Net risk-weighted assets....................     $127,993      $115,113
                                                 ======================

[BAR GRAPH APPEARS HERE
Risk-Based Capital
(Dollars in Billions)

                                              1993     1994
                                              ----     ----
Risk-Based Capital
     Tier 1.............................     8.535    13.506
     Total..............................     9.511    14.681]

48  NationsBank Corporation Annual Report 1994

Trading Activities

        The Corporation maintains trading positions in a variety of cash and derivative financial instruments. The Corporation offers a number of products to customers, as well as enters into transactions for its own account. In setting trading strategies, the Corporation manages these activities to maximize trading revenues while at the same time taking controlled risk.

        Capital markets activities are managed in the Capital Markets Group and are conducted in two principal divisions, NationsBanc Capital Markets, Inc. (NCMI) and NationsBanc-CRT. Major trading sites include Charlotte, Chicago, New York and London.

        NCMI underwrites, trades and distributes debt and equity securities. Its business activities include both customer and proprietary trading activities. Additionally, NCMI is a primary dealer in U.S. Government securities.

        NationsBanc-CRT manages the Corporation's derivatives and foreign exchange business activities. Interest rate derivatives are the primary component of NationsBanc-CRT's customer-based and proprietary derivative products. Other derivative products consist primarily of commodity-based transactions.

        Note 4 to the consolidated financial statements details the individual components of the Corporation's trading assets and liabilities. Additionally, TABLE 21 provides information on the Corporation's derivative dealer positions.

        Credit Risk -- Within the Corporation's Credit Policy organization, a group is dedicated to managing credit risks associated with trading activities. The Corporation maintains trading positions in a number of markets and with a variety of counterparties or obligors (counterparties). To limit credit exposure arising from such transactions, the Corporation evaluates the credit standing of counterparties, establishes limits for the total exposure to any one counterparty, monitors exposure against the established limits and monitors trading portfolio composition to manage concentrations.

        The Corporation's exposure to credit risk from derivative financial instruments is represented by the fair value of instruments. Credit risk amounts represent the replacement cost the Corporation could incur should counterparties with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value to the Corporation. Counterparties are subject to the credit approval and credit

================================================================================
21  DERIVATIVES-DEALER POSITIONS
    December 31
    (Dollars in Millions)

                                                                             1994                               1993
                                                                   --------------------------------------------------------------
                                                                                    Credit                             Credit
                                                                   Contract/         Risk             Contract/         Risk
                                                                   Notional         Amount (1)        Notional         Amount (1)
---------------------------------------------------------------------------------------------------------------------------------
Interest Rate Contracts
    Swaps...................................................       $ 45,179         $  531            $15,758           $185
    Futures and forwards....................................        124,620             30             32,503              -
    Written options.........................................        114,928              -             58,499              -
    Purchased options.......................................        118,839            481             55,616            129

Foreign Exchange Contracts
    Swaps...................................................            470              -                258              7
    Spot, futures and forwards..............................         26,987            221             12,516            106
    Written options.........................................         13,398              -              8,058              -
    Purchased options.......................................         13,507            167              8,051            134

Commodity Contracts
    Swaps...................................................            570             74              1,470             51
    Futures and forwards....................................          1,984              1              1,661             31
    Written options.........................................         12,608              -              6,696              -
    Purchased options.......................................         11,591            309              7,339            313
                                                                                    ------                              ----
                                                                                    $1,814                              $956
                                                                                    ======                              ====

(1) Represents the replacement cost the Corporation could incur should counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts. Amounts include interest.

                                         Management's Discussion and Analysis 49
monitoring policies and procedures of the Corporation. Certain instruments require the Corporation or the counterparty to maintain collateral for all or part of the exposure. Generally, such collateral is in the form of cash or other highly liquid instruments. Limits for exposure to any particular counterparty are established and monitored. In certain jurisdictions, counterparty risk is also reduced through the use of legally enforceable master netting arrangements which allow the Corporation to settle positions with the same counterparty on a net basis. The contract or notional amounts associated with the Corporation's dealer derivative positions are reflected in TABLE 21. The notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Corporation's credit or market risk associated with these instruments. The credit risk amount for the instruments reflected in TABLE 21 is measured by the Corporation as the positive replacement cost on December 31, 1994 and 1993. Of the credit risk amount reported in TABLE 21, $354 million and $343 million relates to exchange-traded

================================================================================
22  SELECTED QUARTERLY OPERATING RESULTS
    (Dollars in Millions Except Per-Share Information)

                                                              1994 Quarters                          1993 Quarters
                                                  ------------------------------------------------------------------------------
                                                   Fourth    Third    Second    First     Fourth    Third     Second      First
--------------------------------------------------------------------------------------------------------------------------------
Income from earning assets....................    $  2,918  $  2,701  $  2,512  $  2,398  $  2,395  $  2,104  $  1,932  $  1,896
Interest expense..............................       1,618     1,395     1,195     1,110     1,092       956       821       821
Net interest income
    (taxable-equivalent)......................       1,326     1,330     1,339     1,310     1,326     1,168     1,131     1,098
Net interest income...........................       1,300     1,306     1,317     1,288     1,303     1,148     1,111     1,075
Provision for credit losses...................          70        70        70       100       100       100       110       120
Gains (losses) on sales of securities.........         (28)       (4)        5        14         -        50        22        12
Noninterest income............................         639       649       629       680       615       524       481       481
Other real estate owned expense (income)......          (8)       (6)       (3)        5        22        11        21        24
Restructuring expense.........................           -         -         -         -         -        30         -         -
Noninterest expense...........................       1,261     1,234     1,228     1,219     1,222     1,054     1,019       998
Income before income taxes and effect
    of change in method of accounting
    for income taxes..........................         588       653       656       658       574       527       464       426
Income tax expense............................         183       222       219       241       201       186       158       145
Income before effect of change in
    method of accounting for
    income taxes..............................         405       431       437       417       373       341       306       281
Effect of change in method of
    accounting for income taxes...............           -         -         -         -         -         -         -       200
Net income....................................         405       431       437       417       373       341       306       481
Earnings per common share.....................        1.46      1.55      1.58      1.52      1.37      1.33      1.20      1.89
Dividends per common share....................         .50       .46       .46       .46       .42       .42       .40       .40

Yield on average earning assets...............        7.54%     7.24%     7.00%     6.81%     6.88%     6.96%     7.19%     7.28%
Rate on average interest-
    bearing liabilities.......................        4.71      4.22      3.80      3.57      3.53      3.54      3.47      3.57
Net interest spread...........................        2.83      3.02      3.20      3.24      3.35      3.42      3.72      3.71
Net interest yield............................        3.40      3.54      3.70      3.69      3.77      3.83      4.17      4.16

Average total assets..........................    $174,554  $167,283  $161,989  $161,294  $157,790  $136,195  $122,810  $120,374
Average total deposits........................      98,574    94,656    91,358    90,260    90,338    80,404    81,264    81,819
Average total shareholders' equity............      10,906    10,665    10,272    10,080     9,669     8,642     8,344     7,929
Return on average assets......................         .92%     1.02%     1.08%     1.05%      .94%      .99%     1.00%      .95%
Return on average common
    shareholders' equity......................       14.68     16.00     17.04     16.82     15.34     15.60     14.65     14.29

Market price per share of common stock
    High for the period.......................    $  50 3/4 $  56     $  57 3/8 $  50 7/8 $  53 1/4 $  53 5/8 $  57 7/8 $  58
    Low for the period........................       43 3/8    47 1/8    44 1/2    44 3/8    44 1/2    48 1/4    45        49 1/2
    Closing price.............................       45 1/8    49        51 3/8    45 3/4    49        51 1/2    49 5/8    54 5/8

Risk-based capital ratios
    Tier 1....................................         7.43%     7.48%     7.63%     7.50%     7.41%     7.60%     7.63%     7.61%
    Total.....................................        11.47     11.57     11.57     11.66     11.73     12.15     11.75     11.80

50 NationsBank Corporation Annual Report 1994 instruments for 1994 and 1993, respectively. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk to the Corporation is minimal.

        Market Risk -- Market risk arises due to fluctuations in interest rates and market prices that may result in changes in the values of trading instruments. The Corporation manages its exposure to market risk resulting from trading activities through a risk management function. Each major trading site is monitored by these risk management units.

        Daily earnings at risk limits, which have been approved by the Corporation's Finance Committee, are generally allocated to the business units. In addition to limits placed on these individual business units, limits are imposed on the risks certain individual traders may take. Risk positions are monitored by line, risk management function personnel and senior management on a daily basis.

        Daily earnings at risk measures the rate of loss for a one-day, three-standard deviation movement in market prices if traders are unable to rehedge. In addition to these daily earnings at risk simulations, portfolios which have significant option positions are stress tested continually to simulate the potential loss that might occur due to unexpected market movements in each market. Limits are also established by product for losses which could result in these stress scenarios.

Fourth Quarter Review

        The Corporation recorded net income of $405 million in the fourth quarter of 1994, compared to $373 million in the same period of the previous year. Results for the fourth quarter of 1993 reflected a full-quarter impact of the MNC acquisition. TABLE 22 presents selected quarterly operating results for each quarter of 1994 and 1993.

        TABLE 23 presents an analysis of the Corporation's taxable-equivalent net interest income for each of the last five quarters ending December 31, 1994. Taxable-equivalent net interest income was $1.3 billion in the fourth quarter of 1994 and 1993. The net interest yield was 3.40 percent in the fourth quarter of 1994, compared to 3.77 percent in the same quarter of 1993. Excluding the impact of the primary government securities dealer, the net interest yield totaled 3.88 percent in the fourth quarter of 1994 and 4.18 percent in the fourth quarter of 1993. The decline in the net interest yield is due to the narrowing of the spread between investment securities and market-based funds and actions taken to reposition the balance sheet in light of rising interest rates.

        Provision for credit losses was $70 million in the fourth quarter of 1994, compared to $100 million in the fourth quarter of 1993. This decline primarily reflected improved credit quality, as evidenced by decreases in net charge-offs and lower nonperforming asset levels. Net charge-offs for the fourth quarter of 1994 were $98 million, compared to $136 million in the prior year quarter.

        Securities losses in the fourth quarter of 1994 were $28 million resulting from the previously described interest rate risk repositioning initiatives. There were no securities gains or losses in the fourth quarter of 1993.

        Noninterest income, adjusted for the effects of acquisitions, increased $14 million in the fourth quarter of 1994 compared to the fourth quarter of 1993. Significant changes in the components of noninterest income included increases of $27 million in investment banking income, $8 million in deposit account service charges and $23 million in credit card income, primarily due to the impact of the December 1993 credit card securitization. These increases were partially offset by decreases of $30 million in trading account profits and fees, due to difficult conditions in the financial markets in the fourth quarter of 1994, and $17 million in miscellaneous income.

        Other real estate owned expense was a recovery of $8 million in the fourth quarter of 1994, compared to an expense of $22 million in the same period of 1993.

        Fourth quarter noninterest expense in 1994, adjusted for the effects of acquisitions, increased $2 million. Increases of $49 million in personnel expense and $7 million in equipment expense were offset by decreases in all other noninterest expense categories totaling approximately $54 million.

        In the fourth quarter of 1994, the Corporation recorded tax expense of $183 million for an effective tax rate of 31.1 percent of pretax income, compared to $201 million, or 35.0 percent of pretax income, recorded in the same period of 1993. This decrease is a result of adjustment of the Corporation's effective tax rate for the year, bringing it to 33.9 percent of pretax income on an annual basis. See Note 13 to the consolidated financial statements for a discussion of the Corporation's tax position.

                                        Management's Discussion and Analysis  51

================================================================================
23  QUARTERLY TAXABLE-EQUIVALENT DATA
    (Dollars in Millions)

                                                                           Fourth Quarter 1994              Third Quarter 1994
                                                                     ------------------------------------------------------------
                                                                      Average                           Average
                                                                      Balance   Income                  Balance  Income
                                                                       Sheet      or       Yields/       Sheet     or     Yields/
                                                                      Amounts   Expense    Rates        Amounts  Expense  Rates
---------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)...............................................    $ 43,587   $  855      7.78%     $ 42,037   $  805   7.60%
    Real estate commercial.......................................       7,289      162      8.86         7,473      159   8.43
    Real estate construction.....................................       3,038       72      9.33         3,106       66   8.50
                                                                     ---------------------------------------------------------
      Total commercial...........................................      53,914    1,089      8.01        52,616    1,030   7.77
                                                                     ---------------------------------------------------------
    Residential mortgage.........................................      16,680      321      7.70        15,528      296   7.63
    Home equity..................................................       2,580       56      8.71         2,516       55   8.72
    Credit card..................................................       4,357      141     12.80         4,003      131  12.96
    Other consumer...............................................      17,714      430      9.63        17,357      412   9.42
                                                                     ---------------------------------------------------------
      Total consumer.............................................      41,331      948      9.13        39,404      894   9.03
                                                                     ---------------------------------------------------------
    Foreign......................................................       1,764       30      6.79         1,453       23   6.34
    Lease financing..............................................       2,755       53      7.71         2,474       49   7.90
                                                                     ---------------------------------------------------------
      Total loans and leases, net................................      99,764    2,120      8.44        95,947    1,996   8.27
                                                                     ---------------------------------------------------------
  Securities
    Held for investment..........................................      17,966      245      5.40        15,443      197   5.08
    Available for sale (3).......................................       8,560      117      5.44        11,683      152   5.17
                                                                     ---------------------------------------------------------
      Total securities...........................................      26,526      362      5.42        27,126      349   5.12
                                                                     ---------------------------------------------------------
  Loans held for sale............................................         109        3      7.65           183        3   6.69
  Federal funds sold and securities purchased
    under agreements to resell...................................      16,159      203      5.00        13,495      149   4.38
  Time deposits placed and other short-term investments..........       2,231       32      5.75         2,216       29   5.16
  Trading account securities (4).................................      10,318      224      8.64        10,488      199   7.52
                                                                     ---------------------------------------------------------
      Total earning assets (5)...................................     155,107    2,944      7.54       149,455    2,725   7.24
Cash and cash equivalents........................................       8,674                            8,372
Factored accounts receivable.....................................       1,235                            1,156
Other assets, less allowance for credit losses...................       9,538                            8,300
                                                                     ---------------------------------------------------------
      Total assets...............................................    $174,554                         $167,283
                                                                     =========================================================
Interest-bearing liabilities
  Savings........................................................    $  9,143       54      2.37      $  9,255       54   2.31
  NOW and money market deposit accounts..........................      29,442      190      2.53        29,507      179   2.41
  Consumer CDs and IRAs..........................................      25,136      277      4.40        24,439      257   4.17
  Negotiated CDs, public funds and other time deposits...........       2,825       35      4.80         3,223       34   4.23
  Foreign time deposits..........................................      11,576      162      5.57         8,436      108   5.06
  Borrowed funds and trading account liabilities (4)(6)..........      50,110      756      5.99        48,688      629   5.13
  Long-term debt and obligations under capital leases............       8,147      144      7.08         7,731      134   6.95
                                                                     ---------------------------------------------------------
      Total interest-bearing liabilities.........................     136,379    1,618      4.71       131,279    1,395   4.22
Noninterest-bearing sources
  Noninterest-bearing deposits...................................      20,452                           19,796
  Other liabilities..............................................       6,817                            5,543
  Shareholders' equity...........................................      10,906                           10,665
                                                                     ---------------------------------------------------------
      Total liabilities and shareholders' equity.................    $174,554                         $167,283
                                                                     =========================================================
Net interest spread..............................................                           2.83                          3.02
Impact of noninterest-bearing sources............................                            .57                           .52
                                                                     ---------------------------------------------------------
Net interest income/yield on earning assets......................               $1,326      3.40%                $1,330   3.54%
                                                                     =========================================================

(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2) Commercial loan interest income includes net interest rate swap revenues related to asset conversion swaps converting variable-rate commercial loans to fixed rate. Such revenue (expense) amounts were $(32), $0, $38 and $56 in the fourth, third, second and first quarters of 1994, respectively, and $42 in the fourth quarter of 1993.
(3) The average balance sheet amounts and yields on securities available for sale are based on the average of historical amortized cost balances.
(4) Gross unrealized gains and losses on off-balance sheet trading positions are reported in other assets and liabilities, respectively.
(5) Interest income includes taxable-equivalent adjustments of $26, $24, $22 and $22 in the fourth, third, second and first quarters of 1994, respectively, and $23 in the fourth quarter of 1993.
(6) Borrowed funds and trading account liabilities interest expense includes net interest rate swap expense related to liability conversion swaps fixing the cost of certain variable-rate liabilities, primarily market-based borrowed funds. Such expense (revenue) was $20, $9, $(1) and $3 in the fourth, third, second and first quarters of 1994, respectively, and $2 in the fourth quarter of 1993.

52  NationsBank Corporation Annual Report 1994

================================================================================
23 QUARTERLY TAXABLE-EQUIVALENT DATA
(Dollars in Millions)

                                                                           Second Quarter 1994              First Quarter 1994
                                                                     ------------------------------------------------------------
                                                                      Average                           Average
                                                                      Balance   Income                  Balance  Income
                                                                       Sheet      or       Yields/       Sheet     or     Yields/
                                                                      Amounts   Expense    Rates        Amounts  Expense  Rates
---------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)...............................................    $ 40,339   $  765      7.61%     $ 40,421   $  722    7.24%
    Real estate commercial.......................................       7,955      157      7.92         8,419      158    7.61
    Real estate construction.....................................       3,226       68      8.42         3,253       62    7.73
                                                                     ----------------------------------------------------------
      Total commercial...........................................      51,520      990      7.71        52,093      942    7.33
                                                                     ----------------------------------------------------------
    Residential mortgage.........................................      14,329      270      7.53        13,340      254    7.63
    Home equity..................................................       2,480       46      7.41         2,547       45    7.11
    Credit card..................................................       3,783      115     12.27         3,673      121   13.32
    Other consumer...............................................      17,060      397      9.33        16,806      390    9.41
                                                                     ----------------------------------------------------------
      Total consumer.............................................      37,652      828      8.82        36,366      810    8.99
                                                                     ----------------------------------------------------------
    Foreign......................................................       1,287       18      5.73         1,157       15    5.15
    Lease financing..............................................       2,146       38      7.08         1,992       36    7.19
                                                                     ----------------------------------------------------------
      Total loans and leases, net................................      92,605    1,874      8.12        91,608    1,803    7.96
                                                                     ----------------------------------------------------------
  Securities
    Held for investment..........................................      14,009      167      4.79        12,714      152    4.82
    Available for sale (3).......................................      14,829      191      5.16        14,545      184    5.12
                                                                     ----------------------------------------------------------
      Total securities...........................................      28,838      358      4.98        27,259      336    4.98
                                                                     ----------------------------------------------------------
  Loans held for sale............................................         392        6      6.49           681       11    6.46
  Federal funds sold and securities purchased
    under agreements to resell...................................      11,780      108      3.64        12,073       87    2.95
  Time deposits placed and other short-term investments..........       1,211       15      4.96         1,375       14    4.12
  Trading account securities (4).................................      10,265      173      6.75        10,738      169    6.39
                                                                     ----------------------------------------------------------
      Total earning assets (5)...................................     145,091    2,534      7.00       143,734    2,420    6.81
Cash and cash equivalents........................................       8,051                            7,976
Factored accounts receivable.....................................       1,599                            1,016
Other assets, less allowance for credit losses...................       7,248                            8,568
                                                                     ----------------------------------------------------------
      Total assets...............................................    $161,989                         $161,294
                                                                     ==========================================================
Interest-bearing liabilities
  Savings........................................................    $  9,181       53      2.30      $  8,879       51    2.33
  NOW and money market deposit accounts..........................      29,816      166      2.24        30,140      161    2.17
  Consumer CDs and IRAs..........................................      22,855      231      4.02        23,295      234    4.09
  Negotiated CDs, public funds and other time deposits...........       3,574       33      3.80         3,664       31    3.44
  Foreign time deposits..........................................       5,691       63      4.49         4,385       42    3.86
  Borrowed funds and trading account liabilities (4)(6)..........      47,122      514      4.38        47,336      454    3.89
  Long-term debt and obligations under capital leases............       7,952      135      6.75         8,308      137    6.61
                                                                     ----------------------------------------------------------
      Total interest-bearing liabilities.........................     126,191    1,195      3.80       126,007    1,110    3.57
Noninterest-bearing sources
  Noninterest-bearing deposits...................................      20,241                           19,897
  Other liabilities..............................................       5,285                            5,310
  Shareholders' equity...........................................      10,272                           10,080
                                                                     ----------------------------------------------------------
      Total liabilities and shareholders' equity.................    $161,989                         $161,294
                                                                     ==========================================================
Net interest spread..............................................                           3.20                           3.24
Impact of noninterest-bearing sources............................                            .50                            .45
                                                                     ----------------------------------------------------------
Net interest income/yield on earning assets......................               $1,339      3.70%                $1,310    3.69%
===============================================================================================================================

23 QUARTERLY TAXABLE-EQUIVALENT DATA
(Dollars in Millions)

                                                                                 Fourth Quarter 1993
                                                                      -----------------------------------
                                                                        Average
                                                                        Balance      Income
                                                                         Sheet         or         Yields/
                                                                        Amounts      Expense       Rates
---------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)...............................................      $ 39,233      $  702         7.10%
    Real estate commercial.......................................         7,915         150         7.51
    Real estate construction.....................................         3,260          64         7.77
                                                                       ---------------------------------
      Total commercial...........................................        50,408         916         7.21
                                                                       ---------------------------------
    Residential mortgage.........................................        12,663         249         7.85
    Home equity..................................................         2,586          47         7.24
    Credit card..................................................         4,593         150        12.97
    Other consumer...............................................        16,072         378         9.33
                                                                       ---------------------------------
      Total consumer.............................................        35,914         824         9.12
                                                                       ---------------------------------
    Foreign......................................................           931          13         5.82
    Lease financing..............................................         1,894          35         7.47
                                                                       ---------------------------------
      Total loans and leases, net................................        89,147       1,788         7.97
                                                                       ---------------------------------
  Securities
    Held for investment..........................................        27,273         354         5.16
    Available for sale (3).......................................         2,211          26         4.69
                                                                       ---------------------------------
      Total securities...........................................        29,484         380         5.13
                                                                       ---------------------------------
  Loans held for sale............................................           961          16         6.54
  Federal funds sold and securities purchased
    under agreements to resell...................................         8,237          64         3.08
  Time deposits placed and other short-term investments..........         2,238          20         3.71
  Trading account securities (4).................................         9,590         150         6.19
                                                                       ---------------------------------
      Total earning assets (5)...................................       139,657       2,418         6.88
Cash and cash equivalents........................................         8,318
Factored accounts receivable.....................................         1,207
Other assets, less allowance for credit losses...................         8,608
                                                                       ---------------------------------
      Total assets...............................................      $157,790
                                                                       =================================
Interest-bearing liabilities
  Savings........................................................        $8,542          52         2.45
  NOW and money market deposit accounts..........................        30,383         168         2.20
  Consumer CDs and IRAs..........................................        23,813         246         4.10
  Negotiated CDs, public funds and other time deposits...........         3,717          32         3.36
  Foreign time deposits..........................................         4,031          39         3.80
  Borrowed funds and trading account liabilities (4)(6)..........        44,188         421         3.74
  Long-term debt and obligations under capital leases............         8,233         134         6.52
                                                                       ---------------------------------
      Total interest-bearing liabilities.........................       122,907       1,092         3.53
Noninterest-bearing sources
  Noninterest-bearing deposits...................................        19,852
  Other liabilities..............................................         5,362
  Shareholders' equity...........................................         9,669
                                                                       ---------------------------------
      Total liabilities and shareholders' equity.................      $157,790
                                                                       =================================
Net interest spread..............................................                                   3.35
Impact of noninterest-bearing sources............................                                    .42
                                                                       ---------------------------------
Net interest income/yield on earning assets......................                    $1,326         3.77%
                                                                       =================================

                                         Management's Discussion and Analysis 53

1993 COMPARED TO 1992

        The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 1993 and 1992, and its financial condition as of December 31, 1993 and 1992. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 58 through 77.

OVERVIEW

        In 1993, earnings totaled $1.5 billion, or $5.78 per common share, compared to 1992 earnings of $1.1 billion, or $4.60 per common share. Return on average common equity was 15.00 percent, excluding the impact of adopting a new income tax accounting standard in 1993, compared to 15.83 percent the previous year. The Corporation's results for 1993 reflected strong earnings in most operating units and improved credit quality. See Note 2 regarding information about acquisitions occurring in 1993 that affect comparability to 1992.

CUSTOMER GROUP REVIEW

        The General Bank earned $740 million in 1993 compared to $660 million in 1992. The return on equity for the General Bank increased from 15 percent in 1992 to 16 percent in 1993. The efficiency ratio decreased from 68.64 percent in 1992 to 68.08 percent in 1993.


        The Institutional Group earned $492 million, an increase of $347 million from the previous year. Return on equity for the Institutional Group rose from 5 percent in 1992 to 16 percent in 1993. The group's efficiency ratio declined to 47.90 percent in 1993, from 52.96 percent in the prior year.

        Financial Services, which consists of NationsCredit and Greyrock Capital Group, was formed in 1993. For the year, net income totaled $35 million and return on equity was 13 percent. The group had an efficiency ratio of 61.62 percent in 1993.

NET INTEREST INCOME

        Taxable-equivalent net interest income in 1993 was $4.7 billion, representing an increase of $533 million, or 13 percent, from the $4.2 billion reported in 1992. This increase was attributable to higher earning asset levels, particularly loan levels.

        The net interest yield declined 14 basis points to 3.96 percent in 1993 from 4.10 percent in 1992. The yield on average earning assets declined 64 basis points between the years, to 7.06 percent in 1993 from 7.70 percent in 1992. Excluding the impact of the Corporation's primary government securities dealer, the yield on average earning assets declined 53 basis points. The replacement at lower yields of a substantial portion of the Corporation's maturing investment securities was the largest contributor to the 53-basis point decline. The cost of interest-bearing liabilities fell 59 basis points, to 3.53 percent in 1993 from 4.12 percent in 1992, contributing significantly to the improvement in net interest income. A lower interest rate environment in 1993, coupled with a change in the mix among deposits, contributed to a decrease in rates paid on customer deposits.

PROVISION FOR CREDIT LOSSES

      The provision for credit losses was $430 million in 1993, compared to $715 million in the prior year. Net charge-offs declined $454 million to $412 million in 1993. On December 31, 1993, the allowance for credit losses was $2.2 billion, or 2.36 percent of loans, leases and factored accounts receivable, compared to $1.5 billion, or 2.00 percent, at the end of 1992, and covered 193 percent of nonperforming loans, compared to 103 percent the previous year.

SECURITIES GAINS

        Gains from the sales of securities were $84 million in 1993, compared to $249 million in 1992. The 1992 gains followed balance sheet management strategies to reposition the components and the estimated average maturity of the securities portfolios at a time when the portfolios contained substantial net appreciation.

NONINTEREST INCOME

        Noninterest income totaled $2.1 billion in 1993, an increase of $188 million, or 10 percent, from $1.9 billion in 1992. After adjusting for acquisitions, divestitures and the 1992 gain on the sale of a mortgage servicing unit, noninterest income increased $185 million, or 11 percent, in 1993. Growth in most major categories of noninterest income during 1993 was partially offset by declines in mortgage servicing and related fees, brokerage income and asset management fees, all reflecting divestitures.

54 NationsBank Corporation Annual Report 1994

OTHER REAL ESTATE OWNED EXPENSE

      OREO expense declined $105 million to $78 million in 1993 from $183 million in 1992, consistent with the improvement in asset quality. The decline in 1993 was largely due to lower write-downs associated with real estate values subsequent to foreclosure in the Institutional Group's Real Estate Banking Group and lower net costs associated with management of a reduced level of foreclosed properties compared to the previous year.

RESTRUCTURING EXPENSE

        Restructuring expense of $30 million in 1993, associated with the acquisition of MNC Financial Inc., represented the costs of employee severance and real estate dispositions.

NONINTEREST EXPENSE

        Noninterest expense of $4.3 billion in 1993 increased eight percent from $4.0 billion in 1992. Excluding acquisitions, noninterest expense increased $132 million or four percent, to $3.9 billion in 1993.

INCOME TAXES

        The Corporation's income tax expense for 1993 was $690 million, for an effective tax rate of 34.7 percent of pretax income. Tax expense for 1992 was $251 million, or 18.0 percent of pretax income. The lower effective rate in 1992 was primarily attributable to $265 million in tax benefits resulting from utilization of financial operating loss carryforwards. As a result of adopting a change in method of accounting for income taxes, the Corporation recorded its remaining unrecognized benefits of $200 million in 1993. As such, the 1993 effective rate more closely approximated the statutory rate of 35 percent.

                                         Management's Discussion and Analysis 55

Report of Management

      The management of NationsBank Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with generally accepted accounting principles and, in the judgment of management, present fairly the Corporation's financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.

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


/s/ Hugh L. McColl Jr.                             /s/ James H. Hance Jr.

Hugh L. McColl Jr.                                 James H. Hance Jr.
Chairman                                           Vice Chairman and
                                                   Chief Financial Officer
56 Report of Management

Report of Independent Accountants

To the Board of Directors and
Shareholders of NationsBank Corporation

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of NationsBank Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for income taxes, postretirement benefits other than pensions and certain investments in debt securities in 1993.

/s/ Price Waterhouse LLP

Charlotte, North Carolina
January 13, 1995

                                            Report of Independent Accountants 57

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(Dollars in Millions Except Per-Share Information)

                                                                                                Year Ended December 31
                                                                                       --------------------------------------
                                                                                        1994             1993           1992
-----------------------------------------------------------------------------------------------------------------------------
INCOME FROM EARNING ASSETS
    Interest and fees on loans.................................................       $ 7,577           $6,198         $5,643
    Lease financing income.....................................................           150              110             94
    Interest and dividends on securities
      Held for investment......................................................           755            1,347          1,506
      Available for sale.......................................................           623               49            103
    Interest and fees on loans held for sale...................................            23               53             70
    Time deposits placed and other short-term investments......................            90               79             92
    Federal funds sold.........................................................            45               14             44
    Securities purchased under agreements to resell............................           502              180            157
    Trading account assets.....................................................           764              297             71
                                                                                      ---------------------------------------
      Total income from earning assets.........................................        10,529            8,327          7,780
                                                                                      ---------------------------------------
INTEREST EXPENSE
    Deposits...................................................................         2,415            2,149          2,772
    Borrowed funds and trading account liabilities.............................         2,353            1,149            639
    Long-term debt and obligations under capital leases........................           550              392            271
                                                                                      ---------------------------------------
      Total interest expense...................................................         5,318            3,690          3,682
                                                                                      ---------------------------------------
NET INTEREST INCOME............................................................         5,211            4,637          4,098
PROVISION FOR CREDIT LOSSES....................................................           310              430            715
                                                                                      ---------------------------------------
NET CREDIT INCOME..............................................................         4,901            4,207          3,383
GAINS (LOSSES) ON SALES OF SECURITIES..........................................           (13)              84            249
NONINTEREST INCOME.............................................................         2,597            2,101          1,913
OTHER REAL ESTATE OWNED EXPENSE (INCOME).......................................           (12)              78            183
RESTRUCTURING EXPENSE..........................................................             -               30              -
OTHER NONINTEREST EXPENSE......................................................         4,942            4,293          3,966
                                                                                      ---------------------------------------
INCOME BEFORE INCOME TAXES AND EFFECT OF CHANGE IN METHOD OF ACCOUNTING
  FOR INCOME TAXES.............................................................         2,555            1,991          1,396
INCOME TAX EXPENSE.............................................................           865              690            251
                                                                                      ---------------------------------------
INCOME BEFORE EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME TAXES........         1,690            1,301          1,145
EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME TAXES......................             -              200              -
                                                                                      ---------------------------------------
NET INCOME.....................................................................       $ 1,690           $1,501         $1,145
                                                                                      =======================================
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS....................................       $ 1,680           $1,491         $1,121
                                                                                      =======================================
PER-SHARE INFORMATION
  Earnings per common share before effect of change in method of
    accounting for income taxes................................................       $  6.12           $ 5.00         $ 4.60
  Effect of change in method of accounting for income taxes....................             -              .78              -
                                                                                      ---------------------------------------
  Earnings per common share....................................................       $  6.12           $ 5.78         $ 4.60
                                                                                      =======================================
  Fully diluted earnings per common share before effect of change in
    method of accounting for income taxes......................................       $  6.06           $ 4.95         $ 4.52
  Effect of change in method of accounting for income taxes....................             -              .77              -
                                                                                      ---------------------------------------
  Fully diluted earnings per common share......................................       $  6.06           $ 5.72         $ 4.52
                                                                                      =======================================
  Dividends per common share...................................................       $  1.88           $ 1.64         $ 1.51
                                                                                      =======================================
AVERAGE COMMON SHARES ISSUED (in thousands)....................................       274,656          257,969        243,748
                                                                                      =======================================




See accompanying notes to consolidated financial statements.

58 NationsBank Corporation Annual Report 1994

NationsBank Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

                                                                                                            December 31
                                                                                                       ----------------------
                                                                                                         1994           1993
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and cash equivalents...............................................................          $  9,582       $  7,649
    Time deposits placed and other short-term investments...................................             2,159          1,479
    Securities
      Held for investment, at cost (market value - $17,101 and $13,604).....................            17,800         13,584
      Available for sale....................................................................             8,025         15,470
                                                                                                      -----------------------
        Total securities....................................................................            25,825         29,054
                                                                                                      -----------------------
    Loans held for sale.....................................................................               318          1,697
    Trading account assets..................................................................             9,941         10,610
    Federal funds sold......................................................................               960            691
    Securities purchased under agreements to resell.........................................            10,152          6,353

    Loans and leases, net of unearned income................................................           102,367         91,006
    Factored accounts receivable............................................................             1,004          1,001
                                                                                                      -----------------------
      Loans, leases and factored accounts receivable, net of unearned income................           103,371         92,007
                                                                                                      -----------------------
    Allowance for credit losses.............................................................            (2,186)        (2,169)
    Premises, equipment and lease rights, net...............................................             2,439          2,259
    Customers' acceptance liability.........................................................               684            708
    Interest receivable.....................................................................             1,408          1,117
    Goodwill................................................................................             1,047            812
    Core deposit and other intangibles......................................................               665            555
    Other assets............................................................................             3,239          4,864
                                                                                                      -----------------------
                                                                                                      $169,604       $157,686
                                                                                                      =======================
LIABILITIES
    Deposits
      Noninterest-bearing...................................................................          $ 21,380       $ 20,723
      Savings...............................................................................             9,037          8,784
      NOW and money market deposit accounts.................................................            29,752         30,881
      Time..................................................................................            27,698         26,691
      Foreign time..........................................................................            12,603          4,034
                                                                                                      -----------------------
        Total deposits......................................................................           100,470         91,113
                                                                                                      -----------------------
    Federal funds purchased.................................................................             3,993          7,135
    Securities sold under agreements to repurchase..........................................            21,977         21,236
    Commercial paper........................................................................             2,519          2,056
    Other short-term borrowings.............................................................             5,640          5,522
    Trading account liabilities.............................................................            11,426          8,299
    Liability to factoring clients..........................................................               586            534
    Acceptances outstanding.................................................................               684            708
    Accrued expenses and other liabilities..................................................             2,810          2,752
    Long-term debt and obligations under capital leases.....................................             8,488          8,352
                                                                                                      -----------------------
      Total liabilities.....................................................................           158,593        147,707
                                                                                                      -----------------------
      Contingent liabilities and other financial commitments (Notes 9 and 11)

SHAREHOLDERS' EQUITY
    Preferred stock: authorized - 45,000,000 shares
      ESOP Convertible, Series C: issued - 2,606,657 and 2,703,440 shares...................               111            115
      Series CC: issued - none and 752,600 shares...........................................                 -             38
      Series DD: issued - none and 1,107,600 shares.........................................                 -             55
    Common stock: authorized - 800,000,000 and 500,000,000 shares;
      issued - 276,451,552 and 270,904,656 shares...........................................             4,740          4,594
    Retained earnings.......................................................................             6,451          5,247
    Other, including loan to ESOP trust.....................................................              (291)           (70)
                                                                                                      -----------------------
        Total shareholders' equity..........................................................            11,011          9,979
                                                                                                      -----------------------
                                                                                                      $169,604       $157,686
                                                                                                      =======================




See accompanying notes to consolidated financial statements.

                                            Consolidated Financial Statements 59

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Millions)

                                                                                               Year Ended December 31
                                                                                     ----------------------------------------
                                                                                        1994             1993           1992
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income...................................................................      $  1,690         $  1,501       $  1,145
  Reconciliation of net income to net cash provided by operating activities
    Provision for credit losses................................................           310              430            715
    (Gains) losses on sales of securities......................................            13              (84)          (249)
    Gain on sale of mortgage servicing unit....................................             -                -            (55)
    Depreciation and premises improvements amortization........................           265              242            228
    Amortization of intangibles................................................           141              110            111
    Deferred income tax expense................................................           235              210             14
    Effect of change in method of accounting for income taxes..................             -             (200)             -
    Net change in trading instruments..........................................         3,796              707           (783)
    Net (increase) decrease in interest receivable.............................          (282)             (93)            88
    Net increase in interest payable...........................................           299               93             81
    Net (increase) decrease in loans held for sale.............................         1,379             (406)          (651)
    Net increase in liability to factoring clients.............................            52               52              5
    Other operating activities.................................................         1,220             (425)           (71)
                                                                                     ----------------------------------------
      Net cash provided by operating activities................................         9,118            2,137            578
                                                                                     ----------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities of securities held for investment...................         5,864            9,182          5,154
  Purchases of securities held for investment..................................       (10,293)         (10,493)       (12,234)
  Proceeds from sales and maturities of securities available for sale..........        23,762           18,295         27,981
  Purchases of securities available for sale...................................       (16,055)         (15,805)       (20,202)
  Net increase in federal funds sold and securities
    purchased under agreements to resell.......................................        (3,805)            (410)        (1,963)
  Net (increase) decrease in time deposits placed and other
    short-term investments.....................................................          (670)             816           (407)
  Net originations of loans and leases.........................................       (12,656)         (12,473)        (8,702)
  Net purchases of premises and equipment......................................          (327)             (65)          (287)
  Purchases of loans and leases................................................        (2,936)          (3,830)        (2,373)
  Proceeds from sales and securitizations of loans.............................         4,126            8,682          6,182
  Purchases of mortgage servicing rights.......................................          (124)             (40)            (5)
  Purchases of factored accounts receivable....................................        (7,612)          (7,343)        (6,676)
  Collections of factored accounts receivable..................................         7,577            7,229          6,559
  Proceeds from sales of other real estate owned...............................           369              261            352
  Acquisitions of subsidiaries, net of cash....................................         3,778           (4,606)           (21)
                                                                                     ----------------------------------------
      Net cash used in investing activities....................................        (9,002)         (10,600)        (6,642)
                                                                                     ----------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in deposits..........................................         4,261           (1,581)        (5,348)
  Net increase (decrease) in federal funds purchased and securities
    sold under agreements to repurchase........................................        (2,562)           4,503          8,671
  Net increase in other borrowed funds.........................................           491            1,958          2,884
  Proceeds from issuance of long-term debt.....................................         1,198            4,125            349
  Retirement of long-term debt.................................................        (1,017)            (405)          (128)
  Preferred stock repurchased and redeemed.....................................           (94)               -            (10)
  Proceeds from issuance of common stock.......................................           267              197            544
  Cash dividends paid..........................................................          (527)            (433)          (395)
  Common stock repurchased.....................................................          (180)               -              -
  Other financing activities...................................................           (20)             (23)            13
                                                                                     ----------------------------------------
      Net cash provided by financing activities................................         1,817            8,341          6,580
                                                                                     ----------------------------------------
Net increase (decrease) in cash and cash equivalents...........................         1,933             (122)           516
Cash and cash equivalents at beginning of year.................................         7,649            7,771          7,255
                                                                                     ----------------------------------------
Cash and cash equivalents at end of year.......................................      $  9,582         $  7,649       $  7,771
                                                                                     ========================================
Supplemental cash flow disclosure
  Cash paid for interest.......................................................      $  5,020         $  3,477       $  3,601
  Cash paid for income taxes...................................................           718              360             88

Loans transferred to other real estate owned amounted to $207, $251 and $403 in 1994, 1993 and 1992, respectively.

See accompanying notes to consolidated financial statements.


60 NationsBank Corporation Annual Report 1994

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(Dollars in Millions, Shares in Thousands)

                                                                                                                           Total
                                                                       Common Stock                     Loan to           Share-
                                                    Preferred      --------------------      Retained    ESOP             holders'
                                                      Stock        Shares        Amount      Earnings    Trust     Other   Equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1991....................       $373       231,246        $2,836       $3,429     $(107)   $ (13)  $ 6,518
Net income......................................                                               1,145                        1,145
Cash dividends
    Common......................................                                                (371)                        (371)
    Preferred...................................                                                 (24)                         (24)
Redemption and conversion of Series B
    preferred stock.............................       (250)        6,734           240                                       (10)
Issuance of common stock........................                    8,050           353                                       353
Common stock issued under dividend
    reinvestment and employee plans.............                    6,569           259                             (78)      181
Common stock issued upon exercise
    of warrants.................................                      303            10                                        10
Other...........................................         (4)           88             4                      9        3        12
                                                     ----------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1992....................        119       252,990         3,702        4,179       (98)     (88)    7,814
Net income......................................                                               1,501                        1,501
Cash dividends
    Common......................................                                                (423)                        (423)
    Preferred...................................                                                 (10)                         (10)
Issued in MNC acquisition
    Series CC and DD preferred stock............         93                                                                    93
    Common stock................................                   13,608           701                                       701
Common stock issued under dividend
    reinvestment and employee plans.............                    4,213           187                              10       197
Valuation reserve for securities available
    for sale and marketable equity securities...                                                                    104       104
Other...........................................         (4)           94             4                     10       (8)        2
                                                     ----------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1993....................        208       270,905         4,594        5,247       (88)      18     9,979
Net income......................................                                               1,690                        1,690
Cash dividends
    Common......................................                                                (517)                        (517)
    Preferred...................................                                                 (10)                         (10)
Preferred stock repurchased and redeemed........        (93)                         (1)                                      (94)
Common stock issued under dividend
    reinvestment and employee plans.............                    5,351           254                              13       267
Common stock issued in acquisitions.............                    3,510            64           41                          105
Common stock repurchased........................                   (3,524)         (180)                                     (180)
Net change in valuation reserve for
    securities available for sale and
    marketable equity securities................                                                                   (240)     (240)
Other...........................................         (4)          210             9                     12       (6)       11
                                                     ----------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1994....................     $  111       276,452        $4,740       $6,451     $ (76)   $(215)  $11,011
                                                     ============================================================================





See accompanying notes to consolidated financial statements.


Consolidated Financial Statements 61

NationsBank Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTE 1 -- ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of NationsBank Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Prior year financial statements are restated to include accounts of companies acquired and accounted for as poolings of interests. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

CASH AND CASH EQUIVALENTS

      Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

SECURITIES

      Securities are classified based on management's intention at the time of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other securities are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. In addition, marketable equity securities are carried at fair value with net unrealized gains and losses included in shareholders' equity net of tax.

      Realized gains and losses from the sales of securities are determined using the specific identification method.

      The Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities"
(SFAS 115), on December 31, 1993 (Note 3).

LOANS HELD FOR SALE

      Loans held for sale include mortgage and other loans and are carried at the lower of aggregate cost or market value.

TRADING INSTRUMENTS

      Instruments utilized in trading activities include both securities and derivatives and are stated at market value. Quoted market prices are generally used as a basis to determine the market values of trading instruments. If quoted market prices are not available, market values are estimated on the basis of dealer quotes, pricing models, or quoted prices for instruments with similar characteristics. Realized and unrealized gains and losses are recognized as noninterest income.

ALLOWANCE FOR CREDIT LOSSES

      The allowance for credit losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses.

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

      In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), which was amended in 1994 by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" (SFAS 118). These standards address the accounting for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Loans that are to be foreclosed or that are solely dependent on the collateral for repayment may alternatively be measured based on the fair value of the collateral for such loans. Measurement may also be based on observable market prices. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for credit losses. The Corporation adopted SFAS 114 and SFAS 118 effective January 1, 1995. Adoption of the standards did not have a material impact on the Corporation's financial position or results of operations.

LOANS

      Loans are reported at their outstanding principal balances net of any charge-offs, unamortized deferred fees and costs on originated loans or premiums or discounts on purchased loans.

      Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans.

      Discounts and premiums are amortized to income using methods that approximate the interest method.

NONPERFORMING LOANS

      Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, are classified as nonperforming until such time as the loan is expected to be collected in full and the borrower has demonstrated sustained performance in

62 NationsBank Corporation Annual Report 1994
accordance with the restructured terms. Generally, loans which are past due 180 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Generally, interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.

      Interest collections on nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.

      Consumer loans, including credit card loans, that are past due 90 days or more are not generally classified as nonperforming assets. Generally, consumer loans are liquidated or charged off soon after becoming 90 days past due or 180 days past due for credit card loans. Income is generally recognized on past-due consumer and credit card loans until the loan is charged off.

OTHER REAL ESTATE OWNED

      Other real estate owned includes both formally foreclosed and in-substance foreclosed property and premises no longer used for business operations.

      Other real estate owned is carried at the lower of (1) the recorded amount of the loan or lease for which the foreclosed property previously served as collateral, or (2) the fair value of the property minus estimated costs to sell. Prior to foreclosure, the recorded amount of the loan or lease is written down, if necessary, to the fair value, minus estimated costs to sell, of the real estate to be acquired by charging the allowance for credit losses.

      Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

PREMISES AND EQUIPMENT

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized principally using the straight-line method over the estimated useful lives of the assets.

INCOME TAXES

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

      Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

      During the first quarter of 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). The Corporation had previously recorded income tax expense following Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" (SFAS 96).

RETIREMENT BENEFITS

      The Corporation has established qualified retirement plans covering full-time, salaried employees and certain part-time employees. Pension expense under these plans is accrued each year. The costs are charged to current operations and consist of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

      In addition, the Corporation and its subsidiaries have established unfunded supplemental benefit plans providing any benefits that could not be paid from a qualified retirement plan because of Internal Revenue Code restrictions and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries. These plans are nonqualified and, therefore, in general, a participant's or beneficiary's claim to benefits is as a general creditor.

      The Corporation and its subsidiaries have established several postretirement medical benefit plans which are not funded.

      The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefit Other Than Pensions" (SFAS 106), during the first quarter of 1993. Retiree benefits, including health and life insurance, are accrued under SFAS 106 compared to the Corporation's prior accounting method of recognizing expense as these benefits were paid.

RISK MANAGEMENT INSTRUMENTS

      Revenues or expenses associated with interest rate swap contracts used in asset and liability management are accounted for on the accrual basis and recognized as an adjustment to income or expense on the underlying instruments. Gains and losses associated with futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the related asset or liability and recognized in net interest income over the remaining term of the related asset or liability.

EARNINGS PER COMMON SHARE

      Earnings per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented.

PURCHASE METHOD OF ACCOUNTING

      Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over 25 years.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

      Foreign currency assets and liabilities of the foreign branches and subsidiaries are translated into U.S. dollars using month-end spot rates of exchange. Income and expense amounts are translated based on the spot rate in effect at the date on which the individual transactions are recorded.



                                   Notes to Consolidated Financial Statements 63

NOTE 2 -- ACQUISITION ACTIVITY


      On October 1, 1993, the Corporation completed the acquisition of MNC Financial Inc. (MNC), a bank holding company headquartered in Baltimore, Maryland, with total assets of approximately $16.5 billion. The acquisition was accounted for as a purchase. On an unaudited pro forma basis, combined interest and other income and net income is $11.4 billion and $1.6 billion, respectively, for 1993. On an unaudited pro forma basis, the reduction in earnings per common share and fully diluted earnings per common share is $.03 and $.02, respectively, for 1993.

      On December 1, 1993, the Corporation established Greyrock Capital Group Inc. (previously named Nations Financial Capital Corporation) upon completion of its acquisition of a substantial amount of the assets and the ongoing business of U S WEST Financial Services Inc., a corporate finance subsidiary of U S WEST Inc. The Corporation acquired approximately $2.0 billion in net receivables.

      On July 2, 1993, the Corporation, through a banking subsidiary, completed its acquisition of substantially all the assets and certain of the liabilities of Chicago Research & Trading Group Ltd. (CRT) and certain of its subsidiaries, an options market-making and trading firm and a primary government securities dealer. Total assets at the date of purchase were approximately $12 billion and consisted primarily of trading account assets and securities purchased under agreements to resell.

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

      During 1994, the Corporation acquired several smaller banking organizations. Aggregate acquired loans and assumed deposits were $654 million and $5.1 billion, respectively. Additionally, in 1994, several mortgage banking operations, including mortgage servicing rights, were acquired. Aggregate acquired mortgage servicing rights approximated $8.6 billion, bringing the Corporation's total servicing portfolio to approximately $39 billion on December 31, 1994.

====================================================================================================================================

NOTE 3 -- SECURITIES

      The book and market values of securities held for investment and securities available for sale on December 31 were (dollars in millions):

                                                                   U.S. Treasury
                                                                    Securities        Other
                                                                    and Agency       Taxable       Total     Tax-Exempt
SECURITIES HELD FOR INVESTMENT                                      Debentures      Securities    Taxable    Securities    Total
-----------------------------------------------------------------------------------------------------------------------------------
1994
----
Book value....................................................     $  17,580          $ 79        $ 17,659       $141      $17,800
Gross unrealized gains........................................             1             -               1          1            2
Gross unrealized losses.......................................          (697)           (1)           (698)        (3)        (701)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  16,884          $ 78        $ 16,962       $139      $17,101
                                                                   ===============================================================
1993
----
Book value....................................................     $  13,110          $446        $ 13,556        $28      $13,584
Gross unrealized gains........................................            35            15              50          2           52
Gross unrealized losses.......................................           (30)           (2)            (32)         -          (32)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  13,115          $459        $ 13,574        $30      $13,604
                                                                   ===============================================================
1992
----
Book value....................................................     $  22,352          $486        $ 22,838       $517      $23,355
Gross unrealized gains........................................           360             5             365         36          401
Gross unrealized losses.......................................            (6)           (1)             (7)        (1)          (8)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  22,706          $490        $ 23,196       $552      $23,748
                                                                   ===============================================================
SECURITIES AVAILABLE FOR SALE
----------------------------------------------------------------------------------------------------------------------------------
1994
----
Cost..........................................................     $   7,729          $250        $  7,979       $310       $8,289
Gross unrealized gains........................................             -             -               -         11           11
Gross unrealized losses.......................................          (274)            -            (274)        (1)        (275)
                                                                   ---------------------------------------------------------------
Market value..................................................     $   7,455          $250        $  7,705       $320       $8,025
                                                                   ===============================================================
1993
----
Cost..........................................................     $  14,960          $  7        $ 14,967       $378      $15,345
Gross unrealized gains........................................           100             -             100         30          130
Gross unrealized losses.......................................            (5)            -              (5)         -           (5)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  15,055          $  7        $ 15,062       $408      $15,470
                                                                   ===============================================================
1992
----
Book value....................................................     $   1,374          $  -        $  1,374       $  -      $ 1,374
Gross unrealized gains........................................             3             -               3          -            3
                                                                   ---------------------------------------------------------------
Market value..................................................     $   1,377          $  -        $  1,377       $  -      $ 1,377
                                                                   ===============================================================


64 NationsBank Corporation Annual Report 1994

      The components of gains and losses on sales of available for sale securities for the years ended December 31 were (dollars in millions):

                                                       1994      1993      1992
-------------------------------------------------------------------------------
Gross gains on sales of securities...............      $ 36      $166    $  361
Gross losses on sales of securities..............       (49)      (82)     (112)
                                                       ------------------------
Gains (losses) on sales of securities............      $(13)     $ 84    $  249
                                                       ========================

      There were no sales of securities held for investment in 1994, 1993 or 1992.
      The components, expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio on December 31, 1994, are summarized below (dollars in millions). Actual maturities may differ from contractual maturities or maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.



                                                                Due after 1        Due after 5
                                            Due in 1 year        through 5          through 10        Due after
                                               or less             years              years           10 years            Total
                                           -----------------------------------------------------------------------------------------

                                           Amount   Yield     Amount    Yield    Amount   Yield   Amount    Yield     Amount   Yield

------------------------------------------------------------------------------------------------------------------------------------

Book value of securities held
    for investment
    U.S. Treasury securities
      and agency debentures............    $4,927    4.32%   $12,506     5.72%     $116    5.96%    $ 31     7.39%   $17,580  5.33%
    Other taxable securities...........        10    5.54         57     6.22         9    6.53        3     6.40         79   6.17
                                           -----------------------------------------------------------------------------------------

      Total taxable....................     4,937    4.32     12,563     5.72       125    6.00       34     7.30     17,659   5.33
    Tax-exempt securities..............        56    5.57         44     8.23        37   10.94        4    10.42        141   7.94
                                           -----------------------------------------------------------------------------------------

      Total............................    $4,993    4.34    $12,607     5.73      $162    7.13     $ 38     7.65    $17,800   5.35
                                           =========================================================================================

Market value of securities
    held for investment................    $4,893            $12,015               $156             $ 37             $17,101
                                           =========================================================================================

Market value of securities available
    for sale
    U.S. Treasury securities
     and agency debentures.............    $2,791    4.23%   $ 4,630     5.55%     $ 34    7.05%    $  -        -%   $ 7,455   5.08%

    Other taxable securities...........         -       -         25     8.02        11    7.32      214     6.00        250   6.25
                                           ----------------------------------------------------------------------------------------
    Total taxable......................     2,791    4.23      4,655     5.56        45    7.12      214     6.00      7,705   5.12
    Tax-exempt securities..............       111   13.27        112    11.69        37   11.29       60    11.83        320  12.21
                                           ----------------------------------------------------------------------------------------
   Total...............................    $2,902    4.57    $ 4,767     5.71      $ 82    9.02     $274     7.29    $ 8,025   5.40
                                           =========================================================================================

Cost of securities available for sale..    $2,908            $ 5,024               $ 84             $273             $ 8,289
                                           =========================================================================================


      There were no investments in obligations of states and political subdivisions that were payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of consolidated shareholders' equity on December 31, 1994 or 1993.

      The income tax benefit attributable to securities transactions was $5 million for 1994, compared to income tax expense of $29 million and $87 million for 1993 and 1992, respectively.

      Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The book and market values of pledged securities were $23.1 billion and $22.4 billion, respectively, on December 31, 1994, compared to $24.0 billion and $24.1 billion, respectively, on December 31, 1993.

      On December 31, 1993, the Corporation adopted SFAS 115 related to accounting for investments in debt and equity securities. Upon adoption, in light of the MNC acquisition, the restrictive criteria on sales out of the held for investment portfolio imposed by SFAS 115 and the uncertainty regarding regulatory capital treatment of securities appreciation and depreciation, the Corporation transferred approximately $14.6 billion from securities held for investment to securities available for sale. Along with marketable equity securities, the securities available for sale portfolio was marked to market value resulting in net unrealized gains of approximately $164 million which are included in shareholders' equity at $104 million net of tax.

      On December 31, 1994, the valuation reserve for securities available for sale and marketable equity securities reduced shareholders' equity by $136 million, reflecting $264 million of pretax depreciation on securities available for sale, offset by $48 million of pretax appreciation on marketable equity securities.


                                   Notes to Consolidated Financial Statements 65

NOTE 4 -- TRADING ACCOUNT ASSETS AND LIABILITIES

      The market values on December 31 and the average market values for the year ended December 31, 1994, of the components of trading account assets and liabilities were (dollars in millions):

                                                                                                                       1994
                                                                                                  1994      1993      Average
------------------------------------------------------------------------------------------------------------------    -------
Securities owned
    U.S. Treasury securities................................................................    $ 5,968   $ 8,084     $ 7,713
    Securities of other U.S. Government agencies and corporations...........................      1,185       885       1,322
    Certificates of deposit, bankers' acceptances and commercial paper......................        371       703         409
    Corporate debt..........................................................................        581       194         722
    Other securities........................................................................        259       165         285
                                                                                                -----------------     -------
      Total securities owned................................................................      8,364    10,031      10,451
Derivatives-dealer positions................................................................      1,577       579       1,158
                                                                                                -----------------     -------
      Total trading account assets..........................................................    $ 9,941   $10,610     $11,609
                                                                                                =================     =======
Short sales
    U.S. Treasury securities................................................................    $ 9,352   $ 7,542     $ 9,840
    Securities of other U.S. Government agencies and corporations...........................        182       224         550
    Corporate debt..........................................................................        278         -         134
    Other securities........................................................................          -         2           2
                                                                                                -----------------     -------
      Total short sales.....................................................................      9,812     7,768      10,526
Derivatives-dealer positions................................................................      1,614       531       1,063
                                                                                                -----------------     -------
      Total trading account liabilities.....................................................    $11,426   $ 8,299     $11,589
                                                                                                =================     =======


      A discussion of the Corporation's trading activities is presented beginning on page 49, including TABLE 21. An analysis of the revenues associated with the Corporation's trading activities is presented in the table in the noninterest income section on page 33.

      The net change in the unrealized gain or loss on trading securities held on December 31, 1994, included in noninterest income for 1994, was a loss of $3 million.

      Derivatives-dealer positions presented in the table above represent the market values of interest rate, foreign exchange and commodity products including swap, futures, forward and option contracts associated with the Corporation's trading derivatives activities.

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



====================================================================================================================================


NOTE 5 -- LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

      Loans, leases and factored accounts receivable on December 31 were (dollars in millions):
                                                                                                         1994         1993
---------------------------------------------------------------------------------------------------------------------------
LOANS
    Commercial.................................................................................      $ 44,804      $40,940
    Real estate commercial.....................................................................         7,350        8,246
    Real estate construction...................................................................         2,981        3,256
                                                                                                     ---------------------
       Total commercial........................................................................        55,135       52,442
                                                                                                     ---------------------
    Residential mortgage.......................................................................        17,311       12,801
    Home equity................................................................................         2,644        2,565
    Credit card................................................................................         4,756        3,728
    Other consumer.............................................................................        18,209       17,063
                                                                                                     ---------------------
       Total consumer..........................................................................        42,920       36,157
                                                                                                     ---------------------
    Foreign....................................................................................         1,984          978
    Factored accounts receivable...............................................................         1,004        1,001
                                                                                                     ---------------------
       Total loans and factored accounts receivable............................................       101,043       90,578
       Less unearned income....................................................................          (552)        (553)
                                                                                                     ---------------------
       Loans and factored accounts receivable, net of unearned income..........................       100,491       90,025
                                                                                                     ---------------------

LEASES
    Lease receivables..........................................................................         3,056        2,127
    Estimated residual value...................................................................           934          557
    Less unearned income.......................................................................        (1,110)        (702)
                                                                                                     ---------------------
       Leases, net of unearned income..........................................................         2,880        1,982
                                                                                                     ---------------------
       Loans, leases and factored accounts receivable, net of unearned income..................      $103,371      $92,007
                                                                                                     =====================


66 NationsBank Corporation Annual Report 1994

      Transactions in the allowance for credit losses were (dollars in millions):

                                                                                                  1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
Balance on January 1.........................................................................    $2,169        $1,454        $1,605
                                                                                                 ----------------------------------
Loans, leases and factored accounts receivable charged off...................................      (533)         (609)       (1,026)

Recoveries of loans, leases and factored accounts receivable previously charged off..........       217           197           160
                                                                                                 ----------------------------------
    Net charge-offs..........................................................................      (316)         (412)         (866)

Provision for credit losses..................................................................       310           430           715
Allowance applicable to loans of purchased companies.........................................        23           697             -
                                                                                                 ----------------------------------
Balance on December 31.......................................................................    $2,186        $2,169        $1,454
                                                                                                 ==================================


      Loans to directors and executive officers of the Corporation on December 31, 1994, were $142 million and $180 million on January 1 and December 31, 1994, respectively. An analysis of activity for 1994 with respect to such aggregate loans is as follows (dollars in millions):


               Balance      New                         Balance
             January 1     Loans       Payments       December 31
            ------------------------------------------------------
                $142        $166          $128            $180

================================================================================

      Loans to immediate family members of directors and executive officers of the Corporation totaled $10 million and $17 million on January 1 and December 31, 1994, respectively.

      Loans to directors and executive officers who were solely directors and/or executive officers of the Corporation's significant subsidiaries, excluding the aggregate loan amount of any loans to members of their immediate families, amounted to $505 million on December 31, 1994.

      Extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risk of collectibility or present other unfavorable features.

      On December 31, 1994, 1993 and 1992, nonperforming loans totaled $801 million, $1.1 billion and $1.4 billion, respectively.

      The net amount of interest recorded during each year on loans that were nonperforming or restructured on December 31 was $31 million, $34 million and $31 million in 1994, 1993 and 1992, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $96 million in 1994, $80 million in 1993 and $105 million in 1992.

      Other real estate owned amounted to $337 million, $661 million and $587 million on December 31, 1994, 1993 and 1992, respectively. The cost of carrying other real estate owned amounted to $24 million, $18 million and $25 million in 1994, 1993 and 1992, respectively.

================================================================================


NOTE 6 -- PREMISES, EQUIPMENT AND LEASE RIGHTS, NET

      Premises, equipment and lease rights, net on December 31 were (dollars in millions):

                                                                                      1994        1993
-------------------------------------------------------------------------------------------------------
Land and land improvements.................................................         $   387     $   318
Buildings..................................................................           1,465       1,408
Capitalized leased premises................................................              50          55
Leasehold improvements.....................................................             508         525
Furniture and equipment....................................................           1,782       1,690
Construction in process....................................................              82          63
                                                                                    -------------------
                                                                                      4,274       4,059
Less accumulated depreciation and amortization.............................          (1,835)     (1,800)
                                                                                    -------------------
                                                                                    $ 2,439     $ 2,259
                                                                                    ===================

      Provisions for depreciation and amortization charged to noninterest expense were $265 million, $242 million and $228 million for 1994, 1993 and 1992, respectively.

      On December 31, 1994, the minimum future noncancelable operating lease payments for premises and equipment are $236 million, $199 million, $166 million, $144 million and $112 million for each of the succeeding years 1995 through 1999, respectively. Rental expense, excluding executory costs, charged to operating expenses during 1994, 1993 and 1992 was approximately $343 million, $287 million and $272 million, respectively.


                                   Notes to Consolidated Financial Statements 67

NOTE 7 -- SHORT-TERM BORROWINGS AND LONG-TERM DEBT

      The Corporation's banking subsidiaries in North Carolina, Georgia and Texas jointly maintain a program to offer from time to time up to $6 billion in short-term bank notes with fixed or floating rates and maturities from 30 days to one year from date of issue. As of December 31, 1994 and 1993, short-term bank notes outstanding were $4.5 billion and $2.2 billion, respectively.

      On September 30, 1994, the Corporation renegotiated its commercial paper back-up lines establishing a single committed, $1.5 billion, three-year credit facility. As of December 31, 1994, the facility was unused. On December 31, 1993, established and unused bank lines of credit amounted to $1.0 billion. In both years, these lines were supported by fees paid directly by the Corporation to unaffiliated banks.

      Long-term debt on December 31 is summarized as follows (dollars in millions):

                                                                                                         1994           1993
----------------------------------------------------------------------------------------------------------------------------
SENIOR DEBT
  Parent company
    Floating rate notes, due 1994..........................................................            $    -         $   50
    5 3/8 percent notes, due 1995..........................................................               400            399
    11.70 percent notes, due 1995..........................................................                75             75
    4 3/4 percent notes, due 1996..........................................................               399            399
    8 1/2 percent notes, due 1996..........................................................               150            150
    Floating rate medium-term notes at spreads over LIBOR, due 1995 through 1999...........             1,438            683
    5 1/8 percent notes, due 1998..........................................................               300            299
    6 5/8 percent notes, due 1998..........................................................               399            399
    5.51 percent ESOP secured notes, due 1996 through 1999.................................               125            125
    4.36 to 8.20 percent medium-term notes, due 1995 through 2000..........................               482            477
    5 3/8 percent notes, due 2000..........................................................               397            396
    9 1/4 percent unsecured notes, due 2006................................................               124            124
    Other senior notes.....................................................................               101            190
                                                                                                       ---------------------
                                                                                                        4,390          3,766
                                                                                                       ---------------------
  Banking and nonbanking subsidiaries
    Floating rate municipal financing, repurchased 1994....................................                 -            120
    Floating rate collateralized financing, due 1994 through 1996..........................               477            919
    Other senior notes.....................................................................                80            100
                                                                                                       ---------------------
                                                                                                          557          1,139
                                                                                                       ---------------------
    Total senior debt......................................................................             4,947          4,905
                                                                                                       ---------------------
SUBORDINATED DEBT
  Parent company
    Floating rate notes, repurchased 1994..................................................                 -            299
    9 3/8 percent notes, due 1997..........................................................                82             84
    9 3/4 percent capital notes, due 1999..................................................               100             99
    10 1/2 percent notes, due 1999.........................................................               299            299
    9 1/8 percent notes, due 2001..........................................................               299            299
    8 1/8 percent notes, due 2002..........................................................               349            349
    6 1/2 percent notes, due 2003..........................................................               600            600
    6.20 percent medium-term notes, due 2003...............................................                75             75
    7 3/4 percent notes, due 2004..........................................................               299              -
    6 7/8 percent notes, due 2005..........................................................               398            398
    9 3/8 percent notes, due 2009..........................................................               397            397
    10.20 percent notes, due 2015..........................................................               200            200
    8.57 percent medium-term notes, due 2024, putable 2004.................................               100              -
    Other subordinated notes...............................................................                10             12
                                                                                                       ---------------------
                                                                                                        3,208          3,111
                                                                                                       ---------------------
  Banking and nonbanking subsidiaries
    9 1/2 percent notes, due 2004..........................................................               301            301
    Other subordinated notes...............................................................                 8              8
                                                                                                       ---------------------
                                                                                                          309            309
                                                                                                       ---------------------
    Total subordinated debt................................................................             3,517          3,420
                                                                                                       ---------------------
    Total long-term debt...................................................................             8,464          8,325
                                                                                                       ---------------------
    Obligations under capital leases.......................................................                24             27
                                                                                                       ---------------------
    Total long-term debt and obligations under capital leases..............................            $8,488         $8,352
                                                                                                       =====================


      Under its $1.1 billion of remaining shelf capacity, in December 1994, the Corporation initiated a program to issue from time to time up to $1 billion in aggregate principal amount of certain medium-term notes, which may be senior debt securities, subordinated debt, or any combination thereof. As of February 28, 1995, approximately $800 million of senior debt notes have been issued under this program.

      As of February 28, 1995, $3 billion of corporate debt securities, and preferred and common stock was available for issuance under a shelf registration filed February 1, 1995.

68 NationsBank Corporation Annual Report 1994

      The floating rate collateralized financing consists of $247 million in consumer loan financing and $230 million in homes financing. Consumer loan financing consists of revolving credit and closed-end asset-backed certificates collateralized by a pool of credit lines and loans with a book value of $430 million at December 31, 1994. Homes financing consists of home equity and second mortgage asset-backed certificates collateralized by a pool of second mortgages and home equity loans with a book value of $427 million on December 31, 1994. The components of collateralized financing bear interest at floating rates based on factors of LIBOR. On December 31, 1994, the rates on both the consumer financing and homes financing were 6.40 percent.

      The indentures covering the parent company's senior long-term debt include provisions that limit funded debt, long-term lease commitments, issuance of subsidiary preferred stock, creation of liens upon the property of the Corporation and the payment of dividends. Under the most restrictive of the provisions, approximately $2.1 billion was available for payment of dividends on December 31, 1994.

      The floating rate collateralized financing obligations may be redeemed at any time at the option of the Corporation. The 10 1/2-percent subordinated notes, due 1999, are redeemable beginning in 1996.

      The principal maturities for the next five years of long-term debt outstanding on December 31, 1994, were (dollars in millions):

1995................................................   $1,256
1996................................................    1,395
1997................................................      309
1998................................................      892
1999................................................      970

===============================================================================

NOTE 8 -- SHAREHOLDERS' EQUITY

      The Corporation has authorized 45 million shares of preferred stock. As of December 31, 1994, the Corporation had issued 2.6 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and is convertible into .84 shares of the Corporation's common stock at an initial conversion price of $42.50 per .84 shares of the Corporation's common stock. In 1994, 1993 and 1992, ESOP Preferred Stock in the amount of $4 million was converted into the Corporation's common stock.

      In connection with MNC acquisition, Series CC and DD Preferred Stock was issued. During the first quarter of 1994, the Corporation repurchased and redeemed all 753 thousand shares of its Series CC Preferred Stock at a weighted average price of $51.32 per share and all 1.108 million shares of its Series DD Preferred Stock at a weighted average price of $49.86 per share. The aggregate redemption price was $94 million.

      In 1992, all 5 million shares of Series B Preferred Stock were converted into the Corporation's common stock or redeemed for cash.

      On July 27, 1994, the Board of Directors authorized the Corporation during the next 12 months to purchase from time to time in the open market up to 10 million shares of its common stock representing the number of shares of common stock it intends to issue for its dividend reinvestment and stock purchase plan, its various employee benefit plans and additional shares associated with small acquisitions. On December 31, 1994, 3.5 million shares had been repurchased under this program at a repurchase amount of $180 million. In addition to the above authorization, on September 28, 1994, the Board authorized the Corporation to purchase up to 20 million shares of its common stock from time to time in open market or privately negotiated transactions.

      Other shareholders' equity on December 31 was comprised of the following (dollars in millions):


                                                           1994     1993
------------------------------------------------------------------------
Restricted stock award plan
    deferred compensation.............................    $ (62)    $(74)
Net unrealized gains (losses) on available for
    sale securities and marketable equity
    securities, net of tax............................     (136)     104
Foreign currency adjustment and other.................      (17)     (12)
                                                          --------------
                                                          $(215)     $18
                                                          ==============

===============================================================================

NOTE 9 -- COMMITMENTS AND CONTINGENCIES
      In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These instruments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet. See the discussion of credit risk policies and procedures and concentrations of credit risk beginning on page 40.

CREDIT EXTENSION COMMITMENTS

      The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. The commitments shown below have been reduced by amounts collateralized by cash and participated to other financial institutions. The following summarizes commitments outstanding on December 31 (dollars in millions):


                                                        1994       1993
-----------------------------------------------------------------------
Commitments to extend credit
    Credit card commitments.......................   $15,921    $12,808
    Other loan commitments........................    58,813     48,521
Standby letters of credit and
    financial guarantees..........................     6,884      6,265
Commercial letters of credit......................     1,282        983

                                   Notes to Consolidated Financial Statements 69

      Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes and protecting against deterioration in the borrowers' ability to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures. Credit card lines are unsecured commitments which are reviewed at least annually by management. Upon evaluation of the customer's creditworthiness, the Corporation has the right to change or terminate the terms of the credit card line. Of the December 31, 1994 total other loan commitments, $24.7 billion is scheduled to expire in less than one year, $24.7 billion in one to five years and $9.4 billion after five years.

      Standby letters of credit (SBLC) and financial guarantees are issued to support the debt obligations of customers. If a SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit. Of the December 31, 1994 total SBLCs and financial guarantees, $4.3 billion is scheduled to expire in less than one year, $2.4 billion in one to five years and $151 million after five years.

      Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are collateralized by the underlying goods being shipped by the customer and are generally short term.

      For each of these types of instruments, the Corporation's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized or are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent risk of loss or future cash requirements.

DERIVATIVES

      Derivative transactions are entered into by the Corporation to meet the financing needs of its customers, to manage its own interest rate and currency risks, and as part of its trading activities. See TABLES 18 and 19 on pages 45 and 46 and the first eight paragraphs under Interest Rate Risk Management beginning on page 45 regarding the Corporation's use of derivatives for risk management purposes. See TABLE 21 on page 49, the discussion beginning on page 49 and Note 4 regarding the Corporation's derivative-dealer activities.

SECURITIES LENDING

      The Corporation executes securities lending transactions on behalf of certain customers. In certain instances, the Corporation indemnifies the customer against certain losses. The Corporation obtains collateral with a market value in excess of the market value of the securities loaned. On December 31, 1994 and 1993, indemnified securities lending transactions totaled $5.7 billion and $5.1 billion, respectively. Collateral with a market value of $5.9 billion and $5.2 billion on December 31, 1994 and 1993, respectively, was obtained by the Corporation in support of these transactions.


WHEN ISSUED SECURITIES

      When issued securities are commitments entered into to purchase or sell securities in the time period between the announcement of a securities offering and the issuance of those securities. On December 31, 1994, the Corporation had commitments to purchase and sell when issued securities of $2.2 billion and $2.5 billion, respectively. This compares to commitments to purchase and sell when issued securities of $1.1 billion and $866 million, respectively, on December 31, 1993.

LITIGATION

      The Corporation and its subsidiaries are defendants in or parties to a number of pending and threatened legal actions and proceedings. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcome of these proceedings, will not be material in the aggregate.

==============================================================================

NOTE 10 -- REGULATORY REQUIREMENTS AND RESTRICTIONS

      The banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of certain deposits. The average of those reserve balances amounted to $1.4 billion for both 1994 and 1993.

      Funds for cash distributions by the Corporation to its shareholders are derived from a variety of sources, including cash and investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The subsidiary banks can initiate dividend payments in 1995, without prior regulatory approval, of $1.0 billion plus an additional amount equal to their net profits, as defined by statute, for 1995 up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the OCC is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.

      Regulations also restrict banking subsidiaries in lending funds to affiliates. On December 31, 1994, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $1.2 billion. On December 31, 1994, no loans to the Corporation from its banking subsidiaries were outstanding.

      On December 31, 1994, as a result of the above regulatory restrictions, substantially all of the net assets of the Corporation's banking subsidiaries, in excess of the allowable amounts mentioned above, were restricted from transfer to the Corporation in the form of cash dividends, loans or advances.


70 NationsBank Corporation Annual Report 1994

NOTE 11 -- EMPLOYEE BENEFIT PLANS

      The Corporation sponsors noncontributory trusteed pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act.

      The following table sets forth the plans' estimated status on December 31 (dollars in millions):

                                                                                                              1994         1993
-------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation
    Accumulated benefit obligation, including vested benefits of $711 and $755.........................      $(734)       $(781)
                                                                                                             ==================
    Projected benefit obligation for service rendered to date..........................................      $(869)       $(917)
Plan assets at fair value, primarily listed stocks, fixed income securities and real estate............        964        1,046
                                                                                                             ------------------
Plan assets in excess of projected benefit obligation..................................................         95          129
Unrecognized net loss..................................................................................        135          243
Unrecognized net transition asset being amortized......................................................        (15)         (18)
Unrecognized prior service benefit being amortized.....................................................        (34)         (30)
Deferred investment (gain) loss........................................................................        126           (9)
                                                                                                             ------------------
    Prepaid pension cost...............................................................................      $ 307        $ 315
                                                                                                             ==================

      Net periodic pension expense (income) for the years ended December 31 included the following components (dollars in millions):



                                                                           1994     1993     1992
-------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period..........................   $ 39     $ 31     $ 28
Interest cost on projected benefit obligation...........................     72       58       51
Actual return on plan assets.............................................    22     (101)     (21)
Net amortization and deferral............................................  (121)       3      (69)
                                                                           ----------------------
  Net periodic pension expense (income)..................................  $ 12     $ (9)   $ (11)
                                                                           =======================

      For December 31, 1994, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 8.5 percent and 4.25 percent, respectively. The related expected long-term rate of return on plan assets was 10.0 percent. For December 31, 1993, the weighted average discount rate, rate of increase in future compensation and expected long-term rate of return on plan assets was 7.75 percent, 4.0 percent and 10.0 percent, respectively.

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

      All of the Corporation's accrued postretirement benefit liability was unfunded at year-end 1994. The "projected unit credit" actuarial method was used to determine the normal cost and actuarial liability.

      A reconciliation of the estimated status of the postretirement benefit obligation on December 31 is as follows (dollars in millions):

                                                           1994          1993
-----------------------------------------------------------------------------
Accumulated postretirement benefit obligation
    Retirees.......................................       $(128)        $(158)
    Fully eligible active participants.............          (3)           (2)
    Other active plan participants.................         (47)          (39)
                                                          -------------------
                                                           (178)         (199)
Unamortized transition obligation..................         125           135
Unrecognized net loss (gain).......................          (9)            7
                                                          -------------------
    Accrued postemployment benefit liability.......       $ (62)        $ (57)
                                                          ===================

      Net periodic postretirement benefit cost for the years ended December 31 included the following (dollars in millions):

                                                             1994    1993
-------------------------------------------------------------------------
Service cost..............................................    $ 3     $ 2
Interest cost on accumulated
    postretirement benefit obligation.....................     14      15
Amortization of transition obligation
    over 20 years.........................................      7       7
Amortization of gains.....................................     (6)      -
                                                              ------------
    Net periodic postretirement benefit cost..............    $18      $24
                                                              ============

      The health care cost trend rates used in determining the accumulated postretirement benefit obligation were 7.0 percent for pre-65 benefits and
5.75 percent for post-65 benefits. A one-percent change in the average health care cost trend rates would increase the accumulated postretirement benefit obligation by 5.1 percent and the aggregate of the service cost


                                   Notes to Consolidated Financial Statements 71
and interest cost components of net periodic postretirement benefit cost by 3.9 percent. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.50 percent in 1994 and
7.75 percent in 1993.

SAVINGS AND PROFIT SHARING PLANS

      In addition to the retirement plans, the Corporation maintains several defined contribution savings and profit sharing plans, one of which features a leveraged employee stock ownership (ESOP) provision.

      For 1994, 1993 and 1992, the Corporation contributed approximately $41 million, $35 million and $34 million, respectively, in cash which was utilized primarily to purchase the Corporation's common stock under the terms of these plans.

      Under the terms of the ESOP provision, payments to the plan for dividends on the ESOP Preferred Stock were $9 million for 1994, 1993 and 1992. Interest incurred to service the ESOP debt amounted to $5 million for 1994, 1993 and 1992.


STOCK OPTION AND AWARD PLANS

      Under the 1992 Associates Stock Option Plan, on July 1, 1992, eligible full-time and part-time employees received a one-time award of a predetermined number of stock options entitling them to purchase shares of the Corporation's common stock at the closing market price of $48 3/8 per share. The options are exercisable until June 30, 1997.

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

      During 1994, the Board of Directors approved the Key Employee Stock Plan, subject to shareholder approval at the 1995 Annual Meeting. The Key Employee Stock Plan will replace the current Restricted Stock Award Plan and is anticipated to provide for different types of awards including stock options, restricted stock and performance shares.

      The following table summarizes activity under the option and award plans for 1994 and the status on December 31, 1994:

                                                      Outstanding          Exercisable
                                                        Options              Options
                                                    --------------------------------------
                                                               Average             Average
                                                                Option              Option
Employee Stock Option Plans                           Shares     Price    Shares     Price
-------------------------------------------------------------------------------------------
Balance on December 31, 1993....................    8,589,996   $40.88   8,262,677   $41.67
Shares due to acquisition.......................       19,596    29.51       6,996    22.20
Became exercisable..............................            -        -     327,319    20.98
Less
    Exercised...................................   (1,785,281)   38.94  (1,785,281)   38.94
    Expired or canceled.........................     (453,560)   50.87    (453,560)   50.87
                                                   ----------------------------------------
Balance on December 31, 1994....................    6,370,751    40.68   6,358,151    40.69
                                                    =======================================
                                                                 Average
                                                                   Grant
Restricted Stock Award Plan                            Shares       Price
-------------------------------------------------------------------------
Outstanding unvested grants on December 31, 1993....  2,150,570    $44.57
Additional stock grants.............................    287,000     51.88
Less
  Shares vested.....................................   (594,358)    44.06
  Shares canceled...................................    (26,360)    46.88
                                                      -------------------
Outstanding unvested grants on December 31, 1994....  1,816,852     45.86
                                                      ===================

===============================================================================

NOTE 12 -- NONINTEREST INCOME AND EXPENSE

      The significant components of noninterest income and expense for the years ended December 31 are presented below (dollars in millions):

                                                      1994    1993   1992
-----------------------------------------------------------------------------
NONINTEREST INCOME
  Trust fees.....................................    $ 435    $371   $331
  Service charges on deposit accounts............      797     681    600
  Mortgage servicing and related fees............       86      77    105
  Fees on factored accounts receivable...........       74      74     69
  Other nondeposit-related service fees..........      276     212    144
  Credit card income.............................      280     198    199
  Trading account profits and fees...............      273     152     71
  Other income...................................      376     336    394
                                                    ---------------------
                                                    $2,597  $2,101 $1,913
                                                    =====================

72 NationsBank Corporation Annual Report 1994


                                                                         1994      1993      1992
-------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Personnel..........................................................  $2,311    $1,903    $1,807
  Occupancy, net.....................................................     487       434       435
  Equipment..........................................................     364       317       291
  Marketing..........................................................     161       138       105
  Professional fees..................................................     171       168       182
  Amortization of intangibles........................................     141       110       111
  Credit card........................................................      44        49        41
  Private label credit card..........................................      27        37        43
  FDIC insurance.....................................................     211       205       189
  Processing.........................................................     235       190       139
  Telecommunications.................................................     137       122       109
  Postage and courier................................................     126       120       111
  Other general operating............................................     388       370       281
  General administrative and miscellaneous...........................     139       130       122
                                                                       --------------------------
                                                                       $4,942    $4,293    $3,966
                                                                        =========================

================================================================================


NOTE 13 -- INCOME TAXES

      The components of income tax expense for the years ended December 31 were (dollars in millions):

                                                                 1994    1993    1992
-------------------------------------------------------------------------------------
Current portion--expense
  Federal.....................................................   $559    $419    $222
  State.......................................................     54      54      13
  Foreign.....................................................     17       7       2
                                                                 --------------------
                                                                  630     480     237
                                                                 --------------------
Deferred portion--expense
  Federal.....................................................    223     218      11
  State.......................................................     12     (11)      4
  Foreign.....................................................      -       3      (1)
                                                                 --------------------
                                                                  235     210      14
                                                                 --------------------
    Total tax expense.........................................   $865    $690    $251
                                                                 ====================

      The Corporation's current income tax expense of $630 million, $480 million and $237 million for 1994, 1993 and 1992, respectively, includes amounts computed under the regular and alternative minimum tax (AMT) systems and approximates the amounts payable for those years.

      Deferred expense represents the change in the deferred tax asset or liability.

      A reconciliation of the expected federal tax expense, based on the federal statutory rate of 35 percent for 1994 and 1993 and 34 percent for 1992, to the actual consolidated tax expense for the years ended December 31 is as follows
(dollars in millions):

                                                                                             1994     1993    1992
------------------------------------------------------------------------------------------------------------------
Expected federal tax expense..............................................................   $894     $697    $475
Increase (decrease) in taxes resulting from
   Tax-exempt income......................................................................    (34)     (33)    (38)
   Net utilization of operating loss carryforwards for financial reporting purposes.......      -        -    (265)
   State tax expense, net of federal benefit..............................................     50       30      17
   Tax rate change on beginning net deferred tax assets...................................      -       (6)      -
   Other..................................................................................    (45)       2      62
                                                                                             ---------------------
     Total tax expense....................................................................   $865     $690    $251
                                                                                             =====================

                                   Notes to Consolidated Financial Statements 73

      Significant components of the Corporation's deferred tax (liabilities) and assets on December 31 are as follows (dollars in millions):

                                                                  1994     1993
-------------------------------------------------------------------------------
Deferred tax liabilities
  Equipment lease financing...................................  $ (596)  $ (475)
  Depreciation................................................     (66)     (75)
  Securities available for sale...............................       -      (58)
  Intangibles.................................................     (53)     (69)
  Employee retirement benefits................................     (33)     (57)
  Other, net..................................................    (205)     (76)
                                                                 --------------
    Gross deferred tax liabilities............................    (953)    (810)
                                                                 --------------
Deferred tax assets
  Securities available for sale...............................      80        -
  Federal net operating loss carryforwards....................      17        8
  Allowance for credit losses.................................     730      731
  Other real estate owned.....................................      66       73
  Loan fees and expenses......................................      37       55
  AMT credit carryforwards....................................       -       58
  Other, net..................................................     181      132
                                                                 --------------
    Gross deferred tax assets.................................   1,111    1,057
  Valuation allowance.........................................     (60)     (77)
                                                                 --------------
    Deferred tax assets, net of valuation allowance...........   1,051      980
                                                                ---------------
Net deferred tax assets.......................................  $   98   $  170
                                                                ===============

      The Corporation's $98-million net deferred tax assets include a valuation allowance of $60 million representing primarily state net operating loss carryforwards for which realization is uncertain. The net change in the valuation allowance for deferred tax assets was a decrease of $17 million, due to the realization of certain state deferred tax assets.

       During the first quarter of 1993, the Corporation adopted SFAS 109, which superseded SFAS 96. SFAS 109 allows for the recognition of deferred tax assets with respect to previously unrecognized operating loss and alternative minimum tax (AMT) credit carryforwards. The cumulative benefit of adopting the new accounting principle was $200 million.

===============================================================================

NOTE 14 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are more fully described below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

        In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the combined Corporation. The provisions of SFAS 107 do not require the disclosure of nonfinancial instruments, including intangible assets. The value of the Corporation's intangibles such as franchise, credit card and trust relationships, and mortgage servicing rights, is significant.

SHORT-TERM FINANCIAL INSTRUMENTS

        The carrying value of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resell and repurchase agreements, and commercial paper and short-term borrowings, approximate the fair value. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.

74  NationsBank Corporation Annual Report 1994

FINANCIAL INSTRUMENTS TRADED IN THE SECONDARY MARKET WITH QUOTED MARKET PRICES OR DEALER QUOTES

        Securities held for investment, securities available for sale, loans held for sale, trading account instruments, and long-term debt which are actively traded in the secondary market have been valued using quoted market prices.

LOANS

        Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of fixed-rate loans was estimated by discounting estimated cash flows using corporate bond rates adjusted by credit risk and servicing costs for commercial and real estate commercial and construction loans; and for consumer loans, the Corporation's December 31 origination rate for similar loans. Contractual cash flows for consumer loans were adjusted for prepayments using published industry data. For variable-rate loans, the carrying amount was considered to approximate fair value. Where credit deterioration has occurred, cash flows for fixed- and variable-rate loans have been reduced to incorporate estimated losses. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair values.

DEPOSITS

        The fair value for fixed-rate deposits with stated maturities was calculated by discounting the difference between the cash flows on a contractual basis and current market rates for instruments with similar maturities. For variable-rate deposits, the carrying amount was considered to approximate fair value.

        The book and fair values of financial instruments on December 31 were (dollars in millions):

                                                                                               1994                   1993
                                                                                        ------------------------------------------
                                                                                          BOOK      FAIR        Book      Fair
                                                                                         VALUE     VALUE       Value     Value
------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL ASSETS
  Cash and cash equivalents.........................................................      $ 9,582   $ 9,582   $ 7,649   $ 7,649
  Time deposits placed and other short-term investments.............................        2,159     2,159     1,479     1,479
  Securities held for investment....................................................       17,800    17,101    13,584    13,604
  Securities available for sale.....................................................        8,025     8,025    15,470    15,470
  Loans held for sale...............................................................          318       318     1,697     1,697
  Trading account assets............................................................        9,941     9,941    10,610    10,610
  Federal funds sold and securities purchased under agreements to resell............       11,112    11,112     7,044     7,044
  Loans, net of unearned income
     Commercial and foreign.........................................................       46,649    46,375    41,786    41,812
     Real estate commercial and construction........................................       10,330    10,227    11,495    11,072
     Residential mortgage...........................................................       17,244    16,251    12,689    12,898
     Credit card....................................................................        4,753     4,782     3,728     3,839
     Other consumer and home equity.................................................       20,511    20,328    19,326    19,413
  Allowance for credit losses.......................................................       (2,186)        -    (2,169)        -

FINANCIAL LIABILITIES
  Deposits
    Noninterest-bearing.............................................................       21,380    21,380    20,723    20,723
    Savings.........................................................................        9,037     9,037     8,784     8,784
    NOW and money market deposit accounts...........................................       29,752    29,752    30,881    30,881
    Consumer CDs....................................................................       19,369    19,001    17,850    17,970
    Other time deposits.............................................................       20,932    20,721    12,875    13,014
  Federal funds purchased and securities sold under agreements to repurchase........       25,970    25,970    28,371    28,371
  Commercial paper..................................................................        2,519     2,519     2,056     2,056
  Other short-term borrowings.......................................................        5,640     5,640     5,522     5,522
  Trading account liabilities.......................................................       11,426    11,426     8,299     8,299
  Long-term debt....................................................................        8,464     8,199     8,325     8,774


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

        For a presentation of the fair value of the Corporation's derivative-dealer positions, see Note 4. The fair value of the Corporation's asset and liability management and other interest rate swaps is presented in TABLE 19 on page 46.

        The fair value of liabilities on binding commitments to lend is based on the net present value of cash flow streams using fee rates currently charged for similar agreements versus original contractual fee rates, taking into account the creditworthiness of the borrowers. The fair value was a liability of $92 million and $111 million on December 31, 1994 and 1993, respectively.


                                   Notes to Consolidated Financial Statements 75

NOTE 15 -- PARENT COMPANY FINANCIAL INFORMATION

        The following tables present consolidated parent company financial information:

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in Millions)

                                                                                                      Year Ended December 31
                                                                                                   -----------------------------
                                                                                                     1994        1993       1992
--------------------------------------------------------------------------------------------------------------------------------

Income
  Dividends from consolidated
    Subsidiary banks and bank holding companies..................................................    $1,864     $ 894      $ 481
    Other subsidiaries...........................................................................         5         -         40
  Interest from consolidated subsidiaries........................................................       355       172         85
  Other income...................................................................................       501       533        688
                                                                                                   -----------------------------
                                                                                                      2,725     1,599      1,294
                                                                                                   -----------------------------
Expenses
  Interest on borrowed funds.....................................................................       582       389        255
  Noninterest expense............................................................................       442       453        645
                                                                                                   -----------------------------
                                                                                                      1,024       842        900
                                                                                                   -----------------------------
Earnings
  Income before equity in undistributed earnings of consolidated subsidiaries and taxes..........     1,701       757        394
                                                                                                   -----------------------------
  Equity in undistributed earnings of consolidated
    Subsidiary banks and bank holding companies..................................................      (247)      742        588
    Other subsidiaries...........................................................................
                                                                                                        140        73         27
                                                                                                   -----------------------------
                                                                                                       (107)      815        615
                                                                                                   -----------------------------
Income before income taxes and effect of change in method
  of accounting for income taxes.................................................................     1,594     1,572      1,009
Income tax benefit...............................................................................       (96)      (56)      (136)
                                                                                                   -----------------------------
Income before effect of change in method of accounting for income taxes..........................     1,690     1,628      1,145

Effect of change in method of accounting for income taxes........................................         -      (127)         -
                                                                                                   -----------------------------
Net income.......................................................................................     $1,690   $1,501     $1,145
                                                                                                   =============================
Net income available to common shareholders......................................................     $1,680    $1,491    $1,121
                                                                                                   =============================

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

                                                                                                         December 31
                                                                                                    ---------------------
                                                                                                      1994          1993
-------------------------------------------------------------------------------------------------------------------------
Assets
  Cash held at subsidiary banks..................................................................   $     4       $    11
  Temporary investments..........................................................................       583           312
  Receivables from consolidated
    Subsidiary banks and bank holding companies..................................................     1,187         1,176
    Other subsidiaries...........................................................................     7,407         6,002
  Investment in consolidated
    Subsidiary banks and bank holding companies..................................................    10,739        10,696
    Other subsidiaries...........................................................................     1,173         1,249
  Other assets...................................................................................       616           562
                                                                                                    ---------------------
                                                                                                    $21,709       $20,008
                                                                                                    =====================
Liabilities and Shareholders' Equity
  Commercial paper and other notes payable.......................................................   $ 2,426       $ 2,282
  Accrued expenses and other liabilities.........................................................       674           870
  Long-term debt.................................................................................     7,598         6,877
  Shareholders' equity...........................................................................    11,011         9,979
                                                                                                    ---------------------
                                                                                                    $21,709       $20,008
                                                                                                    =====================

76  NationsBank Corporation Annual Report 1994

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Millions)

                                                                                                      Year Ended December 31
                                                                                                   -------------------------------
                                                                                                     1994        1993       1992
----------------------------------------------------------------------------------------------------------------------------------

Operating Activities
  Net income...................................................................................     $ 1,690   $ 1,501    $ 1,145
  Reconciliation of net income to net cash provided by operating activities
    Gain on sale of mortgage servicing unit......................................................         -         -        (55)
    Equity in undistributed earnings of consolidated subsidiaries................................       107      (815)      (615)
    Effect of change in method of accounting for income taxes....................................         -       127          -
    Other operating activities...................................................................       142       113        (23)
                                                                                                   -------------------------------
    Net cash provided by operating activities....................................................     1,939       926        452
                                                                                                   -------------------------------
Investing Activities
    Net (increase) decrease in temporary investments.............................................      (271)     (134)       356
    Net increase in receivables from consolidated subsidiaries...................................    (1,416)     (231)      (895)
    Additional capital investment in subsidiaries................................................      (764)   (1,428)      (140)
    (Acquisitions) sales of subsidiaries, net of cash............................................       101    (4,220)       (21)
                                                                                                   -------------------------------
    Net cash used in investing activities........................................................    (2,350)   (6,013)      (700)
                                                                                                   -------------------------------
Financing Activities
    Net increase (decrease) in commercial paper and other notes payable..........................       144     1,332       (124)
    Proceeds from issuance of long-term debt.....................................................     1,159     4,125        349
    Retirement of long-term debt.................................................................      (438)     (174)      (115)
    Preferred stock repurchased and redeemed.....................................................       (94)        -        (10)
    Proceeds from issuance of common stock.......................................................       267       197        544
    Common stock repurchased.....................................................................      (180)        -          -
    Cash dividends paid..........................................................................      (527)     (433)      (395)
    Other financing activities...................................................................        73        30         12
                                                                                                   -------------------------------
    Net cash provided by financing activities....................................................       404     5,077        261
                                                                                                   -------------------------------
Net increase (decrease) in cash..................................................................        (7)      (10)        13
Cash at beginning of year........................................................................        11        21          8
                                                                                                   -------------------------------
Cash at end of year..............................................................................       $ 4      $ 11       $ 21
                                                                                                   ===============================

                                   Notes to Consolidated Financial Statements 77

NationsBank Corporation and Subsidiaries
SIX-YEAR CONSOLIDATED STATISTICAL SUMMARY

                                                                       1994      1993      1992      1991     1990      1989
------------------------------------------------------------------------------------------------------------------------------
TAXABLE-EQUIVALENT YIELDS EARNED
Loans and leases, net of unearned income
  Commercial.....................................................      7.56%     6.96%     7.08%     8.70%   10.44%    11.76%
  Real estate commercial.........................................      8.18      7.59      7.78      9.13    10.49     11.08
  Real estate construction.......................................      8.49      7.50      7.17      8.82    10.84     11.96
    Total commercial.............................................      7.71      7.09      7.20      8.78    10.50     11.69
  Residential mortgage...........................................      7.62      8.27      9.33     10.47     9.55     11.06
  Home equity....................................................      7.99      7.14      7.05      9.53    11.18     11.80
  Credit card....................................................     12.84     13.62     14.45     15.22    15.78     16.45
  Other consumer.................................................      9.45      9.56     10.60     11.37    12.66     11.64
    Total consumer...............................................      8.99      9.51     10.50     11.47    11.81     12.00
  Foreign........................................................      6.10      5.49      6.63      8.47    13.28     11.38
  Lease financing................................................      7.50      7.96      8.25     10.89     9.53      9.08
    Total loans and leases, net..................................      8.20      8.06      8.49      9.83    11.00     11.75
Securities
  Held for investment............................................      5.06      5.54      6.84      8.61     9.15      9.29
  Available for sale.............................................      5.20      4.80      5.77         -        -         -
    Total securities.............................................      5.12      5.51      6.76      8.61     9.15       9.29
Loans held for sale..............................................      6.63      6.73      7.22      8.74    11.49      12.36
Federal funds sold and securities
  purchased under agreements to resell...........................      4.09      3.21      3.77      5.89     8.16       9.20
Time deposits placed and other short-term investments............      5.12      3.91      5.09      6.89     8.95       9.72
Trading account securities.......................................      7.32      5.43      4.64      6.99     8.43       9.08
    Total earning assets.........................................      7.16      7.06      7.70      9.25    10.37      11.04

RATES PAID
Savings..........................................................      2.33      2.38      2.86      4.55     5.15       5.86
NOW and money market deposit accounts............................      2.34      2.24      2.82      4.96     6.02       6.20
Consumer CDs and IRAs............................................      4.17      4.52      5.58      7.01     7.94       8.48
Negotiated CDs, public funds and other time deposits.............      4.02      3.97      4.93      7.08     8.13       8.79
Foreign time deposits............................................      4.98      4.05      5.52      6.70     8.89       9.63
Borrowed funds and trading account liabilities...................      4.87      3.45      3.33      5.64     7.93       8.99
Long-term debt and obligations under capital leases..............      6.85      7.44      8.92      8.88     9.18       9.84
Special Asset Division net funding allocation....................         -          -        -     (6.20)   (7.49)     (8.20)
    Total interest-bearing liabilities...........................      4.09      3.53      4.12      6.09     7.37       8.00

PROFIT MARGINS
Net interest spread..............................................      3.07      3.53      3.58      3.16     3.00       3.04
Net interest yield...............................................      3.58      3.96      4.10      3.82     3.75       4.03

YEAR-END DATA
(Dollars in millions)
Loans, leases and factored accounts
  receivable, net of unearned income.............................  $103,371   $92,007   $72,714   $69,108  $70,891    $66,360
Securities held for investment...................................    17,800    13,584    23,355    16,275   25,530     25,278
Securities available for sale....................................     8,025    15,470     1,374     8,904        -          -
Loans held for sale..............................................       318     1,697     1,236       585      315        357
Time deposits placed and other short-term investments............     2,159     1,479     1,994     1,622    1,289      3,499
Total earning assets.............................................   151,722   140,890   103,872    96,491   98,754     96,052
Total assets (1).................................................   169,604   157,686   118,059   100,319  112,791    110,246
Noninterest-bearing deposits.....................................    21,380    20,723    17,702    16,356   16,850     16,112
Domestic savings and time deposits...............................    66,487    66,356    62,988    70,359   70,091     66,790
Foreign time deposits............................................    12,603     4,034     2,037     1,360    2,124      2,478
Total savings and time deposits..................................    79,090    70,390    65,025    71,719    72,215    69,268
Total deposits...................................................   100,470    91,113    82,727    88,075    89,065    85,380
Borrowed funds and trading account liabilities...................    45,555    44,248    21,957     9,846    15,474    17,870
Long-term debt and obligations under capital leases..............     8,488     8,352     3,066     2,876     2,766     2,517
Total shareholders' equity.......................................    11,011     9,979     7,814     6,518     6,283     6,003

(1) Excludes assets of NationsBank of Texas Special Asset Division in 1991, 1990 and 1989.
(2) Includes FDIC's interest in earnings of NationsBank of Texas in 1989.

78 NationsBank Corporation Annual Report 1994

                                                                       1994      1993         1992        1991      1990      1989
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS RATIOS
Return on average
  Total assets (1)(2)..........................................        1.02%      .97%        1.00%        .17%      .52%     1.06%
  Earning assets (1)(2)........................................        1.14      1.09         1.12         .20       .59      1.07
  Common shareholders' equity..................................       16.10     15.00        15.83        2.70      9.56     18.85

EARNINGS ANALYSIS (Taxable-Equivalent)
Noninterest income as a percentage of net
  interest income..............................................       48.96     44.48        45.65       44.22     42.56     39.23
Noninterest expense, excluding restructuring,
  as a percentage of net interest income.......................       93.16     90.90        94.64       97.62     92.10     89.44
Efficiency ratio: noninterest expense, excluding
  restructuring, divided by the sum of net interest
  income and noninterest income................................       62.54     62.91        64.98       67.69     64.60     64.24
Overhead ratio: noninterest expense, excluding
  restructuring, less noninterest income
  divided by net interest income...............................       44.20     46.42        48.99       53.40     49.54     50.21
Net income as a percentage of net
  interest income..............................................       31.86     31.79        27.33        5.12     15.77     26.48

ASSET QUALITY
For the year
Net charge-offs as a percentage of average
  loans, leases and factored accounts receivable...............         .33       .51         1.25        1.86       .88       .48
Net charge-offs as a percentage of the
  provision for credit losses..................................      101.79     95.76       121.15       82.70     59.24     74.38
At year end
Allowance for credit losses as a percentage of net
  loans, leases and factored accounts receivable...............        2.11      2.36         2.00        2.32      1.86      1.32
Allowance for credit losses as a percentage of
  nonperforming loans..........................................      273.07    193.38       103.11       81.82    100.46    151.67
Nonperforming assets as a percentage of net
  loans, leases, factored accounts receivable,
  and other real estate owned..................................        1.10      1.92         2.72        4.01      2.32      1.08
Nonperforming assets as a percentage of
  total assets (1).............................................         .67      1.13         1.69        2.54      1.46       .65
Nonperforming assets (in millions).............................      $1,138    $1,783       $1,997      $2,804    $1,651      $716

RISK-BASED CAPITAL RATIOS
Tier 1.........................................................        7.43%     7.41%        7.54%       6.38%     5.79%       --
Total..........................................................       11.47     11.73        11.52       10.30      9.58        --

Common shareholders' equity as a
  percentage of total assets at year end (1)...................        6.47%     6.25%        6.60%       5.67%     5.23%     5.10%
Dividend payout ratio (per common share).......................       30.78     28.38        33.07      215.36     61.54     30.66
Shareholders' equity per common share
  Average......................................................      $37.99    $33.36       $29.05      $27.97    $27.31    $24.97
  At year end..................................................       39.70     36.39        30.80       27.03     27.30     26.41

OTHER STATISTICS
Number of full-time equivalent employees.......................      61,484    57,742       50,828      57,177    58,449    57,069
Rate of increase (decrease) in average
  Total loans and leases, net of unearned income...............       20.29%    15.83%       (1.70)%      1.82%     8.36%    38.71%
  Earning assets...............................................       24.50     16.59         (.84)       2.42     12.42     44.26
  Total assets (1).............................................       23.75     16.82         (.64)       1.85     12.19     43.10
  Total deposits...............................................       12.30       .97        (5.59)       3.44      8.99     51.37
  Total shareholders' equity...................................       21.19     18.73        10.31        6.16     18.15     23.01

COMMON STOCK INFORMATION
Market price per share
  High for the year............................................     $57 3/8   $58          $53 3/8     $42 3/4   $47 1/4   $55
  Low for the year.............................................      43 3/8    44 1/2       39 5/8      21 1/2    16 7/8    27
  Close at the end of the year.................................      45 1/8    49           51 3/8      40 5/8    22 7/8    46 1/4
Daily average trading volume...................................     753,515   666,591      727,578     397,054   405,087   303,599
Number of shareholders of record...............................     105,774   108,435       89,371     102,209    30,824    29,064

                                    Six-Year Consolidated Statistical Summary 79