Form 10-K, Exhibit 13
period 1995-12-31
NATIONSBANK CORP
filed 1996-03-29
CIK 70858

MANAGEMENT'S DISCUSSION AND ANALYSIS

1995 COMPARED TO 1994
OVERVIEW


    NationsBank Corporation (NationsBank or the Corporation), a multi-bank holding company headquartered in Charlotte, North Carolina, provides financial products and services both domestically and internationally. On December 31, 1995, NationsBank had $187 billion in assets, making it the third-largest banking company in the United States.

    The Corporation provides a diversified range of banking and certain nonbanking financial services. Business activities are managed through three major Business Units: the GENERAL BANK, GLOBAL FINANCE and FINANCIAL SERVICES.

    The power and breadth of the Corporation's franchise, the diversity of its fee-generating activities and continued emphasis on expense control were demonstrated through a 15-percent increase in net income in 1995 over 1994. The Corporation earned $1.95 billion in 1995 compared to $1.69 billion in 1994. Earnings per common share for 1995 increased 17 percent to $7.13 from $6.12 for 1994.


    Key performance highlights for 1995 were:

[ ] Return on average common shareholders' equity rose to 17.01 percent from
    16.10 percent in 1994.

[ ] Fifteen-percent growth in average loans led to an increase in taxable-equivalent net interest income to $5.6 billion in 1995.

[ ] Provision for credit losses totaled $382 million in 1995 compared to $310 million in 1994. Net charge-offs remained at historical lows in 1995, totaling $421 million, or .38 percent, versus .33 percent in 1994. Nonperforming assets declined 25 percent to $853 million on December 31, 1995 from $1.1 billion on December 31, 1994.

[ ] Noninterest income increased 19 percent to $3.1 billion in 1995, reflecting the diverse fee-generating activities of the Corporation. Capital markets revenues, deposit and other service fees and acquisition-related mortgage servicing fees were factors in the year-over-year increase.

[ ] Noninterest expense increased four per cent to $5.2 billion. Excluding the impact of acquisitions, noninterest expense increased only three percent reflecting additional investment in personnel in selected areas, expanded marketing efforts to support revenue growth and increased expenditures related to technology initiatives, partially offset by reduced deposit insurance expense.

[ ] Revenue growth outpaced expense growth in 1995, bringing the efficiency ratio to 59.77 percent, a 277 basis-point improvement over 1994.


Highlights from a Business Unit perspective were:

[ ] The GENERAL BANK'S 1995 earnings of $1.2 billion increased 26 percent.
    Return on equity increased to 19 percent in 1995 from 17 percent in 1994. Revenue growth and expense control led to a 365 basis-point improvement in the efficiency ratio in 1995 to 63.8 percent.

[ ] GLOBAL FINANCE produced a return on equity of 16 percent in 1995, consistent with the return in 1994. Earnings were $609 million compared to $631 million in 1994. Increased investment in personnel resulted in a 27 basis-point rise in the efficiency ratio to 54.2 percent in 1995.

[ ] FINANCIAL SERVICES' earnings increased 25 percent to $129 million in 1995.
    Return on equity increased to 14 percent in 1995 from 13 percent in the prior year. The efficiency ratio improved 352 basis points in 1995 to 42.1 percent.


The remainder of management's discussion and analysis of the consolidated results of operations and financial condition of NationsBank should be read together with the consolidated financial statements and related notes presented on pages 47 through 67.


BUSINESS UNIT OPERATIONS

    The Business Units are managed with a focus on numerous performance objectives including return on equity, operating efficiency and net income. TABLE TWO summarizes key performance measures for each of the Business Units.


14  NATIONSBANK CORPORATION ANNUAL REPORT 1995

    The net interest income of the Business Units reflects the results of a funds transfer pricing process which derives net interest income by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. Equity capital is allocated to each Business Unit based on an assessment of its inherent risk.

    The GENERAL BANK provides comprehensive services in the commercial and retail banking fields. Within the GENERAL BANK, the BANKING GROUP, which contains the retail banking network, is the service provider for small and medium-size companies and individuals. On December 31, 1995, the BANKING GROUP had 1,833 banking centers located in the states of


   TABLE ONE

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)



                                                          1995        1994         1993        1992        1991
INCOME STATEMENT
Income from earning assets.............................$ 13,220     $ 10,529     $ 8,327     $ 7,780     $ 9,398
  Interest expense.....................................   7,773        5,318       3,690       3,682       5,599
  Net interest income (taxable-equivalent).............   5,560        5,305       4,723       4,190       3,940
  Net interest income..................................   5,447        5,211       4,637       4,098       3,799
  Provision for credit losses..........................     382          310         430         715       1,582
  Gains (losses) on sales of securities................      29          (13)         84         249         454
  Noninterest income...................................   3,078        2,597       2,101       1,913       1,742
  Other real estate owned expense (income).............      18          (12)         78         183         127
  Restructuring expense................................       -            -          30           -         330
  Other noninterest expense............................   5,163        4,942       4,293       3,966       3,847
  Income before income taxes and effect of change
    in method of accounting for income taxes...........   2,991        2,555       1,991       1,396         109
  Income tax expense (benefit).........................   1,041          865         690         251         (93)
  Income before effect of change in method of
    accounting for income taxes........................   1,950        1,690       1,301       1,145         202
  Effect of change in method of accounting for
    income taxes.......................................       -            -         200           -           -
  Net income...........................................   1,950        1,690       1,501       1,145         202
  Net income applicable to common shareholders.........   1,942        1,680       1,491       1,121         171
  Average common shares issued (in thousands).......... 272,480      274,656     257,969     243,748     226,305
PER COMMON SHARE
  Earnings before effect of change in method of
    accounting for income taxes........................ $  7.13     $   6.12     $  5.00     $  4.60     $   .76
  Earnings.............................................    7.13         6.12        5.78        4.60         .76
  Cash dividends paid..................................    2.08         1.88        1.64        1.51        1.48
  Shareholders' equity (year-end)......................   46.52        39.70       36.39       30.80       27.03
BALANCE SHEET (YEAR-END)
  Total assets......................................... 187,298      169,604     157,686     118,059     110,319
  Total loans, leases and factored accounts receivable,
    net of unearned income............................. 117,033      103,371      92,007      72,714      69,108
  Total deposits....................................... 100,691      100,470      91,113      82,727      88,075
  Long-term debt.......................................  17,775        8,488       8,352       3,066       2,876
  Common shareholders' equity..........................  12,759       10,976       9,859       7,793       6,252
  Total shareholders' equity...........................  12,801       11,011       9,979       7,814       6,518
PERFORMANCE RATIOS
  Return on average assets.............................    1.03%        1.02%        .97%       1.00%        .17%
  Return on average common shareholders' equity (1)....   17.01        16.10       15.00       15.83        2.70
  Risk-based capital ratios
    Tier 1.............................................    7.24         7.43        7.41        7.54        6.38
    Total..............................................   11.58        11.47       11.73       11.52       10.30
  Leverage capital ratio...............................    6.27         6.18        6.00        6.16        5.07
  Total equity to total assets.........................    6.83         6.49        6.33        6.62        5.91

MARKET PRICE PER SHARE OF COMMON STOCK
 Close at the end of the year.......................... $ 69 5/8     $ 45 1/8     $ 49       $ 51 3/8    $ 40 5/8
 High for the year.....................................   74 3/4       57 3/8       58         53 3/8      42 3/4
 Low for the year......................................   44 5/8       43 3/8       44 1/2     39 5/8      21 1/2

    (1) AVERAGE COMMON SHAREHOLDERS' EQUITY DOES NOT INCLUDE THE EFFECT OF MARKET VALUE ADJUSTMENTS TO SECURITIES AVAILABLE FOR SALE AND MARKETABLE EQUITY SECURITIES.

    IN 1993, RETURN ON AVERAGE ASSETS AND RETURN ON AVERAGE COMMON SHAREHOLDERS' EQUITY AFTER THE TAX BENEFIT FROM THE IMPACT OF ADOPTING A NEW INCOME TAX ACCOUNTING STANDARD WERE 1.12% AND 17.33%, RESPECTIVELY.


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 15

Florida, Georgia, Kentucky, Maryland, North Carolina, South Carolina,
Tennessee, Texas and Virginia and the District of Columbia. In addition, fully automated, 24-hour cash dispensing and depositing services are provided throughout these states through 2,292 automated teller machines. Specialized services, such as the origination and servicing of home mortgage loans, the issuance and servicing of credit cards, indirect lending, dealer finance and certain insurance services, are provided throughout the Corporation's franchise, and on a nationwide basis for certain products, through the FINANCIAL PRODUCTS group of the GENERAL BANK. The GENERAL BANK also contains the ASSET MANAGEMENT GROUP which contains NATIONSBANK INVESTMENTS AND INVESTMENT MANAGEMENT, which includes the full-service and discount brokerage companies and provides mutual fund and investment management services, and the PRIVATE CLIENT GROUP, which offers investment management, banking and fiduciary services.

    The GENERAL BANK earned $1.2 billion in 1995, an increase of 26 percent over 1994. The BANKING GROUP, reflecting strong loan growth, improved asset quality and growth in fee income, accounted for most of the increased earnings over last year. The GENERAL BANK'S return on equity rose 200 basis points to 19 percent. Taxable-equivalent net interest income in the GENERAL BANK increased $128 million led by broad-based loan growth. Loans in the GENERAL BANK increased $10.1 billion, or 17 percent, on average. Most of the increase was in the BANKING GROUP, with growth in residential mortgages, and in FINANCIAL PRODUCTS, which experienced strong credit card loan growth.

    Noninterest income rose 23 percent to $2.1 billion led by increases in deposit service fee income, mortgage servicing income, brokerage income as a result of the acquisition of the third-party interest in the Corporation's full-service brokerage company and the $80-million gain on the sale of the Corporate Trust business. Noninterest expense increased four percent, which was significantly below the total revenue growth


1995 EARNINGS
CONTRIBUTION BY
BUSINESS UNIT*
(percent)

(Bar graph appears here with the following plot points.)

General Bank        61%
Global Finance      32%
Financial services   7%

* excludes other



TABLE TWO

BUSINESS UNIT SUMMARY
(DOLLARS IN MILLIONS)



                                                         GENERAL BANK             GLOBAL FINANCE       FINANCIAL SERVICES
                                                       1995       1994          1995         1994         1995      1994
Net interest income (taxable-equivalent)........... $ 3,817     $ 3,689         1,186     $   1,180        527     $  413
Noninterest income.................................   2,100       1,712           910           834         68         51
  Total revenue....................................   5,917       5,401         2,096         2,014        595        464
Provision for credit losses........................     267         283             -           (46)       115         73
Other real estate owned expense (income)...........      11           8            (7)          (27)        14          7
Noninterest expense................................   3,776       3,644         1,136         1,087        250        212
Income before income taxes.........................   1,863       1,466           967         1,000        216        172
Income tax expense.................................     688         534           358           369         87         69
Net income (1).....................................   1,175     $   932           609     $     631        129     $  103

Net interest yield.................................    4.58%       4.52%     2.85% (2)     2.81% (2)      7.30%      7.45%

Return on equity...................................      19%         17%           16%           16%        14%        13%

Efficiency ratio...................................    63.8%       67.5%         54.2%         54.0%      42.1%      45.6%

Average (3)
  Total loans and leases, net of unearned income... $68,675     $58,582     $  34,191     $  31,109     $7,204     $5,537
  Total deposits...................................  77,330      77,665        14,645        11,273          -          -
  Total assets.....................................  88,957      86,860        80,842        66,496      7,699      6,064

Year-end (3)
  Total loans and leases, net of unearned income...  74,108      63,578        35,566        33,193      7,798      6,380
  Total deposits...................................  79,596      79,905        11,205        13,614          -          -

(1) BUSINESS UNIT RESULTS ARE PRESENTED ON A FULLY ALLOCATED BASIS BUT DO NOT INCLUDE $37 MILLION AND $24 MILLION OF NET INCOME FOR 1995 AND 1994, RESPECTIVELY, WHICH REPRESENTS EARNINGS ASSOCIATED WITH UNASSIGNED CAPITAL, GAINS ON SALES OF SECURITIES AND OTHER CORPORATE ACTIVITIES.

(2) GLOBAL FINANCE'S NET INTEREST YIELD EXCLUDES THE IMPACT OF TRADING-RELATED ACTIVITIES. INCLUDING TRADING-RELATED ACTIVITIES, THE NET INTEREST YIELD WAS
1.70 PERCENT FOR 1995 AND 1.98 PERCENT FOR 1994.

(3) THE SUMS OF BALANCE SHEET AMOUNTS D.IFFER FROM CONSOLIDATED AMOUNTS DUE TO ACTIVITIES BETWEEN THE BUSINESS UNITS.

16  NATIONSBANK CORPORATION ANNUAL REPORT 1995

BUSINESS UNIT
DISTRIBUTION OF
LOANS AND REVENUES

(percent)

LOANS
(year-end)

(Bar graph appears with the following plot points.)

General Bank       63%
Global Finance     30%
Financial Services  7%



REVENUES*

(Bar graph appears with the following plot points.)

General Bank       69%
Global Finance     24%
Financial Services  7%


* excludes other


of 10 percent. The expense growth included several mortgage and banking acquisitions, the purchase of the third-party interest in the full-service brokerage company and increased marketing costs associated with credit card solicitations. These increases were partly offset by reduced deposit insurance expense and efforts to reduce banking center delivery costs. With 10-percent growth in revenues and four-percent expense growth, the efficiency ratio improved 365 basis points.

    GLOBAL FINANCE provides comprehensive corporate banking and investment banking services to domestic and international customers. This unit includes the CORPORATE FINANCE, SPECIALIZED FINANCE and CAPITAL MARKETS groups. Treasury management, loan syndication, asset-backed lending, leasing, factoring and arrangement of asset-backed and project financing for clients are representative of the services provided by GLOBAL FINANCE. The CAPITAL MARKETS group underwrites, trades and distributes a wide range of securities (including bank-eligible securities and, to a limited extent, bank-ineligible securities as authorized by the Board of Governors of the Federal Reserve System under Section 20 of the Glass-Steagall Act) and trades and distributes financial futures, forward settlement contracts, option contracts, swap agreements and other derivative products in certain interest rate, foreign exchange, commodity and equity markets and spot and forward foreign exchange contracts through two principal units, NATIONSBANC - CRT (CRT) and NATIONSBANC CAPITAL MARKETS, INC.
(NCMI). GLOBAL FINANCE services are provided through various offices located in major U.S. cities as well as in London, Frankfurt, Singapore, Bogota, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Taipei and Hong Kong.

    GLOBAL FINANCE generated a consistent return on equity of 16 percent and earned $609 million in 1995 compared to $631 million in 1994. Taxable-equivalent net interest income in GLOBAL FINANCE increased $6 million over 1994. The benefit to net interest income of the $3.1-billion, or 10-percent increase in loans over 1994 was partially offset by the increased use of market-based funds to support earning asset growth. Loan growth, primarily commercial, was concentrated in the CORPORATE FINANCE and SPECIALIZED FINANCE groups. Continued progress was made in reducing average real estate outstandings by $586 million in 1995. Asset quality continued to improve, though at a slower pace than in 1994, leading to no provision for credit losses in 1995.

    Noninterest income increased nine percent over last year, with most of the growth concentrated in investment banking fees, while noninterest expense rose five percent. The CAPITAL MARKETS group generated $30 million in noninterest, trading-related revenue growth. An increased level of investment, mostly personnel related, to expand CAPITAL MARKETS activities was a primary contributor to the $49-million increase in noninterest expense in GLOBAL FINANCE.

    FINANCIAL SERVICES is composed of the holding company, NATIONSCREDIT CORPORATION, which includes NATIONSCREDIT CONSUMER CORPORATION, a consumer finance operation, and NATIONSCREDIT COMMERCIAL CORPORATION, a commercial finance operation. NATIONSCREDIT CONSUMER CORPORATION, which has 371 branches in 34 states, provides personal, mortgage and automobile loans to consumers and retail finance programs to dealers. NATIONSCREDIT COMMERCIAL CORPORATION consists of six divisions that specialize in the following commercial financing areas: equipment loans and leasing; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributors and dealers.

    FINANCIAL SERVICES' earnings of $129 million increased 25 percent over 1994 and represented seven percent of consolidated earnings compared to six percent in 1994. This improvement was the result of $1.7-billion, or 30-percent growth in average loans and leases. Market demand in the consumer lending, commercial real estate and distribution finance businesses coupled with new office expansion in consumer lending contributed to loan growth. The increase in provision for credit losses was driven mainly by loan growth, but also because of somewhat higher consumer loss rates. The net interest yield of 7.30 percent was down 15 basis points from 1994, due to higher funding costs. Noninterest expense increased $38 million, or 18 percent, driven by the expansion of consumer finance operations. The efficiency ratio of 42.1 percent for 1995 improved from 45.6 percent last year as the rate of revenue growth exceeded the growth rate in expenses. The return on equity rose to 14 percent in

             MANAGEMENT'S DISCUSSION AND ANALYSIS                  17

TABLE THREE

12-MONTH TAXABLE-EQUIVALENT DATA
(DOLLARS IN MILLIONS)


                                                              1995                        1994                        1993
                                                   AVERAGE                     AVERAGE                     AVERAGE
                                                   BALANCE   INCOME            BALANCE   INCOME            BALANCE  INCOME
                                                    SHEET      OR     YIELDS/    SHEET      OR    YIELDS/    SHEET    OR    YIELDS/
                                                   AMOUNTS   EXPENSE  RATES    AMOUNTS  EXPENSE  RATES     AMOUNTS  EXPENSE  RATES
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2).................................$ 46,358 $ 3,797   8.19%  $ 41,606  $ 3,147   7.56%  $ 35,050  $2,438   6.96%
    Real estate commercial.........................   7,195     669   9.30      7,780      636   8.18      6,667     506   7.59
    Real estate construction.......................   3,106     302   9.73      3,155      268   8.49      2,894     217   7.50
      Total commercial.............................  56,659   4,768   8.42     52,541    4,051   7.71     44,611   3,161   7.09
    Residential mortgage...........................  20,562   1,600   7.78     14,980    1,141   7.62     10,904     902   8.27
    Credit card....................................   5,013     641  12.78      3,956      508  12.84      4,376     596  13.62
    Other consumer.................................  21,940   2,209  10.07     19,768    1,831   9.26     16,462   1,521   9.24
      Total consumer...............................  47,515   4,450   9.37     38,704    3,480   8.99     31,742   3,019   9.51
    Foreign........................................   2,036     157   7.71      1,417       86   6.10        961      52   5.49
    Lease financing................................   3,277     249   7.59      2,344      176   7.50      1,670     133   7.96
      Total loans and leases, net.................. 109,487   9,624   8.79     95,006    7,793   8.20     78,984   6,365   8.06
  Securities
    Held for investment............................  15,521     864   5.57     15,048      761   5.06     24,823   1,375   5.54
    Available for sale (3).........................  10,272     642   6.25     12,386      644   5.20      1,017      49   4.80
      Total securities.............................  25,793   1,506   5.84     27,434    1,405   5.12     25,840   1,424   5.51
  Loans held for sale..............................     322      24   7.47        339       23   6.63        790      53   6.73
  Federal funds sold...............................     774      47   6.10        983       45   4.59        441      14   3.16
  Securities purchased under agreements to resell..  14,385     890   6.19     12,406      502   4.05      5,608     180   3.21
  Time deposits placed and other
    short-term investments.........................   2,066     142   6.87      1,762       90   5.12      2,037      79   3.91
  Trading account securities (4)...................  14,177   1,100   7.76     10,451      765   7.32      5,482     298   5.43
      Total earning assets (5)..................... 167,004  13,333   7.98    148,381   10,623   7.16    119,182   8,413   7.06
Cash and cash equivalents..........................   7,820                     8,271                      7,275
Factored accounts receivable.......................   1,163                     1,252                      1,074
Other assets, less allowance for credit losses.....  12,560                     8,415                      6,869
      Total assets.................................$188,547                  $166,319                   $134,400
Interest-bearing liabilities
  Savings...........................................  8,575     204   2.37    $ 9,116     212    2.33   $ 6,774       161  2.38
  NOW and money market deposit accounts............. 27,640     740   2.68     29,724     696    2.34    28,641       641  2.24
  Consumer CDs and IRAs............................. 24,840   1,290   5.19     23,937     999    4.17    23,387     1,057  4.52
  Negotiated CDs, public funds
    and other time deposits.........................  2,992     166   5.56      3,319     133    4.02     4,211       167  3.97
  Foreign time deposits............................. 14,103     881   6.25      7,544     375    4.98     3,033       123  4.05
  Federal funds purchased...........................  5,455     322   5.91      5,397     219    4.07     6,479       196  3.03
  Securities sold under agreements to repurchase (6) 30,336   1,863   6.14     24,903   1,075    4.32    17,283       540  3.13
  Commercial paper..................................  2,804     171   6.10      2,482     111    4.46     1,379        45  3.26
  Other short-term borrowings.......................  5,690     354   6.20      5,015     213    4.25     4,006       138  3.45
  Trading account liabilities (4)................... 12,025     896   7.45     10,526     735    6.98     4,146       230  5.54
  Long-term debt (7)................................ 12,652     886   7.00      8,033     550    6.85     5,268       392  7.44
      Total interest-bearing liabilities............147,112   7,773   5.28    129,996   5,318    4.09   104,607     3,690  3.53
Noninterest-bearing sources
  Noninterest-bearing deposits......................  21,128                   20,097                    17,425
  Other liabilities.................................   8,856                    5,742                     3,717
  Shareholders' equity..............................  11,451                   10,484                     8,651
      Total liabilities and shareholders' equity....$188,547                 $166,319                  $134,400
Net interest spread.................................                  2.70                       3.07                      3.53
Impact of noninterest-bearing sources...............                   .63                        .51                       .43
Net interest income/yield on earning assets.........         $5,560   3.33%            $ 5,305   3.58%             $4,723  3.96%


(1) NONPERFORMING LOANS ARE INCLUDED IN THE RESPECTIVE AVERAGE LOAN BALANCES. INCOME ON SUCH NONPERFORMING LOANS IS RECOGNIZED ON A CASH BASIS.

(2) COMMERCIAL LOAN INTEREST INCOME INCLUDES NET INTEREST RATE SWAP REVENUES RELATED TO SWAPS CONVERTING VARIABLE-RATE COMMERCIAL LOANS TO FIXED RATE. SUCH INCREASES (DECREASES) IN INTEREST INCOME WERE ($209), $62 AND $120 IN 1995, 1994 AND 1993, RESPECTIVELY.

(3) THE AVERAGE BALANCE SHEET AMOUNTS AND YIELDS ON SECURITIES AVAILABLE FOR SALE ARE BASED ON THE AVERAGE OF HISTORICAL AMORTIZED COST BALANCES.

(4) THE FAIR VALUES OF DERIVATIVES-DEALER POSITIONS ARE REPORTED IN OTHER ASSETS AND LIABILITIES, RESPECTIVELY.

(5) INTEREST INCOME INCLUDES TAXABLE-EQUIVALENT ADJUSTMENTS OF $113, $94 AND $86 FOR 1995, 1994 AND 1993, RESPECTIVELY.

(6) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS FIXING THE COST OF CERTAIN OF THESE LIABILITIES. SUCH INCREASES IN INTEREST EXPENSE WERE $28, $35 AND $3 IN 1995, 1994 AND 1993, RESPECTIVELY.

(7) LONG-TERM DEBT INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS PRIMARILY CONVERTING THE COST OF CERTAIN FIXED-RATE DEBT TO VARIABLE RATE. THE INCREASE IN INTEREST EXPENSE WAS $2 IN 1995.


18  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NET INTEREST INCOME
(billions)

(Bar graph appears here with the following plot points.)

   91      92      93      94      95
  3.94    4.19    4.72    5.31    5.56


1995 compared to 13 percent in 1994. These returns reflect a 13-percent equity-to-asset ratio.


RESULTS OF OPERATIONS NET INTEREST INCOME

    An analysis of the Corporation's taxable-equivalent net interest income and average balance sheet levels for the last three years is presented in TABLE THREE. TABLE FOUR presents an analysis of the changes in net interest income from year to year.

    Taxable-equivalent net interest income increased $255 million to $5.6 billion in 1995, driven by growth in average earning assets, principally loans and leases, which increased $14.5 billion to $109.5 billion. The increase in net interest income resulting primarily from loan growth was partially offset by the use of higher cost market-based funds and term debt. As the growth in earning assets outpaced customer deposit growth, the Corporation shifted to alternative funding sources such as term debt.

    Loan growth is expected to continue, but is dependent on economic conditions as well as various discretionary factors, such as decisions to securitize certain loan portfolios, the retention of residential mortgage loans generated by the Corporation's mortgage subsidiary and the management of borrower, industry, product or geographic concentrations.

    The net interest yield of 3.33 percent in 1995 reflected the funding of earning asset growth principally with market-based funds and term debt and the addition of $6.5 billion in low-spread trading-related assets when compared to 1994. Had the relative mix of low-spread trading-related assets to total average earning assets remained constant in 1995 compared to 1994, the net interest yield in 1995 would have been 3.41 percent.


PROVISION FOR CREDIT LOSSES

    The provision for credit losses was $382 million in 1995 compared to $310 million in the prior year, reflecting increased loans, the continuing shift in the mix of the loan portfolio towards consumer lending and the maturing credit cycle. The level of provision expense in 1995 was consistent with credit quality indicators. Net charge-offs in 1995 increased by $105 million compared to 1994 due to higher levels of credit card and other consumer loan charge-offs coupled with a lower level of recoveries in 1995. Management expects the higher level of charge-offs experienced in 1995 to continue in 1996 as the Corporation continues its efforts to shift the mix of the loan portfolio to a higher consumer concentration, and credit losses continue to be at more normalized levels. Nonperforming commercial assets continued to decline during 1995 compared to 1994.

    The allowance for credit losses was $2.2 billion, or 1.85 percent of net loans, leases and factored accounts receivable, on December 31, 1995 compared to $2.2 billion, or 2.11 percent, at the end of 1994. The allowance for credit losses was 306 percent of nonperforming loans on December 31, 1995 compared to 273 percent on December 31, 1994. Future economic conditions will impact credit quality.

    TABLE THIRTEEN provides an analysis of the activity in the Corporation's allowance for credit losses for each of the last five years. Allowance levels, net charge-offs and nonperforming assets are discussed in the Credit Risk Management and Credit Portfolio Review section beginning on page 31.


SECURITIES GAINS AND LOSSES

    Gains from the sales of securities were $29 million in 1995, primarily reflecting the Corporation's fourth quarter repositioning of the portfolios in an effort to maintain its neutral interest sensitivity position in light of completed and pending acquisitions. Losses from sales of securities were $13 million in 1994.


NONINTEREST INCOME

    As presented in TABLE FIVE, noninterest income increased $481 million to $3.1 billion in 1995, reflecting strong growth in most categories as described below:


[ ] Trading account profits and fees, including foreign exchange income, totaled $306million in 1995, an increase of $33 million from $273 million in 1994.

     The Corporation engages in corporate and government bond trading and sales and maintains trading positions in a variety of cash instruments and derivative contracts. The Corporation offers a number of products primarily to institutional customers and enters into transactions for its own account. In set tingtrading strategies, the Corporation manages these activities to maximize trading revenues, while, at the same time, taking controlled risks.



                                        MANAGEMENT'S DISCUSSION AND ANALYSIS 19

    Capital markets activities are managed in the CAPITAL MARKETS group and are conducted in two principal divisions, NCMI and CRT. Major trading sites include Charlotte, Chicago, New York, London and Singapore. NCMI underwrites, distributes and trades fixed-income securities and has the power to underwrite equity securities. Its business activities include both customer and proprietary trading activities. Additionally, NCMI is a primary dealer of U.S. Government securities. CRT manages the Corporation's derivatives and foreign exchange business activities. Interest rate derivatives are the primary component of CRT'S customer-



TABLE FOUR

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



                                                       FROM 1994 TO 1995                        FROM 1993 TO 1994
                                           INCREASE (DECREASE)                      INCREASE (DECREASE)
                                           IN INCOME/EXPENSE                        IN INCOME/EXPENSE
                                            DUE TO CHANGE IN                        DUE TO CHANGE IN
                                                                       PERCENTAGE                              PERCENTAGE
                                           AVERAGE    YIELDS/          INCREASE    AVERAGE   YIELDS/           INCREASE
                                           LEVELS     RATES    TOTAL  (DECREASE)    LEVELS   RATES    TOTAL   (DECREASE)
Income from earning assets
  Loans and leases, net of unearned income
    Commercial............................ $ 377     $ 273     $ 650      20.7%    $ 483     $ 226     $ 709       29.1%
    Real estate commercial................   (50)       83        33       5.2        89        41       130       25.7
    Real estate construction..............    (4)       38        34      12.7        21        30        51       23.5
      Total commercial....................   331       386       717      17.7       595       295       890       28.2
    Residential mortgage..................   434        25       459      40.2       315       (76)      239       26.5
    Credit card...........................   135        (2)      133      26.2       (55)      (33)      (88)     (14.8)
    Other consumer........................   211       167       378      20.6       306         4       310       20.4
      Total consumer......................   820       150       970      27.9       633      (172)      461       15.3
    Foreign...............................    44        27        71      82.6        27         7        34       65.4
    Lease financing.......................    71         2        73      41.5        51        (8)       43       32.3
      Total loans and leases, net......... 1,246       585     1,831      23.5     1,312       116     1,428       22.4
  Securities
    Held for investment...................    24        79       103      13.5      (503)     (111)     (614)     (44.7)
    Available for sale....................  (120)      118        (2)      (.3)      591         4       595        n/m
      Total securities....................   (88)      189       101       7.2        85      (104)      (19)      (1.3)
  Loans held for sale.....................    (1)        2         1       4.3       (31)        1       (30)     (56.6)
  Federal funds sold......................   (11)       13         2       4.4        23         8        31      221.4
  Securities purchased under agreements
    to resell.............................    90       298       388      77.3       264        58       322      178.9
  Time deposits placed and other
    short-term investments................    17        35        52      57.8       (12)       23        11       13.9
  Trading account securities..............   287        48       335      43.8       339       128       467      156.7
      Total income from earning assets.... 1,413     1,297     2,710      25.5     2,089       121     2,210       26.3
Interest expense
  Savings.................................   (13)        5        (8)     (3.8)       55        (4)       51       31.7
  NOW and money market deposit accounts...   (51)       95        44       6.3        26        29        55        8.6
  Consumer CDs and IRAs...................    39       252       291      29.1        24       (82)      (58)      (5.5)
  Negotiated CDs, public funds
    and other time deposits...............   (14)       47        33      24.8       (36)        2       (34)     (20.4)
  Foreign time deposits...................   391       115       506     134.9       219        33       252      204.9
  Federal funds purchased.................     2       101       103      47.0       (36)       59        23       11.7
  Securities sold under agreements
    to repurchase.........................   268       520       788      73.3       287       248       535       99.1
  Commercial paper........................    16        44        60      54.1        45        21        66      146.7
  Other short-term borrowings.............    32       109       141      66.2        39        36        75       54.3
  Trading account liabilities.............   109        52       161      21.9       432        73       505      219.6
  Long-term debt..........................   323        13       336      61.1       191       (33)      158       40.3
      Total interest expense..............   764     1,691     2,455      46.2       982       646     1,628       44.1
Net interest income.......................   636      (381)    $ 255       4.8     1,076      (494)    $ 582       12.3
N/M - NOT MEANINGFUL.


20 NATIONSBANK CORPORATION ANNUAL REPORT 1995 based and proprietary derivative products. Other derivative products consist of equity- and commodity-related transactions.

An analysis of trading account profits and fees by major business activity follows (in millions):

                              1995    1994    1993
Securities trading........... $103    $ 82    $ 73
Interest rate contracts......  151     119      21
Foreign exchange contracts...   26      27      27
Other........................   26      45      31
  Total trading account
    profits and fees......... $306    $273    $152

     In addition to trading account profits and fees, the CAPITAL MARKETS group also generates investment banking income and brokerage income.

    [ ] GENERAL BANK asset management and fiduciary service fees were $444 million in 1995, compared to $435 million in 1994, reflecting growth in PRIVATE CLIENT GROUP revenues and mutual fund advisory fees, partially offset by a decline in retirement service fees. An analysis of asset management and fiduciary service fees by major business activity for 1995 and 1994 as well as the market values of assets under management and administration on December 31 are presented below (in millions):

                                1995        1994
ASSET MANAGEMENT AND
FIDUCIARY SERVICE FEES
  Private Client Group......     259    $    246
  Retirement services and
    corporate trust.........     128         138
  Mutual funds..............      27          22
  Investment management
    subsidiaries and other..      30          29
      Total asset
        management and
        fiduciary service
        fees................     444    $    435

MARKET VALUE OF ASSETS
  Assets under
    management..............  66,200    $ 57,400
  Assets under
    administration.......... 183,200     163,600

    PRIVATE CLIENT GROUP fees include fees for investment management, fiduciary and tax services provided primarily to individuals and investors. These fees increased $13 million in 1995 over 1994, principally due to increased sales and market appreciation associated with assets under management. Retirement services and corporate trust encompass a wide range of services including investment advisory, administrative and record-keeping services for customers' employee benefit plans, securities lending and investment management services offered to corporations, municipalities and others. The decline in retirement services and corporate trust fees in 1995 reflects the impact of management's repositioning of this business in an effort to concentrate on the most profitable product lines. Mutual fund revenues reflect fees received as advisor to the Nations
Fund family. Fee growth of $5 million in 1995 was primarily driven by increased assets under management, reflecting both market conditions and increased sales. Fees from investment management subsidiaries include revenues of SOVRAN CAPITAL MANAGEMENT and ASB CAPITAL MANAGEMENT which serve institutional investors.


     During the fourth quarter of 1995, the Corporation completed the previously announced sale of the portion of its trust business that deals with bond servicing and administration, known as Corporate Trust, resulting in a gain of approximately $80 million, which is included in miscellaneous income. The decision to sell this unit was based upon management's desire to focus on investment management, retirement and fiduciary services. Historically, the Corporate Trust business has generated only 10 percent of the Corporation's asset management and Corporation's asset management and fiduciary service fees.


     [ ] Service charges on deposit accounts increased $87 million, or 11 percent, over 1994, attributable to higher fees, growth in number of households served, in part due to smaller banking organization acquisitions in late 1994, and emphasis on fee collection.

     [ ] Mortgage servicing and related fees grew $52 million, or 61 percent, to $138 million in 1995, primarily due to acquisitions of several mortgage banking operations and servicing portfolios. In the latter part of 1994, the Corporation's mortgage banking subsidiary acquired $7.6 billion in servicing. In addition, $35.0 billion in servicing was acquired by the mortgage banking subsidiary on March 31, 1995. Including acquisitions, the average portfolio of loans serviced increased 95 percent from $35.5 billion in 1994 to $69.3 billion in 1995. On December 31, 1995, the servicing portfolio, including loans serviced on behalf of the Corporation's banking subsidiaries, totaled $81.4 billion compared



                                        MANAGEMENT'S DISCUSSION AND ANALYSIS 21
to $39.0 billion on December 31, 1994. Mortgage loan originations through the Corporation's mortgage banking subsidiary increased $4.2 billion to $11.1 billion in 1995 compared to $6.9 billion in 1994, primarily reflecting changes in the interest rate environment. Origination volume in 1995 consisted of approximately $4.3 billion of retail loan volume and $6.8 billion of correspondent loan volume.

    In conducting its mortgage banking activities, the Corporation is exposed to fluctuations in interest rates. Loans originated for sale to third parties expose the Corporation to interest rate risk for the period between loan commitment date and subsequent delivery. Additionally, the value of the Corporation's mortgage servicing rights is affected by changes in prepayment rates. To manage risks associated with mortgage banking activities, the Corporation enters into various instruments including option contracts, forward delivery contracts and certain rate swaps. The contract/notional amount of these instruments approximated $5.2 billion on December 31, 1995. Net unrealized gains associated with these contracts were $48 million on December 31, 1995.

    [ ] Investment banking income totaled $192 million in 1995, an increase of 39 percent over 1994, primarily reflecting higher syndication fees. The GLOBAL FINANCE syndication group was agent or co-agent on 420 deals totaling $281.6 billion in 1995, compared to 362 deals totaling $195.5 billion in 1994. Additionally, fee income associated with the CAPITAL MARKETS group's asset-backed financing arrangements on behalf of customers increased as this group arranged 40 asset-backed financings totaling $2.0 billion in 1995.



[ ] The higher level of brokerage income in 1995 was primarily attributable to the full-year impact of the acquisition of the third-party interest in the Corporation's full-service brokerage company. This company was a joint venture arrangement prior to November 15, 1994, accounted for under the equity method.

    [ ] During the second quarter of 1995, the Corporation and a third party formed a joint venture to market merchant credit card authorization, processing and settlement services to regional and local

TABLE FIVE

NONINTEREST INCOME
(DOLLARS IN MILLIONS)


                                                              1995                     1994
                                                                   PERCENT                 PERCENT
                                                                  OF TAXABLE-             OF TAXABLE-
                                                                  EQUIVALENT             EQUIVALENT
                                                                 NET INTEREST            NET INTEREST          CHANGE
                                                     AMOUNT         INCOME     AMOUNT       INCOME       AMOUNT      PERCENT
Service charges on deposit accounts.................  $ 884         15.9%    $  797          15.0%        $ 87       10.9%
Nondeposit-related service fees
  Safe deposit rent.................................     27           .5         27            .5            -          -
  Mortgage servicing and related fees...............    138          2.5         86           1.6           52       60.5
  Fees on factored accounts receivable..............     68          1.2         74           1.4           (6)      (8.1)
  Investment banking income.........................    192          3.5        138           2.6           54       39.1
  Other service fees................................    129          2.3        111           2.1           18       16.2
    Total nondeposit-related service fees...........    554         10.0        436           8.2          118       27.1
Asset management and fiduciary service fees.........    444          8.0        435           8.2            9        2.1
Credit card income
  Merchant discount fees............................      7           .1         27            .5          (20)     (74.1)
  Annual credit card fees...........................     24           .4         21            .4            3       14.3
  Other credit card fees............................    246          4.5        232           4.4           14        6.0
    Total credit card income........................    277          5.0        280           5.3           (3)      (1.1)
Other income
  Brokerage income..................................    114          2.1         44            .8           70      159.1
  Trading account profits and fees..................    306          5.5        273           5.1           33       12.1
  Bankers' acceptances and letters of credit fees...     74          1.3         67           1.3            7       10.4
  Insurance commissions and earnings................     65          1.2         49            .9           16       32.7
  Miscellaneous.....................................    360          6.4        216           4.2          144       66.7
    Total other income..............................    919         16.5        649          12.3          270       41.6
                                                     $3,078         55.4%    $2,597          49.0%        $481       18.5


22 NATIONSBANK CORPORATION ANNUAL REPORT 1995 merchants throughout the Corporation's service area of the Southeast and Texas. The Corporation contributed its merchant discount unit in exchange for consideration including an equity investment position in the newly formed joint venture. Accordingly, merchant discount fee income and the related noninterest expense of the contributed unit decreased in the last three quarters of 1995 as the equity earnings from the operation of the joint venture were reported as a component of other credit card fees. Credit card income was $277 million in 1995 compared to $280 million in 1994, primarily reflecting the impact of the formation of the joint venture, partially offset by increased interchange income attributable to higher cardholder purchase volume which is included in other credit card fees.

    [ ] Miscellaneous income totaled $360 million in 1995, an increase of $144 million, or 67 percent, over 1994. As previously mentioned, in 1995, miscellaneous income included an $80-million gain associated with the sale of a portion of the Corporate Trust business. Miscellaneous income includes certain prepayment fees and other fees such as net gains on sales of miscellaneous investments, business activities, premises, venture capital investments, mortgage servicing and other similar items.

NONINTEREST EXPENSE

    As presented in TABLE SIX, the Corporation's noninterest expense increased four percent to $5.2 billion in 1995 from $4.9 billion in 1994.

    Approximately 40 percent of the increase resulted from acquisitions of several smaller banking organizations, acquisitions of several mortgage banking operations and servicing portfolios and the full-year impact of the acquisition of the third-party interest in the Corporation's full-service brokerage company. Additionally, increased expenditures in selected areas to enhance revenue growth contributed to the year-over-year increase. These increases were partially offset by lower deposit insurance, reduced expenses associated with the sale of the merchant discount credit card unit in the second quarter of 1995 and expense savings associated with revising the infrastructure of several GENERAL BANK business activities.

    Included in the various components of noninterest expense are the costs of ongoing initiatives related to enhancing customer sales and optimizing product delivery channels. For example, the Model Banking project is being implemented across the Corporation's franchise to facilitate and enhance the GENERAL BANK'S retail customer sales and product delivery. Projects are under way to define and achieve an optimal composition of customer delivery channels and develop alternative delivery channels, such as PC-based banking.


TABLE SIX

NONINTEREST EXPENSE
(DOLLARS IN MILLIONS)


                                                 1995                     1994
                                                       PERCENT                  PERCENT
                                                     OF TAXABLE-              OF TAXABLE-
                                                      EQUIVALENT               EQUIVALENT
                                                     NET INTEREST             NET INTEREST
                                                         AND                      AND
                                                      NONINTEREST              NONINTEREST        CHANGE
                                           AMOUNT       INCOME     AMOUNT        INCOME     AMOUNT      PERCENT
Personnel.................................. $2,491        28.8%    $2,311         29.1%      $180          7.8%
Occupancy, net.............................    495         5.7        487          6.2          8          1.6
Equipment..................................    397         4.6        364          4.6         33          9.1
Marketing..................................    217         2.5        161          2.0         56         34.8
Professional fees..........................    182         2.1        171          2.2         11          6.4
Amortization of intangibles................    119         1.4        141          1.8        (22)       (15.6)
Credit card................................     55          .6         71           .9        (16)       (22.5)
Deposit insurance..........................    118         1.4        211          2.7        (93)       (44.1)
Data processing............................    229         2.7        235          3.0         (6)        (2.6)
Telecommunications.........................    150         1.7        137          1.7         13          9.5
Postage and courier........................    135         1.6        126          1.6          9          7.1
Other general operating....................    411         4.8        388          4.9         23          5.9
General administrative and miscellaneous...    164         1.9        139          1.8         25         18.0
                                            $5,163        59.8%    $4,942         62.5%      $221          4.5


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 23

    A discussion of the significant components of noninterest expense in 1995 compared to 1994 is as follows:

    [ ] Personnel expense increased $180 million over 1994, primarily due to the impact of acquisitions discussed above, partially offset by decreases from dispositions. Continued investment in personnel in the CAPITAL MARKETS group to strategically expand trading and other capital markets activities and investments to enhance the consumer lending businesses in FINANCIAL SERVICES and the FINANCIAL PRODUCTS group also contributed to the increase in personnel expense. These increases were partially offset by further optimization of the GENERAL BANK retail banking center delivery network as well as increased efficiencies in commercial banking and the ASSET MANAGEMENT GROUP.

    [ ] Equipment expense increased nine percent in 1995 over 1994, reflecting enhancements to computer resources primarily in the CAPITAL MARKETS group and increased costs related to enhancement of product delivery systems.

    [ ] Marketing expense increased $56 million to $217 million in 1995, attributable to expanded credit card solicitations in the FINANCIAL PRODUCTS group and other promotional efforts to enhance revenues. Marketing expense in 1995 also included certain costs associated with the Corporation's Olympic sponsorship.

    [ ] The Corporation's deposit insurance expense decreased 44 percent to $118 million in 1995 from $211 million in 1994, primarily reflecting reductions in insurance rates charged by the FDIC beginning June 1, 1995.

    [ ] The Corporation's combined other general operating and general administrative and miscellaneous expenses increased $48 million to $575 million in 1995. Included in 1995 expense was a $30-million charge reflecting a proposed settlement associated with the resolution of litigation involving the sale of Nations Government Income Term Trusts 2003 and 2004 and acquisition-related expenses, partially offset by lower loan and collection expenses and the results of focused expense management efforts.

INCOME TAXES

    The Corporation's income tax expense for 1995 was $1.0 billion, for an effective tax rate of 34.8 percent of pretax income. Tax expense for 1994 was $865 million, reflecting an effective tax rate of 33.9 percent.

    Note Twelve to the consolidated financial statements includes a reconciliation of federal income tax expense computed using the federal statutory rate of 35 percent to the actual income tax expense reported for 1995 and 1994.

    See Notes One and Twelve to the consolidated financial statements for additional information on income taxes.


BALANCE SHEET REVIEW AND
LIQUIDITY RISK MANAGEMENT

    The Corporation utilizes an integrated approach in managing its balance sheet which includes management of interest rate sensitivity, credit risk, liquidity risk and capital position.

    TABLE SEVEN provides an analysis of the sources and uses of funds for 1995 and 1994 based on average levels. In response to earning asset growth coupled with customers seeking higher-yielding investment alternatives to deposits, during 1995 the Corporation shifted its funding mix toward the use of term debt, an alternative stable source of funds, and market-based funds. Market-based funds increased $14.0 billion over 1994 levels and comprised a larger portion of total sources of funds, at 38 percent for 1995 compared to 35 percent in 1994. Average long-term debt increased $4.6 billion in 1995 and represented seven percent of total sources of funds in 1995 compared to five percent in 1994.

    Customer-based funds, though relatively flat between 1995 and 1994, decreased as a percentage of total sources to 44 percent in 1995 compared to 51 percent in 1994.

    Loans and leases, the Corporation's primary use of funds, increased 15 percent and represented 58 percent of total uses in 1995. The ratio of average loans and leases to customer-based funds increased to 131 percent in 1995 compared to 113 percent in 1994 due to strong loan growth and the use of market-based funds and term debt to support earning asset growth.


24  NATIONSBANK CORPORATION ANNUAL REPORT 1995

    Cash and cash equivalents were $8.4 billion on December 31, 1995, a decrease of $1.1 billion from December 31, 1994. During 1995, net cash used in operating activities was $4.9 billion, net cash used in investing activities was $6.2 billion and net cash provided from financing activities was $10.0 billion. For further information on cash flows, see the Consolidated Statement of Cash Flows in the consolidated financial statements.

    Liquidity is a measure of the Corporation's ability to fulfill its cash requirements and is managed by the Corporation through its asset and liability management process. The Corporation assesses the level of liquidity necessary to meet its cash requirements by monitoring its assets and liabilities and modifying these positions as liquidity requirements change. This process, coupled with the Corporation's ability to raise capital and debt financing, is designed to cover the liquidity needs of the Corporation. The following discussion provides an overview of significant on-and off-balance sheet components.


SECURITIES

    The securities portfolio on December 31, 1995 consisted of securities held for investment totaling $4.4 billion and securities available for sale totaling $19.4 billion compared to $17.8 billion and $8.0 billion, respectively, on December 31, 1994. As discussed in Note Three to the consolidated financial statements, in December 1995, the Corporation transferred $8.6 billion of securities from the held for investment category to the available for sale category providing added flexibility in future interest rate and liquidity management.

    On December 31, 1995, the market value of the Corporation's portfolio of securities held for investment equaled the book value of the portfolio. This compared to unrealized net depreciation of $699 million on December 31, 1994.

    The valuation reserve for securities available for sale and marketable equity securities increased shareholders' equity by $323 million on December 31, 1995, reflecting pretax appreciation of $418 million and $97 million on securities available for sale and marketable equity securities, respectively. The valuation amount reduced shareholders' equity by $136 million on December 31, 1994. The changes in the valuation amounts for both the securities held for investment and the securities available for sale portfolios were primarily due to the decrease in interest rates during 1995.

    The estimated average maturities of the securities held for investment and securities available for sale portfolios were 1.65 and


TABLE SEVEN


SOURCES AND USES OF FUNDS
(AVERAGE DOLLARS IN MILLIONS)
                                                                      1995               1994
                                                               AMOUNT     PERCENT     AMOUNT   PERCENT
Composition of sources
  Savings, NOW , money market deposit accounts
    and consumer CDs and IRAs............................... $ 61,055      32.4%    $ 62,777      37.7%
  Noninterest-bearing deposits..............................   21,128      11.2       20,097      12.1
  Customer-based portion of negotiated CDs..................    1,534        .8        1,328        .8
      Customer-based funds..................................   83,717      44.4       84,202      50.6
  Market-based funds........................................   71,871      38.1       57,858      34.8
  Long-term debt............................................   12,652       6.7        8,033       4.8
  Other liabilities.........................................    8,856       4.7        5,742       3.5
  Shareholders' equity......................................   11,451       6.1       10,484       6.3
      Total sources......................................... $188,547     100.0%    $166,319     100.0%

Composition of uses
  Loans and leases, net of unearned income.................. $109,487      58.1%    $ 95,006      57.1%
  Securities held for investment............................   15,521       8.2       15,048       9.1
  Securities available for sale.............................   10,272       5.4       12,386       7.4
  Federal funds sold and securities purchased under
    agreements to resell....................................   15,159       8.0       13,389       8.1
  Trading account securities................................   14,177       7.5       10,451       6.3
  Other.....................................................    2,388       1.4        2,101       1.2
      Total earning assets..................................  167,004      88.6      148,381      89.2
  Factored accounts receivable..............................    1,163        .6        1,252        .8
  Other assets..............................................   20,380      10.8       16,686      10.0
      Total uses............................................ $188,547     100.0%    $166,319     100.0%


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 25

2.96 years, respectively, on December 31, 1995 compared to 2.48 and 2.73 years, respectively, on December 31, 1994. The estimated average maturity of the combined securities portfolio was 2.72 years on December 31, 1995 compared to
2.56 years on December 31, 1994, a reflection of the investment activity and maturities which occurred primarily in the first half of 1995.

    The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- and off-balance sheet positions. The portfolio's scheduled maturities and the liquid nature of securities, in general, represent a significant source of liquidity for the Corporation. Approximately $4.1 billion, or 17 percent, of the securities portfolio, matures in 1996.


LOANS AND LEASES

    Total loans and leases increased 13 percent to $116.0 billion on December 31, 1995 compared to $102.4 billion on December 31, 1994. Average loans and leases for 1995 were $109.5 billion, an increase of 15 percent compared to 1994's average balance. The increase was due primarily to growth in residential mortgages and other consumer loans.

    Average commercial loans increased 11 percent to $46.4 billion in 1995 compared to 1994. Real estate commercial and construction loans decreased in 1995, with average loans outstanding of $10.3 billion and $10.9 billion in 1995 and 1994, respectively.

    Average residential mortgage loans increased $5.6 billion to $20.6 billion in 1995 compared to $15.0 billion in 1994, the result of increased originations made through the Corporation's mortgage subsidiary and banking centers, as well as the retention by the Corporation's banking subsidiaries of a substantial portion of the originations generated by the mortgage subsidiary.

    Average credit card loans increased 27 percent to $5.0 billion in 1995 compared to 1994. Other consumer loans increased 11 percent to $21.9 billion. The GENERAL BANK contributed approximately two-thirds of the increase in combined credit card and other consumer loans with the remaining growth occurring in FINANCIAL SERVICES.

TABLE EIGHT

DISTRIBUTION OF LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE
DECEMBER 31
(DOLLARS IN MILLIONS)


                                          1995              1994              1993              1992             1991
                                    AMOUNT  PERCENT    AMOUNT  PERCENT  AMOUNT    PERCENT  AMOUNT  PERCENT  AMOUNT   PERCENT

Domestic
  Commercial..................... $ 47,989    41.0%  $ 44,665    43.1%  $40,808    44.3%  $32,260    44.4%  $28,701    41.5%
  Real estate commercial.........    6,183     5.3      7,349     7.1     8,239     9.0     6,324     8.7     6,756     9.8
  Real estate construction.......    2,976     2.5      2,981     2.9     3,256     3.5     3,065     4.2     4,212     6.1
      Total commercial...........   57,148    48.8     54,995    53.1    52,303    56.8    41,649    57.3    39,669    57.4
  Residential mortgage...........   24,026    20.6     17,244    16.7    12,689    13.8     9,262    12.7     7,571    11.0
  Credit card....................    6,532     5.6      4,753     4.6     3,728     4.1     4,297     5.9     4,178     6.0
  Other consumer.................   22,287    19.0     20,511    19.9    19,326    21.0    14,152    19.4    14,645    21.2
      Total consumer.............   52,845    45.2     42,508    41.2    35,743    38.9    27,711    38.0    26,394    38.2
  Lease financing................    3,264     2.8      2,440     2.4     1,729     1.9     1,301     1.8     1,229     1.8
  Factored accounts receivable...      991      .8      1,004     1.0     1,001     1.1       917     1.3       817     1.2
                                   114,248    97.6    100,947    97.7    90,776    98.7    71,578    98.4    68,109    98.6

Foreign
  Commercial and industrial
    companies....................    1,635     1.4      1,183     1.1       510      .5       634      .9       634      .9
  Banks and other financial
    institutions.................      609      .5        795      .8       446      .5       304      .4       177      .2
  Governments and
    official institutions........        7       -          6       -        22       -         2       -        42      .1
  Lease financing................      534      .5        440      .4       253      .3       196      .3       146      .2
                                     2,785     2.4      2,424     2.3     1,231     1.3     1,136     1.6       999     1.4
Total loans, leases and factored
  accounts receivable, net
  of unearned income............. $117,033   100.0%  $103,371   100.0%  $92,007   100.0%  $72,714   100.0%  $69,108   100.0%

26  NATIONSBANK CORPORATION ANNUAL REPORT 1995

AVERAGE LOANS
AND LEASES
(billions)

(Bar graph appears here with the following plot points.)

  91       92       93       94       95
 69.4     68.2     79.0     95.0     109.5




    A significant source of liquidity for the Corporation is the repayment and maturities of loans. TABLE NINE shows selected loan maturity data on December 31, 1995 and indicates that approximately 45 percent of the selected loans had maturities of one year or less. The securitization and sale of certain loans and the use of loans as collateral in asset-backed financing arrangements are also sources of liquidity. In December 1995, the Corporation securitized approximately $1.1 billion of indirect auto loans. Additionally, during 1995 the Corporation issued approximately $3.0 billion of mortgage-backed bonds and $1.1 billion of credit card-backed financing.


OTHER EARNING ASSETS

    As presented in TABLE SEVEN, aggregate federal funds sold, securities purchased under agreements to resell and trading account securities increased $5.5 billion to $29.3 billion in 1995 compared to 1994 and represented 16 percent of total uses of funds in 1995 compared to 14 percent in 1994. Increased trading activities were the primary reason for these increases.


DEPOSITS

    TABLE THREE provides information on the average amounts of deposits and the rates paid by deposit category. Through the Corporation's diverse retail banking network, deposits remain a primary, highly stable source of funds for the Corporation. As the Corporation has diversified its sources of funds, customer-based funds have remained relatively flat although declining as a percentage of total sources from 51 percent in 1994 to 44 percent in 1995. Declines of $1.5 billion were experienced in certain customer-based deposits, reflecting industry-wide trends of customers seeking higher-yielding investment alternatives. Average noninterest-bearing deposits increased $1.0 billion during 1995 compared to 1994.

    On December 31, 1995, the Corporation had domestic certificates of deposit greater than $100 thousand totaling $6.5 billion, with $3.1 billion maturing within three months or less, $1.2 billion maturing within three to six months, $1.1 billion maturing within six to twelve months and $1.1 billion maturing after twelve months. Additionally, on December 31, 1995, the Corporation had other domestic time deposits greater than $100 thousand totaling $304 million, with $30 million maturing within three months or less, $29 million maturing within three to six months, $38 million maturing within six to twelve months and $207 million maturing after twelve months. Foreign office certificates of deposit and other time deposits of $100 thousand or more amounted to $12.9 billion and $12.6 billion on December 31, 1995 and 1994, respectively.


 TABLE NINE

SELECTED LOAN MATURITY DATA
DECEMBER 31, 1995
(DOLLARS IN MILLIONS)

    THIS TABLE PRESENTS THE MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF SELECTED LOAN CATEGORIES (EXCLUDING RESIDENTIAL MORTGAGE, CREDIT CARD, OTHER CONSUMER LOANS, LEASE FINANCING AND FACTORED ACCOUNTS RECEIVABLE). MATURITIES ARE PRESENTED ON A CONTRACTUAL BASIS.

                                                                          DUE AFTER
                                                             DUE IN 1        1 YEAR
                                                                 YEAR       THROUGH     DUE AFTER
                                                              OR LESS       5 YEARS       5 YEARS       TOTAL
Commercial.................................................. $ 21,141     $  19,153     $   7,695     $47,989
Real estate commercial......................................    2,008         3,446           729       6,183
Real estate construction....................................    1,781         1,139            56       2,976
Foreign.....................................................    1,668           325           258       2,251
  Total selected loans, net of unearned income.............. $ 26,598     $  24,063     $   8,738     $59,399

Percent of total............................................     44.8%         40.5%         14.7%      100.0%
Cumulative percent of total.................................     44.8          85.3         100.0

Sensitivity of loans to changes in interest rates-loans
  due after one year
  Predetermined interest rate...............................              $   6,363     $   3,508     $ 9,871
  Floating or adjustable interest rate......................                 17,700         5,230      22,930
                                                                          $  24,063     $   8,738     $32,801


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 27

SHORT-TERM BORROWINGS AND
TRADING ACCOUNT LIABILITIES

    The Corporation uses short-term borrowings as a funding source and in its management of interest rate risk. TABLE TEN presents the categories of short-term borrowings.

    In 1995, the banking subsidiaries increased the maximum available issuance under the bank note program by $3.0 billion to $9.0 billion. As of December 31, 1995, short-term bank notes outstanding under this program were $3.1 billion compared to $4.5 billion on December 31, 1994.

    Average securities sold under agreements to repurchase increased $5.4 billion in 1995 and short sales increased $1.5 billion on average over 1994 levels, primarily reflecting the expanded trading activities of the CAPITAL MARKETS group.

LONG-TERM DEBT

    On December 31, 1995 and 1994, long-term debt was $17.8 billion and $8.5 billion, respectively. The Corporation issued approximately $11.4 billion in long-term senior and subordinated debt. The Corporation continued to diversify its funding sources through the issuances of $3.0 billion of mortgage-backed bonds, a $1.1-billion credit card-backed financing, a $500-million Eurobond offering and the issuance of $2.2 billion in long-term debt by the banking subsidiaries under the previously mentioned bank note program. In addition, the Corporation issued approximately $4.6 billion of senior and subordinated debt including medium-term notes.

    Proceeds from the issuance of long-term debt were used primarily to fund average earning asset growth of 13 percent, fund the common stock repurchase programs, replace debt which matured and fund certain mortgage and banking acquisitions. See Note Six to the consolidated financial statements for further details on long-term debt.


TABLE TEN

SHORT-TERM BORROWINGS
(DOLLARS IN MILLIONS)

    FEDERAL FUNDS PURCHASED GENERALLY REPRESENT OVERNIGHT BORROWINGS, AND REPURCHASE AGREEMENTS REPRESENT BORROWINGS WHICH GENERALLY RANGE FROM ONE DAY TO THREE MONTHS IN MATURITY. COMMERCIAL PAPER IS ISSUED IN MATURITIES NOT TO EXCEED NINE MONTHS. OTHER SHORT-TERM BORROWINGS PRINCIPALLY CONSIST OF BANK NOTES AND U.S. TREASURY NOTE BALANCES.


                                                     1995                  1994                1993
                                                AMOUNT   RATE       AMOUNT     RATE      AMOUNT     RATE
Federal funds purchased
  On December 31..............................$ 5,940     5.26%    $ 3,993     5.19%    $ 7,135     2.92%
  Average during year.........................  5,455     5.91       5,397     4.07       6,479     3.03
  Maximum month-end balance during year.......  7,317        -       7,264        -       7,899        -

Securities sold under agreements to repurchase
  On December 31.............................. 23,034     5.66      21,977     5.36      21,236     3.11
  Average during year......................... 30,336     6.14      24,903     4.32      17,283     3.13
  Maximum month-end balance during year....... 38,926        -      27,532        -      22,733        -

Commercial paper
  On December 31..............................  2,773     5.65       2,519     5.22       2,056     3.26
  Average during year.........................  2,804     6.10       2,482     4.46       1,379     3.26
  Maximum month-end balance during year.......  2,930        -       2,871        -       2,056        -

Other short-term borrowings
  On December 31..............................  4,143     5.94       5,640     7.21       5,522     3.08
  Average during year.........................  5,690     6.20       5,015     4.25       4,006     3.45
  Maximum month-end balance during year.......  7,378        -       6,634        -       8,187        -


28  NATIONSBANK CORPORATION ANNUAL REPORT 1995

OTHER

    The Corporation has commercial paper back-up lines totaling $1.5 billion which mature in 1997. No borrowings have been made under these lines.

    The strength of the Corporation's overall financial position is reflected in the following December 31, 1995 debt ratings:



                      COMMERCIAL      SENIOR
                       PAPER           DEBT
Moody's Investors
  Service..............   P-1            A2
Standard & Poor's
  Corporation..........   A-1             A
Duff and Phelps, Inc...  D-1+            A+
Fitch Investors
  Service, Inc.........   F-1            A+
Thomson BankWatch...... TBW-1            A+
IBCA...................    A1             A

    In managing liquidity, the Corporation takes into consideration the ability of the subsidiary banks to pay dividends to the parent company. See Note Nine to the consolidated financial statements for further details on dividend capabilities of the subsidiary banks.


OFF-BALANCE SHEET

    As discussed in the Market Risk Management section beginning on page 38, the Corporation utilizes interest rate swaps in its asset and liability management process. Interest rate swaps allow the Corporation to adjust its interest rate risk position without exposure to risk of loss of principal and funding requirements, as swaps do not involve the exchange of notional amounts, only net interest payments. The interest payments can be based on a fixed rate or a variable index.

    The Corporation uses non-leveraged generic, index amortizing, collateralized mortgage obligation (CMO) and basis swaps. Generic swaps involve the exchange of fixed and variable interest rates based on the contractual underlying notional amounts. Index amortizing and CMO swaps also involve the exchange of fixed and variable interest rates; however, their notional amounts decline and their maturities vary based on certain interest rate indices in the case of index amortizing swaps, or mortgage prepayment rates in the case of CMO swaps. Basis swaps involve the exchange of payments based on the contractual underlying notional amounts where both the pay rate and the receive rate are floating rates based on different indices.

    As presented in the footnotes to TABLE THREE, net interest receipts and payments on these swaps have been included in interest income and expense on the underlying instruments. On December 31, 1995, there were no realized deferred gains or losses associated with terminated contracts.

    TABLE ELEVEN summarizes the notional contracts and the activity for the year ended December 31, 1995 of asset and liability management interest rate swaps (ALM swap or swaps). As reflected in the table, the gross notional amount of the Corporation's ALM swap program on December 31, 1995 was $24.3 billion, with the Corporation receiving fixed on $13.8 billion, converting variable-rate commercial loans to fixed rate and converting the cost of certain fixed-rate long-term debt to variable rate, and receiving variable on $10.0 billion, fixing the cost of certain variable-rate liabilities, primarily market-based funds. On December 31, 1995, the net receive fixed position was $3.9 billion, representing a reduction from the net receive fixed position of $8.9 billion on December 31, 1994.

    TABLE TWELVE summarizes the maturities, average pay and receive rates and the market value on December 31, 1995 of the Corporation's ALM swaps. The weighted

TABLE ELEVEN

ASSET AND LIABILITY MANAGEMENT INTEREST RATE SWAPS NOTIONAL CONTRACTS (DOLLARS IN MILLIONS)


                                                        INDEX
                                     GENERIC         AMORTIZING            CMO                TOTAL
                                RECEIVE      PAY      RECEIVE       RECEIVE    PAY     RECEIVE       PAY
                                 FIXED      FIXED      FIXED        FIXED     FIXED     FIXED       FIXED     BASIS      TOTAL
Balance on December 31, 1994... $ 6,528     $8,446     $ 8,450     $2,504     $ 97     $ 17,482     $8,543     $  -    $ 26,025
   Additions...................   2,923      1,561           -          -        -        2,923      1,561      486       4,970
   Maturities..................  (3,488)       (99)     (2,539)      (540)     (22)      (6,567)      (121)       -      (6,688)
Balance on December 31, 1995... $ 5,963     $9,908     $ 5,911     $1,964     $ 75     $ 13,838     $9,983     $486    $ 24,307

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 29

TABLE TWELVE

ASSET AND LIABILITY MANAGEMENT INTEREST RATE SWAPS
DECEMBER 31, 1995
(DOLLARS IN MILLIONS, AVERAGE MATURITY IN YEARS)



                                                                               MATURITIES
                                   MARKET                                                                         AFTER   AVERAGE
                                    VALUE      TOTAL       1996      1997        1998       1999     2000         2000   MATURITY
ASSET CONVERSION SWAPS
Receive fixed generic.............. $  (6)                                                                                  .96
  Notional value...................           $ 4,275     $ 2,700     $  575     $1,000         -          -         -
  Weighted average receive rate....              4.85%       4.62%      4.45%      5.67%        -          -         -
  Weighted average pay rate........              5.84

Receive fixed amortizing...........   (42)                                                                                  .70
  Notional value...................           $ 5,911     $ 4,497     $1,220     $  194         -          -         -
  Weighted average receive rate....              4.88%       4.88%      4.87%      5.08%        -          -         -
  Weighted average pay rate........              5.85

Receive fixed CMO..................   (11)                                                                                 1.72
  Notional value...................           $ 1,964     $   656     $  418     $  469     $ 421          -         -
  Weighted average receive rate....              5.12%       5.10%      5.11%      5.08%     5.21%         -         -
  Weighted average pay rate........              5.92

Total asset conversion swaps....... $ (59)
  Notional value...................           $12,150     $ 7,853     $2,213     $1,663     $ 421          -         -

LIABILITY CONVERSION SWAPS
Receive fixed generic.............. $  65                                                                                  5.70
  Notional value...................           $ 1,688     $     4          -     $    3         -     $1,308     $ 373
  Weighted average receive rate....              6.73%       8.76%         -       6.58%        -       6.56%     7.32%
  Weighted average pay rate........              5.96

Pay fixed generic..................   (82)                                                                                  .74
  Notional value...................           $ 9,908     $ 8,798     $  925     $  100         -     $   74     $  11
  Weighted average pay rate........              6.62%       6.53%      7.52%      6.10%        -       7.42%     9.78%
  Weighted average receive rate....              5.92

Pay fixed CMO......................     1                                                                                  1.55
  Notional value...................           $    75     $    22     $   16     $   37         -          -         -
  Weighted average pay rate........              4.44%       4.44%      4.44%      4.44%        -          -         -
  Weighted average receive rate....              5.94

Total liability conversion swaps... $ (16)
  Notional value...................           $11,671     $ 8,824     $  941     $  140         -     $1,382     $ 384

Basis swaps........................ $   -                                                                                  1.59
  Notional value...................           $   486     $   100     $  371          -         -          -     $  15
  Weighted average receive rate....              5.75%
  Weighted average pay rate........              5.82

Total swaps........................ $ (75)
  Notional value...................           $24,307     $16,777     $3,525     $1,803     $ 421     $1,382     $ 399

Total receive fixed rate swaps..... $   6                                                                                  1.54
  Notional value...................           $13,838     $ 7,857     $2,213     $1,666     $ 421     $1,308     $ 373
  Weighted average receive rate....              5.13%       4.81%      4.81%      5.44%     5.21%      6.56%     7.32%
  Weighted average pay rate........              5.87

Total pay fixed rate swaps......... $ (81)                                                                                  .74
  Notional value...................           $ 9,983     $ 8,820     $  941     $  137         -     $   74     $  11
  Weighted average pay rate........              6.61%       6.52%      7.47%      5.65%        -       7.42%     9.78%
  Weighted average receive rate....              5.92

    FLOATING RATES REPRESENT THE LAST REPRICING AND WILL CHANGE IN THE FUTURE BASED ON MOVEMENTS IN ONE-, THREE- AND SIX-MONTH LIBOR RATES.

    MATURITIES FOR CMO AND AMORTIZING SWAPS ARE BASED ON INTEREST RATES IMPLIED BY THE FORWARD CURVE ON DECEMBER 31, 1995 AND MAY DIFFER FROM ACTUAL MATURITIES, DEPENDING ON FUTURE INTEREST RATE MOVEMENTS AND RESULTANT PREPAYMENT PATTERNS.

    ON DECEMBER 31, 1995, IN ADDITION TO THE ABOVE INTEREST RATE SWAPS, THE CORPORATION HAD APPROXIMATELY $1.2 BILLION NOTIONAL OF RECEIVE FIXED GENERIC INTEREST RATE SWAPS ASSOCIATED PRIMARILY WITH A CREDIT CARD SECURITIZATION. ON DECEMBER 31, 1995, THESE POSITIONS HAD AN UNREALIZED MARKET VALUE OF NEGATIVE $1 MILLION, A WEIGHTED AVERAGE RECEIVE RATE OF 5.19 PERCENT, A PAY RATE OF 5.66 PERCENT AND AN AVERAGE MATURITY OF 3.76 YEARS. ADDITIONALLY, THE CORPORATION HAD $80 MILLION NOTIONAL OF ASSET AND LIABILITY MANAGEMENT INTEREST RATE CAPS AND FLOORS WITH AN INSIGNIFICANT MARKET VALUE.


30  NATIONSBANK CORPORATION ANNUAL REPORT 1995
average interest receive rates and pay rates were 5.13 percent and 5.87 percent, respectively, for receive fixed ALM swaps and 5.92 percent and 6.61 percent, respectively, for receive floating ALM swaps as of December 31, 1995.

    The net unrealized depreciation of the ALM swap portfolio on December 31, 1995 was $75 million compared to $726 million on December 31, 1994, reflecting the reduction in interest rates and maturities. The unrealized depreciation in the estimated value of the ALM swap portfolio should be viewed in the context of the overall balance sheet. The value of any single component of the balance sheet or off-balance sheet position should not be viewed in isolation.


CREDIT RISK MANAGEMENT AND
CREDIT PORTFOLIO REVIEW

    In conducting business activities, the Corporation is exposed to the possibility that borrowers or counterparties may default on their obligations to the Corporation. Credit risk arises through the extension of loans, leases, factored accounts receivable, certain securities, letters of credit, financial guarantees and through counterparty risk on trading and capital markets transactions. To manage this risk, the Credit Policy group establishes policies and procedures to manage both on- and off-balance sheet credit risk and communicates and monitors the application of these policies and procedures throughout the Corporation.

    The Corporation's overall objective in managing credit risk is to minimize the adverse impact of any single event or set of occurrences. To achieve this objective, the Corporation strives to maintain a credit risk profile that is diverse in terms of product type, industry concentration, geographic distribution and borrower or counterparty concentration.

    The Credit Policy group works with lending officers, trading personnel and various other line personnel in areas that conduct activities involving credit risk and is involved in the implementation, refinement and monitoring of credit policies and procedures.

    The Corporation manages credit exposure to individual borrowers and counterparties on an aggregate basis. Included in the aggregate measure of exposure to an individual borrower or counterparty are loans, leases, factored accounts receivable, securities, letters of credit, bankers' acceptances, derivatives in a gain position and unfunded commitments. The creditworthiness of a borrower or counterparty is determined by experienced personnel, and limits are established for the total credit exposure to any one borrower or counterparty. Credit limits are subject to varying levels of approval by senior line and credit policy management. Total exposure to a borrower or counterparty is aggregated and measured against established limits.

    Borrowers or counterparties receive an initial risk rating by the originating credit officer. This rating is based on the amount of inherent credit risk and is reviewed for appropriateness by senior line and credit policy personnel. Credits are monitored by line and credit policy personnel for deterioration in a borrower's or counterparty's financial condition which would impact the ability of the borrower or counterparty to perform under the contract. Risk ratings are adjusted as necessary.

    For consumer lending, credit scoring systems are utilized to provide standards for extension of credit. Consumer portfolio credit risk is monitored primarily using statistical models to predict portfolio behavior.

    In certain circumstances, the Corporation obtains collateral to support credit extensions and commitments. Generally, such collateral is in the form of real and personal property, cash on deposit or other highly liquid instruments. Whenever possible, the Corporation obtains real property as security for some loans that are made on the general creditworthiness of the borrower and whose proceeds were not used for real estate-related purposes.

    The Corporation also manages exposure to a single borrower, industry, product-type or other concentration through syndications of credits, participations, loan sales and securitizations. Through the Corporation's
GLOBAL FINANCE group, the Corporation is a major participant in the syndications market. In a syndicated facility, each participating lender funds only its portion of the syndicated facility, therefore limiting its exposure to the borrower. The Corporation also identifies and reduces its exposure to funded borrower, product or industry concentrations through loan sales. Generally, these sales are without recourse to the Corporation. For instance, in December 1995, to further reduce real estate exposures, the Corporation sold two pools of loans with book values of $125 million, consisting primarily of selected lower quality real estate loans.

    In conducting derivatives activities, in certain jurisdictions, the Corporation reduces


                                        MANAGEMENT'S DISCUSSION AND ANALYSIS 31
risk to any one counterparty through the use of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis.

    An independent credit review group conducts ongoing reviews of credit activities and portfolios, re-examining on a regular basis risk assessments for credit exposures and overall compliance with policy.

    LOAN AND LEASE PORTFOLIO- The Corporation's credit exposure is centered in its loan and lease portfolio which on December 31, 1995 totaled $116.0 billion, or 69 percent of total earning assets. TABLE EIGHT on page 26 presents a distribution of loans by product type.

ALLOWANCE FOR CREDIT LOSSES - The


TABLE THIRTEEN

ALLOWANCE FOR CREDIT LOSSES
(DOLLARS IN MILLIONS)

                                                                 1995         1994        1993        1992        1991
Balance on January 1........................................ $  2,186     $  2,169     $ 1,454     $ 1,605     $ 1,322
Loans, leases and factored accounts receivable charged off
  Commercial................................................      (98)        (113)       (107)       (245)       (436)
  Real estate commercial....................................      (25)         (32)        (84)       (279)       (316)
  Real estate construction..................................      (17)         (27)        (17)       (114)       (276)
    Total commercial........................................     (140)        (172)       (208)       (638)     (1,028)
  Residential mortgage......................................       (8)          (7)        (10)        (18)        (33)
  Credit card...............................................     (189)        (126)       (184)       (172)       (138)
  Other consumer............................................     (263)        (192)       (172)       (166)       (185)
    Total consumer..........................................     (460)        (325)       (366)       (356)       (356)
  Foreign...................................................        -            -           -          (7)         (3)
  Lease financing...........................................       (2)          (4)         (5)         (8)         (7)
  Factored accounts receivable..............................      (34)         (32)        (30)        (17)        (23)
  Total loans, leases and factored accounts
    receivable charged off..................................     (636)        (533)       (609)     (1,026)     (1,417)

Recoveries of loans, leases and factored accounts
  receivable previously charged off
  Commercial................................................       78           69          67          62          36
  Real estate commercial....................................       15           17          21          13           5
  Real estate construction..................................        9           26          12           8           3
    Total commercial........................................      102          112         100          83          44
  Residential mortgage......................................        2            2           3           4           3
  Credit card...............................................       26           22          19          13          19
  Other consumer............................................       72           67          65          48          37
    Total consumer..........................................      100           91          87          65          59
  Foreign...................................................        -            -           1           1           1
  Lease financing...........................................        1            3           2           2           2
  Factored accounts receivable..............................       12           11           7           9           3
  Total recoveries of loans, leases and
    factored accounts receivable previously charged
      off...................................................      215          217         197         160         109
  Net charge-offs...........................................     (421)        (316)       (412)       (866)     (1,308)

Provision for credit losses.................................      382          310         430         715       1,582
Allowance applicable to loans of purchased companies and
  other.....................................................       16           23         697           -           9
Balance on December 31......................................    2,163     $  2,186     $ 2,169     $ 1,454     $ 1,605

Loans, leases and factored accounts receivable,
  net of unearned income, outstanding on December 31........ $117,033     $103,371     $92,007     $72,714     $69,108
Allowance for credit losses as a percentage of
  loans, leases and factored accounts receivable,
  net of unearned income, outstanding on December 31........     1.85%        2.11%       2.36%       2.00%       2.32%
Average loans, leases and factored accounts receivable,
  net of unearned income, outstanding during the year....... $110,650     $ 96,258     $80,058     $69,136     $70,196
Net charge-offs as a percentage of average loans,
  leases and factored accounts receivable,
  net of unearned income, outstanding during the year.......      .38%         .33%        .51%       1.25%       1.86%
Ratio of the allowance for credit losses
  on December 31 to net charge-offs.........................     5.14         6.93        5.27        1.68        1.23
Allowance for credit losses as a percentage of
  nonperforming loans.......................................   306.49%      273.07%     193.38%     103.11%      81.82%


32  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NET CHARGE-OFFS
AS A PERCENTAGE OF
AVERAGE NET LOANS
(percent)

(Bar graph appears here with the following plot points.)

91       92       93       94       95
1.86    1.25     .51       .33      .38

    Corporation's allowance for credit losses was $2.2 billion on both December 31, 1995 and 1994. TABLE THIRTEEN provides an analysis of the changes in the allowance for credit losses. The provision for credit losses was $72 million higher in 1995 than in 1994, because of both higher charge-offs and higher loan growth, principally in the consumer loan portfolios. Total net charge-offs increased $105 million in 1995 to $421 million, or .38 percent of average loans, leases and factored accounts receivable, versus $316 million, or .33 percent, in 1994. The increases were experienced in credit card and other consumer net charge-offs which increased $59 million and $66 million, respectively. The 27-percent growth in 1995 in average credit card loan levels and 11-percent growth in average other consumer loan levels over 1994 average levels led to increased charge-offs which generally occur as the portfolios season. Additionally, an increased rate of personal bankruptcies in 1995 contributed to higher charge-offs. Management anticipates that the credit losses experienced in 1995 reflect more typical loss levels for this type of lending than the lower charges experienced in the prior two years and that losses at these or higher levels will continue for the near future. Furthermore, future economic conditions also will impact credit quality and may result in increased net charge-offs and higher provisions for credit losses.

    Based on the risk rating process described above, an amount is allocated within the allowance for credit losses to cover the amount of loss estimated to be inherent in particular risk categories of loans. The allocation of the allowance for credit losses, as presented in TABLE FOURTEEN, is based upon the Corporation's loss experience within risk categories of loans over a period of years and is adjusted for existing economic conditions, as well as performance trends within specific industries.

    In addition to the allocation by risk category, the Corporation reviews significant individual credits and concentrations of credit and makes additional allocations to the allowance when deemed necessary. The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Management believes the allowance for credit losses is appropriate given inherent credit losses on December 31, 1995.

    NONPERFORMING ASSETS - On December 31, 1995, nonperforming assets were $853 million, or .73 percent of net loans, leases, factored accounts receivable and other real estate owned, compared to $1.1 billion, or 1.10 percent, on December 31, 1994. As presented in TABLE FIFTEEN, nonperforming loans were $706 million at the end of 1995 compared to $801 million at the end of 1994. At the beginning of 1995, upon adoption of the loan impairment accounting policies discussed more fully in Notes One and Five to the consolidated financial statements, approximately $80 million of in-substance foreclosed loans previously reported as other real estate owned was reclassified to nonperforming loans. After reflecting this reclassification in the December 31, 1994 amounts,


TABLE FOURTEEN

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES
DECEMBER 31
(DOLLARS IN MILLIONS)


                                     1995               1994               1993                1992               1991
                                AMOUNT  PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT    AMOUNT   PERCENT   AMOUNT   PERCENT
Commercial..................... $  450     20.8%   $  444     20.3%   $  403     18.6%   $  303     20.9%   $  524     32.6%
Real estate commercial.........    176      8.1       214      9.8       230     10.6       220     15.1       282     17.6
Real estate construction.......     69      3.2        83      3.8       123      5.7       141      9.7       252     15.7
  Total commercial.............    695     32.1       741     33.9       756     34.9       664     45.7     1,058     65.9
Residential mortgage...........     48      2.2        34      1.6        24      1.1        21      1.4        50      3.1
Credit card....................    164      7.6       117      5.4        92      4.2       125      8.6       104      6.5
Other consumer.................    251     11.7       228     10.4       224     10.4       135      9.3       161     10.0
  Total consumer...............    463     21.5       379     17.4       340     15.7       281     19.3       315     19.6
Foreign........................     11       .5        11       .5        13       .6        17      1.2         6       .4
Lease financing................     25      1.2        17       .8        13       .6        12       .8        12       .7
Factored accounts receivable...     20       .9        23      1.0        19       .9        18      1.2        17      1.1
Unallocated....................    949     43.8     1,015     46.4     1,028     47.3       462     31.8       197     12.3
                                $2,163    100.0%   $2,186    100.0%   $2,169    100.0%   $1,454    100.0%   $1,605    100.0%


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 33
nonperforming loans decreased $175 million, or 20 percent, primarily reflecting declines of $119 million in nonperforming commercial loans and $107 million in nonperforming real estate commercial and construction loans. Approximately $30 million of the $107-million decline in real estate commercial and construction nonperforming loans was related to the previously mentioned December 1995 pool sales. Declines in nonperforming loans primarily reflect payments resulting from the improved financial condition of borrowers and the results of the Corporation's continuing loan workout activities. Declines were partially offset by an increase of $57 million in total nonperforming consumer loans at December 31, 1995 compared to year-end 1994 amounts. The allowance coverage of nonperforming loans increased to 306 percent on December 31, 1995, up from 273 percent at the end of 1994.

    Other real estate owned declined $190 million. After adjusting for the previously dis-cussed $80-million reclassification from other real estate owned to nonperforming loans, it declined $110 million, or 43 percent.

    Internal loan workout units are devoted to the management and/or collection of certain nonperforming assets, as well as certain performing loans. Aggressive collection strategies and a proactive approach to managing overall credit risk has expedited the Corporation's disposition, collection and renegotiation of nonperforming and other lower-quality assets and allowed loan officers to concentrate on generating new business.

    The Corporation continues its efforts to expedite disposition, collection and renegotiation of nonperforming and other lower-quality assets. As part of this process, the Corporation routinely evaluates all reasonable alternatives, including the sale of assets individually or in groups. The final decision to proceed with any alternative is evaluated in the context of the overall credit-risk profile of the Corporation.


NONPERFORMING ASSETS
(BILLIONS)

(Bar braph appears here with the following plot points.)

                        91       92       93       94       95
OREO                   .843      .587     .661    .337     .147
Nonperforming Loans   1.961     1.410    1.122    .801     .706


TABLE FIFTEEN

NONPERFORMING ASSETS
DECEMBER 31
(DOLLARS IN MILLIONS)


                                                           1995       1994       1993       1992       1991
Nonperforming loans
  Commercial.............................................. $271     $  362     $  474     $  650     $  831
  Real estate commercial..................................  196        201        318        404        535
  Real estate construction................................   16         66        142        210        480
    Total commercial......................................  483        629        934      1,264      1,846
  Residential mortgage....................................   87         66         77         88        114
  Other consumer (1)......................................  130         94         93         34          -
    Total consumer........................................  217        160        170        122        114
  Foreign.................................................    -          3          8          9          1
  Lease financing (1).....................................    6          9         10         15          -
      Total nonperforming loans...........................  706        801      1,122      1,410      1,961
Other real estate owned...................................  147        337        661        587        843
      Total nonperforming assets.......................... $853     $1,138     $1,783     $1,997     $2,804

Nonperforming assets as a percentage of
  Total assets............................................  .46%       .67%      1.13%      1.69%      2.54%
  Loans, leases and factored accounts receivable,
    net of unearned income, and other real estate
      owned...............................................  .73       1.10       1.92       2.72       4.01
Total loans past due 90 days or more and
  not classified as nonperforming......................... $174     $  146     $  167     $  215     $  223


The loss of income associated with nonperforming loans on December 31 and the cost of carrying other real estate owned were:

                                                           1995       1994       1993       1992       1991
Income that would have been recorded in accordance with
  original terms.......................................... $102     $   96     $   80     $  105     $  205
Less income actually recorded.............................  (27)       (31)       (34)       (31)       (82)
Loss of income............................................ $ 75     $   65     $   46     $   74     $  123

Cost of carrying other real estate owned.................. $ 13     $   24     $   18     $   25     $   36

    ON DECEMBER 31, 1995, THERE WERE NO MATERIAL COMMITMENTS TO LEND ADDITIONAL FUNDS WITH RESPECT TO NONPERFORMING LOANS.

    (1) INCLUDED IN COMMERCIAL NONPERFORMING LOANS IN 1991.

34  NATIONSBANK CORPORATION ANNUAL REPORT 1995

    DERIVATIVES ACTIVITIES - Credit risk associated with derivatives positions is measured as the net replacement cost the Corporation could incur should counterparties with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value to the Corporation. In managing derivatives credit risk, the Corporation considers both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives.

    TABLE SIXTEEN presents both the notional/contract amounts on December 31, 1995 and 1994 and the current credit risk amounts (the net replacement cost of contracts in a gain position on December 31, 1995) of the Corporation's derivatives-dealer positions. The notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Corporation's credit or market risk associated with these instruments. The credit risk amounts presented in TABLE SIXTEEN do not consider the value of any collateral, but generally take into consideration the effects of legally enforceable master netting agreements. TABLES ELEVEN and TWELVE present the notional/contract amounts of the Corporation's asset and liability management swaps. On December 31, 1995, the credit risk associated with these swaps was not significant.

    In managing credit risk associated with its derivatives activities, the Corporation deals with creditworthy counterparties, primarily U.S. and foreign commercial banks and broker-dealers.

    A portion of the Corporation's derivatives-dealer activity is exchange-traded. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counter-party approval, margin requirements and security deposit requirements, the credit risk to the Corporation is minimal. Of the $3.8-billion credit risk amount reported in TABLE SIXTEEN, $791 million related to exchange-traded instruments. This compares to a total credit risk amount of $1.8 billion on December 31, 1994, which included $354 million related to exchange-traded instruments.

    During 1995 there were no credit losses associated with derivatives transactions. In addition, on December 31, 1995, there were


TABLE SIXTEEN

DERIVATIVES-DEALER POSITIONS
DECEMBER 31
(DOLLARS IN MILLIONS)


                                                    1995                      1994
                                         CONTRACT/        CREDIT RISK       CONTRACT/
                                          NOTIONAL         AMOUNT (1)        NOTIONAL
Interest Rate Contracts
  Swaps.................................. $123,946             989          $ 45,179
  Futures and forwards...................  193,774              37           124,620
  Written options........................  233,976               -           114,928
  Purchased options......................  236,317           1,310           118,839

Foreign Exchange Contracts
  Swaps..................................    1,196              21               470
  Spot, futures and forwards.............   70,199             532            26,987
  Written options........................   42,227               -            13,398
  Purchased options......................   44,273             350            13,507

Commodity and Other Contracts
  Swaps..................................      757             141               570
  Futures and forwards...................    3,231               3             1,984
  Written options........................   15,476               -            12,608
  Purchased options......................   16,344             600            11,591
    Total before cross product netting...                    3,983
    Cross product netting................                      183
    Net replacement cost.................                   $3,800


    (1) REPRESENTS THE NET REPLACEMENT COST THE CORPORATION COULD INCUR SHOULD COUNTERPARTIES WITH CONTRACTS IN A GAIN POSITION TO THE CORPORATION COMPLETELY FAIL TO PERFORM UNDER THE TERMS OF THOSE CONTRACTS. AMOUNTS INCLUDE ACCRUED INTEREST.


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 35
no nonperforming derivatives positions.

    CONCENTRATIONS OF CREDIT RISK - As previously discussed, in an effort to minimize the adverse impact of any single event or set of occurrences, the Corporation strives to maintain a diverse credit portfolio. Summarized below are areas of credit risk with exposures in excess of 25 percent of period-end shareholders' equity and a discussion of foreign outstandings.

    REAL ESTATE - Total nonresidential real estate commercial and construction loans, the portion of such loans which are nonperforming, OREO and other credit exposures are presented in TABLES SEVENTEEN and EIGHTEEN. Other credit exposures, as presented in the tables, include letters of credit and loans held for sale. The exposures presented represent credit extensions for real estate-related purposes to borrowers or counterparties who are primarily in the real estate development or investment business and for which the ultimate repayment of the credit is dependent on the sale, lease, rental or refinancing of the real estate.

    Total nonresidential real estate commercial and construction loans continued to decline in 1995 and totaled $9.2 billion, or eight percent of net loans, leases and factored accounts receivable, on December 31, 1995 compared to $10.3 billion, or 10 percent, at the end of 1994. During 1995, the Corporation recorded real estate net charge-offs of $18 million, or .17 percent of average real estate loans, compared to net charge-offs of $16 million, or .15 percent, in 1994. The December 1995 real estate pool sales accounted for $11 million of the $18-million total net charge-offs. Nonperforming real estate commercial and construction loans totaled $212 million and $267 million on December 31, 1995 and 1994, respectively.


TABLE SEVENTEEN

REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS, OTHER REAL ESTATE OWNED AND OTHER REAL ESTATE CREDIT EXPOSURES BY GEOGRAPHIC REGION
DECEMBER 31, 1995
(DOLLARS IN MILLIONS)


                                                        LOANS (1)                          OTHER CREDIT
                                               OUTSTANDING     NONPERFORMING    OREO       EXPOSURES (2)

Maryland, District of Columbia and Virginia...    $2,269              $ 99       $ 59         $  434
Florida.......................................     2,061                45         22            114
North Carolina and South Carolina.............     1,585                31         12             79
Other states..................................     3,244                37         16            793
                                                  $9,159              $212       $109         $1,420


    DISTRIBUTION BASED ON GEOGRAPHIC LOCATION OF COLLATERAL.

    (1) ON DECEMBER 31, 1995, THE CORPORATION HAD UNFUNDED BINDING REAL ESTATE COMMERCIAL AND CONSTRUCTION LOAN COMMITMENTS.

    (2) OTHER CREDIT EXPOSURES INCLUDE LETTERS OF CREDIT AND LOANS HELD FOR
SALE.


TABLE EIGHTEEN

REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS, OTHER REAL ESTATE OWNED AND OTHER REAL ESTATE CREDIT EXPOSURES BY PROPERTY TYPE
DECEMBER 31, 1995
(DOLLARS IN MILLIONS)


                                    LOANS (1)                          OTHER CREDIT
                           OUTSTANDING     NONPERFORMING    OREO       EXPOSURES (2)
Shopping centers/retail..... $1,671             $ 20        $ 11          $   72
Apartments..................  1,539                9           1             611
Office buildings............  1,492               30          14              22
Residential.................    926               10           4              22
Hotels......................    841                9           -              62
Land and land development...    759               46          61              84
Industrial/warehouse........    570               25           3              48
Commercial-other............    386               35           7             341
Resorts/golf courses........    196                1           -               -
Multiple use................     78                3           -               6
Other.......................    701               24           8             152
                             $9,159             $212        $109          $1,420

    (1) ON DECEMBER 31, 1995, THE CORPORATION HAD UNFUNDED BINDING REAL ESTATE COMMERCIAL AND CONSTRUCTION LOAN COMMITMENTS.

    (2) OTHER CREDIT EXPOSURES INCLUDE LETTERS OF CREDIT AND LOANS HELD FOR
SALE.


36  NATIONSBANK CORPORATION ANNUAL REPORT 1995

    The exposures included in TABLES SEVENTEEN and EIGHTEEN do not include credit extensions which were made on the general creditworthiness of the borrower for which real estate was obtained as security or as an abundance of caution and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. Accordingly, the exposures presented do not include commercial loans secured by owner-occupied real estate, except where the borrower is a real estate developer. In addition to the amounts presented in the tables, on December 31, 1995, the Corporation had approximately $8.6 billion of commercial loans which were not real estate dependent but for which the Corporation had obtained real estate as secondary repayment security.

    OTHER INDUSTRIES - TABLE NINETEEN presents selected industry credit exposures. Commercial loans, factored accounts receivable and lease financings are included in the table. Other credit exposures as presented include loans held for sale, letters of credit, bankers' acceptances and derivatives exposures in a gain position. Commercial loan outstandings totaled $48.0 billion, or 41 percent of net loans, leases and factored accounts receivable, on December 31, 1995 compared to $44.7 billion, or 43 percent, at the end of 1994. Net charge-offs of commercial loans totaled $20 million, or .04 percent of average commercial loans in 1995, versus $44 million, or .11 percent, in 1994. Nonperforming commercial loans were $271 million and $362 million on December 31, 1995 and 1994, respectively.

    As presented in TABLE NINETEEN and indirectly through other industry exposures, the Corporation has credit exposure to the retail industry. Given the current softness in this industry, management anticipates that credit quality in the retail sector may experience deterioration in 1996.

    CONSUMER - On December 31, 1995, consumer loan outstandings totaled $52.8 billion, representing 45 percent of net loans, leases and factored accounts receivable. This compares to outstandings of $42.5 billion, or 41 percent, on December 31, 1994. TABLE EIGHT details the components of the Corporation's consumer loan portfolio. Net charge-offs in the consumer portfolio were $360 million in 1995 compared to $234 million in 1994, reflecting significant loan growth. In addition to credit card loans reported in the financial statements, the Corporation manages certain credit card receivables which have been securitized ($1.3 billion). Total average managed credit card receivables totaled $6.3 billion in 1995 compared to $5.2 billion in 1994. In December 1995, the Corporation securitized approximately $1.1 billion of indirect auto loans. On a managed portfolio basis, that is, taking into account the credit card and indirect auto loan securitizations, net charge-offs as a percentage of average managed


TABLE NINETEEN

SELECTED INDUSTRY CREDIT EXPOSURES
DECEMBER 31, 1995
(DOLLARS IN MILLIONS)


                            LOANS, LEASES AND FACTORED ACCOUNTS
                            RECEIVABLE, NET OF UNEARNED INCOME               OTHER
                                                          UNFUNDED          CREDIT
                          OUTSTANDING   NONPERFORMING   COMMITMENTS      EXPOSURES (1)

Communications............... $3,953         $ 2           $4,252           $ 335
Health care..................  3,400          16            2,495             688
Leisure and sports...........  2,989          18            1,782             417
Oil and gas..................  2,837          34            3,538             740
Food.........................  2,715          16            2,698             416
Textiles and apparel.........  2,556          38            1,113             370
Automotive...................  2,493          12            1,404              80
Machinery and equipment......  2,475           7            2,370             275
Retail.......................  2,282          34            2,756             655
Electronics..................  1,681          11            2,150             150
Construction.................  1,577          23            1,174             167
F orest products and paper...  1,374           7            1,602             245
Utilities....................    818           -            2,533             223
Finance companies............    775           -            4,531              69
Banks........................    668           -            1,438           2,053
Brokers and dealers..........    278           -            1,164             773

    (1) OTHER CREDIT EXPOSURES INCLUDE LOANS HELD FOR SALE, LETTERS OF CREDIT, BANKERS' ACCEPTANCES AND DERIVATIVES EXPOSURES IN A GAIN POSITION.


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 37
consumer loans in 1995 were 3.81 percent for credit card, .03 percent for residential mortgage and .87 percent for other consumer loans. This compares to net charge-off ratios of 3.46 percent, .03 percent and .63 percent, respectively, in 1994.

    FOREIGN - Foreign outstandings, which exclude contingencies and the local currency transactions of each country, include loans and leases, interest-bearing deposits with foreign banks, bankers' acceptances and other investments. The Corporation has no significant medium- or long-term outstandings to restructuring countries. The Corporation's foreign outstandings totaled $3.8 billion on December 31, 1995 compared to $4.6 billion on December 31, 1994.


MARKET RISK MANAGEMENT

    In the normal course of conducting business activities, the Corporation is exposed to market risk which includes both price and liquidity risk. Price risk arises from fluctuations in interest rates, foreign exchange rates and commodity and equity prices that may result in changes in the values of financial instruments. Liquidity risk arises from the possibility that the Corporation may not be able to satisfy current and future financial commitments or that the Corporation may not be able to liquidate financial instruments at market prices. Risk management procedures and policies have been established and are utilized to manage the Corporation's exposure to market risk. The strategy of the Corporation with respect to market risk is to maximize net income while maintaining an acceptable level of risk to changes in market rates. While achievement of this goal requires a balance between profitability, liquidity and market price risk, there are opportunities to enhance revenues through controlled risks.

    Market risk is managed by the Corporation's Finance Committee which formulates policy based on desirable levels of market risk. In setting desirable levels of market risk, the Finance Committee considers the impact on earnings and capital of the current outlook in market rates, potential changes in the outlook in market rates, world and regional economies, liquidity, business strategies and other factors.

    The Corporation's asset and liability management process is utilized to manage interest rate risk through the structuring of balance sheet and off-balance sheet portfolios. To effectively measure and manage interest rate risk, the Corporation uses computer simulations which determine the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth, loan and deposit pricing, changes in funding mix and asset and liability repricing and maturity characteristics. Simulations are run under various interest rate scenarios to determine the impact on net income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by executive management.

    Additionally, duration and market value sensitivity measures are selectively utilized where they provide added value to the overall interest rate risk management process.

    In implementing strategies to manage interest rate risk, the primary tools used by the Corporation are the securities portfolio and interest rate swaps, and management of the mix, yields or rates and maturities of assets and of the wholesale and retail funding sources of the Corporation.

    TABLE TWENTY represents the Corporation's interest rate gap position on December 31, 1995. Based on contractual maturities or repricing dates (or anticipated dates where no contractual maturity or repricing date exists), interest-sensitive assets and liabilities are placed in maturity categories. The Corporation's near-term cumulative interest rate gap position is a reflection of the strength of the customer-deposit gathering franchise which provides the Corporation with a relatively stable core deposit base. These funds have been deployed in longer-term interest earning assets, primarily loans and securities. A gap analysis is limited in its usefulness as it represents a one-day position, which is continually changing and not necessarily indicative of the Corporation's position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate movements.

    On December 31, 1995, the interest rate risk position of the Corporation was relatively neutral as the impact of a gradual parallel 100 basis-point rise or fall in interest rates over the next 12 months was estimated to be less than one percent of net income when compared to stable rates. Additionally, on December 31, 1995, a 100 basis-point parallel increase in interest rates from December 31,


38  NATIONSBANK CORPORATION ANNUAL REPORT 1995

1995 levels was estimated to result in a change of less than one percent in the market value of the Corporation's total shareholders' equity.

    The Corporation manages its exposure to market risk resulting from trading activities through a risk management function which is independent of the business units. Each major trading site in Charlotte, Chicago, New York and London is monitored by these risk management units. Risk limits and stress scenario guidelines have been approved by the Corporation's Finance Committee, and daily earnings at risk limits are generally allocated to the business units. In addition to limits placed on these individual business units, limits also are imposed on the risks individual traders can take and on the amount of risk that can be concentrated in a particular product or market. Risk positions are monitored by business unit, risk management personnel and senior management on a daily basis. Business unit and risk management personnel are responsible for continual monitoring of the changing aggregate position of the portfolios under their responsibility, including projection of the profit or loss levels that could result from market moves. If any market risk limits are exceeded, the risk management units ensure that senior management is aware and that appropriate actions are taken.

    To estimate potential losses that could result from adverse market movements, the Corporation uses a daily earnings at risk methodology. Earnings at risk estimates are measured on a daily basis at the individual trading unit level, by type of trading activity and for all trading activities in the aggregate. Daily reports of estimates compared to respective limits are reviewed by senior management, and trading strategies are adjusted accordingly. In addition to these simulations, portfolios which have significant option positions are stress tested continually to simulate the potential loss that might occur


TABLE TWENTY

INTEREST RATE GAP ANALYSIS
DECEMBER 31, 1995
(DOLLARS IN MILLIONS)

                                                                                                              OVER 12
                                                                                                              MONTHS AND
                                                                  INTEREST-SENSITIVE                         NONINTEREST-
                                              30-DAY        3-MONTH     6-MONTH      12-MONTH       TOTAL     SENSITIVE      TOTAL

Earning assets
  Loans and leases, net of unearned income... $  49,437    $  11,097    $   4,662    $   7,959    $  73,155    $42,887   $116,042
  Securities held for investment.............        80          221          286          940        1,527      2,905      4,432
  Securities available for sale..............         5        2,117          278          459        2,859     16,556     19,415
  Loans held for sale........................     1,663            -            -            -        1,663          -      1,663
  Time deposits placed and other
    short-term investments...................       894          179          107          116        1,296          -      1,296
  Trading account securities.................    14,848            -            -            -       14,848          -     14,848
  Federal funds sold and securities
    purchased under agreements to resell.....     6,230            -            -            -        6,230          -      6,230
    Total....................................    73,157       13,614        5,333        9,474      101,578     62,348    163,926

Interest-bearing liabilities
  Savings....................................     8,257            -            -            -        8,257          -      8,257
  NOW and money market deposit accounts......    28,160            -            -            -       28,160          -     28,160
  Consumer CDs and IRAs......................     3,105        3,674        4,374        6,503       17,656      7,254     24,910
  Negotiated CDs, public funds and
    other time deposits......................       906          933          486          269        2,594        467      3,061
  Foreign time deposits......................     6,606        3,205        1,398        1,676       12,885          4     12,889
  Borrowed funds.............................    30,790        1,733        2,579          788       35,890          -     35,890
  Short sales................................    11,782            -            -            -       11,782          -     11,782
  Long-term debt.............................     4,444        4,403          139          630        9,616      8,159     17,775
    Total....................................    94,050       13,948        8,976        9,866      126,840     15,884    142,724
Noninterest-bearing, net.....................         -            -            -            -            -     21,202     21,202
    Total....................................    94,050       13,948        8,976        9,866      126,840     37,086   $163,926
Interest rate gap............................   (20,893)        (334)      (3,643)        (392)     (25,262)    25,262
Effect of asset and liability management
  interest rate swaps, futures and
  other off-balance sheet items..............    (3,766)       3,431          167       (5,999)      (6,167)     6,167
Adjusted interest rate gap................... $ (24,659)   $   3,097    $  (3,476)   $  (6,391)   $ (31,429)   $31,429
Cumulative adjusted interest rate gap........ $ (24,659)   $ (21,562)   $ (25,038)   $ (31,429)


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 39
due to unexpected market movements.

    Earnings at risk represents a one-day measurement of pre-tax earnings at risk from movements in market prices using the assumption that positions cannot be rehedged during the period of any prescribed price and volatility change. A 99-percent confidence level is utilized, which indicates that actual trading profits and losses may deviate from expected levels and exceed estimates approximately one day out of every 100 days of trading activity. Earnings at risk is measured on both a gross and uncorrelated basis. The gross measure assumes that adverse market movements occur simultaneously across all segments of the trading portfolio, an unlikely assumption. On December 31, 1995, the gross estimates for aggregate interest rate, foreign exchange and equity and commodity trading activities were $36.6 million, $1.3 million and $2.7 million, respectively. Alternatively, using a statistical measure which is more likely to capture the effects of market movements, the estimate on December 31, 1995 for aggregate trading activities was $14.5 million.

    Average daily CAPITAL MARKETS-related revenues in 1995 approximated $1.4 million. During 1995, the Corporation's CAPITAL MARKETS-related activities resulted in positive daily revenues for approximately 73 percent of total trading days.

    The CAPITAL MARKETS-related revenue stream is quite stable. In 1995 the standard deviation of CAPITAL MARKETS-related revenues was $2.8 million. Using this data, one can conclude that the aggregate CAPITAL MARKETS activities should not result in exposure of more than $5.1 million for any one day, assuming 99-percent confidence. Daily earnings at risk will average considerably more than this due to the assumption of no evasive actions as well as the assumption that adverse market movements occur simultaneously across all segments of the trading portfolio.


CAPITAL RESOURCES AND
CAPITAL MANAGEMENT

    Shareholders' equity on December 31, 1995 was $12.8 billion compared to $11.0 billion on December 31, 1994. Net earnings retention of $1.4 billion coupled with net appreciation of $460 million, on an after tax basis, in the market value of securities available for sale were the primary reasons for the increase. Issuances of common stock in acquisitions and under various employee benefit plans were offset by common stock repurchases in the open market as discussed more fully in Note Seven to the consolidated financial statements.

    The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for U.S. banking organizations. These guidelines provide a capital framework that is sensitive to differences in credit risk profiles among banking companies.

    Under the risk-based capital guidelines, there are two tiers of capital. Tier 1 Capital includes common shareholders' equity and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt and the allowance for credit losses up to 1.25 percent of risk-weighted assets. Total Capital consists of Tier 1 Capital and Tier 2 Capital.

    The risk-based capital guidelines are designed to measure Tier 1 and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet assets. Off-balance sheet items, such as loan commitments and derivatives contracts, are also applied a risk weight after conversion to balance sheet-equivalent amounts.

    The leverage ratio guidelines establish a minimum ratio of Tier 1 Capital to quarterly average assets, excluding goodwill and certain other items, of three percent, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the three-percent minimum.

    Presented below are the Corporation's regulatory capital ratios on December 31:

                           1995      1994
Risk-Based Capital Ratios
  Tier 1 Capital.........  7.24%     7.43%
  Total Capital.......... 11.58     11.47

Leverage Capital Ratio...  6.27      6.18

    The Corporation's regulatory capital ratios on December 31, 1995 compare favorably with the regulatory minimums of four percent for Tier 1, eight percent for total risk-based capital and the leverage guidelines of 100 to 200 basis points above the minimum ratio of three percent.


40  NATIONSBANK CORPORATION ANNUAL REPORT 1995

FOURTH QUARTER REVIEW

    During the fourth quarter of 1995, the Corporation recorded net income of $510 million compared to $405 million in the fourth quarter of 1994. TABLE TWENTY-ONE presents selected quarterly operating results for each quarter of 1995 and 1994.

    TABLE TWENTY-TWO presents an analysis of the Corporation's taxable-equivalent net interest income for each of the last five quarters in the period ended December 31, 1995. Taxable-equivalent net interest income was $1.4 billion in the fourth quarter of 1995 compared to $1.3 billion in the comparable 1994 period. The net interest yield was 3.38 percent in the fourth quarter of 1995 compared to 3.40 percent in the fourth quarter of 1994. The slight decline in the net interest yield resulted from the funding of earning asset growth principally with market-based funds and term debt, partially offset by improved spreads on the securities and ALM swaps portfolios.

    The provision for credit losses was $142 million in the fourth quarter of 1995 compared to $70 million in the same quarter of 1994. Net charge-offs for the fourth quarter of 1995 were $156 million compared to $98 million in the fourth quarter of 1994. The increases in the provision for credit losses and net charge-offs resulted from strong consumer loan growth and credit quality trends.


    Securities gains in the fourth quarter of 1995 were $21 million compared to losses of $28 million in the same 1994 period. The gains resulted from the Corporation's repositioning of the portfolios in an effort to maintain neutral interest sensitivity in light of recent and pending acquisitions.

    Noninterest income was $846 million and $639 million in the fourth quarters of 1995 and 1994, respectively. The $207-million increase was due primarily to higher service charge fees on deposit accounts, higher trading account profits and fees, acquisition-related mortgage servicing income and the previously mentioned $80-million gain on the sale of a portion of the Corporate Trust business.

    Noninterest expense increased $81 million in the fourth quarter of 1995 compared to the fourth quarter of 1994, primarily due to acquisitions and the previously mentioned $30-million proposed litigation settlement, partially offset by reduced deposit insurance and the Corporation's continued emphasis on management of expense levels.

    Income tax expense was $278 million in the fourth quarter of 1995, reflecting an effective tax rate of 35 percent of pretax income. This compared to income tax expense of $183 million or an effective tax rate of 31 percent in the fourth quarter of 1994.


1994 COMPARED TO 1993

    The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 1994 and 1993. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 47 through 67.


OVERVIEW

    The Corporation's net income of $1.7 billion represented an increase of $389 million over 1993 earnings of $1.3 billion, excluding the 1993 impact of adopting a new income tax accounting standard. Earnings per common share were $6.12 and $5.00 for 1994 and 1993, respectively. Return on average common shareholders' equity increased to 16.10 percent in 1994 from 15.00 percent in 1993. Including the impact of adopting a new income tax accounting standard, 1993 net income, earnings per share and return on average common shareholders' equity were $1.5 billion, $5.78 and 17.33 percent, respectively. The Corporation's results for 1994 reflected strong earnings in most operating units and improved credit quality.


BUSINESS UNIT OPERATIONS

    The GENERAL BANK earned $932 million in 1994 compared to $740 million in 1993. Return on equity for the GENERAL BANK was 17 percent in 1994 compared to 16 percent in 1993. The efficiency ratio improved from 68.1 percent in 1993 to
67.5 percent in 1994.

    GLOBAL FINANCE earned $631 million in 1994 compared to $492 million in 1993. The return on equity for GLOBAL FINANCE was 16 percent for both 1994 and 1993. The efficiency ratio increased to 54.0 percent for 1994 from 47.9 percent in 1993 reflecting investments committed to expand capital markets activities and the full-year impact of CRT.



                                        MANAGEMENT'S DISCUSSION AND ANALYSIS 41

    FINANCIAL SERVICES, which was formed in 1993, earned $103 million in 1994 compared to $35 million in 1993, primarily reflecting a full year of earnings in 1994. The return on equity for FINANCIAL SERVICES was 13 percent for both 1994 and 1993. The efficiency ratio improved to 45.6 percent for 1994 compared to
61.6 percent for 1993.


NETINTEREST INCOME

    Taxable-equivalent net interest income was $5.3 billion in 1994, an increase of $582 million over $4.7 billion in 1993. This increase was due to higher earning asset levels, principally loans and leases.

    The net interest yield declined 38 basis points to 3.58 percent in 1994 from
3.96 percent in 1993, reflecting the decreased spread between fixed-rate investment securities and market-based funds, partially offset by increased net interest yields resulting from loan growth and deposit cost containment efforts.



PROVISION FOR CREDIT LOSSES

    The provision for credit losses was $310 million in 1994 compared to $430 million in the prior year. Net charge-offs declined $96 million to $316 million in 1994. On December 31, 1994, the allowance for credit losses was $2.2 billion, or 2.11 percent of net loans, leases and factored accounts receivable, compared to $2.2 billion, or 2.36 percent, at the end of 1993. The allowance for credit losses was 273 percent of nonperforming loans on December 31, 1994 compared to 193 percent on December 31, 1993.


TABLE TWENTY-ONE

SELECTED QUARTERLY OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)



                                                          1995 QUARTERS                                1994 QUARTERS
                                             FOURTH     THIRD     SECOND      FIRST      FOURTH     THIRD      SECOND      FIRST

Income from earning assets................. $  3,361  $   3,398  $   3,391  $   3,070  $   2,918  $  2,701  $   2,512  $   2,398
Interest expense...........................    1,948      2,007      2,055      1,763      1,618     1,395      1,195      1,110
Net interest income (taxable-equivalent)...    1,438      1,420      1,367      1,335      1,326     1,330      1,339      1,310
Net interest income........................    1,413      1,391      1,336      1,307      1,300     1,306      1,317      1,288
Provision for credit losses................      142        100         70         70         70        70         70        100
Gains (losses) on sales of securities......       21          3          4          1        (28)       (4)         5         14
Noninterest income.........................      846        776        730        726        639       649        629        680
Other real estate owned expense (income).          8          7          1          2         (8)       (6)        (3)         5
Noninterest expense........................    1,342      1,245      1,288      1,288      1,261     1,234      1,228      1,219
Income before income taxes.................      788        818        711        674        588       653        656        658
Income tax expense.........................      278        288        244        231        183       222        219        241
Net income.................................      510        530        467        443        405       431        437        417
Earnings per common share..................     1.87       1.95       1.71       1.60       1.46      1.55       1.58       1.52
Dividends per common share.................      .58        .50        .50        .50        .50       .46        .46        .46

Yield on average earning assets............     7.95%      8.08%      7.98%      7.93%      7.54%     7.24%      7.00%      6.81%
Rate on average interest-
  bearing liabilities......................     5.22       5.38       5.39       5.13       4.71      4.22       3.80       3.57
Net interest spread........................     2.73       2.70       2.59       2.80       2.83      3.02       3.20       3.24
Net interest yield.........................     3.38       3.35       3.19       3.41       3.40      3.54       3.70       3.69

Average total assets....................... $191,693  $ 190,501  $ 194,302  $ 177,515  $ 174,554  $167,283  $ 161,989  $ 161,294
Average total deposits.....................   98,602     98,671    100,569     99,285     98,574    94,656     91,358     90,260
Average total shareholders' equity.........   11,903     11,487     11,213     11,192     10,906    10,665     10,272     10,080
Return on average assets...................     1.06%      1.10%       .96%      1.01%       .92%     1.02%      1.08%      1.05%
Return on average common
  shareholders' equity.....................    16.98      18.29      16.69      16.03      14.68     16.00      17.04      16.82

Market price per share of common stock
  High for the quarter.....................  74 3/4   $  68 7/8  $  57 3/4  $  51 3/4  $ 50 3/4   $    56   $ 57 3/8   $ 50 7/8
  Low for the quarter......................      64      53 3/4     49 5/8     44 5/8    43 3/8    47 1/8     44 1/2     44 3/8
  Close at the end of the quarter..........  69 5/8      67 1/4     53 5/8     50 3/4    45 1/8        49     51 3/8     45 3/4

Risk-based capital ratios
  Tier 1...................................     7.24%      7.16%      7.03%      7.25%      7.43%     7.48%      7.63%      7.50%
  Total....................................    11.58      11.23      10.90      11.06      11.47     11.57      11.57      11.66


42  NATIONSBANK CORPORATION ANNUAL REPORT 1995

SECURITIES GAINS AND LOSSES

    Losses from the sales of securities were $13 million in 1994 compared to gains of $84 million in 1993. The losses in 1994 were attributable to securities sold in the fourth quarter of 1994 as a part of interest rate risk repositioning efforts.


NONINTEREST INCOME

    Noninterest income increased 24 percent to $2.6 billion in 1994 from $2.1 billion in 1993. Adjusted for acquisitions, growth in noninterest income was 11 percent in 1994. Growth occurred in most major categories of noninterest income during 1994.


OTHER REAL ESTATE OWNED EXPENSE

    OREO expense declined $90 million to a net recovery of $12 million in 1994 compared to expense of $78 million in 1993, consistent with the improvement in asset quality. Improved real estate markets resulted in lower OREO writedowns and increased gains on sales of these properties.


NONINTEREST EXPENSE

    Noninterest expense increased 15 percent in 1994 compared to 1993. Most categories of noninterest expense were significantly influenced by acquisitions. Adjusting for the impact of acquisitions, noninterest expense in 1994 increased approximately two and one-half percent.


INCOME TAXES

    The Corporation's income tax expense for 1994 was $865 million, for an effective tax rate of 33.9 percent of pretax income. Tax expense for 1993 was $690 million, for an effective tax rate of 34.7 percent.


                                        MANAGEMENT'S DISCUSSION AND ANALYSIS 43

TABLE TWENTY-TWO

QUARTERLY TAXABLE-EQUIVALENT DATA
(DOLLARS IN MILLIONS)


                                                             FOURTH QUARTER 1995               THIRD QUARTER 1995
                                                          AVERAGE                         AVERAGE
                                                          BALANCE    INCOME               BALANCE    INCOME
                                                          SHEET        OR     YIELDS/     SHEET        OR     YIELDS/
                                                          AMOUNTS    EXPENSE   RATES      AMOUNTS   EXPENSE    RATES
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)....................................... $ 47,077       971     8.18%    $ 46,574    $  953     8.12%
    Real estate commercial...............................    6,649       157     9.39        7,116       168     9.38
    Real estate construction.............................    3,016        72     9.44        3,091        75     9.63
      Total commercial...................................   56,742     1,200     8.39       56,781     1,196     8.36
    Residential mortgage.................................   23,573       459     7.78       21,581       420     7.78
    Credit card..........................................    5,709       182    12.69        5,014       164    12.94
    Other consumer.......................................   22,852       581    10.09       22,638       583    10.19
      Total consumer.....................................   52,134     1,222     9.33       49,233     1,167     9.41
    Foreign..............................................    2,100        40     7.65        2,034        40     7.73
    Lease financing......................................    3,628        68     7.48        3,407        65     7.65
      Total loans and leases, net........................  114,604     2,530     8.77      111,455     2,468     8.79
  Securities
    Held for investment..................................   12,945       186     5.72       14,101       205     5.77
    Available for sale (3)...............................   10,689       174     6.45       11,891       188     6.28
      Total securities...................................   23,634       360     6.05       25,992       393     6.01
  Loans held for sale....................................      644        12     7.34          424         8     7.36
  Time deposits placed and other
    short-term investments...............................    1,634        28     6.77        2,031        32     6.32
  Federal funds sold.....................................      534         8     6.02          747        11     6.14
  Securities purchased under agreements to resell........   12,088       163     5.36       14,740       240     6.45
  Trading account securities (4).........................   16,196       285     6.99       13,063       275     8.37
      Total earning assets (5)...........................  169,334     3,386     7.95      168,452     3,427     8.08
Cash and cash equivalents................................    7,500                           7,449
Factored accounts receivable.............................    1,221                           1,201
Other assets, less allowance for credit losses...........   13,638                          13,399
      Total assets....................................... $191,693                        $190,501
Interest-bearing liabilities
  Savings................................................    8,287        49     2.34     $  8,455        51     2.37
  NOW and money market deposit accounts..................   27,233       185     2.71       27,160       183     2.67
  Consumer CDs and IRAs..................................   24,682       339     5.44       24,786       335     5.36
  Negotiated CDs, public funds and other time
    deposits.............................................    2,946        42     5.74        2,830        41     5.72
  Foreign time deposits..................................   13,546       211     6.18       13,921       220     6.27
  Federal funds purchased................................    5,599        81     5.78        6,109        90     5.84
  Securities sold under agreements to repurchase (6).....   30,136       440     5.79       30,179       465     6.11
  Commercial paper.......................................    2,871        43     5.89        2,803        43     6.10
  Other short-term borrowings............................    4,550        78     6.72        5,833        93     6.30
  Trading account liabilities (4)........................   11,125       185     6.60       11,891       240     8.03
  Long-term debt (7).....................................   17,276       295     6.83       14,127       246     6.98
      Total interest-bearing liabilities.................  148,251     1,948     5.22      148,094     2,007     5.38
Noninterest-bearing sources
  Noninterest-bearing deposits...........................   21,908                          21,519
  Other liabilities......................................    9,631                           9,401
  Shareholders' equity...................................   11,903                          11,487
      Total liabilities and shareholders' equity......... $191,693                        $190,501
Net interest spread......................................                        2.73                            2.70
Impact of noninterest-bearing sources....................                         .65                             .65
Net interest income/yield on earning assets..............             $1,438     3.38%                $1,420     3.35%


(1) NONPERFORMING LOANS ARE INCLUDED IN THE RESPECTIVE AVERAGE LOAN BALANCES. INCOME ON SUCH NONPERFORMING LOANS IS RECOGNIZED ON A CASH BASIS.
(2) COMMERCIAL LOAN INTEREST INCOME INCLUDES NET INTEREST RATE SWAP REVENUES RELATED TO SWAPS CONVERTING VARIABLE-RATE COMMERCIAL LOANS TO FIXED RATE. INTEREST RATE SWAPS DECREASED INTEREST INCOME $34, $49, $65 AND $61 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1995, RESPECTIVELY, AND $32 IN THE FOURTH QUARTER OF 1994.
(3) THE AVERAGE BALANCE SHEET AMOUNTS AND YIELDS ON SECURITIES AVAILABLE FOR SALE ARE BASED ON THE AVERAGE OF HISTORICAL AMORTIZED COST BALANCES.
(4) THE FAIR VALUES OF DERIVATIVES-DEALER POSITIONS ARE REPORTED IN OTHER ASSETS AND LIABILITIES, RESPECTIVELY.
(5) INTEREST INCOME INCLUDES TAXABLE-EQUIVALENT ADJUSTMENTS OF $25, $29, $31 AND $28 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1995, RESPECTIVELY, AND $26 IN THE FOURTH QUARTER OF 1994.
(6) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS FIXING THE COST OF CERTAIN OF THESE LIABILITIES. SUCH INCREASES (DECREASES) IN INTEREST EXPENSE WERE $12, $4, ($1) AND $13 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1995, RESPECTIVELY, AND $21 IN THE FOURTH QUARTER OF 1994.
(7) LONG-TERM DEBT INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS PRIMARILY CONVERTING THE COST OF CERTAIN FIXED-RATE DEBT TO VARIABLE RATE. SUCH INCREASES IN INTEREST EXPENSE WERE $1 IN BOTH THE SECOND AND FIRST QUARTERS OF 1995, RESPECTIVELY.

44  NATIONSBANK CORPORATION ANNUAL REPORT 1995

       SECOND QUARTER 1995                 FIRST QUARTER 1995               FOURTH QUARTER 1994
 AVERAGE                           AVERAGE                              AVERAGE
 BALANCE      INCOME               BALANCE     INCOME                 BALANCE     INCOME
  SHEET         OR      YIELDS/     SHEET        OR        YIELDS/      SHEET        OR     YIELDS/
 AMOUNTS     EXPENSE    RATES      AMOUNTS     EXPENSE      RATES      AMOUNTS    EXPENSE   RATES
$ 46,525      $  954     8.22%    $ 45,238    $  919         8.24%    $ 43,587    $  855     7.78%
   7,395         171     9.29        7,630       173         9.16        7,289       162     8.86
   3,216          78     9.76        3,100        77        10.07        3,038        72     9.33
  57,136       1,203     8.45       55,968     1,169         8.47       53,914     1,089     8.01
  19,242         378     7.84       17,780       343         7.76       16,680       321     7.68
   4,775         156    13.13        4,543       139        12.36        4,357       141    12.80
  21,609         544    10.11       20,624       501         9.85       20,294       486     9.50
  45,626       1,078     9.47       42,947       983         9.25       41,331       948     9.11
   2,048          41     7.96        1,961        36         7.50        1,764        30     6.79
   3,114          58     7.43        2,951        58         7.86        2,755        53     7.71
 107,924       2,380     8.84      103,827     2,246         8.76       99,764     2,120     8.44

  17,457         235     5.40       17,648       238         5.45       17,966       245     5.40
  10,730         170     6.33        7,728       110         5.80        8,560       117     5.44
  28,187         405     5.76       25,376       348         5.56       26,526       362     5.42
    153            3     8.06           61         1         9.10          109         3     7.65

   2,310          42     7.29        2,297        40         7.01        2,231        32     5.75
    714           12     6.24        1,105        16         6.02        1,360        18     5.39
  16,820         273     6.53       13,909       214         6.23       14,799       185     4.97
  15,834         307     7.77       11,574       233         8.16       10,318       224     8.64
 171,942       3,422     7.98      158,149     3,098         7.93      155,107     2,944     7.54
   8,024                             8,321                               8,674
   1,181                             1,048                               1,235
  13,155                             9,997                               9,538
$194,302                          $177,515                            $174,554

$ 8,656           51     2.40     $  8,911        53         2.39     $  9,143        54     2.37
  27,608         185     2.68       28,577       187         2.66       29,442       190     2.53
  25,075         325     5.20       24,818       291         4.76       25,136       277     4.40
   3,046          42     5.51        3,151        41         5.30        2,825        35     4.80
  15,107         239     6.36       13,844       211         6.18       11,576       162     5.57
   5,654          87     6.17        4,438        64         5.83        4,267        56     5.17
  34,445         547     6.37       26,547       411         6.28       26,591       367     5.48
   2,806          44     6.30        2,734        41         6.13        2,730        37     5.42
   6,546         101     6.16        5,847        82         5.74        5,354        69     5.08
  13,660         249     7.31       11,427       222         7.87       11,168       227     8.08
  10,209         185     7.22        8,888       160         7.22        8,147       144     7.08
 152,812       2,055     5.39      139,182     1,763         5.13      136,379     1,618     4.71

  21,077                            19,984                              20,452
   9,200                             7,157                               6,817
  11,213                            11,192                              10,906
$194,302                          $177,515                            $174,554
                         2.59                                2.80                            2.83
                          .60                                 .61                             .57
              $1,367     3.19%                $1,335         3.41%                $1,326     3.40%


                                         MANAGEMENT'S DISCUSSION AND ANALYSIS 45

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

    The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 1995, management believes that the internal controls are in place and operating effectively.

    The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.

    The independent accountants were engaged to perform an independent audit of the consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation's accounting policies and procedures and the effectiveness of the related internal control system. An independent audit provides an objective review of management's responsibility to report operating results and financial condition. Their report appears below.

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


(Signature of Hugh L. McColl Jr.)             (Signature of James H. Hance Jr.)
       Hugh L. McColl Jr.                             James H. Hance Jr.
            Chairman                                   Vice Chairman And
                                                    Chief Financial Officer



REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF NATIONSBANK CORPORATION


    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of NationsBank Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note Twelve to the consolidated financial statements, the Corporation changed its method of accounting for income taxes in 1993.


(Signature of Price Waterhouse LLP)
Charlotte, North Carolina
January 12, 1996



46  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NationsBank Corporation And Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)


                                                                  YEAR ENDED DECEMBER 31
                                                               1995       1994         1993
INCOME FROM EARNING ASSETS
  Interest and fees on loans................................ $ 9,331    $ 7,577     $ 6,198
  Lease financing income....................................     221        150         110
  Interest and dividends on securities
    Held for investment.....................................     851        755       1,347
    Available for sale......................................     617        623          49
  Interest and fees on loans held for sale..................      24         23          53
  Interest on time deposits placed and
    other short-term investments............................     142         90          79
  Federal funds sold........................................      47         45          14
  Securities purchased under agreements to resell...........     890        502         180
  Trading account securities................................   1,097        764         297
    Total income from earning assets........................  13,220     10,529       8,327
INTEREST EXPENSE
  Deposits..................................................   3,281      2,415       2,149
  Borrowed funds............................................   2,710      1,618         919
  Trading account liabilities...............................     896        735         230
  Long-term debt............................................     886        550         392
    Total interest expense..................................   7,773      5,318       3,690
NET INTEREST INCOME.........................................   5,447      5,211       4,637
PROVISION FOR CREDIT LOSSES.................................     382        310         430
NET CREDIT INCOME...........................................   5,065      4,901       4,207
GAINS (LOSSES) ON SALES OF SECURITIES.......................      29        (13)         84
NONINTEREST INCOME..........................................   3,078      2,597       2,101
OTHER REAL ESTATE OWNED EXPENSE (INCOME)....................      18        (12)         78
RESTRUCTURING EXPENSE.......................................       -          -          30
OTHER NONINTEREST EXPENSE...................................   5,163      4,942       4,293
INCOME BEFORE INCOME TAXES AND EFFECT OF CHANGE IN METHOD
  OF ACCOUNTING FOR INCOME TAXES............................   2,991      2,555       1,991
INCOME TAX EXPENSE..........................................   1,041        865         690
INCOME BEFORE EFFECT OF CHANGE IN METHOD
  OF ACCOUNTING FOR INCOME TAXES............................   1,950      1,690       1,301
EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME
  TAXES.....................................................       -          -         200
NET INCOME..................................................   1,950    $ 1,690     $ 1,501
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS.................   1,942    $ 1,680     $ 1,491
PER-SHARE INFORMATION
  Earnings per common share before effect of change in
    method of
    accounting for income taxes.............................    7.13    $  6.12     $  5.00
  Effect of change in method of accounting for income
    taxes...................................................       -          -         .78
  Earnings per common share.................................    7.13    $  6.12     $  5.78
  Fully diluted earnings per common share before effect
    of change
    in method of accounting for income taxes................    7.04    $  6.06     $  4.95
  Effect of change in method of accounting for income
    taxes...................................................       -          -         .77
  Fully diluted earnings per common share...................    7.04    $  6.06     $  5.72
  Dividends per common share................................    2.08    $  1.88     $  1.64
AVERAGE COMMON SHARES ISSUED (in thousands)................. 272,480    274,656     257,969


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                            CONSOLIDATED FINANCIAL STATEMENTS 47

NationsBank Corporation And Subsidiaries
CONSOLIDATED BALANCE SHEET
(DOLLARS IN MILLIONS)


                                                                   DECEMBER 31
                                                                1995         1994
ASSETS
  Cash and cash equivalents................................. $  8,448     $  9,582
  Time deposits placed and other short-term
    investments.............................................    1,296        2,159
  Securities
    Held for investment, at cost (market value -
      $4,432 and $17,101)...................................    4,432       17,800
    Available for sale......................................   19,415        8,025
      Total securities......................................   23,847       25,825

  Loans held for sale.......................................    1,663          318
  Federal funds sold........................................      111          960
  Securities purchased under agreements to resell...........    6,119       10,152
  Trading account assets....................................   18,867        9,941

  Loans and leases, net of unearned income..................  116,042      102,367
  Factored accounts receivable..............................      991        1,004
      Loans, leases and factored accounts
        receivable, net of unearned income..................  117,033      103,371

  Allowance for credit losses...............................   (2,163)      (2,186)
  Premises, equipment and lease rights, net.................    2,508        2,439
  Customers' acceptance liability...........................      918          684
  Interest receivable.......................................    1,597        1,408
  Mortgage servicing rights.................................      707          195
  Goodwill..................................................    1,139        1,047
  Core deposit and other intangibles........................      375          470
  Other assets..............................................    4,833        3,239
                                                             $187,298     $169,604
LIABILITIES
  Deposits
    Noninterest-bearing.....................................   23,414     $ 21,380
    Savings.................................................    8,257        9,037
    NOW and money market deposit accounts...................   28,160       29,752
    Time....................................................   27,971       27,698
    Foreign time............................................   12,889       12,603
      Total deposits........................................  100,691      100,470
  Federal funds purchased...................................    5,940        3,993
  Securities sold under agreements to repurchase............   23,034       21,977
  Trading account liabilities...............................   15,177       11,426
  Commercial paper..........................................    2,773        2,519
  Other short-term borrowings...............................    4,143        5,640
  Liability to factoring clients............................      580          586
  Acceptances outstanding...................................      918          684
  Accrued expenses and other liabilities....................    3,466        2,810
  Long-term debt............................................   17,775        8,488
      Total liabilities.....................................  174,497      158,593

      Contingent liabilities and other financial commitments (Notes Eight and Ten)

SHAREHOLDERS' EQUITY
  Preferred stock: authorized - 45,000,000 shares
    ESOP Convertible, Series C: issued - 2,473,081 and
      2,606,657 shares......................................      105          111
  Common stock: authorized - 800,000,000 shares; issued
    - 274,268,773 and 276,451,552 shares....................    4,655        4,740
  Retained earnings.........................................    7,826        6,451
  Other , including loan to ESOP trust......................      215         (291)
      Total shareholders' equity............................   12,801       11,011
                                                             $187,298     $169,604


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

48  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NationsBank Corporation And Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS)


                                                                  YEAR ENDED DECEMBER 31
                                                                 1995        1994       1993

OPERATING ACTIVITIES
  Net income................................................ $  1,950     $  1,690     $  1,501
  Reconciliation of net income to net cash (used)
    provided by operating activities
    Provision for credit losses.............................      382          310          430
    (Gains) losses on sales of securities...................      (29)          13          (84)
    Depreciation and premises improvements
      amortization..........................................      280          265          242
    Amortization of intangibles.............................      119          141          110
    Deferred income tax expense.............................      192          372          210
    Effect of change in method of accounting for
      income taxes..........................................        -            -         (200)
    Net change in trading instruments.......................   (5,175)       3,796          707
    Net increase in interest receivable.....................     (182)        (282)         (93)
    Net increase in interest payable........................      208          299           93
    Net (increase) decrease in loans held for sale..........   (1,345)       1,379         (406)
    Net increase (decrease) in liability to factoring
      clients...............................................       (6)          52           52
    Other operating activities..............................   (1,327)       1,083         (425)
      Net cash (used) provided by operating
        activities..........................................   (4,933)       9,118        2,137

INVESTING ACTIVITIES
  Proceeds from maturities of securities held for
    investment..............................................    5,547        5,864        9,182
  Purchases of securities held for investment...............     (545)     (10,293)     (10,493)
  Proceeds from sales and maturities of securities
    available for sale......................................   25,556       23,762       18,295
  Purchases of securities available for sale................  (27,594)     (16,055)     (15,805)
  Net (increase) decrease in federal funds sold and
    securities
    purchased under agreements to resell....................    4,931       (3,805)        (410)
  Net (increase) decrease in time deposits placed and
    other short-term investments............................      863         (670)         816
  Net originations of loans and leases......................  (11,977)     (12,656)     (12,473)
  Purchases of loans and leases.............................   (6,354)      (2,936)      (3,830)
  Proceeds from sales and securitizations of loans..........    4,681        4,126        8,682
  Purchases and originations of mortgage servicing
    rights..................................................     (598)        (124)         (40)
  Purchases of factored accounts receivable.................   (7,856)      (7,612)      (7,343)
  Collections of factored accounts receivable...............    7,834        7,577        7,229
  Net purchases of premises and equipment...................     (307)        (327)         (65)
  Proceeds from sales of other real estate owned............      204          369          261
  Sales (acquisitions) of business activities, net of
    cash....................................................     (567)       3,778       (4,606)
      Net cash used in investing activities.................   (6,182)      (9,002)     (10,600)

FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................     (158)       4,261       (1,581)
  Net increase (decrease) in federal funds purchased and
    securities
    sold under agreements to repurchase.....................    2,909       (2,562)       4,503
  Net increase (decrease) in other short-term borrowings
    and commercial paper....................................   (1,244)         491        1,958
  Proceeds from issuance of long-term debt..................   11,393        1,198        4,125
  Retirement of long-term debt..............................   (2,061)      (1,017)        (405)
  Preferred stock repurchased and redeemed..................        -          (94)           -
  Proceeds from issuance of common stock....................      239          267          197
  Cash dividends paid.......................................     (575)        (527)        (433)
  Common stock repurchased..................................     (522)        (180)           -
  Other financing activities................................        -          (20)         (23)
      Net cash provided by financing activities.............    9,981        1,817        8,341
Net increase (decrease) in cash and cash equivalents........   (1,134)       1,933         (122)
Cash and cash equivalents on January 1......................    9,582        7,649        7,771
Cash and cash equivalents on December 31....................    8,448     $  9,582     $  7,649

Supplemental cash flow disclosure
  Cash paid for interest....................................    7,565     $  5,020     $  3,477
  Cash paid for income taxes................................      675          718          360


    LOANS TRANSFERRED TO OTHER REAL ESTATE OWNED AMOUNTED TO $98, $207 AND $251 IN 1995, 1994 AND 1993, RESPECTIVELY.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                            CONSOLIDATED FINANCIAL STATEMENTS 49

NationsBank Corporation And Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLARS IN MILLIONS, SHARES IN THOUSANDS)


                                                                                                                  TOTAL
                                                                                           LOAN TO                SHARE-
                                              PREFERRED      COMMON STOCK       RETAINED     ESOP                HOLDERS'
                                                STOCK     SHARES      AMOUNT    EARNINGS     TRUST     OTHER      EQUITY
BALANCE ON DECEMBER 31, 1992.................... $119     252,990     $3,702     $4,179     $ (98)    $  (88)    $ 7,814
  Net income....................................                                  1,501                            1,501
  Cash dividends
    Common......................................                                   (423)                            (423)
    Preferred...................................                                    (10)                             (10)
  Issued in MNC acquisition
    Series CC and DD preferred stock............   93                                                                 93
    Common stock................................           13,608        701                                         701
  Common stock issued under dividend
    reinvestment and employee plans.............            4,213        187                              10         197
  Valuation reserve for securities available
    for sale and marketable equity securities...                                                         104         104
  Other.........................................   (4)         94          4                   10         (8)          2
BALANCE ON DECEMBER 31, 1993....................  208     270,905      4,594      5,247       (88)        18       9,979
  Net income....................................                                  1,690                            1,690
  Cash dividends
    Common......................................                                   (517)                            (517)
    Preferred...................................                                    (10)                             (10)
  Preferred stock repurchased and redeemed......  (93)                    (1)                                        (94)
  Common stock issued under dividend
    reinvestment and employee plans.............            5,351        254                              13         267
  Common stock issued in acquisitions...........            3,510         64         41                              105
  Common stock repurchased......................           (3,524)      (180)                                       (180)
  Net change in unrealized gains (losses)
    on securities available for sale and
    marketable equity securities................                                                        (240)       (240)
  Other.........................................   (4)        210          9                   12         (6)         11
BALANCE ON DECEMBER 31, 1994....................  111     276,452      4,740      6,451       (76)      (215)     11,011
  Net income....................................                                  1,950                            1,950
  Cash dividends
    Common......................................                                   (567)                            (567)
    Preferred...................................                                     (8)                              (8)
  Common stock issued under dividend
    reinvestment and employee plans.............            4,439        214                              25         239
  Common stock issued in acquisitions...........            2,998        217                                         217
  Common stock repurchased......................           (9,733)      (522)                                       (522)
  Net change in unrealized gains (losses)
    on securities available for sale and
    marketable equity securities................                                                         460         460
  Other.........................................   (6)        113          6                   13          8          21
BALANCE ON DECEMBER 31, 1995.................... $105     274,269     $4,655     $7,826     $ (63)    $  278     $12,801

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

50  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NationsBank Corporation And Subsidiaries
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

    NationsBank Corporation (the Corporation) is a multi-bank holding company organized under the laws of North Carolina in 1968 and registered under the Bank Holding Company Act of 1956, as amended. As discussed more fully in the second paragraph beginning on page 15 and the first and fourth full paragraphs on page 17, through its banking subsidiaries and its various nonbanking subsidiaries, the Corporation provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas.

NOTE ONE

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    The accounting and reporting policies of NationsBank Corporation and its subsidiaries conform with generally accepted accounting principles and prevailing industry practices. Certain prior year amounts have been reclassified to conform to current year classifications. A description of the significant accounting policies is presented below.


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

    Prior year financial statements are restated to include accounts of significant companies acquired and accounted for as poolings of interests.

    Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Significant estimates made by management are discussed in these footnotes as applicable.


CASH AND CASH EQUIVALENTS

    Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.


SECURITIES

    Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other securities are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. In addition, marketable equity securities are carried at fair value with net unrealized gains and losses included in shareholders' equity, net of tax.

    Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.


LOANS HELD FOR SALE

    Loans held for sale include residential mortgage, commercial real estate and other loans and are carried at the lower of aggregate cost or market value. Generally, such loans are originated with the intent of sale.


TRADING INSTRUMENTS

    Instruments utilized in trading activities include both securities and derivatives and are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated on the basis of dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Gross unrealized gains and losses on trading derivatives positions with the same counter-party are generally presented on a net basis for balance sheet reporting purposes where legally enforceable master netting agreements have been executed. Realized and unrealized gains and losses are recognized as noninterest income.


SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

    Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. It is the Corporation's policy to obtain control or take possession of securities purchased under agreements to resell. The Corporation monitors the market value of the underlying securities which collateralize the related receivable on resale agreements, including accrued interest, and requests additional collateral when deemed appropriate.


LOANS

    Loans are reported at their outstanding principal balances net of any charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans.

    Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans.


                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 51

    Discounts and premiums are amortized to income using methods that approximate the interest method.


ALLOWANCE FOR CREDIT LOSSES

    The allowance for credit losses is available to absorb losses inherent in the credit extension process including the loan and lease portfolio and other extensions of credit, such as off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses.

    Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement also may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for credit losses. Changes to the valuation allowance are recorded as a component of the provision for credit losses.

    The Corporation's process for determining an appropriate allowance for credit losses includes management judgment and use of estimates. The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance for credit losses are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance for credit losses is performed. This assessment is made in the context of historical losses as well as existing economic conditions.


NONPERFORMING LOANS

    Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, and loans similarly restructured prior to 1995 that are impaired, are classified as non-performing until such time as the loan is not impaired based on the terms of the restructured agreement and the interest rate is a market rate as measured at the restructuring date. Generally, loans which are past due 180 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Generally, interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.

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


OTHER REAL ESTATE OWNED

    Loans are classified as other real estate owned when the Corporation forecloses on a property or when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place. Prior to 1995, other real estate owned included in-substance foreclosed loans including certain loans for which the Corporation had not taken physical possession of the collateral. In addition, other real estate owned includes premises no longer used for business operations.

    Other real estate owned is carried at the lower of (1) the recorded amount of the loan or lease for which the property previously served as collateral, or
(2) the fair value of the property minus estimated costs to sell. Prior to foreclosure, the recorded amount of the loan or lease is reduced, if necessary, to the fair value, minus estimated costs to sell, of the real estate to be acquired by charging the allowance for credit losses.

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


MORTGAGE SERVICING RIGHTS

    Beginning April 1, 1995, the Corporation revised its accounting for mortgage servicing rights (MSRs).

    The total cost of mortgage loans originated or purchased after this date is allocated between the cost of the loans and the MSRs based on the relative fair values of the loans and the MSRs. MSRs acquired separately are capitalized at their cost. During 1995, the Corporation capitalized $676 million of MSRs principally due to separately acquired servicing rights, including those acquired in connection with the acquisitions discussed in Note Two. Previously, only MSRs purchased separately were recorded as assets. The cost of MSRs is amortized in proportion to and over the estimated period of net servicing revenues. During 1995, amortization was $86 million.

    The fair value on December 31, 1995 of servicing for which the Corporation has capitalized an acquisition cost was $792 million compared to a carrying value of $707 million. Additionally, there is value associated with servicing originated prior to April 1995 for which the carrying value is zero. Total loans serviced approximated $81.4 billion on December 31, 1995, including loans serviced on behalf of the Corporation's banking subsidiaries. The Corporation evaluates MSRs strata for impairment by estimating the fair value based on anticipated future net cash flows, taking into consideration prepayment predictions. The predominant


52 NATIONSBANK CORPORATION ANNUAL REPORT 1995 characteristics used as the basis for stratifying MSRs are loan type and period of origination. MSRs acquired prior to April 1995 are evaluated for impairment separately. If the carrying value of the MSRs exceeds the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to mortgage servicing income and fees. The valuation allowance on December 31, 1995 and changes in the valuation allowance during 1995 were not significant.


INCOME TAXES

    There are two components of income tax provision: current and deferred.

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

    Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.


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


RISK MANAGEMENT INSTRUMENTS

    Risk management instruments are utilized to modify the interest rate characteristics of related assets or liabilities or hedge against changes in interest rates, currency fluctuations or other such exposures as part of the Corporation's asset and liability management process.

    Instruments must be designated as hedges and must be effective throughout the hedge period.

    Swaps, principally interest rate, used in the asset and liability management process are accounted for on the accrual basis with revenues or expenses recognized as adjustments to income or expense on the underlying linked assets or liabilities. Risk management swaps generally are not terminated. When terminations do occur, gains or losses are recorded as adjustments to the carrying value of the underlying assets or liabilities and recognized as income or expense over the remaining expected lives of such underlying assets or liabilities. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments and the cumulative change in value of any open positions are recognized immediately as a component of the gain or loss on disposition of such underlying assets or liabilities.

    Gains and losses associated with futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the related asset or liability and recognized in income over the remaining term of the related asset or liability.

    Risk management instruments used to hedge or modify the interest rate characteristics of debt securities classified as available for sale are carried at fair value with unrealized gains or losses deferred as a component of shareholders' equity.

    The Corporation also purchases options in the interest rate market to protect the value of certain assets, principally mortgage servicing rights, against changes in prepayment rates. Option premiums are amortized over the option life on a straight-line basis. Such contracts are designated as hedges, and gains and losses are recorded as adjustments to the carrying value of the underlying assets. As such, they are included in the basis of mortgage servicing rights which are subjected to impairment valuations as described in the Mortgage Servicing Rights accounting policy on page 52.

    The Corporation also utilizes forward delivery contracts and options for the sale of mortgage-backed securities to reduce the interest rate risk inherent in mortgage loans held for sale and the commitments made to borrowers for mortgage loans which have not been funded. These financial instruments are considered in the Corporation's valuation of its mortgage loans held for sale which are carried at the lower of cost or market.


EARNINGS PER COMMON SHARE

    Earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which is effective for awards granted in fiscal years beginning after December 15, 1995. This standard defines a fair value-based method of measuring employee stock options or similar equity instruments. In lieu of recording the value of such options as compensation expense, companies may provide pro forma disclosures quantifying the difference between compensation cost included in net income as prescribed by current accounting standards and the related cost measured by such fair value-based method.

    The Corporation will provide such disclosure in its annual financial statements after the effective date of the standard.



                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 53

NOTE TWO

ACQUISITION ACTIVITY

    On January 9, 1996, the Corporation completed the acquisition of Bank South Corporation (Bank South), headquartered in Atlanta, Georgia. Each outstanding share of Bank South common stock was converted into .44 shares of Corporation common stock, resulting in the issuance of 26,304,617 shares of common stock by the Corporation. Bank South's total assets, total deposits and total shareholders' equity were $7.4 billion, $5.1 billion and $685 million, respectively, on the date of acquisition. This acquisition was accounted for as a pooling of interests and will not have a material impact on the results of operations or financial condition of the Corporation. In the first quarter of 1996, the Corporation will record a one-time restructuring charge for merger costs, consisting mainly of severance packages and facilities consolidations and closures.

    During January and February 1996, the Corporation acquired a banking organization in Florida and one in Texas. Combined total loans and deposits of these entities acquired were $3.1 billion and $3.9 billion, respectively. During December 1995, the Corporation completed the acquisitions of two small banking organizations in Florida. Combined total loans and deposits of these entities acquired were $697 million and $954 million, respectively. These acquisitions were accounted for as purchases and will not have a material impact on the results of operations or financial condition of the Corporation.

    On March 31, 1995, the Corporation's mortgage banking subsidiary completed the acquisition of KeyCorp Mortgage Inc. from KeyCorp and Key Bank of New York. The acquisition included a $25-billion residential mortgage servicing portfolio, for which the Corporation's subsidiary paid approximately $339 million, a mortgage servicing operation employing approximately 430 associates and other servicing-related assets.

    On March 31, 1995, the Corporation's mortgage banking subsidiary acquired from Source One Mortgage Services Corporation a $10-billion residential mortgage servicing portfolio.


NOTE THREE

SECURITIES

     The book and market values of securities held for investment and securities available for sale on December 31 were (dollars in millions):


                               U.S. TREASURY
                                  SECURITIES        FOREIGN         OTHER
                                  AND AGENCY      SOVEREIGN       TAXABLE       TOTAL     TAX-EXEMPT
SECURITIES HELD FOR INVESTMENT    DEBENTURES     SECURITIES    SECURITIES     TAXABLE     SECURITIES       TOTAL
1995
Book value.................... $       4,184     $       22    $       26     $ 4,232     $      200     $ 4,432
Gross unrealized gains........            12              -             -          12              7          19
Gross unrealized losses.......           (18)             -             -         (18)            (1)        (19)
Market value..................         4,178     $       22    $       26     $ 4,226     $      206     $ 4,432

1994
Book value.................... $      17,580     $       19    $       60     $17,659     $      141     $17,800
Gross unrealized gains........             1              -             -           1              1           2
Gross unrealized losses.......          (697)             -            (1)       (698)            (3)       (701)
Market value.................. $      16,884     $       19    $       59     $16,962     $      139     $17,101

1993
Book value.................... $      13,110     $       18    $      428     $13,556     $       28     $13,584
Gross unrealized gains........            35              -            15          50              2          52
Gross unrealized losses.......           (30)             -            (2)        (32)             -         (32)
Market value.................. $      13,115     $       18    $      441     $13,574     $       30     $13,604

54  NATIONSBANK CORPORATION ANNUAL REPORT 1995

                              U.S. TREASURY
                                 SECURITIES        FOREIGN         OTHER
                                 AND AGENCY      SOVEREIGN       TAXABLE       TOTAL     TAX-EXEMPT
SECURITIES AVAILABLE FOR SALE    DEBENTURES     SECURITIES    SECURITIES     TAXABLE     SECURITIES        TOTAL
1995
Cost......................... $      16,938     $    1,591    $      426    $ 18,955     $       42     $ 18,997
Gross unrealized gains.......           408             22             3         433              1          434
Gross unrealized losses......           (16)             -             -         (16)             -          (16)
Market value................. $      17,330     $    1,613    $      429    $ 19,372     $       43     $ 19,415

1994
Cost......................... $       7,729     $        -    $      250    $  7,979     $      310     $  8,289
Gross unrealized gains.......             -              -             -           -             11           11
Gross unrealized losses......          (274)             -             -        (274)            (1)        (275)
Market value................. $       7,455     $        -    $      250    $  7,705     $      320     $  8,025

1993
Cost......................... $      14,960     $        -    $        7    $ 14,967     $      378     $ 15,345
Gross unrealized gains.......           100              -             -         100             30          130
Gross unrealized losses......            (5)             -             -          (5)             -           (5)
Market value................. $      15,055     $        -    $        7    $ 15,062     $      408     $ 15,470

    The components, expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio on December 31, 1995 are summarized below (dollars in millions). Actual maturities may differ from contractual maturities or maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.


                                                               DUE AFTER 1     DUE AFTER 5
                                          DUE IN 1 YEAR         THROUGH 5       THROUGH 10      DUE AFTER
                                             OR LESS             YEARS            YEARS         10 YEARS           TOTAL
                                        AMOUNT    YIELD    AMOUNT    YIELD   AMOUNT  YIELD   AMOUNT  YIELD    AMOUNT    YIELD
Book value of securities held
  for investment
    U.S. Treasury securities
      and agency debentures............. $1,258    5.18%   $ 2,921    5.52%   $  -       -%   $  5    5.70%   $ 4,184    5.42%
    Foreign sovereign securities........      7    7.19          8    8.24       7    7.75       -       -         22    7.75
    Other taxable securities............     14    8.00          8    8.92       1    5.71       3    6.34         26    8.08
      Total taxable.....................  1,279    5.22      2,937    5.54       8    7.63       8    5.95      4,232    5.45
    Tax-exempt securities...............     49   11.47         90   10.41      38   10.48      23    9.34        200   10.53
      Total............................. $1,328    5.44    $ 3,027    5.66    $ 46    9.69    $ 31    9.65    $ 4,432    5.68

Market value of securities
  held for investment................... $1,322            $ 3,031            $ 46            $ 33            $ 4,432

Market value of securities available
  for sale
    U.S. Treasury securities
      and agency debentures............. $2,656    4.59%   $14,523    6.31%   $112    5.77%   $ 39    7.43%   $17,330    6.04%
    Foreign sovereign securities........      -       -      1,613    5.81       -       -       -       -      1,613    5.81
    Other taxable securities............    105    5.83         59    6.80      47    6.60     218    6.02        429    6.14
      Total taxable.....................  2,761    4.64     16,195    6.24     159    6.02     257    6.24     19,372    6.00
    Tax-exempt securities...............      3   11.31          7    9.91       6    9.47      27   13.63         43   12.20
      Total............................. $2,764    4.64    $16,202    6.24    $165    6.14    $284    6.93    $19,415    6.02

Cost of securities available for sale... $2,770            $15,781            $163            $283            $18,997

    The components of gains and losses on sales of available for sale securities for the years ended December 31 were (dollars in millions):

                                         1995      1994     1993
Gross gains on sales of securities......   74     $  36     $166
Gross losses on sales of securities.....  (45)      (49)     (82)
Gains (losses) on sales of securities...   29     $ (13)    $ 84

    There were no sales of securities held for investment in 1995, 1994 or 1993.

    There were no investments in obligations of states and political subdivisions that were payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of consolidated shareholders' equity on December 31, 1995 or 1994.


                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 55

    The income tax expense attributable to securities transactions was $10 million for 1995 compared to an income tax benefit of $5 million and expense of $29 million for 1994 and 1993, respectively.

    Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $22.5 billion on December 31, 1995 compared to $23.1 billion on December 31, 1994.

    In December 1995, the Corporation reclassified $8.6 billion from the held for investment category to the available for sale category. The securities were adjusted to market value resulting in net unrealized gains of approximately $220 million which were included in shareholders' equity at $143 million net of tax.

    On December 31, 1995, the valuation reserve for securities available for sale and marketable equity securities, including the impact of the December 1995 reclassification, increased shareholders' equity by $323 million, reflecting $418 million of pretax appreciation on securities available for sale and $97 million of pretax appreciation on marketable equity securities.


NOTE FOUR

TRADING ACCOUNT ASSETS AND LIABILITIES

    The fair values on December 31 and the average fair values for the years ended December 31 of the components of trading account assets and liabilities were (dollars in millions):



                                                                                   AVERAGE BALANCES
                                                               1995      1994       1995      1994
Securities owned
  U.S. Treasury securities.................................. $10,364    $ 5,958    $10,254    $ 7,713
  Securities of other U .S. Government agencies and
    corporations............................................   1,508      1,185      1,541      1,322
  Certificates of deposit, bankers' acceptances and
    commercial paper........................................     555        371        524        409
  Corporate debentures......................................   1,443        581      1,031        722
  Foreign sovereign instruments.............................     576         10        200          -
  Other securities..........................................     402        259        627        285
    Total securities owned..................................  14,848      8,364     14,177     10,451
Derivatives-dealer positions................................   4,019      1,577      3,230      1,158
    Total trading account assets............................ $18,867    $ 9,941    $17,407    $11,609

Short sales
  U.S. Treasury securities.................................. $11,066    $ 9,352    $11,416    $ 9,840
  Securities of other U .S. Government agencies and
    corporations............................................      16        182         12        550
  Corporate debentures......................................     683        278        591        134
  Other securities..........................................      17          -          6          2
    Total short sales.......................................  11,782      9,812     12,025     10,526
Derivatives-dealer positions................................   3,395      1,614      2,970      1,063
    Total trading account liabilities....................... $15,177    $11,426    $14,995    $11,589


    A discussion of the Corporation's trading activities and an analysis of the revenues associated with the Corporation's trading activities is presented in the noninterest income section beginning on page 19. The Corporation's derivatives-dealer positions are presented in the discussion beginning on page 35 and TABLE SIXTEEN.

    The net change in the unrealized gain or loss on trading securities held on December 31, 1995 and 1994, included in noninterest income for those years, was a gain of $44 million for 1995 and a loss of $3 million for 1994.

    Derivatives-dealer positions presented in the table above represent the fair values of interest rate, foreign exchange, equity and commodity-related products including financial futures, forward settlement and option contracts and swap agreements associated with the Corporation's derivatives trading activities.

    A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts and indices. Financial futures or forward settlement contracts are agreements to buy or sell a quantity of a financial instrument or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument, index or commodity at a predetermined rate or price at a time or during a period in the future.

    These agreements can be transacted on organized exchanges or directly between parties.


56  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NOTE FIVE

LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

    Loans, leases and factored accounts receivable on December 31 were (dollars in millions):

                                                                 1995         1994
LOANS
  Commercial................................................   48,186     $ 44,804
  Real estate commercial....................................    6,183        7,350
  Real estate construction..................................    2,976        2,981
    Total commercial........................................   57,345       55,135
  Residential mortgage......................................   24,043       17,311
  Credit card...............................................    6,532        4,756
  Other consumer............................................   22,751       20,853
    Total consumer..........................................   53,326       42,920
  Foreign...................................................    2,251        1,984
  Factored accounts receivable..............................      991        1,004
    Total loans and factored accounts receivable............  113,913      101,043
    Less unearned income....................................     (678)        (552)
    Loans and factored accounts receivable, net of
      unearned income.......................................  113,235      100,491
LEASES
  Lease receivables.........................................    3,915        3,056
  Estimated residual value..................................    1,192          934
  Less unearned income......................................   (1,309)      (1,110)
    Leases, net of unearned income..........................    3,798        2,880
    Loans, leases and factored accounts receivable,
      net of unearned income................................ $117,033     $103,371

    Transactions in the allowance for credit losses were (dollars in millions):

                                                               1995       1994       1993
Balance on January 1........................................ $2,186     $2,169     $1,454
Loans, leases and factored accounts receivable charged
  off.......................................................   (636)      (533)      (609)
Recoveries of loans, leases and factored accounts
  receivable previously charged off.........................    215        217        197
  Net charge-offs...........................................   (421)      (316)      (412)
Provision for credit losses.................................    382        310        430
Allowance applicable to loans of purchased companies and
  other.....................................................     16         23        697
Balance on December 31...................................... $2,163     $2,186     $2,169

    Loans to directors and executive officers of the Corporation were $35 million and $100 million on January 1 and December 31, 1995, respectively. An analysis of activity for 1995 with respect to such aggregate loans is as follows (dollars in millions):

BALANCE         NEW                    BALANCE
JANUARY 1     LOANS      PAYMENTS    DECEMBER 31
   $35        $ 306       $ 241        $   100

    Loans to immediate family members of directors and executive officers of the Corporation totaled $17 million and $7 million on January 1 and December 31, 1995, respectively.

    Loans to directors and executive officers who were solely directors and/or executive officers of the Corporation's significant subsidiaries, excluding the aggregate loan amount of any loans to members of their immediate families, amounted to $575 million on December 31, 1995.

    Extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risk of collectibility or present other unfavorable features.

    On January 1, 1995, the recorded investment in certain loans that were considered to be impaired totaled $712 million (including $80 million of in-substance foreclosed loans previously reported as other real estate owned). On December 31, 1995, the recorded investment in certain loans that were considered to be impaired was $483 million, all of which was classified as nonperforming. Impaired loans on December 31, 1995 were comprised of commercial loans of $271 million, real estate commercial loans of $196 million and real estate construction loans of $16 million. Of these impaired loans, $316 million had a related valuation allowance of $40 million and $167 million did not have a valuation allowance primarily due to application of interest payments against book balances or write-downs previously taken on these loans. The average recorded investment in certain impaired loans for the year ended December 31, 1995 was approximately $598 million. For the year ended December 31, 1995, interest income recognized on impaired loans totaled $26 million, all of which was recognized on a cash basis.

    On December 31, 1995, 1994 and 1993, nonperforming loans, including certain loans which are considered impaired, totaled $706 million, $801 million and $1.1 billion, respectively.

    The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1995, 1994 and 1993 was $27 million, $31 million and $34 million, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $102 million in 1995,


                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 57

$96 million in 1994 and $80 million in 1993.

    Other real estate owned amounted to $147 million, $337 million and $661 million on December 31, 1995, 1994 and 1993, respectively. On January 1, 1995, $80 million of in-substance foreclosed loans previously reported as other real estate owned was reclassified to nonperforming loans. The cost of carrying other real estate owned amounted to $13 million, $24 million and $18 million in 1995, 1994 and 1993, respectively.


NOTE SIX

SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    The Corporation's banking subsidiaries, NationsBank, N.A., NationsBank, N.A. (South) and NationsBank of Texas, N.A., jointly maintain a program to offer from time to time up to $9.0 billion in bank notes with fixed or floating rates and maturities from 30 days to 15 years from date of issue. On December 31, 1995, short-term and long-term bank notes outstanding were $3.1 billion and $1.9 billion, respectively. On December 31, 1994, short-term bank notes outstanding were $4.5 billion.

    On December 31, 1995 and 1994, the Corporation had unused commercial paper back-up lines of credit totaling $1.5 billion which expire in 1997. These lines were supported by fees paid directly by the Corporation to unaffiliated banks.

    The maturities of long-term debt on December 31 were (dollars in millions):

                                                                                     1995
                                                                 VARIOUS          VARIOUS
                                                              FIXED-RATE    FLOATING-RATE                          1994
                                                                    DEBT             DEBT         AMOUNT         AMOUNT
                                                             OBLIGATIONS      OBLIGATIONS    OUTSTANDING    OUTSTANDING
PARENT COMPANY
  Senior debt
    Due in 1995.............................................  $        -     $          -     $        -     $      969
    Due in 1996.............................................         721              473          1,194          1,194
    Due in 1997.............................................         338              405            743            183
    Due in 1998.............................................         889              525          1,414            889
    Due in 1999.............................................         117              800            917            558
    Due in 2000.............................................         949              564          1,513            448
    Thereafter..............................................         150              821            971            149
                                                                   3,164            3,588          6,752          4,390
  Subordinated debt
    Due in 1995.............................................           -                -              -              3
    Due in 1996.............................................           -                -              -              3
    Due in 1997.............................................          75                -             75             76
    Due in 1999.............................................         399                -            399            399
    Thereafter..............................................       3,708              265          3,973          2,727
                                                                   4,182              265          4,447          3,208
    Total parent company long-term debt.....................       7,346            3,853         11,199          7,598

BANKING AND NONBANKING SUBSIDIARIES
  Senior debt
    Due in 1995.............................................           -                -              -            284
    Due in 1996.............................................         144              100            244            198
    Due in 1997.............................................          11              897            908             49
    Due in 1998.............................................           3            1,806          1,809              3
    Due in 1999.............................................           9               75             84             13
    Due in 2000.............................................          54            2,947          3,001              3
    Thereafter..............................................          11              189            200              7
                                                                     232            6,014          6,246            557
  Subordinated debt
    Due in 2004 and thereafter..............................         300                8            308            309
                                                                     300                8            308            309

    Total banking and nonbanking subsidiaries long-
      term debt.............................................         532            6,022          6,554            866
                                                             $     7,878    $       9,875         17,753          8,464
    Obligations under capital leases........................                                          22             24
    Total long-term debt....................................                                 $    17,775    $     8,488

    As part of its interest rate risk management activities, the Corporation enters into interest rate swap agreements for certain long-term debt issuances. Through the use of interest rate swaps, $1.7 billion of fixed-rate debt with rates ranging from 5.72 percent to 8.57 percent have been effectively converted to floating rates primarily at spreads over LIBOR. In addition, $550 million of notes with floating rates have been converted to fixed rates ranging from 7.32 percent to 8.12 percent.

    On December 31, 1995, including the effects of interest rate swap agreements entered into for certain long-term debt

58 NATIONSBANK CORPORATION ANNUAL REPORT 1995 issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect on December 31, 1995) were 6.52 percent, 7.44 percent and 5.79 percent, respectively.

    Two series of mortgage-backed bonds were issued during 1995 through Main Place Funding Corporation (MPFC), a wholly-owned, limited-purpose subsidiary of the Corporation's Texas banking subsidiary. Outstandings under these issuances were $3.0 billion on December 31, 1995. Both series are collateralized primarily by pools of 1-to-4 family mortgage loans which had a book value of $4.5 billion on December 31, 1995. As of February 22, 1996, $1.0 billion was available for issuance under a shelf registration statement filed by MPFC.

    During 1995, the Corporation's Delaware credit card bank subsidiary issued asset-backed certificates through the NationsBank credit card master trust. Asset-backed certificates outstanding totaled $1.1 billion on December 31, 1995.


    The indentures covering the parent company's senior long-term debt include provisions that limit funded debt, long-term lease commitments, issuance of subsidiary preferred stock, creation of liens upon the property of the Corporation and the payment of dividends. Under the most restrictive of the provisions, approximately $2.3 billion was available for payment of dividends on December 31, 1995.

    Certain debt obligations may be redeemed prior to maturity at the option of the Corporation. On January 24, 1996, the Corporation announced its intention to redeem $300 million of 10 1/2-percent subordinated notes originally due 1999 effective March 15, 1996. Of total long-term debt on December 31, 1995, $18 million of debt scheduled to mature in 2002 has been redeemable since 1982, $500 million scheduled to mature in 2000 is redeemable beginning in 1998, $25 million scheduled to mature in 2010 is redeemable beginning in 1999 and an aggregate of $130 million scheduled to mature in either 2005 or 2010 is redeemable beginning in 2000.

    As of February 22, 1996, $2.6 billion of corporate debt securities and preferred and common stock was available for issuance under a shelf registration statement.

    Additionally, in late 1995, the Corporation announced plans to offer up to $1.5 billion of senior or subordinated notes exclusively to non-United States residents under a Euro medium-term note program. The notes may bear interest at fixed or floating rates. As of February 22, 1996, the Corporation had issued $229 million under this program.


NOTE SEVEN

SHAREHOLDERS' EQUITY

    The Corporation has authorized 45 million shares of preferred stock. As of December 31, 1995, the Corporation had issued 2.5 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and is convertible into .84 shares of the Corporation's common stock at an initial conversion price of $42.50 per
 .84 shares of the Corporation's common stock. ESOP Preferred Stock in the amount of $6.0 million in 1995 and $4.0 million in both 1994 and 1993 was converted into the Corporation's common stock.

    On September 28, 1994, the Board authorized the Corporation to purchase up to 20 million shares of its common stock from time to time in open market or privately negotiated transactions. Additionally, in July 1994 and July

    1995, the Board authorized annual repurchase amounts of up to 10 million and 5 million shares, respectively, of its common stock for its dividend reinvestment and stock purchase plan and its various other employee benefit plans. During 1995 and 1994, 9.7 million shares and 3.5 million shares, respectively, were repurchased under these various stock repurchase programs.

    Other shareholders' equity on December 31 was comprised of the following (dollars in millions):

                                                1995       1994
Restricted stock award plan
  deferred compensation....................... $ (37)    $  (62)
Net unrealized gains (losses) on available for
  sale securities and marketable equity
  securities, net of tax......................   323       (136)
Foreign exchange adjustment and other.........    (8)       (17)
                                               $ 278     $ (215)

NOTE EIGHT

COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These instruments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet. See the discussion of credit risk policies and procedures and concentrations of credit risk beginning on page 31.


CREDIT EXTENSION COMMITMENTS

    The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. The commitments shown below have been reduced by amounts collateralized by cash and participated to other financial institutions. The following summarizes commitments outstanding on December 31 (dollars in millions):

                                   1995       1994
Commitments to extend credit
  Credit card commitments...... $21,033    $15,921
  Other loan commitments.......  66,638     58,813
Standby letters of credit and
  financial guarantees.........   8,356      6,884
Commercial letters of credit...     986      1,282

                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 59

    Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes and protecting against deterioration in the borrowers' abilities to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures. Credit card lines are unsecured commitments which are reviewed at least annually by management. Upon evaluation of the customers' creditworthiness, the Corporation has the right to change or terminate the terms of the credit card lines. Of the December 31, 1995 total other loan commitments, $28.7 billion is scheduled to expire in less than one year, $29.1 billion in one to five years and $8.8 billion after five years.

    Standby letters of credit (SBLC) and financial guarantees are issued to support the debt obligations of customers. If a SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit. Of the December 31, 1995 total SBLCs and financial guarantees, $5.0 billion is scheduled to expire in less than one year, $3.1 billion in one to five years and $296 million after five years.

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


DERIVATIVES

    Derivative transactions are entered into by the Corporation to meet the financing needs of its customers, to manage its own interest rate and currency risks, and as part of its trading activities. See TABLES ELEVEN and TWELVE on pages 29 and 30 and the discussion under Off-Balance Sheet beginning on page 29 regarding the Corporation's use of derivatives for risk management purposes. See TABLE SIXTEEN on page 35, the discussion under Derivatives Activities beginning on page 35 and Note Four regarding the Corporation's derivative trading activities.


SECURITIES LENDING

    The Corporation executes securities lending transactions on behalf of certain customers. In certain instances, the Corporation indemnifies the customer against certain losses. The Corporation obtains collateral with a market value in excess of the market value of the securities loaned. On December 31, 1995 and 1994, indemnified securities lending transactions totaled $2.6 billion and $5.7 billion, respectively. Collateral with a market value of $2.7 billion and $5.9 billion on December 31, 1995 and 1994, respectively, was obtained by the Corporation in support of these transactions.


WHEN ISSUED SECURITIES

    When issued securities are commitments entered into to purchase or sell securities in the time period between the announcement of a securities offering and the issuance of those securities. On December 31, 1995, the Corporation had commitments to purchase and sell when issued securities of $4.4 billion and $4.3 billion, respectively. This compares to commitments to purchase and sell when issued securities of $2.2 billion and $2.5 billion, respectively, on December 31, 1994.


LITIGATION

    In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including several actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, substantial money damages are asserted against the Corporation and its subsidiaries and certain of these actions and proceedings are based on alleged violations of consumer protection, securities, banking and other laws. Management believes, based upon the advice of counsel, that the actions and proceedings and losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Corporation's financial position or results of operations.


NOTE NINE

REGULATORY REQUIREMENTS AND RESTRICTIONS

    The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of certain deposits. The average of those reserve balances amounted to $1.1 billion and $1.4 billion for 1995 and 1994, respectively.

    Funds for cash distributions by the Corporation to its shareholders are derived from a variety of sources, including cash and investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The subsidiary banks can initiate dividend payments in 1996, without prior regulatory approval, of $905 million plus an additional amount equal to their net profits, as defined by statute, for 1996 up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the OCC is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.

    Regulations also restrict banking subsidiaries in lending funds to affiliates. On December 31, 1995, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $1.4 billion. On December 31, 1995, no loans to the Corporation from its banking subsidiaries were outstanding.

    On December 31, 1995, as a result of the above regulatory restrictions, substantially all of the net assets of the Corporation's banking subsidiaries, in excess of the allowable amounts mentioned above, were restricted from transfer to the Corporation in the form of cash dividends, loans or advances.


60  NATIONSBANK CORPORATION ANNUAL REPORT 1995

 NOTE TEN

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

    The following table sets forth the plans' estimated status on December 31 (dollars in millions):

                                                                 1995       1994
Actuarial present value of benefit obligation
  Accumulated benefit obligation, including vested
    benefits of $864 and $711............................... $   (884)    $ (734)
  Projected benefit obligation for service rendered to
    date.................................................... $ (1,047)    $ (869)
Plan assets at fair value, primarily listed stocks, fixed-
  income securities and real estate.........................    1,091        964
Plan assets in excess of projected benefit obligation.......       44         95
Unrecognized net loss.......................................      398        135
Unrecognized net transition asset being amortized...........      (13)       (15)
Unrecognized prior service benefit being amortized..........      (29)       (34)
Deferred investment (gain) loss.............................      (97)       126
  Prepaid pension cost...................................... $    303     $  307

    Net periodic pension expense (income) for the years ended December 31 included the following components (dollars in millions):

                                                   1995      1994      1993
Service cost-benefits earned during the period... $  35     $  39     $  31
Interest cost on projected benefit obligation....    74        72        58
Actual return on plan assets.....................  (199)       22      (101)
Net amortization and deferral....................    95      (121)        3
  Net periodic pension expense (income)..........  $  5     $  12     $  (9)

    For December 31, 1995, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation were 7.50 percent and 4.0 percent, respectively. The related expected long-term rate of return on plan assets was
10.0 percent. For December 31, 1994, the weighted average discount rate, rate of increase in future compensation and expected long-term rate of return on plan assets were 8.50 percent, 4.25 percent and 10.0 percent, respectively.


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

    All of the Corporation's accrued postemployment benefit liability was unfunded at year-end 1995. The "projected unit credit" actuarial method was used to determine the normal cost and actuarial liability.

    A reconciliation of the estimated status of the postretirement benefit obligation on December 31 is as follows (dollars in millions):

                                                1995       1994
Accumulated postretirement benefit obligation
  Retirees................................... $ (136)    $ (128)
  Fully eligible active participants.........     (2)        (3)
  Other active plan participants.............    (49)       (47)
                                                (187)      (178)
Unamortized transition obligation............    118        125
Unrecognized net loss (gain).................      3         (9)
  Accrued postemployment benefit liability...  $ (66)    $  (62)

    Net periodic postretirement benefit cost for the years ended December 31 included the following (dollars in millions):

                              1995     1994     1993
Service cost................. $  2     $  3     $  2
Interest cost on accumulated
  postretirement
  benefit obligation.........   15       14       15
Amortization of transition
  obligation over 20 years...    7        7        7
Amortization of gains........   (5)      (6)       -
  Net periodic postretirement
    benefit cost............. $ 19     $ 18     $ 24


                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 61

    The health care cost trend rates used in determining the accumulated postretirement benefit obligation were 6.0 percent for pre-65 benefits and 4.75 percent for post-65 benefits. A one-percent change in the average health care cost trend rates would increase the accumulated postretirement benefit obligation by 5.50 percent and the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost by 4.56 percent. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50 percent in 1995 and 8.50 percent in 1994.


SAVINGS AND PROFIT SHARING PLANS

    In addition to the retirement plans, the Corporation maintains several defined contribution savings and profit sharing plans, one of which features a leveraged employee stock ownership (ESOP) provision.

    For 1995, 1994 and 1993, the Corporation contributed to the plans approximately $43 million, $41 million and $35 million, respectively, in cash which was utilized primarily to purchase the Corporation's common stock under the terms of these plans.

    Under the terms of the ESOP provision, payments to the plan for dividends on the ESOP Preferred Stock were $8 million for 1995 and $9 million for both 1994 and 1993. Interest incurred to service the ESOP debt amounted to $4 million for 1995 and $5 million for both 1994 and 1993.


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

    Under the Corporation's Restricted Stock Award Plan, key employees were awarded shares of the Corporation's common stock subject to certain vesting requirements. Generally, vesting occurred in five equal annual installments with related deferred compensation expensed over the same period.

    The Key Employee Stock Plan, approved by shareholders in 1995, replaced the Restricted Stock Award Plan and provides for different types of awards including stock options, restricted stock and performance shares. Under this plan, certain key employees received stock options effective July 1, 1995, entitling them to purchase shares of the Corporation's common stock at the previous day's closing market price of $53 5/8 per share. Options to purchase 3.96 million shares of common stock were granted. Twenty-five percent of the options immediately vested and became exercisable. The remaining 75 percent vest and become exercisable in three equal installments on July 1, 1996, 1997 and 1998. Any unexercised options will expire on July 1, 2005.

    Under the Key Employee Stock Plan, on January 2, 1996, ten-year options to purchase 1.8 million shares of common stock at $69 3/8 per share were granted to certain employees. Additionally, on February 1, 1996, ten-year options to purchase .9 million shares of common stock at $68 3/4 per share were granted to certain employees. For both grants, twenty-five percent of the options immediately vested and became exercisable. The remainder vest and become exercisable in three equal annual installments.

    The following table summarizes activity under the option and award plans for 1995 and the status on December 31, 1995:




                                                        OUTSTANDING                  EXERCISABLE
Employee Stock Option Plans                               OPTIONS                      OPTIONS
                                                                     AVERAGE                  AVERAGE
                                                                     OPTION                   OPTION
                                                       SHARES        PRICE        SHARES       PRICE
Balance on December 31, 1994.......................   6,370,751     $ 40.68      6,358,151     $40.69
Shares due to acquisition..........................     132,223       39.10         83,552      34.41
Became exercisable.................................           -           -      1,015,462      53.34
Additional stock grants............................   3,960,000       53.63              -          -
Less
  Exercised........................................  (3,845,593)      42.78     (3,845,593)     42.78
  Expired or canceled..............................    (223,000)      50.86       (208,600)     50.97
Balance on December 31, 1995.......................   6,394,381       47.04      3,402,972      41.32

                                                                    AVERAGE
                                                                      GRANT
Restricted Stock Award Plan                              SHARES       PRICE
Outstanding unvested grants on December 31, 1994...   1,816,852     $ 45.86
Additional stock grants............................      62,500       49.00
Less
  Shares vested....................................    (568,366)      44.77
  Shares canceled..................................     (50,540)      45.49
Outstanding unvested grants on December 31, 1995...   1,260,446       46.46


62  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NOTE ELEVEN

NONINTEREST INCOME AND EXPENSE

    The significant components of noninterest income and expense for the years ended December 31 are presented below (dollars in millions):

                                                   1995      1994      1993
NONINTEREST INCOME
  Service charges on deposit accounts........... $  884    $  797    $  681
  Mortgage servicing and related fees...........    138        86        77
  Fees on factored accounts receivable..........     68        74        74
  Investment banking income.....................    192       138        94
  Other nondeposit-related service fees.........    156       138       118
  Asset management and fiduciary service fees...    444       435       371
  Credit card income............................    277       280       198
  Trading account profits and fees..............    306       273       152
  Other income..................................    613       376       336
                                                 $3,078    $2,597    $2,101


NONINTEREST EXPENSE
  Personnel..................................... $2,491    $2,311    $1,903
  Occupancy, net................................    495       487       434
  Equipment.....................................    397       364       317
  Marketing.....................................    217       161       138
  Professional fees.............................    182       171       168
  Amortization of intangibles...................    119       141       110
  Credit card...................................     55        71        86
  Deposit insurance.............................    118       211       205
  Data processing...............................    229       235       190
  Telecommunications............................    150       137       122
  Postage and courier...........................    135       126       120
  Other general operating.......................    411       388       370
  General administrative and miscellaneous......    164       139       130
                                                 $5,163    $4,942    $4,293


NOTE TWELVE

INCOME TAXES

    The components of income tax expense for the years ended December 31 were (dollars in millions):

                           1995    1994    1993
Current expense
  Federal............... $  776    $451    $419
  State.................     58      37      54
  Foreign...............     15       5       7
                            849     493     480
Deferred expense
  Federal...............    179     350     218
  State.................     13      21     (11)
  Foreign...............      -       1       3
                            192     372     210
    Total tax expense... $1,041    $865    $690

    The Corporation's current income tax expense of $849 million, $493 million and $480 million for 1995, 1994 and 1993, respectively, includes amounts computed under the regular and alternative minimum tax (AMT) systems and approxi-mates the amounts payable for those years.

    Deferred expense represents the change in the deferred tax asset or liability and is discussed further below.



                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 63

    A reconciliation of the expected federal tax expense, based on the federal statutory rate of 35 percent for 1995, 1994 and 1993, to the actual consolidated tax expense for the years ended December 31 is as follows (dollars in millions):

                                                            1995     1994     1993
Expected federal tax expense............................. $1,047     $894     $697
Increase (decrease) in taxes resulting from
  Tax-exempt income......................................    (32)     (35)     (33)
  State tax expense, net of federal benefit..............     52       46       30
  Tax rate change on beginning net deferred tax
    assets...............................................      -        -       (6)
  Other..................................................    (26)     (40)       2
    Total tax expense.................................... $1,041     $865     $690

    Significant components of the Corporation's deferred tax (liabilities) and assets on December 31 are as follows (dollars in millions):

                                             1995        1994
Deferred tax liabilities
  Equipment lease financing.............. $  (789)    $  (599)
  Securities available for sale..........    (192)          -
  Depreciation...........................    (108)       (115)
  Intangibles............................     (48)        (62)
  Employee retirement benefits...........     (21)        (36)
  Other, net.............................    (207)       (202)
    Gross deferred tax liabilities.......  (1,365)     (1,014)

Deferred tax assets
  Allowance for credit losses............     751         755
  Loan fees and expenses.................      35          32
  Other real estate owned................      20          37
  Net operating loss carryforwards.......      12          16
  Securities available for sale..........       -          80
  AMT credit carryforwards...............       -          10
  Other, net.............................     155         166
    Gross deferred tax assets............     973       1,096
  Valuation allowance....................     (30)        (47)
    Deferred tax assets, net of valuation
    allowance............................     943       1,049
Net deferred tax (liabilities) assets....  $ (422)    $    35

    The Corporation's deferred tax assets include a valuation allowance of $30 million representing primarily state net operating loss carryforwards for which realization is uncertain. The net change in the valuation allowance for deferred tax assets was a decrease of $17 million, due to the realization of certain state deferred tax assets.

    During the first quarter of 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which superseded Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes." SFAS 109 allows for the recognition of deferred tax assets with respect to previously unrecognized operating loss and AMT credit carryforwards. The cumulative benefit of adopting the accounting principle was $200 million.

NOTE THIRTEEN

FAIR VALUES OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About
Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

    In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

    The provisions of SFAS 107 do not require the disclosure of nonfinancial instruments, including intangible assets. The value of the Corporation's intangibles such as franchise, credit card and trust relationships and mortgage servicing rights is significant.


SHORT-TERM FINANCIAL INSTRUMENTS

    The carrying values of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resale and repurchase agreements and commercial paper and short-term borrowings, approximate the fair values


64 NATIONSBANK CORPORATION ANNUAL REPORT 1995 of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.


FINANCIAL INSTRUMENTS TRADED IN THE SECONDARY
MARKET WITH QUOTED MARKET PRICES OR DEALER QUOTES

    Securities held for investment, securities available for sale, loans held for sale, trading account instruments and long-term debt which are traded actively in the secondary market have been valued using quoted market prices.


LOANS

    Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of fixed-rate loans was estimated by discounting estimated cash flows using corporate bond rates adjusted by credit risk and servicing costs for commercial and real estate commercial and construction loans; and for consumer loans, the Corporation's December 31 origination rate for similar loans. Contractual cash flows for consumer loans were adjusted for prepayments using published industry data. For variable-rate loans, the carrying amount was considered to approximate fair value. Where credit deterioration has occurred, cash flows for fixed- and variable-rate loans have been reduced to incorporate estimated losses. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair value.


DEPOSITS

    The fair value for fixed-rate deposits with stated maturities was calculated by discounting the difference between the cash flows on a contractual basis and current market rates for instruments with similar maturities. For variable-rate deposits, the carrying amount was considered to approximate fair value.

    The book and fair values of financial instruments on December 31 were (dollars in millions):


                                                                    1995               1994
                                                              BOOK      FAIR      BOOK        FAIR
                                                             VALUE      VALUE     VALUE        VALUE
FINANCIAL ASSETS
  Cash and cash equivalents............................... $ 8,448    $ 8,448    $ 9,582     $ 9,582
  Time deposits placed and other short-term
    investments...........................................   1,296      1,296      2,159       2,159
  Securities held for investment..........................   4,432      4,432     17,800      17,101
  Securities available for sale...........................  19,415     19,415      8,025       8,025
  Loans held for sale.....................................   1,663      1,663        318         318
  Federal funds sold and securities purchased under
    agreements to resell..................................   6,230      6,230     11,112      11,112
  Trading account assets..................................  18,867     18,867      9,941       9,941
  Loans, net of unearned income
    Commercial and foreign................................  50,240     50,495     46,649      46,375
    Real estate commercial and construction...............   9,159      9,182     10,330      10,227
    Residential mortgage..................................  24,026     24,198     17,244      16,251
    Credit card...........................................   6,532      6,581      4,753       4,782
    Other consumer........................................  22,287     22,329     20,511      20,328
  Allowance for credit losses.............................  (2,163)         -     (2,186)          -

FINANCIAL LIABILITIES
  Deposits
    Noninterest-bearing...................................  23,414     23,414     21,380      21,380
    Savings...............................................   8,257      8,257      9,037       9,037
    NOW and money market deposit accounts.................  28,160     28,160     29,752      29,752
    Consumer CDs..........................................  19,545     19,593     19,369      19,001
    Other time deposits...................................  21,315     21,419     20,932      20,721
  Federal funds purchased and securities sold under
    agreements to repurchase..............................  28,974     28,974     25,970      25,970
  Trading account liabilities.............................  15,177     15,177     11,426      11,426
  Commercial paper........................................   2,773      2,773      2,519       2,519
  Other short-term borrowings.............................   4,143      4,143      5,640       5,640
  Long-term debt..........................................  17,753     18,077      8,464       8,199

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The fair value of the Corporation's asset and liability management and other interest rate swaps is presented in TABLE TWELVE on page 30.

    The fair value of liabilities on binding commitments to lend is based on the net present value of cash flow streams using fee rates currently charged for similar agreements versus original contractual fee rates, taking into account the creditworthiness of the borrowers. The fair value was a liability of $111 million and $92 million on December 31, 1995 and 1994, respectively.



                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 65

NOTE FOURTEEN

PARENT COMPANY FINANCIAL INFORMATION

    The following tables present consolidated parent company financial information:

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN MILLIONS)


                                                                YEAR ENDED DECEMBER 31
                                                                1995     1994      1993
Income
  Dividends from consolidated
    Subsidiary banks and bank holding companies............. $  999     $1,864     $  894
    Other subsidiaries......................................      7          5          -
  Interest from consolidated subsidiaries...................    635        355        172
  Other income..............................................    547        501        533
                                                              2,188      2,725      1,599
Expenses
  Interest on borrowed funds................................    835        582        389
  Noninterest expense.......................................    462        442        453
                                                              1,297      1,024        842
Earnings
  Income before equity in undistributed earnings of
    consolidated subsidiaries and taxes.....................    891      1,701        757

  Equity in undistributed earnings of consolidated
    Subsidiary banks and bank holding companies.............    830       (247)       742
    Other subsidiaries......................................    208        140         73
                                                              1,038       (107)       815

Income before income taxes and effect of change in method
  of accounting for income taxes............................  1,929      1,594      1,572
Income tax benefit..........................................    (21)       (96)       (56)
Income before effect of change in method of accounting for
  income taxes..............................................  1,950      1,690      1,628
Effect of change in method of accounting for income
  taxes.....................................................      -          -       (127)

Net income.................................................. $1,950     $1,690     $1,501

Net income available to common shareholders................. $1,942     $1,680     $1,491


NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED BALANCE SHEET
(DOLLARS IN MILLIONS)


                                                        DECEMBER 31
                                                     1995       1994
Assets
  Cash held at subsidiary banks................... $     8    $     4
  Temporary investments...........................     396        583
  Receivables from consolidated
    Subsidiary banks and bank holding companies...   3,116      1,187
    Other subsidiaries............................   8,633      7,407
  Investment in consolidated
    Subsidiary banks and bank holding companies...  12,255     10,739
    Other subsidiaries............................   1,728      1,173
  Other assets....................................   1,095        616
                                                   $27,231    $21,709

Liabilities and Shareholders' Equity
  Commercial paper and other notes payable........ $ 2,494    $ 2,426
  Accrued expenses and other liabilities..........     737        674
  Long-term debt..................................  11,199      7,598
  Shareholders' equity............................  12,801     11,011
                                                   $27,231    $21,709


66  NATIONSBANK CORPORATION ANNUAL REPORT 1995

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS)


                                                                 YEAR ENDED DECEMBER 31
                                                               1995       1994        1993
Operating Activities
  Net income................................................ $ 1,950     $ 1,690     $ 1,501
  Reconciliation of net income to net cash provided by
    operating activities
    Equity in undistributed earnings of consolidated
      subsidiaries..........................................  (1,038)        107        (815)
    Effect of change in method of accounting for
      income taxes..........................................       -           -         127
    Other operating activities..............................    (380)        142         113
      Net cash provided by operating activities.............     532       1,939         926

Investing Activities
  Net (increase) decrease in temporary investments..........     187        (271)       (134)
  Net increase in receivables from consolidated
    subsidiaries............................................  (3,155)     (1,416)       (231)
  Additional capital investment in subsidiaries.............    (384)       (764)     (1,428)
  (Acquisitions) sales of subsidiaries, net of cash.........       -         101      (4,220)
    Net cash used in investing activities...................  (3,352)     (2,350)     (6,013)

Financing Activities
  Net increase in commercial paper and other notes
    payable.................................................      68         144       1,332
  Proceeds from issuance of long-term debt..................   4,606       1,159       4,125
  Retirement of long-term debt..............................  (1,005)       (438)       (174)
  Preferred stock repurchased and redeemed..................       -         (94)          -
  Proceeds from issuance of common stock....................     239         267         197
  Common stock repurchased..................................    (522)       (180)          -
  Cash dividends paid.......................................    (575)       (527)       (433)
  Other financing activities................................      13          73          30
    Net cash provided by financing activities...............   2,824         404       5,077

Net increase (decrease) in cash held at subsidiary
  banks.....................................................       4          (7)        (10)
Cash held at subsidiary banks on January 1..................       4          11          21
Cash held at subsidiary banks on December 31................   $   8     $     4     $    11



                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 67

NationsBank Corporation And Subsidiaries
SIX-YEAR CONSOLIDATED STATISTICAL SUMMARY


                                                             1995        1994        1993        1992        1991        1990
TAXABLE-EQUIVALENT YIELDS EARNED
Loans and leases, net of unearned income
  Commercial............................................     8.19%       7.56%       6.96%       7.08%       8.70%      10.44%
  Real estate commercial................................     9.30        8.18        7.59        7.78        9.13       10.49
  Real estate construction..............................     9.73        8.49        7.50        7.17        8.82       10.84
    Total commercial....................................     8.42        7.71        7.09        7.20        8.78       10.50
  Residential mortgage..................................     7.78        7.62        8.27        9.33       10.47        9.55
  Credit card...........................................    12.78       12.84       13.62       14.45       15.22       15.78
  Other consumer........................................    10.07        9.26        9.24       10.07       11.13       12.47
    Total consumer......................................     9.37        8.99        9.51       10.50       11.47       11.81
  Foreign...............................................     7.71        6.10        5.49        6.63        8.47       13.28
  Lease financing.......................................     7.59        7.50        7.96        8.25       10.89        9.53
    Total loans and leases, net.........................     8.79        8.20        8.06        8.49        9.83       11.00
Securities
  Held for investment...................................     5.57        5.06        5.54        6.84        8.61        9.15
  Available for sale....................................     6.25        5.20        4.80        5.77           -           -
    Total securities....................................     5.84        5.12        5.51        6.76        8.61        9.15
Loans held for sale.....................................     7.47        6.63        6.73        7.22        8.74       11.49
Federal funds sold and securities
  purchased under agreements to resell..................     6.18        4.09        3.21        3.77        5.89        8.16
Time deposits placed and other short-term investments...     6.87        5.12        3.91        5.09        6.89        8.95
Trading account securities..............................     7.76        7.32        5.43        4.64        6.99        8.43
    Total earning assets................................     7.98        7.16        7.06        7.70        9.25       10.37

RATES PAID
Savings.................................................     2.37        2.33        2.38        2.86        4.55        5.15
NOW and money market deposit accounts...................     2.68        2.34        2.24        2.82        4.96        6.02
Consumer CDs and IRAs...................................     5.19        4.17        4.52        5.58        7.01        7.94
Negotiated CDs, public funds and other time deposits....     5.56        4.02        3.97        4.93        7.08        8.13
Foreign time deposits...................................     6.25        4.98        4.05        5.52        6.70        8.89
Borrowed funds and trading account liabilities..........     6.40        4.87        3.45        3.33        5.64        7.93
Long-term debt..........................................     7.00        6.85        7.44        8.92        8.88        9.18
Special Asset Division net funding allocation...........        -           -           -           -       (6.20)      (7.49)
    Total interest-bearing liabilities..................     5.28        4.09        3.53        4.12        6.09        7.37

PROFIT MARGINS
Net interest spread.....................................     2.70        3.07        3.53        3.58        3.16        3.00
Net interest yield......................................     3.33        3.58        3.96        4.10        3.82        3.75

YEAR-END DATA
(DOLLARS IN MILLIONS)
Loans, leases and factored accounts
  receivable, net of unearned income.................... $117,033    $103,371    $ 92,007    $ 72,714    $ 69,108    $ 70,891
Securities held for investment..........................    4,432      17,800      13,584      23,355      16,275      25,530
Securities available for sale...........................   19,415       8,025      15,470       1,374       8,904           -
Loans held for sale.....................................    1,663         318       1,697       1,236         585         315
Time deposits placed and other short-term investments...    1,296       2,159       1,479       1,994       1,622       1,289
Total earning assets....................................  167,945     151,722     140,890     103,872      96,491      98,754
Total assets (1)........................................  187,298     169,604     157,686     118,059     110,319     112,791
Noninterest-bearing deposits............................   23,414      21,380      20,723      17,702      16,356      16,850
Domestic savings and time deposits......................   64,388      66,487      66,356      62,988      70,359      70,091
Foreign time deposits...................................   12,889      12,603       4,034       2,037       1,360       2,124
Total savings and time deposits.........................   77,277      79,090      70,390      65,025      71,719      72,215
Total deposits..........................................  100,691     100,470      91,113      82,727      88,075      89,065
Borrowed funds and trading account liabilities..........   51,067      45,555      44,248      21,957       9,846      15,474
Long-term debt..........................................   17,775       8,488       8,352       3,066       2,876       2,766
Total shareholders' equity..............................   12,801      11,011       9,979       7,814       6,518       6,283

    (1) EXCLUDES ASSETS OF NATIONSBANK OF TEXAS SPECIAL ASSET DIVISION IN 1991 AND 1990.



68  NATIONSBANK CORPORATION ANNUAL REPORT 1995

                                                                1995        1994       1993        1992        1991        1990
EARNINGS RATIOS
Return on average
  Total assets (1).........................................     1.03%       1.02%       .97%       1.00%        .17%        .52%
  Earning assets (1).......................................     1.17        1.14       1.09        1.12         .20         .59
  Common shareholders' equity..............................    17.01       16.10      15.00       15.83        2.70        9.56

EARNINGS ANALYSIS (TAXABLE-EQUIVALENT)
Noninterest income as a percentage of net interest
  income...................................................    55.36       48.96      44.48       45.65       44.22       42.56
Noninterest expense, excluding restructuring,
  as a percentage of net interest income...................    92.85       93.16      90.90       94.64       97.62       92.10
Efficiency ratio: noninterest expense, excluding
  restructuring, divided by the sum of net interest
  income and noninterest income............................    59.77       62.54      62.91       64.98       67.69       64.60
Overhead ratio: noninterest expense, excluding
  restructuring, less noninterest income
  divided by net interest income...........................    37.50       44.20      46.42       48.99       53.40       49.54
Net income as a percentage of net
  interest income..........................................    35.07       31.86      31.79       27.33        5.12       15.77

ASSET QUALITY
FOR THE YEAR
Net charge-offs as a percentage of average
  loans, leases and factored accounts receivable...........      .38         .33        .51        1.25        1.86         .88
Net charge-offs as a percentage of the
  provision for credit losses..............................   110.21      101.79      95.76      121.15       82.70       59.24
AT YEAR END
Allowance for credit losses as a percentage of net
  loans, leases and factored accounts receivable...........     1.85        2.11       2.36        2.00        2.32        1.86
Allowance for credit losses as a percentage of
  nonperforming loans......................................   306.49      273.07     193.38      103.11       81.82      100.46
Nonperforming assets as a percentage of net
  loans, leases, factored accounts receivable
  and other real estate owned..............................      .73        1.10       1.92        2.72        4.01        2.32
Nonperforming assets as a percentage of total assets (1)
  .........................................................      .46         .67       1.13        1.69        2.54        1.46
Nonperforming assets (in millions)......................... $    853    $  1,138    $ 1,783    $  1,997    $  2,804    $  1,651

RISK-BASED CAPITAL RATIOS
Tier 1.....................................................     7.24%       7.43%      7.41%       7.54%       6.38%       5.79%
Total......................................................    11.58       11.47      11.73       11.52       10.30        9.58

Common shareholders' equity as a
  percentage of total assets at year end (1)...............     6.81        6.47       6.25        6.60        5.67        5.23
Dividend payout ratio (per common share)...................    29.17       30.78      28.38       33.07      215.36       61.54
Shareholders' equity per common share
  Average.................................................. $  41.89    $  37.99    $ 33.36    $  29.05    $  27.97    $  27.31
  At year end..............................................    46.52       39.70      36.39       30.80       27.03       27.30

OTHER STATISTICS
Number of full-time equivalent employees...................   58,322      61,484     57,742      50,828      57,177      58,449
Rate of increase (decrease) in average
  Total loans and leases, net of unearned income...........    15.24%      20.29%     15.83%     (1.70)%       1.82%       8.36%
  Earning assets...........................................    12.55       24.50      16.59        (.84)       2.42       12.42
  Total assets (1).........................................    13.36       23.75      16.82        (.64)       1.85       12.19
  Total deposits...........................................     5.91       12.30        .97       (5.59)       3.44        8.99
  Total shareholders' equity...............................     9.22       21.19      18.73       10.31        6.16       18.15

COMMON STOCK INFORMATION
Market price per share
  High for the year........................................ $ 74 3/4    $ 57 3/8     $   58    $ 53 3/8    $ 42 3/4    $ 47 1/4
  Low for the year.........................................   44 5/8      43 3/8     44 1/2      39 5/8      21 1/2      16 7/8
  Close at the end of the year.............................   69 5/8      45 1/8         49      51 3/8      40 5/8      22 7/8
Daily average trading volume...............................  726,467     753,515    666,591     727,578     397,054     405,087
Number of shareholders of record...........................  103,137     105,774    108,435      89,371     102,209      30,824


                                    SIX-YEAR CONSOLIDATED STATISTICAL SUMMARY 69