Form 10-K, Exhibit 13
period 1996-12-31
NATIONSBANK CORP
filed 1997-03-28
CIK 70858

                          1996 ANNUAL
                               REPORT




Management's
Discussion
And Analysis

ON FEBRUARY 27, 1997, NATIONSBANK COMPLETED A 2-FOR-1 SPLIT OF ITS COMMON STOCK. ALL FINANCIAL DATA INCLUDED IN THE 1996 ANNUAL REPORT HAS BEEN RESTATED TO REFLECT THE IMPACT OF THE STOCK SPLIT.

1996 COMPARED TO 1995
OVERVIEW

   NationsBank Corporation (the Corporation), a multi-bank holding company headquartered in Charlotte, North Carolina, provides a diversified range of banking and certain non-banking financial services both domestically and internationally through three major Business Units: the GENERAL BANK, GLOBAL FINANCE and FINANCIAL SERVICES. After the acquisition of Boatmen's Bancshares, Inc. on January 7, 1997, the Corporation had approximately $227 billion in assets, making it the fourth largest banking company in the United States.

   The Corporation's continued earnings momentum was demonstrated through a 26-percent increase in operating net income to $2.45 billion in 1996 compared to $1.95 billion in 1995. Operating earnings per common share for 1996 increased 16 percent to $4.13 from $3.56 in 1995 and fully diluted operating earnings per share increased 15 percent to $4.05. Including a merger-related charge of $118 million ($77 million, net of tax), net income increased 22 percent to $2.38 billion, earnings per share rose 12 percent to $4.00 and fully diluted earnings per share increased 11 percent to $3.92.

KEY PERFORMANCE HIGHLIGHTS FOR

1996 WERE:

(bullet) Operating return on average common shareholders' equity increased 152 basis points to 18.53 percent from 17.01 percent in 1995. Including the merger-related charge, return on average common shareholders' equity increased to 17.95 percent for 1996.

(bullet) Taxable-equivalent net interest income rose 16 percent to $6.4 billion in 1996 due to the impact of acquisitions, higher spreads in the securities portfolio, growth in average consumer loans and an increase in noninterest-bearing deposits. The net interest yield increased to 3.62 percent compared to 3.33 percent in 1995.

(bullet) Provision for credit losses covered net charge-offs and totaled $605 million in 1996 compared to $382 million in 1995, reflecting the continuation of a return to more normalized levels of credit losses following periods of unusually low credit losses. Net charge-offs totaled $598 million, or .48 percent of average loans, leases and factored accounts receivable, versus .38 percent in 1995. Nonperforming assets increased to $1.0 billion on December 31, 1996 compared to $853 million on December 31, 1995 due primarily to acquisitions.

(bullet) Noninterest income increased 18.5 percent to $3.6 billion in 1996, driven primarily by higher deposit account service charges, investment banking income and mortgage servicing and mortgage-related fees.

(bullet) Noninterest expense increased 9.7 percent to $5.7 billion. Excluding the impact of acquisitions, noninterest expense increased only 4 percent.

(bullet) Revenue growth continued to outpace expense growth in 1996, improving the efficiency ratio 351 basis points to 56.3 percent.

(bullet) Cash basis ratios, which measure operating performance excluding intangible assets and the related amortization expense, improved with cash basis earnings per share rising 15 percent to $4.34 and return

                                         Management's Discussion And Analysis 17

TABLE ONE.  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

===================================================================================================================================
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)

                                                                       1996         1995          1994         1993       1992
-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
   Income from earning assets........................................ $13,796      $13,220      $10,529       $8,327      $7,780
   Interest expense..................................................   7,467        7,773        5,318        3,690       3,682
   Net interest income (taxable-equivalent)..........................   6,423        5,560        5,305        4,723       4,190
   Net interest income...............................................   6,329        5,447        5,211        4,637       4,098
   Provision for credit losses.......................................     605          382          310          430         715
   Gains (losses) on sales of securities.............................      67           29          (13)          84         249
   Noninterest income................................................   3,646        3,078        2,597        2,101       1,913
   Other real estate owned expense (income)..........................      20           18          (12)          78         183
   Merger-related charge.............................................     118            -            -           30           -
   Other noninterest expense.........................................   5,665        5,163        4,942        4,293       3,966
   Income before taxes and effect of change
     in method of accounting for income taxes........................   3,634        2,991        2,555        1,991       1,396
   Income tax expense................................................   1,259        1,041          865          690         251
   Income before effect of change in method of
     accounting for income taxes.....................................   2,375        1,950        1,690        1,301       1,145
   Effect of change in method of accounting for income taxes.........       -            -            -          200           -
   Net income........................................................   2,375        1,950        1,690        1,501       1,145
   Net income available to common shareholders.......................   2,360        1,942        1,680        1,491       1,121
   Net income (excluding merger-related charge)......................   2,452        1,950        1,690        1,521       1,145
   Average common shares issued (in thousands)....................... 590,216      544,959      549,312      515,938     487,496
PER COMMON SHARE
   Earnings before effect of change in method of
     accounting for income taxes......................................  $4.00        $3.56        $3.06        $2.50       $2.30
   Earnings............................................................  4.00         3.56         3.06         2.89        2.30
   Earnings (excluding merger-related charge)..........................  4.13         3.56         3.06         2.93        2.30
   Fully diluted earnings per share....................................  3.92         3.52         3.03         2.86        2.26
   Fully diluted earnings per share (excluding merger-related charge)..  4.05         3.52         3.03         2.90        2.26
   Cash basis earnings (excluding merger-related charge) (1)...........  4.34         3.78         3.28         3.10        2.48
   Cash dividends paid.................................................  1.20         1.04          .94          .82         .76
   Shareholders' equity (year-end)..................................... 23.69        23.26        19.85        18.20       15.40
BALANCE SHEET (YEAR-END)
   Total loans, leases and factored accounts receivable,
     net of unearned income...........................................122,630      117,033      103,371       92,007      72,714
   Total assets.......................................................185,794      187,298      169,604      157,686     118,059
   Total deposits.....................................................106,498      100,691      100,470       91,113      82,727
   Long-term debt..................................................... 22,985       17,775        8,488        8,352       3,066
   Common shareholders' equity........................................ 13,586       12,759       10,976        9,859       7,793
   Total shareholders' equity......................................... 13,709       12,801       11,011        9,979       7,814
PERFORMANCE RATIOS
   Return on average assets...........................................   1.18%        1.03%        1.02%         .97%       1.00%
   Return on average assets (excluding merger-related charge).........   1.22         1.03         1.02          .98        1.00
   Return on average tangible assets
     (excluding merger-related charge) (1)............................   1.30         1.11         1.10         1.06        1.08
   Return on average common shareholders' equity (2)..................  17.95        17.01        16.10        15.00       15.83
   Return on average common shareholders' equity
     (excluding merger-related charge) (2)............................  18.53        17.01        16.10        15.23       15.83
   Return on average tangible common shareholders' equity
     (excluding merger-related charge) (1)(2).........................  22.80        20.74        19.85        18.34       19.46
   Tier 1 capital ratio...............................................   7.76         7.24         7.43         7.41        7.54
   Total capital ratio................................................  12.66        11.58        11.47        11.73       11.52
   Leverage capital ratio.............................................   7.09         6.27         6.18         6.00        6.16
   Total equity to total assets.......................................   7.38         6.83         6.49         6.33        6.62
MARKET PRICE PER SHARE OF COMMON STOCK
   Market price of common stock (close at the end of the year)........ $48 7/8      $34 13/16    $22 9/16      $24 1/2    $25 11/16
   High for the year..................................................  52 5/8       37 3/8       28 11/16      29         26 11/16
   Low for the year...................................................  32 3/16      22 5/16      21 11/16      22 1/4     19 13/16


(1) CASH BASIS RATIOS EXCLUDE INTANGIBLE ASSETS AND THE RELATED AMORTIZATION EXPENSE.

(2) AVERAGE COMMON SHAREHOLDERS' EQUITY DOES NOT INCLUDE THE EFFECT OF MARKET VALUE ADJUSTMENTS TO SECURITIES AVAILABLE FOR SALE AND MARKETABLE EQUITY SECURITIES.

IN 1993, RETURN ON AVERAGE ASSETS AND RETURN ON EQUITY AFTER THE TAX BENEFIT FROM THE IMPACT OF ADOPTING A NEW INCOME TAX ACCOUNTING STANDARD WERE 1.12% AND 17.33%, RESPECTIVELY.

18 NationsBank Corporation Annual Report 1996 on average tangible common shareholders' equity increasing over 200 basis points to 22.80 percent.

HIGHLIGHTS FROM A BUSINESS UNIT
PERSPECTIVE WERE:

(bullet) The GENERAL BANK'S 1996 earnings increased 35 percent to $1.6 billion.
         Return on equity increased approximately 300 basis points to 22 percent in 1996. Revenue growth and expense control led to a 520 basis-point improvement in the efficiency ratio in 1996 to 58.6 percent.

(bullet) GLOBAL FINANCE's earnings rose to $635 million in 1996. Return on equity remained constant at 16 percent in 1996. The efficiency ratio improved slightly to 53.5 percent.

(bullet) FINANCIAL SERVICES' earnings rose 29 percent to $166 million in 1996.
         Return on equity remained constant at 14 percent in 1996. The efficiency ratio was 45.1 percent in 1996 compared to 42.1 percent in 1995 due primarily to office consolidation costs in 1996.

   The remainder of management's discussion and analysis of the consolidated results of operations and financial condition of the Corporation should be read together with the consolidated financial statements and related notes presented on pages 49 through 71.

BUSINESS UNIT OPERATIONS

   The Business Units are managed with a focus on numerous performance objectives including return on equity, operating efficiency and net income. TABLE TWO summarizes key performance measures for each of the Business Units.

   The net interest income of the Business Units reflects the results of a funds transfer pricing process which derives net interest

TABLE TWO.  BUSINESS UNIT SUMMARY

================================================================================================================================
(DOLLARS IN MILLIONS)

                                                             GENERAL BANK             GLOBAL FINANCE          FINANCIAL SERVICES

--------------------------------------------------------------------------------------------------------------------------------
                                                           1996        1995           1996        1995         1996        1995
--------------------------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent) ................ $4,602      $3,817        $1,202      $1,186         $572        $527
Noninterest income ......................................  2,500       2,100         1,019         910          122          68
                                                          ---------------------------------------------------------------------
   Total revenue ........................................  7,102       5,917         2,221       2,096          694         595
Provision for credit losses .............................    438         267            43           -          124         115
Gains on sales of securities ............................     25           -             -           -            -           -
Other real estate owned expense (income) ................     16          11            (5)         (7)           9          14
Noninterest expense .....................................  4,165       3,776         1,188       1,136          313         250
                                                           --------------------------------------------------------------------
Income before income taxes ..............................  2,508       1,863           995         967          248         216
Income tax expense ......................................    916         688           360         358           82          87
                                                           --------------------------------------------------------------------
Net income (1) .......................................... $1,592      $1,175          $635        $609         $166        $129
                                                         ======================================================================

Net interest yield (2) ..................................   4.68%       4.69%         3.09% (3)   3.39% (3)    7.10%       7.30%

Average equity to assets ................................    6.8%        6.8%          4.9%        5.4%        14.1%       12.2%

Return on equity ........................................     22%         19%           16%         16%          14%         14%

Efficiency ratio ........................................   58.6%       63.8%         53.5%       54.2%        45.1%       42.1%

Average (2)(4)

   Total loans and leases, net of unearned income .......$78,708     $68,607       $36,117     $34,195       $8,022      $7,204
   Total deposits ....................................... 87,904      77,333         8,212       7,160            -           -
   Total assets .........................................104,395      88,918        78,368      71,833        8,528       7,699

Year-end (2)(4)

   Total loans and leases, net of unearned income ....... 76,815      74,031        36,763      35,187        8,279       7,798
   Total deposits ....................................... 90,080      79,549         8,321       7,861            -           -


(1) BUSINESS UNIT RESULTS ARE PRESENTED ON A FULLY ALLOCATED BASIS EXCEPT FOR MINOR AMOUNTS ASSOCIATED WITH UNASSIGNED CAPITAL, GAINS ON SALES OF CERTAIN SECURITIES, MERGER-RELATED CHARGES AND OTHER CORPORATE ACTIVITIES.

(2) 1995 NET INTEREST YIELDS AND AVERAGE AND YEAR-END BALANCES HAVE BEEN RESTATED TO REFLECT THE CURRENT ORGANIZATIONAL STRUCTURE.

(3) GLOBAL FINANCE'S NET INTEREST YIELD EXCLUDES THE IMPACT OF TRADING-RELATED ACTIVITIES. INCLUDING TRADING-RELATED ACTIVITIES, THE NET INTEREST YIELD WAS
    1.78 PERCENT FOR 1996 AND 1.95 PERCENT FOR 1995.

(4) THE SUMS OF BALANCE SHEET AMOUNTS DIFFER FROM CONSOLIDATED AMOUNTS DUE TO ACTIVITIES BETWEEN THE BUSINESS UNITS.

                                         Management's Discussion And Analysis 19
income by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. Equity capital is allocated to each Business Unit based on an assessment of its inherent risk.

   The GENERAL BANK provides comprehensive services in the retail and commercial banking fields. Within the GENERAL BANK, the BANKING GROUP, which contains the retail banking network, is the service provider for small and medium-size companies and individuals. On December 31, 1996, the BANKING GROUP had 1,979 banking offices located in the states of Florida, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee, Texas and Virginia and the District of Columbia. In addition, fully-automated, 24-hour cash dispensing and depositing services are provided throughout these states through 3,948 automated teller machines. Specialized services, such as the origination and servicing of home mortgage loans, the issuance and servicing of credit cards, indirect lending, dealer finance and certain insurance services, are provided throughout the Corporation's franchise, and on a nationwide basis for certain products, through the FINANCIAL PRODUCTS group of the GENERAL BANK. The GENERAL BANK also contains the ASSET MANAGEMENT GROUP which includes INVESTING AND INVESTMENT MANAGEMENT, which provides retirement services for defined benefit and defined contribution plans, full service and discount brokerage services and investment advisory services, including advising the Nations Funds family of mutual funds, and THE PRIVATE CLIENT GROUP, which offers banking, fiduciary and investment management services.

   The GENERAL BANK'S earnings increased 35 percent to $1.6 billion in 1996. The BANKING GROUP'S strong loan growth and growth in fee income accounted for most of the increased earnings over 1995. The GENERAL BANK'S return on equity rose approximately 300 basis points to 22 percent. Taxable-equivalent net interest income increased 21 percent including the impact of acquisitions. Excluding the impact of acquisitions and securitizations, net interest income increased 10 percent. Average loans and leases in the GENERAL BANK increased 15 percent primarily attributable to residential mortgages acquired through acquisitions.

   Noninterest income rose 19 percent to $2.5 billion led by increases in deposit service fee income, increased mortgage servicing and production fees, a gain related to the change in control of Gartmore plc and a gain on the sale of certain consumer loans. Noninterest expense increased 10 percent, which was significantly below the total revenue growth of 20 percent. Acquisition-related and other increases in personnel and higher general operating expense accounted for most of the expense growth. Excluding acquisitions, noninterest expense increased only 3 percent. Strong revenue growth offset moderate expense growth, resulting in a 520 basis-point improvement in the efficiency ratio.

   GLOBAL FINANCE provides comprehensive corporate and investment banking services to domestic and international customers through its CORPORATE FINANCE/CAPITAL MARKETS, SPECIALIZED LENDING and REAL ESTATE units. The GLOBAL FINANCE group serves as a principal lender and investor as well as an advisor, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, leasing, factoring, project finance and mergers and acquisitions are representative of the services provided. These services are provided through various domestic offices as well as offices located in London, Singapore, Bogota, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Bombay, Jakarta, Taipei, Sao Paulo and Hong Kong. Through its Section 20 subsidiary, NATIONSBANC CAPITAL MARKETS, INC., GLOBAL FINANCE underwrites, distributes and makes markets in high-grade and high-yield securities. Additionally, GLOBAL FINANCE is a primary dealer of U.S. Government securities and is a market maker in derivatives products which include swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, GLOBAL FINANCE takes positions to support client demands and its own account. Major centers for the above activities are Charlotte, Chicago, London, New York, Singapore and Tokyo.

   GLOBAL FINANCE'S earnings increased 4 percent to $635 million in 1996, resulting in a consistent return on equity of 16 percent. Taxable-equivalent net interest income increased $16 million over 1995 due to loan growth which was partially offset by competitive loan pricing. Loan growth, primarily commercial, was concentrated in the CORPORATE FINANCE/CAPITAL MARKETS and SPECIALIZED LENDING units.

20 NationsBank Corporation Annual Report 1996


TABLE THREE.  12-MONTH TAXABLE-EQUIVALENT DATA

===================================================================================================================================
(DOLLARS IN MILLIONS)

                                                             1996                       1995                       1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                  AVERAGE                     AVERAGE                    AVERAGE
                                                  BALANCE   INCOME            BALANCE   INCOME           BALANCE  INCOME
                                                   SHEET      OR    YIELDS/    SHEET      OR    YIELDS/   SHEET     OR     YIELDS/
                                                  AMOUNTS   EXPENSE  RATES    AMOUNTS   EXPENSE  RATES   AMOUNTS  EXPENSE   RATES

-----------------------------------------------------------------------------------------------------------------------------------
 Earning assets
   Loans and leases, net of unearned income (1)
    Commercial (2) .............................  $49,553   $4,042      8.16% $46,358   $3,797      8.19%$41,606  $3,147      7.56%
     Real estate commercial ....................    6,090      550      9.03    7,195      669      9.30   7,780     636      8.18
     Real estate construction ..................    3,165      281      8.89    3,106      302      9.73   3,155     268      8.49
-----------------------------------------------------------------------------------------------------------------------------------
       Total commercial ........................   58,808    4,873      8.29   56,659    4,768      8.42  52,541   4,051      7.71
-----------------------------------------------------------------------------------------------------------------------------------
     Residential mortgage ......................   27,813    2,169      7.80   20,562    1,600      7.78  14,980   1,141      7.62
     Credit card ...............................    6,228      733     11.77    5,013      641     12.78   3,956     508     12.84
     Other consumer ............................   22,467    2,218      9.87   21,940    2,209     10.07  19,768   1,831      9.26
-----------------------------------------------------------------------------------------------------------------------------------
       Total consumer ..........................   56,508    5,120      9.06   47,515    4,450      9.37  38,704   3,480      8.99
-----------------------------------------------------------------------------------------------------------------------------------
     Foreign ...................................    2,664      183      6.87    2,036      157      7.71   1,417      86      6.10
     Lease financing ...........................    4,288      324      7.58    3,277      249      7.59   2,344     176      7.50
-----------------------------------------------------------------------------------------------------------------------------------
       Total loans and leases, net .............  122,268   10,500      8.59  109,487    9,624      8.79  95,006   7,793      8.20
-----------------------------------------------------------------------------------------------------------------------------------
   Securities

     Held for investment .......................    3,442      193      5.59   15,521      864      5.57  15,048     761      5.06
     Available for sale (3) ....................   17,295    1,146      6.63   10,272      642      6.25  12,386     644      5.20
-----------------------------------------------------------------------------------------------------------------------------------
       Total securities ........................   20,737    1,339      6.46   25,793    1,506      5.84  27,434   1,405      5.12
-----------------------------------------------------------------------------------------------------------------------------------
   Loans held for sale .........................    1,078       79      7.30      322       24      7.47     339      23      6.63
   Federal funds sold ..........................      389       23      5.95      774       47      6.10     983      45      4.59
   Securities purchased under agreements to resell 12,445      643      5.16   14,385      890      6.19  12,406     502      4.05

   Time deposits placed and other
     short-term investments ....................    1,436       80      5.54    2,066      142      6.87   1,762      90      5.12
   Trading account securities (4) ..............   19,047    1,226      6.44   14,177    1,100      7.76  10,451     765      7.32
-----------------------------------------------------------------------------------------------------------------------------------
       Total earning assets (5) ................  177,400   13,890      7.83  167,004   13,333      7.98 148,381  10,623      7.16
Cash and cash equivalents ......................    7,807                       7,820                      8,271
Factored accounts receivable ...................    1,135                       1,163                      1,252
Other assets, less allowance for credit losses .   14,543                      12,560                      8,415
-----------------------------------------------------------------------------------------------------------------------------------
       Total assets ............................ $200,885                    $188,547                   $166,319
===================================================================================================================================

Interest-bearing liabilities

   Savings .....................................   $9,024      201      2.22   $8,575      204      2.37  $9,116     212      2.33
   NOW and money market deposit accounts .......   30,243      763      2.52   27,640      740      2.68  29,724     696      2.34
   Consumer CDs and IRAs (6) ...................   30,034    1,585      5.28   24,840    1,290      5.19  23,937     999      4.17
   Negotiated CDs, public funds
     and other time deposits ...................    3,114      171      5.49    2,992      166      5.56   3,319     133      4.02
   Foreign time deposits .......................   11,180      602      5.38   14,103      881      6.25   7,544     375      4.98
   Federal funds purchased .....................    4,694      251      5.35    5,455      322      5.91   5,397     219      4.07
   Securities sold under agreements to
    repurchase (6) .............................   28,517    1,531      5.37   30,336    1,863      6.14  24,903   1,075      4.32

   Commercial paper ............................    2,966      165      5.57    2,804      171      6.10   2,482     111      4.46
   Other short-term borrowings (6) .............    3,344      208      6.22    5,690      354      6.20   5,015     213      4.25
   Trading account liabilities (4) .............   10,137      653      6.44   12,025      896      7.45  10,526     735      6.98
   Long-term debt (7) ..........................   20,603    1,337      6.51   12,652      886      7.00   8,033     550      6.85
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities ......  153,856    7,467      4.85  147,112    7,773      5.28 129,996   5,318      4.09
Noninterest-bearing sources

   Noninterest-bearing deposits ................   23,990                      21,128                     20,097
   Other liabilities ...........................    9,776                       8,856                      5,742
   Shareholders' equity ........................   13,263                      11,451                     10,484
-----------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders'
         equity ................................ $200,885                    $188,547                  $166,319
===================================================================================================================================
Net interest spread ............................                        2.98                        2.70                      3.07
Impact of noninterest-bearing sources ..........                         .64                         .63                       .51
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income/yield on earning assets ....            $6,423      3.62%           $5,560      3.33%         $5,305      3.58%
===================================================================================================================================

(1) NONPERFORMING LOANS ARE INCLUDED IN THE RESPECTIVE AVERAGE LOAN BALANCES. INCOME ON SUCH NONPERFORMING LOANS IS RECOGNIZED ON A CASH BASIS.

(2) COMMERCIAL LOAN INTEREST INCOME INCLUDES NET INTEREST RATE SWAP REVENUES RELATED TO SWAPS CONVERTING VARIABLE-RATE COMMERCIAL LOANS TO FIXED RATE. INTEREST RATE SWAPS INCREASED (DECREASED) INTEREST INCOME $26, ($209) AND $62 IN 1996, 1995 AND 1994, RESPECTIVELY.

(3) THE AVERAGE BALANCE SHEET AMOUNTS AND YIELDS ON SECURITIES AVAILABLE FOR SALE ARE BASED ON THE AVERAGE OF HISTORICAL AMORTIZED COST BALANCES.

(4) THE FAIR VALUES OF DERIVATIVES-DEALER POSITIONS ARE REPORTED IN OTHER ASSETS AND LIABILITIES, RESPECTIVELY.

(5) INTEREST INCOME INCLUDES TAXABLE-EQUIVALENT ADJUSTMENTS OF $94, $113 AND $94 IN 1996, 1995 AND 1994, RESPECTIVELY.

(6) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, OTHER SHORT-TERM BORROWINGS AND CONSUMER CDS INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS FIXING THE COST OF CERTAIN OF THESE LIABILITIES. INTEREST RATE SWAPS INCREASED INTEREST EXPENSE $66, $28 AND $35 IN 1996, 1995 AND 1994, RESPECTIVELY.

(7) LONG-TERM DEBT INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS PRIMARILY CONVERTING THE COST OF CERTAIN FIXED-RATE DEBT TO VARIABLE RATE. INTEREST RATE SWAPS INCREASED (DECREASED) INTEREST EXPENSE ($12) AND $2 IN 1996 AND 1995, RESPECTIVELY.

                                         Management's Discussion And Analysis 21

Continued progress was made in reducing average commercial real estate outstandings by $1.3 billion in 1996.

   Noninterest income increased 12 percent over 1995, with most of the growth concentrated in investment banking income. Noninterest expense rose only 4.6 percent, contributing to a 70 basis-point improvement in the efficiency ratio.

   FINANCIAL SERVICES is primarily comprised of the holding company, NATIONSCREDIT CORPORATION, which includes NATIONSCREDIT CONSUMER CORPORATION, primarily a consumer finance operation, and NATIONSCREDIT COMMERCIAL CORPORATION, primarily a commercial finance operation. NATIONSCREDIT CONSUMER CORPORATION, which has 293 branches in 33 states, provides personal, mortgage and automobile loans to consumers, and retail finance programs to dealers. NATIONSCREDIT COMMERCIAL CORPORATION consists of divisions that specialize in the following commercial financing areas: equipment loans and leases; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributors and dealers.

   FINANCIAL SERVICES' earnings of $166 million increased 29 percent over 1995. Consistent with 1995, earnings represented 7 percent of consolidated earnings and return on equity was 14 percent. Taxable-equivalent net interest income increased 9 percent as average loans and leases increased 11 percent. Market demand in the consumer lending, commercial real estate and distribution finance businesses continued to contribute to loan growth. The increase in provision for credit losses was mainly driven by loan growth and higher consumer loss rates. The net interest yield decreased 20 basis points to 7.10 percent in 1996 due to higher funding costs combined with more competitive loan pricing. Noninterest income increased $54 million reflecting higher warrant gains and higher loan prepayment fees. Noninterest expense increased $63 million driven by office consolidation costs and operating expenses for acquisitions, resulting in an efficiency ratio of 45.1 percent for 1996.

RESULTS OF OPERATIONS
NET INTEREST INCOME

   An analysis of the Corporation's taxable-equivalent net interest income and average balance sheet levels for the last three years is presented in TABLE THREE. The changes in net interest income from year to year are analyzed in TABLE FOUR.

   Taxable-equivalent net interest income increased 16 percent to $6.4 billion in 1996 compared to $5.6 billion in 1995 due to acquisitions of several banking operations, higher spreads in the securities portfolio, core loan growth and an increase in noninterest-bearing deposits, partially offset by the impact of securitizations and a shift in funding to term debt. While securitizations lowered net interest income by $264 million in 1996, they do not significantly affect the Corporation's earnings. As the Corporation continues to securitize loans, its role becomes that of a servicer and the income related to securitized loans is reflected in noninterest income.

   The net interest yield increased 29 basis points to 3.62 percent in 1996 compared to 1995 due to the sale of low-yielding securities and the reinvestment of proceeds from the sale of low-yielding securities into higher-spread products.

   Loan growth is dependent on economic conditions as well as various discretionary factors, such as decisions to securitize certain loan portfolios, the retention of residential mortgage loans generated by the Corporation's mortgage subsidiary and the management of borrower, industry, product and geographic concentrations.

PROVISION FOR CREDIT LOSSES

   The provision for credit losses covered net charge-offs and was $605 million in 1996 compared to $382 million in the prior year. Net charge-offs increased $177 million to $598 million in 1996 compared to 1995 due primarily to increases in commercial, other consumer and credit card net charge-offs. Management expects the charge-off trends experienced in 1996 to continue as the Corporation maintains its efforts to shift the mix of the loan portfolio to a higher consumer concentration and credit losses return to more normalized levels.

NET INTEREST INCOME
(Billions)
(chart appears along the right side of
page and its plot points are as follows)

                  1992          4.1
                  1993          4.6
                  1994          5.2
                  1995          5.4
                  1996          6.3

22 NationsBank Corporation Annual Report 1996

   The allowance for credit losses was $2.3 billion, or 1.89 percent of net loans, leases and factored accounts receivable, on December 31, 1996 compared to $2.2 billion, or 1.85 percent, at the end of 1995. The allowance for credit losses was 260 percent of nonperforming loans on December 31, 1996 compared to 306 percent on December 31, 1995. Future economic conditions will impact credit quality and may result in increased net charge-offs and higher provisions for credit losses.

   TABLE TWELVE provides an analysis of the activity in the Corporation's allowance for

TABLE FOUR.  CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME

===================================================================================================================================
(DOLLARS IN MILLIONS)

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

                                                           FROM 1995 TO 1996                          FROM 1994 TO 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                INCREASE (DECREASE)                        INCREASE (DECREASE)
                                                 IN INCOME/EXPENSE                          IN INCOME/EXPENSE
                                                 DUE TO CHANGE IN                           DUE TO CHANGE IN

-----------------------------------------------------------------------------------------------------------------------------------
                                                                            PERCENTAGE                                 PERCENTAGE
                                                 AVERAGE   YIELDS/           INCREASE       AVERAGE   YIELDS/           INCREASE
                                                 LEVELS     RATES    TOTAL  (DECREASE)      LEVELS     RATES    TOTAL  (DECREASE)

-----------------------------------------------------------------------------------------------------------------------------------
Income from earning assets
   Loans and leases, net of unearned income
     Commercial ................................  $ 261     $(16)    $245        6.5%         $377    $ 273      $650      20.7%
     Real estate commercial ....................   (100)     (19)    (119)     (17.8)          (50)      83        33       5.2
     Real estate construction ..................      6      (27)     (21)      (7.0)           (4)      38        34      12.7
                                                                     -----                                       -----
       Total commercial ........................    179      (74)     105        2.2           331      386       717      17.7
                                                                     -----                                       -----
     Residential mortgage ......................    565        4      569       35.6           434       25       459      40.2
     Credit card ...............................    146      (54)      92       14.4           135       (2)      133      26.2
     Other consumer ............................     52      (43)       9         .4           211      167       378      20.6
                                                                     -----                                       -----
       Total consumer ..........................    819     (149)     670       15.1           820      150       970      27.9
                                                                     -----                                       -----
     Foreign ...................................     45      (19)      26       16.6            44       27        71      82.6
     Lease financing ...........................     76       (1)      75       30.1            71        2        73      41.5
                                                                     -----                                       -----
       Total loans and leases, net .............  1,102     (226)     876        9.1         1,246      585     1,831      23.5
   Securities
                                                                     -----                                       -----
     Held for investment .......................   (677)       6     (671)     (77.7)           24       79       103      13.5
     Available for sale ........................    463       41      504       78.5          (120)     118        (2)      (.3)
                                                                     -----                                       -----
       Total securities ........................   (316)     149     (167)     (11.1)          (88)     189       101       7.2
                                                                     -----                                       -----
   Loans held for sale .........................     55        -       55      229.2            (1)       2         1       4.3
   Federal funds sold ..........................    (23)      (1)     (24)     (51.1)          (11)      13         2       4.4
   Securities purchased under agreements
     to resell .................................   (111)    (136)    (247)     (27.8)           90      298       388      77.3
   Time deposits placed and other
     short-term investments ....................    (38)     (24)     (62)     (43.7)           17       35        52      57.8
   Trading account securities ..................    335     (209)     126       11.5           287       48       335      43.8
                                                                     -----                                       -----
       Total income from earning assets ........    818     (261)     557        4.2         1,413    1,297     2,710      25.5
                                                                     -----                                       -----
Interest expense

   Savings .....................................     10      (13)      (3)      (1.5)          (13)       5        (8)     (3.8)
   NOW and money market deposit accounts .......     67      (44)      23        3.1           (51)      95        44       6.3
   Consumer CDs and IRAs .......................    274       21      295       22.9            39      252       291      29.1
   Negotiated CDs, public funds
     and other time deposits ...................      7       (2)       5        3.0           (14)      47        33      24.8
   Foreign time deposits .......................   (167)    (112)    (279)     (31.7)          391      115       506     134.9
   Federal funds purchased .....................    (42)     (29)     (71)     (22.0)            2      101       103      47.0
   Securities sold under agreements
     to repurchase .............................   (107)    (225)    (332)     (17.8)          268      520       788      73.3
   Commercial paper ............................     10      (16)      (6)      (3.5)           16       44        60      54.1
   Other short-term borrowings .................   (146)       -     (146)     (41.2)           32      109       141      66.2
   Trading account liabilities .................   (130)    (113)    (243)     (27.1)          109       52       161      21.9
   Long-term debt ..............................    520      (69)     451       50.9           323       13       336      61.1
                                                                     -----                                       -----
       Total interest expense ..................    346     (652)    (306)      (3.9)          764    1,691     2,455      46.2
                                                                     -----                                       -----
Net interest income ............................    359      504     $863       15.5           636     (381)     $255       4.8
                                                                     =====                                       =====

                                         Management's Discussion And Analysis 23
credit losses for each of the last five years. Allowance levels, net charge-offs and nonperforming assets are discussed in the Credit Risk Management and Credit Portfolio Review section beginning on page 32.

NONINTEREST INCOME

   As presented in TABLE FIVE, noninterest income increased 18.5 percent to $3.6 billion in 1996, reflecting strong growth in most categories as described below:

(bullet) Service charges on deposit accounts increased 27 percent over 1995, attributable to growth in number of households served, in part due to acquisitions, higher fees and emphasis on fee collection.

(bullet) Mortgage servicing and mortgage-related fees grew 54 percent to $213 million in 1996. Including acquisitions, the average portfolio of loans serviced increased 30 percent from $69.3 billion in 1995 to $89.9 billion in 1996. On December 31, 1996, the servicing portfolio, which includes mortgage loans originated by the Corporation's mortgage subsidiary as well as loans serviced on behalf of the Corporation's banking subsidiaries, totaled $96.4 billion compared to $81.4 billion on December 31, 1995. Mortgage loan originations through the Corporation's mortgage subsidiary increased $901 million to $12.0 billion in 1996, compared to $11.1 billion in 1995, primarily reflecting changes in the interest rate environment in 1996. Origination volume in 1996 consisted of approximately $4.7 billion of retail loan volume and $7.3 billion of correspondent and wholesale loan volume.

         In conducting its mortgage banking activities, the Corporation is exposed to interest rate risk for the period between loan commitment date and subsequent delivery date. The value of the Corporation's mortgage servicing rights is also affected by changes in prepayment rates. To manage risk associated with mortgage banking activities, the Corporation enters into various financial instruments including option contracts, forward delivery contracts and certain rate swaps. The contract notional amount of these instruments approximated $7.8 billion on December 31, 1996. Net unrealized gains associated with these contracts were insignificant on December 31,1996.

(bullet) Investment banking income increased 85 percent to $356 million in 1996, primarily reflecting increased syndication, securities underwriting activity and gains on principal investment activity (investing

TABLE FIVE.  NONINTEREST INCOME

===================================================================================================================================
(DOLLARS IN MILLIONS)

                                                                                                                   CHANGE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 1996          1995           AMOUNT      PERCENT
-----------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts .........................................   $1,121          $884           $237         26.8%
-----------------------------------------------------------------------------------------------------------------------------------
Nondeposit-related service fees

   Safe deposit rent ........................................................       28            27              1          3.7
   Mortgage servicing and mortgage-related fees .............................      213           138             75         54.3
   Fees on factored accounts receivable .....................................       64            68             (4)        (5.9)
   Investment banking income ................................................      356           192            164         85.4
   Other service fees .......................................................      170           129             41         31.8
-----------------------------------------------------------------------------------------------------------------------------------
     Total nondeposit-related service fees ..................................      831           554            277         50.0
-----------------------------------------------------------------------------------------------------------------------------------
Asset management and fiduciary service fees .................................      432           444            (12)        (2.7)
-----------------------------------------------------------------------------------------------------------------------------------
Credit card income

   Merchant discount fees ...................................................        6             7             (1)       (14.3)
   Annual credit card fees ..................................................       25            24              1          4.2
   Other credit card fees ...................................................      283           246             37         15.0
-----------------------------------------------------------------------------------------------------------------------------------
     Total credit card income ...............................................      314           277             37         13.4
-----------------------------------------------------------------------------------------------------------------------------------
Other income

   Brokerage income .........................................................      110           114             (4)        (3.5)
   Trading account profits and fees .........................................      274           306            (32)       (10.5)
   Bankers' acceptances and letters of credit fees ..........................       67            74             (7)        (9.5)
   Insurance commissions and earnings .......................................       79            65             14         21.5
   Miscellaneous ............................................................      418           360             58         16.1
-----------------------------------------------------------------------------------------------------------------------------------
     Total other income .....................................................      948           919             29          3.2
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                $3,646        $3,078           $568         18.5
===================================================================================================================================

24 NationsBank Corporation Annual Report 1996 in equity or equity-related transactions on behalf of clients). The GLOBAL FINANCE syndication group was agent or co-agent on 566 deals totaling $346.0 billion in 1996, compared to 420 deals totaling $281.6 billion in 1995.

      An analysis of investment banking income by major business activity follows (in millions):

                                1996     1995

-------------------------------------------------
INVESTMENT BANKING INCOME

   Syndications ..............  $108       $93
   Securities underwriting ...    84        40
   Principal investment
     activities ..............    77        19
   Other .....................    87        40
-------------------------------------------------
     Total investment
       banking income ........  $356      $192
=================================================


(bullet) GENERAL BANK asset management and fiduciary service fees declined $12 million to $432 million in 1996, reflecting the impact of the late 1995 sale of the Corporate Trust business. Excluding the impact of this sale, asset management fees increased 17 percent in 1996. An analysis of asset management and fiduciary service fees by major business activity for 1996 and 1995 as well as the market values of assets under management and administration on December 31 are presented below (in millions):

                              1996      1995

--------------------------------------------------
ASSET MANAGEMENT AND
FIDUCIARY SERVICE FEES

   Private Client Group ......  $271      $241
   Retirement services and
     corporate trust .........    66       107
   Mutual funds ..............    29        28
   Investment management
     subsidiaries and other ..    66        68

--------------------------------------------------
       Total asset
         management and
         fiduciary service
         fees ................ $ 432      $444
==================================================
MARKET VALUE OF ASSETS

   Assets under
     management ............ $72,270   $66,200
   Assets under
     administration ........ 180,269   183,200


   The Private Client Group provides investment management, fiduciary and tax services primarily to individuals and investors. These fees increased $30 million in 1996 over 1995, principally due to increased sales, market appreciation associated with assets under management and acquisitions. Retirement services and corporate trust encompass a wide range of services including investment advisory, administrative and record-keeping services for customers' employee benefit plans, securities lending and investment management services offered to corporations, municipalities and others. The decline in retirement services and corporate trust fees in 1996 reflects the impact of management's repositioning of this business in an effort to concentrate on the most profitable product lines. Mutual fund revenues reflect fees received for providing advisory services to the Nations Funds family. Investment management subsidiaries' fees include revenues of SOVRAN CAPITAL MANAGEMENT, ASB CAPITAL MANAGEMENT and TRADESTREET INVESTMENT ASSOCIATES, INC., which provide institutional investors with investment management services.

(bullet) Credit card income increased 13 percent to $314 million in 1996, primarily due to increased purchase volume and interchange rates. Credit card income includes $58 million from the impact of credit card securitizations.

(bullet) Trading account profits and fees totaled $274 million in 1996, a decrease of $32 million from $306 million in 1995, reflecting a continued expansion of the Corporation's client-driven business more than offset by less favorable gains on position-taking.

      An analysis of GLOBAL FINANCE'S trading account profits and fees by major business activity follows (in millions):

                                  1996    1995

---------------------------------------------------
TRADING ACCOUNT PROFITS AND FEES
   Securities trading ...........  $96    $103
Interest rate contracts .........  136     151
Foreign exchange contracts ......    4      26
      Other .....................   38      26
---------------------------------------------------
     Total trading account
       profits and fees ......... $274    $306

===================================================

(bullet) Miscellaneous income totaled $418 million in 1996, an increase of $58 million over 1995. Miscellaneous income includes certain prepayment fees and other fees such as net gains on sales of miscellaneous investments, business activities, premises, venture capital investments and other similar items.

NONINTEREST EXPENSE

   As presented in TABLE SIX, the Corporation's noninterest expense increased
9.7 percent to $5.7 billion in 1996 from $5.2 billion in 1995.

   Approximately two-thirds of the increase in 1996 over 1995 resulted from acquisitions of several smaller banking organizations. Additionally, increased expenditures in selected areas to enhance revenue growth contributed to the year-over-year increase, including the costs of ongoing initiatives related to enhancing customer sales and optimizing product delivery channels. For example, the Model Banking project was implemented in the District of Columbia and four states of the Corporation's franchise to facilitate and enhance the GENERAL BANK'S retail customer sales and product delivery. PC Banking was also introduced in 9 states of the Corporation's franchise providing instant on-line account access and personal finance management capabilities for customers.

   A discussion of the significant components of noninterest expense in 1996 compared to 1995 is as follows:

(bullet)Personnel expense increased $240 million over 1995, primarily due to the impact of acquisitions and an increase in personnel and contracted temporary services for the implementation of revenue enhancement projects.

(bullet)Equipment expense increased 14 percent in 1996 over 1995, reflecting acquisitions and enhancements to computer resources throughout the Corporation and to product delivery systems, such as PC banking, direct banking and data base management. This investment in infrastructure is expected to continue due to the Corpor-ation's commitment to maintaining state-of-the-art capabilities in sales, information, processing and delivery to customers and across lines of business.

(bullet) Marketing expense increased $35 million to $252 million in 1996, primarily attributable to the Corporation's sponsorship of the 1996 Olympic Summer Games.

(bullet) Professional fees increased $74 million, reflecting higher consulting and technical support fees for projects to enhance revenue growth and for the development and installation of infrastructure enhancements.

(bullet)The Corporation's deposit insurance expense totaled $26 million in 1996 compared to $118 million in 1995, reflecting reductions beginning June 1, 1995 in insurance rates charged by the FDIC.

(bullet)Other general operating expenses increased $79 million to $490 million in 1996. Included in 1996 expenses are $43 million in pretax charges reflecting the estimated losses associated with certain customers' fraudulent commercial transactions.

TABLE SIX.  NONINTEREST EXPENSE

===========================================================================================================================
(DOLLARS IN MILLIONS)


                                                                  1996                     1995
---------------------------------------------------------------------------------------------------------------------------
                                                                        PERCENT                  PERCENT
                                                                      OF TAXABLE-              OF TAXABLE-
                                                                      EQUIVALENT               EQUIVALENT
                                                                     NET INTEREST             NET INTEREST
                                                                          AND                      AND
                                                                      NONINTEREST              NONINTEREST          CHANGE
                                                           AMOUNT       INCOME      AMOUNT       INCOME       AMOUNT      PERCENT

---------------------------------------------------------------------------------------------------------------------------------
Personnel ...........................................     $2,731          27.1%     $2,491          28.8%     $  240           9.6%
Occupancy, net ......................................        523           5.2         495           5.7          28           5.7
Equipment ...........................................        451           4.5         397           4.6          54          13.6
Marketing ...........................................        252           2.5         217           2.5          35          16.1
Professional fees ...................................        256           2.5         182           2.1          74          40.7
Amortization of intangibles .........................        128           1.3         119           1.4           9           7.6
Credit card .........................................         64            .6          55            .6           9          16.4
Deposit insurance ...................................         26            .3         118           1.4         (92)        (78.0)
Data processing .....................................        237           2.4         229           2.7           8           3.5
Telecommunications ..................................        172           1.7         150           1.7          22          14.7
Postage and courier .................................        148           1.5         135           1.6          13           9.6
Other general operating .............................        490           4.8         411           4.8          79          19.2
General administrative and miscellaneous ............        187           1.9         164           1.9          23          14.0
                                                          -------------------------------------------------------------------------
                                                          $5,665          56.3%     $5,163          59.8%     $  502           9.7
                                                          =========================================================================



26  NationsBank Corporation Annual Report 1996

INCOME TAXES

   The Corporation's income tax expense for 1996 was $1.3 billion, for an effective tax rate of 34.6 percent of pretax income. Income tax expense for 1995 was $1.0 billion, for an effective rate of 34.8 percent.

  Note Twelve to the consolidated financial statements includes a reconciliation of federal income tax expense computed using the federal statutory rate of 35 percent to actual income tax expense.

BALANCE SHEET REVIEW AND LIQUIDITY RISK MANAGEMENT

   The Corporation utilizes an integrated approach in managing its balance sheet which includes management of interest rate sensitivity, credit risk, liquidity risk and capital position.

   Average customer-based funds increased $11.1 billion in 1996 compared to 1995 primarily due to deposits acquired in acquisitions. As a percentage of the total funding mix, average customer-based funds increased to 46 percent in 1996 from 44 percent in 1995.

   Average market-based funds decreased $9.5 billion in 1996 compared to 1995 and comprised a smaller portion of total sources of funds at 32 percent for 1996 compared to 39 percent in 1995, the result of a shift towards term debt for funding. Average long-term debt increased $8.0 billion in 1996 over 1995 and represented 10 percent of total sources of funds compared to 7 percent during 1995.

   Average loans and leases, the Corporation's primary utilization of funds, increased $12.8 billion during 1996 due to the impact of acquisitions and core loan growth partially offset by the impact of securitizations, and comprised 61 percent of total uses of funds compared to 58 percent during 1995. The ratio of average loans and leases to customer-based funds was approximately 130 percent in both 1996 and 1995.

   The average securities portfolio as a percentage of total uses decreased to 10 percent in 1996 from 14 percent in 1995 due to management's focus on the reduction of low-yielding assets.

   Cash and cash equivalents were $8.9 billion on December 31, 1996, an increase of $485 million from December 31, 1995. During 1996, net cash provided by operating activities was $1.8 billion, net cash provided by investing activities was $15.9 billion and net cash used in financing activities was $17.2 billion. For further information on cash flows, see the Consolidated Statement of Cash Flows in the consolidated financial statements.

   Liquidity is a measure of the Corporation's ability to fulfill its cash requirements and is managed by the Corporation through its asset and liability management process. The Corporation monitors its assets and liabilities and modifies these positions as liquidity requirements change. This process, coupled with the Corporation's ability to raise capital and debt financing, is designed to cover the liquidity needs of the Corporation. The following discussion provides an overview of significant on- and off-balance sheet components of liquidity.

SECURITIES

   The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity requirements and on- and off-balance sheet positions.

   The securities portfolio on December 31, 1996 consisted of securities held for investment totaling $2.1 billion and securities available for sale totaling $12.3 billion compared to $4.4 billion and $19.4 billion, respectively, on December 31, 1995. The decrease in the securities portfolio from December 31, 1995 to December 31, 1996 was attributable to management's focus on the reduction of low-yielding assets.

   On December 31, 1996 and 1995, the market value of the Corporation's portfolio of securities held for investment approximated the book value of the portfolio.

   The valuation reserve for securities available for sale and marketable equity securities increased shareholders' equity by $86 million on December 31, 1996, reflecting pretax appreciation of $8 million on securities available for sale and $123 million on marketable equity securities. The valuation reserve increased shareholders' equity by $323 million on December 31, 1995. The decrease in



                                       Management's Discussion And Analysis  27
the valuation reserve was primarily attributable to maturities and sales of securities and the general increase in interest rates when comparing December 31, 1996 to December 31, 1995.

   The average expected maturity of the securities held for investment and securities available for sale portfolios were 1.47 years and 6.91 years, respectively, on December 31, 1996 compared to 1.65 years and 2.96 years, respectively, on December 31, 1995. The increase in the average expected maturity of the available for sale portfolio reflects the sale and maturity of shorter average life securities and the addition of mortgage-backed securities obtained primarily through securitization of the Corporation's residential mortgages and acquisitions.

   On December 31, 1996, the Corporation had forward agreements to purchase $1.5 billion of mortgage-backed securities.

LOANS AND LEASES
   Total loans and leases increased approximately 5 percent to $121.6 billion on December 31, 1996 compared to $116.0 billion on December 31, 1995. Average loans and leases increased 12 percent to $122.3 billion in 1996 compared to 1995 due primarily to growth in residential mortgage, commercial and credit card loans partially offset by the impact of securitizations.

   Average residential mortgage loans increased 35 percent to $27.8 billion in 1996 compared to $20.6 billion in 1995, primarily as a result of acquisitions.

   Average total commercial loans increased to $58.8 billion in 1996 compared to $56.7 billion in 1995, primarily due to acquisitions. Average real estate commercial and construction loans decreased to $9.3 billion in 1996 as a result of the Corporation's efforts to lower its exposure to this line of business.

   Average credit card and other consumer loans, including direct and indirect consumer loans and home equity loans, increased $1.7 billion including the impact of securitizations in 1996. Higher levels of consumer

                                      AVERAGE LOANS
                                      AND LEASES
                                      (BILLIONS)

                                      (Chart appears on the right side of the
                                      page and its plot points are as follows)

                                     '92    '93    '94    '95    '96

                                     68     79     95     109    122



TABLE SEVEN.  DISTRIBUTION OF LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

=================================================================================================================================
DECEMBER 31
(DOLLARS IN MILLIONS)



                                            1996               1995               1994              1993               1992
-------------------------------------------------------------------------------------------------------------------------------
                                      AMOUNT  PERCENT  AMOUNT    PERCENT  AMOUNT    PERCENT   AMOUNT   PERCENT  AMOUNT  PERCENT
-------------------------------------------------------------------------------------------------------------------------------
Domestic

   Commercial ..................   $ 50,270    41.0% $ 47,989      41.0% $ 44,665      43.1% $ 40,808      44.3% $ 32,260      44.4%
   Real estate commercial ......      5,445     4.4     6,183       5.3     7,349       7.1     8,239       9.0     6,324       8.7
   Real estate construction ....      2,863     2.3     2,976       2.5     2,981       2.9     3,256       3.5     3,065       4.2
                                   -------------------------------------------------------------------------------------------------
     Total commercial ..........     58,578    47.7    57,148      48.8    54,995      53.1    52,303      56.8    41,649      57.3
                                   -------------------------------------------------------------------------------------------------
   Residential mortgage ........     27,963    22.8    24,026      20.6    17,244      16.7    12,689      13.8     9,262      12.7
   Credit card .................      6,747     5.5     6,532       5.6     4,753       4.6     3,728       4.1     4,297       5.9
   Other consumer ..............     20,595    16.8    22,287      19.0    20,511      19.9    19,326      21.0    14,152      19.4
                                   -------------------------------------------------------------------------------------------------
     Total consumer ............     55,305    45.1    52,845      45.2    42,508      41.2    35,743      38.9    27,711      38.0
                                   -------------------------------------------------------------------------------------------------
   Lease financing .............      4,198     3.4     3,264       2.8     2,440       2.4     1,729       1.9     1,301       1.8
   Factored accounts receivable       1,047      .9       991        .8     1,004       1.0     1,001       1.1       917       1.3
                                   -------------------------------------------------------------------------------------------------
                                    119,128    97.1   114,248      97.6   100,947      97.7    90,776      98.7    71,578      98.4
                                   -------------------------------------------------------------------------------------------------
Foreign
   Commercial and industrial
     companies .................      2,229     1.8     1,635       1.4     1,183       1.1       510        .5       634        .9
   Banks and other financial
     institutions ..............        599      .5       609        .5       795        .8       446        .5       304        .4
   Governments and
     official institutions .....        --       --         7        --         6        --        22        --         2         --
   Lease financing .............        674      .6       534        .5       440        .4       253        .3       196        .3
                                     -----------------------------------------------------------------------------------------------
                                      3,502     2.9     2,785       2.4     2,424       2.3     1,231       1.3     1,136       1.6
                                     -----------------------------------------------------------------------------------------------
Total loans, leases and factored
   accounts receivable, net
   of unearned income ..........   $122,630   100.0% $117,033     100.0% $103,371     100.0% $ 92,007     100.0% $ 72,714     100.0%
                                   =================================================================================================



28   NationsBank Corporation Annual Report 1996
loans are the result of the Corporation's efforts to shift the mix of the loan portfolio to a higher consumer concentration and the impact of acquisitions.

   A significant source of liquidity for the Corporation is the repayment and maturities of loans. TABLE EIGHT shows selected loan maturity data on December 31, 1996 and indicates that approximately 38 percent of the selected loans had maturities of one year or less. The securitization and sale of certain loans and the use of loans as collateral in asset-backed financing arrangements are also sources of liquidity. The Corporation securitized approximately $900 million of credit card loans in the second quarter of 1996 and approximately $2.1 billion of indirect auto loans in the third quarter of 1996.

DEPOSITS

   TABLE THREE provides information on the average amounts of deposits and the rates paid by deposit category. Through the Corporation's diverse retail banking network, deposits remain a primary source of funds for the Corporation. Average deposits increased 8 percent in 1996 compared to 1995 primarily due to deposits acquired in acquisitions.

   On December 31, 1996, the Corporation had domestic certificates of deposit greater than $100 thousand totaling $7.3 billion, with $3.6 billion maturing within three months or less, $1.5 billion maturing within three to six months, $1.1 billion maturing within six to twelve months and $1.1 billion maturing after twelve months. Additionally, on December 31, 1996, the Corporation had other domestic time deposits greater than $100 thousand totaling $499 million, with $59 million maturing within three months or less, $47 million maturing within three to six months, $55 million maturing within six to twelve months and $338 million maturing after twelve months. Foreign office certificates of deposit and other time deposits of $100 thousand or more totaled $8.1 billion and $12.9 billion on December 31, 1996 and 1995, respectively.

TABLE EIGHT.  SELECTED LOAN MATURITY DATA

================================================================================
DECEMBER 31, 1996
(DOLLARS IN MILLIONS)

            THIS TABLE PRESENTS THE MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF SELECTED LOAN CATEGORIES (EXCLUDING RESIDENTIAL MORTGAGE, CREDIT CARD, OTHER CONSUMER LOANS, LEASE FINANCING AND FACTORED ACCOUNTS RECEIVABLE). MATURITIES ARE PRESENTED ON A CONTRACTUAL BASIS.

                                                                                         DUE AFTER
                                                                              DUE IN 1     1 YEAR
                                                                                YEAR      THROUGH  DUE AFTER
                                                                               OR LESS    5 YEARS   5 YEARS    TOTAL
-----------------------------------------------------------------------------------------------------------------------
Commercial ................................................................   $17,950    $23,082    $ 9,238    $50,270
Real estate commercial ....................................................     1,615      3,014        816      5,445
Real estate construction ..................................................     1,736      1,038         89      2,863
Foreign ...................................................................     2,149        434        245      2,828
                                                                              -----------------------------------------
   Total selected loans, net of unearned income ...........................   $23,450    $27,568    $10,388    $61,406
                                                                              =========================================

Percent of total ..........................................................      38.2%      44.9%      16.9%     100.0%
Cumulative percent of total ...............................................      38.2       83.1      100.0

Sensitivity of loans to changes in interest rates--loans due after one year

   Predetermined interest rate ............................................                $ 7,182    $ 4,661    $11,843
   Floating or adjustable interest rate ...................................                 20,386      5,727     26,113
                                                                              --------------------------------------------------
                                                                                           $27,568    $10,388    $37,956
                                                                              ==================================================


                                       Management's Discussion And Analysis  29

SHORT-TERM BORROWINGS AND TRADING ACCOUNT LIABILITIES

   The Corporation uses short-term borrowings as a funding source and in its management of interest rate risk. TABLE NINE presents the categories of short-term borrowings.

   As of December 31, 1996, short-term bank notes outstanding under the Corporation's bank note program were $872 million compared to $3.1 billion on December 31, 1995.

   Total average short-term borrowings decreased 11 percent to $39.5 billion and average short sales decreased 16 percent to $10.1 billion in 1996 compared to 1995 levels.

LONG-TERM DEBT

   On December 31, 1996 and 1995, long-term debt was $23.0 billion and $17.8 billion, respectively. The Corporation continued to diversify its funding sources through increasing its Euro medium-term note program to offer up to $4.5 billion in senior and subordinated notes and the issuance of $965 million of trust preferred securities. During 1996, the Corporation issued approximately $7.2 billion in long-term senior and subordinated debt, including $2.8 billion which was issued under its medium-term note programs.

   Proceeds from the issuance of long-term debt were used primarily to fund average earning asset growth of 6 percent, various common stock repurchase programs and certain banking acquisitions. See Note Six to the consolidated financial statements for further details on long-term debt.

OTHER

   The Corporation has commercial paper back-up lines totaling $1.5 billion which mature in 1997. No borrowings have been made under these lines.

   The strength of the Corporation's overall

TABLE NINE.  SHORT-TERM BORROWINGS

================================================================================

(DOLLARS IN MILLIONS)

            FEDERAL FUNDS PURCHASED GENERALLY REPRESENT OVERNIGHT BORROWINGS, AND REPURCHASE AGREEMENTS REPRESENT BORROWINGS WHICH GENERALLY RANGE FROM ONE DAY TO THREE MONTHS IN MATURITY. COMMERCIAL PAPER IS ISSUED IN MATURITIES NOT TO EXCEED NINE MONTHS. OTHER SHORT-TERM BORROWINGS PRINCIPALLY CONSIST OF BANK NOTES AND U.S. TREASURY NOTE BALANCES.




                                                     1996                 1995                1994
-----------------------------------------------------------------------------------------------------
                                                 AMOUNT     RATE    AMOUNT     RATE    AMOUNT    RATE
-----------------------------------------------------------------------------------------------------
Federal funds purchased

   On December 31 ............................   $ 3,536      6.58% $ 5,940     5.26% $ 3,993     5.19%
   Average during year .......................     4,694      5.35    5,455     5.91    5,397     4.07
   Maximum month-end balance during year .....     8,585       --     7,317      --     7,264        --

Securities sold under agreements to repurchase

   On December 31 ............................    15,842      5.40   23,034     5.66  21,977      5.36
   Average during year .......................    28,517      5.37   30,336     6.14  24,903      4.32
   Maximum month-end balance during year .....    29,582       --    38,926      --   27,532        --

Commercial paper

   On December 31 ............................     2,787      5.41    2,773     5.65   2,519      5.22
   Average during year .......................     2,966      5.57    2,804     6.10   2,482      4.46
   Maximum month-end balance during year .....     3,276       --     2,930      --    2,871        --

Other short-term borrowings

   On December 31 ............................     1,836      5.20    4,143     5.94   5,640      7.21
   Average during year .......................     3,344      6.22    5,690     6.20   5,015      4.25
   Maximum month-end balance during year .....     4,954       --     7,378      --    6,634        --


30 NationsBank Corporation Annual Report 1996 financial position is reflected in the following December 31, 1996 debt ratings which reflect upgrades since December 31, 1995:

                          COMMERCIAL SENIOR
                             PAPER    DEBT

--------------------------------------------------------------------------------
Moody's Investors
   Service .................  P-1     A1
Standard & Poor's
   Corporation ............   A-1     A+
Duff and Phelps, Inc.......   D-1+    A+
Fitch Investors
   Service, Inc. ..........   F-1     A+
IBCA ......................   A1      A+
Thomson BankWatch .........   TBW-1   A+

   In managing liquidity, the Corporation takes into consideration the ability of the subsidiary banks to pay dividends to the parent company. See Note Nine to the consolidated financial statements for further details on dividend capabilities of the subsidiary banks.

OFF-BALANCE SHEET
DERIVATIVES -- ASSET AND LIABILITY MANAGEMENT POSITIONS

   The Corporation utilizes interest rate contracts in its asset and liability management (ALM) process. Interest rate contracts allow the Corporation to efficiently manage its interest rate risk position.

   The Corporation primarily uses non-leveraged generic and basis swaps. Generic swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amounts. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. As presented in the footnotes to TABLE THREE, net interest receipts and payments on these contracts have been included in interest income and expense on the underlying instruments.

   TABLE TEN summarizes the notional amount and the activity of ALM interest rate contracts for the year ended December 31, 1996. As reflected in the table, the gross notional amount of the Corporation's ALM swap program on December 31, 1996 was $30.1 billion, with the Corporation receiving fixed on $27.7 billion, primarily converting variable-rate commercial loans to fixed rate, and receiving variable on $1.0 billion, fixing the cost of certain liabilities. Subsequent to the sale and securitization of fixed-rate assets during 1996, the Corporation increased the net receive fixed position to $26.7 billion on December 31, 1996 from $3.9 billion on December 31, 1995 in order to maintain the Corporation's relatively neutral posture to changes in interest rates. The net receive fixed position modifies the interest rate characteristics of certain variable-rate assets.

   TABLE ELEVEN summarizes the expected maturities, weighted average pay and receive rates and the unrealized gain/loss on December 31, 1996 of the Corporation's ALM swaps. Floating rates represent the last repricing and will change in the future primarily based on movements in one-, three- and six-month LIBOR rates. The net unrealized appreciation of the ALM swap portfolio on December 31, 1996 was $69 million compared to net unrealized depreciation of $75 million on December 31, 1995, reflecting

TABLE TEN.  ASSET AND LIABILITY MANAGEMENT INTEREST RATE NOTIONAL CONTRACTS

================================================================================================================================
(DOLLARS IN MILLIONS)

                                                        CMO AND INDEX
                                         GENERIC         AMORTIZING            TOTAL
                                                                                                                          TOTAL
                                     ---------------------------------------------                                      INTEREST
                                     RECEIVE    PAY     RECEIVE   PAY    RECEIVE     PAY               TOTAL    OPTION    RATE
                                      FIXED    FIXED     FIXED   FIXED    FIXED     FIXED    BASIS     SWAPS   PRODUCTS CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------
Balance on December 31, 1995....     $5,963   $9,908   $7,875    $75     $13,838   $9,983     $486   $24,307      $80    $24,387
   Additions....................     26,271      478    1,256      -      27,527      478      960    28,965    7,249     36,214
   Maturities, terminations
     and other..................     (4,494)  (9,351)  (9,131)   (75)    (13,625)  (9,426)    (100)  (23,151)    (934)   (24,085)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1996        $27,740   $1,035       $-     $-     $27,740   $1,035   $1,346   $30,121   $6,395    $36,516
================================================================================================================================


                                      Management's Discussion And Analysis   31
the maturity and termination during 1996 of certain contracts in a loss position. The amount of net realized deferred losses associated with ALM swaps terminated during 1996 was $48 million on December 31, 1996.

   In its ALM process, the Corporation also utilizes interest rate option products, primarily caps and floors. Interest rate caps and floors are agreements where, for a fee, the purchaser obtains the right to receive interest payments when a variable interest rate moves above or below a specified cap or floor rate, respectively. TABLE TEN includes a summary of the notional amount and the activity of ALM interest rate option contracts for the year ended December 31, 1996. At December 31, 1996, the Corporation had a gross notional amount of $6.4 billion in outstanding interest rate option contracts used for ALM purposes. Such instruments are primarily linked to term debt, short-term borrowings and pools of residential mortgages. TABLE ELEVEN includes a summary of the expected maturities and the net unrealized gain of the Corporation's
ALM option contracts. On December 31, 1996, the net unrealized appreciation of option products was $2 million.

   The net unrealized appreciation in the estimated value of the ALM interest rate contract portfolio should be viewed in the context of the overall balance sheet. The value of any single component of the balance sheet or off-balance sheet positions should not be viewed in isolation.

   For a discussion of the Corporation's management of risk associated with mortgage banking activities, see Noninterest Income beginning on page 24.

CREDIT RISK MANAGEMENT
AND CREDIT PORTFOLIO REVIEW

   In conducting business activities, the Corporation is exposed to the possibility that borrowers or counterparties may default on their obligations to the Corporation. Credit risk arises through the extension of loans, leases and factored accounts receivable, certain securities, letters of credit, financial guarantees and through counterparty risk on trading and capital markets transactions. To manage this risk, the Credit Policy group establishes policies and procedures to manage both on- and off-balance sheet credit risk and communicates and monitors the application of these policies and procedures throughout the Corporation.

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

   The Corporation manages credit exposure to individual borrowers and counterparties on an aggregate basis including loans, leases, factored accounts receivable, securities, letters of credit, bankers' acceptances, derivatives and unfunded commitments. The creditworthiness of a borrower or counterparty is determined by experienced personnel, and limits are established for the total credit exposure to any one borrower or counterparty. Credit limits are subject to varying levels of approval by senior line and credit policy management. Total exposure to a borrower or counterparty is aggregated and measured against established limits.

   The originating credit officer assigns borrowers or counterparties an initial risk rating which is based on the amount of inherent credit risk and reviewed for appropriateness by senior line and credit policy personnel. Credits are monitored by line and credit policy personnel for deterioration in a borrower's or counterparty's financial condition which would impact the ability of the borrower or counterparty to perform under the contract. Risk ratings are adjusted as necessary.

   For consumer lending, credit scoring systems are utilized to provide standards for extension of credit. Consumer portfolio credit risk is monitored primarily using statistical models to predict portfolio behavior.

   Whenever possible, the Corporation obtains collateral to support credit extensions and commitments. Generally, such collateral is in the form of real and personal property, cash on deposit or other highly liquid instruments. In certain circumstances, the Corporation obtains real property as security for loans that are made on the general

32   NationsBank Corporation Annual Report 1996
creditworthiness of the borrower and whose proceeds were not used for real estate-related purposes.

   The Corporation also manages exposure to a single borrower, industry, product-type or other concentration through syndications

TABLE ELEVEN.  ASSET AND LIABILITY MANAGEMENT INTEREST RATE CONTRACTS


===========================================================================================================================
DECEMBER 31, 1996

(DOLLARS IN MILLIONS, AVERAGE EXPECTED MATURITY IN YEARS)


                                                                                   EXPECTED MATURITY

                                       -------------------------------------------------------------------------------  AVERAGE
                                       UNREALIZED                                                                AFTER  EXPECTED
                                       GAIN/(LOSS)   TOTAL     1997      1998      1999       2000     2001      2001   MATURITY
---------------------------------------------------------------------------------------------------------------------------
ASSET CONVERSION SWAPS

   Receive fixed generic ..........   $    121                                                                           3.44
     Notional amount ..............                 $ 23,510   $  500   $ 2,000   $ 5,800    $ 7,060   $ 8,150      --
     Weighted average receive rate.                     6.42%    4.59%     5.89%     6.48%      6.48%     6.57%     --
     Weighted average pay rate ....                     5.58

   Pay fixed generic ..............         (1)                                                                          4.76
                                         --------
     Notional amount ..............                 $    10    $    1   $     1    $    1    $     1   $     1    $    5
     Weighted average pay rate ....                    9.78%     9.78%     9.78%     9.78%      9.78%     9.78%     9.78%
     Weighted average receive rate.                    6.80

   Total asset conversion swaps ...   $    120
                                         ========
      Notional amount ..............                 $ 23,520   $   501  $ 2,001    $  5,801  $  7,061  $  8,151   $    5

LIABILITY CONVERSION SWAPS

   Receive fixed generic ..........   $    (38)                                                                           6.19
     Notional amount ..............                 $  4,230    $  175   $   28    $    679  $    308   $ 1,439   $1,601
     Weighted average receive rate                      6.81%     6.77%    6.32%       7.36%     6.79%     6.41%    6.94%
     Weighted average pay rate ....                     5.86

   Pay fixed generic ..............        (13)                                                                            .39
                                         --------
     Notional amount ..............                 $  1,025    $  925   $  100       --         --        --        --
     Weighted average pay rate ....                     8.24%     8.13%     9.31%     --         --        --        --
     Weighted average receive rate                      5.71

   Total liability conversion swaps   $    (51)

                                        ========
     Notional amount ..............                 $  5,255    $  1,100  $  128    $  679   $   308    $ 1,439   $ 1,601
------------------------------------------------------------------------------------------------------------------------------------

   Total receive fixed swaps ......   $     83                                                                             3.86
     Notional amount ..............                 $ 27,740     $   675   $ 2,028  $6,479   $ 7,368    $ 9,589   $ 1,601
     Weighted average receive rate.                     6.48%       5.15%     5.89%   6.57%     6.49%      6.55%     6.94%
     Weighted average pay rate ....                     5.62

   Total pay fixed swaps ..........        (14)                                                                             .43
     Notional amount ..............                 $  1,035     $   926   $    101  $   1   $     1    $     1    $    5
     Weighted average pay rate ....                     8.26%       8.13%      9.31%  9.78%     9.78%      9.78%     9.78%
     Weighted average receive rate.                     5.72

   Basis swaps ....................       --                                                                               1.40
                                       --------
     Notional amount ..............                  $  1,346     $   371   $  700   $  250       --    $    25        --
     Weighted average receive rate.                      5.53%
     Weighted average pay rate ....                      5.55

   Total swaps ....................   $     69
                                       ========
     Notional amount ..............                  $ 30,121     $ 1,972   $  2,829 $6,730  $ 7,369    $  9,615  $  1,606
----------------------------------------------------------------------------------------------------------------------------------

OPTION PRODUCTS ...................   $      2
                                       ========
     Notional amount ..............                  $  6,395     $    600  $ 2,425  $  2,075 $  10      $  1,086  $    199
----------------------------------------------------------------------------------------------------------------------------------

   Total interest rate contracts ..   $     71
                                        ========
     Notional amount ..............                  $ 36,516     $   2,572  $  5,254 $  8,805 $ 7,379    $ 10,701 $  1,805


ON DECEMBER 31, 1996, IN ADDITION TO THE ABOVE INTEREST RATE SWAPS, THE CORPORATION HAD A $500 MILLION NOTIONAL RECEIVE FIXED GENERIC INTEREST RATE SWAP ASSOCIATED WITH A CREDIT CARD SECURITIZATION. ON DECEMBER 31, 1996, THIS POSITION HAD AN UNREALIZED MARKET VALUE OF NEGATIVE $17 MILLION, A WEIGHTED AVERAGE RECEIVE RATE OF 5.96 PERCENT, A PAY RATE OF 5.61 PERCENT AND AN EXPECTED MATURITY OF 6.96 YEARS.



                                        Management's Discussion And Analysis  33
of credits, participations, loan sales and securitizations. Through GLOBAL FINANCE, the Corporation is a major participant in the syndications market. In a syndicated facility, each participating lender funds only its portion of the syndicated facility, therefore limiting its exposure to the borrower. The Corporation also identifies and reduces its exposure to funded borrower, product or industry concentrations through loan sales. Generally, these sales are without recourse to the Corporation. For instance, in the second quarter of 1996, to further reduce real estate exposures, the Corporation sold $110 million of primarily lower quality commercial real estate loans.

TABLE TWELVE.  ALLOWANCE FOR CREDIT LOSSES

===============================================================================================================================
(DOLLARS IN MILLIONS)

                                                                           1996        1995       1994          1993          1992
                                                                         ----------------------------------------------------------
Balance on January 1...............................................      $2,163      $2,186      $2,169        $1,454        $1,605
                                                                         ----------------------------------------------------------
Loans, leases and factored accounts receivable charged off

   Commercial .....................................................       (150)         (98)       (113)         (107)         (245)
   Real estate commercial .........................................        (38)         (25)        (32)          (84)         (279)
   Real estate construction .......................................         (5)         (17)        (27)          (17)         (114)
                                                                         -----------------------------------------------------------
     Total commercial .............................................       (193)        (140)       (172)         (208)         (638)
                                                                          ----------------------------------------------------------
   Residential mortgage ...........................................        (12)          (8)         (7)          (10)          (18)
   Credit card ....................................................       (272)        (189)       (126)         (184)         (172)
   Other consumer .................................................       (329)        (263)       (192)         (172)         (166)
                                                                         -----------------------------------------------------------
     Total consumer ...............................................       (613)        (460)       (325)         (366)         (356)
                                                                         -----------------------------------------------------------
   Foreign ........................................................         --           --          --            --            (7)
   Lease financing ................................................         (4)          (2)         (4)           (5)           (8)
   Factored accounts receivable ...................................        (26)         (34)        (32)          (30)          (17)
                                                                         -----------------------------------------------------------
   Total loans, leases and factored accounts receivable charged off       (836)        (636)       (533)         (609)       (1,026)

                                                                         -----------------------------------------------------------
Recoveries of loans, leases and factored accounts
   receivable previously charged off

   Commercial .....................................................          66           78         69            67            62
   Real estate commercial .........................................          13           15         17            21            13
   Real estate construction .......................................           2            9         26            12             8
                                                                          ----------------------------------------------------------
     Total commercial .............................................          81           102       112           100            83
                                                                          ----------------------------------------------------------
   Residential mortgage ...........................................           2             2         2             3             4
   Credit card ....................................................          60            26        22            19            13
   Other consumer .................................................          85            72        67            65            48
                                                                          ----------------------------------------------------------
     Total consumer ...............................................         147           100        91            87            65
                                                                          ----------------------------------------------------------
   Foreign ........................................................        --            --          --             1             1
   Lease financing ................................................           1             1         3             2             2
   Factored accounts receivable ...................................           9            12        11             7             9
                                                                          ----------------------------------------------------------
   Total recoveries of loans, leases and

     factored accounts receivable previously charged off ..........         238           215       217           197           160
                                                                          ----------------------------------------------------------

   Net charge-offs ................................................        (598)         (421)     (316)         (412)         (866)
                                                                          ----------------------------------------------------------
Provision for credit losses .......................................         605           382       310           430           715
Allowance applicable to loans of purchased companies and other ....         145            16        23           697           --
                                                                         -----------------------------------------------------------
Balance on December 31 ............................................   $   2,315     $   2,163   $ 2,186     $   2,169     $   1,454
                                                                         ===========================================================

Loans, leases and factored accounts receivable,
   net of unearned income, outstanding on December 31 .............   $ 122,630     $ 117,033   $ 103,371   $  92,007     $  72,714
Allowance for credit losses as a percentage of
   loans, leases and factored accounts receivable,
   net of unearned income, outstanding on December 31 .............        1.89%         1.85%       2.11%       2.36%         2.00%
Average loans, leases and factored accounts receivable,
   net of unearned income, outstanding during the year ............   $ 123,403     $ 110,650    $ 96,258   $  80,058     $  69,136
Net charge-offs as a percentage of average loans,
   leases and factored accounts receivable,
   net of unearned income, outstanding during the year ............         .48%          .38%       .33%         .51%         1.25%
Ratio of the allowance for credit losses
   on December 31 to net charge-offs ..............................        3.87          5.14       6.93         5.27          1.68
Allowance for credit losses as a percentage of nonperforming loans.      260.02%       306.49%    273.07%      193.38%       103.11%




34  NationsBank Corporation Annual Report 1996

(Chart appears here as follows)


Net Charge-Offs
As A Percentage Of
Average Net Loans
(Percent)

(Chart appears along right side of
page and its plot points are as follows):


92       1.25

93        .51

94        .33

95        .38

96        .48




    In conducting derivatives activities in certain jurisdictions, the Corporation reduces risk to any one counterparty through the use of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis.

    An independent credit review group conducts ongoing reviews of credit activities and portfolios, reexamining on a regular basis risk assessments for credit exposures and overall compliance with policy.

   LOAN, LEASE AND FACTORED ACCOUNTS RECEIVABLE PORTFOLIO - The Corporation's credit exposure is centered in its loan, lease and factored accounts receivable portfolio which on December 31, 1996 totaled $122.6 billion. TABLE SEVEN on page 28 presents a distribution of loans by product type.

   ALLOWANCE FOR CREDIT LOSSES - The Corporation's allowance for credit losses was $2.3 billion and $2.2 billion on December 31, 1996 and 1995, respectively. TABLE TWELVE provides an analysis of the changes in the allowance for credit losses. The provision for credit losses increased $223 million to $605 million in 1996 compared to 1995, reflecting the industry-wide trend towards more normal losses compared to lower levels in prior periods. Total net charge-offs increased $177 million in 1996 to $598 million, or .48 percent of average loans, leases and factored accounts receivable, versus $421 million, or .38 percent, in 1995. The increases were experienced primarily in commercial, other consumer and credit card net charge-offs, which increased $64 million, $53 million and $49 million, respectively. The increase in credit card net charge-offs was partially due to the seasoning of the credit card portfolio and an increase in the rate of personal bankruptcies in 1996. Management expects the charge-offs trends experienced in 1996 to continue as the Corporation maintains its efforts to shift the mix of the loan portfolio to a higher consumer concentration and credit losses return to more normalized levels.

   Portions of the allowance for credit losses are allocated to cover the estimated losses inherent in particular categories of credit risk. The allocation of the allowance for credit losses, as presented in TABLE THIRTEEN, is based upon the Corporation's loss experience over a period of years and is adjusted for existing economic conditions as well as performance trends within specific portfolio segments and individual concentrations of credit. In 1996, the Corporation modified its allocation methodology to include historical peak loss conditions. Prior year allocations have been restated to reflect the current allocation methodology.

    The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Management believes that the allowance for credit losses is appropriate given its analysis of inherent credit losses on December 31, 1996.


TABLE THIRTEEN. ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

===================================================================================================================================
DECEMBER 31
(DOLLARS IN MILLIONS)

                                          1996               1995               1994                1993              1992
-----------------------------------------------------------------------------------------------------------------------------------
                                    AMOUNT    PERCENT  AMOUNT    PERCENT  AMOUNT    PERCENT   AMOUNT    PERCENT  AMOUNT   PERCENT

-----------------------------------------------------------------------------------------------------------------------------------
Commercial .......................    $665      28.7%    $626      28.9%    $569      26.0%     $510      23.5%    $389      26.8%
Real estate commercial ...........     267      11.5      311      14.4      397      18.2       403      18.6      310      21.3
Real estate construction .........     140       6.1      146       6.7      147       6.7       160       7.4      150      10.3
                                    -----------------------------------------------------------------------------------------------
   Total commercial ..............   1,072      46.3    1,083      50.0    1,113      50.9     1,073      49.5      849      58.4
                                    -----------------------------------------------------------------------------------------------
Residential mortgage .............      78       3.4       64       3.0       45       2.0        32       1.4       24       1.6
Credit card ......................     216       9.3      209       9.7      152       7.0       119       5.5      136       9.4
Other consumer ...................     281      12.1      291      13.4      211       9.7       199       9.2      144       9.9
                                    -----------------------------------------------------------------------------------------------
   Total consumer ................     575      24.8      564      26.1      408      18.7       350      16.1      304      20.9
                                    -----------------------------------------------------------------------------------------------
Foreign ..........................      23       1.0       21       1.0       19        .9         8        .4        8        .6
Lease financing ..................      61       2.6       36       1.7       26       1.2        16        .7       12        .8
Factored accounts receivable .....      20        .9       20        .9       13        .6        13        .6       12        .8
Unallocated ......................     564      24.4      439      20.3      607      27.7       709      32.7      269      18.5
                                    -----------------------------------------------------------------------------------------------
                                    $2,315     100.0%  $2,163     100.0%  $2,186     100.0%   $2,169     100.0%  $1,454     100.0%
                                    ===============================================================================================


                                    Management's Discussion and Analysis      35

   NONPERFORMING ASSETS - On December 31, 1996, nonperforming assets were $1.0 billion, or .85 percent of net loans, leases, factored accounts receivable and other real estate owned, compared to $853 million, or .73 percent, on December 31, 1995. As presented in TABLE FOURTEEN, nonperforming loans were $890 million at the end of 1996 compared to $706 million at the end of 1995. The allowance coverage of nonperforming loans was 260 percent on December 31, 1996 compared to 306 percent at the end of 1995.


TABLE FOURTEEN.  NONPERFORMING ASSETS

===================================================================================================================================
DECEMBER 31
(DOLLARS IN MILLIONS)

                                                                            1996        1995       1994        1993        1992
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans

   Commercial .........................................................     $342        $271       $362        $474        $650
   Real estate commercial .............................................      145         196        201         318         404
   Real estate construction ...........................................       28          16         66         142         210
                                                                          ---------------------------------------------------------
     Total commercial .................................................      515         483        629         934       1,264
                                                                          _________________________________________________________
   Residential mortgage ...............................................      215          87         66          77          88
   Other consumer .....................................................      135         130         94          93          34
                                                                          ---------------------------------------------------------
     Total consumer ...................................................      350         217        160         170         122
                                                                          _________________________________________________________
   Foreign ............................................................        -           -          3           8           9
   Lease financing ....................................................       25           6          9          10          15
                                                                          ---------------------------------------------------------
       Total nonperforming loans ......................................      890         706        801       1,122       1,410
                                                                          _________________________________________________________
Other real estate owned ...............................................      153         147        337         661         587
                                                                          _________________________________________________________
         Total nonperforming assets ...................................   $1,043        $853     $1,138      $1,783      $1,997
                                                                          =========================================================


Nonperforming assets as a percentage of

   Total assets                                                                 .56%        .46%       .67%       1.13%       1.69%
   Loans, leases and factored accounts receivable,
     net of unearned income, and other real estate owned                        .85         .73       1.10        1.92        2.72

    The loss of income associated with nonperforming loans on December 31 and the cost of carrying other real estate owned were:

                                                                            1996        1995       1994        1993        1992
-----------------------------------------------------------------------------------------------------------------------------------
Income that would have been recorded in accordance

   with original terms ...................................................  $103        $102        $96         $80        $105
Less income actually recorded ............................................   (35)        (27)       (31)        (34)        (31)
                                                                            -------------------------------------------------------
Loss of income ...........................................................   $68         $75        $65         $46         $74
                                                                            =======================================================

Cost of carrying other real estate owned .................................    $8         $13        $24         $18         $25
                                                                            =======================================================

ON DECEMBER 31, 1996, THERE WERE NO MATERIAL COMMITMENTS TO LEND ADDITIONAL FUNDS WITH RESPECT TO NONPERFORMING LOANS.

TABLE FIFTEEN.  LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING INTEREST

===================================================================================================================================
DECEMBER 31
(DOLLARS IN MILLIONS)

                                                                                       1996                         1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                AMOUNT     PERCENT (1)        AMOUNT   PERCENT (1)

-----------------------------------------------------------------------------------------------------------------------------------
   Commercial ................................................................    $38           .08%            $24          .05%
   Real estate commercial ....................................................     13           .24               6          .10
   Real estate construction ..................................................      5           .17               -         -
                                                                                 --------------------------------------------------
     Total commercial ........................................................     56           .10              30          .05
                                                                                 ________________________________________________
   Residential mortgage ......................................................     45           .16              22          .09
   Credit card ...............................................................    105          1.56              70         1.07
   Other consumer ............................................................     30           .15              34          .15
                                                                                 --------------------------------------------------
     Total consumer ..........................................................    180           .33             126          .24
                                                                                 __________________________________________________
   Foreign ...................................................................      -          -                 10          .36
   Factored accounts receivable ..............................................      9           .86               8          .81
                                                                                 --------------------------------------------------
       Total .................................................................   $245           .20            $174          .15
                                                                                 ==================================================

(1)REPRESENTS AMOUNTS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING INTEREST AS A PERCENTAGE OF NET LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE FOR EACH RESPECTIVE CATEGORY.

36  NationsBank Corporation Annual Report 1996

(Chart appears along the
left side of the page and
its plot points are as follows):

Nonperforming Assets
(Billions)
92                   2.0

93                   1.8

94                   1.1

95                    .85

96                   1.0

    Other real estate owned increased to $153 million on December 31, 1996 compared to $147 million on December 31, 1995.

   Internal loan workout units are devoted to the management and/or collection of certain nonperforming assets as well as certain performing loans. Concerted collection strategies and a proactive approach to managing overall credit risk has expedited the Corporation's disposition, collection and renegotiation of nonperforming and other lower-quality assets and allowed loan officers to concentrate on generating new business. As part of this process, the Corporation routinely evaluates all reasonable alternatives, including the sale of assets individually or in groups. The final decision to proceed with any alternative is evaluated in the context of the overall credit-risk profile of the Corporation.

   LOANS PAST DUE 90 DAYS OR MORE - TABLE FIFTEEN presents total loans past due 90 days or more and still accruing interest. On December 31, 1996, loans past due 90 days or more and still accruing interest were $245 million, or .20 percent of net loans, leases and factored accounts receivable, compared to $174 million, or .15 percent, on December 31, 1995.

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

   TABLE SIXTEEN presents the notional or contract amounts on December 31, 1996 and 1995 and the current credit risk amounts (the net replacement cost of contracts in a gain position on December 31, 1996 and 1995) of the Corporation's derivatives-dealer positions which are primarily executed in the over-the-counter market. The notional or contract amounts indicate the total volume of transactions and significantly exceed the

TABLE SIXTEEN.  DERIVATIVES-DEALER POSITIONS

===================================================================================================================================
DECEMBER 31
(DOLLARS IN MILLIONS)

                                                                                      1996                        1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             CONTRACT/    CREDIT RISK     CONTRACT/   CREDIT RISK

                                                                          NOTIONAL         AMOUNT (1)     NOTIONAL     AMOUNT (1)
-----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Contracts

   Swaps ...............................................................     $252,187          $927       $123,946       $989
   Futures and forwards ................................................      186,333             5        193,774         37
   Written options .....................................................      298,594             -        233,976          -
   Purchased options ...................................................      294,591           561        236,317      1,310

Foreign Exchange Contracts

   Swaps ...............................................................        1,303            24          1,196         21
   Spot, futures and forwards ..........................................       94,028         1,137         70,199        532
   Written options .....................................................       63,081             -         42,227          -
   Purchased options ...................................................       61,716           352         44,273        350

Commodity and Other Contracts

   Swaps ...............................................................          812            81            757        141
   Futures and forwards ................................................        2,728             -          3,231          3
   Written options .....................................................       14,064             -         15,476          -
   Purchased options ...................................................       13,828           357         16,344        600
                                                                                              -----                     -----
     Total before cross product netting ................................                      3,444                     3,983
                                                                                              -----                     -----
     Cross product netting .............................................                        286                       183
                                                                                             ------                    ------
     Net replacement cost ..............................................                     $3,158                    $3,800
                                                                                             ======                    ======


(1)REPRESENTS THE NET REPLACEMENT COST THE CORPORATION COULD INCUR SHOULD COUNTERPARTIES WITH CONTRACTS IN A GAIN POSITION TO THE CORPORATION COMPLETELY FAIL TO PERFORM UNDER THE TERMS OF THOSE CONTRACTS. AMOUNTS INCLUDE ACCRUED INTEREST.

                                       Management's Discussion and Analysis  37
amount of the Corporation's credit or market risk associated with these instruments. The credit risk amounts presented in TABLE SIXTEEN do not consider the value of any collateral, but generally take into consideration the effects of legally enforceable master netting agreements. On December 31, 1996, the credit risk associated with the Corporation's asset and liability management positions was not significant.

   In managing credit risk associated with its derivatives activities, the Corporation deals with creditworthy counterparties, primarily U.S. and foreign commercial banks, broker-dealers and corporates.

   A portion of the Corporation's derivatives-dealer activity involves exchange-traded instruments. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk to the Corporation is minimal.

   During 1996 there were no credit losses associated with derivatives transactions. In addition, on December 31, 1996, there were no nonperforming derivatives positions.

    CONCENTRATIONS OF CREDIT RISK - As previously discussed, in an effort to minimize the adverse impact of any single event or set of occurrences, the Corporation strives to maintain a diverse credit portfolio. Summarized below are areas of significant credit risk.

   REAL ESTATE - Total nonresidential real estate commercial and construction loans, the portion of such loans which are nonperforming, OREO and other credit exposures are presented in TABLE SEVENTEEN. The exposures presented represent credit extensions for real estate-related purposes to borrowers or counterparties who are primarily in the real estate development or investment business and for which the ultimate repayment of the credit is dependent on the sale, lease, rental or refinancing of the real estate.

   Total nonresidential real estate commercial and construction loans continued to decline in 1996 and totaled $8.3 billion, or 7 percent of net loans, leases and factored

TABLE SEVENTEEN.  REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS,

OTHER REAL ESTATE OWNED AND OTHER REAL ESTATE CREDIT EXPOSURES

===================================================================================================================================
DECEMBER 31, 1996
(DOLLARS IN MILLIONS)

                                                                                   LOANS (1)                        OTHER CREDIT
                                                                             _____________________

                                                                         OUTSTANDING    NONPERFORMING     OREO       EXPOSURES (2)

-----------------------------------------------------------------------------------------------------------------------------------
BY GEOGRAPHIC REGION (3):

Maryland, District of Columbia and Virginia ............................   $1,643            $51           $32           $377
Florida ................................................................    1,746             49            41            172
North Carolina and South Carolina ......................................    1,369             33            28             29
Other states ...........................................................    3,550             40            11            301
                                                                          ---------------------------------------------------------
                                                                           $8,308           $173          $112           $879
                                                                          =========================================================

BY PROPERTY TYPE:

Apartments .............................................................   $1,484            $26            $-           $325
Shopping centers/retail ................................................    1,264             13             2            105
Residential ............................................................    1,215             12            12             36
Office buildings .......................................................    1,174             20            13             16
Hotels .................................................................      630              3             2             48
Land and land development ..............................................      573             20            43             78
Industrial/warehouse ...................................................      551             18             1             19
Commercial-other .......................................................      404             17            11             11
Resorts/golf courses ...................................................      275              -             -              -
Unsecured ..............................................................      159              2             -             35
Multiple use ...........................................................      115              5             1              3
Other ..................................................................      464             37            27            203
                                                                          ---------------------------------------------------------
                                                                           $8,308           $173          $112           $879
                                                                          =========================================================

(1) ON DECEMBER 31, 1996, THE CORPORATION HAD UNFUNDED BINDING REAL ESTATE COMMERCIAL AND CONSTRUCTION LOAN COMMITMENTS.

(2) OTHER CREDIT EXPOSURES INCLUDE LETTERS OF CREDIT AND LOANS HELD FOR SALE.

(3) DISTRIBUTION BASED ON GEOGRAPHIC LOCATION OF COLLATERAL.

38   NationsBank Corporation Annual Report 1996
accounts receivable, on December 31, 1996 compared to $9.2 billion, or 8 percent, at the end of 1995. During 1996, the Corporation recorded real estate net charge-offs of $28 million, or .30 percent of average real estate loans, compared to net charge-offs of $18 million, or .17 percent, in 1995. Of the increase in total real estate net charge-offs in 1996, $18 million was attributable to the second quarter bulk sale of $110 million of loans, primarily commercial real estate. Real estate commercial and construction loans which were past due 90 days or more and still accruing interest were $18 million, or .22 percent of total real estate loans, on December 31, 1996 compared to $6 million, or .07 percent, at the end of 1995. Nonperforming real estate commercial and construction loans decreased $39 million to $173 million on December 31, 1996 compared to December 31, 1995, primarily due to the above-mentioned bulk sale.

   The exposures included in TABLE SEVENTEEN do not include credit extensions which were made on the general creditworthiness of the borrower for which real estate was obtained as security or as an abundance of caution and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. Accordingly, the exposures presented do not include commercial loans secured by owner-occupied real estate, except where the borrower is a real estate developer. In addition to the amounts presented in the tables, on December 31, 1996, the Corporation had approximately $7.9 billion of commercial loans which were not real estate dependent but for which the Corporation had obtained real estate as secondary repayment security.

   OTHER INDUSTRIES - TABLE EIGHTEEN presents selected industry credit exposures. Commercial loans, factored accounts receivable and lease financings are included in the table. Other credit exposures as presented include loans held for sale, letters of credit, bankers' acceptances and derivatives exposures in a gain position. Commercial loan outstandings totaled $50.3 billion and $48.0 billion on December 31, 1996 and 1995, respectively, or 41 percent of net loans, leases and factored accounts receivable. Net charge-offs of commercial loans totaled $84 million, or .17 percent of average commercial loans, in 1996, versus $20 million, or .04 percent, in 1995. Commercial loans which were past due 90 days or more and still accruing interest were $38 million, or .08 percent of commercial loans, on December 31, 1996 compared to $24 million, or .05 percent, at the end of 1995. Nonperforming commercial loans were $342 million and $271 million on December 31, 1996 and 1995, respectively.


TABLE EIGHTEEN.  SELECTED INDUSTRY CREDIT EXPOSURES

===========================================================================================================================
DECEMBER 31, 1996
(DOLLARS IN MILLIONS)

                                                                        LOANS, LEASES AND FACTORED ACCOUNTS
                                                                        RECEIVABLE, NET OF UNEARNED INCOME

                                                                 ________________________________________________      OTHER

                                                                                                      UNFUNDED          CREDIT

                                                                     OUTSTANDING    NONPERFORMING    COMMITMENTS     EXPOSURES (1)

-------------------------------------------------------------------------------------------------------------------------------
Communications ...................................................      $4,653           $18           $5,669            $449
Health care ......................................................       3,852             9            3,543             858
Leisure and sports ...............................................       3,133            29            2,104             243
Textiles and apparel .............................................       2,750            39            1,578             362
Oil and gas ......................................................       2,734            30            3,852             730
Automotive, excluding trucking ...................................       2,618             9            2,153              92
Retail ...........................................................       2,528            46            3,531             562
Food, including agribusiness .....................................       2,487            14            2,441             304
Machinery and equipment, excluding defense .......................       2,412             3            2,665             244
Forest products and paper ........................................       1,670            16            2,113             303
Services .........................................................       1,605            14            1,679             293
Computers and electronics ........................................       1,594            15            2,831             112
Utilities ........................................................       1,383             1            4,247             222
Finance companies ................................................       1,042             1            4,570             156
Banks ............................................................         880             1            1,663           2,646
Brokers and dealers ..............................................         246             -            1,220           1,198

(1) OTHER CREDIT EXPOSURES INCLUDE LOANS HELD FOR SALE, LETTERS OF CREDIT, BANKERS' ACCEPTANCES AND DERIVATIVES EXPOSURES IN A GAIN POSITION.


                                    Management's Discussion and Analysis      39

   CONSUMER - On December 31, 1996 and 1995, consumer loan outstandings totaled $55.3 billion and $52.8 billion, respectively, representing 45 percent of net loans, leases and factored accounts receivable. Net charge-offs in the consumer portfolio were $466 million in 1996 compared to $360 million in 1995, reflecting the impact of loan growth and the continuation of a return to more normal levels of credit losses. TABLE SEVEN details the components of the Corporation's consumer loan portfolio. In addition to the credit card and other consumer loans reported in the financial statements, the Corporation manages credit card and consumer receivables which have been sold.

    Total average credit card receivables managed by the CARD SERVICES group (excluding private label credit cards) were $8.1 billion in 1996 compared to $6.1 billion in 1995. Average securitized credit card loans totaled $2.2 billion during 1996 and included a $900 million securitization completed during the second quarter. During 1995, average securitized credit card loans were $1.3 billion. Net charge-off ratios for the managed credit card portfolio were 4.54 percent for 1996 and 3.95 percent for 1995.

   Total average managed other consumer loans, including direct and indirect consumer loans and home equity lines, were $24.6 billion in 1996 including the impact of the July 31, 1996 securitization of $2.1 billion of indirect auto loans compared to total average managed other consumer loans of $22.6 billion in 1995. The consumer managed portfolio, which includes both on balance sheet receivables and indirect auto loan and consumer finance securitizations, experienced net charge-offs as a percentage of average managed consumer loans of
1.07 percent in 1996 and .87 percent in 1995.

   Total consumer loans which were past due 90 days or more and still accruing interest were $180 million, or .33 percent of total consumer loans, on December 31, 1996 compared to $126 million, or .24 percent, at the end of 1995. Total consumer nonperforming loans were $350 million and $217 million on December 31, 1996 and 1995, respectively, primarily due to an increase in nonperforming residential mortgage loans obtained through acquisitions.

   FOREIGN - Foreign outstandings include loans and leases, interest-bearing deposits with foreign banks, bankers' acceptances and other investments. The Corporation has no significant medium- or long-term outstandings to restructuring countries. The Corporation's foreign outstandings totaled $8.1 billion on December 31, 1996 compared to $3.8 billion on December 31, 1995.

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

    Market risk is managed by the Corporation's Finance Committee which formulates policy based on desirable levels of market risk. In setting desirable levels of market risk, the Finance Committee considers the impact on both earnings and capital of the current outlook in market rates, potential changes in the outlook in market rates, world and regional economies, liquidity, business strategies and other factors.

    The Corporation's asset and liability management process is utilized to manage interest rate risk through the structuring of balance sheet and off-balance sheet portfolios. To effectively measure and manage interest rate risk, the Corporation uses computer simulations which determine the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth and pricing, changes in funding mix and asset and liability repricing and maturity characteristics. Simulations are run under various interest



40 NationsBank Corporation Annual Report 1996 rate scenarios to determine the impacts on net income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by executive management.

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

   TABLE NINETEEN represents the Corporation's interest rate gap position on December 31, 1996. Based on contractual maturities or repricing dates (or anticipated dates where no contractual maturity or repricing date exists or where prepayments are a factor), interest-sensitive assets and liabilities are placed in maturity categories. The Corporation's near-term cumulative interest rate gap position is a reflection of the customer-deposit gathering franchise which provides the Corporation with a relatively stable core deposit base. These funds have been deployed in longer-term interest earning assets, primarily loans and securities. A gap analysis is limited in its usefulness as it represents a one-day position, which is continually changing and not necessarily indicative of the Corporation's position at any other time.

TABLE NINETEEN.  INTEREST RATE GAP ANALYSIS

===================================================================================================================================
DECEMBER 31, 1996

(DOLLARS IN MILLIONS)                                                                                         OVER 12

                                                                                                            MONTHS AND

                                                                     INTEREST-SENSITIVE                    NONINTEREST-

                                                 ________________________________________________
                                                    30-DAY     3-MONTH     6-MONTH   12-MONTH      TOTAL     SENSITIVE     TOTAL

-----------------------------------------------------------------------------------------------------------------------------------
Earning assets

   Loans and leases, net of unearned income .....  $49,346    $12,268      $4,636      $8,716     $74,966    $46,617     $121,583
   Securities held for investment ...............       53        197         308         394         952      1,158        2,110
   Securities available for sale ................      135        275         432       1,143       1,985     10,292       12,277
   Loans held for sale ..........................    1,215          -           -           -       1,215          -        1,215
   Time deposits placed and other
     short-term investments .....................    1,402        355          31          55       1,843          -        1,843
   Trading account securities ...................   15,391          -           -           -      15,391          -       15,391
   Federal funds sold and securities
     purchased under agreements to resell .......    6,959          -           -           -       6,959          -        6,959
                                                    -------------------------------------------------------------------------------
       Total ....................................   74,501     13,095       5,407      10,308     103,311     58,067      161,378
                                                    _____________________________________________________________________________
Interest-bearing liabilities

   Savings ......................................    8,498          -           -           -       8,498          -        8,498
   NOW and money market deposit accounts ........   31,128          -           -           -      31,128          -       31,128
   Consumer CDs and IRAs ........................    4,352      4,993       6,143       6,583      22,071      8,701       30,772
   Negotiated CDs, public funds and
     other time deposits ........................      785        473         385         338       1,981        328        2,309
   Foreign time deposits ........................    7,103        507         347          96       8,053          -        8,053
   Borrowed funds ...............................   21,619      1,957         414          11      24,001          -       24,001
   Short sales ..................................    7,904          -           -           -       7,904          -        7,904
   Trust preferred securities ...................        -          -           -           -           -        965          965
   Long-term debt ...............................    4,873      7,398         200         208      12,679     10,306       22,985
                                                    -------------------------------------------------------------------------------
       Total ....................................   86,262     15,328       7,489       7,236     116,315     20,300      136,615
Noninterest-bearing, net ........................        -          -           -           -           -     24,763       24,763
                                                    -------------------------------------------------------------------------------
       Total ....................................   86,262     15,328       7,489       7,236     116,315     45,063     $161,378
                                                    -------------------------------------------------------------------------------
Interest rate gap ...............................  (11,761)    (2,233)     (2,082)      3,072     (13,004)    13,004
Effect of asset and liability management
   interest rate swaps, futures and
   other off-balance sheet items ................  (11,673)   (14,188)       (790)       (103)    (26,754)    26,754
                                                  ------------------------------------------------------------------
Adjusted interest rate gap ...................... $(23,434)  $(16,421)    $(2,872)     $2,969    $(39,758)   $39,758
                                                  ==================================================================
Cumulative adjusted interest rate gap ........... $(23,434)  $(39,855)   $(42,727)   $(39,758)
                                                  ============================================

                                        Management's Discussion and Analysis  41

Additionally, the gap analysis does not
consider the many factors accompanying interest rate movements.

   On December 31, 1996, the interest
rate risk position of the Corporation was relatively neutral as the impact of a gradual parallel 100 basis-point rise or fall in interest rates over the next 12 months was estimated to be less than one percent of net income when compared to stable rates.

   The Corporation manages its exposure to market risk resulting from trading activities through a risk management function which is independent of the business units. Each major trading site in Charlotte, Chicago, New York, London, Singapore and Tokyo is monitored by these risk management units. Risk limits have been approved by the Corporation's Finance Committee, and daily earnings at risk limits are generally allocated to the business units. In addition to limits placed on these individual business units, limits are also imposed on the risks individual traders can take and on the amount of risk that can be concentrated in a particular product or market. Risk positions are monitored by business unit, risk management personnel and senior management on a daily basis. Business unit and risk management personnel are responsible for continual monitoring of the changing aggregate position of the portfolios under their responsibility, including projection of the profit or loss levels that could result from both normal and extreme market moves. If any market risk limits are exceeded, the risk management units are responsible for taking actions as necessary to bring portfolios within approved trading limits.

   To estimate potential losses that could result from adverse market movements, the Corporation uses a daily earnings at risk methodology. Earnings at risk represents a one-day measurement of pretax earnings at risk from movements in market prices using the assumption that positions cannot be rehedged during the period of any prescribed price and volatility change. A 99-percent confidence level is utilized, which indicates that actual trading profits and losses may deviate from expected levels and exceed estimates approximately one day out of every 100 days of trading activity.

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

    Earnings at risk is measured on both a gross and uncorrelated basis. The gross measure assumes that adverse market movements occur simultaneously across all segments of the trading portfolio, an unlikely assumption. On December 31, 1996, the gross estimates for aggregate interest rate, foreign exchange and equity and commodity trading activities were $59 million, $3 million and $2 million, respectively. Alternately, using a statistical measure which is more likely to capture the effects of market movements, the uncorrelated estimate on December 31, 1996 for aggregate trading activities was $25 million.

   Average daily trading-related revenues in 1996 approximated $1 million. During 1996, the Corporation's trading-related activities resulted in positive daily revenues for approximately 74 percent of total trading days. In 1996, the standard deviation of trading-related revenues was $3 million. Using this data, one can conclude that the aggregate trading activities should not result in exposure of more than $7 million for any one day, assuming 99-percent confidence. When comparing daily earnings at risk to trading-related revenues, daily earnings at risk will average considerably more due to the assumption of no evasive actions as well as the assumption that adverse market movements occur simultaneously across all segments of the trading portfolio.

CAPITAL RESOURCES AND
CAPITAL MANAGEMENT

    Shareholders' equity on December 31, 1996 was $13.7 billion compared to $12.8 billion on December 31, 1995. Net earnings retention of $1.7 billion coupled with the acquisition of Bank South Corporation, which resulted in the issuance of 52.6 million shares of common stock and an increase of $685 million in shareholders'

42 NationsBank Corporation Annual Report 1996

equity, were the primary reasons for the increase. The increase was partially offset by the repurchase of 34.2 million shares of common stock for approximately $1.5 billion and net depreciation of $240 million in the market value of securities available for sale and marketable equity securities due to sales and maturities of securities during 1996.

   The Corporation's and significant subsidiaries' regulatory capital ratios, along with a description of the components of risk-based capital, capital adequacy requirements and prompt corrective action provisions, are included in Note Nine to the consolidated financial statements.

FOURTH QUARTER REVIEW

    During the fourth quarter of 1996, the Corporation recorded net income of $632 million compared to $510 million in the fourth quarter of 1995.TABLE TWENTY presents selected quarterly operating results for each quarter of 1996 and 1995.

    TABLE TWENTY-ONE presents an analysis of the Corporation's taxable-equivalent net interest income for each of the last five quarters. Taxable-equivalent net interest income was $1.6 billion in the fourth quarter of 1996 compared to $1.4 billion in the comparable 1995 period. The net interest yield was 3.75 percent in the fourth quarter of 1996 compared to 3.38 percent in the fourth quarter of 1995. The increase in the net interest yield reflected the sale of low-yielding securities and the reinvestment of cash from the sale of low-yielding securities into higher-spread products.

    The provision for credit losses was $150 million in the fourth quarter of 1996 compared to $142 million in the same quarter of 1995. Net charge-offs for the fourth quarter of 1996 were $151 million compared to $156 million in the fourth quarter of 1995. The increase in the provision for credit losses resulted from growth in commercial and consumer lending as well as the continuation of a return to more normalized levels of credit losses following periods of unusually low credit losses.

   Noninterest income was $958 million and $846 million in the fourth quarters of 1996 and 1995, respectively. The 13-percent increase was driven primarily by higher deposit account service charges, investment banking income and trading account profits and fees.

    Noninterest expense increased 9 percent in the fourth quarter of 1996 compared to the fourth quarter of 1995, primarily due to acquisitions.

   Income tax expense was $326 million in the fourth quarter of 1996, reflecting an effective tax rate of 34.0 percent of pretax income. This compared to income tax expense of $278 million, or an effective tax rate of 35.3 percent, in the fourth quarter of 1995.

1995 COMPARED TO 1994

    The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 1995 and 1994. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 49 through 71.

OVERVIEW

   The Corporation's net income of $1.95 billion in 1995 reflected an increase of 15 percent over 1994. Earnings per common share for 1995 increased 16 percent to $3.56 from $3.06 for 1994. Return on average common shareholders' equity rose to 17.01 percent from 16.10 percent in 1994. Revenue growth outpaced expense growth in 1995, bringing the efficiency ratio to 59.8 percent, an improvement of approximately 280 basis points over 1994.

BUSINESS UNIT OPERATIONS

    The GENERAL BANK'S 1995 earnings of $1.2 billion increased 26 percent over 1994. Return on equity increased to 19 percent in 1995 from 17 percent in 1994. Revenue growth and expense control led to a 365 basis-point improvement in the efficiency ratio in 1995 to 63.8 percent.

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

Management's Discussion and Analysis 43

NET INTEREST INCOME

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

   The net interest yield of 3.33 percent in 1995 reflected the funding of earning asset growth principally with market-based funds

TABLE TWENTY.  SELECTED QUARTERLY OPERATING RESULTS

===========================================================================================================================
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)

                                                          1996 QUARTERS                              1995 QUARTERS
                                            ___________________________________________________________________________________
                                            FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
---------------------------------------------------------------------------------------------------------------------------
Income from earning assets ................  $3,358    $3,423     $3,442     $3,573     $3,361     $3,398     $3,391     $3,070
Interest expense ..........................   1,768     1,828      1,855      2,016      1,948      2,007      2,055      1,763
Net interest income (taxable-equivalent) ..   1,612     1,616      1,611      1,584      1,438      1,420      1,367      1,335
Net interest income .......................   1,590     1,595      1,587      1,557      1,413      1,391      1,336      1,307
Provision for credit losses ...............     150       145        155        155        142        100         70         70
Gains (losses) on sales of securities .....      33        26         (6)        14         21          3          4          1
Noninterest income ........................     958       886        917        885        846        776        730        726
Other real estate owned expense ...........       7         6          7          -          8          7          1          2
Merger-related charge .....................       -         -          -        118          -          -          -         -
Other noninterest expense .................   1,466     1,400      1,405      1,394      1,342      1,245      1,288      1,288
Income before income taxes ................     958       956        931        789        788        818        711        674
Income tax expense ........................     326       331        326        276        278        288        244        231
Net income ................................     632       625        605        513        510        530        467        443
Net income (excluding merger-related
   charge) ................................     632       625        605        590        510        530        467        443
Earnings per common share .................    1.09      1.06       1.00        .85        .94        .98        .86        .80
Earnings per common share (excluding
   merger-related charge) .................    1.09      1.06       1.00        .98        .94        .98        .86        .80
Dividends per common share ................     .33       .29        .29        .29        .29        .25        .25        .25

Yield on average earning assets ...........    7.86%     7.87%      7.80%      7.80%      7.95%      8.08%      7.98%      7.93%
Rate on average interest-
   bearing liabilities ....................    4.77      4.84       4.83       4.97       5.22       5.38       5.39       5.13
Net interest spread .......................    3.09      3.03       2.97       2.83       2.73       2.70       2.59       2.80
Net interest yield ........................    3.75      3.69       3.62       3.43       3.38       3.35       3.19       3.41

Average total assets ......................$194,321  $197,923   $202,796   $208,617   $191,693   $190,501   $194,302   $177,515
Average total deposits .................... 105,765   107,715    109,988    106,906     98,602     98,671    100,569     99,285
Average total shareholders' equity ........  13,224    13,133     13,552     13,144     11,903     11,487     11,213     11,192
Return on average assets ..................    1.29%     1.26%      1.20%       .99%      1.06%      1.10%       .96%      1.01%
Return on average assets (excluding

   merger-related charge) .................    1.29      1.26       1.20       1.14       1.06       1.10        .96       1.01
Return on average common
   shareholders' equity (1) ...............   19.06     19.00      18.00      15.71      16.98      18.29      16.69      16.03
Return on average common shareholders'
   equity (excluding merger-related
   charge) (1) ............................   19.06     19.00      18.00      18.07      16.98      18.29      16.69      16.03

Market price per share of common stock

   High for the period ....................  $52 5/8    $47 1/16   $42 5/16   $40 11/16  $37 3/8    $34 7/16   $28 7/8    $25 7/8
   Low for the period .....................   43 1/8     38 3/16    37 3/8     32 3/16    32         26 7/8     24 13/16   22 5/16
   Closing price ..........................   48 7/8     43 7/16    41 5/16    40 1/16    34 13/16   33 5/8     26 13/16   25 3/8

Tier 1 capital ratio ......................    7.76%     7.05%      7.58%      7.35%      7.24%      7.16%      7.03%      7.25%
Total capital ratio .......................   12.66     12.05      11.93      11.71      11.58      11.23      10.90      11.06

(1)AVERAGE COMMON SHAREHOLDERS' EQUITY DOES NOT INCLUDE THE EFFECT OF MARKET
   VALUE ADJUSTMENTS TO SECURITIES AVAILABLE FOR SALE AND MARKETABLE EQUITY
   SECURITIES.

44 NationsBank Corporation Annual Report 1996 and term debt and the addition of $6.5 billion in low-spread trading-related assets when compared to 1994.

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


NONINTEREST INCOME

   Noninterest income increased 19 percent to $3.1 billion in 1995, reflecting the diverse fee-generating activities of the Corporation. Capital markets revenues, deposit and other service fees and acquisition-related mortgage servicing fees were factors in the year-over-year increase.

NONINTEREST EXPENSE

   Noninterest expense increased 4 percent to $5.2 billion. Excluding the impact of acquisitions, noninterest expense increased 3 percent reflecting additional investment in personnel in selected areas, expanded marketing efforts to support revenue growth and increased expenditures related to technology initiatives, partially offset by reduced deposit insurance expense.

 INCOME TAXES

   The Corporation's income tax expense for 1995 was $1.0 billion, for an effective tax rate of 34.8 percent of pretax income. Income tax expense for 1994 was $865 million, reflecting an effective tax rate of 33.9 percent.


Management's Discussion And Analysis 45

TABLE TWENTY-ONE.  QUARTERLY TAXABLE-EQUIVALENT DATA
----------------------------------------------------------------------------------------------------------------------



(DOLLARS IN MILLIONS)
                                                                 FOURTH QUARTER 1996         THIRD QUARTER 1996
                                                           -----------------------------------------------------------
                                                           AVERAGE                      AVERAGE
                                                           BALANCE    INCOME            BALANCE      INCOME
                                                            SHEET      OR      YIELDS/   SHEET         OR     YIELDS/
                                                           AMOUNTS   EXPENSE    RATES   AMOUNTS      EXPENSE   RATES
----------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2).......................................   49,987    $1,044     8.30%    $ 48,920    $1,011     8.23%
    Real estate commercial...............................    5,388       122     9.00        5,921       138     9.25
    Real estate construction.............................    3,084        67     8.74        3,195        74     9.15
                                                          ------------------------------------------------------------
      Total commercial...................................   58,459     1,233     8.39       58,036     1,223     8.38
                                                          ------------------------------------------------------------
    Residential mortgage.................................   28,174       548     7.77       27,990       545     7.77
    Credit card..........................................    6,363       185    11.58        5,903       169    11.38
    Other consumer.......................................   20,581       503     9.69       22,026       544     9.84
                                                          ------------------------------------------------------------
      Total consumer.....................................   55,118     1,236     8.93       55,919     1,258     8.97
                                                          ------------------------------------------------------------
    Foreign..............................................    2,701        47     6.89        2,813        46     6.59
    Lease financing......................................    4,614        87     7.66        4,429        85     7.60
                                                          ------------------------------------------------------------
      Total loans and leases, net........................  120,892     2,603     8.57      121,197     2,612     8.58
                                                          ------------------------------------------------------------
  Securities
    Held for investment..................................    2,585        36     5.55        3,173        46     5.73
    Available for sale (3)...............................   11,540       205     7.10       16,388       273     6.66
                                                          ------------------------------------------------------------
      Total securities...................................   14,125       241     6.82       19,561       319     6.51
                                                          ------------------------------------------------------------
  Loans held for sale....................................      802        15     7.31        1,025        20     7.87
  Federal funds sold.....................................      273         4     5.79          361         6     6.39
  Securities purchased under agreements to resell........   12,018       158     5.21       11,828       153     5.14
  Time deposits placed and other
    short-term investments...............................    1,991        25     4.86        1,430        20     5.74
  Trading account securities (4).........................   21,148       334     6.32       18,897       314     6.60
                                                          ------------------------------------------------------------
    Total earning assets (5).............................  171,249     3,380     7.86      174,299     3,444     7.87
Cash and cash equivalents................................    7,720                           7,597
Factored accounts receivable.............................    1,256                           1,150
Other assets, less allowance for credit losses...........   14,096                          14,877
                                                          ------------------------------------------------------------
    Total assets......................................... $194,321                        $197,923
                                                          ============================================================
Interest-bearing liabilities
  Savings................................................ $  8,607        46     2.12     $  8,798        48     2.15
  NOW and money market deposit accounts..................   30,634       191     2.47       30,485       189     2.49
  Consumer CDs and IRAs (6)..............................   30,870       405     5.22       30,092       394     5.21
  Negotiated CDs, public funds and other time
    deposits.............................................    2,544        35     5.53        3,314        46     5.50
  Foreign time deposits..................................    9,139       117     5.10       10,836       145     5.31
  Federal funds purchased................................    3,915        51     5.21        3,631        49     5.39
  Securities sold under agreements to repurchase (6).....   25,192       330     5.22       26,309       355     5.36
  Commercial paper.......................................    2,850        40     5.59        3,129        44     5.59
  Other short-term borrowings (6)........................    1,971        34     6.99        2,999        51     6.76
  Trading account liabilities (4)........................    9,314       152     6.48        9,848       163     6.57
  Long-term debt (7).....................................   22,702       367     6.53       21,067       344     6.53
                                                          ------------------------------------------------------------
    Total interest-bearing liabilities...................  147,738     1,768     4.77      150,508     1,828     4.84
                                                          ------------------------------------------------------------
Noninterest-bearing sources
  Noninterest-bearing deposits...........................   23,971                          24,190
  Other liabilities......................................    9,388                          10,092
  Shareholders' equity...................................   13,224                          13,133
                                                          ------------------------------------------------------------
    Total liabilities and shareholders' equity........... $194,321                        $197,923
                                                          =============================================================
Net interest spread......................................                        3.09                            3.03
Impact of noninterest-bearing sources....................                         .66                             .66
                                                          ------------------------------------------------------------
Net interest income/yield on earning assets..............             $1,612     3.75%                $1,616     3.69%
                                                          =============================================================


(1) NONPERFORMING LOANS ARE INCLUDED IN THE RESPECTIVE AVERAGE LOAN BALANCES. INCOME ON SUCH NONPERFORMING LOANS IS RECOGNIZED ON A CASH BASIS.

(2) COMMERCIAL LOAN INTEREST INCOME INCLUDES NET INTEREST RATE SWAP REVENUES RELATED TO SWAPS CONVERTING VARIABLE-RATE COMMERCIAL LOANS TO FIXED RATE. INTEREST RATE SWAPS INCREASED (DECREASED) INTEREST INCOME $31, $11, $3 AND ($19) IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1996, RESPECTIVELY, AND ($34) IN THE FOURTH QUARTER OF 1995.

(3) THE AVERAGE BALANCE SHEET AMOUNTS AND YIELDS ON SECURITIES AVAILABLE FOR SALE ARE BASED ON THE AVERAGE OF HISTORICAL AMORTIZED COST BALANCES.

(4) THE FAIR VALUES OF DERIVATIVES-DEALER POSITIONS ARE REPORTED IN OTHER ASSETS AND LIABILITIES, RESPECTIVELY.

(5) INTEREST INCOME INCLUDES TAXABLE-EQUIVALENT ADJUSTMENTS OF $22, $21, $24 AND $27 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1996, RESPECTIVELY, AND $25 IN THE FOURTH QUARTER OF 1995.

(6) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, OTHER SHORT-TERM BORROWINGS AND CONSUMER CDS INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS FIXING THE COST OF CERTAIN OF THESE LIABILITIES. INTEREST RATE SWAPS INCREASED INTEREST EXPENSE $3, $16, $26 AND $21 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1996, RESPECTIVELY, AND $12 IN THE FOURTH QUARTER OF 1995.

(7) LONG-TERM DEBT INTEREST EXPENSE INCLUDES NET INTEREST RATE SWAP EXPENSE RELATED TO SWAPS PRIMARILY CONVERTING THE COST OF CERTAIN FIXED-RATE DEBT TO VARIABLE RATE. INTEREST RATE SWAPS DECREASED INTEREST EXPENSE $4, $3, $2 AND $3 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1996, RESPECTIVELY.


46  NationsBank Corporation Annual Report 1996


------------------------------------------------------------------------------------------
  SECOND QUARTER 1996            FIRST QUARTER 1996             FOURTH QUARTER 1995
------------------------------------------------------------------------------------------
AVERAGE                     AVERAGE                          AVERAGE
BALANCE   INCOME            BALANCE    INCOME                BALANCE     INCOME
 SHEET      OR     YIELDS/   SHEET       OR      YIELDS/      SHEET       OR      YIELDS/
AMOUNTS  EXPENSE   RATES     AMOUNTS   EXPENSE    RATES      AMOUNTS    EXPENSE    RATES
------------------------------------------------------------------------------------------
$ 49,983 $1,000     8.04%    $ 49,319    $  987     8.05%    $ 47,077    $  971     8.18%
   6,288    141     9.07        6,774       149     8.82        6,649       157     9.39
   3,229     71     8.83        3,154        69     8.85        3,016        72     9.44
------------------------------------------------------------------------------------------
  59,500  1,212     8.19       59,247     1,205     8.18       56,742     1,200     8.39
------------------------------------------------------------------------------------------
  27,728    542     7.82       27,352       534     7.83       23,573       459     7.78
   6,057    173    11.45        6,590       206    12.59        5,709       182    12.69
  23,441    578     9.93       23,850       593     9.99       22,852       581    10.09
------------------------------------------------------------------------------------------
  57,226  1,293     9.07       57,792     1,333     9.26       52,134     1,222     9.33
------------------------------------------------------------------------------------------
   2,746     45     6.56        2,392        45     7.54        2,100        40     7.65
   4,254     80     7.59        3,851        72     7.46        3,628        68     7.48
------------------------------------------------------------------------------------------
 123,726  2,630     8.54      123,282     2,655     8.65      114,604     2,530     8.77
------------------------------------------------------------------------------------------

   3,731     51     5.45        4,292        60     5.62       12,945       186     5.72
  18,328    303     6.64       22,997       365     6.37       10,689       174     6.45
------------------------------------------------------------------------------------------
  22,059    354     6.44       27,289       425     6.25       23,634       360     6.05
------------------------------------------------------------------------------------------
   1,156     19     6.49        1,331        25     7.55          644        12     7.34
     397      5     5.75          525         8     5.89          534         8     6.02
  12,075    149     4.99       13,870       183     5.29       12,088       163     5.36

   1,263     17     5.28        1,056        18     6.90        1,634        28     6.77
  17,912    292     6.53       18,213       286     6.33       16,196       285     6.99
------------------------------------------------------------------------------------------
 178,588  3,466     7.80      185,566     3,600     7.80      169,334     3,386     7.95
   7,928                        7,998                           7,500
   1,124                        1,010                           1,221
  15,156                       14,043                          13,638
------------------------------------------------------------------------------------------
$202,796                     $208,617                        $191,693
===========================================================================================

$  9,336     52     2.27     $  9,361        55     2.35     $  8,287        49     2.34
  30,155    191     2.52       29,692       192     2.61       27,233       185     2.71
  29,698    389     5.28       29,469       397     5.42       24,682       339     5.44
   3,331     46     5.53        3,273        44     5.42        2,946        42     5.74
  12,867    170     5.34       11,902       170     5.73       13,546       211     6.18
   4,433     59     5.37        6,817        92     5.41        5,599        81     5.78
  28,924    391     5.44       33,705       455     5.43       30,136       440     5.79
   3,064     42     5.49        2,821        39     5.62        2,871        43     5.89
   3,968     58     5.80        4,455        65     5.89        4,550        78     6.72
   8,912    147     6.63       12,485       191     6.16       11,125       185     6.60
  19,730    310     6.30       18,885       316     6.68       17,276       295     6.83
------------------------------------------------------------------------------------------
 154,418  1,855     4.83      162,865     2,016     4.97      148,251     1,948     5.22
------------------------------------------------------------------------------------------

  24,601                       23,209                          21,908
  10,225                        9,399                           9,631
  13,552                       13,144                          11,903
------------------------------------------------------------------------------------------
$202,796                     $208,617                        $191,693
===========================================================================================
                    2.97                            2.83                            2.73
                     .65                             .60                             .65
------------------------------------------------------------------------------------------
         $1,611     3.62%                $1,584     3.43%                $1,438     3.38%
===========================================================================================

                                         Management's Discussion And Analysis 47

-------------------------------------------------------------------------------
Report Of Management

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

    The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 1996, management believes that the internal controls are in place and operating effectively.

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


(Signature of Hugh L. McColl, Jr.)            (Signature of James H. Hance Jr.)
       Hugh L. McColl Jr.                            James H. Hance Jr.
    Chief Executive Officer                          Vice Chairman and
                                                   Chief Financial Officer




Report Of Independent Accountants


TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF NATIONSBANK CORPORATION

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of NationsBank Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


(Signature of Price Waterhouse LLP)
Charlotte, North Carolina
January 10, 1997



48  NationsBank Corporation Annual Report 1996


-------------------------------------------------------------------------------------------
NationsBank Corporation And Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)




                                                                 YEAR ENDED DECEMBER 31
                                                             -----------------------------
                                                               1996       1995       1994
-------------------------------------------------------------------------------------------
INCOME FROM EARNING ASSETS
  Interest and fees on loans................................ $10,138    $ 9,331    $ 7,577
  Lease financing income....................................     302        221        150
  Interest and dividends on securities
    Held for investment.....................................     186        851        755
    Available for sale......................................   1,120        617        623
  Interest and fees on loans held for sale..................      79         24         23
  Interest on time deposits placed and
    other short-term investments............................      80        142         90
  Federal funds sold........................................      23         47         45
  Securities purchased under agreements to resell...........     643        890        502
  Trading account securities................................   1,225      1,097        764
                                                             -------------------------------
      Total income from earning assets......................  13,796     13,220     10,529
                                                             -------------------------------
INTEREST EXPENSE
  Deposits..................................................   3,322      3,281      2,415
  Borrowed funds............................................   2,155      2,710      1,618
  Trading account liabilities...............................     653        896        735
  Long-term debt............................................   1,337        886        550
                                                             -------------------------------
      Total interest expense................................   7,467      7,773      5,318
                                                             -------------------------------
NET INTEREST INCOME.........................................   6,329      5,447      5,211
PROVISION FOR CREDIT LOSSES.................................     605        382        310
                                                             -------------------------------
NET CREDIT INCOME...........................................   5,724      5,065      4,901
GAINS (LOSSES) ON SALES OF SECURITIES.......................      67         29        (13)
NONINTEREST INCOME..........................................   3,646      3,078      2,597
OTHER REAL ESTATE OWNED EXPENSE (INCOME)....................      20         18        (12)
MERGER-RELATED CHARGE.......................................     118          -          -
OTHER NONINTEREST EXPENSE...................................   5,665      5,163      4,942
                                                             -------------------------------
INCOME BEFORE INCOME TAXES..................................   3,634      2,991      2,555
INCOME TAX EXPENSE..........................................   1,259      1,041        865
                                                             -------------------------------
NET INCOME.................................................. $ 2,375    $ 1,950    $ 1,690
                                                             ===============================
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS................. $ 2,360    $ 1,942    $ 1,680
                                                             ===============================
PER-SHARE INFORMATION (RESTATED FOR 2-FOR-1 STOCK SPLIT ON
  FEBRUARY 27, 1997)
  Earnings per common share................................. $  4.00    $  3.56    $  3.06
                                                             ===============================
  Fully diluted earnings per common share................... $  3.92    $  3.52    $  3.03
                                                             ===============================
  Dividends per common share................................ $  1.20    $  1.04    $   .94
                                                             ===============================
AVERAGE COMMON SHARES ISSUED (in thousands)................. 590,216    544,959    549,312
                                                             ===============================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




                                            Consolidated Financial Statements 49


-----------------------------------------------------------------------------------
NationsBank Corporation And Subsidiaries
CONSOLIDATED BALANCE SHEET
(DOLLARS IN MILLIONS)


                                                                  DECEMBER 31
                                                            ----------------------
                                                               1996          1995
-----------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents................................. $  8,933     $  8,448
  Time deposits placed and other short-term
    investments.............................................    1,843        1,296
  Securities
    Held for investment, at cost (market value -
      $2,110 and $4,432)....................................    2,110        4,432
    Available for sale......................................   12,277       19,415
                                                            ----------------------
      Total securities......................................   14,387       23,847
                                                            ----------------------

  Loans held for sale.......................................    1,215        1,663
  Federal funds sold........................................       77          111
  Securities purchased under agreements to resell...........    6,882        6,119
  Trading account assets....................................   18,689       18,867

  Loans and leases, net of unearned income..................  121,583      116,042
  Factored accounts receivable..............................    1,047          991
  Allowance for credit losses...............................   (2,315)      (2,163)
                                                            ----------------------
    Loans, leases and factored accounts receivable,
      net of unearned income
      and allowance for credit losses.......................  120,315      114,870
                                                            ----------------------

  Premises, equipment and lease rights, net.................    2,712        2,508
  Customers' acceptance liability...........................      858          918
  Interest receivable.......................................    1,159        1,597
  Mortgage servicing rights.................................      946          707
  Goodwill..................................................    1,640        1,139
  Core deposit and other intangibles........................      390          375
  Other assets..............................................    5,748        4,833
                                                            ----------------------
                                                             $185,794     $187,298
                                                            =======================
LIABILITIES
  Deposits
    Noninterest-bearing..................................... $ 25,738     $ 23,414
    Savings.................................................    8,498        8,257
    NOW and money market deposit accounts...................   31,128       28,160
    Time....................................................   33,081       27,971
    Foreign time............................................    8,053       12,889
                                                            ----------------------
      Total deposits........................................  106,498      100,691
                                                            ----------------------

  Federal funds purchased...................................    3,536        5,940
  Securities sold under agreements to repurchase............   15,842       23,034
  Trading account liabilities...............................   11,752       15,177
  Commercial paper..........................................    2,787        2,773
  Other short-term borrowings...............................    1,836        4,143
  Liability to factoring clients............................      597          580
  Acceptances outstanding...................................      858          918
  Accrued expenses and other liabilities....................    4,429        3,466
  Trust preferred securities................................      965            -
  Long-term debt............................................   22,985       17,775
                                                            ----------------------
      Total liabilities.....................................  172,085      174,497
                                                            ----------------------

      Contingent liabilities and other financial commitments (Notes Eight and Ten)

SHAREHOLDERS' EQUITY
  Preferred stock: authorized - 45,000,000 shares;
    issued - 5,220,459 and 2,473,081 shares.................      171          105
  Common stock: authorized - 1,250,000,000 shares;
    issued - 573,492,308 and 548,537,546 shares (Note One)..    3,855        4,655
  Retained earnings.........................................    9,673        7,826
  Other,  including loan to ESOP trust......................       10          215
                                                            ----------------------
      Total shareholders' equity............................   13,709       12,801
                                                            ----------------------
                                                             $185,794     $187,298
                                                            ======================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




50  NationsBank Corporation Annual Report 1996


-----------------------------------------------------------------------------------------------
NationsBank Corporation And Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS)


                                                                   YEAR ENDED DECEMBER 31
                                                            -----------------------------------
                                                                1996        1995          1994
-----------------------------------------------------------------------------------------------
Operating Activities
  Net income................................................ $  2,375     $  1,950     $  1,690
  Reconciliation of net income to net cash provided by
    (used in) operating activities
    Provision for credit losses.............................      605          382          310
    (Gains) losses on sales of securities...................      (67)         (29)          13
    Depreciation and premises improvements
      amortization..........................................      314          280          265
    Amortization of intangibles.............................      128          119          141
    Deferred income tax expense.............................      304          159          372
    Net change in trading instruments.......................   (3,280)      (5,175)       3,796
    Net decrease (increase) in interest receivable..........      518         (182)        (282)
    Net (decrease) increase in interest payable.............     (545)         208          299
    Net decrease (increase) in loans held for sale..........      449       (1,345)       1,379
    Net increase (decrease) in liability to factoring
      clients...............................................       17           (6)          52
    Other operating activities..............................      986       (1,294)       1,083
                                                            -----------------------------------
      Net cash provided by (used in) operating
        activities..........................................    1,804       (4,933)       9,118
                                                            -----------------------------------


Investing Activities
  Proceeds from maturities of securities held for
    investment..............................................    2,329        5,547        5,864
  Purchases of securities held for investment...............      (14)        (545)     (10,293)
  Proceeds from sales and maturities of securities
    available for sale......................................   28,998       25,556       23,762
  Purchases of securities available for sale................  (12,708)     (27,594)     (16,055)
  Net (increase) decrease in federal funds sold and
    securities
    purchased under agreements to resell....................     (424)       4,931       (3,805)
  Net (increase) decrease in time deposits placed and
    other short-term investments............................     (565)         863         (670)
  Purchases and net originations of loans and leases........  (13,822)     (18,331)     (15,592)
  Proceeds from sales and securitizations of loans and
    leases..................................................   12,286        4,681        4,126
  Purchases and originations of mortgage servicing
    rights..................................................     (366)        (598)        (124)
  Purchases of factored accounts receivable.................   (7,738)      (7,856)      (7,612)
  Collections of factored accounts receivable...............    7,656        7,834        7,577
  Net purchases of premises and equipment...................     (348)        (307)        (327)
  Proceeds from sales of other real estate owned............      174          204          369
  Sales (acquisitions) of business activities, net of
    cash....................................................      416         (567)       3,778
                                                            -----------------------------------
      Net cash provided by (used in) investing
        activities..........................................   15,874       (6,182)      (9,002)
                                                            -----------------------------------


Financing Activities
  Net (decrease) increase in deposits.......................   (6,573)        (158)       4,261
  Net (decrease) increase in federal funds purchased and
    securities
    sold under agreements to repurchase.....................  (10,601)       2,909       (2,562)
  Net (decrease) increase in other short-term borrowings
    and commercial paper....................................   (3,171)      (1,244)         491
  Proceeds from issuance of trust preferred
    securities..............................................      965            -            -
  Proceeds from issuance of long-term debt..................    7,230       11,393        1,198
  Retirement of long-term debt..............................   (3,093)      (2,061)      (1,017)
  Preferred stock repurchased and redeemed..................        -            -          (94)
  Proceeds from issuance of common stock....................      136          239          267
  Cash dividends paid.......................................     (722)        (575)        (527)
  Common stock repurchased..................................   (1,503)        (522)        (180)
  Other financing activities................................      139            -          (20)
                                                            -----------------------------------
      Net cash (used in) provided by financing
        activities..........................................  (17,193)       9,981        1,817
                                                            -----------------------------------
Net increase (decrease) in cash and cash equivalents........      485       (1,134)       1,933
Cash and cash equivalents on January 1......................    8,448        9,582        7,649
                                                            -----------------------------------
Cash and cash equivalents on December 31.................... $  8,933     $  8,448     $  9,582
                                                            ===================================
Supplemental cash flow disclosure:
  Cash paid for interest.................................... $  7,974     $  7,565     $  5,020
  Cash paid for income taxes................................      786          675          718

LOANS TRANSFERRED TO OTHER REAL ESTATE OWNED AMOUNTED TO $160, $98 AND $207 IN 1996, 1995 AND 1994, RESPECTIVELY. MORTGAGE LOANS CONVERTED TO MORTGAGE-BACKED SECURITIES AMOUNTED TO $4,302 FOR THE YEAR ENDED DECEMBER 31, 1996.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                            Consolidated Financial Statements 51


-----------------------------------------------------------------------------------------------------------------------
NationsBank Corporation And Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLARS IN MILLIONS, SHARES IN THOUSANDS)


                                                                                                               TOTAL
                                                           COMMON STOCK                   LOAN TO              SHARE-
                                             PREFERRED   -----------------    RETAINED     ESOP               HOLDERS'
                                              STOCK      SHARES     AMOUNT    EARNINGS     TRUST    OTHER      EQUITY
-----------------------------------------------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1993................. $208      541,810     $ 4,594     $5,247     $ (88)    $  18     $ 9,979
  Net income.................................                                    1,690                           1,690
  Cash dividends
    Common...................................                                     (517)                           (517)
    Preferred................................                                      (10)                            (10)
  Preferred stock repurchased and redeemed...  (93)                      (1)                                       (94)
  Common stock issued under dividend
    reinvestment and employee plans..........            10,702         254                             13         267
  Common stock issued in acquisitions........             7,020          64         41                             105
  Common stock repurchased...................            (7,048)       (180)                                      (180)
  Net change in unrealized gains (losses)
    on securities available for sale and
    marketable equity securities.............                                                         (240)       (240)
  Other......................................   (4)         420           9                   12        (6)         11
                                              --------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1994.................  111      552,904       4,740      6,451       (76)     (215)     11,011
  Net income.................................                                    1,950                           1,950
  Cash dividends
    Common...................................                                     (567)                           (567)
    Preferred................................                                       (8)                             (8)
  Common stock issued under dividend
    reinvestment and employee plans..........             8,878         214                             25         239
  Common stock issued in acquisitions........             5,996         217                                        217
  Common stock repurchased...................           (19,466)       (522)                                      (522)
  Net change in unrealized gains (losses)
    on securities available for sale and
    marketable equity securities.............                                                          460         460
  Other......................................   (6)         226           6                   13         8          21
                                              --------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1995.................  105      548,538       4,655      7,826       (63)      278      12,801
  Net income.................................                                    2,375                           2,375
  Cash dividends
    Common...................................                                     (707)                           (707)
    Preferred................................                                      (15)                            (15)
  Common stock issued under dividend
    reinvestment and employee plans..........             3,456         109                             27         136
  Stock issued in acquisitions...............   73       55,436         586        192                   2         853
  Common stock repurchased...................           (34,196)     (1,503)                                    (1,503)
  Net change in unrealized gains (losses)
    on securities available for sale and
    marketable equity securities.............                                                         (240)       (240)
  Other......................................   (7)         258           8          2        15        (9)          9
                                              --------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1996................. $171      573,492     $ 3,855     $9,673     $ (48)    $  58     $13,709
                                              ==========================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




52  NationsBank Corporation Annual Report 1996

NationsBank Corporation And Subsidiaries

Notes To Consolidated Financial Statements

    NationsBank Corporation (the Corporation) is a multi-bank holding company organized under the laws of North Carolina in 1968 and registered under the Bank Holding Company Act of 1956, as amended. As discussed more fully in the first and fourth full paragraphs on page 20 and the second full paragraph on page 22, through its banking subsidiaries and its various nonbanking subsidiaries, the Corporation provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. The geographic region served by the Corporation has been expanded through the acquisition of Boatmen's Bancshares, Inc. (Boatmen's) on January 7, 1997 to include the Midwestern states.


NOTE ONE.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain prior period amounts have been reclassified to conform to current year classifications.

    Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over 25 years.

    Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates made by management are discussed in these footnotes as applicable.

    On February 27, 1997, the Corporation completed a 2-for-1 split of its common stock. Accordingly, the financial statements for all years presented have been restated to reflect the impact of the stock split.


CASH AND CASH EQUIVALENTS

    Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.


SECURITIES

    Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other securities, except those used in trading activities, are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. In addition, marketable equity securities are carried at fair value with net unrealized gains and losses included in shareholders' equity, net of tax.

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


TRADING INSTRUMENTS

    Instruments utilized in trading activities include both securities and derivatives and are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated on the basis of dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Gross unrealized gains and losses on trading derivative positions with the same counterparty are generally presented on a net basis for balance sheet reporting purposes where legally enforceable master netting agreements have been executed. Realized and unrealized gains and losses are recognized as noninterest income.


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


                                  Notes to Consolidated Financial Statements 53

ALLOWANCE FOR CREDIT LOSSES

    The allowance for credit losses is primarily available to absorb losses inherent in the loan and lease portfolio. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses.

    Individually identified impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for credit losses.

    The Corporation's process for determining an appropriate allowance for credit losses includes management's judgment and use of estimates. The adequacy of the allowance for credit losses is reviewed regularly by management. On a quarterly basis, a comprehensive review of the adequacy of the allowance for credit losses is performed. This assessment is made in the context of historical losses as well as existing economic conditions and performance trends within specific portfolio segments and individual concentrations of credit. Additions to the allowance for credit losses are made by charges to the provision for credit losses.


NONPERFORMING LOANS

    Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, and loans similarly restructured prior to 1995 that are impaired, are classified as nonperforming until such time as the loan is not impaired based on the terms of the restructured agreement and the interest rate is a market rate as measured at the restructuring date. Generally, loans which are past due 180 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Generally, interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.

    Interest collections on nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.

    Credit card loans that are 180 days past due are charged off and not classified as nonperforming. All other consumer loans and residential mortgages are generally charged off at 120 days or placed on nonperforming status upon repossession or the inception of foreclosure proceedings. Ordinarily, interest accrued but not collected is charged off along with the principal.


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


MORTGAGE SERVICING RIGHTS

    Beginning April 1, 1995, the Corporation revised its accounting for Mortgage Servicing Rights (MSRs). The total cost of mortgage loans originated or purchased is allocated between the cost of the loans and the MSRs based on the relative fair values of the loans and the MSRs. MSRs acquired separately are capitalized at their cost. During 1996, the Corporation capitalized $366 million of MSRs. Prior to April 1, 1995, only MSRs purchased separately were recorded as assets. The cost of the MSRs is amortized in proportion to and over the estimated period of net servicing revenues. During 1996 and 1995, amortization was $127 million and $86 million, respectively.

    The fair value on December 31, 1996 of servicing for which the Corporation has capitalized an acquisition cost was $1.1 billion compared to a carrying value of $946 million. Additionally, there is value associated with servicing originated prior to April 1995 for which the carrying value is zero. Total loans serviced approximated $96.4 billion on December 31, 1996, including loans serviced on behalf of the Corporation's banking subsidiaries. The Corporation evaluates MSRs strata for impairment by estimating the fair value based on anticipated future net cash flows, taking into consideration prepayment predictions. The predominant characteristics used as the basis for stratifying MSRs are loan type and period of origination. MSRs acquired prior to April 1, 1995 are evaluated for impairment separately. If the carrying value of the MSRs exceeds the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to mortgage servicing income and fees. The valuation allowance on December 31, 1996 and 1995 and changes in the valuation allowance during 1996 were insignificant.


INCOME TAXES

    There are two components of income tax provision: current and deferred.

    Current income tax provisions approximate taxes to be paid or refunded for the applicable period.

    Balance sheet amounts of deferred taxes are recognized on


54 NationsBank Corporation Annual Report 1996 the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

    Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.


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

    Swaps, principally interest rate, used in the asset and liability management process are accounted for on the accrual basis with revenues or expenses recognized as adjustments to income or expense on the underlying linked assets or liabilities. Risk management swaps generally are not terminated. When terminations do occur, gains or losses are recorded as adjustments to the carrying value of the underlying assets or liabilities and recognized as income or expense over the shorter of either the remaining expected lives of such underlying assets or liabilities or the remaining life of the swap. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments and the cumulative change in value of any open positions are recognized immediately as a component of the gain or loss on disposition of such underlying assets and liabilities.

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

    The Corporation also purchases options in the interest rate market to protect the value of certain assets, principally mortgage servicing rights, against changes in prepayment rates. Option premiums are amortized over the option life on a straight-line basis. Such contracts are designated as hedges, and gains or losses are recorded as adjustments to the carrying value of the underlying assets. As such, they are included in the basis of mortgage servicing rights which are subjected to impairment valuations as described in the Mortgage Servicing Rights accounting policy.

    The Corporation also utilizes forward delivery contracts and options to reduce the interest rate risk inherent in mortgage loans held for sale and the commitments made to borrowers for mortgage loans which have not been funded. These financial instruments are considered in the Corporation's valuation of its mortgage loans held for sale which are carried at the lower of cost or market.


EARNINGS PER COMMON SHARE

    Earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented. Fully diluted earnings per share are computed by dividing net income available to common shareholders, adjusted for preferred dividends paid on dilutive convertible preferred stock, by average fully dilutive shares outstanding, which include convertible preferred stock and stock options.


NOTE TWO.  MERGER-RELATED ACTIVITY

    On January 7, 1997, the Corporation completed the acquisition of Boatmen's, headquartered in St. Louis, Missouri. Each outstanding share of Boatmen's common stock was converted into 1.305 shares of the Corporation's common stock (adjusted for 2-for-1 stock split) or, at the election of each holder of Boatmen's common stock, an amount in cash as specified in the merger agreement, resulting in the net issuance of approximately 195 million shares of the Corporation's common stock valued at $9.4 billion on the date of the merger and aggregate cash payments of $371 million to Boatmen's shareholders. Boatmen's unaudited total assets and total deposits were approximately $41.2 billion and $32.0 billion, respectively, on the date of the acquisition. The Corporation will account for this acquisition as a purchase; therefore, the results of operations of Boatmen's will be included in the consolidated financial statements of the Corporation from the date of acquisition.

    The following table presents condensed pro forma consolidated results of operations as if the acquisition of Boatmen's had occurred on January 1, 1996. This information combines


                                  Notes To Consolidated Financial Statements 55
the historical results of operations of the Corporation and Boatmen's after the effect of estimated preliminary purchase accounting adjustments. Actual adjustments will be made on the basis of appraisals and evaluations and may differ from those reflected below. A cash election of 40 percent in the Boatmen's acquisition has been assumed. The Corporation currently expects to repurchase shares of its common stock from time to time so that the pro forma impact of the Boatmen's acquisition will be the issuance of approximately 60 percent of the aggregate consideration in the Corporation's common stock and 40 percent of the aggregate consideration in cash. The actual cash election in the transaction was approximately 4 percent. The pro forma information does not purport to be indicative of the results that would have been obtained if the operations had actually been combined during the period presented and is not necessarily indicative of operating results to be expected in future periods.


UNAUDITED PRO FORMA RESULTS OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                                 1996
-----------------------------------------------------
Net interest income........................... $7,573
Net income....................................  2,379
Net income available to common shareholders...  2,357

Earnings per common share.....................   3.30
Fully diluted earnings per common share.......   3.25

    On January 9, 1996, the Corporation completed the acquisition of Bank South Corporation (Bank South), headquartered in Atlanta, Georgia. Each outstanding share of Bank South common stock was converted into .88 shares of Corporation common stock (adjusted for 2-for-1 stock split), resulting in the net issuance of 52,609,234 shares of common stock by the Corporation. Bank South's total assets, total deposits and total shareholders' equity were $7.4 billion, $5.1 billion and $685 million, respectively, on the date of acquisition. This acquisition was accounted for as a pooling of interests and did not have a material impact on the results of operations or financial condition of the Corporation.

    During 1996, the Corporation acquired several small banking organizations and banking centers in Florida and Texas. Combined total loans and total deposits of these entities acquired were $5.1 billion and $7.6 billion, respectively. These acquisitions were accounted for as purchases and did not have a material impact on the results of operations or financial condition of the Corporation.

    During the first quarter of 1996, primarily in connection with the acquisition of Bank South, the Corporation recorded a pre-tax merger-related charge of $118 million. The charge consisted of $34 million of severance costs, $28 million for facilities consolidations and branch closures, $11 million related to cancellations of contractual obligations, and other merger-related expenses. An immaterial amount of the $118 million accrued charge remained at December 31, 1996.


NOTE THREE.  SECURITIES


    The book and market values of securities held for investment and securities available for sale on December 31 were (dollars in millions):



                                                                  GROSS         GROSS
                                                     BOOK    UNREALIZED    UNREALIZED      MARKET
SECURITIES HELD FOR INVESTMENT                      VALUE         GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------------------------
1996
----
U.S. Treasury securities and agency debentures... $   862    $        -    $       (3)    $   859
Foreign sovereign securities.....................      25             -             -          25
Mortgage-backed securities.......................   1,101             3            (4)      1,100
Other taxable securities.........................       5             -             -           5
                                                  ------------------------------------------------
  Total taxable..................................   1,993             3            (7)      1,989
                                                  ------------------------------------------------
Tax-exempt securities............................     117             4             -         121
                                                  ------------------------------------------------
  Total.......................................... $ 2,110    $        7    $       (7)    $ 2,110
                                                  ================================================

1995
----
U.S. Treasury securities and agency debentures... $ 2,309    $        7    $      (10)    $ 2,306
Foreign sovereign securities.....................      22             -             -          22
Mortgage-backed securities.......................   1,883             5            (8)      1,880
Other taxable securities.........................      18             -             -          18
                                                  ------------------------------------------------
  Total taxable..................................   4,232            12           (18)      4,226
                                                  ------------------------------------------------
Tax-exempt securities............................     200             7            (1)        206
                                                  ------------------------------------------------
  Total.......................................... $ 4,432    $       19    $      (19)    $ 4,432
                                                  ================================================

1994
----
U.S. Treasury securities and agency debentures... $15,097    $        1    $     (593)    $14,505
Foreign sovereign securities.....................      19             -             -          19
Mortgage-backed securities.......................   2,492             -          (101)      2,391
Other taxable securities.........................      51             -            (4)         47
                                                  ------------------------------------------------
  Total taxable..................................  17,659             1          (698)     16,962
                                                  ------------------------------------------------
Tax-exempt securities............................     141             1            (3)        139
                                                  ------------------------------------------------
  Total.......................................... $17,800    $        2    $     (701)    $17,101
                                                  ================================================


56  NationsBank Corporation Annual Report 1996



                                                                  GROSS         GROSS
                                                             UNREALIZED    UNREALIZED      MARKET
SECURITIES AVAILABLE FOR SALE                        COST         GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------------------------

1996
----
U.S. Treasury securities and agency debentures... $ 1,437    $        5    $      (26)    $ 1,416
Foreign sovereign securities.....................     952             2            (8)        946
Mortgage-backed securities.......................   8,805            58           (45)      8,818
Other taxable securities.........................     484             5            (1)        488
                                                  ------------------------------------------------
  Total taxable..................................  11,678            70           (80)     11,668
                                                  ------------------------------------------------
Tax-exempt securities............................     591            20            (2)        609
                                                  ------------------------------------------------
  Total.......................................... $12,269    $       90    $      (82)    $12,277
                                                  ================================================
1995
----
U.S. Treasury securities and agency debentures... $16,909    $      407    $      (16)    $17,300
Foreign sovereign securities.....................   1,591            22             -       1,613
Mortgage-backed securities.......................      63             1             -          64
Other taxable securities.........................     392             3             -         395
                                                  ------------------------------------------------
  Total taxable..................................  18,955           433           (16)     19,372
                                                  ------------------------------------------------
Tax-exempt securities............................      42             1             -          43
                                                  ------------------------------------------------
  Total.......................................... $18,997    $      434    $      (16)    $19,415
                                                  ================================================

1994
----
U.S. Treasury securities and agency debentures... $ 7,729    $        -    $     (274)    $ 7,455
Mortgage-backed securities.......................       1             -             -           1
Other taxable securities.........................     249             -             -         249
                                                  ------------------------------------------------
  Total taxable..................................   7,979             -          (274)      7,705
                                                  ------------------------------------------------
Tax-exempt securities............................     310            11            (1)        320
                                                  ------------------------------------------------
  Total.......................................... $ 8,289    $       11    $     (275)    $ 8,025
                                                  ================================================

    The components, expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio on December 31, 1996 are summarized below (dollars in millions). Actual maturities may differ from contractual maturities or maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.



                                                          DUE AFTER 1        DUE AFTER 5
                                         DUE IN 1 YEAR      THROUGH 5         THROUGH 10        DUE AFTER
                                            OR LESS           YEARS             YEARS            10 YEARS            TOTAL
                                        ---------------------------------------------------------------------------------------
                                        AMOUNT   YIELD   AMOUNT   YIELD     AMOUNT  YIELD    AMOUNT   YIELD     AMOUNT   YIELD
-------------------------------------------------------------------------------------------------------------------------------
Book value of securities held
  for investment
    U.S. Treasury securities
      and agency debentures............. $364    4.79%   $  498    5.66%   $    -       -%   $    -       -%   $   862    5.30%
    Foreign sovereign securities........    3    7.48        13    7.71         8    6.52         1    6.17         25    7.25
    Mortgage-backed securities..........  483    5.74       594    6.11        24    5.32         -       -      1,101    5.93
    Other taxable securities............    2    1.41         -       -         -       -         3    6.35          5    4.08
                                        ---------------------------------------------------------------------------------------
      Total taxable.....................  852    5.33     1,105    5.93        32    5.62         4    6.33      1,993    5.67
    Tax-exempt securities...............   26   10.93        55   10.22        19    9.90        17    8.77        117   10.07
                                        ---------------------------------------------------------------------------------------
      Total............................. $878    5.50    $1,160    6.12    $   51    7.25    $   21    8.36    $ 2,110    5.91
                                        =======================================================================================

Market value of securities
  held for investment................... $877            $1,159            $   52            $   22            $ 2,110
                                        =======================================================================================

Market value of securities available
  for sale
    U.S. Treasury securities
      and agency debentures............. $ 58    5.20%   $  470    6.01%   $  870    6.15%   $   18    8.57%   $ 1,416    6.09%
    Foreign sovereign securities........   61   24.10       206    4.49       158    6.01       521    6.28        946    7.00
    Mortgage-backed securities..........   71    7.30     3,419    7.32     3,944    7.03     1,384    7.32      8,818    7.19
    Other taxable securities............    8    7.24        45    6.97       168    7.07       267    6.17        488    6.57
                                        ---------------------------------------------------------------------------------------
      Total taxable.....................  198   11.88     4,140    7.03     5,140    6.85     2,190    6.94     11,668    7.02
    Tax-exempt securities...............    4   10.93        11    7.71        88    8.31       506    9.02        609    8.90
                                        ---------------------------------------------------------------------------------------
      Total............................. $202   11.87    $4,151    7.03    $5,228    6.88    $2,696    7.33    $12,277    7.11
                                        =======================================================================================


Cost of securities available for sale... $202            $4,135            $5,236            $2,696            $12,269
                                        =======================================================================================


                                   Notes To Consolidated Financial Statements 57

    The components of gains and losses on sales of available for sale securities for the years ended December 31 were (dollars in millions):

                                          1996     1995       1994
-------------------------------------------------------------------
Gross gains on sales of securities...... $ 200     $ 74     $   36
Gross losses on sales of securities.....  (133)     (45)       (49)
                                         ---------------------------
Gains (losses) on sales of securities... $  67     $ 29     $  (13)
                                         ===========================

    There were no sales of securities held for investment in 1996, 1995 or 1994.

    There were no investments in obligations of states and political subdivisions that were payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of consolidated shareholders' equity on December 31, 1996 or 1995.

    The income tax expense attributable to securities transactions was $23 million for 1996 compared to $10 million in 1995 and an income tax benefit of $5 million in 1994.

    Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $12.6 billion and $22.5 billion on December 31, 1996 and December 31, 1995.

    On December 31, 1996, the valuation reserve for securities available for sale and marketable equity securities increased shareholders' equity by $86 million, reflecting $8 million of pretax appreciation on securities available for sale and $123 million of pretax appreciation on marketable equity securities.


NOTE FOUR.  TRADING ACCOUNT ASSETS AND LIABILITIES

    The fair values on December 31 and the average fair values for the years ended December 31 of the components of trading account assets and liabilities were (dollars in millions):


                                                                                    AVERAGE BALANCES
                                                                                   ------------------
                                                               1996      1995        1996      1995
-------------------------------------------------------------------------------    ------------------
Securities owned
  U.S. Treasury securities.................................. $ 6,914    $10,364    $13,168    $10,254
  Securities of other U.S. Government agencies and
    corporations............................................   2,096      1,508      1,843      1,541
  Certificates of deposit, bankers' acceptances and
    commercial paper........................................     501        555        553        524
  Corporate debt............................................   1,552      1,443      1,589      1,031
  Foreign sovereign debt....................................   3,396        576      1,044        200
  Other securities..........................................     932        402        850        627
                                                             ------------------    ------------------
    Total securities owned..................................  15,391     14,848     19,047     14,177
Derivatives-dealer positions................................   3,298      4,019      3,791      3,230
                                                             ------------------    ------------------
    Total trading account assets............................ $18,689    $18,867    $22,838    $17,407
                                                             ==================    ==================

Short sales
  U.S. Treasury securities.................................. $ 7,143    $11,066    $ 9,287    $11,416
  Corporate debt............................................     452        683        535        591
  Other securities..........................................     309         33        315         18
                                                             ------------------    ------------------
    Total short sales.......................................   7,904     11,782     10,137     12,025
Derivatives-dealer positions................................   3,848      3,395      3,170      2,970
                                                             ------------------    ------------------
    Total trading account liabilities....................... $11,752    $15,177    $13,307    $14,995
                                                             ==================    ==================

    A discussion of the Corporation's trading activities and an analysis of the revenues associated with the Corporation's trading activities is presented on page 25. The Corporation's derivatives-dealer positions are presented in the discussion beginning on page 37 and TABLE SIXTEEN.

    The net change in the unrealized gain or loss on trading securities held on December 31, 1996 and 1995, included in noninterest income, was a gain of $68 million for 1996 and a gain of $44 million for 1995.

    Derivatives-dealer positions presented in the table above represent the fair values of interest rate, foreign exchange, equity and commodity-related products including financial futures, forward settlement and option contracts and swap agreements associated with the Corporation's derivative trading activities.

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



58  NationsBank Corporation Annual Report 1996

NOTE FIVE.  LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

    Loans, leases and factored accounts receivable on December 31 were (dollars in millions):

                                                                 1996         1995
-----------------------------------------------------------------------------------
LOANS
  Commercial................................................ $ 50,488     $ 48,186
  Real estate commercial....................................    5,445        6,183
  Real estate construction..................................    2,863        2,976
                                                             ----------------------
    Total commercial........................................   58,796       57,345
                                                             ----------------------
  Residential mortgage......................................   27,948       24,043
  Credit card...............................................    6,747        6,532
  Other consumer............................................   20,993       22,751
                                                             ----------------------
    Total consumer..........................................   55,688       53,326
                                                             ----------------------
  Foreign...................................................    2,829        2,251
  Factored accounts receivable..............................    1,047          991
                                                             ----------------------
    Total loans and factored accounts receivable............  118,360      113,913
    Less unearned income....................................     (602)        (678)
                                                             ----------------------
    Loans and factored accounts receivable, net of
      unearned income.......................................  117,758      113,235
                                                             ----------------------
LEASES
  Lease receivables.........................................    5,134        3,915
  Estimated residual value..................................    1,537        1,192
  Less unearned income......................................   (1,799)      (1,309)
                                                             ----------------------
    Leases, net of unearned income..........................    4,872        3,798
                                                             ----------------------
    Loans, leases and factored accounts receivable,
      net of unearned income................................ $122,630     $117,033
                                                             ======================

    Transactions in the allowance for credit losses were (dollars in millions):



                                                               1996       1995       1994
------------------------------------------------------------------------------------------
Balance on January 1........................................ $2,163     $2,186     $2,169
                                                             -----------------------------
Loans, leases and factored accounts receivable charged
  off.......................................................   (836)      (636)      (533)
Recoveries of loans, leases and factored accounts
  receivable previously charged off.........................    238        215        217
                                                             -----------------------------
  Net charge-offs...........................................   (598)      (421)      (316)
Provision for credit losses.................................    605        382        310
Allowance applicable to loans of purchased companies and
  other.....................................................    145         16         23
                                                             -----------------------------
Balance on December 31...................................... $2,315     $2,163     $2,186
                                                             =============================

    The following table presents the recorded investment in certain loans that were considered to be impaired, all of which were classified as nonperforming, on December 31 (dollars in millions):

                            1996    1995
----------------------------------------
Commercial................. $342    $271
Real estate commercial.....  145     196
Real estate construction...   28      16
                            ------------
  Total impaired loans..... $515    $483
                            ============
    The average recorded investment in certain impaired loans for the years ended December 31, 1996 and 1995 was approximately $542 million and $598 million, respectively. For the years ended December 31, 1996 and 1995, interest income recognized on impaired loans totaled $26 million each year, all of which was recognized on a cash basis.

    On December 31, 1996, 1995 and 1994, nonperforming loans, including certain loans which are considered impaired, totaled $890 million, $706 million and $801 million, respectively.

    The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1996, 1995 and 1994 was $35 million, $27 million and $31 million, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $103 million in 1996, $102 million in 1995 and $96 million in 1994.

    Other real estate owned amounted to $153 million, $147 million and $337 million on December 31, 1996, 1995 and 1994, respectively. On January 1, 1995, $80 million of in-substance foreclosed loans previously reported as other real estate owned was reclassified to nonperforming loans. The cost of carrying other real estate owned amounted to $8 million, $13 million and $24 million in 1996, 1995 and 1994, respectively.


                                   Notes To Consolidated Financial Statements 59

NOTE SIX.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    Certain of the Corporation's banking subsidiaries, NationsBank, N.A., NationsBank, N.A. (South) and NationsBank of Texas, N.A., jointly maintain a program to offer up to $9.0 billion of bank notes from time to time with fixed or floating rates and maturities from 30 days to 15 years from date of issue. On December 31, 1996 and 1995, there were short-term bank notes outstanding of $872 million and $3.1 billion, respectively. In addition, there were bank notes outstanding on December 31, 1996 and 1995 totaling $3.5 billion and $1.9 billion, respectively, which were classified as long-term debt.

    On December 31, 1996 and 1995, the Corporation had unused commercial back-up lines of credit totaling $1.5 billion which expire in 1997. These lines were supported by fees paid directly by the Corporation to unaffiliated banks.

    The maturities of long-term debt on December 31 were (dollars in millions):


                                                                           1996
                                                           -------------------------------------
                                                             VARIOUS     VARIOUS
                                                           FIXED-RATE  FLOATING-RATE                1995
                                                              DEBT          DEBT       AMOUNT      AMOUNT
                                                           OBLIGATIONS  OBLIGATIONS  OUTSTANDING OUTSTANDING
------------------------------------------------------------------------------------------------ -----------
PARENT COMPANY
  Senior debt
    Due in 1996............................................. $    -      $     -      $      -    $ 1,194
    Due in 1997.............................................    337          405           742        743
    Due in 1998.............................................    889          525         1,414      1,414
    Due in 1999.............................................    116        1,209         1,325        917
    Due in 2000.............................................    698          868         1,566      1,513
    Due in 2001.............................................      -        1,602         1,602        602
    Thereafter..............................................    651        2,129         2,780        369
                                                             ----------------------------------- -----------
                                                              2,691        6,738         9,429      6,752
                                                             ----------------------------------- -----------
  Subordinated debt
    Due in 1997.............................................     75            -            75         75
    Due in 1999.............................................    130            -           130        399
    Due in 2001.............................................    299            -           299        299
    Thereafter..............................................  4,257        1,060         5,317      3,674
                                                             ----------------------------------- -----------
                                                              4,761        1,060         5,821      4,447
                                                             ----------------------------------- -----------
    Total parent company long-term debt.....................  7,452        7,798        15,250     11,199
                                                             ----------------------------------- -----------

BANKING AND NONBANKING SUBSIDIARIES
  Senior debt
    Due in 1996.............................................      -            -             -        244
    Due in 1997.............................................    307          995         1,302        908
    Due in 1998.............................................    110        2,776         2,886      1,809
    Due in 1999.............................................     25          199           224         84
    Due in 2000.............................................     28        1,900         1,928      3,001
    Due in 2001.............................................     30          317           347         33
    Thereafter..............................................     88          351           439        167
                                                             ----------------------------------- -----------
                                                                588        6,538         7,126      6,246
                                                             ----------------------------------- -----------
  Subordinated debt
    Due in 1997.............................................      5            -             5          -
    Due in 2004 and thereafter..............................    300            8           308        308
                                                             ----------------------------------- -----------
                                                                305            8           313        308
                                                             ----------------------------------- -----------

    Total banking and nonbanking subsidiaries long-
      term debt.............................................    893        6,546         7,439      6,554
                                                             ----------------------------------- -----------
                                                             $8,345      $14,344        22,689     17,753
                                                             ----------------------------------- -----------
    Obligations under capital leases........................                               296         22
                                                                                      ---------- -----------
    Total long-term debt....................................                          $ 22,985    $17,775
                                                                                      ========== ===========


60  NationsBank Corporation Annual Report 1996

    As part of its interest rate risk management activities, the Corporation enters into interest rate swap agreements for certain long-term debt issuances. Through the use of interest rate swaps, $1.7 billion of fixed-rate debt with rates ranging from 5.60 percent to 8.57 percent have been effectively converted to floating rates primarily at spreads over LIBOR. In addition, $300 million of notes with floating rates have been converted to fixed rates ranging from 8.02 percent to 8.12 percent.

    On December 31, 1996, including the effects of interest rate swap agreements entered into for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect on December 31, 1996) were 6.39 percent, 7.39 percent and 5.80 percent, respectively.

    Two series of mortgage-backed bonds were issued during 1995 through Main Place Real Estate Investment Trust (MPREIT), formerly Main Place Funding Corporation, a limited-purpose subsidiary of NationsBank, N.A., a wholly owned banking subsidiary of the Corporation. Outstandings under these issuances were $3.0 billion on December 31, 1996. On December 31, 1996, MPREIT had $14.7 billion of 1-4 family mortgage loans, of which $4.4 billion served as collateral for the two series of mortgage-backed bonds. On February 10, 1997, $1.0 billion was available for issuance under a shelf registration statement filed by MPREIT.


    On March 15, 1996, the Corporation redeemed $300 million of 101/2-percent subordinated notes originally due 1999. Certain other debt obligations may be redeemed prior to maturity at the option of the Corporation. Of total long-term debt on December 31, 1996, $28 million of debt scheduled to mature in 2002 has been redeemable since 1982, $500 million scheduled to mature in 2000 is redeemable beginning in 1998, an aggregate of $70 million scheduled to mature in either 2006 or 2010 is redeemable beginning in 1999, an aggregate of $513 million scheduled to mature in either 2005, 2006, 2010 or 2011 is redeemable beginning in 2000 and $20 million scheduled to mature in 2006 is redeemable beginning in 2003.

    On July 5, 1996, the Corporation increased its Euro medium-term note program to offer up to $4.5 billion of senior or subordinated notes exclusively to non-United States residents. The notes bear interest at fixed or floating rates and may be denominated in foreign currencies. The Corporation uses foreign currency swaps to convert foreign-denominated debt into U.S. dollars. As of February 10, 1997, the Corporation had issued $1.4 billion under this program.

    During the fourth quarter of 1996, the Corporation formed three wholly owned grantor trust subsidiaries (the Trusts) to issue preferred securities (Preferred Securities) representing undivided beneficial interests in the assets of the respective Trusts and to invest the gross proceeds of such Preferred Securities into notes of the Corporation. The sole assets of the Trusts are $619 million aggregate principal amount of the Corporation's 7.84% Junior Subordinated Deferrable Interest Notes due 2026 which are redeemable beginning in 2001 and $376 million aggregate principal amount of the Corporation's 7.83% Junior Subordinated Deferrable Interest Notes due 2026 which are redeemable in 2006. Such securities qualify as Tier 1 Capital for regulatory purposes. On January 22, 1997, the Trusts issued an additional $500 million of Preferred Securities. As of February 10, 1997, two additional wholly owned grantor trust subsidiaries formed by the Corporation had the authority to issue $500 million of Preferred Securities.

    Payment of periodic cash distributions and payment upon liquidation or redemption with respect to Preferred Securities is guaranteed by the Corporation to the extent of funds held by the Trust (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation's other obligations including its obligations under the Junior Subordinated Deferrable Interest Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Preferred Securities.

    As of February 10, 1997, the Corporation had the authority to issue approximately $5.0 billion of corporate debt securities and preferred and common stock under its existing shelf registration statements and $3.1 billion of corporate debt securities under the Euro medium-term note program.


NOTE SEVEN.  SHAREHOLDERS' EQUITY

    The Corporation has authorized 45 million shares of preferred stock. As of December 31, 1996, the Corporation had issued 2.3 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and is convertible into 1.68 shares of the Corporation's common stock at an initial conversion price of $21.25 per 1.68 shares of the Corporation's common stock. ESOP Preferred Stock in the amount of $7.0 million in 1996, $6.0 million in 1995 and $4.0 million in 1994 was converted into the Corporation's common stock.

    In connection with the acquisition of a small Florida banking organization (Citizens Federal), a banking subsidiary of the Corporation issued approximately .5 million shares of 8.50% Series H Noncumulative Preferred Stock (Series H Preferred Stock) to holders of the 8.50% Series H Noncumulative Preferred Stock of Citizens Federal and 2.4 million shares of 8.75% Series 1993A Noncumulative Preferred Stock (1993A Preferred Stock) to holders of 8.75% Series 1993A Noncumulative Preferred Stock of Citizens Federal. The Series H Preferred Stock has a stated and liquidation value of $25 per share and provides for an annual noncumulative dividend of $2.125 per share. The 1993A Preferred




                                   Notes To Consolidated Financial Statements 61

Stock has a stated and liquidation value of $25 per share and provides for an annual noncumulative dividend of $2.1875 per share.

    During 1996 and 1995, the Corporation repurchased 34.2 million shares and
19.5 million shares, respectively, of its common stock under various stock repurchase programs authorized by the Board of Directors. Additionally, on August 29, 1996, the Board of Directors authorized the Corporation to repurchase shares of its common stock from time to time so that the pro forma impact of the Boatmen's acquisition will be the issuance of approximately 60 percent of the aggregate consideration in the Corporation's common stock and 40 percent of the aggregate consideration in cash. On January 14, 1997, the Corporation purchased 24 million shares of its common stock pursuant to a purchase agreement with an agent of the Corporation.

    On January 22, 1997, the Board of Directors approved a 2-for-1 split of the Corporation's common stock payable on February 27, 1997 to shareholders of record February 7, 1997.

    Other shareholders' equity on December 31 was comprised of the following (dollars in millions):

                                           1996      1995
---------------------------------------------------------
Restricted stock award plan
  deferred compensation.................. $ (10)    $ (37)
Net unrealized gains on available for
  sale securities and marketable equity
  securities, net of tax.................    86       323
Foreign exchange translation adjustments
  and other..............................   (18)       (8)
                                          ----------------
                                          $  58     $ 278
                                          ================

NOTE EIGHT.  COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These instruments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet. See the discussion of credit risk policies and procedures beginning on page 32 through the second full paragraph on page 35.


CREDIT EXTENSION COMMITMENTS

    The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. The commitments shown below have been reduced by amounts collateralized by cash and amounts participated to other financial institutions. The following summarizes commitments outstanding on December 31 (dollars in millions):


                                   1996       1995
--------------------------------------------------
Commitments to extend credit
  Credit card commitments...... $24,255    $21,033
  Other loan commitments.......  82,506     66,638
Standby letters of credit and
  financial guarantees.........  10,060      8,356
Commercial letters of credit...     761        986


    Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes and protecting against deterioration in the borrowers' ability to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures. Credit card lines are unsecured commitments which are reviewed at least annually by management. Upon evaluation of the customers' credit-worthiness, the Corporation has the right to terminate or change the terms of the credit card lines. Of the December 31, 1996 total other loan commitments, $33.8 billion is scheduled to expire in less than one year, $36.8 billion in one to five years and $11.9 billion after five years.

    Standby letters of credit (SBLC) and financial guarantees are issued to support the debt obligations of customers. If a SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit. Of the December 31, 1996 total SBLCs and financial guarantees, $6.7 billion is scheduled to expire in less than one year, $3.1 billion in one to five years and $282 million after five years.

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


DERIVATIVES

    Derivative transactions are entered into by the Corporation to meet the financing needs of its customers, to manage its own interest rate and currency risks, and as part of its dealer activities. See TABLES TEN and ELEVEN on pages 31 and 33, the first two paragraphs under Off-Balance Sheet Derivatives - Asset and Liability Management Positions on page 31 and the second full paragraph under the mortgage servicing discussion on page 24 for derivatives used for risk management purposes. See TABLE SIXTEEN on page 37, the discussion beginning on page 37 and Note Four regarding the Corporation's derivative dealer activities.


62  NationsBank Corporation Annual Report 1996

SECURITIES LENDING

    The Corporation executes securities lending transactions on behalf of certain customers. In certain instances, the Corporation indemnifies the customer against certain losses. The Corporation obtains collateral with a market value in excess of the market value of the securities loaned. On December 31, 1996 and 1995, indemnified securities lending transactions totaled $7.1 billion and $2.6 billion, respectively. Collateral with a market value of $7.2 billion and $2.7 billion on December 31, 1996 and 1995, respectively, was obtained by the Corporation in support of these transactions.


WHEN ISSUED SECURITIES

    When issued securities are commitments entered into to purchase or sell securities in the time period between the announcement of a securities offering and the issuance of those securities. On December 31, 1996, the Corporation had commitments to purchase and sell when issued securities of $7.4 billion each. On December 31, 1995, commitments to purchase and sell when issued securities were $4.4 billion and $4.3 billion, respectively.


LITIGATION

    In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including several actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, substantial money damages are asserted against the Corporation and its subsidiaries and certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking and other laws. Management believes, based upon the advice of counsel, that the actions and proceedings and losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Corporation's financial position or results of operations.


NOTE NINE.  REGULATORY REQUIREMENTS AND RESTRICTIONS

    The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of certain deposits. The average of those reserve balances amounted to $873 million and $1.1 billion for 1996 and 1995, respectively.

    The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. The subsidiary banks, including those acquired through the Boatmen's acquisition, can initiate dividend payments in 1997, without prior regulatory approval, of $1.4 billion plus an additional amount equal to their net profits for 1997, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency (OCC) is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.

    Regulations also restrict banking subsidiaries in lending funds to affiliates. On December 31, 1996, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $1.6 billion. On December 31, 1996, no loans to the Corporation from its banking subsidiaries were outstanding.

    The Federal Reserve Board (FRB), the OCC and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for U.S. banking organizations. As of December 31, 1996, the Corporation and its banking subsidiaries were well capitalized under this regulatory framework. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation's financial statements. There are no conditions or events since December 31, 1996 that management believes have changed either the Corporation's or its banking subsidiaries' capital classifications.

    The risk-based capital guidelines measure capital in relation to the credit risk of both on- and off-balance sheet items using various risk weights. Under the risk-based capital guidelines, Total Capital consists of two tiers of capital. Tier 1 Capital includes common shareholders' equity and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt and the allowance for credit losses up to 1.25 percent of risk-weighted assets. Additionally, in accordance with the FRB's capital adequacy guidelines, the Corporation is required to exclude the equity, assets and off-balance sheet exposures of its broker-dealer subsidiary, NATIONSBANC CAPITAL MARKETS, INC., when calculating regulatory capital ratios.

    A well-capitalized institution must maintain a Tier 1 Capital ratio of six percent and a Total Capital ratio of ten percent. In order to meet minimum regulatory capital requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent.

    The leverage ratio guidelines establish a minimum ratio of Tier 1 Capital to quarterly average assets, excluding goodwill and certain other items, of three to four percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well capitalized.


                                   Notes To Consolidated Financial Statements 63

    The following table presents the actual capital ratios and amounts and minimum required capital amounts for the Corporation and its significant banking subsidiaries on December 31 (dollars in millions):


                                             1996                        1995
                              ------------------------------------------------------------------
                                               AMOUNT REQUIRED                 AMOUNT REQUIRED
                                    ACTUAL      FOR MINIMUM         ACTUAL      FOR MINIMUM
                              ------------------   CAPITAL     ---------------     CAPITAL
                               RATIO     AMOUNT    ADEQUACY    RATIO    AMOUNT     ADEQUACY
------------------------------------------------------------------------------------------------
TIER 1 CAPITAL
NATIONSBANK CORPORATION......  7.76%    $12,384    $ 6,384     7.24%    $10,799    $ 5,966
NationsBank, N.A.............  7.54       5,137      2,725     7.60       4,623      2,433
NationsBank, N.A. (South)....  8.05       2,899      1,440     8.65       2,500      1,156
NationsBank of Texas, N.A....  6.78       2,468      1,456     6.37       2,487      1,562

TOTAL CAPITAL
NATIONSBANK CORPORATION...... 12.66      20,208     12,770    11.58      17,264     11,927
NationsBank, N.A............. 10.41       7,093      5,451    10.19       6,199      4,867
NationsBank, N.A. (South).... 10.56       3,801      2,880    11.46       3,312      2,312
NationsBank of Texas, N.A.... 10.19       3,706      2,910     8.93       3,490      3,127

LEVERAGE CAPITAL
NATIONSBANK CORPORATION......  7.09      12,384      6,987     6.27      10,799      6,889
NationsBank, N.A.............  6.21       5,137      3,309     5.66       4,623      3,267
NationsBank, N.A. (South)....  6.46       2,899      1,795     6.71       2,500      1,490
NationsBank of Texas, N.A....  6.23       2,468      1,585     5.30       2,487      1,877


NOTE TEN.  EMPLOYEE BENEFIT PLANS

    The Corporation sponsors noncontributory trusteed pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act.

    The following table sets forth the plans' estimated status on December 31 (dollars in millions):


                                                                1996         1995
----------------------------------------------------------------------------------
Actuarial present value of benefit obligation
  Accumulated benefit obligation, including vested
    benefits of $813 and $864............................... $  (840)    $   (884)
                                                            =====================
  Projected benefit obligation for service rendered to
    date.................................................... $  (997)    $ (1,047)
Plan assets at fair value, primarily listed stocks, fixed-
  income securities and real estate.........................   1,202        1,091
                                                             ---------------------
Plan assets in excess of projected benefit obligation.......     205           44
Unrecognized net loss.......................................     187          398
Unrecognized net transition asset being amortized...........     (12)         (13)
Unrecognized prior service benefit being amortized..........     (33)         (29)
Deferred investment gain....................................     (39)         (97)
                                                             ---------------------
  Prepaid pension cost...................................... $   308     $    303
                                                            =====================


    Net periodic pension expense for the years ended December 31 included the following components (dollars in millions):



                                                   1996      1995      1994
----------------------------------------------------------------------------
Service cost-benefits earned during the period... $  43     $  35     $  39
Interest cost on projected benefit obligation....    77        74        72
Actual return on plan assets.....................  (148)     (199)       22
Net amortization and deferral....................    39        95      (121)
                                                  --------------------------
  Net periodic pension expense................... $  11     $   5     $  12
                                                  ==========================

    For December 31, 1996, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation were 8.0 percent and 4.0 percent, respectively. The related expected long-term rate of return on plan assets was
10.0 percent. For December 31, 1995, the weighted average discount rate, rate of increase in future compensation and expected long-term rate of return on plan assets were 7.5 percent, 4.0 percent and 10.0 percent, respectively.


64  NationsBank Corporation Annual Report 1996

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

    All of the Corporation's accrued postretirement benefit liability was unfunded at year-end 1996. The "projected unit credit" actuarial method was used to determine the normal cost and actuarial liability.

    A reconciliation of the estimated status of the postretirement benefit obligation on December 31 is as follows (dollars in millions):

                                                1996       1995
----------------------------------------------------------------
Accumulated postretirement benefit obligation
  Retirees................................... $ (148)    $ (136)
  Fully eligible active participants.........     (3)        (2)
  Other active plan participants.............    (42)       (49)
                                              ------------------
                                                (193)      (187)
Unamortized transition obligation............    116        118
Unamortized service cost.....................      1          -
Unrecognized net (gain) loss.................     (1)         3
                                              ------------------
  Accrued postemployment benefit liability... $  (77)    $  (66)
                                              ==================

    Net periodic postretirement benefit cost for the years ended December 31 included the following (dollars in millions):



                                                             1996     1995     1994
------------------------------------------------------------------------------------
Service cost................................................ $  3     $  2     $  3
Interest cost on accumulated postretirement benefit
  obligation................................................   15       15       14
Amortization of transition obligation over 20 years.........    7        7        7
Amortization of gains.......................................   (1)      (5)      (6)
                                                              ----------------------
  Net periodic postretirement benefit cost.................. $ 24     $ 19     $ 18
                                                              ======================

    The health care cost trend rates used in determining the accumulated postretirement benefit obligation were 6.50 percent for pre-65 benefits and 5.25 percent for post-65 benefits. A one-percent change in the average health care cost trend rates would increase the accumulated postretirement benefit obligation by 5 percent and the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost by 3 percent. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0 percent and 7.5 percent at December 31, 1996 and 1995, respectively.


SAVINGS AND PROFIT SHARING PLANS

    In addition to the retirement plans, the Corporation maintains several defined contribution savings and profit sharing plans, one of which features a leveraged employee stock ownership (ESOP) provision.

    For 1996, 1995 and 1994, the Corporation contributed approximately $39 million, $43 million and $41 million, respectively, in cash which was utilized primarily to purchase the Corporation's common stock under the terms of these plans. On December 31, 1996, an aggregate of 17,491,082 shares of the Corporation's common stock and 2,319,060 shares of ESOP preferred stock were held by the Corporation's various savings and profit sharing plans.

    Under the terms of the ESOP provision, payments to the plan for dividends on the ESOP Preferred Stock were $8 million for 1996, $8 million for 1995 and $9 million for 1994. Interest incurred to service the ESOP debt amounted to $3 million, $4 million and $5 million for 1996, 1995 and 1994, respectively.


STOCK OPTION AND AWARD PLANS

    At December 31, 1996, the Corporation had certain stock-based compensation plans (the Plans) which are described below. The Corporation has elected to provide SFAS 123 disclosures as if the Corporation had adopted the fair-value based method of measuring employee stock options in 1996 and 1995 as indicated below (dollars in millions except per share data):



                                                AS REPORTED         PRO FORMA
                                               ------------------------------------
                                                 1996    1995     1996    1995
-----------------------------------------------------------------------------------
Net income.................................... $2,375    $1,950    $2,282    $1,933
Net income available to common shareholders...  2,360     1,942     2,267     1,925
Earnings per common share.....................   4.00      3.56      3.84      3.53
Fully diluted earnings per common share.......   3.92      3.52      3.77      3.49


The table above does not include the 1997 stock awards disclosed on the next page.


                                   Notes To Consolidated Financial Statements 65

    In determining the pro forma disclosures on the previous page, the fair value of options granted under the 1996 Associates Stock Option Award Plan and the Key Employee Stock Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                              RISK FREE          DIVIDEND          EXPECTED
                                           INTEREST RATES         YIELD              LIVES            VOLATILITY
                                           ------------------------------------------------------------------------
                                            1996    1995      1996    1995      1996       1995       1996    1995
                                           ------------------------------------------------------------------------

1996 Associates Stock Option Award Plan...  6.44%      -%     3.55%      -%    4 years          -     20.8%      -%
Key Employee Stock Plan...................  5.52     6.15     3.55     3.55    7 years    7 years     24.6     25.3

    The effects of applying SFAS 123 in the pro forma disclosures are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.


1996 ASSOCIATES STOCK OPTION AWARD PLAN:

    On June 26, 1996, the Corporation's Board of Directors approved the 1996 Associates Stock Option Award Plan. Under the plan, eligible full-time and part-time employees at the level of Vice President and below received an award of a predetermined number of stock options entitling them to purchase shares of the Corporation's common stock at the closing price of $42 1/8 per share on July 1, 1996. Options to purchase approximately 32 million shares of the Corporation's common stock were granted on July 1, 1996. Options to purchase approximately 10 million shares were granted on January 7, 1997 to eligible Boatmen's associates. One-half of the options became exercisable after the Corporation's common stock closed at or above $50 per share for ten consecutive trading days, which occurred in January 1997. The remainder of the options are exercisable after the Corporation's common stock closes at or above $60 per share for ten consecutive trading days. Regardless of the stock price, all options will be fully exercisable July 1, 2000. No option could be exercised before January 1, 1997. The options expire on July 1, 2001.


KEY EMPLOYEE STOCK PLAN:

    The Key Employee Stock Plan provides for different types of awards including stock options, restricted stock and performance shares. Under this plan, certain key employees received stock options effective July 1, 1995, entitling them to purchase shares of the Corporation's common stock at the previous day's closing market price of $26 13/16 per share. Options to purchase 7.92 million shares of common stock were granted. Fifty percent of the options are currently vested and exercisable. The remaining fifty percent vest and become exercisable in two equal installments on July 1, 1997 and 1998. Any unexercised options will expire on July 1, 2005.

    Under the Key Employee Stock Plan, on January 2, 1996, ten-year options to purchase 3.6 million shares of common stock at $34 11/16 per share were granted to certain employees. On February 1, 1996, ten-year options to purchase 1.8 million shares of common stock at $34 3/8 per share were granted to certain employees. In January 1997, ten-year options to purchase 2.31 million shares of common stock at $49 7/16 were granted to certain employees. For these grants, twenty-five percent of the options immediately vested and became exercisable. The remainder vest and become exercisable in three equal annual installments. In addition, in January 1997, 620,000 shares of restricted stock were granted to certain former Boatmen's executives in connection with their employment with the Corporation. These shares vest in three substantially equal installments beginning January 1998.


RESTRICTED STOCK AWARD PLAN:

    Under the Corporation's Restricted Stock Award Plan, key employees were awarded shares of the Corporation's common stock subject to certain vesting requirements. Generally, vesting occurred in five equal annual installments with related deferred compensation expensed over the same period.


OTHER PLANS:

    Additional options under former plans and restricted stock and stock options assumed in connection with various acquisitions remain outstanding and are insignificant in amount. No further options or rights will be granted under such plans.


    The following tables present the status of the Plans as of December 31, 1996, 1995 and 1994, and changes during the years then ended:



                                              1996                             1995                      1994
                                     ----------------------------------------------------------------------------------------
                                                WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE           WEIGHTED-AVERAGE
Employee Stock Option Plans             SHARES   EXERCISE PRICE         SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------------------------

Outstanding at beginning of year....  12,788,762      $23.52           12,741,502     $20.34     17,179,992     $20.44
Shares due to acquisitions..........   1,098,580       17.26              264,446      19.55         39,192      14.76
Granted.............................  38,259,496       41.08            7,920,000      26.82              -          -
Exercised...........................  (3,783,170)      20.69           (7,691,186)     21.39     (3,570,562)     19.47
Forfeited...........................  (3,823,518)      40.57             (446,000)     25.43       (907,120)     25.44
                                      ---------------------------------------------------------------------------------------
Outstanding at end of year..........  44,540,150       37.22           12,788,762      23.52     12,741,502      20.34
                                      =======================================================================================
Options exercisable at year end.....   7,591,598       24.38            6,805,944      20.66     12,716,302      20.35

Weighted-average fair value of
  options granted during the year... $      7.82                      $      6.91
                                     ===========                      ===========

66  NationsBank Corporation Annual Report 1996

                                         1996                    1995                      1994
                                 ------------------------------------------------------------------------------
                                         WEIGHTED-AVERAGE           WEIGHTED-AVERAGE          WEIGHTED-AVERAGE
Restricted Stock Award Plan      SHARES     GRANT PRICE     SHARES    GRANT PRICE     SHARES   GRANT PRICE
---------------------------------------------------------------------------------------------------------------

Outstanding unvested grants at
  beginning of year...........   2,520,892     $23.23      3,633,704     $22.93      4,301,140     $22.29
Granted.......................           -          -        125,000      24.50        574,000      25.94
Vested........................  (1,106,062)     22.76     (1,136,732)     22.39     (1,188,716)     22.03
Canceled......................     (73,280)     24.36       (101,080)     22.75        (52,720)     23.44
                                -------------------------------------------------------------------------------
Outstanding unvested grants
  at end of year..............   1,341,550      23.55      2,520,892      23.23      3,633,704      22.93
                                ===============================================================================



    The following table summarizes information about stock options outstanding on December 31, 1996:



                                         OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                         ----------------------------------------------------------------------------------
                             NUMBER       WEIGHTED-AVERAGE    WEIGHTED-         NUMBER        WEIGHTED-
      RANGE OF             OUTSTANDING        REMAINING        AVERAGE        EXERCISABLE       AVERAGE
   EXERCISE PRICES       AT DECEMBER 31   CONTRACTUAL LIFE   EXERCISE PRICE  AT DECEMBER 31  EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------

  $ 6.00 - $30.00.......     9,941,194        6.9 years         $23.93         6,335,694        $22.31
  $30.01 - $46.50.......    34,598,956        5.2 years          41.03         1,255,904         34.84
                         --------------                                        ---------
  $ 6.00 - $46.50.......    44,540,150        5.6 years          37.22         7,591,598         24.38
                         ==============                                        =========




NOTE ELEVEN.  NONINTEREST INCOME AND EXPENSE
--------------------------------------------------------------------------------

    The significant components of noninterest income and expense for the years ended December 31 are presented below (dollars in millions):



                                                    1996      1995      1994
-----------------------------------------------------------------------------
NONINTEREST INCOME
  Service charges on deposit accounts............ $1,121    $  884    $  797
  Mortgage servicing and mortgage-related fees...    213       138        86
  Fees on factored accounts receivable...........     64        68        74
  Investment banking income......................    356       192       138
  Other nondeposit-related service fees..........    198       156       138
  Asset management and fiduciary service fees....    432       444       435
  Credit card income.............................    314       277       280
  Trading account profits and fees...............    274       306       273
  Other income...................................    674       613       376
                                                  ---------------------------
                                                  $3,646    $3,078    $2,597
                                                  ---------------------------
-----------------------------------------------------------------------------
NONINTEREST EXPENSE
  Personnel...................................... $2,731    $2,491    $2,311
  Occupancy, net.................................    523       495       487
  Equipment......................................    451       397       364
  Marketing......................................    252       217       161
  Professional fees..............................    256       182       171
  Amortization of intangibles....................    128       119       141
  Credit card....................................     64        55        71
  Deposit insurance..............................     26       118       211
  Data processing................................    237       229       235
  Telecommunications.............................    172       150       137
  Postage and courier............................    148       135       126
  Other general operating........................    490       411       388
  General administrative and miscellaneous.......    187       164       139
                                                  --------------------------
                                                  $5,665    $5,163    $4,942
                                                  ==========================



                                   Notes To Consolidated Financial Statements 67

NOTE TWELVE.  INCOME TAXES

    The components of income tax expense for the years ended December 31 were (dollars in millions):


                                       1996       1995    1994
---------------------------------------------------------------
Current portion - expense
  Federal........................... $  889     $  814    $451
  State.............................     45         55      37
  Foreign...........................     21         13       5
                                     -------------------------
                                        955        882     493
                                     -------------------------
Deferred portion - expense (benefit)
  Federal...........................    299        147     350
  State.............................     19         12      21
  Foreign...........................    (14)         -       1
                                     -------------------------
                                        304        159     372
                                     -------------------------
    Total tax expense............... $1,259     $1,041    $865
                                     =========================


    The Corporation's current income tax expense of $955 million, $882 million and $493 million for 1996, 1995 and 1994, respectively, approximates the amounts payable for those years.

    Deferred expense represents the change in the deferred tax asset or liability and is discussed further below.

    A reconciliation of the expected federal tax expense, based on the federal statutory rate of 35 percent for 1996, 1995 and 1994, to the actual consolidated tax expense for the years ended December 31 is as follows (dollars in millions):

                                                 1996       1995     1994
--------------------------------------------------------------------------
Expected federal tax expense.................. $1,272     $1,047     $894
Increase (decrease) in taxes resulting from
  Tax-exempt income...........................    (35)       (32)     (35)
  State tax expense, net of federal benefit...     48         55       46
  Other.......................................    (26)       (29)     (40)
                                              ----------------------------
    Total tax expense......................... $1,259     $1,041     $865
                                              ============================

    Significant components of the Corporation's deferred tax (liabilities) and assets on December 31 are as follows (dollars in millions):

                                             1996        1995
--------------------------------------------------------------
Deferred tax liabilities
  Securities available for sale.......... $   (45)    $  (192)
  Equipment lease financing..............  (1,008)       (750)
  Depreciation...........................    (132)       (140)
  Intangibles............................     (84)        (66)
  Employee retirement benefits...........    (108)       (109)
  Other, net...,.........................    (255)       (180)
                                          --------------------
    Gross deferred tax liabilities.......  (1,632)     (1,437)
                                          --------------------

Deferred tax assets
  Employee benefits......................     118          89
  Net operating loss carryforwards.......      42          16
  Allowance for credit losses............     773         754
  Other real estate owned................      16          16
  Loan fees and expenses.................      33          26
  General business credit carryforwards..       6          11
  Other, net.............................     193         154
                                          ---------------------
    Gross deferred tax assets............   1,181       1,066
  Valuation allowance....................     (15)        (16)
                                          ---------------------
    Deferred tax assets, net of valuation
      allowance..........................   1,166       1,050
                                          ---------------------
Net deferred tax liabilities............. $  (466)    $  (387)
                                          =====================

    The Corporation's deferred tax assets on December 31, 1996 include a valuation allowance of $15 million representing primarily state net operating loss carryforwards for which it is more likely than not that realization will not occur. The net change in the valuation allowance for deferred tax assets was a decrease of $1 million, due to the realization of certain state deferred tax assets.


68  NationsBank Corporation Annual Report 1996

NOTE THIRTEEN.  FAIR VALUES OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

    In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

    The provisions of SFAS 107 do not require the disclosure of nonfinancial instruments, including intangible assets. The value of the Corporation's intangibles, such as franchise, credit card and trust relationships and mortgage servicing rights, is significant.


SHORT-TERM FINANCIAL INSTRUMENTS

    The carrying values of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resale and repurchase agreements, and commercial paper and short-term borrowings, approximate the fair values of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.


FINANCIAL INSTRUMENTS TRADED
IN THE SECONDARY MARKET

    Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.


LOANS

    Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of fixed-rate loans was determined by discounting estimated cash flows using interest rates approximating the Corporation's December 31 origination rates for similar loans. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair values. Contractual cash flows for residential mortgage loans were adjusted for estimated prepayments using published industry data. For most variable-rate loans, the carrying amounts were considered to approximate fair value. Where credit deterioration has occurred, estimated cash flows for fixed- and variable-rate loans have been reduced to incorporate estimated losses.


DEPOSITS

    The fair value for fixed-rate deposits with stated maturities was calculated by discounting the difference between the cash flows on a contractual basis and current market rates for instruments with similar maturities. For variable-rate deposits, the carrying amount was considered to approximate fair value.

    The book and fair values of financial instruments for which book and fair value differed on December 31 were (dollars in millions):




                                                                      1996                    1995
                                                            -----------------------------------------------
                                                                BOOK        FAIR        BOOK         FAIR
                                                               VALUE       VALUE       VALUE         VALUE
-----------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Loans, net of unearned income............................. $116,711     $117,525    $112,244     $112,785
  Allowance for credit losses...............................   (2,315)           -      (2,163)           -

FINANCIAL LIABILITIES
  Deposits..................................................  106,498      106,512     100,691      100,843
  Long-term debt (excluding obligations under capital
    leases).................................................   22,689       22,739      17,753       18,077

    For all other financial instruments, book value approximates fair value.


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The fair value of the Corporation's asset and liability management and other interest rate contracts is presented in TABLE ELEVEN on page 33 and in the second full paragraph in the mortgage servicing discussion in the Noninterest Income section on page 24. The fair value of liabilities on binding commitments to lend is based on the net present value of cash flow streams using fee rates currently charged for similar agreements versus original contractual fee rates, taking into account the creditworthiness of the borrowers. The fair value was a liability of approximately $190 million and $111 million on December 31, 1996 and 1995, respectively.


                                   Notes To Consolidated Financial Statements 69

NOTE FOURTEEN.  PARENT COMPANY FINANCIAL INFORMATION

    The following tables present consolidated parent company financial information:


NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN MILLIONS)


                                                        YEAR ENDED DECEMBER 31
                                                   -----------------------------
                                                      1996       1995       1994
--------------------------------------------------------------------------------
Income
  Dividends from consolidated
    Subsidiary banks and bank holding companies.... $2,309     $  999     $1,864
    Other subsidiaries.............................    210          7          5
  Interest from consolidated subsidiaries..........    799        635        355
  Other income.....................................    593        547        501
                                                    -----------------------------
                                                     3,911      2,188      2,725
                                                    -----------------------------
Expenses
  Interest on borrowed funds.......................  1,051        835        582
  Noninterest expense..............................    519        462        442
                                                    -----------------------------
                                                     1,570      1,297      1,024
                                                    -----------------------------
Earnings
  Income before equity in undistributed earnings of
    consolidated subsidiaries and taxes............  2,341        891      1,701
                                                    -----------------------------

  Equity in undistributed earnings of consolidated
    Subsidiary banks and bank holding companies....    (63)       830       (247)
    Other subsidiaries.............................     34        208        140
                                                    ------------------------------
                                                       (29)     1,038       (107)
                                                    ------------------------------

Income before income taxes.........................  2,312      1,929      1,594
Income tax benefit.................................    (63)       (21)       (96)
                                                    ------------------------------
Net income......................................... $2,375     $1,950     $1,690
                                                    ==============================
Net income available to common shareholders........ $2,360     $1,942     $1,680
                                                    ==============================


NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED BALANCE SHEET
(DOLLARS IN MILLIONS)
                                                      DECEMBER 31
                                                  -------------------
                                                     1996      1995
---------------------------------------------------------------------
Assets
  Cash held at subsidiary banks................... $     8    $     8
  Temporary investments...........................   4,250        396
  Receivables from consolidated
    Subsidiary banks and bank holding companies...   2,936      3,116
    Other subsidiaries............................   8,851      8,633
  Investment in consolidated
    Subsidiary banks and bank holding companies...  13,985     12,255
    Other subsidiaries............................   1,705      1,728
  Other assets....................................   1,176      1,095
                                                  --------------------
                                                   $32,911    $27,231
                                                  ====================

Liabilities and Shareholders' Equity
  Commercial paper and other notes payable........ $ 2,344    $ 2,494
  Accrued expenses and other liabilities..........     678        737
  Payables to consolidated susidiaries............     995          -
  Long-term debt..................................  15,250     11,199
  Shareholders' equity............................  13,644     12,801
                                                  --------------------
                                                   $32,911    $27,231
                                                  ====================


70  NationsBank Corporation Annual Report 1996

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS)
                                                                 YEAR ENDED DECEMBER 31
                                                            ---------------------------------
                                                              1996         1995      1994
---------------------------------------------------------------------------------------------

Operating Activities
  Net income................................................ $ 2,375     $ 1,950     $ 1,690
  Reconciliation of net income to net cash provided by
    operating activities
    Equity in undistributed earnings of consolidated
      subsidiaries..........................................      29      (1,038)        107
    Other operating activities..............................     802        (380)        142
                                                             ---------------------------------
      Net cash provided by operating activities.............   3,206         532       1,939
                                                             ---------------------------------

Investing Activities
  Net (increase) decrease in temporary investments..........  (3,854)        187        (271)
  Net increase in receivables from consolidated
    subsidiaries............................................     (38)     (3,155)     (1,416)
  Additional capital investment in subsidiaries.............    (424)       (384)       (764)
  (Acquisitions) sales of subsidiaries, net of cash.........    (726)          -         101
                                                             ---------------------------------
    Net cash used by investing activities...................  (5,042)     (3,352)     (2,350)
                                                             ---------------------------------

Financing Activities
  Net (decrease) increase in commercial paper and other
    notes payable...........................................    (150)         68         144
  Proceeds from issuance of long-term debt..................   5,560       4,606       1,159
  Retirement of long-term debt..............................  (1,509)     (1,005)       (438)
  Preferred stock repurchased and redeemed..................       -           -         (94)
  Proceeds from issuance of common stock....................     136         239         267
  Common stock repurchased..................................  (1,503)       (522)       (180)
  Cash dividends paid.......................................    (715)       (575)       (527)
  Other financing activities................................      17          13          73
                                                             ---------------------------------
    Net cash provided by financing activities...............   1,836       2,824         404
                                                             ---------------------------------

Net increase (decrease) in cash held at subsidiary
  banks.....................................................       -           4          (7)
Cash held at subsidiary banks on January 1..................       8           4          11
                                                             ---------------------------------
Cash held at subsidiary banks on December 31................ $     8     $     8     $     4
                                                             ==================================



                                   Notes To Consolidated Financial Statements 71

NationsBank Corporation And Subsidiaries
SIX-YEAR CONSOLIDATED STATISTICAL SUMMARY
                                                             1996        1995        1994        1993        1992        1991
------------------------------------------------------------------------------------------------------------------------------
TAXABLE-EQUIVALENT YIELDS EARNED
Loans and leases, net of unearned income
  Commercial............................................     8.16%       8.19%       7.56%       6.96%       7.08%       8.70%
  Real estate commercial................................     9.03        9.30        8.18        7.59        7.78        9.13
  Real estate construction..............................     8.89        9.73        8.49        7.50        7.17        8.82
    Total commercial....................................     8.29        8.42        7.71        7.09        7.20        8.78
  Residential mortgage..................................     7.80        7.78        7.62        8.27        9.33       10.47
  Credit card...........................................    11.77       12.78       12.84       13.62       14.45       15.22
  Other consumer........................................     9.87       10.07        9.26        9.24       10.07       11.13
    Total consumer......................................     9.06        9.37        8.99        9.51       10.50       11.47
  Foreign...............................................     6.87        7.71        6.10        5.49        6.63        8.47
  Lease financing.......................................     7.58        7.59        7.50        7.96        8.25       10.89
    Total loans and leases, net.........................     8.59        8.79        8.20        8.06        8.49        9.83
Securities
  Held for investment...................................     5.59        5.57        5.06        5.54        6.84        8.61
  Available for sale....................................     6.63        6.25        5.20        4.80        5.77           -
    Total securities....................................     6.46        5.84        5.12        5.51        6.76        8.61
Loans held for sale.....................................     7.30        7.47        6.63        6.73        7.22        8.74
Federal funds sold and securities
  purchased under agreements to resell..................     5.19        6.18        4.09        3.21        3.77        5.89
Time deposits placed and other short-term investments...     5.54        6.87        5.12        3.91        5.09        6.89
Trading account securities..............................     6.44        7.76        7.32        5.43        4.64        6.99
    Total earning assets................................     7.83        7.98        7.16        7.06        7.70        9.25

RATES PAID
Savings.................................................     2.22        2.37        2.33        2.38        2.86        4.55
NOW and money market deposit accounts...................     2.52        2.68        2.34        2.24        2.82        4.96
Consumer CDs and IRAs...................................     5.28        5.19        4.17        4.52        5.58        7.01
Negotiated CDs, public funds and other time deposits....     5.49        5.56        4.02        3.97        4.93        7.08
Foreign time deposits...................................     5.38        6.25        4.98        4.05        5.52        6.70
Borrowed funds and trading account liabilities..........     5.65        6.40        4.87        3.45        3.33        5.64
Long-term debt..........................................     6.51        7.00        6.85        7.44        8.92        8.88
Special Asset Division net funding allocation...........        -           -           -           -           -       (6.20)
    Total interest-bearing liabilities..................     4.85        5.28        4.09        3.53        4.12        6.09

PROFIT MARGINS
Net interest spread.....................................     2.98        2.70        3.07        3.53        3.58        3.16
Net interest yield......................................     3.62        3.33        3.58        3.96        4.10        3.82

YEAR-END DATA
(DOLLARS IN MILLIONS)
Loans, leases and factored accounts
  receivable, net of unearned income.................... $122,630    $117,033    $103,371    $ 92,007    $ 72,714    $ 69,108
Securities held for investment..........................    2,110       4,432      17,800      13,584      23,355      16,275
Securities available for sale...........................   12,277      19,415       8,025      15,470       1,374       8,904
Loans held for sale.....................................    1,215       1,663         318       1,697       1,236         585
Time deposits placed and other short-term investments...    1,843       1,296       2,159       1,479       1,994       1,622
Total earning assets....................................  164,676     167,945     151,722     140,890     103,872      96,491
Total assets (1)........................................  185,794     187,298     169,604     157,686     118,059     110,319
Noninterest-bearing deposits............................   25,738      23,414      21,380      20,723      17,702      16,356
Domestic savings and time deposits......................   72,707      64,388      66,487      66,356      62,988      70,359
Foreign time deposits...................................    8,053      12,889      12,603       4,034       2,037       1,360
Total savings and time deposits.........................   80,760      77,277      79,090      70,390      65,025      71,719
Total deposits..........................................  106,498     100,691     100,470      91,113      82,727      88,075
Borrowed funds and trading account liabilities..........   35,753      51,067      45,555      44,248      21,957       9,846
Long-term debt..........................................   22,985      17,775       8,488       8,352       3,066       2,876
Total shareholders' equity..............................   13,709      12,801      11,011       9,979       7,814       6,518


(1) EXCLUDES ASSETS OF NATIONSBANK OF TEXAS SPECIAL ASSET DIVISION IN 1991.


72  NationsBank Corporation Annual Report 1996



                                                                1996       1995        1994        1993        1992      1991
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS RATIOS
Return on average
  Total assets (1).........................................      1.18%      1.03%       1.02%       .97%       1.00%      .17%
  Earning assets (1).......................................      1.34       1.17        1.14       1.09        1.12       .20
  Common shareholders' equity..............................     17.95      17.01       16.10      15.00       15.83      2.70

EARNINGS ANALYSIS (TAXABLE-EQUIVALENT)
Noninterest income as a percentage of net interest
  income...................................................     56.76      55.36       48.96      44.48       45.65     44.22
Noninterest expense, excluding merger-related charge,
  as a percentage of net interest income...................     88.20      92.85       93.16      90.90       94.64     97.62
Efficiency ratio: noninterest expense, excluding
  merger-related charge, divided by the sum of net
  interest income and noninterest income.................       56.3       59.8        62.5       62.9        65.0      67.7
Overhead ratio: noninterest expense, excluding
  merger-related charge, less noninterest income
  divided by net interest income...........................     31.44      37.50       44.20      46.42       48.99     53.40
Net income as a percentage of net
  interest income..........................................     36.98      35.07       31.86      31.79       27.33      5.12

ASSET QUALITY
FOR THE YEAR
Net charge-offs as a percentage of average
  loans, leases and factored accounts receivable...........       .48        .38         .33        .51        1.25      1.86
Net charge-offs as a percentage of the
  provision for credit losses..............................     98.84     110.21      101.79      95.76      121.15     82.70
AT YEAR END
Allowance for credit losses as a percentage of net
  loans, leases and factored accounts receivable...........      1.89       1.85        2.11       2.36        2.00      2.32
Allowance for credit losses as a percentage of
  nonperforming loans......................................    260.02     306.49      273.07     193.38      103.11     81.82
Nonperforming assets as a percentage of net
  loans, leases, factored accounts receivable
  and other real estate owned..............................       .85        .73        1.10       1.92        2.72      4.01
Nonperforming assets as a percentage of total assets (1)...       .56        .46         .67       1.13        1.69      2.54
Nonperforming assets (in millions)......................... $   1,043  $     853  $    1,138  $   1,783  $    1,997  $  2,804

RISK-BASED CAPITAL RATIOS
Tier 1.....................................................      7.76%      7.24%       7.43%      7.41%       7.54%     6.38%
Total......................................................     12.66      11.58       11.47      11.73       11.52     10.30

OTHER CAPITAL RATIOS
Common shareholders' equity as a
  percentage of total assets at year end (1)...............      7.31       6.81        6.47       6.25        6.60      5.67
Dividend payout ratio (per common share)...................     29.95      29.17       30.78      28.38       33.07    215.36
Shareholders' equity per common share
  Average.................................................. $   22.28  $   20.95  $    19.00  $   16.68  $    14.53  $  13.98
  At year end..............................................     23.69      23.26       19.85      18.20       15.40     13.52

OTHER STATISTICS
Number of full-time equivalent employees...................    62,971     58,322      61,484     57,742      50,828    57,177
Rate of increase (decrease) in average
  Total loans and leases, net of unearned income...........     11.67%     15.24%      20.29%     15.83%     (1.70)%     1.82%
  Earning assets...........................................      6.23      12.55       24.50      16.59        (.84)     2.42
  Total assets (1).........................................      6.54      13.36       23.75      16.82        (.64)     1.85
  Total deposits...........................................      8.37       5.91       12.30        .97       (5.59)     3.44
  Total shareholders' equity...............................     15.82       9.22       21.19      18.73       10.31      6.16

COMMON STOCK INFORMATION
Market price per share
  High for the year........................................ $ 52  5/8  $37   3/8   $28 11/16  $  29       $26 11/16  $21  3/8
  Low for the year.........................................   32 3/16   22  5/16    21 11/16     22 1/4    19 13/16   10  3/4
  Close at the end of the year.............................   48  7/8   34 13/16    22  9/16     24 1/2    25 11/16   20 5/16
Daily average trading volume............................... 1,937,938  1,452,934   1,507,030  1,333,182   1,455,156   794,108
Number of shareholders of record...........................   106,345    103,137     105,774    108,435      89,371   102,209


                                    Six-Year Consolidated Statistical Summary 73