Form 10-K, Exhibit 13
period 2001-12-31
BANK OF AMERICA CORP /DE/
filed 2002-03-27
CIK 70858

Management's Discussion and Analysis of Results of Operations and Financial Condition

This Annual Report contains certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of Bank of America Corporation (the Corporation). This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as "expects", "anticipates", "believes", "estimates", variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers of the Corporation's Annual Report should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed throughout this report. These statements are representative only on the date hereof, and the Corporation undertakes no obligation to update any forward-looking statements made.

     The possible events or factors include the following: the Corporation's loan growth is dependent on general economic conditions as well as various discretionary factors such as decisions to securitize, sell, or purchase certain loans or loan portfolios; syndications or participations of loans; retention of residential mortgage loans; and the management of borrower, industry, product and geographic concentrations and the mix of the loan portfolio. The level of nonperforming assets, charge-offs and provision expense can be affected by local, regional and international economic and market conditions, including the concentrations of borrowers, industries, products and geographic locations, the mix of the loan portfolio and management's judgments regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Corporation and the mix of funding sources. Decisions to purchase, hold or sell securities are also dependent on liquidity requirements and market volatility, as well as on- and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities, utilization and effectiveness of interest rate contracts and the wholesale and retail funding sources of the Corporation. The Corporation is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, deposits, debt and derivative financial instruments, such as futures, forwards, swaps, options and other financial instruments with similar characteristics. The Corporation is also exposed to potential litigation liabilities, including costs, expenses, settlements and judgments, that may adversely affect the Corporation.

     In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation, state regulators and the Office of Thrift Supervision, whose policies and regulations could affect the Corporation's results. Other factors that may cause actual results to differ from the forward-looking statements include the following: projected business increases following process changes and productivity and investment initiatives are lower than expected or do not pay for severance or other related costs as quickly as anticipated; competition with other local, regional and international banks, thrifts, credit unions and other nonbank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, investment companies and insurance companies, as well as other entities which offer financial services, located both within and outside the United States and through alternative delivery channels such as the Internet; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions and economic conditions in the geographic regions and industries in which the Corporation operates; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Corporation; and management's ability to manage these and other risks.

Overview

The Corporation is a Delaware corporation, a bank holding company and a financial holding company, and is headquartered in Charlotte, North Carolina. The Corporation operates in 21 states and the District of Columbia and has offices located in 34 countries. The Corporation provides a diversified range of banking and certain nonbanking financial services and products both domestically and internationally through four business segments:

Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments. A customer-centered strategic focus is changing the way the Corporation is managing its business. In addition to existing financial reporting, the Corporation has begun preparing customer segment-based financial operating information. At December 31, 2001, the Corporation had $622 billion in assets and approximately 143,000 full-time equivalent employees. Refer to Table One and Table Twenty-Five for annual and quarterly selected financial data, respectively.

Key performance highlights for 2001 compared to 2000:

o Net income totaled $6.8 billion, or $4.18 per common share (diluted), compared to $7.5 billion, or $4.52 per common share (diluted). The return on average common shareholders' equity was 13.96 percent.

o Operating earnings, which excluded charges related to the Corporation's strategic decision to exit certain consumer finance businesses in 2001 and related to restructuring in 2000, totaled $8.0 billion, or $4.95 per common share (diluted), compared to $7.9 billion, or $4.72 per common share (diluted). Excluding exit charges, the return on average common shareholders' equity was 16.53 percent in 2001. Shareholder value added
    (SVA), excluding exit and restructuring charges, remained essentially unchanged at $3.1 billion.

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

o Total revenue includes net interest income on a taxable-equivalent basis and noninterest income. Total revenue was $35.0 billion, an increase of $1.7 billion.

    o Net interest income increased $2.0 billion to $20.6 billion. The increase was primarily due to the effects of changes in interest rates on the Corporation's asset and liability positions and investment portfolio repositioning, an increased trading-related contribution, higher deposit and equity levels and a favorable shift in loan mix. These factors were partially offset by the impact of the money market deposit pricing initiative and a decrease in auto lease financing contributions. Average managed loans and leases were $378.7 billion, a $1.2 billion decrease, primarily due to an eight percent decrease in commercial loans and leases, partially offset by an eight percent increase in consumer loans and leases. Average customer-based deposits grew to $306.9 billion, a $14.9 billion increase. The net interest yield was 3.68 percent, a 48 basis point increase. The increase in the net interest yield was primarily due to the effect of changes in interest rates and investment portfolio repositioning.

    o Noninterest income was $14.3 billion, a $234 million decrease. Consumer and Commercial Banking experienced a $321 million, or nine percent, increase in service charges driven by higher business volumes. A $192 million, or nine percent, increase in card income was primarily due to both new account growth in both credit and debit card and increased purchase volume on existing accounts. Revenue in the mortgage banking business increased 48 percent primarily reflecting higher origination activity, increased gains from higher loan sales to the secondary market and the favorable mark-to-market adjustments on certain mortgage banking assets and related derivative instruments, partially offset by increased prepayments on mortgage loans as a result of the declining interest rate environment. Income from investment and brokerage services increased $45 million in the Asset Management segment largely due to new asset management business and the completed acquisition of Marsico Capital Management LLC (Marsico), partially offset by lower broker activity due to decreased trade volume. The noninterest income component of trading-related revenue within Global Corporate and Investment Banking increased $77 million, as increased revenues from trading-related activities in interest rate, fixed income and commodities contracts more than offset a decrease in equities and equity derivatives trading. Investment banking income increased $67 million, as strong growth in fixed income origination was partially offset by weaker demand for syndications, equity underwriting and advisory services. Equity Investments had equity investment gains of $230 million, reflecting a sharp decline of $763 million.

o On August 15, 2001, the Corporation announced that it was exiting its auto leasing and subprime real estate lending businesses. As a result of exiting these consumer finance businesses, the Corporation recorded pre-tax charges of $1.7 billion ($1.3 billion after-tax), consisting of provision for credit losses of $395 million and business exit costs, the noninterest expense component, of $1.3 billion.

o Including the exit charge, the provision for credit losses was $4.3 billion. Excluding the exit charge, the provision for credit losses was $3.9 billion, an increase of $1.4 billion from 2000. Excluding exit-related charge-offs of $635 million, net charge-offs were $3.6 billion, or 0.99 percent of average loans and leases, an increase of 38 basis points from 2000. This increase in net charge-offs of $1.2 billion from 2000 was primarily due to credit quality deterioration in the commercial-domestic portfolio and an increase in bankcard charge-offs. As a matter of corporate practice, we do not discuss specific client relationships; however, due to the publicity and interest surrounding Enron Corporation, the Corporation is making an exception. Net charge-offs in 2001 included $210 million related to Enron Corporation. Excluding exit-related charges, the Corporation recorded additional provision expense in excess of charge-offs of $283 million due to deterioration in credit quality and the overall uncertainty in the economy.

o Nonperforming assets were $4.9 billion, or 1.49 percent of loans, leases and foreclosed properties at December 31, 2001, a $549 million decrease from December 31, 2000. The decrease was primarily a result of the transfer of $1.2 billion of nonperforming subprime real estate loans to loans held for sale as well as nonperforming loan sales, partially offset by increases in the commercial - domestic loan portfolio that resulted from credit deterioration as companies were affected by the weakening economic environment. The allowance for credit losses totaled $6.9 billion or 2.09 percent of total loans and leases at December 31, 2001, a 35 basis point increase from 1.74 percent of total loans and leases at December 31, 2000.

o Noninterest expense excluding business exit costs in 2001 and restructuring charges in 2000 was $19.4 billion, a $1.3 billion increase, primarily driven by higher personnel, litigation, professional fees, data processing and marketing expenses. Higher personnel expense was driven by a $150 million severance charge in the fourth quarter of 2001 related to ongoing efficiency improvement programs, higher revenue-related incentive compensation and increased salaries expense. Higher professional fees reflected the increase in initiatives related to the Corporation's strategy to improve customer satisfaction, the launch of a company-wide Six Sigma quality and productivity program and implementation of a new integrated business planning process. The Corporation recorded $334 million in litigation expense in the fourth quarter of 2001 related to small settlements and an addition to the legal reserve to cover increased exposure to existing litigation. Subsequent to December 31, 2001, the Corporation announced that it had reached an agreement in principle to settle various shareholder lawsuits for payments totaling $490 million. The proposed settlement will be paid from existing litigation reserves and insurance and will not have an impact on the Corporation's financial results. For additional information on litigation, see Note Twelve of the consolidated financial statements.

o A tax benefit of $418 million, generated as a result of the Corporation's realignment of certain problem loan management activities into a wholly-owned subsidiary, Banc of America Strategic Solutions, Inc. (SSI), resulted in a 17 percent effective tax rate for the fourth quarter of 2001. The assets and liabilities of SSI are fully consolidated with those of the Corporation.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 1 Five-Year Summary of Selected Financial Data

(Dollars in millions, except per share information)              2001        2000       1999       1998      1997
                                                              ----------------------------------------------------
As Reported
Income statement

Net interest income                                           $ 20,290   $ 18,349   $ 18,127   $ 18,298   $ 18,432
Noninterest income                                              14,348     14,582     14,179     12,189     11,756
Total revenue                                                   34,638     32,931     32,306     30,487     30,188
Provision for credit losses                                      4,287      2,535      1,820      2,920      1,904
Gains on sales of securities                                       475         25        240      1,017        271
Business exit costs                                              1,305          -          -          -          -
Merger and restructuring charges                                     -        550        525      1,795        374
Other noninterest expense                                       19,404     18,083     17,986     18,741     17,625
Income before income taxes                                      10,117     11,788     12,215      8,048     10,556
Income tax expense                                               3,325      4,271      4,333      2,883      4,014
Net income                                                       6,792      7,517      7,882      5,165      6,542
------------------------------------------------                ------     ------     ------     ------     ------
Performance ratios
Return on average assets                                         1.05%      1.12%      1.28%      0.88%      1.20%
Return on average common shareholders' equity                    13.96      15.96      16.93      11.56      15.26
Total equity to total assets (at year end)                        7.80       7.42       7.02       7.44       7.81
Total average equity to total average assets                      7.49       7.02       7.55       7.67       8.02
Dividend payout ratio                                            53.44      45.02      40.54      50.18      32.09
------------------------------------------------                ------     ------     ------     ------     ------
Per common share data
Earnings                                                        $ 4.26     $ 4.56     $ 4.56     $ 2.97     $ 3.71
Diluted earnings                                                  4.18       4.52       4.48       2.90       3.61
Cash dividends paid                                               2.28       2.06       1.85       1.59       1.37
Book value                                                       31.07      29.47      26.44      26.60      25.49
------------------------------------------------                ------     ------     ------     ------     ------
Cash basis financial data/(1)/
Earnings                                                       $ 7,670    $ 8,381    $ 8,770    $ 6,067    $ 7,397
Earnings per common share                                         4.81       5.09       5.08       3.49       4.20
Diluted earnings per common share                                 4.72       5.03       4.98       3.41       4.09
Return on average assets                                          1.18%      1.25%      1.42%      1.04%      1.36%
Return on average common shareholders' equity                    15.77      17.80      18.85      13.64      17.55
------------------------------------------------                ------     ------     ------     ------     ------
Operating Basis/(2)/
Income statement
Net interest income                                           $ 20,290   $ 18,349   $ 18,127   $ 18,298   $ 18,432
Net interest income (taxable-equivalent basis)                  20,633     18,671     18,342     18,461     18,589
Noninterest income                                              14,348     14,582     14,179     12,189     11,756
Total revenue                                                   34,638     32,931     32,306     30,487     30,188
Total revenue (taxable-equivalent basis)                        34,981     33,253     32,521     30,650     30,345
Provision for credit losses                                      3,892      2,535      1,820      2,920      1,904
Gains on sales of securities                                       475         25        240      1,017        271
Other noninterest expense                                       19,404     18,083     17,986     18,741     17,625
Income before income taxes                                      11,817     12,338     12,740      9,843     10,930
Income tax expense                                               3,775      4,475      4,500      3,353      4,124
Net income                                                       8,042      7,863      8,240      6,490      6,806
Average diluted common shares issued and outstanding (in     1,625,654  1,664,929  1,760,058  1,775,760  1,782,172
thousands)
------------------------------------------------             ---------  ---------  ---------  ---------  ---------
Performance ratios
Return on average assets                                         1.24%       1.17%      1.34%      1.11%      1.25%
Return on average common shareholders' equity                    16.53      16.70      17.70      14.54      15.88
Efficiency ratio                                                 55.47      54.38      55.30      61.15      58.08
Net interest yield                                                3.68       3.20       3.45       3.69       4.00
Dividend payout ratio                                            45.13      43.04      38.77      39.90      30.83
Shareholder value added                                        $ 3,087    $ 3,081    $ 3,544    $ 2,056    $ 2,603
------------------------------------------------                 -----      -----      -----      -----      -----
Per common share data
Earnings                                                        $ 5.04     $ 4.77     $ 4.77     $ 3.73     $ 3.86
Diluted earnings                                                  4.95       4.72       4.68       3.64       3.76
------------------------------------------------                ------     ------     ------     ------     ------
Cash basis financial data/(1)/
Earnings                                                       $ 8,920    $ 8,727    $ 9,128    $ 7,392    $ 7,661
Earnings per common share                                         5.59       5.30       5.28       4.25       4.36
Diluted earnings per common share                                 5.49       5.24       5.19       4.15       4.24
Return on average assets                                          1.37%      1.30%      1.48%      1.26%      1.41%
Return on average common shareholders' equity                    18.34      18.54      19.62      16.62      18.18
Efficiency ratio                                                 52.96      51.78      52.57      58.20      55.27
------------------------------------------------                ------     ------     ------     ------     ------
Average balance sheet
Total loans and leases                                       $ 365,447   $392,622  $ 362,783  $ 347,840  $ 343,151
Total assets                                                   649,547    671,573    616,838    584,487    543,796
Total deposits                                                 362,653    353,294    341,748    345,485    336,883
Long-term debt                                                  64,638     65,338     52,619     45,098     41,984
Trust preferred securities                                       4,984      4,955      4,955      4,871      4,353
Common shareholders' equity                                     48,609     47,057     46,527     44,467     42,151
Total shareholders' equity                                      48,678     47,132     46,601     44,829     43,610
------------------------------------------------                ------     ------     ------     ------     ------
Risk-based capital ratios (at year end)/(3)/
Tier 1 capital                                                    8.30%     7.50%       7.35%      7.06%      6.50%
Total capital                                                    12.67     11.04       10.88      10.94      10.89
Leverage ratio                                                    6.56      6.12        6.26       6.22       5.57
------------------------------------------------                ------    ------      ------     ------     ------
Market price per share of common stock
Closing                                                        $ 62.95    $ 45.88    $ 50.19    $ 60.13    $ 60.81
High                                                             65.54      61.00      76.38      88.44      71.69
Low                                                              45.00      36.31      47.63      44.00      48.00
------------------------------------------------                ------     ------     ------     ------     ------

/(1)/ Cash basis calculations exclude goodwill and other intangible amortization expense.

/(2)/ Operating basis excludes provision for credit losses of $395 million and noninterest expense of $1,305 million related to the exit of certain consumer finance businesses in 2001 and merger and restructuring charges in 2000, 1999, 1998 and 1997.

/(3)/ Ratios for 1997 have not been restated to reflect the impact of the BankAmerica and Barnett mergers.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Summary of Significant Accounting Policies

The Corporation's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition. Many of the Corporation's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of the specific accounting guidance. The Corporation's significant accounting policies are discussed in detail in Note One of the consolidated financial statements. The following is a summary of the more judgmental and complex accounting policies of the Corporation.

     Many of the Corporation's assets and liabilities are recorded using various valuation techniques that require significant judgment as to recoverability. The collectablity of loans is reflected through the Corporation's estimate of the allowance for credit losses. The Corporation performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectibility. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Corporation utilizing dealer quotes, market comparisons or internally generated modelling techniques. The Corporation's internal models generally involve present value of cash flow techniques. The various valuation techniques are discussed in greater detail elsewhere in management's discussion and analysis and the notes to the consolidated financial statements.

     There are other complex accounting standards that require the Corporation to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the applicable hedge deferral criteria, the accounting for the transfer of financial assets and extinguishments of liabilities in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140), and the determination of when certain special purpose vehicles should be consolidated in the Corporation's balance sheet and statement of income. For a more complete discussion of these policies, see Notes One, Five and Eight of the consolidated financial statements.

     The remainder of management's discussion and analysis of the Corporation's results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages 78 through 119.

Business Segment Operations

The Corporation provides a diversified range of banking and nonbanking financial services and products through its various subsidiaries. The Corporation manages its operations through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments. Certain operating segments have been aggregated into a single business segment. In the first quarter of 2001, the thirty-year mortgage portfolio was moved from Consumer and Commercial Banking to the Corporate Other segment. In the third quarter of 2001, certain consumer finance businesses being liquidated were transferred from Consumer and Commercial Banking to Corporate Other. A customer-centered strategic focus is changing the way the Corporation is managing its business. In addition to existing financial reporting, the Corporation has begun preparing customer segment-based financial operating information.

     The business segments summarized in Table Two are primarily managed with a focus on various performance measures including total revenue, net income, shareholder value added (SVA), return on average equity and efficiency. Some of these performance measures are also presented on a cash basis which excludes the impact of goodwill and other intangible amortization expense. Total revenue includes net interest income on a taxable-equivalent basis and noninterest income. The net interest income of the business segments reflects the results of a funds transfer pricing process which matches assets and liabilities with similar interest rate sensitivity and maturity characteristics and reflects the allocation of net interest income related to the Corporation's overall asset and liability management activities on a proportionate basis. SVA is a performance measure that is aligned with the Corporation's growth strategy orientation and strengthens the Corporation's focus on generating long-term growth and shareholder value. SVA is defined as cash basis operating earnings less a charge for the use of capital. The capital charge is calculated by multiplying 12 percent (management's estimate of the shareholder's minimum required rate of return on capital invested) by average total common shareholders' equity (at the Corporation level) and by average allocated equity (at the business segment level). Equity is allocated to each business segment based on an assessment of its inherent risk.

     See Note Nineteen of the consolidated financial statements for additional business segment information, reconciliations to consolidated amounts and information on Corporate Other. Additional information on noninterest income can be found in the "Noninterest Income" section beginning on page 46. Certain prior period amounts have been reclassified between segments and their components (presented after Table Two) to conform to the current period presentation.

           B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T

Table 2 Business Segment Summary
                                                        For the Year Ended December 31
                                 ---------------------------------------------------------------------------------
                                     Consumer and                            Global Corporate
                                      Commercial             Asset            and Investment         Equity
                                      Banking/(1)/         Management/(1)/      Banking/(1)/     Investments/(1)/
                                 ---------------------  -------------------  ----------------   ------------------
(Dollars in millions)                  2001      2000      2001     2000       2001     2000      2001     2000
                                     -------   -------    ------   ------     ------   ------     -----    -----
Net interest income/(2)/           $ 13,364  $ 12,620    $ 741    $ 666     $ 4,592   $ 3,725   $ (151)  $ (139)
Noninterest income/(3)/               8,008     7,356    1,733    1,801       4,639     4,444      183    1,007
-------------------------           -------   -------   ------   ------      ------    ------    -----    -----
   Total revenue                     21,372    19,976    2,474    2,467       9,231     8,169       32      868
Provision for credit losses           1,802     1,111      121       47       1,275       751        8        4
Net income                            4,842     4,551      521      589       1,879     1,759      (94)      461
Cash basis earnings                   5,479     5,200      578      619       2,022     1,897      (84)      472
Shareholder value added               3,165     2,830      312      421         644       336     (363)      241
Net interest yield                    5.06%      4.93%    2.91%    2.80%       2.40%     1.97%     n/m       n/m
Return on average equity               25.1      23.0     23.6     35.7        16.4      13.5     (4.0)%    24.0%
Cash basis return on equity            28.4      26.3     26.1     37.5        17.6      14.6     (3.6)     24.6
Efficiency ratio                       54.7      56.7     62.2     59.3        55.9      59.1      n/m      12.9
Cash basis efficiency ratio            51.7      53.5     59.9     58.0        54.3      57.4      n/m      11.7
Average:
   Total loans and leases         $ 181,900 $ 173,870 $ 24,381 $ 22,729    $ 80,739  $ 94,391    $ 476     $ 436
   Total deposits                   266,049   256,805   11,897   11,338      66,983    68,364       13        14
   Total assets                     290,388   282,014   26,767   24,724     230,755   227,417    6,509     5,453
Year end:
   Total loans and leases         $ 185,429 $ 179,014 $ 24,692 $ 24,273    $ 66,556  $ 93,510    $ 433     $ 497
   Total deposits                   280,965   264,196   12,208   12,337      66,532    68,138        -        35
   Total assets                     304,874   287,013   26,810   27,140     194,146   206,820    6,230     6,691
   -------------------------        -------   -------   ------   ------     -------   -------    -----     -----

n/m = not meaningful

/(1)/ There were no material intersegment revenues among the segments.

/(2)/ Net interest income is presented on a taxable-equivalent basis.

/(3)/ Noninterest income included the $83 million SFAS 133 transition adjustment net loss which was included in trading account profits in 2001. The components of the transition adjustment by segment were a gain of $4 million for Consumer and Commercial Banking, a gain of $19 million for Global Corporate and Investment Banking and a loss of $106 million for Corporate Other (not included in the table above).

Consumer and Commercial Banking

Consumer and Commercial Banking provides a wide array of products and services to individuals, small businesses and middle market companies through multiple delivery channels.

     The results for 2001 reflect the Corporation's continued focus on card services as a growth area. End of period managed consumer card outstandings increased 19 percent from 2000, primarily driven by the leveraging of the Corporation's franchise to open new accounts with existing customers, the results of card marketing programs and efforts aimed at increasing customer satisfaction. In 2001, merchant processing volume increased 12 percent, and total card services purchase volume increased 12 percent, primarily driven by an 18 percent increase in debit card purchase volume. The increase in debit card purchase volume was a result of increased customer penetration and activation rates, partially offset by a drop in purchase volume growth rates following the events of September 11, 2001.

     In the second quarter of 2001, the Corporation's commercial real estate banking business was moved from Global Corporate and Investment Banking to Consumer and Commercial Banking. The credit and client management process and customer base of the business are better aligned with those of Consumer and Commercial Banking.

Consumer and Commercial Banking

(Dollars in millions)                             2001           2000
                                                ---------     ---------
Net interest income                              $ 13,364      $ 12,620
Noninterest income                                  8,008         7,356
------------------------------------            ---------     ---------
   Total revenue                                   21,372        19,976
Provision for credit losses                         1,802         1,111
Cash basis earnings                                 5,479         5,200
Shareholder value added                             3,165         2,830
Cash basis efficiency ratio                         51.7%         53.5%
------------------------------------            ---------     ---------

o Total revenue increased $1.4 billion, or seven percent, in 2001 compared to 2000.

o Net interest income increased $744 million, or six percent, due to a favorable shift in loan mix, overall loan and deposit growth and the Corporation's overall asset and liability management. This increase was partially offset by the impact of the money market deposit pricing initiative as the Corporation offered more competitive money market savings rates.

o Noninterest income increased $652 million, or nine percent, driven by nine percent increases in card income and service charges and strong mortgage banking revenue.

           B A N K  O F A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

o Cash basis earnings in 2001 rose $279 million, or five percent, due to the increases in net interest income and noninterest income discussed above, partially offset by an increase in the provision for credit losses and a three percent increase in noninterest expense.

    o The provision for credit losses increased $691 million, or 62 percent, reflecting higher charge-offs in the commercial and bankcard loan portfolios.

o Shareholder value added increased $335 million over the prior year as a result of the increase in cash basis earnings and lower capital as a result of reductions in commercial loan levels.

    The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products and Commercial Banking.

Banking Regions

Banking Regions serves consumer households in 21 states and the District of Columbia and overseas through its network of 4,251 banking centers, 13,113 ATMs, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, debit card products and credit products such as home equity, mortgage and personal auto loans. Banking Regions also includes small business banking providing treasury management, credit services, community investment, check card, e-commerce and brokerage services to nearly two million small business relationships across the franchise.

Banking Regions
(Dollars in millions)                         2001       2000
                                            --------   --------
Net interest income                          $ 8,561    $ 8,587
Noninterest income                             3,866      3,547
-------------------------------             --------   --------
   Total revenue                              12,427     12,134
Provision for credit losses                      281        268
Cash basis earnings                            3,108      3,056
Shareholder value added                        1,767      1,693
Cash basis efficiency ratio                    58.5%      58.1%
-------------------------------             --------   --------

o Total revenue in 2001 increased $293 million, or two percent, as an increase in noninterest income was partially offset by a slight decrease in net interest income.

    o Loan growth, primarily in residential mortgages and home equity lending, and deposit growth had a positive effect on net interest income but were offset by the impact of the money market deposit pricing initiative.

    o Noninterest income increased $319 million, or nine percent, primarily due to an increase in consumer service charges of $170 million, or seven percent, resulting from higher business volumes, and a $117 million, or 23 percent, increase in debit card income, driven by a higher number of active debit cards from increased penetration and activation rates and an increase in purchase volume.

o Cash basis earnings increased $52 million, or two percent, in 2001, primarily attributable to the increase in revenue discussed above offset by a three percent increase in noninterest expense.

Consumer Products

Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and Internet, lending and investing to develop low- and moderate-income communities, student lending and certain insurance services. Consumer Products also provides retail finance and floorplan programs to marine, RV and auto dealerships.

Consumer Products

(Dollars in millions)                 2001       2000
                                    --------   --------
Net interest income                 $ 2,211    $ 1,382
Noninterest income                    3,109      2,822
-------------------------------       ----------------
   Total revenue                      5,320      4,204
Provision for credit losses             915        527
Cash basis earnings                   1,447      1,077
Shareholder value added               1,012        649
Cash basis efficiency ratio            40.1%      47.7%
-------------------------------       ----------------

o Total revenue in 2001 increased $1.1 billion, or 27 percent, due to increases in both net interest income and noninterest income.

    o Net interest income increased $829 million, or 60 percent, primarily due to an increase in bankcard receivables from portfolio growth and maturity of credit card securitizations as well as lower funding costs.

    o Noninterest income increased $287 million, or 10 percent, primarily due to strong mortgage banking revenue and increased credit card income. Mortgage banking revenue increased $246 million, or 48 percent, due to higher origination activity and increased gains from higher loan sales to the secondary market. Mortgage banking revenue also included the favorable net mark-to-market adjustments, included in trading account

           B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T profits, on certain mortgage banking assets and the related derivative instruments. These increases were partially offset by increased prepayments on mortgage loans as a result of the declining interest rate environment. Credit card income grew $75 million, or four percent, due to new consumer card account growth and an increase in purchase volume, partially offset by a decline in servicing income from maturity of credit card securitizations.

o The $370 million, or 34 percent, increase in cash basis earnings in 2001 was due to the increases in net interest income and noninterest income discussed above. These increases were partially offset by an increase in the provision for credit losses and higher expenses. Expense growth was primarily driven by card marketing and mortgage production volume activities.

    o The provision for credit losses increased 74 percent to $915 million primarily due to higher net charge-offs in the bankcard loan portfolio. The increase in bankcard charge-offs was driven by portfolio growth, an increase in personal bankruptcy filings and a weaker economic environment.

Commercial Banking

Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct.

Commercial Banking

(Dollars in millions)                    2001      2000
                                      --------   --------
Net interest income                   $ 2,592    $ 2,651
Noninterest income                      1,033        987
-------------------------------       --------   --------
   Total revenue                        3,625      3,638
Provision for credit losses               606        316
Cash basis earnings                       924      1,067
Shareholder value added                   386        488
Cash basis efficiency ratio               45.6%     44.7%
-------------------------------       --------   --------

o Noninterest income increased five percent and was offset by a two percent decline in net interest income. Total revenue in 2001 remained flat at $3.6 billion.

    o The $46 million increase in noninterest income was primarily attributable to higher corporate service charges as customers opted to pay service charges rather than carry excess deposit balances in the lower rate environment, offset by the liquidation of certain commercial finance businesses.

    o Net interest income declined $59 million, primarily due to a reduction in commercial loans and the liquidation of certain commercial finance businesses.

o The $143 million, or 13 percent, decline in cash basis earnings was primarily driven by an increase in the provision for credit losses, partially offset by a tax benefit of $53 million in the fourth quarter of 2001 related to the funding of SSI.

    o The provision for credit losses increased $290 million to $606 million as a result of credit deterioration in the commercial loan portfolio.

o Shareholder value added decreased $102 million as the decline in cash basis earnings was partially offset by lower capital as a result of reductions in commercial loan levels.

Asset Management

Asset Management includes the Private Bank, Banc of America Capital Management and the Individual Investor Group. The Private Bank's goal is to assist individuals and families in building and preserving their wealth by providing investment, fiduciary and comprehensive credit expertise to high-net-worth clients. Banc of America Capital Management is an asset-gathering and asset management organization serving the needs of institutional clients, high-net-worth individuals and retail customers. Banc of America Capital Management manages money and distribution channels, manufactures investment products, offers institutional separate accounts and wrap programs, and provides advice to clients through asset allocation expertise and software. The Individual Investor Group, which is comprised of Private Client Services and Banc of America Investment Services, Inc., provides investment, securities and financial planning services to affluent and high-net-worth individuals. Private Client Services focuses on high-net-worth individuals. Banc of America Investment Services, Inc. includes both the full-service network of investment professionals and an extensive on-line investor service.

     One of the Corporation's strategies is to focus on and grow the asset management business. Recent initiatives include new investment platforms that broaden the Corporation's capabilities to maximize market opportunity for its clients. The Corporation continues to enhance the financial planning tools used to assist clients with their financial goals.

     Effective January 2, 2001, the Corporation acquired the remaining 50 percent of Marsico for a total investment of $1.1 billion. The Corporation acquired the first 50 percent in 1999. Marsico is a Denver-based investment management firm specializing in large capitalization growth stocks.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Client assets at December 31, 2001 and 2000 were:

Client Assets
(Dollars in billions)                   2001        2000
                                      --------    --------
Assets under management                $ 314.2     $ 278.1
Client brokerage assets                   99.4        99.5
Assets in custody                         46.9        48.5
--------------------------            --------    --------
   Total client assets                 $ 460.5     $ 426.1
   --------------------------          -------     -------

     Assets under management typically generate fees based on a percentage of their value. Assets of the Nations Funds family of mutual funds reached $148 billion at December 31, 2001, primarily driven by an increase in money market funds in the declining equity market environment. Growth in assets under management of $36 billion, or 13 percent, was primarily driven by the growth in money market funds as well as the addition of the remaining Marsico Funds. Client brokerage assets, a source of commission revenue, were flat at approximately $100 billion compared to the prior year. Assets in custody, which generate custodial fees, declined slightly.

Asset Management

(Dollars in millions)                        2001     2000
                                           ------   ------
Net interest income                         $ 741    $ 666
Noninterest income                          1,733    1,801
-------------------------------            ------   ------
   Total revenue                            2,474    2,467
Provision for credit losses                   121       47
Cash basis earnings                           578      619
Shareholder value added                       312      421
Cash basis efficiency ratio                  59.9%    58.0%
-------------------------------            ------   ------

     o Total revenue remained flat at $2.5 billion in 2001, as the increase in net interest income was offset by a decline in noninterest income.

         o Net interest income increased $75 million, or 11 percent, due to the Corporation's overall asset and liability management and growth in the commercial and residential mortgage loan portfolios.

         o Noninterest income decreased $68 million, or four percent, as a decline in other income was partially offset by an increase in investment and brokerage services income. The increase in investment and brokerage services income was due to new asset management business and the completed acquisition of Marsico, partially offset by lower broker activity due to decreased trade volume.

     o Cash basis earnings decreased $41 million, or seven percent, in 2001, primarily due to a $74 million increase in provision expense largely related to one loan that was charged off in the second quarter of 2001 and increased noninterest expense.

         o Noninterest expense increased $78 million, or five percent, reflecting investments in new private banking offices, the acquisition of Marsico, and personnel supporting revenue growth initiatives, partially offset by one-time business divestiture expenditures in 2000.

     o Shareholder value added declined $109 million due to the decline in cash basis earnings and the increased capital associated with the acquisition of Marsico.

Global Corporate and Investment Banking

Global Corporate and Investment Banking provides a broad array of financial services such as investment banking, capital markets, trade finance, treasury management, lending, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 34 countries in four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, structured finance and trade services.

Global Corporate and Investment Banking

(Dollars in millions)                                       2001        2000
                                                          --------    --------
Net interest income                                        $ 4,592     $ 3,725
Noninterest income                                           4,639       4,444
---------------------------------------------             --------     --------
   Total revenue                                             9,231       8,169
Provision for credit losses                                  1,275         751
Cash basis earnings                                          2,022       1,897
Shareholder value added                                        644         336
Cash basis efficiency ratio                                   54.3%       57.4%
---------------------------------------------             --------    --------

     o In 2001, total revenue increased $1.1 billion, or 13 percent, primarily due to $620 million, or 22 percent, growth in trading-related revenue.

         o Net interest income increased $867 million, or 23 percent, as a result of higher trading-related activities and the Corporation's overall asset and liability management, partially offset by lower commercial loan levels.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

    o Noninterest income increased $195 million, or four percent, as increases in investment and brokerage services, corporate service charges, trading account profits and investment banking income were partially offset by a decline in other income.

o Cash basis earnings increased $125 million, or seven percent, in 2001 as revenue growth was partially offset by higher credit-related costs and noninterest expense.

    o The provision for credit losses increased $524 million to $1.3 billion due to credit quality deterioration in the commercial-domestic loan portfolio of Global Credit Products.

    o A $331 million, or seven percent, increase in noninterest expense was primarily due to higher market-related incentives and other expenses in line with revenue growth.

o Shareholder value added increased $308 million as a result of the increase in cash basis earnings as well as lower capital due to reductions in loan levels.

     Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products and Global Treasury Services.

Global Investment Banking

Global Investment Banking includes the Corporation's investment banking activities and risk management products. Through a separate subsidiary, Banc of America Securities LLC, Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Banc of America Securities LLC also provides correspondent clearing services for other securities broker/dealers and prime-brokerage services. Debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements are also provided through Banc of America Securities LLC.

     In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the U.S. as well as in several international locations.

Global Investment Banking

(Dollars in millions)                         2001       2000
                                            --------   --------
Net interest income                          $ 1,693    $ 1,125
Noninterest income                             3,153      3,007
-------------------------------             --------   --------
   Total revenue                               4,846      4,132
Provision for credit losses                       26         43
Cash basis earnings                              932        778
Shareholder value added                          512        374
Cash basis efficiency ratio                     69.9%      72.6%
-------------------------------             --------   --------

o Total revenue grew $714 million, or 17 percent, in 2001 primarily due to higher trading-related revenue.

    o Net interest income grew $568 million, or 51 percent, as a result of higher trading-related activities.

    o Higher investment and brokerage services income and investment banking income more than offset a decrease in other income, resulting in noninterest income growth of five percent. Investment banking income increased $67 million as strong fixed income originations were partially offset by weaker demand in syndications, equity underwriting and advisory services.

o Cash basis earnings increased $154 million, or 20 percent, in 2001, as revenue growth was partially offset by an increase in noninterest expense.

         o The $390 million, or 13 percent, increase in noninterest expense was primarily due to higher market-related incentives and other expenses in line with revenue growth.

Global Credit Products

Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, leasing and project finance.

Global Credit Products

(Dollars in millions)                          2001       2000
                                            --------   --------
Net interest income                          $ 2,181    $ 1,993
Noninterest income                               664        678
-------------------------------             --------   --------
   Total revenue                               2,845      2,671
Provision for credit losses                    1,265        764
Cash basis earnings                              766        887
Shareholder value added                        (127)      (208)
Cash basis efficiency ratio                     20.6%      23.5%
-------------------------------             --------   --------

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

o Total revenue increased $174 million, or seven percent, in 2001 compared to 2000.

    o Net interest income increased $188 million, or nine percent, compared to the prior year as lower funding costs offset the impact of lower commercial loan levels.

    o Noninterest income declined $14 million, or two percent, primarily due to declines in the leasing portfolio, partially offset by an increase in trading account profits.

o Cash basis earnings declined $121 million, or 14 percent, primarily due to an increase in the provision for credit losses, partially offset by the increase in revenue and a tax benefit of $93 million in the fourth quarter of 2001 related to the funding of SSI.

    o The provision for credit losses increased $501 million, or 66 percent, driven by credit quality deterioration in the commercial-domestic loan portfolio. Net charge-offs included $210 million in charge-offs related to Enron Corporation.

o Shareholder value added increased $81 million as the decline in cash basis earnings was offset by lower capital, reflecting the continued efforts to reduce corporate loan levels and exit less profitable relationships.

Global Treasury Services

Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and public and private companies manage their operations and cash flows on a local, regional, national and global level.

Global Treasury Services
(Dollars in millions)                        2001     2000
                                           ------   ------
Net interest income                         $ 718    $ 607
Noninterest income                            822      759
-------------------------------            ------   ------
   Total revenue                            1,540    1,366
Provision for credit losses                  (16)     (56)
Cash basis earnings                           324      232
Shareholder value added                       259      170
Cash basis efficiency ratio                  67.4%    77.6%
-------------------------------            ------   ------

o Revenue increased $174 million, or 13 percent, with increases in both net interest income and noninterest income in 2001.

    o Net interest income increased $111 million, or 18 percent, primarily due to deposit growth and lower funding costs.

    o Noninterest income increased $63 million, or eight percent, due to an increase in corporate service charges as customers chose to pay service charges rather than maintain excess deposit balances in the lower rate environment.

o Cash basis earnings increased $92 million, or 40 percent, in 2001 driven primarily by the growth in revenue.

Equity Investments

Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in companies at all stages of the business cycle, from start up to buyout. Investments are made on both a direct and indirect basis in the U.S. and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and access to the Corporation's global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes the Corporation's strategic technology and alliances investment portfolio.

Equity Investments
(Dollars in millions)                         2001       2000
                                            --------   --------
Net interest income                         $ (151)     $ (139)
Noninterest income                             183       1,007
-------------------------------             --------   --------
   Total revenue                                32         868
Provision for credit losses                      8           4
Cash basis earnings                            (84)        472
Shareholder value added                       (363)        241
Cash basis efficiency ratio                     n/m       11.7%
-------------------------------            --------    --------
n/m = not meaningful

o In 2001, both revenue and cash basis earnings decreased substantially primarily due to lower equity investment gains.

    o Equity investment gains decreased $763 million to $230 million, with $50 million in Principal Investing and $180 million in the strategic investments portfolio. Principal Investing recorded cash gains of $425 million, offset by impairment charges of $335 million, of which $245 million occurred in the fourth quarter of 2001, and fair value adjustment losses of $40 million. Equity investment gains in the strategic investments portfolio included $140 million in the first quarter of 2001 related to the sale of an interest in the Star Systems ATM network.

    o Net interest income consists primarily of the funding cost associated with the carrying value of investments.

     B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

o Shareholder value added declined $604 million reflecting the decline in cash basis earnings and an increase in capital driven by an increase in the level of equity investments and unused commitments.

Results of Operations

Net Interest Income

An analysis of the Corporation's net interest income on a taxable-equivalent basis and average balance sheet for the last three years and most recent five quarters is presented in Tables Four and Twenty-Six, respectively. The changes in net interest income from year to year are analyzed in Table Five.

     As reported, net interest income on a taxable-equivalent basis increased $2.0 billion to $20.6 billion in 2001 compared to 2000. Management also reviews "core net interest income," which adjusts reported net interest income for the impact of trading-related activities, securitizations, asset sales and divestitures, excluding balance sheet portfolios used to manage interest rate risk. For purposes of internal analysis, management combines trading-related net interest income with trading account profits, as discussed in the "Noninterest Income" section on page 46, as trading strategies are typically evaluated based on total revenue. Noninterest income, rather than net interest income, is recorded for assets that have been securitized as the Corporation takes on the role of servicer and records servicing income, and gains and losses on securitizations, where appropriate.

     Table Three below provides a reconciliation of net interest income on a taxable-equivalent basis presented in Table Four to core net interest income for the year ended December 31:

Table 3 Net Interest Income
(Dollars in millions)                                                           2001        2000     Change
                                                                             ---------   ---------   ------
Net interest income
As reported/(1)/                                                              $ 20,633    $ 18,671    10.5%
Less: Trading-related net interest income                                      (1,566)     (1,023)
Add: Impact of securitizations, asset sales and divestitures                       65           7
-----------------------------------------------------------                  ---------   ---------    -----
   Core net interest income                                                   $ 19,132    $ 17,655     8.4%
   -----------------------------------------------------------                --------    --------    -----
Average earning assets

As reported                                                                  $ 560,316   $ 583,467   (4.0)%
Less: Trading-related earning assets                                         (125,263)   (113,551)
Add: Earning assets securitized, sold and divested                               3,616         641
-----------------------------------------------------------                  ---------   ---------    -----
   Core average earning assets                                               $ 438,669   $ 470,557   (6.8)%
   -----------------------------------------------------------                --------    --------    -----
Net interest yield on earning assets/(1)/ /(2)/
As reported                                                                      3.68%       3.20%     48bp
Add: Impact of trading-related activities                                         0.69        0.55       14
     Impact of securitizations, asset sales and divestitures                    (0.01)           -      (1)
     -----------------------------------------------------------             ---------   ---------    -----
   Core net interest yield on earning assets                                     4.36%       3.75%     61bp
   -----------------------------------------------------------               ---------   ---------    -----

/(1)/ Net interest income is presented on a taxable-equivalent basis. /(2)/ bp denotes basis points; 100 bp equals 1%.

Core net interest income on a taxable-equivalent basis was $19.1 billion in 2001 compared to $17.7 billion in 2000, an increase of $1.5 billion. The increase in core net interest income was driven by changes in interest rates and the effect of portfolio repositioning, higher levels of core funding and a favorable change in managed loan mix, partially offset by the impact of the money market deposit pricing initiative and the decrease in auto lease financing contributions. The higher levels of core funding reflected a $14.9 billion increase in average customer-based deposits and a $1.5 billion increase in average shareholders' equity.

     Core average earning assets were $438.7 billion in 2001, a decrease of $31.9 billion, compared to $470.6 billion in 2000, primarily reflecting reduced securities levels and average managed commercial loan balances partially offset by growth in average managed consumer loan levels. Falling interest rates in 2001 allowed the Corporation to shed lower yielding assets and reposition its balance sheet to take advantage of a steepened yield curve. Average managed consumer loans increased eight percent led by growth in residential mortgages, bankcard receivables and home equity lines. Average managed commercial loans decreased eight percent, reflecting continuing efforts to reduce corporate loan levels and exit less profitable relationships. Loan growth is dependent on economic conditions and the management of borrower, industry, product and geographic concentrations.

     The core net interest yield increased 61 basis points to 4.36 percent in 2001 compared to 3.75 percent in 2000, mainly due to the effects of changes in interest rates and portfolio repositioning, higher levels of core funding and a favorable change in managed loan mix.

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 4 Average Balances and Interest Rates - Taxable-Equivalent Basis

                                                                                              2001
                                                                                -----------------------------
                                                                                          Interest
                                                                                 Average   Income/    Yield/
(Dollars in millions)                                                            Balance   Expense     Rate
                                                                                 --------   -------    ----
Earning assets

Time deposits placed and other short-term investments                           $   6,723   $   318   4.73%
Federal funds sold and securities purchased under agreements to resell             35,202     1,414   4.02
Trading account assets                                                             66,418     3,653   5.50
Securities/(1)/                                                                    60,372     3,761   6.23
Loans and leases/(2)/:
   Commercial - domestic                                                          133,569     9,879   7.40
   Commercial - foreign                                                            26,492     1,567   5.90
   Commercial real estate - domestic                                               24,607     1,700   6.91
   Commercial real estate - foreign                                                   348        20   6.08
--------------------------------------------------------------                   --------   -------   ----
     Total commercial                                                             185,016    13,166   7.12
--------------------------------------------------------------                   --------   -------   ----
   Residential mortgage                                                            81,472     5,920   7.27
   Home equity lines                                                               22,013     1,625   7.38
   Direct/Indirect consumer                                                        39,528     3,025   7.65
   Consumer finance                                                                18,555     1,683   9.07
   Bankcard                                                                        16,641     1,879  11.29
   Foreign consumer                                                                 2,222       127   5.80
--------------------------------------------------------------                   --------   -------   ----
     Total consumer                                                               180,431    14,259   7.90
--------------------------------------------------------------                   --------   -------   ----
        Total loans and leases                                                    365,447    27,425   7.50
--------------------------------------------------------------                   --------   -------   ----
Other earning assets                                                               26,154     2,065   7.90
--------------------------------------------------------------                   --------   -------   ----
     Total earning assets/(3)/                                                    560,316    38,636   6.90
--------------------------------------------------------------                   --------   -------   ----
Cash and cash equivalents                                                          22,542
Other assets, less allowance for credit losses                                     66,689
--------------------------------------------------------------                   --------   -------   ----
     Total assets                                                               $ 649,547
--------------------------------------------------------------                    -------   -------   ----
Interest-bearing liabilities Domestic interest-bearing deposits:

   Savings                                                                      $  20,208       213   1.05
   NOW and money market deposit accounts                                          114,657     2,498   2.18
   Consumer CDs and IRAs                                                           74,458     3,853   5.17
   Negotiable CDs, public funds and other time deposits                             5,848       290   4.96
--------------------------------------------------------------                   --------   -------   ----
     Total domestic interest-bearing deposits
--------------------------------------------------------------                   --------   -------   ----
Foreign interest-bearing deposits/(4)/:
   Banks located in foreign countries                                              23,397     1,053   4.49
   Governments and official institutions                                            3,615       152   4.21
   Time, savings and other                                                         22,940       827   3.62
--------------------------------------------------------------                   --------   -------   ----
     Total foreign interest-bearing deposits                                       49,952     2,032   4.07
--------------------------------------------------------------                   --------   -------   ----
        Total interest-bearing deposits                                           265,123     8,886   3.35
--------------------------------------------------------------                   --------   -------   ----
Federal funds purchased, securities sold under agreements
   to repurchase and other short-term borrowings                                   92,476     4,167   4.51
Trading account liabilities                                                        29,995     1,155   3.85
Long-term debt/(5)/                                                                69,622     3,795   5.45
--------------------------------------------------------------                   --------   -------   ----
     Total interest-bearing liabilities/(6)/                                      457,216    18,003   3.94
--------------------------------------------------------------                   --------   -------   ----
Noninterest-bearing sources:
   Noninterest-bearing deposits                                                    97,529
   Other liabilities                                                               46,124
   Shareholders' equity                                                            48,678
--------------------------------------------------------------                   --------   -------   ----
     Total liabilities and shareholders' equity                                 $ 649,547
--------------------------------------------------------------                    --------  -------   ----
Net interest spread                                                                                   2.96
Impact of noninterest-bearing sources                                                                  .72
--------------------------------------------------------------                    --------  -------   ----
     Net interest income/yield on earning assets                                           $ 20,633   3.68%
--------------------------------------------------------------                    --------  -------   ----

/(1)/ The average balance and yield on securities are based on the average of historical amortized cost balances.

/(2)/ Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.

/(3)/ Interest income includes taxable-equivalent basis adjustments of $343, $322 and $215 in 2001, 2000 and 1999, respectively. Interest income also includes the impact of risk management interest rate contracts, which increased (decreased) interest income on the underlying assets $978, $(48) and $306 in 2001, 2000 and 1999, respectively. These amounts were substantially offset by corresponding decreases or increases in the income earned on the underlying assets. For further information on interest rate contracts, see "Asset and Liability Management Activities" beginning on page 67.

/(4)/ Primarily consists of time deposits in denominations of $100,000 or more.

/(5)/ Long-term debt includes trust preferred securities.

/(6)/ Interest expense includes the impact of risk management interest rate contracts, which (increased) decreased interest expense on the underlying liabilities $63, $(36) and $116 in 2001, 2000, and 1999, respectively. These amounts were substantially offset by corresponding decreases or increases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see "Asset and Liability Management Activities" beginning on page 67.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

                   2000                                       1999
----------------------------------------------------------------------------------
               Interest                                        Interest
 Average       Income/      Yield/               Average       Income/      Yield/
 Balance       Expense      Rate                 Balance       Expense      Rate
----------------------------------------------------------------------------------
 $  4,863    $      336     6.91%               $    5,268   $     295       5.59%
   42,021         2,354     5.60                    32,252       1,666       5.17
   48,938         2,751     5.62                    39,206       2,102       5.36
   84,211         5,111     6.07                    80,127       4,811       6.00
  148,168        12,025     8.12                   138,339      10,112       7.31
   29,316         2,114     7.21                    29,374       1,897       6.46
   25,878         2,299     8.88                    25,533       2,115       8.28
      304            27     8.87                       294          25       8.76
----------------------------------------------------------------------------------
  203,666        16,465     8.08                   193,540      14,149       7.31
----------------------------------------------------------------------------------
   91,091         6,754     7.41                    78,948       5,667       7.18
   19,492         1,748     8.97                    16,152       1,268       7.85
   41,476         3,446     8.31                    42,274       3,469       8.21
   24,395         2,160     8.85                    18,752       1,670       8.91
   10,279         1,241    12.07                     9,778       1,134      11.59
    2,223           195     8.77                     3,339         316       9.45
----------------------------------------------------------------------------------
  188,956        15,544     8.23                   169,243      13,524       7.99
----------------------------------------------------------------------------------
  392,622        32,009     8.15                   362,783      27,673       7.63
----------------------------------------------------------------------------------
   10,812           926     8.57                    11,875         881       7.41
----------------------------------------------------------------------------------
  583,467        43,487     7.45                   531,511      37,428       7.04
----------------------------------------------------------------------------------
   24,766                                           25,766
   63,340                                           59,561
----------------------------------------------------------------------------------
$ 671,573                                        $ 616,838
----------------------------------------------------------------------------------
$  23,452           314     1.34                 $  23,655         300       1.27
   99,927         2,941     2.94                    98,649       2,374       2.41
   77,409         4,205     5.43                    74,010       3,534       4.78
    7,626           481     6.31                     6,646         361       5.44
----------------------------------------------------------------------------------
  208,414         7,941     3.81                   202,960       6,569       3.24
----------------------------------------------------------------------------------
   18,788         1,130     6.01                    16,301         802       4.92
    8,922           513     5.75                     7,884         400       5.08
   26,024         1,423     5.47                    25,949       1,231       4.74
----------------------------------------------------------------------------------
   53,734         3,066     5.71                    50,134       2,433       4.85
----------------------------------------------------------------------------------
  262,148        11,007     4.20                   253,094       9,002       3.56
----------------------------------------------------------------------------------
  131,492         7,957     6.05                   116,150       5,826       5.02
   23,843           892     3.74                    15,458         658       4.26
   70,293         4,960     7.06                    57,574       3,600       6.25
----------------------------------------------------------------------------------
  487,776        24,816     5.09                   442,276      19,086       4.32
----------------------------------------------------------------------------------
   91,146                                           88,654
   45,519                                           39,307
   47,132                                           46,601
----------------------------------------------------------------------------------
$ 671,573                                        $ 616,838
----------------------------------------------------------------------------------
                            2.36                                             2.72
                             .84                                              .73
----------------------------------------------------------------------------------
                $ 18,671    3.20%                              $ 18,342      3.45%
----------------------------------------------------------------------------------

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 5 Analysis of Changes in Net Interest Income - Taxable-Equivalent Basis

                                                            From 2000 to 2001                  From 1999 to 2000
                                                         ------------------------------------------------------------------
                                                         Due to Change in/(1)/                Due to Change in/(1)/
                                                         ----------------------     Net      ----------------------    Net
(Dollars in millions)                                    Volume        Rate       Change    Volume         Rate      Change
                                                         ------------------------------------------------------------------
Increase (decrease) in interest income
Time deposits placed and other short-term investments    $ 129       $ (147)  $     (18)$     (23)       $  64      $  41
Federal funds sold and securities purchased under         (383)        (557)       (940)      506          182        688
agreements to resell
Trading account assets                                     982          (80)        902       521          128        649
Securities                                              (1,446)          96      (1,350)      242           58        300
Loans and leases:
   Commercial - domestic                                (1,179)        (967)     (2,146)      719        1,914      1,913
   Commercial - foreign                                   (204)        (343)       (547)       (3)         220        217
   Commercial real estate - domestic                      (114)        (485)       (599)       28          156        184
   Commercial real estate - foreign                          4          (11)         (7)        2            -          2
--------------------------------------------------------------------------------------------------------------------------
     Total commercial                                                            (3,299)                            2,316
--------------------------------------------------------------------------------------------------------------------------
   Residential mortgage                                   (717)        (117)       (834)      873          214      1,087
   Home equity lines                                       227         (350)       (123)      262          218        480
   Direct/Indirect consumer                               (161)        (260)       (421)      (64)          41        (23)
   Consumer finance                                       (518)          41        (477)      504          (14)       490
   Bankcard                                                768         (130)        638        57           50        107
   Foreign consumer                                          -          (68)        (68)     (106)         (15)      (121)
--------------------------------------------------------------------------------------------------------------------------
     Total consumer                                                              (1,285)                            2,020
--------------------------------------------------------------------------------------------------------------------------
        Total loans and leases                                                   (4,584)                            4,336
--------------------------------------------------------------------------------------------------------------------------
Other earning assets                                     1,315         (176)      1,139       (80)         125         45
--------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                    (4,851)                            6,059
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in interest expense Domestic
interest-bearing deposits:
   Savings                                                 (43)         (58)       (101)       (2)          16         14
   NOW and money market deposit accounts                   430         (873)       (443)       34          533        567
   Consumer CDs and IRAs                                  (162)        (190)       (352)      166          505        671
   Negotiable CDs, public funds and other time
     deposits                                             (112)         (79)       (191)       54           66        120
--------------------------------------------------------------------------------------------------------------------------
     Total domestic interest-bearing deposits                                    (1,087)                            1,372
--------------------------------------------------------------------------------------------------------------------------
Foreign interest-bearing deposits:
   Banks located in foreign countries                      276         (353)        (77)      122          206        328
   Governments and official institutions                  (305)         (56)       (361)       53           60        113
   Time, savings and other                                (168)        (428)       (596)        3          189        192
--------------------------------------------------------------------------------------------------------------------------
     Total foreign interest-bearing deposits                                     (1,034)                              633
--------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits                                          (2,121)                            2,005
--------------------------------------------------------------------------------------------------------------------------
Federal funds purchased, securities sold under
  agreements to repurchase and other short-term
  borrowings                                            (2,362)      (1,428)     (3,790)      775        1,356      2,131
Trading account liabilities                                230           33         263       358         (124)       234
Long-term debt                                             (45)      (1,120)     (1,165)      793          567      1,360
--------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                   (6,813)                            5,730
--------------------------------------------------------------------------------------------------------------------------
          Net increase in net interest income                                    $1,962                             $ 329
--------------------------------------------------------------------------------------------------------------------------

/(1)/ The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume or rate for that category. The change in rate/volume variance has been allocated to the rate variance.

Noninterest Income

As presented in Table Six, noninterest income decreased $234 million to $14.3 billion in 2001 from the comparable 2000 period. The decrease in noninterest income reflects the increases in service charges, card income, investment and brokerage services, mortgage banking income and investment banking income being offset by a sharp decline in equity investment gains as well as declines in other income and trading account profits.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 6 Noninterest Income

                                                                                     Increase/(Decrease)
                                                                                    --------------------
(Dollars in millions)                                           2001        2000     Amount      Percent
                                                             ---------  ---------   --------     --------
Consumer service charges                                     $ 2,866      $ 2,654    $   212        8.0%
Corporate service charges                                      2,078        1,889        189       10.0
-----------------------------------------------            ---------    ---------   --------     --------
   Total service charges                                       4,944        4,543        401        8.8
   -----------------------------------------------         ---------    ---------   --------     --------
Consumer investment and brokerage services                     1,546        1,466         80        5.5
Corporate investment and brokerage services                      566          463        103       22.2
-----------------------------------------------            ---------    ---------   --------     --------
   Total investment and brokerage services                     2,112        1,929        183        9.5
   -----------------------------------------------         ---------    ---------   --------     --------
Mortgage banking income                                          593          512         81       15.8
Investment banking income                                      1,579        1,512         67        4.4
Equity investment gains                                          291        1,054       (763)     (72.4)
Card income                                                    2,421        2,229        192        8.6
Trading account profits/(1)/                                   1,842        1,923        (81)      (4.2)
Other income                                                     566          880       (314)     (35.7)
-----------------------------------------------            ---------    ---------   --------     --------
     Total                                                   $14,348      $14,582      $(234)      (1.6)%
     -----------------------------------------------        --------    ---------   --------     --------

     /1/ Trading account profits in 2001 included the $83 million SFAS 133 transition adjustment net loss. The components of the transition adjustment by segment were a gain of $4 million for Consumer and Commercial Banking, a gain of $19 million for Global Corporate and Investment Banking and a loss of $106 million for Corporate Other.

The following section discusses the noninterest income results of the Corporation's four business segments. For additional business segment information, see "Business Segment Operations" beginning on page 36.

Consumer and Commercial Banking

     o Noninterest income for Consumer and Commercial Banking increased $652 million to $8.0 billion in 2001 from the comparable 2000 period, driven by increased service charges, higher card income and strong mortgage banking revenue.

     o Service charges include deposit account service charges, non-deposit service charges and fees and bankers' acceptances and letters of credit fees. Service charges increased $321 million to $3.8 billion in 2001 due to an increase in both consumer and corporate service charges. Consumer service charges increased $204 million primarily due to higher business volumes. Corporate service charges increased $117 million as corporate customers chose to pay higher fees rather than maintain excess deposit balances in the lower rate environment.

     o Card income includes interchange income, credit and debit card fees and merchant discount fees. Card income increased $192 million to $2.4 billion primarily due to new account growth in both credit and debit card and increased purchase volume on existing accounts. Growth in income for the core portfolio is being generated through traditional marketing channels, expanding relationships with existing customers and leveraging the banking center network. Card income includes activity from the securitized portfolio of $193 million and $209 million in 2001 and 2000, respectively. This amount represents residual income which consists of revenues from the securitized credit card portfolio offset by charge-offs and interest expense paid to the bondholders.

     o Mortgage banking revenue increased $246 million to $758 million in 2001 and was comprised of mortgage banking income of $593 million and trading account profits of $165 million. The amount recorded in trading account profits represents the net mark-to-market adjustments on certain mortgage banking assets and the related derivative instruments. The increase in mortgage banking revenue in 2001 primarily reflected higher origination activity, increased gains on loan sales to the secondary market and favorable net mark-to-market adjustments included in trading account profits. These increases were partially offset by increased prepayments on mortgage loans as a result of the declining interest rate environment. The average managed portfolio of mortgage loans serviced increased $6.1 billion to $334.8 billion in 2001 compared to the same period in 2000. Total production of first mortgage loans originated through the Corporation increased $30.6 billion to $82.4 billion in 2001, reflecting a significant increase in refinancings as a result of declining interest rates. First mortgage loan origination volume was composed of approximately $49.6 billion of retail loans and $32.8 billion of correspondent and wholesale loans in 2001. Retail first mortgage origination volume increased to 60 percent of total volume in 2001 from 42 percent in 2000. The Corporation made a strategic decision to exit the correspondent loan origination channel during the second quarter of 2001. The Corporation's decision to exit the correspondent business was based upon its overall strategy to focus on businesses with greater potential to deepen and expand customer relationships and with higher potential returns.

Asset Management

     o Noninterest income for Asset Management decreased $68 million to $1.7 billion in 2001 compared to the same period in 2000. The decrease was primarily attributable to a decline in other income, partially offset by increased income from investment and brokerage services.

     o Income from investment and brokerage services includes personal and institutional asset management fees and brokerage income. Income from investment and brokerage services increased $45 million to $1.6 billion in 2001 compared to the same period in 2000. This increase was largely due to new asset management business and the completed acquisition of Marsico being offset by lower broker activity due to decreased trade volume.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Global Corporate and Investment Banking

o Noninterest income for Global Corporate and Investment Banking increased $195 million to $4.6 billion in 2001 compared to the same period in 2000. The increase was primarily due to increases in investment and brokerage services, corporate service charges, trading account profits and investment banking income, partially offset by a decline in other income.

     o Corporate service charges increased $72 million to $1.1 billion in 2001, primarily driven by corporate customers opting to pay service charges rather than maintain excess deposit balances in the lower rate environment.

     o Trading account profits, as reported in the Consolidated Statement of Income, does not include the net interest income recognized on interest-earning and interest-bearing trading positions or the related funding charge or benefit. Trading account profits as well as trading-related net interest income ("trading-related revenue") are presented in the following table as they are both considered in evaluating the overall profitability of the Corporation's trading positions.

             Trading-related revenue increased $620 million to $3.4 billion in 2001, due to a $543 million increase in the net interest margin and a $77 million increase in trading account profits. Increases in the fixed income, interest rate and commodities contract categories were partially offset by a decrease in equities and equity derivatives contracts. Fixed income showed the largest increase, up $483 million, or 129 percent, primarily attributable to an increase in market liquidity which resulted from a lower interest rate environment, as well as tightening of credit spreads. Revenue from interest rate contracts increased $198 million to $893 million reflecting a more volatile rate environment as well as an increase in customer flow as customers sought to lock in lower rates. Commodities contracts increased $102 million to $172 million, attributable to market volatility and increased customer flow. Foreign exchange revenue increased $5 million to $541 million. Income from equities and equity derivatives contracts decreased $168 million to $920 million, due to a slowdown in customer activity in the market. Trading account profits in 2001 included a $19 million transition adjustment gain resulting from the adoption of SFAS 133.

Trading-related Revenue in Global Corporate and Investment Banking

(Dollars in millions)                                   2001        2000
                                                      --------    --------
Trading account profits                                $ 1,818     $ 1,741
Net interest income                                      1,566       1,023
---------------------------------------               --------    --------
   Total trading-related revenue                       $ 3,384     $ 2,764
---------------------------------------               --------    --------
Trading-related revenue by product
Foreign exchange contracts                               $ 541       $ 536
Interest rate contracts                                    893         695
Fixed income                                               858         375
Equities and equity derivatives                            920       1,088
Commodities                                                172          70
---------------------------------------               --------    --------
   Total trading-related revenue                       $ 3,384     $ 2,764
---------------------------------------               --------    --------

o Investment banking income increased $67 million to $1.6 billion in 2001. Increases in securities underwriting and other investment banking income were offset by declines in syndications and advisory fees. Securities underwriting fees increased $177 million to $797 million from strong growth in high grade and high yield origination which was offset by lower equity underwriting. Syndication fees decreased $119 million to $402 million in 2001 as a result of fewer deals in the marketplace. A sluggish market for advisory services drove a decline in fees of $22 million to $276 million in 2001. Investment banking income by major activity follows:

Investment Banking Income
(Dollars in millions)                                  2001       2000
                                                     --------   --------
Securities underwriting                                $ 797      $ 620
Syndications                                             402        521
Advisory services                                        276        298
Other                                                    104         73
-----------------------------                        --------   --------
   Total                                             $ 1,579    $ 1,512
-----------------------------                        --------   --------

Equity Investments

o Noninterest income for Equity Investments decreased $824 million to $183 million in 2001 compared to the same period in 2000. This decrease resulted from a sharp decline in equity investment gains driven by weaker equity markets.

     o Equity investment gains decreased $763 million to $230 million, with $50 million in Principal Investing and $180 million in the strategic investments portfolio. Principal Investing recorded cash gains of $425 million, offset by impairment charges of $335 million, of which $245 million occurred in the fourth quarter of 2001, and fair value adjustment losses of $40 million. Equity investment gains in the strategic investments portfolio included a gain of $140 million in the first quarter of 2001 related to the sale of an interest in the Star Systems ATM network.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Provision for Credit Losses

The provision for credit losses totaled $3.9 billion for the year ended December 31, 2001 compared to $2.5 billion in 2000, excluding the impact of charges related to the exit of the subprime real estate lending business. The increase in the provision for credit losses from last year was primarily due to an increase in net charge-offs, which included $210 million in charge-offs in the fourth quarter of 2001 related to Enron Corporation. Additional provision expense was also recorded in 2001 to increase the allowance for credit losses due to deterioration in credit quality and the overall uncertainty in the economy. Excluding the impact of subprime real estate exit-related charges, the provision for credit losses for 2001 was $283 million in excess of net charge-offs. Total net charge-offs, excluding the impact of exit-related charges, were $3.6 billion for the year ended December 31, 2001 compared to $2.4 billion in 2000. This increase was due to higher charge-offs in the commercial - domestic portfolio due to a deterioration in credit quality stemming from the weak economic environment. Bankcard charge-offs also increased due to growth in the portfolio, an increase in personal bankruptcy filings and a weaker economic environment.

     An exit-related provision for credit losses of $395 million, combined with an existing allowance for credit losses of $240 million, was used to write down the subprime real estate loan portfolio to estimated market value in the third quarter of 2001. This resulted in charge-offs of $635 million in the consumer finance loan portfolio. Including the exit impact, the provision for credit losses totaled $4.3 billion and total net charge-offs were $4.2 billion for the year ended December 31, 2001.

     For additional information on the allowance for credit losses, certain credit quality ratios and credit quality information on specific loan categories, see the "Credit Risk Management and Credit Portfolio Review" section beginning on page 54.

Noninterest Expense

As presented in Table Seven, the Corporation's noninterest expense increased $2.1 billion to $20.7 billion in 2001. This increase in noninterest expense was driven by business exit costs, higher other general operating expense, personnel, professional fees, data processing and marketing, reflecting investments in growth businesses such as e-commerce, Asset Management and card and payment businesses.

Table 7 Noninterest Expense

                                           2001                   2000                    Increase/(Decrease)
                                         --------------------------------------------------------------------
(Dollars in millions)                     Amount      Percent/(1)/  Amount   Percent/(1)/   Amount   Percent
                                         --------     -----------  --------  -----------   -------   -------

Personnel                                   $ 9,829       28.1%     $ 9,400     28.2%       $ 429      4.6%
Occupancy                                     1,774         5.1       1,682      5.0           92      5.5
Equipment                                     1,115         3.2       1,173      3.5          (58)    (4.9)
Marketing                                       682         1.9         621      1.9           61      9.8
Professional fees                               564         1.6         452      1.4          112     24.8
Amortization of intangibles                     878         2.5         864      2.6           14      1.6
Data processing                                 776         2.2         667      2.0          109     16.3
Telecommunications                              484         1.4         527      1.6          (43)    (8.2)
Other general operating                       2,687         7.7       2,114      6.4          573     27.1
General administrative and other                615         1.8         583      1.8           32      5.5
Business exit costs                           1,305         3.7           -        -        1,305      n/m
Restructuring charges                             -           -         550      1.7         (550)     n/m
----------------------------------         --------   ---------    --------    ------     --------   ------
   Total                                   $ 20,709       59.2%    $ 18,633     56.0%     $ 2,076     11.1%
----------------------------------         --------   ---------    --------    ------     --------   ------

/(1)/ Percent of net interest income on a taxable-equivalent basis and noninterest income.



 o Personnel expense increased $429 million to $9.8 billion in 2001, primarily due to a severance charge of $150 million in the fourth quarter of 2001 related to ongoing efficiency improvement programs, higher revenue-related incentive compensation and increased salaries expense. The Corporation had approximately 143,000 full-time equivalent employees at both December 31, 2001 and 2000.

 o Marketing expense increased $61 million to $682 million for 2001, primarily due to the Corporation's national brand-building campaign and higher card marketing in Consumer and Commercial Banking.

 o Professional fees increased $112 million to $564 million for 2001, primarily reflecting higher consulting and other professional fees due to an increase in initiatives related to the Corporation's strategy to improve customer satisfaction, the launch of a company-wide Six Sigma quality and productivity program and implementation of a new integrated business planning process.

 o Data processing expense increased $109 million to $776 million for 2001, primarily due to higher outsourced processing expense as a result of the outsourcing of personnel services and higher item processing and check clearing expenses.

 o Other general operating expense increased $573 million to $2.7 billion in 2001, reflecting $334 million in litigation expenses in the fourth quarter of 2001 related to small settlements and an addition to the legal reserve to cover increased exposure to existing litigation, foreclosed properties expense in Corporate Other and other miscellaneous expenses throughout the Corporation.

B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     o On August 15, 2001, the Corporation announced that it was exiting its auto leasing and subprime real estate lending businesses. As a result of this strategic decision, the Corporation recorded pre-tax business exit costs in the third quarter of 2001 of $1.3 billion in noninterest expense. Business exit costs consisted of goodwill write-offs of $685 million, auto lease residual charges of $400 million, real estate servicing asset charges of $145 million and other transaction costs of $75 million.

     o As part of its productivity and investment initiatives announced on July 28, 2000, the Corporation recorded a pre-tax charge of $550 million in the third quarter of 2000. Of the $550 million restructuring charge, approximately $475 million was used to cover severance and related costs and approximately $75 million was used for other costs related to process change and channel consolidation. At December 31, 2001, the reserve had been substantially utilized.

Income Taxes

     The Corporation's income tax expense for 2001 was $3.3 billion for an effective tax rate of 32.9 percent and for 2000 was $4.3 billion for an effective tax rate of 36.2 percent. The decrease in the effective tax rate for 2001 was due primarily to a fourth quarter tax benefit of $418 million. The tax benefit, which resulted in a 17 percent effective tax rate for the fourth quarter of 2001, was generated as a result of the Corporation's realignment of certain problem loan management activities into a wholly-owned subsidiary. This tax benefit was partially offset by the portion of goodwill write-off included in business exit costs recorded during 2001 that is not deductible for federal or state income tax purposes. Note Seventeen of the consolidated financial statements includes a reconciliation of expected federal income tax expense computed using the federal statutory rate of 35 percent to actual income tax expense.

Balance Sheet Review

The Corporation utilizes an integrated approach in managing its balance sheet. The following summary discusses various aspects of both on-and off-balance sheet positions as of December 31, 2001 and 2000 and for the years then ended.

Cash and Cash Equivalents

At December 31, 2001, cash and cash equivalents were $26.8 billion, a decrease of $676 million from December 31, 2000. During 2001, net cash used in operating activities was $12.8 billion, net cash provided by investing activities was $37.6 billion and net cash used in financing activities was $25.3 billion. For further information on cash flows, see the Consolidated Statement of Cash Flows of the consolidated financial statements.

Securities

The securities portfolio serves a primary role in the Corporation's balance sheet management activities. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity requirements and on- and off-balance sheet positions.

     The average securities portfolio in 2001 decreased $23.8 billion to $60.4 billion due to significant reductions in the portfolio in early 2001. As a percentage of total uses of funds, the average securities portfolio decreased by four percent to nine percent in 2001.

     The securities portfolio at December 31, 2001 consisted of available-for-sale securities totaling $84.5 billion compared to $64.7 billion at December 31, 2000. The increase in available-for-sale securities was concentrated in the mortgage-backed securities portfolio and was primarily a result of loans securitized during the year and subsequently held in the portfolio. The reduction in the U.S. Treasury securities and agency debentures in the available-for-sale portfolio was driven by portfolio repositioning during the year. The estimated average duration of the available-for-sale securities portfolio was 3.34 years at December 31, 2001 compared to 4.13 years at December 31, 2000.

     The valuation allowance for available-for-sale and marketable equity securities is included in shareholders' equity. At December 31, 2001, the valuation allowance consisted of net unrealized losses of $480 million, net of related income taxes of $311 million. At December 31, 2000, the valuation allowance reflected net unrealized losses of $560 million, net of related income taxes of $330 million.

     Held-to-maturity securities totaled $1.0 billion at December 31, 2001 compared to $1.2 billion at December 31, 2000. At December 31, 2001 and 2000, the market value of the Corporation's held-to-maturity securities reflected pre-tax net unrealized losses of $40 million and $54 million, respectively.

     Gains on sales of securities were $475 million in 2001 compared to $25 million in 2000. The majority of the gains were realized in the fourth quarter of 2001 as the Corporation reduced its risk of slower prepayments in the securities portfolio through sales of mortgage-backed securities in anticipation of rising interest rates. See Note Three of the consolidated financial statements for further details on securities.

Loans and Leases

As presented in Table Four, average loans and leases, the Corporation's primary use of funds, decreased $27.2 billion to $365.4 billion in 2001. This decline was primarily due to a decrease in consumer finance loans as the Corporation exited the subprime real estate lending business and a decline in commercial loans as the Corporation continued efforts to reduce corporate loan levels and exit less profitable relationships. The Corporation also reviews loans on a managed basis, which adjusts for securitizations, sales and divestitures. Average managed loans and leases decreased $1.2 billion to $378.7 billion in 2001. This decrease was primarily due to lower average managed commercial loan levels, partially offset by growth in average managed consumer loans. See Note Eight of the consolidated financial statements for additional information on managed loans.

B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     Average managed commercial loans decreased $15.3 billion to $187.2 billion in 2001. The commercial-domestic portfolio decreased $12.2 billion to $135.8 billion, reflecting aggressive paydowns precipitated by falling interest rates and continuing efforts to exit less profitable relationships. The commercial-foreign portfolio declined $2.4 billion to $26.5 billion primarily due to paydowns on customer balances.

     Average managed consumer loans increased eight percent in 2001, reflecting increases throughout the consumer loan portfolios. Average managed residential mortgages increased $4.6 billion to $84.0 billion due to strong growth in branch-originated products. Average managed bankcard loans increased $4.4 billion to $24.6 billion due to an increase in new business volume and slower balance paydowns. Average managed home equity lines increased $2.5 billion to $22.0 billion, due to the impact of new marketing programs implemented in mid 2000. Average managed consumer finance loans increased $2.3 billion to $18.6 billion, and average managed direct/indirect consumer loans increased $308 million to $40.1 billion.

     A significant source of liquidity for the Corporation is the repayments and maturities of loans. Table Eight presents the contractual maturity distribution and interest sensitivity of selected loan categories at December 31, 2001, and indicates that approximately 44 percent of the selected loans had maturities of one year or less. The securitization and sale of certain loans and the use of loans as collateral in asset-backed financing arrangements are also sources of liquidity.

Table 8 Selected Loan Maturity Data/(1)/

                                                                                  December 31, 2001
                                                                    ---------------------------------------------
                                                                               Due after
                                                                      Due in      1 year
                                                                      1 year     through    Due after
(Dollars in millions)                                                or less     5 years      5 years     Total
                                                                    --------   ---------    ---------   ---------
Commercial - domestic                                               $ 42,536    $ 47,058     $ 21,382   $ 110,976
Commercial real estate - domestic                                      2,888       5,905        3,374      12,167
Construction real estate - domestic                                    5,748       3,963          393      10,104
Foreign/(2)/                                                          16,389       3,538        1,408      21,335
-------------------------                                           --------    --------    ---------   ---------
   Total selected loans                                             $ 67,561    $ 60,464     $ 26,557   $ 154,582
-------------------------                                           --------    --------    ---------   ---------
Percent of total                                                        43.7%       39.1%        17.2%      100.0%
Cumulative percent of total                                             43.7        82.8        100.0
Sensitivity of loans to changes in interest rates for loans due after one year:
     Fixed interest rates                                                        $ 8,821     $ 12,648    $ 21,469
     Floating or adjustable interest rates                                        51,643       13,909      65,552
        -------                                                                 --------     --------    --------
         Total                                                                  $ 60,464     $ 26,557    $ 87,021
        -------                                                                 --------     --------    --------

/(1)/ Loan maturities are based on the remaining maturities under contractual terms.
/(2)/ Loan maturities include consumer and commercial foreign loans.


Deposits

Table Four provides information on the average amounts of deposits and the rates paid by deposit category. Through the Corporation's diverse retail banking network, deposits remain a primary source of funds for the Corporation. Average deposits increased $9.4 billion to $362.7 billion in 2001 due to a $6.8 billion increase in average domestic interest-bearing deposits and a $6.4 billion increase in average total noninterest-bearing deposits, partially offset by a $3.8 billion decrease in average foreign interest-bearing deposits. Average core deposits, which exclude negotiable CDs, public funds, other domestic time deposits, and foreign interest-bearing deposits, increased $14.9 billion to $306.9 billion in 2001. The increase in average core deposits was primarily driven by an increase in money market savings accounts and noninterest-bearing deposits, partially offset by a decline in CDs and savings accounts. The increase in money market savings accounts was driven by the Corporation's deposit pricing initiative to offer more competitive money market savings rates. As a percentage of total sources of funds, average core deposits increased by four percent to 47 percent in 2001. At December 31, 2001, core deposits exceeded loans and leases. See Note Nine of the consolidated financial statements for further details on deposits.

Short-Term Borrowings

The Corporation uses short-term borrowings as a funding source and in its management of interest rate risk. Table Nine presents the categories of short-term borrowings.

     During 2001, total average short-term borrowings decreased $39.0 billion to $92.5 billion from $131.5 billion in 2000. This decline was primarily due to decreases in repurchase agreements, short-term notes payable and commercial paper driven by lower funding needs.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 9 Short-Term Borrowings

                                                              2001               2000                     1999
                                                        --------------------------------------------------------------
(Dollars in millions)                                     Amount   Rate      Amount     Rate         Amount      Rate
                                                        --------   -----    -------     -----       -------      -----

Federal funds purchased

At December 31                                           $ 5,487   1.45%    $ 4,612     5.92%       $ 4,806      3.04%
Average during year                                        6,267   3.99       4,506     6.44          5,835      5.03
Maximum month-end balance during year                      8,718      -       7,149        -          8,311         -
Securities sold under agreements to repurchase
At December 31                                            42,240   1.25      44,799     6.26         69,755      4.12
Average during year                                       54,826   4.01      79,217     5.93         73,242      4.89
Maximum month-end balance during year                     70,674      -      90,062        -         83,046         -
Commercial paper
At December 31                                             1,558   1.99       6,955     6.54          7,331      5.83
Average during year                                        4,156   4.91       9,645     6.41          7,610      5.17
Maximum month-end balance during year                      7,410      -      10,762        -          8,379         -
Other short-term borrowings
At December 31                                            20,659   2.13      35,243     5.97         40,340      5.18
Average during year                                       27,227   5.56      38,124     6.18         29,463      5.30
Maximum month-end balance during year                     39,391      -      45,271        -         40,340         -


Long-Term Debt and Trust Preferred Securities

Long-term debt decreased $5.0 billion to $62.5 billion at December 31, 2001, from $67.5 billion at December 31, 2000. The overall decline in long-term debt reflected a decline in average assets, but was partially offset by additional issuances to maintain liquidity, repay maturing debt and fund share repurchases. During 2001, the Corporation issued, domestically and internationally, $14.9 billion in long-term senior and subordinated debt, an $8.6 billion decrease from $23.5 billion during 2000. The Corporation issued $575 million of trust preferred securities in 2001. There were no trust preferred securities issued in 2000. See Notes Ten and Eleven of the consolidated financial statements for further details on long-term debt and trust preferred securities, respectively.

     Subsequent to December 31, 2001, the Corporation issued $1.7 billion of long-term senior and subordinated debt, with maturities ranging from 2007 to 2027.

     Bank of America Corporation, as successor to NationsBank Corporation, announced the redemption of its 7.84 percent Trust Originated Preferred Securities issued by NB Capital Trust I and its 7.75 percent Trust Originated Preferred Securities issued by BankAmerica Capital I. The redemption date is March 15, 2002 with a redemption price of $25 per security plus accrued and unpaid distributions, if any, up to but excluding the redemption date of March 15, 2002.

     Subsequent to December 31, 2001, BAC Capital Trust II, a wholly-owned grantor trust of Bank of America Corporation, issued $900 million in capital securities. The annual dividend rate is 7 percent and is paid quarterly on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 2002.

     The debt ratings of the Corporation and Bank of America, N.A at December 31, 2001 are reflected in the following table:

                                                  Bank of America Corporation                   Bank of America, N.A.
                                            -----------------------------------------------------------------------------
                                            Commercial       Senior     Subordinated
                                                 Paper         Debt             Debt        Short-Term          Long-Term
                                            ----------       ------     ------------        ----------          ---------

Moody's Investors Service                          P-1         Aa2              Aa3                P-1                Aa1
Standard & Poor's Corporation                      A-1          A+                A               A-1+                AA-
Fitch, Inc.                                       F-1+         AA-               A+               F-1+                AA
-------------------------------             ----------       ------     ------------        ----------          ---------

Debt and Lease Obligations

The Corporation has contractual obligations to make future payments on debt and lease agreements. Long-term debt, capital leases and trust preferred securities are reflected on the balance sheet, whereas, operating lease obligations for office space and equipment are not recorded on the balance sheet. These types of obligations are more fully discussed in Notes Ten and Eleven of the consolidated financial statements. Total debt and lease obligations at December 31, 2001 included:

                                                                       Due after        Due after
                                                        Due in            1 year          3 years
                                                         1 year          through          through        Due after
(Dollars in millions)                                   or less          3 years          5 years          5 years       Total
                                                       -----------------------------------------------------------------------

Debt and lease obligations
Long-term debt and capital                             $ 11,592         $ 18,781         $ 14,875         $ 17,248    $ 62,496
leases/(1)/

Trust preferred securities/(1)/                               -                -                -            5,530       5,530
Operating lease obligations                               1,174            1,994            1,413            2,528       7,109
                                                       --------        ---------       ----------        ---------    --------
Total debt and lease obligations                       $ 12,766         $ 20,775         $ 16,288         $ 25,306    $ 75,135
                                                       --------        ---------       ----------        ---------    --------

/(1)/ Includes principal payments
only.

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Credit Extension Commitments

Many of the Corporation's lending relationships, including those with commercial and consumer customers, contain both funded and unfunded elements. The unfunded component of these commitments is not recorded on the Corporation's balance sheet. These commitments are more fully discussed in Note Twelve of the consolidated financial statements. The table below summarizes the total unfunded credit extension, or off-balance sheet, commitment amounts by expiration date.

                                                             Expires after   Expires after
                                                 Expires in         1 year         3 years
                                                     1 year        through         through      Expires after
(Dollars in millions)                               or less        3 years         5 years            5 years          Total
                                                 ----------  -------------   -------------      -------------    -----------

Credit extension commitments
Credit card commitments                           $  73,644       $      -        $      -          $      -       $  73,644
Other loan commitments/(1)/                          97,570         50,891          37,359            35,709         221,529
Standby letters of credit and financial              28,268          8,790             829             2,487          40,374
  guarantees
Commercial letters of credit                          3,243            518              49               147           3,957
--------------------------------------           ----------  -------------   -------------      -------------    -----------
   Total credit extension commitments             $ 202,725       $ 60,199        $ 38,237          $ 38,343       $ 339,504
   --------------------------------------        ----------  -------------   -------------      -------------    -----------

 /(1)/ Other loan commitments include equity commitments of approximately $2.7 billion primarily related to obligations to fund existing venture capital equity investments.

Off-Balance Sheet Financing Entity Commitments

In the normal course of business, the Corporation also supports its customers' financing needs through facilitating their access to the commercial paper markets. These markets provide an attractive, lower cost financing alternative for the Corporation's customers. These customers sell assets, such as high-grade trade or other receivables or leases, to a commercial paper financing entity, which in turn issues high-grade short-term commercial paper that is collateralized by such assets. The Corporation facilitates these transactions and bills and collects fees from the financing entity for the services it provides including administration, trust services and marketing the commercial paper. In addition, the Corporation receives fees for providing liquidity and standby letters of credit or similar loss protection commitments to the financing entities. The Corporation manages its credit risk on these commitments by subjecting them to normal underwriting and risk management processes. At December 31, 2001 and 2000, the Corporation had off-balance sheet liquidity commitments and standby letters of credit and other financial guarantees to these financing entities of $36.1 billion and $27.6 billion, respectively. Substantially all of these liquidity commitments and standby letters of credit and other financial guarantees mature within one year. These amounts are included in total credit extension commitments in the table above. Net revenues earned from fees associated with these financing entities were approximately $223 million and $200 million in 2001 and 2000, respectively.

     In addition, to preserve its own liquidity and control its capital position, the Corporation from time to time will seek alternative funding sources. To accomplish this, the Corporation will sell or fund assets using an off-balance sheet financing entity, which in turn, issues collateralized commercial paper or structured notes to third-party market participants. The Corporation may provide liquidity and standby letters of credit or similar loss protection commitments to the financing entity, or it may enter into a derivative with the entity whereby the Corporation assumes certain market risk. Similar to that discussed above, the Corporation receives fees for the services it provides to the financing entity, and it manages any market risk on commitments or derivatives through normal underwriting and risk management processes. Derivative activity related to these financing entities is included in Note Five of the consolidated financial statements. At December 31, 2001 and 2000, the Corporation had off-balance sheet liquidity commitments and standby letters of credit and other financial guarantees to these financing entities of $3.9 billion and $2.9 billion, respectively. Substantially all of these liquidity commitments and standby letters of credit and other financial guarantees mature within one year. These amounts are included in total credit extension commitments in the table above. Net revenues earned from fees associated with these financing entities were $49 million and $51 million in 2001 and 2000, respectively.

     Because the Corporation provides liquidity and credit support to these financing entities, the Corporation's credit ratings and changes thereto will affect the borrowing cost and liquidity of these entities. In addition, significant changes in counterparty asset valuation and credit standing may also affect the liquidity of the commercial paper issuance. Further, disruption in the commercial paper markets may result in the Corporation having to fund under these commitments and letters of credit discussed above. These risks, along with all other credit and liquidity risks, are managed by the Corporation within its policies and practices. See Note One of the consolidated financial statements for an additional discussion of off-balance sheet financing entities.

Capital Resources and Capital Management

Shareholders' equity at December 31, 2001 was $48.5 billion compared to $47.6 billion at December 31, 2000, an increase of $892 million. The increase was primarily due to $3.2 billion of net earnings (net income less dividends), $1.1 billion of net gains on derivatives and $1.1 billion in common stock issued under employee plans, partially offset by the repurchase of common stock for approximately $4.7 billion. The Tier 1 Capital Ratio rose 80 basis points from December 31, 2000 to 8.30 percent. At December 31, 2001, the Corporation was classified as well-capitalized.

     On December 11, 2001, the Corporation's Board of Directors (the Board) authorized a new stock repurchase program of up to 130 million shares of the Corporation's common stock at an aggregate cost of up to $10.0 billion. No shares had been repurchased under the 2001 program at December 31, 2001. The remaining buyback authority for common stock under the 2000 repurchase program totaled $2.1 billion, or two million shares. During 2001, the Corporation repurchased approximately 82 million shares of its common stock in open market repurchases at an average per-share price of $57.58,

           B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T which reduced shareholders' equity by $4.7 billion and increased earnings per share by approximately $0.08 for the year ended December 31, 2001. Management anticipates it will continue to repurchase shares at least equal to shares issued under its various stock option plans. See Note Thirteen of the consolidated financial statements for additional disclosures related to the repurchase program.

     On October 24, 2001, the Board approved a $0.04 per share, or seven percent, increase in the quarterly common dividend. This increase brings the common dividend to $0.60 per share for the fourth quarter of 2001 and $2.28 per share for the year ended December 31, 2001.

     The regulatory capital ratios of the Corporation and Bank of America, N.A., along with a description of the components of risk-based capital, capital adequacy requirements and prompt corrective action provisions, are included in Note Fourteen of the consolidated financial statements.

Risk Management Overview

The Corporation's goal in managing risk is to produce appropriate risk-adjusted returns, reduce the wide volatility in earnings and increase shareholder value. The Corporation believes it has a governance structure and risk management approach in place in order to reach that goal. Processes are designed to align the Corporation's measures for business success with the measures for return, growth and risk. Further, these processes enable the Corporation to better communicate with its associates the corporate appetite for risk, manage sources of earnings' volatility and manage appropriate capital levels.

     The Corporation manages risk by adherence to the following key principles:

     o Emphasize that individual decision-making and accountability are the cornerstone.
     o Include risk assessments in all business units.
     o Appropriate limits, policies, procedures and measures are in place.
     o Independently test, verify and evaluate controls.
     o Identify and minimize the sources of earnings' volatility.
     o Use SVA as a key financial measure to evaluate businesses and to direct capital.

     Each of these key principles contributes to a more risk/return focused culture. Importantly, the Corporation believes SVA leads to better risk/return decisioning and to a lower risk profile. Reinforcing the cost of capital among the Corporation's business segments creates critical assessments of the Corporation's uses of capital. The cost of capital for each business is based on an assessment of its specific credit, market and operational risk.

     The goal of the governance structure is to enable management to actively balance risk and return.

     o The Chief Financial Officer has oversight responsibility for the soundness of the Corporation's capitalization and earnings.
     o The Chief Risk Officer has enterprise-wide oversight of market, credit and operational risks.
     o The business unit leaders have responsibility for meeting corporate performance objectives within the boundaries of their allocated risk position.

     The Corporation manages day-to-day risk-taking through three senior executive committees. The Risk and Capital Committee determines the corporate objectives for each performance measure, allocates capital, sets aggregate risk levels and plans the use of capital. It also coordinates two committees responsible for market and credit risk. The Asset and Liability Committee reviews aggregate balance sheet exposures, including trading positions, recommends balance sheet capital allocations and recommends changes in the market risk profile. The Credit Risk Committee reviews business asset quality, portfolio management results and industry concentrations and limits.

     The Board of Directors addresses risk in three ways. The Finance Committee oversees both market and credit risk through reports from the Asset and Liability Committee and the Credit Risk Committee. The Asset Quality Committee of the Board also reviews credit risk, and the Audit Committee of the Board reviews the scope and coverage of the external audit and internal audit activities.

     Senior management and the Board of Directors oversight builds on the cornerstone of the Corporation's corporate governance: individual decision-making and accountability. The Corporation's corporate governance is designed so that individuals at all levels are delegated appropriate authority, take appropriate action and are accountable for actions taken. Wherever practical, decision-making authority is delegated as close to the customer as possible.

     The following sections, Credit Risk Management and Credit Portfolio Review, Market Risk Management and Liquidity Risk Management, provide specific information on the Corporation's processes and current risk assessment in each area as of December 31, 2001 and 2000.

Credit Risk Management and Credit Portfolio Review

In conducting business activities, the Corporation is exposed to the risk that borrowers or counterparties may default on their obligations to the Corporation. This exposure exists in both on-and off-balance sheet relationships. Credit risk arises through the extension of loans and leases, certain securities, off-balance sheet letters of credit and financial guarantees, unfunded loan commitments and through counterparty exposure on trading and capital markets transactions. To manage both on-and off-balance sheet credit risk, the Risk Management group, which reports to the Chief Risk Officer, establishes policies and procedures and communicates, implements and monitors the application of these throughout the Corporation.

     The Corporation uses statistical techniques and modeling to estimate both expected losses and unexpected losses for each segment of the portfolio. The expected loss drives the periodic credit cost charged to earnings for management reporting purposes, and the unexpected loss estimate drives the capital allocation to each business unit. Both the expected loss and unexpected loss are incorporated into each business unit's SVA measurement. As a result, the overall credit risk profile of each business unit is an important factor in assessing its performance.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     The Corporation's overall objective in managing credit risk is to minimize the adverse impact of any single event or set of occurrences. To achieve this objective, the Risk Management group works with lending officers, trading personnel and various other line personnel in areas that conduct activities involving credit risk to maintain a credit risk profile that is diverse in terms of product type, industry concentration, geographic distribution and borrower or counterparty concentration.

     The Corporation manages credit exposure to individual borrowers and counterparties on an aggregate basis including loans and leases, securities, letters of credit, bankers' acceptances, derivatives and unfunded commitments. The creditworthiness of individual borrowers or counterparties is determined by experienced personnel, and limits are established for the total credit exposure to any one borrower or counterparty. Credit limits are subject to varying levels of approval by senior line personnel and credit risk management.

     The approving credit officer assigns borrowers or counterparties an initial risk rating which is based primarily on an analysis of each borrower's financial capacity in conjunction with industry and economic trends. Risk ratings are subject to review and validation by the independent credit review group. Approvals are made based upon the perceived level of inherent credit risk specific to the transaction and the counterparty and are reviewed for appropriateness by senior line and credit risk personnel. Credits are monitored by line and credit risk management personnel for deterioration in a borrower's or counterparty's financial condition which would impact the ability of the borrower or counterparty to perform under the contract. Risk ratings are adjusted as necessary, and the Corporation seeks to reduce exposure in such situations where appropriate.

     The Corporation also has a goal of managing exposure to a single borrower, industry, product-type, country or other concentration through syndications of credits, credit derivatives, participations, loan sales and securitizations. Through the Global Corporate and Investment Banking segment, the Corporation is a major participant in the syndications market. In a syndicated facility, each participating lender funds only its portion of the syndicated facility, therefore limiting its exposure to the borrower. The Corporation's strategy remains one of origination for distribution. Additionally, the SVA discipline discourages the retention of loan assets that do not generate a positive return above the cost of risk-adjusted capital.

     For consumer and small business lending, credit scoring systems are utilized to determine the relative risk of new underwritings and provide standards for extensions of credit. Consumer portfolio credit risk is monitored primarily using statistical models and reviews of actual payment experience in an attempt to predict portfolio behavior.

     In some credit situations, the Corporation obtains collateral to support credit extensions and commitments. Generally, such collateral is in the form of real and/or personal property, cash on deposit or other liquid instruments. In certain circumstances, the Corporation obtains real property as security for some loans that are made on the general creditworthiness of the borrower and whose proceeds were not used for real estate-related purposes.

     An independent Credit Review group provides executive management, the Board of Directors and the Credit Risk Committee with an evaluation of portfolio quality and the effectiveness of the credit management process. The group conducts ongoing reviews of credit activities and portfolios through transactional and process reviews, re-examining on a regular basis risk assessments for credit exposures and overall compliance with policy.

Loans and Leases Portfolio Review

The Corporation's credit exposure is focused in its loans and leases portfolio, which totaled $329.2 billion and $392.2 billion at December 31, 2001 and 2000, respectively. In addition, there are off-balance sheet commitments to fund loans, which totaled $295.2 billion and $315.2 billion at December 31, 2001 and 2000, respectively. In an effort to minimize the adverse impact of any single event or set of occurrences, the Corporation strives to maintain a diverse credit portfolio. Table Ten presents the loans and leases by category. Additional information on the Corporation's industry, real estate and foreign exposures can be found in the Concentrations of Credit Risk section beginning on page 61.

     As a result of the exit of the auto leasing and subprime real estate lending businesses, the Corporation immediately ceased originations of auto leases and subprime real estate loans. The Corporation intends to allow its auto lease portfolio to run off over its remaining term of three to four years. The Corporation began to execute its exit strategy for the subprime real estate loan portfolio through securitizations and sales in the fourth quarter of 2001. Additional information on the exit of these consumer finance businesses can be found in Notes Two and Six of the consolidated financial statements.

Table 10 Loans and Leases

                                                             December 31
                              ---------------------------------------------------------------------------------------------------
                                   2001                   2000               1999               1998               1997
                              ---------------------------------------------------------------------------------------------------
(Dollars in millions)          Amount    Percent    Amount   Percent    Amount   Percent    Amount   Percent     Amount   Percent
                              --------   -------  --------   -------   --------  -------   --------  -------   --------   -------

Commercial-domestic           $118,205    35.9%   $146,040    37.2%    $143,450    38.7%   $137,422    38.5%   $122,463     35.8%
Commercial-foreign              23,039     7.0      31,066     7.9       27,978     7.5      31,495     8.8      30,080      8.8
Commercial real estate-         22,271     6.8      26,154     6.7       24,026     6.5      26,912     7.5      28,567      8.3
domestic
Commercial real estate-            383      .1         282      .1          325      .1         301      .1         324       .1
foreign
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial            163,898    49.8     203,542    51.9      195,779    52.8     196,130    54.9     181,434     53.0
---------------------------------------------------------------------------------------------------------------------------------
Residential mortgage            78,203    23.8      84,394    21.5       81,860    22.1      73,608    20.6      71,540     20.9
Home equity lines               22,107     6.7      21,598     5.5       17,273     4.7      15,653     4.4      16,536      4.8
Direct/Indirect consumer        37,638    11.5      40,457    10.3       42,161    11.4      40,510    11.3      40,058     11.7
Consumer finance                 5,331     1.6      25,800     6.6       22,326     6.0      15,400     4.3      14,566      4.3
Bankcard                        19,884     6.0      14,094     3.6        9,019     2.4      12,425     3.5      14,908      4.4
Foreign consumer                 2,092      .6       2,308      .6        2,244      .6       3,602     1.0       3,098       .9
---------------------------------------------------------------------------------------------------------------------------------
   Total consumer              165,255    50.2     188,651    48.1      174,883    47.2     161,198    45.1     160,706     47.0
---------------------------------------------------------------------------------------------------------------------------------
     Total loans and leases   $329,153   100.0%   $392,193   100.0%    $370,662   100.0%   $357,328   100.0%   $342,140    100.0%


           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Commercial Portfolio

At December 31, 2001 and 2000, total commercial loans outstanding totaled $163.9 billion and $203.5 billion, respectively. Domestic commercial loans, including commercial real estate, accounted for 86 percent and 85 percent of total commercial loans at December 31, 2001 and 2000, respectively.

     Commercial-domestic loans outstanding totaled $118.2 billion and $146.0 billion at December 31, 2001 and 2000, respectively. The Corporation had commercial-domestic loan net charge-offs of $1.9 billion for 2001, compared to $1.3 billion for 2000. Net charge-offs increased primarily due to deterioration in credit quality stemming from the weak economic environment, the sale of distressed loans in 2001 and fourth quarter charge-offs of $210 million related to Enron Corporation. In addition to the Enron loan charge-offs, the Corporation also wrote off $21 million in Enron securities related to a collateralized loan obligation. Nonperforming commercial-domestic loans were $3.1 billion, or 2.64 percent of commercial-domestic loans, at December 31, 2001, compared to $2.8 billion, or 1.90 percent, at December 31, 2000. The increase in nonperforming loans was primarily driven by the weakening economic environment which impacted various industries and business segments, partially offset by sales of nonperforming loans. In addition, the remaining Enron loan balance of $226 million, of which $42 million was unsecured, was classified as nonperforming subsequent to the charge-off in the fourth quarter. Commercial-domestic loans past due 90 days or more and still accruing interest were $175 million at December 31, 2001, compared to $141 million at December 31, 2000.

     Commercial-foreign loans outstanding totaled $23.0 billion and $31.1 billion at December 31, 2001 and 2000, respectively. The Corporation had commercial-foreign loan net charge-offs for 2001 of $208 million, compared to $86 million for 2000. Nonperforming commercial-foreign loans were $461 million, or 2.00 percent of commercial-foreign loans, at December 31, 2001, compared to $486 million, or 1.56 percent, at December 31, 2000. Commercial-foreign loans past due 90 days or more and still accruing interest were $6 million at December 31, 2001 compared to $37 million at December 31, 2000. For additional information, see the International Exposure discussion beginning on page 63.

     Commercial real estate-domestic loans totaled $22.3 billion and $26.2 billion at December 31, 2001 and 2000, respectively. Net charge-offs were $39 million and $13 million for 2001 and 2000, respectively. Nonperforming commercial real estate-domestic loans were $240 million, or 1.08 percent of commercial real estate-domestic loans, at December 31, 2001, compared to $236 million, or 0.90 percent, at December 31, 2000. At December 31, 2001, commercial real estate-domestic loans past due 90 days or more and still accruing interest were $40 million compared to $16 million at December 31, 2000. Table Seventeen displays commercial real estate loans by geographic region and property type, including the portion of such loans which are nonperforming and other real estate credit exposures.

     Table Eighteen presents aggregate commercial loan and lease exposures by certain significant industries.

Consumer Portfolio

At December 31, 2001 and 2000, total consumer loans outstanding totaled $165.3 billion and $188.7 billion, respectively. Approximately 65 percent and 70 percent of these loans were secured by first and second mortgages on residential real estate at December 31, 2001 and 2000, respectively.

     In 1999, the Federal Financial Institutions Examination Council (FFIEC) issued the Uniform Classification and Account Management Policy (the Policy) which provides guidance for and promotes consistency among banks on the charge-off treatment of delinquent and bankruptcy-related consumer loans. The Corporation implemented the Policy in the fourth quarter of 2000, which resulted in accelerated charge-offs of $104 million across several product types in the consumer loan portfolio.

     Residential mortgage loans decreased to $78.2 billion at December 31, 2001 compared to $84.4 billion at December 31, 2000 as growth in retail mortgage originations was more than offset by the impact of securitizations of $52.9 billion. Net charge-offs on residential mortgage loans were $26 million for 2001. Nonperforming residential mortgage loans increased $5 million to $556 million at December 31, 2001.

     Home equity lines increased to $22.1 billion at December 31, 2001 compared to $21.6 billion at December 31, 2000. Net charge-offs on home equity lines were $19 million and $20 million for 2001 and 2000, respectively. Nonperforming home equity lines increased to $80 million at December 31, 2001 compared to $32 million at December 31, 2000.

     Consumer finance loans outstanding totaled $5.3 billion and $25.8 billion at December 31, 2001 and 2000, respectively. Consumer finance nonperforming loans decreased to $9 million at December 31, 2001 compared to $1.1 billion at December 31, 2000. These decreases were due to the transfer of approximately $21.4 billion of subprime real estate loans, of which $1.2 billion was nonperforming, to loans held for sale as a result of the exit of the subprime real estate lending business in the third quarter of 2001. The Corporation had consumer finance net charge-offs of $929 million for 2001 compared to $266 million for 2000. The increase in net charge-offs primarily reflected exit-related charge-offs of $635 million that were used to write down the subprime real estate loan portfolio to estimated market value in the third quarter of 2001 and a weakened economic environment.

     Bankcard receivables increased to $19.9 billion at December 31, 2001 compared to $14.1 billion at December 31, 2000. This increase was due to new account growth and increased purchase volume on existing accounts. Net charge-offs on bankcard receivables for 2001 were $672 million compared to $338 million for 2000. Managed bankcard net charge-offs increased $230 million to $1.2 billion, while the managed net charge-off ratio increased 10 basis points to 4.76 percent for 2001. The increase in net charge-offs was primarily a result of growth in the portfolio outstandings, an increase in personal bankruptcy filings and a weaker economic environment. Bankcard loans past due 90 days or more and still accruing interest were $332 million at December 31, 2001 compared to $191 million at December 31, 2000.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     Other consumer loans, which include direct and indirect consumer and foreign consumer loans, were $39.7 and $42.8 billion at December 31, 2001 and 2000, respectively. Direct and indirect consumer loan net charge-offs were $349 million for 2001 compared to $324 million for 2000. Foreign consumer loan net charge-offs were $5 million and $3 million for 2001 and 2000, respectively.

     Excluding bankcard, total consumer loans past due 90 days or more and still accruing interest were $127 million at December 31, 2001, compared to $110 million at December 31, 2000.

Nonperforming Assets

     As presented in Table Eleven, nonperforming assets decreased to $4.9 billion at December 31, 2001 from $5.5 billion at December 31, 2000. Nonperforming loans decreased to $4.5 billion at December 31, 2001 from $5.2 billion at December 31, 2000. The decrease in nonperforming loans was primarily due to the transfer of $1.2 billion of nonperforming subprime real estate loans from the loans and leases portfolio to loans held for sale included in other assets related to the decision to exit the subprime real estate lending business in 2001 and due to sales of nonperforming commercial - domestic and residential mortgage loans in 2001. These decreases were partially offset by nonperforming net inflows in the commercial - domestic, residential mortgage and home equity lines portfolios. Credit deterioration in loans continued as companies and individuals were affected by the weakening economic environment. Foreclosed properties increased to $402 million at December 31, 2001 compared to $249 million at December 31, 2000. This increase was driven by the exit of the subprime real estate lending business in the third quarter of 2001.

Table 11 Nonperforming Assets/(1)/
                                                                                 At December 31
                                                                --------------------------------------------
(Dollars in millions)                                              2001     2000     1999     1998      1997
                                                                --------------------------------------------
Nonperforming loans

Commercial - domestic                                           $ 3,123  $ 2,777  $ 1,163    $ 812     $ 563
Commercial - foreign                                                461      486      486      314       155
Commercial real estate - domestic                                   240      236      191      299       342
Commercial real estate - foreign                                      3        3        3        4         2
---------------------------------------------------                ----     ----     ----     ----      ----
   Total commercial                                               3,827    3,502    1,843    1,429     1,062
---------------------------------------------------                ----      ---     ----     ----      ----
Residential mortgage                                                556      551      529      722       744
Home equity lines                                                    80       32       46       50        52
Direct/Indirect consumer                                             27       19       19       21        43
Consumer finance/(2)/                                                 9    1,095      598      246       210
Foreign consumer                                                      7        9        7       14         -
---------------------------------------------------                ----     ----     ----     ----      ----
   Total consumer                                                   679    1,706    1,199    1,053     1,049
   ---------------------------------------------------             ----     ----     ----     ----      ----
     Total nonperforming loans                                    4,506    5,208    3,042    2,482     2,111
     ---------------------------------------------------           ----     ----     ----     ----      ----
Foreclosed properties                                               402      249      163      282      309
---------------------------------------------------                ----     ----     ----     ----      ----
     Total nonperforming assets                                 $ 4,908  $ 5,457  $ 3,205  $ 2,764   $ 2,420
     ---------------------------------------------------            ---      ---     ----      ---       ---
Nonperforming assets as a percentage of:
   Total assets                                                    .79%     .85%      .51%     .45%      .42%
   Loans, leases and foreclosed properties                         1.49     1.39      .86      .77       .71
Nonperforming loans as a percentage of loans and leases            1.37     1.33      .82      .69       .62
---------------------------------------------------                ----     ----     ----     ----      ----
(Dollars in millions)                                              2001     2000     1999     1998      1997
                                                                --------------------------------------------
Income that would have been recorded in accordance with           $ 593    $ 666    $ 419    $ 367     $ 349
original terms
Less income actually recorded                                      (256)    (237)     (123)   (130)     (130)
---------------------------------------------------                ----     ----      ----    ----      ----
Loss of income                                                    $ 337    $ 429     $ 296   $ 237     $ 219
---------------------------------------------------                 ---      ---     -----     ---       ---
Cost of carrying foreclosed properties                             $ 15     $ 12      $ 13    $ 16      $ 26
---------------------------------------------------                 ---      ---      ----     ---       ---

/(1)/ Balance does not include $1.0 billion and $124 million of loans held for sale, included in other assets at December 31, 2001 and 2000, respectively, which would have been classified as non-performing had they been included in loans. The Corporation had approximately $48 million and $390 million of troubled debt restructured loans at December 31, 2001 and 2000, respectively, which were accruing interest and were not included in nonperforming assets.

/(2)/ In 2001, $1.2 billion of nonperforming loans were transferred to loans held for sale as a result of the exit of the subprime real estate lending business.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table Twelve presents the additions to and reductions in nonperforming assets in the commercial and consumer portfolios during the most recent five quarters.

Table 12 Nonperforming Assets Activity

                                                                     Fourth     Third   Second    First   Fourth
                                                                    Quarter   Quarter  Quarter  Quarter  Quarter

(Dollars in millions)                                                  2001      2001     2001     2001     2000
                                                                      -----     -----    -----    -----    -----
Balance, beginning of period                                        $ 4,523   $ 6,195  $ 5,897  $ 5,457  $ 4,403
-----------------------------------------------------                  ----      ----     ----     ----     ----
Commercial

   Additions to nonperforming assets:
     New nonaccrual loans and foreclosed properties                   1,345       761    1,376    1,315    1,954
     Advances on loans                                                  106        32       33       26       28
     -----------------------------------------------------            -----     -----    -----    -----    -----
        Total commercial additions                                    1,451       793    1,409    1,341    1,982
        -----------------------------------------------------         -----     -----    -----    -----    -----
   Reductions in nonperforming assets:
     Paydowns, payoffs and sales                                       (300)     (635)    (732)    (398)    (288)
     Returns to performing status                                       (82)      (86)     (19)    (126)     (73)
     Charge-offs/(1)/                                                  (784)     (513)    (525)    (467)    (774)
     -----------------------------------------------------            -----     -----    -----    -----    -----
        Total commercial reductions                                  (1,166)   (1,234)  (1,276)    (991)  (1,135)
        -----------------------------------------------------         -----     -----    -----    -----    -----
          Total commercial net additions to (reductions in)             285     (441)      133      350      847
          nonperforming assets
          -----------------------------------------------------       -----     -----    -----    -----    -----
Consumer

   Additions to nonperforming assets:
     New nonaccrual loans and foreclosed properties                     374       694      836      819      834
     -----------------------------------------------------            -----     -----    -----    -----    -----
        Total consumer additions                                        374       694      836      819      834
        -----------------------------------------------------         -----     -----    -----    -----    -----
   Reductions in nonperforming assets:
     Paydowns, payoffs and sales                                       (174)     (413)    (159)    (135)     (95)
     Returns to performing status                                      (181)     (256)    (440)    (483)    (391)
     Charge-offs/(1)/                                                   (22)      (69)     (69)    (101)    (135)
     Transfers (to) from assets held for sale/(2)//(3)/                 103    (1,187)      (3)     (10)      (6)
     -----------------------------------------------------            -----     -----    -----    -----    -----
        Total consumer reductions                                     (274)    (1,925)    (671)    (729)    (627)
        -----------------------------------------------------         -----     -----    -----    -----    -----
          Total consumer net additions to (reductions in)               100    (1,231)     165       90      207
          nonperforming assets
          -----------------------------------------------------       -----     -----    -----    -----    -----
             Total net additions to (reductions in) nonperforming       385    (1,672)     298      440    1,054
             assets

             -----------------------------------------------------    -----     -----    -----    -----    -----
Balance, end of period                                              $ 4,908   $ 4,523  $ 6,195  $ 5,897  $ 5,457
-----------------------------------------------------                  ----      ----     ----     ----     ----

/(1)/ Certain loan products, including commercial bankcard, consumer bankcard and other unsecured loans, are not classified as nonperforming; therefore, the charge-offs on these loans are not included above.

/(2)/ Includes assets held for sale that were foreclosed and transferred to foreclosed properties.

/(3)/ Primarily related to the exit of the subprime real estate lending business in the third quarter of 2001.

In order to respond when deterioration of a credit occurs, internal loan workout units are devoted to providing specialized expertise and full-time management and/or collection of certain nonperforming assets as well as certain performing loans. Management believes focused collection strategies and a proactive approach to managing overall problem assets expedites the disposition, collection and renegotiation of nonperforming and other lower-quality assets. During 2001, the Corporation realigned its operations that manage certain distressed assets through the funding of Banc of America Strategic Solutions, Inc. (SSI), a wholly-owned subsidiary. The purpose of this subsidiary is to provide a more effective means of problem asset resolution and to coordinate exit strategies, including bulk sales, collateralized debt obligations and other resolutions of domestic commercial distressed assets. The assets and liabilities transferred to SSI were consolidated with the Corporation at December 31, 2001. During 2001, the Corporation sold approximately $2.1 billion of nonperforming and poorly performing commercial and consumer loans. Net charge-offs of approximately $400 million were recorded related to these sales. The Corporation expects to continue to aggressively manage credit risk and to exit problem credits where practical.

     The Corporation's investment in specific loans that were considered to be impaired was $3.9 billion at both December 31, 2001 and 2000. Commercial - domestic impaired loans increased $247 million to $3.1 billion at December 31, 2001 compared to December 31, 2000. Commercial -foreign impaired loans decreased $20 million to $501 million. Commercial real estate - domestic impaired loans decreased $172 million to $240 million.

Loans Past Due 90 Days or More and Still Accruing Interest

Table Thirteen presents total loans past due 90 days or more and still accruing interest. At December 31, 2001, loans past due 90 days or more and still accruing interest were $680 million compared to $495 million at December 31, 2000.

B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 13 Loans Past Due 90 Days or More and Still Accruing Interest
                                                                       At December 31, 2001    At December 31, 2000

(Dollars in millions)                                                   Amount   Percent/(1)/   Amount   Percent/(1)/
                                                                        ----------------        ----------------
Commercial - domestic                                                    $ 175       .15%        $ 141       .10%
Commercial - foreign                                                         6       .02            37       .12
Commercial real estate - domestic                                           40       .18            16       .06
---------------------------------------------------------                -----     -----         -----     -----
   Total commercial                                                        221       .13           194       .10
   ---------------------------------------------------------             -----     -----         -----     -----
Residential mortgage                                                        14       .02            17       .02
Direct/Indirect consumer                                                    89       .24            89       .22
Consumer finance                                                            24       .45             4       .02
Bankcard                                                                   332      1.67           191      1.36
---------------------------------------------------------                -----     -----         -----     -----
   Total consumer                                                          459       .28           301       .16
   ---------------------------------------------------------             -----     -----         -----     -----
     Total                                                               $ 680       .21%        $ 495       .13%
     ---------------------------------------------------------           -----     -----         -----     -----

/(1)/ Represents amounts past due 90 days or more and still accruing interest as a percentage of loans and leases for each loan category.

Allowance for Credit Losses

The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify inherent risks and to assess the overall collectibility of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer loans, is based on aggregated portfolio segment evaluations generally by loan type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to historical loss experience, anticipated defaults or foreclosures based on portfolio trends, delinquencies and credit scores, and expected loss factors by loan type. The remaining portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation's internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information (including individual valuations on nonperforming loans in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan") result in the estimation of specific allowances for credit losses. The Corporation has procedures in place to monitor differences between estimated and actual incurred credit losses. These procedures include detailed periodic assessments by senior management of both individual loans and credit portfolios and the models used to estimate incurred credit losses in those portfolios.

     Portions of the allowance for credit losses are assigned to cover the estimated probable incurred credit losses in each loan and lease category based on the results of the Corporation's detail review process described above. The assigned portion continues to be weighted toward the commercial loan portfolio, which reflected a higher level of nonperforming loans and the potential for higher individual losses. The remaining or unassigned portion of the allowance for credit losses, determined separately from the procedures outlined above, addresses certain industry and geographic concentrations, including global economic conditions. This procedure helps to minimize the risk related to the margin of imprecision inherent in the estimation of the assigned allowances for credit losses. Due to the subjectivity involved in the determination of the unassigned portion of the allowance for credit losses, the relationship of the unassigned component to the total allowance for credit losses may fluctuate from period to period. Management evaluates the adequacy of the allowance for credit losses based on the combined total of the assigned and unassigned components.

     Additions to the allowance for credit losses are made by charges to the provision for credit losses. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged off amounts are credited to the allowance for credit losses.

     Excluding the impact of charges related to the exit of the subprime real estate lending business, the provision for credit losses totaled $3.9 billion for the year ended December 31, 2001 compared to $2.5 billion in 2000. The increase in the provision for credit losses from last year was primarily due to an increase in net charge-offs, which included $210 million in charge-offs related to Enron. Additional provision expense was also recorded in 2001 to increase the allowance for credit losses due to deterioration in credit quality and the overall uncertainty in the economy. Excluding the impact of exit-related charges, the provision for credit losses for 2001 was $283 million in excess of net charge-offs. Total net charge-offs, excluding the impact of exit-related charges, were $3.6 billion for the year ended December 31, 2001 compared to $2.4 billion in 2000. This increase was due to higher charge-offs in the commercial-domestic portfolio and deterioration in credit quality stemming from the weak economic environment. Bankcard charge-offs also increased due to growth in the portfolio, an increase in personal bankruptcy filings and a weaker economic environment.

     An exit-related provision for credit losses of $395 million, combined with an existing allowance for credit losses of $240 million, was used to write down the subprime real estate loan portfolio to estimated market value in the third quarter of 2001. This resulted in charge-offs of $635 million in the consumer finance loan portfolio. Including the exit impact, the provision for credit losses totaled $4.3 billion and total net charge-offs were $4.2 billion for the year ended December 31, 2001.

     The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. After review of all relevant matters affecting loan collectibility, management believes that the allowance for credit losses is appropriate given its analysis of estimated incurred credit losses at December 31, 2001. Table Fourteen presents the activity in the allowance for credit losses for the most recent five years.

B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 14 Allowance For Credit Losses

(Dollars in millions)                                             2001       2000        1999       1998       1997
                                                                ----------------------------------------------------

Balance, January 1                                             $ 6,838    $ 6,828     $ 7,122    $ 6,778    $ 6,316
                                                               --------   --------    --------   --------   --------
Loans and leases charged off
Commercial - domestic                                           (2,120)    (1,412)       (820)      (714)      (328)
Commercial - foreign                                              (249)      (117)       (161)      (262)       (54)
Commercial real estate - domestic                                  (46)       (31)        (19)       (21)       (59)
Commercial real estate - foreign                                     -         (1)         (1)         -          -
                                                               ---------  ---------   ---------   --------   --------
   Total commercial                                             (2,415)    (1,561)     (1,001)      (997)      (441)
                                                               ---------  ---------   ---------   --------   --------
Residential mortgage                                               (39)       (36)        (35)       (33)       (50)
Home equity lines                                                  (32)       (29)        (24)       (27)       (36)
Direct/Indirect consumer                                          (522)      (502)       (545)      (562)      (582)
Consumer finance/(1)/                                           (1,006)      (420)       (387)      (561)      (426)
Bankcard                                                          (753)      (392)       (571)      (857)    (1,043)
Other consumer domestic                                            (71)       (51)          1          -        (12)
Foreign consumer                                                    (6)        (4)        (20)       (13)       (13)
                                                              ----------  ---------   ----------  ---------  --------
   Total consumer                                               (2,429)    (1,434)     (1,581)    (2,053)    (2,162)
                                                              ----------  ---------   ----------  ---------  --------
     Total loans and leases charged off                         (4,844)    (2,995)     (2,582)    (3,050)    (2,603)
                                                              ----------  ---------   ----------  ---------  --------
Recoveries of loans and leases previously charged off
Commercial - domestic                                               171       125         109         97        226
Commercial - foreign                                                 41        31          17         20         25
Commercial real estate - domestic                                     7        18          25         21         59
Commercial real estate - foreign                                      -         3           -          -          -
                                                              ----------  ---------   ----------  ---------  --------
   Total commercial                                                 219       177         151        138        310
                                                              ----------  ---------   ----------  ---------  --------
Residential mortgage                                                 13         9           7          4          5
Home equity lines                                                    13         9          12         10          9
Direct/Indirect consumer                                            173       178         175        157        146
Consumer finance                                                     77       154         158        178        155
Bankcard                                                             81        54          76         93        124
Other consumer - domestic                                            23        13           -          -          -
Foreign consumer                                                      1         1           3          3          2
                                                             -----------  ---------   ----------  --------- ---------
   Total consumer                                                   381       418         431        445        441
                                                             -----------  ---------   ----------  ---------  --------
     Total recoveries of loans and leases previously charged off    600       595         582        583        751
                                                             -----------  ---------   ----------  ---------  --------
        Net charge-offs                                          (4,244)   (2,400)     (2,000)    (2,467)    (1,852)
                                                             -----------  ---------   ----------  ---------- --------
Provision for credit losses/(2)/                                  4,287     2,535       1,820      2,920      1,904
Other, net                                                           (6)     (125)       (114)      (109)       410
                                                             ------------ ----------  ----------  ---------  --------
   Balance, December 31                                        $  6,875  $  6,838    $  6,828   $  7,122   $  6,778
                                                             ----------  ---------   ---------  ---------  ----------
Loans and leases outstanding at December 31                    $329,153  $392,193    $370,662   $357,328   $342,140
Allowance for credit losses as a percentage of loans and leases
   outstanding at December 31                                      2.09%     1.74%       1.84%      1.99%      1.98%
Average loans and leases outstanding during the year           $365,447  $392,622    $362,783   $347,840   $343,151
Net charge-offs as a percentage of average outstanding loans
and leases during the year                                         1.16%      .61%        .55%       .71%       .54%
Allowance for credit losses as a percentage of nonperforming
   loans at December 31                                          152.58    131.30      224.48     287.01     321.03
Ratio of the allowance for credit losses at December 31 to net     1.62      2.85        3.41       2.89       3.66
charge-offs
                                                             ----------- ---------   ---------  ---------  ---------

/(1)/ Includes $635 million related to the exit of the subprime real estate lending business in 2001.
/(2)/ Includes $395 million related to the exit of the subprime real estate lending business in 2001.

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 15 Net Charge-offs

                                                             December 31
------------------------------------------------------------------------------------------------------------------------------------
                                  2001                  2000                1999                 1998                1997
                             -------------------  --------------------  ------------------   ------------------   -----------------
(Dollars in millions)        Amount Percent/(1)/  Amount  Percent/(1)/ Amount Percent/(1)/  Amount Percent/(1)/ Amount  Percent/(1)/
                            ------- -----------   ------- ------------ ------ ------------- ------ ------------ ------  ------------
Commercial - domestic        $1,949  1.46%      $1,287       .87%     $  711    .51%       $  617     .47%      $  102     .09%
Commercial - foreign            208   .78           86       .29         144    .49           242     .78           29     .10
Commercial real estate -         39   .16           13       .05          (6)   n/m             -       -            -       -
domestic
Commercial real estate -          -     -           (2)      n/m           1    .39             -       -            -       -
foreign
                             ------- ----       ------       ----       ------  ----         -----   -----        -----   -----
   Total commercial           2,196  1.19        1,384       .68         850    .44           859     .45          131     .07
                             ------- ----       ------       ----       ------  ----         -----   -----        -----   -----
Residential mortgage             26   .03           27       .03          28    .04            29     .04           45     .06
Home equity lines                19   .09           20       .10          12    .07            17     .11           27     .18
Direct/Indirect consumer        349   .88          324       .78         370    .88           405    1.01          436    1.11
Consumer finance/(2)/           929  5.01          266      1.09         229   1.22           383    2.67          271    1.96
Bankcard                        672  4.04          338      3.29         495   5.08           764    6.03          919    5.90
Other consumer - domestic        48   n/m           38       n/m          (1)   n/m             -       -           12     n/m
Foreign consumer                  5   .22            3       .13          17    .52            10     .31           11     .32
                             ------ -----       ------      ----       -----    ----        -----    -----       -----    -----
   Total consumer             2,048  1.14        1,016       .54       1,150    .68         1,608    1.02        1,721    1.03
                             ------ -----       ------      ----       -----    ----        -----    -----       -----    -----
     Total net charge-offs   $4,244  1.16%      $2,400       .61%     $2,000    .55%       $2,467     .71%      $1,852     .54%
                             ------ -----       ------      ----       -----    ----        -----    -----       -----    -----
Managed bankcard net
charge-offs and ratios(3)    $1,174  4.76%      $  944      4.66%     $1,077   5.57%       $1,284    6.27%      $1,254    6.19%
                             ------ -----       ------      ----       -----    ----        -----    -----       -----    -----

      n/m = not meaningful
/(1)/ Percentage amounts are calculated as net charge-offs divided by average outstanding loans and leases or managed loans for each loan category. /(2)/ Includes $635 million related to the exit of the subprime real estate lending business in 2001.
/(3)/ Includes both on-balance sheet and securitized loans.


Table 16 Allocation of the Allowance for Credit Losses

                                                             December 31
------------------------------------------------------------------------------------------------------------------------
                                   2001              2000              1999               1998               1997
                            ----------------  -------------------  --------------     ---------------   ----------------
(Dollars in millions)        Amount Percent     Amount  Percent    Amount Percent     Amount Percent    Amount  Percent
                             ------ --------   ------- ----------  ------ ---------  ------ ---------   ------  --------
Commercial - domestic        $1,974  28.7%      $1,993   29.1%   $1,875   27.4%     $1,540    21.6%      $1,580    23.4%
Commercial - foreign            766  11.1          796   11.6       930   13.6       1,327    18.6        1,013    14.9
Commercial real estate          924  13.5          989   14.5       927   13.6         925    13.0          847    12.5
- domestic
Commercial real estate            8    .1            7     .1        11     .2           -       -            -       -
- foreign
                              ------ -----       ------  ----     -----   ----       -----    -----       -----    -----
   Total commercial           3,672  53.4        3,785   55.3     3,743   54.8       3,792    53.2        3,440    50.8
                              ------ -----       ------  ----     -----   ----       -----    -----       -----    -----
Residential mortgage            145   2.1          151    2.2       160    2.3         137     1.9          181     2.7
Home equity lines                83   1.2           77    1.1        60     .9          46      .6           84     1.2
Direct/Indirect consumer        411   6.0          384    5.6       416    6.1         527     7.5          608     9.0
Consumer finance                389   5.7          658    9.7       651    9.5         658     9.2          785    11.6
Bankcard                        821  11.9          549    8.0       348    5.1         501     7.0          790    11.7
Foreign consumer                 10    .1           11     .2        11     .2          26      .4           23      .3
                              ------ -----       ------  ----     -----   ----       -----    -----       -----    -----
   Total consumer             1,859  27.0        1,830   26.8     1,646   24.1       1,895    26.6        2,471    36.5
                              ------ -----       ------  ----     -----   ----       -----    -----       -----    -----
Unassigned                    1,344  19.6        1,223   17.9     1,439   21.1       1,435    20.2          867    12.7
                              ------ -----       ------  ----     -----   ----       -----    -----       -----    -----
   Total                     $6,875 100.0%      $6,838  100.0%   $6,828  100.0%     $7,122   100.0%      $6,778   100.0%
                              ------ -----       ------  ----     -----   ----       -----    -----       -----    -----

The Corporation expects charge-offs in 2002 to meet or exceed annualized fourth quarter 2001 net charge-offs of $3.9 billion, excluding Enron charge-offs of $210 million. An increase in consumer charge-offs, mainly bankcard, is expected to drive the increase for the year while commercial charge-offs are also expected to remain at high levels. Provision expense is expected to track net charge-offs in 2002. Nonperforming assets are expected to rise at least through the first half of 2002, although levels will fluctuate depending on the level of asset sales and charge-offs.

Concentrations of Credit Risk

In an effort to minimize the adverse impact of any single event or set of occurrences, the Corporation strives to maintain a diverse credit portfolio as outlined in Tables Seventeen, Eighteen, Nineteen and Twenty.

     The Corporation maintains a diverse commercial loan portfolio, representing 50 percent of total loans and leases at December 31, 2001. The largest concentration is in commercial real estate, which represents seven percent of total loans and leases at December 31, 2001. The exposures presented in Table Seventeen represent credit extensions for real estate-related purposes to borrowers or counterparties who are primarily in the real estate development or investment business and for which the ultimate repayment of the credit is dependent on the sale, lease, rental or refinancing of the real estate. The exposures included in the table do not include credit extensions which were made on the general creditworthiness of the borrower, for which real estate was obtained as security and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. Accordingly, the exposures presented do not include commercial loans secured by owner-occupied real estate, except where the borrower is a real estate developer.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T


Table 17 Commercial Real Estate Loans, Foreclosed Properties and Other Real Estate Credit Exposure

December 31, 2001                                                                               Other
                                         -------------------------------
                                                        Loans               Foreclosed         Credit
                                         -------------------------------
(Dollars in millions)                    Outstanding     Nonperforming     Properties/(1)/    Exposure/(2)/
                                         ------------------------------------------------------------------
By Geographic Region/(3)/
California                                   $ 5,225          $ 48                $ 1          $ 1,064
Southwest                                      3,239            24                  1              952
Florida                                        2,399            29                  -              509
Northwest                                      2,363            14                  1              169
Geographically diversified                     1,950             -                  -              381
Midwest                                        1,688            21                 22              802
Carolinas                                      1,472             6                  -              342
Mid-Atlantic                                   1,430            23                  -              429
Midsouth                                       1,276             5                  -              367
Northeast                                        750            51                  -              558
Other states                                     478            19                 43              199
Non-US                                           384             3                  -                5
                                        --------------   ---------------   ---------------   -----------
   Total                                    $ 22,654         $ 243               $ 68          $ 5,777
                                        --------------   ---------------   ---------------   -----------
By Property Type

Office buildings                             $ 4,567         $  14               $  -            $ 667
Apartments                                     3,797            21                  -            1,551
Residential                                    3,157            28                  -              188
Shopping centers/retail                        2,754            15                 15            1,306
Industrial/warehouse                           2,011            23                 15              246
Land and land development                      1,501             1                  6              193
Hotels/motels                                  1,186            27                 14              277
Multiple use                                     694             1                  -               64
Unsecured                                        433             -                  -              454
Miscellaneous commercial                         289             6                  -               34
Other                                          1,881           104                 18              792
Non-US                                           384             3                  -                5
                                        --------------   ----------------  ----------------  ------------
   Total                                    $ 22,654         $ 243               $ 68          $ 5,777
                                        --------------   ----------------  ----------------  ------------

/(1)/ Foreclosed properties include commercial real estate loans only.
/(2)/ Other credit exposures include letters of credit and loans held for sale. /(3)/ Distribution based on geographic location of collateral.


Table Eighteen presents the ten largest industries included in the commercial loan and lease portfolio at December 31, 2001 and the respective balances at December 31, 2000. Total commercial loans outstanding, excluding commercial real estate loans, comprised 43 percent and 45 percent of total loans and leases at December 31, 2001 and 2000, respectively. No commercial industry concentration is greater than 3.1 percent of total loans and leases.

Table 18 Significant Industry Loans and Leases/(1)/


                                                   December 31, 2001                December 31, 2000
                                             -------------------------------------------------------------
                                                          Percent of Total                Percent of Total
(Dollars in millions)                        Outstanding  Loans and Leases   Outstanding  Loans and Leases
                                             --------------------------------------------------------------
Transportation                                $ 10,350          3.1%            $ 11,704           3.0%
Business services                                7,569          2.3                8,883           2.3
Media                                            6,704          2.0                9,322           2.4
Equipment and general manufacturing              6,648          2.0                8,982           2.3
Agribusiness                                     6,390          1.9                7,672           2.0
Healthcare(2)                                    5,444          1.7                8,110           2.1
Autos                                            5,290          1.6                6,741           1.7
Telecommunications                               4,882          1.5                6,801           1.7
Retail                                           4,450          1.4                7,049           1.8
Education and government                         4,198          1.3                3,671           0.9
Other                                           79,319         24.1               98,171          25.0
--------------------------------------------------------------------------------------------------------
   Total                                     $ 141,244         42.9%           $ 177,106          45.2%
  -------                                   -----------      ---------         ----------       ---------

/(1)/ Includes only non-real estate commercial loans and leases.
/(2)/ During 2001, the Corporation revised its healthcare industry definition to include pharmaceuticals. The December 31, 2000 outstanding balance and percentage have been restated to reflect this change.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

International Exposure

Through its credit and market risk management activities, the Corporation has been devoting particular attention to those countries that have been negatively impacted by global economic pressure in all three regions where the Corporation has exposure: Asia, Europe and Latin America.

      In connection with its efforts to maintain a diversified portfolio, the Corporation limits its exposure to any one geographic region or country and monitors this exposure on a continuous basis. Table Nineteen sets forth selected regional foreign exposure at December 31, 2001 and is based on the FFIEC's instructions for periodic reporting of foreign exposure. The countries selected represent those that are considered as having higher credit and foreign exchange risk. At December 31, 2001, the Corporation's total exposure to these select countries was $21.9 billion, a decrease of $8.4 billion from December 31, 2000, primarily due to reductions in exposure to Japan and to most other countries in Asia, Europe and Latin America.

     During 2001, Argentina began to experience significant economic turmoil and deterioration. In response to this and as part of the Corporation's ongoing, normal risk management process, the Corporation has reduced its credit exposure to Argentina. At December 31, 2001, the Corporation had $745 million of credit and other exposure in Argentina. Of this amount, $478 million represented traditional credit exposure (loans, letters of credit, etc.) predominantly to Argentine subsidiaries of foreign multinational companies. The Argentine government has defaulted on its bonds. At December 31, 2001, the Corporation's credit exposure related to Argentine government bonds was approximately $60 million. The Corporation continues to assess its credit exposure to Argentina.

Table 19 Selected Regional Foreign Exposure

                                                   Derivatives                                                   Total    Increase/
                                                          (Net                    Total          Gross         Binding   (Decrease)
                                 Loans                Positive    Securities/    Cross-          Local        Exposure         from
                              and Loan       Other    Mark-to-          Other    border        Country     December 31, December 31,
(Dollars in millions)      Commitments  Financing/(1)/ (Market)  Investments   Exposure/(2)/ (Exposure/(3)/       2001         2000
                            --------------------------------------------------------------------------------------------------------

Region/Country
Asia

China                           $   79     $  41        $   16        $   58    $   194         $   81         $   275      $   (45)
Hong Kong                          169       128            45           112        454          3,801           4,255         (309)
India                              621        73            58            42        794            986           1,780         (429)
Indonesia                          234         -            16            17        267              8             275         (120)
Japan                              715        51           784         1,334      2,884            361           3,245       (3,849)
Korea (South)                      274       518            21            39        852            358           1,210       (1,010)
Malaysia                            36         4             1            20         61            285             346         (176)
Pakistan                            13         6             -             -         19              -              19            1
Philippines                        169        19            11            43        242             90             332          (59)
Singapore                          191         9            48            16        264          1,134           1,398          (76)
Taiwan                             265        64            33             -        362            551             913         (216)
Thailand                            39        12            28            24        103            285             388          (19)
Other                                2        18             -             -         20            100             120          (12)
---------------                ---------   -------     --------      ---------  --------      --------        --------    ---------
   Total                        $2,807     $ 943        $1,061        $1,705    $ 6,516         $8,040         $14,556      $(6,319)
  ---------------              ---------   -------     --------      ---------  --------      --------        --------    ---------
Central and Eastern Europe

Russian Federation              $    -     $   -        $    -        $    -    $     -         $    -         $     -      $    (2)
Turkey                              82        23             1            21        127              -             127         (205)
Other                               43        16            17           186        262              4             266           22
---------------               ----------   -------     --------      --------   ---------     ---------      ---------      --------
   Total                        $  125     $  39        $   18        $  207    $   389         $    4         $   393      $  (185)
   ---------------            ----------   -------     --------      --------   ---------     ----------     ---------     ---------
Latin America

Argentina                       $  361     $  84        $   53        $   43    $   541         $  204         $   745      $  (329)
Brazil                             710       312           147           229      1,398          1,076           2,474          210
Chile                              202        12            15             5        234             15             249         (731)
Colombia                           113         8            12             6        139              -             139         (147)
Mexico                           1,038       367           107           993      2,505            158           2,663         (773)
Venezuela                          123         9             7           207        346              -             346         (133)
Other                              160        61             8            99        328              -             328          (34)
---------------                --------    -------      --------      -------   ---------      --------       --------    ---------
   Total                        $2,707     $ 853        $  349        $1,582    $ 5,491         $1,453         $ 6,944      $(1,937)
   ---------------             --------    --------     --------      -------   ---------      --------       --------     ---------
     Total                      $5,639     $1,835       $1,428        $3,494    $12,396         $9,497        $ 21,893      $(8,441)
     ---------------           ---------   --------     --------      --------  ---------      --------       --------     ---------

/(1)/ Includes acceptances, standby letters of credit, commercial letters of credit, and formal guarantees.

/(2)/ Cross-border exposure includes amounts payable to the Corporation by residents of countries other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting rules.

/(3)/ Gross local country exposure includes amounts payable to the Corporation by residents of countries in which the credit is booked, regardless of the currency in which the claim is denominated. Management does not net local funding or liabilities against local exposures as allowed by the FFIEC.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

At December 31, 2001, the Corporation had cross border exposure in excess of one percent of total assets in the two countries detailed in Table Twenty. The exposure in the United Kingdom and Germany reflects the Corporation's efforts to diversify its portfolio in the industrialized countries where its clients operate. In light of the increased risks perceived in Japan, the Corporation has reduced its exposure to less than 0.5 percent of its total assets.

Table 20 Exposure Exceeding One Percent of Total Assets/(1)//(2)/

                                                                                                         Exposure
                                              Public                  Private         Total       as a Percentage
(Dollars in millions)         December 31     Sector      Banks        Sector      Exposure       of Total Assets
                              -----------------------------------------------------------------------------------

United Kingdom                       2001     $  139    $ 2,807       $ 8,889      $ 11,835                 1.90%
                                     2000        355      1,962         6,167         8,484                 1.32
----------------------         -----------    -------    -------      -------      ---------      ---------------
Germany                              2001      2,118      2,571         2,251         6,940                 1.12
                                     2000      2,188      2,249         2,062         6,499                 1.01
----------------------         -----------    -------    -------      --------     ---------      ---------------
Japan                                2001      1,319        676           889         2,884                 0.46
                                     2000      4,925        599           883         6,407                 1.00
----------------------         -----------    -------    -------      --------     ---------      ---------------

/(1)/ Exposure includes cross-border claims by the Corporation's foreign offices as follows: loans, accrued interest receivable, acceptances, time deposits placed, trading account assets, available-for-sale (at fair value) and held-to-maturity (at cost) securities, other interest-earning investments and other monetary assets. Amounts also include derivative-dealer assets, unused commitments, standby letters of credit, commercial letters of credit and formal guarantees.

/(2)/ Sector definitions are based on the FFIEC instructions for preparing the Country Exposure Report.

Market Risk Management

Overview
The Corporation is exposed to market risk as a consequence of the normal course of conducting its business activities. Examples of these business activities include market making, underwriting, proprietary trading, and asset/liability management in interest rate, foreign exchange, equity, commodity and credit markets, along with any associated derivative products. Market risk is the potential of loss arising from adverse changes in market rates, prices and liquidity. Financial products that expose the Corporation to market risk include securities, loans, deposits, debt and derivative financial instruments such as futures, forwards, swaps, options and other financial instruments with similar characteristics. Liquidity risk arises from the possibility that the Corporation may not be able to satisfy current or future financial commitments or that the Corporation may be more reliant on alternative funding sources such as long-term debt.

Trading Portfolio

The Board delegates responsibility for the day-to-day management of market risk to the Finance Committee. The Finance Committee has structured a system of independent checks, balances and reporting in order to ensure that the Board's disposition toward market risk is not compromised.

     The objective of the Corporation's Risk Management group (Risk Management) is to provide senior management with independent, timely assessments of the bottom line impacts of all market risks facing the Corporation and to monitor those impacts against trading limits. Risk Management monitors the changing aggregate position of the Corporation and projects the profit and loss levels that would result from both normal and extreme market moves. In addition, Risk Management is responsible for ensuring that appropriate policies and procedures that conform to the Board's risk preferences are in place and enforced. These policies and procedures encompass the limit process, risk reporting, new product review and model review.

     Trading account profits represent the net amount earned from the Corporation's trading positions, which include trading account assets and liabilities as well as derivative positions and mortgage banking assets. These transactions include positions to meet customer demand as well as for the Corporation's own trading account. Trading positions are taken in a diverse range of financial instruments and markets. The profitability of these trading positions is largely dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements.

Histogram of Daily Market Risk-Related Revenue
Twelve Months Ended December 31, 2001
[GRAPHIC]

Daily Market Risk-Related Revenue                  Number
(Dollars in millions)                              of Days
----------------------------------------------------------
Less than $(10)                                     11
$(10) to $0                                         18
$0 to $10                                           47
$10 to $20                                          84
$20 to $30                                          61
$30 to $40                                          18
$40 to $50                                           7
Greater than $50                                     4







           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

      Market risk-related revenue includes trading account profits and trading-related net interest income, which encompass both proprietary trading and customer-related activities. During 2001, the Corporation has continued its efforts to build on its client franchise and reduce the proportion of proprietary trading revenue to total revenue. The results of these efforts can be seen in the histogram above. In 2001, the Corporation recorded positive daily market risk-related revenue for 221 of 250 trading days. Furthermore, of the 29 days that showed negative revenue, only 11 days were greater than $10 million.

Value at Risk

Value at Risk (VAR) is the key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation has placed at risk of loss, with a 99 percent degree of confidence, in the course of its risk taking activities. Its purpose is to describe the amount of capital required to absorb potential losses from adverse market movements. Given the 99 percent confidence interval captured by VAR, market risk-related revenue or losses would be expected to exceed VAR measures approximately once every 100 trading days, or two to three times each year. The VAR model does not measure the degree of the excess gain or loss, rather it produces a confidence level that gains or losses will be within predicted ranges. Since the third quarter of 2000, the Corporation has been migrating its trading books to a historical simulation approach. This approach utilizes historical market conditions over the last three years to derive estimates of trading risk and provides for the natural aggregation of trading risks across different groups. The effects of correlation and diversification are embedded in these calculations. The completion of the migration is expected to take place during the first half of 2002. While the transition is taking place, the square root of the sum of squares method is used to aggregate risk.

     VAR modeling on trading is subject to numerous limitations. In addition, the Corporation recognizes that there are numerous assumptions and estimates associated with modeling and actual results could differ from these assumptions and estimates. The Corporation mitigates these uncertainties through close monitoring and by examining and updating assumptions on an ongoing basis. The continual trading risk management process considers the impact of unanticipated risk exposure and updates assumptions to reduce loss exposure.

     As the following graph shows, in 2001, actual market risk-related revenue exceeded VAR measures three days out of 250 total trading days. During the same period, actual market risk-related losses exceeded VAR measures one day out of 250 total trading days. This occurred immediately following the events of September 11, 2001 due to extreme market conditions.

Trading Risk and Return
Daily VAR and Market Risk-Related Revenue
[GRAPHIC]

     Line graph representation of Daily Market Risk-Related Revenue and VAR for the twelve months ended December 31, 2001. During the period, the daily market risk-related revenue ranged from $(58) million to $66 million. During the same period, VAR ranged from $36 million to $70 million.


The following table summarizes the VAR in the Corporation's trading portfolios for the years ended December 31, 2001 and 2000:

Table 21 Trading Activities Market Risk

                                                                 2001                                    2000
                                                 ------------------------------------------------------------------------------
                                                  Average        High          Low        Average        High          Low
(US Dollar equivalents in millions)                   VAR/(1)/    VAR/(2)/     VAR/(2)/       VAR/(1)/    VAR/(2)/     VAR/(2)/
                                                 ------------------------------------------------------------------------------
Interest rate                                       $34.3       $47.0        $23.0          $25.9       $42.2        $16.3
Foreign exchange                                      7.2        12.8          1.9           10.6        18.5          5.4
Commodities                                           4.3        10.9           .9            2.1         5.2           .5
Equities                                             15.4        25.1          8.9           26.7        41.5          5.5
Fixed income                                         10.9        17.3          3.0           10.1        17.4          3.2
Real estate/mortgage/(3)/                            33.2        55.5          8.8            7.5        11.3          2.5
Total trading portfolio                              52.7        69.9         35.8           41.5        53.0         25.1
----------------------------------------          --------      ------       ------         ------      ------       -----

/(1)/ The average VAR for the total portfolio is less than the sum of the VARs of the individual portfolios due to risk offsets arising from the diversification of the portfolio.
/(2)/ The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
/(3)/ The real estate/mortgage business is included in the fixed income category in the Trading-Related Revenue table in Note Four of the consolidated financial statements.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Total trading portfolio VAR increased during 2001 relative to 2000. This increase was due to increased activity in the interest rate business, particularly in the United States, and the addition of mortgage banking assets to the VAR calculation for the real estate/mortgage portfolio in the first quarter of 2001.

     Since the third quarter of 2000, the migration of trading books to a historical simulation approach has resulted in a lower VAR in equities and foreign exchange and a higher VAR in commodities. VAR was not restated for previous quarters.

     The following table summarizes the quarterly VAR in the Corporation's trading portfolios for 2001:

Table 22  Quarterly Trading Activities Market Risk
                                                                            2001
                       ----------------------------------------------------------------------------------------------------------
                                 Fourth                      Third                     Second                      First
                                Quarter                    Quarter                    Quarter                    Quarter
                                -------                    -------                    -------                    -------
(US Dollar             Average     High      Low  Average     High     Low   Average     High     Low   Average     High     Low
equivalents            VAR/(1)/ VAR/(2)/ VAR/(2)/ VAR/(1)/ VAR/(2)/ VAR/(2)/ VAR/(1)/ VAR/(2)/ VAR/(2)/ VAR/(1)/ VAR/(2)/ VAR/(2)/
in millions)           -------  -------  -------  -------  -------  -------  -------  -------  -------  -------  -------  -------

Interest rate           $ 31.9   $ 39.4   $ 24.4   $ 34.4   $ 47.0   $ 23.0   $ 38.8   $ 43.5   $ 32.6   $ 32.1   $ 46.2   $ 26.9
Foreign exchange           5.2     10.4      1.9      7.6     11.2      5.2      8.0     11.0      5.5      8.2     12.8      5.0
Commodities                7.8     10.9      5.7      4.8      8.2      1.5      2.7      5.7      1.3      1.8      3.8       .9
Equities                  13.9     16.5     11.4     16.2     19.1     12.7     18.1     25.1     13.5     13.1     22.5      8.9
Fixed Income              13.9     17.3      8.8     13.0     15.8     10.3     10.7     16.9      6.6      6.2      8.0      3.0
Real estate/mortgage(3)   24.7     39.0     15.2     32.9     41.5     23.2     41.2     55.5     28.6     33.7     43.4      8.8
Total trading portfolio   46.0     57.0     35.8     53.1     63.3     45.4     61.3     69.9     55.2     50.0     59.6     42.4
-----------------------   ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----

/(1)/ The average VAR for the total portfolio is less than the sum of the VARs of the individual portfolios due to risk offsets arising from the diversification of the portfolio.

/(2)/ The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
/(3)/ The real estate/mortgage business is included in the fixed income category in the Trading-Related Revenue table in Note Four of the consolidated financial statements.

Stress Testing

In order to determine the sensitivity of the Corporation's capital to the impact of historically large market moves with low probability, stress scenarios are run against the trading portfolios. This stress testing should verify that, even under extreme market moves, the Corporation will preserve its capital. The scenarios for each product are large standard deviation movements in the relevant markets that are based on significant historical or hypothetical events. These results are calculated daily and reported as part of the regular reporting process.

     In addition, specific stress scenarios are run regularly which represent extreme hypothetical, but plausible, events that would be of concern given the Corporation's current portfolio. The results of these specific scenarios are presented to the Corporation's Trading Risk Committee as part of its regular meetings. Examples of these specific stress scenarios include calculating the effects on the overall portfolio of an extreme Federal Reserve Board tightening or easing of interest rates, a severe credit deterioration in the U.S., and a recession in Japan and the corresponding ripple effects globally.

Non-Exchange Traded Commodity Contracts at Fair Value

The use of non-exchange traded or over the counter commodity contracts provides the Corporation with the ability to adapt to the varied requirements of a wide customer base while efficiently mitigating its market risk. Non-exchange traded commodity contracts are stated at fair value, which is generally based on dealer price estimates. These contracts are primarily oil and gas commodities contracts.




     The table below summarizes the changes in the fair value for non-exchange traded commodity contracts for 2001:

                                                                                         Asset  Liability
(Dollars in millions)                                                                Positions  Positions
                                                                                      --------   --------
Net fair value of contracts outstanding at January 1, 2001                             $ 2,133    $ 1,881
Effects of legally enforceable master netting agreements                                 8,916      8,916
-----------------------------------------------------------------                     --------   --------
Gross fair value of contracts outstanding at January 1, 2001                            11,049     10,797
Contracts realized or otherwise settled                                                (8,542)    (8,544)
Fair value of new contracts                                                              3,032      2,699
Other changes in fair value                                                            (1,586)    (1,317)
-----------------------------------------------------------------                     --------   --------
Gross fair value of contracts outstanding at December 31, 2001                           3,953      3,635
Effects of legally enforceable master netting agreements                               (2,625)    (2,625)
-----------------------------------------------------------------                     --------   --------
Net fair value of contracts outstanding at December 31, 2001                           $ 1,328    $ 1,010
-----------------------------------------------------------------                      -------    -------

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

The Corporation controls and manages its commodity risk through the use of VAR limits. See Tables Twenty-One and Twenty-Two for further details. The following table indicates the maturities of non-exchange traded commodity contracts at December 31, 2001:

                                                                                        Asset   Liability
(Dollars in millions)                                                               Positions   Positions
                                                                                    ---------   ---------
Maturity less than 1 year                                                             $ 3,118     $ 2,866
Maturity 1-3 years                                                                        304         172
Maturity 4-5 years                                                                        179         136
Maturity in excess of 5 years                                                             352         461
----------------------------------------------------------------                    ---------   ---------
Gross fair value of contracts                                                         $ 3,953     $ 3,635
Effects of legally enforceable master netting agreements                              (2,625)     (2,625)
----------------------------------------------------------------                    ---------   ---------
Net fair value of contracts                                                           $ 1,328     $ 1,010
----------------------------------------------------------------                     --------    --------

Asset and Liability Management Activities

Non-Trading Portfolio

The Corporation's Asset and Liability Management (ALM) process, managed through the Asset and Liability Committee of the Finance Committee, is used to manage interest rate risk through structuring balance sheet portfolios and identifying and linking derivative positions to specific hedged assets and liabilities. Interest rate risk represents the only material market risk exposure to the Corporation's non-trading financial instruments.

     To effectively measure and manage interest rate risk, the Corporation uses sophisticated computer simulations that determine the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations cover the following financial instruments: short-term financial instruments, securities, loans, deposits, borrowings and ALM derivative instruments. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth and pricing, changes in funding mix and asset and liability repricing and maturity characteristics. Simulations are run under various interest rate scenarios to determine the impact on net income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by senior management. Additionally, duration and market value sensitivity measures are selectively utilized where they provide added value to the overall interest rate risk management process.

     The Corporation specifically reviews the impact on net interest income of parallel and non-parallel shifts in the yield curve over different time horizons. At December 31, 2001, the Federal Funds rate was 1.75 percent and our outlook did not anticipate additional easing from the Fed, with continued uncertainty surrounding the timing and extent of future tightenings. As a result, the interest rate risk position of the Corporation was relatively neutral to parallel shifts upward in the yield curve as the impact on net interest income of a 100 basis point parallel shift, up over either two months (rapid) or twelve months (gradual) would be slightly favorable, but less than one percent. While further material declines in interest rates are unlikely, the impact on net interest income of a 100 basis point parallel shift down would be negative three percent.

         Table Twenty-Three summarizes the expected maturities, unrealized gains and losses and weighted average effective yields and rates associated with certain of the Corporation's significant non-trading financial instruments. Cash and cash equivalents, time deposits placed and other short-term investments, federal funds sold and purchased, resale and repurchase agreements, commercial paper, other short-term borrowings and foreign deposits, which are similar in nature to other short-term borrowings, are excluded from Table Twenty-Three as their respective carrying values approximate fair values. These financial instruments generally expose the Corporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and interest rates that approximate market rates. However, these financial instruments could expose the Corporation to interest rate risk by requiring more or less reliance on alternative funding sources, such as long-term debt. Loans held for sale are also excluded as their carrying values approximate their fair values, generally exposing the Corporation to insignificant market risk. For further information on the fair value of financial instruments, see Note Eighteen of the consolidated financial statements. The fair values and expected maturities for ALM derivative instruments used for balance sheet management purposes are presented in Table Twenty-Four.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 23 Non-Trading Financial Instruments
December 31, 2001                                             Expected Maturity

                                                                           --------------------------------------------------
                                                    Unrealized                                                       After
(Dollars in millions)                  Total/(3)/ Gains(Losses)     2002      2003     2004      2005       2006      2006
                                  -------------- --------------  ---------  ------  ---------  ---------  -------  ----------
Assets/(1)/
Available-for-sale securities
   Fixed rate
   Book value                          $ 74,849     $ (831)     $   982    $4,751   $9,950    $20,167    $ 11,432   $ 27,567
   Weighted average effective yield        6.03%
   Variable rate
   Book value                          $  9,601        188          543       141      189      1,637          39      7,052
   Weighted average effective yield        3.12%
Held-to-maturity securities/(2)/
   Fixed rate
   Book value                          $  1,001        (40)          21        30       32         15          17        886
   Weighted average effective yield        7.52%
   Variable rate
   Book value                              $ 48          -            6         6       11          4           1         20
   Weighted average effective yield        3.98%
Loans/(2)//(4)/
   Fixed rate
   Book value                          $113,521      4,573       31,775    15,186   12,416      8,686       6,688     38,770
   Weighted average effective yield       7.33%
   Variable rate
   Book value                          $196,906       (196)      97,227    29,241   19,065     17,062       8,847     25,464
   Weighted average effective yield        5.27%

Liabilities/(1)/
Total deposits/(5)//(6)/
   Fixed rate
   Book value                          $229,956       (716)      70,973    12,364   13,953     13,544      13,370    105,752
   Weighted average effective rate         1.29%
   Variable rate
   Book value                          $105,739        (20)      27,464    14,810   12,555     11,489       9,135     30,286
   Weighted average effective rate         1.34%
Long-term debt/(7)//(8)/
   Fixed rate
   Book value                          $ 34,567     (1,841)       4,613     3,507    5,089      3,185       5,292     12,881
   Weighted average effective rate         6.86%
   Variable rate
   Book value                          $ 27,899       (224)       8,971     4,430    7,018      2,487       3,836      1,157
   Weighted average effective rate         2.35%
Trust preferred securities/(7)/
   Fixed rate
   Book value                          $  4,388        (82)         900       350        -          -       2,640        498
   Weighted average effective rate         7.89%
   Variable rate
   Book value                          $  1,142          -          400        -         -          -           -        742
   Weighted average effective rate         2.96%
=============================================================================================================================

/(1)/ Fixed and variable rate classifications are based on contractual rates and are not modified for the impact of asset and liability management contracts.
/(2)/ Expected maturities reflect the impact of prepayment assumptions.
/(3)/ With the exception of available-for-sale securities, the book value does not include unrealized gains (losses).
/(4)/ Excludes leases.
/(5)/ When measuring and managing market risk associated with domestic deposits, such as savings and demand deposits, the Corporation considers that there is value in its long-term relationships with depositors. The unrealized loss on deposits in this table does not consider the value of these long-term relationships; therefore, only certificates of deposits reflect an unrealized gain or loss.
/(6)/ Excludes foreign time deposits.
/(7)/ Expected maturities of long-term debt and trust preferred securities reflect the Corporation's ability to redeem such debt prior to contractual maturities.
/(8)/ Excludes obligations under capital leases.

           B A N K O F A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Interest Rate and Foreign Exchange Contracts

Risk management interest rate contracts and foreign exchange contracts are utilized in the Corporation's ALM process. The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity so that movements in interest rates do not adversely affect net interest income. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest income on hedged variable-rate assets, primarily variable rate commercial loans, and interest expense on hedged variable rate liabilities, primarily short-term time deposits, increases or decreases as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings. See Note Five of the consolidated financial statements for additional information on the Corporation's hedging activities.

     Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options, futures and forwards, allow the Corporation to effectively manage its interest rate risk position. In addition, the Corporation uses foreign currency contracts to manage the foreign exchange risk associated with foreign-denominated assets and liabilities, as well as the Corporation's equity investments in foreign subsidiaries. Table Twenty-Four reflects the notional amounts, fair value, weighted average receive and pay rates, expected maturity and estimated duration of the Corporation's ALM derivatives at December 31, 2001 and 2000. Fair values are based on the last repricing and will change in the future primarily based on movements in one-, three- and six-month LIBOR rates. Management believes the fair value of the ALM interest rate and foreign exchange portfolios should be viewed in the context of the overall balance sheet, and the value of any single component of the balance sheet positions should not be viewed in isolation.

     Consistent with the Corporation's strategy of managing interest rate sensitivity, the net receive fixed interest rate swap position declined by $5.8 billion to $43.0 billion at December 31, 2001. This reduction primarily occurred in the last half of 2001. Option products in the Corporation's ALM process may include from time to time option collars or spread strategies, which involve the buying and selling of options on the same underlying security or interest rate index. These strategies may involve caps, floors and options on index futures contracts.

     The amount of unamortized net realized deferred gains associated with closed ALM swaps was $966 million and $25 million at December 31, 2001 and 2000, respectively. The amount of unamortized net realized deferred gains associated with closed ALM options was $114 million and $95 million at December 31, 2001 and 2000, respectively. The amount of unamortized net realized deferred losses associated with closed ALM futures and forward contracts was $9 million and $15 million at December 31, 2001 and 2000, respectively. There were no unamortized net realized deferred gains or losses associated with closed foreign exchange contracts at December 31, 2001 and 2000. Of these unamortized net realized deferred gains, $1.0 billion was included in accumulated other comprehensive income at December 31, 2001.





















Table 24  Asset and Liability Management Interest Rate and Foreign
Exchange Contracts
December 31, 2001
                                                                   Expected Maturity
                                           -----------------------------------------------------------------     Average
(Dollars in millions, average     Fair                                                                 After   Estimated
estimated duration in years)     Value     Total      2002     2003      2004      2005      2006       2006    Duration
                                 -----     -----     -----     ----      ----      ----      ----      -----     -------
Open interest rate contracts
Total receive fixed swaps        $ 784                                                                              4.68
   Notional value                       $ 64,472   $ 1,510   $  266  $ 10,746   $ 8,341   $ 9,608   $ 34,001
   Weighted average receive                 5.74%     7.04%    8.27%     5.31%     5.79%     5.37%      5.89%
   rate
Total pay fixed swaps             (322)                                                                             2.26
   Notional value                       $ 21,445  $ 11,422  $ 4,319     $ 122   $ 2,664      $ 60    $ 2,858


   Weighted average pay rate                3.97%     2.61%    4.21%     6.09%     6.77%     5.83%      6.34%
Basis swaps                          -
   Notional value                       $ 15,700       $ -      $ -   $ 9,000     $ 500   $ 4,400    $ 1,800
     Total swaps                   462
     ------------------------    -----   -------    ------   ------    ------    ------    ------     ------       -----
Option products                    105
   Notional amount                       $ 7,000       $ -   $7,000


Futures and forward rate             -
contracts

   Notional amount                           $ -
   ------------------------      -----     -----      ----     ----      ----      ----      ----      -----       -----
     Total open interest rate      567
     contracts

     ------------------------    -----     -----      ----     ----      ----      ----      ----      -----       -----
Closed interest rate             1,071
contracts(1)

------------------------         -----     -----      ----     ----      ----      ----      ----      -----       -----
     Net interest rate           1,638
     contract position
     ------------------------    -----     -----      ----     ----      ----      ----      ----      -----       -----
Open foreign exchange contracts   (285)
   Notional amount                       $ 6,968     $ 465    $ 283     $ 576   $ 1,180   $ 2,335    $ 2,129
   ------------------------      -----      ----      ----     ----      ----     -----     -----      -----       -----
     Total ALM contracts       $ 1,353
     ------------------------    -----

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 24 Asset and Liability Management Interest Rate and Foreign Exchange
   Contracts (continued)

December 31, 2000

                                                              Expected Maturity
                                                 ------------------------------------------------------               Average
(Dollars in millions, average   Fair                                                             After              Estimated
estimated duration in years)   Value     Total     2001     2002     2003      2004     2005      2005               Duration
                               ----------------------------------------------------------------------------------------------

Open interest rate contracts
Total receive fixed swaps      $ 900                                                                                     3.65
   Notional amount                    $ 62,485  $ 4,001  $ 7,011  $ 9,787  $ 12,835  $ 15,853  $ 12,998

   Weighted average receive               6.39%    6.28%    6.71%    5.53%     6.45%     6.76%     6.41%
     rate
Total pay fixed swaps           (529)                                                                                    5.66
   Notional amount                    $ 13,640  $ 1,878   $ 1,064   $ 114      $ 20   $ 2,584   $ 7,980
   Weighted average pay rate              6.72%    5.86%    6.39%    7.14%     5.85%     7.05%     6.82%
Basis swaps                       (7)
   Notional amount
                                      $ 14,739    $ 576  $ 1,669    $ 442   $ 7,700   $ 4,317      $ 35
                               -----
     Total swaps                 364
-----------------------------------------------------------------------------------------------------------------------------
Option products                 (157)
   Notional amount                    $ 22,477  $ 2,087    $ 868 $ 1,575    $ 7,882   $ 4,101   $ 5,964
Futures and forward rate         (52)
   contracts
   Notional amount                    $ 24,818 $ 19,068  $ 5,750     $ -        $ -       $ -       $ -
-----------------------------------------------------------------------------------------------------------------------------
     Total open interest rate
     contracts                   155
-----------------------------------------------------------------------------------------------------------------------------
Closed interest rate
   contracts/(1)/                105
-----------------------------------------------------------------------------------------------------------------------------
   Net interest rate             260
   contract position
-----------------------------------------------------------------------------------------------------------------------------
Open foreign exchange contracts (199)
   Notional amount                     $ 9,373  $ 1,597  $ 2,091  $ 253       $ 572   $ 2,983   $ 1,877
-----------------------------------------------------------------------------------------------------------------------------
     Total ALM contracts        $ 61
-----------------------------------------------------------------------------------------------------------------------------


/(1)/ Represents the unamortized net realized deferred gains associated with closed contracts. As a result, no notional amount is reflected for expected maturity.

      The Corporation adopted Statement of Financial Accounting Standards
      No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) on January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. The Corporation has not significantly altered its overall interest rate risk management objective and strategy as a result of adopting SFAS 133. For further information on SFAS 133, see Note One of the consolidated financial statements.

      In conducting its mortgage production activities, the Corporation is exposed to interest rate risk for the periods between the loan commitment date and the date the loan is delivered to the secondary market. To manage this risk, the Corporation enters into various financial instruments including forward delivery contracts, Euro dollar futures and option contracts. The notional amount of such contracts was $27.8 billion at December 31, 2001 with associated net unrealized gains of $69 million. At December 31, 2000, the notional amount of such contracts was $9.7 billion with associated net unrealized losses of $53 million. These contracts have an average expected maturity of less than 90 days.

      The Corporation manages risk associated with the impact of changes in prepayment rates on certain mortgage banking assets using various financial instruments including purchased options and swaps. The notional amounts of such contracts at December 31, 2001 and 2000 were $65.1 billion and $42.1 billion, respectively. The related unrealized gain was $301 million at December 31, 2001 and the unrealized gain was $424 million at December 31, 2000. The 2001 amounts are included in the Derivative Assets table in Note Five of the consolidated financial statements.

Liquidity Risk Management

The Corporation manages liquidity risk by assessing all on- and off-balance sheet funding demands and alternatives. Funding requirements are impacted by loan repayments and originations, liability settlements and issuances, off-balance sheet funding commitments (including commercial and consumer loans) and the level of asset securitizations utilized by the Corporation. The Corporation also complies with various regulatory guidelines regarding required liquidity levels and periodically monitors its liquidity position in light of the changing economic environment and customer activity. Based on these periodic assessments, the Corporation will alter, as deemed appropriate, its assets and liabilities and off-balance sheet positions. The Corporation currently maintains various shelf registrations with the Securities and Exchange Commission, whereby additional short-term and long-term debt may be issued. See Note Ten of the consolidated financial statements for additional information.

     The Corporation employs various liquidity modeling techniques and metrics. Throughout 2001, the Corporation's liquidity position has improved significantly to its best position in many years. A commonly used measure of banking liquidity is the loan to deposit ratio. The Corporation's loan to core deposit ratio was 99 percent and 128 percent at December 31, 2001 and 2000, respectively. The loan to core deposit ratio at December 31, 2001 was the lowest ratio since the Corporation's merger with First Republic Bank Corporation in 1988. In addition, average short-term borrowings decreased $39.0 billion, or 30 percent, in 2001.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 25                          Selected Quarterly
                                  Financial Data

                                                                   2001 Quarters                        2000 Quarters
                                                   -----------------------------------------------------------------------------
(Dollars in millions, except per                       Fourth    Third    Second    First    Fourth    Third    Second    First
share information)                                 -----------------------------------------------------------------------------


As Reported
Income statement

Net interest income                                  $ 5,417   $ 5,204   $ 5,030  $ 4,639   $ 4,664   $ 4,563   $ 4,617   $ 4,505
Noninterest income                                     3,398     3,429     3,741    3,780     3,328     3,675     3,514     4,065
Total revenue                                          8,815     8,633     8,771    8,419     7,992     8,238     8,131     8,570
Provision for credit losses                            1,401     1,251       800      835     1,210       435       470       420
Gains (losses) on sales of securities                    393        97        (7)      (8)        2        11         6         6

Business exit costs                                        -     1,305         -        -         -         -         -         -
Restructuring charges                                      -         -         -        -         -       550         -         -
Other noninterest expense                              5,324     4,606     4,821    4,654     4,637     4,410     4,413     4,623
Income before income taxes                             2,483     1,568     3,143    2,922     2,147     2,854     3,254     3,533
Income tax expense                                       426       727     1,120    1,052       762     1,025     1,191     1,293
Net income                                             2,057       841     2,023    1,870     1,385     1,829     2,063     2,240
---------------------------------------------------------------------------------------------------------------------------------
Performance ratios
Return on average assets                                1.25%      .52%     1.24%    1.17%      .81%     1.06%     1.23%     1.38%
Return on average common
   shareholders' equity                                16.70      6.78     16.67     15.86     11.57     15.25     17.63     19.59
Total equity to total assets                            7.80      7.83      7.88      8.02      7.42      6.98      6.75      6.90
(period-end)
Total average equity to total                           7.50      7.66      7.43      7.38      7.03      6.97      7.00      7.07
average assets
Dividend payout ratio                                  45.53    106.49     44.35     48.14     65.58     44.83     39.94     37.16
----------------------------------------------------------------------------------------------------------------------------------
Per common share data
Earnings                                              $ 1.31     $ .52    $ 1.26    $ 1.16     $ .85    $ 1.11    $ 1.25    $ 1.34
Diluted earnings                                        1.28       .51      1.24      1.15       .85      1.10      1.23      1.33
Cash dividends paid                                      .60       .56       .56       .56       .56       .50       .50       .50
Book value                                             31.07     31.66     30.75     30.47     29.47     28.69     27.82     27.28
----------------------------------------------------------------------------------------------------------------------------------
Cash basis financial data/(1)/
Earnings                                             $ 2,270   $ 1,060   $ 2,246   $ 2,093   $ 1,599   $ 2,044   $ 2,281   $ 2,457
Earnings per common share                               1.45       .66      1.40      1.30       .98      1.25      1.38      1.47
Diluted earnings per common share                       1.42       .65      1.38      1.28       .98      1.23      1.36      1.46
Return on average assets                               1.38%       .65%     1.37%     1.31%      .94%     1.18%     1.36%     1.52%
Return on average common
   shareholders' equity                                18.43      8.55     18.52     17.75     13.36     17.01     19.49     21.49
----------------------------------------------------------------------------------------------------------------------------------
Operating Basis/(2)/
Income statement
Net interest income                                  $ 5,417   $ 5,204   $ 5,030   $ 4,639   $ 4,664   $ 4,563   $ 4,617   $ 4,505
Net interest income                                    5,505     5,290     5,117     4,721     4,758     4,642     4,695     4,576
   (taxable-equivalent basis)
Noninterest income                                     3,398     3,429     3,741     3,780     3,328     3,675     3,514     4,065
Total revenue                                          8,815     8,633     8,771     8,419     7,992     8,238     8,131     8,570
Total revenue (taxable-equivalent                      8,903     8,719     8,858     8,501     8,086     8,317     8,209     8,641
   basis)
Provision for credit losses                            1,401       856       800       835     1,210       435       470       420
Gains (losses) on sales of                               393        97        (7)       (8)        2        11         6         6
   securities
Other noninterest expense                              5,324     4,606     4,821     4,654     4,637     4,410     4,413     4,623
Income before income taxes                             2,483     3,268     3,143     2,922     2,147     3,404     3,254     3,533
Income tax expense                                       426     1,177     1,120     1,052       762     1,229     1,191     1,293
Net income                                             2,057     2,091     2,023     1,870     1,385     2,175     2,063     2,240
Average diluted common shares
   issued and outstanding (in thousands)           1,602,886 1,634,063 1,632,964 1,631,099 1,638,863 1,661,031 1,676,089 1,688,318
----------------------------------------------------------------------------------------------------------------------------------
Performance ratios
Return on average assets                                1.25%     1.29%     1.24%     1.17%      .81%     1.26%     1.23%     1.38%
Return on average common
   shareholders' equity                                16.70     16.87     16.67     15.86     11.57     18.15     17.63     19.59
Efficiency ratio                                       59.80     52.82     54.44     54.73     57.35     53.01     53.77     53.49
Net interest yield                                      3.95      3.78      3.61      3.39      3.21      3.10      3.23      3.26
Dividend payout ratio                                  45.53     42.79     44.35     48.14     65.58     37.68     39.94     37.16
Shareholder value added                                $ 793     $ 824     $ 791     $ 679     $ 164     $ 953     $ 878   $ 1,086
----------------------------------------------------------------------------------------------------------------------------------
Per common share data
Earnings                                              $ 1.31    $ 1.31    $ 1.26    $ 1.16     $ .85    $ 1.33    $ 1.25    $ 1.34
Diluted earnings                                        1.28      1.28      1.24      1.15       .85      1.31      1.23      1.33
----------------------------------------------------------------------------------------------------------------------------------
Cash basis financial data/(1)/
Earnings                                             $ 2,270   $ 2,310   $ 2,246   $ 2,093   $ 1,599   $ 2,390   $ 2,281   $ 2,457

Earnings per common share                               1.45      1.44      1.40      1.30       .98      1.46      1.38      1.47
Diluted earnings per common share                       1.42      1.41      1.38      1.28       .98      1.44      1.36      1.46
Return on average assets                                1.38%     1.43%     1.37%     1.31%      .94%     1.39%     1.36%     1.52%
Return on average common
   shareholders' equity                                18.43     18.64     18.52     17.75     13.36     19.94     19.49     21.49
Efficiency ratio                                       57.40     50.32     51.92     52.11     54.70     50.43     51.12     50.98
----------------------------------------------------------------------------------------------------------------------------------
Average balance sheet
Total loans and leases                             $ 333,354 $ 357,726 $ 383,500 $ 387,889 $ 399,549  $402,763 $ 391,404 $ 376,584
Total assets                                         651,797   642,184   655,557   648,698   677,458   685,017   672,588   651,019
Total deposits                                       368,171   363,328   363,348   355,618   357,554   356,734   353,426   345,374
Common shareholders' equity                           48,850    49,134    48,640    47,794    47,565    47,660    47,036    45,953
Total shareholders' equity                            48,916    49,202    48,709    47,866    47,639    47,735    47,112    46,030
----------------------------------------------------------------------------------------------------------------------------------
Risk-based capital ratios
  (period-end)
Tier 1 capital                                          8.30%     7.95%     7.90%     7.65%     7.50%     7.32%     7.40%     7.42%
Total capital                                          12.67     12.12     12.09     11.84     11.04     10.80     11.03     11.00
Leverage ratio                                          6.56      6.59      6.50      6.41      6.12      6.06      6.11      6.17
----------------------------------------------------------------------------------------------------------------------------------
Market price per share of common
  stock
Closing                                              $ 62.95   $ 58.40   $ 60.03   $ 54.75   $ 45.88   $ 52.38   $ 43.00   $ 52.44
High                                                   64.99     65.54     62.18     55.94     54.75     57.63     61.00     55.19
Low                                                    52.10     50.25     48.65     45.00     36.31     43.63     42.98     42.31
----------------------------------------------------------------------------------------------------------------------------------

/(1)/ Cash basis calculations exclude goodwill and other intangible amortization expense.

/(2)/ Operating basis excludes provision for credit losses of $395 million and noninterest expense of $1,305 million related to the exit of certain consumer finance businesses in the third quarter of 2001 and restructuring charges of $550 million in the third quarter of 2000.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Table 26 Quarterly Average Balances and Interest Rates-Taxable-Equivalent Basis

                                                                                        Fourth Quarter 2001
                                                                               ---------------------------------------
                                                                                              Interest
                                                                               Average         Income/          Yield/
(Dollars in millions)                                                          Balance         Expense           Rate
                                                                               ---------------------------------------
Earning assets
Time deposits placed and other short-term investments                          $ 7,255           $ 64            3.47%
Federal funds sold and securities purchased under agreements to resell          38,825            253            2.60
Trading account assets                                                          67,535            920            5.43
Securities/(1)/                                                                 71,454          1,090            6.10
Loans and leases/(2)/:
   Commercial - domestic                                                       121,399          2,138            6.99
   Commercial - foreign                                                         23,789            278            4.63
   Commercial real estate - domestic                                            23,051            316            5.45
   Commercial real estate - foreign                                                375              4            4.49
----------------------------------------------------------------------------------------------------------------------
     Total commercial                                                          168,614          2,736            6.44
----------------------------------------------------------------------------------------------------------------------
   Residential mortgage                                                         78,366          1,385            7.05
   Home equity lines                                                            22,227            340            6.07
   Direct/Indirect consumer                                                     38,074            752            7.83
   Consumer finance                                                              5,324            127            9.55
   Bankcard                                                                     18,656            498           10.58
   Foreign consumer                                                              2,093             21            4.02
----------------------------------------------------------------------------------------------------------------------
     Total consumer                                                            164,740          3,123            7.54
----------------------------------------------------------------------------------------------------------------------
        Total loans and leases                                                 333,354          5,859            6.99
----------------------------------------------------------------------------------------------------------------------
Other earning assets                                                            36,782            707            7.67
----------------------------------------------------------------------------------------------------------------------
     Total earning assets/(3)/                                                 555,205          8,893            6.37
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                       23,182
Other assets, less allowance for credit losses                                  73,410
----------------------------------------------------------------------------------------------------------------------
     Total assets                                                            $ 651,797
----------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
Domestic interest-bearing deposits:
   Savings                                                                    $ 20,132             42            0.83
   NOW and money market deposit accounts                                       121,758            426            1.39
   Consumer CDs and IRAs                                                        71,895            898            4.96
   Negotiable CDs, public funds and other time deposits                          5,196             44            3.39
----------------------------------------------------------------------------------------------------------------------
     Total domestic interest-bearing deposits                                  218,981          1,410            2.56
----------------------------------------------------------------------------------------------------------------------
Foreign interest-bearing deposits/(4)/:
   Banks located in foreign countries                                           20,771            170            3.22
   Governments and official institutions                                         2,965             20            2.74
   Time, savings and other                                                      21,858            113            2.06
----------------------------------------------------------------------------------------------------------------------
     Total foreign interest-bearing deposits                                    45,594            303            2.63
----------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits                                        264,575          1,713            2.57
----------------------------------------------------------------------------------------------------------------------
Federal funds purchased, securities sold under
   agreements to repurchase and other short-term borrowings                     87,291            700            3.18
Trading account liabilities                                                     29,921            268            3.55
Long-term debt/(5)/                                                             68,141            707            4.15
----------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities(6)                                     449,928          3,388            2.99
----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing sources:
   Noninterest-bearing deposits                                                103,596
   Other liabilities                                                            49,357
   Shareholders' equity                                                         48,916
----------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                              $ 651,797
----------------------------------------------------------------------------------------------------------------------
Net interest spread                                                                                              3.38
Impact of noninterest-bearing sources                                                                             .57
     Net interest income/yield on earning assets                                              $ 5,505            3.95%
----------------------------------------------------------------------------------------------------------------------

/(1)/ The average balance and yield on securities are based on the average of historical amortized cost balances.
/(2)/ Nonperforming loans are included in the respective average loan balances.
      Income on such nonperforming loans is recognized on a cash basis.
/(3)/ Interest income includes taxable-equivalent basis adjustments of $88, $86, $87 and $82 in the fourth, third, second and first quarters of 2001 and $94 in the fourth quarter of 2000, respectively. Interest income also includes the impact of risk management interest rate contracts, which increased (decreased) interest income on the underlying assets $473, $284, $194 and $27 in the fourth, third, second and first quarters of 2001 and $(31) in the fourth quarter of 2000, respectively. These amounts were substantially offset by corresponding decreases or increases in the income earned on the underlying assets. For further information on interest rate contracts, see "Asset and Liability Management Activities" beginning on page 67.
/(4)/ Primarily consists of time deposits in denominations of $100,000 or more. /(5)/ Long-term debt includes trust preferred securities.
/(6)/ Interest expense includes the impact of risk management interest rate contracts, which (increased) decreased interest expense on the underlying liabilities $(40), $31, $49 and $23 in the fourth, third, second and first quarters of 2001 and $(7) in the fourth quarter of 2000, respectively. These amounts were substantially offset by corresponding decreases or increases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see "Asset and Liability Management Activities" beginning on page 67.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T


      Third Quarter 2001             Second Quarter 2001               First Quarter 2001            Fourth Quarter 2000
------------------------------------------------------------------------------------------------------------------------------
             Interest                    Interest                             Interest                     Interest
 Average     Income/   Yield/    Average Income/      Yield/    Average        Income/   Yield/   Average   Income/    Yield/
 Balance     Expense    Rate     Balance Expense       Rate     Balance        Expense    Rate    Balance   Expense     Rate
------------------------------------------------------------------------------------------------------------------------------


  $ 5,881       $ 71    4.84%   $ 7,085    $ 81        4.58%     $ 6,675        $ 102      6.17%  $  5,663    $ 99      6.96%
   36,133        321    3.54     33,859     405        4.79       31,903          435      5.48     37,936     551      5.79
   68,258        937    5.46     67,311     944        5.62       62,491          852      5.49     53,251     758      5.68
   58,930        902    6.12     55,719     909        6.53       55,221          860      6.26     79,501   1,205      6.05
  129,673      2,343    7.17    139,096   2,585        7.45      144,404        2,813      7.90    147,336   3,034      8.19
   25,267        353    5.54     27,449     421        6.14       29,540          515      7.06     30,408     560      7.32
   24,132        395    6.50     25,293     459        7.28       25,989          530      8.27     27,220     622      9.09
      366          5    5.78        352       5        6.64          300            6      7.82        264       6      8.44
------------------------------------------------------------------------------------------------------------------------------
  179,438      3,096    6.85    192,190   3,470        7.24      200,233        3,864      7.82    205,228   4,222      8.18
------------------------------------------------------------------------------------------------------------------------------
   80,526      1,457    7.22     84,346   1,546        7.34       82,710        1,532      7.43     92,679   1,733      7.47
   22,115        394    7.06     21,958     424        7.75       21,744          467      8.71     21,117     483      9.11
   39,481        753    7.56     40,117     736        7.35       40,461          784      7.86     40,390     843      8.30
   16,358        359    8.77     26,843     608        9.06       25,947          589      9.08     25,592     570      8.91
   17,632        493   11.11     15,755     445       11.32       14,464          443     12.41     12,295     384     12.43
    2,176         28    5.28      2,291      35        6.20        2,330           43      7.54      2,248      48      8.49
------------------------------------------------------------------------------------------------------------------------------
  178,288      3,484    7.78    191,310   3,794        7.94      187,656        3,858      8.29    194,321   4,061      8.34
------------------------------------------------------------------------------------------------------------------------------
  357,726      6,580    7.31    383,500   7,264        7.59      387,889        7,722      8.05    399,549   8,283      8.26
------------------------------------------------------------------------------------------------------------------------------
   30,180        597    7.89     20,154     409        8.11       17,248          352      8.28     14,828     335      9.00
------------------------------------------------------------------------------------------------------------------------------
  557,108      9,408    6.72    567,628  10,012        7.07      561,427       10,323      7.42    590,728  11,231      7.58

   20,753                        23,232                           23,020                            23,458
   64,323                        64,697                           64,251                            63,272
------------------------------------------------------------------------------------------------------------------------------
$ 642,184                     $ 655,557                        $ 648,698                        $  677,458
------------------------------------------------------------------------------------------------------------------------------
 $ 20,076         53    1.04   $ 20,222      57        1.14     $ 20,406           61      1.21   $ 22,454      80      1.42
  116,638        588    2.00    113,031     676        2.40      107,015          808      3.06    101,376     788      3.09
   73,465        918    4.95     74,777     969        5.20       77,772        1,068      5.57     78,298   1,105      5.62
    5,085         57    4.44      6,005      81        5.37        7,137          108      6.16      7,570     127      6.68
------------------------------------------------------------------------------------------------------------------------------
  215,264      1,616    2.98    214,035   1,783        3.34      212,330        2,045      3.91    209,698   2,100      3.98
------------------------------------------------------------------------------------------------------------------------------
   24,097        257    4.22     24,395     294        4.82       24,358          332      5.53     26,223     424      6.43
    3,533         35    3.90      3,983      45        4.53        3,993           52      5.27      5,884      61      4.14
   23,847        189    3.16     23,545     241        4.13       22,506          284      5.11     24,064     339      5.62
------------------------------------------------------------------------------------------------------------------------------
   51,477        481    3.71     51,923     580        4.49       50,857          668      5.32     56,171     824      5.84
------------------------------------------------------------------------------------------------------------------------------
  266,741      2,097    3.12    265,958   2,363        3.57      263,187        2,713      4.18    265,869   2,924      4.38
------------------------------------------------------------------------------------------------------------------------------
   89,042        869    3.87     98,898   1,221        4.95       94,792        1,377      5.89    122,680   1,942      6.30
   30,913        285    3.66     30,710     312        4.07       28,407          290      4.14     27,548     285      4.13
   67,267        867    5.15     69,416     999        5.76       73,752        1,222      6.63     73,041   1,322      7.24
------------------------------------------------------------------------------------------------------------------------------
  453,963      4,118    3.61    464,982   4,895        4.22      460,138        5,602      4.92    489,138   6,473      5.27
------------------------------------------------------------------------------------------------------------------------------
   96,587                        97,390                           92,431                            91,685
   42,432                        44,476                           48,263                            48,996
   49,202                        48,709                           47,866                            47,639
------------------------------------------------------------------------------------------------------------------------------
$ 642,184                     $ 655,557                        $ 648,698                        $  677,458
------------------------------------------------------------------------------------------------------------------------------
                        3.11                           2.85                                2.50                         2.31
                         .67                            .76                                 .89                          .90
------------------------------------------------------------------------------------------------------------------------------
             $ 5,290    3.78%           $ 5,117        3.61%                  $ 4,721      3.39%           $ 4,758      3.21%
------------------------------------------------------------------------------------------------------------------------------

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

2000 Compared to 1999

The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 2000 and 1999. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 78 through 119.

Overview

Net income totaled $7.5 billion, or $4.52 per common share (diluted), in 2000 compared to $7.9 billion, or $4.48 per common share (diluted), in 1999. The return on average common shareholders' equity was 15.96 percent, a decrease of 97 basis points.

The Corporation's operating earnings, which excluded merger and restructuring charges, totaled $7.9 billion, or $4.72 per common share (diluted), in 2000 compared to $8.2 billion, or $4.68 per common share (diluted) in 1999. Excluding merger and restructuring charges, the return on average common shareholders' equity decreased 100 basis points to 16.70 percent in 2000. SVA, excluding merger and restructuring charges, decreased $463 million to $3.1 billion in 2000.

Business Segment Operations

Consumer and Commercial Banking

Revenue remained essentially unchanged at $20.0 billion, as growth in noninterest income was offset by a decline in net interest income. Net interest income declined $231 million, or two percent, to $12.6 billion as loan growth was offset by spread compression. Strong card income growth and higher service charges were partially offset by lower mortgage banking income, resulting in a $196 million, or three percent, increase in noninterest income. Cash basis earnings remained essentially flat at $5.2 billion. SVA increased $121 million, or four percent, driven by the decline in the cost of capital.

Asset Management

Revenue increased $190 million, or eight percent, driven by increases in both net interest income and noninterest income. Net interest income increased $56 million, or nine percent, due to strong loan growth in the commercial loan portfolio. The $134 million, or eight percent, increase in noninterest income was primarily due to increased investment and brokerage fees driven by new asset management business and market growth combined with productivity increases in consumer brokerage, partially offset by gains in 1999 on the disposition of certain businesses. Cash basis earnings increased $109 million, or 21 percent, primarily driven by higher revenue. SVA increased $110 million, or 35 percent, driven by the increase in cash basis earnings.

Global Corporate and Investment Banking

Revenue increased $658 million, or nine percent, driven by increases in both net interest income and noninterest income. Net interest income increased $318 million, or nine percent, as a result of higher trading-related activities and increases in the commercial-domestic loan portfolio. The $340 million, or eight percent, increase in noninterest income was due to continued growth in equities and equity derivatives trading, equity underwriting and advisory services. Cash basis earnings decreased $163 million, or eight percent, as the increase in revenue was more than offset by increases in the provision for credit losses and noninterest expense. The provision for credit losses increased $538 million due to credit quality deterioration in the commercial-domestic loan portfolio. Noninterest expense increased $357 million, or eight percent, primarily from higher revenue-related incentive compensation and costs related to the rationalization of operations in Colombia and Venezuela. SVA declined $182 million, or 35 percent, primarily driven by the decline in cash basis earnings.

Equity Investments

Revenue increased $174 million, or 25 percent, as the increase in noninterest income more than offset the decrease in net interest income. Net interest income, which primarily consists of the funding cost associated with the carrying value of investments, decreased $56 million. Equity investment gains increased $247 million to $993 million, with $832 million in Principal Investing and $161 million in the strategic investments portfolio. Cash basis earnings increased $130 million as a result of the increase in revenue. SVA increased $71 million, as the increase in cash basis earnings was partially offset by an increase in the cost of capital.

Net Interest Income

Net interest income on a taxable-equivalent basis increased $329 million to $18.7 billion. Managed loan growth, particularly in consumer products, and higher levels of customer-based deposits and equity were partially offset by spread compression, the cost of share repurchases and a decrease in auto lease financing contributions.

     The net interest yield decreased 25 basis points to 3.20 percent in 2000 compared to 3.45 percent in 1999, mainly due to spread compression, the cost of share repurchases and deterioration in auto lease residual values.

Noninterest Income

Noninterest income increased three percent to $14.6 billion in 2000 compared to $14.2 billion in 1999, primarily reflecting higher levels of trading account profits, card income, equity investment gains, service charges, investment and brokerage services and investment banking income, partially offset by declines in other income and mortgage banking income.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Provision for Credit Losses

The provision for credit losses was $2.5 billion in 2000 compared to $1.8 billion in 1999. The increase in the provision for credit losses was primarily due to an increase in net charge-offs. Net charge-offs were $2.4 billion in 2000 compared to $2.0 billion in 1999. The increase was primarily driven by deterioration of credit quality in the commercial-domestic loan portfolio and overall portfolio growth.

Noninterest Expense

Noninterest expense remained essentially unchanged at $18.6 billion in 2000 as increases due to inflation and business growth were offset by productivity and investment initiatives.

Income Taxes

The Corporation's income tax expense for both 2000 and 1999 was $4.3 billion. The effective tax rates for 2000 and 1999 were 36.2 percent and 35.5 percent, respectively.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 was effective for business combinations initiated after June 30, 2001. SFAS 141 requires that all business combinations completed after its adoption be accounted for under the purchase method of accounting and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS 142 became effective for the Corporation on January 1, 2002 and primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. SFAS 142 requires that goodwill be recorded at the reporting unit level. Reporting units are defined as an operating segment or one level below. The Corporation has determined its reporting units and assigned goodwill to them. The Corporation has evaluated the lives of intangible assets as required by SFAS 142 and determined that no change will be made regarding lives upon adoption. SFAS 142 prohibits the amortization of goodwill but requires that it be tested for impairment at least annually at the reporting unit level. The impairment test will be performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of a reporting unit exceeds its fair value an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Management does not anticipate that an impairment charge will be recorded as a result of the adoption of SFAS 142. Based on amortization expense recorded in 2001, the Corporation estimates that the elimination of goodwill amortization expense will increase net income by approximately $600 million, or approximately $0.37 per common share (diluted).

     In June 2001, the FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Corporation does not expect the adoption of this pronouncement to have a material impact on its results of operations or financial condition.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Corporation does not expect the adoption of this pronouncement to have a material impact on its results of operations or financial condition.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Report of Management

The management of Bank of America Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly the Corporation's financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the consolidated financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments giving due consideration to materiality.

     The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 2001, management believes that the internal controls are in place and operating effectively.

     The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control and acts as an integral, but independent, part of the system of internal controls.

     The independent accountants were engaged to perform an independent audit of the consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation's accounting policies and procedures and the effectiveness of the related internal control system. An independent audit provides an objective review of management's responsibility to report operating results and financial condition. Their report appears on page 77.

     The Board of Directors discharges its responsibility for the Corporation's consolidated financial statements through its Audit Committee. The Audit Committee meets periodically with the independent accountants, internal auditors and management. Both the independent accountants and internal auditors have direct access to the Audit Committee to discuss the scope and results of their work, the adequacy of internal accounting controls and the quality of financial reporting.

[GRAPHIC]

Kenneth D. Lewis

Chairman of the Board and Chief Executive Officer

[GRAPHIC]

Vice Chairman and Chief Financial Officer

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Report of Independent Accountants

To the Board of Directors and Shareholders of Bank of America Corporation:


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

[GRAPHIC]

Charlotte, North Carolina January 18, 2002

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Consolidated Statement of Income
Bank of America Corporation and Subsidiaries

                                                                            Year Ended December 31
                                                                    -------------------------------
(Dollars in millions, except per share information)                     2001        2000       1999
                                                                    -------------------------------
Interest income

Interest and fees on loans and leases                               $ 27,166    $ 31,818   $ 27,588
Interest and dividends on securities                                   3,706       5,006      4,708
Federal funds sold and securities purchased under agreements to
resell                                                                 1,414       2,354      1,666
Trading account assets                                                 3,623       2,725      2,077
Other interest income                                                  2,384       1,262      1,174
----------------------------------------------------------------------------------------------------
   Total interest income                                              38,293      43,165     37,213
----------------------------------------------------------------------------------------------------
Interest expense

Deposits                                                               8,886      11,007      9,002
Short-term borrowings                                                  4,167       7,957      5,826
Trading account liabilities                                            1,155         892        658
Long-term debt                                                         3,795       4,960      3,600
----------------------------------------------------------------------------------------------------
   Total interest expense                                             18,003      24,816     19,086
----------------------------------------------------------------------------------------------------
Net interest income                                                   20,290      18,349     18,127
Noninterest income
Consumer service charges                                               2,866       2,654      2,550
Corporate service charges                                              2,078       1,889      1,790
----------------------------------------------------------------------------------------------------
   Total service charges                                               4,944       4,543      4,340
----------------------------------------------------------------------------------------------------
Consumer investment and brokerage services                             1,546       1,466      1,334
Corporate investment and brokerage services                              566         463        414
----------------------------------------------------------------------------------------------------
   Total investment and brokerage services                             2,112       1,929      1,748
----------------------------------------------------------------------------------------------------
Mortgage banking income                                                  593         512        648
Investment banking income                                              1,579       1,512      1,411
Equity investment gains                                                  291       1,054        833
Card income                                                            2,421       2,229      2,006
Trading account profits/(1)/                                           1,842       1,923      1,605
Other income                                                             566         880      1,588
----------------------------------------------------------------------------------------------------
   Total noninterest income                                           14,348      14,582     14,179
----------------------------------------------------------------------------------------------------
Total revenue                                                         34,638      32,931     32,306
Provision for credit losses                                            4,287       2,535      1,820
Gains on sales of securities                                             475          25        240
Noninterest expense
Personnel                                                              9,829       9,400      9,308
Occupancy                                                              1,774       1,682      1,627
Equipment                                                              1,115       1,173      1,346
Marketing                                                                682         621        537
Professional fees                                                        564         452        630
Amortization of intangibles                                              878         864        888
Data processing                                                          776         667        763
Telecommunications                                                       484         527        549
Other general operating                                                2,687       2,114      1,820
General administrative and other                                         615         583        518
Business exit costs                                                    1,305           -          -
Merger and restructuring charges                                           -         550        525
----------------------------------------------------------------------------------------------------
   Total noninterest expense                                          20,709      18,633     18,511
----------------------------------------------------------------------------------------------------
Income before income taxes                                            10,117      11,788     12,215
Income tax expense                                                     3,325       4,271      4,333
----------------------------------------------------------------------------------------------------
Net income                                                           $ 6,792     $ 7,517    $ 7,882
----------------------------------------------------------------------------------------------------
Net income available to common shareholders                          $ 6,787     $ 7,511    $ 7,876
----------------------------------------------------------------------------------------------------
Per share information

Earnings per common share                                             $ 4.26      $ 4.56     $ 4.56
----------------------------------------------------------------------------------------------------
Diluted earnings per common share                                     $ 4.18      $ 4.52     $ 4.48
----------------------------------------------------------------------------------------------------
Dividends per common share                                            $ 2.28      $ 2.06     $ 1.85
----------------------------------------------------------------------------------------------------
Average common shares issued and outstanding (in thousands)        1,594,957   1,646,398  1,726,006
----------------------------------------------------------------------------------------------------

 /(1)/ Trading account profits for 2001 included the $83 million transition adjustment loss resulting from the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) on January 1, 2001.

See accompanying notes to consolidated financial statements.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Consolidated Balance Sheet
Bank of America Corporation and Subsidiaries

                                                                                                  December 31
                                                                                         ------------------------------
(Dollars in millions)                                                                      2 0 0 1           2 0 0 0
                                                                                         ------------------------------

Assets

Cash and cash equivalents                                                                 $ 26,837          $ 27,513
Time deposits placed and other short-term investments                                        5,932             5,448
Federal funds sold and securities purchased under agreements to resell(includes $27,910
   and $24,622 pledged as collateral)                                                       28,108            28,055
Trading account assets (includes $22,550 and $21,216 pledged as collateral)                 47,344            43,041
Derivative assets                                                                           22,147            15,534
Securities:
   Available-for-sale (includes $37,422 and $40,674 pledged as collateral)                  84,450            64,651
   Held-to-maturity, at cost (market value - $1,009 and $1,133)                              1,049             1,187
   -----------------------------------------------------------                            ----------        ---------
     Total securities                                                                       85,499            65,838
     --------------------                                                                 ----------        ---------
Loans and leases                                                                           329,153           392,193
Allowance for credit losses                                                                 (6,875)           (6,838)
--------------------------------                                                          ----------        ----------
     Loans and leases, net of allowance for credit losses                                  322,278           385,355
     -----------------------------------------------------                                ----------        ----------
Premises and equipment, net                                                                  6,414             6,433
Interest receivable                                                                          2,800             4,432
Mortgage banking assets                                                                      3,886             3,762
Goodwill                                                                                    10,854            11,643
Core deposits and other intangibles                                                          1,294             1,499
Other assets                                                                                58,371            43,638
--------------                                                                           -----------        ----------
        Total assets                                                                      $621,764          $642,191
        --------------                                                                   -----------        ----------
Liabilities

Deposits in domestic offices:
  Noninterest-bearing                                                                     $112,064          $ 98,722
  Interest-bearing                                                                         220,703           211,978
Deposits in foreign offices:
  Noninterest-bearing                                                                        1,870             1,923
  Interest-bearing                                                                          38,858            51,621
  ----------------                                                                       -----------        ----------
     Total deposits                                                                        373,495           364,244
     ---------------                                                                     -----------        ----------
Federal funds purchased and securities sold under agreements to repurchase                  47,727            49,411
Trading account liabilities                                                                 19,452            20,947
Derivative liabilities                                                                      14,868            22,402
Commercial paper                                                                             1,558             6,955
Other short-term borrowings                                                                 20,659            35,243
Accrued expenses and other liabilities                                                      27,459            22,859
Long-term debt                                                                              62,496            67,547
Trust preferred securities                                                                   5,530             4,955
--------------------------------                                                         -----------        -----------
     Total liabilities                                                                     573,244           594,563
     --------------------------------                                                    -----------        -----------
Commitments and contingencies (Notes Twelve and Fifteen)

Shareholders' equity

Preferred stock, $0.01 par value; authorized - 100,000,000 shares; issued and
   outstanding -1,514,478 and 1,692,172 shares                                                  65                72


Common stock, $0.01 par value; authorized - 5,000,000,000 shares; issued and
   outstanding -   1,559,297,220 and 1,613,632,036 shares                                    5,076             8,613
Retained earnings                                                                           42,980            39,815
Accumulated other comprehensive income (loss)                                                  437              (746)
Other                                                                                          (38)             (126)
-------                                                                                  -----------       -----------
     Total shareholders' equity                                                             48,520            47,628
     ---------------------------                                                         -----------       -----------
        Total liabilities and shareholders' equity                                        $621,764          $642,191
       --------------------------------------------                                      -----------       -----------

See accompanying notes to consolidated financial statements.

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Consolidated Statement of Changes in Shareholders' Equity
Bank of America Corporation and Subsidiaries

                                                                                      Accumulated               Total
                                                                                            Other              Share-
                                           Preferred     Common Stock      Retained Comprehensive             holders'Comprehensive
                                                         --------------
(Dollars in millions, shares in thousands)     Stock     Shares   Amount   Earnings  Income(Loss)/(1)/ Other   Equity        Income
                                           -----------------------------------------------------------------------------------------
Balance, December 31, 1998                     $ 83   1,724,484   $14,837  $30,998         $ 152      $(132)  $45,938
Net income                                                                   7,882                              7,882       $ 7,882
Other comprehensive loss, net of
tax:
   Net unrealized losses on
     available-for-sale and
     marketable
     equity securities                                                                    (2,773)              (2,773)      (2,773)
   Net unrealized losses on foreign
     currency translation adjustments                                                        (37)                 (37)         (37)
                                                                                                                            --------
Comprehensive income                                                                                                        $ 5,072
                                                                                                                            --------
Cash dividends:
   Common                                                                   (3,193)                            (3,193)
   Preferred                                                                    (6)                               (6)
Common stock issued under
   employee plans                                        30,501     1,423                              (265)    1,158
Common stock repurchased                                (78,000)   (4,858)                                     (4,858)
Conversion of preferred stock                    (6)        284         6
Other                                                         4       263                                58       321
------------------------------------            ----- ----------  --------  --------     --------     ------- --------
Balance, December 31, 1999                     $ 77   1,677,273   $11,671  $35,681       $(2,658)     $(339)  $44,432
----------------------------                    ----- ----------  -------- --------      --------     ------- --------
Net income                                                                   7,517                              7,517       $ 7,517
Other comprehensive income, net of tax:
   Net unrealized gains on
     available-for-sale and marketable
     equity securities                                                                     1,910                1,910         1,910
   Net unrealized gains on foreign
     currency translation adjustment                                                           2                    2             2
                                                                                                                            --------
Comprehensive income                                                                                                        $ 9,429
                                                                                                                            --------
Cash dividends:
   Common                                                                   (3,382)                            (3,382)
   Preferred                                                                    (6)                                (6)
Common stock issued under
   employee plans                                         3,781        68                               226       294
Common stock repurchased                                (67,577)   (3,256)                                     (3,256)
Conversion of preferred stock                    (5)        177         5
Other                                                       (22)      125        5                      (13)      117
----------------------------                   ------ ----------- -------- --------     ---------     ------- --------
Balance, December 31, 2000                     $ 72   1,613,632   $ 8,613  $39,815        $ (746)     $(126)  $47,628
----------------------------                   ------ ----------- -------- --------     ---------     ------- --------
Net income                                                                   6,792                              6,792       $ 6,792
Other comprehensive income, net of tax:
tax:
   Net unrealized gains on
     available-for-sale and marketable
     equity securities                                                                        80                   80            80
   Net unrealized gains on foreign
     currency translation adjustments                                                         15                   15            15
   Net gains on derivatives                                                                1,088                1,088         1,088
                                                                                                                            --------
Comprehensive income                                                                                                        $ 7,975
                                                                                                                            --------
Cash dividends:
   Common                                                                   (3,627)                            (3,627)
   Preferred                                                                    (5)                                (5)
Common stock issued under
   employee plans                                        27,301     1,059                                62     1,121
Common stock repurchased                                (81,939)   (4,716)                                     (4,716)
Conversion of preferred stock                    (7)        298         7
Other                                                         5       113        5                       26       144
----------------------------                  ------- ----------- -------- --------     ---------      ------ --------
Balance, December 31, 2001                     $ 65   1,559,297   $ 5,076  $42,980         $ 437       $(38)  $48,520
----------------------------                  ------- ----------- -------  --------     ---------      ------ --------

/(1)/ Accumulated Other Comprehensive Income (Loss) consists of the after-tax valuation allowance for available-for-sale and marketable equity securities of $(480), $(560) and $(2,470) at December 31, 2001, 2000,
       and 1999, respectively; foreign currency translation adjustments of $(171), $(186) and $(188) at December 31, 2001, 2000, and 1999,
       respectively; and net gains on derivatives of $1,088 at December 31, 2001.

See accompanying notes to consolidated financial statements.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Consolidated Statement of Cash Flows
Bank of America Corporation and Subsidiaries


                                                                              Year Ended December 31
                                                                           ----------------------------
(Dollars in millions)                                                      2001        2000        1999
                                                                           ----------------------------
Operating activities

Net income                                                             $  6,792     $ 7,517     $ 7,882
Reconciliation of net income to net cash provided by (used in)
   operating activities:
     Provision for credit losses                                          4,287       2,535       1,820
     Gains on sales of securities                                         (475)         (25)       (240)
     Business exit costs                                                  1,305           -           -
     Merger and restructuring charges                                         -         550         525
     Depreciation and premises improvements amortization                    854         920       1,029
     Amortization of intangibles                                            878         864         888
     Deferred income tax (benefit) expense                                (563)         647       2,459
     Net (increase) decrease in trading and hedging instruments        (19,865)       2,119       7,640
     Net (increase) decrease in interest receivable                       1,632        (658)        (51)
     Net (increase) decrease in other assets                           (10,911)     (10,055)      2,611
     Net increase (decrease) in interest payable                        (1,254)         575         332
     Net increase (decrease) in accrued expenses and other liabilities    6,323       1,234     (13,326)
     Other operating activities, net                                    (1,829)      (2,489)     (1,746)
-------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities            (12,826)       3,734       9,823
-------------------------------------------------------------------------------------------------------
Investing activities

Net (increase) decrease in time deposits placed and other short-term
investments                                                                (484)       (685)      1,625

Net (increase) decrease in federal funds sold and securities purchased
under agreements to resell                                                  (53)      9,857     (10,782)
Proceeds from sales of available-for-sale securities                    125,824      34,671      38,587
Proceeds from maturities of available-for-sale securities                11,722       6,396      10,003
Purchases of available-for-sale securities                             (126,537)    (19,132)    (48,917)
Proceeds from maturities of held-to-maturity securities                     145         380         575
Proceeds from sales and securitizations of loans and leases              10,781      15,751      15,717
Other changes in loans and leases, net                                   18,201     (43,070)    (32,302)
Purchases and originations of mortgage banking assets                    (1,148)       (208)     (2,258)
Net purchases of premises and equipment                                    (835)       (642)       (465)
Proceeds from sales of foreclosed properties                                353         260         350
(Acquisition) and divestiture of business activities, net                  (417)        843      (1,212)
-------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                 37,552       4,421     (29,079)
-------------------------------------------------------------------------------------------------------
Financing activities

Net increase (decrease) in deposits                                       9,251      17,155      (8,299)
Net increase (decrease) in federal funds purchased and securities
   sold under agreements to repurchase                                   (1,684)    (25,150)      7,018
Net increase (decrease) in commercial paper and other short-term
borrowings                                                              (19,981)     (5,376)     16,214
Proceeds from issuance of long-term debt                                 14,853      23,451      17,630
Retirement of long-term debt                                            (20,619)    (11,078)     (7,763)
Proceeds from issuance of common stock                                    1,121         294       1,158
Common stock repurchased                                                 (4,716)     (3,256)     (4,858)
Cash dividends paid                                                      (3,632)     (3,388)     (3,199)
Other financing activities, net                                              62        (218)         12
-------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                (25,345)     (7,566)     17,913
-------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                (57)        (65)         55
-------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                       (676)        524      (1,288)
Cash and cash equivalents at January 1                                   27,513      26,989      28,277
-------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at December 31                            $ 26,837    $ 27,513    $ 26,989
-------------------------------------------------------------------------------------------------------
Supplemental cash flow disclosures
Cash paid for interest                                                 $ 19,257    $ 24,241    $ 18,754
Cash paid for income taxes                                                3,121       2,130       1,595
-------------------------------------------------------------------------------------------------------

Net loans and leases transferred to (from) loans held for sale amounted to $428 and $(247) in 2001 and 2000, respectively. There were no transfers during 1999. Loans transferred to foreclosed properties amounted to $533, $380 and $305 in 2001, 2000 and 1999, respectively.

Loans and loans held for sale securitized and retained in the available-for-sale securities portfolio amounted to $29,985, $2,483 and $6,682 in 2001, 2000 and 1999, respectively. There were no material noncash assets acquired or liabilities assumed in acquisitions in 2001 and 2000. The fair value of noncash assets acquired and liabilities assumed in acquisitions during 1999 was approximately $1,557 and $74, respectively, net of cash acquired.

See accompanying notes to consolidated financial statements.

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

Bank of America Corporation and Subsidiaries

     Bank of America Corporation (the Corporation) is a Delaware corporation, a bank holding company and a financial holding company. Through its banking and nonbanking subsidiaries, the Corporation provides a diverse range of financial services and products throughout the U.S. and in selected international markets. At December 31, 2001, the Corporation operated its banking activities primarily under two charters: Bank of America, N.A. and Bank of America, N.A. (USA).


Note 1 Significant Accounting Policies

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

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates made by management are discussed in these notes as applicable.

Recently Issued Accounting Pronouncements

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of Financial Accounting Standards Board Statement No. 133," and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133," was adopted by the Corporation on January 1, 2001. The impact of adopting SFAS 133 to net income was a loss of $52 million (net of related income tax benefits of $31 million), and a net transition gain of $9 million (net of related income taxes of $5 million) included in other comprehensive income on January 1, 2001. Because the transition adjustment was not material to the Corporation's overall results, the before-tax charge to earnings was included in trading account profits in noninterest income rather than shown separately as the cumulative effect of an accounting change. Further, the initial adoption of SFAS 133 resulted in the Corporation recognizing on the balance sheet $577 million of derivative assets and $514 million of derivative liabilities.

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125" (SFAS 140). SFAS 140 was effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not have a material impact on the Corporation's results of operations or financial condition.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 was effective for business combinations initiated after June 30, 2001. SFAS 141 requires that all business combinations completed after its adoption be accounted for under the purchase method of accounting and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS 142 became effective for the Corporation on January 1, 2002 and primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. SFAS 142 requires that goodwill be recorded at the reporting unit level. Reporting units are defined as an operating segment or one level below. The Corporation has determined its reporting units and assigned goodwill to them. The Corporation has evaluated the lives of intangible assets as required by SFAS 142 and determined that no change will be made regarding lives upon adoption. SFAS 142 prohibits the amortization of goodwill but requires that it be tested for impairment at least annually at the reporting unit level. The impairment test will be performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of a reporting unit exceeds its fair value an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Management does not anticipate that an impairment charge will be recorded as a result of the adoption of SFAS 142. Based on amortization expense recorded in 2001, the Corporation estimates that the elimination of goodwill amortization expense will increase net income by approximately $600 million, or approximately $0.37 per common share (diluted).

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     In June 2001, the FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Corporation does not expect the adoption of this pronouncement to have a material impact on its results of operations or financial condition.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Corporation does not expect the adoption of this pronouncement to have a material impact on its results of operations or financial condition.

Cash and Cash Equivalents

Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

     Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The Corporation's policy is to obtain the use of securities purchased under agreements to resell. The market value of the underlying securities, which collateralize the related receivable on agreements to resell, is monitored, including accrued interest, and additional collateral is requested when deemed appropriate.

Collateral

The Corporation has accepted collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2001, the fair value of this collateral was approximately $30.4 billion of which $21.5 billion was sold or repledged. At December 31, 2000, the fair value of this collateral was approximately $25.1 billion of which $22.7 billion was sold or repledged. The primary source of this collateral is reverse repurchase agreements. The Corporation pledges securities as collateral in transactions that are primarily repurchase agreements, public and trust deposits, treasury tax and loan and other short-term borrowings. This collateral can be sold or repledged by the counterparties to the transactions.

     In addition, the Corporation obtains collateral in connection with its derivative activities. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities.

Trading Instruments

Financial instruments utilized in trading activities are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Realized and unrealized gains and losses are recognized in trading account profits.

Derivatives and Hedging Activities

All derivatives are recognized on the balance sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The Corporation designates a derivative as held for trading or hedging purposes when it enters into a derivative contract. Derivatives designated as held for trading activities are included in the Corporation's trading portfolio with changes in fair value reflected in trading account profits.

     The Corporation uses its derivatives designated for hedging activities as either fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. The Corporation primarily manages interest rate and foreign currency exchange rate sensitivity through the use of derivatives. Fair value hedges are used to limit the Corporation's exposure to changes in the fair value of its interest-bearing assets or liabilities that are due to interest rate volatility. Cash flow hedges are used to minimize the variability in cash flows of interest-bearing assets or liabilities or anticipated transactions caused by interest rate fluctuations. Changes in the fair value of derivatives designated for hedging activities that are highly effective as hedges are recorded in earnings or other comprehensive income, depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge, respectively. A highly effective hedging relationship is one in which the Corporation achieves offsetting changes in fair value or cash flows between 80 percent and 120 percent for the risk being hedged. Hedge ineffectiveness and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings. SFAS 133 retains certain concepts under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," (SFAS 52) for foreign currency exchange hedging. Consistent with SFAS 52, the Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations as a component of other comprehensive income.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     The Corporation occasionally purchases or issues financial instruments containing embedded derivatives. The embedded derivative is separated from the host contract and carried at fair value if the economic characteristics of the derivative are not clearly and closely related to the economic characteristics of the host contract. To the extent that the Corporation cannot reliably identify and measure the embedded derivative, the entire contract is carried at fair value on the balance sheet with changes in fair value reflected in earnings.

     The Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. Additionally, the Corporation uses regression analysis at the hedge's inception and quarterly thereafter to assess whether the derivative used in its hedging transaction is expected to be or has been highly effective in offsetting changes in the fair value or cash flows of the hedged items. The Corporation discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value in earnings.

     If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item's then carrying amount and its face amount is recognized into income over the original hedge period. Similarly, if a derivative instrument in a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other comprehensive income are reclassified into earnings in the same period during which the hedged item affects income.

Securities

Debt securities are classified based on management's intention on the date of purchase. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities that are bought and held principally for the purpose of resale in the near term are classified as trading instruments and are stated at fair value with unrealized gains and losses included in trading account profits. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

     Marketable equity securities, which are included in other assets, are carried at fair value. Net unrealized gains and losses are included in shareholders' equity, net of tax; income is included in noninterest income. Venture capital investments for which there are active market quotes are carried at estimated fair value, subject to liquidity discounts, sales restrictions or regulatory rules. Net unrealized gains and losses are recorded in non-interest income. Venture capital investments for which there are not active market quotes are initially valued at cost. Subsequently, these investments are adjusted to reflect changes in valuation as a result of initial public offerings or other-than-temporary declines in value.

Loans and Leases

Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Unearned income, discounts and premiums are amortized to income using methods that approximate the interest method.

     The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged and direct financing leases is amortized over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses is management's estimate of probable incurred credit losses in the lending portfolios. Additions to the allowance for credit losses are made by charges to the provision for credit losses. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged off amounts are credited to the allowance for credit losses.

     The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify inherent risks and to assess the overall collectibility of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer loans, is based on aggregated portfolio segment evaluations generally by loan type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to, historical loss experience, anticipated defaults or foreclosures based on portfolio trends, delinquencies and credit scores, and expected loss factors by loan type. The remaining portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation's internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information (including individual valuations on nonperforming loans in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS
114)) result in the estimation of specific allowances for credit losses.

     If necessary, an allowance for credit losses is established for individual impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Once a loan has been identified as individually impaired, management measures impairment in accordance with

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

SFAS 114. Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in impaired loans exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for credit losses.

     Portions of the allowance for credit losses are assigned to cover the estimated probable incurred credit losses in each loan and lease category based on the results of the Corporation's detail review process described above. The assigned portion continues to be weighted toward the commercial loan portfolio, which reflects a higher level of nonperforming loans and the potential for higher individual losses. The remaining or unassigned portion of the allowance for credit losses, determined separately from the procedures outlined above, addresses certain industry and geographic concentrations, including global economic conditions. This procedure helps to minimize the risk related to the margin of imprecision inherent in the estimation of the assigned allowance for credit losses. Due to the subjectivity involved in the determination of the unassigned portion of the allowance for credit losses, the relationship of the unassigned component to the total allowance for credit losses may fluctuate from period to period. Management evaluates the adequacy of the allowance for credit losses based on the combined total of the assigned and unassigned components.

Nonperforming Loans

Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming loans unless well-secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties are classified as nonperforming until the loan is performing for an adequate period of time under the restructured agreement. Interest accrued but not collected is reversed when a commercial loan is classified as nonperforming. Interest collections on commercial nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received.

     Credit card loans are charged off at 180 days past due or 60 days from notification of bankruptcy filing and are not classified as nonperforming. Unsecured loans and deficiencies in personal property secured loans are charged off at 120 days past due and not classified as nonperforming. Real estate secured consumer loans are classified as nonperforming at 90 days past due. The amount deemed uncollectible on real estate secured loans is charged off at 180 days past due.

Loans Held for Sale

Loans held for sale include consumer finance, residential mortgage, commercial real estate and other loans and are carried at the lower of aggregate cost or market value. Loans held for sale are included in other assets.

Foreclosed Properties

Assets are classified as foreclosed properties and included in other assets upon actual foreclosure or when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place.

     Foreclosed properties are carried at the lower of the recorded amount of the loan or lease for which the property previously served as collateral, or the fair value of the property less estimated costs to sell. Prior to foreclosure, any write-downs, if necessary, are charged to the allowance for credit losses.

     Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of foreclosed properties are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized principally using the straight-line method over the estimated useful lives of the assets.

Mortgage Banking Assets

In the first quarter of 2001, the Corporation amended certain of its Mortgage Selling and Servicing Contracts whereby its previously reported mortgage servicing rights were bifurcated into two components: servicing assets and Excess Spread Certificates (the Certificates). The servicing component represents the contractually specified servicing fees net of the fair market value of the cost to service, and the Certificates represent a retained financial interest in certain cash flows of the underlying mortgage loans. The Certificates and the new de minimis servicing asset are classified as mortgage banking assets (MBA). The Certificates are carried at estimated fair value with the corresponding adjustment reported in trading account profits. The Corporation seeks to manage changes in value of the Certificates due to changes in prepayment rates by entering into derivative financial instruments such as purchased options and interest rate swaps. The derivative instruments are carried at estimated fair value with the corresponding adjustment reported in trading account profits. The Corporation values the Certificates using an option-adjusted spread model which requires several key components including, but not limited to, proprietary prepayment models and term structure modeling via Monte Carlo simulation. The fair value of MBA was $3.9 billion at December 31, 2001. Total loans serviced approximated $320.8 billion, $335.9 billion and $314.3 billion at December 31, 2001, 2000, and 1999, respectively, including loans serviced on behalf of the Corporation's banking subsidiaries.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     The Corporation allocated the total cost of mortgage loans originated for sale or purchased between the cost of the loans, and when applicable, the Certificates and the mortgage servicing rights (MSR) based on the relative fair values of the loans, the Certificates and the MSR. MSR acquired separately are capitalized at cost. The Corporation capitalized $1.1 billion, $836 million and $1.6 billion of MBA during 2001, 2000 and 1999, respectively. The cost of MSR was amortized in proportion to and over the estimated period that servicing revenues were recognized. Amortization was $540 million and $566 million during 2000 and 1999, respectively. The fair value of capitalized MSR was $3.8 billion at December 31, 2000.

     Mortgage banking income includes servicing fees, gains from selling originated mortgages, ancillary servicing income, mortgage production fees, gains and losses on sales to the secondary market, and income on the Certificates.

Goodwill and Other Intangibles

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over a period not to exceed 25 years. The recoverability of goodwill and other intangibles is evaluated if events or circumstances indicate a possible impairment. Such evaluation is based on various analyses, including undiscounted cash flow projections. See "Recently Issued Accounting Pronouncements" on page 82 for information related to changes in accounting for goodwill and other intangibles which were effective
January 1, 2002.

Off-Balance Sheet Financing Entities

In the ordinary course of business, the Corporation supports its customers financing needs by facilitating these customers' access to different funding sources, assets and risks. In addition, the Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs. These financing entities may be in the form of corporations, partnerships or limited liability companies, or trusts and are not consolidated in the Corporation's balance sheet. The majority of these activities are basic term or revolving securitization vehicles. These vehicles are generally funded through term-amortizing debt structures designed to be paid off based on the underlying cash flows of the assets securitized. Other, lesser used vehicles, are generally funded with short-term commercial paper and are similarly paid down through the cash flow or sale of the underlying assets. Securitization activities are further discussed in more detail in the Securitizations section below and Note Eight.

     These financing entities are usually contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments. In certain situations, the Corporation provides liquidity commitments and/or loss protection agreements. See Note Twelve for further discussion.

     The Corporation evaluates whether these entities should be consolidated by applying various generally accepted accounting principles and interpretations that generally provide that a financing entity is not consolidated if both the control and risks and rewards of the assets in the financing entity are not retained by the Corporation. In determining whether the financing entity should be consolidated, the Corporation considers whether the entity is a qualifying special-purpose entity (QSPE) as defined in SFAS 140. For non-consolidation, SFAS 140 requires that the financing entity be legally isolated, bankruptcy remote and beyond the control of the seller, which generally applies to securitizations. For non-securitization structures, the Securities and Exchange Commission and the Emerging Issues Task Force also have issued guidance regarding consolidation of financing entities. Such guidance applies to certain transactions and requires an assessment of whether sufficient risks and rewards of ownership have passed based on assessing the voting rights, control of the entity and the existence of substantive third party equity investment.

Securitizations

The Corporation securitizes, sells and services interests in residential mortgage, consumer finance, commercial and bankcard loans. When the Corporation securitizes assets, it may retain interest-only strips, one or more subordinated tranches and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. Gains upon sale of the assets depend, in part, on the Corporation's allocation of the previous carrying amount of the assets to the retained interests. Previous carrying amounts are allocated in proportion to the relative fair values of the assets sold and interests retained.

     Quoted market prices, if available, are used to obtain fair values. Generally, quoted market prices for retained interests are not available; therefore, the Corporation estimates fair values based upon the present value of the associated expected future cash flows. This requires management to estimate credit losses, prepayment speeds, forward yield curves, discount rates and other factors that impact the value of retained interests.

     The excess cash flows expected to be received over the amortized cost of the retained interest is recognized as interest income using the effective yield method. If the fair value of the retained interest has declined below its carrying amount and there has been an adverse change in estimated cash flows (as defined), then such decline is determined to be other-than-temporary and the retained interest is written down to fair value with a corresponding adjustment to earnings.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Income Taxes

There are two components of income tax expense: current and deferred. Current income tax expense approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax assets and liabilities are recognized due to differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

     Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that realization will not occur.

Retirement Benefits

The Corporation has established qualified retirement plans covering substantially all full-time employees and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

     In addition, the Corporation and its subsidiaries have established unfunded supplemental benefit plans and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. These plans are nonqualified under the Internal Revenue Code, and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant's or beneficiary's claim to benefits under these plans is as a general creditor.

     In addition, the Corporation and its subsidiaries have established several postretirement healthcare and life insurance benefit plans.

Other Comprehensive Income

The Corporation records unrealized gains and losses on available-for-sale debt securities and marketable equity securities, foreign currency translation adjustments, related hedges of net investments in foreign operations and gains and losses on cash flow hedges in other comprehensive income in shareholders' equity. Gains and losses on available-for-sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge. Translation gains or losses on foreign currency translation adjustments are reclassified to net income upon the sale or liquidation of investments in foreign operations. Gains or losses on derivatives are reclassified to net income as the hedged item affects earnings.

Earnings Per Common Share

Earnings per common share is computed by dividing net income available to common shareholders by the weighted average common shares issued and outstanding. For diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant's convertible preferred stock. Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. This adjusted net income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding and the dilution resulting from the conversion of the registrant's convertible preferred stock, if applicable. The effects of convertible preferred stock and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Dilutive potential common shares are calculated using the treasury stock method.

Foreign Currency Translation

Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of accumulated other comprehensive income (loss) within shareholders' equity on an after-tax basis. When the foreign entity is not a free-standing operation or is in a hyperinflationary economy, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in income.


           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 2 Exit and Restructuring Charges

Exit Charges

On August 15, 2001, the Corporation announced that it was exiting its auto leasing and subprime real estate lending businesses. As a result of this strategic decision, the Corporation recorded pre-tax exit charges in the third quarter of 2001 of $1.7 billion ($1.3 billion after-tax) consisting of provision for credit losses of $395 million and noninterest expense of $1.3 billion. Business exit costs within noninterest expense consisted of the write-off of goodwill of $685 million, auto lease residual charges of $400 million, real estate servicing asset charges of $145 million and other transaction costs of $75 million. See Note Six for additional information on the exit-related provision for credit losses.

     During the fourth quarter of 2001, $17.5 billion of subprime loans were securitized and retained in the available-for-sale securities portfolio. Approximately $1 billion of subprime real estate loans remain in loans held for sale in other assets. The run off of the auto lease portfolio is occurring as expected. At the exit date, the auto lease portfolio was approximately 495,000 units with total residual exposure of $6.8 billion. At December 31, 2001, approximately 401,000 units remained with a residual exposure of $5.4 billion.

Merger and Restructuring Charges

As part of its productivity and investment initiatives announced on July 28, 2000, the Corporation recorded a pre-tax charge of $550 million ($346 million after-tax) in the third quarter of 2000. Of the $550 million restructuring charge, approximately $475 million was used to cover severance and related costs and approximately $75 million was used for other costs related to process change and channel consolidation. At December 31, 2000 the reserve balance was $293 million. At December 31, 2001, the restructuring reserve had been substantially utilized.

     In connection with the 1998 merger of BankAmerica Corporation and Bank of America Corporation, formerly NationsBank Corporation, the Corporation recorded pre-tax merger charges of $525 million ($358 million after-tax) in 1999 which consisted of approximately $219 million of severance, change in control and other employee-related costs, $187 million of conversion and related costs including occupancy, equipment and customer communication expenses, $128 million of exit and related costs and a $9 million reduction of other merger costs. At December 31, 2000, the merger reserve balance was $32 million. The merger reserve was substantially utilized at December 31, 2001.


           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 3 Securities

The amortized cost, gross unrealized gains and losses, and fair value of available-for-sale and held-to-maturity debt securities at December 31, 2001, 2000 and 1999 were:

                                                                                            Gross       Gross
                                                                            Amortized  Unrealized  Unrealized      Fair
(Dollars in millions)                                                          Cost         Gains      Losses     Value
                                                                               ----         -----       -----      ----
Available-for-sale securities
2001
U.S. Treasury securities and agency                                         $ 1,271          $ 17      $    8   $ 1,280
debentures
Mortgage-backed securities                                                   73,546           381         826    73,101
Foreign sovereign securities                                                  3,213            54         123     3,144
Other taxable securities                                                      4,739            11         108     4,642
----------------------------                                                   ----         -----       -----      ----
   Total taxable                                                             82,769           463       1,065    82,167
Tax-exempt securities                                                         2,324             5          46     2,283
----------------------------                                                   ----         -----       -----      ----
   Total                                                                    $85,093          $468      $1,111   $84,450
   ----------------------------                                                ----         -----       -----      ----
2000
U.S. Treasury securities and agency                                         $17,318          $ 12      $  520   $16,810
debentures
Mortgage-backed securities                                                   37,745            54         372    37,427
Foreign sovereign securities                                                  4,252             7         108     4,151
Other taxable securities                                                      4,786             6         104     4,688
----------------------------                                                   ----         -----       -----      ----
   Total taxable                                                             64,101            79       1,104    63,076
Tax-exempt securities                                                         1,541            43           9     1,575
----------------------------                                                   ----         -----       -----      ----
   Total                                                                    $65,642          $122      $1,113   $64,651
   ----------------------------                                                ----         -----       -----      ----
1999
U.S. Treasury securities and agency                                         $30,085          $  -      $1,800   $28,285
debentures
Mortgage-backed securities                                                   43,673            21       1,709    41,985
Foreign sovereign securities                                                  4,607            16         256     4,367
Other taxable securities                                                      4,985             -          29     4,956
----------------------------                                                   ----         -----       -----      ----
   Total taxable                                                             83,350            37       3,794    79,593
Tax-exempt securities                                                         2,135            21         102     2,054
----------------------------                                                   ----         -----       -----      ----
   Total                                                                    $85,485          $ 58      $3,896   $81,647
   ----------------------------                                                ----         -----       -----      ----

                                                                                            Gross       Gross
                                                                           Amortized   Unrealized  Unrealized      Fair
(Dollars in millions)                                                          Cost         Gains      Losses     Value
                                                                               ----         -----       -----      ----
Held-to-maturity securities
2001
U.S. Treasury securities and agency                                         $     5          $  -      $    - $       5
debentures
Mortgage-backed securities                                                        5             -           -         5
Foreign sovereign securities                                                    797             5          54       748
Other taxable securities                                                         26             1           -        27
----------------------------                                                   ----         -----       -----      ----
   Total taxable                                                                833             6          54       785
Tax-exempt securities                                                           216             9           1       224
----------------------------                                                   ----         -----       -----      ----
   Total                                                                    $ 1,049          $ 15      $   55   $ 1,009
   ----------------------------                                                ----         -----       -----      ----
2000
U.S. Treasury securities and agency                                            $ 39          $  -      $    - $      39
debentures
Mortgage-backed securities                                                       66             -           -        66
Foreign sovereign securities                                                    800             5          69       736
Other taxable securities                                                         27             -           -        27
----------------------------                                                   ----         -----       -----      ----
   Total taxable                                                                932             5          69       868
Tax-exempt securities                                                           255            11           1       265
----------------------------                                                   ----         -----       -----      ----
   Total                                                                    $ 1,187          $ 16      $   70   $ 1,133
   ----------------------------                                                ----         -----       -----      ----
1999
U.S. Treasury securities and agency                                            $ 87          $  -      $    - $      87
debentures
Mortgage-backed securities                                                      106             -           -       106
Foreign sovereign securities                                                    902             -         157       745
Other taxable securities                                                         26             -           2        24
----------------------------                                                   ----         -----       -----      ----
   Total taxable                                                              1,121             -         159       962
Tax-exempt securities                                                           301            11           4       308
----------------------------                                                   ----         -----       -----      ----
   Total                                                                    $ 1,422          $ 11      $  163   $ 1,270
   ----------------------------                                                ----         -----       -----      ----

            B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T
                                       89

The expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio at December 31, 2001 are summarized below. Actual maturities may differ from contractual maturities or expected maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                            Due after 1        Due after 5
                                        Due in 1 year      year through       years through        Due after
                                           or less            5 years           10 years           10 years             Total
                                        -----------------------------------------------------------------------------------------
                                        Amount  Yield      Amount  Yield      Amount  Yield      Amount  Yield      Amount  Yield
                                        -----------------------------------------------------------------------------------------
(Dollars in millions)

Fair value of available-for-sale
securities
U.S. Treasury securities
   and agency debentures                  $ 40   5.36%      $ 496   5.34%       $ 21   5.90%      $ 723   6.20%    $ 1,280   5.83%
Mortgage-backed securities                 274   6.59      44,668   5.93      26,058   5.32       2,101   6.38      73,101   5.73
Foreign sovereign securities             1,104   2.51         132   4.91         212   3.84       1,696   5.70       3,144   4.42
Other taxable securities                    61   6.35       2,945   4.86          63   5.75       1,573   6.30       4,642   5.38
-------------------------------           ----   ----       -----   ----          --   ----       -----   ----       -----   ----
   Total taxable                         1,479   3.50      48,241   5.86      26,354   5.31       6,093   6.15      82,167   5.66
Tax-exempt securities                       46   7.40          65   7.88         600   6.80       1,572   7.38       2,283   7.24
-------------------------------           ----   ----      ------   ----         ---   ----       -----   ----       -----   ----
   Total                               $ 1,525   3.62%   $ 48,306   5.86%   $ 26,954   5.34%    $ 7,665   6.40%   $ 84,450   5.70%
   -------------------------------       -----   ----      ------   ----      ------   ----       -----   ----      ------   ----
Amortized cost of available-
   for-sale securities                 $ 1,512           $ 48,627           $ 27,177            $ 7,777           $ 85,093
   -------------------------------       -----             ------            -------             ------             ------
Amortized cost of held-to-maturity
securities
U.S. Treasury securities

   and agency debentures                   $ -      -%        $ 5   4.22%        $ -      -%        $ -      -%        $ 5   0.84%
Mortgage-backed securities                   1   2.36           4   2.37           -      -           -      -           5   2.37
Foreign sovereign securities                 5   4.96          18   4.87          11   4.91         763   7.17         797   7.08
Other taxable securities                     -      -           -      -           -      -          26   6.38          26   6.38
-------------------------------             --     --          --     --          --   ----         ---   ----          --   ----
   Total taxable                             6   4.53          27   4.38          11   4.91         789   7.15         833   7.01
Tax-exempt securities                       21   9.27          89  10.02          59   8.31          47   6.48         216   8.71
-------------------------------            ---   ----          --  -----          --   ----          --   ----         ---   ----
   Total                                  $ 27   8.22%      $ 116   8.71%       $ 70   7.78%      $ 836   7.11%    $ 1,049   7.34%
   -------------------------------         ---   ----         ---   ----          --   ----         ---   ----       -----   ----
Fair value of held-to-maturity            $ 27              $ 119               $ 74              $ 789            $ 1,009
securities                                  --                ---                 --                ---              -----

-------------------------------

The components of gains and losses on sales of securities for the years ended December 31, 2001, 2000 and 1999 were:

(Dollars in millions)                                                    2001           2000        1999
                                                                         -------------------------------
Gross gains on sales of securities                                    $ 1,074          $ 123       $ 289
Gross losses on sales of securities                                       599             98          49
-------------------------------                                         -----            ---         ---
Net gains on sales of securities                                        $ 475           $ 25       $ 240
-------------------------------                                           ---             --         ---

Excluding securities issued by the U.S. government and its agencies and corporations, there were no investments in securities from one issuer that exceeded 10 percent of consolidated shareholders' equity at December 31, 2001 or 2000.

The income tax expense attributable to realized net gains on securities sales was $166 million, $9 million and $84 million in 2001, 2000 and 1999, respectively.

     Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $37.4 billion and $40.7 billion at December 31, 2001 and 2000, respectively.

     At December 31, 2001, the valuation allowance for available-for-sale debt securities and marketable equity securities included in shareholders' equity reflected unrealized net losses of $480 million, net of related income taxes of $311 million. At December 31, 2000, the valuation allowance included in shareholders' equity reflected unrealized net losses of $560 million, net of related income taxes of $330 million.

Note 4 Trading Activities

Trading-Related Revenue

Trading account profits represent the net amount earned from the Corporation's trading positions, which include trading account assets and liabilities as well as derivative positions and mortgage banking assets. These transactions include positions to meet customer demand as well as for the Corporation's own trading account. Trading positions are taken in a diverse range of financial instruments and markets. The profitability of these trading positions is largely dependent on the volume and type of transactions, the level of risk assumed and the volatility of price and rate movements. Trading account profits, as reported in the Consolidated Statement of Income, does not include the net interest income recognized on

           B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T interest-earning and interest-bearing trading positions or the related funding charge or benefit. Trading account profits and trading-related net interest income ("trading-related revenue") are presented in the table below as they are both considered in evaluating the overall profitability of the Corporation's trading positions. Trading-related revenue is derived from foreign exchange spot rates, forward and cross-currency contracts, fixed income and equity securities and derivative contracts in interest rates, equities, credit and commodities. Trading account profits for the year ended December 31, 2001 included an $83 million transition adjustment net loss recorded as a result of the implementation of SFAS 133 as discussed in Note One of the consolidated financial statements.

(Dollars in millions)                                           2001        2000       1999
                                                            -------------------------------
Trading account profits - as reported                        $ 1,842     $ 1,923    $ 1,605
Net interest income                                            1,566       1,023        662
--------------------------------------------                --------    --------   --------
   Total trading-related revenue                             $ 3,408     $ 2,946    $ 2,267
   --------------------------------------------              -------     -------    -------
Trading-related revenue by product
Foreign exchange contracts                                     $ 541       $ 536      $ 549
Interest rate contracts                                          753         773        716
Fixed income                                                   1,033         392        460
Equities and equity derivatives                                  916       1,174        495
Commodities                                                      165          71         47
--------------------------------------------                --------    --------   --------
   Total trading-related revenue                             $ 3,408     $ 2,946    $ 2,267
   --------------------------------------------              -------     -------    -------

Trading Account Assets and Liabilities

The fair values of the components of trading account assets and liabilities at December 31, 2001 and 2000 were:

                                                                    Fair Value
                                                        ------------------------------------
(Dollars in millions)                                        2001                       2000
                                                        ------------------------------------
Trading account assets

U.S. Government & Agency securities                      $ 15,009                    $ 10,545
Foreign sovereign debt                                      6,809                      10,432
Corporate & other debt securities                          11,596                       7,841
Equity securities                                           2,976                       6,363
Mortgage-backed securities                                  3,070                       1,713
Other                                                       7,884                       6,147
-----------------------------------------               ---------                   ---------
   Total                                                 $ 47,344                    $ 43,041
   -----------------------------------------             --------                    --------
Trading account liabilities

U.S. Government & Agency securities                       $ 4,121                    $ 10,906
Foreign sovereign debt                                      3,096                       1,860
Corporate & other debt securities                           1,501                       2,215
Equity securities                                           6,151                       5,712
Mortgage-backed securities                                     12                          37
Other                                                       4,571                         217
-----------------------------------------               ---------                   ---------
   Total                                                 $ 19,452                    $ 20,947
   -----------------------------------------             --------                    --------

See Note Five below for additional information on derivative positions, including credit risk.

Note 5 Derivatives

The Corporation designates a derivative as held for trading or hedging purposes when it enters into a derivative contract. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option agreements can be transacted on organized exchanges or directly between parties.

Credit Risk Associated with Derivative Activities

Credit risk associated with derivatives is measured as the net replacement cost should the counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value. In managing derivative credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate

           B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T of the potential change in value of contracts over their remaining lives are considered. In managing credit risk associated with its derivative activities, the Corporation deals primarily with commercial banks, broker-dealers and corporations. To minimize credit risk, the Corporation enters into legally enforceable master netting arrangements, which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon occurrence of certain events. In addition, the Corporation reduces credit risk by obtaining collateral where appropriate. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities, and other marketable securities. Collateral of $10.8 billion was held on derivative assets of $22.1 billion at December 31, 2001.

     The Corporation also provides credit derivatives to sophisticated customers who wish to hedge existing credit exposures or take on additional credit exposure to generate revenue. The Corporation's credit derivative positions at December 31, 2001 and 2000 primarily consisted of credit default swaps and total return swaps.

     A portion of the derivative activity involves exchange-traded instruments. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk is considered minimal.

     The following table presents the notional or contract and credit risk amounts at December 31, 2001 and 2000 of the Corporation's derivative asset positions held for trading and hedging purposes. These derivative positions are primarily executed in the over-the-counter market. The credit risk amounts presented in the following table do not consider the value of any collateral held but take into consideration the effects of legally enforceable master netting agreements.

Derivative Assets/(1)/
                                                 December 31, 2001            December 31, 2000/(2)/
                                           ----------------------------------------------------------
                                               Contract/       Credit         Contract/       Credit
(Dollars in millions)                           Notional         Risk          Notional         Risk
                                           ----------------------------------------------------------
Interest rate contracts

Swaps                                        $ 5,267,608      $ 9,550       $ 3,256,992      $ 3,236
Futures and forwards                           1,663,109           67         1,227,537           57
Written options                                  678,242            -           664,108            -
Purchased options                                704,159        2,165           601,828          145
Foreign exchange contracts
Swaps                                            140,778        2,274            61,035        1,424
Spot, futures and forwards                       654,026        2,496           682,665        3,215
Written options                                   57,963            -            35,161            -
Purchased options                                 55,050          496            32,639          380
Equity contracts
Swaps                                             14,504          562            17,482          637
Futures and forwards                              46,970           44            61,004          353
Written options                                   21,009            -            30,976            -
Purchased options                                 28,902        2,511            36,304        3,670
Commodity contracts
Swaps                                              6,600        1,152             9,126        1,902
Futures and forwards                               2,176            -             2,098           81
Written options                                    8,231            -            12,603            -
Purchased options                                  8,219          199            10,515          228
Credit derivatives                                57,182          631            40,638          206
------------------------------             -------------    ---------     -------------    ---------
   Net replacement cost                                      $ 22,147                       $ 15,534
   ------------------------------                            --------                       --------

/(1)/ Includes both long and short derivative positions.

/(2)/The amounts at December 31, 2000 do not reflect derivative positions that were off-balance sheet prior to the adoption of SFAS 133.

The average fair value of derivative assets for 2001 and 2000 was $19.8 billion and $17.9 billion, respectively. The average fair value of derivative liabilities for 2001 and 2000 was $17.4 billion and $19.8 billion, respectively.

Asset and Liability Management (ALM) Activities

Risk management interest rate contracts and foreign exchange contracts are utilized in the Corporation's ALM process. The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity so that movements in interest rates do not adversely affect net interest income. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest income and interest expense on hedged variable-rate assets and liabilities, respectively, increases or decreases as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the Corporation to effectively manage its interest rate risk position. Generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps, floors, swaptions and options on index futures contracts. Futures contracts used for ALM activities are primarily index futures providing for cash payments based upon the movements of an underlying rate index.

     The Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign-denominated assets and liabilities, as well as the Corporation's equity investments in foreign subsidiaries. Foreign exchange contracts, which include spot, futures and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts except that they are based on currencies rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

Fair Value Hedges

The Corporation uses various types of interest rate and foreign currency exchange rate derivative contracts to protect against changes in the fair value of its fixed rate assets and liabilities due to fluctuations in interest rates and exchange rates. In 2001, the Corporation recognized in the Consolidated Statement of Income a net loss of $6 million, which represented the ineffective portion and excluded component in assessing hedge effectiveness of fair value hedges.

Cash Flow Hedges

The Corporation also uses various types of interest rate and foreign currency exchange rate derivative contracts to protect against changes in cash flows of its variable rate assets and liabilities and anticipated transactions. In 2001, the Corporation recognized in the Consolidated Statement of Income a net gain of $0.2 million, which represented the ineffective portion and excluded component in assessing hedge effectiveness of cash flow hedges. The Corporation has determined that there are no hedging positions where it is probable that certain forecasted transactions may not occur within the originally designated time period.

     For cash flow hedges, gains and losses on derivative contracts reclassified from accumulated other comprehensive income to current period earnings are included in the line item in the Consolidated Statement of Income in which the hedged item is recorded and in the same period the hedged item affects earnings. Deferred net gains on derivative instruments of approximately $272 million included in accumulated other comprehensive income at December 31, 2001 are expected to be reclassified into earnings during the next twelve months. These net gains reclassified into earnings are expected to increase income or reduce expense on the hedged items. The maximum term over which the Corporation is hedging its exposure to the variability of future cash flows for all forecasted transactions (excluding interest payments on variable-rate debt) is thirty years with an associated notional amount of $60 million. The weighted-average term over which the Corporation is hedging its exposure to this variability in cash flows is 4.63 years.

Hedges of Net Investments in Foreign Operations

The Corporation uses forward exchange contracts, currency swaps, and nonderivative hedging instruments to hedge its net investments in foreign operations against adverse movements in foreign currency exchange rates. In 2001, net gains of $132 million related to these derivatives and non-derivative hedging instruments were recorded as a component of the foreign currency translation adjustment in other comprehensive income. These net gains were largely offset by losses in the Corporation's net investments in foreign operations. In 2001, the Corporation recognized in the Consolidated Statement of Income a net loss of $10 million, which represented the excluded component in assessing effectiveness of hedges of net investments in foreign operations.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 6 Loans and Leases

Loans and leases at December 31, 2001 and 2000 were:

                                                                           2001                 2000
                                                                   ---------------------------------------
(Dollars in millions)                                                 Amount  Percent      Amount  Percent
                                                                   ---------   ------   ---------   ------
Commercial - domestic                                              $ 118,205    35.9%   $ 146,040    37.2%
Commercial - foreign                                                  23,039      7.0      31,066      7.9
Commercial real estate - domestic                                     22,271      6.8      26,154      6.7
Commercial real estate - foreign                                         383       .1         282       .1
---------------------------------------------------                ---------   ------   ---------   ------
   Total commercial                                                  163,898     49.8     203,542     51.9
   ---------------------------------------------------             ---------   ------   ---------   ------
Residential mortgage                                                  78,203     23.8      84,394     21.5
Home equity lines                                                     22,107      6.7      21,598      5.5
Direct/Indirect consumer                                              37,638     11.5      40,457     10.3
Consumer finance                                                       5,331      1.6      25,800      6.6
Bankcard                                                              19,884      6.0      14,094      3.6
Foreign consumer                                                       2,092       .6       2,308       .6
---------------------------------------------------                ---------   ------   ---------   ------
   Total consumer                                                    165,255     50.2     188,651     48.1
   ---------------------------------------------------             ---------   ------   ---------   ------
     Total loans and leases                                        $ 329,153   100.0%   $ 392,193   100.0%
     ---------------------------------------------------            --------   ------    --------   ------

As part of the strategic decision to exit the subprime real estate lending business in the third quarter of 2001, the Corporation recorded a provision for credit losses of $395 million which, combined with an existing allowance for credit losses of $240 million, was used to write the loan portfolio down to estimated market value. As a result, charge-offs of $635 million were recorded in the subprime real estate loan portfolio. The entire subprime real estate loan portfolio of approximately $21.4 billion, which was included in consumer finance loans, was transferred from the loans and leases portfolio to loans held for sale included in other assets.

     The following table presents the recorded investment in specific loans that were considered individually impaired in accordance with SFAS 114 at December 31, 2001 and 2000:

(Dollars in millions)                                   2001        2000
                                                    --------------------
Commercial - domestic                                $ 3,138     $ 2,891
Commercial - foreign                                     501         521
Commercial real estate - domestic                        240         412
Commercial real estate - foreign                           -           2
--------------------------------------              --------    --------
   Total impaired loans                              $ 3,879     $ 3,826
   --------------------------------------            -------     -------

The average recorded investment in certain impaired loans for the years ended December 31, 2001, 2000 and 1999 was approximately $3.7 billion, $3.0 billion and $2.0 billion, respectively. At December 31, 2001 and 2000, the recorded investment in impaired loans requiring an allowance for credit losses was $3.1 billion and $2.1 billion, and the related allowance for credit losses was $763 million and $640 million, respectively. For the years ended December 31, 2001, 2000 and 1999, interest income recognized on impaired loans totaled $195 million, $174 million and $84 million, respectively, all of which was recognized on a cash basis.

     At December 31, 2001 and 2000, nonperforming loans, including certain loans which were considered impaired, totaled $4.5 billion and $5.2 billion, respectively. Included in other assets was $1.0 billion and $124 million of loans held for sale which would have been classified as nonperforming had they been included in loans at December 31, 2001 and 2000, respectively. The decrease in nonperforming loans was primarily due to the transfer of approximately $1.2 billion of nonperforming subprime real estate loans to loans held for sale in 2001 as a result of the decision to exit the subprime real estate lending business. The decrease was also due to sales of nonperforming commercial - domestic and residential mortgage loans in 2001. The net amount of interest income recorded during each year on loans that were classified as nonperforming or restructured at December 31, 2001, 2000 and 1999 was $256 million, $237 million and $123 million, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $593 million, $666 million and $419 million in 2001, 2000 and 1999, respectively.

     Foreclosed properties amounted to $402 million and $249 million at December 31, 2001 and 2000, respectively. The cost of carrying foreclosed properties amounted to $15 million, $12 million, and $13 million in 2001, 2000 and 1999, respectively.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 7 Allowance for Credit Losses

The table below summarizes the changes in the allowance for credit losses on loans and leases for 2001, 2000 and 1999:

(Dollars in millions)                                                           2001      2000       1999
                                                                             ----------------------------
Balance, January 1                                                           $ 6,838   $ 6,828    $ 7,122
----------------------------------------------------------                    ------    ------     ------
Loans and leases charged off/(1)/                                             (4,844)   (2,995)    (2,582)
Recoveries of loans and leases previously charged off                            600       595        582
----------------------------------------------------------                   -------   -------    -------
   Net charge-offs                                                            (4,244)   (2,400)    (2,000)
   ----------------------------------------------------------                -------   -------    -------
Provision for credit losses/(2)/                                               4,287     2,535      1,820
Other, net                                                                        (6)     (125)      (114)
----------------------------------------------------------                   -------   -------    -------
   Balance, December 31                                                      $ 6,875   $ 6,838    $ 6,828
   ----------------------------------------------------------                 ------    ------     ------

/(1)/ Includes $635 million related to the exit of the subprime real estate lending business in 2001.
/(2)/ Includes $395 million related to the exit of the subprime real estate lending business in 2001.

Note 8 Securitizations

The Corporation securitizes, sells and services interests in consumer finance, commercial and bankcard loans and residential mortgage loans. When the Corporation securitizes assets, it may retain a portion or all of the securities, subordinated tranches, interest only strips and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. See Note One for a more detailed discussion of securitizations.

     In conjunction with or shortly after closing, the Corporation securitizes the majority of its mortgage loan originations. In 2001, the Corporation converted a total of $52.9 billion of residential first mortgages into mortgage-backed securities issued through Fannie Mae, Freddie Mac, Ginnie Mae and Bank of America Mortgage Securities. Of the total securities issued in 2001, the Corporation retained $4.6 billion at December 31, 2001 with an additional $5.1 billion retained of securities issued prior to 2001 for a total of $9.7 billion. At December 31, 2000, the Corporation had retained $7.8 billion in securities. These retained interests are valued using quoted market values. The Corporation reported $637 million in income on loans converted into securities and sold, of which $449 million was from loans originated by the Corporation and $188 million was from loans originated by other entities on behalf of the Corporation. In addition to the retained interests in the securities, the Corporation has retained the servicing asset and Excess Spread Certificates from securitized mortgage loans (see the Mortgage Banking Assets section of Note One) and has limited recourse obligations on $1.8 billion of the securities issued in 2001. Of this amount, $1.5 billion has recourse limited to one year, and $318 million has recourse of five to seven years. Mortgage servicing fee income on all loans serviced, including securitizations, was $1.1 billion in 2001.

     Excess Spread Certificates of $3.9 billion at December 31, 2001 are classified as mortgage banking assets and marked to market with the unrealized gains or losses recorded in trading account profits. At December 31, 2001, key economic assumptions and the sensitivities of the fair value of the Excess Spread Certificates to immediate changes in those assumptions were analyzed. The sensitivity analysis included the impact on fair value of modeled prepayment and interest rate changes under favorable and adverse conditions. A decrease of 10 percent and 20 percent in modeled prepayments would result in an increase in value ranging from $189 million to $397 million, and an increase in modeled prepayments of 10 percent and 20 percent would result in a decrease in value ranging from $174 million to $333 million. An increase of 100 and 200 basis points in interest rates would result in an increase in value ranging from $167 million to $348 million, and a decrease in interest rates of 100 and 200 basis points would result in a decrease in value ranging from $154 million to $297 million. See Note One for additional disclosures related to the Excess Spread Certificates.

     In December 2001, the Corporation securitized $17.5 billion of sub-prime real estate loans in two bond-insured transactions. At December 31, 2001, the Corporation retained both the AAA-rated securities in the available-for-sale portfolio and $178 million of residual interests created in these securitizations. The Corporation sold the servicing rights on these loans.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     Key economic assumptions used in measuring the fair value of certain residual interests (included in other assets) in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are as follows:

                                                       Commercial-Domestic/(1)/      Bankcard        Consumer Finance/(2)/
                                                       -------------------------------------------------------------------
(Dollars in millions)                                    2001        2000        2001        2000        2001        2000
                                                       -------------------------------------------------------------------
Carrying amount of residual interests (at fair value)  $ 77.9     $ 113.4     $ 146.1     $ 183.8     $ 468.6     $ 717.6
Balance of unamortized securitized loans/(3)/           1,954       2,198       7,302       8,736       5,347       7,167
Weighted-average remaining life (in years)               0.22        1.74        1.88        2.27        3.25        3.29
Revolving structures - annual payment rate               30.0%       25.0%       14.4%       14.8%
Amortizing structures - annual constant prepayment
rate:
     Fixed rate loans                                                                                8.1-24.5%   8.7-25.0%
     Adjustable rate loans                                                                               27.0%       32.0%
   Impact on fair value of 100 bps favorable change         -         0.1         4.4         5.6        15.2         9.9
   Impact on fair value of 200 bps favorable change       0.1         0.2         8.8        11.8        33.0        21.4
   Impact on fair value of 100 bps adverse change           -        (0.1)       (3.3)       (4.7)      (11.3)       (8.1)
   Impact on fair value of 200 bps adverse change        (0.1)       (0.2)       (6.7)       (9.3)      (17.8)      (14.5)
Expected credit losses/(4)/                               1.5%        0.5%        7.8%        6.1%   1.2-10.0%   1.1-10.6%
   Impact on fair value of 10% favorable change           7.0         0.4        15.0        13.8        41.5        23.6
   Impact on fair value of 25% favorable change           7.9         0.9        37.3        34.5       119.7        59.4
   Impact on fair value of 10% adverse change            (7.0)       (0.4)      (15.0)      (13.8)      (34.7)      (23.1)
   Impact on fair value of 25% adverse change            (7.9)       (0.9)      (37.3)      (34.5)      (76.9)      (56.9)
Residual cash flows discount rate (annual rate)           6.0%        7.5%        6.0%        7.5%  15.0-30.0%  13.9-16.0%
   Impact on fair value of 100 bps favorable change       0.2         0.4         0.3         0.4        16.1        13.9
   Impact on fair value of 200 bps favorable change       0.4         0.7         0.6         0.7        33.0        28.7
   Impact on fair value of 100 bps adverse change        (0.2)       (0.4)       (0.3)       (0.4)      (15.0)      (13.0)
   Impact on fair value of 200 bps adverse change        (0.4)       (0.7)       (0.6)       (0.7)      (29.2)      (25.3)
   -----------------------------------------              ---         ---         ---         ---        ----        ----

/(1)/ Commercial - domestic includes the Corporation's 1997 securitization of commercial loans.
/(2)/ Consumer finance includes subprime real estate loan and manufactured housing loan securitizations.
/(3)/ Balances represent securitized loans that were off-balance sheet at December 31, 2001 and 2000.
/(4)/ Annual rates of expected credit losses are presented for commercial - domestic and bankcard securitizations. Cumulative lifetime rates of expected credit losses (incurred plus projected) are presented for the consumer finance loans.

The sensitivities in the preceding table and related to the Excess Spread Certificates are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the Corporation has the ability to hedge interest rate risk associated with retained residual positions. The above sensitivities do not reflect any hedge strategies that may be undertaken to mitigate such risk.

     Static pool net credit losses are considered in determining the value of retained interests. Static pool net credit losses include actual incurred plus projected credit losses divided by the original balance of each securitization pool. No consumer finance securitizations were transacted in 2000. Expected static pool net credit losses at December 31, 2001 and 2000 were:

                            Year of Consumer Finance Loan Securitization
                      ------------------------------------------------------
                       2001   1999   1998   1997   1996   1995   1994   1993
                      -----  -----  -----  -----  -----  -----  -----  -----
December 31, 2001      6.86%  4.93%  5.06%  3.68%  3.27%  4.15% 1.60%
December 31, 2000             4.12   4.47   3.78   3.34   3.75  1.96   1.18%
                      -----  -----  -----  -----  -----  -----  -----  -----

For revolving securitizations, the table below summarizes certain cash flows received from securitization trusts in 2001 and 2000:


                                                                    Commercial-Domestic         Bankcard
                                                                    ------------------------------------
(Dollars in millions)                                                  2001     2000        2001     2000
                                                                     ------   ------      ------     ----
Proceeds from collections reinvested in revolving securitizations  $ 15,789 $ 19,732    $ 19,418 $ 21,247
Other cash flows received on retained interests/(1)/                     18       53         605      767
-----------------------------------------------------                ------   ------      ------   ------

/(1)/ Other cash flows represents amounts received on retained interests by the transferor other than servicing fees (e.g., cash flows from interest-only strips).

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     The Corporation reviews its loan and lease portfolio on a managed basis. Managed loans and leases include on-balance sheet loans and leases as well as securitized loans originated by the Corporation for which the possibility exists that the loans will return to the Corporation at the end of the securitization. Portfolio balances, delinquency and historical loss amounts for the managed loan and lease portfolio for 2001 and 2000 were as follows:


                                                    December 31, 2001                          December 31, 2000/(1)/
                                    ------------------------------------------------------------------------------------------------
                                                                                                          Principal
                                        Total                                                  Total      Amount of
                                    Principal             Principal       Principal        Principal          Loans        Principal
                                    Amount of       Amount of Loans       Amount of        Amount of       Past Due        Amount of
                                    Loans and              Past Due   Nonperforming        Loans and     90 Days or    Nonperforming
(Dollars in millions)                  Leases    90 Days or More/(2)/         Loans           Leases      More/(2)/            Loans
                                    ------------------------------------------------------------------------------------------------
Commercial - domestic               $ 120,159                 $ 175         $ 3,123        $ 145,990          $ 141         $ 2,777
Commercial - foreign                   23,039                     6             461           30,285             37             486
Commercial real estate - domestic      22,271                    40             240           26,154             16             236
Commercial real estate - foreign          384                     -               3              282              -               2
------------------------------------------------------------------------------------------------------------------------------------
   Total commercial                   165,853                   221           3,827          202,711            194           3,501
------------------------------------------------------------------------------------------------------------------------------------
Residential mortgage                   80,071                    14             564           72,393             17             557
Home equity lines                      22,107                     -              80           21,598              -              33
Direct/Indirect consumer               38,037                    92              27           39,714             85              19
Consumer finance                        5,331                    24               9            5,898              5               2
Bankcard                               27,185                   475               -           22,830            358               -
Foreign consumer                        2,092                     -               7            2,308              -               9
------------------------------------------------------------------------------------------------------------------------------------
   Total consumer                     174,823                   605             687          164,741            465             620
------------------------------------------------------------------------------------------------------------------------------------
     Total managed loans and leases   340,676                 $ 826         $ 4,514        $ 367,452          $ 659         $ 4,121
------------------------------------------------------------------------------------------------------------------------------------
Securitized loans                      11,523
------------------------------------------------------------------------------------------------------------------------------------
Total held loans and leases         $ 329,153
====================================================================================================================================


                                              Year Ended December 31, 2001                Year Ended December 31, 2000/(1)/
                                  --------------------------------------------------------------------------------------------------
                                      Average                                                Average
                                    Loans and             Loans and                        Loans and      Loans and
                                       Leases            Leases Net        Net Loss           Leases     Leases Net         Net Loss
(Dollars in millions)             Outstanding                Losses      Ratio/(3)/      Outstanding         Losses       Ratio/(3)/
                                  --------------------------------------------------------------------------------------------------
Commercial - domestic               $ 135,750               $ 1,949           1.44%        $ 147,947        $ 1,287            0.87%
Commercial - foreign                   26,492                   208            0.79           28,880             86             0.30
Commercial real estate - domestic      24,607                    39            0.16           25,381             13             0.06
Commercial real estate - foreign          348                     -             n/m              304            (2)              n/m
------------------------------------------------------------------------------------------------------------------------------------
   Total commercial                   187,197                 2,196            1.17          202,512          1,384             0.68
------------------------------------------------------------------------------------------------------------------------------------
Residential mortgage                   84,005                    26            0.03           79,440             27             0.03
Home equity lines                      22,013                    19            0.09           19,492             20             0.10
Direct/Indirect consumer               40,051                   409            1.02           39,743            376             0.95
Consumer finance                       18,555                 1,066            5.75           16,219            266             1.64
Bankcard                               24,637                 1,174            4.76           20,222            944             4.66
Foreign consumer                        2,222                     5            0.23            2,223              3             0.13
------------------------------------------------------------------------------------------------------------------------------------
   Total consumer                     191,483                 2,699            1.41          177,339          1,636             0.92
------------------------------------------------------------------------------------------------------------------------------------
     Total managed loans and leases   378,680               $ 4,895           1.29%        $ 379,851        $ 3,020            0.80%
------------------------------------------------------------------------------------------------------------------------------------
Securitized loans                      13,233
------------------------------------------------------------------------------------------------------------------------------------
Total held loans and leases         $ 365,447
====================================================================================================================================

n/m = not meaningful

/(1)/ Prior periods are restated for comparison (e.g., acquisitions, divestitures, sales, securitizations and the transfer of the subprime real estate loan portfolio to loans held for sale in the third quarter of 2001).

/(2)/ Excluding residential mortgages, loans are performing and still accruing interest.

/(3)/ The net loss ratio is calculated by dividing managed loans and leases net losses by average managed loans and leases outstanding for each loans and leases category.

         B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 9 Deposits

At December 31, 2001, the Corporation had domestic certificates of deposit of $100 thousand or greater totaling $27.1 billion compared to $33.3 billion at December 31, 2000. At December 31, 2001, the Corporation had $14.6 billion of domestic certificates of deposit of $100 thousand or greater maturing within three months, $5.0 billion maturing within three to six months, $3.7 billion maturing within six to twelve months and $3.8 billion maturing after twelve months. The Corporation had other domestic time deposits of $100 thousand or greater totaling $904 million and $866 million at December 31, 2001 and 2000, respectively. At December 31, 2001, the Corporation had $117 million of other domestic time deposits of $100 thousand or greater maturing within three months, $135 million maturing within three to six months, $125 million maturing within six to twelve months and $527 million maturing after twelve months. Foreign office certificates of deposit and other time deposits of $100 thousand or greater totaled $28.0 billion and $39.4 billion at December 31, 2001 and 2000, respectively.

     At December 31, 2001, the scheduled maturities for time deposits were as follows:

        (Dollars in millions)
         Due in 2002                          $ 101,679
         Due in 2003                              5,634
         Due in 2004                              1,639
         Due in 2005                              2,214
         Due in 2006                              1,089
         Thereafter                                 585
         ----------------------------------------------
         Total                                $ 112,840
         ----------------------------------------------















           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 10 Short-Term Borrowings and Long-Term Debt

The contractual maturities of long-term debt at December 31, 2001 and 2000 were:

                                                                                 2001                                         2000
                                                           -------------------------------------------------------------------------
                                                                    Various                 Various
                                                            Fixed-Rate Debt      Floating-Rate Debt             Amount       Amount
(Dollars in millions)                                           Obligations/(1)/        Obligations/(1)/   Outstanding  Outstanding
                                                           -------------------------------------------------------------------------

Parent company
Senior debt:

   Due in 2001                                                       $    -                 $     -             $    -      $ 4,101
   Due in 2002                                                          133                   3,185              3,318        3,288
   Due in 2003                                                          499                   2,380              2,879        2,791
   Due in 2004                                                            -                   6,505              6,505        3,853
   Due in 2005                                                          150                   2,942              3,092        3,072
   Due in 2006                                                          176                   3,713              3,889        1,406
   Thereafter                                                            71                   3,801              3,872        3,453
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1,029                  22,526             23,555       21,964
------------------------------------------------------------------------------------------------------------------------------------
Subordinated debt:
   Due in 2001                                                            -                       -                  -        1,342
   Due in 2002                                                        2,199                      26              2,225        2,225
   Due in 2003                                                        1,711                     323              2,034        2,034
   Due in 2004                                                          650                       -                650          650
   Due in 2005                                                        1,085                      35              1,120        1,145
   Due in 2006                                                          800                     820              1,620        1,626
   Thereafter                                                         3,481                   9,591             13,072        8,060
------------------------------------------------------------------------------------------------------------------------------------
                                                                      9,926                  10,795             20,721       17,082
------------------------------------------------------------------------------------------------------------------------------------
     Total parent company long-term debt                             10,955                  33,321             44,276       39,046
------------------------------------------------------------------------------------------------------------------------------------
Bank and other subsidiaries
Senior debt:
   Due in 2001                                                            -                       -                  -       13,610
   Due in 2002                                                          393                   5,656              6,049        6,017
   Due in 2003                                                          520                   1,763              2,283        2,283
   Due in 2004                                                           12                   4,018              4,030        4,028
   Due in 2005                                                           10                   1,650              1,660        1,660
   Due in 2006                                                            -                   3,494              3,494            -
   Thereafter                                                            99                     167                266          262
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1,034                  16,748             17,782       27,860
------------------------------------------------------------------------------------------------------------------------------------
Subordinated debt:
   Due in 2001                                                            -                      -                   -          200
   Due in 2002                                                            -                      -                   -            -
   Due in 2003                                                          100                      -                 100          100
   Due in 2004                                                          300                      -                 300          300
   Due in 2005                                                            -                      -                   -            -
   Due in 2006                                                            -                      -                   -            -
   Thereafter                                                             -                      8                   8            8
------------------------------------------------------------------------------------------------------------------------------------
                                                                        400                      8                 408          608
------------------------------------------------------------------------------------------------------------------------------------
     Total bank and other subsidiaries long-term debt                 1,434                 16,756              18,190       28,468
------------------------------------------------------------------------------------------------------------------------------------
   Total parent company, bank and other subsidiaries
       long-term debt                                               $12,389                $50,077              62,466       67,514
------------------------------------------------------------------------------------------------------------------------------------
Notes payable to finance the purchase of leased vehicles                                                             -            2
Obligations under capital leases                                                                                    30           31
------------------------------------------------------------------------------------------------------------------------------------
   Total long-term debt                                                                                       $ 62,496     $ 67,547
   ---------------------------------------------------------------------------------------------------------------------------------


/(1)/ Fixed-rate and floating-rate classifications of long-term debt include the effect of interest rate swap contracts.

The majority of the floating rates are based on three- and six-month London InterBank Offered Rates (LIBOR). At December 31, 2001, the interest rates on floating-rate long-term debt ranged from 1.91 percent to 3.55 percent compared to 4.84 percent to 8.64 percent at December 31, 2000. These obligations were denominated primarily in U.S. dollars. The interest rates on fixed-rate long-term debt ranged from 2.13 percent to 10.88 percent and 5.16 percent to
12.50 percent at December 31, 2001 and 2000, respectively.

     Bank of America Corporation had the authority to issue approximately $11.0 billion and $13.8 billion of additional corporate debt and other securities under its existing shelf registration statements at December 31, 2001 and 2000, respectively.

           B A N K  O F  A M E R I C A 2 0 0 1  A N N U A L  R E P O R T

     Bank of America Corporation has a 300 billion yen-denominated (approximately U.S. $3 billion) shelf registration in Japan to be used exclusively for primary offerings to non-United States residents. In addition, Bank of America Corporation allocated $2 billion of a joint Euro medium-term note program to be used exclusively for secondary offerings to non-United States residents for a shelf registration statement filed in Japan. The Corporation had $420 million outstanding under these programs at December 31, 2001. At December 31, 2000, the Corporation had no notes outstanding under these programs.

     Bank of America, N.A. maintains a domestic program to offer up to a maximum of $50.0 billion, at any one time, of bank notes with fixed or floating rates and maturities ranging from seven days or more from date of issue. Short-term bank notes outstanding under this program totaled $2.5 billion at December 31, 2001 compared to $14.5 billion at December 31, 2000. These short-term bank notes, along with Treasury tax and loan notes and term federal funds purchased, are reflected in other short-term borrowings in the Consolidated Balance Sheet. Long-term debt under current and former programs totaled $4.5 billion at December 31, 2001 compared to $17.6 billion at December 31, 2000. During 2001, Bank of America N.A. issued $1.2 billion in senior long-term bank notes maturing in 2002 through 2007. Of the $1.2 billion issued, $377 million bears interest at fixed rates ranging from 4.00 percent to 4.88 percent. The remaining $812 million bears interest at floating rates ranging from 8 basis points below three-month LIBOR to 20 basis points over three-month LIBOR.

     Bank of America Corporation and Bank of America, N.A. maintain a joint Euro medium-term note program to offer up to $25.0 billion of senior, or in the case of Bank of America Corporation, subordinated notes exclusively to non-United States residents. The notes bear interest at fixed or floating rates and may be denominated in U.S. dollars or foreign currencies. Bank of America Corporation uses foreign currency contracts to convert certain foreign-denominated debt into U.S. dollars. Bank of America Corporation's notes outstanding under this program totaled $6.3 billion at December 31, 2001 compared to $5.2 billion at December 31, 2000. Bank of America, N.A.'s notes outstanding under this program totaled $1.4 billion at December 31, 2001 and December 31, 2000. Of the $25.0 billion authorized at December 31, 2001, Bank of America Corporation and Bank of America, N.A. had remaining authority to issue approximately $8.7 billion and $8.6 billion, respectively. At December 31, 2001 and 2000, $2.0 billion and $2.7 billion, respectively, were outstanding under the former BankAmerica Corporation (BankAmerica) Euro medium-term note program. No additional debt securities will be offered under that program.

     At December 31, 2001, Bank of America Oregon, N.A. maintained approximately $6.0 billion in Federal Home Loan Bank borrowings from the Home Loan Bank in Seattle, Washington. During 2001, Bank of America Oregon, N.A. accepted $463 million in Federal Home Loan Bank, Seattle advances with maturities ranging from 2004 to 2031. Of the $463 million accepted, $450 million was converted from fixed rates ranging from 5.72 percent to 5.89 percent to floating rates through interest rate swaps at a spread of 11 basis points below three-month LIBOR. The remaining $13 million bears interest at fixed rates ranging from 5.44 percent to
6.44 percent.

     During 2001, Bank of America Georgia, N.A. accepted $2.3 billion in advances from the Federal Home Loan Bank in Atlanta, Georgia. All of the $2.3 billion matures in 2006 and bears interest at spreads to three-month LIBOR.

     The Corporation had $1.5 billion of mortgage-backed bonds outstanding at December 31, 2001 and 2000. These bonds were collateralized by $3.0 billion and $4.5 billion of mortgage loans and cash at December 31, 2001 and 2000, respectively.

     As part of its interest rate risk management activities, the Corporation enters into interest rate contracts for certain long-term debt issuances. At December 31, 2001 and 2000, through the use of interest rate swaps, $22.1 billion and $16.7 billion of fixed-rate debt, with rates ranging primarily from
4.75 percent to 8.57 percent, had been effectively converted to floating rates primarily at spreads to LIBOR.

     Including the effects of interest rate contracts for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect at December 31, 2001) were 3.44 percent, 7.26 percent and 2.40 percent, respectively, at December 31, 2001 and (based on the rates in effect at December 31, 2000) were 7.00 percent, 7.51 percent, and 6.84 percent, respectively, at December 31, 2000. These obligations were denominated primarily in U.S. dollars.

     As described below, certain debt obligations outstanding at December 31, 2001 may be redeemed prior to maturity at the option of Bank of America
Corporation:

       (Dollars in millions)

       Year Redeemable                Year of Maturities            Amount Outstanding
       ------------------------       --------------------       ---------------------
       Currently redeemable                    2002-2028                       $ 1,638
       2002                                    2009-2023                           530
       2003-2004                               2005-2018                         2,006
       2005-2008                               2007-2028                         1,232
       ------------------------       --------------------       ---------------------

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 11  Trust Preferred Securities

Trust preferred securities are Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely Junior Subordinated Deferrable Interest Notes of the Corporation (the Notes).

     Since October 1996, the Corporation has formed fourteen wholly-owned grantor trusts to issue trust preferred securities to the public. The grantor trusts have invested the proceeds of such trust preferred securities in junior subordinated notes of the Corporation. Certain of the trust preferred securities were issued at a discount. Such trust preferred securities may be redeemed prior to maturity at the option of the Corporation. The sole assets of each of the grantor trusts are the Notes held by such grantor trusts. Each issue of the Notes has an interest rate equal to the corresponding trust preferred securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the trust preferred securities will also be deferred and the Corporation's ability to pay dividends on its common and preferred stock will be restricted.

     The trust preferred securities are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.

     Periodic cash payments and payments upon liquidation or redemption with respect to trust preferred securities are guaranteed by the Corporation to the extent of funds held by the grantor trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation's other obligations, including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the trust preferred securities.

     The Corporation is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. Such Tier 1 capital treatment provides the Corporation with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Corporation were to issue preferred stock.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

The following table is a summary of the outstanding trust preferred securities and the Notes at December 31, 2001 and 2000:

                                       Aggregate        Aggregate
                                       Principal        Principal
                                       Amount of        Amount of
                                 Trust Preferred  Trust Preferred  Aggregate                    Per Annum
                                      Securities       Securities  Principal         Stated      Interest   Interest
                         Issuance   December 31,     December 31,  Amount of    Maturity of       Rate of    Payment      Redemption
(Dollars in millions)        Date           2001            2000   the Notes      the Notes     the Notes      Dates          Period
                    ----------------------------------------------------------------------------------------------------------------
NationsBank
Capital Trust I     December 1996           $600             $600       $619  December 2026         7.84%  3/31,6/30,    On or after
                                                                                                           9/30,12/31   2/31/01/(1)/
Capital Trust II    December 1996            365              365        376  December 2026         7.83   6/15,12/15    On or after
                                                                                                                    12/15/06/(2,4)/

Capital Trust III   February 1997            494              494        516   January 2027    3-mo.LIBOR   1/15,4/15    On or after
                                                                                                  +55 bps  7/15,10/15   1/15/07/(2)/
Capital Trust IV       April 1997            498              498        516     April 2027          8.25  4/15,10/15    On or after
                                                                                                                      4/15/07/(2,6)/

BankAmerica
Institutional
    Capital A       November 1996            450              450        464  December 2026          8.07  6/30,12/31    On or after
                                                                                                                    12/31/06/(3,7)/

Institutional
    Capital B       November 1996            299              299        309  December 2026          7.70  6/30,12/31    On or after
                                                                                                                     12/31/06/(3,8)/

Capital I           December 1996            300              300        309  December 2026/(9)/     7.75  3/31,6/30,    On or after
                                                                                                           9/30,12/31  12/20/01/(5)/

Capital II          December 1996            450              450        464  December 2026          8.00  6/15,12/15    On or after
                                                                                                                    12/15/06/(3,10)/

Capital III          January 1997            399              399        412   January 2027   3-mo. LIBOR  1/15,4/15,    On or after
                                                                                                  +57 bps  7/15,10/15   1/15/02/(3)/

Capital IV          February 1998            350              350        361     March 2028          7.00  3/31,6/30,    On or after
                                                                                                           9/30,12/31   2/24/03/(3)/

Barnett
Capital I           November 1996            300              300        309  December 2026          8.06    6/1,12/1    On or after
                                                                                                                     12/1/06/(2,11)/

Capital II          December 1996            200              200        206  December 2026          7.95    6/1,12/1    On or after
                                                                                                                     12/1/06/(2,12)/

Capital III          January 1997            250              250        258  February 2027   3-mo. LIBOR    2/1,5/1,    On or after
                                                                                                +62.5 bps    8/1,11/1    2/1/07/(2)/
Bank of America

Capital I           December 2001            575                -        593  December 2031          7.00  3/15,6/15,    On or after
                                                                                                           9/15,12/15 12/15/06/(13)/
------------------------------------------------------------------------------------------------------------------------------------
Total                                    $ 5,530          $ 4,955    $ 5,712
====================================================================================================================================

/(1)/ The Corporation has announced the redemption of these notes on March 15, 2002, with a redemption price of $25 per security plus accrued and unpaid distributions, if any, up to but excluding the redemption date of March 15, 2002.

/(2)/ The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Notes or relating to capital treatment of the trust preferred securities or relating to a change in the treatment of the related trust under the Investment Company Act of 1940, as amended, at a redemption price at least equal to the principal amount of the Notes.

/(3)/ The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Notes or relating to capital treatment of the trust preferred securities at a redemption price at least equal to the principal amount of the Notes.

/(4)/ The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.915% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.

/(5)/ The Corporation has announced the redemption of these notes on March 15, 2002, with a redemption price of $25 per security plus accrued and unpaid distributions, if any, up to but excluding the redemption date of March 15, 2002.

/(6)/ The Notes may be redeemed on or after April 15, 2007 and prior to April 14, 2008 at 103.85% of the principal amount, and thereafter at prices declining to 100% on April 15, 2017 and thereafter.

/(7)/ The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 104.035% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.

/(8)/ The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 103.779% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.

/(9)/ At the option of the Corporation, the stated maturity may be shortened to a date not earlier than December 20, 2001 or extended to a date not later than December 31, 2045, in each case if certain conditions are met.

/(10)/ The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.969% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.

/(11)/ The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 104.030% of the principal amount, and thereafter at prices declining to 100% on December 1, 2016 and thereafter.

/(12)/ The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 103.975% of the principal amount, and thereafter at prices declining to 100% on December 1, 2016 and thereafter.

/(13)/ The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and certification of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than December 15, 2050.

         B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 12 Commitments and Contingencies

In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet.

Credit Extension Commitments

The Corporation enters into commitments to extend credit, standby letters of credit (SBLC) and commercial letters of credit to meet the financing needs of its customers. The unfunded commitments shown below have been reduced by amounts collateralized by cash and amounts participated to other financial institutions of $2.7 billion and $2.8 billion at December 31, 2001 and 2000, respectively. The following table summarizes outstanding unfunded commitments to extend credit at December 31, 2001 and 2000:

(Dollars in millions)                                                            2001          2000
                                                                           -----------------------------
Credit card commitments                                                       $ 73,644       $ 72,058
Other loan commitments                                                         221,529        243,124
Standby letters of credit and financial guarantees                              40,374         33,420
Commercial letters of credit                                                     3,957          3,327
-------------------------------------------------------------------------------------------------------
   Total                                                                     $ 339,504      $ 351,929
-------------------------------------------------------------------------------------------------------

Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes. Certain commitments have adverse change clauses which help to protect the Corporation against deterioration in the borrowers' ability to pay. Other loan commitments include equity commitments of approximately $2.7 billion which primarily relate to obligations to fund existing venture capital equity investments. At December 31, 2001 and 2000, there were no unfunded commitments to any industry or foreign country greater than 10 percent of total unfunded commitments to lend. Credit card lines are unsecured commitments, which are reviewed at least annually by management. Upon evaluation of the customers' creditworthiness, the Corporation has the right to terminate or change the terms of the credit card lines.

     SBLC and financial guarantees are issued to support the debt obligations of customers. If an SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit.

     Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are collateralized by the underlying goods being shipped by the customer and are generally short-term.

     The following table summarizes the contractual maturity distribution of unfunded commitments at December 31, 2001:

                                                Expire in     Expires After      Expires After
                                                   1 Year    1 Year Through     3 Years Through    Expires After
(Dollars in millions)                             or Less           3 Years            5 Years          5 Years        Total
                                                   ------         ---------         ----------        ---------       ------

Credit card commitments                         $  73,644          $      -           $      -         $      -    $  73,644
Other loan commitments                             97,570            50,891             37,359            35,70      221,529
Standby letters of credit and financial
guarantees                                         28,268             8,790                829            2,487       40,374

Commercial letters of credit                        3,243               518                 49              147        3,957
----------------------------------------------------------------------------------------------------------------------------
   Total                                        $ 202,725          $ 60,199           $ 38,237         $ 38,343    $ 339,504
----------------------------------------------------------------------------------------------------------------------------

For each of these types of instruments, the Corporation's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent risk of loss or future cash requirements.

     The Corporation has entered into operating leases for certain of its premises and equipment. Commitments under these leases approximate $1 billion per year for each of the years 2002 through 2006 and $2.5 billion for all years thereafter.

When-Issued Securities

When-issued securities are commitments to purchase or sell securities during the time period between the announcement of a securities offering and the issuance of those securities. Changes in market price between commitment date and issuance are reflected in trading account profits. At December 31, 2001, the Corporation had commitments to purchase and sell when-issued securities of $45.0 billion and $39.6 billion, respectively. At December 31, 2000, the Corporation had commitments to purchase and sell when-issued securities of $26.4 billion and $20.6 billion, respectively.

Litigation

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries and certain of these actions and proceedings are based on

            B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T alleged violations of consumer protection, securities, environmental, banking and other laws.

     In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of pending matters will be; however, based on current knowledge, Management does not believe that liabilities arising from pending litigation, if any, will have a material adverse effect on the consolidated financial position, operations or liquidity of the Corporation.

     The Corporation and certain present and former officers and directors have been named as defendants in a number of actions filed in several federal courts that have been consolidated for pretrial purposes before a Missouri federal court. The amended complaint in the consolidated actions alleges, among other things, that the defendants failed to disclose material facts about BankAmerica's losses relating to D.E. Shaw Securities Group, L.P. ("D.E. Shaw") and related entities until mid-October 1998, in violation of various provisions of federal and state laws. The amended complaint also alleges that the proxy statement-prospectus of August 4, 1998 (the "Proxy Statement"), falsely stated that the merger between NationsBank Corporation (NationsBank) and BankAmerica would be one of equals and alleges a scheme to have NationsBank gain control over the newly merged entity. The Missouri federal court has certified classes (the "Classes") consisting generally of persons who were stockholders of NationsBank or BankAmerica on September 30, 1998, or were entitled to vote on the merger, or who purchased or acquired securities of the Corporation or its predecessors between August 4, 1998 and October 13, 1998. The amended complaint substantially survived a motion to dismiss. Discovery has been completed. A former NationsBank stockholder who opted out of the NationsBank shareholder Class has commenced an action in the Missouri federal court (the "Opt-Out Action") asserting claims substantially similar to the claims related to D.E. Shaw set forth in the consolidated action. Similar class actions have been filed in California state courts. Plaintiffs in one such class action, brought on behalf of California residents who owned BankAmerica stock, claim that the Proxy Statement falsely stated that the merger would be one of equals. Plaintiffs in that matter have recently been included in the federal action as part of the BankAmerica shareholder Class and will not be proceeding in California state court. Other California state court class actions (the "Other Actions") were consolidated, but have not been certified as class actions. The Missouri federal court enjoined prosecution of those consolidated cases as a class action. The plaintiffs who were enjoined appealed to the United States Court of Appeals for the Eighth Circuit, which upheld the district court's injunction. Those plaintiffs have sought review in the United States Supreme Court.

     Subsequent to December 31, 2001, the Corporation announced that it had reached an agreement in principle to settle the Class actions. The proposed settlement provides for payment of $333 million to the NationsBank Classes and $157 million to the BankAmerica Classes. The proposed settlement is subject to a number of conditions, including judicial approval. The Corporation agreed to the proposed settlement without admitting liability. The proposed settlement will be paid from existing litigation reserves and insurance and will not have an impact on the Corporation's financial results.

     On July 30, 2001, the Securities and Exchange Commission issued a cease-and-desist order finding violations of Section 13(a) of the Securities Exchange Act of 1934 and Rules 13a-1, 13a-11, 13a-13 and 12b-20 promulgated thereunder, with respect to BankAmerica's accounting for, and the disclosures relating to, the D.E. Shaw relationship. The Corporation consented to the order without admitting or denying the findings. In the Matter of BankAmerica Corp., Exch. Act Rel. No. 44613, Acctg & Audit. Enf. Rel. No. 1249, Admin. Proc. No. 3-10541.

Terrorist Attacks of September 11, 2001

The Corporation incurred certain costs and losses associated with the terrorist attacks of September 11, 2001, such as property losses and costs to re-establish business operations. Management believes that these costs and losses will not be material to the Corporation's financial position or results of operations.

Note 13 Shareholders' Equity and Earnings Per Common Share

On December 11, 2001, the Corporation's Board of Directors (the Board) authorized a new stock repurchase program of up to 130 million shares of the Corporation's common stock at an aggregate cost of up to $10.0 billion. No shares had been repurchased under the 2001 program at December 31, 2001. On July 26, 2000, the Board authorized a stock repurchase program of up to 100 million shares of the Corporation's common stock at an aggregate cost of up to $7.5 billion. At December 31, 2001, the remaining buyback authority for common stock under the 2000 program totaled $2.1 billion, or two million shares. On June 23, 1999, the Board authorized the repurchase of up to 130 million shares of the Corporation's common stock at an aggregate cost of up to $10.0 billion. The 1999 stock repurchase plan was completed in 2000. During 2001, the Corporation repurchased approximately 82 million shares of its common stock in open market repurchases at an average per-share price of $57.58, which reduced shareholders' equity by $4.7 billion. During 2000, the Corporation repurchased approximately 68 million shares of its common stock in open market repurchases at an average per-share price of $48.17, which reduced shareholders' equity by $3.3 billion. Management anticipates it will continue to repurchase shares at least equal to shares issued under its various stock option plans.

     Other shareholders' equity at December 31, 2001 consisted of premiums written on put options of $14 million and restricted stock award plan deferred compensation of $52 million. At December 31, 2000, other shareholders' equity consisted of premiums written on put options of $20 million, restricted stock award plan deferred compensation of $114 million and a loan to the employee stock ownership plan (ESOP) trust of $32 million.

     In September 1999, the Corporation began selling put options on its common stock to independent third parties. The put option program was designed to partially offset the cost of share repurchases. The put options give the holders the right to sell shares of the Corporation's common stock to the Corporation on certain dates at specified prices. The put option contracts allow the Corporation to determine the method of settlement, and

            B A N K O F A M E R I C A 2 0 0 1 A N N U A L R E P O R T the premiums received are reflected as a component of other shareholders' equity. At December 31, 2001, there were two million put options outstanding with exercise prices ranging from $61.82 per share to $61.84 per share, all of which expire in September 2002. At December 31, 2000, there were three million put options outstanding with exercise prices ranging from $45.22 per share to $50.37 per share, which expired from January 2001 to April 2001.

     As of December 31, 2001, the Corporation had 1.5 million shares issued and outstanding of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and each share is convertible into 1.68 shares of the Corporation's common stock. ESOP Preferred Stock in the amounts of $7 million, $5 million and $6 million was converted into the Corporation's common stock in 2001, 2000 and 1999, respectively.

     In November 1989, Barnett incorporated ESOP provisions into its existing 401(k) employee benefit plan (Barnett ESOP). The Barnett ESOP acquired $141 million of common stock using the proceeds of a loan from the Corporation. This loan was repaid in 2000. The terms of the loan included equal monthly payments of principal and interest through September 2015. Interest was at 9.75 percent and prepayments of principal were allowed. The loan was generally repaid from contributions to the plan by the Corporation and dividends on unallocated shares held by the Barnett ESOP. Shares held by the Barnett ESOP were allocated to plan participants as the loan was repaid. At December 31, 2001 and 2000, there were no shares of unallocated common stock remaining in the Barnett ESOP. During 2000 and 1999, the Barnett ESOP released and allocated common stock amounting to $32 million and $15 million, respectively.

     The Corporation issues new shares of common stock under employee compensation plans which are discussed in Note Sixteen of the consolidated financial statements. During 2001 and 2000, approximately 27 million and 4 million shares were issued under these plans primarily due to stock option exercises and restricted stock activity, increasing shareholders' equity by $1.1 billion and $294 million, respectively.

     Gains (losses) of $1.9 billion, $2.8 billion and $(3.9) billion were recorded in other comprehensive income in 2001, 2000 and 1999, respectively. Reclassification adjustments to net income of $715 million, $105 million and $240 million were recorded in 2001, 2000 and 1999, respectively. The related income tax expense (benefit) was $30 million, $800 million and $(1.4) billion in 2001, 2000 and 1999, respectively.

     Earnings per common share is computed by dividing net income available to common shareholders by the weighted average common shares issued and outstanding. For diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant's convertible preferred stock. Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. This adjusted net income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding and the dilution resulting from the conversion of the registrant's convertible preferred stock, if applicable. The effects of convertible preferred stock and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive.

     In 2001, 2000 and 1999, options to purchase 79 million, 102 million and 44 million shares, respectively, were outstanding but not included in the computation of earnings per share because they were antidilutive.

     The calculation of earnings per common share and diluted earnings per common share for 2001, 2000 and 1999 is presented below:

(Dollars in millions, except per share information; shares in thousands)           2001        2000         1999
                                                                           -------------------------------------
Earnings per common share
Net income                                                                  $     6,792   $   7,517    $   7,882
Preferred stock dividends                                                           (5)         (6)          (6)
----------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                                 $     6,787   $   7,511    $   7,876
----------------------------------------------------------------------------------------------------------------
Average common shares issued and outstanding                                  1,594,957   1,646,398    1,726,006
----------------------------------------------------------------------------------------------------------------
   Earnings per common share                                                $      4.26   $    4.56    $    4.56
================================================================================================================
Diluted earnings per common share
Net income available to common shareholders                                 $     6,787   $   7,511    $   7,876
Preferred stock dividends                                                             5           6            6
----------------------------------------------------------------------------------------------------------------
Net income available to common shareholders and assumed conversions         $     6,792   $   7,517    $   7,882
----------------------------------------------------------------------------------------------------------------
Average common shares issued and outstanding                                  1,594,957   1,646,398    1,726,006
----------------------------------------------------------------------------------------------------------------
Incremental shares from assumed conversions:
   Convertible preferred stock                                                    2,666       2,926        3,006
   Stock options                                                                 28,031      15,605       31,046
----------------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                                 30,697      18,531       34,052
----------------------------------------------------------------------------------------------------------------
Total diluted average common shares issued and outstanding                    1,625,654   1,664,929    1,760,058
----------------------------------------------------------------------------------------------------------------
  Diluted earnings per common share                                         $      4.18   $    4.52    $    4.48
================================================================================================================

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 14 Regulatory Requirements and Restrictions

The Federal Reserve Board requires the Corporation's banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balances required by the Federal Reserve Board were $4.0 billion and $4.1 billion for 2001 and 2000, respectively. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the Federal Reserve Bank amounted to $128 million and $3 million for 2001 and 2000, respectively.

     The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. The subsidiary national banks can initiate aggregate dividend payments in 2002, without prior regulatory approval, of $4.0 billion plus an additional amount equal to their net profits for 2002, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency (OCC) is the subsidiary bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.

     The Federal Reserve Board, the OCC, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation's financial statements. At December 31, 2001 and 2000, the Corporation and Bank of America, N.A. were classified as well-capitalized under this regulatory framework. There have been no conditions or events since December 31, 2001 that management believes have changed either the Corporation's or Bank of America, N.A.'s capital classifications.

     The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of three tiers of capital. Tier 1 Capital includes common shareholders' equity and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt and the allowance for credit losses up to 1.25 percent of risk-weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. At December 31, 2001 and 2000, the Corporation had no subordinated debt that qualified as Tier 3 capital.

     To meet minimum, adequately capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent. A well-capitalized institution must maintain a Tier 1 Capital ratio of six percent and a Total Capital ratio of ten percent. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by average total assets, after certain adjustments. The leverage ratio guidelines establish a minimum of 100 to 200 basis points above three percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well-capitalized.

     The valuation allowance for available-for-sale securities and marketable equity securities included in shareholders' equity at December 31, 2001 and 2000 and the net gains on derivatives included in shareholders' equity at December 31, 2001 are excluded from the calculations of Tier 1 Capital, Total Capital and leverage ratios.

     On September 12, 1996, the Agencies amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, the Corporation and any of its banking subsidiaries with significant trading activity, as defined in the amendment, must incorporate a measure for market risk in their regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines have not had a material impact on the Corporation or its subsidiaries' regulatory capital ratios or their well-capitalized status.

     The following table presents the actual capital ratios and amounts and minimum required capital amounts for the Corporation and Bank of America, N.A. at December 31, 2001 and 2000:

                                                   2001                              2000
                                   ---------------------------------   -----------------------------------
                                        Actual             Minimum            Actual          Minimum
                                   -----------------                   ---------------
(Dollars in millions)                Ratio    Amount    Required/(1)/  Ratio    Amount      Required/(1)/
                                   -----------------------------------------------------------------------
Tier 1 Capital
Bank of America Corporation         8.30%   $ 41,972      $ 20,243     7.50%  $ 40,667      $ 21,687
Bank of America, N. A.              9.25      42,161        18,225     7.72     39,178        20,308

Total Capital
Bank of America Corporation         12.67     64,118        40,487    11.04     59,826        43,374
Bank of America, N. A.              12.55     57,192        36,450    10.81     54,871        40,616

Leverage
Bank of America Corporation         6.56      41,972        25,604     6.12     40,667        26,587
Bank of America, N. A.              7.59      42,161        22,233     6.59     39,178        23,771
===========================================================================================================

/(1)/ Dollar amount required to meet the Agencies' guidelines for adequately capitalized institutions.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 15 Employee Benefit Plans

Pension and Postretirement Plans

The Corporation sponsors noncontributory trusteed qualified pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by ERISA. Individually, BankAmerica, Barnett Banks and NationsBank each sponsored defined benefit pension plans prior to each of the respective mergers of these banks. The BankAmerica plan was a cash balance design plan, providing participants with compensation credits, based on age and period of service, applied at each pay period and a defined earnings rate on all participant account balances in the plan. The NationsBank plan was amended to a cash balance plan effective July 1, 1998 and provided a similar crediting basis for all participants. The Barnett plan was amended to merge into the NationsBank plan and, effective January 1, 1999, to provide the cash balance plan design feature to those participants. The BankAmerica and NationsBank plans were merged effective December 31, 1998; however, the participants in each plan retained the cash balance plan design followed by their predecessor plans until the plan was amended in 2000. The Corporation and the BankAmerica 401(k) retirement plans were combined effective June 30, 2000. As part of the plan mergers, certain participants were offered a one-time opportunity to transfer certain assets from their savings or 401(k) plans to the cash balance plan. Assets with an approximate fair value of $2.8 billion were transferred by plan participants. The Bank of America Pension Plan (Pension Plan) allows participants to select from various earnings measures, which are based on the returns of certain funds managed by subsidiaries of the Corporation or common stock of the Corporation. The actual returns on the funds underlying the earnings measures selected by participants determine the earnings rate on the individual participant account balances. Participants may elect to modify existing earnings measures allocations on a daily basis. In 2001, the Corporation made a voluntary contribution to the Pension Plan of $500 million.

     The Pension Plan has a balance guarantee feature, applied at the time a benefit payment is made from the plan, that protects the transferred portion of participants' accounts and certain credits from future market downturns. The Corporation is responsible for funding any shortfall on the guarantee feature. At December 31, 2001, the market value of transferred assets exceeded the guaranteed amount.

     In 2000, a curtailment resulted from employee terminations in connection with the Corporation's reduction in number of associates. See Note Two for additional information.

     The Corporation sponsors a number of noncontributory, nonqualified pension plans. These plans, which are unfunded, provide defined pension benefits to certain employees.

     In addition to retirement pension benefits, full-time, salaried employees and certain part-time employees may become eligible to continue participation as retirees in health care and/or life insurance plans sponsored by the Corporation. Based on the other provisions of the individual plans, certain retirees may also have the cost of these benefits partially paid by the Corporation.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

     The following table summarizes the balances, changes in fair value of plan assets and benefit obligations, and the weighted average assumptions as of and for the years ended December 31, 2001 and 2000. Prepaid and accrued benefit costs are reflected in other assets and other liabilities, respectively, in the Consolidated Balance Sheet. For the Pension Plan, the asset valuation method recognizes 60 percent of the market gains or losses in the first year, with the remaining 40 percent spread equally over the next four years. For both the Pension Plan and the Postretirement Health and Life Plans, the expected return on plan assets will be decreased to 9.50% for 2002.

                                                          Qualified              Nonqualified       Postretirement
                                                           Pension                 Pension          Health and Life
                                                             Plan                   Plans                Plans
                                                  -------------------------------------------------------------------
(Dollars in millions)                                   2001       2000        2001       2000        2001       2000
                                                  -------------------------------------------------------------------
Change in fair value of plan assets
(Primarily listed stocks, fixed income and real
estate)
Fair value at January 1                              $ 8,652    $ 8,063         $ -        $ -       $ 208      $ 202
Actual return on plan assets                            (154)      (135)          -          -         (14)         6
Company contributions                                    500          -          98         49          69         63
Plan participant contributions                             -          -           -          -          41         35
Acquisition/transfer                                      16      1,334           -          -           -          -
Benefits paid                                           (750)      (610)        (98)       (49)       (110)       (98)
---------------------------------------------------------------------------------------------------------------------
   Fair value at December 31                         $ 8,264    $ 8,652         $ -        $ -       $ 194      $ 208
=====================================================================================================================
Change in benefit obligation
Benefit obligation at January 1                      $ 8,011    $ 6,252       $ 534      $ 535       $ 840      $ 836
Service cost                                             202        153          22         10          11         11
Interest cost                                            560        519          40         39          64         58
Plan participant contributions                             -          -           -          -          41         35
Plan amendments                                            -        325           2         12          29          6
Actuarial loss (gain)                                   (434)        16           9       (13)          69       (17)
Acquisition/transfer                                      17      1,392          20          -           -          -
Effect of curtailments                                     -        (36)          -          -           -          9
Benefits paid                                           (750)      (610)        (98)       (49)       (110)       (98)
---------------------------------------------------------------------------------------------------------------------
   Benefit obligation at December 31                 $ 7,606    $ 8,011       $ 529      $ 534       $ 944      $ 840
=====================================================================================================================
Funded status

Overfunded (unfunded) status at December 31            $ 658      $ 641     $  (529)    $ (534)     $ (750)    $ (632)
Unrecognized net actuarial loss (gain)                   954        358          86         69          45       (39)
Unrecognized transition obligation (asset)                 -        (2)           1          2         355        387
Unrecognized prior service cost                          468        521          61         70          44         19
---------------------------------------------------------------------------------------------------------------------
   Prepaid (accrued) benefit cost                    $ 2,080    $ 1,518     $  (381)    $ (393)     $ (306)    $ (265)
=====================================================================================================================
Weighted average assumptions at December 31
Discount rate                                           7.25%      7.25%       7.25%      7.25%       7.25%      7.25%
Expected return on plan assets                         10.00      10.00         n/a        n/a       10.00       10.00
Rate of compensation increase                           4.00       4.00        4.00       4.00         n/a         n/a
=====================================================================================================================

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Net periodic pension benefit cost (income) for the years ended December 31, 2001, 2000 and 1999, included the following components:

                                                                  Qualified Pension Plan        Nonqualified Pension Plan
                                                                 ---------------------------------------------------------
(Dollars in millions)                                              2001     2000       1999        2001     2000     1999
                                                                 ---------------------------------------------------------
Components of net periodic pension benefit cost (income)
Service cost                                                      $ 202    $ 153      $ 115        $ 22     $ 10     $  9
Interest cost                                                       560      519        433          40       39       33
Expected return on plan assets                                     (876)    (813)      (713)          -        -        -
Amortization of transition obligation (asset)                       (2)       (4)        (4)          -        1        1
Amortization of prior service cost                                   54       38         20          11       10        7
Recognized net actuarial loss                                         -        -          -           7        9        8
Recognized gain due to settlements and curtailments                   -      (11)         -           6        -        -
--------------------------------------------------------------------------------------------------------------------------
   Net periodic pension benefit cost (income)                    $  (62)  $ (118)    $ (149)       $ 86     $ 69     $ 58
==========================================================================================================================

For the years ended December 31, 2001, 2000 and 1999, net periodic postretirement benefit cost included the following components:

(Dollars in millions)                                                           2001       2000      1999
                                                                               --------------------------
Components of net periodic postretirement benefit cost (income)
Service cost                                                                     $ 11      $ 11      $ 12
Interest cost                                                                      65        58        58
Expected return on plan assets                                                   (21)       (20)      (19)
Amortization of transition obligation                                              32        37        34
Amortization of prior service cost (credit)                                         4        (3)        -
Recognized net actuarial loss (gain)                                               20       (45)      (54)
Recognized loss due to settlements and curtailments                                 -        20         -
---------------------------------------------------------------------------------------------------------
   Net periodic postretirement benefit cost                                     $ 111      $ 58      $ 31
=========================================================================================================

Net periodic postretirement health and life expense was determined using the "projected unit credit" actuarial method. Gains and losses for all benefits except postretirement health care are recognized in accordance with the minimum amortization provisions of the applicable accounting standards. For the postretirement health care plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

     Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the health care plan. The assumed health care cost trend rates used to measure the expected cost of benefits covered by the postretirement health care plans was 8.0 percent for 2002, reducing in steps to 4.5 percent in 2006 and later years. A one percentage point increase in assumed health care cost trend rates would have increased the service and interest costs and the benefit obligation by $6 million and $52 million, respectively, in 2001, $9 million and $49 million, respectively, in 2000 and $7 million and $62 million, respectively, in 1999. A one percentage point decrease in assumed health care cost trend rates would have lowered the service and interest costs and the benefit obligation by $4 million and $45 million, respectively, in 2001, $7 million and $40 million, respectively, in 2000 and $6 million and $56 million, respectively, in 1999.

Defined Contribution Plans

The Corporation maintains a qualified defined contribution retirement plan and certain nonqualified defined contribution retirement plans. There are two components of the qualified defined contribution retirement plan: an ESOP and a profit-sharing plan. Prior to 2001, the ESOP component of the qualified defined contribution retirement plan featured leveraged ESOP provisions. The profit-sharing component allows participants to modify existing investment allocations on a daily basis. See Note Thirteen for additional information on the ESOP provisions.

     Effective June 30, 2000, the BankAmerica 401(k) Investment Plan was merged with and into the Bank of America 401(k) Plan (401(k) Plan). During 2000, the Corporation offered former BankAmerica plan participants a one-time opportunity to transfer certain assets from the 401(k) Plan to the Pension Plan.

     The Corporation contributed approximately $196 million, $163 million, and $191 million for 2001, 2000, and 1999, respectively, in cash and stock which was utilized primarily to purchase the Corporation's common stock under the terms of these plans. At December 31, 2001 and 2000, an aggregate of 45,468,591 shares and 46,010,493 shares, respectively, of the Corporation's common stock and 1,506,553 shares and 1,684,053 shares, respectively, of ESOP preferred stock were held by the Corporation's various savings and profit sharing plans.

     Under the terms of the ESOP Preferred Stock provision, payments to the plan for dividends on the ESOP Preferred Stock were $5 million, $6 million, and $3 million, for 2001, 2000, and 1999, respectively. Payments to the plan for dividends on the ESOP Common Stock were $27 million, $22 million, and $21 million during the same periods. Interest incurred to service the debt of the ESOP Preferred Stock and ESOP Common Stock amounted to $0.3 million, $3 million and $5 million for 2001, 2000 and 1999, respectively. As of December 31, 2001, all principal and interest associated with the debt of the ESOP Preferred Stock and ESOP Common Stock have been repaid.

     In addition, certain non-U.S. employees within the Corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

         B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 16 Stock Incentive Plans

At December 31, 2001, the Corporation had certain stock-based compensation plans which are described below. The Corporation applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option and award plans. In accordance with Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation," the Corporation has also elected to provide disclosures as if the Corporation had adopted the fair-value based method of measuring outstanding employee stock options in 2001, 2000 and 1999 as indicated below:

                                                              As reported                    Pro forma
                                                   ----------------------------------------------------------
(Dollars in millions, except per share data)          2001        2000       1999     2001      2000     1999
                                                   ----------------------------------------------------------
Net income                                         $ 6,792     $ 7,517    $ 7,882  $ 6,441   $ 7,215  $ 7,563
Net income available to common shareholders          6,787       7,511      7,876    6,436     7,209    7,557
Earnings per common share                             4.26        4.56       4.56     4.04      4.38     4.38
Diluted earnings per common share                     4.18        4.52       4.48     3.96      4.34     4.30
=============================================================================================================

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. The weighted average grant-date fair values of the options granted during 2001, 2000 and 1999 were based on the following assumptions:

                          Risk-free Interest rates      Dividend Yield       Expected Lives (Years)           Volatility
                          -------------------------------------------------------------------------------------------------------
                          2001     2000     1999     2001    2000     1999    2001    2000   1999       2001      2000       1999
                          -------------------------------------------------------------------------------------------------------
Key Employee Stock Plan   5.05%    6.74%    5.19%    4.50%   4.62%    2.91%     7        7      7      26.68%    25.59%     24.91%
Take Ownership!           4.89     6.57     4.73     5.13    4.62     3.06      4        4      4      31.62     30.27      27.67
=================================================================================================================================

Compensation expense under the fair-value based method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying SFAS 123 in 2001, 2000 and 1999 may not be indicative of future amounts.

Key Employee Stock Plan

The Key Employee Stock Plan, as amended and restated, provides for different types of awards including stock options, restricted stock and performance shares (or restricted stock units). Under the plan, ten-year options to purchase approximately 97.3 million shares of common stock have been granted through December 31, 2001 to certain employees at the closing market price on the respective grant dates. Options granted under the plan generally vest in three or four equal annual installments. At December 31, 2001, approximately 76.2 million options were outstanding under this plan. Approximately 3.8 million shares of restricted stock and restricted stock units were granted during 2001. These shares of restricted stock generally vest in three equal annual installments beginning one year from the grant date. The Corporation incurred restricted stock expense of $182 million, $273 million and $324 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Take Ownership!

The Bank of America Global Associate Stock Option Program (Take Ownership!) covers all employees below a specified executive grade level. Under the plan, eligible employees received an award of a predetermined number of stock options entitling them to purchase shares of the Corporation's common stock at the fair market value on the grant date. Options granted on the first business day of 1999, 2000 and 2001 vest 25 percent on the first anniversary of the date of grant, 25 percent on the second anniversary of the date of grant and 50 percent on the third anniversary of the date of grant. These options have a term of five years after the grant date. On January 2, 2001, options to purchase approximately 22.8 million shares of common stock at $46.75 per share were granted under the plan. At December 31, 2001, approximately 62.1 million options were outstanding under this plan. No further awards may be granted under this plan.

2002 Associates Stock Option Plan

On September 26, 2001, the Board approved the Bank of America Corporation 2002 Associates Stock Option Plan which covers all employees below a specified executive grade level. Under the plan, eligible employees received a one-time award of a predetermined number of options entitling them to purchase shares of the Corporation's common stock. Approximately 54 million options were granted subsequent to December 31, 2001 at the closing price of $61.36. The options vest as follows: 50 percent of the options become exercisable after the Corporation's common stock closes at or above $76.36 per share for ten consecutive trading days; the remaining 50 percent of the options become exercisable after the Corporation's common stock closes at or above $91.36 for ten consecutive trading days. Regardless of the stock price, all options will be fully exercisable February 1, 2006. No option can be exercised before June 1, 2002. The options expire on the close of business January 31, 2007.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Other Plans

Under the NationsBank 1996 ASOP, as amended, the Corporation granted in 1996 and 1997 to certain full- and part-time associates options to purchase an aggregate of approximately 47 million shares of the Corporation's common stock. All options granted under the ASOP expired on June 29, 2001. No further awards may be granted under this plan.

     Under the BankAmerica 1992 Management Stock Plan, ten-year options to purchase shares of the Corporation's common stock were granted to certain key employees in 1997 and 1998. Options awarded generally vest in three equal annual installments beginning one year from the grant date. At December 31, 2001, approximately 18.4 million options were outstanding under this plan. Additionally, 2.9 million shares of restricted stock were granted to certain key employees in 1997 and 1998. These shares generally vest in four equal annual installments beginning the second year from the date of grant. No further awards may be granted under this plan.

     Under the BankAmerica Performance Equity Program, ten-year options to purchase shares of the Corporation's common stock were granted to certain key employees in 1997 and 1998 in the form of market price options and premium price options. All options issued under this plan to persons who were employees as of the Merger date vested. At December 31, 2001, approximately 11.8 million options were outstanding under this plan. No further awards may be granted under this plan.

     On October 1, 1996, BankAmerica adopted the BankAmerica Global Stock Option Program (BankAmerica Take Ownership!), which covered substantially all associates. Options awarded under this plan vest in three equal installments beginning one year from the grant date and have a term of five years after the grant date. At December 31, 2001, approximately 14.1 million options were outstanding under this plan. No further awards may be granted under this plan.

     Additional stock options assumed in connection with various acquisitions remain outstanding and are included in the tables below. No further awards may be granted under these plans.

     The following tables present the status of all plans at December 31, 2001, 2000 and 1999, and changes during the years then ended:

                                                     2001                       2000                       1999
                                         ----------------------------------------------------------------------------------
                                                        Weighted-                    Weighted-                    Weighted-
                                                          Average                     Average                       Average
                                                         Exercise                    Exercise                      Exercise
                                                         (Option)                    (Option)                      (Option)
Employee Stock Options                         Shares       Price          Shares       Price           Shares        Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1                  178,572,021     $ 54.45     156,205,635     $ 56.03      126,465,501      $ 51.01
Granted                                    53,067,079       50.45      49,318,536       48.44       68,341,012        61.30
Exercised                                 (28,198,630)      40.86      (5,144,778)      30.68      (21,872,532)       38.45
Forfeited                                 (18,890,454)      56.32     (21,807,372)      57.73      (16,728,346)       62.59
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31                184,550,016       55.19     178,572,021       54.45      156,205,635        56.03
---------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31         94,753,943       57.94      98,092,637       53.56       85,753,568        49.97
---------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of options
   granted during the year                                $ 10.36                     $ 11.00                       $ 13.88
===========================================================================================================================


                                                     2001                    2000                1999
                                         ----------------------------------------------------------------------------------
                                                        Weighted-                   Weighted-                     Weighted-
                                                          Average                     Average                       Average
                                                            Grant                       Grant                         Grant
Restricted Stock/Unit Awards                   Shares       Price          Shares       Price           Shares        Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding unvested grants at January 1    7,172,546     $ 63.37      13,027,337     $ 62.39        3,781,154      $ 61.85
Granted                                     3,844,384       51.21         652,724       48.50       11,413,497        61.99
Vested                                     (4,223,770)      60.32      (6,111,163)      59.51       (1,732,513)       57.19
Canceled                                     (201,414)      57.16        (396,352)      66.18         (434,801)       67.96
---------------------------------------------------------------------------------------------------------------------------
Outstanding unvested grants at December 31  6,591,746     $ 58.42       7,172,546     $ 63.37       13,027,337      $ 62.39
===========================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 2001:

                                               Outstanding Options                              Options Exercisable
                              ---------------------------------------------------------------------------------------------
                                      Number     Weighted-Average                               Number
                              Outstanding at            Remaining   Weighted-Average     Exercisable at    Weighted-Average
Range of Exercise Prices         December 31     Contractual Life     Exercise Price        December 31      Exercise Price
---------------------------------------------------------------------------------------------------------------------------
$10.00-$30.00                     10,012,213            2.9 years            $ 23.35         10,012,213             $ 23.35
$30.01-$46.50                      6,892,929            4.4 years              36.14          6,747,766               35.95
$46.51-$65.50                    144,609,175            5.2 years              54.47         56,227,059               58.40
$65.51-$99.00                     23,035,699            4.8 years              79.23         21,766,905               79.47
---------------------------------------------------------------------------------------------------------------------------
Total                            184,550,016            5.0 years            $ 55.19         94,753,943             $ 57.94
===========================================================================================================================


         B A N K  O F  A M ER I C A  2 0 0 1  A N N U A L  R E P O R T

Note 17 Income Taxes

The components of income tax expense for the years ended December 31, 2001, 2000 and 1999 were as follows:

(Dollars in millions)                                  2001        2000       1999
                                                    ------------------------------
Current expense:
   Federal                                          $ 3,183     $ 3,109    $ 1,470
   State                                                364         161         63
   Foreign                                              341         354        341
----------------------------------------------------------------------------------
     Total current expense                            3,888       3,624      1,874
----------------------------------------------------------------------------------
Deferred (benefit) expense:
   Federal                                             (554)        526      2,207
   State                                                (10)        120        254
   Foreign                                                1           1         (2)
----------------------------------------------------------------------------------
   Total deferred (benefit) expense                    (563)        647      2,459
----------------------------------------------------------------------------------
     Total income tax expense                       $ 3,325     $ 4,271    $ 4,333
==================================================================================

The preceding table does not reflect the tax effects of unrealized gains and losses on available-for-sale and marketable equity securities, foreign currency translation adjustments and derivatives that are included in shareholders' equity and certain tax benefits associated with the Corporation's employee stock plans. As a result of these tax effects, shareholders' equity increased by $21 million in 2001, decreased by $684 million in 2000 and increased by $1.6 billion in 1999. The Corporation's current income tax expense approximates the amounts payable for those years. Deferred income tax expense represents the change in the deferred tax asset or liability and is discussed further below.

     A reconciliation of the expected federal income tax expense using the federal statutory tax rate of 35 percent to the actual income tax expense for the years ended December 31, 2001, 2000 and 1999 follows:

(Dollars in millions)                                                   2001       2000        1999
                                                                    -------------------------------
Expected federal income tax expense                                   $ 3,541    $ 4,126     $ 4,275
Increase (decrease) in taxes resulting from:
   Tax-exempt income                                                     (105)      (116)       (103)
   State tax expense, net of federal benefit                              230        183         206
   Goodwill amortization/(1)/                                             366        202         207
   Basis difference in subsidiary stock                                  (418)         -           -
   Low income housing credits                                            (129)      (108)        (79)
   Foreign tax differential                                               (83)       (72)        (58)
   Other                                                                  (77)        56        (115)
----------------------------------------------------------------------------------------------------
     Total income tax expense                                         $ 3,325    $ 4,271     $ 4,333
====================================================================================================

/(1)/ Goodwill amortization included in business exit costs was $164 million in 2001.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Significant components of the Corporation's deferred tax (liabilities) assets at December 31, 2001 and 2000 were as follows:

(Dollars in millions)                                                                  2001           2000
                                                                                --------------------------
Deferred tax liabilities:
   Equipment lease financing                                                       $ (6,788)      $ (6,268)
   Intangibles                                                                         (767)          (733)
   Employee retirement benefits                                                        (560)          (403)
   Investments                                                                         (551)          (494)
   State taxes                                                                         (431)          (438)
   Deferred gains and losses                                                           (285)          (295)
   Securities valuation                                                                (231)          (400)
   Depreciation                                                                        (144)          (145)
   Other                                                                               (323)          (232)
----------------------------------------------------------------------------------------------------------
     Gross deferred tax liabilities                                                 (10,080)        (9,408)
----------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for credit losses                                                        3,085          2,751
   Employee benefits                                                                    497            344
   Accrued expenses                                                                     430            341
   Basis difference in subsidiary stock                                                 418              -
   Available-for-sale securities                                                        311            330
   Loan fees and expenses                                                               282            116
   Net operating loss carryforwards                                                     149            130
   Other                                                                                463            425
----------------------------------------------------------------------------------------------------------
     Gross deferred tax assets                                                        5,635          4,437
----------------------------------------------------------------------------------------------------------
     Valuation allowance                                                               (136)          (114)
----------------------------------------------------------------------------------------------------------
     Gross deferred tax assets, net of valuation allowance                            5,499          4,323
----------------------------------------------------------------------------------------------------------
        Net deferred tax liabilities                                              $  (4,581)      $ (5,085)
==========================================================================================================

The Corporation's deferred tax assets at December 31, 2001 and 2000 included a valuation allowance of $136 million and $114 million, respectively, primarily representing net operating loss carryforwards for which it is more likely than not that realization will not occur. The net change in the valuation allowance for deferred tax assets resulted from net operating losses being generated by foreign subsidiaries in 2001 where realization is not expected to occur.

     At December 31, 2001 and 2000, federal income taxes had not been provided on $859 million and $762 million, respectively, of undistributed earnings of foreign subsidiaries, earned prior to 1987 and after 1997, that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $188 million and $163 million of tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would result in 2001 and 2000, respectively.

Note 18 Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

     The provisions of SFAS 107 do not require the disclosure of the fair value of lease financing arrangements and nonfinancial instruments, including intangible assets such as goodwill, franchise, and credit card and trust relationships.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Short-Term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resale and repurchase agreements, commercial paper and other short-term borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have an average maturity of less than 30 days and carry interest rates which approximate market.

Financial Instruments Traded in the Secondary Market

Held-to-maturity securities, available-for-sale securities, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices. The fair values of securities and trading account instruments are reported in Notes Three and Four.

Derivative Financial Instruments

All derivatives are recognized on the balance sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The fair value of the Corporation's derivative assets and liabilities is presented in Note Five.

Loans

Fair values were estimated for groups of similar loans based upon type of loan and maturity. The fair value of loans was determined by discounting estimated cash flows using interest rates approximating the Corporation's current origination rates for similar loans and using credit factors. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair values. Contractual cash flows for residential mortgage loans were adjusted for estimated prepayments using published industry data.

     Substantially all of the foreign loans reprice within relatively short timeframes. Accordingly, for foreign loans, the carrying values were assumed to approximate their fair values.

Mortgage Banking Assets

The Certificates are carried at estimated fair value which is based on an option-adjusted spread model which requires several key components including, but not limited to, proprietary prepayment models and term structure modeling via Monte Carlo simulation.

Deposits

The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of foreign time deposits approximates fair value. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation's long-term relationships with depositors.

     The book and fair values of certain financial instruments at December 31, 2001 and 2000 were as follows:

                                                      2001                           2000
                                          ----------------------------------------------------------
                                                 Book            Fair           Book            Fair
(Dollars in millions)                           Value           Value          Value           Value
                                          -----------         -------    -----------         -------

Financial assets

   Loans                                    $ 310,427       $ 314,804      $ 369,706       $ 374,313
Financial liabilities
   Deposits                                   373,495         374,231        364,244         364,547
   Long-term debt/(1)/                         62,466          64,531         67,516          68,595
   Trust preferred securities                   5,530           5,612          4,955           4,792
   ------------------------------         -----------         -------    -----------         -------

/(1)/ Excludes obligations under capital leases.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 19 Business Segment Information

The Corporation reports the results of its operations through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments. Certain operating segments have been aggregated into a single business segment. A customer-centered strategic focus is changing the way the Corporation is managing its business. In addition to existing financial reporting, the Corporation has begun preparing customer segment-based financial operating information.

     Consumer and Commercial Banking provides a diversified range of products and services to individuals and small businesses through multiple delivery channels and commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. Asset Management offers investment, fiduciary and comprehensive credit expertise; asset management services to institutional clients, high-net-worth individuals and retail customers; and investment, securities and financial planning services to affluent and high-net-worth individuals. Global Corporate and Investment Banking provides capital raising solutions, advisory services, derivatives capabilities, equity and debt sales and trading, as well as traditional bank deposit and loan products, cash management and payments services to large corporations and institutional markets. Equity Investments includes Principal Investing which makes both direct and indirect equity investments in a wide variety of companies at all stages of the business cycle. Equity Investments also includes the Corporation's strategic technology and alliances investment portfolio. Corporate Other consists primarily of the functions associated with managing the interest rate risk of the Corporation and Consumer Special Assets, which includes certain consumer finance businesses being liquidated and certain residential mortgages originated by the mortgage group (not from retail branch originations).

     In the first quarter of 2001, the thirty-year mortgage portfolio was moved from Consumer and Commercial Banking to Corporate Other. In the third quarter of 2001, certain consumer finance businesses being liquidated were transferred from Consumer and Commercial Banking to Corporate Other.

     Effective January 2, 2001, the Corporation acquired the remaining 50 percent of Marsico Capital Management LLC (Marsico), which is part of the Asset Management segment, for a total investment of $1.1 billion. The Corporation acquired the first 50 percent in 1999. Marsico is a Denver-based investment management firm specializing in large capitalization growth stocks.

           B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

The following table includes total revenue and net income for the years ended December 31, 2001, 2000 and 1999, and total assets at December 31, 2001 and 2000 for each business segment. Certain prior period amounts have been reclassified between segments to conform to the current period presentation.

Business Segments
For the year ended December 31
                                                                                             Consumer and
                                               Total Corporation                            Commercial   Banking /(1)/
                                     -------------------------------------      -------------------------------------
(Dollars in millions)                    2001             2000        1999          2001             2000        1999
                                     --------------------------------------------------------------------------------
Net interest income/(2)/             $ 20,633         $ 18,671    $ 18,342      $ 13,364         $ 12,620    $ 12,851
Noninterest income/(3)/                14,348           14,582      14,179         8,008            7,356       7,160
---------------------------------------------------------------------------------------------------------------------
   Total revenue                       34,981           33,253      32,521        21,372           19,976      20,011
Provision for credit losses             4,287            2,535       1,820         1,802            1,111       1,118
Gains (losses) on sales of
securities                                475               25         240             3                -          48
Amortization of intangibles               878              864         888           637              649         673
Other noninterest expense              19,831           17,769      17,623        11,048           10,684      11,027
---------------------------------------------------------------------------------------------------------------------
   Income before income taxes          10,460           12,110      12,430         7,888            7,532       7,241
Income tax expense                      3,668            4,593       4,548         3,046            2,981       2,723
---------------------------------------------------------------------------------------------------------------------
   Net income                         $ 6,792          $ 7,517     $ 7,882       $ 4,842          $ 4,551     $ 4,518
=====================================================================================================================
Period-end total assets             $ 621,764        $ 642,191                 $ 304,874        $ 287,013
=====================================================================================================================


For the year ended December 31
                                                                                         Global Corporate and
                                              Asset Management/(1)/                     Investment Banking/(1)/
                                     -------------------------------------      -------------------------------------
(Dollars in millions)                    2001             2000        1999          2001             2000        1999
                                     --------------------------------------------------------------------------------
Net interest income/(2)/                $ 741            $ 666       $ 610       $ 4,592          $ 3,725     $ 3,407
Noninterest income/(3)/                 1,733            1,801       1,667         4,639            4,444       4,104
---------------------------------------------------------------------------------------------------------------------
   Total revenue                        2,474            2,467       2,277         9,231            8,169       7,511
Provision for credit losses               121               47          99         1,275              751         213
Gains (losses) on sales of
securities                                  -                -           -           (45)             (15)          9
Amortization of intangibles                57               30          31           143              138         137
Other noninterest expense               1,482            1,431       1,388         5,013            4,687       4,331
---------------------------------------------------------------------------------------------------------------------
   Income before income taxes             814              959         759         2,755            2,578       2,839
Income tax expense                        293              370         280           876              819         916
---------------------------------------------------------------------------------------------------------------------
   Net income                           $ 521            $ 589       $ 479       $ 1,879          $ 1,759     $ 1,923
=====================================================================================================================
Period-end total assets              $ 26,810         $ 27,140                 $ 194,146        $ 206,820
=====================================================================================================================


For the year ended December 31
                                             Equity Investments/(1)/                          Corporate Other
                                     --------------------------------------------------------------------------------
(Dollars in millions)                    2001             2000        1999          2001             2000        1999
                                     --------------------------------------------------------------------------------
Net interest income/(2)/               $ (151)          $ (139)      $ (83)     $  2,087        $   1,799     $ 1,557
Noninterest income/(3)/                   183            1,007         777          (215)             (26)        471
---------------------------------------------------------------------------------------------------------------------
   Total revenue                           32              868         694         1,872            1,773       2,028
Provision for credit losses/(4)/            8                4          25         1,081              622         365
Gains (losses) on sales of
securities                                  -                -           -           517               40         183
Amortization of intangibles                10               11          11            31               36          36
Other noninterest expense/(4)/            174              101         124         2,114              866         753
---------------------------------------------------------------------------------------------------------------------
   Income before income taxes            (160)             752         534          (837)              289      1,057
Income tax expense                        (66)             291         203          (481)              132        426
---------------------------------------------------------------------------------------------------------------------
   Net income                         $   (94)         $   461       $ 331      $   (356)       $     157     $   631
=====================================================================================================================
Period-end total assets               $ 6,230          $ 6,691                  $ 89,704        $ 114,527
=====================================================================================================================

/(1)/   There were no material intersegment revenues among the segments.

/(2)/ Net interest income is presented on a taxable-equivalent basis and includes taxable-equivalent basis adjustments of $343 million, $322 million, and $215 million in 2001, 2000 and 1999, respectively.

/(3)/ Noninterest income included the $83 million SFAS 133 transition adjustment net loss which was recorded in trading account profits in 2001. The components of the transition adjustment by segment were a gain of $4 million for Consumer and Commercial Banking, a gain of $19 million for Global Corporate and Investment Banking and a loss of $106 million for Corporate Other.

/(4)/ Corporate Other includes exit charges consisting of provision for credit losses of $395 million and noninterest expense of $1,305 million related to the exit of certain consumer finance businesses in 2001 and merger and restructuring charges in noninterest expense of $550 million and $525 million in 2000 and 1999,respectively.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Following is a reconciliation of the four business segments' revenue and net income for the years ended December 31, 2001, 2000 and 1999 and total assets at December 31, 2001 and 2000 to the consolidated totals:

(Dollars in millions)                                                           2001       2000      1999
                                                                            -----------------------------
Segments' revenue                                                           $ 33,109   $ 31,480  $ 30,493
Adjustments:
   Earnings associated with unassigned capital                                   346        368       357
   Consumer Special Assets activity                                            1,751      1,236     1,792
   SFAS 133 transition adjustment net loss                                      (106)         -         -
   Gain on sale of a business                                                      -        187         -
   Other                                                                        (119)       (18)     (121)
---------------------------------------------------------------------------------------------------------
     Consolidated revenue                                                   $ 34,981   $ 33,253  $ 32,521
=========================================================================================================
Segments' net income                                                         $ 7,148    $ 7,360   $ 7,251
Adjustments, net of taxes:
   Earnings associated with unassigned capital                                   222        235       231
   Consumer Special Assets activity                                              586        318       610
   SFAS 133 transition adjustment net loss                                       (68)         -         -
   Gain on sale of a business                                                      -        117         -
   Provision for credit losses in excess of net charge-offs                     (182)       (86)        -
   Gains on sales of securities                                                  333         25       118
   Severance charge                                                              (96)         -         -
   Litigation expense                                                           (214)         -         -
   Exit charges                                                               (1,250)         -         -
   Merger and restructuring charges                                                -      (346)     (358)
   Tax benefit associated with basis difference in subsidiary stock              267          -         -
   Other                                                                          46      (106)        30
---------------------------------------------------------------------------------------------------------
     Consolidated net income                                                 $ 6,792    $ 7,517   $ 7,882
=========================================================================================================
Segments' total assets                                                     $ 532,060  $ 527,664
Adjustments:
   Available-for-sale securities                                              70,540     47,256
   Elimination of excess earning asset allocations                           (65,908)   (52,826)
   Consumer Special Assets                                                    56,628     96,419
   Other, net                                                                 28,444     23,678
---------------------------------------------------------------------------------------------------------
     Consolidated total assets                                             $ 621,764  $ 642,191
=========================================================================================================

The adjustments presented in the table above represent consolidated income, expense and asset balances not specifically allocated to individual business segments. In addition, reconciling items also include the effect of earnings allocations not assigned to specific business segments, as well as the related earning asset balances.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 20 Bank of America Corporation (Parent Company Only)


The following tables present the Parent Company Only financial information:

                                                                                     Year Ended December 31
                                                                               --------------------------------
(Dollars in millions)                                                             2001         2000        1999
                                                                               --------------------------------
Condensed Statement of Income
Income
Dividends from subsidiaries:
   Bank subsidiaries                                                           $ 5,000      $ 6,902     $ 7,700
   Other subsidiaries                                                               32           18         171
Interest from subsidiaries                                                       1,746        2,756       2,197
Other income                                                                     1,772        1,053         987
---------------------------------------------------------------------------------------------------------------
                                                                                 8,550       10,729      11,055
---------------------------------------------------------------------------------------------------------------
Expense

Interest on borrowed funds                                                       2,564        3,359       2,626
Noninterest expense                                                              2,082        1,238       1,155
---------------------------------------------------------------------------------------------------------------
                                                                                 4,646        4,597       3,781
---------------------------------------------------------------------------------------------------------------
Income before income tax benefit and equity in undistributed
earnings of subsidiaries                                                         3,903        6,132       7,274
Income tax benefit                                                                 385          456         494
---------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings                                   4,288        6,588       7,768
of subsidiaries
Equity in undistributed earnings of
subsidiaries:
   Bank subsidiaries                                                             2,653          583          10
   Other subsidiaries                                                             (149)         346         104
---------------------------------------------------------------------------------------------------------------
                                                                                 2,504          929         114
---------------------------------------------------------------------------------------------------------------
Net income                                                                     $ 6,792      $ 7,517      $7,882
===============================================================================================================
Net income available to common shareholders                                    $ 6,787      $ 7,511      $7,876
===============================================================================================================


                                                                                    December 31
                                                                              ---------------------
(Dollars in millions)                                                             2001         2000
                                                                              ---------------------
Condensed Balance Sheet
Assets
Cash held at bank subsidiaries                                                $ 15,973     $ 20,233
Temporary investments                                                              663          677
Receivables from subsidiaries:
   Bank subsidiaries                                                             9,813       13,336
   Other subsidiaries                                                           13,076        7,331
Investments in subsidiaries:
   Bank subsidiaries                                                            58,968       52,711
   Other subsidiaries                                                              794        2,248
Other assets                                                                     3,675        4,157
---------------------------------------------------------------------------------------------------
   Total assets                                                               $102,962    $ 100,693
---------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Commercial paper and other notes payable                                      $  1,593      $ 6,747
Accrued expenses and other liabilities                                           3,328        2,767
Payables to subsidiaries:
   Bank subsidiaries                                                               297           83
   Other subsidiaries                                                            4,948        4,422
Long-term debt                                                                  44,276       39,046
Shareholders' equity                                                            48,520       47,628
---------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                 $102,962    $ 100,693
===================================================================================================



                                                                                    Year Ended December 31
                                                                               --------------------------------
(Dollars in millions)                                                             2001         2000        1999
                                                                               --------------------------------
Condensed Statement of Cash Flows
Operating Activities

Net income                                                                    $  6,792      $ 7,517      $7,882

Reconciliation of net income to net cash provided by operating activities:

   Equity in undistributed earnings of subsidiaries                             (2,504)        (929)       (114)
   Other operating activities                                                    1,768          798        (191)
---------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                   6,056        7,386       7,577
---------------------------------------------------------------------------------------------------------------
Investing Activities

Net (increase) decrease in temporary investments                                   (24)          87        (274)
Net payments from (to) subsidiaries                                             (3,330)         237       9,192
---------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                        (3,354)         324       8,918
---------------------------------------------------------------------------------------------------------------
Financing Activities

Net increase (decrease) in commercial paper and
other notes payable                                                             (5,154)        (399)      1,600
Proceeds from issuance of long-term debt                                        10,762        6,335       5,912
Retirement of long-term debt                                                    (6,106)      (2,993)     (3,760)
Proceeds from issuance of common stock                                           1,121          294       1,158
Common stock repurchased                                                        (4,716)      (3,256)     (4,858)
Cash dividends paid                                                             (3,632)      (3,388)     (3,199)
Other financing activities                                                         763           (2)       (485)
---------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                                      (6,962)      (3,409)     (3,632)
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash held at bank subsidiaries                       (4,260)       4,301      12,863

Cash held at bank subsidiaries at January 1                                     20,233       15,932       3,069
---------------------------------------------------------------------------------------------------------------
     Cash held at bank subsidiaries at December 31                             $15,973     $ 20,233     $15,932
===============================================================================================================


        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T

Note 21 Performance by Geographic Area

Since the Corporation's operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at total assets, total revenue, income (loss) before income taxes and net income (loss) by geographic area. The Corporation identifies its geographic performance based upon the business unit structure used to manage the capital or expense deployed in the region as applicable. This requires certain judgements related to the allocation of revenue so that revenue can be appropriately matched with the related expense or capital deployed in the region. Translation gains, for those units in hyperinflationary economies, net of hedging, totaled $2 million in 2001 compared to translation losses of $1 million in 2000 and translation gains of $4 million in 1999. These amounts, which are reported in other noninterest income, are included in the table below:


                                                            Total revenue/(2)/
                                       Total assets/(1)/    for the year ended          Income (loss)
(Dollars in millions)           Year      at December 31           December 31    before income taxes    Net income (loss)
                                ------------------------------------------------------------------------------------------
Domestic/(3)/                   2001           $ 570,184              $ 32,187                $ 9,428              $ 6,315
                                2000             587,287                30,633                 10,584                6,693
                                1999                                    30,038                 11,164                7,159
--------------------------------------------------------------------------------------------------------------------------
Asia                            2001              17,231                   921                    411                  276
                                2000              22,093                   954                    508                  355
                                1999                                     1,104                    535                  367
--------------------------------------------------------------------------------------------------------------------------
Europe, Middle East and Africa  2001              27,674                 1,227                    435                  295
                                2000              25,799                   995                    533                  363
                                1999                                       693                    247                  177
--------------------------------------------------------------------------------------------------------------------------
Latin America and the Caribbean 2001               6,675                   303                  (157)                 (94)
                                2000               7,012                   349                    163                  106
                                1999                                       471                    269                  179
--------------------------------------------------------------------------------------------------------------------------
   Total Foreign                2001              51,580                 2,451                    689                  477
                                2000              54,904                 2,298                  1,204                  824
                                1999                                     2,268                  1,051                  723
--------------------------------------------------------------------------------------------------------------------------
     Total Consolidated         2001           $ 621,764              $ 34,638               $ 10,117              $ 6,792
                                2000             642,191                32,931                 11,788                7,517
                                1999                                    32,306                 12,215                7,882
==========================================================================================================================

/(1)/ Total assets includes long-lived assets, which are primarily located in the U.S.

/(2)/ There were no material intercompany revenues between geographic regions for any of the periods presented.

/(3)/ Includes the Corporation's Canadian operations, which had total assets of $2,849 and $3,938; total revenues of $121, $118 and $100; income before income taxes of $4, $34 and $55; and net income of $0.3, $22 and $30 at and for the years ended December 31, 2001, 2000 and 1999, respectively.

        B A N K  O F  A M E R I C A  2 0 0 1  A N N U A L  R E P O R T