Form 10-K, Exhibit 13
period 2002-12-31
BANK OF AMERICA CORP /DE/
filed 2003-03-03
CIK 70858

Management’s Discussion and Analysis of
Results of Operations and Financial Condition
Bank of America Corporation and Subsidiaries

This report contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” other similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers of the Corporation’s Annual Report should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this report. The statements are representative only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which the Corporation operates which may affect, among other things, the level of nonperforming assets, charge-offs, and provision expense; changes in the interest rate environment which may reduce interest margins and impact funding sources; changes in foreign exchange rates; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial products including securities, loans, deposits, debt and derivative financial instruments and other similar financial instruments; unfavorable political conditions including acts or threats of terrorism and actions taken by governments in response to terrorism; litigation liabilities, including costs, expenses, settlements and judgments; changes in domestic or foreign tax laws, rules and regulations as well as Internal Revenue Service (IRS) or other governmental agencies’ interpretations thereof; various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation and state regulators; competition with other local, regional and international banks, thrifts, credit unions and other nonbank financial institutions; ability to grow core businesses; ability to develop and introduce new banking-related products, services and enhancements and gain market acceptance of such products; mergers and acquisitions and their integration into the Corporation; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to manage these and other risks.

The Corporation is headquartered in Charlotte, North Carolina, operates in 21 states and the District of Columbia, and has offices located in 30 countries. The Corporation provides a diversified range of banking and certain non-banking financial services and products both domestically and internationally through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments .The following Management’s Discussion and Analysis of Results of Operations and Financial Condition should be read in conjunction with the Statistical Information beginning on page 56. When a note to the consolidated financial statements is referred to in Management’s Discussion and Analysis of Results of Operations and Financial Condition such as by the word “see,” then such note is incorporated by reference into Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Performance Overview

Net income totaled $9.2 billion, or $5.91 per diluted common share in 2002, compared to $6.8 billion, or $4.18 per diluted common share in 2001. The return on average common shareholders’ equity was 19.44 percent in 2002 compared to 13.96 percent in 2001. Goodwill was not expensed in 2002 as a result of a new rule issued by the Financial Accounting Standards Board (FASB). During 2001, we expensed $662 million or $0.38 per diluted common share associated with goodwill. Prior year results also included $1.25 billion, or $0.77 per diluted common share, of after-tax business exit charges in the third quarter of 2001.

In 2002, we saw continued strong financial performance in our Consumer and Commercial Banking business segment; however, a challenging economic environment for our market-sensitive businesses and credit quality issues in the Global Corporate and Investment Banking and Asset Management segments negatively impacted financial results.

In the fourth quarter of 2002, we increased our quarterly dividend to $0.64 per share bringing the 2002 total dividend to $2.44 per share. Our average total shareholder return (stock price appreciation and dividends paid) over the past three years was 15.9 percent, ranking us first in our peer group. Our one-year total shareholder return was 14.1 percent, second in our peer group. In addition, we repurchased 109 million shares and issued 50 million shares under employee plans in 2002, resulting in a net return of capital to our shareholders of $4.8 billion.

During 2002, we also experienced strong core business fundamentals in the areas of customer satisfaction and product/market performance that have created momentum for 2003.

Customer satisfaction continued to increase during the year, resulting in better retention and increased opportunities to deepen relationships with our customers. Delighted or highly satisfied customers, those who rate us a 9 or 10 on a 10-point scale, increased 10.4 percent from a year ago. An important factor driving the increase was a 24 percent reduction in errors reported by our customers.

On a net basis, we increased consumer checking accounts by approximately 528,000 in 2002 compared to a net increase of approximately 193,000 in 2001, driven by greater customer satisfaction, focused marketing and new products such as MyAccess Checking.™

Online banking is an important component in giving customers the flexibility to do banking in a fast and easy way, whenever it’s most convenient. Our success continued in 2002 as our active online banking customers reached more than 4.7 million by the end of the year, a 63 percent increase. Active bill pay customers more than doubled during the year to nearly 1.8 million. Monthly, our customers pay 9.9 million bills online totaling $2.7 billion.

First mortgage originations reached $88.1 billion, as low mortgage interest rates drove refinance volume, coupled with expanded market coverage from our deployment of LoanSolutions.® Total consumer real estate originations, which include first and second mortgages and home equity lines, surpassed $100 billion in 2002. The introduction of LoanSolutions® into our banking centers has expedited the mortgage application process, enabling 7,300 personal bankers to, in minutes, match customers with the right products to meet their needs.

Despite a challenging market, we made significant market share gains in convertible and common stock offerings, mergers and acquisitions advisory services, and asset-backed securities in Global Corporate and Investment Banking.

In December 2002, we agreed to purchase a 24.9 percent stake in Grupo Financiero Santander Serfin (GFSS), the subsidiary of Santander Central Hispano in Mexico, for $1.6 billion. GFSS is the third-largest and most profitable banking organization in Mexico. The transaction is expected to close in the first quarter of 2003.

Financial Highlights

For the Corporation in total, the increase in net interest income was more than offset by the decline in noninterest income. The impact of higher levels of securities and residential mortgage loans, higher levels of core deposit funding, the margin impact of higher trading-related assets, consumer loan growth and the absence of 2001 losses associated with auto lease financing had a positive effect on net interest income. The securitization of subprime real estate loans and reduced commercial loan levels negatively impacted net interest income relative to 2001. The net interest yield improved seven basis points from a year ago, primarily due to a favorable shift in loan mix, higher levels of core deposit funding, the absence of 2001 losses associated with auto lease financing and higher levels of securities and residential mortgage loans, partially offset by the securitization of subprime real estate loans and higher-trading related assets.

Noninterest income declined $777 million as market conditions in 2002 negatively impacted our market-sensitive revenue. This decline was partially offset by strong performance in consumer-based fee income and gains recognized in our whole mortgage loan portfolio created by the interest rate fluctuations that occurred in 2002. Other noninterest income included gains from whole mortgage loan sales of $500 million in 2002 compared to $20 million in 2001. Gains on sales of securities were $630 million, an increase of $155 million from 2001.

The provision for credit losses decreased $590 million, due in part to $395 million in 2001 associated with exiting the subprime real estate lending business. Net charge-offs were down $547 million to $3.7 billion, or 1.10 percent of average loans and leases, a decrease of six basis points. Decreases in commercial – domestic and consumer finance net charge-offs and $635 million of charge-offs in 2001 related to exiting the subprime real estate lending business were partially offset by increases in credit card and commercial – foreign net charge-offs.

Nonperforming assets were $5.3 billion, or 1.53 percent of loans, leases and foreclosed properties at December 31, 2002, a $354 million increase from December 31, 2001. Nonperforming assets in the large corporate portfolio within Global Corporate and Investment Banking drove the increase, partially offset by credit quality improvement in the commercial portfolio within Consumer and Commercial Banking.

Noninterest expense declined $2.3 billion, as reductions in personnel expense and professional fees were partially offset by increased data processing and marketing expenses. Noninterest expense in 2001 included $1.3 billion of business exit costs, $662 million in goodwill amortization expense and $334 million of litigation expenses in fourth quarter 2001. Excluding these items in 2001, noninterest expense was relatively unchanged compared to the prior year.

Salaries expense declines were partially offset by increased employee benefit costs, which largely resulted from higher healthcare costs and the $69 million impact of a change in the expected long-term rate of return on plan assets to 8.5 percent for the Bank of America Pension Plan. Incentive compensation, primarily in the Global Corporate and Investment Banking business, declined consistent with reductions in market-sensitive revenues. In the fourth quarter of 2002, we also recorded a $128 million severance charge related to outsourcing and strategic alliances.

Reduced consulting and other professional fees reflected the increased use of in-house personnel for consulting and productivity-related activities. Data processing expense increases reflected the $45 million in costs associated with terminated contracts on discontinued software licenses in the third quarter of 2002 as well as higher volumes of online bill pay activity, check imaging and higher item processing and check clearing expenses. Marketing expense increased in 2002 as we expanded our advertising campaign. Advertising efforts primarily focused on card, mortgage, online banking and bill pay.

Income tax expense was $3.7 billion resulting in an effective tax rate of 28.8 percent. During 2002, we reached a settlement with the IRS generally covering tax years ranging from 1984 to 1999 but including returns as far back as 1971. As a result of this settlement, the Corporation recorded a $488 million reduction in income tax expense.

TABLE 1 Five-Year Summary of Selected Financial Data(1)

(Dollars in millions, except per share information)	2002	2001	2000	1999	1998

Income statement
Net interest income	$20,923	$20,290	$18,349	$18,127	$18,298
Noninterest income	13,571	14,348	14,582	14,179	12,189
Total revenue	34,494	34,638	32,931	32,306	30,487
Provision for credit losses	3,697	4,287	2,535	1,820	2,920
Gains on sales of securities	630	475	25	240	1,017
Noninterest expense	18,436	20,709	18,633	18,511	20,536
Income before income taxes	12,991	10,117	11,788	12,215	8,048
Income tax expense	3,742	3,325	4,271	4,333	2,883
Net income	9,249	6,792	7,517	7,882	5,165
Average common shares issued and outstanding (in thousands)	1,520,042	1,594,957	1,646,398	1,726,006	1,732,057
Average diluted common shares issued and outstanding (in thousands)	1,565,467	1,625,654	1,664,929	1,760,058	1,775,760

Performance ratios
Return on average assets	1.40%	1.05%	1.12%	1.28%	0.88%
Return on average common shareholders’ equity	19.44	13.96	15.96	16.93	11.56
Total equity to total assets (at year end)	7.62	7.80	7.42	7.02	7.44
Total average equity to total average assets	7.19	7.49	7.02	7.55	7.67
Dividend payout ratio	40.07	53.44	45.02	40.54	50.18

Per common share data
Earnings	$6.08	$4.26	$4.56	$4.56	$2.97
Diluted earnings	5.91	4.18	4.52	4.48	2.90
Cash dividends paid	2.44	2.28	2.06	1.85	1.59
Book value	33.49	31.07	29.47	26.44	26.60

Average balance sheet
Total loans and leases	$336,819	$365,447	$392,622	$362,783	$347,840
Total assets	662,401	649,547	671,573	616,838	584,487
Total deposits	371,479	362,653	353,294	341,748	345,485
Long-term debt	60,207	64,638	65,338	52,619	45,098
Trust preferred securities	5,838	4,984	4,955	4,955	4,871
Common shareholders’equity	47,552	48,609	47,057	46,527	44,467
Total shareholders’equity	47,613	48,678	47,132	46,601	44,829

Risk-based capital ratios (at year end)
Tier 1 capital	8.22%	8.30%	7.50%	7.35%	7.06%
Total capital	12.43	12.67	11.04	10.88	10.94
Leverage ratio	6.29	6.56	6.12	6.26	6.22

Market price per share of common stock
Closing	$69.57	$62.95	$45.88	$50.19	$60.13
High	77.08	65.54	61.00	76.38	88.44
Low	53.98	45.00	36.31	47.63	44.00

     (1)    As a result of the adoption of SFAS 142 on January 1, 2002, the Corporation no longer amortizes goodwill. Goodwill amortization expense was $662, $635, $635 and $633 in 2001, 2000, 1999 and 1998, respectively.

Supplemental Financial Data

In managing our business, we use certain non-GAAP (generally accepted accounting principles) performance measures and ratios, including financial information on an operating basis, shareholder value added, taxable-equivalent net interest income and core net interest income. We also calculate certain measures, such as the net interest yield and the efficiency ratio, on a taxable-equivalent basis. Other companies may define or calculate supplemental financial data differently. See Table 2 for supplemental financial data and corresponding reconciliations to GAAP financial measures for the five most recent years.

Supplemental financial data presented on an operating basis is a non-GAAP basis of presentation that excludes exit, merger and restructuring charges. Table 2 includes earnings, earnings per share, shareholder value added, return on assets, return on equity, efficiency ratio and dividend payout ratio presented on an operating basis. Management believes that the exclusion of the exit, merger and restructuring charges provides a meaningful period-to-period comparison and is more reflective of normalized operations.

Shareholder value added (SVA) is a key non-GAAP measure of performance used in managing our growth strategy orientation and that strengthens our focus on generating long-term growth and shareholder value. SVA is used in measuring performance of our different business units and is an integral component for allocating resources. Each business segment has a goal for growth in SVA reflecting the individual segment’s business and customer strategy. Investment resources and initiatives are aligned with these SVA growth goals during the planning and forecasting process. Investment, relationship and profitability models all have SVA as a key measure to support the implementation of SVA growth goals. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital. Cash basis earnings is net income adjusted to exclude amortization of intangibles. The charge for the use of capital is calculated by multiplying 12 percent (management’s estimate of the shareholders’ minimum required rate of return on capital invested) by average total common shareholders’ equity at the corporate level and by average allocated equity at the business segment level. Equity is allocated to the business segments using a risk-adjusted methodology for each segment’s credit, market, country and operational risk. In 2002, we did not make any significant changes to the methodology used to allocate the cost of capital. Effective January 2003, the Corporation will charge 11 percent for the use of capital. Management believes that this decrease better reflects the changes in investors’ expected returns in a lower growth rate environment. SVA increased 22 percent to $3.8 billion in 2002 compared to the prior year, due to both the $547 million increase in operating cash basis earnings and the $1.1 billion reduction in average common shareholders’ equity. For additional discussion of SVA, see Business Segment Operations beginning on page 30.

Management reviews net interest income on a taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the efficiency ratio and the net interest yield. The efficiency ratio, which is calculated by dividing noninterest expense by total revenue, measures how much it costs to produce one dollar of revenue. Net interest income on a taxable-equivalent basis is also used in our business segment reporting.

Additionally, management reviews “core net interest income,” which adjusts reported net interest income on a taxable-equivalent basis for the impact of trading-related activities and loans originated by the Corporation and sold into revolving credit card and commercial securitizations. Noninterest income, rather than net interest income, is recorded for assets that have been securitized as the Corporation takes on the role of servicer and records servicing income and gains or losses on securitizations, where appropriate. For purposes of internal analysis, management combines trading-related net interest income with trading account profits, as discussed in the Global Corporate and Investment Banking business segment discussion beginning on page 34, as trading strategies are evaluated based on total revenue.

Core net interest income increased $344 million in 2002. This increase was driven by the impact of higher levels of securities and residential mortgage loans, higher levels of core deposit funding, consumer loan growth and the absence of 2001 losses associated with auto lease financing. The securitization of the subprime real estate loans and reduced commercial loan levels negatively impacted core net interest income relative to 2001.

Core average earning assets decreased $13.1 billion in 2002, primarily due to exiting unprofitable commercial loan relationships, the decline in subprime real estate loans (net of the remaining securitization) and auto lease financing, partially offset by higher levels of securities and residential mortgage loans.

The core net interest yield increased 20 basis points in 2002, mainly due to a favorable shift in loan mix, higher levels of core deposit funding, the absence of 2001 losses associated with auto lease financing and higher levels of securities and residential mortgage loans, partially offset by the impact of the securitization of subprime real estate loans.

TABLE 2 Supplemental Financial Data and Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)	2002	2001	2000	1999	1998

Operating basis(1,2)
Operating earnings	$9,249	$8,042	$7,863	$8,240	$6,490
Operating earnings per share	6.08	5.04	4.77	4.77	3.73
Diluted operating earnings per share	5.91	4.95	4.72	4.68	3.64
Shareholder value added	3,760	3,087	3,081	3,544	2,056
Return on average assets	1.40%	1.24%	1.17%	1.34%	1.11%
Return on average common shareholders’equity	19.44	16.53	16.70	17.70	14.54
Efficiency ratio (taxable-equivalent basis)	52.55	55.47	54.38	55.30	61.15
Dividend payout ratio	40.07	45.13	43.04	38.77	39.90

Net interest income
Taxable-equivalent basis data
Net interest income	$21,511	$20,633	$18,671	$18,342	$18,461
Total revenue	35,082	34,981	33,253	32,521	30,650
Net interest yield	3.75%	3.68%	3.20%	3.45%	3.69%
Efficiency ratio (taxable-equivalent basis)	52.55	59.20	56.03	56.92	67.00
Core basis data(3)
Core net interest income	$20,063	$19,719	$18,546	$18,583	n/a
Average core earnings assets	455,200	468,317	506,898	472,329	n/a
Core net interest yield	4.41%	4.21%	3.66%	3.93%	n/a

Reconciliation of net income to operating earnings
Net income	$9,249	$6,792	$7,517	$7,882	$5,165
Exit charges	—	1,700	—	—	—
Merger and restructuring charges	—	—	550	525	1,795
Related income tax benefit	—	(450)	(204)	(167)	(470)
Operating earnings	9,249	8,042	7,863	8,240	6,490

Reconciliation of EPS to operating EPS
Earnings per share	$6.08	$4.26	$4.56	$4.56	$2.97
Exit charges, net of tax benefit	—	0.78	—	—	—
Merger and restructuring charges, net of tax benefit	—	—	0.21	0.21	0.76
Operating earnings per share	6.08	5.04	4.77	4.77	3.73

Reconciliation of diluted EPS to diluted operating EPS
Diluted earnings per share	$5.91	$4.18	$4.52	$4.48	$2.90
Exit charges, net of tax benefit	—	0.77	—	—	—
Merger and restructuring charges, net of tax benefit	—	—	0.20	0.20	0.74
Diluted operating earnings per share	5.91	4.95	4.72	4.68	3.64

Reconciliation of net income to shareholder value added
Net income	$9,249	$6,792	$7,517	$7,882	$5,165
Amortization expense	218	878	864	888	902
Exit charges, net of tax benefit	—	1,250	—	—	—
Merger and restructuring charges, net of tax benefit	—	—	346	358	1,325
Capital charge	(5,707)	(5,833)	(5,646)	(5,584)	(5,336)
Shareholder value added	3,760	3,087	3,081	3,544	2,056

     (1)    Operating basis excludes exit, merger and restructuring charges. Exit charges in 2001 represented provision for credit losses of $395 and noninterest expense of $1,305, both of which were related to the exit of certain consumer finance businesses. Merger and restructuring charges were $550, $525 and $1,795 in 2000, 1999 and 1998, respectively.

     (2)    As a result of the adoption of SFAS 142 on January 1, 2002, the Corporation no longer amortizes goodwill. Goodwill amortization expense was $662, $635, $635 and $633 in 2001, 2000, 1999 and 1998, respectively.

     (3)    Information not available for 1998.

Complex Accounting Estimates and Principles

The Corporation’s significant accounting principles are described in Note 1 of the consolidated financial statements and are essential to understanding Management’s Discussion and Analysis of Results of Operations and Financial Condition. Some of the Corporation’s accounting principles require significant judgment to estimate values of either assets or liabilities. In addition, certain accounting principles require significant judgment in applying the complex accounting principles to individual transactions to determine the most appropriate treatment. We have established procedures and processes to facilitate making the judgments necessary to prepare financial statements.

The following is a summary of the more judgmental and complex accounting estimates and principles. In each area, we have identified the variables most important in the estimation process. Management has used the best information available to make the estimations necessary to value the related assets and liabilities. Actual performance that differs from our estimates and future changes in the key variables could change future valuations and impact net income.

Allowance for Credit Losses

The allowance for credit losses is management’s best estimate of the probable incurred credit losses in the lending portfolio and is discussed in further detail in the Credit Risk Management section beginning on page 41. The Corporation performs periodic and systematic detailed reviews of its lending portfolio to identify and estimate the inherent risks and assess the overall collectibility. These reviews include loss forecast modeling based on historical experiences and current events and conditions as well as individual loan valuations. In each analysis, numerous portfolio and economic assumptions are made.

Principal Investing

Principal Investing within the Equity Investments segment, discussed in more detail in Business Segment Operations, is comprised of a diversified portfolio of investments in privately held and publicly traded companies at all stages, from start-up to buyout. Some of these companies may need access to additional cash to support their long-term business models. Market conditions as well as company performance may impact whether such funding is sourced from private investors or via capital markets. As of December 31, 2002, we had non-public investments of $5.4 billion.

Trading Assets and Liabilities

The Corporation engages in a variety of trading-related activities that are either for clients or our own accounts. The management process related to the trading positions is discussed in detail in the Market Risk Management section beginning on page 49. Positions recorded on the balance sheet are valued at fair value and the majority of the positions are based on or derived from actively quoted markets prices or rates. Valuations for trading account assets and liabilities are obtained from actively traded markets where valuations can be obtained from quoted market prices or observed transactions. The most significant factor affecting the valuation of trading assets or liabilities is the lack of liquidity, where trading in a position or a market sector has slowed significantly or ceased and quotes may not be available. Liquidity situations generally are triggered by the market’s perception of credit regarding a single company or a specific market sector, for example airlines or sub-prime. In these instances, valuations are derived from the limited market information available and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more of the rating agencies. Valuations for derivative assets and liabilities not traded on an exchange, or over the counter, are obtained using mathematical models that require inputs of external rates and prices to generate continuous yield or pricing curves used to value the position. This “pricing risk” is greater for positions with either option-based or longer dated attributes where inputs are not readily available and model-based extrapolations of rate and price scenarios are used to generate valuations. In these situations, this risk is mitigated through the use of valuation adjustments.

Accrued Taxes

Management estimates tax expense based on the amount it expects to owe various tax authorities. Taxes are discussed in more detail in Note 18 of the consolidated financial statements. Accrued taxes represent the net estimated amount due or to be received from taxing authorities. In estimating accrued taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance in the context of our tax position.

Goodwill

The nature and accounting for goodwill is discussed in detail in Notes 1 and 9 of the consolidated financial statements. Assigned goodwill is subject to a market value recoverability test that records a loss if the value of goodwill is less than the amount recorded in the financial statements. Estimating the value of goodwill requires assumptions regarding future cash flows and comparable business valuations.

Accounting Standards

Our accounting for hedging activities, securitizations and off-balance sheet special purpose entities requires significant judgment in interpreting and applying the accounting principles related to these matters. Judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (SFAS 133) and the applicable hedge criteria, the accounting for the transfer of financial assets and extinguishments of liabilities in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125” (SFAS 140) and the determination of when certain special purpose entities should be consolidated in the Corporation’s balance sheet and statement of income. For a more complete discussion of these principles, see Notes 1, 5 and 8 of the consolidated financial statements.

The remainder of management’s discussion and analysis of the Corporation’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages 72 through 111. See Note 1 for Recently Issued Accounting Pronouncements.

Business Segment Operations

We provide to our clients both traditional banking and nonbanking financial products and services through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments.

In managing our four business segments, we evaluate results using both financial and non-financial measures. Financial measures consist primarily of revenue, net income and shareholder value added. Non-financial measures include, but are not limited to, market share and customer satisfaction. Total revenue includes net interest income on a taxable-equivalent basis and noninterest income. The net interest income of the business segments includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net interest income also reflects an allocation of net interest income generated by certain assets and liabilities used in our asset and liability management (ALM) activities.

From time to time we refine the business segment strategy and reporting. As we continued to refine our business segment strategy in 2001, we moved a portion of our thirty-year mortgage portfolio from the Consumer and Commercial Banking segment to Corporate Other. The mortgages designated solely for ALM activities were moved to Corporate Other to reflect the fact that management decisions regarding this portion of the mortgage portfolio are driven by corporate ALM considerations and not by the business segments’ management. In the first quarter of 2002, certain commercial lending businesses in the process of liquidation were transferred from Consumer and Commercial Banking to Corporate Other, and in the third quarter of 2001, certain consumer finance businesses in the process of liquidation (subprime real estate, auto leasing and manufactured housing) were transferred from Consumer and Commercial Banking to Corporate Other.

See Note 20 of the consolidated financial statements for additional business segment information, reconciliations to consolidated amounts and information on Corporate Other. Certain prior period amounts have been reclassified between segments and their components to conform to the current period presentation.

Table 3 presents selected financial information for the business segments for 2002 and 2001.

TABLE 3 Business Segment Summary

	Total Corporation		Consumer and Commercial Banking(1)		Asset Management(1)

(Dollars in millions)	2002	2001	2002	2001	2002	2001

Net interest income(2)	$21,511	$20,633	$14,538	$13,243	$774	$742
Noninterest income(3)	13,571	14,348	8,451	7,815	1,625	1,733

Total revenue	35,082	34,981	22,989	21,058	2,399	2,475
Provision for credit losses	3,697	4,287	1,805	1,582	318	121
Noninterest expense(4)	18,436	20,709	11,558	11,410	1,473	1,537
Net income	9,249	6,792	6,088	4,953	404	522
Shareholder value added	3,760	3,087	4,054	3,286	113	312
Return on average equity	19.4%	14.0%	33.1%	25.9%	16.3%	23.5%
Efficiency ratio (taxable-equivalent basis)	52.6	59.2	50.3	54.2	61.4	62.1
Net interest yield (taxable-equivalent basis)	3.75	3.68	5.05	5.01	3.24	2.91
Average:
Total loans and leases	$336,819	$365,447	$183,341	$178,116	$23,251	$24,381
Total assets	662,401	649,547	312,011	290,038	25,409	26,764
Total deposits	371,479	362,653	283,261	266,035	12,030	11,897
Common equity/Allocated equity	47,552	48,609	18,406	19,159	2,474	2,223
Year end:
Total loans and leases	342,755	329,153	187,068	182,158	22,263	24,692
Total assets	660,458	621,764	339,959	304,558	24,891	26,811
Total deposits	386,458	373,495	297,653	280,962	13,305	12,208

	Global Corporate and Investment Banking(1)		Equity Investments(1)		Corporate Other

(Dollars in millions)	2002	2001	2002	2001	2002	2001

Net interest income(2)	$4,992	$4,727	$(152)	$(150)	$1,359	$2,071
Noninterest income(3)	3,841	4,859	(281)	179	(65)	(238)

Total revenue	8,833	9,586	(433)	29	1,294	1,833
Provision for credit losses(5)	1,209	1,292	7	8	358	1,284
Noninterest expense(4,5)	4,977	5,369	94	214	334	2,179
Net income (loss)	1,723	1,956	(329)	(115)	1,363	(524)
Shareholder value added	421	519	(582)	(388)	(246)	(642)
Return on average equity	15.5%	14.9%	(15.5)%	(4.9)%	n/m	n/m
Efficiency ratio (taxable-equivalent basis)	56.4	56.0	n/m	n/m	n/m	n/m
Net interest yield (taxable-equivalent basis)	2.48	2.45	n/m	n/m	n/m	n/m
Average:
Total loans and leases	$62,934	$82,321	$440	$477	$66,853	$80,152
Total assets	241,325	232,366	6,179	6,583	77,477	93,796
Total deposits	64,769	66,983	—	13	11,419	17,725
Common equity/Allocated equity(6)	11,121	13,164	2,123	2,365	13,428	11,698
Year end:
Total loans and leases	57,569	68,215	437	433	75,418	53,655
Total assets	219,938	195,817	6,064	6,315	69,606	88,263
Total deposits	67,216	66,532	—	—	8,284	13,793

n/m = not meaningful

     (1)    There were no material intersegment revenues among the segments.

     (2)    Net interest income is presented on a taxable-equivalent basis.

     (3)    Noninterest income in 2001 included the $83 SFAS 133 transition adjustment net loss which was included in trading account profits. The components of the transition adjustment by segment were a gain of $4 for Consumer and Commercial Banking, a gain of $19 for Global Corporate and Investment Banking and a loss of $106 for Corporate Other.

     (4)    The Corporation adopted SFAS 142 on January 1, 2002. Accordingly, no goodwill amortization was recorded in 2002.

     (5)    Corporate Other includes exit charges consisting of provision for credit losses of $395 and noninterest expense of $1,305 related to the exit of certain consumer finance businesses in the third quarter of 2001.

     (6)    Corporate Other also included unallocated capital of $12.5 billion and $9.4 billion in 2002 and 2001, respectively.

Consumer and Commercial Banking

Consumer and Commercial Banking provides a wide range of products and services to individuals, small businesses and middle market companies through multiple delivery channels.

The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products and Commercial Banking.

Banking Regions serves consumer households and small businesses in 21 states and the District of Columbia through its network of 4,208 banking centers, 13,013 ATMs, telephone, and Internet channels on www.bankofamerica.com. Banking Regions provides a wide range of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, debit card products and credit products such as home equity, mortgage and personal auto loans. It also provides treasury management, credit services, community investment, check card, e-commerce and brokerage services to nearly two million small business relationships across the franchise. Banking Regions also includes Premier Banking, which provides high-touch banking and investment solutions to affluent clients with balances up to $3 million.

Consumer Products provides specialized services such as the origination, fulfillment and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and Internet, student lending and certain insurance services. Consumer Products also provides retail finance and floorplan programs to marine, RV and auto dealerships.

Commercial Banking provides commercial lending and treasury management services primarily to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct. Commercial Banking also includes the Real Estate Banking Group, which provides project financing and treasury management to private developers, homebuilders and commercial real estate firms across the U.S. Commercial Banking also provides lending and investing services to develop low- and moderate-income communities.

Consumer and Commercial Banking drove our financial results in 2002 as total revenue increased $1.9 billion, or nine percent. Net income rose $1.1 billion, or 23 percent. The increase in net income and lower economic capital, as a result of reductions in commercial loan levels in specific industries, drove the 23 percent increase in shareholder value added.

Throughout the year our Consumer and Commercial Banking strategy has been to attract, retain and deepen customer relationships. A critical component of that strategy includes improvement of customer satisfaction. Customers reporting that they were delighted with their service increased 10.4 percent during the year. As a result of this improvement, we added 528,000 net new checking accounts for the year, which exceeded our goal, compared to 193,000 for 2001. Access to our services through on-line banking which saw a 63 percent increase in customers, our network of domestic banking centers, ATMs, telephone and internet channels, and our product innovations such as an expedited mortgage application process through LoanSolutions® were factors contributing to revenue growth and success with our customers.

A favorable shift in loan mix from commercial to credit card and residential mortgage, overall loan and deposit growth and the results of ALM activities contributed to the $1.3 billion, or ten percent, increase in net interest income. These increases were partially offset by the compression of deposit interest margins.

Net interest income was positively impacted by the $5.2 billion, or three percent, increase in average loans and leases compared to 2001. Average on-balance sheet credit card outstandings increased 29 percent, primarily due to balance transfers, the reduction in voluntary attrition and an increase in new advances on previously securitized balances that are recorded on the Corporation’s balance sheet after the revolving period of the securitization. Average residential mortgage loans increased 38 percent primarily driven by the refinancing environment that began in the fourth quarter of 2001. Offsetting these increases was a decline in average commercial loans of 12 percent driven by liquidations, lower hold levels, reduced utilization of existing facilities and soft loan demand.

Deposit growth also positively impacted net interest income. Higher consumer deposit balances due to significant growth in net checking accounts, increased money market accounts due to an emphasis on total relationship balances and customer preference for stable investments in these uncertain economic times drove the $17.2 billion, or seven percent, increase in average deposits to $283.3 billion in 2002.

Significant Noninterest Income Components

(Dollars in millions)	2002	2001

Service charges	$4,070	$3,779
Card income	2,620	2,422
Mortgage banking income	751	593

Increases in service charges, card income and mortgage banking income drove the $636 million, or eight percent, increase in noninterest income. These increases were partially offset by a decrease in trading account profits within Consumer Products. In 2002, a trading loss of $24 million was recorded compared to a trading gain of $165 million in the prior year. The amount recorded in trading account profits represents the net mark-to-market adjustments on certain mortgage banking assets and the related derivative instruments. See Note 1 of the consolidated financial statements for additional information on mortgage banking assets.

Both corporate and consumer service charges attributed to the $291 million, or eight percent, increase in service charges. Corporate service charges increased $163 million, or 17 percent, as customers opted to pay service charges rather than maintain additional deposit balances in the lower rate environment. Increased customer account charges, partially offset by the impact of new and existing customers choosing accounts with lower or no service charges drove the $128 million, or five percent, increase in consumer service charges.

Increases in both debit and credit card income drove the eight percent increase in card income. The increase in debit card income within Banking Regions of $143 million, or 22 percent, was driven by increases in purchase volumes. Higher annual, late, cash advance and overlimit fees partially offset by the impact of reduced securitized balances attributed to the $55 million, or three percent, increase in credit card income within Consumer Products. Card income included activity from the securitized portfolio of $168 million and $193 million in 2002 and 2001, respectively. Noninterest income, rather than net interest income, is recorded for assets that have been securitized as we take on the role of servicer and record servicing income and gains or losses on securitizations, where appropriate. New advances under these previously securitized balances will be recorded on our balance sheet after the revolving period of the secu-ritization, which has the effect of increasing loans on our balance sheet and increasing net interest income and charge-offs, with a corresponding reduction in noninterest income.

An increase in net mortgage production income driven by higher mortgage sales, partially offset by declines in servicing volume due to portfolio run-off were the main contributors to the $158 million, or 27 percent, increase in mortgage banking income within Consumer Products. An increase in total production of first mortgage loans originated of $11.5 billion to $88.1 billion in 2002, is primarily attributed to the current refinancing boom and the successful deployment of LoanSolutions.® These factors more than offset our decision in the second quarter of 2001 to exit the correspondent loan origination channel in an effort to focus on the retail channel. We believe the retail channel allows us to be more customer focused and deepen our relationships with our customers as well as being more profitable. First mortgage loan origination volume was composed of approximately $60.0 billion of retail loans and $28.1 billion of wholesale loans in 2002. Retail first mortgage origination volume was 68 percent of total volume in 2002 compared to 61 percent in 2001. An increase in mortgage prepayments resulting from the significant decrease in mortgage interest rates during 2002 drove the $28.4 billion decline in the average portfolio of first mortgage loans serviced to $283.0 billion in 2002. Total consumer real estate originations surpassed $100 billion in 2002. Mortgage banking assets declined $1.8 billion or 46 percent from a year ago also due to higher prepayments in the lower interest rate environment.

Higher provision in the credit card loan portfolio, partially offset by a decline in provision within Commercial Banking resulted in a $223 million, or 14 percent, increase in the provision for credit losses. The increase in credit card provision was primarily attributable to the increase in average on-balance sheet outstandings, portfolio seasoning of outstandings from new account growth in 2000 and 2001 and a weaker economic environment. Seasoning refers to the length of time passed since an account was opened. The reduction in the Commercial Banking provision was driven by the reduction in average commercial loans and leases and improved credit quality during 2002.

Noninterest expense increased slightly, primarily attributable to increases in processing/support costs (which included increases related to e-commerce and debit card processing), marketing and promotional fees, data processing expense and personnel expense as well as the change in assumptions for the Bank of America Pension Plan. The increase in marketing and promotional fees for the segment was primarily due to increased advertising and marketing investments in mortgage, online banking and bill pay and card products. The increase in data processing expense was primarily due to costs associated with terminated contracts on discontinued software licenses and due to an increase in online bill payers. An increase in employee benefits expense for the segment and an increase in incentive compensation due to higher mortgage production drove the increase in personnel expense. See Note 16 of the consolidated financial statements for additional discussion of the change in assumption for the Bank of America Pension Plan. These increases were partially offset by the elimination of goodwill amortization. Goodwill amortization expense in 2001 was $452 million.

Asset Management

Asset Management includes the Private Bank, Banc of America Investments and Banc of America Capital Management. The Private Bank’s goal is to assist individuals and families in building and preserving their wealth by providing investment, fiduciary, comprehensive credit and banking expertise to high-net-worth clients. Banc of America Investments provides investment, securities and financial planning services and includes both the full-service network of investment advisors and an extensive on-line investor service. Banc of America Capital Management is an asset management organization serving the needs of institutional clients, high-net-worth individuals and retail customers. Banc of America Capital Management manages money and distribution channels, provides investment solutions, offers institutional separate accounts and wrap programs and provides advice to clients through asset allocation expertise and software.

Despite the 23 percent drop in the S&P 500 Index from a year ago, total revenue only declined $76 million, or three percent, in 2002. Net income decreased $118 million, or 23 percent. The decrease in net income drove the 64 percent decline in shareholder value added.

During 2002, Asset Management grew its distribution capabilities to better serve the financial needs of its clients across the franchise, surpassing its goal of increasing the number of advisors by more than 20 percent. In addition, we continue to enhance the financial planning tools used to assist clients with their financial goals, and these financial planning tools have received industry recognition in the market place.

Client Assets

	December 31

(Dollars in billions)	2002	2001

Assets under management	$310.3	$314.2
Client brokerage assets	90.9	99.4
Assets in custody	46.6	46.9

Total client assets	$447.8	$460.5

Assets under management, which consist largely of mutual funds, equities and bonds, generate fees based on a percentage of their market value. Compared to the prior year, assets under management remained relatively flat, as the decline in equity funds due to the weakened economic environment was partially offset by an increase in money market and other short-term fixed income funds. Client brokerage assets, a source of commission revenue, decreased $8.5 billion, or nine percent, compared to the prior year. Client brokerage assets consist largely of investments in bonds, mutual funds, annuities and equities. Assets in custody represent trust assets managed for customers. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.

Net interest income increased $32 million, or four percent, primarily due to results of ALM activities, partially offset by the impact of declines in loan balances and loan yields. Average loans and leases declined $1.1 billion, or five percent.

Significant Noninterest Income Components

(Dollars in millions)	2002	2001

Asset management fees(1)	$1,087	$1,129
Brokerage income	435	450

Total investment and brokerage services	$1,522	$1,579

     (1)    Includes personal and institutional asset management fees, mutual fund fees and fees earned on assets in custody.

The increase in net interest income was offset by a $108 million, or six percent, decline in noninterest income. This decline was primarily due to a decrease in investment and brokerage services activities, which reflected the current market environment. Declines in personal asset management fees and brokerage income more than offset an increase in mutual fund fees.

Provision expense increased $197 million, driven principally by the charge-off of one large credit in the Private Bank.

The elimination of goodwill amortization of $51 million and lower revenue-related incentive compensation of $44 million were the primary drivers of the $64 million, or four percent, decrease in noninterest expense. These decreases were partially offset by increased expenses related to the growth of the segment’s distribution capabilities.

Global Corporate and Investment Banking

Global Corporate and Investment Banking provides a broad range of financial services such as investment banking, capital markets, trade finance, treasury management, lending, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 30 countries in four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, structured finance and trade services.

Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products and Global Treasury Services.

Global Investment Banking includes the Corporation’s investment banking activities and risk management products. Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities as well as provides correspondent clearing services for other securities broker/dealers and prime-brokerage services. Debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements are also provided through Global Investment Banking.

In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities and is a primary dealer in the U.S. as well as in several international locations.

Global Credit Products provides credit and lending services for our clients with our corporate industry-focused portfolios, which also include leasing. Global Credit Products is also responsible for actively managing loan and counterparty risk in our portfolios using available risk mitigation techniques, including credit default swaps.

Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and our corporate clients manage their operations and cash flows on a local, regional, national and global level.

Total revenue within Global Corporate and Investment Banking declined $753 million, or eight percent, primarily driven by a decline in trading–related revenue. Net income decreased $233 million, or 12 percent. The decline in cash basis earnings, partially offset by lower economic capital due to reductions in loan levels, drove the 19 percent decline in shareholder value added.

Net interest income increased by $265 million, or six percent, as a result of higher net interest income from trading related activities and the results of ALM activities. Partially offsetting this increase were lower levels of commercial loans. Average loans and leases declined $19.4 billion, or 24 percent to $62.9 billion.

Significant Noninterest Income Components

(Dollars in millions)	2002	2001

Service charges	$1,170	$1,130
Investment and brokerage services	636	473
Investment banking income	1,481	1,526
Trading account profits	830	1,818

Noninterest income declined $1.0 billion, or 21 percent, due to a sharp decline in trading account profits and a decline in investment banking income, partially offset by increases in investment and brokerage services and service charges. Service charges increased four percent to $1.2 billion as many corporate customers chose to pay higher fees rather than increase deposit balances in the lower rate environment. Investment and brokerage services increased 35 percent to $636 million primarily driven by a shift to commissions based on a fixed rate rather than a variable spread. Commissions based on a fixed rate are recorded in investment and brokerage services while those based on variable spread are recorded in trading account profits.

Trading-related net interest income as well as trading account profits in noninterest income (“trading-related revenue”) are presented in the following table as they are both considered in evaluating the overall profitability of our trading activities.

Trading-related Revenue in Global Corporate and Investment Banking

(Dollars in millions)	2002	2001

Net interest income	$1,970	$1,609
Trading account profits	830	1,818

Total trading-related revenue	$2,800	$3,427

Revenue by product
Foreign exchange	$530	$541
Interest rate	886	923
Credit(1)	914	887
Equities	384	906
Commodities	86	170

Total trading-related revenue	$2,800	$3,427

     (1)    Credit includes credit fixed income, credit derivatives and hedges of credit exposure.

Trading-related revenue decreased $627 million in 2002, as the $988 million decrease in trading account profits was partially offset by a $361 million increase in the net interest income. The overall decrease was primarily due to a decline in revenue from equity products of $522 million, which was attributable to a slowdown in market activities and a shift to commissions based on a fixed rate rather than a variable spread. Revenue from commodities contracts also contributed to the decline with a decrease of $84 million, attributable to prior year gains that resulted from the prior year’s volatile markets.

Investment Banking Income in Global Corporate and Investment Banking

(Dollars in millions)	2002	2001

Investment banking income
Securities underwriting	$721	$796
Syndications	427	395
Advisory services	288	251
Other	45	84

Total	$1,481	$1,526

Overall, investment banking fees were strong relative to another year of declining market conditions. Market share gains were achieved in nearly all debt and equity capital raising services with our most significant market share gains in high grade originations and convertible bond offerings. These market share gains served to minimize the decline of $45 million, or three percent, in investment banking income. The market for securities underwriting continued to decline, resulting in a $75 million decrease in securities underwriting fees, which was partially offset by increases in market share gains. Despite a smaller market for syndication fees, we continued to increase market share, which drove an increase in syndication fees of $32 million. Advisory services income increased $37 million, primarily due to increases in fees from restructuring Clients’ balance sheets.

The adverse economic environment in 2001 continued throughout 2002. While provision expense declined in 2002, we continued to be impacted by elevated loss levels, including sporadic, large borrower defaults. Declining loan levels and higher than normal recoveries softened the negative impact of the weakened economic environment. In addition to credit losses reflected in provision expense, included in other income in 2002 were losses from writedowns of approximately $82 million related to partnership interests in leveraged leases to the airline industry.

Noninterest expense declined by $392 million, or seven percent, driven by lower market-based compensation and the elimination of goodwill amortization. Goodwill amortization expense in 2001 was $117 million.

It is anticipated that 2003 will be another challenging year for the investment banking industry. We will continue to monitor market developments and take actions necessary to adjust resources accordingly to maintain our focus on revenue, net income and shareholder value added.

Equity Investments

Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in privately held and publicly traded companies at all stages, from start-up to buyout. Investments are made on both a direct and indirect basis in the U.S. and overseas. Direct investing activity focuses on advising portfolio companies on strategic directions and providing access to the Corporation’s global resources. Indirect investments represent passive limited partnership commitments to funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes the Corporation’s strategic alliances and investment portfolio.

For 2002, both revenue and net income in Principal Investing decreased substantially, primarily due to higher Principal Investing impairment charges. The equity investment portfolio in Principal Investing remained relatively flat at $5.7 billion in 2002.

Net interest income consists primarily of the internal funding cost associated with the carrying value of investments.

Equity Investment Gains in Principal Investing

(Dollars in millions)	2002	2001

Cash gains	$432	$425
Impairments	(708)	(335)
Fair value adjustments	(10)	(40)

Total	$(286)	$50

Noninterest income primarily consists of equity investment gains (losses). Weakness in equity markets in 2002 and a $140 million gain in the strategic investments portfolio in the first quarter of 2001 related to the sale of an interest in the Star Systems ATM network were the primary drivers for the decline in equity investment gains (losses). Impairments recorded in both 2002 and 2001 were driven by continuing depressed levels of economic activity across many sectors and a lack of liquidity in the private or public equity markets which were compounded in 2001 by the terrorist attack on September 11. The Corporation recognized a reduction in values of certain equity positions primarily within the technology, media and telecom portfolios as well as value adjustments across many other industries both domestically and internationally.

Risk Management

Overview

Our corporate governance structure enables us to manage all major aspects of our business through an integrated planning and review process that includes strategic, financial, associate and risk planning. We derive our revenue from assuming and managing customer risk for profit. Through a robust governance structure, risk and return is evaluated to produce sustainable revenue, to reduce earnings volatility and increase shareholder value. Our business exposes us to four major risks: liquidity, credit, market and operational.

Liquidity risk is the inability to accommodate liability maturities and withdrawals, fund asset growth and otherwise meet contractual obligations at reasonable market rates. Credit risk is the inability of a customer to meet its repayment or delivery obligations. Market risk is the fluctuation in asset values caused by changes in market prices and yields. Operational risk is the potential for loss resulting from events involving people, processes, technology, legal issues, external events, execution, regulatory or reputation.

Board Committees

Our governance structure begins with our Board of Directors. The Board of Directors evaluates risk through the Chief Executive Officer (CEO) and three Board committees:

•          Finance Committee reviews market, credit, liquidity and operational risk

•          Asset Quality Committee reviews credit risk

•          Audit Committee reviews scope and coverage of external and corporate audit activities

Three Lines of Defense

Management has established control processes and procedures to align risk-taking and risk management throughout our organization. These control processes and procedures are designed around “three lines of defense”: lines of business; Risk Management joined by other units such as Finance and Legal; and Corporate Audit.

The lines of business are responsible for identifying, quantifying, mitigating and managing all risks. Except for trading-related business activities within Global Corporate Investment Banking, interest rate risk associated with our business activities is managed centrally in the Corporate Treasury function. Line of business management makes and executes the business plan, which puts it closest to the changing nature of risks and therefore best able to take actions to manage and mitigate those risks. Our management processes, structures and policies help us comply with laws and regulations and provide clear lines of sight for decision-making and accountability. Wherever practical, we attempt to house decision-making authority as close to the customer as possible.

The Risk Management organization translates approved business plans into approved limits, approves requests for changes to those limits, approves transactions as appropriate and works closely with business units to establish and monitor risk parameters. Each of the four business segments has a Risk Executive assigned to it who is responsible for oversight for all risks of the line of business.

Corporate Audit provides an independent assessment of our management systems and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is complete, accurate, and reliable; and employees’ actions are in compliance with Corporate policies, standards, procedures, and applicable laws and regulations.

Senior Management Committees

To ensure our risk management goals and objectives are accomplished, oversight of our risk-taking and risk management activities is conducted through three senior management committees.

The Risk and Capital Committee (RCC) establishes long-term strategy and short-term operating plans. RCC also establishes the risk appetite through corporate performance measures, capital allocations, aggregate risk levels, and overall capital planning. RCC reviews actual performance to plan and actual risk incurred to forecasted risk levels, including information regarding credit, market and operational risk.

The Asset and Liability Committee (ALCO), a subcommittee of the Finance Committee, reviews portfolio hedging used for managing liquidity, market and credit portfolio risks as well as interest rate risk inherent in our balance sheet and trading risk inherent in our customer and proprietary trading portfolio. ALCO approves Value at Risk (VAR) limits for various trading activities in the Corporation.

The Credit Risk Committee (CRC) establishes corporate credit practices and limits, including industry and country concentration limits, approval requirements and exceptions. CRC also reviews business asset quality results versus plan, portfolio management, hedging results and the adequacy of the allowance for credit losses.

Risk Management Controls

We use various controls to manage risks at the line of business level and corporate-wide. For example, our planning and forecasting process facilitates analysis of results versus plan and provides early indication of unplanned risk levels. Various line of business risk committees and forums are comprised of line personnel, Risk Management and other groups responsible for the internal control infrastructure (i.e. Finance, Legal, Compliance, Tax and/or Corporate Audit). Limits, the amount of exposure that may be taken in a product, relationship, region or industry, are set based on metrics thereby aligning our risk goals with those of each line of business. Models are used to estimate market and net interest income sensitivity. Modeling is used to estimate both expected and unexpected credit losses for each product and line of business. We employ hedging strategies to reduce concentrations and improve portfolio granularity and to manage interest rate risk in the portfolio. We have continued to strengthen the linkage between the associate performance management process and individual compensation to help associates work toward corporate wide goals. Finally, compliance plays a significant role in aiding our business units in risk management.

Formal processes used in managing risk only represent one side of the equation. Corporate culture and the actions of our associates are critical to effective risk management. Through our recently updated Code of Ethics, we set a high standard for our associates. The Code of Ethics provides a framework for all of our associates to conduct themselves with the highest integrity in the delivery of their product or service to our customers.

The following sections, Liquidity Risk Management, Credit Risk Management beginning on page 41, Market Risk Management beginning on page 49 and Operational Risk Management beginning on page 53, address in more detail the specific procedures, measures and analyses of the four categories of risk that we manage.

Liquidity Risk Management

Liquidity Risk

Liquidity is the ongoing ability to accommodate liability maturities and withdrawals, fund asset growth and otherwise meet contractual obligations through generally unconstrained access to funding at reasonable market rates. Liquidity management involves maintaining ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to business shocks or unanticipated events.

We manage liquidity at two primary levels. The first level is the liquidity of the parent company, which is the holding company that owns the banking and non-banking subsidiaries. The second level is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries each have different funding needs and sources and each are subject to certain regulatory guidelines and requirements. The Finance Committee is responsible for establishing our liquidity policy as well as approving operating and contingency procedures and monitoring liquidity on an ongoing basis, both of which may be delegated to ALCO. Corporate Treasury is responsible for planning and executing our funding activities and strategy.

A primary objective of liquidity risk management is to provide a planning mechanism for unanticipated changes in the demand or need of liquidity created by customer behavior or capital market conditions. In order to achieve this objective, liquidity management and business unit activities are managed consistent with a strategy of funding stability, flexibility and diversity. We emphasize maximizing and preserving customer deposits and other customer-based funding sources. Deposit rates and levels are monitored, and trends and significant changes are reported to ALCO and the Finance Committee. Deposit marketing strategies are reviewed for consistency with our liquidity policy objectives. Asset securitization also enhances funding diversity and stability and is considered a critical source of contingency funding.

We develop and maintain contingency funding plans that separately address the parent company and banking subsidiaries liquidity. These plans evaluate market-based funding capacity under various levels of market conditions and specify actions and procedures to be implemented under liquidity stress. Further, these plans address alternative sources of liquidity, measure the overall ability to fund our operations and define roles and responsibilities for effectively managing liquidity through a problem period.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings and changes thereto. The credit ratings of the Corporation and Bank of America, N.A. are reflected in the table below.

TABLE 4 Credit Ratings

	Bank of America Corporation			Bank of America, N.A.

	Commercial Paper	Senior Debt	Subordinated Debt	Short-Term	Long-Term

Moody’s	P-1	Aa2	Aa3	P-1	Aa1
S & P	A-1	A+	A	A-1+	AA-
Fitch, Inc.	F1+	AA-	A+	F1+	AA

Primary sources of funding for the parent company include dividends received from its banking subsidiaries and proceeds from the issuance of senior and subordinated debt, commercial paper and equity. Primary uses of funds for the parent company include repayment of maturing debt and commercial paper, share repurchases, dividends paid to shareholders and subsidiary funding.

Parent company liquidity is maintained at levels sufficient to fund holding company and non-bank affiliate operations during various stress scenarios in which access to normal funding sources is disrupted. The primary measure used in assessing the parent company’s liquidity is “Time to Required Funding” in a stress environment. This measure assumes that the parent company is unable to generate funds from debt or equity issuance, receives no dividend income from subsidiaries, and no longer pays dividends to shareholders. Projected liquidity demands are met with available liquidity until the liquidity is exhausted. Under this scenario, the amount of time which elapses before the current liquid assets are exhausted is considered the Time to Required Funding. ALCO approves the target range set for this metric and monitors adherence to the target. In order to remain in the target range, management uses the Time to Required Funding measurement to determine the timing and extent of future debt issuances and other actions.

Primary sources of funding for the banking subsidiaries include customer deposits, wholesale funding and asset securitizations and sales. Primary uses of funds for the banking subsidiaries include repayment of maturing obligations and growth in the core and discretionary asset portfolios, including loan demand. Our discretionary portfolio consists of securities, certain residential mortgages held for asset and liability management purposes, and our swap portfolio.

ALCO regularly reviews the funding plan for the banking subsidiaries and focuses on maintaining prudent levels of wholesale borrowing. Also for the banking subsidiaries, expected wholesale borrowing capacity over a 12-month horizon compared to current outstandings is evaluated using a variety of business environments. These environments have differing earnings performance, customer relationship and ratings scenarios. Funding exposure related to our role as liquidity provider to certain off-balance sheet financing entities is also measured under a stress scenario. In this measurement, ratings are downgraded such that the off-balance sheet financing entities are not able to issue commercial paper and backup facilities that we provide are drawn upon. In addition, potential draws on credit facilities to issuers with ratings below a certain level are analyzed to assess potential funding exposure.

Our primary business activities allow us to obtain funds from our customers in many ways and require us to provide funds to our customers in many different forms. A key element of our success is the ability to balance the cash provided from our deposit base and the capital markets against cash used in our activities.

Our customers’ demand for loans and deposits can be seen by assessing our average balance sheet. One ratio used to monitor trends is the “loan to domestic deposit” (LTD) ratio. Our LTD ratio trend is positive evidence of our improving liquidity position. The ratio was 97 percent at December 31, 2002. Just two years ago, our LTD ratio was 126 percent. The following provides information regarding our deposit and funding activities and needs, followed by a discussion of our customer lending activity and needs.

We originate loans both for retention on the balance sheet and for distribution. As part of our originate-to-distribute strategy, commercial loan originations are distributed through syndication structures and residential mortgages originated by the mortgage group are frequently distributed in the secondary market. In addition, in connection with our balance sheet management activities, from time to time we may retain mortgage loans originated as well as purchase and sell loans based on our assessment of new market conditions.

TABLE 5 Average Balance Sheet

(Dollars in millions)	2002	2001

Assets
Time deposits and other short-term investments	$10,038	$6,723
Fed funds sold and reverse repos	45,640	35,202
Trading account assets	79,562	66,418
Securities	75,298	60,372
Loans and leases	336,819	365,447
Other assets	115,044	115,385

Total assets	$662,401	$649,547

Liabilities and equity
Domestic interest-bearing deposits	$225,464	$215,171
Foreign interest-bearing deposits	36,549	49,952
Short-term borrowings	104,153	92,476
Trading account liabilities	31,600	29,995
Debt and trust preferred securities	66,045	69,622
Noninterest-bearing deposits	109,466	97,529
Other liabilities	41,511	46,124
Shareholders’equity	47,613	48,678

Total liabilities and equity	$662,401	$649,547

Deposits and Other Funding Sources

Deposits, a key source of funding, increased in 2002. We typically categorize our deposits into either core or market-based deposits. Core deposits, which are generally customer-based, are an important stable, low-cost funding source and typically react more slowly to interest rate changes than market-based deposits. Core deposits exclude negotiable CDs, public funds, other domestic time deposits and foreign interest-bearing deposits. Our core deposits were up seven percent from a year ago. The increase was due to significant growth in net checking accounts, increased money market accounts due to an emphasis on total relationship balances and customer preference for stable investments in these uncertain economic times. The decline in consumer CDs and IRAs was primarily driven by a change in product mix to money market and other deposit accounts. Market-based deposit funding was down from a year ago as we were able to utilize more core deposits to fund loans and other assets. Deposits on average represented 56 percent of total sources of funds during both 2002 and 2001.

TABLE 6 Average Deposits

(Dollars in millions)	2002	2001

Deposits by type
Domestic interest-bearing:
Savings	$21,691	$20,208
NOW and money market accounts	131,841	114,657
Consumer CDs & IRAs	67,695	74,458
Negotiable CDs & other time deposits	4,237	5,848

Total domestic interest-bearing	225,464	215,171

Foreign interest-bearing:
Banks located in foreign countries	15,464	23,397
Governments & official institutions	2,316	3,615
Time, savings & other	18,769	22,940

Total foreign interest-bearing	36,549	49,952

Total interest-bearing	262,013	265,123

Noninterest-bearing	109,466	97,529

Total deposits	$371,479	$362,652

Core and market-based deposits
Core deposits	$330,693	$306,852
Market-based deposits	40,786	55,800

Total deposits	$371,479	$362,652

Additional sources of funds include short-term borrowings, long-term debt and shareholders’ equity. Short-term borrowings, a relatively low-cost source of funds, were up as proceeds from repurchase agreements were used to fund asset growth. Long-term debt of $9.4 billion was issued during the year. Repayments of long-term debt were $14.5 billion in 2002.

Obligations and Commitments

The Corporation has contractual obligations to make future payments on debt and lease agreements. These types of obligations are more fully discussed in Notes 11, 12 and 13 of the consolidated financial statements.

Table 7 presents total debt and lease obligations at December 31, 2002.

TABLE 7 Debt and Lease Obligations

	December 31, 2002

(Dollars in millions)	Due in 1 Year or Less	Thereafter	Total

Debt and capital leases(1)	$8,219	$52,926	$61,145
Trust preferred securities(1)	—	6,031	6,031
Operating lease obligations	1,166	6,212	7,378

Total	$9,385	$65,169	$74,554

(1)  Includes principal payments only.

Many of our lending relationships contain both funded and unfunded elements. The funded portion is represented by the average balance sheet levels. The unfunded component of these commitments is not recorded on our balance sheet until a draw is made under the loan facility. Loan commitments declined as a reduction in commercial commitments of $13.2 billion was partially offset by a $4.4 billion increase in consumer commitments.

These commitments, as well as guarantees, are more fully discussed in Note 13 of the consolidated financial statements.

The following table summarizes the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date.

TABLE 8 Credit Extension Commitments

	December 31, 2002

(Dollars in millions)	Expires in 1 Year or Less	Thereafter	Total

Loan commitments(1)	$98,101	$114,603	$212,704
Standby letters of credit and financial guarantees	20,002	10,835	30,837
Commercial letters of credit	2,674	435	3,109

Legally binding commitments	120,777	125,873	246,650
Credit card lines	73,779	—	73,779

Total	$194,556	$125,873	$320,429

     (1)   Equity commitments of $2.2 billion and $2.5 billion primarily related to obligations to fund existing venture capital equity investments were included in loan commitments at December 31, 2002 and 2001, respectively.

Off-Balance Sheet Financing Entities

In addition to traditional lending, we also support our customers’ financing needs by facilitating their access to the commercial paper markets. These markets provide an attractive, lower-cost financing alternative for our customers. Our customers sell assets, such as high-grade trade or other receivables or leases, to a commercial paper financing entity, which in turn issues high-grade short-term commercial paper that is collateralized by the assets sold. Additionally, some customers receive the benefit of commercial paper financing rates related to certain lease arrangements. We facilitate these transactions and collect fees from the financing entity for the services it provides (including administration, trust services and marketing the commercial paper).

We receive fees for providing combinations of liquidity, standby letters of credit (SBLCs) or similar loss protection commitments, and derivatives to the commercial paper financing entities. These forms of asset support are senior to the first layer of asset support provided by customers through over-collateralization. The rating agencies require that a certain percentage of the commercial paper entity’s assets be supported by both the seller’s over-collateralization and our SBLC in order to receive their respective investment rating. The SBLC would be drawn on only when the over-collateralization provided by the seller is not sufficient to cover losses of the related asset. Liquidity commitments made to the commercial paper entity are designed to fund scheduled redemptions of commercial paper if there is a market disruption or the new commercial paper cannot be issued to fund the redemption of the maturing commercial paper. The liquidity facility has the same legal priority as the commercial paper. We do not enter into any other form of guarantee with these entities.

We manage our credit risk on these commitments by subjecting them to our normal underwriting and risk management processes. At December 31, 2002 and 2001, the Corporation had off-balance sheet liquidity commitments and SBLCs to these financing entities of $34.2 billion and $36.1 billion, respectively. Substantially all of these liquidity commitments and SBLCs mature within one year. These amounts are included in Table 8. Net revenues earned from fees associated with these financing entities were approximately $484 million and $256 million for 2002 and 2001, respectively.

We generally do not purchase any commercial paper issued by these financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. We do not consolidate these types of entities based on the accounting guidance contained in ARB No. 51, “Consolidated Financial Statements”, SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries”, EITF Issue No. D-14, “Transactions Involving Special Purpose Entities”, and EITF Issue No. 90-15, “Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions”. Derivative instruments related to these entities are marked to market through the statement of income. SBLCs and liquidity commitments are accounted for pursuant to SFAS No. 5, “Accounting for Contingencies”(SFAS 5), and are discussed further in Note 13 to the consolidated financial statements.

In January 2003, the FASB issued a new rule that addresses off-balance sheet financing entities. As a result, we expect that we will have to consolidate our multi-seller asset backed conduits beginning in the third quarter of 2003, as required by the rule. As of December 31, 2002, the assets of these entities were approximately $25.0 billion. The actual amount that will be consolidated is dependent on actions taken by the Corporation and our customers between December 31, 2002 and the third quarter of 2003. Management is assessing alternatives with regards to these entities including restructuring the entities and/or alternative sources of cost-efficient funding for our customers and expects that the amount of assets consolidated will be less than the $25.0 billion due to these actions and those of our customers. Revenues from administration, liquidity, letters of credit and other services provided to these entities were approximately $121 million in 2002 and $125 million in 2001. The new rule requires that for entities to be consolidated that those assets be initially recorded at their carrying amounts at the date the requirements of the new rule first apply. If determining carrying amounts as required is impractical, then the assets are to be measured at fair value the first date the new rule applies. Any difference between the net amount added to the Corporation’s balance sheet and the amount of any previously recognized interest in the newly consolidated entity shall be recognized as the cumulative effect of an accounting change. Had we adopted the rule in 2002, there would have been no material impact to net income. See Note 1 of the consolidated financial statements for a discussion regarding the new rule in 2003.

In addition, to control our capital position, diversify funding sources and provide customers with commercial paper investments, from time to time we will sell assets to off-balance sheet commercial paper entities. The commercial paper entities are special purpose entities that have been isolated beyond our reach or that of our creditors, even in the event of bankruptcy or other receivership. Assets sold to the entities consist primarily of high-grade corporate or municipal bonds, collateralized debt obligations and asset-backed securities. These entities issue collateralized commercial paper to third party market participants and passive derivative instruments to us. Assets sold to the entities typically have an investment rating ranging from Aaa/AAA to Aa/AA. We may provide liquidity, SBLCs or similar loss protection commitments to the entity, or we may enter into a derivative with the entity in which we assume certain risks. The liquidity facility and derivative have the same legal standing with the commercial paper.

The derivative provides interest rate, currency and a pre-specified amount of credit protection to the entity in exchange for the commercial paper rate. This derivative is provided for in the legal documents and helps to alleviate any cash flow mismatches. In some cases, if an asset’s rating declines below a certain investment quality as evidenced by its investment rating or defaults, we are no longer exposed to the risk of loss. At that time, the commercial paper holders assume the risk of loss. In other cases, we agree to assume all of the credit exposure related to the referenced asset. Legal documents for each entity specify asset quality levels that require the entity to automatically dispose of the asset once the asset falls below the specified quality rating. At the time the asset is disposed, we are required to reimburse the entity for any credit-related losses depending on the pre-specified level of protection provided.

We also receive fees for the services we provide to the entities, and we manage any credit or market risk on commitments or derivatives through normal underwriting and risk management processes. Derivative activity related to these entities is included in Note 5 of the consolidated financial statements. At December 31, 2002 and 2001, the Corporation had off-balance sheet liquidity commitments, SBLCs and other financial guarantees to the financing entities of $4.5 billion and $4.3 billion, respectively. Substantially all of these liquidity commitments, SBLCs and other financial guarantees mature within one year. These amounts are included in Table 8. Net revenues earned from fees associated with these entities were $37 million and $49 million in 2002 and 2001, respectively.

We generally do not purchase any of the commercial paper issued by these types of financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. We do not consolidate these types of entities because they are considered Qualified Special Purpose Entities as defined in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. Derivative instruments related to these entities are marked to market through the statement of income. SBLCs and liquidity commitments are accounted for pursuant to SFAS 5 and are discussed further in Note 13 to the consolidated financial statements.

Because we provide liquidity and credit support to these financing entities, our credit ratings and changes thereto will affect the borrowing cost and liquidity of these entities. In addition, significant changes in counterparty asset valuation and credit standing may also affect the liquidity of the commercial paper issuance. Disruption in the commercial paper markets may result in our having to fund under these commitments and SBLCs discussed above. We manage these risks, along with all other credit and liquidity risks, within our policies and practices. See Notes 1 and 8 of the consolidated financial statements for additional discussion of off-balance sheet financing entities.

Capital Management

The final component of liquidity risk is capital management, which focuses on the level of shareholders’ equity. Period-end shareholders’ equity increased from a year ago, driven by net income, shares issued under employee plans and unrealized gains on securities. These increases were offset by share repurchases and dividends paid. The net impact of share repurchases and issuances under employee plans to earnings per share was $0.11 per share in 2002. We anticipate that future share repurchases will at least equal shares issued under our various stock option plans. See Note 14 of the consolidated financial statements for additional disclosures related to repurchase programs.

As a regulated financial services company, we are governed by certain regulatory capital requirements. The regulatory Tier 1 Capital Ratio was 8.22 percent at December 31, 2002, a decrease of eight basis points from a year ago. The minimum Tier 1 Ratio required is four percent. At December 31, 2002, the Corporation was classified as well-capitalized for regulatory purposes, the highest classification.

Our current estimate of the possible impact on our capital ratios of the FASB’s new rule on accounting for off-balance sheet financing entities, as previously discussed, is 25-30 basis points. For additional information on the regulatory capital ratios along with a description of the components of risk-based capital, capital adequacy requirements and prompt corrective action provisions, see Note 15 of the consolidated financial statements.

On October 23, 2002, the Board approved a $0.04 per share, or seven percent, increase in the quarterly common dividend. This increase brings the common dividend to $0.64 per share for the fourth quarter of 2002 and $2.44 for the year ended December 31, 2002.

The Corporation from time to time sells put options on its common stock to independent third parties. The put option program was undertaken with the goal of partially offsetting the cost of share repurchases. At December 31, 2002, there were 6.5 million put options outstanding with exercise prices ranging from $61.86 per share to $70.72 per share, which expire from February 2003 to July 2003. Should the outstanding options at December 31, 2002 be exercised in the future, the per-share cost to the Corporation, net of the premium already received, will range from $54.87 to $64.07, or a weighted average of $58.68. The closing market price of the Corporation’s common stock on December 31, 2002 was $69.57 per share.

Economic capital is allocated to business units based on an assessment of risk. The allocated amount of capital varies according to the characteristics of the individual product offerings within the business units. Capital is allocated separately based on the following types of risk: credit, market and operational. Average total economic capital allocated to business units was $35.1 billion in 2002 and $39.2 billion in 2001. Average unallocated economic capital (not allocated to business units) was $12.5 billion in 2002 and $9.4 billion in 2001.

Credit Risk Management

Credit risk arises from the inability of a customer to meet its repayment obligation. Credit risk exists in our outstanding loans and leases, derivative assets, letters of credit and financial guarantees, acceptances and unfunded loan commitments. For additional information on derivatives and credit extension commitments, see Notes 5 and 13 of the consolidated financial statements. Credit exposure (defined to include loans and leases, letters of credit, derivatives, acceptances, assets held for sale and binding unfunded commitments) associated with a client represents the maximum loss potential arising from all these product classifications. Our commercial and consumer credit extension and review procedures take into account credit exposures that are both funded and unfunded.

We manage credit risk associated with our business activities based on the risk profile of the borrower, repayment source and the nature of underlying collateral given current events and conditions. At a macro level we segregate our loans in two major groups – commercial and consumer.

Commercial Portfolio Credit Risk Management

Commercial credit risk management begins with an assessment of the credit risk profile of an individual borrower (or counterparty) based on an analysis of the borrower’s financial position in conjunction with current industry and economic or geopolitical trends. As part of the overall credit risk assessment of a borrower, each commercial credit exposure is assigned a risk rating and is subject to approval based on existing credit approval standards. Risk ratings are a factor in determining the level of assigned economic capital and the allowance for credit losses. Credit decisions are determined by the lines of business with approvals from Risk Management. In making decisions regarding credit we consider risk rating, collateral, and industry and single name concentration limits while also balancing the total client relationship and SVA.

Credit exposures are continuously monitored by both lines of business and Risk Management personnel for possible adjustment if there has been a change in a borrower/counterparty’s ability to perform under its obligations. Additionally, we manage the size of our credit exposure through syndications, loan sales, credit derivatives and securitizations. These activities play an important role in reducing credit exposures where it has been determined that credit risk concentrations are unacceptable or for other risk mitigation purposes.

Banc of America Strategic Solutions, Inc. (SSI) is a wholly-owned subsidiary of the Corporation which manages problem asset resolution and the coordination of exit strategies, if applicable, including bulk sales, collateralized debt obligations and other resolutions of domestic and international commercial distressed assets. For additional discussion, see “Problem Loan Management” on page 48.

Consumer Portfolio Credit Risk Management

Credit risk management for consumer credit occurs throughout a borrower’s credit cycle. Statistical techniques are used to establish product pricing, risk appetite, operating processes and metrics to balance risks and rewards appropriately. Consumer exposure is grouped by product and other attributes for purposes of evaluating credit risk. Statistical models are built using detailed behavioral and demographic information from external sources such as credit bureaus as well as extensive internal historical experience. These models form the foundation of our consumer credit risk management process and are used extensively to determine approve/decline credit decisions, collections management, portfolio management, adequacy of the allowance for credit losses and economic capital allocation for credit risk.

Table 9 presents outstanding loans and leases.

TABLE 9 Outstanding Loans and Leases(1)

	December 31

(Dollars in millions)	2002		2001

Commercial – domestic	$105,053	30.6%	$118,205	35.9%
Commercial – foreign	19,912	5.8	23,039	7.0
Commercial real estate – domestic	19,910	5.8	22,271	6.8
Commercial real estate – foreign	295	0.1	383	0.1

Total commercial	145,170	42.3	163,898	49.8

Residential mortgage	108,197	31.6	78,203	23.8
Home equity lines	23,236	6.8	22,107	6.7
Direct/Indirect consumer	31,068	9.1	30,317	9.2
Consumer finance	8,384	2.4	12,652	3.9
Credit card	24,729	7.2	19,884	6.0
Foreign consumer	1,971	0.6	2,092	0.6

Total consumer	197,585	57.7	165,255	50.2

Total	$342,755	100.0%	$329,153	100.0%

     (1)   The Corporation used credit derivatives to provide credit protection (single name credit default swaps, basket credit default swaps and CLOs) for loan counterparties in the amounts of $16.7 billion and $14.5 billion at December 31, 2002 and 2001, respectively.

Concentrations of Credit Risk

Portfolio credit risk is evaluated toward a goal that concentrations of credit exposure do not result in unacceptable levels of risk. Concentrations of credit exposure can be measured in various ways including industry, product, geography and customer relationship. Risk due to borrower concentrations is more prevalent in the commercial portfolio and is categorized into various perspectives within the domestic and foreign commercial portfolio. We review non-real estate commercial loans by industry and real estate loans by geographic location and by property type. Additionally, within our international portfolio, we also evaluate borrowings by region and by country. Tables 10, 11 and 12 summarize these concentrations.

While we have experienced improvement in certain portfolios during these uncertain times, most notably in the Commercial Banking loan portfolio, we also have witnessed how the negative economic environment has impacted certain industries, particularly in our large corporate loan portfolio. Such industries have and are continuing to experience heightened distress, particularly the telecommunications, media, merchant power and merchant energy sectors (included in the utilities and energy industries) and domestic scheduled airline sector (included in the transportation industry). Further, the poor global economic environment has negatively impacted various regions and certain countries continue to experience significant distress, specifically Brazil and Argentina.

Table 10 reflects significant industry non-real estate outstanding commercial loans and leases by Standard and Poor’s industry classifications.

TABLE 10 Significant Industry Non-Real Estate Outstanding Commercial Loans and Leases

	December 31

(Dollars in millions)	2002	2001

Retailing	$10,165	$10,651
Diversified financials	8,344	7,916
Leisure and sports, hotels and restaurants	8,139	9,193
Transportation	8,030	9,508
Materials	7,972	10,399
Food, beverage and tobacco	7,335	8,543
Capital goods	7,088	9,691
Commercial services and supplies	6,449	7,637
Media	5,911	5,244
Utilities	5,590	4,860
Education and government	5,206	4,936
Health care equipment and services	3,912	4,809
Telecommunications services	3,105	4,560
Energy	3,076	3,800
Consumer durables and apparel	2,591	3,725
Religious and social organizations	2,426	2,213
Banks	1,881	2,999
Insurance	1,616	2,113
Technology hardware and equipment	1,368	2,527
Food and drug retailing	1,344	1,603
Other(1)	23,417	24,317

Total	$124,965	$141,244

     (1)   Other includes $5,134 and $6,032 of loans outstanding to individuals and Trusts representing 1.5 percent and 1.8 percent of total loans outstanding at December 31, 2002 and 2001 respectively.

A measure of the risk diversification is the distribution of loans by loan size. Over 99 percent of the non-real estate outstanding commercial loans and leases are less than $50 million, representing 86 percent of total non-real estate outstanding commercial loans and leases.

Table 11 presents outstanding commercial real estate loans by geographic region and by property type. The amounts presented do not include outstanding loans and leases which were made on the general creditworthiness of the borrower, for which real estate was obtained as security and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. Accordingly, the outstandings presented do not include commercial loans secured by owner-occupied real estate. As depicted in the table, we believe the commercial real estate portfolio is well-diversified in terms of both geographic region and property type.

Over 99 percent of the commercial real estate loans outstanding are less than $50 million, representing 95 percent of total commercial real estate loan outstandings.

TABLE 11 Outstanding Commercial Real Estate Loans

	December 31

(Dollars in millions)	2002	2001

By Geographic Region(1)

California	$4,769	$5,225
Southwest	2,945	3,239
Florida	2,424	2,399
Northwest	2,067	2,363
Midwest	1,696	1,688
Mid-Atlantic	1,332	1,430
Carolinas	1,324	1,472
Midsouth	1,166	1,276
Geographically diversified	1,075	1,950
Northeast	667	750
Other states	445	478
Non-US	295	384

Total	$20,205	$22,654

By Property Type
Office buildings	$3,953	$4,567
Apartments	3,556	3,797
Residential	3,153	3,157
Shopping centers/retail	2,400	2,754
Industrial/warehouse	1,884	2,011
Land and land development	1,307	1,501
Hotels/motels	853	1,186
Multiple use	718	694
Miscellaneous commercial	378	289
Unsecured	356	433
Other	1,352	1,881
Non-US	295	384

Total	$20,205	$22,654

     (1)   Distributions based on geographic location of collateral.

Foreign Portfolio

Table 12 sets forth total foreign exposure by region at December 31, 2002 and 2001. Total regional foreign exposure is defined to include credit exposure plus securities and other investments. Reported exposure includes both gross local country exposure and cross-border exposure. Gross local country exposure includes amounts payable to the Corporation by residents of the country in which the credit is booked, regardless of the currency in which the claim is denominated. Management does not net local funding or liabilities against local country exposures as allowed by the FFIEC. Cross-border exposure includes amounts payable to the Corporation by residents of countries outside of the country where the credit is booked, regardless of the currency in which the claim is denominated.

TABLE 12 Regional Foreign Exposure and Selected Emerging Markets Exposure(1)

	Total Regional Foreign Exposure at December 31

(Dollars in millions)	2002	2001

Regional Foreign Exposure
Asia	$13,912	$14,546
Europe	43,034	40,087
Africa	80	128
Middle East	435	571
Latin America	3,915	6,371
Other(2)	8,709	9,447

Total	$70,085	$71,150

Selected Emerging Markets
Asia	$10,296	$11,301
Central and Eastern Europe	364	393
Latin America	3,915	6,371

Total	$14,575	$18,065

     (1)   Exposures for Asia and Latin America have been reduced by $12 and $763, respec- tively, at December 31, 2002, and $10 and $573, respectively, at December 31, 2001. Such amounts represent the fair value of U.S. Treasury securities held as collateral outside the country of exposure.

     (2)   Other includes Canada, Australia, New Zealand, Bermuda, Cayman Islands and supranational entities.

Our total foreign exposure was $70.1 billion at December 31, 2002, a decrease of $1.1 billion from December 31, 2001. Our foreign exposure was concentrated in Western Europe, which accounted for $42.7 billion, or 61 percent of total foreign exposure. Growth in exposure in Western Europe in 2002 was across a broad base of diverse products and industries.

Foreign exposure to entities in countries defined as emerging markets was $14.6 billion, or 21 percent of total foreign exposure, with the bulk of the emerging markets exposure in Asia ($10.3 billion). The decrease in foreign exposure in Asia is primarily due to Hong Kong with a decrease of $451 million and India with a decrease of $407 million. The decrease in foreign exposure in Latin America is primarily due to Brazil with a decrease of $1.3 billion and Mexico with a decrease of $638 million.

The Corporation has been devoting particular attention to Argentina and Brazil, which have been significantly impacted by negative global economic pressure.

Throughout 2001, Argentina’s economy and political environmental deteriorated sharply, finally ending in December 2001 with the collapse of the Argentine peso. As a result of these events, at the end of 2001, the Argentine government defaulted on its obligations and during all of 2002, local companies faced serious difficulties servicing their debt. In response to the economic climate in Argentina, the Corporation reduced its credit exposure in the country in 2002 by $280 million to $465 million. Of that $465 million, $339 million represented traditional credit exposure (loans, letters of credit, etc.) predominantly to Argentine subsidiaries of foreign multinational corporations. Additional credit exposure was attributable to $62 million in Argentina government bonds. Net charge-offs in 2002 totaled $113 million. The allowance for credit losses associated with outstanding loans and leases related to Argentina was $154 million at December 31, 2002.

In response to uncertain economic conditions in Brazil, the Corporation has reduced its credit exposure by 53 percent to $1.2 billion at December 31, 2002. The decline was due to loan maturities and lower level of local issuer risk. Of this amount, $562 million represented traditional credit exposure (loans, letters of credit, etc.) and $290 million was Brazilian government securities. Derivatives exposure totaled $55 million. The allowance for credit losses related to Brazil consisted of $60 million related to traditional credit exposure. An additional $6 million is reserved for derivatives exposure.

Nonperforming Assets and Net Charge-offs

We routinely review the loan and lease portfolio to determine if any credit exposure should be placed on nonperforming status. An asset is placed on nonperforming status when it is determined that principal and interest are not expected to be fully collected in accordance with its contractual terms. Nonperforming asset levels, presented in Table 13, continue to be adversely affected by the weakened economic environment. Sales of nonperforming assets during 2002 totaled $543 million, comprised of $296 million of nonperforming commercial loans, $105 million of nonperforming residential mortgage loans and $142 million of foreclosed properties.

In 2001 and continuing in 2002 sporadic large single company events and issues in certain industries have impacted nonperform-ing assets and consequently our provision for credit losses. These losses resulted from a multitude of factors including business failures as a result of financial reporting fraud, the prolonged weak economic environment and industry specific issues. It is difficult to predict the timing of such event risk and as a consequence the timing and amount of loss potential is more difficult to estimate.

Nonperforming commercial – domestic loans decreased $342 million to 2.65 percent of commercial – domestic loans at December 31, 2002 from 2.64 percent at December 31, 2001. Nonperforming commercial – foreign loans increased $898 million to 6.83 percent of commercial – foreign loans at December 31, 2002 from 2.00 percent at December 31, 2001. The increase was primarily attributable to media and telecommunications services firms located in Western Europe and in Latin America.

Credit exposure to companies in the telecommunications service industry that were in bankruptcy at December 31, 2002 totaled $190 million, with associated reserves of $44 million. Net charge-offs associated with credit exposure to these telecommunications services companies were $105 million for 2002.

At December 31, 2002 and 2001, Argentine nonperforming loans were $278 million and $40 million, respectively. Nonperforming loans in Brazil were $90 million at December 31, 2002 compared to $2 million at December 31, 2001.

Within the consumer portfolio, nonperforming loans increased $54 million to $733 million, or 0.37 percent of consumer loans, at December 31, 2002 from $679 million or 0.41 percent at December 31, 2001, primarily due to higher levels of residential mortgage loans being held in the portfolio, partially offset by the sale of nonperforming residential mortgage loans during the first quarter of 2002.

The Corporation also had approximately $4 million and $48 million of troubled debt restructured loans at December 31, 2002 and 2001, respectively, that were accruing interest and were not included in nonperforming assets.

TABLE 13 Nonperforming Assets(1)

	December 31

(Dollars in millions)	2002	2001

Commercial – domestic	$2,781	$3,123
Commercial – foreign	1,359	461
Commercial real estate – domestic	161	240
Commercial real estate – foreign	3	3

Total commercial	4,304	3,827

Residential mortgage	612	556
Home equity lines	66	80
Direct/Indirect consumer	30	27
Consumer finance	19	9
Foreign consumer	6	7

Total consumer	733	679

Total nonperforming loans	5,037	4,506

Foreclosed properties	225	402

Total nonperforming assets	$5,262	$4,908

     (1)   In 2002, $668 in interest income was contractually due on nonperforming loans and troubled debt restructured loans. Of this amount, $193 was actually recorded as interest income in 2002.

Table 14 presents the additions to and reductions in nonperforming assets in the commercial and consumer portfolios during 2002 and 2001.

TABLE 14 Nonperforming Assets Activity

(Dollars in millions)	2002	2001

Balance, January 1	$4,908	$5,457

Commercial
Additions to nonperforming assets:
New nonaccrual loans and foreclosed properties	4,963	4,797
Advances on loans	244	197

Total commercial additions	5,207	4,994

Reductions in nonperforming assets:
Paydowns, payoffs and sales	(2,171)	(2,065)
Returns to performing status	(149)	(313)
Charge-offs(1)	(2,354)	(2,289)

Total commercial reductions	(4,674)	(4,667)

Total commercial net additions to nonperforming assets	533	327

Consumer
Additions to nonperforming assets:
New nonaccrual loans and foreclosed properties	1,694	2,723

Total consumer additions	1,694	2,723

Reductions in nonperforming assets:
Paydowns, payoffs and sales	(957)	(881)
Returns to performing status	(886)	(1,360)
Charge-offs(1)	(107)	(261)
Transfers (to) from assets held for sale(2,3)	77	(1,097)

Total consumer reductions	(1,873)	(3,599)

Total consumer net reductions in nonperforming assets	(179)	(876)

Total net additions to (reductions in) nonperforming assets	354	(549)

Balance, December 31	$5,262	$4,908

     (1)    Certain loan products, including commercial credit card, consumer credit card and consumer non-real estate loans, are not classified as nonperforming; therefore, the charge-offs on these loans are not included above.

     (2)    Includes assets held for sale that were foreclosed and transferred to foreclosed properties.

     (3)    Transfers in 2001 were primarily related to the exit of the subprime real estate lending business.

Commercial – domestic loans past due 90 days or more and still accruing interest were $223 million and $215 million at December 31, 2002 and 2001, respectively. Consumer loans past due 90 days or more and still accruing interest were $541 million and $459 million at December 31, 2002 and 2001, respectively.

As a matter of corporate practice, we do not discuss specific client relationships; however, due to the publicity and interest surrounding Enron Corporation and its related entities (Enron), we made an exception. In the fourth quarter of 2001, our total exposure to Enron was $503 million before a charge-off of $210 million, as well as a $21 million write-off of Enron securities related to a collateralized loan obligation. During 2002, the Corporation had an additional $48 million of charge-offs related to Enron. The Corporation’s exposure (after charge-offs) related to Enron was $185 million and $272 million at December 31, 2002 and 2001, respectively, of which $136 million and $184 million was secured. Nonperforming loans related to Enron were $159 million and $226 million at December 31, 2002 and 2001, respectively.

The Corporation also has other assets that represent possible credit risk. Included in Other Assets are loans held for sale and leveraged lease partnership interests of $13.8 billion and $387 million, respectively, at December 31, 2002 and $8.4 billion and $485 million, respectively, at December 31, 2001. Included in these balances are nonperforming loans held for sale and leveraged lease partnership interests of $118 million and $2 million, respectively, at December 31, 2002 and $1.0 billion and $0, respectively, at December 31, 2001.

The Corporation utilizes actual loan net charge-offs in its analysis of the adequacy of the allowance for credit losses. Net charge-offs are presented in Table 15.

Commercial – domestic loan net charge-offs decreased $478 million in 2002 compared to 2001, primarily due to lower domestic gross charge-offs in Global Corporate and Investment Banking and Commercial Banking and higher recoveries, partially offset by charge-offs related to one large credit in the Private Bank.

Commercial – foreign loan net charge-offs increased $313 million in 2002 compared to 2001, primarily due to charge-offs in emerging markets including Argentina, as well as in telecommunications services, media, and utilities industries in Western Europe.

Net charge-offs on consumer finance loans decreased $771 million in 2002 compared to 2001, primarily due to $635 million in exit-related charge-offs in the third quarter of 2001 as well as continued runoff in the portfolio.

Credit card net charge-offs increased $422 million to $1.1 billion in 2002 compared to 2001. The increase in net charge-offs was primarily a result of portfolio seasoning of outstandings from new account growth in 2000 and 2001, new advances on previously securitized balances, and a weaker economic environment. New advances under these previously securitized balances are recorded on our balance sheet after the revolving period of the securitization, which has the effect of increasing loans on our balance sheet, increasing net interest income and increasing charge-offs, with a corresponding reduction in noninterest income.

Allowance for Credit Losses

To help us identify credit risks and assess the overall collectibility of our lending portfolios, we conduct periodic and systematic detailed reviews. The allowance for credit losses represents management’s estimate of probable losses in the portfolio.

Within the allowance, reserves are allocated to each product type based on specific and formula components, as well as a general reserve. See Note 1 of the consolidated financial statements for additional discussion on the Corporation’s allowance for credit losses.

The specific component of the allowance for credit losses covers those commercial loans that are our nonperforming or impaired. An allowance is established when the discounted cash flows (or collateral value or observable market price) is lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product type and risk rating of the loan. In Table 17, this component of the allowance is characterized as commercial impaired.

The formula component of the allocated allowance covers performing commercial loans and leases, letters of credit and consumer loans. The allowance for commercial loans and letters of credit is established by credit type by analyzing historical loss experience, by internal risk rating, current economic conditions and performance trends within each portfolio segment. The formula component allowance for consumer loans is based on aggregated portfolio segment evaluations generally by credit product type. Loss forecast models are utilized for consumer products which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies and credit scores. These components of the allowance are characterized as commercial non-impaired and total consumer, respectively, in Table 17.

A general portion of allowance for credit losses is maintained to cover uncertainties that affect our estimate of probable losses. These uncertainties include the imprecision inherent in the forecasting methodologies, certain industry and geographic concentrations (including global economic uncertainty) and exposures related to legally binding commitments that have not yet been drawn. Management assesses each of these components to determine the overall level of the general portion. The relationship of the general component to the total allowance for credit losses may fluctuate from period to period. Management evaluates the adequacy of the allowance for credit losses based on the combined total of specific, formula and general components.

The Corporation monitors differences between estimated and actual incurred credit losses. This monitoring process includes periodic assessments by senior management of credit portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the allowance for credit losses are made by charges to the provision for credit losses. Credit exposures (excluding derivatives) deemed to be uncollectible are charged against the allowance for credit losses. Table 15 presents a rollforward of the allowance for credit losses. Recoveries of previously charged off amounts are credited to the allowance for credit losses. The provision for credit losses was $3.7 billion and $4.3 billion for 2002 and 2001, respectively. The allowance for credit losses was $6.9 billion at December 31, 2002 and 2001. The allowance for credit losses as a percentage of total outstanding loans and leases was 2.00 percent at December 31, 2002 compared to 2.09 percent at December 31, 2001.

Table 15 presents the activity in the allowance for credit losses for 2002 and 2001.

TABLE 15  Allowance for Credit Losses

(Dollars in millions)	2002	2001

Balance, January 1	$6,875	$6,838
Loans and leases charged off

Commercial – domestic	(1,793)	(2,120)
Commercial – foreign	(566)	(249)
Commercial real estate – domestic	(45)	(46)

Total commercial	(2,404)	(2,415)

Residential mortgage	(56)	(39)
Home equity lines	(40)	(32)
Direct/Indirect consumer	(355)	(389)
Consumer finance(1)	(333)	(1,137)
Credit card	(1,210)	(753)
Other consumer domestic	(57)	(73)
Foreign consumer	(5)	(6)

Total consumer	(2,056)	(2,429)

Total loans and leases charged off	(4,460)	(4,844)

Recoveries of loans and leases previously charged off
Commercial – domestic	322	171
Commercial – foreign	45	41
Commercial real estate – domestic	8	7

Total commercial	375	219

Residential mortgage	14	13
Home equity lines	14	13
Direct/Indirect consumer	145	139
Consumer finance	78	111
Credit card	116	81
Other consumer domestic	21	23
Foreign consumer	—	1

Total consumer	388	381

Total recoveries of loans and leases previously charged off	763	600

Net charge-offs	(3,697)	(4,244)

Provision for credit losses(2)	3,697	4,287
Other, net	(24)	(6)

Balance, December 31	$6,851	$6,875

Loans and leases outstanding at December 31	$342,755	$329,153
Allowance for credit losses as a percentage of loans and leases outstanding at December 31	2.00%	2.09%
Average loans and leases outstanding during the year	$336,819	$365,447
Net charge-offs as a percentage of average outstanding loans and leases during the year	1.10%	1.16%
Allowance for credit losses as a percentage of nonperforming loans at December 31	136.01	152.58
Ratio of the allowance for credit losses at December 31 to net charge-offs	1.85	1.62

     (1)    Includes $635 related to the exit of the subprime real estate lending business in 2001.

     (2)    Includes $395 related to the exit of the subprime real estate lending business in 2001.

For reporting purposes, the Corporation allocates its allowance across products; however, the allowance is available to absorb all credit losses without restriction. Table 16 represents our current allocation by product type and Table 17 presents an allocation by component.

During the fourth quarter of 2002, the Corporation updated historic loss rate factors used in estimating the allowance for loan losses to incorporate more current information. The most significant result was a decrease in the allowance for commercial – domestic real estate and an increase in the allowance for commercial – domestic loans.

TABLE 16  Allocation of the Allowance for Credit Losses

	December 31

(Dollars in millions)	2002	2001

Commercial – domestic	$2,392	$1,974
Commercial – foreign	886	766
Commercial real estate – domestic	439	924
Commercial real estate – foreign	9	8

Total commercial	3,726	3,672

Residential mortgage	108	145
Home equity lines	49	83
Direct/Indirect consumer	361	367
Consumer finance	323	433
Credit card	1,031	821
Foreign consumer	9	10

Total consumer	1,881	1,859

General	1,244	1,344

Total	$6,851	$6,875

TABLE 17  Allocation of the Allowance for Credit Losses

	December 31

	2002		2001

(Dollars in millions)	Amount	Percent	Amount	Percent

Commercial non-impaired	$2,807	41.0%	$2,909	42.3%
Commercial impaired	919	13.4	763	11.1

Total commercial	3,726	54.4	3,672	53.4
Total consumer	1,881	27.5	1,859	27.0
General	1,244	18.2	1,344	19.5

Total	$6,851	100%	$6,875	100%

While the allowance for commercial credit losses remained relatively flat at $3.7 billion, individual product reserves changed as a result of updated reserve rates based on a review of performance trends and portfolio deterioration. Commercial–domestic reserves increased $418 million year-to-year to end at $2.4 billion on December 31, 2002. This reflects an increased reserve rate partially offset by a $13.2 billion decrease in loans between December 31, 2002 and December 31, 2001. Similarly, commercial-foreign reserves increased $120 million reflecting increased reserve rates due to portfolio deterioration and partially offset by a $3.1 billion decrease in the portfolio. Reserves for commercial real estate-domestic loans decreased $485 million from December 31, 2001 due to updated reserve rates based on portfolio performance and a loan portfolio reduction of $2.4 billion since December 31, 2001. Specific reserves on impaired loans increased $156 million in 2002 reflecting an increase in our investment in specific loans considered impaired which was $4.1 billion at December 31, 2002 compared to $3.9 billion at December 31, 2001. Commercial –domestic impaired loans declined $585 million to $2.6 billion at December 31, 2002 compared to December 31, 2001. Commercial – foreign impaired loans increased $854 million to $1.4 billion. Commercial real estate impaired loans decreased $81 million to $159 million.

The allowance for credit losses in the consumer portfolio was $1.9 billion at December 31, 2002, consistent with December 31, 2001. Growth in the credit card and residential mortgage portfolios was offset by the application of updated performance trends that decreased consumer real estate reserve rates. Management expects continued growth in the credit card portfolio.

General reserves at December 31, 2002 were $1.2 billion, down $100 million from December 31, 2001, representing approximately 18 percent of the total allowance for credit losses. Management reviewed and adjusted the margin of imprecision and the binding unfunded loan commitment components of the general reserve due to updated information and factors. Partially offsetting these adjustments were increases to industry concentration components.

Problem Loan Management

In 2001, the Corporation realigned certain problem loan management activities into a wholly-owned subsidiary, Banc of America Strategic Solutions, Inc. (SSI). SSI was established to better align the management of commercial loan credit workout operations. The Corporation believes that economic returns will improve with more effective and efficient management processes afforded a closely aligned end-to-end function. The Corporation believes that economic returns will be maximized by assisting borrowing companies in refinancing with other lenders or through the capital markets, facilitating the sale of entire borrowing companies or certain assets/subsidiaries, negotiating traditional restructurings using borrowing company cash flows to repay debts, selling individual assets in the secondary market when the market prices are attractive relative to assessed collateral values and by executing collateralized debt obligations or otherwise disposing of assets in bulk. From time to time, the Corporation may contribute or sell certain loans to SSI.

In September 2001, Bank of America, N.A. (BANA), a wholly-owned subsidiary of the Corporation, contributed to SSI, a consolidated subsidiary of BANA, commercial loans with a gross book balance of $3.2 billion in exchange for a class of preferred and for a class of common stock of SSI. For financial reporting under GAAP, the loan contribution was accounted for at carryover book basis as appropriate for entities under common control, and there was no change in the designation or measurement of the loans because the individual loan resolution strategies were not affected by the realignment or contribution. From time to time, management may identify certain loans to be considered for accelerated disposition. At that time, such loans or pools of loans would be redesignated as held for sale and remeasured at lower of cost or market.

The loan contribution was effected as an exchange for tax purposes. As is common in workout situations, the loans had a tax basis higher than their fair market value. Under the Internal Revenue Code (the Code), SSI received a carryover tax basis in the contributed loans. In addition, under the Code, the aggregate tax basis of the class of preferred and the class of common stock received in the exchange was equal to the basis of the loans contributed. Under the Code, the preferred stock’s allocated tax basis was equal to its fair market value and the common stock was allocated the remaining tax basis, resulting in a tax basis in excess of its fair market value and book basis. We took into account the tax loss which results from the difference in tax basis and fair market value, recognized on the sale of this class of common stock to an unrelated third party, as well as the carryover tax basis in the contributed loans. The Corporation believes that recognition of the tax loss continues to be appropriate.

During September 2002, commercial loans with a gross book balance of $2.7 billion were sold to SSI. For tax purposes, under the Code, the sale was treated as a taxable exchange. The tax and accounting treatment of this sale had no financial statement impact on the Corporation because the sale was a transfer among entities under common control, and there was no change in the individual loan resolution strategies.

Market Risk Management

Market risk is the potential loss due to adverse changes in market prices and yields. Market risk is inherent in most of the Corporation’s operating positions and/or activities including customers’ loans, deposits, securities and long-term debt (interest rate risk), trading assets and liability positions and derivatives. Our market-sensitive assets and liabilities are generated through our customer and proprietary trading operations, asset/liability management activities and to a lesser degree from our mortgage banking activities. Loans and deposits generated through our traditional banking business generate interest income and expense, respectively, and the value of the cash flows change based on general economic levels, most importantly, the level of interest rates.

We manage trading risk within our proscribed risk appetite using hedging techniques. Trading positions are subject to all primary risk drivers, including interest rate, foreign exchange, equity and commodity. Trading positions are reported at market value with changes reflected in income, which is the estimated current cash exchange value. Our traditional banking loan and deposit products are non-trading positions and are reported at amortized cost for assets or the amount owed for liabilities and not market value. While existing accounting rules require a historical cost view of traditional banking assets and liabilities, these positions are still subject to changes in economic value based on varying market conditions. The effect of changes in the economic value of our loans and deposits is reflected in the levels of future income and expense produced by these positions versus levels that would be generated by current levels of interest rates. To hedge this risk, we use various financial instruments, both on- and off-balance sheet, to manage the risk, commonly referred to as ALM.

Trading Risk Management

Trading revenues (including trading account profits and related net interest income) represent the amount earned from our trading positions, which include trading account assets and liabilities, derivative positions and mortgage banking assets. Trading positions are taken in a diverse range of financial instruments and markets and are marked to market. Most are recorded based on actively quoted market prices or values. The remaining positions are recorded based on management’s assessment of market value using market indicators and mathematical models. Trading profit can be volatile and is largely driven by general market conditions and customer demand. Profit is dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.

A histogram of daily revenue or loss is a simple graphic depicting trading volatility and tracking success of trading-related revenue. Trading-related revenue encompasses both proprietary trading and customer-related activities. In 2002, positive trading-related revenue was recorded for 215 of 251 trading days. Furthermore, of the 36 days that showed negative revenue, only 12 were greater than $10 million, and the largest loss was $32 million.

Histogram of Daily Trading-Related Revenue
Twelve Months Ended December 31, 2002

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use Value at Risk (VAR) modeling and stress testing. VAR is a key limit used to measure market risk. Trader limits and VAR are used to manage day-to-day risks and are subject to testing where we compare expected performance to actual performance. This testing provides us a real life view of our model’s predictive accuracy. All limit excesses are communicated to senior management.

A VAR model estimates a range of hypothetical scenarios within which the next day’s profit or loss is expected. These estimates are impacted by the nature of the positions in the portfolio and the correlation within the portfolio. Within any VAR model, there are significant and numerous assumptions that will differ from company to company. Our VAR model assumes a 99 percent confidence level. Statistically this means that over a three to five year period, one out of 100 trading days, or on average, two to three times a year, losses will exceed the model-calculated range. Actual losses did not exceed VAR in 2002 or 2000 but exceeded it once in 2001.

There are numerous assumptions and estimates associated with modeling, and actual results could differ. In addition to the review of our assumptions with senior management, we mitigate these uncertainties through close monitoring and by examining and updating assumptions on an ongoing basis. If the results of our analysis indicate higher than expected levels of risk, proactive measures are taken to adjust risk levels.

Table 18 presents actual daily VAR for both 2002 and 2001.

TABLE 18 Trading Activities Market Risk

	2002			2001

(Dollars in millions)	Average VAR (1)	High VAR (2)	Low VAR (2)	Average VAR (1)	High VAR (2)	Low VAR (2)

Foreign exchange	$3.2	$7.1	$0.5	$7.2	$12.8	$1.9
Interest rate	28.8	40.3	17.3	34.3	47.0	23.0
Credit(3)	14.8	21.6	6.5	10.9	17.3	3.0
Real estate/mortgage(4)	19.2	61.6	2.5	33.2	55.5	8.8
Equities	8.8	18.2	4.3	15.4	25.1	8.9
Commodities	9.2	15.4	3.4	4.3	10.9	0.9
Total trading portfolio	40.1	69.8	19.2	52.7	69.9	35.8

     (1)    The average VAR for the total portfolio is less than the sum of the VARs of the individual portfolios due to risk offsets arising from the diversification of the portfolio.

     (2)    The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.

     (3)    Credit includes credit fixed income, credit derivatives, hedges of credit exposure and mortgage banking assets.

     (4)    Real estate/mortgage, which is included in the credit category in the Trading related revenue table in Note 4 of the consolidated financial statements, includes capital market real estate and mortgage banking certificates.

During the fourth quarter of 2002, we completed an enhancement of our methodology used in the VAR risk aggregation calculation. This approach utilizes historical market conditions over the last three years to derive estimates of trading risk and provides for the natural aggregation of trading risk across different groups. Historically, we used a mathematical method to allocate risk across different trading groups that did not assume the benefit of correlation across markets. This change resulted in a lower VAR calculation in 2002. Prior year VAR amounts have not been restated to reflect this change.

Stress Testing

Because the very nature of a VAR model suggests results can exceed our estimates, we “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio due to abnormal market movements. Various stress scenarios are run regularly against the trading portfolio to verify that, even under extreme market moves, the Corporation will preserve its capital; to determine the effects of significant historical or hypothetical events; and to determine the effects of specific, extreme hypothetical, but plausible events. The results of the stress scenarios are calculated daily and reported to senior management as part of the regular reporting process. The results of certain specific, extreme hypothetical scenarios are presented to ALCO periodically. Examples of these specific stress scenarios include calculating the effects on the overall portfolio of an extreme Federal Reserve Board tightening or easing of interest rates, the effects of a prolonged conflict in the Middle East and a recession in Japan and its corresponding ripple effects globally.

In addition, for interest rate sensitive products and portfolios, we gauge the interest rate sensitivity through the use of a DV01 (Dollar Value of One Basis Point) method, which computes the impact of a one basis point (or 1/100 or 0.01 percent) movement in interest rates. The calculations are done on individual portfolios and at the aggregate level. This method is a useful tool for risk management, particularly at the individual trader level, but must be complemented with other tools.

Interest Rate Risk Management

Our ALM process, managed through ALCO, is used to manage interest rate risk associated with non-trading financial instruments. Interest rate risk represents the most significant market risk exposure to our non-trading financial instruments.

Our overall goal is to manage interest rate sensitivity so that movements in interest rates do not adversely affect net interest income. Interest rate risk is measured as the potential volatility to our net interest income caused by changes in market interest rates. In managing interest rate risk of our non-trading financial instruments we look at two broad portfolios – non-discretionary and discretionary. The non-discretionary portfolio consists of our customer-driven loan and deposit positions and securities required to support legal and regulatory requirements. To manage the resulting interest rate sensitivity of the non-discretionary portfolio, we utilize a discretionary portfolio of securities, residential mortgage loans and derivatives. Strategically positioning our discretionary portfolio allows us to manage the interest rate sensitivity in our non-discretionary portfolio.

Complex sensitivity simulations are used to estimate the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations estimate levels of short-term financial instruments, securities, loans, deposits, borrowings and ALM derivative instruments. In addition, these simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth and pricing, changes in funding mix and asset and liability repricing and maturity characteristics. In addition to net interest income sensitivity simulations, market value sensitivity measures are also utilized.

The Balance Sheet Management division maintains a net interest income forecast utilizing different rate scenarios, including a most likely scenario. The most likely scenario is designed around an economic forecast that is meant to estimate our expectation of the most likely path of rates for the upcoming horizon. The Balance Sheet Management division constantly updates the net interest income forecast for changing assumptions and differing outlooks based on actual results.

Net interest income risk is measured based on rate shocks over different time horizons versus a current stable interest rate environment. Assumptions used in these calculations are similar to those used in our corporate planning and forecasting process. The overall interest rate risk position and strategies are reviewed on an ongoing basis with ALCO and other committees as appropriate. Table 19 provides our estimated net interest income at risk over the subsequent year from December 31, 2002 and 2001 resulting from a 100 basis point gradual (over 12 months) increase or decrease in interest rates.

TABLE 19 Estimated Net Interest Income at Risk

	-100 bp	+100 bp

December 31, 2002	(2.4)%	1.5%
December 31, 2001	(0.8)	0.4

Securities

The securities portfolio is integral to our ALM activities. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity and regulatory requirements and on- and off- balance sheet positions. The securities portfolio at December 31, 2002 ended down from a year ago. In 2002, we purchased securities of $146 billion, sold $137 billion and received paydowns of $25 billion. During the year, we continuously monitored the interest rate risk position of the portfolio and repositioned the securities portfolio in order to manage convexity risk and to take advantage of interest rate fluctuations. Through sales of the securities portfolio, we realized $630 million in gains on sales of securities during the year.

Residential Mortgage Portfolio

We repositioned the discretionary mortgage loan portfolio to manage prepayment risk resulting from the unusually low rate environment. The residential mortgages designated solely for ALM activities grew primarily through whole loan purchase activity. In 2002, we purchased $55.0 billion of residential mortgages in the wholesale market for our discretionary portfolio and interest rate risk management. During the same period, we sold $22.7 billion of whole mortgage loans and recognized $500 million in gains on the sales.

Interest Rate and Foreign Exchange Derivative Contracts

Interest rate derivative contracts and foreign exchange derivative contracts are utilized in our ALM process. We use derivatives as an efficient, low-cost tool to manage our interest rate risk. We use derivatives to hedge or offset the changes in cash flows or market values of our balance sheet. See Note 5 of the consolidated financial statements for additional information on the Corporation’s hedging activities.

Our interest rate contracts are generally non-leveraged generic interest rate and basis swaps, options, futures and forwards. In addition, we use foreign currency contracts to manage the foreign exchange risk associated with foreign-denominated assets and liabilities, as well as our equity investments in foreign subsidiaries. Table 20 reflects the notional amounts, fair value, weighted average receive fixed and pay fixed rates, expected maturity and estimated duration of our ALM derivatives at December 31, 2002 and 2001. Management believes the fair value of the ALM interest rate and foreign exchange portfolios should be viewed in the context of the combined discretionary and non-discretionary portfolios.

TABLE 20 Asset and Liability Management Interest Rate and Foreign Exchange Contracts

	December 31, 2002

		Expected Maturity

(Dollars in millions, average estimated duration in years)	Fair Value	Total	2003	2004	2005	2006	2007	Thereafter	Average Estimated Duration

Open interest rate contracts
Total receive fixed swaps	$4,449								4.89
Notional amount		$116,520	$3,132	$3,157	$5,719	$14,078	$16,213	$74,221
Weighted average receive rate		4.29%	1.76%	3.17%	4.66%	4.50%	3.90%	4.46%
Total pay fixed swaps	(1,825)								4.07
Notional amount		$61,680	$10,083	$5,694	$7,993	$15,068	$6,735	$16,107
Weighted average pay rate		3.60%	1.64%	2.46%	3.90%	3.17%	3.62%	5.48%
Basis swaps	(3)
Notional amount		$15,700	$—	$9,000	$500	$4,400	$—	$1,800

Total swaps	2,621

Option products	650
Net notional amount(1)		$48,374	$1,000	$6,767	$40,000	$—	$—	$607
Futures and forward rate contracts	(88)
Net notional amount(1)		$8,850	$(6,150)	$15,000

Total open interest rate contracts	3,183

Closed interest rate contracts(2, 3)	955

Net interest rate contract position	4,138

Open foreign exchange contracts	313
Notional amount		$4,672	$78	$648	$102	$1,581	$96	$2,167

Total ALM contracts	$4,451

	December 31, 2001

		Expected Maturity

(Dollars in millions, average estimated duration in years)	Fair Value	Total	2002	2003	2004	2005	2006	Thereafter	Average Estimated Duration

Open interest rate contracts
Total receive fixed swaps	$784								4.68
Notional amount		$64,472	$1,510	$266	$10,746	$8,341	$9,608	$34,001
Weighted average receive rate		5.74%	7.04%	8.27%	5.31%	5.79%	5.37%	5.89%
Total pay fixed swaps	(322)								2.26
Notional amount		$21,445	$11,422	$4,319	$122	$2,664	$60	$2,858
Weighted average pay rate		3.97%	2.61%	4.21%	6.09%	6.77%	5.83%	6.34%
Basis swaps	—
Notional amount		$15,700	$—	$—	$9,000	$500	$4,400	$1,800

Total swaps	462

Option products	907
Net notional amount(1)		$7,000	$—	$7,000

Total open interest rate contracts	1,369

Closed interest rate contracts(2, 3)	1,071

Net interest rate contract position	2,440

Open foreign exchange contracts	(285)
Notional amount		$6,968	$465	$283	$576	$1,180	$2,335	$2,129

Total ALM contracts	$2,155

     (1)    Reflects the net of long and short positions.

     (2)    Represents the unamortized net realized deferred gains associated with closed contracts. As a result, no notional amount is reflected for expected maturity.

     (3)    The amount of unamortized net realized deferred gains associated with closed ALM swaps was $923 and $966 at December 31, 2002 and 2001, respectively. The amount of unamortized net realized deferred gains associated with closed ALM options was $21 and $114 at December 31, 2002 and 2001, respectively. The amount of unamortized net realized deferred gains (losses) associated with closed ALM futures and forward contracts was $11 and $(9) at December 31, 2002 and 2001, respectively. There were no unamortized net realized deferred gains or losses associated with closed foreign exchange contracts at December 31, 2002 and 2001. Of these unamortized net realized deferred gains, $234 was included in accumulated other comprehensive income and the remainder is primarily included as a basis adjustment of long-term senior debt at December 31, 2002.

Consistent with our strategy of managing interest rate sensitivity, the net receive fixed interest rate swap position increased by $11.8 billion to $54.8 billion at December 31, 2002. This increase primarily occurred in the last half of 2002. Option products in our ALM process may include option collars or spread strategies, which involve the buying and selling of options on the same underlying security or interest rate index. These strategies may involve caps, floors and options on index futures contracts.

The Corporation adopted SFAS 133 on January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. We have not significantly altered our overall interest rate risk management objective and strategy as a result of adopting SFAS 133. For further information on SFAS 133, see Note 1 of the consolidated financial statements.

Mortgage Banking Risk

Mortgage production activities create unique interest rate and prepayment risk between the loan commitment date (pipeline) and the date the loan is sold to the secondary market. To manage interest rate risk, we enter into various financial instruments including interest rate swaps, forward delivery contracts, Euro dollar futures and option contracts. The notional amount of such contracts was $25.3 billion at December 31, 2002 with associated net unrealized losses of $224 million. At December 31, 2001, the notional amount of such contracts was $27.8 billion with associated net unrealized gains of $69 million. These contracts have an average expected maturity of less than 90 days.

Prepayment risk represents the loss in value associated with a high rate loan paying off in a low rate environment and the loss of servicing value when loans prepay. We manage prepayment risk using various financial instruments including purchased options and swaps. The notional amounts of such contracts at December 31, 2002 and 2001 were $53.1 billion and $65.1 billion, respectively. The related unrealized gain was $955 million and $301 million at December 31, 2002 and 2001, respectively. These amounts are included in the Derivatives table in Note 5 of the consolidated financial statements. See Note 1 for additional discussion of these financial instruments in the mortgage banking assets section.

Operational Risk Management

Operational risk is the potential for loss resulting from events involving people, processes, technology, legal/regulatory issues, external events, execution and reputation. Successful operational risk management is particularly important to a diversified financial services company like ours because of the very nature, volume and complexity of our various businesses.

In keeping with the corporate governance structure, the lines of businesses are responsible for all the risks within the business including operational risks. Such risks are managed through corporate wide or business segment specific policies and procedures, controls and monitoring tools. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, systems interruptions and new product introduction processes.

The Corporate Operational Risk Executive, reporting to the Chief Risk Officer, provides oversight to accelerate and facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the company. The Operational Risk Executive also works with the business segment executives and their risk counterparts to implement appropriate policies, processes and assessments at the segment level. In addition, the Corporate Audit group places special emphasis on operational risk management processes, at both the corporate and segment levels, in its assessments and testing.

Operational risks fall into two major categories, business specific and corporate-wide affecting all business lines. Operational Risk Management plays a different role in each category. For business specific risks, Operational Risk Management works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business recovery, legal and compliance, Operational Risk Management assesses the risks, develops a consolidated corporate view and communicates that view to the business level.

At the business segment level, there are four business segment risk executives that are responsible for oversight of all operational risks in the business segments they support. In their management of these specific risks, they utilize corporate-wide operational risk policies, processes, and assessments. A specific example is our management of outsourced activities. To ensure that we meet our business segment objectives and manage the risks associated with these activities, vendor contracts contain specific corporate standards that allow for the tracking of service performance levels. In addition, we also have our Corporate Audit group perform independent assessments of vendor management processes and key vendor processes, the latter including on-site work at our more significant vendors.

To manage corporate-wide risks, we maintain specialized support groups, such as Legal, Information Security, Business Recovery, Supply Chain Management, Finance, Compliance and Technology and Operations. These groups assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses. An example of such an effort is our company-wide implementation of the anti-money laundering aspects of the USA Patriot Act.

Operational Risk Management working in conjunction with senior business segment executives, has developed two key tools to help manage, monitor, and summarize operational risk. The first tool the businesses and executive management utilize is a company-wide quarterly self-assessment process, which identifies and evaluates the status of risk issues, including mitigation plans if appropriate. The goal of this process, which originates at the segment level, is to ensure that the overall operating environment for segments is being continuously assessed and appropriately enhanced for changing conditions. This self-assessment is also used for identifying emerging operational risk issues and determining how they should be managed – at the business segment or corporate level. The risks identified in this process are also integrated into our quarterly financial forecasting process. The second process is a metrics review of key risk indicators. Each business has identified metrics for each category of operational risk noted above. The resulting review is used to identify trends and issues on both a corporate and a segment level.

The approach described above allows the Corporation to have a discipline that anticipates and mitigates the losses from operational risks.

2001 Compared to 2000

The following discussion and analysis provides a comparison of the Corporation’s results of operations for 2001 and 2000. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 72 through 111. In addition, Tables 1 and 2 contain financial data to supplement this discussion.

Overview

Net income totaled $6.8 billion, or $4.18 per common share (diluted), in 2001 compared to $7.5 billion, or $4.52 per common share (diluted), in 2000. The return on average common shareholders’ equity was 13.96 percent in 2001 compared to 15.96 percent in 2000.

Earnings excluding charges related to the Corporation’s strategic decision to exit certain consumer finance businesses in 2001 and restructuring in 2000 were $8.0 billion, or $4.95 per common share (diluted), in 2001 compared to $7.9 billion, or $4.72 per common share (diluted), in 2000. Excluding these charges, the return on average common shareholders’ equity was 16.53 percent in 2001 compared to 16.70 percent in 2000. Shareholder value added (SVA), which excludes exit and restructuring charges, remained essentially unchanged at $3.1 billion. For additional information on the use of non-GAAP financial measures and reconciliations to corresponding GAAP measures, see the Supplemental Financial Data section beginning on page 27.

Total revenue was $34.6 billion, an increase of $1.7 billion from 2000. Net interest income increased $1.9 billion to $20.3 billion. The increase was primarily due to changes in interest rates on the Corporation’s asset and liability positions and investment portfolio repositioning, an increased trading-related contribution, higher deposit and equity levels and a favorable shift in loan mix. These factors were partially offset by the impact of the money market deposit pricing initiative and a decrease in auto lease financing contributions.

Noninterest income was $14.3 billion, a $234 million decrease. Service charges increased $401 million, or nine percent, driven by higher business volumes and corporate customers opting to pay higher fees rather than maintain additional deposit balances in the lower rate environment. Income from investment and brokerage services increased $183 million, or ten percent, largely due to higher corporate investment and brokerage services, new asset management business and the completed acquisition of Marsico Capital Management LLC (Marsico), partially offset by lower broker activity due to decreased trade volume. Mortgage banking income increased $81 million, or 16 percent, primarily reflecting higher origination activity and increased gains from higher loan sales to the secondary market, partially offset by increased prepayments on mortgage loans as a result of the declining interest rate environment. Investment banking income increased $67 million, or four percent, as strong growth in fixed income origination was offset by weaker demand for syndications, equity underwriting and advisory services. Equity investment gains decreased $763 million, or 72 percent, driven by the weaker equity markets. Card income increased $192 million, or nine percent, primarily due to new account growth in both credit and debit card and increased purchase volume on existing accounts. Trading account profits decreased $81 million, or four percent, as the SFAS 133 transition adjustment net loss and declines in trading results in Corporate Treasury were offset by improved trading results in Global Corporate and Investment Banking and favorable net mark-to-market adjustments on mortgage banking certificates and the related derivative instruments.

The provision for credit losses increased $1.8 billion in 2001 and included $395 million associated with exiting the subprime real estate lending business. Net charge-offs increased $1.8 billion to $4.2 billion or 1.16 percent of average loans and leases, primarily due to credit quality deterioration in the commercial – domestic portfolio and an increase in credit card charge-offs as well as $635 million in charge- offs associated with exiting the subprime real estate lending business.

Nonperforming assets were $4.9 billion, or 1.49 percent of loans, leases and foreclosed properties at December 31, 2001, a $549 million decrease from December 31, 2000. The decrease was primarily a result of the transfer of $1.2 billion of nonperforming subprime real estate loans to loans held for sale as well as nonperforming loan sales, partially offset by increases in the commercial – domestic loan portfolio that resulted from credit deterioration as companies were affected by the weakening economic environment. The allowance for credit losses totaled $6.9 billion or 2.09 percent of total loans and leases at December 31, 2001, a 35 basis point increase from 1.74 percent of total loans and leases at December 31, 2000.

Noninterest expense increased $2.1 billion, primarily driven by business exit costs of $1.30 billion in 2001, higher personnel, litigation, professional fees, data processing and marketing expenses, partially offset by the restructuring charge in 2000. Higher personnel expense was driven by a $150 million severance charge in the fourth quarter of 2001 related to ongoing efficiency improvement programs, higher revenue-related incentive compensation and increased salaries expense. The Corporation recorded $334 million in litigation expense in the fourth quarter of 2001 related to small settlements and an addition to the legal reserve to cover increased exposure to existing litigation. Higher professional fees reflected the increase in initiatives related to the Corporation’s strategy to improve customer satisfaction, the launch of a company-wide Six Sigma quality and productivity program and implementation of a new integrated planning process.

A tax benefit of $418 million, generated as a result of the Corporation’s realignment of certain problem loan management activities into a wholly-owned subsidiary (SSI), resulted in a 17 percent effective tax rate for the fourth quarter of 2001. The effective tax rates for 2001 and 2000 were 32.9 percent and 36.2 percent, respectively. For additional information on SSI, see “Problem Loan Management” beginning on page 48.

Business Segment Operations

Consumer and Commercial Banking

Total revenue increased $1.6 billion, or eight percent, in 2001 compared to 2000. Net interest income increased $856 million, or seven percent, due to a favorable shift in loan mix, overall loan and deposit growth and the Corporation’s treasury asset and liability activities. This increase was partially offset by the impact of the money market deposit pricing initiative as the Corporation offered more competitive money market savings rates. Noninterest income increased $736 million, or 10 percent, driven by a nine percent increase in service charges, a nine percent increase in card income and strong mortgage banking revenue. Net income in 2001 rose $478 million, or 11 percent, due to the increases in net interest income and noninterest income discussed above, partially offset by an increase in the provision for credit losses and a four percent increase in noninterest expense. The provision for credit losses increased $551 million, or 53 percent, reflecting higher charge-offs in the commercial and credit card loan portfolios.

Asset Management

Total revenue remained flat at $2.5 billion in 2001, as the increase in net interest income was offset by a decline in noninterest income. Net interest income increased $78 million, or 12 percent, due to the Corporation’s treasury asset and liability activities and growth in the commercial and residential mortgage loan portfolios. Noninterest income decreased $68 million, or four percent, as a decline in other income was partially offset by an increase in investment and brokerage services income. The increase in investment and brokerage services income was due to new asset management business and the completed acquisition of Marsico, partially offset by lower broker activity due to decreased trade volume. Net income decreased $66 million, or 11 percent, in 2001, primarily due to a $74 million increase in provision expense largely related to one loan that was charged off in the second quarter of 2001 and increased noninterest expense. Noninterest expense increased $75 million, or five percent, reflecting investments in new private banking offices, the acquisition of Marsico and personnel supporting the revenue growth initiatives, partially offset by one-time business divestiture expenditures in 2000. Assets under management increased $36.1 billion, or 13 percent, primarily driven by the growth in money market funds and the addition of the remaining Marsico Funds.

Global Corporate and Investment Banking

In 2001, total revenue increased $1.1 billion, or 14 percent, primarily due to $663 million, or 24 percent, growth in trading-related revenue. Net interest income increased $912 million, or 24 percent, as a result of higher trading-related activities and the Corporation’s treasury asset and liability activities, partially offset by lower commercial loan levels. Noninterest income increased $230 million, or five percent, as increases in investment and brokerage services, corporate service charges, trading account profits and investment banking income were partially offset by a decline in other income. Net income increased $133 million, or seven percent, in 2001 as revenue growth was partially offset by higher credit-related costs and noninterest expense. The provision for credit losses increased $540 million to $1.3 billion due to credit quality deterioration in the commercial – domestic loan portfolio of Global Credit Products. A $373 million, or seven percent, increase in noninterest expense was primarily due to higher market-related incentives and other expenses in line with revenue growth.

Equity Investments

In 2001, both revenue and net income decreased substantially primarily due to lower equity investment gains. Equity investment gains decreased $753 million to $240 million. Principal Investing recorded cash gains of $425 million, offset by impairment charges of $335 million and fair value adjustment losses of $40 million. Equity investment gains in the strategic investments portfolio included $140 million in the first quarter of 2001 related to the sale of an interest in the Star Systems ATM network.

Statistical Financial Information
Bank of America Corporation and Subsidiaries

TABLE I  Average Balances and Interest Rates – Taxable-Equivalent Basis

	2002			2001			2000

(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate

Earning assets
Time deposits placed and other short-term investments	$10,038	$243	2.42%	$6,723	$318	4.73%	$4,863	$336	6.91%
Federal funds sold and securities purchased under agreements to resell	45,640	870	1.91	35,202	1,414	4.02	42,021	2,354	5.60
Trading account assets	79,562	3,860	4.85	66,418	3,653	5.50	48,938	2,751	5.62
Securities(1)	75,298	4,100	5.44	60,372	3,761	6.23	84,211	5,111	6.07
Loans and leases(2):
Commercial – domestic	109,724	7,370	6.72	133,569	9,879	7.40	148,168	12,025	8.12
Commercial – foreign	21,287	824	3.87	26,492	1,567	5.90	29,316	2,114	7.21
Commercial real estate – domestic	21,161	1,043	4.93	24,607	1,700	6.91	25,878	2,299	8.88
Commercial real estate – foreign	408	17	4.23	348	20	6.08	304	27	8.87

Total commercial	152,580	9,254	6.06	185,016	13,166	7.12	203,666	16,465	8.08

Residential mortgage	97,204	6,423	6.61	81,472	5,920	7.27	91,091	6,754	7.41
Home equity lines	22,807	1,213	5.32	22,013	1,625	7.38	19,492	1,748	8.97
Direct/Indirect consumer	30,264	2,145	7.09	30,374	2,466	8.12	30,915	2,689	8.70
Consumer finance	10,533	856	8.12	27,709	2,242	8.09	34,956	2,917	8.35
Credit card	21,410	2,195	10.25	16,641	1,879	11.29	10,279	1,241	12.07
Foreign consumer	2,021	74	3.68	2,222	127	5.80	2,223	195	8.77

Total consumer	184,239	12,906	7.01	180,431	14,259	7.90	188,956	15,544	8.23

Total loans and leases	336,819	22,160	6.58	365,447	27,425	7.50	392,622	32,009	8.15

Other earning assets	26,164	1,517	5.80	26,154	2,065	7.90	10,812	926	8.57

Total earning assets(3)	573,521	32,750	5.71	560,316	38,636	6.90	583,467	43,487	7.45

Cash and cash equivalents	21,166			22,542			24,766
Other assets, less allowance for credit losses	67,714			66,689			63,340

Total assets	$662,401			$649,547			$671,573
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$21,691	138	0.64	$20,208	213	1.05	$23,452	314	1.34
NOW and money market deposit accounts	131,841	1,369	1.04	114,657	2,498	2.18	99,927	2,941	2.94
Consumer CDs and IRAs	67,695	2,968	4.39	74,458	3,853	5.17	77,409	4,205	5.43
Negotiable CDs, public funds and other time deposits	4,237	128	3.03	5,848	290	4.96	7,626	481	6.31

Total domestic interest-bearing deposits	225,464	4,603	2.04	215,171	6,854	3.19	208,414	7,941	3.81

Foreign interest-bearing deposits(4):
Banks located in foreign countries	15,464	442	2.86	23,397	1,053	4.49	18,788	1,130	6.01
Governments and official institutions	2,316	43	1.86	3,615	152	4.21	8,922	513	5.75
Time, savings and other	18,769	346	1.84	22,940	827	3.62	26,024	1,423	5.47

Total foreign interest-bearing deposits	36,549	831	2.27	49,952	2,032	4.07	53,734	3,066	5.71

Total interest-bearing deposits	262,013	5,434	2.07	265,123	8,886	3.35	262,148	11,007	4.20

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	104,153	2,089	2.01	92,476	4,167	4.51	131,492	7,957	6.05
Trading account liabilities	31,600	1,261	3.99	29,995	1,155	3.85	23,843	892	3.74
Long-term debt and trust preferred securities	66,045	2,455	3.72	69,622	3,795	5.45	70,293	4,960	7.06

Total interest-bearing liabilities(3)	463,811	11,239	2.42	457,216	18,003	3.94	487,776	24,816	5.09

Noninterest-bearing sources:
Noninterest-bearing deposits	109,466			97,529			91,146
Other liabilities	41,511			46,124			45,519
Shareholders’equity	47,613			48,678			47,132

Total liabilities and shareholders’ equity	$662,401			$649,547			$671,573

Net interest spread			3.29			2.96			2.36
Impact of noninterest-bearing sources			0.46			0.72			0.84

Net interest income/yield on earning assets		$21,511	3.75%		$20,633	3.68%		$18,671	3.20%

     (1)    The average balance and yield on securities are based on the average of historical amortized cost balances.

     (2)    Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.

     (3)    Interest income includes the impact of interest rate risk management contracts, which increased (decreased) interest income on the underlying assets $1,983, $978 and $(48) in 2002, 2001 and 2000, respectively. These amounts were substantially offset by corresponding decreases or increases in the income earned on the underlying assets. Interest expense includes the impact of interest rate risk management contracts, which (increased) decreased interest expense on the underlying liabilities $(141), $63 and $(36) in 2002, 2001 and 2000, respectively. These amounts were substantially offset by corresponding decreases or increases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see Interest Rate Risk Management.

     (4)    Primarily consists of time deposits in denominations of $100,000 or more.

TABLE II Analysis of Changes in Net Interest Income – Taxable-Equivalent Basis

	From 2001 to 2002			From 2000 to 2001

	Due to Change in(1)			Due to Change in(1)

(Dollars in millions)	Volume	Rate	Net Change	Volume	Rate	Net Change

Increase (decrease) in interest income
Time deposits placed and other short-term investments	$157	$(232)	$(75)	$129	$(147)	$(18)
Federal funds sold and securities purchased under agreements to resell	421	(965)	(544)	(383)	(557)	(940)
Trading account assets	723	(516)	207	982	(80)	902
Securities	930	(591)	339	(1,446)	96	(1,350)
Loans and leases:
Commercial – domestic	(1,759)	(750)	(2,509)	(1,179)	(967)	(2,146)
Commercial – foreign	(311)	(432)	(743)	(204)	(343)	(547)
Commercial real estate – domestic	(238)	(419)	(657)	(114)	(485)	(599)
Commercial real estate – foreign	5	(8)	(3)	4	(11)	(7)

Total commercial			(3,912)			(3,299)

Residential mortgage	1,147	(644)	503	(717)	(117)	(834)
Home equity lines	58	(470)	(412)	227	(350)	(123)
Direct/Indirect consumer	(9)	(312)	(321)	(46)	(177)	(223)
Consumer finance	(1,390)	4	(1,386)	(603)	(72)	(675)
Credit card	538	(222)	316	768	(130)	638
Foreign consumer	(10)	(43)	(53)	—	(68)	(68)

Total consumer			(1,353)			(1,285)

Total loans and leases			(5,265)			(4,584)

Other earning assets	2	(550)	(548)	1,315	(176)	1,139

Total interest income			(5,886)			(4,851)

Increase (decrease) in interest expense
Domestic interest-bearing deposits:
Savings	15	(90)	(75)	(43)	(58)	(101)
NOW and money market deposit accounts	376	(1,505)	(1,129)	430	(873)	(443)
Consumer CDs and IRAs	(353)	(532)	(885)	(162)	(190)	(352)
Negotiated CDs, public funds and other time deposits	(80)	(82)	(162)	(112)	(79)	(191)

Total domestic interest-bearing deposits			(2,251)			(1,087)

Foreign interest-bearing deposits:
Banks located in foreign countries	(359)	(252)	(611)	276	(353)	(77)
Governments and official institutions	(54)	(55)	(109)	(305)	(56)	(361)
Time, savings and other	(148)	(333)	(481)	(168)	(428)	(596)

Total foreign interest-bearing deposits			(1,201)			(1,034)

Total interest-bearing deposits			(3,452)			(2,121)

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	530	(2,608)	(2,078)	(2,362)	(1,428)	(3,790)
Trading account liabilities	62	44	106	230	33	263
Long-term debt and trust preferred securities	(196)	(1,144)	(1,340)	(45)	(1,120)	(1,165)

Total interest expense			(6,764)			(6,813)

Net increase in net interest income			$878			$1,962

     (1)    The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume or rate for that category. The change in rate/volume variance has been allocated to the rate variance.

TABLE III Core Net Interest Income

(Dollars in millions)	2002	2001	2000	1999

Net interest income
As reported on a taxable-equivalent basis	$21,511	$20,633	$18,671	$18,342
Less: Trading-related net interest income	(1,970)	(1,609)	(1,044)	(688)
Add: Impact of revolving securitizations	522	695	919	929

Core net interest income	$20,063	$19,719	$18,546	$18,583

Average earning assets
As reported	$573,521	$560,316	$583,467	$531,511
Less: Trading-related earning assets	(124,593)	(102,111)	(89,921)	(73,028)
Add: Impact of revolving securitizations	6,272	10,112	13,352	13,846

Core average earning assets	$455,200	$468,317	$506,898	$472,329

Net interest yield on earning assets
As reported	3.75%	3.68%	3.20%	3.45%
Add: Impact of trading-related activities	0.60	0.47	0.38	0.40
Add: Impact of revolving securitizations	0.06	0.06	0.08	0.08

Core net interest yield on earning assets	4.41%	4.21%	3.66%	3.93%

TABLE IV Selected Loan Maturity Data(1)

	December 31, 2002

(Dollars in millions)	Due in 1 Year or Less	Due After 1 Year Through 5 Years	Due After 5 Years	Total

Commercial – domestic	$37,656	$41,831	$19,665	$99,152
Commercial real estate – domestic	9,066	8,345	2,499	19,910
Foreign(2)	14,324	2,562	807	17,693

Total selected loans	$61,046	$52,738	$22,971	$136,755

Percent of total	44.6%	38.6%	16.8%	100.0%
Sensitivity of loans to changes in interest
rates for loans due after one year:
Fixed interest rates		$6,780	$11,380
Floating or adjustable interest rates		45,958	11,591

Total		$52,738	$22,971

    (1)    Loan maturities are based on the remaining maturities under contractual terms.

    (2)    Loan maturities include consumer and commercial foreign loans.

TABLE V Short-Term Borrowings

	2002		2001		2000

(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate

Federal funds purchased
At December 31	$5,167	1.15%	$5,487	1.45%	$4,612	5.92%
Average during year	5,470	1.63	6,267	3.99	4,506	6.44
Maximum month-end balance during year	9,663	—	8,718	—	7,149	—

Securities sold under agreements to repurchase
At December 31	59,912	1.44	42,240	1.25	44,799	6.26
Average during year	67,751	1.73	54,826	4.01	79,217	5.93
Maximum month-end balance during year	99,313	—	70,674	—	90,062	—

Commercial paper
At December 31	114	1.20	1,558	1.99	6,955	6.54
Average during year	1,025	1.73	4,156	4.91	9,645	6.41
Maximum month-end balance during year	1,946	—	7,410	—	10,762	—

Other short-term borrowings
At December 31	25,120	1.29	20,659	2.13	35,243	5.97
Average during year	29,907	2.71	27,227	5.56	38,124	6.18
Maximum month-end balance during year	41,235	—	39,391	—	45,271	—

TABLE VI Debt and Lease Obligations

	December 31, 2002

(Dollars in millions)	Due in 1 Year or Less	Due After 1 Year Through 3 Years	Due After 3 Years Through 5 Years	Due After 5 Years	Total

Long-term debt and capital leases(1)	$8,219	$17,005	$12,723	$23,198	$61,145
Trust preferred securities(1)	—	—	—	6,031	6,031
Operating lease obligations	1,166	2,174	1,864	2,174	7,378

Total debt and lease obligations	$9,385	$19,179	$14,587	$31,403	$74,554

     (1)    Includes principal payments only.

TABLE VII Credit Extension Commitments

	December 31, 2002

(Dollars in millions)	Expires in 1 Year or Less	Expires After 1 Year Through 3 Years	Expires After 3 Years Through 5 Years	Expires After 5 Years	Total

Loan commitments(1)	$98,101	$45,321	$27,616	$41,666	$212,704
Standby letters of credit and financial guarantees	20,002	6,440	985	3,410	30,837
Commercial letters of credit	2,674	162	1	272	3,109

Legally binding commitments	120,777	51,923	28,602	45,348	246,650
Credit card lines	73,779	—	—	—	73,779

Total	$194,556	$51,923	$28,602	$45,348	$320,429

     (1)    Equity commitments of $2.2 billion and $2.5 billion primarily related to obligations to fund existing venture capital investments were included in loan commitments at December 31, 2002 and 2001, respectively.

TABLE VIII Outstanding Loans and Leases(1)

	December 31

	2002		2001		2000		1999		1998

(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Commercial – domestic	$105,053	30.6	$118,205	35.9	$146,040	37.2	$143,450	38.7	$137,422	38.5
Commercial – foreign	19,912	5.8	23,039	7.0	31,066	7.9	27,978	7.5	31,495	8.8
Commercial real estate – domestic	19,910	5.8	22,271	6.8	26,154	6.7	24,026	6.5	26,912	7.5
Commercial real estate – foreign	295	0.1	383	0.1	282	0.1	325	0.1	301	0.1

Total commercial	145,170	42.3	163,898	49.8	203,542	51.9	195,779	52.8	196,130	54.9

Residential mortgage	108,197	31.6	78,203	23.8	84,394	21.5	81,860	22.1	73,608	20.6
Home equity lines	23,236	6.8	22,107	6.7	21,598	5.5	17,273	4.7	15,653	4.4
Direct/Indirect consumer	31,068	9.1	30,317	9.2	29,859	7.6	31,997	8.6	31,918	8.9
Consumer finance	8,384	2.4	12,652	3.9	36,398	9.3	32,490	8.8	23,992	6.7
Credit card	24,729	7.2	19,884	6.0	14,094	3.6	9,019	2.4	12,425	3.5
Foreign consumer	1,971	0.6	2,092	0.6	2,308	0.6	2,244	0.6	3,602	1.0

Total consumer	197,585	57.7	165,255	50.2	188,651	48.1	174,883	47.2	161,198	45.1

Total	$342,755	100.0	$329,153	100.0	$392,193	100.0	$370,662	100.0	$357,328	100.0

     (1)    The Corporation used credit derivatives to provide credit protection (single name credit default swaps, basket credit default swaps and CLOs) for loan counterparties in the amounts of $16.7 billion and $14.5 billion at December 31, 2002 and 2001, respectively.

TABLE IX Selected Emerging Markets

(Dollars in millions)	Loans and Loan Commitments	Other Financing(1)	Derivative Assets	Securities/ Other Investments(2)	Total Cross- Border Exposure(3)	Gross Local Country Exposure(4)	Total Foreign Exposure December 31, 2002	Increase/ (Decrease) from December 31, 2001

Region/Country Asia
China	$80	$14	$54	$35	$183	$61	$244	$(31)
Hong Kong(5)	157	56	82	109	404	3,400	3,804	(451)
India	405	48	70	32	555	818	1,373	(407)
Indonesia	82	—	17	15	114	6	120	(155)
Korea (South)	154	322	20	8	504	732	1,236	26
Malaysia	9	3	1	2	15	225	240	(106)
Pakistan	7	—	—	—	7	—	7	(12)
Philippines	30	31	4	10	75	81	156	(166)
Singapore	170	7	86	10	273	1,395	1,668	270
Taiwan	294	205	35	52	586	503	1,089	176
Thailand	36	10	19	26	91	172	263	(125)
Other	3	17	1	—	21	75	96	(24)

Total	$1,427	$713	$389	$299	$2,828	$7,468	$10,296	$(1,005)

Central and Eastern Europe
Russian Federation	$—	$—	$—	$5	$5	$—	$5	$5
Turkey	30	9	—	19	58	—	58	(69)
Other	14	23	45	191	273	28	301	35

Total	$44	$32	$45	$215	$336	$28	$364	$(29)

Latin America
Argentina	$249	$47	$2	$78	$376	$89	$465	$(280)
Brazil	298	240	55	152	745	430	1,175	(1,299)
Chile	118	9	8	6	141	—	141	(108)
Colombia	76	6	5	1	88	—	88	(51)
Mexico	708	168	128	400	1,404	185	1,589	(638)
Venezuela	105	4	6	114	229	3	232	(9)
Other	104	89	3	29	225	—	225	(71)

Total	$1,658	$563	$207	$780	$3,208	$707	$3,915	$(2,456)

Total	$3,129	$1,308	$641	$1,294	$6,372	$8,203	$14,575	$(3,490)

     (1)    Includes acceptances, standby letters of credit, commercial letters of credit and formal guarantees.

     (2)    Amounts outstanding in the table above for Philippines, Argentina, Mexico, Venezuela and Latin America Other have been reduced by $12, $90, $505, $131 and $37, respectively, at December 31, 2002, and $10, $0, $436, $105 and $32, respectively, at December 31, 2001. Such amounts represent the fair value of U.S. Treasury securities held as collateral outside the country of exposure.

     (3)    Cross-border exposure includes amounts payable to the Corporation by residents of countries other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting rules.

     (4)    Gross local country exposure includes amounts payable to the Corporation by residents of countries in which the credit is booked, regardless of the currency in which the claim is denominated. Management does not net local funding or liabilities against local exposures as allowed by the FFIEC.

     (5)    Gross local country exposure to Hong Kong consisted of $1,828 of consumer loans and $1,572 of commercial exposure at December 31, 2002. The consumer loans were collateralized primarily by residential real estate. The commercial exposure was primarily to local clients and was diversified across many industries.

TABLE X Nonperforming Assets(1)

	At December 31

(Dollars in millions)	2002	2001	2000	1999	1998

Nonperforming loans
Commercial – domestic	$2,781	$3,123	$2,777	$1,163	$812
Commercial – foreign	1,359	461	486	486	314
Commercial real estate – domestic	161	240	236	191	299
Commercial real estate – foreign	3	3	3	3	4

Total commercial	4,304	3,827	3,502	1,843	1,429

Residential mortgage	612	556	551	529	722
Home equity lines	66	80	32	46	50
Direct/Indirect consumer	30	27	19	19	21
Consumer finance	19	9	1,095	598	246
Foreign consumer	6	7	9	7	14

Total consumer	733	679	1,706	1,199	1,053

Total nonperforming loans	5,037	4,506	5,208	3,042	2,482

Foreclosed properties	225	402	249	163	282

Total nonperforming assets	$5,262	$4,908	$5,457	$3,205	$2,764

Nonperforming assets as a percentage of:
Total assets	0.80%	0.79%	0.85%	0.51%	0.45%
Outstanding loans, leases and foreclosed properties	1.53	1.49	1.39	0.86	0.77
Nonperforming loans as a percentage of outstanding loans and leases	1.47	1.37	1.33	0.82	0.69

     (1)    In 2002, $668 in interest income was contractually due on nonperforming loans and troubled debt restructured loans. Of this amount, $193 was actually recorded as interest income in 2002.

TABLE XI Allowance for Credit Losses

(Dollars in millions)	2002	2001	2000	1999	1998

Balance, January 1	$6,875	$6,838	$6,828	$7,122	$6,778

Loans and leases charged off
Commercial – domestic	(1,793)	(2,120)	(1,412)	(820)	(714)
Commercial – foreign	(566)	(249)	(117)	(161)	(262)
Commercial real estate – domestic	(45)	(46)	(31)	(19)	(21)
Commercial real estate – foreign	—	—	(1)	(1)	—

Total commercial	(2,404)	(2,415)	(1,561)	(1,001)	(997)

Residential mortgage	(56)	(39)	(36)	(35)	(33)
Home equity lines	(40)	(32)	(29)	(24)	(27)
Direct/Indirect consumer	(355)	(389)	(395)	(434)	(486)
Consumer finance(1)	(333)	(1,137)	(512)	(445)	(594)
Credit card	(1,210)	(753)	(392)	(571)	(857)
Other consumer domestic	(57)	(73)	(66)	(52)	(43)
Foreign consumer	(5)	(6)	(4)	(20)	(13)

Total consumer	(2,056)	(2,429)	(1,434)	(1,581)	(2,053)

Total loans and leases charged off	(4,460)	(4,844)	(2,995)	(2,582)	(3,050)

Recoveries of loans and leases previously charged off
Commercial – domestic	322	171	125	109	97
Commercial – foreign	45	41	31	17	20
Commercial real estate – domestic	8	7	18	25	21
Commercial real estate – foreign	—	—	3	—	—

Total commercial	375	219	177	151	138

Residential mortgage	14	13	9	7	4
Home equity lines	14	13	9	12	10
Direct/Indirect consumer	145	139	149	150	138
Consumer finance	78	111	178	170	186
Credit card	116	81	54	76	93
Other consumer domestic	21	23	18	13	11
Foreign consumer	—	1	1	3	3

Total consumer	388	381	418	431	445

Total recoveries of loans and leases previously charged off	763	600	595	582	583

Net charge-offs	(3,697)	(4,244)	(2,400)	(2,000)	(2,467)

Provision for credit losses(2)	3,697	4,287	2,535	1,820	2,920
Other, net	(24)	(6)	(125)	(114)	(109)

Balance, December 31	$6,851	$6,875	$6,838	$6,828	$7,122

Loans and leases outstanding at December 31	$342,755	$329,153	$392,193	$370,662	$357,328
Allowance for credit losses as a percentage of loans and leases outstanding at December 31	2.00%	2.09%	1.74%	1.84%	1.99%
Average loans and leases outstanding during the year	$336,819	$365,447	$392,622	$362,783	$347,840
Net charge-offs as a percentage of average outstanding loans and leases during the year	1.10%	1.16%	0.61%	0.55%	0.71%
Allowance for credit losses as a percentage of nonperforming loans at December 31	136.01	152.58	131.30	224.48	287.01
Ratio of the allowance for credit losses at December 31 to net charge-offs	1.85	1.62	2.85	3.41	2.89

     (1)    Includes $635 related to the exit of the subprime real estate lending business in 2001.

     (2)    Includes $395 related to the exit of the subprime real estate lending business in 2001.

TABLE XII Allocation of the Allowance for Credit Losses

	At December 31

	2002		2001		2000		1999		1998

(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Commercial – domestic	$2,392	34.9	$1,974	28.7	$1,993	29.1	$1,875	27.4	$1,540	21.6
Commercial – foreign	886	12.9	766	11.1	796	11.6	930	13.6	1,327	18.6
Commercial real estate – domestic	439	6.4	924	13.5	989	14.5	927	13.6	925	13.0
Commercial real estate – foreign	9	0.2	8	0.1	7	0.1	11	0.2	—	—

Total commercial	3,726	54.4	3,672	53.4	3,785	55.3	3,743	54.8	3,792	53.2

Residential mortgage	108	1.6	145	2.1	151	2.2	160	2.3	137	1.9
Home equity lines	49	0.7	83	1.2	77	1.1	60	0.9	46	0.6
Direct/Indirect consumer	361	5.3	367	5.4	320	4.7	355	5.2	474	6.7
Consumer finance	323	4.7	433	6.3	722	10.6	712	10.4	711	10.0
Credit card	1,031	15.0	821	11.9	549	8.0	348	5.1	501	7.0
Foreign consumer	9	0.1	10	0.1	11	0.2	11	0.2	26	0.4

Total consumer	1,881	27.4	1,859	27.0	1,830	26.8	1,646	24.1	1,895	26.6

General	1,244	18.2	1,344	19.6	1,223	17.9	1,439	21.1	1,435	20.2

Total	$6,851	100.0	$6,875	100.0	$6,838	100.0	$6,828	100.0	$7,122	100.0

TABLE XIII Exposure Exceeding One Percent of Total Assets(1,2)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Total Exposure	Exposure as a Percentage of Total Assets

United Kingdom	2002	$167	$3,554	$11,320	$15,041	2.28%
	2001	139	2,807	8,889	11,835	1.90
	2000	355	1,962	6,167	8,484	1.32

Germany	2002	363	2,898	3,761	7,022	1.06
	2001	2,118	2,571	2,251	6,940	1.12
	2000	2,188	2,249	2,062	6,499	1.01

Canada	2002	933	682	4,045	5,660	0.86
	2001	652	331	4,385	5,368	0.86
	2000	1,038	409	5,973	7,420	1.16

Japan	2002	2,191	537	888	3,616	0.55
	2001	1,319	676	889	2,884	0.46
	2000	4,925	599	883	6,407	1.00

     (1)    Exposure includes cross-border claims by the Corporation’s foreign offices as follows: loans, accrued interest receivable, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, standby letters of credit, commercial letters of credit and formal guarantees.

    (2)    Sector definitions are based on the FFIEC instructions for preparing the Country Exposure Report.

TABLE XIV Trading Risk and Return

Daily VAR and Trading-Related Revenue

TABLE XV Non-Exchange Traded Commodity Contracts

(Dollars in millions)	Asset Positions	Liability Positions

Net fair value of contracts outstanding at January 1, 2002	$1,328	$1,010
Effects of legally enforceable master netting agreements	2,625	2,625

Gross fair value of contracts outstanding at January 1, 2002	3,953	3,635
Contracts realized or otherwise settled	(2,238)	(2,068)
Fair value of new contracts	3,211	3,403
Other changes in fair value	(10)	(53)

Gross fair value of contracts outstanding at December 31, 2002	4,916	4,917
Effects of legally enforceable master netting agreements	(3,452)	(3,452)

Net fair value of contracts outstanding at December 31, 2002	$1,464	$1,465

TABLE XVI Non-Exchange Traded Commodity Contract Maturities

	December 31, 2002

(Dollars in millions)	Asset Positions	Liability Positions

Maturity less than 1 year	$2,385	$2,570
Maturity 1-3 years	1,806	1,679
Maturity 4-5 years	282	226
Maturity in excess of 5 years	443	442

Gross fair value of contracts	$4,916	$4,917
Effects of legally enforceable master netting agreements	(3,452)	(3,452)

Net fair value of contracts	$1,464	$1,465

TABLE XVII Selected Quarterly Financial Data(1)

	2002 Quarters				2001 Quarters

(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First

Income statement
Net interest income	$5,374	$5,302	$5,094	$5,153	$5,417	$5,204	$5,030	$4,639
Noninterest income	3,430	3,220	3,481	3,440	3,398	3,429	3,741	3,780
Total revenue	8,804	8,522	8,575	8,593	8,815	8,633	8,771	8,419
Provision for credit losses	1,165	804	888	840	1,401	1,251	800	835
Gains (losses) on sales of securities	304	189	93	44	393	97	(7)	(8)
Noninterest expense	4,832	4,620	4,490	4,494	5,324	5,911	4,821	4,654
Income before income taxes	3,111	3,287	3,290	3,303	2,483	1,568	3,143	2,922
Income tax expense	497	1,052	1,069	1,124	426	727	1,120	1,052
Net income	2,614	2,235	2,221	2,179	2,057	841	2,023	1,870
Average common shares issued and outstanding (in thousands)	1,499,557	1,504,017	1,533,783	1,543,471	1,570,083	1,599,692	1,601,537	1,608,890
Average diluted common shares issued and outstanding (in thousands)	1,542,482	1,546,347	1,592,250	1,581,848	1,602,886	1,634,063	1,632,964	1,631,099

Performance ratios
Return on average assets	1.49%	1.33%	1.38%	1.39%	1.25%	0.52%	1.24%	1.17%
Return on average common shareholders’equity	21.58	19.02	18.47	18.64	16.70	6.78	16.67	15.86
Total equity to total assets (period end)	7.62	7.31	7.48	7.77	7.80	7.83	7.88	8.02
Total average equity to total average assets	6.91	6.97	7.47	7.44	7.50	7.66	7.43	7.38
Dividend payout ratio	36.76	40.25	41.40	42.48	45.53	106.49	44.35	48.14

Per common share data
Earnings	$1.74	$1.49	$1.45	$1.41	$1.31	$0.52	$1.26	$1.16
Diluted earnings	1.69	1.45	1.40	1.38	1.28	0.51	1.24	1.15
Cash dividends paid	0.64	0.60	0.60	0.60	0.60	0.56	0.56	0.56
Book value	33.49	32.07	31.47	31.15	31.07	31.66	30.75	30.47

Average balance sheet
Total loans and leases	$343,099	$340,484	$335,684	$327,801	$333,354	$357,726	$383,500	$387,889
Total assets	695,468	669,149	646,599	637,678	651,797	642,184	655,557	648,698
Total deposits	381,381	373,933	365,986	364,403	368,171	363,328	363,348	355,618
Common shareholders’equity	48,015	46,592	48,213	47,392	48,850	49,134	48,640	47,794
Total shareholders’equity	48,074	46,652	48,274	47,456	48,916	49,202	48,709	47,866

Risk-based capital ratios (period end)
Tier 1 capital	8.22%	8.13%	8.09%	8.48%	8.30%	7.95%	7.90%	7.65%
Total capital	12.43	12.38	12.42	12.93	12.67	12.12	12.09	11.84
Leverage ratio	6.29	6.35	6.47	6.72	6.56	6.59	6.50	6.41

Market price per share of common stock
Closing	$69.57	$63.80	$70.36	$68.02	$62.95	$58.40	$60.03	$54.75
High	71.99	71.94	77.08	69.61	64.99	65.54	62.18	55.94
Low	53.98	57.90	66.82	57.51	52.10	50.25	48.65	45.00

     (1)    As a result of the adoption of SFAS 142 on January 1, 2002, the Corporation no longer amortizes goodwill. Goodwill amortization expense was $160, $165, $169 and $168 in the fourth, third, second and first quarters, respectively, of 2001.

TABLE XVIII Quarterly Average Balances and Interest Rates – Taxable-Equivalent Basis

	Fourth Quarter 2002			Third Quarter 2002			Second Quarter 2002			First Quarter 2002			Fourth Quarter 2001

(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate

Earning assets
Time deposits placed and other short-term investments	$8,853	$56	2.49%	$10,396	$63	2.41%	$10,673	$63	2.37%	$10,242	$61	2.43%	$7,255	$64	3.47%
Federal funds sold and securities purchased under agreements to resell	49,169	208	1.68	40,294	178	1.76	48,426	270	2.23	44,682	215	1.94	38,825	253	2.60
Trading account assets	84,181	994	4.71	85,129	1,017	4.76	78,113	961	4.93	70,613	888	5.06	67,535	920	5.43
Securities(1)	83,751	1,078	5.15	76,484	1,120	5.85	67,291	939	5.59	73,542	963	5.24	71,454	1,090	6.10
Loans and leases(2):
Commercial – domestic	105,333	1,777	6.70	106,039	1,728	6.47	111,522	1,887	6.78	116,160	1,978	6.90	121,399	2,138	6.99
Commercial – foreign	20,538	180	3.48	21,256	206	3.85	21,454	212	3.97	21,917	226	4.17	23,789	278	4.63
Commercial real estate – domestic	20,359	245	4.77	20,576	265	5.10	21,486	258	4.83	22,251	275	5.01	23,051	316	5.45
Commercial real estate – foreign	426	4	3.93	425	4	3.92	393	5	5.14	389	4	4.00	375	4	4.49

Total commercial	146,656	2,206	5.97	148,296	2,203	5.90	154,855	2,362	6.12	160,717	2,483	6.26	168,614	2,736	6.44

Residential mortgage	108,019	1,699	6.28	104,590	1,733	6.61	94,726	1,602	6.77	81,104	1,389	6.88	78,366	1,385	7.05
Home equity lines	23,347	300	5.10	23,275	314	5.35	22,579	305	5.41	22,010	294	5.42	22,227	340	6.07
Direct/Indirect consumer	30,643	523	6.76	30,029	530	7.01	30,021	542	7.25	30,360	550	7.34	30,363	583	7.61
Consumer finance	8,943	174	7.75	10,043	201	7.97	11,053	226	8.20	12,134	255	8.46	13,035	296	9.04
Credit card	23,535	613	10.33	22,263	583	10.38	20,402	510	10.01	19,383	490	10.26	18,656	498	10.58
Foreign consumer	1,956	17	3.48	1,988	19	3.83	2,048	19	3.71	2,093	19	3.71	2,093	21	4.02

Total consumer	196,443	3,326	6.74	192,188	3,380	7.00	180,829	3,204	7.10	167,084	2,997	7.24	164,740	3,123	7.54

Total loans and leases	343,099	5,532	6.41	340,484	5,583	6.52	335,684	5,566	6.65	327,801	5,480	6.76	333,354	5,859	6.99

Other earning assets	32,828	417	5.07	27,461	387	5.61	22,005	353	6.42	22,231	358	6.52	36,782	707	7.67

Total earning assets(3)	601,881	8,285	5.48	580,248	8,348	5.73	562,192	8,152	5.81	549,111	7,965	5.86	555,205	8,893	6.37

Cash and cash equivalents	21,242			20,202			21,200			22,037			23,182
Other assets, less allowance for credit losses	72,345			68,699			63,207			66,530			73,410

Total assets	$695,468			$669,149			$646,599			$637,678			$651,797

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$22,142	$35	0.63%	$22,047	$36	0.64%	$21,841	$34	0.64%	$20,716	$33	0.64%	$20,132	$42	0.83%
NOW and money market deposit accounts	137,229	325	0.94	132,939	362	1.08	129,856	346	1.07	127,218	335	1.07	121,758	426	1.39
Consumer CDs and IRAs	66,266	728	4.36	67,179	746	4.40	68,015	764	4.51	69,359	730	4.27	71,895	898	4.96
Negotiable CDs, public funds and other time deposits	3,400	17	1.97	4,254	51	4.73	4,635	30	2.43	4,671	32	2.82	5,196	44	3.39

Total domestic interest-bearing deposits	229,037	1,105	1.91	226,419	1,195	2.09	224,347	1,174	2.10	221,964	1,130	2.06	218,981	1,410	2.56

Foreign interest-bearing deposits(4):
Banks located in foreign countries	15,286	104	2.70	17,044	123	2.85	14,048	108	3.10	15,464	107	2.79	20,771	170	3.22
Governments and official institutions	1,737	7	1.68	2,188	10	1.85	2,449	12	1.89	2,904	14	1.96	2,965	20	2.74
Time, savings and other	17,929	76	1.68	18,686	86	1.83	18,860	90	1.91	19,620	93	1.93	21,858	113	2.06

Total foreign interest-bearing deposits	34,952	187	2.12	37,918	219	2.29	35,357	210	2.38	37,988	214	2.29	45,594	303	2.63

Total interest-bearing deposits	263,989	1,292	1.94	264,337	1,414	2.12	259,704	1,384	2.14	259,952	1,344	2.10	264,575	1,713	2.57

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	123,434	558	1.79	108,281	526	1.93	97,579	529	2.17	86,870	477	2.23	87,291	700	3.18
Trading account liabilities	30,445	289	3.77	33,038	342	4.11	31,841	344	4.34	31,066	285	3.72	29,921	268	3.55
Long-term debt and trust preferred securities	65,702	609	3.71	64,880	601	3.71	65,940	633	3.84	67,694	612	3.62	68,141	707	4.15

Total interest-bearing liabilities(3)	483,570	2,748	2.26	470,536	2,883	2.44	455,064	2,890	2.55	445,582	2,718	2.47	449,928	3,388	2.99

Noninterest-bearing sources:
Noninterest-bearing deposits	117,392			109,596			106,282			104,451			103,596
Other liabilities	46,432			42,365			36,979			40,189			49,357
Shareholders’equity	48,074			46,652			48,274			47,456			48,916

Total liabilities and shareholders’ equity	$695,468			$669,149			$646,599			$637,678			$651,797

Net interest spread			3.22			3.29			3.26			3.39			3.38
Impact of noninterest-bearing sources			0.44			0.46			0.49			0.46			0.57

Net interest income/yield on earning assets		$5,537	3.66%		$5,465	3.75%		$5,262	3.75%		$5,247	3.85%		$5,505	3.95%

     (1)    The average balance and yield on securities are based on the average of historical amortized cost balances

     (2)    Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.

     (3)    Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $517, $397, $509 and $560 in the fourth, third, second and first quarters of 2002 and $473 in the fourth quarter of 2001, respectively. These amounts were substantially offset by corresponding decreases in the income earned on the underlying assets. Interest expense includes the impact of interest rate risk management contracts, which (increased) decreased interest expense on the underlying liabilities $(62), $(69), $(65) and $55 in the fourth, third, second and first quarters of 2002 and $(40) in the fourth quarter of 2001, respectively. These amounts were substantially offset by corresponding decreases or increases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see Interest Rate Risk Management.

     (4)    Primarily consists of time deposits in denominations of $100,000 or more.

Report of Management
Bank of America Corporation and Subsidiaries

The management of Bank of America Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly the Corporation’s financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the consolidated financial statements. The financial statements and other financial information in this report include amounts that are based on management’s best estimates and judgments giving due consideration to materiality.

The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 2002, management believes that the internal controls are in place and operating effectively.

The Corporate Audit Division reviews, evaluates, monitors and makes recommendations on both administrative and accounting control and acts as an integral, but independent, part of the system of internal controls.

The independent accountants were engaged to perform an independent audit of the consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation’s accounting policies and procedures and the effectiveness of the related internal control system. An independent audit provides an objective review of management’s responsibility to report operating results and financial condition. Their report appears on page 71.

The Board of Directors discharges its responsibility for the Corporation’s consolidated financial statements through its Audit Committee. The Audit Committee has direct oversight responsibility best estimates and judgments giving due for corporate audit and the independent accountants and meets periodically with these groups and management to discuss the scope and results of their work, the adequacy of internal accounting controls management’s and the quality of financial reporting.

/s/ KENNETH D. LEWIS

Kenneth D. Lewis Chairman, President and Chief Executive Officer

/s/ JAMES H. HANCE, JR.

James H. Hance, Jr. Vice Chairman and Chief Financial Officer

Report of Independent Accountants
Bank of America Corporation and Subsidiaries

To the Board of Directors and Shareholders of Bank of America Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Charlotte, North Carolina January 15, 2003

Consolidated Statement of Income
Bank of America Corporation and Subsidiaries

	Year Ended December 31

(Dollars in millions, except per share information)	2002	2001	2000

Interest income
Interest and fees on loans and leases	$22,030	$27,279	$31,869
Interest and dividends on securities	4,035	3,706	4,976
Federal funds sold and securities purchased under agreements to resell	870	1,414	2,354
Trading account assets	3,811	3,623	2,725
Other interest income	1,415	2,271	1,241

Total interest income	32,161	38,293	43,165

Interest expense
Deposits	5,434	8,886	11,007
Short-term borrowings	2,089	4,167	7,957
Trading account liabilities	1,260	1,155	892
Long-term debt	2,455	3,795	4,960

Total interest expense	11,238	18,003	24,816

Net interest income	20,923	20,290	18,349
Noninterest income
Consumer service charges	2,986	2,865	2,654
Corporate service charges	2,290	2,078	1,889

Total service charges	5,276	4,943	4,543

Consumer investment and brokerage services	1,544	1,546	1,466
Corporate investment and brokerage services	693	566	463

Total investment and brokerage services	2,237	2,112	1,929

Mortgage banking income	751	593	512
Investment banking income	1,545	1,579	1,512
Equity investment gains (losses)	(280)	291	1,054
Card income	2,620	2,422	2,229
Trading account profits	778	1,842	1,923
Other income	644	566	880

Total noninterest income	13,571	14,348	14,582

Total revenue	34,494	34,638	32,931
Provision for credit losses	3,697	4,287	2,535
Gains on sales of securities	630	475	25
Noninterest expense
Personnel	9,682	9,829	9,400
Occupancy	1,780	1,774	1,682
Equipment	1,124	1,115	1,173
Marketing	753	682	621
Professional fees	525	564	452
Amortization of intangibles	218	878	864
Data processing	1,017	776	667
Telecommunications	481	484	527
Other general operating	2,856	3,302	2,697
Business exit costs	—	1,305	—
Restructuring charges	—	—	550

Total noninterest expense	18,436	20,709	18,633

Income before income taxes	12,991	10,117	11,788
Income tax expense	3,742	3,325	4,271

Net income	$9,249	$6,792	$7,517

Net income available to common shareholders	$9,244	$6,787	$7,511

Per common share information
Earnings	$6.08	$4.26	$4.56

Diluted earnings	$5.91	$4.18	$4.52

Dividends	$2.44	$2.28	$2.06

Average common shares issued and outstanding (in thousands)	1,520,042	1,594,957	1,646,398

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheet

Bank of America Corporation and Subsidiaries

	December 31

(Dollars in millions)	2002	2001

Assets
Cash and cash equivalents	$24,973	$26,837
Time deposits placed and other short-term investments	6,813	5,932
Federal funds sold and securities purchased under agreements to resell (includes $44,779 and $27,910 pledged as collateral)	44,878	28,108
Trading account assets (includes $35,515 and $22,550 pledged as collateral)	63,996	47,344
Derivative assets	34,310	22,147
Securities:
Available-for-sale (includes $32,919 and $37,422 pledged as collateral)	68,122	84,450
Held-to-maturity, at cost (market value – $1,001 and $1,009)	1,026	1,049

Total securities	69,148	85,499

Loans and leases	342,755	329,153
Allowance for credit losses	(6,851)	(6,875)

Loans and leases, net of allowance for credit losses	335,904	322,278

Premises and equipment, net	6,717	6,414
Mortgage banking assets	2,110	3,886
Goodwill	11,389	10,854
Core deposit intangibles and other intangibles	1,095	1,294
Other assets	59,125	61,171

Total assets	$660,458	$621,764

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$122,686	$112,064
Interest-bearing	232,320	220,703
Deposits in foreign offices:
Noninterest-bearing	1,673	1,870
Interest-bearing	29,779	38,858

Total deposits	386,458	373,495

Federal funds purchased and securities sold under agreements to repurchase	65,079	47,727
Trading account liabilities	25,574	19,452
Derivative liabilities	23,566	14,868
Commercial paper and other short-term borrowings	25,234	22,217
Accrued expenses and other liabilities	17,052	27,459
Long-term debt	61,145	62,496
Trust preferred securities	6,031	5,530

Total liabilities	610,139	573,244

Commitments and contingencies (Note Thirteen)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized – 100,000,000 shares; issued and outstanding – 1,356,749 and 1,514,478 shares	58	65
Common stock, $0.01 par value; authorized – 5,000,000,000 shares; issued and outstanding – 1,500,691,103 and 1,559,297,220 shares	496	5,076
Retained earnings	48,517	42,980
Accumulated other comprehensive income	1,232	437
Other	16	(38)

Total shareholders’ equity	50,319	48,520

Total liabilities and shareholders’ equity	$660,458	$621,764

See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders’ Equity

Bank of America Corporation and Subsidiaries

	Preferred Stock			Retained Earnings	Accumulated Other Comprehensive Income (Loss)(1)	Other	Total Share- holders’ Equity	Compre- hensive Income

		Common Stock

(Dollars in millions, shares in thousands)		Shares	Amount

Balance, December 31, 1999	$77	1,677,273	$11,671	$35,681	$(2,658)	$(339)	$44,432
Net income				7,517			7,517	$07,517
Net unrealized gains on available-for-sale and marketable equity securities					1,910		1,910	1,910
Net unrealized gains on foreign currency translation adjustments					2		2	2
Cash dividends:
Common				(3,382)			(3,382)
Preferred				(6)			(6)
Common stock issued under employee plans		3,781	68			226	294
Common stock repurchased		(67,577)	(3,256)				(3,256)
Conversion of preferred stock	(5)	177	5
Other		(22)	125	5		(13)	117

Balance, December 31, 2000	$72	1,613,632	$8,613	$39,815	$(746)	$(126)	$47,628	$9,429

Net income				6,792			6,792	$6,792
Net unrealized gains on available-for-sale and marketable equity securities					80		80	80
Net unrealized gains on foreign currency translation adjustments					15		15	15
Net gains on derivatives					1,088		1,088	1,088
Cash dividends:
Common				(3,627)			(3,627)
Preferred				(5)			(5)
Common stock issued under employee plans		27,301	1,059			62	1,121
Common stock repurchased		(81,939)	(4,716)				(4,716)
Conversion of preferred stock	(7)	298	7
Other		5	113	5		26	144

Balance, December 31, 2001	$65	1,559,297	$5,076	$42,980	$437	$(38)	$48,520	$7,975

Net income				9,249			9,249	$9,249
Net unrealized gains on available-for-sale and marketable equity securities					974		974	974
Net unrealized gains on foreign currency translation adjustments					3		3	3
Net losses on derivatives					(93)		(93)	(93)
Cash dividends:
Common				(3,704)			(3,704)
Preferred				(5)			(5)
Common stock issued under employee plans		50,004	2,611			21	2,632
Common stock repurchased		(108,900)	(7,466)				(7,466)
Conversion of preferred stock	(7)	265	7
Other		25	268	(3)	(89)	33	209	(89)

Balance, December 31, 2002	$58	1,500,691	$496	$48,517	$1,232	$16	$50,319	$10,044

     (1)    Accumulated Other Comprehensive Income (Loss) consisted of net unrealized gains (losses) on available-for-sale and marketable equity securities of $494, $(480) and $(560) at December 31, 2002, 2001 and 2000, respectively; foreign currency translation adjustments of $(168), $(171) and $(186) at December 31, 2002, 2001 and 2000, respectively; and net gains on derivatives of $995 and $1,088 at December 31, 2002 and 2001, respectively.

See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows

Bank of America Corporation and Subsidiaries

	Year Ended December 31

(Dollars in millions)	2002	2001	2000

Operating activities
Net income	$9,249	$6,792	$7,517
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for credit losses	3,697	4,287	2,535
Gains on sales of securities	(630)	(475)	(25)
Business exit costs	—	1,305	—
Restructuring charges	—	—	550
Depreciation and premises improvements amortization	886	854	920
Amortization of intangibles	218	878	864
Deferred income tax (benefit) expense	(377)	(385)	647
Net (increase) decrease in trading and hedging instruments	(12,357)	(19,865)	819
Net increase in other assets	(6,880)	(14,336)	(11,294)
Net increase (decrease) in accrued expenses and other liabilities	(11,345)	5,004	1,934
Other operating activities, net	5,532	3,228	(958)

Net cash provided by (used in) operating activities	(12,007)	(12,713)	3,509

Investing activities
Net increase in time deposits placed and other short-term investments	(881)	(484)	(685)
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	(16,770)	(53)	9,857
Proceeds from sales of available-for-sale securities	137,702	125,824	34,671
Proceeds from maturities of available-for-sale securities	26,777	11,722	6,396
Purchases of available-for-sale securities	(146,010)	(126,537)	(19,132)
Proceeds from maturities of held-to-maturity securities	43	145	380
Proceeds from sales and securitizations of loans and leases	28,068	10,781	15,751
Other changes in loans and leases, net	(37,184)	18,201	(42,720)
Purchases and originations of mortgage banking assets	(919)	(1,148)	(208)
Net purchases of premises and equipment	(939)	(835)	(642)
Proceeds from sales of foreclosed properties	142	353	260
(Acquisition) divestiture of business activities, net	(110)	(417)	843

Net cash provided by (used in) investing activities	(10,081)	37,552	4,771

Financing activities
Net increase in deposits	12,963	9,251	17,155
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	17,352	(1,684)	(25,150)
Net increase (decrease) in commercial paper and other short-term borrowings	3,017	(19,981)	(5,376)
Proceeds from issuance of long-term debt and trust preferred securities	10,850	14,853	23,451
Retirement of long-term debt and trust preferred securities	(15,364)	(20,619)	(11,078)
Proceeds from issuance of common stock	2,632	1,121	294
Common stock repurchased	(7,466)	(4,716)	(3,256)
Cash dividends paid	(3,709)	(3,632)	(3,388)
Other financing activities, net	(66)	(51)	(343)

Net cash provided by (used in) financing activities	20,209	(25,458)	(7,691)

Effect of exchange rate changes on cash and cash equivalents	15	(57)	(65)

Net increase (decrease) in cash and cash equivalents	(1,864)	(676)	524
Cash and cash equivalents at January 1	26,837	27,513	26,989

Cash and cash equivalents at December 31	$24,973	$26,837	$27,513

Supplemental cash flow disclosures
Cash paid for interest	$11,253	$19,257	$24,241
Cash paid for income taxes	3,999	3,121	2,130

Net transfers of loans and leases from loans held for sale (included in other assets) to the loan portfolio amounted to $8,468 and $247 in 2002 and 2000, respectively. Net transfers of loans and leases from the loan portfolio to loans held for sale amounted to $428 in 2001.

Loans transferred to foreclosed properties amounted to $285, $533 and $305 in 2002, 2001 and 2000, respectively.

There were no loans and loans held for sale securitized and retained in the available-for-sale portfolio in 2002. Loans and loans held for sale securitized and retained in the available-for-sale securities portfolio amounted to $29,985 and $2,483 in 2001 and 2000, respectively.

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Bank of America Corporation and Subsidiaries

Bank of America Corporation and its subsidiaries (the Corporation) through its banking and nonbanking subsidiaries, provide a diverse range of financial services and products throughout the U.S. and in selected international markets. At December 31, 2002, the Corporation operated its banking activities primarily under two charters: Bank of America, N.A. and Bank of America, N.A. (USA).

NOTE 1 Significant Accounting Principles

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain prior period amounts have been reclassified to conform to current year classifications. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements. The Corporation accounts for investments in companies that it owns a voting interest of 20 percent to 50 percent and for which it may have significant influence over operating and financing decisions using the equity method of accounting. These investments are included in other assets and the Corporation’s proportionate share of income or loss is included in equity investment gains.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates made by management are discussed in these notes as applicable and in Complex Accounting Estimates and Principles beginning on page 29.

Recently Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 46 “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncon-trolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46 is effective immediately for VIEs created after January 31, 2003 and is effective beginning in the third quarter of 2003 for VIEs created prior to issuance of the interpretation.

As a result, Management expects that the Corporation will have to consolidate its multi-seller asset backed conduits. As of December 31, 2002, the assets of these entities were approximately $25.0 billion. The actual amount that will be consolidated is dependent on actions taken by the Corporation and its customers between December 31, 2002 and the third quarter of 2003. Management is assessing alternatives with regards to these entities including restructuring the entities and/or alternative sources of cost-efficient funding for our customers and expects that the amount of assets consolidated will be less than the $25.0 billion due to these actions and those of our customers. The new rule requires that for entities to be consolidated that those assets be initially recorded at their carrying amounts at the date the requirements of the new rule first apply. If determining carrying amounts as required is impractical, then the assets are to be measured at fair value the first date the new rule applies. Any difference between the net amount added to the Corporation’s balance sheet and the amount of any previously recognized interest in the newly consolidated entity shall be recognized as the cumulative effect of an accounting change. Management is currently evaluating the impact of this new rule on the financial statements. See Note 8 for additional disclosure regarding these types of entities.

Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123,” (SFAS 148) was adopted by the Corporation on January 1, 2003. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Under the provisions of SFAS 148, the Corporation is transitioning to the fair value-based method of accounting for stock-based employee compensation costs using the prospective method. Under the prospective method, all stock options granted under plans before the adoption date will continue to be accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) unless these stock options are modified or settled subsequent to adoption. SFAS 148 will be effective for all stock option awards granted in 2003 and thereafter. Management estimates that the impact of this new accounting will be approximately $115 million additional pre-tax compensation expense in 2003. Prior to January 1, 2003, the Corporation accounted for its stock-based employee compensation plans under the recognition and measurement provisions of APB 25. Under APB 25, the Corporation accounted for stock options using the intrinsic value method and no compensation expense was recognized as the grant price was equal to the strike price. Under the fair value method, stock option compensation expense is measured on the date of grant using an option-pricing model. The option-pricing model is based on certain assumptions and changes to those assumptions may result in different fair value estimates.

In accordance with SFAS 123, the Corporation provides disclosures as if the Corporation had adopted the fair value-based method of measuring all outstanding employee stock options in 2002, 2001 and 2000 as indicated in the following table. The disclosure requirement of SFAS 123 recognizes the impact of all outstanding employee stock options while the prospective method that the Corporation intends to follow under SFAS 148 recognizes the impact of only newly issued employee stock options.

	As Reported			Pro Forma

(Dollars in millions, except per share data)	2002	2001	2000	2002	2001	2000

Net income	$9,249	$6,792	$7,517	$8,836	$6,441	$7,215
Net income available to common shareholders	9,244	6,787	7,511	8,831	6,436	7,209
Earnings per common share	6.08	4.26	4.56	5.81	4.04	4.38
Diluted earnings per common share	5.91	4.18	4.52	5.64	3.96	4.34

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model and assumptions appropriate to each plan. The Black-Scholes model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. The weighted average grant date fair values of the options granted during 2002, 2001 and 2000 were based on the following assumptions:

	Risk-Free Interest Rates			Dividend Yield

	2002	2001	2000	2002	2001	2000

Key Employee Stock Plan	5.00%	5.05%	6.74%	4.76%	4.50%	4.62%
Broad-based plans	4.14	4.89	6.57	4.37	5.13	4.62

	Expected Lives (Years)			Volatility

	2002	2001	2000	2002	2001	2000

Key Employee Stock Plan	7	7	7	26.86%	26.68%	25.59%
Broad-based plans	4	4	4	31.02	31.62	30.27

Compensation expense under the fair-value based method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying SFAS 123 in 2002, 2001 and 2000 may not be indicative of future amounts.

In November 2002, the Emerging Issues Task Force (EITF) finalized the minutes to its discussion of EITF Issue 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), which included clarification of the FASB staff’s view that an entity should not recognize an unrealized gain or loss at inception of a derivative instrument unless the fair value of that instrument is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable current market transactions or based on a valuation technique incorporating observable market data. This view is applicable to all derivative instruments held for trading purposes entered into on or after November 21, 2002. EITF 02-3 did not have a material impact on the Corporation’s results of operations or financial condition.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees,” (FIN 45) was issued in November 2002. FIN 45 requires that a liability be recognized at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee. Guarantees, as defined in FIN 45, include contracts that contingently require the Corporation to make payments to a guaranteed party based on changes in an underlying that is related to an asset, liability or equity security of the guaranteed party, performance guarantees, indemnification agreements or indirect guarantees of indebtedness of others. This new accounting is effective for certain guarantees issued or modified after December 31, 2002. In addition, FIN 45 requires certain additional disclosures that are located in Notes 8 and 13. Management does not expect that the adoption of FIN 45 will have a material impact on the Corporation’s results of operations or financial condition.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142). SFAS 142 became effective for the Corporation on January 1, 2002 and primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. SFAS 142 requires that goodwill be recorded at the reporting unit level. The Corporation defines reporting units as an operating segment or one level below. The Corporation has evaluated the lives of intangible assets as required by SFAS 142 and no change was made regarding lives upon adoption. SFAS 142 prohibits the amortization of goodwill but requires that it be tested for impairment at least annually at the reporting unit level. Goodwill was tested for impairment and no impairment charges were recorded.

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (SFAS 133) as amended by Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of Effective Date of Financial Accounting Standards Board Statement No. 133,” and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133,” was adopted by the Corporation on January 1, 2001. The impact of adopting SFAS 133 to net income was a loss of $52 million (net of related income tax benefits of $31 million) and a net transition gain of $9 million (net of related income taxes of $5 million) included in other comprehensive income on January 1, 2001.

On January 8, 2003, the Federal Financial Institutions Examination Council (FFIEC) issued guidance on “Account Management and Loss Allowance Guidance for Credit Card Lending.” This guidance addresses account management, allowance for loan losses and fee recognition practices for institutions that offer credit card programs. The Corporation is in compliance with the material portions set forth in this guidance. Therefore, it will not have an impact on the results of operations or financial condition.

Cash and Cash Equivalents

Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The Corporation’s policy is to obtain the use of securities purchased under agreements to resell. The market value of the underlying securities, which collateralize the related receivable on agreements to resell, is monitored, including accrued interest. Additional collateral is requested when deemed appropriate.

Collateral

The Corporation has accepted collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2002, the fair value of this collateral was approximately $47.9 billion of which $29.9 billion was sold or repledged. At December 31, 2001, the fair value of this collateral was approximately $30.4 billion of which $21.5 billion was sold or repledged. The primary source of this collateral is reverse repurchase agreements. The Corporation pledges securities as collateral in transactions that are primarily repurchase agreements, public and trust deposits, treasury tax and loan and other short-term borrowings. This collateral can be sold or repledged by the counterparties to the transactions.

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

Derivatives and Hedging Activities

All derivatives are recognized on the balance sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The Corporation designates a derivative as held for trading or hedging purposes when it enters into a derivative contract. Derivatives designated as held for trading activities are included in the Corporation’s trading portfolio with changes in fair value reflected in trading account profits. Some credit derivatives used by the Corporation do not qualify for hedge accounting under SFAS 133 and despite being effective economic hedges, changes in these derivatives are included in trading account profits.

The Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions as required by SFAS 133. Additionally, the Corporation uses regression analysis at the hedge’s inception and quarterly thereafter to assess whether the derivative used in its hedging transaction is expected to be or has been highly effective in offsetting changes in the fair value or cash flows of the hedged items. The Corporation discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value in earnings.

The Corporation uses its derivatives designated for hedging activities as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation primarily manages interest rate and foreign currency exchange rate sensitivity through the use of derivatives. Fair value hedges are used to limit the Corporation’s exposure to changes in the fair value of its fixed interest bearing assets or liabilities that are due to interest rate volatility. Cash flow hedges are used to minimize the variability in cash flows of interest-bearing assets or liabilities or anticipated transactions caused by interest rate fluctuations. Changes in the fair value of derivatives designated for hedging activities that are highly effective as hedges are recorded in earnings or other comprehensive income, depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge, respectively. A highly effective hedging relationship is one in which the Corporation achieves offsetting changes in fair value or cash flows between 80 percent and 120 percent for the risk being hedged. Hedge ineffectiveness and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings. SFAS 133 retains certain concepts under Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation,” (SFAS 52) for foreign currency exchange hedging. Consistent with SFAS 52, the Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations as a component of other comprehensive income.

The Corporation from time-to-time purchases or issues financial instruments containing embedded derivatives. The embedded derivative is separated from the host contract and carried at fair value if the economic characteristics of the derivative are not clearly and closely related to the economic characteristics of the host contract. To the extent that the Corporation cannot reliably identify and measure the embedded derivative, the entire contract is carried at fair value on the balance sheet with changes in fair value reflected in earnings.

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Similarly, if a derivative instrument in a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other comprehensive income are reclassified into earnings in the same period during which the hedged item affects income.

Securities

Debt securities are classified based on management’s intention on the date of purchase and recorded on the balance sheet as of the trade date. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities that are bought and held principally for the purpose of resale in the near term are classified as trading instruments and are stated at fair value with unrealized gains and losses included in trading account profits. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in shareholder’s equity on an after-tax basis.

Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

Marketable equity securities, which are included in other assets, are carried at fair value. Net unrealized gains and losses are included in shareholders’ equity, net of tax; income is included in noninterest income. Venture capital investments for which there are active market quotes are carried at estimated fair value, subject to liquidity discounts, sales restrictions or regulatory rules. Net unrealized gains and losses are recorded in noninterest income. Venture capital investments for which there are not active market quotes are initially valued at cost. Subsequently, these investments are adjusted to reflect changes in valuation as a result of initial public offerings or other-than-temporary declines in value.

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

The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of financing lease, are carried net of non-recourse debt. Unearned income on leveraged and direct financing leases is amortized over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for losses is management’s estimate of probable losses in the lending portfolios. Additions to the allowance for credit losses are made by charges to the provision for credit losses. Credit exposures, excluding derivatives assets, deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged off amounts are credited to the allowance for credit losses.

The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectibility of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer loans, is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies and credit scores. The remaining portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information (including individual valuations on nonperforming loans in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114)) result in the estimation of the allowances for credit losses.

If necessary, a specific allowance for credit losses is established for individual impaired commercial loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Once a loan has been identified as individually impaired, management measures impairment in accordance with SFAS 114. Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in impaired loans exceeds the measure of estimated fair value, a specific allowance is established as a component of the allowance for credit losses.

Portions of the allowance for credit losses are allocated to cover the estimated probable incurred credit losses in each loan and lease category based on the results of the Corporation’s detail review process described above. The allocated portion continues to be weighted toward the commercial loan portfolio, which reflects a higher level of nonperforming loans and the potential for higher individual losses. The remaining or general portion of the allowance for credit losses, determined separately from the procedures outlined above, addresses certain industry and geographic concentrations, including global economic conditions and binding unfunded commitments, as well as, a component for the margins of imprecision in our estimation models. Due to the subjectivity involved in the determination of the general portion of the allowance for credit losses, the relationship of the general component to the total allowance for credit losses may fluctuate from period to period. Management evaluates the adequacy of the allowance for credit losses based on the combined total of the allocated and general components.

Nonperforming Loans

Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, without compensation on restructured loans, are classified as nonperforming until the loan is performing for an adequate period of time under the restructured agreement. In situations where the Corporation does not receive adequate compensation, the restructuring is considered a troubled debt restructuring. Interest accrued but not collected is reversed when a commercial loan is classified as nonperforming. Interest collections on commercial nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received.

Credit card loans are charged off at 180 days past due or 60 days from notification of bankruptcy filing and are not classified as nonperforming. Unsecured consumer loans and deficiencies in non real estate secured loans are charged off at 120 days past due and not classified as nonperforming. Real estate secured consumer loans are placed on nonaccrual and classified as nonperforming at 90 days past due. The amount deemed uncollectible on real estate secured loans is charged off at 180 days past due.

Loans Held for Sale

Loans held for sale include residential mortgage, loan syndications, and to a lesser degree commercial real estate, consumer finance and other loans, and are carried at the lower of aggregate cost or market value. Loans held for sale are included in other assets.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized primarily using the straight-line method over the estimated useful lives of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment and the shorter of lease term or estimated useful life for leasehold improvements.

Mortgage Banking Assets

In the first quarter of 2001, the Corporation amended certain of its Mortgage Selling and Servicing Contracts whereby its previously reported mortgage servicing rights were bifurcated into a mortgage servicing right (MSR) and Excess Spread Certificates (the Certificates). The servicing component represents the contractually specified servicing fees net of the fair market value of the cost to service, and the Certificates represent a retained financial interest in certain cash flows of the underlying mortgage loans. The MSR and the Certificates are classified as mortgage banking assets (MBAs). The Certificates are carried at estimated fair value with the corresponding adjustment reported in trading account profits. The Corporation seeks to manage changes in value of the Certificates due to changes in prepayment rates by entering into derivative financial instruments such as purchased options and interest rate swaps. The derivative instruments are carried at estimated fair value with the corresponding adjustment reported in trading account profits. The Corporation values the Certificates using an option-adjusted spread model which requires several key components including, but not limited to, proprietary prepayment models and term structure modeling via Monte Carlo simulation. The fair value of MBAs was $2.1 billion and $3.9 billion at December 31, 2002 and 2001, respectively. Total loans serviced approximated $264.5 billion, $320.8 billion and $335.9 billion at December 31, 2002, 2001 and 2000 respectively, including loans serviced on behalf of the Corporation’s banking subsidiaries.

The Corporation allocated the total cost of mortgage loans originated for sale or purchased between the cost of the loans, and when applicable, the Certificates and the MSRs based on the relative fair values of the loans, the Certificates and the MSR. MSR acquired separately are capitalized at cost. The Corporation recorded $884 million, $1.1 billion and $836 million of MBAs during 2002, 2001 and 2000, respectively. The cost of MSR was amortized in proportion to and over the estimated period that servicing revenues were recognized. Amortization was $540 million during 2000.

Mortgage banking income includes certificate and servicing fees, gains from selling originated mortgages, ancillary servicing income, mortgage production fees and gains and losses on sales to the secondary market.

Goodwill and Other Intangibles

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting (as defined in SFAS 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. In 2002, goodwill was tested for impairment and no impairment charges were recorded.

Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. At December 31, 2002, intangible assets included in the Consolidated Balance Sheet consist primarily of core deposit intangibles that are amortized using an estimated range of anticipated lives of 6 to 20 years.

Special Purpose Financing Entities

In the ordinary course of business, the Corporation supports its customers financing needs by facilitating these customer’s access to different funding sources, assets and risks. In addition, the Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs. These financing entities may be in the form of corporations, partnerships or limited liability companies, or trusts and are not consolidated in the Corporation’s balance sheet. The majority of these activities are basic term or revolving securitization vehicles such as credit cards or mortgages. These vehicles are generally funded through term-amortizing debt structures designed to be paid off based on the underlying cash flows of the assets securitized.

Securitizations

The Corporation securitizes, sells and services interests in residential mortgage, consumer finance, commercial and credit card loans. When the Corporation securitizes assets, it may retain interest-only strips, one or more subordinated tranches and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. Gains upon sale of the assets depend, in part, on the Corporation’s allocation of the previous carrying amount of the assets to the retained interests. Previous carrying amounts are allocated in proportion to the relative fair values of the assets sold and interests retained.

Quoted market prices, if available, are used to obtain fair values. Generally, quoted market prices for retained interests are not available; therefore, the Corporation estimates fair values based upon the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward yield curves, discount rates and other factors that impact the value of retained interests.

The excess cash flows expected to be received over the amortized cost of the retained interest is recognized as interest income using the effective yield method. If the fair value of the retained interest has declined below its carrying amount and there has been an adverse change in estimated contractual cash flows of the underlying assets, then such decline is determined to be other-than-temporary and the retained interest is written down to fair value with a corresponding adjustment to earnings.

Other Special Purpose Financing Entities

Other Special Purpose Financing Entities are generally funded with short-term commercial paper and are similarly paid down through the cash flow or sale of the underlying assets. These financing entities are usually contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments and provide the investors in the transaction protection from creditors of the Corporation in the event of bankruptcy or receivership of the Corporation. In certain situations, the Corporation provides liquidity commitments and/or loss protection agreements. See Note 13 for further discussion.

The Corporation evaluates whether these entities should be consolidated by applying generally accepted accounting principles and interpretations that generally provide that a financing entity is not consolidated if both the control and risks and rewards of the assets in the financing entity are not retained by the Corporation. In determining whether the financing entity should be consolidated, the Corporation considers whether the entity is a qualifying special-purpose entity (QSPE) as defined in Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125,” (SFAS 140). For non-consolidation, SFAS 140 requires that the financing entity be legally isolated, bankruptcy remote and beyond the control of the seller, which generally applies to securitizations. For non-QSPE structures, the Securities and Exchange Commission and the EITF also have issued guidance regarding consolidation of financing entities. Such guidance applies to certain transactions and requires an assessment of whether sufficient risks and rewards of ownership have passed based on assessing the voting rights, control of the entity and the existence of substantive third party equity investment. For additional information on the consolidation of financing entities, see Recently Issued Accounting Pronouncements in Note 1. As part of its normal risk management activities, the Corporation enters into certain transactions that are facilitated through a special purpose entity (SPE). The Corporation consolidates certain of these SPEs when it believes, under the current accounting guidance, that consolidation is appropriate.

For further discussion on Special Purpose Financing Entities see Note 8.

Income Taxes

There are two components of income tax expense: current and deferred. Current income tax expense approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax assets and liabilities are recognized due to differences in the basis of assets and liabilities as measured by tax laws and their basis as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that realization will not occur.

Retirement Benefits

The Corporation has established qualified retirement plans covering substantially all full-time and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

In addition, the Corporation and its subsidiaries have established unfunded supplemental benefit plans and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. These plans are nonqualified under the Internal Revenue Code and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor.

In addition, the Corporation and its subsidiaries have established several postretirement healthcare and life insurance benefit plans.

Other Comprehensive Income

The Corporation records unrealized gains and losses on available-for-sale debt securities and marketable equity securities, foreign currency translation adjustments, related hedges of net investments in foreign operations and gains and losses on cash flow hedges in other comprehensive income in shareholders’ equity. Gain and losses on available-for-sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge. Translation gains or losses on foreign currency translation adjustments are reclassified to net income upon the sale or liquidation of investments in foreign operations. Gains or losses on derivatives are reclassified to net income as the hedged item affects earnings.

Earnings Per Common Share

Earnings per common share is computed by dividing net income available to common shareholders by the weighted average common shares issued and outstanding. For diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant’s convertible preferred stock. Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. This adjusted net income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding and the dilution resulting from the conversion of the registrant’s convertible preferred stock, if applicable. The effects of convertible preferred stock and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Dilutive potential common shares are calculated using the treasury stock method.

Foreign Currency Translation

Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of accumulated other comprehensive income (loss) within shareholders’ equity on an after-tax basis. When the foreign entity is not a free-standing operation or is in a hyperinflationary economy, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in income.

Co-Branding Credit Card Arrangements

The Corporation has co-brand arrangements that entitle a cardholder to earn airline frequent-flyer points based on purchases made with the card. These arrangements have remaining terms not exceeding six years. The Corporation may pay one-time fees which would be deferred ratably over the term of the arrangement. The Corporation makes monthly payments to the co-brand partners based on the volume of cardholders’ purchases and on the number of points awarded to cardholders. Such payments are expensed as incurred and are recorded as contra-revenue.

NOTE 2  Exit and Restructuring Charges

Exit Charges

On August 15, 2001, the Corporation announced that it was exiting its auto leasing and subprime real estate lending businesses. As a result of this strategic decision, the Corporation recorded pre-tax exit charges in the third quarter of 2001 of $1.7 billion ($1.3 billion after-tax) consisting of provision for credit losses of $395 million and non-interest expense of $1.3 billion. Business exit costs within noninterest expense consisted of the write-off of goodwill of $685 million, auto lease residual charges of $400 million, real estate servicing asset charges of $145 million and other transaction costs of $75 million.

The subprime real estate loan portfolio was securitized in the fourth quarter of 2001. Approximately $82 million of subprime real estate loans remain in loans held for sale in other assets at December 31, 2002. At the exit date, the auto lease portfolio was approximately 495,000 units with total residual exposure of $6.8 billion. At December 31, 2002, approximately 227,000 units remained with a residual exposure of $3.0 billion.

Restructuring Charges

As part of its productivity and investment initiatives announced on July 28, 2000, the Corporation recorded a pre-tax charge of $550 million ($346 million after-tax) in the third quarter of 2000. Of the $550 million restructuring charge, approximately $475 million was used to cover severance and related costs and approximately $75 million was used for other costs related to process change and channel consolidation. At December 31, 2002, the restructuring reserve had been utilized.

NOTE 3  Securities

The amortized cost, gross unrealized gains and losses, and fair value of available-for-sale and held-to-maturity debt securities at December 31, 2002, 2001 and 2000 were:

(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale debt securities
2002
U.S. Treasury securities and agency debentures	$691	$20	$—	$711
Mortgage-backed securities	58,813	847	5	59,655
Foreign sovereign securities	2,235	30	103	2,162
Other taxable securities	2,691	25	38	2,678

Total taxable	64,430	922	146	65,206
Tax-exempt securities	2,824	96	4	2,916

Total	$67,254	$1,018	$150	$68,122

2001
U.S. Treasury securities and agency debentures	$1,271	$17	$8	$1,280
Mortgage-backed securities	73,546	381	826	73,101
Foreign sovereign securities	3,213	54	123	3,144
Other taxable securities	4,739	11	108	4,642

Total taxable	82,769	463	1,065	82,167
Tax-exempt securities	2,324	5	46	2,283

Total	$85,093	$468	$1,111	$84,450

2000
U.S. Treasury securities and agency debentures	$17,318	$12	$520	$16,810
Mortgage-backed securities	37,745	54	372	37,427
Foreign sovereign securities	4,252	7	108	4,151
Other taxable securities	4,786	6	104	4,688

Total taxable	64,101	79	1,104	63,076
Tax-exempt securities	1,541	43	9	1,575

Total	$65,642	$122	$1,113	$64,651

Held-to-maturity debt securities
2002
Mortgage-backed securities	$3	$—	$—	$3
Foreign sovereign securities	788	10	49	749
Other taxable securities	45	4	—	49

Total taxable	836	14	49	801
Tax-exempt securities	190	10	—	200

Total	$1,026	$24	$49	$1,001

2001
U.S. Treasury securities and agency debentures	$5	$—	$—	$5
Mortgage-backed securities	5	—	—	5
Foreign sovereign securities	797	5	54	748
Other taxable securities	26	1	—	27

Total taxable	833	6	54	785
Tax-exempt securities	216	9	1	224

Total	$1,049	$15	$55	$1,009

2000
U.S. Treasury securities and agency debentures	$39	$—	$—	$39
Mortgage-backed securities	66	—	—	66
Foreign sovereign securities	800	5	69	736
Other taxable securities	27	—	—	27

Total taxable	932	5	69	868
Tax-exempt securities	255	11	1	265

Total	$1,187	$16	$70	$1,133

At December 31, 2002, net unrealized gains on available-for-sale debt securities and marketable equity securities included in shareholder’s equity were $494 million, net of the related income tax expense of $266 million. At December 31, 2001, net unrealized losses on these securities were $480 million, net of the related income tax benefit of $311 million.

Excluding securities issued by the U.S. government and its agencies and corporations, there were no investments in securities from one issuer that exceeded 10 percent of consolidated shareholders’ equity at December 31, 2002 or 2001.

Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $32.9 billion and $37.4 billion at December 31, 2002 and 2001, respectively.

The expected maturity distribution and yields of the Corporation’s securities portfolio at December 31, 2002 are summarized below. Actual maturities may differ from the contractual or expected maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.

	Due in 1 Year or Less		Due After 1 Year Through 5 Years		Due After 5 Years Through 10 Years		Due After 10 Years		Total

(Dollars in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Fair value of available-for-sale debt securities
U.S. Treasury securities and agency debentures	$85	2.77%	$551	3.40%	$53	4.61%	$22	5.66%	$711	3.49%
Mortgage-backed securities	4	6.41	27,394	5.37	30,536	5.83	1,721	6.12	59,655	5.63
Foreign sovereign securities	680	2.63	430	8.57	—	—	1,052	5.01	2,162	4.97
Other taxable securities	188	3.42	803	5.50	89	7.18	1,598	5.95	2,678	5.68

Total taxable	957	2.81	29,178	5.38	30,678	5.83	4,393	5.79	65,206	5.59
Tax-exempt securities(1)	6	7.32	20	6.89	1,059	6.31	1,831	6.85	2,916	6.66

Total	$963	2.84%	$29,198	5.38%	$31,737	5.85%	$6,224	6.10%	$68,122	5.63%

Amortized cost of available-for-sale debt securities	$976		$28,788		$31,340		$6,150		$67,254

Amortized cost of held-to-maturity debt securities
Mortgage-backed securities	$—	—%	$3	1.87%	$—	—%	$—	—%	$3	2.42%
Foreign sovereign securities	6	2.54	14	3.47	9	2.40	759	7.12	788	6.96
Other taxable securities	—	—	—	—	—	—	45	3.68	45	3.69

Total taxable	6	2.54	17	3.19	9	2.40	804	6.93	836	6.77
Tax-exempt securities(1)	30	11.13	71	9.41	49	8.10	40	6.12	190	8.66

Total	$36	9.60%	$88	8.21%	$58	7.18%	$844	6.89%	$1,026	7.12%

Fair value of held-to-maturity debt securities	$37		$93		$61		$810		$1,001

(1)  Yield of tax-exempt securities calculated on a taxable-equivalent basis.

The components of gains and losses on sales of securities for the years ended December 31, 2002, 2001 and 2000 were:

(Dollars in millions)	2002	2001	2000

Gross gains	$1,035	$1,074	$123
Gross losses	405	599	98

Net gains on sales of securities	$630	$475	$25

The income tax expense attributable to realized net gains on securities sales was $220 million, $166 million and $9 million in 2002, 2001 and 2000, respectively.

NOTE 4  Trading Activities

Trading-Related Revenue

Trading account profits represent the net amount earned from the Corporation’s trading positions, which include trading accounts assets and liabilities as well as derivative positions and mortgage banking certificates. Trading account profits, as reported in the Consolidated Statement of Income, does not include the net interest income recognized on trading positions or the related funding charge or benefit.

Trading account profits and trading-related net interest income (“trading-related revenue”) are presented in the following table as they are both considered in evaluating the overall profitability of the Corporation’s trading positions. Trading-related revenue is derived from foreign exchange spot, forward and cross-currency contracts, fixed income and equity securities, and derivative contracts in interest rates, equities, credit and commodities.

(Dollars in millions)	2002	2001	2000

Trading account profits – as reported(1)	$778	$1,842	$1,923
Trading-related net interest income(2)	1,970	1,609	1,023

Total trading-related revenue	$2,748	$3,451	$2,946

Trading-related revenue by product
Foreign exchange	$530	$541	$536
Interest rate	839	784	773
Credit(3)	893	1,054	392
Equities	400	902	1,174
Commodities	86	170	71

Total trading-related revenue	$2,748	$3,451	$2,946

     (1)    Includes $83 transition adjustment net loss in 2001 recorded as a result of adoption of SFAS 133.

     (2)     Presented on a taxable-equivalent basis.

     (3)     Credit includes credit fixed income, credit derivatives, hedges of credit exposure and mortgage banking assets.

Trading Account Assets and Liabilities

The fair values of the components of trading account assets and liabilities at December 31, 2002 and 2001 were:

(Dollars in millions)	2002	2001

Trading account assets
U.S. government & agency securities	$19,875	$15,009
Foreign sovereign debt	8,752	6,809
Corporate & other debt securities	14,280	11,596
Equity securities	5,380	2,976
Mortgage-backed securities	5,917	3,070
Other	9,792	7,884

Total	$63,996	$47,344

Trading account liabilities
U.S. government & agency securities	$8,531	$4,121
Foreign sovereign debt	3,465	3,096
Corporate & other debt securities	3,032	1,501
Equity securities	4,825	6,151
Other	5,721	4,583

Total	$25,574	$19,452

NOTE 5  Derivatives

The Corporation designates a derivative as held for trading or hedging purposes when it enters into a derivative contract. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option agreements can be transacted on organized exchanges or directly between parties. The Corporation also provides credit derivatives to customers who wish to hedge existing credit exposures or take on credit exposure to generate revenue.

Credit Risk Associated with Derivative Activities

Credit risk associated with derivatives is measured as the net replacement cost should the counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts assuming no recoveries of underlying collateral. In managing derivative credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. In managing credit risk associated with its derivative activities, the Corporation deals primarily with commercial banks, broker-dealers and corporations. To minimize credit risk, the Corporation enters into legally enforceable master netting agreements, which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon occurrence of certain events. In addition, the Corporation reduces credit risk by obtaining collateral based on individual assessment of counterparties. The determination of the need for and the levels of collateral will vary depending on the Corporation’s credit risk rating of the counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. The Corporation held $16.7 billion of collateral on derivative positions, of which $11.4 billion could be applied against credit risk at December 31, 2002.

A portion of the derivative activity involves exchange-traded instruments. Exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements. Management believes the credit risk associated with these types of instruments is minimal.

The following table presents the contract / notional and credit risk amounts at December 31, 2002 and 2001 of the Corporation’s derivative positions held for trading and hedging purposes. These derivative positions are primarily executed in the over-the-counter market. The credit risk amounts presented in the following table do not consider the value of any collateral held but take into consideration the effects of legally enforceable master netting agreements.

Derivatives(1)	December 31, 2002		December 31, 2001

(Dollars in millions)	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk

Interest rate contracts
Swaps	$6,781,629	$18,981	$5,267,608	$9,550
Futures and forwards	2,510,259	283	1,663,109	67
Written options	973,113	—	678,242	—
Purchased options	907,999	3,318	704,159	2,165
Foreign exchange contracts
Swaps	175,680	2,460	140,778	2,274
Spot, futures and forwards	724,039	2,535	654,026	2,496
Written options	81,263	—	57,963	—
Purchased options	80,395	452	55,050	496
Equity contracts
Swaps	16,830	679	14,504	562
Futures and forwards	48,470	—	46,970	44
Written options	19,794	—	21,009	—
Purchased options	23,756	2,885	28,902	2,511
Commodity contracts
Swaps	11,776	1,117	6,600	1,152
Futures and forwards	3,478	—	2,176	—
Written options	12,158	—	8,231	—
Purchased options	19,115	347	8,219	199
Credit derivatives	92,098	1,253	57,182	631

Total derivative assets		$34,310		$22,147

    (1)    Includes both long and short derivative positions.

The average fair value of derivative assets for 2002 and 2001 was $25.3 billion and $19.8 billion, respectively. The average fair value of derivative liabilities for 2002 and 2001 was $17.3 billion and $17.4 billion, respectively.

Asset and Liability Management (ALM) Activities

Interest rate contracts and foreign exchange contracts are utilized in the Corporation’s ALM process. The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect net interest income. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest income and interest expense on hedged variable-rate assets and liabilities, respectively, increases or decreases as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings.

Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the Corporation to effectively manage its interest rate risk position. Non-leveraged generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps, floors, swaptions and options on index futures contracts. Futures contracts used for ALM activities are primarily index futures providing for cash payments based upon the movements of an underlying rate index.

The Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign-denominated assets and liabilities, as well as the Corporation’s equity investments in foreign subsidiaries. Foreign exchange contracts, which include spot, futures and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts except that they are based on currencies rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

Fair Value and Cash Flow Hedges

The Corporation uses various types of interest rate and foreign currency exchange rate derivative contracts to protect against changes in the fair value of its fixed-rate assets and liabilities due to fluctuations in interest rates and exchange rates. The Corporation also uses these types of contracts to protect against changes in the cash flows of its variable-rate assets and liabilities and anticipated transactions. In 2002, the Corporation recognized in the Consolidated Statement of Income a net loss of $22 million (included in interest income) which represented the ineffective portion of fair value hedges. In 2001, there were no material gains or losses recognized which represented the ineffective portion of fair value hedges. In 2002, the Corporation recognized in the Consolidated Statement of Income a net loss of $28 million (included in interest income and mortgage banking income) which represented the ineffective portion of cash flow hedges. In 2001, there were no significant gains or losses recognized which represented the ineffective portion of cash flow hedges. At December 31, 2002 and 2001, the Corporation has determined that there were no hedging positions where it was probable that certain forecasted transactions may not occur within the originally designated time period.

For cash flow hedges, gains and losses on derivative contracts reclassified from accumulated other comprehensive income to current period earnings are included in the line item in the Consolidated Statement of Income in which the hedged item is recorded and in the same period the hedged item affects earnings. Deferred net gains on derivative instruments of approximately $521 million (pre-tax) included in accumulated other comprehensive income at December 31, 2002 are expected to be reclassified into earnings during the next twelve months. These net gains reclassified into earnings are expected to increase income or reduce expense on the hedged items.

Hedges of Net Investments in Foreign Operations

The Corporation uses forward exchange contracts, currency swaps and nonderivative cash instruments that provide an economic hedge on its net investments in foreign operations against adverse movements in foreign currency exchange rates. In 2002 and 2001, the Corporation experienced net foreign currency pre-tax gains of $103 million and pre-tax losses of $138 million, respectively, related to its net investments in foreign operations. These gains and losses were recorded as a component of the foreign currency translation adjustment in other comprehensive income. These gains and losses were largely offset by net pre-tax losses of $102 million and net pre-tax gains of $132 million related to derivative and non-derivative instruments designated as hedges of this currency exposure during these same periods.

NOTE 6  Outstanding Loans and Leases

Outstanding loans and leases at December 31, 2002 and 2001 were:

(Dollars in millions)	2002	2001

Commercial – domestic	$105,053	$118,205
Commercial – foreign	19,912	23,039
Commercial real estate – domestic	19,910	22,271
Commercial real estate – foreign	295	383

Total commercial	145,170	163,898

Residential mortgage	108,197	78,203
Home equity lines	23,236	22,107
Direct/Indirect consumer	31,068	30,317
Consumer finance	8,384	12,652
Credit card	24,729	19,884
Foreign consumer	1,971	2,092

Total consumer	197,585	165,255

Total	$342,755	$329,153

The following table presents the recorded investment in specific loans that were considered individually impaired in accordance with SFAS 114 at December 31, 2002 and 2001:

(Dollars in millions)	2002	2001

Commercial – domestic	$2,553	$3,138
Commercial – foreign	1,355	501
Commercial real estate – domestic	157	240
Commercial real estate – foreign	2	—

Total impaired loans	$4,067	$3,879

The average recorded investment in certain impaired loans for 2002, 2001, and 2000 was approximately $3.9 billion, $3.7 billion and $3.0 billion, respectively. At December 31, 2002 and 2001, the recorded investment in impaired loans requiring an allowance for credit losses was $4.0 billion and $3.1 billion, and the related allowance for credit losses was $919 million and $763 million, respectively. For 2002, 2001 and 2000, interest income recognized on impaired loans totaled $156 million, $195 million and $174 million, respectively, all of which was recognized on a cash basis.

At December 31, 2002 and 2001, nonperforming loans, including certain loans which were considered impaired, totaled $5.0 billion and $4.5 billion, respectively. In addition, included in other assets was $120 million and $1.0 billion of nonperforming assets at December 31, 2002 and 2001, respectively.

Foreclosed properties amounted to $225 million and $402 million at December 31, 2002 and 2001, respectively. The cost of carrying foreclosed properties amounted to $7 million, $15 million and $12 million in 2002, 2001, and 2000, respectively.

NOTE 7  Allowance for Credit Losses

The table below summarizes the changes in the allowance for credit losses on loans and leases for 2002, 2001 and 2000:

(Dollars in millions)	2002	2001	2000

Balance, January 1	$6,875	$6,838	$6,828

Loans and leases charged off	(4,460)	(4,844)	(2,995)
Recoveries of loans and leases previously charged off	763	600	595

Net charge-offs	(3,697)	(4,244)	(2,400)

Provision for credit losses	3,697	4,287	2,535
Other, net	(24)	(6)	(125)

Balance, December 31	$6,851	$6,875	$6,838

NOTE 8  Special Purpose Financing Entities

The Corporation securitizes assets and may retain a portion or all of the securities, subordinated tranches, interest only strips and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. Those assets may be serviced by the Corporation or by third parties to whom the servicing has been sold. See Note 1 for a more detailed discussion of securitizations.

Mortgage Banking

In conjunction with or shortly after closing, the Corporation securitizes the majority of its mortgage loan originations. In 2002 and 2001, the Corporation converted a total of $53.7 billion (including $2.8 billion originated by other entities on behalf of the Corporation) and $52.9 billion, respectively, of residential first mortgages into mortgage-backed securities issued through Fannie Mae, Freddie Mac, Ginnie Mae and Bank of America Mortgage Securities. The Corporation did not retain any of the securities issued in 2002. At December 31, 2002, $1.8 billion of securities issued prior to 2002 had been retained. At December 31, 2001, the Corporation had retained $9.7 billion in securities. These retained interests are valued using quoted market values.

For 2002, the Corporation reported $480 million in gains on loans converted into securities and sold, of which $408 million was from loans originated by the Corporation and $72 million was from loans originated by other entities on behalf of the Corporation. For 2001, the Corporation reported $637 million in gains on loans converted into securities and sold. At December 31, 2002, the Corporation had recourse obligations of $5.9 billion with varying terms up to seven years on loans that had been securitized and sold.

In addition to the retained interests in the securities, the Corporation has retained the servicing asset and Excess Spread Certificates (the Certificates) from securitized mortgage loans (see the Mortgage Banking Assets section of Note 1). Mortgage Certificate and servicing fee income on all loans serviced, including securitizations, was $944 million and $1.1 billion in 2002 and 2001, respectively.

The Certificates of $2.1 billion at December 31, 2002 compared to $3.9 billion at December 31, 2001 are classified as mortgage banking assets and marked to market with the unrealized gains or losses recorded in trading account profits. The fair value of the Certificates decreased primarily due to an increase in mortgage prepayments and expected future prepayments, that resulted primarily from a significant decrease in mortgage interest rates. At December 31, 2002, key economic assumptions and the sensitivities of the fair value of the Certificates to immediate changes in those assumptions were analyzed. The sensitivity analysis included the impact on fair value of modeled prepayment and discount rate changes under favorable and adverse conditions. A decrease of 10 percent and 20 percent in modeled prepayments would result in an increase in value ranging from $188 million to $406 million, and an increase in modeled prepayments of 10 percent and 20 percent would result in a decrease in value ranging from $163 million to $305 million. A decrease of 100 and 200 basis points in the discount rate would result in an increase in value ranging from $87 million to $182 million, and an increase in the discount rate of 100 and 200 basis points would result in a decrease in value ranging from $80 million to $153 million. See Note 1 for additional disclosures related to the Certificates.

Other Securitizations

In December 2001, in conjunction with the strategic decision to exit the subprime real estate lending business, the Corporation securitized $17.5 billion of subprime real estate loans in two bond-insured transactions and retained all of the related AAA-rated securities in the available-for-sale portfolio. During 2002, the Corporation re-securitized and sold $10.4 billion of those securities to third parties. At December 31, 2002, $3.5 billion of the AAA-rated securities remained in the available-for-sale portfolio.

The Corporation has provided protection on a subset of one consumer finance securitization in the form of a guarantee with a maximum payment of $220 million that is only paid out if over-collateralization is not sufficient to absorb losses and certain other conditions are met. The Corporation projects no payments will be due over the life of the contract, which is approximately seven years.

Key economic assumptions used in measuring the fair value of certain residual interests (included in other assets) in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are as follows:

	Credit Card		Consumer Finance(1)		Commercial - Domestic(2)

(Dollars in millions)	2002	2001	2002	2001	2001

Carrying amount of residual interests (at fair value)	$123	$146	$395	$469	$78
Balance of unamortized securitized loans(3)	4,732	7,302	15,545	22,288	1,954
Weighted-average life to call (in years)	1.47	1.88	3.04	3.25	0.22
Revolving structures – annual payment rate	14.2%	14.4%			30.0%
Amortizing structures – annual constant prepayment rate:
Fixed rate loans			9.3-29.1%	8.1-24.5%
Adjustable rate loans			27.0%	27.0%
Impact on fair value of 100 bps favorable change	$3	$4	$—	$15	$—
Impact on fair value of 200 bps favorable change	7	9	2	33	—
Impact on fair value of 100 bps adverse change	(3)	(3)	(1)	(11)	—
Impact on fair value of 200 bps adverse change	(5)	(7)	(2)	(18)	—
Expected credit losses(4)	5.6%	7.8%	4.2-10.0%	3.9-10.0%	1.5%
Impact on fair value of 10% favorable change	$6	$15	$40	$42	$7
Impact on fair value of 25% favorable change	15	37	115	120	8
Impact on fair value of 10% adverse change	(7)	(15)	(36)	(35)	(7)
Impact on fair value of 25% adverse change	(16)	(37)	(79)	(77)	(8)
Residual cash flows discount rate (annual rate)	6.0%	6.0%	15.0-30.0%	15.0-30.0%	6.0%
Impact on fair value of 100 bps favorable change	$—	$—	$14	$16	$—
Impact on fair value of 200 bps favorable change	—	1	29	33	—
Impact on fair value of 100 bps adverse change	—	—	(13)	(15)	—
Impact on fair value of 200 bps adverse change	—	(1)	(26)	(29)	—

     (1)    Consumer finance includes subprime real estate loan and manufactured housing loan securitizations, which are all serviced by third parties.

     (2)    Commercial-domestic includes the 1997 securitization of commercial loans, which matured during 2002.

     (3)    Balances represent securitized loans at December 31, 2002 and 2001. At December 31, 2002 and 2001, the Corporation retained in the available-for-sale portfolio $3.5 billion and $17.5 billion, respectively, of the AAA-rated bonds created from the December 2001 subprime real estate loan securitizations.

     (4)    Annual rates of expected credit losses are presented for credit card and commercial – domestic securitizations. Cumulative lifetime rates of expected credit losses (incurred plus projected) are presented for consumer finance loans. 2001 cumulative lifetime credit loss rates for consumer finance have been restated to include interest accrued but not collected from the borrower.

The sensitivities in the preceding table and related to the Certificates are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the Corporation has the ability to hedge interest rate risk associated with retained residual positions. The above sensitivities do not reflect any hedge strategies that may be undertaken to mitigate such risk.

Static pool net credit losses are considered in determining the value of retained interests. Static pool net credit losses include actual incurred plus projected credit losses divided by the original-balance of each securitization pool. Prior year expected static pool net credit loss disclosures have been restated to include interest accrued but not collected from the borrower. Expected static pool net credit losses at December 31, 2002 were 6.86, 8.28, 6.69, 5.30, 4.87 and 6.27 percent for 2001, 1999, 1998, 1997, 1996 and 1995, respectively. Expected static pool net credit losses at December 31, 2001 were 6.86, 6.39, 6.60, 4.95, 4.60 and 6.48 percent for 2001, 1999, 1998, 1997, 1996 and 1995, respectively.

Proceeds from collections reinvested in revolving credit card securitizations were $16.1 billion and $19.4 billion in 2002 and 2001, respectively. Other cash flows received from retained interests, which represent amounts received on retained interests by the transferor other than servicing fees such as cash flows from interest-only strips, were $451 million and $605 million in 2002 and 2001, respectively, for credit card securitizations.

The Corporation reviews its loan and lease portfolio on a managed basis. Managed loans and leases are defined as on-balance sheet loans and leases as well as securitized credit card loans. New advances under these previously securitized balances will be recorded on the Corporation’s balance sheet after the revolving period of the securitization, which has the effect of increasing loans on the Corporation’s balances sheet and increasing net interest income and charge-offs, with a corresponding reduction in noninterest income. Portfolio balances, delinquency and historical loss amounts of the managed loan and lease portfolio for 2002 and 2001 were as follows:

	December 31, 2002			December 31, 2001

(Dollars in millions)	Total Principal Amount of Loans and Leases	Principal Amount of Loans Past Due 90 Days or More(1)	Principal Amount of Nonperforming Loans	Total Principal Amount of Loans and Leases	Principal Amount of Loans Past Due 90 Days or More(1)	Principal Amount of Nonperforming Loans

Commercial – domestic	$105,053	$132	$2,781	$120,159	$175	$3,123
Commercial – foreign	19,912	—	1,359	23,039	6	461
Commercial real estate – domestic	19,910	91	161	22,271	40	240
Commercial real estate – foreign	295	—	3	383	—	3

Total commercial	145,170	223	4,304	165,852	221	3,827

Residential mortgage	108,197	—	612	78,203	14	556
Home equity lines	23,236	—	66	22,107	—	80
Direct/Indirect consumer	31,068	56	30	30,317	67	27
Consumer finance	8,384	61	19	12,652	46	9
Credit card	29,461	502	—	27,186	475	—
Foreign consumer	1,971	—	6	2,092	—	7

Total consumer	202,317	619	733	172,557	602	679

Total managed loans and leases	347,487	$842	$5,037	338,409	$823	$4,506

Loans in revolving securitizations	(4,732)			(9,256)

Total held loans and leases	$342,755			$329,153

	Year Ended December 31, 2002			Year Ended December 31, 2001

(Dollars in millions)	Average Loans and Leases Outstanding	Loans and Leases Net Losses	Net Loss Ratio(2)	Average Loans and Leases Outstanding	Loans and Leases Net Losses	Net Loss Ratio(2)

Commercial – domestic	$110,073	$1,471	1.34%	$135,750	$1,949	1.44%
Commercial – foreign	21,287	521	2.45	26,492	208	0.78
Commercial real estate – domestic	21,161	37	0.18	24,607	39	0.16
Commercial real estate – foreign	408	—	—	348	—	—

Total commercial	152,929	2,029	1.33	187,197	2,196	1.17

Residential mortgage	97,204	42	0.04	81,472	26	0.03
Home equity lines	22,807	26	0.11	22,013	19	0.09
Direct/Indirect consumer	30,264	210	0.69	30,374	250	0.82
Consumer finance	10,533	255	2.42	27,709	1,026	3.70
Credit card	27,352	1,443	5.28	24,637	1,174	4.76
Other consumer – domestic	—	36	n/m	—	50	n/m
Foreign consumer	2,021	5	0.25	2,222	5	0.22

Total consumer	190,181	2,017	1.06	188,427	2,550	1.35

Total managed loans and leases	343,110	$4,046	1.18%	375,624	$4,746	1.26%

Loans in revolving securitizations	(6,291)			(10,177)

Total held loans and leases	$336,819			$365,447

            n/m = not meaningful

     (1)    Excludes consumer real estate loans (which are placed on non performing status at 90 days past due).

     (2)    The net loss ratio is calculated by dividing managed loans and leases net losses by average managed loans and leases outstanding for each loan and lease category.

Variable Interest Entities

In January 2003, the FASB issued a new rule that addresses off-balance sheet financing entities. As a result, the Corporation expects that it will have to consolidate its multi-seller asset backed conduits beginning in the third quarter of 2003, as required by the rule. As of December 31, 2002, the assets of these entities were approximately $25.0 billion. The actual amount that will be consolidated is dependent on actions taken by the Corporation and its customers between December 31, 2002 and the third quarter of 2003. Management is assessing alternatives with regards to these entities including restructuring the entities and/or alternative sources of cost-efficient funding for the Corporation’s customers and expects that the amount of assets consolidated will be less than the $25.0 billion due to these actions and those of its customers. Revenues from administration, liquidity, letters of credit and other services provided to these entities were approximately $121 million in 2002 and $125 million in 2001. The new rule requires that for entities to be consolidated that those assets be initially recorded at their carrying amounts at the date the requirements of the new rule first apply. If determining carrying amounts as required is impractical, then the assets are to be measured at fair value the first date the new rule applies. Any difference between the net amount added to the Corporation’s balance sheet and the amount of any previously recognized interest in the newly consolidated entity shall be recognized as the cumulative effect of an accounting change. Had the Corporation adopted the rule in 2002, there would have been no material impact to net income. See Note 1 of the consolidated financial statements for a discussion regarding management’s estimated impact of the new rule in 2003. At December 31, 2002, the Corporation’s liquidity and letter of credit exposure associated with the multi-seller conduits administered by the Corporation was approximately $21.3 billion. Management does not believe losses resulting from its administration of these conduits will be material.

Additionally, the Corporation has significant involvement with other VIEs that it will not likely consolidate because it is not considered the primary beneficiary. In all cases, the Corporation does not absorb the majority of the entities’ losses nor does it receive a majority of the entities’ expected residual returns, or both. These entities facilitate client transactions, and the Corporation functions as administrator for all of these and provides either liquidity and letters of credit or derivatives to the VIE. Total assets of these entities at December 31, 2002 were approximately $11.1 billion; revenues associated with administration, liquidity, letters of credit and other services were approximately $341 million in 2002. At December 31, 2002, the Corporation’s loss exposure associated with these VIEs was approximately $5.1 billion. Management does not believe losses resulting from its involvement with these entities will be material.

The Corporation consolidates certain SPEs under current accounting guidance when it believes that consolidation is appropriate. At December 31, 2002, assets of consolidated SPEs were approximately $2.9 billion.

See Note 1 for additional discussion of special purpose financing entities.

NOTE 9 Goodwill and Other Intangibles

In accordance with SFAS 142, no goodwill amortization was recorded in 2002. Goodwill amortization expense in 2001 was $662 million. Net income in 2001 was $6.8 billion or $4.26 per share ($4.18 per share diluted). Net income adjusted to exclude goodwill amortization expense would have been $7.4 billion or $4.64 per share ($4.56 per share diluted) in 2001. The impact of goodwill amortization on net income in 2001 was $616 million or $0.38 per share (basic and diluted). Goodwill amortization expense in 2000 was $635 million. Net income in 2000 was $7.5 billion or $4.56 per share ($4.52 per share diluted). Net income adjusted to exclude goodwill amortization expense would have been $8.1 billion or $4.93 per share ($4.88 per share diluted) in 2000. The impact of goodwill amortization on net income in 2000 was $602 million or $0.37 per share ($0.36 per share diluted).

At December 31, 2002 and 2001, goodwill was $7.7 billion in Consumer and Commercial Banking, $2.0 billion in Global Corporate and Investment Banking and $134 million in Equity Investments. Goodwill in Asset Management at December 31, 2002 and 2001 was $1.5 billion and $943 million, respectively, reflecting a $550 million addition representing final contingent consideration in connection with the acquisition of the remaining 50 percent of Marsico Capital Management, LLC in 2001 for $1.1 billion. All conditions related to this contingent consideration have been met.

The gross carrying value and accumulated amortization related to core deposit intangibles and other intangibles at December 31, 2002 and 2001 are presented below:

	December 31, 2002		December 31, 2001

(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization

Core deposit intangibles	$1,495	$726	$1,495	$566
Other intangibles	757	431	730	365

Total	$2,252	$1,157	$2,225	$931

Amortization expense on core deposit intangibles and other intangibles was $218 million, $216 million and $229 million in 2002, 2001 and 2000, respectively. The Corporation estimates that aggregate amortization expense will be $212 million for 2003, $209 million for 2004, $208 million for 2005, $207 million for 2006 and $118 million for 2007.

NOTE 10  Deposits

The Corporation had domestic certificates of deposit of $100 thousand or greater totaling $23.0 billion and $27.1 billion at December 31, 2002 and 2001, respectively. The Corporation had other domestic time deposits of $100 thousand or greater totaling $977 million and $904 million at December 31, 2002 and 2001, respectively. Foreign office certificates of deposit and other time deposits of $100 thousand or greater totaled $16.4 billion and $28.0 billion at December 31, 2002 and 2001, respectively.

The following table presents the maturities of domestic certificates of deposit of $100 thousand or greater and of other domestic time deposits of $100 thousand or greater at December 31, 2002.

(Dollars in millions)	Within 3 months	Within 3-6 months	Within 6-12 months	Thereafter	Total

CDs of $100 thousand or greater	$10,393	$4,500	$3,727	$4,367	$22,987
Other time deposits of $100 thousand or greater	73	90	84	730	977

At December 31, 2002, the scheduled maturities for total time deposits were as follows:

(Dollars in millions)
Due in 2003	$82,972
Due in 2004	5,514
Due in 2005	3,761
Due in 2006	1,426
Due in 2007	3,391
Thereafter	1,474

Total	$98,538

NOTE 11  Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings

Bank of America Corporation and certain other subsidiaries issue commercial paper. Commercial paper outstanding at December 31, 2002 was $114 million compared to $1.6 billion at December 31, 2001.

Bank of America, N.A. maintains a domestic program to offer up to a maximum of $50.0 billion, at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of issue. Short-term bank notes outstanding under this program totaled $1.0 billion at December 31, 2002 compared to $2.5 billion at December 31, 2001. These short-term bank notes, along with Treasury tax and loan notes, term federal funds purchased and commercial paper, are reflected in commercial paper and other short-term borrowings in the Consolidated Balance Sheet.

Long-Term Debt

The following table presents long-term debt at December 31, 2002 and December 31, 2001:

	December 31

(Dollars in millions)	2002	2001

Notes issued by Bank of America Corporation(1,2)
Senior notes
Fixed, ranging from 0.73% to 9.25%, due 2003 to 2028	$7,896	$1,029
Floating, ranging from 1.05% to 4.38%, due 2003 to 2041	19,294	22,526
Subordinated notes
Fixed, ranging from 4.80% to 10.88%, due 2003 to 2032	14,158	9,926
Floating, ranging from 0.98% to 2.60%, due 2003 to 2037	5,167	10,795

Total notes issued by Bank of America Corporation	$46,515	$44,276

Notes issued by Bank of America, N.A. and other subsidiaries(1,2)
Senior notes
Fixed, ranging from 1.51% to 8.50%, due 2003 to 2014	$2,223	$893
Floating, ranging from 0.25% to 5.92%, due 2003 to 2027	3,229	6,643
Subordinated notes
Fixed, ranging from 7.88% to 10.78%, due 2003 to 2004	401	400
Floating, 1.38%, due 2019	8	8

Total notes issued by Bank of America, N.A. and other subsidiaries	$5,861	$7,944

Other debt
Advances from the Federal Home Loan Bank – Georgia	$2,749	$2,250
Advances from the Federal Home Loan Bank – Oregon	5,992	5,996
Floating rate asset backed certificates – Bank of America, N.A.	—	2,000
Other	28	30

Total other debt	$8,769	$10,276

Total	$61,145	$62,496

     (1)    Fixed-rate and floating-rate classifications as well as interest rates include the effect of interest rate swap contracts.

     (2)    Rates and maturity dates reflect outstanding debt as of December 31, 2002.

The majority of the floating rates are based on three- and six-month London InterBank Offered Rates (LIBOR). Bank of America Corporation and Bank of America, N.A. maintain various domestic and international debt programs to offer both senior and subordinated notes. The notes may be denominated in U.S. dollars or foreign currencies. Foreign currency contracts are used to convert certain foreign-denominated debt into U.S. dollars.

At December 31, 2002 and 2001, Bank of America Corporation was authorized to issue approximately $65.8 billion and $55.5 billion, respectively, of additional corporate debt and other securities under its existing shelf registration statements.

At December 31, 2001, the Corporation had $1.5 billion of mortgage-backed bonds outstanding that were collateralized by $3.0 billion of mortgage loans and cash. These bonds matured in 2002 and no additional mortgage-backed bonds were issued.

Including the effects of interest rate contracts for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect at December 31, 2002) were 3.56 percent, 6.46 percent and 1.49 percent, respectively, at December 31, 2002 and (based on the rates in effect at December 31, 2001) were 3.44 percent, 7.26 percent, and 2.40 percent, respectively, at December 31, 2001. These obligations were denominated primarily in U.S. dollars.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) are as follows:

(Dollars in millions)	2003	2004	2005	2006	2007	Thereafter	Total

Bank of America Corporation	$4,212	$6,773	$4,243	$5,512	$3,196	$22,579	$46,515
Bank of America, N.A.	4,007	423	160	808	6	457	5,861
Other	—	3,906	1,500	2,700	501	162	8,769

Total	$8,219	$11,102	$5,903	$9,020	$3,703	$23,198	$61,145

Subsequent to December 31, 2002 through February 18, 2003, the Corporation had issued $1.1 billion of long-term senior and subordinated debt, with maturities ranging from 2009 to 2028.

NOTE 12  Trust Preferred Securities

Trust preferred securities are issued by the Corporation through wholly owned subsidiary trusts (the Trusts). These securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts are Junior Subordinated Deferrable Interest Notes of the Corporation (the Notes).

At December 31, 2002, the Corporation had 14 wholly-owned Trusts which have issued trust preferred securities to the public. Certain of the trust preferred securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts have invested the proceeds of such trust preferred securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding trust preferred securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the trust preferred securities will also be deferred, and the Corporation’s ability to pay dividends on its common and stock will be restricted.

The trust preferred securities are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.

Periodic cash payments and payments upon liquidation or redemption with respect to trust preferred securities are guaranteed by the Corporation to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the trust preferred securities.

The Corporation is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. Therefore, trust preferred securities provide the Corporation with another means of obtaining capital for bank regulatory purposes.

The following table is a summary of the outstanding trust preferred securities and the Notes at December 31, 2002:

(Dollars in millions)	Issuance Date	Aggregate Principal Amount of Trust Preferred Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Notes	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
Issuer

NationsBank
Capital Trust II	December 1996	$365	$376	December 2026	7.83%	6/15, 12/15	On or after
							12/15/06	(1,3)
Capital Trust III	February 1997	494	516	January 2027	3-mo. LIBOR	1/15, 4/15,	On or after
					+55 bps	7/15, 10/15	1/15/07	(1)
Capital Trust IV	April 1997	498	516	April 2027	8.25	4/15, 10/15	On or after
							4/15/07	(1,4)
BankAmerica
Institutional Capital A	November 1996	450	464	December 2026	8.07	6/30, 12/31	On or after
							12/31/06	(2,5)
Institutional Capital B	November 1996	299	309	December 2026	7.70	6/30, 12/31	On or after
							12/31/06	(2,6)
Capital II	December 1996	450	464	December 2026	8.00	6/15, 12/15	On or after
							12/15/06	(2,7)
Capital III	January 1997	400	412	January 2027	3-mo. LIBOR	1/15, 4/15,	On or after
					+57 bps	7/15, 10/15	1/15/02	(2)
Capital IV	February 1998	350	361	March 2028	7.00	3/31, 6/30,	On or after
						9/30, 12/31	2/24/03	(2)
Barnett
Capital I	November 1996	300	309	December 2026	8.06	6/1, 12/1	On or after
							12/1/06	(1,8)
Capital II	December 1996	200	206	December 2026	7.95	6/1, 12/1	On or after
							12/1/06	(1,9)
Capital III	January 1997	250	258	February 2027	3-mo. LIBOR	2/1, 5/1,	On or after
					+62.5 bps	8/1, 11/1	2/1/07	(1)
Bank of America
Capital Trust I	December 2001	575	593	December 2031	7.00	3/15, 6/15,	On or after
						9/15, 12/15	12/15/06	(10)
Capital Trust II	January 2002	900	928	February 2032	7.00	2/1, 5/1,	On or after
						8/1, 11/1	2/1/07	(10)
Capital Trust III	August 2002	500	516	August 2032	7.00	2/15, 5/15,	On or after
						8/15, 11/15	8/15/07	(10)

Total		$6,031	$6,228

     (1)    The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Notes, relating to capital treatment of the trust preferred securities or relating to a change in the treatment of the related trust under the Investment Company Act of 1940, as amended, at a redemption price at least equal to the principal amount of the Notes.

     (2)    The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Notes or relating to capital treatment of the trust preferred securities at a redemption price at least equal to the principal amount of the Notes.

     (3)    The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.915% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.

     (4)    The Notes may be redeemed on or after April 15, 2007 and prior to April 14, 2008 at 103.85% of the principal amount, and thereafter at prices declining to 100% on April 15, 2017 and thereafter.

     (5)    The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 104.035% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.

     (6)    The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 103.779% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.

     (7)    The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.969% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.

     (8)    The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 104.03% of the principal amount, and thereafter at prices declining to 100% on December 1, 2016 and thereafter.

     (9)    The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 103.975% of the principal amount, and thereafter at prices declining to 100% on December 1, 2016 and thereafter.

   (10)    The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and certification of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than December 15, 2050.

NOTE 13  Commitments and Contingencies

In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those recorded on the balance sheet.

Credit Extension Commitments

The Corporation enters into commitments to extend credit such as loan commitments, standby letters of credit (SBLCs) and commercial letters of credit to meet the financing needs of its customers. The unfunded commitments shown in the following table have been reduced by amounts participated to other financial institutions of $10.2 billion and $2.2 billion at December 31, 2002 and 2001, respectively. The following table summarizes outstanding unfunded commitments to extend credit at December 31, 2002 and 2001.

(Dollars in millions)	2002	2001

Loan commitments	$212,704	$221,529
Standby letters of credit and financial guarantees	30,837	32,416
Commercial letters of credit	3,109	3,581

Legally binding commitments	246,650	257,526
Credit card lines	73,779	73,644

Total commitments	$320,429	$331,170

Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrowers’ ability to pay. Loan commitments include equity commitments of approximately $2.2 billion and $2.5 billion at December 31, 2002 and 2001, respectively, which primarily relate to obligations to fund existing venture capital equity investments.

The Corporation issues SBLCs and financial guarantees to support the obligations of its customers to beneficiaries. Based on historical trends, the probability that the Corporation would have to make payments under a SBLC is not likely. Additionally, in many cases, the Corporation holds collateral in various forms against these SBLCs. As part of its risk management activities, the Corporation continuously monitors the credit-worthiness of the customer as well as SBLC exposure; however, if the customer fails to perform the specified obligation to the beneficiary, the beneficiary may draw upon the SBLC by presenting documents that are in compliance with the letter of credit terms. In that event, the Corporation either repays the money borrowed or advanced, makes payment on account of the indebtedness of the customer or makes payment on account of the default by the customer in the performance of an obligation, to the beneficiary up to the full notional amount of the SBLC. The customer is obligated to reimburse the Corporation for any such payment. If the customer fails to pay, the Corporation would, as applicable, liquidate collateral and/or set off accounts.

Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are usually collateralized by the underlying goods being shipped to the customer and are generally short-term. Credit card lines are unsecured commitments that are not legally binding. Management reviews credit card lines at least annually, and upon evaluation of the customers’ creditworthiness, the Corporation has the right to terminate or change certain terms of the credit card lines.

The Corporation uses various techniques to manage risk associated with these types of instruments including obtaining collateral and/or adjusting commitment amounts based on the borrower’s financial condition; therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements. For each of these types of instruments, the Corporation’s exposure to credit loss is represented by the contractual amount of these instruments.

Other Commitments

When-issued securities are commitments to purchase or sell securities during the time period between the announcement of a securities offering and the issuance of those securities. Changes in market price between commitment date and issuance are reflected in trading account profits. At December 31, 2002, the Corporation had commitments to purchase and sell when-issued securities of $166.1 billion and $164.5 billion, respectively. At December 31, 2001, the Corporation had commitments to purchase and sell when-issued securities of $45.0 billion and $39.6 billion, respectively. The increase was primarily attributable to higher volumes of mortgage refinancings in the current low interest rate environment.

At December 31, 2002, the Corporation had forward whole mortgage loan purchase commitments of $10.8 billion, all of which were settled in January 2003. At December 31, 2002, the Corporation had no forward whole mortgage loan sale commitments.

The Corporation has entered into operating leases for certain of its premises and equipment. Commitments under these leases approximate $1.0 billion per year for each of the years 2003 through 2007 and $2.2 billion for all years thereafter.

Other Guarantees

The Corporation sells products that offer book value protection primarily to plan sponsors of ERISA-governed pension plans such as 401(k) plans, 457 plans, etc. The book value protection is provided on portfolios of intermediate/short-term investment grade fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds when market value is below book value. The Corporation retains the option to exit the contract at any time. If the Corporation exercises its option, the purchaser can require the Corporation to purchase zero coupon bonds with the proceeds of the liquidated assets to assure the return of principal. To hedge its exposure, the Corporation imposes significant restrictions and constraints on the timing of the withdrawals, the manner in which the portfolio is liquidated and the funds are accessed and the investment parameters of the underlying portfolio. These constraints, combined with structural protections, are designed to provide adequate buffers and guard against payments even under extreme stress scenarios. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2002, the notional amount of these guarantees totaled $19.7 billion. As of December 31, 2002, the Corporation has never made a payment under these products, and management believes that the probability of payments under these guarantees is remote.

The Corporation also sells products that guarantee the return of principal to investors at a preset future date. These guarantees cover a broad range of underlying asset classes and are designed to cover the shortfall between the market value of the underlying portfolio and the principal amount on the preset future date. To manage its exposure, the Corporation requires that these guarantees be backed by structural and investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio to be liquidated and invested in zero-coupon bonds that mature at the preset future date. The Corporation is required to fund any shortfall at the preset future date between the proceeds of the liquidated assets and the purchase price of the zero-coupon bonds. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2002, the notional amount of these guarantees totaled $4.1 billion; however, as of December 31, 2002, the Corporation has never made a payment under these products, and management believes that the probability of payments under these guarantees is remote.

In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. These agreements typically contain an early termination clause that permits the Corporation to exit the agreement upon these events. The maximum potential future payment under indemnification agreements is difficult to assess for several reasons, including the inability to predict future changes in tax and other laws, the difficulty in determining how such laws would apply to parties in contracts, the absence of exposure limits contained in standard contract language and the timing of the early termination clause. Historically, any payments made under these guarantees have been de minimis. Management has assessed the probability of making such payments in the future as remote.

The Corporation has entered into additional guarantee agreements, including lease end obligation agreements, partial credit guarantees on certain leases, sold risk participation swaps and sold put options that require gross settlement. The maximum potential future payment under these agreements is approximately $575 million at December 31, 2002.

For additional information on recourse obligations related to mortgage loans sold and other guarantees related to securitizations, see Note 8 of the consolidated financial statements.

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

In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of pending matters will be; however, based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation, including the litigation described below, will have a material adverse effect on the consolidated financial position, operations or liquidity of the Corporation.

D.E. Shaw Litigation

Following the merger of NationsBank Corporation and BankAmerica Corporation in September 1998, the Corporation and certain of its officers and directors were named as defendants in class actions brought on behalf of persons who purchased NationsBank or BankAmerica shares between August 4, 1998 and September 30, 1998; persons who purchased shares of the Corporation between October 1 and October 13, 1998, and persons who held NationsBank or BankAmerica shares as of the merger. The claims on behalf of the purchasers and the persons who held NationsBank shares as of the merger principally rested on the allegation that the Corporation or its predecessors failed to disclose material facts concerning a $1.4 billion financial relationship between BankAmerica Corporation and D.E. Shaw & Co. that resulted in a $372 million charge to the Corporation’s earning in the quarter ending September 30, 1998. The claims of the persons who held BankAmerica shares as of the merger principally rested on the allegation that the defendants misrepresented a “takeover” of BankAmerica Corporation as a “merger of equals.”

On November 2, 2002, the United States District Court for the Eastern District of Missouri (the “Federal Court”), the Court to which all federal actions had been transferred, entered a final judgment dismissing the actions with prejudice. The Court entered the judgment after approving a settlement providing for payment of $333 million to the classes of purchasers and holders of NationsBank shares and $157 million to the classes of purchasers of BankAmerica and Corporation shares and holders of BankAmerica shares (all amounts to bear interest at the 90-day Treasury Bill Rate from March 6, 2002 to the date of payment). There remain pending several actions in California that have been stayed since April 2000, when the Federal Court enjoined the plaintiffs in those actions from purporting to prosecute their claims on behalf of a class. Several class members, including two lead plaintiffs, are appealing from the Federal Court’s judgment to the United States Court of Appeals for the Eighth Circuit.

Enron Corporation Securities Litigation

On April 8, 2002, the Corporation was named as a defendant along with, among others, commercial and investment banks, certain current and former Enron officers and directors, lawyers and accountants in a putative consolidated class action complaint filed in the United States District Court for the Southern District of Texas alleging violations of Sections 11 and 15 of the Securities Act of 1933 and Section 10(b) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On May 8, 2002, the Corporation filed a motion to dismiss the complaint and on December 20, 2002, the court granted the motion in part, dismissing the claims asserted under Section 10(b) and Rule 10b-5 of the Exchange Act. A Section 11 claim on a single securities offering remains pending against the Corporation.

In addition, other Enron-related individual and class actions have been filed against the Corporation and certain of its affiliates, based upon its role as underwriter of certain Enron debt or equity offerings, along with other investment banks and other parties. The complaints generally assert claims under federal and state securities laws, other state statutes and under common law theories.

WorldCom, Inc. Securities Litigation

Banc of America Securities LLC (“BAS”) and other underwriters of WorldCom, Inc. bonds issued in 2000 and 2001 have been named as defendants in certain lawsuits alleging that the offering materials were false and misleading. One of the lawsuits is a purported class action, filed July 10, 2002 in the U.S. District Court for the Southern District of New York. On October 11, 2002, the action was superceded by the filing of a consolidated putative class action complaint entitled In re WorldCom, Inc. Securities Litigation. This action alleges violations by the underwriters of the federal securities law, including Sections 11 and 12 of the Securities Act of 1933 in connection with 2000 and 2001 bond offerings and is brought on behalf of purchasers and acquirers of bonds issued in or traceable to these offerings.

In addition, the Corporation or BAS, along with other underwriters, certain executives of WorldCom and also been named as defendants in approximately eighteen individual actions that were filed in either federal or state courts beginning in July 2002 arising out of alleged accounting irregularities in the books and records of WorldCom. Plaintiffs in these actions are typically institutional investors, including state pension funds, who purchased debt securities issued by WorldCom pursuant to public offerings in 1997, 1998, 2000 or 2001. The complaints generally assert claims under federal and state securities laws, other state statutes and under common law theories.

NOTE 14  Shareholders’ Equity and Earnings Per Common Share

On December 11, 2001, the Corporation’s Board of Directors (the Board) authorized a stock repurchase program of up to 130 million shares of the Corporation’s common stock at an aggregate cost of up to $10.0 billion. At December 31, 2002, the remaining buyback authority for common stock under this program totaled $2.6 billion, or 24 million shares. On July 26, 2000, the Board authorized a stock repurchase program of up to 100 million shares of the Corporation’s common stock cost at an aggregate cost of up to $7.5 billion. The 2000 repurchase plan was completed in 2002. During 2002, the Corporation repurchased approximately 109 million shares of its common stock in open market repurchases and under accelerated repurchase programs at an average per-share price of $68.55, which reduced shareholder’s equity by $7.5 billion and increased earnings per share by approximately $0.22. These repurchases were partially offset by the issuance of 50 million shares of common stock under employee plans, which increased by $2.6 billion and decreased earnings per share by approximately $0.11 in 2002. During 2001, the Corporation repurchased approximately 82 million shares of its common stock in open market repurchases at an average per-share price of $57.58, which reduced shareholders’ equity by $4.7 billion. These repurchases were partially offset by the issuance of 27 million shares of common stock under employee plans, which increased shareholders’ equity by $ 1.1 billion. The Corporation anticipates it will continue to repurchase shares at least equal to shares issued under its various stock option plans.

On January 22, 2003, the Board authorized a stock repurchase program of up to 130 million shares of the Corporation’s common stock the at an aggregate cost of $12.5 billion.

At December 31, 2002, the Corporation had 1.3 million shares issued and outstanding of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and each share is convertible into 1.68 shares of the Corporation’s common stock. ESOP Preferred Stock in the amounts of $7 million for both 2002 and 2001 and $5 million in 2000 was converted into the Corporation’s common stock.

Pre-tax net gains recorded in other comprehensive income related to available for sale and marketable equity securities, foreign currency translation adjustments, derivatives and other were $2.7 billion, $1.9 billion and $2.8 billion in 2002, 2001 and 2000, respectively. Pre-tax reclassification adjustments to net income of $780 million, $715 million and $105 million were recorded in 2002, 2001 and 2000, respectively. The related income tax expense was $1.1 billion, $30 million and $800 million in 2002, 2001 and 2000, respectively.

Included in shareholder’s equity at December 31, 2002 and 2001 were premiums written on put options of $47 million and $14 million, respectively, and restricted stock award plan deferred compensation of $31 million and $52 million, respectively.

The Corporation sells put options on its common stock to independent third parties. The put option program was designed to partially offset the cost of share repurchases. The put options give the holders the right to sell shares of the Corporation’s common stock to the Corporation on certain dates at specified prices. The put option contracts allow the Corporation to determine the method of settlement, and the premiums received are reflected as a component of other shareholders’ equity. The put options are accounted for as permanent equity and accordingly, there is no impact on the income statement. No other derivative contracts are used in the Corporation’s repurchase programs.

The calculation of earnings per common share and diluted earnings per common share for 2002, 2001 and 2000 is presented below. See Note 1 for a discussion on the calculation of earnings per share.

(Dollars in millions, except per share information; shares in thousands)	2002	2001	2000

Earnings per common share
Net income	$9,249	$6,792	$7,517
Preferred stock dividends	(5)	(5)	(6)

Net income available to common shareholders	$9,244	$6,787	$7,511
Average common shares issued and outstanding	1,520,042	1,594,957	1,646,398

Earnings per common share	$6.08	$4.26	$4.56

Diluted earnings per common share
Net income available to common shareholders	$9,244	$6,787	$7,511
Preferred stock dividends	5	5	6

Net income available to common shareholders and assumed conversions	$9,249	$6,792	$7,517
Average common shares issued and outstanding	1,520,042	1,594,957	1,646,398

Dilutive potential common shares(1,2)	45,425	30,697	18,531

Total diluted average common shares issued and outstanding	1,565,467	1,625,654	1,664,929

Diluted earnings per common share	$5.91	$4.18	$4.52

     (1)     For 2002, 2001 and 2000, average options to purchase 22 million, 85 million and 108 million shares, respectively, were outstanding but not included in the computation of earnings per share because they were antidilutive.

     (2)     Includes incremental shares from assumed conversions of convertible preferred stock, restricted stock units and stock options.

NOTE 15  Regulatory Requirements and Restrictions

The Federal Reserve Board requires the Corporation’s banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balances required by the Federal Reserve Board were $3.7 billion and $4.0 billion for 2002 and 2001, respectively. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the Federal Reserve Bank amounted to $95 million and $128 million for 2002 and 2001, respectively.

The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. The subsidiary national banks can initiate aggregate dividend payments in 2003, without prior regulatory approval, of $4.6 billion plus an additional amount equal to their net profits for 2003, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency (OCC) is the subsidiary bank’s for that year combined with its net retained profits, as defined, for the preceding two years.

The Federal Reserve Board, the OCC and the Federal Deposit Insurance Corporation (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At December 31, 2002 and 2001, the Corporation and Bank of America, N.A. were classified as well capitalized under this regulatory framework. There have been no conditions or events since December 31, 2002 that management believes have changed either the Corporation's or Bank of America, N.A.’s capital classifications.

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of three tiers of capital. Tier 1 Capital includes common shareholders’ equity, trust preferred securities, minority interests and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25 percent of risk-weighted assets and other adjustments. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 capital can only be used to satisfy the Corporation's market risk capital requirement and may not be used to support its credit risk requirement. At December 31, 2002 and 2001, the Corporation had no subordinated debt that qualified as Tier 3 capital.

To meet minimum, adequately capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent. A well-capitalized institution must generally maintain capital ratios 100 to 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by average total assets, after certain adjustments. The leverage ratio guidelines establish a minimum of 100 to 200 basis points above three percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well-capitalized.

Unrealized gains on available-for-sale securities and marketable equity securities and the net gains (losses) on derivatives included in shareholders’ equity at December 31, 2002 and 2001 are excluded from the calculations of Tier 1 Capital, Total Capital and leverage ratios.

The following table presents the regulatory risk-based capital ratios, actual capital amounts and minimum required capital amounts for the Corporation, Bank of America, N.A. and Bank of America, N.A. (USA) at December 31, 2002 and 2001:

	2002			2001

	Actual		Minimum Required(1)	Actual		Minimum Required(1)

(Dollars in millions)	Ratio	Amount		Ratio	Amount

Tier 1 Capital
Bank of America Corporation	8.22%	$43,012	$20,930	8.30%	$41,972	$20,243
Bank of America, N.A.	8.61	40,072	18,622	9.25	42,161	18,225
Bank of America, N.A. (USA)	8.95	2,346	1,049	7.66	1,688	882
Total Capital
Bank of America Corporation	12.43	65,064	41,860	12.67	64,118	40,487
Bank of America, N.A.	11.40	53,091	37,244	12.55	57,192	36,450
Bank of America, N.A. (USA)	11.97	3,137	2,098	10.98	2,420	1,763
Leverage
Bank of America Corporation	6.29	43,012	27,335	6.56	41,972	25,604
Bank of America, N.A.	7.02	40,072	22,846	7.59	42,161	22,233
Bank of America, N.A. (USA)	9.58	2,346	980	8.35	1,688	809

     (1)     Dollar amount required to meet the Agencies’ guidelines for adequately capitalized institutions.

NOTE 16  Employee Benefit Plans

Pension and Postretirement Plans

The Corporation sponsors noncontributory trusteed qualified pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee’s compensation, age and years of service. The Bank of America Pension Plan (the Pension Plan) provides participants with compensation credits, based on age and years of service. The Pension Plan allows participants to select from various earnings measures, which are based on the returns of certain funds managed by subsidiaries of the Corporation or common stock of the Corporation. The participant-selected earnings measures determine the earnings rate on the individual participant account balances in the Pension Plan. Participants may elect to modify earnings measure allocations on a daily basis. The benefits become vested upon completion of five years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by ERISA. The Corporation made a voluntary contribution to the Pension Plan of $700 million and $500 million in 2002 and 2001, respectively.

The Pension Plan has a balance guarantee feature, applied at the time a benefit payment is made from the plan, that protects participant balances transferred and certain compensation credits from future market downturns. The Corporation is responsible for funding any shortfall on the guarantee feature.

In 2002, a one-time curtailment charge resulted from freezing benefits for supplemental executive retirement agreements. In 2000, a curtailment resulted from employee terminations in connection with the Corporation’s reduction in number of associates.

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

The following table summarizes the changes in fair value of plan assets, changes in projected benefit obligations (PBO), the funded status of the PBO and the weighted average assumptions for the pension plans and postretirement plans for the years ended December 31, 2002 and 2001. Prepaid and accrued benefit costs are reflected in other assets and other liabilities, respectively, in the Consolidated Balance Sheet. For the Pension Plan, the asset valuation method recognizes 60 percent of the market gains or losses in the first year, with the remaining 40 percent spread equally over the next four years. For both the Pension Plan and the Postretirement Health and Life Plans, the expected long-term return on plan assets will be 8.50% for 2003.

	Qualified Pension Plan		Nonqualified Pension Plans		Postretirement Health and Life Plans

(Dollars in millions)	2002	2001	2002	2001	2002	2001

Change in fair value of plan assets
(Primarily listed stocks, fixed income and real estate)
Fair value at January 1	$8,264	$8,652	$—	$—	$194	$208
Actual return on plan assets	(722)	(154)	—	—	(13)	(14)
Company contributions	700	500	39	98	84	69
Plan participant contributions	—	—	—	—	49	41
Acquisition/transfer	—	16	—	—	—	—
Benefits paid	(724)	(750)	(39)	(98)	(133)	(110)

Fair value at December 31	$7,518	$8,264	$—	$—	$181	$194

Change in projected benefit obligation
Projected benefit obligation at January 1	$7,606	$8,011	$529	$534	$944	$840
Service cost	199	202	27	22	11	11
Interest cost	540	560	44	40	67	64
Plan participant contributions	—	—	—	—	49	41
Plan amendments	6	—	(4)	2	8	29
Actuarial loss (gain)	—	(434)	108	9	112	69
Acquisition/transfer	—	17	—	20	—	—
Effect of curtailments	—	—	(15)	—	—	—
Effect of special termination benefits	—	—	2	—	—	—
Benefits paid	(724)	(750)	(39)	(98)	(133)	(110)

Projected benefit obligation at December 31	$7,627	$7,606	$652	$529	$1,058	$944

Funded status at December 31
Accumulated Benefit Obligation (ABO)	$7,264	$7,263	$573	$459	$ N/A	$ N/A
Overfunded (unfunded) status of ABO	254	1,001	(573)	(459)	N/A	N/A
Provision for future salaries	363	343	79	70	N/A	N/A
Projected Benefit Obligation (PBO)	7,627	7,606	652	529	1,058	944

Overfunded (unfunded) status of PBO	$(109)	$658	$(652)	$(529)	$(877)	$(750)
Unrecognized net actuarial loss	2,422	954	168	86	147	45
Unrecognized transition obligation	—	—	1	1	323	355
Unrecognized prior service cost	419	468	21	61	46	44

Prepaid (accrued) benefit cost	$2,732	$2,080	$(462)	$(381)	$(361)	$(306)

Weighted average assumptions at December 31
Discount rate	6.75%	7.25%	6.75%	7.25%	6.75%	7.25%
Expected return on plan assets	8.50	10.00	N/A	N/A	8.50	10.00
Rate of compensation increase	4.00	4.00	4.00	4.00	N/A	N/A

Net periodic pension benefit cost for the years ended December 31, 2002, 2001 and 2000, included the following components:

	Qualified Pension Plan			Nonqualified Pension Plans

(Dollars in millions)	2002	2001	2000	2002	2001	2000

Components of net periodic pension benefit cost (income)
Service cost	$199	$202	$153	$27	$22	$10
Interest cost	540	560	519	44	40	39
Expected return on plan assets	(746)	(876)	(813)	—	—	—
Amortization of transition obligation (asset)	—	(2)	(4)	—	—	1
Amortization of prior service cost	55	54	38	10	11	10
Recognized net actuarial loss	—	—	—	11	7	9
Recognized loss (gain) due to settlements and curtailments	—	—	(11)	26	6	—

Net periodic pension benefit cost (income)	$48	$(62)	$(118)	$118	$86	$69

For the years ended December 31, 2002, 2001 and 2000, net periodic postretirement benefit cost included the following components:

(Dollars in millions)	2002	2001	2000

Components of net periodic postretirement benefit cost (income)
Service cost	$11	$11	$11
Interest cost	67	65	58
Expected return on plan assets	(17)	(21)	(20)
Amortization of transition obligation	32	32	37
Amortization of prior service cost (credit)	6	4	(3)
Recognized net actuarial loss (gain)	40	20	(45)
Recognized loss due to settlements and curtailments	—	—	20

Net periodic postretirement benefit cost	$139	$111	$58

Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefits except postretirement health care are recognized in accordance with the minimum amortization provisions of the applicable accounting standards. For the postretirement health care plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the health care plan. The assumed health care cost trend rates used to measure the expected cost of benefits covered by the postretirement health care plans was 10.0 percent for 2003, reducing in steps to 5.0 percent in 2006 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs and the benefit obligation by $5 million and $61 million, respectively, in 2002, $6 million and $52 million, respectively, in 2001 and $9 million and $49 million, respectively, in 2000. A one-percent- age-point decrease in assumed health care cost trend rates would have lowered the service and interest costs and the benefit obligation by $4 million and $52 million, respectively, in 2002, $4 million and $45 million, respectively, in 2001 and $7 million and $40 million, respectively, in 2000.

Defined Contribution Plans

The Corporation maintains a qualified defined contribution retirement plan and a nonqualified defined contribution retirement plan. There are two components of the qualified defined contribution plan, the Bank of America 401(k) Plan (the “401(k) Plan”): an employee stock ownership plan (ESOP) and a profit-sharing plan. Prior to 2001, the ESOP component of the 401(k) Plan featured leveraged ESOP provisions. See Note 14 of the consolidated financial statements for additional information on the ESOP provisions.

The Corporation contributed approximately $200 million, $196 million, and $163 million for 2002, 2001 and 2000, respectively, in cash and stock which was utilized primarily to purchase the Corporation’s common stock under the terms of the 401(k) Plan. At December 31, 2002 and 2001, an aggregate of 44 million shares and 45 million shares, respectively, of the Corporation’s common stock and 1 million shares and 2 million shares, respectively, of ESOP preferred stock were held by the Corporation’s 401(k) Plan.

Under the terms of the ESOP Preferred Stock provision, payments to the plan for dividends on the ESOP Preferred Stock were $5 million for both 2002 and 2001 and $6 million for 2000. Payments to the plan for dividends on the ESOP Common Stock were $34 million, $27 million, and $22 million during the same periods. Interest incurred to service the debt of the ESOP Preferred Stock and ESOP Common Stock amounted to $0.3 million and $3 million for 2001 and 2000, respectively. As of December 31, 2001, all principal and interest associated with the debt of the ESOP Preferred Stock and ESOP Common Stock have been repaid.

In addition, certain non-U.S. employees within the Corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

NOTE 17  Stock Incentive Plans

At December 31, 2002, the Corporation had certain stock-based compensation plans which are described below. For all stock-based compensation awards issued prior to January 1, 2003, the Corporation applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock option and award plans. Stock-based compensation plans enacted after December 31, 2002 will be accounted for under the provisions of SFAS 123. For additional information on the accounting for stock-based compensation plans and pro forma disclosures, see Note 1 of the consolidated financial statements.

The following table presents information on equity compensation plans at December 31, 2002:

	Number of Shares To Be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans(1,2)

Plans approved by shareholders	117,978,240	$58.22	24,394,707
Plans not approved by shareholders	87,745,410	58.16	—

Total	205,723,650	$58.19	24,394,707

     (1)    Includes 7,068,322 unvested Restricted Stock Units.

     (2)    Excludes shares to be issued upon exercise of outstanding options.

Key Employee Stock Plan

The Key Employee Stock Plan, as amended and restated, provided for different types of awards. These include stock options, restricted stock shares and restricted stock units. No further awards may be granted under this plan. Under the plan, ten-year options to purchase approximately 129.8 million shares of common stock were granted through December 31, 2002 to certain employees at the closing market price on the respective grant dates. Options granted under the plan generally vest in three or four equal annual installments. At December 31, 2002, approximately 93.8 million options were outstanding under this plan. Approximately 4.8 million shares of restricted stock and restricted stock units were granted during 2002. These shares of restricted stock generally vest in three equal annual installments beginning one year from the grant date. The Corporation incurred restricted stock expense of $263 million, $182 million and $273 million in 2002, 2001 and 2000, respectively.

Key Associate Stock Plan

On April 24, 2002, the shareholders approved the Key Associate Stock Plan to be effective January 1, 2003. This approval authorized and reserved 100 million shares for grant in addition to the remaining amount under the Key Employee Stock Plan as of December 31, 2002, which was approximately 16.9 million shares plus any shares covered by awards under the Key Employee Stock Plan that terminate, expire, lapse or are cancelled after December 31, 2002.

The Corporation has certain stock-based compensation plans that were not approved by its shareholders. These broad-based plans are the 2002 Associates Stock Option Plan, Take Ownership!, the Barnett Employee Stock Option Plan and the BankAmerica Global Stock Option Program (BankAmerica Take Ownership!). Descriptions of the material features of these plans follow.

2002 Associates Stock Option Plan

On September 26, 2001, the Board approved the Bank of America Corporation 2002 Associates Stock Option Plan which covers all employees below a specified executive grade level. Under the plan, eligible employees received a one-time award of a predetermined number of options entitling them to purchase shares of the Corporation’s common stock. All options are non-qualified and have an exercise price equal to the fair market value on the date of grant. Approximately 54 million options were granted on February 1, 2002 at $61.36, the closing price for that day. The options vest as follows: 50 percent of the options become exercisable after the Corporation’s common stock closes at or above $76.36 per share for ten consecutive trading days; the remaining 50 percent of the options become exercisable after the Corporation’s common stock closes at or above $91.36 for ten consecutive trading days. Regardless of the stock price, all options will be fully exercisable beginning February 1, 2006. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2002, approximately 45.9 million options were outstanding under this plan. The options expire on January 31, 2007.

Take Ownership!

The Bank of America Global Associate Stock Option Program (Take Ownership!) covered all employees below a specified executive grade level. Under the plan, eligible employees received an award of a predetermined number of stock options entitling them to purchase shares of the Corporation’s common stock at the fair market value on the grant date. All options are non-qualified. The options, which were granted on the first business day of 1999, 2000 and 2001, vest 25 percent on the first anniversary of the grant date, 25 percent on the second anniversary of the grant date and 50 percent on the third anniversary of the grant date. These options expire five years after the grant date. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2002, approximately 36.8 million options were outstanding under this plan. No further awards may be granted under this plan.

Other Plans

Under the BankAmerica 1992 Management Stock Plan, ten-year options to purchase shares of the Corporation’s common stock were granted to certain key employees in 1997 and 1998. At December 31, 2002, all options were fully vested and approximately 12.0 million options were outstanding under this plan. Additionally, 2.9 million shares of restricted stock were granted to certain key employees in 1997 and 1998. These shares generally vest in four equal annual installments beginning the second year from the date of grant. No further awards may be granted under this plan.

Under the BankAmerica Performance Equity Program, ten-year options to purchase shares of the Corporation’s common stock were granted to certain key employees in 1997 and 1998 in the form of market price options and premium price options. All options issued under this plan to certain persons who were employees as of the merger date vested. At December 31, 2002, approximately 11.4 million options were outstanding under this plan. No further awards may be granted under this plan.

Under the Barnett Employee Stock Option Plan, ten-year options to purchase a predetermined number of shares of the Corporation’s common stock were granted to all associates below a specified executive grade level in 1997. All options are non-qualified and have an exercise price equal to the fair market value on the grant date. At December 31, 2002, all options were fully vested. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2002, approximately 161,000 options were outstanding under this plan.

On October 1, 1996, BankAmerica adopted the BankAmerica Take Ownership!, which covered substantially all associates. Options awarded under this plan expire five years after the grant date. At December 31, 2002, all options were fully vested and approximately 4.9 million options were outstanding under this plan. No further awards may be granted under this plan.

Additional stock option plans assumed in connection with various acquisitions remain outstanding and are included in the following tables. No further awards may be granted under these plans.

The following tables present the status of all plans at December 31, 2002, 2001 and 2000, and changes during the years then ended:

	2002		2001		2000

Employee Stock Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at January 1	184,550,016	$55.19	178,572,021	$54.45	156,205,635	$56.03
Granted	85,835,715	61.45	53,067,079	50.45	49,318,536	48.44
Exercised	(49,058,178)	52.40	(28,198,630)	40.86	(5,144,778)	30.68
Forfeited	(15,603,903)	58.74	(18,890,454)	56.32	(21,807,372)	57.73

Outstanding at December 31	205,723,650	58.19	184,550,016	55.19	178,572,021	54.45

Options exercisable at December 31	89,575,970	59.02	94,753,943	57.94	98,092,637	53.56

Weighted-average fair value of options granted during the year		$12.41		$10.36		$11.00

	2002		2001		2000

Restricted Stock/Unit Awards	Shares	Weighted- Average Grant Price	Shares	Weighted- Average Grant Price	Shares	Weighted- Average Grant Price

Outstanding unvested grants at January 1	6,591,746	$58.42	7,172,546	$63.37	13,027,337	$62.39
Granted	4,766,377	61.13	3,844,384	51.21	652,724	48.50
Vested	(3,381,873)	56.87	(4,223,770)	60.32	(6,111,163)	59.51
Canceled	(136,277)	58.95	(201,414)	57.16	(396,352)	66.18

Outstanding unvested grants at December 31	7,839,973	$60.73	6,591,746	$58.42	7,172,546	$63.37

The following table summarizes information about stock options outstanding at December 31, 2002:

	Outstanding Options			Options Exercisable

Range of Exercise Prices	Number Outstanding at December 31	Weighted- Average Remaining Term	Weighted- Average Exercise Price	Number Exercisable at December 31	Weighted- Average Exercise Price

$10.00 - $30.00	5,503,368	2.2 years	$24.21	5,503,368	$24.21
$30.01 - $46.50	4,349,303	3.5 years	36.20	4,292,885	36.10
$46.51 - $65.50	173,277,283	5.4 years	57.10	58,890,204	56.63
$65.51 - $99.00	22,593,696	4.2 years	79.09	20,889,513	79.67

Total	205,723,650	5.1 years	$58.19	89,575,970	$59.02

NOTE 18  Income Taxes

The components of income tax expense for the years ended December 31, 2002, 2001 and 2000 were as follows:

(Dollars in millions)	2002	2001	2000

Current expense:
Federal	$3,361	$3,154	$3,109
State	427	218	161
Foreign	331	338	354

Total current expense	4,119	3,710	3,624

Deferred (benefit) expense:
Federal	(338)	(411)	526
State	(37)	29	120
Foreign	(2)	(3)	1
Total deferred (benefit) expense	(377)	(385)	647

Total income tax expense(1)	$3,742	$3,325	$4,271

     (1)     Does not reflect the tax effects of unrealized gains and losses on available-for-sale and marketable equity securities, foreign currency translation adjustments and derivatives that are included in shareholders’ equity and certain tax benefits associated with the Corporation’s employee stock plans. As a result of these tax effects, shareholder’s equity decreased by $839 in 2002, increased by $21 in 2001 and decreased by $684 in 2000.

The Corporation’s current income tax expense approximates the amounts payable for those years. Deferred income tax expense represents the change in the deferred tax asset or liability and is discussed further below.

A reconciliation of the expected federal income tax expense using the federal statutory tax rate of 35 percent to the actual income tax expense for the years ended December 31, 2002, 2001 and 2000 follows:

(Dollars in millions)	2002	2001	2000

Expected federal income tax expense	$4,547	$3,541	$4,126
Increase (decrease) in taxes resulting from:
Tax-exempt income	(270)	(107)	(116)
State tax expense, net of federal benefit	253	161	183
Goodwill amortization(1)	—	361	202
IRS tax settlement	(488)	—	—
Basis difference in subsidiary stock	—	(418)	—
Low income housing credits	(197)	(146)	(108)
Foreign tax differential	(57)	(63)	(72)
Other	(46)	(4)	56

Total income tax expense	$3,742	$3,325	$4,271

     (1)    Goodwill amortization included in business exit costs was $164 in 2001.

During 2002, the Corporation reached a tax settlement agreement with the Internal Revenue Service. This agreement resolved issues for numerous tax returns of the Corporation and various predecessor companies and finalized all federal income tax liabilities through 1999. As a result of the settlement, a $488 million reduction in income tax expense was recorded resulting from a reduction in previously accrued taxes.

Significant components of the Corporation’s deffered tax (liabilities) assets at December 31, 2002 and 2001 were as follows:

(Dollars in millions)	2002	2001

Deferred tax liabilities:
Equipment lease financing	$(5,817)	$(6,907)
Investments	(902)	(559)
Securities valuation	(531)	(369)
Intangibles	(457)	(818)
State taxes	(326)	(457)
Available-for-sale securities	(266)	—
Depreciation	(190)	(166)
Employee retirement benefits	(121)	—
Deferred gains and losses	(101)	(92)
Employee benefits	(69)	(112)
Other	(223)	(104)

Gross deferred tax liabilities	(9,003)	(9,584)

Deferred tax assets:
Allowance for credit losses	2,742	2,991
Accrued expenses	428	482
Net operating loss carryforwards	347	143
Loan fees and expenses	91	93
Basis difference in subsidiary stock	—	418
Available-for-sale securities	—	311
Employee retirement benefits	—	56
Other	37	438

Gross deferred tax assets	3,645	4,932

Valuation allowance	(114)	(107)

Gross deferred tax assets, net of valuation allowance	3,531	4,825

Net deferred tax liabilities	$(5,472)	$(4,759)

The valuation allowance included in the Corporation’s deffered tax assets at December 31, 2002 and 2001 represented net operating loss carryforwards for which it is more likely than not that realization will not occur and expire in 2004 to 2009. The net change in the valuation allowance for deferred tax assets resulted from net operating losses being generated by foreign subsidiaries in 2002 where realization is not expected to occur.

At December 31, 2002 and 2001, federal income taxes had not been provided on $899 million and $859 million, respectively, of undistributed earnings of foreign subsidiaries, earned prior to 1987 and after 1997, that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $198 million and $188 million of tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would result in 2002 and 2001, respectively.

NOTE 19  Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for certain of the Corporation’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

The provisions of SFAS 107 do not require the disclosure of the fair value of lease financing arrangements and nonfinancial instruments, including intangible assets such as goodwill, franchise, and credit card and trust relationships.

Short-Term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed, federal funds sold and purchased, resale and repurchase agreements, commercial paper and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have an average maturity of less than 30 days and carry interest rates which approximate market.

Financial Instruments Traded in the Secondary Market

Held-to-maturity securities, available-for-sale securities, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices. The fair values of securities and trading account instruments are reported in Notes 3 and 4.

Derivative Financial Instruments

All derivatives are recognized on the balance sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The fair value of the Corporation’s derivative assets and liabilities is presented in Note 5.

Loans

Fair values were estimated for groups of similar loans based upon type of loan and maturity. The fair value of loans was determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans and adjusted to reflect the inherent credit risk. Where quoted market prices were available, primarily for certain residential mortgage loans and commercial loans, such market prices were utilized as estimates for fair values.

Substantially all of the foreign loans reprice within relatively short timeframes. Accordingly, for foreign loans, the net carrying values were assumed to approximate their fair values.

Mortgage Banking Assets

The Certificates are carried at estimated fair value which is based on an option-adjusted spread model which requires several key components including, but not limited to, proprietary prepayment models and term structure modeling via Monte Carlo simulation.

Deposits

The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of foreign time deposits approximates fair value. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the cost advantage and stability of the Corporation's long-term relationships with depositors.

The book and fair values of certain financial instruments at December 31, 2002 and 2001 were as follows:

	2002		2001

(Dollars in millions)	Book Value	Fair Value	Book Value	Fair Value

Financial assets
Loans	$321,572	$329,813	$303,552	$309,348
Financial liabilities
Deposits	386,458	387,166	373,495	374,231
Long-term debt	61,145	64,935	62,496	64,531
Trust preferred securities	6,031	6,263	5,530	5,612

NOTE 20  Business Segment Information

The Corporation reports the results of its operations through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments. Certain operating segments have been aggregated into a single business segment.

Consumer and Commercial Banking provides a diversified range of products and services to individuals and small businesses through multiple delivery channels and commercial lending and treasury management services primarily to middle market companies with annual revenue between $10 million and $500 million. Asset Management offers investment, fiduciary and comprehensive banking and credit expertise; asset management services to institutional clients, high-net-worth individuals and retail customers; and investment, securities and financial planning services to affluent and high-net-worth individuals. Global Corporate and Investment Banking provides capital raising solutions, advisory services, derivatives capabilities, equity and debt sales and trading as well as traditional bank deposit and loan products, cash management and payment services to large corporations and institutional clients. Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in privately held and publicly traded companies at all stages, from start-up to buyout.

Corporate Other consists primarily of certain amounts associated with managing the balance sheet of the Corporation, certain consumer finance and commercial lending businesses being liquidated and certain residential mortgages originated by the mortgage group or otherwise acquired and held for asset/liability management purposes.

The following table includes total revenue and net income for 2002, 2001 and 2000, and total assets at December 31, 2002 and 2001 for each business segment. Certain prior period amounts have been reclassified between segments to conform to the current period presentation.

Business Segments

	For the Year Ended December 31

	Total Corporation			Consumer and Commercial Banking(1)

(Dollars in millions)	2002	2001	2000	2002	2001	2000

Net interest income(2)	$21,511	$20,633	$18,671	$14,538	$13,243	$12,387
Noninterest income(3)	13,571	14,348	14,582	8,451	7,815	7,079

Total revenue	35,082	34,981	33,253	22,989	21,058	19,466
Provision for credit losses	3,697	4,287	2,535	1,805	1,582	1,031
Gains (losses) on sales of securities	630	475	25	45	3	—
Amortization of intangibles(4)	218	878	864	175	633	642
Other noninterest expense	18,218	19,831	17,769	11,383	10,777	10,385

Income before income taxes	13,579	10,460	12,110	9,671	8,069	7,408
Income tax expense	4,330	3,668	4,593	3,583	3,116	2,933

Net income	$9,249	$6,792	$7,517	$6,088	$4,953	$4,475

Period-end total assets	$660,458	$621,764		$339,959	$304,558

	For the Year Ended December 31

	Asset Management(1)			Global Corporate and Investment Banking(1)

(Dollars in millions)	2002	2001	2000	2002	2001	2000

Net interest income(2)	$774	$742	$664	$4,992	$4,727	$3,815
Noninterest income(3)	1,625	1,733	1,801	3,841	4,859	4,629

Total revenue	2,399	2,475	2,465	8,833	9,586	8,444
Provision for credit losses	318	121	47	1,209	1,292	752
Gains (losses) on sales of securities	—	—	—	(97)	(45)	(15)
Amortization of intangibles(4)	6	57	30	32	143	138
Other noninterest expense	1,467	1,480	1,432	4,945	5,226	4,858

Income before income taxes	608	817	956	2,550	2,880	2,681
Income tax expense	204	295	368	827	924	858

Net income	$404	$522	$588	$1,723	$1,956	$1,823

Period-end total assets	$24,891	$26,811		$219,938	$195,817

	For the Year Ended December 31

	Equity Investments(1)			Corporate Other

(Dollars in millions)	2002	2001	2000	2002	2001	2000

Net interest income(2)	$(152)	$(150)	$(138)	$1,359	$2,071	$1,943
Noninterest income(3)	(281)	179	1,008	(65)	(238)	65

Total revenue	(433)	29	870	1,294	1,833	2,008
Provision for credit losses(5)	7	8	4	358	1,284	701
Gains (losses) on sales of securities	—	—	—	682	517	40
Amortization of intangibles(4)	3	10	11	2	35	43
Other noninterest expense(5)	91	204	103	332	2,144	991

Income before income taxes	(534)	(193)	752	1,284	(1,113)	313
Income tax expense	(205)	(78)	291	(79)	(589)	143

Net income	$(329)	$(115)	$461	$1,363	$(524)	$170

Period-end total assets	$6,064	$6,315		$69,606	$88,263

    (1)    There were no material intersegment revenues among the segments.

    (2)    Net interest income is presented on a taxable-equivalent basis.

    (3)    Noninterest income in 2001 included the $83 SFAS 133 transition adjustment net loss which was recorded in trading account profits. The components of the transition adjustment by segment were a gain of $4 for Consumer and Commercial Banking, a gain of $19 for Global Corporate and Investment Banking and a loss of $106 for Corporate Other.

    (4)    The Corporation adopted SFAS 142 on January 1, 2002. Accordingly, no goodwill amortization was recorded in 2002.

    (5)    Corporate Other includes exit charges consisting of provision for credit losses of $395 and noninterest expense of $1,305 related to the exit of certain consumer finance businesses in 2001 and restructuring charges of $550 in noninterest expense in 2000.

Reconciliations of the four business segments’ revenue, net income and assets to consolidated totals follow:

(Dollars in millions)	2002	2001	2000

Segments’ revenue	$33,788	$33,148	$31,245
Adjustments:
Earnings associated with unassigned capital	597	228	307
Asset/liability management mortgage portfolio	122	454	480
Whole mortgage loan sale gains	500	20	13
Liquidating businesses	475	1,363	1,042
SFAS 133 transition adjustment net loss	—	(106)	—
Gain on sale of a business	—	—	187
Other	(400)	(126)	(21)

Consolidated revenue	$35,082	$34,981	$33,253

Segments’ net income	$7,886	$7,316	$7,347
Adjustments, net of taxes:
Earnings associated with unassigned capital	402	146	196
Asset/liability management mortgage portfolio	59	281	305
Liquidating businesses	18	204	63
SFAS 133 transition adjustment net loss	—	(68)	—
Whole mortgage loan sale gains	337	13	8
Gain on sale of a business	—	—	117
Provision for credit losses in excess of net charge-offs	—	(182)	(86)
Gains on sales of securities	460	332	25
Severance charge	(86)	(96)	—
Litigation expense	—	(214)	—
Exit charges	—	(1,250)	—
Restructuring charges	—	—	(346)
Tax benefit associated with basis difference in subsidiary stock	—	267	—
Tax settlement	488	—	—
Other	(315)	43	(112)

Consolidated net income	$9,249	$6,792	$7,517

Segments’ total assets	$590,852	$533,501
Adjustments:
Securities portfolio	65,979	71,563
Asset/liability management mortgage portfolio	65,447	39,658
Liquidating businesses	9,294	15,679
Elimination of excess earning asset allocations	(106,672)	(68,991)
Other, net	35,558	30,354

Consolidated total assets	$660,458	$621,764

The adjustments presented in the table above include consolidated income, expense and asset amounts not specifically allocated to individual business segments.

NOTE 21  Bank of America Corporation (Parent Company Only)

The following tables present the Parent Company Only financial information:

	Year Ended December 31

(Dollars in millions)	2002	2001	2000

Condensed Statement of Income
Income
Dividends from subsidiaries:
Bank subsidiaries	$11,100	$5,000	$6,902
Other subsidiaries	10	32	18
Interest from subsidiaries	775	1,746	2,756
Other income	1,138	1,772	1,053

Total income	13,023	8,550	10,729

Expense
Interest on borrowed funds	1,700	2,564	3,359
Noninterest expense	1,361	2,083	1,238

Total expense	3,061	4,647	4,597

Income greater than dividends from subsidiaries	9,962	3,903	6,132
Income tax benefit	1,154	385	456

Income before equity in undistributed earnings of subsidiaries	11,116	4,288	6,588
Equity in undistributed earnings of subsidiaries:
Bank subsidiaries	(1,607)	2,653	583
Other subsidiaries	(260)	(149)	346

Total equity in undistributed earnings of subsidiaries	(1,867)	2,504	929

Net income	$9,249	$6,792	$7,517

Net income available to common shareholders	$9,244	$6,787	$7,511

	December 31

(Dollars in millions)	2002	2001

Condensed Balance Sheet
Assets
Cash held at bank subsidiaries	$12,844	$15,973
Temporary investments	989	663
Receivables from subsidiaries:
Bank subsidiaries	7,802	9,813
Other subsidiaries	16,682	13,076
Investments in subsidiaries:
Bank subsidiaries	58,662	58,968
Other subsidiaries	654	794
Other assets	8,420	3,675

Total assets	$106,053	$102,962

Liabilities and shareholders’ equity
Commercial paper and other notes payable	$453	$1,593
Accrued expenses and other liabilities	3,095	3,328
Payables to subsidiaries:
Bank subsidiaries	193	297
Other subsidiaries	5,479	4,948
Long-term debt	46,514	44,276
Shareholders’ equity	50,319	48,520

Total liabilities and shareholders’ equity	$106,053	$102,962

	Year Ended December 31

(Dollars in millions)	2002	2001	2000

Condensed Statement of Cash Flows
Operating activities
Net income	$9,249	$6,792	$7,517
Reconciliation of net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	1,867	(2,504)	(929)
Other operating activities	(2,537)	1,768	798

Net cash provided by operating activities	8,579	6,056	7,386

Investing activities
Net (increase) decrease in temporary investments	(428)	(24)	87
Net payments from (to) subsidiaries	(2,025)	(3,330)	237
Other investing activities	(158)	—	—

Net cash provided by (used in) investing activities	(2,611)	(3,354)	324

Financing activities
Net decrease in commercial paper and other notes payable	(7,505)	(5,154)	(399)
Proceeds from issuance of long-term debt	8,753	10,762	6,335
Retirement of long-term debt	(1,464)	(6,106)	(2,993)
Proceeds from issuance of common stock	2,632	1,121	294
Common stock repurchased	(7,466)	(4,716)	(3,256)
Cash dividends paid	(3,709)	(3,632)	(3,388)
Other financing activities	(338)	763	(2)

Net cash used in financing activities	(9,097)	(6,962)	(3,409)

Net increase (decrease) in cash held at bank subsidiaries	(3,129)	(4,260)	4,301
Cash held at bank subsidiaries at January 1	15,973	20,233	15,932

Cash held at bank subsidiaries at December 31	$12,844	$15,973	$20,233

NOTE 22  Performance by Geographic Area

Since the Corporation’s operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at total assets, total revenue, income (loss) before income taxes and net income (loss) by geographic area. The Corporation identifies its geographic performance based upon the business unit structure used to manage the capital or expense deployed in the region applicable. This requires certain judgments related to the allocation of revenue so that revenue can be appropriately matched with the related expense or capital deployed in the region.

	At December 31		For the Year Ended December 31

(Dollars in millions)	Year	Total Assets(1)	Total Revenue(2)	Income (Loss) before Income Taxes	Net Income (Loss)

Domestic(3)	2002	$611,100	$32,267	$12,874	$9,127
	2001	570,179	32,168	9,433	6,319
	2000	587,281	30,623	10,574	6,686

Asia	2002	18,566	839	410	278
	2001	17,230	920	407	272
	2000	22,094	952	506	354

Europe, Middle East and Africa	2002	26,716	1,163	28	42
	2001	27,680	1,243	435	295
	2000	25,803	1,005	544	370

Latin America and the Caribbean	2002	4,076	225	(321)	(198)
	2001	6,675	307	(158)	(94)
	2000	7,013	351	164	107

Total foreign	2002	49,358	2,227	117	122
	2001	51,585	2,470	684	473
	2000	54,910	2,308	1,214	831

Total consolidated	2002	$660,458	$34,494	$12,991	$9,249
	2001	621,764	34,638	10,117	6,792
	2000	642,191	32,931	11,788	7,517

    (1)    Total assets includes long-lived assets, which are primarily located in the U.S.

    (2)    There were no material intercompany revenues between geographic regions for any of the periods presented.

    (3)    Includes the Corporation’s Canadian operations, which had total assets of $2,666, $2,849 and $3,938; total revenues of $96, $121 and $118: income before income taxes of $111, $4 and $34; and net income of $83, $0.3 and $22 at and for the years ended December 31, 2002, 2001 and 2000, respectively.