Form 10-K, Exhibit 13
period 2003-12-31
BANK OF AMERICA CORP /DE/
filed 2004-03-01
CIK 70858

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

This report contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of the Annual Report of Bank of America Corporation and its subsidiaries (the Corporation) should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this report. The statements are representative only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which the Corporation operates which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense; changes in the interest rate environment which may reduce interest margins and impact funding sources; changes in foreign exchange rates; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial products including securities, loans, deposits, debt and derivative financial instruments and other similar financial instruments; political conditions and related actions by the United States military abroad which may adversely affect the Corporation’s businesses and economic conditions as a whole; liabilities resulting from litigation and regulatory investigations, including costs, expenses, settlements and judgments; changes in domestic or foreign tax laws, rules and regulations as well as Internal Revenue Service (IRS) or other governmental agencies’ interpretations thereof; various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FRB), the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation and state regulators; competition with other local, regional and international banks, thrifts, credit unions and other nonbank financial institutions; ability to grow core businesses; ability to develop and introduce new banking-related products, services and enhancements and gain market acceptance of such products; mergers and acquisitions and their integration into the Corporation; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to manage these and other risks.

The Corporation, headquartered in Charlotte, North Carolina, operates in 21 states and the District of Columbia and has offices located in 30 countries. The Corporation provides a diversified range of banking and certain nonbanking financial services and products both domestically and internationally through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments. At December 31, 2003, the Corporation had $736 billion in assets and approximately 133,500 full-time equivalent employees. Notes to the consolidated financial statements referred to in Management’s Discussion and Analysis of Results of Operations and Financial Condition are incorporated by reference into Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Performance Overview

We achieved record earnings in 2003. Net income totaled $10.8 billion, or $7.13 per diluted common share, 17 percent and 21 percent increases, respectively, from $9.2 billion, or $5.91 per diluted common share in 2002. The return on average common shareholders’ equity was 22 percent in 2003 compared to 19 percent in 2002. These earnings provided sufficient cash flow to allow us to return approximately $10.0 billion in capital to shareholders in the form of dividends and share repurchases, net of employee stock options exercised.

In 2003, we saw double digit growth in net income for all three of our major businesses (Consumer and Commercial Banking, Asset Management and Global Corporate and Investment Banking) and continued to experience strong core business fundamentals in the areas of customer satisfaction and product/market performance.

Customer satisfaction continued to increase, resulting in better retention and increased opportunities to deepen relationships with our customers. Highly satisfied customers, those who rate us a 9 or 10 on a 10-point scale, increased eight percent from 2002 levels. This equates to an increase of 1.1 million customers being highly satisfied with their banking experience.

We added 1.24 million net new checking accounts in 2003, exceeding the full-year goal of one million and more than doubling last year’s total net new checking account growth of 528,000.

Our active online banking customers reached 7.2 million, a 52 percent increase from 2002 levels. Forty-four percent of consumer households that hold checking accounts use online banking. Active bill pay customers increased 84 percent to 3.2 million in 2003. Active bill pay users paid $47.3 billion of bills in 2003 compared to $26.2 billion in 2002.

First mortgage originations increased $43.1 billion to $131.1 billion in 2003, resulting from elevated refinancing levels and broader market coverage from our continued deployment of LoanSolutions®, which was first rolled out in the second quarter of 2002. Total mortgages funded through LoanSolutions® totaled $36.3 billion and $7.3 billion in 2003 and 2002, respectively.

Debit card purchase volumes grew 22 percent while consumer credit card purchases increased 13 percent in 2003 from 2002. Total managed consumer credit card revenue, including interest income, increased 25 percent in 2003. Average managed consumer credit card receivables grew 15 percent in 2003 due to new account growth from direct marketing programs and the branch network.

Asset Management exceeded its goal of increasing the number of financial advisors by 20 percent and ended the year with 1,150 financial advisors. The Premier Banking and Investments partnership has developed an integrated financial services model and as a component of the continued strategic distribution channel expansion opened 10 new wealth centers. In addition, Marsico Capital Management, LLC’s (Marsico) assets under management more than doubled to $30.2 billion at December 31, 2003.

Global Corporate and Investment Banking maintained market share in syndicated loans and fixed income areas and gained in areas such as mergers and acquisitions and mortgage-backed securities. Continued improvements in credit quality in our large corporate portfolio drove the $731 million, or 61 percent, decrease in provision for credit losses in Global Corporate and Investment Banking. Net charge-offs in 2003 in the large corporate portfolio were at their lowest levels in three years. In addition, large corporate nonperforming assets dropped $1.7 billion, or 57 percent.

Financial Highlights

Net interest income on a fully taxable-equivalent basis increased $596 million to $22.1 billion in 2003. This increase was driven by higher asset and liability management (ALM) portfolio levels (consisting of securities, whole loan mortgages and derivatives), higher consumer loan levels, larger trading-related contributions, higher mortgage warehouse and core deposit funding levels. Partially offsetting these increases was the impact of lower interest rates and reductions in the large corporate, foreign and exited consumer loan businesses portfolios. The net interest yield on a fully taxable-equivalent basis declined 39 basis points (bps) to 3.36 percent in 2003 due to the negative impact of increases in lower-yielding trading-related assets and declining rates offset partially by our ALM portfolio repositioning.

Noninterest income increased $2.9 billion to $16.4 billion in 2003, due to increases in (i) mortgage banking income of $1.2 billion, (ii) equity investment gains of $495 million, (iii) other noninterest income of $485 million, (iv) card income of $432 million and (v) consumer-based fee income of $244 million. The increase in mortgage banking income was driven by gains from higher volumes of mortgage loans sold into the secondary market and improved profit margins. Other noninterest income of $1.1 billion included gains of $772 million, an increase of $272 million over 2002, as we sold whole loan mortgages to manage prepayment risk due to the longer than anticipated low interest rate environment. Additionally, other noninterest income included the equity in the earnings of our investment in Grupo Financiero Santander Serfin (GFSS) of $122 million.

Gains on sales of debt securities in 2003 and 2002, were $941 million and $630 million, respectively, as we continued to reposition the ALM portfolio in response to interest rate fluctuations.

The provision for credit losses declined $858 million to $2.8 billion in 2003 due to an improvement in the commercial portfolio partially offset by a stable but growing consumer portfolio. Nonperforming assets decreased $2.2 billion to $3.0 billion, or 0.81 percent of loans, leases and foreclosed properties at December 31, 2003 compared to 1.53 percent at December 31, 2002. This decline was driven by reduced levels of inflows to nonperforming assets in Global Corporate and Investment Banking, together with loan sales and payoffs facilitated by high levels of liquidity in the capital markets.

Noninterest expense increased $1.7 billion in 2003 from 2002, driven by higher personnel costs, increased professional fees including legal expense and increased marketing expense. Higher personnel costs resulted from increased costs of employee benefits of $504 million and revenue-related incentives of $435 million. Employee benefits expense increased due to stock option expense of $120 million in 2003 and the impacts of a change in the expected long-term rates of return on plan assets to 8.5 percent for 2003 from 9.5 percent in 2002 and a change in the discount rate to 6.75 percent in 2003 from 7.25 percent in 2002 for the Bank of America Pension Plan. The increase in professional fees of $319 million was driven by an increase in litigation accruals of $220 million associated with pending litigation principally related to securities matters. Marketing expense increased by $232 million due to higher advertising costs, as well as marketing investments in direct marketing for the credit card business. In addition, recorded in other expense during the third quarter of 2003 was a $100 million charge related to issues surrounding our mutual fund practices.

Income tax expense was $5.1 billion reflecting an effective tax rate of 31.8 percent in 2003 compared to $3.7 billion and 28.8 percent in 2002, respectively. The 2002 effective tax rate was impacted by a $488 million reduction in income tax expense resulting from a settlement with the IRS generally covering tax years ranging from 1984 to 1999 but including tax returns as far back as 1971.

The result of the above was a 17 percent growth in net income in 2003 compared to 2002. Management does not currently expect that this level of growth will recur in 2004.

FleetBoston Merger

On October 27, 2003, we announced a definitive agreement to merge with FleetBoston Financial Corporation (FleetBoston). The merger is expected to create a banking institution with a truly national scope, with an increased presence in America’s growth and wealth markets and leading market shares throughout the Northeast, Southeast, Southwest, Midwest and West regions of the United States. The merger will be a stock-for-stock transaction with a purchase price currently estimated to be approximately $46.0 billion. Each share of FleetBoston common stock will be exchanged for 0.5553 of a share of our common stock, resulting in the issuance of approximately 600 million shares of our common stock. FleetBoston shareholders will receive cash instead of any fractional shares of our common stock that would have otherwise been issued at the completion of the merger. The agreement has been approved by both boards of directors and is subject to customary regulatory and shareholder approvals. The closing is expected in April of 2004. At the time of the merger announcement, we anticipated repurchasing approximately 67 million shares through 2004 and 23 million shares in 2005, net of option exercises, as a result of the merger. The effect on our liquidity of this transaction is expected to be minimal.

In connection with the merger, we have been developing a plan to integrate our operations with FleetBoston’s. The integration costs have been estimated to be $800 million after-tax, or $1.3 billion pre-tax. The specific details of this plan will continue to be refined over the next several months.

Fourth Quarter 2003 Results

Net income totaled $2.7 billion, or $1.83 per diluted common share for the fourth quarter of 2003. The return on average common shareholders’ equity was 22 percent for the three months ended December 31, 2003. Total revenue on a fully taxable-equivalent basis was $9.8 billion. Fully taxable-equivalent net interest income increased $268 million to $5.7 billion from third quarter 2003 levels due to the impact of interest rates, higher ALM portfolio levels and higher levels of consumer loans offset by lower mortgage warehouse levels. Mortgage banking income decreased to $292 million in the fourth quarter from $666 million in the third quarter of 2003 due to lower levels of refinancing production. Equity investment gains were $215 million in the fourth quarter of 2003 due to $212 million in gains from securities sold that were received in satisfaction of debt that had been restructured and charged off in prior periods. Trading-related results were negatively impacted as we marked down the value of our derivative exposure by $92 million relating to Parmalat Finanziera SpA and its related entities (Parmalat). For additional information on our exposure to Parmalat see “Credit Quality Performance” beginning on page 35. Gains recognized in our whole mortgage loan portfolio were $48 million in the fourth quarter of 2003 compared to $197 million in the third quarter of 2003. During the quarter, we generated $139 million in gains on sales of debt securities compared to $233 million in the third quarter of 2003. The income tax rate decreased from 31.3 percent in the third quarter of 2003 to 30.2 percent in the fourth quarter of 2003 due to adjustments related to our normal tax accrual review, tax refunds received and reductions in previously accrued taxes.

Table 1

Five-Year Summary of Selected Financial Data(1)

(Dollars in millions, except per share information)	2003	2002	2001	2000	1999
Income statement
Net interest income	$21,464	$20,923	$20,290	$18,349	$18,127
Noninterest income	16,422	13,571	14,348	14,582	14,179
Total revenue	37,886	34,494	34,638	32,931	32,306
Provision for credit losses	2,839	3,697	4,287	2,535	1,820
Gains on sales of debt securities	941	630	475	25	240
Noninterest expense	20,127	18,436	20,709	18,633	18,511
Income before income taxes	15,861	12,991	10,117	11,788	12,215
Income tax expense	5,051	3,742	3,325	4,271	4,333
Net income	10,810	9,249	6,792	7,517	7,882
Average common shares issued and outstanding (in thousands)	1,486,703	1,520,042	1,594,957	1,646,398	1,726,006
Average diluted common shares issued and outstanding (in thousands)	1,515,178	1,565,467	1,625,654	1,664,929	1,760,058

Performance ratios
Return on average assets	1.41%	1.40%	1.04%	1.12%	1.28%
Return on average common shareholders’ equity	21.99	19.44	13.96	15.96	16.93
Total equity to total assets (at year end)	6.52	7.61	7.80	7.41	7.02
Total average equity to total average assets	6.44	7.18	7.49	7.01	7.55
Dividend payout	39.58	40.07	53.44	45.02	40.54

Per common share data
Earnings	$7.27	$6.08	$4.26	$4.56	$4.56
Diluted earnings	7.13	5.91	4.18	4.52	4.48
Dividends paid	2.88	2.44	2.28	2.06	1.85
Book value	33.26	33.49	31.07	29.47	26.44

Average balance sheet
Total loans and leases	$356,148	$336,819	$365,447	$392,622	$362,783
Total assets	764,132	662,943	650,083	672,067	617,352
Total deposits	406,233	371,479	362,653	353,294	341,748
Long-term debt(2)	68,432	66,045	69,622	70,293	57,574
Common shareholders’ equity	49,148	47,552	48,609	47,057	46,527
Total shareholders’ equity	49,204	47,613	48,678	47,132	46,601

Capital ratios (at year end)
Risk-based capital:
Tier 1 capital	7.85%	8.22%	8.30%	7.50%	7.35%
Total capital	11.87	12.43	12.67	11.04	10.88
Leverage	5.73	6.29	6.55	6.11	6.26

Market price per share of common stock
Closing	$80.43	$69.57	$62.95	$45.88	$50.19
High closing	83.53	76.90	65.00	59.25	75.50
Low closing	65.63	54.15	46.75	38.00	48.00

(1)	As a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) on January 1, 2002, the Corporation no longer amortizes goodwill. Goodwill amortization expense was $662, $635 and $635 in 2001, 2000 and 1999, respectively.
(2)	Includes long-term debt related to trust preferred securities (Trust Securities).

Supplemental Financial Data

In managing our business, we use certain performance measures and ratios not defined in accounting principles generally accepted in the United States (GAAP), including financial information on an operating basis and shareholder value added (SVA). We also calculate certain measures, such as net interest income, core net interest income, net interest yield and the efficiency ratio, on a fully taxable-equivalent basis. Other companies may define or calculate supplemental financial data differently. See Table 2 for supplemental financial data and corresponding reconciliations to GAAP financial measures for the five most recent years.

Supplemental financial data presented on an operating basis is a basis of presentation not defined by GAAP that excludes exit, and merger and restructuring charges. Table 2 includes earnings, earnings per common share (EPS), SVA, return on average assets, return on average equity, efficiency ratio and dividend payout ratio presented on an operating basis. We believe that the exclusion of the exit, and merger and restructuring charges, which represent events outside of our normal operations, provides a meaningful period-to-period comparison and is more reflective of normalized operations.

SVA is a key measure of performance not defined by GAAP, that is used in managing our growth strategy orientation and strengthening our focus on generating long-term growth and shareholder value. SVA is used in measuring the performance of our different business units and is an integral component for allocating resources. Each business segment has a goal for growth in SVA reflecting the individual segment’s business and customer strategy. Investment resources and initiatives are aligned with these SVA growth goals during the planning and forecasting process. Investment, relationship and profitability models all have SVA as a key measure to support the implementation of SVA growth goals. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital. Cash basis earnings is defined as net income adjusted to exclude amortization of intangibles. The charge for the use of capital is calculated by multiplying 11 percent (management’s estimate of the shareholders’ minimum required rate of return on capital invested) by average total common shareholders’ equity at the corporate level and by average allocated equity at the business segment level. Equity is allocated to the business segments using a risk-adjusted methodology for each segment’s credit, market and operational risks. The nature of these risks is discussed further beginning on page 31. SVA increased 49 percent to $5.6 billion for 2003 compared to 2002, due to both the $1.6 billion increase in cash basis earnings and the $491 million effect of the decrease in the capital charge, which was driven by a reduction in management’s estimate of the rate used to calculate the charge for the use of capital from 12 percent to 11 percent in 2003. For additional discussion of SVA, see Business Segment Operations beginning on page 13.

We review net interest income on a fully taxable-equivalent basis, which is a performance measure used by management in operating the business, that we believe provides investors with a more accurate picture of the interest margin for comparative purposes. In this presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the efficiency ratio and the net interest yield. The efficiency ratio, which is calculated by dividing noninterest expense by total revenue, measures how much it costs to produce one dollar of revenue. Net interest income on a fully taxable-equivalent basis is also used in our business segment reporting.

Additionally, we review “core net interest income,” which adjusts reported net interest income on a fully taxable-equivalent basis for the impact of Global Corporate and Investment Banking trading-related activities and loans that we originated and sold into revolving credit card and commercial securitizations. Noninterest income, rather than net interest income and provision for credit losses, is recorded for assets that have been securitized as we are compensated for servicing the securitized assets and record servicing income and gains or losses on securitizations, where appropriate. We evaluate our trading results by combining trading-related net interest income with trading account profits, as discussed in the Global Corporate and Investment Banking business segment section beginning on page 18, as trading strategies are evaluated based on total revenue.

Core net interest income increased $147 million in 2003. This increase was driven by higher ALM portfolio levels, consumer loan levels, higher mortgage warehouse and core deposit funding levels. These increases were partially offset by the impact of lower interest rates and reductions in the large corporate, foreign and exited consumer loan portfolios.

Core average earning assets increased $24.7 billion in 2003, driven by the $29.9 billion increase in residential mortgages related to ALM activities during the year and the $6.8 billion increase in credit card outstandings, which includes $2.6 billion of new advances under previously securitized balances that are recorded on our balance sheet, after the revolving period of the securitization, partially offset by the $16.0 billion decrease in the overall commercial loan portfolio.

The core net interest yield decreased 19 bps in 2003, mainly due to the results of our ALM process partially offset by consumer loan growth, primarily credit cards, that was experienced throughout the year.

Table 2

Supplemental Financial Data and Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)	2003	2002	2001	2000	1999
Operating basis(1,2)
Operating earnings	$10,810	$9,249	$8,042	$7,863	$8,240
Operating earnings per common share	7.27	6.08	5.04	4.77	4.77
Diluted operating earnings per common share	7.13	5.91	4.95	4.72	4.68
Shareholder value added	5,621	3,760	3,087	3,081	3,544
Return on average assets	1.41%	1.40%	1.24%	1.17%	1.34%
Return on average common shareholders’ equity	21.99	19.44	16.53	16.70	17.70
Efficiency ratio (fully taxable-equivalent basis)	52.23	52.55	55.47	54.38	55.30
Dividend payout ratio	39.58	40.07	45.13	43.04	38.77

Net interest income
Fully taxable-equivalent basis data
Net interest income	$22,107	$21,511	$20,633	$18,671	$18,342
Total revenue	38,529	35,082	34,981	33,253	32,521
Net interest yield	3.36%	3.75%	3.68%	3.20%	3.45%
Efficiency ratio	52.23	52.55	59.20	56.03	56.92
Core basis data
Core net interest income	$20,205	$20,058	$19,719	$18,546	$18,583
Core average earning assets	478,815	454,157	468,317	506,898	472,329
Core net interest yield	4.22%	4.41%	4.21%	3.66%	3.93%

Reconciliation of net income to operating earnings
Net income	$10,810	$9,249	$6,792	$7,517	$7,882
Exit charges	—	—	1,700	—	—
Merger and restructuring charges	—	—	—	550	525
Related income tax benefit	—	—	(450)	(204)	(167)

Operating earnings	$10,810	$9,249	$8,042	$7,863	$8,240

Reconciliation of EPS to operating EPS
Earnings per common share	$7.27	$6.08	$4.26	$4.56	$4.56
Exit charges, net of tax benefit	—	—	0.78	—	—
Merger and restructuring charges, net of tax benefit	—	—	—	0.21	0.21

Operating earnings per common share	$7.27	$6.08	$5.04	$4.77	$4.77

Reconciliation of diluted EPS to diluted operating EPS
Diluted earnings per common share	$7.13	$5.91	$4.18	$4.52	$4.48
Exit charges, net of tax benefit	—	—	0.77	—	—
Merger and restructuring charges, net of tax benefit	—	—	—	0.20	0.20

Diluted operating earnings per common share	$7.13	$5.91	$4.95	$4.72	$4.68

Reconciliation of net income to shareholder value added
Net income	$10,810	$9,249	$6,792	$7,517	$7,882
Amortization of intangibles	217	218	878	864	888
Exit charges, net of tax benefit	—	—	1,250	—	—
Merger and restructuring charges, net of tax benefit	—	—	—	346	358

Cash basis earnings on an operating basis	11,027	9,467	8,920	8,727	9,128
Capital charge	(5,406)	(5,707)	(5,833)	(5,646)	(5,584)

Shareholder value added	$5,621	$3,760	$3,087	$3,081	$3,544

Reconciliation of return on average assets to operating return on average assets
Return on average assets	1.41%	1.40%	1.05%	1.12%	1.28%
Effect of exit charges, net of tax benefit	—	—	0.19	—	—
Effect of merger and restructuring charges, net of tax benefit	—	—	—	0.05	0.06

Operating return on average assets	1.41%	1.40%	1.24%	1.17%	1.34%

Reconciliation of return on average common shareholders’ equity to operating return on average common shareholders’ equity
Return on average common shareholders’ equity	21.99%	19.44%	13.96%	15.96%	16.93%
Effect of exit charges, net of tax benefit	—	—	2.57	—	—
Effect of merger and restructuring charges, net of tax benefit	—	—	—	0.74	0.77

Operating return on average common shareholders’ equity	21.99%	19.44%	16.53%	16.70%	17.70%

Reconciliation of efficiency ratio to operating efficiency ratio (fully taxable-equivalent basis)
Efficiency ratio	52.23%	52.55%	59.20%	56.03%	56.92%
Effect of exit charges, net of tax benefit	—	—	(3.73)	—	—
Effect of merger and restructuring charges, net of tax benefit	—	—	—	(1.65)	(1.62)

Operating efficiency ratio	52.23%	52.55%	55.47%	54.38%	55.30%

Reconciliation of dividend payout ratio to operating dividend payout ratio
Dividend payout ratio	39.58%	40.07%	53.44%	45.02%	40.54%
Effect of exit charges, net of tax benefit	—	—	(8.31)	—	—
Effect of merger and restructuring charges, net of tax benefit	—	—	—	(1.98)	(1.77)

Operating dividend payout ratio	39.58%	40.07%	45.13%	43.04%	38.77%

(1)	Operating basis excludes exit, and merger and restructuring charges. Exit charges in 2001 represented provision for credit losses of $395 and noninterest expense of $1,305, both of which were related to the exit of certain consumer finance businesses. Merger and restructuring charges were $550 and $525 in 2000 and 1999, respectively.
(2)	As a result of the adoption of SFAS 142 on January 1, 2002, we no longer amortize goodwill. Goodwill amortization expense was $662, $635 and $635 in 2001, 2000 and 1999, respectively.

Trading-related Revenue

Trading account profits represent the net amount earned from our trading positions, which include trading account assets and liabilities as well as derivative positions and mortgage banking certificates. Trading account profits, as reported in the Consolidated Statement of Income, do not include the net interest income recognized on trading positions or the related funding charge or benefit.

Trading account profits and trading-related net interest income (trading-related revenue) are presented in the following table as they are both considered in evaluating the overall profitability of our trading activities. Trading-related revenue is derived from foreign exchange spot, forward and cross-currency contracts, fixed income and equity securities, and derivative contracts in interest rates, equities, credit, commodities and mortgage banking certificates.

Table 3

Trading-related Revenue(1)

(Dollars in millions)	2003	2002	2001
Net interest income (fully taxable-equivalent basis)	$2,214	$1,976	$1,609
Trading account profits(2)	409	778	1,842

Total trading-related revenue	$2,623	$2,754	$3,451

Trading-related revenue by product
Fixed income	$1,195	$811	$992
Interest rate (fully taxable-equivalent basis)	897	832	792
Foreign exchange	549	532	532
Equities(3)	359	401	901
Commodities	(47)	94	165

Market-based trading-related revenue	2,953	2,670	3,382
Credit portfolio hedges(4)	(330)	84	69

Total trading-related revenue	$2,623	$2,754	$3,451

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.
(2)	Includes $83 transition adjustment net loss in 2001 recorded as a result of the adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133).
(3)	Does not include commission revenue from equity transactions.
(4)	Includes credit default swaps used for credit risk management.

Trading-related revenue decreased five percent to $2.6 billion for 2003 as compared to 2002 as the $238 million increase in net interest income was more than offset by a $369 million decrease in trading account profits. The 2003 increase in fixed income trading-related revenue of $384 million was a result of stronger product origination and distribution flow, in support of investor demand. Driving these results were increased profits in high-yield securities of $283 million and mortgage-backed securities of $23 million. The increase in interest rate trading-related revenue of $65 million was a result of a general increase in trading profits within our strategic trading platform. The $414 million decrease in revenues from our credit portfolio hedges was a result of credit spreads continuing to tighten as overall credit quality improved. This was the primary driver of the decrease in overall trading account profits for 2003 compared to 2002. Another driver of the decrease in trading-related revenue was the $89 million loss in the commodity portfolio associated with the adverse impact on jet fuel prices from the outbreak of Severe Acute Respiratory Syndrome (SARS) in the second quarter of 2003.

Complex Accounting Estimates and Principles

Our significant accounting principles are described in Note 1 of the consolidated financial statements and are essential in understanding Management’s Discussion and Analysis of Results of Operations and Financial Condition. Some of our accounting principles require significant judgment to estimate values of either assets or liabilities. In addition, certain accounting principles require significant judgment in applying the complex accounting principles to complicated transactions to determine the most appropriate treatment. We have established procedures and processes to facilitate making the judgments necessary to estimate the values of our assets and liabilities and to analyze complex transactions to prepare financial statements.

The following is a summary of the more judgmental estimates and complex accounting principles. In each area, we have identified and described the development of the variables most important in the estimation process that, with the exception of accrued taxes, involves mathematical models used to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the model. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates of the key variables could impact net income. Separate from the possible future impact to net income from input and model variables, the value of our lending portfolio and market sensitive assets and liabilities may change subsequent to the balance sheet measurement, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results and such fluctuations would not be indicative of deficiencies in our models or inputs.

Allowance for Credit Losses

The allowance for credit losses is our estimate of the probable losses in the loans and leases portfolio and within our unfunded lending commitments.

Changes to the allowance for credit losses are reported in the Consolidated Statement of Income in the provision for credit losses. Our process for determining the allowance for credit losses is discussed in detail in the Credit Risk Management section beginning on page 31 and Note 1 of the consolidated financial statements. Due to the variability in the drivers of the assumptions made in this process, estimates of the portfolio’s inherent risks and overall collectibility will change as warranted by changes in the economy, individual industries and individual borrowers. The degree to which any particular assumption would affect the allowance for credit losses would depend on the severity of the change, and changes made, if necessary, to the other assumptions made in this process.

Key judgments used in determining the allowance for credit losses include: (i) risk ratings for pools of commercial loans, (ii) market and collateral values and discount rates for individually evaluated loans, (iii) product type classifications for both commercial and consumer loans, (iv) loss rates used for both commercial and consumer loans and (v) adjustments made to assess current events and conditions. Additionally, considerations regarding domestic and global economic uncertainty and overall credit conditions are used in calculating the allowance for credit losses.

The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions. For management analysis purposes, we do not develop alternative judgments regarding the allowance for credit losses because we do not believe such alternative judgments would provide useful information for determining the recorded allowance. While we do not develop alternative judgments, alternative judgments could result in different estimates of the required allowance for credit losses given a particular set of circumstances and such differences could be material.

Fair Value of Financial Instruments

Trading account assets and liabilities are recorded at fair value, which is primarily based on actively traded markets where prices can be obtained from either direct market quotes or observed transactions. A significant factor affecting the fair value of trading account assets or liabilities is the liquidity of a specific position within the market. Market price quotes may not be readily available for some specific positions, or positions within a market sector where trading activity has slowed significantly or ceased. Situations of illiquidity generally are triggered by the market’s perception of credit regarding a single company or a specific market sector. In these instances, fair valuations are derived from the limited market information available and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more of the rating agencies. At December 31, 2003, $1.8 billion of trading account assets were fair valued using these alternative approaches, representing three percent of total trading account assets at December 31, 2003. An immaterial amount of trading account liabilities were fair valued using these alternative approaches at December 31, 2003.

Fair values of derivative assets and liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including rates, prices and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the position. The predominance of market inputs utilized are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are altogether unobservable, in which case quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values.

The fair values of derivative assets and liabilities include adjustments for market liquidity, counterparty credit quality, future servicing costs and other deal specific factors, where appropriate. To ensure the prudent application of estimates and management judgment in determining the fair value of derivative assets and liabilities, various processes and controls have been adopted, which include: a Model Validation Policy that requires a review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a Trading Product Valuation Policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. These processes and controls are performed independent of the business segment. At December 31, 2003, the fair values of derivative assets and liabilities determined by these quantitative models were $10.7 billion and $7.9 billion, respectively. These amounts reflect the full fair value of the derivatives and do not isolate the discrete value associated with the subjective valuation variable. Further, they represent five percent and four percent of derivative assets and liabilities, respectively, before the impact of legally enforceable master netting agreements. For the period ended December 31, 2003, there were no changes to the quantitative models, or uses of such models, that resulted in a material adjustment to the income statement.

Excess Spread Certificates (the Certificates), a mortgage banking asset, are carried at estimated fair value. The Certificates do not have readily observable prices; therefore, we value them using an option-adjusted spread model that requires several key components including the option-adjusted spread levels, portfolio characteristics, proprietary prepayment models, and delinquency rates. We compare our fair value estimates and assumptions to observable market data, where available, to recent market activity, portfolio experience and values necessary to meet reasonable return objectives. At December 31, 2003 and 2002, $2.3 billion and $1.6 billion of the Certificates were valued using this model. For more information on mortgage banking assets, see Notes 1 and 8 of the consolidated financial statements.

Available-for-sale securities are recorded at fair value, which is based on direct market quotes from actively traded markets. None of the available-for-sale securities were valued using mathematical models.

Principal Investing

Principal Investing within the Equity Investments segment, discussed in more detail in Business Segment Operations on page 13, is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages, from start-up to buyout. These investments are made either directly in a company or held through a fund. Some of these companies may need access to additional cash to support their long-term business models. Market conditions as well as company performance may impact whether such funding is sourced from private investors or via capital markets.

Investments for which there are active market quotes are carried at estimated fair value. The majority of our investments do not have publicly available price quotations. At December 31, 2003, we had nonpublic investments of $5.0 billion or approximately 94 percent of the total portfolio. Valuation of these investments requires significant management judgment. Management determines values of the underlying investments based on varying methodologies including periodic reviews of the investee’s financial statements and financial condition, discounted cash flows, the prospects of the investee’s industry and current overall market conditions for similar investments. Periodically, when events occur or information comes to the attention of management regarding one or more investments that indicate a change in value of that investment is warranted, investments are adjusted from their original invested amount to estimated market values at the balance sheet date with changes being recorded in equity investment gains/losses in the Consolidated Statement of Income. Investments are not adjusted above the original amount invested unless there is clear evidence of a market value in excess of the original invested amount. This evidence is typically in the form of a recent transaction in that particular investment. As part of the valuation process, senior management reviews the portfolio and determines when an impairment needs to be recorded. The Principal Investing portfolio is not material to our Consolidated Balance Sheet, but the impact of the valuation adjustments may be material to our operating results for any particular quarter.

Accrued Taxes

We estimate tax expense based on the amount we expect to owe various tax jurisdictions. We currently file income tax returns in approximately 85 jurisdictions. Our estimate of tax expense is reported in the Consolidated Statement of Income. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions either currently or in the future and are reported as a component of accrued expenses and other liabilities on the Consolidated Balance Sheet. In estimating accrued taxes, we assess the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance in the context of our tax position.

Changes to our estimate of accrued taxes occur periodically due to changes in the tax rates, implementation of new tax planning strategies, resolution with taxing authorities of issues with previously taken tax positions and newly enacted statutory, judicial and regulatory guidance. These changes, when they occur, affect accrued taxes and can be material to our operating results for any particular quarter. Taxes are discussed in more detail in Notes 1 and 18 of the consolidated financial statements.

Goodwill

The nature and accounting for goodwill is discussed in detail in Notes 1 and 10 of the consolidated financial statements. Assigned goodwill is subject to a market value recoverability test that records a loss if the implied fair value of goodwill is less than the amount recorded in the financial statements for any individual reporting unit. The first part of this test is a comparison, at the reporting unit level, of the fair value of each reporting unit to its carrying amount, including goodwill. The reporting units utilized for this test were those that are one level below the core business segments identified on page 13.

The fair values of the reporting units are determined using a discounted cash flow model. The discounted cash flows were calculated by taking the net present value of estimated cash flows using a combination of historical results, estimated future cash flows and an appropriate price to earnings multiple. We use our internal forecasts to estimate future cash flows and actual results typically differ from forecasted results. However, these differences have not been material and we believe that this methodology provides a reasonable means to determine fair values. Cash flows are discounted using a discount rate based on a weighted average cost of capital resulting in a range of 8.7 percent to 11 percent. Weighted average cost of capital is determined using the 10-year U.S. Treasury rate adjusted for estimated required market returns and risk/return rates for similar industries of the reporting unit.

Our evaluations for the year ended December 31, 2003 indicated that none of our goodwill was impaired.

Accounting Standards

Our accounting for hedging activities, securitizations and off-balance sheet entities requires significant judgment in interpreting and applying the accounting principles related to these matters. Judgments include, but are not limited to: the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with SFAS 133 and the applicable hedge criteria including whether the derivative used in our hedging transactions is expected to be or has been highly effective as a hedge; the accounting for the transfer of financial assets and extinguishments of liabilities in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125” (SFAS 140) and the applicable determination as to whether assets transferred meet the specific criteria for sale accounting; and the determination of when certain special purpose entities should be consolidated on our balance sheet and statement of income in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46 “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46) and the applicable determination of expected losses and returns as defined in FIN 46. For a more complete discussion of these principles, see Notes 1, 6 and 9 of the consolidated financial statements.

The remainder of Management’s Discussion and Analysis of Results of Operations and Financial Condition should be read in conjunction with the consolidated financial statements and related notes presented on pages 71 through 132. See Note 1 for Recently Issued Accounting Pronouncements.

Business Segment Operations

We provide our customers and clients both traditional banking and nonbanking financial products and services through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments.

In managing our four business segments, we evaluate results using both financial and nonfinancial measures. Financial measures consist primarily of revenue, net income and SVA. Nonfinancial measures include, but are not limited to, market share and customer satisfaction. Total revenue includes net interest income on a fully taxable-equivalent basis and noninterest income. The net interest income of the business segments includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net interest income also reflects an allocation of net interest income generated by certain assets and liabilities used in our ALM process.

From time to time, we refine the business segment strategy and reporting. As we continued to refine our business segment strategy in 2002, we moved a portion of our thirty-year mortgage portfolio from the Consumer and Commercial Banking segment to Corporate Other. The mortgages designated solely for our ALM process were moved to Corporate Other to reflect the fact that management decisions regarding this portion of the mortgage portfolio are driven by corporate ALM considerations and not by the business segments’ management. In the third quarter of 2002, certain consumer finance businesses in the process of liquidation (subprime real estate, auto leasing and manufactured housing) were transferred from Consumer and Commercial Banking to Corporate Other and in the first quarter of 2003, certain commercial lending businesses in the process of liquidation were transferred from Consumer and Commercial Banking to Corporate Other.

See Note 20 of the consolidated financial statements for additional business segment information including the allocation of certain expenses, selected financial information for the business segments, reconciliations to consolidated amounts and information on Corporate Other. Certain prior period amounts have been reclassified among segments and their components to conform to the current period presentation.

Table 4

Business Segment Summary

	Total Corporation		Consumer and Commercial Banking(1)		Asset Management(1)
(Dollars in millions)	2003	2002	2003	2002	2003	2002
Net interest income (fully taxable-equivalent basis)	$22,107	$21,511	$15,970	$15,205	$754	$752
Noninterest income	16,422	13,571	10,333	8,411	1,880	1,626

Total revenue	38,529	35,082	26,303	23,616	2,634	2,378
Provision for credit losses	2,839	3,697	2,062	1,806	1	318
Gains on sales of debt securities	941	630	12	45	—	—
Amortization of intangibles	217	218	179	175	6	6
Other noninterest expense	19,909	18,218	12,301	11,301	1,608	1,488

Income before income taxes	16,505	13,579	11,773	10,379	1,019	566
Income tax expense	5,695	4,330	4,252	3,836	349	191

Net income	$10,810	$9,249	$7,521	$6,543	$670	$375

Shareholder value added	$5,621	$3,760	$5,450	$4,392	$368	$81
Net interest yield (fully taxable-equivalent basis)	3.36%	3.75%	4.67%	5.26%	3.14%	3.06%
Return on average equity	21.99	19.44	36.79	33.77	23.97	14.99
Efficiency ratio (fully taxable-equivalent basis)	52.23	52.55	47.45	48.60	61.29	62.84
Average:
Total loans and leases	$356,148	$336,819	$188,706	$182,463	$23,143	$23,916
Total assets	764,132	662,943	364,703	312,973	25,851	26,079
Total deposits	406,233	371,479	312,582	283,255	13,162	12,030
Common equity/Allocated equity	49,148	47,552	20,444	19,376	2,794	2,500
Year end:
Total loans and leases	371,463	342,755	196,307	186,069	24,666	23,009
Total assets	736,445	660,951	386,330	339,976	27,540	25,645
Total deposits	414,113	386,458	326,235	297,646	14,710	13,305

	Global Corporate and
	Investment Banking (1)		Equity Investments (1)		Corporate Other
(Dollars in millions)	2003	2002	2003	2002	2003	2002
Net interest income (fully taxable-equivalent basis)	$4,825	$4,797	$(160)	$(165)	$718	$922
Noninterest income	4,108	3,880	(94)	(281)	195	(65)

Total revenue	8,933	8,677	(254)	(446)	913	857
Provision for credit losses	477	1,208	25	7	274	358
Gains (losses) on sales of debt securities	(14)	(97)	—	—	943	682
Amortization of intangibles	28	32	3	3	1	2
Other noninterest expense	5,407	5,031	108	88	485	310

Income before income taxes	3,007	2,309	(390)	(544)	1,096	869
Income tax expense (benefit)	995	748	(141)	(213)	240	(232)

Net income (loss)	$2,012	$1,561	$(249)	$(331)	$856	$1,101

Shareholder value added	$983	$251	$(475)	$(583)	$(705)	$(381)
Net interest yield (fully taxable-equivalent basis)	1.98%	2.38%	n/m	n/m	n/m	n/m
Return on average equity	20.94	13.96	(11.91)%	(15.56)%	n/m	n/m
Efficiency ratio (fully taxable-equivalent basis)	60.85	58.35	n/m	n/m	n/m	n/m
Average:
Total loans and leases	$49,365	$63,133	$259	$440	$94,675	$66,867
Total assets	292,301	241,522	6,245	6,179	75,032	76,190
Total deposits	66,181	64,767	—	—	14,308	11,427
Common equity/Allocated equity(2)	9,611	11,183	2,086	2,125	14,213	12,368
Year end:
Total loans and leases	41,170	57,823	77	437	109,243	75,417
Total assets	248,833	220,241	6,251	6,064	67,491	69,025
Total deposits	58,590	67,212	—	—	14,578	8,295

n/m	= not meaningful
(1)	There were no material intersegment revenues among the segments.
(2)	Equity in Corporate Other represents equity of the Corporation not allocated to the business segments.

Consumer and Commercial Banking

Our Consumer and Commercial Banking strategy is to attract, retain and deepen customer relationships. A critical component of that strategy includes continuously improving customer satisfaction. We believe this focus will help us achieve our goal of being recognized as the best retail bank in America. Customer satisfaction increased eight percent at December 31, 2003 compared to December 31, 2002. We added 1.24 million net new checking accounts in 2003, exceeding the full-year goal of one million and more than doubling last year’s total net new checking account growth of 528,000. This growth resulted from the introduction of new products, advancement of our multicultural strategy and strong customer retention. In 2004, we anticipate checking account growth to exceed 2003 levels. Access to our services through online banking, which saw a 52 percent increase in active online subscribers, our network of domestic banking centers, card products, ATMs, telephone and Internet channels, and our product innovations, such as an expedited mortgage application process, all contributed to success with our customers.

The major subsegments of Consumer and Commercial Banking are Banking Regions, Consumer Products and Commercial Banking.

Banking Regions serves consumer households and small businesses in 21 states and the District of Columbia through its network of 4,277 banking centers, 13,241 ATMs, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide range of products and services, including deposit products such as checking accounts, money market savings accounts, time deposits and IRAs, debit card products and credit products such as home equity, mortgage and personal auto loans. It also provides treasury management, credit services, community investment, e-commerce and brokerage services to nearly two million small business relationships across the franchise. Banking Regions also includes PremierBanking, which provides high-touch banking, which represents more direct contact with the client, and investment solutions to affluent clients with balances up to $3 million.

Consumer Products provides services including the origination, fulfillment and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and Internet, student lending and certain insurance services. Consumer Products also provides retail finance and floorplan programs to marine, RV and auto dealerships.

Commercial Banking provides commercial lending and treasury management services primarily to middle-market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct. Commercial Banking also includes the Real Estate Banking Group, which provides project financing and treasury management to private developers, homebuilders and commercial real estate firms across the U.S. Commercial Banking also provides lending and investing services to develop low- and moderate-income communities.

Consumer and Commercial Banking drove our financial results in 2003 as total revenue increased $2.7 billion, or 11 percent. Net income rose $1.0 billion, or 15 percent. The increase in net income and a decrease in the capital charge resulting from the reduction in the rate used to calculate the charge for the use of capital drove a $1.1 billion, or 24 percent, increase in SVA.

Net interest income increased $765 million due to overall deposit and loan portfolio growth. This increase was offset by the compression of deposit interest margins and the net results of ALM activities. Net interest income was positively impacted by the $6.2 billion, or three percent, increase in average loans and leases in 2003, compared to 2002, resulting from a $6.3 billion, or six percent, increase in consumer loans. An eight percent increase in average direct/indirect loans contributed to the growth in the consumer loan portfolio. Average commercial loans remained relatively unchanged in 2003.

Deposit growth also positively impacted net interest income. Higher consumer deposit balances as a result of government tax cuts, higher customer retention and our efforts to add new customers, as evidenced by the increase in net new checking accounts, drove the $29.3 billion, or 10 percent, increase in average deposits in 2003.

Significant Noninterest Income Components

(Dollars in millions)	2003	2002
Service charges	$4,353	$4,069
Mortgage banking income	1,922	761
Card income	3,052	2,620
Trading account profits (losses)	(169)	(7)

Increases in both consumer and corporate service charges led to the $284 million, or seven percent, increase in service charge income. Consumer service charges increased $247 million, or eight percent, to $3.2 billion due to favorable repricing and increased levels of deposit fees from new account growth of $254 million. Corporate service charges increased $37 million, or three percent, to $1.2 billion due to a $31 million increase in income from pricing initiatives and account growth.

Decreasing mortgage interest rates in the first half of 2003 drove a sharp increase in refinance volumes within the mortgage industry leading to increases in our loan production and sales activity. First mortgage loan originations increased $43.1 billion to $131.1 billion in 2003, resulting from elevated refinancing levels and broader market coverage from our ongoing deployment of LoanSolutions®, which was first rolled out in the second quarter of 2002. Total mortgages funded through LoanSolutions® totaled $36.3 billion and $7.3 billion in 2003 and 2002, respectively. First mortgage loan origination volume was composed of approximately $91.8 billion of retail loans and $39.3 billion of wholesale loans in 2003, compared to $59.9 billion and $28.1 billion, respectively, in 2002. Increased mortgage prepayments, resulting from the extended low interest rate environment of 2003, led to a $32.6 billion net decline in the average portfolio of first mortgage loans serviced to $250.4 billion in 2003. Increased sales of loans to the secondary market in 2003, along with improved profit margins drove the $1.2 billion increase in mortgage banking income. In 2003 and 2002, loan sales to the secondary market were $107.4 billion and $51.6 billion, respectively.

As we have seen interest rates rise from mid-year levels, the warehouse and pipeline of mortgage loan applications at December 31, 2003 were approximately 70 percent lower compared to June 30, 2003 levels. At current or increased mortgage interest rate levels, the mortgage industry would be expected to experience a significant decline in first mortgage origination volume. We are not in a position to determine the ultimate impact to the mortgage banking industry or our related business at this time. As industry origination volumes decline, we believe we can garner market share from increased distribution, increased advertising and sales productivity; however, we do expect the decline in industry volumes to negatively impact mortgage banking income in 2004 compared to 2003. We also believe our increased focus on home equity lending will replace a portion of the drop in mortgage revenue with higher net interest income.

Trading account profits (losses) primarily represent the net mark-to-market adjustments on mortgage banking assets and related derivative instruments used as an economic hedge on the assets. Impacting trading account profits (losses) in 2003 was a net reduction, including the negative impact of changes in prepayment speeds, in the value of our mortgage banking assets and related derivative instruments of $159 million, due to a difference between the change in the value of our mortgage banking assets and the related derivatives. The value of mortgage banking assets increased to $2.7 billion at December 31, 2003 compared to $2.1 billion at December 31, 2002 due to new additions from loan sales, offset by normal paydowns, amortization and negative mark-to-market adjustments.

Increases in both debit and credit card income resulted in the 16 percent increase in card income. The increase in debit card income of $111 million, or 14 percent, to $896 million was due to increases in purchase volumes related to account growth and higher activation and penetration levels. Credit card income increased $321 million, or 18 percent, resulting from higher interchange fees of $154 million, driven by increased credit card purchase volumes, late fees of $113 million, overlimit fees of $86 million, cash advance fees of $43 million and other miscellaneous fees of $95 million offset by lower excess servicing income of $170 million. Debit card purchase volumes grew 22 percent while credit card purchases increased 13 percent in 2003 from 2002. Currently, management anticipates that credit and debit card purchase volumes will continue to increase in 2004. Card income included activity from the securitized portfolio of $116 million and $157 million in 2003 and 2002, respectively. Noninterest income, rather than net interest income and provision for credit losses, is recorded for assets that have been securitized as we are compensated for servicing the securitized assets and record servicing income and gains or losses on securitizations, where appropriate. New advances on previously securitized accounts will be recorded on our balance sheet after the revolving period of the securitization, which has the effect of increasing loans on our balance sheet and increasing net interest income and charge-offs, with a corresponding reduction in noninterest income. Average on-balance sheet credit card outstandings increased 32 percent, due to over 4 million new accounts and an increase of $2.6 billion in new advances on previously securitized balances that are recorded on our balance sheet after the revolving period of the securitization. Average managed credit card outstandings, which include securitized credit card loans, increased 15 percent in 2003 due to new account growth from direct marketing programs and the branch network.

On January 23, 2004, the Federal District Court in the Eastern District of New York approved Visa U.S.A.’s previously entered into agreement in principle to settle the class action anti-trust lawsuit filed against it by Wal-Mart and other retailers (the settlement). Effective January 1, 2004, the settlement permitted retailers who accept Visa U.S.A. cards to reject payment from consumers signing for purchases using their debit card, changing Visa U.S.A.’s longstanding “honor all cards” policy. In addition, beginning August 1, 2003, interchange fees charged to retailers were reduced by approximately 30 percent. This reduction was effective until January 1, 2004, at which time Visa U.S.A. was free to set competitive rates. The after-tax impact of the reduction in interchange fees on net income in 2003 was $52 million. While it is difficult to predict volume and interchange fees, we believe that, on an after-tax basis, the impact of the reduction in interchange fees will likely reduce net income by approximately $90 million in 2004.

An increase in provision in the held consumer credit card loan portfolio of $613 million and declines in provision for other consumer loans of $239 million and commercial loans of $140 million resulted in a $256 million, or 14 percent, increase in the provision for credit losses. The increase in held consumer credit card provision to $1.8 billion was due to increases of $192 million related to higher outstandings, $173 million from charge-offs of new advances on previously securitized balances, and $255 million from charge-offs related to continued seasoning of outstandings from new account growth and economic conditions, including higher bankruptcies. Seasoning refers to the length of time passed since an account was opened.

Noninterest expense increased $1.0 billion, or nine percent, due to increases in data processing costs of $305 million, personnel expense of $291 million, other general operating expenses of $142 million, marketing and promotional fees of $112 million and occupancy expense of $92 million. Personnel expense increased as a result of higher incentive compensation of $178 million driven by increased mortgage sales production. Marketing and promotional fees were up due to increased advertising and marketing investments of $105 million in direct marketing for the credit card business.

Asset Management

Asset Management provides wealth and investment management services through three businesses: The Private Bank, which focuses on high-net-worth individuals and families; Banc of America Investments (BAI), providing investment and financial planning services to individuals; and Banc of America Capital Management (BACAP), the asset management group serving the needs of institutional clients, high-net-worth individuals and retail customers. Together, these businesses are focusing on attracting and deepening client relationships, with the ultimate goal of becoming America’s advisor of choice. Our strategy is threefold: (i) to continue to expand distribution capabilities to reach key constituencies and markets; (ii) to complete the expansion and rollout of integrated wealth management models to better serve our clients’ financial needs; and (iii) to continue to strengthen and develop our full array of investment management products and services for individuals and institutions. Asset Management exceeded its goal of increasing financial advisors by 20 percent and ended the year with 1,150 financial advisors. In addition, the Premier Banking and Investments partnership has developed an integrated financial services model and as a component of the continued strategic distribution channel expansion opened 10 new wealth centers. The Private Bank successfully completed the rollout of its high-net-worth model to all markets. BACAP has experienced growth in assets under management led by higher market valuations, sales in assets advised by Marsico and sales in the fee-based assets of BACAP’s Consulting Services Group.

Total revenue increased $256 million, or 11 percent, in 2003 and net income increased 79 percent, due to lower provision for credit losses of $317 million and an increase in equity investment gains of $199 million. SVA increased by $287 million, or 354 percent, as the increase in net income was partially offset by the impact of an increase in capital levels. The increase in capital levels was driven by additional goodwill recorded in mid-2002 representing final contingent consideration in connection with the acquisition of the remaining 50 percent of Marsico. All conditions related to this contingent consideration have been met.

Client Assets

	December 31
(Dollars in billions)	2003	2002
Assets under management	$335.7	$310.3
Client brokerage assets	88.8	90.9
Assets in custody	49.9	46.6

Total client assets	$474.4	$447.8

Assets under management, which consist largely of mutual funds, equities and bonds, generate fees based on a percentage of their market value. Compared to a year ago, assets under management increased $25.4 billion, or eight percent, due to a $33.7 billion, or 41 percent, increase in equities, led by improved market valuations and sales in assets advised by Marsico, offset by a decline of $13.2 billion, or eight percent, in money market assets. Client brokerage assets, a source of commission revenue, decreased $2.1 billion, or two percent. Client brokerage assets consist largely of investments in bonds, annuities, money market mutual funds and equities. Assets in custody increased $3.3 billion, or seven percent, and represent trust assets administered for customers. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.

Net interest income remained relatively flat as growth in deposits and increased loan spreads were offset by lower loan balances and the net results of ALM activities. Average loans and leases decreased $773 million, or three percent, in 2003. Average deposits increased $1.1 billion, or nine percent, in 2003.

Significant Noninterest Income Components

(Dollars in millions)	2003	2002
Asset management fees(1)	$1,160	$1,087
Brokerage income	420	435

Total investment and brokerage services	$1,580	$1,522

(1)	Includes personal and institutional asset management fees, mutual fund fees and fees earned on assets in custody.

Noninterest income increased $254 million, or 16 percent, in 2003 due to an increase in equity investment gains of $199 million related to gains from securities sold that were received in satisfaction of debt that had been restructured and charged off in prior periods and higher asset management fees.

Provision for credit losses decreased $317 million, primarily due to one large charge-off recorded in 2002.

Noninterest expense increased $120 million, or eight percent, due to a $50 million allocation of the charge related to issues surrounding our mutual fund practices, previously announced in the third quarter of 2003 and increased expenses associated with the addition of financial advisors.

Global Corporate and Investment Banking

Our Global Corporate and Investment Banking strategy is to align our resources with sectors where we can deliver value added financial advisory solutions to our issuer and investor clients. As we broaden and deepen our relationships with our strategic and priority clients, we expect to build leading market shares that should provide our shareholders sustainable revenue and SVA growth. Global Corporate and Investment Banking provides a broad range of financial services to domestic and international corporations, financial institutions, and government entities. Clients are supported through offices in 30 countries in four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, structured finance and trade services.

Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three subsegments: Global Investment Banking, Global Credit Products and Global Treasury Services.

Global Investment Banking includes our investment banking activities and risk management products. Global Investment Banking underwrites and makes markets for its clients in equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities as well as provides correspondent clearing services for other securities broker/dealers and prime brokerage services. It also provides debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements.

In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the businesses may take positions in these products and capitalize on market-making activities. The Global Investment Banking business is a primary dealer in the U.S. as well as in several international locations.

Global Credit Products provides credit and lending services for our clients with our corporate industry-focused portfolios, which also includes leasing. Global Credit Products is also responsible for actively managing loan and counterparty risk in our large corporate portfolio using available risk mitigation techniques, including credit default swaps.

Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and our corporate clients manage their operational cash flows on a local, regional, national and global level.

Our financial performance continues to improve as total revenue increased $256 million, or three percent, in 2003, due to increases in investment banking income of $188 million, miscellaneous other income of $160 million, service charges of $63 million and investment and brokerage service fees of $58 million. Net income increased $451 million, or 29 percent. SVA increased by $732 million, or 292 percent, as a result of lower capital, the increase in net income and a decrease in the capital charge related to improving credit quality including a reduction in nonperforming assets.

Net interest income remained relatively flat at $4.8 billion. Average loans and leases declined $13.8 billion, or 22 percent, in 2003, primarily as a result of either the client selection process or refinancing by clients in the public markets as companies restructured their capital positions coupled with the lack of demand for additional bank debt as capital expenditures or inventory financing continued to be moderate. Average deposits increased $1.4 billion, or two percent, in 2003, despite decreases in compensating balances by the U.S. Treasury and foreign deposits.

Noninterest income increased $228 million, or six percent, in 2003, as increases in investment banking income, service charges, and investment and brokerage services were partially offset by a decline in trading account profits. Active market-based trading account profits increased by $170 million; however, this was more than offset by credit portfolio hedges that decreased by $414 million.

Investment banking income increased $188 million, or 13 percent, in 2003. We continued to maintain syndicated lending and fixed income market share and gained in areas such as mergers and acquisitions, and mortgage-backed securities. Although the overall market for securities underwriting declined for equity offerings, our continued strong market share in equity offerings resulted in a 34 percent increase in securities underwriting fees.

Investment Banking Income

(Dollars in millions)	2003	2002
Securities underwriting	$963	$721
Syndications	428	427
Advisory services	228	288
Other	50	45

Total	$1,669	$1,481

Investment and brokerage services income was $693 million and $636 million in 2003 and 2002, respectively. Service charges on accounts were $1.2 billion for both periods.

Trading-related net interest income as well as trading account profits in noninterest income (trading-related revenue) are presented in the following table as they are both considered in evaluating the overall profitability of our trading activities. Certain prior period amounts have been reclassified among products to conform to the current period presentation.

Trading-related Revenue

(Dollars in millions)	2003	2002
Net interest income (fully taxable-equivalent basis)	$2,214	$1,976
Trading account profits	588	832

Total trading-related revenue	$2,802	$2,808

Trading-related revenue by product
Fixed income	$1,371	$833
Interest rate (fully taxable-equivalent basis)	922	879
Foreign exchange	549	532
Equities(1)	337	386
Commodities	(47)	94

Market-based trading-related revenue	3,132	2,724
Credit portfolio hedges(2)	(330)	84

Total trading-related revenue	$2,802	$2,808

(1)	Does not include commission revenue from equity transactions.
(2)	Includes credit default swaps used for credit risk management.

Total trading-related revenue remained flat at $2.8 billion as the $238 million increase in net interest income was offset by a $244 million decrease in trading account profits in 2003. This decrease in trading account profits was principally attributable to the $414 million decrease in revenue from credit portfolio hedges used as part of the overall credit risk management process. For additional information on credit portfolio hedges, see Concentrations of Credit Risk on page 32. Market-based trading-related revenue increased by $408 million, or 15 percent, resulting from an increase of $538 million in fixed income trading. Driving the increase in fixed income trading were increased high-yield sales and trading activities of $283 million and an increase of $23 million of sales and trading activities in mortgage-backed securities. Interest rate sales and trading increased $43 million due to general trading-related activities in the improving economy. Offsetting this increase was a decline in commodities revenue of $141 million primarily due to the adverse impact on jet fuel prices from the SARS outbreak in the second quarter of 2003. Equities also declined by $49 million, which was offset by an increase of $63 million in trading commissions that was included in investment and brokerage services income. The growth in our overall trading reflects the strength of our debt sales and trading platform, which capitalized on the tightening of credit spreads and stronger distribution capabilities in the investor market.

Continued improvements in credit quality in our large corporate portfolio drove the $731 million, or 61 percent, decrease in provision for credit losses. In 2003, net charge-offs of $690 million in the large corporate portfolio were at their lowest levels in three years. Large corporate nonperforming assets dropped $1.7 billion, or 57 percent, in 2003, due to reduced levels of inflows of $2.3 billion, nonperforming loan sales of $1.4 billion, charge-offs of $841 million, and paydowns and payoffs of $667 million.

Noninterest expense increased $372 million, or seven percent, due to costs associated with downsizing operations in South America and Asia and restructuring of locations within the United States of $113 million, higher incentive compensation for market-based activities of $104 million, increased expenses from ongoing litigation and litigation reserves of $74 million, and a $50 million allocation of the charge related to issues surrounding our mutual fund practices.

Equity Investments

Equity Investments includes Principal Investing and our strategic alliances and investment portfolio. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages, from start-up to buyout. Investments are made on both a direct and indirect basis in the U.S. and overseas. Indirect investments represent passive limited partnership commitments to funds managed by experienced third party private equity investors who act as general partners.

In 2003, revenue increased $192 million, or 43 percent, due to an improvement in equity investment gains. Equity Investments had a net loss of $249 million in 2003 compared to a net loss of $331 million in 2002. The improvement was primarily due to lower impairments. SVA increased by $108 million, or 19 percent, due to the improvement in the net loss, lower capital levels and the reduction in the rate used to calculate the charge for the use of capital.

The following table presents the equity investment portfolio in Principal Investing by major industry.

Equity Investments in the Principal Investing Portfolio

	December 31
(Dollars in millions)	2003	2002
Consumer discretionary	$1,435	$1,311
Industrials	876	999
Information technology	741	830
Telecommunication services	639	673
Health care	385	397
Financials	332	266
Materials	266	337
Consumer staples	245	276
Real estate	229	236
Individual trusts, nonprofits, government	48	79
Utilities	35	22
Energy	29	29

Total	$5,260	$5,455

The following table presents the equity investment gains (losses) in Principal Investing.

Equity Investment Gains (Losses) in Principal Investing

(Dollars in millions)	2003	2002
Cash gains	$273	$432
Impairments	(438)	(708)
Fair value adjustments	47	(10)

Total	$(118)	$(286)

Net interest income consists primarily of the internal funding cost associated with the carrying value of investments.

Noninterest income primarily consists of equity investment gains (losses). While overall economic conditions in 2003 improved, leading to lower impairment charges of $438 million in 2003 compared to $708 million in 2002, weakness in the private equity markets remained. This weakness resulted in a reduced level of cash gains in 2003 as compared to 2002. We anticipate that, with a continued improvement in the economy, cash gains should increase and impairments should continue to decline.

Corporate Other

Corporate Other consists primarily of certain results associated with our ALM process and certain consumer finance and commercial lending businesses that are being liquidated. Beginning in the first quarter of 2003, net interest income from certain results associated with our ALM process was allocated directly to the business units. Prior periods have been restated to reflect this change in methodology. In addition, compensation expense related to stock-based employee compensation plans is included in Corporate Other.

Total revenue increased $56 million, or seven percent, in 2003. Net income decreased $245 million, or 22 percent.

Net interest income decreased $204 million, or 22 percent, primarily due to the continued run-off of certain consumer finance and commercial lending businesses that are being liquidated. Average loans and leases increased $27.8 billion, or 42 percent, in 2003, due to the ALM process. Average deposits increased $2.9 billion, or 25 percent, in 2003.

Noninterest income increased $260 million to $195 million in 2003, resulting from increases in gains on whole loan sales. Gains on whole loan sales increased $272 million to $772 million resulting from sales of whole loan mortgages used to manage prepayment risk due to the longer than anticipated low interest rate environment.

Gains on sales of debt securities in 2003 and 2002, were $943 million and $682 million, respectively, as we continued to reposition the ALM portfolio in response to changes in interest rates.

Noninterest expense increased $174 million, or 56 percent, due to a $187 million increase in professional fees resulting from litigation expenses.

Managing Risk

Overview

Our management governance structure enables us to manage all major aspects of our business through an integrated planning and review process that includes strategic, financial, associate and risk planning. We derive much of our revenue from managing risk from customer transactions for profit. Through our management governance structure, risk and return are evaluated with a goal of producing sustainable revenue, reducing earnings volatility and increasing shareholder value. Our business exposes us to four major risks: liquidity, credit, market and operational.

Liquidity risk is the inability to accommodate liability maturities and deposit withdrawals, fund asset growth and meet contractual obligations through unconstrained access to funding at reasonable market rates. Credit risk is the risk of loss arising from customer or counterparty’s inability to meet its obligation and exists in our outstanding loans and leases, trading account assets, derivative assets and unfunded lending commitments that include loan commitments, letters of credit and financial guarantees. Market risk is the potential loss due to adverse changes in the market value or yield of a position. Market value is defined as the value at which positions could be sold in a transaction with a willing and knowledgeable counterparty. Operational risk is the potential for loss resulting from events involving people, processes, technology, external events, execution, legal, compliance and regulatory matters, and reputation.

Risk Management Processes and Methods

We have established control processes and use various methods to align risk-taking and risk management throughout our organization. These control processes and methods are designed around “three lines of defense”: lines of business; Risk Management (including Compliance) joined by other support units such as Finance, Personnel and Legal; and Corporate Audit.

Our business segments each contain lines of business that are responsible for identifying, quantifying, mitigating and managing all risks. Except for trading-related business activities, interest rate risk associated with our business activities is managed centrally in the Corporate Treasury function. Lines of business management make and execute the business plan and are closest to the changing nature of risks and, therefore, we believe are best able to take actions to manage and mitigate those risks. Our management processes, structures and policies aid us in complying with laws and regulations and provide clear lines for decision-making and accountability. Wherever practical, we attempt to house decision-making authority as close to the customer as possible while retaining supervisory control functions outside of the lines of business.

The Risk Management organization translates approved business plans into approved limits, approves requests for changes to those limits, approves transactions as appropriate, and works closely with business units to establish and monitor risk parameters. Risk Management has assigned a Risk Executive to each of the four business segments who is responsible for oversight for all risks associated with that business segment.

Corporate Audit provides an independent assessment of our management and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is materially complete, accurate and reliable; and employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations.

We use various methods to manage risks at the line of business levels and corporate-wide. Examples of these methods include planning and forecasting, risk committees and forums, limits, models, and hedging strategies. Planning and forecasting facilitates analysis of actual versus planned results and provides an indication of unanticipated risk levels. Generally, risk committees and forums are comprised of lines of business, risk management, legal and finance personnel, among others, and actively monitor performance against plan, limits and potential issues. Limits, the amount of exposure that may be taken in a product, relationship, region or industry, are set based on metrics thereby seeking to align risk goals with those of each line of business and are part of our overall risk management process to help reduce the volatility of market, credit and operational losses. Models are used to estimate market value and net interest income sensitivity, and to estimate both expected and unexpected losses for each product and line of business. Hedging strategies are used to improve concentrations of credit risk to specific counterparties and to manage interest rate, foreign exchange and market risk in the portfolio.

The formal processes used to manage risk represent only one portion of our overall risk management process. Corporate culture and the actions of our associates are also critical to effective risk management. Through our Code of Ethics, we set a high standard for our associates. The Code of Ethics provides a framework for all of our associates to conduct themselves with the highest integrity in the delivery of our products or services to our customers. Additionally, we have continued to strengthen the linkage between the associate performance management process and individual compensation to encourage associates to work toward corporate-wide risk goals.

Oversight

The Board of Directors evaluates risk through the Chief Executive Officer (CEO) and three Board committees. The Finance Committee reviews market, credit, liquidity and operational risk; the Asset Quality Committee reviews credit and related market risk; and the Audit Committee reviews the scope and coverage of external and corporate audit activities. Additionally, Senior Management oversight of our risk-taking and risk management activities is conducted through three senior management committees, the Risk and Capital Committee (RCC), the Asset and Liability Committee (ALCO) and the Credit Risk Committee (CRC). The RCC establishes long-term strategy and short-term operating plans. The RCC also establishes our risk appetite through corporate performance measures, capital allocations, aggregate risk levels and overall capital planning. The RCC reviews actual performance to plan and actual risk incurred to approved risk levels, including information regarding credit, market and operational risk. The ALCO, a subcommittee of the Finance Committee, approves limits for various trading activities, as well as oversees Corporate Treasury’s process of using various financial instruments, both cash and derivative positions to manage interest rate risk inherent in our businesses, otherwise known as the ALM process. ALCO also reviews portfolio hedging used for managing liquidity, market and credit portfolio risks as well as interest rate risk inherent in our nontrading financial instruments and trading risk inherent in our customer and proprietary trading portfolio. Trading risk refers to the risk of loss of value and related net interest income of our trading positions. The CRC establishes corporate credit practices and limits, including industry and country concentration limits, approval requirements and exceptions. CRC also reviews business asset quality results versus plan, portfolio management, hedging results and the adequacy of the allowance for credit losses.

The following sections, Liquidity Risk Management, Credit Risk Management beginning on page 31, Market Risk Management beginning on page 42 and Operational Risk Management beginning on page 49, address in more detail the specific procedures, measures and analyses of the four categories of risk that we manage.

Liquidity Risk Management

Liquidity Risk

Liquidity is the ongoing ability to accommodate liability maturities and deposit withdrawals, fund asset growth and meet contractual obligations through unconstrained access to funding at reasonable market rates. Liquidity management involves maintaining ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to changes in our business operations or unanticipated events.

We manage liquidity at two primary levels. The first level is the liquidity of the parent company, which is the holding company that owns the banking and nonbanking subsidiaries. The second level is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries each have different funding needs and sources, and each are subject to certain regulatory guidelines and requirements. Through its subcommittee ALCO, the Finance Committee is responsible for establishing our liquidity policy as well as approving operating and contingency procedures and monitoring liquidity on an ongoing basis. Corporate Treasury is responsible for planning and executing our funding activities and strategy.

A primary objective of liquidity risk management is to provide a planning mechanism for unanticipated changes in the demand or need of liquidity created by customer behavior or capital market conditions. In order to achieve this objective, liquidity management and business unit activities are managed consistent with a strategy of funding stability, flexibility and diversity. We emphasize maximizing and preserving customer deposits and other customer-based funding sources. Deposit rates and levels are monitored, and trends and significant changes are reported to the Finance Committee. Deposit marketing strategies are reviewed for consistency with our liquidity policy objectives. Asset securitizations also enhance funding diversity and stability and are considered an additional source of contingency funding.

We develop and maintain contingency funding plans that separately address the parent company and banking subsidiaries’ liquidity. These plans evaluate market-based funding capacity under various levels of market conditions and specify actions and procedures to be implemented under liquidity stress. Further, these plans address alternative sources of liquidity, measure the overall ability to fund our operations, and define roles and responsibilities for effectively managing liquidity through a problem period.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings and changes thereto. The credit ratings of Bank of America Corporation and Bank of America, National Association (Bank of America, N.A.) are reflected in the table below.

Table 5

Credit Ratings

December 31, 2003	Bank of America Corporation			Bank of America, N.A.
	Senior Debt	Subordinated Debt	Commercial Paper	Short- Term	Long- Term
Moody’s	Aa2	Aa3	P-1	P-1	Aa1
S&P	A+	A	A-1	A-1+	AA-
Fitch, Inc.	AA	AA-	F1+	F1+	AA+

Primary sources of funding for the parent company include dividends received from its banking and nonbanking subsidiaries and proceeds from the issuance of senior and subordinated debt, commercial paper and equity. Primary uses of funds for the parent company include repayment of maturing debt and commercial paper, share repurchases, dividends paid to shareholders, and subsidiary funding through capital or debt.

Parent company liquidity is maintained at levels sufficient to fund holding company and nonbank affiliate operations during various stress scenarios in which access to normal funding sources is disrupted. The primary measure used in assessing the parent company’s liquidity is “Time to Required Funding” in a stress environment. This measure assumes that the parent company is unable to generate funds from debt or equity issuance, receives no dividend income from subsidiaries, and no longer pays dividends to shareholders. Projected liquidity demands are met with available liquidity until the liquidity is exhausted. Under this scenario, the amount of time which elapses before the current liquid assets are exhausted is considered the “Time to Required Funding”. ALCO approves the target range set for this metric and monitors adherence to the target. In order to remain in the target range, we use the “Time to Required Funding” measurement to determine the timing and extent of future debt issuances and other actions.

Primary sources of funding for the banking subsidiaries include customer deposits, wholesale funding and asset securitizations, sales and repurchase obligations. Primary uses of funds for the banking subsidiaries include repayment of maturing obligations and growth in the ALM and core asset portfolios, including loan demand.

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

One ratio used to monitor trends is the “loan to domestic deposit” (LTD) ratio. The LTD ratio reflects the percent of loans that could be funded by domestic deposits. A ratio below 100 percent would indicate that market-based funding would not be needed to fund new loans; conversely, a ratio above 100 percent would indicate that market-based funds would be needed to fund new loans. The ratio was 98 percent for 2003 compared to 97 percent for 2002. For further discussion see Deposit and Other Funding Sources below.

We originate loans both for retention on our balance sheet and for distribution. As part of our “originate to distribute” strategy, commercial loan originations are distributed through syndication structures, and residential mortgages originated by the mortgage group are frequently distributed in the secondary market. In connection with our balance sheet management activities, we may retain mortgage loans originated as well as purchase and sell loans based on our assessment of market conditions.

Table 6

Average Balance Sheet

(Dollars in millions)	2003	2002
Assets
Time deposits placed and other short-term investments	$9,056	$10,038
Federal funds sold and securities purchased under agreements to resell	78,857	45,640
Trading account assets	97,222	79,562
Debt securities	72,267	75,298
Loans and leases	356,148	336,819
Other assets	150,582	115,586

Total assets	$764,132	$662,943

Liabilities and shareholders’ equity
Domestic interest-bearing deposits	$251,307	$225,464
Foreign interest-bearing deposits	35,204	36,549
Short-term borrowings	147,580	104,153
Trading account liabilities	37,176	31,600
Long-term debt(1)	68,432	66,045
Noninterest-bearing deposits	119,722	109,466
Other liabilities	55,507	42,053
Shareholders’ equity	49,204	47,613

Total liabilities and shareholders’ equity	$764,132	$662,943

(1)	Includes long-term debt related to Trust Securities.

Deposits and Other Funding Sources

Deposits are a key source of funding. Table I on page 53 provides information on the average amounts of deposits and the rates paid by deposit category. Average deposits increased $34.8 billion to $406.2 billion in 2003 compared to 2002 due to a $25.8 billion increase in average domestic interest-bearing deposits and a $10.3 billion increase in average noninterest-bearing deposits, partially offset by a $1.3 billion decrease in average foreign interest-bearing deposits. We typically categorize our deposits into either core or market-based deposits. Core deposits, which are generally customer-based, are an important stable, low-cost funding source and typically react more slowly to interest rate changes than market-based deposits. Core deposits exclude negotiable CDs, public funds, other domestic time deposits and foreign interest-bearing deposits. Average core deposits increased $32.7 billion to $363.4 billion, a 10 percent increase from a year ago. The increase was due to the growth in money market deposits of $17.1 billion, noninterest-bearing deposits of $10.3 billion, savings of $2.8 billion, and consumer CDs and IRAs of $2.6 billion due to an emphasis on total relationship balances and customer preference for stable investments in uncertain economic times. Market-based deposit funding increased $2.0 billion to $42.8 billion in 2003. The increase was due to a $3.4 billion increase in negotiable CDs, public funds and other domestic time deposits that was offset by a $1.3 billion decrease in foreign interest-bearing deposits. Deposits, on average, represented 53 percent and 56 percent of total sources of funds during 2003 and 2002, respectively.

Table 7 summarizes average deposits by category.

Table 7

Average Deposits

(Dollars in millions)	2003	2002
Deposits by type
Domestic interest-bearing:
Savings	$24,538	$21,691
NOW and money market accounts	148,896	131,841
Consumer CDs and IRAs	70,246	67,695
Negotiable CDs and other time deposits	7,627	4,237

Total domestic interest-bearing	251,307	225,464

Foreign interest-bearing:
Banks located in foreign countries	13,959	15,464
Governments and official institutions	2,218	2,316
Time, savings and other	19,027	18,769

Total foreign interest-bearing	35,204	36,549

Total interest-bearing	286,511	262,013

Noninterest-bearing	119,722	109,466

Total deposits	$406,233	$371,479

Core and market-based deposits
Core deposits	$363,402	$330,693
Market-based deposits	42,831	40,786

Total deposits	$406,233	$371,479

Additional sources of funds include short-term borrowings, long-term debt and shareholders’ equity. Average short-term borrowings, a relatively low-cost source of funds, were up $43.4 billion to $147.6 billion for 2003 compared to 2002 due to increases in federal funds purchased and securities sold under agreements to repurchase of $34.6 billion and other short-term borrowings of $8.8 billion that were used to fund asset growth or facilitate trading activities. Issuances and repayments of long-term debt were $17.2 billion and $9.3 billion, respectively, for 2003.

Obligations and Commitments

We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations. Included in purchase obligations are vendor contracts of $3.5 billion, commitments to purchase securities of $5.1 billion and commitments to purchase loans of $8.3 billion. The most significant of our vendor contracts include communication services, marketing and software contracts. Other long-term liabilities include our obligations related to the Qualified Pension Plan, Nonqualified Pension Plans and Postretirement Health and Life Plans (the Plans). Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2003 and 2002, we contributed $460 million and $823 million, respectively, to the Plans, and we expect to make at least $87 million of contributions during 2004. Management believes the effect of the Plans on liquidity is not significant to our overall financial condition. Debt and lease obligations are more fully discussed in Note 12 of the consolidated financial statements.

Table 8 presents total long-term debt and other obligations at December 31, 2003.

Table 8

Long-term Debt and Other Obligations

December 31, 2003
(Dollars in millions)	Due in 1 year or less	Thereafter	Total
Long-term debt and capital leases(1)	$12,193	$63,150	$75,343
Purchase obligations	14,074	2,850	16,924
Operating lease obligations	1,308	8,075	9,383
Other long-term liabilities	87	—	87

Total	$27,662	$74,075	$101,737

(1)	Includes principal payments only and capital lease obligations of $26.

Many of our lending relationships contain both funded and unfunded elements. The funded portion is reflected on our balance sheet. The unfunded component of these commitments is not recorded on our balance sheet until a draw is made under the loan facility.

These commitments, as well as guarantees, are more fully discussed in Note 13 of the consolidated financial statements.

The following table summarizes the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date. Charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $13.7 billion (related outstandings of $233 million) were not included in credit card line commitments in the table below.

Table 9

Credit Extension Commitments

December 31, 2003
(Dollars in millions)	Expires in 1 year or less	Thereafter	Total
Loan commitments(1)	$80,563	$131,218	$211,781
Standby letters of credit and financial guarantees	19,077	12,073	31,150
Commercial letters of credit	2,973	287	3,260

Legally binding commitments	102,613	143,578	246,191
Credit card lines	84,940	8,831	93,771

Total	$187,553	$152,409	$339,962

(1)	Equity commitments of $1,678 related to obligations to fund existing equity investments were included in loan commitments at December 31, 2003.

On- and Off-balance Sheet Financing Entities

In addition to traditional lending, we also support our customers’ financing needs by facilitating their access to the commercial paper markets. These markets provide an attractive, lower-cost financing alternative for our customers. Our customers sell assets, such as high-grade trade or other receivables or leases, to a commercial paper financing entity, which in turn issues high-grade short-term commercial paper that is collateralized by the assets sold. Additionally, some customers receive the benefit of commercial paper financing rates related to certain lease arrangements. We facilitate these transactions and collect fees from the financing entity for the services it provides including administration, trust services and marketing the commercial paper.

We receive fees for providing combinations of liquidity, standby letters of credit (SBLCs) or similar loss protection commitments, and derivatives to the commercial paper financing entities. These forms of asset support are senior to the first layer of asset support provided by customers through over-collateralization or by support provided by third parties. The rating agencies require that a certain percentage of the commercial paper entity’s assets be supported by both the seller’s over-collateralization and our SBLC in order to receive their respective investment rating. The SBLC would be drawn on only when the over-collateralization provided by the seller and third parties is not sufficient to cover losses of the related asset. Liquidity commitments made to the commercial paper entity are designed to fund scheduled redemptions of commercial paper if there is a market disruption or the new commercial paper cannot be issued to fund the redemption of the maturing commercial paper. The liquidity facility has the same legal priority as the commercial paper. We do not enter into any other form of guarantee with these entities.

We manage our credit risk on these commitments by subjecting them to our normal underwriting and risk management processes. At December 31, 2003 and 2002, the Corporation had off-balance sheet liquidity commitments and SBLCs to these financing entities of $23.5 billion and $34.2 billion, respectively. Substantially all of these liquidity commitments and SBLCs mature within one year. These amounts are included in Table 9. $6.4 billion of the decrease in the liquidity commitments and SBLCs was due to the entities consolidated as a result of FIN 46. Net revenues earned from fees associated with these off-balance sheet financing entities were approximately $355 million and $484 million for 2003 and 2002, respectively.

We generally do not purchase any commercial paper issued by these financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. Derivative instruments related to these entities are marked to market through the statement of income. SBLCs and liquidity commitments are accounted for pursuant to SFAS No. 5, “Accounting for Contingencies” (SFAS 5), and are discussed further in Note 13 of the consolidated financial statements.

In January 2003, the FASB issued FIN 46 that addresses off-balance sheet financing entities. We adopted FIN 46 on July 1, 2003 and consolidated approximately $12.2 billion of assets and liabilities related to certain of our multi-seller asset-backed commercial paper conduits. There was no material impact to Tier 1 Capital as a result of consolidation or subsequent deconsolidation and prior periods were not restated. On October 8, 2003, one of these entities entered into a Subordinated Note Purchase Agreement with an unrelated third party. As a result of the sale of the subordinated note to a third party, we deconsolidated approximately $8.0 billion of the previously consolidated conduits. There was no impact to net income as a result of the deconsolidation. In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003) “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R). FIN 46R is an update of FIN 46 and contains different implementation dates based on the types of entities subject to the standard and based on whether a company has adopted FIN 46. We anticipate adopting FIN 46R as of March 31, 2004 and do not expect that it will have a material impact on our results of operations or financial condition. There was no material impact to net income as a result of applying FIN 46 on July 1, 2003. At December 31, 2003, the remaining consolidated assets and liabilities were reflected in available-for-sale debt securities, other assets, and commercial paper and other short-term borrowings in the Global Corporate and Investment Banking business segment. As of December 31, 2003, our loss exposure associated with these entities including unfunded lending commitments was approximately $6.4 billion.

In addition, to control our capital position, diversify funding sources and provide customers with commercial paper investments, from time to time we will sell assets to off-balance sheet commercial paper entities. The commercial paper entities are Qualified Special Purpose Entities that have been isolated beyond our reach or that of our creditors, even in the event of bankruptcy or other receivership. Assets sold to the entities consist of high-grade corporate or municipal bonds, collateralized debt obligations and asset-backed securities. These entities issue collateralized commercial paper to third party market participants and passive derivative instruments to us. Assets sold to the entities typically have an investment rating ranging from Aaa/AAA to Aa/AA. We may provide liquidity, SBLCs or similar loss protection commitments to the entity, or we may enter into derivatives with the entity in which we assume certain risks. The liquidity facility and derivatives have the same legal standing with the commercial paper.

The derivatives provide interest rate, currency and a pre-specified amount of credit protection to the entity in exchange for the commercial paper rate. These derivatives are provided for in the legal documents and help to alleviate any cash flow mismatches. In some cases, if an asset’s rating declines below a certain investment quality as evidenced by its investment rating or defaults, we are no longer exposed to the risk of loss. At that time, the commercial paper holders assume the risk of loss. In other cases, we agree to assume all of the credit exposure related to the referenced asset. Legal documents for each entity specify asset quality levels that require the entity to automatically dispose of the asset once the asset falls below the specified quality rating. At the time the asset is disposed, we are required to reimburse the entity for any credit-related losses depending on the pre-specified level of protection provided.

We also receive fees for the services we provide to the entities, and we manage any credit or market risk on commitments or derivatives through normal underwriting and risk management processes. Derivative activity related to these entities is included in Note 6 of the consolidated financial statements. At December 31, 2003 and 2002, the Corporation had off-balance sheet liquidity commitments, SBLCs and other financial guarantees to the financing entities of $5.4 billion and $4.5 billion, respectively. Substantially all of these liquidity commitments, SBLCs and other financial guarantees mature within one year. These amounts are included in Table 9. Net revenues earned from fees associated with these entities were $50 million and $37 million in 2003 and 2002, respectively.

We generally do not purchase any of the commercial paper issued by these types of financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. We do not consolidate these types of entities because they are considered Qualified Special Purpose Entities as defined in SFAS 140. Derivative instruments related to these entities are marked to market through the statement of income. SBLCs and liquidity commitments are accounted for pursuant to SFAS 5 and are discussed further in Note 13 of the consolidated financial statements.

Because we provide liquidity and credit support to these financing entities, our credit ratings and changes thereto will affect the borrowing cost and liquidity of these entities. In addition, significant changes in counterparty asset valuation and credit standing may also affect the liquidity of the commercial paper issuance. Disruption in the commercial paper markets may result in our having to fund under these commitments and SBLCs discussed above. We manage these risks, along with all other credit and liquidity risks, within our policies and practices. See Notes 1 and 9 of the consolidated financial statements for additional discussion of off-balance sheet financing entities.

Capital Management

The final component of liquidity risk is capital management, which focuses on the level of shareholders’ equity. Shareholders’ equity was $48.0 billion at December 31, 2003 compared to $50.3 billion at December 31, 2002, a decrease of $2.3 billion. This decrease was driven by share repurchases of $9.8 billion, dividends paid of $4.3 billion and net unrealized losses on derivatives of $2.8 billion offset by net income of $10.8 billion and common stock issued under employee plans of $4.2 billion. The net impact to earnings per share of share repurchases and issuances under employee plans in 2003 was $0.06 per share. We will continue to repurchase shares, from time to time, in the open market or private transactions through our previously approved repurchase plan. For additional discussion on share repurchases, see Note 14 of the consolidated financial statements.

We have, from time to time, sold put options on our common stock to independent third parties. The put option program was designed to partially offset the cost of share repurchases. As of December 31, 2003, all put options under this program had matured and there were no remaining put options outstanding. For additional information on the put option program, see Note 14 of the consolidated financial statements.

As part of the SVA calculation, equity is allocated to business units based on an assessment of risk. The allocated amount of capital varies according to the risk characteristics of the individual business segments and the products they offer. Capital is allocated separately based on the following types of risk: credit, market and operational. Average common equity allocated to business units was $34.9 billion in 2003 and $35.2 billion in 2002. Average unallocated common equity (not allocated to business units) was $14.2 billion in 2003 and $12.4 billion in 2002.

As a regulated financial services company, we are governed by certain regulatory capital requirements. The regulatory Tier 1 Capital ratio was 7.85 percent at December 31, 2003, a decrease of 37 bps from a year ago, reflecting higher risk-weighted assets. The minimum Tier 1 Capital ratio required is four percent. As of December 31, 2003, we were classified as “well-capitalized” for regulatory purposes, the highest classification. For additional information on the regulatory capital ratios along with a description of the components of risk-based capital, capital adequacy requirements and prompt corrective action provisions, see Note 15 of the consolidated financial statements.

The capital treatment of Trust Securities is currently under review by the FRB due to the issuing trust companies being deconsolidated under FIN 46. Depending on the capital treatment resolution, Trust Securities may no longer qualify for Tier 1 Capital treatment, but instead would qualify for Tier 2 Capital. On July 2, 2003, the FRB issued a Supervision and Regulation Letter (the Letter) requiring that bank holding companies continue to follow the current instructions for reporting Trust Securities in its regulatory reports. Accordingly, we will continue to report Trust Securities in Tier 1 Capital until further notice from the FRB. On September 2, 2003, the FRB and other regulatory agencies, issued the Interim Final Capital Rule for Consolidated Asset-backed Commercial Paper Program Assets (the Interim Rule). The Interim Rule allows companies to exclude from risk-weighted assets, the newly consolidated assets of asset-backed commercial paper programs required by FIN 46, when calculating Tier 1 and Total Risk-based Capital ratios through March 31, 2004. As of December 31, 2003, in accordance with FIN 46, as originally issued, we consolidated approximately $4.3 billion of assets of multi-seller asset-backed commercial paper conduits. See Notes 1 and 9 of the consolidated financial statements for additional information on FIN 46.

Credit Risk Management

Credit risk is the risk of loss arising from a customer or counterparty’s inability to meet its obligation and exists in our outstanding loans and leases, trading account assets, derivative assets and unfunded lending commitments that include loan commitments, letters of credit and financial guarantees. We define the credit exposure to a client as the amount representing the maximum loss potential arising from all these product classifications, except for derivative positions where we use the current mark-to-market values of the counterparty component to represent credit exposure without giving consideration to future mark-to-market changes. Our commercial and consumer credit extension and review procedures take into account credit exposures that are both funded and unfunded. For additional information on derivatives and credit extension commitments, see Notes 6 and 13 of the consolidated financial statements.

We manage credit risk based on the risk profile of the borrower, repayment source and the nature of underlying collateral given current events and conditions. At a macro level, we segregate our loans in two major groups: commercial and consumer.

Commercial Portfolio Credit Risk Management

Commercial credit risk management begins with an assessment of the credit risk profile of an individual borrower (or counterparty) based on an analysis of the borrower’s financial position in conjunction with current industry, economic and macro geopolitical trends. As part of the overall credit risk assessment of a borrower, each commercial credit exposure or transaction is assigned a risk rating and is subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are adjusted on an ongoing basis, if necessary, to reflect changes in the obligor’s financial condition, cash flow or ongoing financial viability. We use risk rating aggregations to measure and evaluate concentrations within portfolios. Risk ratings are also a factor in determining the level of assigned economic capital and the allowance for credit losses. In making decisions regarding credit, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing the total client relationship and SVA.

Both our lines of business and Risk Management personnel use a variety of tools to continuously monitor a borrower/counterparty’s ability to perform under its obligations. Adjustments in credit exposures are made as a result of this ongoing analysis and review. Additionally, we utilize syndication of exposure to other entities, loan sales, credit derivatives and collateralized loan obligations (CLOs) to manage the size of the loan portfolio. These activities play an important role in reducing credit exposures for risk mitigation purposes or where it has been determined that credit risk concentrations are undesirable.

Banc of America Strategic Solutions, Inc. (SSI) is a majority-owned consolidated subsidiary of Bank of America, N.A., a wholly-owned subsidiary of the Corporation, that manages problem asset resolution and the coordination of exit strategies, if applicable, including bulk sales, collateralized debt obligations and other resolutions of domestic commercial distressed assets. For additional discussion, see “Problem Loan Management” on page 42.

Consumer Portfolio Credit Risk Management

Credit risk management for consumer credit begins with initial underwriting and occurs throughout a borrower’s credit cycle. Statistical techniques are used to establish product pricing, risk appetite, operating processes and metrics to balance risks and rewards appropriately. Consumer exposure is grouped by product and other attributes for purposes of evaluating credit risk. Statistical models are built using detailed behavioral information from external sources such as credit bureaus as well as internal historical experience. These models form the foundation of our consumer credit risk management process and are used in determining approve/decline credit decisions, collections management procedures, portfolio management decisions, adequacy of the allowance for loan and lease losses, and economic capital allocation for credit risk.

Table 10

Outstanding Loans and Leases

	December 31
	2003		2002
(Dollars in millions)	Amount	Percent	Amount	Percent
Commercial—domestic	$96,644	26.0%	$105,053	30.6%
Commercial—foreign	15,293	4.1	19,912	5.8
Commercial real estate—domestic	19,043	5.1	19,910	5.8
Commercial real estate—foreign	324	0.1	295	0.1

Total commercial	131,304	35.3	145,170	42.3

Residential mortgage	140,513	37.8	108,197	31.6
Home equity lines	23,859	6.4	23,236	6.8
Direct/Indirect consumer	33,415	9.0	31,068	9.1
Consumer finance	5,589	1.5	8,384	2.4
Credit card	34,814	9.4	24,729	7.2
Foreign consumer	1,969	0.6	1,971	0.6

Total consumer	240,159	64.7	197,585	57.7

Total(1)	$371,463	100.0%	$342,755	100.0%

(1)	Includes lease financings of $11,376 and $14,332 at December 31, 2003 and 2002, respectively.

Concentrations of Credit Risk

Portfolio credit risk is evaluated with a goal that concentrations of credit exposure do not result in undesirable levels of risk. We review and measure concentrations of credit exposure by industry, product, geography and customer relationship. Risk due to borrower concentrations is more prevalent in the commercial portfolio. We also review and measure commercial real estate loans by geographic location and property type. Additionally, within our international portfolio, we also evaluate borrowings by region and by country. Tables 11 and 12, Table X on page 59 and Table XI on page 60 summarize these concentrations.

From the perspective of portfolio risk management, customer concentration management is most relevant in Global Corporate and Investment Banking. Within Global Corporate and Investment Banking, concentrations continue to be addressed through the underwriting and ongoing monitoring processes, the established strategy of “originate to distribute” and partly through the purchase of credit protection through credit derivatives. We utilize various risk mitigation tools to hedge our economic risk to certain credit counterparties, including credit default swaps and CLOs in which a layer of loss is sold to third parties. However, this gives rise to earnings volatility as a consequence of accounting asymmetry as we mark to market our credit default swaps through trading account profits and CLOs as required by SFAS 133, while the loans are recorded at historical cost less an allowance for credit losses or, if held for sale, the lower of cost or market.

As previously discussed, the improvement in credit quality contributed to a $731 million, or 61 percent, decrease in provision for credit losses reported in Global Corporate and Investment Banking. However, the credit portfolio hedges lost $330 million in value for 2003 compared to an increase in value of $84 million for

2002 as a result of narrowing credit spreads due to improved credit quality in the large corporate sector. At December 31, 2003 and 2002, the notional amount of these credit derivatives was $14.8 billion and $16.7 billion, respectively.

During 2003, we entered into several transactions whereby we purchased credit protection on a portion of our residential mortgage loan portfolio from unaffiliated parties. These transactions are designed to aid us as part of our ALM overall risk management strategy. At December 31, 2003, approximately $63.4 billion of residential mortgage loans were covered by the purchased credit protection. Our regulatory risk-weighted assets were reduced as a result of this transaction because we had effectively transferred a degree of credit risk on these loans to unaffiliated parties. These transactions had the effect of reducing our risk-weighted assets by $18.6 billion and resulted in a 26 bp increase in our Tier 1 Risk-based Capital ratio at December 31, 2003.

Table 11 shows utilized commercial credit exposure by significant industry based on Standard and Poor’s industry classifications and includes commercial loans and leases, commercial letters of credit, SBLCs and financial guarantees as well as the mark-to-market exposure for derivatives. As depicted in the table, we believe that utilized commercial credit exposure is well-diversified across a range of industries.

Table 11

Utilized Commercial Credit Exposure by Significant Industry

	December 31
(Dollars in millions)	2003	2002
Banks	$25,088	$20,889
Real estate	22,228	22,463
Diversified financials	20,427	21,818
Retailing	15,152	13,560
Education and government	13,919	10,196
Leisure and sports, hotels and restaurants	10,099	10,970
Transportation	9,355	9,941
Food, beverage and tobacco	9,134	9,692
Materials	8,860	11,256
Consumer durables and apparel	8,313	8,078
Capital goods	8,244	9,863
Commercial services and supplies	7,206	7,674
Health care equipment and services	7,064	6,729
Utilities	5,012	8,109
Media	4,701	7,675
Energy	4,348	4,770
Other(1)	33,744	36,285

Total	$212,894	$219,968

(1)	At December 31, 2003 and 2002, Other included amounts for Individuals and Trusts of credit exposure outstanding of $14,307 and $13,481, respectively, representing 6.7 percent and 6.1 percent of total commercial credit exposure, respectively. The remaining balance in Other included credit exposure to religious and social organizations, insurance, telecommunications services, technology hardware and equipment, and food and staples retailing.

An additional measure of the risk diversification is the distribution of loans by loan size. Table IX on page 58 presents the non-real estate outstanding commercial loans and leases by significant industry. Over 99 percent of the non-real estate outstanding commercial loans and leases were less than $50 million, representing 89 percent of the total outstanding amount of non-real estate commercial loans and leases. We believe that the non-real estate commercial loan and lease portfolio is well-diversified across a range of industries.

Table X on page 59 presents outstanding commercial real estate loans by geographic region and by property type. The amounts presented in Table X do not include outstanding loans and leases that were made on the general creditworthiness of the borrower, for which real estate was obtained as security and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. Accordingly, the outstandings presented do not include commercial loans secured by owner-occupied real estate. Over 99 percent of the commercial real estate loans outstanding in Table X were less than $50 million, representing 96 percent of the total outstanding amount of commercial real estate loans. We believe the commercial real estate loan portfolio is well-diversified in terms of both geographic region and property type.

Foreign Portfolio

Table 12 sets forth total foreign exposure broken out by region at December 31, 2003 and 2002. Total foreign exposure is defined to include credit exposure plus securities and other investments for all exposure with a country of risk other than the United States.

Table 12

Regional Foreign Exposure and Selected Emerging Markets Exposure(1, 2)

	At December 31
(Dollars in millions)	2003	2002
Regional Foreign Exposure
Asia	$13,605	$13,912
Europe	49,532	43,034
Africa	108	80
Middle East	584	435
Latin America	4,974	3,915
Other(3)	9,998	8,709

Total	$78,801	$70,085

Selected Emerging Markets(4)
Asia	$11,012	$10,296
Central and Eastern Europe	270	364
Latin America	4,974	3,915

Total	$16,256	$14,575

(1)	The balances above do not reflect the netting of local funding or liabilities against local exposures as allowed by the Federal Financial Institutions Examinations Council (FFIEC).
(2)	Exposures for Asia and Latin America have been reduced by $12 and $173, respectively, at December 31, 2003, and $12 and $763, respectively, at December 31, 2002. Such amounts represent the fair value of U.S. Treasury securities held as collateral outside the country of exposure.
(3)	Other includes Australia, Bermuda, Canada, Cayman Islands, New Zealand and supranational entities.
(4)	There is no generally accepted definition of emerging markets. The definition that we used included all countries in Asia excluding Japan; all countries in Latin America excluding Cayman Islands and Bermuda; and all countries in Central and Eastern Europe except Greece.

Our total foreign exposure was $78.8 billion at December 31, 2003, an increase of $8.7 billion from December 31, 2002. Our foreign exposure was concentrated in Europe, which accounted for $49.5 billion, or 63 percent, of total foreign exposure. Growth in exposure in Europe during 2003 took place in Western Europe and was distributed across a variety of industries with the largest concentration in the banking sector that accounted for approximately 63 percent of the growth. At December 31, 2003 and 2002, the United Kingdom and Germany were the only countries whose total cross-border outstandings exceeded 0.75 percent of our total assets. The United Kingdom had total cross-border exposure of $10.1 billion and $9.4 billion, respectively, representing 1.37 percent and 1.42 percent of total assets, respectively. At December 31, 2003 and 2002, Germany had total cross-border exposure of $6.9 billion and $5.8 billion, respectively, representing 0.93 percent and 0.87 percent of total assets, respectively. The bulk of the exposure to both of these countries was concentrated in the banking sector.

At December 31, 2003, foreign exposure to entities in countries defined as emerging markets increased 12 percent to $16.3 billion, or 21 percent of total foreign exposure, compared to $14.6 billion or 21 percent of total exposure at the end of 2002. At December 31, 2003, 68 percent of the emerging markets exposure was in Asia compared to 71 percent at December 31, 2002. Growth in Asian emerging markets was largely concentrated in South Korea due to increases in short-term trade financing. India also contributed to growth in Asian emerging markets with increases in acceptances and trading of Indian government securities. A decline in Singapore due to a decrease in client activity partially offset this growth.

Growth in Latin America was attributable to the acquisition of 24.9 percent of the Mexican entity GFSS in the first quarter of 2003 for $1.6 billion. This growth was partially offset by a reduction in Mexican Brady Bonds that were called during the second quarter of 2003 as well as reductions in loans and trading activity in Brazil and continued reductions of our exposure in Argentina. Mexico is the only country in the region where we significantly increased our exposure. We will continue to participate in trading activities to take advantage of favorable market conditions.

The primary components of our exposure in Brazil at December 31, 2003 and 2002 were $406 million and $562 million, respectively, of traditional credit exposure (loans, letters of credit, etc.) and $159 million and $290 million, respectively, of Brazilian government securities. Derivatives exposure totaled $7 million at December 31, 2003 compared to $55 million at December 31, 2002. At December 31, 2003 and 2002, the allowance for credit losses related to Brazil consisted of $76 million and $60 million, respectively, related to traditional credit exposure. Nonperforming loans in Brazil were $39 million at December 31, 2003 compared to $90 million at December 31, 2002. Net charge-offs in 2003 totaled $33 million compared to $8 million in 2002.

The primary components of our exposure in Argentina at December 31, 2003 and 2002, were $144 million and $339 million, respectively, of traditional credit exposure, and $65 million and $62 million, respectively, of Argentine government securities. Derivatives exposure totaled $2 million at both December 31, 2003 and 2002. The allowance for credit losses related to Argentina’s traditional credit exposure was $104 million and $177 million at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, Argentina nonperforming loans were $107 million and $278 million, respectively. Net charge-offs in 2003 totaled $82 million compared to $113 million in 2002.

Credit Quality Performance

Overall credit quality continued to improve in 2003 as all major commercial asset quality indicators showed positive trends while consumer credit quality performance remained stable. In 2003, commercial criticized exposure declined $8.7 billion to $12.7 billion, as presented in Table 13. Decreases in criticized exposure resulted from overall improvement in credit quality, paydowns and payoffs that resulted largely from increased refinancings in the capital markets, reduced levels of inflows, loan sales and charge-offs. Most of the decrease in 2003 was in our large corporate portfolio, which was down $7.0 billion for the year. Reductions were concentrated in the commercial—domestic product in the utilities, telecommunications services, media and chemicals industries.

We routinely review the loan and lease portfolio to determine if any credit exposure should be placed on nonperforming status. An asset is placed on nonperforming status when it is determined that principal and interest are not expected to be fully collected in accordance with its contractual terms. As evidenced by the improvement in credit quality, nonperforming assets, presented in Table 14, declined $2.2 billion from December 31, 2002 due to decreases in the nonperforming commercial loan category. Decreases in total nonperforming commercial loans were due to reduced levels of inflows of $2.8 billion, loan sales of $1.5 billion, paydowns and payoffs of $1.3 billion that resulted from increased refinancings in the capital markets, improvements in the credit quality of individual exposures and charge-offs. There are no assurances that the elevated levels of paydowns and payoffs experienced in 2003 will continue in 2004. Eighty-four percent of the reduction in nonperforming commercial loans was in our large corporate portfolio. Nonperforming commercial—domestic loans decreased by $1.3 billion and represented 1.56 percent of commercial—domestic loans at December 31, 2003 compared to 2.65 percent at December 31, 2002. Nonperforming commercial—foreign loans decreased $773 million and represented 3.83 percent of commercial—foreign loans at December 31, 2003 compared to 6.83 percent at December 31, 2002.

Within the consumer portfolio, nonperforming loans decreased $95 million to $638 million, and represented 0.27 percent of consumer loans at December 31, 2003 compared to $733 million, representing 0.37 percent of consumer loans at December 31, 2002. The decrease in nonperforming consumer loans was driven by loan sales, while the improvement in the percentage of nonperforming consumer loans to the total consumer portfolio was due to growth in residential mortgages stemming from our ALM strategies to capitalize on the large increase of refinancings in the market.

Sales of nonperforming assets in 2003 totaled $1.7 billion, comprised of $1.5 billion of nonperforming commercial loans, $141 million of nonperforming consumer loans and $123 million of foreclosed properties. Sales of nonperforming assets in 2002 totaled $543 million, comprised of $296 million of nonperforming commercial loans, $105 million of nonperforming consumer loans and $142 million of foreclosed properties.

Table 13

Commercial Criticized Exposure(1)

	December 31
	2003		2002
(Dollars in millions)	Amount	Percent(2)	Amount	Percent(2)
Commercial—domestic	$8,847	6.08%	$16,401	10.78%
Commercial—foreign	2,820	6.71	3,804	8.93
Commercial real estate—domestic	956	3.83	1,150	4.62
Commercial real estate—foreign	27	8.40	2	0.79

Total commercial criticized exposure	$12,650	5.94%	$21,357	9.71%

(1)	Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories defined by by regulatory authorities. Exposure amounts include loans and leases, foreclosed properties, letters of credit, bankers’ acceptances, derivatives and assets held for sale.
(2)	Commercial criticized exposure is taken as a percentage of total utilized exposure which includes loans and leases, foreclosed properties, letters of credit, bankers’ acceptances, derivatives and assets held for sale.

Table 14

Nonperforming Assets(1)

	December 31
(Dollars in millions)	2003	2002
Commercial—domestic	$1,507	$2,781
Commercial—foreign	586	1,359
Commercial real estate—domestic	140	161
Commercial real estate—foreign	2	3

Total commercial	2,235	4,304

Residential mortgage	531	612
Home equity lines	43	66
Direct/Indirect consumer	28	30
Consumer finance	32	19
Foreign consumer	4	6

Total consumer	638	733

Total nonperforming loans	2,873	5,037

Foreclosed properties	148	225

Total nonperforming assets(2)	$3,021	$5,262

(1)	In 2003, $575 in interest income was contractually due on nonperforming loans and troubled debt restructured loans. Of this amount, $141 was actually recorded as interest income in 2003.
(2)	Balances do not include $202 and $120 of nonperforming assets included in other assets at December 31, 2003 and 2002, respectively.

Table 15 presents the additions to and reductions in nonperforming assets in the commercial and consumer portfolios during 2003 and 2002.

Table 15

Nonperforming Assets Activity

(Dollars in millions)	2003	2002
Nonperforming assets, January 1	$5,262	$4,908

Commercial
Additions to nonperforming assets:
New nonaccrual loans and foreclosed properties	2,134	4,963
Advances on loans	199	244

Total commercial additions	2,333	5,207

Reductions in nonperforming assets:
Paydowns, payoffs and sales	(2,804)	(2,171)
Returns to performing status	(197)	(149)
Charge-offs(1)	(1,352)	(2,354)
Transfers to assets held for sale	(108)	—

Total commercial reductions	(4,461)	(4,674)

Total commercial net additions to (reductions in) nonperforming assets	(2,128)	533

Consumer
Additions to nonperforming assets:
New nonaccrual loans and foreclosed properties	1,583	1,694
Transfers from assets held for sale(2)	5	77

Total consumer additions	1,588	1,771

Reductions in nonperforming assets:
Paydowns, payoffs and sales	(712)	(957)
Returns to performing status	(878)	(886)
Charge-offs(1)	(111)	(107)

Total consumer reductions	(1,701)	(1,950)

Total consumer net reductions in nonperforming assets	(113)	(179)

Total net additions to (reductions in) nonperforming assets	(2,241)	354

Nonperforming assets, December 31	$3,021	$5,262

(1)	Certain loan products, including commercial credit card, consumer credit card and consumer non-real estate loans, are not classified as nonperforming; therefore, the charge-offs on these loans are not included above.
(2)	Includes assets held for sale that were foreclosed and transferred to foreclosed properties.

Domestic commercial loans past due 90 days or more and still accruing interest were $133 million and $223 million at December 31, 2003 and 2002, respectively. Consumer loans past due 90 days or more and still accruing interest were $698 million and $541 million at December 31, 2003 and 2002, respectively, which included held credit card loans of $616 million and $424 million, respectively.

Commercial—domestic loan net charge-offs, as presented in Table 17, decreased $714 million to $757 million in 2003 compared to 2002, reflecting overall improvement in the portfolio and to a lesser extent, reductions in various industry sectors, the largest of which was telecommunications services.

Commercial—foreign loan net charge-offs were $306 million in 2003 compared to $521 million in 2002. The decrease was attributable to reductions in exposure to the telecommunications and media industry sectors. The largest concentration of commercial—foreign loan net charge-offs in 2003, excluding Parmalat, was attributable to Argentina.

Held credit card net charge-offs increased $420 million to $1.5 billion in 2003 compared to 2002, of which $173 million were from new advances on previously securitized balances. Such advances are recorded on our balance sheet after the revolving period of the securitization, which has the effect of increasing loans on our balance sheet, increasing net interest income and increasing charge-offs, with a corresponding reduction in noninterest income. Major factors driving the remaining increase were continued seasoning of outstandings from new credit card growth over the past two years and economic conditions including higher bankruptcy filings. We expect the trend related to the impact of the growth of seasoned credit card portfolio to continue.

As a matter of corporate practice, we do not discuss specific client relationships; however, we have made an exception for two names due to the publicity and interest surrounding them: Enron Corporation and its related entities (Enron), and Parmalat. At December 31, 2003 and 2002, our credit exposure related to Enron was $102 million and $185 million respectively, of which $81 million and $150 million was secured. Nonperforming loans related to Enron were $78 million and $159 million at December 31, 2003 and 2002, respectively. During 2003 and 2002, we charged off $58 million and $48 million, respectively, related to Enron. Our credit exposure related to Parmalat was $274 million and $617 million at December 31, 2003 and 2002, respectively, of which $123 million and $290 million was supported by credit insurance or collateralized by cash. Our exposure at December 31, 2003 included both loans and derivatives. Direct loans and letters of credit totaling $244 million consisted of loans of $105 million that were supported by credit insurance and $121 million that were not cash collateralized or credit insured with specific reserves of $66 million, and undrawn letters of credit collateralized by cash of $18 million. In addition, our exposure also included derivatives of $30 million. Nonperforming loans related to Parmalat were $226 million at December 31, 2003. There were no nonperforming loans related to Parmalat at December 31, 2002. In the fourth quarter of 2003, we exercised our contractual rights under the credit agreements to repay $167 million of loans collateralized by cash and retained $18 million of cash collateral that secured undrawn letters of credit. We charged off $114 million of direct loans that were not cash collateralized or credit insured. In addition, we marked down the value of our derivatives by 75 percent, or $92 million, resulting in the balance of $30 million at December 31, 2003.

Included in Other Assets are loans held for sale and leveraged lease partnership interests of $8.4 billion and $332 million, respectively, at December 31, 2003 and $13.8 billion and $387 million, respectively, at December 31, 2002. Included in these balances are nonperforming loans held for sale and leveraged lease partnership interests of $199 million and $3 million, respectively, at December 31, 2003 and $118 million and $2 million, respectively, at December 31, 2002.

Allowance for Credit Losses

Loans and Leases

The allowance for loan and lease losses is allocated to each product type based on specific and formula components, as well as a general component. See Note 1 of the consolidated financial statements for additional discussion on our allowance for credit losses.

The specific component of the allowance for loan and lease losses covers those commercial loans that are nonperforming or impaired. An allowance is established when the discounted cash flows (or collateral value or observable market price) is lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product type and risk rating of the loan.

The formula component of the allocated allowance covers performing commercial loans and leases, and consumer loans. The allowance for commercial loans is established by product type by analyzing historical loss experience, by internal risk rating, current economic conditions and performance trends within each portfolio segment. The formula component allowance for consumer loans is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for consumer products that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores.

The general component of the allowance for loan and lease losses is maintained to cover uncertainties that affect our estimate of probable losses. These uncertainties include the imprecision inherent in the forecasting methodologies, as well as domestic and global economic uncertainty, large single name defaults or event risk. We assess these components, among other current events and conditions, to determine the overall level of the general component. The relationship of the general component to the total allowance for credit losses may fluctuate from period to period. We evaluate the adequacy of the allowance for loan and lease losses based on the combined total of specific, formula and general components.

We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the allowance for loan and lease losses are made by charges to the provision. Credit exposures (excluding derivatives) deemed to be uncollectible are charged against the allowance for loan and lease losses. Recoveries of previously charged off amounts are credited to the allowance for loan and lease losses.

Unfunded Lending Commitments

In addition to the allowance for loan and lease losses, we also compute an estimate of probable losses related to unfunded lending commitments, such as letters of credit and binding unfunded loan commitments. This computation is similar to the methodology utilized in calculating the allowance for commercial loans and leases with specific, formula and general components, adjusted for the probability of drawdown. The reserve for unfunded lending commitments is included in accrued expenses and other liabilities on the Consolidated Balance Sheet.

We monitor differences between estimated and actual incurred credit losses. This monitoring process includes periodic assessments by senior management of credit portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the reserve for unfunded lending commitments are made by changes to the provision for unfunded lending commitments. Credit exposures (excluding derivatives) deemed to be uncollectible are charged against the reserve.

Table 16 presents a rollforward of the allowance for credit losses.

Table 16

Allowance for Credit Losses

(Dollars in millions)	2003	2002
Allowance for loan and lease losses, January 1	$6,358	$6,278

Loans and leases charged off
Commercial—domestic	(989)	(1,793)
Commercial—foreign	(408)	(566)
Commercial real estate—domestic	(46)	(45)

Total commercial	(1,443)	(2,404)

Residential mortgage	(64)	(56)
Home equity lines	(38)	(40)
Direct/Indirect consumer	(322)	(355)
Consumer finance	(280)	(333)
Credit card	(1,657)	(1,210)
Other consumer domestic	(57)	(57)
Foreign consumer	(6)	(5)

Total consumer	(2,424)	(2,056)

Total loans and leases charged off	(3,867)	(4,460)

Recoveries of loans and leases previously charged off
Commercial—domestic	232	322
Commercial—foreign	102	45
Commercial real estate—domestic	5	8

Total commercial	339	375

Residential mortgage	24	14
Home equity lines	26	14
Direct/Indirect consumer	141	145
Consumer finance	68	78
Credit card	143	116
Other consumer domestic	19	21
Foreign consumer	1	—

Total consumer	422	388

Total recoveries of loans and leases previously charged off	761	763

Net charge-offs	(3,106)	(3,697)

Provision for loan and lease losses	2,916	3,801
Other, net	(5)	(24)

Allowance for loan and lease losses, December 31	$6,163	$6,358

Reserve for unfunded lending commitments, January 1	$493	$597
Provision for unfunded lending commitments	(77)	(104)

Reserve for unfunded lending commitments, December 31	$416	$493

Total	$6,579	$6,851

Loans and leases outstanding at December 31	$371,463	$342,755
Allowance for loan and lease losses as a percentage of loans and leases outstanding at December 31	1.66%	1.85%
Average loans and leases outstanding during the year	$356,148	$336,819
Net charge-offs as a percentage of average outstanding loans and leases during the year	0.87%	1.10%
Allowance for loan and lease losses as a percentage of nonperforming loans at December 31	215	126
Ratio of allowance for loan and lease losses at December 31 to net charge-offs	1.98	1.72

For reporting purposes, we allocate the allowance across products; however, the allowance is available to absorb all credit losses without restriction. Table 17 presents our allocation by product type.

Table 17

Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2003		2002
(Dollars in millions)	Amount	Percent	Amount	Percent
Allowance for loan and lease losses
Commercial—domestic	$1,420	21.6%	$2,231	32.5%
Commercial—foreign	619	9.4	855	12.5
Commercial real estate—domestic	404	6.2	430	6.3
Commercial real estate—foreign	9	0.1	9	0.1

Total commercial(1)	2,452	37.3	3,525	51.4

Residential mortgage	149	2.3	108	1.6
Home equity lines	61	0.9	49	0.7
Direct/Indirect consumer	340	5.2	361	5.3
Consumer finance	376	5.7	323	4.7
Credit card	1,602	24.3	1,031	15.1
Foreign consumer	8	0.1	9	0.1

Total consumer	2,536	38.5	1,881	27.5

General	1,175	17.9	952	13.9

Allowance for loan and lease losses	6,163	93.7	6,358	92.8

Reserve for unfunded lending commitments
Commercial—domestic	80	1.2	160	2.3
Commercial—foreign	60	0.9	32	0.5
Commercial real estate	5	0.1	9	0.1

Total commercial	145	2.2	201	2.9
General	271	4.1	292	4.3

Reserve for unfunded lending commitments	416	6.3	493	7.2

Total	$6,579	100.0%	$6,851	100.0%

(1)	Includes commercial impaired loans of $391 and $919 at December 31, 2003 and 2002, respectively.

During the third quarter of 2003, we updated historic loss rate factors used in estimating the allowance for credit losses to incorporate more current information.

The allowance for total commercial loan and lease losses declined $1.1 billion to $2.5 billion as a result of improvement in credit quality, reflected by the $8.7 billion and $2.1 billion decreases in commercial criticized exposure and commercial nonperforming assets; and a $13.9 billion reduction in commercial loans and leases between December 31, 2003 and December 31, 2002. Specific reserves on commercial impaired loans decreased $528 million, or 57 percent, in 2003, reflecting a decrease in our investment in specific loans considered impaired of $1.9 billion to $2.1 billion at December 31, 2003. The reduction in the levels of impaired loans and the respective reserves resulted from the overall improvements in commercial credit quality, loan sales, paydowns and payoffs largely due to increased refinancings in the capital markets, and net charge-offs. The allowance for loan and lease losses in the consumer portfolio increased $655 million from December 31, 2002 due to portfolio growth, new advances on previously securitized consumer credit balances, continued seasoning of outstandings from new consumer credit card growth and economic conditions including higher bankruptcy filings. General reserves on loans and leases at December 31, 2003 were $1.2 billion, up $223 million from December 31, 2002, reflecting the uncertainty around the extent and depth of the domestic recovery, the impact of rising interest rates on sectors of the portfolio, the uncertainty in the global arena and continued exposure to large single name defaults or event risk. The reserve for unfunded lending commitments decreased $77 million between December 31, 2003 and December 31, 2002 due to improvements in the overall commercial credit quality. Given our overall assessment of probable losses in the portfolio, the allowance for credit losses was reduced by $272 million from December 31, 2002.

Problem Loan Management

SSI was established in 2001 to better align the management of commercial loan credit workout operations by providing more effective and efficient management processes afforded by a closely aligned end-to-end function. We believe that economic returns will be maximized by assisting distressed companies in refinancing with other lenders or through the capital markets, facilitating the sale of the entire company or certain assets/subsidiaries, negotiating traditional restructurings using company cash flows to repay debts, selling individual assets in the secondary market when the market prices are attractive relative to assessed collateral values and by executing collateralized debt obligations or otherwise disposing of assets in bulk. From time to time, we may contribute or sell certain loans to SSI.

In September 2001, Bank of America, N.A. contributed to SSI commercial loans with a gross book balance of $3.2 billion in exchange for a class of preferred and for a class of common stock of SSI. For financial reporting under GAAP, the loan contribution was accounted for at carryover book basis as appropriate for entities under common control, and there was no change in the designation or measurement of the loans because the individual loan resolution strategies were not affected by the realignment or contribution. From time to time, management may identify certain loans to be considered for accelerated disposition. At that time, such loans or pools of loans would be redesignated as held for sale and remeasured at the lower of cost or market.

The loan contribution was effected as an exchange for tax purposes. As is common in workout situations, the loans had a tax basis higher than their fair market value. Under the Internal Revenue Code (the Code), SSI received a carryover tax basis in the contributed loans. In addition, under the Code, the aggregate tax basis of the class of preferred and the class of common stock received in the exchange was equal to the basis of the loans contributed. Under the Code, the preferred stock’s allocated tax basis was equal to its fair market value and the common stock was allocated the remaining tax basis, resulting in a tax basis in excess of its fair market value and book basis. We took into account the tax loss that resulted from the difference in tax basis and fair market value, recognized on the sale of this class of common stock to an unrelated third party, as well as the carryover tax basis in the contributed loans. We believe that recognition of the tax loss continues to be appropriate.

During 2003 and 2002, Bank of America, N.A. sold commercial loans with a gross book balance of approximately $3.0 billion and $2.7 billion, respectively, to SSI. For tax purposes, under the Code, the sales were treated as a taxable exchange. The tax and accounting treatment of these sales had no financial statement impact on us because the sales were transfers among entities under common control, and there was no change in the individual loan resolution strategies.

Market Risk Management

Market risk is the potential loss due to adverse changes in the market value or yield of a position. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives. Market-sensitive assets and liabilities are generated through loans and deposits associated with our traditional banking business, our customer and proprietary trading operations, our ALM process, credit risk management, and mortgage banking activities.

Our traditional banking loan and deposit products are nontrading positions and are not reported at market value but instead are reported at amortized cost for assets or the amount owed for liabilities (historical cost). While the accounting rules require an historical cost view of traditional banking assets and liabilities, these positions are still subject to changes in economic value based on varying market conditions. Interest rate risk is the effect of changes in the economic value of our loans and deposits, as well as our other interest rate sensitive instruments, and is reflected in the levels of future income and expense produced by these positions versus levels that would be generated by current levels of interest rates. We seek to mitigate interest rate risk as part of the ALM process.

We seek to mitigate trading risk within our prescribed risk appetite using hedging techniques. Trading positions are reported at estimated market value with changes reflected in income. Trading positions are subject to various risk factors, which include exposures to interest rates and foreign exchange rates, as well as equity, mortgage, commodity and issuer risk factors. We seek to mitigate these risk exposures by utilizing a variety of financial instruments. The following discusses the key risk components along with respective risk mitigation techniques.

Interest Rate Risk

Interest rate risk represents exposures we have to instruments whose values vary with the level of interest rates. These instruments include, but are not limited to, loans, deposits, bonds, futures, forwards, options and other derivative instruments. We seek to mitigate risks associated with the exposures in a variety of ways that typically involve taking offsetting positions in cash or derivative markets. The cash and derivative instruments allow us to seek to mitigate risks by reducing the effect of movements in the level of interest rates, changes in the shape of the yield curve as well as changes in interest rate volatility. Hedging instruments used to mitigate these risks include related derivatives—options, futures, forwards, swaps, swaptions, and caps and floors.

Foreign Exchange Risk

Foreign exchange risk represents exposures we have to changes in the values of current holdings and future cash flows denominated in other currencies. The types of instruments exposed to this risk include investments in foreign subsidiaries, foreign currency-denominated loans, foreign currency-denominated securities, future cash flows in foreign currencies arising from foreign exchange transactions, and various foreign exchange derivative instruments whose values fluctuate with changes in currency exchange rates or foreign interest rates. Instruments used to mitigate this risk are foreign exchange options, futures, forwards and deposits. These instruments help insulate us against losses that may arise due to volatile movements in foreign exchange rates or interest rates.

Mortgage Risk

Our exposure to mortgage risk takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities, including whole loans, pass-through certificates, commercial mortgages, and collateralized mortgage obligations. Second, we originate a variety of asset-backed securities, which involves the accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. These activities generate market risk since these instruments are sensitive to changes in the level of market interest rates, changes in mortgage prepayments and interest rate volatility. Options, futures, forwards, swaps, swaptions and U.S. Treasury securities are used to hedge mortgage risk by seeking to mitigate the effects of changes in interest rates.

Equity Market Risk

Equity market risk arises from exposure to securities that represent an ownership interest in a corporation in the form of common stock or other equity-linked instruments. The instruments held that would lead to this exposure include, but are not limited to, the following: common stock, listed equity options (puts and calls), over-the-counter equity options, equity total return swaps, equity index futures and convertible bonds. We seek to mitigate the risk associated with these securities via portfolio hedging that focuses on reducing volatility from changes in stock prices. Instruments used for risk mitigation include options, futures, swaps, convertible bonds and cash positions.

Commodity Risk

Commodity risk represents exposures we have to products traded in the petroleum, natural gas and power markets. Our principal exposure to these markets emanates from customer-driven transactions. These transactions consist primarily of futures, forwards, swaps and options. We seek to mitigate exposure to the commodity markets with instruments including, but not limited to, options, futures and swaps in the same or similar commodity product, as well as cash positions.

Issuer Risk

Our trading portfolio is exposed to issuer risk where the value of a trading account asset may be adversely impacted for various reasons directly related to the issuer, such as management performance,

financial leverage or reduced demand for the issuer’s goods or services. Perceived changes in the creditworthiness of a particular debtor or sector can have significant effects on the replacement costs of both cash and derivative positions. We seek to mitigate the impact of credit spreads, credit migration and default risks on the market value of the trading portfolio with the use of credit default swaps, and credit fixed income and similar securities.

Trading Risk Management

Trading-related revenues represent the amount earned from our trading positions, which include trading account assets and liabilities, derivative positions and mortgage banking assets. Trading positions are taken in a diverse range of financial instruments and markets, and are reported at fair value. For more information on fair value, see Complex Accounting Estimates and Principles on page 9. Trading account profits can be volatile and are largely driven by general market conditions and customer demand. Trading account profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.

The histogram of daily revenue or loss below is a simple graphic depicting trading volatility and tracking success of trading-related revenue for 2003. Trading-related revenue encompasses both proprietary trading and customer-related activities. In 2003, positive trading-related revenue was recorded for 88 percent of trading days. Furthermore, only four percent of the total trading days had losses greater than $10 million, and the largest loss was $41 million. This can be compared to 2002 and 2001 as follows:

•	In 2002, positive trading-related revenue was recorded for 86 percent of trading days and only five percent of the total trading days had losses greater than $10 million. The largest loss realized in 2002 was $32 million.

•	In 2001, positive trading-related revenue was recorded for 88 percent of trading days and only four percent of the total trading days had losses greater than $10 million. The largest loss realized in 2001 was $58 million.

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use Value-at-Risk (VAR) modeling and stress testing. VAR is a key statistic used to measure and manage market risk. Trader limits and VAR are used to manage day-to-day risks and are subject to testing where we compare expected performance to actual performance. This testing provides us a view of our models’ predictive accuracy. All limit excesses are communicated to senior management for review.

A VAR model estimates a range of hypothetical scenarios within which the next day’s profit or loss is expected. These estimates are impacted by the nature of the positions in the portfolio and the correlation within the portfolio. Within any VAR model, there are significant and numerous assumptions that will differ from company to company. Our VAR model assumes a 99 percent confidence level. Statistically this means that losses will exceed VAR, on average, one out of 100 trading days, or two to three times a year. Actual losses exceeded VAR twice in 2003, did not exceed VAR in 2002 and exceeded VAR once in 2001.

There are numerous assumptions and estimates associated with modeling, and actual results could differ. In addition to reviewing our underlying model assumptions with senior management, we mitigate the uncertainties related to these assumptions and estimates through close monitoring and by updating the assumptions and estimates on an ongoing basis. If the results of our analysis indicate higher than expected levels of risk, proactive measures are taken to adjust risk levels.

Table 18 presents average, high and low daily VAR for both 2003 and 2002.

Table 18

Trading Activities Market Risk

	2003			2002
(Dollars in millions)	Average VAR	High VAR (1)	Low VAR (1)	Average VAR	High VAR (1)	Low VAR (1)
Foreign exchange	$4.1	$7.8	$2.1	$3.2	$7.1	$0.5
Interest rate	27.0	65.2	15.1	28.8	40.3	17.3
Credit(2)	20.7	32.6	14.9	14.8	21.6	6.5
Real estate/mortgage(3)	14.1	41.4	3.6	19.2	61.6	2.5
Equities	19.9	53.8	6.6	8.8	18.2	4.3
Commodities	8.7	19.3	4.1	9.2	15.4	3.4
Less: Portfolio diversification	(60.9)	—	—	(43.9)	—	—

Total trading portfolio	$33.6	$91.0	$11.2	$40.1	$69.8	$19.2

(1)	The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
(2)	Credit includes credit fixed income and credit default swaps used for credit risk management.
(3)	Real estate/mortgage, which is included in the fixed income category in Table 3 includes capital market real estate and mortgage banking certificates.

During the fourth quarter of 2002, we completed an enhancement of our methodology used in the VAR risk aggregation calculation. This approach utilizes historical market conditions over the last three years to derive estimates of trading risk and provides the ability to aggregate trading risk across different businesses. Historically, we used a mathematical method to allocate risk across different trading businesses that did not assume the benefit of diversification across markets. This change resulted in a lower VAR calculation starting in the fourth quarter 2002.

The reduction in average VAR for 2003 was primarily due to the 2002 methodology enhancements and the $5 million decline in real estate/mortgages, partially offset by increases in equities of $11 million. The increase in equities was mainly due to the increased economic risk from customer-facilitated business that was held in inventory throughout the first three quarters of 2003 and sold during the fourth quarter 2003. The large increase in the interest rate and total trading portfolio high VAR was due to activities on one day during the period. The next highest VAR for interest rates and total trading portfolio was $47.4 million and $61.2 million, respectively, during 2003.

Stress Testing

Because the very nature of a VAR model suggests results can exceed our estimates, we “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio due to abnormal market movements. Various stress scenarios are run regularly against the trading portfolio to verify that, even under extreme market moves, we will preserve our capital; to determine the effects of significant historical events; and to determine the effects of specific, extreme hypothetical, but plausible events. The results of the stress scenarios are calculated daily and reported to senior management as part of the regular reporting process. The results of certain specific, extreme hypothetical scenarios are presented to ALCO.

In addition, each business has established risk concentration limits with the goal of ensuring the amount of risk taken within each business is consistent with the risk appetite for that business. Each business is independently monitored to assure adherence to approved risk measures, limits and controls. The primary risk mitigation tool involves monitoring exposures relative to concentration, balance sheet, notional and derivative limits.

Interest Rate Risk Management

Interest rate risk represents the most significant market risk exposure to our nontrading financial instruments. Our overall goal is to manage interest rate sensitivity so that movements in interest rates do not adversely affect net interest income. Interest rate risk is measured as the potential volatility to our net interest income caused by changes in market interest rates. Client facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our balance sheet. Interest rate risk from these activities as well as the impact of ever-changing market conditions, is mitigated using the ALM process.

Sensitivity simulations are used to estimate the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations estimate levels of short-term financial instruments, securities, loans, deposits, borrowings and derivative instruments. In addition, these simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth and pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. In addition to net interest income sensitivity simulations, market value sensitivity measures are also utilized.

The Balance Sheet Management group maintains a net interest income forecast utilizing different rate scenarios, including a most likely scenario, which is designed around an economic forecast that is meant to estimate our expectation of the most likely path of rates for the upcoming horizon. The Balance Sheet Management group constantly updates the net interest income forecast for changing assumptions and differing outlooks based on economic trends and market conditions.

The Balance Sheet Management group reviews the impact on net interest income of parallel and nonparallel shifts in the yield curve over different horizons. The overall interest rate risk position and strategies are reviewed on an ongoing basis with ALCO. At December 31, 2003, we were positioned to benefit from rising long-term interest rates, with short-term interest rates being stable.

Table 19 provides our estimated net interest income at risk over the subsequent year from December 31, 2003 and 2002, resulting from a 100 bp gradual (over 12 months) increase or decrease in interest rates from the forward curve calculated as of December 31, 2003 and 2002, respectively. Beginning in the third quarter 2003, these shocks were applied to the forward interest rate curve implied by the financial markets. Previously, these shocks were applied to current interest rates held stable. This change more closely aligns these risk measures with management’s view of this risk. The prior period has been restated to conform to the current methodology.

Table 19

Estimated Net Interest Income at Risk

	-100bp	+100bp
December 31, 2003	1.2%	(1.1)%
December 31, 2002	0.5%	1.4%

As part of the ALM process, we use securities, residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity.

Securities

The securities portfolio is integral to our ALM process. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity and regulatory requirements. and the relative mix of cash and derivative positions. In 2003 and 2002, we purchased securities of $195.9 billion and $146.0 billion, respectively, sold $171.5 billion and $137.1 billion, respectively and received paydowns of $27.2 billion and $25.0 billion, respectively. Not included in the purchases above were $65.2 billion of forward purchase contracts of both mortgage-backed securities and mortgage loans at December 31, 2003 settling from January 2004 to February 2004 with an average yield of 5.79 percent, and $3.5 billion of forward purchase contracts of both mortgage-backed securities and mortgage loans at December 31, 2002 settling in January 2003 with an average yield of 5.91 percent. These forward purchase contracts, included in Table 20, were accounted for as derivatives and their net-of-tax unrealized gains and losses were included in accumulated other comprehensive income (OCI). The pre-tax unrealized gain on these forward purchase contracts at December 31, 2003 and 2002 was $1.9 billion and $58 million, respectively. There were also $8.0 billion of forward sale contracts of mortgage-backed securities at December 31, 2003 settling in February 2004 with an average yield of 6.14 percent, and $19.7 billion of forward sale contracts of mortgage-backed securities at December 31, 2002 settling in January and February 2003 with an average yield of 6.05 percent. These forward sale contracts, included in Table 20, were accounted for as derivatives and their net-of-tax unrealized gains and losses were included in accumulated OCI. The pre-tax unrealized gain on these forward sale contracts at December 31, 2003 was $22 million compared to a pre-tax unrealized loss of $189 million at December 31, 2002. During the year, we continuously monitored the interest rate risk position of the portfolio and repositioned the securities portfolio in order to mitigate risk and to take advantage of interest rate fluctuations. Through sales in the securities portfolio, we realized $941 million and $630 million in gains on sales of debt securities during 2003 and 2002, respectively.

Residential Mortgage Portfolio

We repositioned the ALM mortgage loan portfolio to mitigate prepayment risk resulting from the unusually low rate environment. The residential mortgages, a component of our ALM strategy, grew primarily through whole loan purchase activity. In 2003 and 2002, we purchased $92.8 billion and $55.0 billion, respectively, of residential mortgages in the wholesale market for our ALM portfolio and interest rate risk management. Not included in the purchases above were $4.6 billion of forward purchase commitments of mortgage loans at December 31, 2003 settling in January 2004. These commitments, included in Table 20, were accounted for as derivatives at December 31, 2003 under the provisions of SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149) and their net-of-tax unrealized gains and losses were included in accumulated OCI. The pre-tax unrealized gain on these forward purchase commitments at December 31, 2003 was $10 million. During 2003 and 2002, we sold $27.5 billion and $22.7 billion, respectively, of whole mortgage loans and recognized $772 million and $500 million, respectively, in gains on the sales included in other noninterest income. Additionally, during the same periods we received paydowns of $62.8 billion and $36.9 billion, respectively.

Interest Rate and Foreign Exchange Derivative Contracts

Interest rate and foreign exchange derivative contracts are utilized in our ALM process and serve as an efficient, low-cost tool to mitigate our risk. We use derivatives to hedge or offset the changes in cash flows or market values of our balance sheet. See Note 6 of the consolidated financial statements for additional information on our hedging activities.

Our interest rate contracts are generally nonleveraged generic interest rate and basis swaps, options, futures and forwards. In addition, we use foreign currency contracts to mitigate the foreign exchange risk associated with foreign-denominated assets and liabilities, as well as our equity investments in foreign subsidiaries. Table 20 reflects the notional amounts, fair value, weighted average receive fixed and pay fixed rates, expected maturity and estimated duration of our ALM derivatives at December 31, 2003 and 2002.

Table 20

Asset and Liability Management Interest Rate and Foreign Exchange Contracts

December 31, 2003

	Fair Value	Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)		Total	2004	2005	2006	2007	2008	Thereafter
Open interest rate contracts
Total receive fixed swaps(1)	$(1,204)								5.45
Notional amount		$156,772	$—	$4,580	$4,363	$36,348	$36,199	$75,282
Weighted average receive rate		3.78%	—%	3.61%	5.22%	3.18%	3.00%	4.38%
Total pay fixed swaps(1)	(2,103)								5.41
Notional amount		$135,578	$81	$3,688	$14,581	$39,254	$13,650	$64,324
Weighted average pay rate		4.01%	6.04%	2.13%	2.93%	3.34%	3.78%	4.82%
Basis swaps	38
Notional amount		$16,356	$9,000	$500	$4,400	$45	$590	$1,821

Total swaps	(3,269)

Option products(2)	1,582
Net notional amount(3)		$84,965	$1,267	$50,000	$3,000	$—	$30,000	$698
Futures and forward rate contracts(4)	1,908
Net notional amount(3)		$106,156	$86,156	$20,000	$—	$—	$—	$—

Total open interest rate contracts	221

Closed interest rate contracts(5,6)	839

Net interest rate contract position	1,060

Open foreign exchange contracts	1,129
Notional amount		$7,364	$100	$488	$468	$(379)	$1,560	$5,127

Total ALM contracts	$2,189

December 31, 2002
	Fair Value	Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)		Total	2003	2004	2005	2006	2007	Thereafter
Open interest rate contracts
Total receive fixed swaps(1)	$4,449								4.89
Notional amount		$116,520	$3,132	$3,157	$5,719	$14,078	$16,213	$74,221
Weighted average receive rate		4.29%	1.76%	3.17%	4.66%	4.50%	3.90%	4.46%
Total pay fixed swaps(1)	(1,825)								4.07
Notional amount		$61,680	$10,083	$5,694	$7,993	$15,068	$6,735	$16,107
Weighted average pay rate		3.60%	1.64%	2.46%	3.90%	3.17%	3.62%	5.48%
Basis swaps	(3)
Notional amount		$15,700	$—	$9,000	$500	$4,400	$—	$1,800

Total swaps	2,621

Option products(2)	650
Net notional amount(3)		$48,374	$1,000	$6,767	$40,000	$—	$—	$607
Futures and forward rate contracts(4)	(88)
Net notional amount(3)		$8,850	$(6,150)	$15,000

Total open interest rate contracts	3,183

Closed interest rate contracts(5,6)	955

Net interest rate contract position	4,138

Open foreign exchange contracts	313
Notional amount		$4,672	$78	$648	$102	$1,581	$96	$2,167

Total ALM contracts	$4,451

(1)	At December 31, 2003, $14.2 billion of the receive fixed swap notional and $114.5 billion of the pay fixed swap notional represented forward starting swaps that will not be effective until their respective contractual start dates. At December 31, 2002, $39.0 billion of the receive fixed swap notional and $22.4 billion of the pay fixed swap notional represented forward starting swaps that will not be effective until their respective contractual start dates.
(2)	Option products include caps, floors and exchange-traded options on index futures contracts. These strategies may include option collars or spread strategies, which involve the buying and selling of options on the same underlying security or interest rate index.
(3)	Reflects the net of long and short positions.
(4)	Futures and forward rate contracts include Eurodollar futures, U. S. Treasury futures and forward purchase and sale contracts. Included are $69.8 billion of forward purchase contracts and $8.0 billion of forward sale contracts of mortgage-backed securities and mortgage loans, at December 31, 2003, as discussed on page 46. At December 31, 2002 the forward purchase and sale contracts of mortgage-backed securities and mortgage loans amounted to $3.5 billion and $19.7 billion, respectively.
(5)	Represents the unamortized net realized deferred gains associated with closed contracts. As a result, no notional amount is reflected for expected maturity.
(6)	The $839 million and $955 million deferred gains on closed interest rate contracts primarily consisted of gains on closed ALM swaps. Of these unamortized net realized deferred gains, $238 million gain was included in accumulated OCI and $601 million gain was included as a basis adjustment of long-term debt at December 31, 2003. As of December 31, 2002, $234 million was included in accumulated OCI and the remainder was a basis adjustment of long-term debt.

Consistent with our strategy of managing interest rate sensitivity, the notional amount of our net received fixed interest rate swap position decreased $33.6 billion to $21.2 billion at December 31, 2003 compared to December 31, 2002 to mitigate changes in value of other financial instruments. The net option position increased $36.6 billion to $85.0 billion at December 31, 2003 compared to December 31, 2002 to offset interest rate risk in other portfolios. This increase occurred throughout 2003.

Mortgage Banking Risk Management

Mortgage production activities create unique interest rate and prepayment risk. Interest rate risk occurs between the loan commitment date (pipeline) and the date the loan is sold to the secondary market. To mitigate interest rate risk, we enter into various financial instruments including interest rate swaps, forward delivery contracts, Eurodollar futures and option contracts. The notional amount of such contracts was $13.1 billion at December 31, 2003 with associated net unrealized losses of $42 million. At December 31, 2002, the notional amount of such contracts was $25.3 billion with associated net unrealized losses of $224 million. Of these net unrealized losses, $27 million and $140 million, respectively, were recorded in accumulated OCI. These unrealized losses at December 31, 2003 and 2002 were offset by economic gains in the warehouse that will be recognized upon delivery to the secondary market.

Prepayment risk represents the loss in value associated with a high rate loan paying off in a low rate environment and the loss of servicing value when loans prepay. We mitigate prepayment risk using various financial instruments including purchased options and swaps. The notional amounts of such contracts at December 31, 2003 and 2002 were $64.2 billion and $53.1 billion, respectively. The related unrealized loss was $328 million at December 31, 2003 compared to an unrealized gain of $955 million at December 31, 2002. These amounts are included in the Derivatives table in Note 6 of the consolidated financial statements. See Note 1 of the consolidated financial statements for additional discussion of these financial instruments in the mortgage banking assets section.

Operational Risk Management

Operational risk is the potential for loss resulting from events involving people, processes, technology, external events, execution, legal, compliance and regulatory matters, and reputation. Successful operational risk management is particularly important to a diversified financial services company like ours because of the very nature, volume and complexity of our various businesses.

In keeping with our management governance structure, the lines of business are responsible for all the risks within the business including operational risks. Such risks are managed through corporate-wide or line of business specific policies and procedures, controls and monitoring tools. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, business recovery planning, and new product introduction processes.

The Corporate Operational Risk Executive and the Compliance Risk Executive, reporting to the Chief Risk Officer, provide oversight to facilitate the consistency of effective policies, “best industry practices”, controls and monitoring tools for managing and assessing operational risks across the company. These executives also work with the business segment executives and their risk counterparts to implement appropriate policies, processes and assessments at the line of business level. Compliance and operational risk awareness is also driven across the company through training and strategic communication efforts.

Operational risks fall into two major classifications, business specific and corporate-wide risks affecting all business lines. At the business segment level, there are Business Segment Risk Executives that are responsible for oversight of all operational risks in the business segments they support. In their management of these specific risks, they utilize corporate-wide operational risk policies, processes and assessments. For business specific risks, operational and compliance risk management work with the business segments to drive consistency in policies, processes, assessments and use of “best industry practices”.

With respect to corporate-wide risks, such as information security, business recovery, legal and compliance, operational and compliance risk management assess the risks, develop a consolidated corporate view and communicate that view to the line of business level. To help assess and manage corporate-wide risks, we also utilize specialized support groups, such as Legal, Information Security, Business Recovery,

Supply Chain Management, Finance, and Technology and Operations. These groups assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses.

Operational and compliance risk management, working in conjunction with senior business segment executives, have developed key tools to help manage, monitor and summarize operational risk. One such tool the businesses and executive management utilize is a corporate-wide quarterly self-assessment process, which helps to identify and evaluate the status of risk issues, including mitigation plans, if appropriate. The goal of this process, which originates at the line of business level, is to continuously assess changing market and business conditions. The self-assessment process also assists in identifying emerging operational risk issues and determining how they should be managed—at the line of business or corporate level. The risks identified in this process are also integrated into our quarterly financial forecasting process. In addition to the self-assessment process, key operational risk indicators have been developed and are used to help identify trends and issues on both a corporate and a line of business level.

2002 Compared to 2001

The following discussion and analysis provides a comparison of our results of operations for 2002 and 2001. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 71 through 132. In addition, Tables 1 and 2 contain financial data to supplement this discussion.

Overview

Net income totaled $9.2 billion, or $5.91 per diluted common share, in 2002 compared to $6.8 billion, or $4.18 per diluted common share, in 2001. The return on average common shareholders’ equity was 19.44 percent in 2002 compared to 13.96 percent in 2001.

Earnings excluding charges related to our strategic decision to exit certain consumer finance businesses in 2001 were $8.0 billion, or $4.95 per diluted common share. Excluding these charges, the return on average common shareholders’ equity was 16.53 percent in 2001. SVA, which excludes exit and restructuring charges, remained essentially unchanged at $3.1 billion. For additional information on the use of calculated financial measures and reconciliations to corresponding GAAP measures, see the Supplemental Financial Data section beginning on page 6.

For the Corporation, an increase in net interest income of $633 million was more than offset by a decline in noninterest income of $777 million. The impact of higher levels of securities and residential mortgage loans, higher levels of core deposit funding, the margin impact of higher trading account assets, consumer loan growth and the absence of 2001 losses associated with auto lease financing had a positive effect on net interest income. The securitization of subprime real estate loans and reduced commercial loan levels negatively impacted net interest income relative to 2001. The net interest yield improved seven bps in 2002 from 2001, due to an increase in consumer loans, higher levels of core deposit funding, the absence of 2001 losses associated with auto lease financing and higher levels of securities and residential mortgage loans, offset by the securitization of subprime real estate loans and higher trading account assets.

Noninterest income declined as market conditions in 2002 negatively impacted our market-sensitive revenue. This decline was partially offset by strong performance in consumer-based fee income and gains recognized in our whole mortgage loan portfolio created by the interest rate fluctuations that occurred in 2002. Other noninterest income included gains from whole mortgage loan sales of $500 million in 2002 compared to $20 million in 2001. Gains on sales of debt securities were $630 million, an increase of $155 million from 2001.

The provision for credit losses decreased $590 million, due to $395 million in 2001 associated with exiting the subprime real estate lending business. Net charge-offs were down $547 million to $3.7 billion, or 1.10 percent of average loans and leases, a decrease of six bps. Decreases in consumer finance and commercial—domestic net charge-offs of $771 million and $478 million, respectively, and $635 million of charge-offs in 2001 related to exiting the subprime real estate lending business were partially offset by increases in held consumer credit card and commercial—foreign net charge-offs of $422 million and $313 million, respectively.

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

Noninterest expense declined $2.3 billion as reductions in personnel expense and professional fees of $147 million and $39 million, respectively, were offset by increased data processing and marketing expenses of $241 million and $71 million, respectively. Additionally, noninterest expense in 2001 included $1.3 billion of business exit costs, $662 million in goodwill amortization expense and $334 million of litigation expenses in fourth quarter 2001. Excluding these items in 2001, noninterest expense was relatively unchanged in 2002 compared to the prior year.

Salaries expense declines of $381 million, resulting from a decrease in incentive compensation, were partially offset by increased employee benefit costs of $278 million, which largely resulted from higher healthcare costs and the $69 million impact of a change in the expected long-term rate of return on plan assets to 8.5 percent for the Bank of America Pension Plan. Incentive compensation, primarily in Global Corporate and Investment Banking, declined $258 million, consistent with reductions in market-sensitive revenues. In the fourth quarter of 2002, we also recorded a $128 million severance charge related to outsourcing and strategic alliances.

Reduced consulting and other professional fees reflected the increased use of in-house personnel for consulting and productivity-related activities. Data processing expense increases reflected $45 million in costs associated with terminated contracts on discontinued software licenses in the third quarter of 2002, as well as higher volumes of online bill pay activity, check imaging and higher item processing and check clearing expenses. Marketing expense increased in 2002 as we expanded our advertising campaign. Advertising efforts primarily focused on card, mortgage, online banking and bill pay.

Income tax expense in 2002 was $3.7 billion resulting in an effective tax rate of 28.8 percent. During 2002, we reached a settlement with the IRS generally covering tax years ranging from 1984 to 1999 but including returns as far back as 1971. As a result of this settlement, we recorded a $488 million reduction in income tax expense.

Business Segment Operations

Consumer and Commercial Banking

Total revenue increased $2.0 billion, or nine percent, in 2002 compared to 2001. An increase in average loans and leases, deposit growth and the results of our ALM process contributed to the $1.3 billion, or ten percent, increase in net interest income. These increases were offset by the compression of deposit interest margins. Increases in mortgage banking income of 27 percent, service charges of eight percent and card income of eight percent drove the $638 million, or eight percent, increase in noninterest income. These increases were offset by a decrease in trading account profits. Net income rose $1.2 billion, or 22 percent, due to the increases in net interest income and noninterest income discussed above, offset by an increase in the provision for credit losses. Higher provision in the credit card loan portfolio, offset by a decline in provision within Commercial Banking resulted in a $226 million, or 14 percent, increase in the provision for credit losses.

Asset Management

Total revenue declined $120 million, or five percent, in 2002. Net interest income declined $12 million, or two percent, due to the impact of declines in loan balances and loan yields. Noninterest income decreased $108 million, or six percent. This decline was due to a decrease in investment and brokerage services activities, which reflected the current market environment. Declines in personal asset management fees and brokerage income more than offset an increase in mutual fund fees. Provision expense increased $195 million, driven by the charge-off of one large credit in the Private Bank. The elimination of goodwill amortization of $51 million and lower revenue-related incentive compensation of $44 million were the drivers of the $67 million, or four percent, decrease in noninterest expense. These decreases were partially offset by increased expenses related to the growth of the segment’s distribution capabilities. Net income decreased $144 million, or 28 percent. Assets under management remained relatively flat in 2002 compared to 2001, as the decline in equity funds due to the weakened economic environment was offset by an increase in money market and other short-term fixed income funds.

Global Corporate and Investment Banking

Total revenue in Global Corporate and Investment Banking declined $818 million, or nine percent, in 2002 driven by a decline in trading–related revenue. Net interest income increased by $192 million, or four percent, as a result of higher net interest income from trading-related activities and the results of our ALM process offset by lower commercial loan levels. Noninterest income declined $1.0 billion, or 21 percent, resulting from declines in trading account profits and investment banking income, offset by increases in investment and brokerage services, and service charges. In 2002, net income decreased $282 million, or 15 percent as improvements in noninterest expense and credit-related costs were offset by a decline in revenue. Noninterest expense decreased by $399 million, or seven percent, driven by lower market-based compensation and the elimination of goodwill amortization. Provision expense declined $84 million in 2002 to $1.2 billion due to lower loan levels and higher than normal recoveries.

Equity Investments

In 2002, both revenue and net income substantially decreased due to higher Principal Investing impairment charges. Principal Investing recorded cash gains of $432 million, offset by impairment charges of $708 million and fair value adjustment losses of $10 million. Noninterest income primarily consists of equity investment gains (losses). Weakness in equity markets in 2002 and a $140 million gain in the strategic investments portfolio in the first quarter of 2001 related to the sale of an interest in the Star Systems ATM network were the primary drivers for the decline in equity investment gains.

Statistical Financial Information

Table I

Average Balances and Interest Rates—Fully Taxable-equivalent Basis

	2003			2002			2001
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$9,056	$172	1.90%	$10,038	$243	2.42%	$6,723	$318	4.73%
Federal funds sold and securities purchased under agreements to resell	78,857	1,373	1.74	45,640	870	1.91	35,202	1,414	4.02
Trading account assets	97,222	3,993	4.11	79,562	3,860	4.85	66,418	3,653	5.50
Debt securities	72,267	3,223	4.46	75,298	4,100	5.44	60,372	3,761	6.23
Loans and leases(1):
Commercial—domestic	99,000	6,971	7.04	109,724	7,370	6.72	133,569	9,879	7.40
Commercial—foreign	17,489	613	3.50	21,287	824	3.87	26,492	1,567	5.90
Commercial real estate—domestic	19,740	850	4.31	21,161	1,043	4.93	24,607	1,700	6.91
Commercial real estate—foreign	302	12	3.99	408	17	4.23	348	20	6.08

Total commercial	136,531	8,446	6.19	152,580	9,254	6.06	185,016	13,166	7.12

Residential mortgage	127,059	6,872	5.41	97,204	6,423	6.61	81,472	5,920	7.27
Home equity lines	22,890	1,040	4.55	22,807	1,213	5.32	22,013	1,625	7.38
Direct/Indirect consumer	32,593	1,964	6.03	30,264	2,145	7.09	30,374	2,466	8.12
Consumer finance	6,888	520	7.54	10,533	856	8.12	27,709	2,242	8.09
Credit card	28,210	2,886	10.23	21,410	2,195	10.25	16,641	1,879	11.29
Foreign consumer	1,977	68	3.43	2,021	74	3.68	2,222	127	5.80

Total consumer	219,617	13,350	6.08	184,239	12,906	7.01	180,431	14,259	7.90

Total loans and leases	356,148	21,796	6.12	336,819	22,160	6.58	365,447	27,425	7.50

Other earning assets	43,953	1,729	3.94	26,164	1,517	5.80	26,154	2,065	7.90

Total earning assets(2)	657,503	32,286	4.91	573,521	32,750	5.71	560,316	38,636	6.90

Cash and cash equivalents	22,637			21,166			22,542
Other assets, less allowance for loan and lease losses	83,992			68,256			67,225

Total assets	$764,132			$662,943			$650,083

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$24,538	$108	0.44%	$21,691	$138	0.64%	$20,208	$213	1.05%
NOW and money market deposit accounts	148,896	1,236	0.83	131,841	1,369	1.04	114,657	2,498	2.18
Consumer CDs and IRAs	70,246	2,784	3.96	67,695	2,968	4.39	74,458	3,853	5.17
Negotiable CDs, public funds and other time deposits	7,627	130	1.70	4,237	128	3.03	5,848	290	4.96

Total domestic interest-bearing deposits	251,307	4,258	1.69	225,464	4,603	2.04	215,171	6,854	3.19

Foreign interest-bearing deposits(3):
Banks located in foreign countries	13,959	403	2.89	15,464	442	2.86	23,397	1,053	4.49
Governments and official institutions	2,218	31	1.40	2,316	43	1.86	3,615	152	4.21
Time, savings and other	19,027	216	1.14	18,769	346	1.84	22,940	827	3.62

Total foreign interest-bearing deposits	35,204	650	1.85	36,549	831	2.27	49,952	2,032	4.07

Total interest-bearing deposits	286,511	4,908	1.71	262,013	5,434	2.07	265,123	8,886	3.35

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	147,580	1,951	1.32	104,153	2,089	2.01	92,476	4,167	4.51
Trading account liabilities	37,176	1,286	3.46	31,600	1,261	3.99	29,995	1,155	3.85
Long-term debt(4)	68,432	2,034	2.97	66,045	2,455	3.72	69,622	3,795	5.45

Total interest-bearing liabilities(2)	539,699	10,179	1.89	463,811	11,239	2.42	457,216	18,003	3.94

Noninterest-bearing sources:
Noninterest-bearing deposits	119,722			109,466			97,529
Other liabilities	55,507			42,053			46,660
Shareholders’ equity	49,204			47,613			48,678

Total liabilities and shareholders’ equity	$764,132			$662,943			$650,083

Net interest spread			3.02			3.29			2.96
Impact of noninterest-bearing sources			0.34			0.46			0.72

Net interest income/yield on earning assets		$22,107	3.36%		$21,511	3.75%		$20,633	3.68%

(1)	Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2)	Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $2,972, $1,983 and $978 in 2003, 2002 and 2001, respectively. These amounts were substantially offset by corresponding decreases in the income earned on the underlying assets. Interest expense includes the impact of interest rate risk management contracts, which (increased) decreased interest expense on the underlying liabilities $(305), $(141) and $63 in 2003, 2002 and 2001, respectively. These amounts were substantially offset by corresponding decreases or increases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see “Interest Rate Risk Management” beginning on page 46.
(3)	Primarily consists of time deposits in denominations of $100,000 or more.
(4)	Includes long-term debt related to Trust Securities.

Table II

Analysis of Changes in Net Interest Income—Fully Taxable-equivalent Basis

	From 2002 to 2003			From 2001 to 2002
	Due to Change in(1)		Net Change	Due to Change in(1)		Net Change
(Dollars in millions)	Volume	Rate		Volume	Rate
Increase (decrease) in interest income
Time deposits placed and other short-term investments	$(24)	$(47)	$(71)	$157	$(232)	$(75)
Federal funds sold and securities purchased under agreements to resell	636	(133)	503	421	(965)	(544)
Trading account assets	855	(722)	133	723	(516)	207
Debt securities	(169)	(708)	(877)	930	(591)	339
Loans and leases:
Commercial—domestic	(717)	318	(399)	(1,759)	(750)	(2,509)
Commercial—foreign	(147)	(64)	(211)	(311)	(432)	(743)
Commercial real estate—domestic	(70)	(123)	(193)	(238)	(419)	(657)
Commercial real estate—foreign	(4)	(1)	(5)	5	(8)	(3)

Total commercial			(808)			(3,912)

Residential mortgage	1,976	(1,527)	449	1,147	(644)	503
Home equity lines	5	(178)	(173)	58	(470)	(412)
Direct/Indirect consumer	166	(347)	(181)	(9)	(312)	(321)
Consumer finance	(297)	(39)	(336)	(1,390)	4	(1,386)
Credit card	697	(6)	691	538	(222)	316
Foreign consumer	(1)	(5)	(6)	(10)	(43)	(53)

Total consumer			444			(1,353)

Total loans and leases			(364)			(5,265)

Other earning assets	1,032	(820)	212	2	(550)	(548)

Total interest income			(464)			(5,886)

Increase (decrease) in interest expense
Domestic interest-bearing deposits:
Savings	19	(49)	(30)	15	(90)	(75)
NOW and money market deposit accounts	180	(313)	(133)	376	(1,505)	(1,129)
Consumer CDs and IRAs	116	(300)	(184)	(353)	(532)	(885)
Negotiated CDs, public funds and other time deposits	103	(101)	2	(80)	(82)	(162)

Total domestic interest-bearing deposits			(345)			(2,251)

Foreign interest-bearing deposits:
Banks located in foreign countries	(43)	4	(39)	(359)	(252)	(611)
Governments and official institutions	(2)	(10)	(12)	(54)	(55)	(109)
Time, savings and other	4	(134)	(130)	(148)	(333)	(481)

Total foreign interest-bearing deposits			(181)			(1,201)

Total interest-bearing deposits			(526)			(3,452)

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	877	(1,015)	(138)	530	(2,608)	(2,078)
Trading account liabilities	222	(197)	25	62	44	106
Long-term debt	91	(512)	(421)	(196)	(1,144)	(1,340)

Total interest expense			(1,060)			(6,764)

Net increase in net interest income			$596			$878

(1)	The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume or rate for that category. The change in rate/volume variance has been allocated to the rate variance.

Table III

Core Net Interest Income(1)

(Dollars in millions)	2003	2002	2001
Net interest income
As reported on a fully taxable-equivalent basis	$22,107	$21,511	$20,633
Trading-related net interest income	(2,214)	(1,976)	(1,609)
Impact of revolving securitizations	312	523	695

Core net interest income	$20,205	$20,058	$19,719

Average earning assets
As reported	$657,503	$573,521	$560,316
Trading-related earning assets	(182,030)	(125,656)	(102,111)
Impact of revolving securitizations	3,342	6,292	10,112

Core average earning assets	$478,815	$454,157	$468,317

Net interest yield on earning assets
As reported	3.36%	3.75%	3.68%
Impact of trading-related activities	0.83	0.61	0.47
Impact of revolving securitizations	0.03	0.05	0.06

Core net interest yield on earning assets	4.22%	4.41%	4.21%

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

Table IV

Selected Loan Maturity Data(1)

	December 31, 2003
(Dollars in millions)	Due in 1 Year or Less	Due After 1 Year Through 5 Years	Due After 5 Years	Total
Commercial—domestic	$32,229	$39,126	$20,136	$91,491
Commercial real estate—domestic	8,045	8,963	2,035	19,043
Foreign(2)	10,214	2,414	417	13,045

Total selected loans	$50,488	$50,503	$22,588	$123,579

Percent of total	40.8%	40.9%	18.3%	100.0%

Sensitivity of loans to changes in interest rates for loans due after one year:
Fixed interest rates		$6,744	$10,676
Floating or adjustable interest rates		43,759	11,912

Total		$50,503	$22,588

(1)	Loan maturities are based on the remaining maturities under contractual terms.
(2)	Loan maturities include consumer and commercial foreign loans.

Table V

Short-term Borrowings

	2003		2002		2001
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Federal funds purchased
At December 31	$2,356	0.84%	$5,167	1.15%	$5,487	1.45%
Average during year	5,736	1.10	5,470	1.63	6,267	3.99
Maximum month-end balance during year	7,877	—	9,663	—	8,718	—
Securities sold under agreements to repurchase
At December 31	75,690	1.12	59,912	1.44	42,240	1.25
Average during year	102,074	1.15	67,751	1.73	54,826	4.01
Maximum month-end balance during year	124,746	—	99,313	—	70,674	—
Commercial paper
At December 31	7,605	1.09	114	1.20	1,558	1.99
Average during year	2,976	1.29	1,025	1.73	4,156	4.91
Maximum month-end balance during year	9,136	—	1,946	—	7,410	—
Other short-term borrowings
At December 31	34,873	1.76	25,120	1.29	20,659	2.13
Average during year	36,794	1.84	29,907	2.71	27,227	5.56
Maximum month-end balance during year	51,916	—	41,235	—	39,391	—

Table VI

Long-term Debt and Other Obligations

	December 31, 2003
(Dollars in millions)	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years	Total
Long-term debt and capital leases(1)	$12,193	$17,606	$9,297	$36,247	$75,343
Purchase obligations(2)	14,074	1,104	791	955	16,924
Operating lease obligations	1,308	2,410	2,146	3,519	9,383
Other long-term liabilities	87	—	—	—	87

Total	$27,662	$21,120	$12,234	$40,721	$101,737

(1)	Includes principal payments only and capital lease obligations of $26.
(2)	Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.

Table VII

Credit Extension Commitments

	December 31, 2003
(Dollars in millions)	Expires in 1 year or less	Expires after 1 year through 3 years	Expires after 3 years through 5 years	Expires after 5 years	Total
Loan commitments(1)	$80,563	$55,125	$25,634	$50,459	$211,781
Standby letters of credit and financial guarantees	19,077	7,662	828	3,583	31,150
Commercial letters of credit	2,973	92	5	190	3,260

Legally binding commitments	102,613	62,879	26,467	54,232	246,191
Credit card lines	84,940	8,831	—	—	93,771

Total	$187,553	$71,710	$26,467	$54,232	$339,962

(1)	Equity commitments of $1,678 related to obligations to fund existing equity investments were included in loan commitments at December 31, 2003.

Table VIII

Outstanding Loans and Leases

	December 31
	2003		2002		2001		2000		1999
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial—domestic	$96,644	26.0%	$105,053	30.6%	$118,205	35.9%	$146,040	37.2%	$143,450	38.7%
Commercial—foreign	15,293	4.1	19,912	5.8	23,039	7.0	31,066	7.9	27,978	7.5
Commercial real estate—domestic	19,043	5.1	19,910	5.8	22,271	6.8	26,154	6.7	24,026	6.5
Commercial real estate—foreign	324	0.1	295	0.1	383	0.1	282	0.1	325	0.1

Total commercial	131,304	35.3	145,170	42.3	163,898	49.8	203,542	51.9	195,779	52.8

Residential mortgage	140,513	37.8	108,197	31.6	78,203	23.8	84,394	21.5	81,860	22.1
Home equity lines	23,859	6.4	23,236	6.8	22,107	6.7	21,598	5.5	17,273	4.7
Direct/Indirect consumer	33,415	9.0	31,068	9.1	30,317	9.2	29,859	7.6	31,997	8.6
Consumer finance	5,589	1.5	8,384	2.4	12,652	3.9	36,398	9.3	32,490	8.8
Credit card	34,814	9.4	24,729	7.2	19,884	6.0	14,094	3.6	9,019	2.4
Foreign consumer	1,969	0.6	1,971	0.6	2,092	0.6	2,308	0.6	2,244	0.6

Total consumer	240,159	64.7	197,585	57.7	165,255	50.2	188,651	48.1	174,883	47.2

Total(1)	$371,463	100.0%	$342,755	100.0%	$329,153	100.0%	$392,193	100.0%	$370,662	100.0%

(1)	Includes lease financings of $11,376, $14,332, $18,726, $22,486 and $22,671 at December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

Table IX

Non-real Estate Outstanding Commercial Loans and Leases by Significant Industry(1)

	December 31
(Dollars in millions)	2003	2002
Retailing	$11,474	$10,572
Education and government	7,874	5,624
Transportation	7,715	8,030
Leisure and sports, hotels and restaurants	7,477	8,139
Food, beverage and tobacco	6,942	7,335
Diversified financials	6,469	8,344
Capital goods	5,729	7,088
Materials	5,704	7,972
Commercial services and supplies	5,701	6,449
Health care equipment and services	4,052	3,912
Religious and social organizations	2,975	2,426
Media	2,821	5,911
Utilities	2,635	5,590
Energy	2,516	3,076
Consumer durables and apparel	2,161	2,591
Telecommunications services	1,967	3,105
Food and staples retailing	1,364	1,344
Technology hardware and equipment	1,260	1,368
Banks	1,199	1,881
Automobiles and components	1,029	1,024
Software and services	948	908
Insurance	840	1,616
Other(2)	21,085	20,660

Total	$111,937	$124,965

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)	At December 31, 2003 and 2002, Other included $10,510 and $9,090, respectively, of loans outstanding to Individuals and Trusts, representing 2.8 percent and 2.7 percent of total outstanding loans and leases, respectively. The remaining balance in Other included loans to industries that included pharmaceuticals and biotechnology, and household and personal products.

Table X

Outstanding Commercial Real Estate Loans(1)

	December 31
(Dollars in millions)	2003	2002
By Geographic Region(2)
California	$4,994	$4,769
Southwest	2,737	2,945
Florida	2,316	2,424
Northwest	2,068	2,067
Carolinas	1,437	1,324
Midwest	1,432	1,696
Mid-Atlantic	1,432	1,332
Midsouth	1,055	1,166
Geographically diversified	639	1,075
Northeast	490	667
Other states	443	445
Non-US	324	295

Total	$19,367	$20,205

By Property Type
Residential	$3,631	$3,153
Office buildings	3,431	3,978
Apartments	3,411	3,556
Shopping centers/retail	2,295	2,549
Industrial/warehouse	1,790	1,898
Land and land development	1,494	1,309
Multiple use	560	718
Hotels/motels	548	853
Miscellaneous commercial	204	378
Other	2,003	1,813

Total	$19,367	$20,205

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)	Distribution is based on geographic location of collateral.

Table XI

Selected Emerging Markets(1)

(Dollars in millions)	Loans and Loan Commitments	Other Financing(2)	Derivative Assets	Debt Securities/ Other Investments(3)	Total Cross-border Exposure(4)	Gross Local Country Exposure(5)	Total Foreign Exposure December 31, 2003	Increase/ (Decrease) from December 31, 2002
Region/Country
Asia
China	$49	$23	$82	$45	$199	$99	$298	$54
Hong Kong(6)	166	19	118	113	416	3,489	3,905	101
India	132	543	61	275	1,011	942	1,953	580
Indonesia	31	—	13	84	128	3	131	11
Malaysia	7	2	3	27	39	146	185	(55)
Philippines	22	35	2	55	114	62	176	20
Singapore	189	11	65	13	278	890	1,168	(500)
South Korea	638	636	41	83	1,398	531	1,929	693
Taiwan	226	173	32	—	431	458	889	(200)
Thailand	20	5	16	37	78	173	251	(12)
Other	8	16	4	—	28	99	127	24

Total	1,488	1,463	437	732	4,120	6,892	11,012	716

Central and Eastern Europe
Poland	—	15	10	84	109	24	133	(99)
Turkey	8	3	—	19	30	—	30	(28)
Other	16	17	31	43	107	—	107	33

Total	24	35	41	146	246	24	270	(94)

Latin America
Argentina	106	56	2	123	287	56	343	(122)
Brazil	115	217	7	139	478	263	741	(434)
Chile	75	49	5	2	131	—	131	(10)
Colombia	31	14	1	8	54	4	58	(30)
Mexico	556	208	105	1,914	2,783	259	3,042	1,453
Venezuela	93	19	—	144	256	—	256	24
Other	93	75	202	33	403	—	403	178

Total	1,069	638	322	2,363	4,392	582	4,974	1,059

Total	$2,581	$2,136	$800	$3,241	$8,758	$7,498	$16,256	$1,681

(1)	There is no generally accepted definition of emerging markets. The definition that we used included all countries in Asia excluding Japan; all countries in Latin America excluding Cayman Islands and Bermuda; and all countries in Central and Eastern Europe except Greece.
(2)	Includes acceptances, standby letters of credit, commercial letters of credit and formal guarantees.
(3)	Amounts outstanding in the table above for Philippines, Argentina, Mexico, Venezuela and Latin America Other have been reduced by $13, $0, $0, $136 and $37, respectively, at December 31, 2003, and $12, $90, $505, $131 and $37, respectively, at December 31, 2002. Such amounts represent the fair value of U.S. Treasury securities held as collateral outside the country of exposure.
(4)	Cross-border exposure includes amounts payable to the Corporation by borrowers with a country of residence other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting rules.
(5)	Gross local country exposure includes amounts payable to the Corporation by borrowers with a country of residence in which the credit is booked, regardless of the currency in which the claim is denominated. Management does not net local funding or liabilities against local exposures as allowed by the FFIEC.
(6)	Gross local country exposure to Hong Kong consisted of $1,911 of consumer loans and $1,578 of commercial exposure at December 31, 2003 compared to $1,828 of consumer loans and $1,572 of commercial exposure at December 31, 2002. The consumer loans were collateralized primarily by residential real estate. The commercial exposure was primarily to local clients and was diversified across many industries.

Table XII

Nonperforming Assets(1)

	December 31
(Dollars in millions)	2003	2002	2001	2000	1999
Nonperforming loans
Commercial—domestic	$1,507	$2,781	$3,123	$2,777	$1,163
Commercial—foreign	586	1,359	461	486	486
Commercial real estate—domestic	140	161	240	236	191
Commercial real estate—foreign	2	3	3	3	3

Total commercial	2,235	4,304	3,827	3,502	1,843

Residential mortgage	531	612	556	551	529
Home equity lines	43	66	80	32	46
Direct/Indirect consumer	28	30	27	19	19
Consumer finance	32	19	9	1,095	598
Foreign consumer	4	6	7	9	7

Total consumer	638	733	679	1,706	1,199

Total nonperforming loans	2,873	5,037	4,506	5,208	3,042

Foreclosed properties	148	225	402	249	163

Total nonperforming assets	$3,021	$5,262	$4,908	$5,457	$3,205

Nonperforming assets as a percentage of :
Total assets	0.41%	0.80%	0.79%	0.85%	0.51%
Outstanding loans, leases and foreclosed properties	0.81	1.53	1.49	1.39	0.86
Nonperforming loans as a percentage of outstanding loans and leases	0.77	1.47	1.37	1.33	0.82

(1)	In 2003, $575 in interest income was contractually due on nonperforming loans and troubled debt restructured loans. Of this amount, $141 was actually recorded as interest income in 2003.

Table XIII

Allowance For Credit Losses

(Dollars in millions)	2003	2002	2001	2000	1999
Allowance for loan and lease losses, January 1	$6,358	$6,278	$6,365	$6,314	$6,557

Loans and leases charged off
Commercial—domestic	(989)	(1,793)	(2,120)	(1,412)	(820)
Commercial—foreign	(408)	(566)	(249)	(117)	(161)
Commercial real estate—domestic	(46)	(45)	(46)	(31)	(19)
Commercial real estate—foreign	—	—	—	(1)	(1)

Total commercial	(1,443)	(2,404)	(2,415)	(1,561)	(1,001)

Residential mortgage	(64)	(56)	(39)	(36)	(35)
Home equity lines	(38)	(40)	(32)	(29)	(24)
Direct/Indirect consumer	(322)	(355)	(389)	(395)	(434)
Consumer finance(1)	(280)	(333)	(1,137)	(512)	(445)
Credit card	(1,657)	(1,210)	(753)	(392)	(571)
Other consumer domestic	(57)	(57)	(73)	(66)	(52)
Foreign consumer	(6)	(5)	(6)	(4)	(20)

Total consumer	(2,424)	(2,056)	(2,429)	(1,434)	(1,581)

Total loans and leases charged off	(3,867)	(4,460)	(4,844)	(2,995)	(2,582)

Recoveries of loans and leases previously charged off
Commercial—domestic	232	322	171	125	109
Commercial—foreign	102	45	41	31	17
Commercial real estate—domestic	5	8	7	18	25
Commercial real estate—foreign	—	—	—	3	—

Total commercial	339	375	219	177	151

Residential mortgage	24	14	13	9	7
Home equity lines	26	14	13	9	12
Direct/Indirect consumer	141	145	139	149	150
Consumer finance	68	78	111	178	170
Credit card	143	116	81	54	76
Other consumer domestic	19	21	23	18	13
Foreign consumer	1	—	1	1	3

Total consumer	422	388	381	418	431

Total recoveries of loans and leases previously charged off	761	763	600	595	582

Net charge-offs	(3,106)	(3,697)	(4,244)	(2,400)	(2,000)

Provision for loan and lease losses(2)	2,916	3,801	4,163	2,576	1,871
Other, net	(5)	(24)	(6)	(125)	(114)

Allowance for loan and lease losses, December 31	$6,163	$6,358	$6,278	$6,365	$6,314

Reserve for unfunded lending commitments, January 1	$493	$597	$473	$514	$565
Provision for unfunded lending commitments	(77)	(104)	124	(41)	(51)

Reserve for unfunded lending commitments, December 31	$416	$493	$597	$473	$514

Total	$6,579	$6,851	$6,875	$6,838	$6,828

Loans and leases outstanding at December 31	$371,463	$342,755	$329,153	$392,193	$370,662
Allowance for loan and lease losses as a percentage of loans and leases
outstanding at December 31	1.66%	1.85%	1.91%	1.62%	1.70%
Average loans and leases outstanding during the year	$356,148	$336,819	$365,447	$392,622	$362,783
Net charge-offs as a percentage of average outstanding loans and leases during the year	0.87%	1.10%	1.16%	0.61%	0.55%
Allowance for loan and lease losses as a percentage of nonperforming loans at December 31	215	126	139	122	208
Ratio of allowance for loan and lease losses at December 31 to net charge-offs	1.98	1.72	1.48	2.65	3.16

(1)	Includes $635 related to the exit of the subprime real estate lending business in 2001.
(2)	Includes $395 related to the exit of the subprime real estate lending business in 2001.

Table XIV

Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2003		2002		2001		2000		1999
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Allowance for loan and lease losses
Commercial—domestic	$1,420	21.6%	$2,231	32.5%	$1,901	27.7%	$1,926	28.2%	$1,818	26.6%
Commercial—foreign	619	9.4	855	12.5	730	10.6	778	11.4	901	13.2
Commercial real estate—domestic	404	6.2	430	6.3	897	13.0	973	14.2	916	13.4
Commercial real estate—foreign	9	0.1	9	0.1	8	0.1	7	0.1	11	0.2

Total commercial	2,452	37.3	3,525	51.4	3,536	51.4	3,684	53.9	3,646	53.4

Residential mortgage	149	2.3	108	1.6	145	2.1	151	2.2	160	2.3
Home equity lines	61	0.9	49	0.7	83	1.2	77	1.1	60	0.9
Direct/Indirect consumer	340	5.2	361	5.3	367	5.3	320	4.7	355	5.2
Consumer finance	376	5.7	323	4.7	433	6.3	722	10.6	712	10.4
Credit card	1,602	24.3	1,031	15.1	821	12.0	549	8.0	348	5.1
Foreign consumer	8	0.1	9	0.1	10	0.1	11	0.2	11	0.2

Total consumer	2,536	38.5	1,881	27.5	1,859	27.0	1,830	26.8	1,646	24.1

General	1,175	17.9	952	13.9	883	12.9	851	12.4	1,022	15.0

Allowance for loan and lease losses	6,163	93.7	6,358	92.8	6,278	91.3	6,365	93.1	6,314	92.5

Reserve for unfunded lending commitments
Commercial—domestic	80	1.2	160	2.3	73	1.1	67	1.0	57	0.8
Commercial—foreign	60	0.9	32	0.5	36	0.5	18	0.3	29	0.4
Commercial real estate	5	0.1	9	0.1	27	0.4	16	0.2	11	0.2

Total commercial	145	2.2	201	2.9	136	2.0	101	1.5	97	1.4
General	271	4.1	292	4.3	461	6.7	372	5.4	417	6.1

Reserve for unfunded lending commitments	416	6.3	493	7.2	597	8.7	473	6.9	514	7.5

Total	$6,579	100.0%	$6,851	100.0%	$6,875	100.0%	$6,838	100.0%	$6,828	100.0%

Table XV

Cross-border Exposure Exceeding One Percent of Total Assets(1,2)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross- border Exposure	Exposure as a Percentage of Total Assets
United Kingdom	2003	$143	$3,426	$6,552	$10,121	1.37%
	2002	167	2,492	6,758	9,417	1.42
	2001	139	2,807	8,889	11,835	1.90

Germany	2003	$441	$3,436	$2,978	$6,855	0.93%
	2002	334	2,898	2,534	5,766	0.87
	2001	2,118	2,571	2,251	6,940	1.12

(1)	Exposure includes cross-border claims by the Corporation’s foreign offices as follows: loans, accrued interest receivable, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, SBLCs, commercial letters of credit and formal guarantees.
(2)	Sector definitions are based on the FFIEC instructions for preparing the Country Exposure Report.

Table XVI

Trading Risk and Return

Table XVII

Non-exchange Traded Commodity Contracts

(Dollars in millions)	Asset Positions	Liability Positions

Net fair value of contracts outstanding, January 1, 2003	$1,464	$1,465
Effects of legally enforceable master netting agreements	3,452	3,452

Gross fair value of contracts outstanding, January 1, 2003	4,916	4,917
Contracts realized or otherwise settled	(2,543)	(2,706)
Fair value of new contracts	2,218	2,005
Other changes in fair value	477	601

Gross fair value of contracts outstanding, December 31, 2003	5,068	4,817
Effects of legally enforceable master netting agreements	(3,344)	(3,344)

Net fair value of contracts outstanding, December 31, 2003	$1,724	$1,473

Table XVIII

Non-exchange Traded Commodity Contract Maturities

December 31, 2003

(Dollars in millions)	Asset Positions	Liability Positions
Maturity of less than 1 year	$1,890	$2,027
Maturity of 1-3 years	2,075	1,796
Maturity of 4-5 years	627	509
Maturity in excess of 5 years	476	485

Gross fair value of contracts	5,068	4,817
Effects of legally enforceable master netting agreements	(3,344)	(3,344)

Net fair value of contracts outstanding, December 31, 2003	$1,724	$1,473

Table XIX

Selected Quarterly Financial Data

	2003 Quarters				2002 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Income statement
Net interest income	$5,586	$5,304	$5,365	$5,209	$5,374	$5,302	$5,094	$5,153
Noninterest income	4,043	4,439	4,255	3,685	3,430	3,220	3,481	3,440
Total revenue	9,629	9,743	9,620	8,894	8,804	8,522	8,575	8,593
Provision for credit losses	583	651	772	833	1,165	804	888	840
Gains on sales of debt securities	139	233	296	273	304	189	93	44
Noninterest expense	5,282	5,070	5,058	4,717	4,832	4,620	4,490	4,494
Income before income taxes	3,903	4,255	4,086	3,617	3,111	3,287	3,290	3,303
Income tax expense	1,177	1,333	1,348	1,193	497	1,052	1,069	1,124
Net income	2,726	2,922	2,738	2,424	2,614	2,235	2,221	2,179
Average common shares issued and outstanding (in thousands)	1,463,247	1,490,103	1,494,094	1,499,405	1,499,557	1,504,017	1,533,783	1,543,471
Average diluted common shares issued and outstanding (in thousands)	1,489,481	1,519,641	1,523,306	1,526,288	1,542,482	1,546,347	1,592,250	1,581,848

Performance ratios
Return on average assets	1.39%	1.47%	1.42%	1.38%	1.49%	1.32%	1.38%	1.38%
Return on average common shareholders’ equity	22.42	23.74	21.86	19.92	21.58	19.02	18.47	18.64
Total equity to total assets (period end)	6.52	6.84	6.63	7.36	7.61	7.30	7.48	7.76
Total average equity to total average assets	6.19	6.22	6.49	6.92	6.91	6.97	7.46	7.43
Dividend payout	42.70	40.85	35.06	39.64	36.76	40.25	41.40	42.48

Per common share data
Earnings	$1.86	$1.96	$1.83	$1.62	$1.74	$1.49	$1.45	$1.41
Diluted earnings	1.83	1.92	1.80	1.59	1.69	1.45	1.40	1.38
Dividends paid	0.80	0.80	0.64	0.64	0.64	0.60	0.60	0.60
Book value	33.26	33.83	34.06	33.38	33.49	32.07	31.47	31.15

Average balance sheet
Total loans and leases	$371,071	$357,288	$350,279	$345,662	$343,099	$340,484	$335,684	$327,801
Total assets	780,534	786,153	775,084	713,780	695,935	669,607	647,245	638,276
Total deposits	418,840	414,569	405,307	385,760	381,381	373,933	365,986	364,403
Long-term debt(1)	70,596	66,788	68,927	67,399	65,702	64,880	65,940	67,694
Common shareholders’ equity	48,238	48,816	50,212	49,343	48,015	46,592	48,213	47,392
Total shareholders’ equity	48,293	48,871	50,269	49,400	48,074	46,652	48,274	47,456

Capital ratios (period end)
Risk-based capital:
Tier 1 capital	7.85%	8.25%	8.08%	8.20%	8.22%	8.13%	8.09%	8.48%
Total capital	11.87	12.17	11.95	12.29	12.43	12.38	12.42	12.93
Leverage	5.73	5.95	5.92	6.24	6.29	6.35	6.47	6.72

Market price per share of common stock
Closing	$80.43	$78.04	$79.03	$66.84	$69.57	$63.80	$70.36	$68.02
High closing	82.50	83.53	79.89	72.48	71.42	71.94	76.90	69.18
Low closing	72.85	74.87	68.00	65.63	54.15	57.90	67.45	58.85

(1)	Includes long-term debt related to Trust Securities.

Table XX

Quarterly Average Balances and Interest Rates—Fully Taxable-equivalent Basis

	Fourth Quarter 2003			Third Quarter 2003
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$11,231	$49	1.71%	$10,062	$41	1.63%
Federal funds sold and securities purchased under agreements to resell	96,713	506	2.08	90,236	479	2.11
Trading account assets	94,630	927	3.91	96,105	991	4.11
Debt securities	60,801	763	5.02	65,024	639	3.93
Loans and leases(1):
Commercial—domestic	95,648	1,670	6.93	96,086	1,719	7.10
Commercial—foreign	16,226	136	3.31	16,885	151	3.55
Commercial real estate—domestic	19,293	207	4.28	19,681	210	4.23
Commercial real estate—foreign	323	3	3.97	280	3	4.16

Total commercial	131,490	2,016	6.09	132,932	2,083	6.22

Residential mortgage	142,482	1,931	5.41	130,948	1,656	5.05
Home equity lines	23,206	255	4.36	22,539	255	4.48
Direct/Indirect consumer	33,422	478	5.67	33,278	488	5.82
Consumer finance	5,798	108	7.38	6,528	121	7.39
Credit card	32,734	810	9.83	29,113	742	10.11
Foreign consumer	1,939	17	3.37	1,950	17	3.43

Total consumer	239,581	3,599	5.98	224,356	3,279	5.82

Total loans and leases	371,071	5,615	6.02	357,288	5,362	5.97

Other earning assets	40,766	367	3.59	58,593	516	3.50

Total earning assets(2)	675,212	8,227	4.85	677,308	8,028	4.72

Cash and cash equivalents	22,974			22,660
Other assets, less allowance for loan and lease losses	82,348			86,185

Total assets	$780,534			$786,153

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$25,494	$19	0.30%	$25,285	$20	0.31%
NOW and money market deposit accounts	155,369	401	1.02	151,424	249	0.65
Consumer CDs and IRAs	73,246	475	2.58	71,216	872	4.85
Negotiable CDs, public funds and other time deposits	6,195	44	2.81	7,771	25	1.27

Total domestic interest-bearing deposits	260,304	939	1.43	255,696	1,166	1.81

Foreign interest-bearing deposits(3):
Banks located in foreign countries	13,225	177	5.34	12,273	59	1.90
Governments and official institutions	2,654	11	1.58	2,032	6	1.21
Time, savings and other	20,019	51	1.02	18,792	47	1.00

Total foreign interest-bearing deposits	35,898	239	2.65	33,097	112	1.35

Total interest-bearing deposits	296,202	1,178	1.58	288,793	1,278	1.76

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	151,999	537	1.40	162,080	447	1.09
Trading account liabilities	38,298	317	3.28	36,903	345	3.71
Long-term debt(4)	70,596	450	2.55	66,788	481	2.88

Total interest-bearing liabilities(2)	557,095	2,482	1.77	554,564	2,551	1.83

Noninterest-bearing sources:
Noninterest-bearing deposits	122,638			125,776
Other liabilities	52,508			56,942
Shareholders’ equity	48,293			48,871

Total liabilities and shareholders’ equity	$780,534			$786,153

Net interest spread			3.08			2.89
Impact of noninterest-bearing sources			0.31			0.33

Net interest income/yield on earning assets		$5,745	3.39%		$5,477	3.22%

(1)	Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2)	Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $884, $925, $587 and $576 in the fourth, third, second and first quarters of 2003 and $517 in the fourth quarter of 2002, respectively. These amounts were substantially offset by corresponding decreases in the income earned on the underlying assets. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $90, $141, $28 and $46 in the fourth, third, second and first quarters of 2003 and $62 in the fourth quarter of 2002, respectively. These amounts were substantially offset by corresponding decreases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see “Interest Rate Risk Management” beginning on page 46.
(3)	Primarily consists of time deposits in denominations of $100,000 or more.
(4)	Includes long-term debt related to Trust Securities.

Second Quarter 2003			First Quarter 2003			Fourth Quarter 2002
Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate

$7,888	$39	1.99%	$6,987	$43	2.49%	$8,853	$56	2.49%
70,054	194	1.11	57,873	194	1.35	49,169	208	1.68
99,129	1,022	4.13	99,085	1,053	4.27	84,181	994	4.71
95,614	1,028	4.30	67,784	793	4.69	83,751	1,078	5.15

100,721	1,746	6.95	103,663	1,836	7.18	105,333	1,777	6.70
18,004	170	3.79	18,876	156	3.35	20,538	180	3.48
20,039	218	4.36	19,955	215	4.37	20,359	245	4.77
305	3	3.95	301	3	3.88	426	4	3.93

139,069	2,137	6.16	142,795	2,210	6.27	146,656	2,206	5.97

120,754	1,703	5.64	113,695	1,582	5.59	108,019	1,699	6.28
22,763	263	4.64	23,054	267	4.70	23,347	300	5.10
32,248	495	6.17	31,393	503	6.49	30,643	523	6.76
7,244	137	7.58	8,012	154	7.76	8,943	174	7.75
26,211	690	10.56	24,684	644	10.57	23,535	613	10.33
1,990	17	3.47	2,029	17	3.45	1,956	17	3.48

211,210	3,305	6.27	202,867	3,167	6.30	196,443	3,326	6.74

350,279	5,442	6.23	345,662	5,377	6.29	343,099	5,532	6.41

40,536	429	4.24	35,701	417	4.71	32,828	417	5.07

663,500	8,154	4.92	613,092	7,877	5.18	601,881	8,285	5.48

23,203			21,699			21,242
88,381			78,989			72,812

$775,084			$713,780			$695,935

$24,420	$35	0.58%	$22,916	$34	0.59%	$22,142	$35	0.63%
146,284	295	0.81	142,338	291	0.83	137,229	325	0.94
69,506	742	4.28	66,937	695	4.21	66,266	728	4.36
12,912	45	1.41	3,598	16	1.78	3,400	17	1.97

253,122	1,117	1.77	235,789	1,036	1.78	229,037	1,105	1.91

16,150	87	2.16	14,218	80	2.27	15,286	104	2.70
2,392	8	1.42	1,785	6	1.31	1,737	7	1.68
19,209	57	1.18	18,071	61	1.38	17,929	76	1.68

37,751	152	1.61	34,074	147	1.75	34,952	187	2.12

290,873	1,269	1.75	269,863	1,183	1.78	263,989	1,292	1.94

152,722	514	1.35	123,041	453	1.49	123,434	558	1.79
38,610	316	3.28	34,858	308	3.58	30,445	289	3.77
68,927	531	3.08	67,399	572	3.40	65,702	609	3.71

551,132	2,630	1.91	495,161	2,516	2.05	483,570	2,748	2.26

114,434			115,897			117,392
59,249			53,322			46,899
50,269			49,400			48,074

$775,084			$713,780			$695,935

		3.01			3.13			3.22
		0.32			0.39			0.44

	$5,524	3.33%		$5,361	3.52%		$5,537	3.66%

Report of Management

The management of Bank of America Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and the accompanying notes have been prepared by the Corporation in accordance with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly the Corporation’s financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the consolidated financial statements. The financial statements and other financial information in this report include amounts that are based on management’s best estimates and judgments giving due consideration to materiality.

The Corporation maintains a system of internal controls over financial reporting to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 2003, management believes that the internal controls over financial reporting are in place and operating effectively.

The Corporate Audit division reviews, evaluates, monitors and makes recommendations on both administrative and accounting control and acts as an integral, but independent, part of the system of internal controls.

The independent auditors were engaged to perform an independent audit of the consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation’s accounting policies and procedures and the effectiveness of the related internal control system. An independent audit provides an objective review of management’s responsibility to report operating results and financial condition. Their report appears on page 70.

The Board of Directors discharges its responsibility for the Corporation’s consolidated financial statements through its Audit Committee. The Audit Committee has direct oversight responsibility for Corporate Audit and the independent accountants and meets periodically with these groups and management to discuss the scope and results of their work, the adequacy of internal accounting controls and the quality of financial reporting.

James H. Hance, Jr. Vice Chairman and Chief Financial Officer
Kenneth D. Lewis
Chairman, President
and Chief Executive Officer

Report of Independent Auditors

To the Board of Directors and Shareholders of Bank of America Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Charlotte, North Carolina

January 15, 2004

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Income

	Year Ended December 31
(Dollars in millions, except per share information)	2003	2002	2001
Interest income
Interest and fees on loans and leases	$21,668	$22,030	$27,279
Interest on debt securities	3,160	4,035	3,706
Federal funds sold and securities purchased under agreements to resell	1,373	870	1,414
Trading account assets	3,935	3,811	3,623
Other interest income	1,507	1,415	2,271

Total interest income	31,643	32,161	38,293

Interest expense
Deposits	4,908	5,434	8,886
Short-term borrowings	1,951	2,089	4,167
Trading account liabilities	1,286	1,260	1,155
Long-term debt	2,034	2,455	3,795

Total interest expense	10,179	11,238	18,003

Net interest income	21,464	20,923	20,290
Noninterest income
Consumer service charges	3,230	2,986	2,865
Corporate service charges	2,388	2,290	2,078

Total service charges	5,618	5,276	4,943

Consumer investment and brokerage services	1,559	1,544	1,546
Corporate investment and brokerage services	792	693	566

Total investment and brokerage services	2,351	2,237	2,112

Mortgage banking income	1,922	761	597
Investment banking income	1,736	1,545	1,579
Equity investment gains (losses)	215	(280)	291
Card income	3,052	2,620	2,422
Trading account profits	409	778	1,842
Other income(1)	1,119	634	562

Total noninterest income	16,422	13,571	14,348

Total revenue	37,886	34,494	34,638
Provision for credit losses	2,839	3,697	4,287
Gains on sales of debt securities	941	630	475
Noninterest expense
Personnel	10,446	9,682	9,829
Occupancy	2,006	1,780	1,774
Equipment	1,052	1,124	1,115
Marketing	985	753	682
Professional fees	844	525	564
Amortization of intangibles	217	218	878
Data processing	1,104	1,017	776
Telecommunications	571	481	484
Other general operating	2,902	2,856	3,302
Business exit costs	—	—	1,305

Total noninterest expense	20,127	18,436	20,709

Income before income taxes	15,861	12,991	10,117
Income tax expense	5,051	3,742	3,325

Net income	$10,810	$9,249	$6,792

Net income available to common shareholders	$10,806	$9,244	$6,787

Per common share information
Earnings	$7.27	$6.08	$4.26

Diluted earnings	$7.13	$5.91	$4.18

Dividends paid	$2.88	$2.44	$2.28

Average common shares issued and outstanding (in thousands)	1,486,703	1,520,042	1,594,957

Average diluted common shares issued and outstanding (in thousands)	1,515,178	1,565,467	1,625,654

(1)	Other income includes whole mortgage loan sale gains totaling $772, $500 and $27 for the years ended December 31, 2003, 2002 and 2001, respectively.

See accompanying notes to consolidated financial statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

	December 31
(Dollars in millions)	2003	2002
Assets
Cash and cash equivalents	$27,084	$24,973
Time deposits placed and other short-term investments	8,051	6,813
Federal funds sold and securities purchased under agreements to resell (includes $76,446 and $44,779 pledged as collateral)	76,492	44,878
Trading account assets (includes $18,722 and $35,515 pledged as collateral)	68,547	63,996
Derivative assets	36,507	34,310
Debt securities:
Available-for-sale (includes $20,858 and $32,919 pledged as collateral)	67,993	68,122
Held-to-maturity, at cost (market value—$254 and $1,001)	247	1,026

Total debt securities	68,240	69,148

Loans and leases	371,463	342,755
Allowance for loan and lease losses	(6,163)	(6,358)

Loans and leases, net of allowance	365,300	336,397

Premises and equipment, net	6,036	6,717
Mortgage banking assets	2,762	2,110
Goodwill	11,455	11,389
Core deposit intangibles and other intangibles	908	1,095
Other assets	65,063	59,125

Total assets	$736,445	$660,951

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$118,495	$122,686
Interest-bearing	262,032	232,320
Deposits in foreign offices:
Noninterest-bearing	3,035	1,673
Interest-bearing	30,551	29,779

Total deposits	414,113	386,458

Federal funds purchased and securities sold under agreements to repurchase	78,046	65,079
Trading account liabilities	26,844	25,574
Derivative liabilities	24,526	23,566
Commercial paper and other short-term borrowings	42,478	25,234
Accrued expenses and other liabilities	27,115	17,545
Long-term debt	75,343	61,145
Trust preferred securities	—	6,031

Total liabilities	688,465	610,632

Commitments and contingencies (Note 13)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized—100,000,000 shares; issued and outstanding—1,269,600 and 1,356,749 shares	54	58
Common stock, $0.01 par value; authorized—5,000,000,000 shares; issued and outstanding—1,441,143,786 and 1,500,691,103 shares	14	496
Retained earnings	50,213	48,517
Accumulated other comprehensive income (loss)	(2,148)	1,232
Other	(153)	16

Total shareholders’ equity	47,980	50,319

Total liabilities and shareholders’ equity	$736,445	$660,951

See accompanying notes to consolidated financial statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Shareholders’ Equity

(Dollars in millions, shares in thousands)	Preferred Stock	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)(1)	Other	Total Shareholders’ Equity	Comprehensive Income
		Shares	Amount

Balance, December 31, 2000	$72	1,613,632	$8,613	$39,815	$(746)	$(126)	$47,628
Net income				6,792			6,792	$6,792
Net unrealized gains on available-for-sale debt and marketable equity securities					80		80	80
Net unrealized gains on foreign currency translation adjustments					15		15	15
Net unrealized gains on derivatives					1,088		1,088	1,088
Cash dividends paid:
Common				(3,627)			(3,627)
Preferred				(5)			(5)
Common stock issued under employee plans and related tax benefits		27,301	1,059			62	1,121
Common stock repurchased		(81,939)	(4,716)				(4,716)
Conversion of preferred stock	(7)	298	7
Other		5	113	5		26	144

Balance, December 31, 2001	$65	1,559,297	$5,076	$42,980	$437	$(38)	$48,520	$7,975

Net income				9,249			9,249	$9,249
Net unrealized gains on available-for-sale debt and marketable equity securities					974		974	974
Net unrealized gains on foreign currency translation adjustments					3		3	3
Net unrealized losses on derivatives					(93)		(93)	(93)
Cash dividends paid:
Common				(3,704)			(3,704)
Preferred				(5)			(5)
Common stock issued under employee plans and related tax benefits		50,004	2,611			21	2,632
Common stock repurchased		(108,900)	(7,466)				(7,466)
Conversion of preferred stock	(7)	265	7
Other		25	268	(3)	(89)	33	209	(89)

Balance, December 31, 2002	$58	1,500,691	$496	$48,517	$1,232	$16	$50,319	$10,044

Net income				10,810			10,810	$10,810
Net unrealized losses on available-for-sale debt and marketable equity securities					(564)		(564)	(564)
Net unrealized gains on foreign currency translation adjustments					2		2	2
Net unrealized losses on derivatives					(2,803)		(2,803)	(2,803)
Cash dividends paid:
Common				(4,277)			(4,277)
Preferred				(4)			(4)
Common stock issued under employee plans and related tax benefits		69,649	4,372			(123)	4,249
Common stock repurchased		(129,343)	(4,936)	(4,830)			(9,766)
Conversion of preferred stock	(4)	147	4
Other			78	(3)	(15)	(46)	14	(15)

Balance, December 31, 2003	$54	1,441,144	$14	$50,213	$(2,148)	$(153)	$47,980	$7,430

(1)	At December 31, 2003, 2002, and 2001, Accumulated Other Comprehensive Income (Loss) includes net unrealized gains (losses) on available-for-sale debt and marketable equity securities of $(70), $494 and $(480), respectively; net unrealized losses on foreign currency translation adjustments of $166, $168 and $171, respectively; and net unrealized gains (losses) on derivatives of $(1,808), $995 and $1,088, respectively.

See accompanying notes to consolidated financial statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2003	2002	2001
Operating activities
Net income	$10,810	$9,249	$6,792
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for credit losses	2,839	3,697	4,287
Gains on sales of debt securities	(941)	(630)	(475)
Business exit costs	—	—	1,305
Depreciation and premises improvements amortization	890	886	854
Amortization of intangibles	217	218	878
Deferred income tax benefit	(263)	(444)	(385)
Net increase in trading and hedging instruments	(8,643)	(12,357)	(19,865)
Net (increase) decrease in other assets	7,176	(6,880)	(14,336)
Net increase (decrease) in accrued expenses and other liabilities	12,067	(11,019)	5,106
Other operating activities, net	161	2,837	2,221

Net cash provided by (used in) operating activities	24,313	(14,443)	(13,618)

Investing activities
Net increase in time deposits placed and other short-term investments	(1,238)	(881)	(484)
Net increase in federal funds sold and securities purchased under agreements to resell	(31,614)	(16,770)	(53)
Proceeds from sales of available-for-sale debt securities	171,711	137,702	125,824
Proceeds from maturities of available-for-sale debt securities	26,953	26,777	11,722
Purchases of available-for-sale debt securities	(195,868)	(146,010)	(126,537)
Proceeds from maturities of held-to-maturity debt securities	779	43	145
Proceeds from sales of loans and leases	32,672	28,068	10,781
Other changes in loans and leases, net	(74,202)	(37,184)	18,201
Purchases and originations of mortgage banking assets	(1,637)	(919)	(1,148)
Net purchases of premises and equipment	(209)	(939)	(835)
Proceeds from sales of foreclosed properties	123	142	353
Investment in unconsolidated subsidiary	(1,600)	—	—
Acquisition of business activities, net	(140)	(110)	(417)
Other investing activities, net	845	2,695	1,007

Net cash provided by (used in) investing activities	(73,425)	(7,386)	38,559

Financing activities
Net increase in deposits	27,655	12,963	9,251
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	12,967	17,352	(1,684)
Net increase (decrease) in commercial paper and other short-term borrowings	12,894	3,017	(19,981)
Proceeds from issuance of long-term debt and trust preferred securities	16,963	10,850	14,853
Retirement of long-term debt and trust preferred securities	(9,282)	(15,364)	(20,619)
Proceeds from issuance of common stock	3,970	2,373	1,019
Common stock repurchased	(9,766)	(7,466)	(4,716)
Cash dividends paid	(4,281)	(3,709)	(3,632)
Other financing activities, net	(72)	(66)	(51)

Net cash provided by (used in) financing activities	51,048	19,950	(25,560)

Effect of exchange rate changes on cash and cash equivalents	175	15	(57)

Net increase (decrease) in cash and cash equivalents	2,111	(1,864)	(676)
Cash and cash equivalents at January 1	24,973	26,837	27,513

Cash and cash equivalents at December 31	$27,084	$24,973	$26,837

Supplemental cash flow disclosures
Cash paid for interest	$10,214	$11,253	$19,257
Cash paid for income taxes	3,870	3,999	3,121

Net consolidation of assets and liabilities of certain multi-seller asset-backed commercial paper conduits amounted to $4,350, $0 and $0 in 2003, 2002 and 2001, respectively.

Net transfers of loans and leases from loans held for sale (included in other assets) to the loan portfolio for Asset and Liability Management (ALM) purposes amounted to $9,683, $8,468 and $247 in 2003, 2002 and 2001, respectively.

There were no loans and loans held for sale securitized and retained in the available-for-sale debt securities portfolio in 2003 and 2002. Loans and loans held for sale securitized and retained in the available-for-sale debt securities portfolio amounted to $29,985 in 2001.

See accompanying notes to consolidated financial statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Bank of America Corporation and its subsidiaries (the Corporation) through its banking and nonbanking subsidiaries, provide a diverse range of financial services and products throughout the United States and in selected international markets. At December 31, 2003, the Corporation operated its banking activities primarily under two charters: Bank of America, National Association (Bank of America, N.A.) and Bank of America, N.A. (USA).

Note 1—Summary of Significant Accounting Principles

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, and those variable interest entities (VIEs) where the Corporation is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain prior period amounts have been reclassified to conform to current period classifications. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements. The Corporation accounts for investments in companies that it owns a voting interest of 20 percent to 50 percent and for which it may have significant influence over operating and financing decisions using the equity method of accounting. These investments are included in other assets and the Corporation’s proportionate share of income or loss is included in other income.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). FIN 46 provides a new framework for identifying VIEs and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46 was effective immediately for VIEs created after January 31, 2003. As of October 9, 2003, the FASB deferred compliance under FIN 46 from July 1, 2003 to the first period ending after December 15, 2003 for VIEs created prior to February 1, 2003. However, the Corporation adopted FIN 46 on July 1, 2003, as originally issued, and consolidated the assets and liabilities related to certain of its multi-seller asset-backed commercial paper conduits. As of December 31, 2003, the total assets and liabilities were approximately $4.3 billion. Prior periods were not restated. Prior to FIN 46, trust preferred securities were classified as a separate liability with distributions on these securities included in interest expense on long-term debt. Upon adoption of FIN 46, $6.1 billion of trust preferred securities vehicles, which were deemed to be VIEs, were deconsolidated with the resulting liabilities to the trust companies included as a component of long-term debt with no change in the reporting of distributions. In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003) “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R). FIN 46R is an update of FIN 46 and contains different implementation dates based on the types of entities subject to the standard and based on whether a company has adopted FIN 46. The Corporation anticipates adopting FIN 46R as of March 31, 2004 and does not expect that it will have a material impact on the Corporation’s results of operations or financial condition. For additional information on VIEs, see Note 9 of the consolidated financial statements.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150) and was effective May 31, 2003 for all new and modified financial instruments and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities (or assets in some

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

circumstances). The adoption of this rule had no impact on the Corporation’s results of operations or financial condition.

On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149) which is effective for hedging relationships entered into or modified after June 30, 2003. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. The adoption of this rule did not have a material impact on the Corporation’s results of operations or financial condition.

SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123,” (SFAS 148) was adopted by the Corporation on January 1, 2003. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation adopted the fair value-based method of accounting for stock-based employee compensation costs as of January 1, 2003. In accordance with SFAS 148, the Corporation has elected to use the prospective method of adoption. All stock options granted under plans before the adoption date will continue to be accounted for under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) unless these stock options are modified or settled subsequent to adoption. SFAS 148 was effective for all stock option awards granted in 2003 and thereafter. Under APB 25, the Corporation accounted for stock options using the intrinsic value method and no compensation expense was recognized, as the grant price was equal to the strike price. Under the fair value method, stock option compensation expense is measured on the date of grant using an option-pricing model. The option-pricing model is based on certain assumptions and changes to those assumptions may result in different fair value estimates.

In accordance with SFAS 148, the Corporation provides disclosures as if the Corporation had adopted the fair value-based method of measuring all outstanding employee stock options in 2003, 2002 and 2001 as indicated in the following table. The prospective method of accounting for stock options that the Corporation has elected to follow, as allowed by SFAS 148, recognizes the impact of only newly issued employee stock options. The following table presents the effect on net income and earnings per common share had the fair value-based method been applied to all outstanding and unvested awards for the years ended December 31, 2003, 2002 and 2001.

	Year Ended December 31
(Dollars in millions, except per share data)	2003	2002	2001
Net income	$10,810	$9,249	$6,792
Stock-based employee compensation expense recognized during period, net of related tax effects	78	—	—
Stock-based employee compensation expense determined under fair-value based method, net of related tax effects(1)	(225)	(413)	(351)

Pro forma net income	$10,663	$8,836	$6,441

As reported
Earnings per common share	$7.27	$6.08	$4.26
Diluted earnings per common share	7.13	5.91	4.18
Pro forma
Earnings per common share	7.18	5.81	4.04
Diluted earnings per common share	7.05	5.64	3.96

(1)	Includes all awards granted, modified or settled for which the fair value was required to be measured under SFAS 123, except restricted stock. Restricted stock expense, included in net income, for the years ended December 31, 2003, 2002 and 2001 was $276, $250 and $182, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In determining the pro forma disclosures in the previous table, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model and assumptions appropriate to each plan. The Black-Scholes model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. The weighted average grant date fair values of the options granted during 2003, 2002 and 2001 were based on the assumptions below. See Note 17 of the consolidated financial statements for further discussion.

	Risk-Free Interest Rates			Dividend Yield
	2003	2002	2001	2003	2002	2001
Key Employee Stock Plan	3.82%	5.00%	5.05%	4.40%	4.76%	4.50%
Broad-based plans(1)	n/a	4.14	4.89	n/a	4.37	5.13

	Expected Lives (Years)			Volatility
	2003	2002	2001	2003	2002	2001
Key Employee Stock Plan	7	7	7	26.57%	26.86%	26.68%
Broad-based plans(1)	n/a	4	4	n/a	31.02	31.62

(1)	There were no options granted under broad-based plans in 2003.

Compensation expense under the fair value-based method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying SFAS 123 in 2003, 2002 and 2001 may not be indicative of future amounts.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees,” (FIN 45) was issued in November 2002. FIN 45 requires that a liability be recognized at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee. Guarantees, as defined in FIN 45, include contracts that contingently require the Corporation to make payments to a guaranteed party based on changes in an underlying that is related to an asset, liability or equity security of the guaranteed party, performance guarantees, indemnification agreements or indirect guarantees of indebtedness of others. The accounting provisions of FIN 45 were effective for certain guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Corporation’s results of operations or financial condition. In addition, FIN 45 requires certain additional disclosures that are located in Notes 9 and 13 of the consolidated financial statements.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (SFAS 133) as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of Effective Date of Financial Accounting Standards Board Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133,” also subsequently amended by SFAS 149, was adopted by the Corporation on January 1, 2001. The impact of adopting SFAS 133 to net income was a loss of $52 million (net of related income tax benefits of $31 million) and a net transition gain of $9 million (net of related income taxes of $5 million) included in other comprehensive income on January 1, 2001.

Cash and Cash Equivalents

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

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

Collateral

The Corporation has accepted collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2003, the fair value of this collateral was approximately $86.9 billion of which $62.8 billion was sold or repledged. At December 31, 2002, the fair value of this collateral was approximately $47.9 billion of which $29.9 billion was sold or repledged. The primary source of this collateral is reverse repurchase agreements. The Corporation pledges securities as collateral in transactions that consist of repurchase agreements, public and trust deposits, Treasury tax and loan notes, and other short-term borrowings. This collateral can be sold or repledged by the counterparties to the transactions.

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

Derivatives and Hedging Activities

All derivatives are recognized on the Consolidated Balance Sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The Corporation designates a derivative as held for trading or hedging purposes when it enters into a derivative contract. Derivatives designated as held for trading activities are included in the Corporation’s trading portfolio with changes in fair value reflected in trading account profits. Some credit derivatives used by the Corporation do not qualify for hedge accounting under SFAS 133 and despite being effective economic hedges, changes in the fair value of these derivatives are included in trading account profits.

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

The Corporation uses its derivatives designated for hedging activities as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation manages interest rate and foreign currency exchange rate sensitivity predominantly through the use of derivatives. Fair value hedges

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

are used to limit the Corporation’s exposure to changes in the fair value of its fixed interest-earning assets or interest-bearing liabilities that are due to interest rate or foreign exchange volatility. Cash flow hedges are used to minimize the variability in cash flows of interest-bearing assets or liabilities or anticipated transactions caused by interest rate or foreign exchange fluctuation. Changes in the fair value of derivatives designated for hedging activities that are highly effective as hedges are recorded in earnings or other comprehensive income, depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge, respectively. Hedge ineffectiveness and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings. SFAS 133 retains certain concepts under SFAS No. 52, “Foreign Currency Translation,” (SFAS 52) for foreign currency exchange hedging. Consistent with SFAS 52, the Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations as a component of other comprehensive income.

The Corporation from time to time purchases or issues financial instruments containing embedded derivatives. The embedded derivative is separated from the host contract and carried at fair value if the economic characteristics of the derivative are not clearly and closely related to the economic characteristics of the host contract. To the extent that the Corporation cannot reliably identify and measure the embedded derivative, the entire contract is carried at fair value on the Consolidated Balance Sheet with changes in fair value reflected in earnings.

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Similarly, if a derivative instrument in a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

Securities

Debt securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as of the trade date. Debt securities, which management has the intent and ability to hold to maturity, are classified as held-to-maturity and reported at amortized cost. Securities that are bought and held principally for the purpose of resale in the near term are classified as trading instruments and are stated at fair value with unrealized gains and losses included in trading account profits. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in shareholders’ equity on an after-tax basis.

Interest on debt securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

Marketable equity securities, which are included in other assets, are carried at fair value. Net unrealized gains and losses are included in shareholders’ equity, on an after-tax basis; income is included in noninterest income. Venture capital investments for which there are active market quotes are carried at estimated fair value, subject to liquidity discounts, sales restrictions or regulatory rules. Net unrealized gains and losses are recorded in noninterest income. Venture capital investments for which there are not active market quotes are initially valued at cost. Subsequently, these investments are adjusted to reflect changes in valuation as a result of initial public offerings or other-than-temporary declines in value.

Loans and Leases

Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Unearned income, discounts and premiums are amortized to income using methods that approximate the interest method.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

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

Allowance for Credit Losses

The allowance for credit losses which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in our lending activities. The allowance for loan and lease losses represents our estimated probable losses in our funded commercial and consumer loans and leases while our reserve for unfunded lending commitments, including standby letters of credit and binding unfunded loan commitments, represents estimated probable losses in these off-balance sheet credit instruments. Credit exposures, excluding derivative assets and trading account assets, deemed to be uncollectible are charged against these accounts. Cash recovered on previously charged off amounts are credited to these accounts.

The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectibility of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer loans, is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic conditions and credit scores. The remaining portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information (including individual valuations on nonperforming loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114)) result in the estimation of the allowance for credit losses.

If necessary, a specific allowance for loan and lease losses is established for individual impaired commercial loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Once a loan has been identified as individually impaired, management measures impairment in accordance with SFAS 114. Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in impaired loans exceeds the measure of estimated fair value, a specific allowance is established as a component of the allowance for loan and lease losses.

Components of the allowance for loan and lease losses are allocated to cover the estimated probable losses in each loan and lease category based on the results of the Corporation’s detail review process described above. The specific component continues to be weighted toward the commercial loan portfolio, which reflects a higher level of nonperforming loans and the potential for higher individual losses. The formula component of the allocated allowance covers performing commercial loans and leases, and consumer loans. The remaining or general component of the allowance for loan and lease losses, determined separately from the procedures outlined above, includes the imprecision inherent in the forecasting methodologies, as well as domestic and global economic uncertainty. Management assesses each of these components to determine the overall level of the general portion. The relationship of the general component to the total allowance for loan and lease losses may fluctuate from period to period. Management evaluates the adequacy of the allowance for loan and lease losses based on the combined total of specific, formula and general components.

The process of extending credit through unfunded lending commitments also exposes the Corporation to credit risk. We use a process to determine credit exposure in our portfolio of unfunded lending commitments similar to the one described above for the loans and leases portfolio.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Allowance for credit losses related to the lending portfolio and unfunded lending commitments are reported on the Consolidated Balance Sheet in the allowance for loan and lease losses, and accrued expenses and other liabilities, respectively. Provision for credit losses related to the loans and leases portfolio and unfunded lending commitments are both reported in the Consolidated Statement of Income in the provision for credit losses.

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

Credit card loans are charged off at 180 days past due or 60 days from notification of bankruptcy filing and are not classified as nonperforming. Unsecured consumer loans and deficiencies in non-real estate secured loans are charged off at 120 days past due and not classified as nonperforming. Real estate secured consumer loans are placed on nonaccrual and classified as nonperforming at 90 days past due. The amount deemed uncollectible on real estate secured loans is charged off at 180 days past due.

Loans Held for Sale

Loans held for sale include residential mortgage, loan syndications, and to a lesser degree commercial real estate, consumer finance and other loans, and are carried at the lower of aggregate cost or market value. Loans held for sale are included in other assets.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment and the shorter of lease term or estimated useful life for leasehold improvements.

Mortgage Banking Assets

The mortgage servicing rights (MSRs) and Excess Spread Certificates (the Certificates) generated by the Corporation’s Mortgage Selling and Servicing Contracts are classified as mortgage banking assets (MBAs) on the Consolidated Balance Sheet. The MSR component represents the contractually specified servicing fees and, in certain instances, float on escrow balances, net of the Corporation’s cost to service, and the Certificates represent a retained financial interest in certain cash flows of the underlying mortgage loans. The MSRs are accounted for on a lower-of-cost or market basis. The Certificates are carried at estimated fair value with the mark-to-market adjustment reported in trading account profits. The Corporation seeks to manage changes in value of the MSR and the Certificates due to changes in prepayment rates by entering into derivative financial instruments such as purchased options and interest rate swaps. The derivative instruments are carried at estimated fair value with the corresponding adjustment reported in trading account profits. The Corporation values the Certificates using an option-adjusted spread model which requires several key components including, but not limited to, proprietary prepayment models and term structure modeling via Monte Carlo simulation. The fair value of the Certificates was $2.3 billion and $1.6

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

billion at December 31, 2003 and 2002, respectively. The carrying value of the MSRs was $466 million and $492 million at December 31, 2003 and 2002, respectively. Total loans serviced were $246.5 billion and $264.5 billion at December 31, 2003 and 2002 respectively, including loans serviced on behalf of the Corporation’s banking subsidiaries.

The Corporation allocated the total cost of mortgage loans originated for sale or purchased between the cost of the loans, and when applicable, the Certificates and the MSRs based on the relative fair values of the loans, the Certificates and the MSRs. MSRs acquired separately are capitalized at cost. The Corporation recorded $1.6 billion and $884 million of MBAs during 2003 and 2002, respectively. The cost of MSRs was amortized in proportion to and over the estimated period that servicing revenues were recognized.

Mortgage banking income includes certificate and servicing fees, ancillary servicing income, mortgage production fees, and gains and losses on sales of loans to the secondary market.

Goodwill and Other Intangibles

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142)) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. In 2003 and 2002, goodwill was tested for impairment and no impairment charges were recorded.

Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. At December 31, 2003, intangible assets included on the Consolidated Balance Sheet consist of core deposit intangibles that are amortized using an estimated range of anticipated lives of 6 to 20 years.

Special Purpose Financing Entities

In the ordinary course of business, the Corporation supports its customers’ financing needs by facilitating the customers’ access to different funding sources, assets and risks. In addition, the Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs. These financing entities may be in the form of corporations, partnerships or limited liability companies, or trusts, and are generally not consolidated on the Corporation’s balance sheet. The majority of these activities are basic term or revolving securitization vehicles for credit card or mortgage securitizations. These vehicles are generally funded through term-amortizing debt structures designed to be paid off based on the underlying cash flows of the assets securitized.

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

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Quoted market prices, if available, are used to obtain fair values. Generally, quoted market prices for retained interests are not available; therefore, the Corporation estimates fair values based upon the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward yield curves, discount rates and other factors that impact the value of retained interests. See Note 9 of the consolidated financial statements for further discussion.

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

Other Special Purpose Financing Entities

Other special purpose financing entities are generally funded with short-term commercial paper and are similarly paid down through the cash flow or sale of the underlying assets. These financing entities are usually contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments and provide the investors in the transaction protection from creditors of the Corporation in the event of bankruptcy or receivership of the Corporation. These financing entities are governed by SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125,” (SFAS 140). In certain situations, the Corporation provides liquidity commitments and/or loss protection agreements. See Note 13 of the consolidated financial statements for further discussion.

The Corporation evaluates whether these entities should be consolidated by applying accounting principles generally accepted in the United States and interpretations that generally provide that a financing entity is not consolidated if both the control, and risks and rewards of the assets in the financing entity are not retained by the Corporation. In determining whether the financing entity should be consolidated, the Corporation considers whether the entity is a qualifying special purpose entity (QSPE) as defined in SFAS 140. For sales treatment, SFAS 140 requires that the financing entity be legally isolated, bankruptcy remote and beyond the control of the seller, which generally applies to securitizations. See Note 9 of the consolidated financial statements for further discussion. For non-QSPE structures or VIEs, the FASB issued FIN 46 that addresses identifying VIEs and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. This guidance applies to certain transactions and requires an assessment of whether sufficient risks and rewards of ownership have passed based on assessing the voting rights, control of the entity and the existence of substantive third party equity investment. For additional information on the consolidation of VIEs, see Recently Issued Accounting Pronouncements on page 75 and Note 9 of the consolidated financial statements.

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

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

In addition, the Corporation has established unfunded supplemental benefit plans and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. These plans are nonqualified under the Internal Revenue Code and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor.

In addition, the Corporation has established several postretirement healthcare and life insurance benefit plans.

Other Comprehensive Income

The Corporation records unrealized gains and losses on available-for-sale debt and marketable equity securities, foreign currency translation adjustments, related hedges of net investments in foreign operations and gains and losses on cash flow hedges in other comprehensive income (OCI) in shareholders’ equity. Gains and losses on available-for-sale debt and marketable equity securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge. Translation gains or losses on foreign currency translation adjustments are reclassified to net income upon the sale or liquidation of investments in foreign operations. Gains or losses on derivatives are reclassified to net income as the hedged item affects earnings.

Earnings Per Common Share

Earnings per common share is computed by dividing net income available to common shareholders by the weighted average common shares issued and outstanding. For diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant’s convertible preferred stock. Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. This adjusted net income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding, restricted stock units and the dilution resulting from the conversion of the registrant’s convertible preferred stock, if applicable. The effects of convertible preferred stock, restricted stock units and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Dilutive potential common shares are calculated using the treasury stock method.

Foreign Currency Translation

Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting unrealized gains or losses are reported as a component of accumulated OCI within shareholders’ equity on an after-tax basis. When the foreign entity is not a free-standing operation or is in a hyperinflationary economy, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting realized gains or losses are included in income.

Co-Branding Credit Card Arrangements

The Corporation has co-brand arrangements that entitle a cardholder to receive benefits, such as airline frequent-flyer points, based on purchases made with the card. These arrangements have remaining terms not exceeding six years. The Corporation may pay one-time fees which would be deferred ratably over the term of the arrangement. The Corporation makes monthly payments to the co-brand partners based on the

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

volume of cardholders’ purchases and on the number of points awarded to cardholders. Such payments are expensed as incurred and are recorded as contra-revenue.

Note 2—Merger-related Activity

On October 27, 2003, the Corporation and FleetBoston Financial Corporation (FleetBoston) announced a definitive agreement to merge. The merger will be a stock-for-stock transaction currently estimated to be approximately $46.0 billion. The acquisition will be accounted for using the purchase method of accounting and each share of FleetBoston common stock will be exchanged for 0.5553 of a share of the Corporation’s common stock, resulting in the issuance of approximately 600 million shares of the Corporation’s common stock. FleetBoston shareholders will receive cash instead of any fractional shares of the Corporation’s common stock that would have otherwise been issued at the completion of the merger. Also, substantially all of the FleetBoston stock options vest upon completion of the merger and will be converted into the Corporation’s stock options. Additionally, each share of FleetBoston preferred stock will be exchanged for one share of the Corporation’s preferred stock. The agreement has been approved by both boards of directors and is subject to customary regulatory and shareholder approvals. The closing is expected in April of 2004.

Note 3—Exit Charges

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

The subprime real estate loan portfolio was securitized in the fourth quarter of 2001. Approximately $42 million and $82 million of subprime real estate loans remained in loans held for sale in other assets at December 31, 2003 and 2002, respectively. At the exit date, the auto lease portfolio consisted of approximately 495,000 units with total residual exposure of $6.8 billion. At December 31, 2003, approximately 112,000 units remained with a residual exposure of $1.5 billion compared to approximately 227,000 units with a residual exposure of $3.0 billion at December 31, 2002.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 4—Securities

The amortized cost, gross unrealized gains and losses, and fair value of available-for-sale debt and marketable equity securities and held-to-maturity debt securities at December 31, 2003, 2002 and 2001 were:

(Dollars in millions)	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities
2003
Available-for-sale debt securities:
U.S. Treasury securities and agency debentures	$710	$5	$2	$713
Mortgage-backed securities	56,405	63	575	55,893
Foreign sovereign securities	2,815	24	38	2,801
Other taxable securities	6,375	35	69	6,341

Total taxable	66,305	127	684	65,748
Tax-exempt securities	2,167	79	1	2,245

Total available-for-sale debt securities	$68,472	$206	$685	$67,993

Available-for-sale marketable equity securities(1)	$1,192	$394	$31	$1,555

2002
Available-for-sale debt securities:
U.S. Treasury securities and agency debentures	$691	$20	$—	$711
Mortgage-backed securities	58,813	847	5	59,655
Foreign sovereign securities	2,235	30	103	2,162
Other taxable securities	2,691	25	38	2,678

Total taxable	64,430	922	146	65,206
Tax-exempt securities	2,824	96	4	2,916

Total available-for-sale debt securities	$67,254	$1,018	$150	$68,122

Available-for-sale marketable equity securities(1)	$1,165	$19	$127	$1,057

2001
Available-for-sale debt securities:
U.S. Treasury securities and agency debentures	$1,271	$17	$8	$1,280
Mortgage-backed securities	73,546	381	826	73,101
Foreign sovereign securities	3,213	54	123	3,144
Other taxable securities	4,739	11	108	4,642

Total taxable	82,769	463	1,065	82,167
Tax-exempt securities	2,324	5	46	2,283

Total available-for-sale debt securities	$85,093	$468	$1,111	$84,450

Available-for-sale marketable equity securities(1)	$648	$45	$157	$536

Held-to-maturity debt securities:
2003
Mortgage-backed securities	$1	$—	$—	$1
Foreign sovereign securities	49	—	3	46
Other taxable securities	46	3	—	49

Total taxable	96	3	3	96
Tax-exempt securities	151	7	—	158

Total held-to-maturity debt securities	$247	$10	$3	$254

2002
Mortgage-backed securities	$3	$—	$—	$3
Foreign sovereign securities	788	10	49	749
Other taxable securities	45	4	—	49

Total taxable	836	14	49	801
Tax-exempt securities	190	10	—	200

Total held-to-maturity debt securities	$1,026	$24	$49	$1,001

2001
U.S. Treasury securities and agency debentures	$5	$—	$—	$5
Mortgage-backed securities	5	—	—	5
Foreign sovereign securities	797	5	54	748
Other taxable securities	26	1	—	27

Total taxable	833	6	54	785
Tax-exempt securities	216	9	1	224

Total held-to-maturity debt securities	$1,049	$15	$55	$1,009

(1)	Available-for-sale marketable equity securities are recorded in other assets on the Consolidated Balance Sheet.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2003, net unrealized losses on available-for-sale debt and marketable equity securities included in shareholders’ equity were $70 million, net of the related income tax benefit of $46 million. At December 31, 2002, net unrealized gains on these securities were $494 million, net of the related income tax expense of $266 million.

The following table presents the current fair value and the associated unrealized losses only on investments in debt securities with unrealized losses at December 31, 2003. Unrealized losses on marketable equity securities at December 31, 2003 were not considered material. The table also discloses whether these securities have had unrealized losses for less than 12 months, or for 12 months or longer.

	Less than 12 months		12 months or longer		Total
(Dollars in millions)	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Debt securities:
U.S. Treasury securities and agency debentures	$210	$(2)	$—	$—	$210	$(2)
Mortgage-backed securities(1)	41,067	(575)	12	—	41,079	(575)
Foreign sovereign securities	71	(7)	266	(31)	337	(38)
Other taxable securities	4,036	(69)	—	—	4,036	(69)
Tax-exempt securities(1)	20	(1)	22	—	42	(1)

Total temporarily-impaired debt securities	$45,404	$(654)	$300	$(31)	$45,704	$(685)

(1)	Unrealized losses less than $500,000 are shown as zero.

The unrealized losses associated with U.S. Treasury securities and agency debentures, mortgage-backed securities, certain foreign sovereign securities, other taxable securities and tax-exempt securities are not considered to be other-than-temporary because their unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer. The Corporation also has unrealized losses associated with other foreign sovereign securities; however, these losses are not considered other-than-temporary because the principal of these securities is guaranteed by the U. S. government.

Excluding securities issued by the U.S. government and its agencies and corporations (including the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac)), there were no investments in securities from one issuer that exceeded 10 percent of consolidated shareholders’ equity at December 31, 2003 or 2002.

Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $20.9 billion and $32.9 billion at December 31, 2003 and 2002, respectively.

The expected maturity distribution and yields of the Corporation’s securities portfolio at December 31, 2003 are summarized in the following table. Actual maturities may differ from the contractual or expected maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	Due in 1 year or less		Due after 1 year through 5 years		Due after 5 years through 10 years		Due after 10 years(1)		Total
(Dollars in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Fair value of available-for-sale securities
Available-for-sale debt securities:
U.S. Treasury securities and agency debentures	$42	2.35%	$554	3.03%	$96	4.14%	$21	5.54%	$713	3.09%
Mortgage-backed securities	18	5.42	21,824	4.79	34,016	5.01	35	9.00	55,893	4.93
Foreign sovereign securities	188	3.99	1,627	2.12	79	5.35	907	3.77	2,801	2.88
Other taxable securities	34	3.64	4,015	8.47	630	5.09	1,662	5.59	6,341	7.37

Total taxable	282	3.79	28,020	5.13	34,821	5.01	2,625	5.01	65,748	5.06
Tax-exempt securities(2)	7	4.79	12	5.59	968	6.08	1,258	6.60	2,245	6.36

Total available-for-sale debt securities	$289	3.81%	$28,032	5.13%	$35,789	5.04%	$3,883	5.53%	$67,993	5.10%

Amortized cost of available-for-sale debt securities	$288		$28,149		$36,152		$3,885		$68,472

Amortized cost of held-to-maturity debt securities
Mortgage-backed securities	$—	—%	$1	1.62%	$—	—%	$—	—%	$1	1.62%
Foreign sovereign securities	7	3.73	27	2.09	—	—	15	6.75	49	3.75
Other taxable securities	—	—	—	—	46	6.00	—	—	46	6.02

Total taxable	7	3.73	28	2.07	46	6.00	15	6.75	96	4.82
Tax-exempt securities(2)	25	9.97	52	8.99	42	8.11	32	5.95	151	8.26

Total held-to-maturity debt securities	$32	8.61%	$80	6.57%	$88	7.01%	$47	6.21%	$247	6.92%

Fair value of held-to-maturity debt securities	$33		$88		$87		$46		$254

(1)	Includes securities with no stated maturity.
(2)	Yield of tax-exempt securities calculated on a fully taxable-equivalent basis.

The components of realized gains and losses on sales of debt securities for 2003, 2002 and 2001 were:

(Dollars in millions)	2003	2002	2001
Gross gains	$1,246	$1,035	$1,074
Gross losses	(305)	(405)	(599)

Net gains on sales of debt securities	$941	$630	$475

The income tax expense attributable to realized net gains on debt securities sales was $329 million, $220 million and $166 million in 2003, 2002 and 2001, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 5—Trading Account Assets and Liabilities

The Corporation engages in a variety of trading–related activities that are either for clients or its own account. The fair values of the components of trading account assets and liabilities at December 31, 2003 and 2002 were:

	December 31
(Dollars in millions)	2003	2002
Trading account assets
U.S. government and agency securities	$16,073	$19,875
Corporate securities, trading loans, and other	25,647	21,286
Equity securities	11,445	5,380
Mortgage trading loans and asset-backed securities	8,221	8,703
Foreign sovereign debt	7,161	8,752

Total	$68,547	$63,996

Trading account liabilities
U.S. government and agency securities	$7,304	$8,531
Equity securities	8,863	4,825
Corporate securities, trading loans, and other	5,379	7,320
Foreign sovereign debt	5,276	3,465
Mortgage trading loans and asset-backed securities	22	1,433

Total	$26,844	$25,574

Note 6—Derivatives

The Corporation designates a derivative as held for trading or hedging purposes when it enters into the derivative contract. The designation may change based upon management’s intentions and changing circumstances. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option agreements can be transacted on organized exchanges or directly between parties. The Corporation also provides credit derivatives to customers who wish to hedge existing credit exposures or take on credit exposure to generate revenue.

Credit Risk Associated with Derivative Activities

Credit risk associated with derivatives is measured as the net replacement cost should the counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts assuming no recoveries of underlying collateral. In managing derivative credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. The Corporation’s derivative activities are primarily with commercial banks, broker/dealers and corporations. To minimize credit risk, the Corporation enters into legally enforceable master netting agreements, which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon occurrence of certain events. In addition, the Corporation reduces credit risk by obtaining collateral based on individual assessment of counterparties. The determination of the need for and the levels of collateral will vary depending on the Corporation’s credit risk rating of the counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. The

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Corporation held $24.0 billion of collateral on derivative positions, of which $15.7 billion could be applied against credit risk at December 31, 2003.

A portion of the derivative activity involves exchange-traded instruments. Exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements. Management believes the credit risk associated with these types of instruments is minimal.

The following table presents the contract/notional and credit risk amounts at December 31, 2003 and 2002 of the Corporation’s derivative positions held for trading and hedging purposes. These derivative positions are primarily executed in the over-the-counter market. The credit risk amounts presented in the following table do not consider the value of any collateral held but take into consideration the effects of legally enforceable master netting agreements.

Derivatives(1)

	December 31, 2003		December 31, 2002
(Dollars in millions)	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk
Interest rate contracts
Swaps	$8,873,600	$14,893	$6,781,629	$18,981
Futures and forwards	2,437,907	633	2,510,259	283
Written options	1,174,014	—	973,113	—
Purchased options	1,132,486	3,471	907,999	3,318
Foreign exchange contracts
Swaps	260,210	4,473	175,680	2,460
Spot, futures and forwards	775,105	4,202	724,039	2,535
Written options	138,474	—	81,263	—
Purchased options	133,512	669	80,395	452
Equity contracts
Swaps	30,850	364	16,830	679
Futures and forwards	3,234	—	48,470	—
Written options	25,794	—	19,794	—
Purchased options	24,119	5,370	23,756	2,885
Commodity contracts
Swaps	15,491	1,554	11,776	1,117
Futures and forwards	5,726	—	3,478	—
Written options	11,695	—	12,158	—
Purchased options	7,223	294	19,115	347
Credit derivatives	136,788	584	92,098	1,253

Total derivative assets		$36,507		$34,310

(1)	Includes both long and short derivative positions.

The average fair value of derivative assets for 2003 and 2002 was $34.9 billion and $25.3 billion, respectively. The average fair value of derivative liabilities for 2003 and 2002 was $23.9 billion and $17.3 billion, respectively.

ALM Process

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

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

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

Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the Corporation to manage its interest rate risk position. Non-leveraged generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps, floors, swaptions and options on index futures contracts. Futures contracts used for the ALM process are primarily index futures providing for cash payments based upon the movements of an underlying rate index.

The Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities, as well as the Corporation’s equity investments in foreign subsidiaries. Foreign exchange contracts, which include spot, futures and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts except that they are based on currencies rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

Fair Value and Cash Flow Hedges

The Corporation uses various types of interest rate and foreign currency exchange rate derivative contracts to protect against changes in the fair value of its fixed-rate assets and liabilities due to fluctuations in interest rates and exchange rates. The Corporation also uses these contracts to protect against changes in the cash flows of its variable-rate assets and liabilities, and anticipated transactions. In 2003, the Corporation recognized in the Consolidated Statement of Income a net loss of $101 million (included in interest income) related to fair value hedges. This loss represents the expected change in the forward values of forward contracts and was excluded from the assessment of hedge effectiveness. In 2002, the Corporation recognized in the Consolidated Statement of Income a net loss of $22 million (included in interest income) that was excluded from the assessment of hedge effectiveness related to fair value hedges. In 2003, the Corporation recognized in the Consolidated Statement of Income net gains of $26 million (included in mortgage banking income) that represented the amount excluded from the assessment of hedge effectiveness related to cash flow hedges. In 2002, the Corporation recognized in the Consolidated Statement of Income a net loss of $28 million (included in interest income and mortgage banking income) that represented the amount excluded from the assessment of hedge effectiveness related to cash flow hedges. At December 31, 2003 and 2002, the Corporation has determined that there were no hedging positions where it was probable that certain forecasted transactions may not occur within the originally designated time period. The Corporation did not recognize material amounts in the Consolidated Statement of Income related to ineffectiveness of fair value or cash flow hedges in 2003 or 2002.

For cash flow hedges, gains and losses on derivative contracts reclassified from accumulated OCI to current period earnings are included in the line item in the Consolidated Statement of Income in which the hedged item is recorded and in the same period the hedged item affects earnings. During the next 12 months, net gains on derivative instruments included in accumulated OCI, of approximately $825 million (pre-tax) are expected to be reclassified into earnings. These net gains reclassified into earnings are expected to increase income or decrease expense on the respective hedged items.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Hedges of Net Investments in Foreign Operations

The Corporation uses forward exchange contracts, currency swaps and nonderivative cash instruments that provide an economic hedge on portions of its net investments in foreign operations against adverse movements in foreign currency exchange rates. In 2003 and 2002, the Corporation experienced net unrealized foreign currency pre-tax gains of $197 million and $103 million, respectively, related to its net investments in foreign operations. These unrealized gains were partially offset by net unrealized pre-tax losses of $194 million and $102 million, respectively, related to derivative and nonderivative instruments designated as hedges of the foreign currency exposure during these same periods. These unrealized gains and losses were recorded as components of accumulated OCI.

Note 7—Outstanding Loans and Leases

Outstanding loans and leases at December 31, 2003 and 2002 were:

	December 31
(Dollars in millions)	2003	2002
Commercial—domestic	$96,644	$105,053
Commercial—foreign	15,293	19,912
Commercial real estate—domestic	19,043	19,910
Commercial real estate—foreign	324	295

Total commercial	131,304	145,170

Residential mortgage	140,513	108,197
Home equity lines	23,859	23,236
Direct/Indirect consumer	33,415	31,068
Consumer finance	5,589	8,384
Credit card	34,814	24,729
Foreign consumer	1,969	1,971

Total consumer	240,159	197,585

Total(1)	$371,463	$342,755

(1)	Includes lease financings of $11,376 and $14,332 at December 31, 2003 and 2002, respectively.

The following table presents the recorded investment in specific loans, without consideration to the specific component of the allowance for loan and lease losses that were considered individually impaired in accordance with SFAS 114 at December 31, 2003 and 2002. SFAS 114 impairment includes certain performing troubled debt restructurings, and excludes all commercial leases.

	December 31
(Dollars in millions)	2003	2002
Commercial—domestic	$1,404	$2,553
Commercial—foreign	581	1,355
Commercial real estate—domestic	151	157
Commercial real estate—foreign	2	2

Total impaired loans	$2,138	$4,067

The average recorded investment in certain impaired loans for 2003, 2002 and 2001 was approximately $3.0 billion, $3.9 billion and $3.7 billion, respectively. At December 31, 2003 and 2002, the recorded investment in impaired loans requiring an allowance for credit losses based on individual analysis per SFAS 114 guidelines was $2.0 billion and $4.0 billion, and the related allowance for credit losses was $391 million and $919 million, respectively. For 2003, 2002 and 2001, interest income recognized on impaired loans totaled $105 million, $156 million and $195 million, respectively, all of which was recognized on a cash basis.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2003 and 2002, nonperforming loans, including certain loans that were considered impaired, totaled $2.9 billion and $5.0 billion, respectively. In addition, included in other assets was $202 million and $120 million of nonperforming assets at December 31, 2003 and 2002, respectively.

Foreclosed properties amounted to $148 million and $225 million at December 31, 2003 and 2002, respectively. The cost of carrying foreclosed properties amounted to $3 million, $7 million and $15 million in 2003, 2002 and 2001, respectively.

Note 8—Allowance for Credit Losses

The table below summarizes the changes in the allowance for credit losses for 2003, 2002 and 2001:

(Dollars in millions)	2003	2002	2001
Allowance for loan and lease losses, January 1	$6,358	$6,278	$6,365

Loans and leases charged off	(3,867)	(4,460)	(4,844)
Recoveries of loans and leases previously charged off	761	763	600

Net charge-offs	(3,106)	(3,697)	(4,244)

Provision for loan and lease losses	2,916	3,801	4,163
Other, net	(5)	(24)	(6)

Allowance for loan and lease losses, December 31	$6,163	$6,358	$6,278

Reserve for unfunded lending commitments, January 1	$493	$597	$473
Provision for unfunded lending commitments	(77)	(104)	124

Reserve for unfunded lending commitments, December 31	$416	$493	$597

Total	$6,579	$6,851	$6,875

Note 9—Special Purpose Financing Entities

The Corporation securitizes assets and may retain a portion or all of the securities, subordinated tranches, interest-only strips and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. Those assets may be serviced by the Corporation or by third parties to whom the servicing has been sold. See Note 1 of the consolidated financial statements for a more detailed discussion of securitizations.

Mortgage-related Securitizations

The Corporation securitizes the majority of its mortgage loan originations in conjunction with or shortly after loan closing. In 2003 and 2002, the Corporation converted a total of $121.1 billion (including $13.0 billion originated by other entities on behalf of the Corporation) and $53.7 billion (including $2.8 billion originated by other entities on behalf of the Corporation), respectively, of residential first mortgages into mortgage-backed securities issued through Fannie Mae, Freddie Mac, Government National Mortgage Association (Ginnie Mae) and Banc of America Mortgage Securities. At December 31, 2003, the Corporation retained $1.7 billion of securities. The Corporation did not retain any of the securities issued in 2002. At December 31, 2002, $1.8 billion of securities issued prior to 2002 had been retained. These retained interests are valued using quoted market values.

For 2003, the Corporation reported $2.4 billion in gains on loans converted into securities and sold, of which $2.0 billion was from loans originated by the Corporation and $381 million was from loans originated by other entities on behalf of the Corporation. For 2002, the Corporation reported $480 million in gains on loans converted into securities and sold, of which $408 million was from loans originated by the Corporation and $72 million was from loans originated by other entities on behalf of the Corporation. At December 31, 2003, the Corporation had recourse obligations of $531 million with varying terms up to seven years on loans that had been securitized and sold.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In addition to the retained interests in the securities, the Corporation has retained the servicing asset and the Certificates from securitized mortgage loans (see the Mortgage Banking Assets section of Note 1 of the consolidated financial statements). Mortgage Certificate and servicing fee income on all loans serviced, including securitizations, was $738 million and $944 million in 2003 and 2002, respectively.

The Certificates of $2.3 billion at December 31, 2003 and $1.6 billion at December 31, 2002 are classified as MBAs and marked to market with gains or losses recorded in trading account profits. At December 31, 2003, key economic assumptions and the sensitivities of the valuations of the Certificates and MSRs to immediate changes in those assumptions were analyzed. The sensitivity analysis included the impact on fair value of modeled prepayment and discount rate changes under favorable and adverse conditions. A decrease of 10 percent and 20 percent in modeled prepayments would result in an increase in value ranging from $134 million to $282 million, and an increase in modeled prepayments of 10 percent and 20 percent would result in a decrease in value ranging from $122 million to $234 million. A decrease of 100 and 200 basis points (bps) in the discount rate would result in an increase in value ranging from $119 million to $248 million, and an increase in the discount rate of 100 and 200 bps would result in a decrease in value ranging from $110 million to $211 million. See Note 1 of the consolidated financial statements for additional disclosures related to the Certificates.

Other Securitizations

In December 2001, in conjunction with the strategic decision to exit the subprime real estate lending business, the Corporation securitized $17.5 billion of subprime real estate loans in two bond-insured transactions and retained all of the related AAA-rated securities in the available-for-sale portfolio. During 2002, the Corporation re-securitized and sold $10.4 billion of those securities to third parties. At December 31, 2003 and 2002, $2.1 billion and $3.5 billion, respectively, of the AAA-rated securities remained in the available-for-sale portfolio.

The Corporation has provided protection on a subset of one consumer finance securitization in the form of a guarantee with a maximum payment of $220 million that is only paid out if over-collateralization is not sufficient to absorb losses and certain other conditions are met. The Corporation projects no payments will be due over the life of the contract, which is approximately two years.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Key economic assumptions used in measuring the fair value of certain residual interests (included in other assets) in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are as follows:

	Credit Card		Consumer Finance(1)
(Dollars in millions)	2003	2002	2003	2002
Carrying amount of residual interests (at fair value)	$76	$123	$328	$395
Balance of unamortized securitized loans(2)	1,782	4,732	9,409	15,545
Weighted-average life to call (in years)(3)	1.43	1.47	1.64	3.04
Revolving structures—annual payment rate	14.9%	14.2%
Amortizing structures—annual constant prepayment rate:
Fixed rate loans			7.8-32.6%	9.3-29.1%
Adjustable rate loans			27.0-42.41%	27.0%
Impact on fair value of 100 bps favorable change	$—	3	$(11)	$—
Impact on fair value of 200 bps favorable change	—	7	(15)	2
Impact on fair value of 100 bps adverse change	—	(3)	4	(1)
Impact on fair value of 200 bps adverse change	—	(5)	11	(2)
Expected credit losses(4)	5.3%	5.6%	4.6-11.02%	4.2-10.0%
Impact on fair value of 10% favorable change	$2	6	37	40
Impact on fair value of 25% favorable change	5	15	100	115
Impact on fair value of 10% adverse change	(2)	(7)	(37)	(36)
Impact on fair value of 25% adverse change	(5)	(16)	(82)	(79)
Residual cash flows discount rate (annual rate)	6.0%	6.0%	15.0-30.0%	15.0-30.0%
Impact on fair value of 100 bps favorable change	$—	$—	8	14
Impact on fair value of 200 bps favorable change	—	—	16	29
Impact on fair value of 100 bps adverse change	—	—	(8)	(13)
Impact on fair value of 200 bps adverse change	—	—	(15)	(26)

(1)	Consumer finance includes subprime real estate loan and manufactured housing loan securitizations, which are all serviced by third parties.
(2)	Balances represent securitized loans at December 31, 2003 and 2002. At December 31, 2003 and 2002, the Corporation retained in the available-for-sale portfolio $2.1 billion and $3.5 billion, respectively, of the AAA-rated bonds created from the December 2001 subprime real estate loan securitizations.
(3)	Before any optional clean-up calls are executed, economic analyses will be performed.
(4)	Annual rates of expected credit losses are presented for credit card and commercial—domestic securitizations. Cumulative lifetime rates of expected credit losses (incurred plus projected) are presented for consumer finance loans.

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

Static pool net credit losses are considered in determining the value of retained interests. Static pool net credit losses include actual losses incurred plus projected credit losses divided by the original balance of each securitization pool. Expected static pool net credit losses at December 31, 2003 were 5.83 percent, 9.91 percent, 8.22 percent, 5.50 percent and 10.83 percent for 2001, 1999, 1998, 1997 and 1995, respectively. Expected static pool net credit losses at December 31, 2002 were 6.86 percent, 8.28 percent, 6.69 percent, 5.30 percent, 4.87 percent and 6.27 percent for 2001, 1999, 1998, 1997, 1996 and 1995, respectively.

Proceeds from collections reinvested in revolving credit card securitizations were $14.7 billion and $16.1 billion in 2003 and 2002, respectively. Other cash flows received from retained interests that represent

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

amounts received on retained interests by the transferor other than servicing fees such as cash flows from interest-only strips, were $279 million and $451 million in 2003 and 2002, respectively, for credit card securitizations.

The Corporation reviews its loans and leases portfolio on a managed basis. Managed loans and leases are defined as on-balance sheet loans and leases as well as securitized credit card loans. New advances under previously securitized accounts will be recorded on the Corporation’s balance sheet after the revolving period of the securitization, which has the effect of increasing loans on the Corporation’s balance sheet and increasing net interest income and charge-offs, with a corresponding reduction in noninterest income. Portfolio balances, delinquency and historical loss amounts of the managed loans and leases portfolio for 2003 and 2002 were as follows:

	December 31, 2003			December 31, 2002
	Total Principal Amount of Loans and Leases	Principal Amount of Loans Past Due 90 Days or More(1)	Principal Amount of Nonperforming Loans	Total Principal Amount of Loans and Leases	Principal Amount of Loans Past Due 90 Days or More(1)	Principal Amount of Nonperforming Loans
(Dollars in millions)
Commercial—domestic	$96,644	$110	$1,507	$105,053	$132	$2,781
Commercial—foreign	15,293	29	586	19,912	—	1,359
Commercial real estate—domestic	19,043	23	140	19,910	91	161
Commercial real estate—foreign	324	—	2	295	—	3

Total commercial	131,304	162	2,235	145,170	223	4,304

Residential mortgage	140,513	—	531	108,197	—	612
Home equity lines	23,859	—	43	23,236	—	66
Direct/Indirect consumer	33,415	47	28	31,068	56	30
Consumer finance	5,589	35	32	8,384	61	19
Credit card	36,596	647	—	29,461	502	—
Foreign consumer	1,969	—	4	1,971	—	6

Total consumer	241,941	729	638	202,317	619	733

Total managed loans and leases	373,245	$891	$2,873	347,487	$842	$5,037

Loans in revolving securitizations	(1,782)			(4,732)

Total held loans and leases	$371,463			$342,755

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Loans and Leases Outstanding	Loans and Leases Net Losses	Net Loss Ratio(2)	Average Loans and Leases Outstanding	Loans and Leases Net Losses	Net Loss Ratio(2)
(Dollars in millions)
Commercial—domestic	$99,000	$757	0.76%	$110,073	$1,471	1.34%
Commercial—foreign	17,489	306	1.75	21,287	521	2.45
Commercial real estate—domestic	19,740	41	0.21	21,161	37	0.18
Commercial real estate—foreign	302	—	—	408	—	—

Total commercial	136,531	1,104	0.81	152,929	2,029	1.33

Residential mortgage	127,059	40	0.03	97,204	42	0.04
Home equity lines	22,890	11	0.05	22,807	26	0.11
Direct/Indirect consumer	32,593	181	0.55	30,264	210	0.69
Consumer finance	6,888	212	3.08	10,533	255	2.42
Credit card	31,552	1,691	5.36	27,352	1,443	5.28
Other consumer—domestic	—	39	n/m	—	36	n/m
Foreign consumer	1,977	5	0.24	2,021	5	0.25

Total consumer	222,959	2,179	0.98	190,181	2,017	1.06

Total managed loans and leases	359,490	$3,283	0.91%	343,110	$4,046	1.18%

Loans in revolving securitizations	(3,342)			(6,291)

Total held loans and leases	$356,148			$336,819

n/m = not meaningful

(1)	Excludes consumer real estate loans, which are placed on nonperforming status at 90 days past due.
(2)	The net loss ratio is calculated by dividing managed loans and leases net losses by average managed loans and leases outstanding for each loan and lease category.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Variable Interest Entities

In January 2003, the FASB issued FIN 46 that addresses VIEs. The Corporation adopted FIN 46 on July 1, 2003 and consolidated approximately $12.2 billion of assets and liabilities related to certain of its multi-seller asset-backed commercial paper conduits. The Corporation entered into a transaction in October 2003 that resulted in the deconsolidation of approximately $8.0 billion of the previously consolidated assets and liabilities related to one of these entities (the Entity). The Entity’s issuance of a subordinated note to a third party reduced our exposure to the Entity’s losses under liquidity and credit agreements as these agreements are senior to the subordinated note issued. There was no impact to net income as a result of the deconsolidation. There was no material impact to Tier 1 Capital as a result of consolidation or the subsequent deconsolidation and prior periods were not restated. There was no material impact to net income as a result of applying FIN 46 on July 1, 2003. In December 2003, the FASB issued FIN 46R. FIN 46R is an update of FIN 46 and contains different implementation dates based on the types of entities subject to the standard and based on whether a company has adopted FIN 46. The Corporation anticipates adopting FIN 46R as of March 31, 2004 and does not expect that it will have a material impact on the Corporation’s results of operations or financial condition. At December 31, 2003, the remaining consolidated assets and liabilities were reflected in available-for-sale debt securities, other assets, and commercial paper and other short-term borrowings in the Global Corporate and Investment Banking business segment. As of December 31, 2003, the Corporation’s loss exposure associated with these entities including unfunded lending commitments was approximately $6.4 billion.

Additionally, the Corporation had significant involvement with other VIEs that it did not consolidate because it was not deemed to be the primary beneficiary. In such cases, the Corporation does not absorb the majority of the entities’ expected losses nor does it receive a majority of the entities’ expected residual returns, or both. These entities facilitate client transactions, and the Corporation functions as administrator for all of these and provides either liquidity and letters of credit or derivatives to the VIE. The Corporation typically obtains variable interests in these types of entities at the inception of the transaction. Total assets of these entities at December 31, 2003 and 2002 were approximately $28.7 billion and $11.1 billion, respectively; revenues associated with administration, liquidity, letters of credit and other services were approximately $334 million in 2003 and $341 million in 2002. At December 31, 2003 and 2002, the Corporation’s loss exposure associated with these VIEs was approximately $17.7 billion and $5.1 billion, respectively, which is net of amounts syndicated.

Additionally, the Corporation had contractual relationships with other VIEs that engaged in leasing or lending activities and were consolidated by the Corporation prior to FIN 46. The amount of assets of these entities as of December 31, 2003 was $1.5 billion and the Corporation’s maximum possible loss exposure was $1.3 billion.

Management does not believe losses resulting from its involvement with the entities discussed above will be material. See Note 1 of the consolidated financial statements for additional discussion of special purpose financing entities.

Note 10—Goodwill and Other Intangibles

At December 31, 2003 and 2002, allocated goodwill was $7.7 billion in Consumer and Commercial Banking, $1.5 billion in Asset Management and $134 million in Equity Investments. At December 31, 2003 and 2002, goodwill was $2.1 billion and $2.0 billion, respectively, in Global Corporate and Investment Banking.

In accordance with SFAS 142, no goodwill amortization was recorded in 2003 or 2002. Goodwill amortization expense in 2001 was $662 million. Net income in 2001 was $6.8 billion or $4.26 per common share ($4.18 per diluted common share). Net income adjusted to exclude goodwill amortization expense would have been $7.4 billion or $4.64 per common share ($4.56 per diluted common share) in 2001. The impact of goodwill amortization on net income in 2001 was $616 million or $0.38 per common share (basic and diluted).

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The gross carrying value and accumulated amortization related to core deposit intangibles and other intangibles at December 31, 2003 and 2002 are presented below:

	December 31, 2003		December 31, 2002
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
(Dollars in millions)
Core deposit intangibles	$1,495	$886	$1,495	$726
Other intangibles	787	488	757	431

Total	$2,282	$1,374	$2,252	$1,157

Amortization expense on core deposit intangibles and other intangibles was $217 million, $218 million and $216 million in 2003, 2002 and 2001, respectively. The Corporation estimates that aggregate amortization expense will be $216 million for 2004, $214 million for 2005, $206 million for 2006, $125 million for 2007 and $61 million for 2008.

Note 11—Deposits

The Corporation had domestic certificates of deposit of $100 thousand or more totaling $32.8 billion and $23.0 billion at December 31, 2003 and 2002, respectively. The Corporation had other domestic time deposits of $100 thousand or more totaling $1.0 billion and $977 million at December 31, 2003 and 2002, respectively. Foreign certificates of deposit and other foreign time deposits of $100 thousand or more totaled $15.4 billion and $16.4 billion at December 31, 2003 and 2002, respectively.

The following table presents the maturities of domestic certificates of deposit of $100 thousand or more and of other domestic time deposits of $100 thousand or more at December 31, 2003.

	Three months or less	Over three months to six months	Over six months to twelve months	Thereafter	Total
(Dollars in millions)
Certificates of deposit of $100 thousand or more	$13,569	$7,163	$7,684	$4,351	$32,767
Other time deposits of $100 thousand or more	77	73	117	772	1,039

At December 31, 2003, the scheduled maturities for total time deposits were as follows:

(Dollars in millions)
Due in 2004	$95,412
Due in 2005	7,055
Due in 2006	2,624
Due in 2007	2,356
Due in 2008	1,442
Thereafter	1,615

Total	$110,504

Note 12—Short-term Borrowings and Long-term Debt

Short-term Borrowings

Bank of America Corporation and certain other subsidiaries issue commercial paper in order to meet short-term funding needs. Commercial paper outstanding at December 31, 2003 was $7.6 billion compared to $114 million at December 31, 2002.

Bank of America, N.A. maintains a domestic program to offer up to a maximum of $50.0 billion, at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

issue. Short-term bank notes outstanding under this program totaled $3.3 billion at December 31, 2003 compared to $1.0 billion at December 31, 2002. These short-term bank notes, along with Treasury tax and loan notes, term federal funds purchased and commercial paper, are reflected in commercial paper and other short-term borrowings on the Consolidated Balance Sheet.

Long-term Debt

The following table presents long-term debt at December 31, 2003 and 2002:

	December 31
	2003	2002
(Dollars in millions)
Notes issued by Bank of America Corporation(1,2)
Senior notes :
Fixed, ranging from 0.73% to 7.50%, due 2004 to 2028	$8,219	$7,896
Floating, ranging from 0.20% to 6.20%, due 2004 to 2043	28,669	19,294
Subordinated notes:
Fixed, ranging from 3.95% to 8.57%, due 2004 to 2033	2,299	14,158
Floating, ranging from 0.60% to 2.38%, due 2005 to 2037	16,742	5,167
Junior subordinated notes related to trust preferred securities:(3)
Fixed, ranging from 7.70% to 8.25%, due 2026 to 2027	2,127	—
Floating, ranging from 1.37% to 1.88%, due 2027 to 2033	3,344	—

Total notes issued by Bank of America Corporation	$61,400	$46,515

Notes issued by Bank of America, N.A. and other subsidiaries(1,2)
Senior notes:
Fixed, ranging from 0% to 8.50%, due 2004 to 2033	$606	$2,223
Floating, ranging from 1.01% to 2.93%, due 2004 to 2011	3,491	3,229
Subordinated notes:
Fixed, 9.50%, due 2004	300	401
Floating, 1.16%, due 2019	8	8
Total notes issued by Bank of America, N.A. and other subsidiaries	$4,405	$5,861

Notes issued by NB Holdings Corporation (1,2)
Junior subordinated notes related to trust preferred securities:(3)
Fixed, ranging from 7.95% to 8.06%, due 2026	$515	$—
Floating, 1.78% due 2027	258	—

Total notes issued by NB Holdings Corporation	$773	$—

Other debt
Advances from the Federal Home Loan Bank—Georgia	$2,750	$2,749
Advances from the Federal Home Loan Bank—Oregon	5,989	5,992
Other	26	28

Total other debt	$8,765	$8,769

Total	$75,343	$61,145

(1)	Fixed-rate and floating-rate classifications as well as interest rates include the effect of interest rate swap contracts.
(2)	Rates and maturity dates reflect outstanding debt at December 31, 2003.
(3)	Trust preferred securities vehicles were deconsolidated in 2003 with the resulting liabilities to the trust companies included as a component of long-term debt.

The majority of the floating rates are based on three- and six-month London InterBank Offered Rates (LIBOR). Bank of America Corporation and Bank of America, N.A. maintain various domestic and international debt programs to offer both senior and subordinated notes. The notes may be denominated in

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

U.S. dollars or foreign currencies. Foreign currency contracts are used to convert certain foreign currency-denominated debt into U.S. dollars.

At December 31, 2003 and 2002, Bank of America Corporation was authorized to issue approximately $26.0 billion and $37.5 billion, respectively, of additional corporate debt and other securities under its existing shelf registration statements. At December 31, 2003 and 2002, Bank of America, N.A. was authorized to issue approximately $25.9 billion and $28.2 billion, respectively, of bank notes and Euro medium-term notes.

Including the effects of interest rate contracts for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect at December 31, 2003) were 2.36 percent, 6.01 percent and 1.41 percent, respectively, at December 31, 2003 and (based on the rates in effect at December 31, 2002) were 3.56 percent, 6.46 percent and 1.49 percent, respectively, at December 31, 2002. These obligations were denominated primarily in U.S. dollars.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) at December 31, 2003 are as follows:

	2004	2005	2006	2007	2008	Thereafter	Total
(Dollars in millions)
Bank of America Corporation	$6,832	$3,745	$8,693	$3,196	$5,139	$33,795	$61,400
Bank of America, N.A.	1,456	160	808	5	452	2,297	5,178
Other	3,905	1,500	2,700	501	4	155	8,765

Total	$12,193	$5,405	$12,201	$3,702	$5,595	$36,247	$75,343

On January 28, 2004, the Board of Directors authorized Bank of America Corporation to file a Shelf Registration Statement with the Securities and Exchange Commission (SEC). The Shelf Registration Statement was filed with the SEC on February 11, 2004 and covers $30.0 billion in debt and equity securities.

On January 15, 2004, Bank of America, N.A. completed a $60.0 billion Bank Note Offering Circular covering senior and subordinated bank notes. The Offering Circular was filed with the Office of the Comptroller of the Currency (OCC).

Subsequent to December 31, 2003 through February 25, 2004, Bank of America Corporation had issued a total of $4.6 billion of long-term senior and subordinated debt, with maturities ranging from 2009 to 2029.

Trust Preferred Securities

Trust preferred securities (Trust Securities) are issued by the trust companies (the Trusts) that were deconsolidated by the Corporation under FIN 46. These securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts are Junior Subordinated Deferrable Interest Notes of the Corporation (the Notes). Obligations associated with these securities are included in junior subordinated notes related to trust preferred securities in the long-term debt table on page 99. See Note 15 of the consolidated financial statements for a discussion regarding the potential change in treatment for regulatory capital purposes of the Trust Securities.

At December 31, 2003, the Corporation had 14 Trusts which have issued Trust Securities to the public. Certain of the Trust Securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts have invested the proceeds of such Trust Securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred, and the Corporation’s ability to pay dividends on its common and preferred stock will be restricted.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Trust Securities are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.

Periodic cash payments and payments upon liquidation or redemption with respect to Trust Securities are guaranteed by the Corporation to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation’s other obligations, including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Trust Securities.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table is a summary of the outstanding Trust Securities and the Notes at December 31, 2003.

(Dollars in millions)
Issuer	Issuance Date	Aggregate Principal Amount of Trust Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Notes	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
NationsBank
Capital Trust II	December 1996	$365	$376	December 2026	7.83%	6/15,12/15	On or after 12/15/06(1,3)
Capital Trust III	February 1997	494	509	January 2027	3-mo. LIBOR +55 bps	1/15,4/15, 7/15,10/15	On or after 1/15/07(1)
Capital Trust IV	April 1997	498	513	April 2027	8.25	4/15,10/15	On or after 4/15/07(1,4)
BankAmerica
Institutional Capital A	November 1996	450	464	December 2026	8.07	6/30,12/31	On or after 12/31/06(2,5)
Institutional Capital B	November 1996	300	309	December 2026	7.70	6/30,12/31	On or after 12/31/06(2,6)
Capital II	December 1996	450	464	December 2026	8.00	6/15,12/15	On or after 12/15/06(2,7)
Capital III	January 1997	400	412	January 2027	3-mo. LIBOR +57 bps	1/15,4/15, 7/15,10/15	On or after 1/15/02(2)
Barnett
Capital I	November 1996	300	309	December 2026	8.06	6/1,12/1	On or after 12/1/06(1,8)
Capital II	December 1996	200	206	December 2026	7.95	6/1,12/1	On or after 12/1/06(1,9)
Capital III	January 1997	250	258	February 2027	3-mo. LIBOR +62.5 bps	2/1,5/1, 8/1,11/1	On or after 2/1/07(1)
Bank of America
Capital Trust I	December 2001	575	593	December 2031	7.00	3/15,6/15, 9/15,12/15	On or after 12/15/06(10)
Capital Trust II	January 2002	900	928	February 2032	7.00	2/1, 5/1, 8/1, 11/1	On or after 2/1/07(10)
Capital Trust III	August 2002	500	516	August 2032	7.00	2/15, 5/15, 8/15, 11/15	On or after 8/15/07(10)
Capital Trust IV	April 2003	375	387	May 2033	5.88	2/1, 5/1, 8/1, 11/1	On or after 5/1/08(10)

Total		$6,057	$6,244

(1)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Notes, relating to capital treatment of the Trust Securities or relating to a change in the treatment of the related trust under the Investment Company Act of 1940, as amended, at a redemption price at least equal to the principal amount of the Notes.
(2)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Notes or relating to capital treatment of the Trust Securities at a redemption price at least equal to the principal amount of the Notes.
(3)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.915% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.
(4)	The Notes may be redeemed on or after April 15, 2007 and prior to April 14, 2008 at 103.85% of the principal amount, and thereafter at prices declining to 100% on April 15, 2017 and thereafter.
(5)	The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 104.035% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.
(6)	The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 103.779% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.
(7)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.969% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.
(8)	The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 104.03% of the principal amount, and thereafter at prices declining to 100% on December 1, 2016 and thereafter.
(9)	The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 103.975% of the principal amount, and thereafter at prices declining to 100% on December 1, 2016 and thereafter.
(10)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and continuation of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than May 23, 2052.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 13—Commitments and Contingencies

In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those recorded on the Corporation’s balance sheet.

Credit Extension Commitments

The Corporation enters into commitments to extend credit such as loan commitments, standby letters of credit (SBLCs) and commercial letters of credit to meet the financing needs of its customers. The unfunded lending commitments shown in the following table have been reduced by amounts participated to other financial institutions of $10.4 billion and $10.2 billion at December 31, 2003 and 2002, respectively. The following table summarizes outstanding unfunded lending commitments at December 31, 2003 and 2002.

	December 31
(Dollars in millions)	2003	2002
Loan commitments	$211,781	$212,704
Standby letters of credit and financial guarantees	31,150	30,837
Commercial letters of credit	3,260	3,109

Legally binding commitments	246,191	246,650
Credit card lines	93,771	85,801

Total commitments	$339,962	$332,451

Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrowers’ ability to pay. Loan commitments include equity commitments of approximately $1.7 billion and $2.2 billion at December 31, 2003 and 2002, respectively, which primarily relate to obligations to fund existing equity investments.

The Corporation issues SBLCs and financial guarantees to support the obligations of its customers to beneficiaries. Additionally, in many cases, the Corporation holds collateral in various forms against these SBLCs. As part of its risk management activities, the Corporation continuously monitors the credit-worthiness of the customer as well as SBLC exposure; however, if the customer fails to perform the specified obligation to the beneficiary, the beneficiary may draw upon the SBLC by presenting documents that are in compliance with the letter of credit terms. In that event, the Corporation either repays the money borrowed or advanced, makes payment on account of the indebtedness of the customer or makes payment on account of the default by the customer in the performance of an obligation, to the beneficiary up to the full notional amount of the SBLC. The customer is obligated to reimburse the Corporation for any such payment. If the customer fails to pay, the Corporation would, as contractually permitted, liquidate collateral and/or set off accounts.

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

The Corporation uses various techniques to manage risk associated with these types of instruments that include collateral and/or adjusting commitment amounts based on the borrower’s financial condition; therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements. For each of these types of instruments, the Corporation’s exposure to credit loss is represented by the contractual amount of these instruments.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Other Commitments

When-issued securities are commitments to purchase or sell securities during the time period between the announcement of a securities offering and the issuance of those securities. Changes in market price between commitment date and issuance are reflected in trading account profits. At December 31, 2003, the Corporation had commitments to purchase and sell when-issued securities of $155.5 billion and $145.8 billion, respectively. At December 31, 2002, the Corporation had commitments to purchase and sell when-issued securities of $166.1 billion and $164.5 billion, respectively.

At December 31, 2003 and 2002, charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $13.7 billion and $52.4 billion, respectively, were not included in credit card line commitments in the previous table. The outstandings related to these charge cards were $233 million and $208 million, respectively.

At December 31, 2003, the Corporation had forward whole mortgage loan purchase commitments of $4.6 billion, all of which were settled in January and February 2004. At December 31, 2003, the Corporation had no forward whole mortgage loan sale commitments.

The Corporation has entered into operating leases for certain of its premises and equipment. Commitments under these leases approximate $1.2 billion per year for each of the years 2004 through 2008 and $3.5 billion for all years thereafter.

Other Guarantees

The Corporation sells products that offer book value protection primarily to plan sponsors of ERISA-governed pension plans such as 401(k) plans, 457 plans, etc. The book value protection is provided on portfolios of intermediate/short-term investment grade fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds when market value is below book value. The Corporation retains the option to exit the contract at any time. If the Corporation exercises its option, the purchaser can require the Corporation to purchase zero coupon bonds with the proceeds of the liquidated assets to assure the return of principal. To hedge its exposure, the Corporation imposes significant restrictions and constraints on the timing of the withdrawals, the manner in which the portfolio is liquidated and the funds are accessed, and the investment parameters of the underlying portfolio. These constraints, combined with structural protections, are designed to provide adequate buffers and guard against payments even under extreme stress scenarios. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2003 and 2002, the notional amount of these guarantees totaled $24.9 billion and $19.7 billion, respectively, with estimated maturity dates between 2005 and 2033. As of December 31, 2003 and 2002, the Corporation has never made a payment under these products, and management believes that the probability of payments under these guarantees is remote.

The Corporation also sells products that guarantee the return of principal to investors at a preset future date. These guarantees cover a broad range of underlying asset classes and are designed to cover the shortfall between the market value of the underlying portfolio and the principal amount on the preset future date. To manage its exposure, the Corporation requires that these guarantees be backed by structural and investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio to be liquidated and invested in zero-coupon bonds that mature at the preset future date. The Corporation is required to fund any shortfall at the preset future date between the proceeds of the liquidated assets and the purchase price of the zero-coupon bonds. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2003 and 2002, the notional amount of these guarantees totaled $7.4 billion and $4.1 billion, respectively; however, as of December 31, 2003 and 2002, the Corporation had not made a payment under these products, and management believes that the probability of payments under these guarantees is remote. These guarantees have an approximate term ending between 2005 and 2010.

In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. These agreements typically contain an early termination clause

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

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

The Corporation has entered into additional guarantee agreements, including lease end obligation agreements, partial credit guarantees on certain leases, sold risk participation swaps and sold put options that require gross settlement. The maximum potential future payment under these agreements was approximately $1.3 billion and $575 million at December 31, 2003 and 2002, respectively. The estimated maturity dates of these obligations are between 2004 and 2025. As of December 31, 2003 and 2002, the Corporation had made no material payments under these products.

For additional information on recourse obligations related to mortgage loans sold and other guarantees related to securitizations, see Note 9 of the consolidated financial statements.

Litigation and Regulatory Matters

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

In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of pending matters will be; however, based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation or regulatory matters, including the litigation and regulatory matters described below, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation but may be material to the Corporation’s operating results for any particular quarter.

Mutual Fund Operations

On September 3, 2003, the Office of the Attorney General for the State of New York (NYAG) simultaneously filed and settled a complaint against Canary Capital Partners, LLC, et al. (collectively, Canary). The complaint alleged, among other things, that Canary engaged in improper trading with certain mutual funds in the Nations Funds family (Nations Funds). Specifically, the NYAG alleged that Canary engaged in activities that it characterized as “market timing” and “late trading.” The Corporation is cooperating fully with the NYAG, the SEC and other regulators in connection with these inquiries.

On September 16, 2003, the NYAG announced a criminal action, and the SEC announced a civil action, against a former employee of Banc of America Securities LLC (BAS). The complaints allege that this former employee played a key role in enabling Canary to engage in “late trading” of shares of Nations Funds and other mutual funds in violation of state and federal law.

The Corporation has announced that it will establish a restitution fund for shareholders of the Nations Funds who were harmed by Canary’s late trading and market timing practices. In addition, the Corporation announced that it will provide restitution for shareholders of third party mutual funds who were harmed by any late trading activities by Canary that are found to have occurred through the Corporation in the event restitution is not otherwise available from Canary, its affiliates, its investors or from any other third parties. The Corporation has also committed to return to the Nations Funds all funds management and advisory fees related to the Canary market timing agreement.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Corporation has named several key leaders and advisors external to the Corporation to review mutual fund practices. These individuals are currently leading an independent review of the Corporation’s mutual fund policies and practices, including a complete legal and regulatory compliance review of the Corporation’s mutual fund business, and coordinating a detailed review of all technology, control, and compliance systems related to the mutual fund business, including all systems relating to sales, clearing, and derivative and brokerage operations.

The Corporation is developing new policies to eliminate all lending, derivatives, brokerage services or any other services relating to mutual fund trading activity by clients known to the Corporation to engage in active mutual fund market timing not permitted by the targeted funds. The Corporation has committed that the market timing policies being established will no longer permit special exceptions.

The independent trustees of the Board of Trustees of the Nations Funds have retained an independent firm to evaluate the extent of any adverse monetary impact to any Nations Fund in which the Nations Funds’ adviser permitted a discretionary market timing agreement. They also announced that they would evaluate whether any additional steps are appropriate to assure Nations Funds shareholders that the Nations Funds are being managed in their best interests. In addition, the independent trustees announced that the Board of Trustees, with the assistance of the independent firm, will conduct a review of the issues relating to late trading in Nations Funds, consider the results of the review of these issues being conducted by the Corporation, and take action as appropriate.

As of the date hereof, a number of lawsuits and regulatory proceedings have been filed against the Corporation, its affiliates and associates in connection with these circumstances, alleging, among other things, breaches of fiduciary duties, federal securities laws, the ERISA Act, the Investment Company Act of 1940, and the Investment Advisers Act of 1940 as well as contractual and other common law claims. The Corporation has also received shareholder derivative actions purportedly brought on behalf of the Corporation alleging various claims, including breach of fiduciary duty, against the Board of Directors in connection with these matters. Additional lawsuits or regulatory proceedings presenting similar or additional allegations and requests for relief arising out of these circumstances could be filed in the future against the Corporation and related parties.

During the quarter ended September 30, 2003, the Corporation recognized a $100 million charge to income in connection with these matters. The Corporation, however, cannot determine at this time the eventual outcome, timing or impact of these matters. Accordingly, it is possible that additional charges in the future may be required.

Enron Corporation (Enron) Securities Litigation

The Corporation was named as a defendant, along with a number of commercial and investment banks and their holding companies, certain former Enron officers and directors, law firms and accountants, in a putative consolidated class action pending in the United States District Court for the Southern District of Texas filed on April 8, 2002 entitled Newby v. Enron. The amended complaint, which was filed in May 2003 and is now the operative complaint, alleges claims against the Corporation and BAS under Sections 11, 12 and 15 of the Securities Act of 1933 related to the role of BAS as an underwriter of two public offerings of Enron debt and as an initial purchaser in a private placement of debt issued by an Enron-affiliated company. The Corporation and BAS have moved to dismiss all of the claims asserted against them in the operative complaint. That motion is fully briefed and remains pending. Plaintiffs’ motion for class certification is fully briefed and remains pending.

In addition, the Corporation and certain of its affiliates have been named as defendants or third-party defendants, along with other commercial and investment banks and many other parties, in various other individual and putative class actions relating to Enron. The complaints assert claims under federal securities laws, state securities laws and/or state common law or statutes. The majority of these actions were either filed in or have been transferred to the United States District Court for the Southern District of Texas and consolidated or coordinated with Newby v. Enron.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Corporation cannot determine at this time the eventual outcome, timing or impact of these matters.

WorldCom, Inc. (WorldCom) Securities Litigation

BAS, Banc of America Securities Limited (BASL), and other underwriters of WorldCom bonds issued in 2000 and 2001, as well as former officers and directors of WorldCom and other parties, have been named as defendants in a class action lawsuit filed in the United States District Court for the Southern District of New York entitled WorldCom Securities Litigation. The operative complaint alleges claims against BAS and BASL under Sections 11 and 12 of the Securities Act of 1933 in connection with 2000 and 2001 public bond offerings and is brought on behalf of purchasers and acquirers of bonds issued in or traceable to these offerings. On October 24, 2003, United States District Court Judge Denise Cote certified a class consisting of “all persons and entities who purchased or otherwise acquired publicly-traded securities of WorldCom during the period beginning April 29, 1999 through and including June 25, 2002 and who were injured thereby.” Fact discovery is presently proceeding in this class action and a trial date has been set for January 10, 2005.

In addition, the Corporation, BAS and BASL, along with other underwriters, certain holding companies affiliated with the underwriters, a former Salomon Smith Barney telecommunications analyst, certain former officers and directors of WorldCom and WorldCom’s former auditors have been named as defendants in numerous individual actions that were filed in either federal or state courts arising out of alleged accounting irregularities of the books and records of WorldCom. Plaintiffs in these actions are typically institutional investors, including state pension funds, who allegedly purchased debt securities issued by WorldCom pursuant to public offerings in 1997, 1998, 2000 or 2001. The majority of the complaints assert only claims under Section 11 of the Securities Act of 1933, but some complaints also include claims under the Exchange Act of 1934, state securities laws, other state statutes and under common law theories. Most of these cases were filed in state court and subsequently removed (as related to WorldCom’s bankruptcy) by defendants to federal courts and then transferred by the Judicial Panel for Multidistrict Litigation to the United States District Court for the Southern District of New York to be consolidated with WorldCom Securities Litigation for pre-trial purposes. Seven of these actions, which have been removed, were remanded to state courts in Alabama (2), Tennessee, Pennsylvania (3) and Illinois.

Certain plaintiffs in actions transferred to the Southern District of New York have filed an appeal to the Second Circuit Court of Appeals arguing that their actions were not properly removed to federal court because a provision in the Securities Act prevented such removals. Defendants, including the underwriters, have argued that removal was proper.

Additional complaints were filed on behalf of purchasers of WorldCom stock in state courts in Mississippi against the Corporation and BAS, as well as certain former officers and directors of WorldCom, other commercial and investment banks and other parties. These cases have also been transferred to the United States District Court for the Southern District of New York and consolidated with WorldCom Securities Litigation for pre-trial purposes.

The Corporation cannot determine at this time the eventual outcome, timing or impact of these matters.

Adelphia Communications Corporation (Adelphia) Securities Litigation

Bank of America, N.A. and BAS are defendants in several private civil actions relating to Adelphia which have been consolidated for pre-trial purposes and are currently pending in the United States District Court for the Southern District of New York. The actions include a class action and various individual actions. BAS was a member of seven underwriting syndicates of securities issued by Adelphia, and Bank of America, N.A. was an agent and/or lender in connection with five credit facilities in which Adelphia subsidiaries were borrowers. Additional defendants include other members of those syndicates, underwriters for additional Adelphia securities offerings, lenders and agents for that and other credit facilities, former Adelphia insiders and members of its board of directors, and Adelphia’s outside auditors and counsel. The complaints allege claims under the Securities Act of 1933 and the Securities Exchange Act of 1934.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Bank of America, N.A. and BAS are also defendants in an adversary proceeding pending in the United States Bankruptcy Court for the Southern District of New York. The proceeding is brought by the Official Committee of Unsecured Creditors in the Adelphia Bankruptcy Proceedings (the Creditors Committee) on behalf of Adelphia; however, the Bankruptcy Court has not yet given the Creditors Committee authority to bring this lawsuit. The adversary proceeding complaint names over 400 defendants and asserts over 50 claims under federal statute (including Bank Holding Company Act), state common law and various provisions of the Bankruptcy Code. The Creditors Committee seeks avoidance and recovery of payments, equitable subordination, disallowance and recharacterization of claims and recovery of damages in an unspecified amount. Bank of America, N.A., BAS and other investment bank defendants have filed motions to dismiss. The Official Committee of Equity Security Holders in the Adelphia Bankruptcy Proceedings has filed a motion seeking to intervene in the adversary proceeding and to file its own complaint. The proposed complaint is similar to the Creditor’s Committee complaint, except that it also asserts claims under RICO and various state law theories.

The Corporation cannot determine at this time the eventual outcome, timing or impact of these matters.

Paul J. Miller v. Bank of America, N.A.

On August 13, 1998, Bank of America, N.A.’s predecessor was named as a defendant in this class action challenging its practice, consistent with the banking industry, of debiting accounts that receive, by direct deposit, governmental benefits to repay fees incurred in those accounts. The action alleges fraud, negligent misrepresentation, and violations of certain California laws. On October 16, 2001, a class was certified consisting of more than one million California residents who have, had or will have, at any time after August 13, 1994, a deposit account with Bank of America, N.A. into which payments of public benefits are or have been directly deposited by the government. The case proceeded to trial on January 20, 2004. On February 25, 2004, at the conclusion of the jury phase of the trial, the jury found in Bank of America, N.A.’s favor on three of the four claims presented to the jury. As to the fourth claim, alleging that Bank of America, N.A., violated certain California laws, the jury imposed damages of approximately $75 million and awarded the class representative $275,000 in emotional distress damages. The jury also assessed a $1,000 penalty as to those members of the class suffering substantial economic or emotional harm as a result of the practice but did not determine which or how many class members are entitled to the penalty. This and other legal issues remain outstanding in the trial court.

The Corporation believes that this case is without merit and plans to appeal any adverse judgment. The Corporation cannot determine at this time the eventual outcome, timing or impact of this matter.

D.E. Shaw Litigation

Following the merger of NationsBank Corporation and BankAmerica Corporation in September 1998, the Corporation and certain of its officers and directors were named as defendants in class actions brought on behalf of persons who purchased NationsBank or BankAmerica shares between August 4, 1998 and September 30, 1998; persons who purchased shares of the Corporation between October 1 and October 13, 1998, and persons who held NationsBank or BankAmerica shares as of the merger. The claims on behalf of the purchasers and the persons who held NationsBank shares as of the merger principally rested on the allegation that the Corporation or its predecessors failed to disclose material facts concerning a $1.4 billion financial relationship between BankAmerica Corporation and D.E. Shaw & Co. that resulted in a $372 million charge to the Corporation’s earnings in the quarter ending September 30, 1998. The claims of the persons who held BankAmerica shares as of the merger principally rested on the allegation that the defendants misrepresented a “takeover” of BankAmerica Corporation as a “merger of equals.”

On November 2, 2002, the United States District Court for the Eastern District of Missouri (the Federal Court), the Court to which all federal actions had been transferred, entered a final judgment dismissing the actions with prejudice. The Federal Court entered the judgment after approving a settlement providing for payment of $333 million to the classes of purchasers and holders of NationsBank shares and $157 million to the classes of purchasers of BankAmerica and Corporation shares and holders of BankAmerica shares (all

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

amounts to bear interest at the 90-day Treasury Bill Rate from March 6, 2002 to the date of payment). The Eighth Circuit Court of Appeals affirmed the judgment on appeal by certain objecting plaintiffs and class members on December 2, 2003, and denied a petition for rehearing on January 9, 2004. It is expected that, in accordance with its terms, the settlement will become final in April 2004 unless further review is sought in the Supreme Court of the United States. There remain pending several actions in California that have been stayed since April 2000, when the Federal Court enjoined the plaintiffs in those actions from purporting to prosecute their claims on behalf of a class.

Regulatory

In the course of its business, the Corporation is subject to regulatory examinations, information gathering requests, inquiries and investigations. Two of the Corporation’s subsidiaries, BAS and Banc of America Investment Services, Inc. (“BAI”), are registered broker/dealers under the federal securities laws and are subject to regulation by the SEC, the National Association of Securities Dealers, the New York Stock Exchange and state securities regulators. In connection with several, formal and informal, investigations by those agencies, BAS and BAI have received numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of its regulated activities.

The SEC is currently conducting a formal investigation with respect to certain trading and research-related activities of BAS during the period 1999 through 2001. To date, the SEC staff has not indicated whether it intends to recommend any enforcement action in connection with these trading and research-related activities. On December 30, 2003, however, BAS was advised by the SEC staff that it does intend to recommend action against BAS with respect to alleged books and records violations related to the preservation and production of materials requested during the investigation of the trading and research-related activities. BAS is cooperating with the SEC staff with respect to the ongoing investigation and is also working with the staff to reach a resolution of the books and records matter.

Note 14—Shareholders’ Equity and Earnings Per Common Share

On January 22, 2003, the Corporation’s Board of Directors (the Board) authorized a stock repurchase program of up to 130 million shares of the Corporation’s common stock at an aggregate cost of $12.5 billion. At December 31, 2003, the remaining buyback authority for common stock under this program totaled $4.3 billion, or 24 million shares. On December 11, 2001, the Board authorized a stock repurchase program of up to 130 million shares of the Corporation’s common stock at an aggregate cost of up to $10.0 billion. The 2001 repurchase plan was completed in 2003. On July 26, 2000, the Board authorized a stock repurchase program of up to 100 million shares of the Corporation’s common stock at an aggregate cost of up to $7.5 billion. The 2000 repurchase plan was completed in 2002. During 2003, the Corporation repurchased approximately 129 million shares of its common stock in open market repurchases and under an accelerated repurchase program at an average per share price of $75.76, which reduced shareholders’ equity by $9.8 billion and increased diluted earnings per common share by approximately $0.22. These repurchases were partially offset by the issuance of 70 million shares of common stock under employee plans, which increased shareholders’ equity by $4.2 billion, net of $123 million of deferred compensation related to restricted stock awards, and decreased diluted earnings per common share by approximately $0.16 in 2003. During 2002, the Corporation repurchased approximately 109 million shares of its common stock in open market repurchases at an average per share price of $68.55, which reduced shareholders’ equity by $7.5 billion and increased diluted earnings per common share by approximately $0.22. These repurchases were partially offset by the issuance of 50 million shares of common stock under employee plans, which increased shareholders’ equity by $2.6 billion and decreased diluted earnings per common share by approximately $0.11 in 2002. During 2001, the Corporation repurchased approximately 82 million shares of its common stock in open market repurchases at an average per share price of $57.58, which reduced shareholders’ equity by $4.7 billion. These repurchases were partially offset by the issuance of 27 million shares of common stock under employee plans, which increased shareholders’ equity by $1.1 billion. The Corporation will continue to repurchase shares, from time to time, in the open market or private transactions through its previously approved repurchase plan.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

On January 28, 2004, the Board authorized a stock repurchase program of up to 90 million shares of the Corporation’s common stock at an aggregate cost not to exceed $9.0 billion and to be completed within a period of 18 months.

At December 31, 2003, the Corporation had 1.3 million shares issued and outstanding of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and each share is convertible into 1.68 shares of the Corporation’s common stock. ESOP Preferred Stock in the amounts of $4 million for 2003 and $7 million for both 2002 and 2001 was converted into the Corporation’s common stock.

Accumulated OCI includes pre-tax net unrealized gains (losses) related to available-for-sale debt and marketable equity securities, foreign currency translation adjustments, derivatives and other of $(3.8) billion, $2.7 billion and $1.9 billion at December 31, 2003, 2002 and 2001, respectively. The net change in accumulated OCI also includes adjustments for gains (losses) to net income during the current year that had been included in accumulated OCI in previous year ends. Pre-tax adjustments for gains included in the Consolidated Statement of Income for 2003, 2002 and 2001 were $1.4 billion, $780 million and $715 million, respectively. The related income tax expense (benefit) was $(1.8) billion, $1.1 billion and $30 million in 2003, 2002 and 2001, respectively.

The Corporation has, from time to time, sold put options on its common stock to independent third parties. The put option program was designed to partially offset the cost of share repurchases. The put options give the holders the right to sell shares of the Corporation’s common stock to the Corporation on certain dates at specified prices. The put option contracts allow the Corporation to determine the method of settlement, and the premiums received were reflected as a liability subsequent to the adoption of SFAS 150; prior to that, these put options were reported as a component of other shareholders’ equity and were accounted for as permanent equity, and accordingly, there was no impact on the income statement. No other derivative contracts are used in the Corporation’s repurchase programs. As of December 31, 2003, all put options under this program had matured and there were no remaining put options outstanding.

At December 31, 2003, there were no premiums on written put options. Included in shareholders’ equity at December 31, 2002 were premiums on written put options of $47 million. Included in shareholders’ equity at December 31, 2003 and 2002 were restricted stock award plan deferred compensation of $154 million and $31 million, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The calculation of earnings per common share and diluted earnings per common share for 2003, 2002 and 2001 is presented below. See Note 1 of the consolidated financial statements for a discussion on the calculation of earnings per common share.

(Dollars in millions, except per share information; shares in thousands)	2003	2002	2001
Earnings per common share
Net income	$10,810	$9,249	$6,792
Preferred stock dividends	(4)	(5)	(5)

Net income available to common shareholders	$10,806	$9,244	$6,787

Average common shares issued and outstanding	1,486,703	1,520,042	1,594,957

Earnings per common share	$7.27	$6.08	$4.26

Diluted earnings per common share
Net income available to common shareholders	$10,806	$9,244	$6,787
Preferred stock dividends	4	5	5

Net income available to common shareholders and assumed conversions	$10,810	$9,249	$6,792

Average common shares issued and outstanding	1,486,703	1,520,042	1,594,957
Dilutive potential common shares(1, 2)	28,475	45,425	30,697

Total diluted average common shares issued and outstanding	1,515,178	1,565,467	1,625,654

Diluted earnings per common share	$7.13	$5.91	$4.18

(1)	For 2003, 2002 and 2001, average options to purchase 9 million, 22 million and 85 million shares, respectively, were outstanding but not included in the computation of earnings per common share because they were antidilutive.
(2)	Includes incremental shares from assumed conversions of convertible preferred stock, restricted stock units and stock options.

Note 15—Regulatory Requirements and Restrictions

The Board of Governors of the Federal Reserve System (FRB) requires the Corporation’s banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balances required by the FRB were $4.1 billion and $3.7 billion for 2003 and 2002, respectively. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the Federal Reserve Bank amounted to $317 million and $95 million for 2003 and 2002, respectively.

The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. Bank of America, N.A. declared and paid dividends of $8.1 billion for 2003 to its Parent. In 2004, Bank of America, N.A. can declare and pay dividends to its Parent in an amount not to exceed 2004 net income. The other subsidiary national banks can initiate aggregate dividend payments in 2004 of $1.9 billion plus an additional amount equal to their net profits for 2004, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the OCC is the subsidiary bank’s net profits for that year combined with its net retained profits, as defined, for the preceding two years.

The FRB, the OCC and the Federal Deposit Insurance Corporation (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At December 31, 2003 and 2002, the Corporation and Bank of America, N.A. were classified as well-capitalized under this regulatory framework. There have been no conditions or events since December 31, 2003 that management believes have changed either the Corporation’s or Bank of America, N.A.’s capital classifications.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of three tiers of capital. Tier 1 Capital includes common shareholders’ equity, Trust Securities, minority interests and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25 percent of risk-weighted assets and other adjustments. Tier 3 Capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the FRB and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 Capital can only be used to satisfy the Corporation’s market risk capital requirement and may not be used to support its credit risk requirement. At December 31, 2003 and 2002, the Corporation had no subordinated debt that qualified as Tier 3 Capital.

The capital treatment of Trust Securities is currently under review by the FRB due to the issuing trust companies being deconsolidated under FIN 46. Depending on the capital treatment resolution, Trust Securities may no longer qualify for Tier 1 Capital treatment, but instead would qualify for Tier 2 Capital. On July 2, 2003, the FRB issued a Supervision and Regulation Letter (the Letter) requiring that bank holding companies continue to follow the current instructions for reporting Trust Securities in its regulatory reports. Accordingly, the Corporation will continue to report Trust Securities in Tier 1 Capital until further notice from the FRB. On September 2, 2003, the FRB and other regulatory agencies, issued the Interim Final Capital Rule for Consolidated Asset-backed Commercial Paper Program Assets (the Interim Rule). The Interim Rule allows companies to exclude from risk-weighted assets, the newly consolidated assets of asset-backed commercial paper programs required by FIN 46, when calculating Tier 1 and Total Risk-based Capital ratios through March 31, 2004. As of December 31, 2003, the Corporation consolidated approximately $4.3 billion of assets from multi-seller asset-backed commercial paper conduits, in accordance with FIN 46, as originally issued. See Notes 1 and 9 of the consolidated financial statements for additional information on FIN 46.

To meet minimum, adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent. A well-capitalized institution must generally maintain capital ratios 100 to 200 bps higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 Capital divided by quarterly average total assets, after certain adjustments. The leverage ratio guidelines establish a minimum of 100 to 200 bps above three percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well-capitalized. As of December 31, 2003, the Corporation was classified as well-capitalized for regulatory purposes, the highest classification.

Net unrealized gains (losses) on available-for-sale debt securities, net unrealized gains on available-for-sale marketable equity securities and the net unrealized gains (losses) on derivatives included in shareholders’ equity at December 31, 2003 and 2002 are excluded from the calculations of Tier 1 Capital, Total Capital and leverage ratios.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents the regulatory risk-based capital ratios, actual capital amounts and minimum required capital amounts for the Corporation, Bank of America, N.A. and Bank of America, N.A. (USA) at December 31, 2003 and 2002:

	December 31
	2003			2002
	Actual		Minimum Required(1)	Actual		Minimum Required(1)
(Dollars in millions)	Ratio	Amount		Ratio	Amount
Tier 1 Capital
Bank of America Corporation	7.85%	$44,050	$22,452	8.22%	$43,012	$20,930
Bank of America, N.A.	8.73	42,030	19,247	8.61	40,072	18,622
Bank of America, N.A. (USA)	8.41	3,079	1,465	8.95	2,346	1,049

Total Capital
Bank of America Corporation	11.87	66,651	44,904	12.43	65,064	41,860
Bank of America, N.A.	11.31	54,408	38,494	11.40	53,091	37,244
Bank of America, N.A. (USA)	12.29	4,502	2,930	11.97	3,137	2,098

Leverage
Bank of America Corporation	5.73	44,050	30,741	6.29	43,012	27,335
Bank of America, N.A.	6.88	42,030	24,425	7.02	40,072	22,846
Bank of America, N.A. (USA)	9.17	3,079	1,344	9.58	2,346	980

(1)	Dollar amount required to meet guidelines for adequately-capitalized institutions.

Note 16—Employee Benefit Plans

Pension and Postretirement Plans

The Corporation sponsors noncontributory trusteed qualified pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee’s compensation, age and years of service. The Bank of America Pension Plan (the Pension Plan) provides participants with compensation credits, based on age and years of service. The Pension Plan allows participants to select from various earnings measures, which are based on the returns of certain funds or common stock of the Corporation. The participant-selected earnings measures determine the earnings rate on the individual participant account balances in the Pension Plan. Participants may elect to modify earnings measure allocations on a daily basis. The benefits become vested upon completion of five years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by ERISA. During 2004, the Corporation will contribute at least $87 million to the Pension Plan, the Nonqualified Pension Plans and the Post Retirement Health and Life Plans.

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

Reflected in these results are key changes to the Postretirement Health and Life Plans and the nonqualified pension plans. In 2002, a one-time curtailment charge resulted from freezing benefits for supplemental executive retirement agreements. Additionally, on December 8, 2003, the President signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) into law. The Act

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

introduces a voluntary prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide at least an actuarially equivalent benefit. As permitted by FASB Staff Position (FSP) No. FAS 106-1 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-1), the Corporation has elected to defer recognizing the effects of the Act on its Postretirement Health and Life Plans. As a result, any measures of the accumulated projected benefit obligation (APBO) of the Postretirement Health and Life Plans or the net periodic postretirement benefit cost in the consolidated financial statements do not reflect the effects of the Act on the Postretirement Health and Life Plans. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, may or may not require the Corporation to change previously reported information.

The following table summarizes the changes in fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO), and the PBO and the weighted average assumptions used to determine benefit obligations for the pension plans and postretirement plans for 2003 and 2002. Prepaid and accrued benefit costs are reflected in other assets, and accrued expenses and other liabilities, respectively, on the Consolidated Balance Sheet. The discount rate assumption is based on the internal rate of return for a portfolio of high quality bonds (Moody’s Aa Corporate bonds) with maturities that are consistent with projected future cash flows. For both the Pension Plan and the Postretirement Health and Life Plans, the discount rate at December 31, 2003 was 6.25 percent. For both the Pension Plan and the Postretirement Health and Life Plans, the expected long-term return on plan assets will be 8.50 percent for 2004. The expected return on plan assets is calculated using the calculated market-related value for the Pension Plan and the fair value for the Postretirement Health and Life Plans. The asset valuation method for the Pension Plan recognizes 60 percent of the market gains or losses in the first year, with the remaining 40 percent spread equally over the next four years.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	Qualified Pension Plan(1)		Nonqualified Pension Plans(1)		Postretirement Health and Life Plans(1)
(Dollars in millions)	2003	2002	2003	2002	2003	2002
Change in fair value of plan assets
(Primarily listed stocks, fixed income and real estate)
Fair value, January 1	$7,518	$8,264	$—	$—	$181	$194
Actual return on plan assets	1,671	(722)	—	—	25	(13)
Company contributions(2)	400	700	47	39	13	84
Plan participant contributions	—	—	—	—	62	49
Benefits paid	(614)	(724)	(47)	(39)	(125)	(133)

Fair value, December 31	$8,975	$7,518	$—	$—	$156	$181

Change in projected benefit obligation
Projected benefit obligation, January 1	$7,627	$7,606	$652	$529	$1,058	$944
Service cost	187	199	25	27	9	11
Interest cost	514	540	45	44	68	67
Plan participant contributions	—	—	—	—	62	49
Plan amendments	—	6	—	(4)	(36)	8
Actuarial loss	714	—	37	108	91	112
Effect of curtailments	—	—	—	(15)	—	—
Effect of special termination benefits	—	—	—	2	—	—
Benefits paid	(614)	(724)	(47)	(39)	(125)	(133)

Projected benefit obligation, December 31	$8,428	$7,627	$712	$652	$1,127	$1,058

Funded status, December 31
Accumulated benefit obligation (ABO)	$8,028	$7,264	$628	$573	N/A	N/A
Overfunded (unfunded) status of ABO	947	254	(628)	(573)	N/A	N/A
Provision for future salaries	400	363	84	79	N/A	N/A
Projected benefit obligation (PBO)	8,428	7,627	712	652	1,127	1,058

Overfunded (unfunded) status of PBO	$547	$(109)	$(712)	$(652)	$(971)	$(877)
Unrecognized net actuarial loss	2,153	2,422	195	168	139	147
Unrecognized transition obligation	—	—	—	1	291	323
Unrecognized prior service cost	364	419	18	21	6	46

Prepaid (accrued) benefit cost	$3,064	$2,732	$(499)	$(462)	$(535)	$(361)

Weighted average assumptions, December 31
Discount rate	6.25%	6.75%	6.25%	6.75%	6.25%	6.75%
Expected return on plan assets	8.50	8.50	8.50	N/A	8.50	8.50
Rate of compensation increase	4.00	4.00	4.00	4.00	N/A	N/A

(1)	The measurement date for the Qualified Pension Plan, Nonqualified Pension Plans and Postretirement Health and Life Plans was December 31 of each year reported.
(2)	The Corporation’s best estimate of its contributions to be made to the Qualified Pension Plan, Nonqualified Pension Plans and Postretirement Health and Life Plans in 2004 is $0, $64 and $23, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amounts recognized in the consolidated financial statements at December 31, 2003 and 2002 are as follows:

	Qualified Pension Plan		Nonqualified Pension Plans		Postretirement Health and Life Plans
(Dollars in millions)	2003	2002	2003	2002	2003	2002
Prepaid benefit cost	$3,064	$2,732	$—	$—	$—	$—
Accrued benefit cost	—	—	(499)	(462)	(535)	(361)
Additional minimum liability	—	—	(129)	(111)	—	—
Intangible asset	—	—	18	22	—	—
Accumulated other comprehensive income	—	—	111	89	—	—

Net amount recognized at end of year	$3,064	$2,732	$(499)	$(462)	$(535)	$(361)

Net periodic pension benefit cost for 2003, 2002 and 2001 included the following components:

	Qualified Pension Plan			Nonqualified Pension Plans
(Dollars in millions)	2003	2002	2001	2003	2002	2001
Components of net periodic pension benefit cost (income)
Service cost	$187	$199	$202	$25	$27	$22
Interest cost	514	540	560	45	44	40
Expected return on plan assets	(735)	(746)	(876)	—	—	—
Amortization of transition asset	—	—	(2)	—	—	—
Amortization of prior service cost	55	55	54	3	10	11
Recognized net actuarial loss	47	—	—	11	11	7
Recognized loss due to settlements and curtailments	—	—	—	—	26	6

Net periodic pension benefit cost (income)	$68	$48	$(62)	$84	$118	$86

Weighted average assumptions used to determine net cost for years ended December 31
Discount rate	6.75%	7.25%	7.25%	6.75%	7.25%	7.25%
Expected return on plan assets	8.50	8.50	10.00	N/A	N/A	N/A
Rate of compensation increase	4.00	4.00	4.00	4.00	4.00	4.00

For 2003, 2002 and 2001, net periodic postretirement benefit cost included the following components:

(Dollars in millions)	2003	2002	2001
Components of net periodic postretirement benefit cost (income)
Service cost	$9	$11	$11
Interest cost	68	67	65
Expected return on plan assets	(15)	(17)	(21)
Amortization of transition obligation	32	32	32
Amortization of prior service cost	4	6	4
Recognized net actuarial loss	89	40	20

Net periodic postretirement benefit cost	$187	$139	$111

Weighted average assumptions used to determine net cost for years ended December 31
Discount rate	6.75%	7.25%	7.25%
Expected return on plan assets	8.50	8.50	10.00

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefits except postretirement health care are recognized in accordance with the standard amortization provisions of the applicable accounting standards. For the Postretirement Health Care Plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the Postretirement Health Care Plans. The assumed health care cost trend rates used to measure the expected cost of benefits covered by the Postretirement Health Care Plans was 10 percent for 2004, reducing in steps to 5 percent in 2007 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs and the benefit obligation by $4 million and $52 million, respectively, in 2003, $5 million and $61 million, respectively, in 2002, and $6 million and $52 million, respectively, in 2001. A one-percentage-point decrease in assumed health care cost trend rates would have lowered the service and interest costs and the benefit obligation by $3 million and $48 million, respectively, in 2003, $4 million and $52 million, respectively, in 2002 and $4 million and $45 million, respectively, in 2001.

Plan Assets

The Pension Plan has been established as a retirement vehicle for participants and a trust has been established to secure benefits promised under the Pension Plan. The Corporation’s policy is to invest the trust assets in a prudent manner for the exclusive purpose of providing benefits to participants and defraying reasonable expenses of administration. The Corporation’s investment strategy is designed to provide a total return that, over the long-term, increases the ratio of assets to liabilities. The strategy attempts to maximize the investment return on assets at a level of risk deemed appropriate by the Corporation while complying with ERISA and any subsequent applicable regulations and laws. The investment strategy utilizes asset allocation as a principal determinant for establishing the risk/reward profile of the assets. Asset allocation ranges are established, periodically reviewed, and adjusted as funding levels and liability characteristics change. Active and passive investment managers are employed to help enhance the risk/return profile of the assets. An additional aspect of the investment strategy used to minimize risk (part of the asset allocation plan) includes matching the equity exposure of participant-selected earnings measures. For example, the common stock of the Corporation invested in the trust is maintained as an offset to the exposure related to participants who selected to receive an earnings measure based on the return performance of common stock of the Corporation.

The Expected Return on Asset Assumption (EROA assumption) was developed through analysis of historical market returns, historical asset class volatility and correlations, current market conditions, anticipated future asset allocations, the fund’s past experience, and expectations on potential future market returns. The EROA assumption represents a long-term average view of the performance of the Pension Plan and Postretirement Health and Life Plan assets, a return that may or may not be achieved during any one calendar year. In a simplistic analysis of the EROA assumption, the building blocks used to arrive at the long-term return assumption would include an implied return from equity securities of 9.0 percent, debt securities of 6.5 percent, and real estate of 9.0 percent for all pension plans and postretirement health and life plans.

The Pension Plan asset allocation at December 31, 2003 and 2002 and target allocation for 2004 by asset category are as follows:

	2004 Target Allocation	Percentage of Plan Assets at December 31
Asset Category		2003	2002
Equity securities	65-80%	71%	63%
Debt securities	20-35%	28	35
Real estate	0-3%	1	2

Total		100%	100%

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Equity securities include common stock of the Corporation in the amounts of $809 million (9.02 percent of total plan assets) and $725 million (9.64 percent of total plan assets) at December 31, 2003 and 2002, respectively.

The Postretirement Health and Life Plans’ asset allocation at December 31, 2003 and 2002 and target allocation for 2004 by asset category are as follows:

	2004 Target Allocation	Percentage of Plan Assets at December 31
Asset Category		2003	2002
Equity securities	55-65%	69%	57%
Debt securities	35-45%	31	43

Total		100%	100%

The Postretirement Health and Life Plans had no investment in the common stock of the Corporation at December 31, 2003 or 2002.

Projected Benefit Payments

Benefit payments projected to be made from the Qualified Pension Plan, the Nonqualified Pension Plans and the Postretirement Health and Life Plans are as follows:

(Dollars in millions)	Qualified Pension Plan(1)	Nonqualified Pension Plans(2)	Postretirement Health and Life Plans(3)
2004	$495	$64	$93
2005	517	34	93
2006	542	47	92
2007	572	42	91
2008	627	47	89
2009-2013	3,651	284	427

(1)	Benefit payments expected to be made from plan assets.
(2)	Benefit payments expected to be made from the Corporation’s assets.
(3)	Benefit payments (net of retiree contributions) expected to be made from a combination of the plans’ and the Corporation’s assets.

Defined Contribution Plans

The Corporation maintains a qualified defined contribution retirement plan and a nonqualified defined contribution retirement plan. There are two components of the qualified defined contribution plan, the Bank of America 401(k) Plan (the 401(k) Plan): an employee stock ownership plan (ESOP) and a profit-sharing plan. Prior to 2001, the ESOP component of the 401(k) Plan featured leveraged ESOP provisions. See Note 14 of the consolidated financial statements for additional information on the ESOP provisions.

The Corporation contributed approximately $204 million, $200 million and $196 million for 2003, 2002 and 2001, respectively, in cash and stock which was utilized primarily to purchase the Corporation’s common stock under the terms of the 401(k) Plan. At December 31, 2003 and 2002, an aggregate of 45 million shares and 44 million shares, respectively, of the Corporation’s common stock and 1 million shares and 1 million shares, respectively, of ESOP Preferred Stock were held by the Corporation’s 401(k) Plan.

Under the terms of the ESOP Preferred Stock provision, payments to the plan for dividends on the ESOP Preferred Stock were $4 million for 2003 and $5 million for both 2002 and 2001. Payments to the plan for dividends on the ESOP Common Stock were $45 million, $34 million and $27 million during the same periods. Interest incurred to service the debt of the ESOP Preferred Stock and ESOP Common Stock amounted to $300 thousand for 2001. As of December 31, 2001, all principal and interest associated with the debt of the ESOP Preferred Stock and ESOP Common Stock have been repaid.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In addition, certain non-U.S. employees within the Corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

Note 17–Stock-based Compensation Plans

At December 31, 2003, the Corporation had certain stock-based compensation plans that are described below. For all stock-based compensation awards issued prior to January 1, 2003, the Corporation applies the provisions of APB 25 in accounting for its stock option and award plans. Stock-based compensation plans enacted after December 31, 2002, are accounted for under the provisions of SFAS 123. For additional information on the accounting for stock-based compensation plans and pro forma disclosures, see Note 1 of the consolidated financial statements.

The following table presents information on equity compensation plans at December 31, 2003:

	Number of Shares to be Issued Upon Exercise of Outstanding Options(1)	Weighted- Average Exercise Price of Outstanding Options(2)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans(3)
Plans approved by shareholders	125,192,323	$62.66	86,728,537
Plans not approved by shareholders	39,982,774	57.29	—

Total	165,175,097	$61.32	86,728,537

(1)	Includes 5,009,407 unvested restricted stock units.
(2)	Does not take into account unvested restricted stock units.
(3)	Excludes shares to be issued upon exercise of outstanding options.

Key Employee Stock Plan

The Key Employee Stock Plan, as amended and restated, provided for different types of awards. These include stock options, restricted stock shares and restricted stock units. Under the plan, ten-year options to purchase approximately 130 million shares of common stock were granted through December 31, 2002, to certain employees at the closing market price on the respective grant dates. Options granted under the plan generally vest in three or four equal annual installments. At December 31, 2003, approximately 72 million options were outstanding under this plan. No further awards may be granted under this plan.

Key Associate Stock Plan

On April 24, 2002, the shareholders approved the Key Associate Stock Plan to be effective January 1, 2003. This approval authorized and reserved 100 million shares for grant in addition to the remaining amount under the Key Employee Stock Plan as of December 31, 2002, which was approximately 17 million shares plus any shares covered by awards under the Key Employee Stock Plan that terminate, expire, lapse or are cancelled after December 31, 2002. At December 31, 2003, approximately 29 million options were outstanding under this plan. Approximately 4 million shares of restricted stock and restricted stock units were granted during 2003. These shares of restricted stock generally vest in three equal annual installments beginning one year from the grant date. The Corporation incurred restricted stock expense of $276 million, $250 million and $182 million in 2003, 2002 and 2001, respectively.

The Corporation has certain stock-based compensation plans that were not approved by its shareholders. These broad-based plans are the 2002 Associates Stock Option Plan, Take Ownership! and the Barnett Employee Stock Option Plan. Descriptions of the material features of these plans follow.

2002 Associates Stock Option Plan

The Bank of America Corporation 2002 Associates Stock Option Plan covered all employees below a specified executive grade level. Under the plan, eligible employees received a one-time award of a

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

predetermined number of options entitling them to purchase shares of the Corporation’s common stock. All options are nonqualified and have an exercise price equal to the fair market value on the date of grant. Approximately 54 million options were granted on February 1, 2002 at $61.36, the closing price for that day. The options vest as follows: 50 percent of the options become exercisable after the Corporation’s common stock closes at or above $76.36 per share for ten consecutive trading days; the remaining 50 percent of the options become exercisable after the Corporation’s common stock closes at or above $91.36 for ten consecutive trading days. During 2003, the first option vesting trigger was achieved. Regardless of the stock price, all options will be fully exercisable beginning February 1, 2006. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2003, approximately 28 million options were outstanding under this plan. The options expire on January 31, 2007.

Take Ownership!

The Bank of America Global Associate Stock Option Program (Take Ownership!) covered all employees below a specified executive grade level. Under the plan, eligible employees received an award of a predetermined number of stock options entitling them to purchase shares of the Corporation’s common stock at the fair market value on the grant date. All options are nonqualified. The options, which were granted on the first business day of 1999, 2000 and 2001, vested 25 percent on the first anniversary of the grant date, 25 percent on the second anniversary of the grant date and 50 percent on the third anniversary of the grant date. At January 2, 2004, all options issued under this plan were fully vested. These options expire five years after the grant date. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2003, approximately 12 million options were outstanding under this plan. No further awards may be granted under this plan.

Barnett Employee Stock Option Plan

Under the Barnett Employee Stock Option Plan, ten-year options to purchase a predetermined number of shares of the Corporation’s common stock were granted to all associates below a specified executive grade level in 1997. All options are nonqualified and have an exercise price equal to the fair market value on the grant date. All options issued under this plan vested. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2003, approximately 100,000 options were outstanding under this plan.

Other Plans

Under the BankAmerica 1992 Management Stock Plan, ten-year options to purchase shares of the Corporation’s common stock were granted to certain key employees in 1997 and 1998. At December 31, 2003, all options were fully vested and approximately 7 million options were outstanding under this plan. Additionally, 3 million shares of restricted stock were granted to certain key employees in 1997 and 1998. At December 31, 2003 all shares were fully vested. No further awards may be granted under this plan.

Under the BankAmerica Performance Equity Program, ten-year options to purchase shares of the Corporation’s common stock were granted to certain key employees in 1997 and 1998 in the form of market price options and premium price options. All options issued under this plan to certain persons who were employees as of the merger date vested. At December 31, 2003, approximately 11 million options were outstanding under this plan. No further awards may be granted under this plan.

Additional stock option plans assumed in connection with various acquisitions remain outstanding and are included in the following tables. No further awards may be granted under these plans.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following tables present the status of all plans at December 31, 2003, 2002 and 2001, and changes during the years then ended:

	2003		2002		2001
Employee stock options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at January 1	205,723,650	$58.19	184,550,016	$55.19	178,572,021	$54.45
Granted	30,668,395	70.05	85,835,715	61.45	53,067,079	50.45
Exercised	(66,245,921)	55.43	(49,058,178)	52.40	(28,198,630)	40.86
Forfeited	(9,980,434)	62.82	(15,603,903)	58.74	(18,890,454)	56.32

Outstanding at December 31	160,165,690	61.32	205,723,650	58.19	184,550,016	55.19

Options exercisable at December 31	83,893,186	60.04	89,575,970	59.02	94,753,943	57.94

Weighted-average fair value of options granted during the year		$13.54		$12.41		$10.36

	2003		2002		2001
Restricted stock/unit awards	Shares	Weighted- Average Grant Price	Shares	Weighted- Average Grant Price	Shares	Weighted- Average Grant Price
Outstanding unvested grants at January 1	7,839,973	$60.73	6,591,746	$58.42	7,172,546	$63.37
Granted	4,446,859	69.37	4,766,377	61.13	3,844,384	51.21
Vested	(3,848,788)	64.93	(3,381,873)	56.87	(4,223,770)	60.32
Canceled	(352,771)	65.70	(136,277)	58.95	(201,414)	57.16

Outstanding unvested grants at December 31	8,085,273	$63.27	7,839,973	$60.73	6,591,746	$58.42

The following table summarizes information about stock options outstanding at December 31, 2003:

	Outstanding Options			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2003	Weighted Average Remaining Term	Weighted-Average Exercise Price	Number Exercisable at December 31, 2003	Weighted-Average Exercise Price
$10.00–$30.00	2,011,744	1.3 years	$24.26	2,011,744	$24.26
$30.01–$46.50	2,347,238	2.5 years	36.17	2,347,238	36.17
$46.51–$65.50	110,065,848	5.2 years	57.21	63,360,192	56.63
$65.51–$99.00	45,740,860	7.3 years	74.12	16,174,012	81.30

Total	160,165,690	5.7 years	$61.32	83,893,186	$60.04

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 18—Income Taxes

The components of income tax expense for 2003, 2002 and 2001 were as follows:

(Dollars in millions)	2003	2002	2001
Current expense
Federal	$4,642	$3,386	$3,154
State	412	451	218
Foreign	260	349	338

Total current expense	5,314	4,186	3,710

Deferred (benefit) expense
Federal	(222)	(270)	(411)
State	(45)	(200)	29
Foreign	4	26	(3)

Total deferred (benefit) expense	(263)	(444)	(385)

Total income tax expense(1)	$5,051	$3,742	$3,325

(1)	Does not reflect the deferred tax effects of unrealized gains and losses on available-for-sale debt and marketable equity securities, foreign currency translation adjustments and derivatives that are included in shareholders’ equity. As a result of these tax effects, shareholders’ equity increased by $1,806 in 2003 and decreased by $1,090 and $59 in 2002 and 2001, respectively. Also does not reflect tax benefits associated with the Corporation's employee stock plans which increased shareholders' equity by $443, $251 and $80 in 2003, 2002 and 2001, respectively.

The Corporation’s current income tax expense approximates the amounts payable for those years. Deferred income tax expense represents the change in the deferred tax asset or liability and is discussed further below.

A reconciliation of the expected federal income tax expense using the federal statutory tax rate of 35 percent to the Corporation’s actual income tax expense and resulting effective tax rate for 2003, 2002 and 2001 follows:

	2003		2002		2001
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Expected federal income tax expense	$5,551	35.0%	$4,547	35.0%	$3,541	35.0%
Increase (decrease) in taxes resulting from:
Tax-exempt income	(277)	(1.8)	(278)	(2.1)	(107)	(1.1)
State tax expense, net of federal benefit	239	1.5	210	1.6	161	1.6
Goodwill amortization(1)	12	0.1	—	—	361	3.6
IRS tax settlement	(84)	(0.5)	(488)	(3.8)	—	—
Basis difference in subsidiary stock	—	—	—	—	(418)	(4.1)
Low income housing credits/other credits	(212)	(1.3)	(222)	(1.7)	(146)	(1.4)
Foreign tax differential	(50)	(0.3)	(58)	(0.4)	(63)	(0.6)
Other	(128)	(0.9)	31	0.2	(4)	(0.1)

Total income tax expense	$5,051	31.8%	$3,742	28.8%	$3,325	32.9%

(1)	Goodwill amortization included in business exit costs was $164 in 2001.

During 2002, the Corporation reached a tax settlement agreement with the Internal Revenue Service (IRS). This agreement resolved issues for numerous tax returns of the Corporation and various predecessor companies and finalized all federal income tax liabilities through 1999. As a result of the settlement,

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

reductions in income tax expense of $84 million in 2003 and $488 million in 2002 were recorded resulting from refunds received and reductions in previously accrued taxes.

Significant components of the Corporation’s deferred tax liabilities and assets at December 31, 2003 and 2002 were as follows:

	December 31
(Dollars in millions)	2003	2002
Deferred tax liabilities
Equipment lease financing	$5,321	$5,767
Intangibles	955	535
Investments	905	700
State taxes	281	310
Depreciation	246	229
Employee retirement benefits	191	250
Deferred gains and losses	189	149
Securities valuation	—	350
Available-for-sale debt securities	—	266
Other	560	511

Gross deferred tax liabilities	8,648	9,067

Deferred tax assets
Allowance for credit losses	2,421	2,661
Securities valuation	1,876	—
Accrued expenses	421	412
Employee benefits	174	77
Net operating loss carryforwards	129	315
Loan fees and expenses	85	99
Available-for-sale debt securities	46	—
Other	280	212

Gross deferred tax assets	5,432	3,776

Valuation allowance	(120)	(114)

Gross deferred tax assets, net of valuation allowance	5,312	3,662

Net deferred tax liabilities	$3,336	$5,405

The valuation allowance included in the Corporation’s deferred tax assets at December 31, 2003 and 2002 represented net operating loss carryforwards for which it is more likely than not that realization will not occur and expire in 2004 to 2009. The net change in the valuation allowance for deferred tax assets resulted from net operating losses being generated by foreign subsidiaries in 2003 where realization is not expected to occur.

At December 31, 2003 and 2002, federal income taxes had not been provided on $871 million and $770 million, respectively, of undistributed earnings of foreign subsidiaries, earned prior to 1987 and after 1997, that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $185 million and $171 million of tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would result in 2003 and 2002, respectively.

Note 19—Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for certain of the Corporation’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

The provisions of SFAS 107 do not require the disclosure of the fair value of lease financing arrangements and nonfinancial instruments, including intangible assets such as goodwill, franchise, and credit card and trust relationships.

Short-Term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed, federal funds sold and purchased, resale and repurchase agreements, commercial paper and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market.

Financial Instruments Traded in the Secondary Market

Held-to-maturity debt securities, available-for-sale debt and marketable equity securities, trading account instruments and long-term debt traded actively in the secondary market have been valued using quoted market prices. The fair values of securities and trading account instruments are reported in Notes 4 and 5 of the consolidated financial statements.

Derivative Financial Instruments

All derivatives are recognized on the balance sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange-traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The fair value of the Corporation’s derivative assets and liabilities is presented in Note 6 of the consolidated financial statements.

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

Mortgage Banking Assets

The Certificates are carried at estimated fair value based on an option-adjusted spread model that requires several key components including, but not limited to, proprietary prepayment models and term structure modeling via Monte Carlo simulation.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Deposits

The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of foreign time deposits approximates fair value. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation’s long-term relationships with depositors.

The book and fair values of certain financial instruments at December 31, 2003 and 2002 were as follows:

	December 31
	2003		2002
(Dollars in millions)	Book Value	Fair Value	Book Value	Fair Value
Financial assets
Loans	$353,924	$357,770	$322,065	$330,306
Financial liabilities
Deposits	414,113	414,379	386,458	387,166
Long-term debt(1)	75,343	79,442	61,145	64,935
Trust preferred securities(1)	—	—	6,031	6,263

(1)	Long-term debt includes long-term debt related to Trust Securities in 2003.

Note 20 – Business Segment Information

The Corporation reports the results of its operations through four business segments: Consumer and Commercial Banking, Asset Management, Global Corporate and Investment Banking and Equity Investments. Certain operating segments have been aggregated into a single business segment.

Consumer and Commercial Banking provides a diversified range of products and services to individuals and small businesses through multiple delivery channels. The segment also includes commercial lending and treasury management services primarily to middle market companies with annual revenue between $10 million and $500 million. Asset Management offers investment, fiduciary and comprehensive banking and credit expertise; asset management services to institutional clients, high-net-worth individuals and retail customers; and investment, securities and financial planning services to affluent and high-net-worth individuals. Global Corporate and Investment Banking provides capital raising solutions, advisory services, derivatives capabilities, equity and debt sales and trading for our corporate, commercial and institutional clients as well as traditional bank deposit and loan products, cash management and payment services to large corporations and institutional clients. Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages, from start-up to buyout.

Corporate Other consists primarily of certain amounts associated with the ALM process and certain consumer finance and commercial lending businesses that are being liquidated. Beginning in the first quarter of 2003, net interest income from certain results associated with the ALM process was allocated directly to the business units. Prior periods have been restated to reflect this change in methodology. In addition, compensation expense related to stock-based employee compensation plans is included in Corporate Other.

Total revenue includes net interest income on a fully taxable-equivalent basis and noninterest income. The net interest income of the business segments includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net interest income also reflects an allocation of net interest income generated by assets and liabilities used in the Corporation’s ALM process.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Segments are allocated provision for credit losses based on charge-offs and changes in their profile balances and credit risk portfolio. This adjustment was based on an estimate of the related segment’s contribution to the improvement in credit quality experienced by the Corporation.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing and item processing costs. Data processing costs are allocated to the segments based on equipment usage. Additionally, item processing costs are allocated to the segments based on the volume of items processed for each segment.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents total revenue and net income for 2003, 2002 and 2001, and total assets at December 31, 2003 and 2002 for each business segment. Certain prior period amounts have been reclassified between segments to conform to the current period presentation.

Business Segments

At and for the Year ended December 31

	Total Corporation			Consumer and Commercial Banking(1)
(Dollars in millions)	2003	2002	2001	2003	2002	2001
Net interest income (fully taxable-equivelent basis)	$22,107	$21,511	$20,633	$15,970	$15,205	$13,866
Noninterest income(2)	16,422	13,571	14,348	10,333	8,411	7,773

Total revenue	38,529	35,082	34,981	26,303	23,616	21,639
Provision for credit losses	2,839	3,697	4,287	2,062	1,806	1,580
Gains on sales of debt securities	941	630	475	12	45	3
Amortization of intangibles(3)	217	218	878	179	175	633
Other noninterest expense	19,909	18,218	19,831	12,301	11,301	10,702

Income before income taxes	16,505	13,579	10,460	11,773	10,379	8,727
Income tax expense	5,695	4,330	3,668	4,252	3,836	3,371

Net income	$10,810	$9,249	$6,792	$7,521	$6,543	$5,356

Period-end total assets	$736,445	$660,951		$386,330	$339,976

	Asset Management(1)			Global Corporate and Investment Banking(1)
(Dollars in millions)	2003	2002	2001	2003	2002	2001
Net interest income (fully taxable-equivelent basis)	$754	$752	$764	$4,825	$4,797	$4,605
Noninterest income(2)	1,880	1,626	1,734	4,108	3,880	4,890

Total revenue	2,634	2,378	2,498	8,933	8,677	9,495
Provision for credit losses	1	318	123	477	1,208	1,292
Losses on sales of debt securities	—	—	—	(14)	(97)	(45)
Amortization of intangibles(3)	6	6	57	28	32	143
Other noninterest expense	1,608	1,488	1,504	5,407	5,031	5,319

Income before income taxes	1,019	566	814	3,007	2,309	2,696
Income tax expense	349	191	295	995	748	853

Net income	$670	$375	$519	$2,012	$1,561	$1,843

Period-end total assets	$27,540	$25,645		$248,833	$220,241

	Equity Investments(1)			Corporate Other
(Dollars in millions)	2003	2002	2001	2003	2002	2001
Net interest income (fully taxable-equivelent basis)	$(160)	$(165)	$(156)	$718	$922	$1,554
Noninterest income(2)	(94)	(281)	179	195	(65)	(228)

Total revenue	(254)	(446)	23	913	857	1,326
Provision for credit losses(4)	25	7	8	274	358	1,284
Gains on sales of debt securities	—	—	—	943	682	517
Amortization of intangibles(3)	3	3	10	1	2	35
Other noninterest expense(4)	108	88	203	485	310	2,103

Income before income taxes	(390)	(544)	(198)	1,096	869	(1,579)
Income tax expense (benefit)	(141)	(213)	(79)	240	(232)	(772)

Net income	$(249)	$(331)	$(119)	$856	$1,101	$(807)

Period-end total assets	$6,251	$6,064		$67,491	$69,025

(1)	There were no material intersegment revenues among the segments.
(2)	Noninterest income in 2001 included the $83 SFAS 133 transition adjustment net loss which was recorded in trading account profits. The components of the transition adjustment by segment were a gain of $4 for Consumer and Commercial Banking, a gain of $19 for Global Corporate and Investment Banking and a loss of $106 for Corporate Other.
(3)	The Corporation adopted SFAS 142 on January 1, 2002. Accordingly, no goodwill amortization was recorded in 2003 and 2002.
(4)	Corporate Other includes exit charges consisting of provision for credit losses of $395 and noninterest expense of $1,305 related to the exit of certain consumer finance businesses in 2001.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Reconciliations of the four business segments’ revenue, net income and assets to consolidated totals follow:

	Year Ended December 31
(Dollars in millions)	2003	2002	2001
Segments’ revenue	$37,616	$34,225	$33,655
Adjustments:
Revenue associated with unassigned capital	616	669	498
ALM activities(1)	560	319	(147)
Liquidating businesses	310	481	1,383
Fully taxable-equivalent basis adjustment	(643)	(588)	(343)
SFAS 133 transition adjustment net loss	—	—	(106)
Other	(573)	(612)	(302)

Consolidated revenue	$37,886	$34,494	$34,638

Segments’ net income	$9,954	$8,148	$7,599
Adjustments, net of taxes:
Gains on sales of debt securities	643	460	332
Earnings associated with unassigned capital	420	451	320
ALM activities(1)	382	146	(103)
Liquidating businesses	(27)	23	219
Litigation expense	(150)	—	(214)
Tax settlement	—	488	—
Severance charge	—	(86)	(96)
Tax benefit associated with basis difference in subsidiary stock	—	—	267
SFAS 133 transition adjustment net loss	—	—	(68)
Provision for credit losses in excess of net charge-offs	—	—	(182)
Exit charges	—	—	(1,250)
Other	(412)	(381)	(32)

Consolidated net income	$10,810	$9,249	$6,792

	December 31
	2003	2002
Segments’ total assets	$668,954	$591,926
Adjustments:
ALM activities(1)	103,313	65,447
Securities portfolio	61,253	65,979
Liquidating businesses	6,503	9,294
Elimination of excess earning asset allocations	(144,894)	(107,746)
Other, net	41,316	36,051

Consolidated total assets	$736,445	$660,951

(1)	Includes whole mortgage loan sale gains.

The adjustments presented in the table above include consolidated income, expense and asset amounts not specifically allocated to individual business segments.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 21—Bank of America Corporation (Parent Company Only)

The following tables present the Parent Company Only financial information:

Condensed Statement of Income

	Year Ended December 31
(Dollars in millions)	2003	2002	2001
Income
Dividends from subsidiaries:
Bank subsidiaries	$8,950	$11,100	$5,000
Other subsidiaries	34	10	32
Interest from subsidiaries	610	775	1,746
Other income	2,140	1,138	1,772

Total income	11,734	13,023	8,550

Expense
Interest on borrowed funds	1,391	1,700	2,564
Noninterest expense	2,181	1,361	2,083

Total expense	3,572	3,061	4,647

Income before income tax benefit and equity in undistributed earnings of subsidiaries	8,162	9,962	3,903
Income tax benefit	461	1,154	385

Income before equity in undistributed earnings of subsidiaries	8,623	11,116	4,288
Equity in undistributed earnings of subsidiaries:
Bank subsidiaries	2,093	(1,607)	2,653
Other subsidiaries	94	(260)	(149)

Total equity in undistributed earnings (losses ) of subsidiaries	2,187	(1,867)	2,504

Net income	$10,810	$9,249	$6,792

Net income available to common shareholders	$10,806	$9,244	$6,787

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Balance Sheet

	December 31
(Dollars in millions)	2003	2002
Assets
Cash held at bank subsidiaries	$20,436	$12,844
Securities	1,441	989
Receivables from subsidiaries:
Bank subsidiaries	10,042	7,802
Other subsidiaries	15,103	16,682
Investments in subsidiaries:
Bank subsidiaries	59,085	58,662
Other subsidiaries	818	654
Other assets	13,459	8,420

Total assets	$120,384	$106,053

Liabilities and shareholders’ equity
Commercial paper and other short-term borrowings	$3,333	$453
Accrued expenses and other liabilities	7,469	3,094
Payables to subsidiaries:
Bank subsidiaries	173	193
Other subsidiaries	29	5,479
Long-term debt	61,400	46,515
Shareholders’ equity	47,980	50,319

Total liabilities and shareholders’ equity	$120,384	$106,053

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2003	2002	2001
Operating activities
Net income	$10,810	$9,249	$6,792
Reconciliation of net income to net cash provided by operating activities:
Equity in undistributed earnings (losses) of subsidiaries	(2,187)	1,867	(2,504)
Other operating activities, net	115	(2,537)	1,768

Net cash provided by operating activities	8,738	8,579	6,056

Investing activities
Net purchases of securities	(59)	(428)	(24)
Net payments to subsidiaries	(1,160)	(2,025)	(3,330)
Other investing activities, net	(1,597)	(158)	—

Net cash used in investing activities	(2,816)	(2,611)	(3,354)

Financing activities
Net increase (decrease) in commercial paper and other short-term borrowings	2,482	(7,505)	(5,154)
Proceeds from issuance of long-term debt	14,713	8,753	10,762
Retirement of long-term debt	(5,928)	(1,464)	(6,106)
Proceeds from issuance of common stock	4,207	2,632	1,121
Common stock repurchased	(9,799)	(7,466)	(4,716)
Cash dividends paid	(4,281)	(3,709)	(3,632)
Other financing activities, net	276	(338)	763

Net cash used in financing activities	1,670	(9,097)	(6,962)

Net increase (decrease) in cash held at bank subsidiaries	7,592	(3,129)	(4,260)
Cash held at bank subsidiaries at January 1	12,844	15,973	20,233

Cash held at bank subsidiaries at December 31	$20,436	$12,844	$15,973

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 22—Performance by Geographic Area

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

		At December 31	For the Year Ended December 31
(Dollars in millions)	Year	Total Assets(1)	Total Revenue(2)	Income (Loss) Before Income Taxes		Net Income (Loss)
Domestic(3)	2003 2002 2001	$680,843 610,731 570,029	$36,267 32,645 32,301	$15,703 13,268 9,572		$10,676 9,374 6,404

Asia	2003 2002 2001	22,468 18,654 17,382	467 720 892	125 293 383		101 205 259

Europe, Middle East and Africa	2003 2002 2001	30,107 27,304 28,172	1,037 989 1,211	187 (159 395)		131 (76 269)

Latin America and the Caribbean	2003 2002 2001	3,027 4,262 6,778	115 140 234	(154 (411 (233	) ) )	(98 (254 (140	) ) )

Total Foreign	2003 2002 2001	55,602 50,220 52,332	1,619 1,849 2,337	158 (277 545)		134 (125 388)

Total Consolidated	2003 2002 2001	$736,445 660,951 622,361	$37,886 34,494 34,638	$15,861 12,991 10,117		$10,810 9,249 6,792

(1)	Total assets includes long-lived assets, which are primarily located in the U.S.
(2)	There were no material intercompany revenues between geographic regions for any of the periods presented.
(3)	Includes the Corporation's Canadian operations, which had total assets of $2,799, $2,666 and $2,849 at December 31, 2003, 2002 and 2001, respectively; total revenues of $96, $96 and $121; income before income taxes of $60, $111 and $4; and net income of $12, $83 and $0.3 for the years ended December 31, 2003, 2002 and 2001, respectively.